UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

CAESARS ACQUISITION COMPANY

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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June 23, 2017

Dear Caesars Entertainment Corporation Stockholders and Caesars Acquisition Company Stockholders:

Caesars Entertainment Corporation (“CEC”) and Caesars Acquisition Company (“CAC”) have entered into the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017 (as amended, the “Merger Agreement”), under which CAC will merge with and into CEC, with CEC as the surviving company (the “Merger”). If the Merger is completed, each share of Class A common stock, par value $0.001 per share, of CAC (“CAC Common Stock”) issued and outstanding immediately prior to the effective time of the Merger will be converted into, and become exchangeable for, that number of shares of common stock, par value $0.01 per share, of CEC (“CEC Common Stock”) equal to 1.625 (the “Exchange Ratio”). Based on the number of shares of CEC Common Stock and CAC Common Stock issued and outstanding as of March 31, 2017, CAC stockholders are expected to receive approximately 32.1% of the outstanding shares of CEC Common Stock, after giving effect to the Emergence Stock Issuance (as defined below) and assuming completion of $1.0 billion of the CEC Common Equity Buyback (as defined below). The shares of CAC Common Stock are traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “CACQ” and the shares of CEC Common Stock are traded on NASDAQ under the symbol “CZR.”

Each of CEC and CAC will be holding a special meeting for CEC stockholders and CAC stockholders, respectively, to vote on certain matters in connection with the proposed Merger.

CEC stockholders are cordially invited to attend a special meeting of CEC stockholders (the “CEC Special Meeting”) to be held on July 25, 2017, in the Classico Chapel at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada, at 8:00 a.m., Pacific Time. At the CEC Special Meeting, CEC stockholders will be asked to (1) adopt the Merger Agreement and approve the Merger, (2) approve the issuance of shares of CEC Common Stock to CAC stockholders in the Merger (the “Merger Stock Issuance”), (3) approve the issuance of shares of CEC Common Stock to creditors of Caesars Entertainment Operating Company, Inc. and certain of its subsidiaries (collectively, the “Debtors”) in connection with the emergence (the “Emergence”) of the Debtors from Chapter 11 of the United States Bankruptcy Code (the “Emergence Stock Issuance”), (4) approve the issuance of shares of CEC Common Stock (the “Convertible Notes Stock Issuance” and, together with the Merger Stock Issuance and the Emergence Stock Issuance, the “Stock Issuances”) under the approximately $1.1 billion of 5.00% Convertible Senior Notes due 2024 to be issued by CEC to certain creditors of the Debtors in connection with the Emergence (the “Convertible Notes”), (5) approve, on a non-binding, advisory basis, the Merger-related compensation for CEC’s named executive officers and certain of CAC’s named executive officers (the “CEC Advisory Compensation Proposal”), (6) approve an amendment to CEC’s certificate of incorporation to increase the number of authorized shares of common stock from 1,250,000,000 shares of CEC Common Stock to 2,000,000,000 shares of CEC Common Stock (the “Authorized Shares Proposal”), (7) approve an amendment to CEC’s certificate of incorporation to allow for cumulative voting in the election of individuals to the CEC board of directors (the “Cumulative Voting Proposal”), (8) approve an amendment to CEC’s certificate of incorporation to implement, over a number of years, the declassification of the CEC board of directors (the “Board Declassification Proposal”), (9) approve the CEC 2017 Performance Incentive Plan (the “CEC 2017 PIP”) (the “CEC 2017 PIP Proposal”) and (10) approve an adjournment of the CEC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve Proposals 1 through 9.

CAC stockholders are cordially invited to attend a special meeting of CAC stockholders (the “CAC Special Meeting”) to be held on July 25, 2017, in the Classico Chapel at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada, at 10:00 a.m., Pacific Time. At the CAC Special Meeting, CAC stockholders will be asked to (1) adopt the Merger Agreement and approve the Merger and (2) approve an adjournment of the CAC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve Proposal 1.

The boards of directors of CEC and CAC unanimously approved the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of CEC and its stockholders and CAC and its stockholders, respectively. The CEC board of directors unanimously recommends that CEC stockholders vote “FOR” each of Proposals 1-10, and the CAC board of directors unanimously recommends that CAC stockholders vote “FOR” each of Proposals 1 and 2, in each case, as described above and beginning on page 242 in the accompanying joint proxy statement/prospectus.

As of June 13, 2017, approximately 58.8% of the CEC Common Stock was beneficially owned by Hamlet Holdings LLC (“Hamlet Holdings”), the members of which are comprised of three individuals affiliated with affiliates of Apollo Global Management, LLC (collectively with its subsidiaries, “Apollo”) and two individuals affiliated with affiliates of TPG Global, LLC (together with its affiliates, “TPG,” and, together with Apollo, the “Sponsors”), and approximately 64.8% of the CAC Common Stock was beneficially owned by Hamlet Holdings, in each case pursuant to an irrevocable proxy that grants Hamlet Holdings sole voting and sole dispositive power of the stock that is held by funds affiliated with and controlled by the Sponsors and their co-investors. Pursuant to the terms and conditions in certain voting agreements, Hamlet Holdings has agreed with CEC and CAC to vote in favor of adopting the Merger Agreement, approving the Merger and approving any other proposal that would reasonably be expected to facilitate the timely completion of the Merger. As a result, adoption of the Merger Agreement and approval of the Merger, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal, and the Cumulative Voting Proposal by the stockholders of CEC and the stockholders of CAC, as applicable, are expected, subject to the terms of the voting agreements, as described in the accompanying joint proxy statement/prospectus.

The accompanying joint proxy statement/prospectus provides important information regarding the special meetings and a detailed description of the Merger Agreement, the Merger and the matters to be presented at the special meetings. We urge you to read the accompanying joint proxy statement/prospectus (and any documents incorporated by reference into the accompanying joint proxy statement/prospectus) carefully and in their entirety. Please pay particular attention to the section entitled “Risk Factors,” beginning on page 74 of the accompanying joint proxy statement/prospectus, for a discussion of the risks you should consider in evaluating the proposed transactions and how they will affect you.

We hope to see you at the special meetings and look forward to the successful completion of the Merger.

Sincerely,

Gary Loveman	Mitch Garber
Chairman of the Board	President and Chief Executive Officer
Caesars Entertainment Corporation	Caesars Acquisition Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated June 23, 2017, and is first being mailed to CEC stockholders and CAC stockholders on or about June 23, 2017.

ADDITIONAL INFORMATION

The accompanying document is the joint proxy statement/prospectus of CEC and CAC for the CEC Special Meeting and the CAC Special Meeting and the prospectus of CEC for its shares of CEC Common Stock to be issued to CAC stockholders as consideration in the Merger. This joint proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits to the registration statement to which the accompanying joint proxy statement/prospectus relates. The accompanying joint proxy statement/prospectus incorporates important business and financial information about CAC from documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference into the accompanying joint proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from CAC at the following address and telephone number:

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: Corporate Secretary

Telephone: (702) 407-6000

In addition, if you have questions about the Merger or the accompanying joint proxy statement/prospectus or would like additional copies of the accompanying joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact (1) Innisfree M&A Incorporated, the proxy solicitor for CEC, toll-free (for shareholders) at (888) 750-5834, or collect (for brokers and banks) at (212) 750-5833, if you are a CEC stockholder, or (2) MacKenzie Partners, Inc., the proxy solicitor for CAC, toll-free (for stockholders) at (800) 322-2885 or collect (for brokers and banks) at (212) 929-5500, if you are a CAC stockholder. You will not be charged for any of these documents that you request.

If you would like to request documents, please do so no later than five business days before the date of the CEC Special Meeting and CAC Special Meeting (which meetings are to be held on July 25, 2017) to ensure timely delivery.

See “Where You Can Find More Information” in the accompanying joint proxy statement/prospectus for further information regarding the information incorporated by reference in the accompanying joint proxy statement/prospectus and how you may obtain it.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

CAESARS ACQUISITION COMPANY

TO BE HELD ON JULY 25, 2017

To the Stockholders of Caesars Acquisition Company:

A special meeting of stockholders of Caesars Acquisition Company, a Delaware corporation (“CAC”), will be held on July 25, 2017, in the Classico Chapel at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada, at 10:00 a.m., Pacific Time (the “CAC Special Meeting”) to consider and vote on the following proposals:

1.	to adopt the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between Caesars Entertainment Corporation, a Delaware corporation (“CEC”) and CAC, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017 (as amended, the “Merger Agreement”), pursuant to which, among other things, CAC will merge with and into CEC (the “Merger”), with CEC as the surviving company, and approve the Merger (a copy of the Merger Agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice); and

2.	to approve the adjournment of the CAC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement and approve the Merger at the time of the CAC Special Meeting.

The CAC board of directors has fixed the close of business on June 19, 2017 as the record date for determination of the stockholders entitled to vote at the CAC Special Meeting or any adjournment or postponement of the CAC Special Meeting. Only stockholders of record on the record date are entitled to notice of, and to vote at, the CAC Special Meeting or any adjournment or postponement of the CAC Special Meeting. A complete list of stockholders entitled to vote at the CAC Special Meeting will be available for a period of ten days prior to the CAC Special Meeting at the offices of CAC, located at One Caesars Palace Drive, Las Vegas, Nevada 89109 for inspection by any stockholder, for any purpose germane to the CAC Special Meeting, during usual business hours. The stockholder list also will be available at the CAC Special Meeting for examination by any stockholder present at the CAC Special Meeting. In accordance with CAC’s by-laws, if a quorum is not present in person or represented at the CAC Special Meeting, the CAC Special Meeting may be adjourned by the presiding person of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy.

If you hold shares of Class A common stock, par value $0.001 per share, of CAC (“CAC Common Stock”) in your name on the record date, you are required to provide valid picture identification, such as a driver’s license, to gain admission to the CAC Special Meeting.

If you are a beneficial owner of CAC Common Stock held in “street name,” meaning that your shares are held by a broker, bank, nominee or other holder of record, at the record date, in addition to valid picture identification, you must provide proof of ownership at the record date to be admitted to the CAC Special Meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of CAC Common Stock held in “street name” in person at the CAC Special Meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

Adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of holders of a majority of the outstanding shares of CAC Common Stock entitled to vote at the CAC Special Meeting. Approval of the adjournment of the CAC Special Meeting (as specified) requires the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the meeting and entitled to vote. As of the record date, each holder of CAC Common Stock is entitled to one vote per share. After consideration and consultation with its advisors and considering the recommendation from the independent committee of the CAC board of directors, the CAC board of directors unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of CAC and CAC’s stockholders and unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The CAC board of directors unanimously recommends that the CAC stockholders vote “FOR” Proposals 1 and 2 at the time of the CAC Special Meeting.

As of June 13, 2017, Hamlet Holdings LLC (“Hamlet Holdings”), the members of which are comprised of three individuals affiliated with affiliates of Apollo Global Management, LLC (collectively with its subsidiaries, “Apollo”) and two individuals affiliated with affiliates of TPG Global, LLC (together with its affiliates, “TPG,” and, together with Apollo, the “Sponsors”), beneficially owned approximately 64.8% of the CAC Common Stock pursuant to an irrevocable proxy that grants Hamlet Holdings sole voting and sole dispositive power of the stock that is held by funds affiliated with and controlled by the Sponsors and their co-investors. Pursuant to the terms and conditions in a voting agreement with CEC, Hamlet Holdings has agreed with CEC to vote its shares of CAC Common Stock in favor of adopting the Merger Agreement, approving the Merger and approving any other proposal that would reasonably be expected to facilitate the timely completion of the Merger. As a result, adoption of the Merger Agreement and approval of the Merger by the CAC stockholders are expected, subject to the terms and conditions of such voting agreement, as described in the accompanying joint proxy statement/prospectus.

By order of the Board of Directors,

Michael Cohen

Corporate Secretary

Las Vegas, Nevada

June 23, 2017

WHETHER OR NOT YOU EXPECT TO ATTEND THE CAC SPECIAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY SIGNING, DATING AND MARKING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE CAC SPECIAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON, YOU MAY DO SO AT ANY TIME PRIOR TO YOUR PROXY BEING EXERCISED. YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE THE CAC SPECIAL MEETING. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, NOMINEE OR OTHER RECORD HOLDER, PLEASE FOLLOW THE INSTRUCTIONS ON THE VOTING INSTRUCTION FORM FURNISHED TO YOU BY SUCH RECORD HOLDER.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the Merger Agreement, the Merger, the CAC Special Meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your shares of CAC Common Stock, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Stockholders May Call Toll-Free: (800) 322-2885

Bank and Brokers May Call Collect: (212) 929-5500

or

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attn: Corporate Secretary

Telephone: (702) 407-6000

Page
Questions and Answers About the Merger and the Matters to be Addressed at the Special Meetings	1
Summary	16
Selected Historical Consolidated Financial Data of CEC	48
Selected Historical Consolidated Financial Data of CEOC	50
Selected Historical Financial Data of CAC	51
Comparative Per Share Market Price and Dividend Information	53
CEC Unaudited Consolidated Condensed Pro Forma Financial Statements	55
Comparative Historical and Unaudited Pro Forma Per Share Data	71
Pro Forma Contractual Obligations and Commitments	73
Risk Factors	74
Cautionary Statement Regarding Forward-Looking Statements	108
The Companies	111
The CEOC Restructuring	216
Special Meeting of Stockholders of CEC	229
Special Meeting of Stockholders of CAC	236
CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger	242
CEC Proposal 2: Approval of the Merger Stock Issuance	337
CEC Proposal 3: Approval of the Emergence Stock Issuance	338
CEC Proposal 4: Approval of the Convertible Notes Stock Issuance	339
CEC Proposal 5: Advisory Vote on Merger-Related Compensation for CEC Named Executive Officers and Certain CAC Named Executive Officers	340
CEC Proposal 6: Approval of an Amendment to CEC’s Certificate of Incorporation to Increase Authorized Stock	344
CEC Proposal 7: Approval of an Amendment to CEC’s Certificate of Incorporation to Allow for Cumulative Voting in the Election of Individuals to the CEC Board of Directors	345
CEC Proposal 8: Approval of an Amendment to CEC’s Certificate of Incorporation to Implement the Declassification of the CEC Board of Directors	346
CEC Proposal 9: Approval of the CEC 2017 Performance Incentive Plan	348
CEC Proposal 10: Adjournment of CEC Special Meeting	360
CAC Proposal 2: Adjournment of CAC Special Meeting	361
The Merger Agreement	362
The Voting Agreements	376
Interests of Certain Persons in the Merger	378
Certain Beneficial Owners of CEC Common Stock	390
Certain Beneficial Owners of CAC Common Stock	394
Certain Governance Matters Following the Merger	397
Description of CEC Capital Stock	401
Comparison of Stockholder Rights	405
Legal Matters	411
Tax Opinions	411
Experts	411
Where You Can Find More Information	412
Glossary of Terms	414
Index to Financial Statements	F-1

Annexes
Annex A: Merger Agreement	A-1
Annex B: Voting Agreements	B-1
Annex C: Opinion of Financial Advisor to the CEC SAC	C-1
Annex D: Opinion of Financial Advisor to the CAC Special Committee	D-1
Annex E: Amendment to Certificate of Incorporation of CEC (Authorized Shares)	E-1
Annex F: Amendment to Certificate of Incorporation of CEC (Cumulative Voting)	F-1
Annex G: Amendment to Certificate of Incorporation of CEC (Board Declassification)	G-1
Annex H: CEC 2017 Performance Incentive Plan	H-1
Annex I: Plan of Reorganization	I-1

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MATTERS

TO BE ADDRESSED AT THE SPECIAL MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger (as defined below) and the matters to be addressed at the special meetings. These questions and answers may not address all questions that may be important to you as a stockholder. To better understand these matters, and for a description of the terms and conditions governing the Merger, you should carefully read this entire joint proxy statement/prospectus, including the attached annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information,” beginning on page 412, for additional information. All references in this joint proxy statement/prospectus to “CAC” refer to Caesars Acquisition Company, a Delaware corporation; all references to “CEC” refer to Caesars Entertainment Corporation, a Delaware corporation; all references to “New CEC” or “New Caesars Entertainment Corporation” refer to CEC as the surviving company after giving effect to the Merger and the Restructuring (as defined below); all references to the “Merger Agreement” refer to the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between CEC and CAC, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017, a copy of which is attached as Annex A to this joint proxy statement/prospectus; all references to the “Amendment” refer solely to such First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017; all references to the “A&R Merger Agreement” refer solely to the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between CEC and CAC; and all references to the “Merger” refer to the merger of CAC with and into CEC, with CEC as the surviving company, pursuant to the Merger Agreement.

Q:	Why am I receiving this document?

A:	Pursuant to the Merger Agreement, CEC and CAC agreed to a stock-for-stock merger, pursuant to which, among other things, CAC will merge with and into CEC, with CEC as the surviving company (which, after giving effect to the Merger and the Restructuring, is referred to in this joint proxy statement/prospectus as “New Caesars Entertainment Corporation” or “New CEC”). In addition, pursuant to the First Amended and Restated Restructuring Support, Settlement and Contribution Agreement, dated July 9, 2016 (the “CEC/CEOC RSA”), between CEC and Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), CEC agreed to issue CEC common stock, par value $0.01 per share (“CEC Common Stock”), and approximately $1.1 billion of 5.00% Convertible Senior Notes due 2024 convertible into CEC Common Stock (the “Convertible Notes”) to creditors of CEOC and certain of its subsidiaries (collectively, the “Debtors”) in connection with the Debtors’ emergence from Chapter 11 of the United States Bankruptcy Code (the “Emergence”) and in accordance with the Debtors’ Third Amended Joint Plan of Reorganization filed on January 13, 2017, at Docket No. 6318, with all supplements and amendments thereto (as confirmed by the Bankruptcy Court (as defined below), the “Plan”).

CEC is holding a special meeting of CEC stockholders (the “CEC Special Meeting”) to obtain the stockholder approval necessary to (1) adopt the Merger Agreement and approve the Merger, (2) approve the issuance of shares of CEC Common Stock to CAC stockholders as consideration in the Merger (the “Merger Stock Issuance”), (3) approve the issuance of shares of CEC Common Stock to creditors of the Debtors in connection with the Emergence (the “Emergence Stock Issuance”), (4) approve the issuance of shares of CEC Common Stock under the Convertible Notes to be issued to certain creditors of the Debtors in connection with the Emergence (the “Convertible Notes Stock Issuance” and, together with the Merger Stock Issuance and the Emergence Stock Issuance, the “Stock Issuances”), (5) approve, on a non-binding, advisory basis, the Merger-related compensation for CEC’s named executive officers and certain of CAC’s named executive officers (the “CEC Advisory Compensation Proposal”), (6) approve an amendment to CEC’s certificate of incorporation to increase the number of authorized shares of CEC Common Stock from 1,250,000,000 shares of CEC Common Stock to 2,000,000,000 shares of CEC Common Stock (the “Authorized Shares Proposal”), (7) approve an amendment to CEC’s certificate of incorporation to allow for cumulative voting in the election of individuals to the CEC board of directors (the “Cumulative Voting

Proposal”), (8) approve an amendment to CEC’s certificate of incorporation to implement, over a number of years, the declassification of the CEC board of directors (the “Board Declassification Proposal”) and (9) approve the CEC 2017 Performance Incentive Plan (the “CEC 2017 PIP”) (the “CEC 2017 PIP Proposal”).

CAC is holding a special meeting of CAC stockholders (the “CAC Special Meeting”) to obtain the stockholder approval necessary to adopt the Merger Agreement and approve the Merger.

This joint proxy statement/prospectus includes important information about the Merger, the Merger Agreement, the Stock Issuances, the Merger-related compensation of CEC’s named executive officers and certain of CAC’s named executive officers, the amendments to CEC’s certificate of incorporation and the CEC 2017 PIP.

Q:	What will CAC stockholders receive in the Merger?

A:	If the Merger is completed, each share of Class A common stock, par value $0.001 per share, of CAC (“CAC Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Merger Effective Time”) will be converted into, and become exchangeable for, that number of shares of CEC Common Stock equal to 1.625 (the “Exchange Ratio”). Based on the number of shares of CEC Common Stock and CAC Common Stock issued and outstanding as of March 31, 2017, CAC stockholders are expected to receive approximately 32.1% of the outstanding shares of CEC Common Stock, after giving effect to the Emergence Stock Issuance and assuming completion of $1.0 billion of the CEC Common Equity Buyback (as defined below). No fractional shares of CEC Common Stock will be issued in the Merger. In lieu of issuance of any such fractional shares that would otherwise be issuable to a holder of CAC Common Stock (after aggregating all fractional shares of CEC Common Stock which such holder would otherwise receive), such fractional shares will be rounded up (if equal to or greater than one-half of a share) or down (if less than one-half of a share) to the nearest whole number of shares of CEC Common Stock.

Based on the $9.20 closing price of a share of CEC Common Stock on the NASDAQ Global Select Market (“NASDAQ”) on February 17, 2017, the last trading day before the public announcement of the Amendment, the merger consideration represented approximately $14.95 in value for each share of CAC Common Stock. Based on the $12.75 closing price of a share of CEC Common Stock on NASDAQ on June 13, 2017, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, the merger consideration represented approximately $20.72 in value for each share of CAC Common Stock. The implied value was calculated by multiplying the closing price of a share of CEC Common Stock on the relevant date by the Exchange Ratio. Because CEC will issue a fixed number of shares of CEC Common Stock in exchange for each share of CAC Common Stock, the value of the merger consideration that CAC stockholders will receive in the Merger will depend on the market price of shares of CEC Common Stock at the time the Merger is completed. The market price of shares of CEC Common Stock when CAC stockholders receive those shares after the Merger is completed could be greater than, less than or the same as the market price of shares of CEC Common Stock on the date of this joint proxy statement/prospectus or at the time of the CAC Special Meeting.

Q:	What are CEC stockholders being asked to vote on?

A:	CEC stockholders are being asked to consider and vote on the following proposals:

1.	to adopt the Merger Agreement, pursuant to which, among other things, CAC will merge with and into CEC, with CEC as the surviving company, and approve the Merger;

2.	to approve the Merger Stock Issuance;

3.	to approve the Emergence Stock Issuance;

4.	to approve the Convertible Notes Stock Issuance;

5.	to approve the CEC Advisory Compensation Proposal;

6.	to approve the Authorized Shares Proposal;

7.	to approve the Cumulative Voting Proposal;

8.	to approve the Board Declassification Proposal;

9.	to approve the CEC 2017 PIP Proposal; and

10.	to approve the adjournment of the CEC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement and approve the Merger, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal, the Cumulative Voting Proposal, the Board Declassification Proposal and the CEC 2017 PIP Proposal at the time of the CEC Special Meeting.

As of June 13, 2017, Hamlet Holdings LLC (“Hamlet Holdings”), the members of which are comprised of three individuals affiliated with affiliates of Apollo Global Management, LLC (collectively with its subsidiaries, “Apollo”) and two individuals affiliated with affiliates of TPG Global, LLC (together with its affiliates, “TPG,” and, together with Apollo, the “Sponsors”), beneficially owned approximately 58.8% of the CEC Common Stock pursuant to an irrevocable proxy (the “CEC Irrevocable Proxy”) that grants Hamlet Holdings sole voting and sole dispositive power of the stock that is held by funds affiliated with and controlled by the Sponsors and their co-investors. Pursuant to the terms and conditions of the CAC Voting Agreement (as defined below), Hamlet Holdings has agreed with CAC to vote its shares of CEC Common Stock in favor of adopting the Merger Agreement, approving the Merger, and approving any other proposal that would reasonably be expected to facilitate the timely completion of the Merger. As a result, adoption of the Merger Agreement and approval of the Merger, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal and the Cumulative Voting Proposal by the CEC stockholders are expected, subject to the terms and conditions of the CAC Voting Agreement, as further described in the section entitled “The Voting Agreements—The CAC Voting Agreement” beginning on page 376.

Q:	What are CAC stockholders being asked to vote on?

A:	CAC stockholders are being asked to consider and vote on the following proposals:

1.	to adopt the Merger Agreement, pursuant to which, among other things, CAC will merge with and into CEC, with CEC as the surviving company, and approve the Merger; and

2.	to approve the adjournment of the CAC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement and approve the Merger at the time of the CAC Special Meeting.

As of June 13, 2017, Hamlet Holdings beneficially owned approximately 64.8% of the CAC Common Stock pursuant to an irrevocable proxy (the “CAC Irrevocable Proxy” and, together with the CEC Irrevocable Proxy, the “Irrevocable Proxies”) that grants Hamlet Holdings sole voting and sole dispositive power of the stock that is held by funds affiliated with and controlled by the Sponsors and their co-investors. Pursuant to the terms and conditions in the CEC Voting Agreement (as defined below), Hamlet Holdings has agreed with CEC to vote its shares of CAC Common Stock in favor of adopting the Merger Agreement, approving the Merger and approving any other proposal that would reasonably be expected to facilitate the timely completion of the Merger. As a result, adoption of the Merger Agreement and approval of the Merger are expected, subject to the terms and conditions of the CEC Voting Agreement, as further described in the section entitled “The Voting Agreements—The CEC Voting Agreement” beginning on page 376.

Q:	What constitutes a quorum for the CEC Special Meeting?

A:	The presence at the CEC Special Meeting, in person or by proxy of the holders of a majority of the outstanding shares of CEC Common Stock as of the record date constitutes a quorum at the CEC Special Meeting. For the purpose of determining the presence of a quorum, abstentions will be deemed present but broker non-votes will not be deemed present. Pursuant to the terms and conditions in the CAC Voting Agreement, Hamlet Holdings has agreed with CAC to vote its shares of CEC Common Stock in favor of adopting the Merger Agreement, approving the Merger and approving any other proposal that would reasonably be expected to facilitate the timely completion of the Merger. As a result, a quorum is expected.

Q:	What CEC stockholder vote is required for the approval of each proposal at the CEC Special Meeting, and what happens if I abstain or do not instruct my broker on how to vote my shares?

A:	The following are the vote requirements for the proposals:

1.	Proposals 1, 6 and 7: The affirmative vote of holders of a majority of the outstanding shares of CEC Common Stock entitled to vote is required to adopt the Merger Agreement and approve the Merger, to approve the Authorized Shares Proposal and to approve the Cumulative Voting Proposal. Accordingly, a CEC stockholder’s abstention from voting, the failure of CEC stockholders who hold their shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a CEC stockholder’s other failure to vote will have the same effect as a vote “AGAINST” these proposals.

2.	Proposals 2, 3, 4, 5, 9 and 10: The affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the CEC Special Meeting and entitled to vote is required to approve each Stock Issuance, the CEC Advisory Compensation Proposal, the CEC 2017 PIP Proposal or an adjournment of the CEC Special Meeting, if necessary. An abstention is not considered a vote cast. Accordingly, assuming a quorum is present, a CEC stockholder’s abstention from voting, the failure of CEC stockholders who hold their shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a CEC stockholder’s other failure to vote will have no effect on the outcome of any vote to approve each Stock Issuance, the CEC Advisory Compensation Proposal, the CEC 2017 PIP Proposal or an adjournment of the CEC Special Meeting, if necessary.

3.	Proposal 8: The affirmative vote of holders of two-thirds (2/3) of the outstanding shares of CEC Common Stock entitled to vote at the CEC Special Meeting is required to approve the Board Declassification Proposal. Accordingly, a CEC stockholder’s abstention from voting, the failure of CEC stockholders who hold their shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a CEC stockholder’s other failure to vote will have the same effect as a vote “AGAINST” this proposal.

Firms that hold shares in “street name” for beneficial owners may, to the extent that those beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals that are considered routine proposals. This results in broker non-votes on non-discretionary proposals. CEC believes that Proposal 10 regarding adjournment of the meeting (as specified) is routine, and Proposals 1 through 9 are non-discretionary. Member brokerage firms that do not receive instructions from their clients as to non-discretionary proposals cannot vote on the non-discretionary proposals.

Q:	What constitutes a quorum for the CAC Special Meeting?

A:

The presence at the CAC Special Meeting, in person or by proxy of the holders of a majority of the outstanding shares of CAC Common Stock as of the record date constitutes a quorum at the CAC Special Meeting. Abstentions will be deemed present for the purpose of determining the presence of a quorum, but broker non-votes will not be deemed present for such purposes. Pursuant to the terms and conditions in the CEC Voting Agreement, Hamlet Holdings has agreed with CEC to vote its shares of CAC Common Stock in favor of adopting the Merger Agreement, approving the Merger and approving any other proposal that would reasonably be expected to facilitate the timely completion of the Merger. As a result, a quorum is expected.

Q:	What CAC stockholder vote is required for the approval of each proposal at the CAC Special Meeting, and what happens if I abstain or do not instruct my broker on how to vote my shares?

A:	The following are the vote requirements for the proposals:

1.	Proposal 1: The affirmative vote of holders of a majority of the outstanding shares of CAC Common Stock entitled to vote is required to adopt the Merger Agreement and approve the Merger. Abstentions and broker non-votes on this proposal will have the same effect as votes “AGAINST” this proposal.

2.	Proposal 2: The affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the meeting and entitled to vote is required to approve the adjournment of the meeting (as specified). Accordingly, abstentions and broker non-votes will not have any legal effect on this proposal. Brokers are authorized to vote on the adjournment of the meeting (as specified) and thus broker non-votes are not expected to occur on this proposal.

Firms that hold shares in “street name” for beneficial owners may, to the extent that those beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals that are considered routine proposals. This results in broker non-votes on non-discretionary proposals. CAC believes that Proposal 2 regarding adjournment of the meeting (as specified) is routine, and Proposal 1 is non-discretionary. Member brokerage firms that do not receive instructions from their clients as to non-discretionary proposals cannot vote on the non-discretionary proposals.

Q:	How does the CEC board of directors recommend that CEC stockholders vote?

A:	The CEC board of directors unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of CEC and CEC’s stockholders and unanimously approved and declared advisable the Merger Agreement, the Merger, the Stock Issuances and the other transactions contemplated by the Merger Agreement, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal, the Cumulative Voting Proposal, the Board Declassification Proposal and the CEC 2017 PIP Proposal. The CEC board of directors unanimously recommends that CEC stockholders vote (i) “FOR” the adoption of the Merger Agreement and approval of the Merger (Proposal 1), (ii) “FOR” the Merger Stock Issuance (Proposal 2), (iii) “FOR” the Emergence Stock Issuance (Proposal 3), (iv) “FOR” the Convertible Notes Stock Issuance (Proposal 4), (v) “FOR” the CEC Advisory Compensation Proposal (Proposal 5), (vi) “FOR” the Authorized Shares Proposal (Proposal 6), (vii) “FOR” the Cumulative Voting Proposal (Proposal 7), (viii) “FOR” the Board Declassification Proposal (Proposal 8), (ix) “FOR” the CEC 2017 PIP Proposal (Proposal 9) and (x) “FOR” the adjournment of the CEC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement and approve the Merger, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal, the Cumulative Voting Proposal, the Board Declassification Proposal and the CEC 2017 PIP at the time of the CEC Special Meeting (Proposal 10).

Q:	How does the CAC board of directors recommend that the CAC stockholders vote?

A:

The CAC board of directors unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of CAC and CAC’s stockholders and unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The CAC board of directors unanimously recommends that CAC stockholders vote (1) “FOR” the adoption of the Merger Agreement and approval of the Merger (Proposal 1) and (2) “FOR” the adjournment of the CAC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement and approve the Merger at the time of the CAC Special Meeting (Proposal 2).

Q:	Who is entitled to vote at the CEC Special Meeting, and how many votes does each holder of CEC Common Stock have?

A:	All holders of CEC Common Stock who held shares at the record date for the CEC Special Meeting, the close of business on June 19, 2017 (the “CEC record date”), are entitled to receive notice of, and to vote at, the CEC Special Meeting, provided that those shares remain outstanding on the date of the CEC Special Meeting. As of the close of business on June 19, 2017, there were 149,079,231 shares of CEC Common Stock outstanding. Each holder of CEC Common Stock is entitled to one vote for each share of CEC Common Stock owned at the record date.

CEC determined that it was impracticable to give 20 business days’ advance notice of the CEC record date to brokers, dealers, voting trustees, banks, associations and other entities that exercise fiduciary powers in nominee names or otherwise (“nominee holders”) due to the timing of certain gaming regulatory reviews that require the CEC Special Meeting to be held before August. Thus, as permitted by Exchange Act Rule 14a-13(a)(3)(i), CEC provided less than 20 business days advance notice of the CEC record date to the nominee holders. CEC confirmed that copies of proxy soliciting materials were provided to all nominee holders of shares of CEC Common Stock.

Q:	Who is entitled to vote at the CAC Special Meeting, and how many votes does each holder of CAC Common Stock have?

A:	All holders of CAC Common Stock who held shares at the record date for the CAC Special Meeting, the close of business on June 19, 2017 (the “CAC record date,” and generally with the CEC record date, the “record date”), are entitled to receive notice of, and to vote at, the CAC Special Meeting, provided that those shares remain outstanding on the date of the CAC Special Meeting. As of the close of business on June 19, 2017, there were 138,932,138 shares of CAC Common Stock outstanding. Each holder of CAC Common Stock is entitled to one vote for each share of CAC Common Stock owned at the record date.

CAC determined that it was impracticable to give 20 business days’ advance notice of the CAC record date to nominee holders due to the timing of certain gaming regulatory reviews that require the CAC Special Meeting to be held before August. Thus, as permitted by Exchange Act Rule 14a-13(a)(3)(i), CAC provided less than 20 business days advance notice of the CAC record date to the nominee holders. CAC confirmed that copies of proxy soliciting materials were provided to all nominee holders of shares of CAC Common Stock.

Q:	What if I hold shares in both CEC and CAC?

A:	If you are both a CEC stockholder and a CAC stockholder, you will receive this joint proxy statement/prospectus from each company. A vote as a CEC stockholder for the adoption of the Merger Agreement or the approval of the Merger, any of the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal, the Cumulative Voting Proposal, the Board Declassification Proposal or the CEC 2017 PIP Proposal will not constitute a vote as a CAC stockholder to adopt the Merger Agreement or approve the Merger or any other matter, and vice versa.

Q:	Who is the exchange agent for the Merger?

A:	Computershare Inc. and Computershare Trust Company, N.A. are, collectively, the exchange agent for the Merger (collectively, the “Exchange Agent”).

Q:	Who is the transfer agent for CEC?

A:	Computershare Trust Company, N.A. is the transfer agent for CEC (in this capacity, the “Transfer Agent”).

Q:	How do I vote?

A:	Via the Internet or by Telephone

If you hold CEC Common Stock or CAC Common Stock directly in your name as a stockholder of record (that is, if your shares of CEC Common Stock or CAC Common Stock are registered in your name with the Transfer Agent), you may vote via the Internet at www.proxyvote.com or by telephone by calling the toll-free number on the back of your proxy card. Votes submitted via the Internet or by telephone must be received by 11:59 p.m. (Pacific Time) on July 24, 2017.

If you hold CEC Common Stock or CAC Common Stock shares in “street name,” meaning through a broker, bank, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank, nominee or other holder of record. Please follow the voting instructions provided by your broker, bank, nominee or other holder of record with these materials.

By Mail

If you hold CEC Common Stock or CAC Common Stock directly in your name as a stockholder of record (that is, if your shares of CEC Common Stock or CAC Common Stock are registered in your name with the Transfer Agent), you will need to sign, date and mark your proxy card and return it using the provided postage-paid return envelope no later than the close of business on July 24, 2017.

If you hold CEC Common Stock or CAC Common Stock in “street name,” meaning through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person or by Proxy

If you hold CEC Common Stock or CAC Common Stock directly in your name as a stockholder of record (that is, if your shares of CEC Common Stock or CAC Common Stock are registered in your name with the Transfer Agent), you may vote in person at the CEC Special Meeting or CAC Special Meeting, as applicable. Stockholders of record also may be represented by another person at the CEC Special Meeting or CAC Special Meeting, as applicable, by executing a proper proxy designating that person and having that proper proxy be presented to the inspector of election with the applicable ballot at the CEC Special Meeting or CAC Special Meeting, as applicable.

If you hold CEC Common Stock or CAC Common Stock in “street name,” meaning through a broker, bank, nominee or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the CEC Special Meeting or CAC Special Meeting. To request a legal proxy, please contact your broker, bank, nominee or other holder of record.

Please carefully consider the information contained in this joint proxy statement/prospectus and, whether or not you plan to attend the CEC Special Meeting or CAC Special Meeting, vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the CEC Special meeting or CAC Special Meeting, as applicable.

CEC and CAC encourage you to register your vote via the Internet or by telephone. If you attend the CEC Special Meeting or CAC Special Meeting, you may also submit your vote in person, in which case any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that you cast at the CEC Special Meeting or CAC Special Meeting, as applicable. To vote in person at the CEC Special Meeting or CAC Special Meeting, beneficial owners who hold shares in “street name” through a broker, bank, nominee or other holder of record will need to contact the broker, bank, nominee or other holder of record to obtain a legal proxy to bring to the meeting. Whether your proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the CEC Special Meeting or CAC Special Meeting, as applicable, your shares will be voted at the CEC Special Meeting or CAC Special Meeting, as applicable, in the manner set forth in this joint proxy statement/prospectus or as otherwise specified by you. Again, you may vote via the Internet or by telephone until 11:59 p.m. (Pacific Time) on July 24, 2017, or CEC’s or CAC’s agent, as applicable, must receive your paper proxy card by mail no later than the close of business on July 24, 2017.

Q:	If my shares are held in “street name,” will my broker, bank, nominee or other holder of record automatically vote my shares for me?

A:	No. If your shares are held in “street name,” you must instruct the broker, bank, nominee or other holder of record on how to vote your shares. Your broker, bank, nominee or other holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank, nominee or other holder of record with this joint proxy statement/prospectus.

Q:	How will my shares be represented at the applicable special meeting, and what will happen if I return my proxy card without indicating how to vote?

A:	If you submit your proxy via the Internet, by telephone or by mail, the officers named on your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how to vote on any particular proposal, the shares of CEC Common Stock or CAC Common Stock, as applicable, represented by your proxy will be voted in favor of that proposal.

Q:	What happens if one or more of my share certificates is lost, stolen or destroyed?

A:	If your share certificate is lost, stolen or destroyed, you must deliver an affidavit of the loss, theft or destruction, and may be required by the Exchange Agent to post a customary bond as indemnity against any claim that may be made with respect to such certificate prior to receiving the per share merger consideration. See the section entitled “The Merger Agreement—Exchange and Payment Procedures,” beginning on page 365, for additional information.

Q:	When and where are the special meetings?

A:	The CAC Special Meeting will be held on July 25, 2017, in the Classico Chapel at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada, at 10:00 a.m., Pacific Time.

The CEC Special Meeting will be held on July 25, 2017, in the Classico Chapel at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada, at 8:00 a.m., Pacific Time.

Q:	Who may attend the special meetings?

A:	CEC stockholders as of the CEC record date, or their authorized representatives, may attend the CEC Special Meeting. If you hold shares in your name at the CEC record date, you are required to provide valid picture identification, such as a driver’s license, to gain admission to the CEC Special Meeting.

If you are a beneficial owner of shares of CEC Common Stock held in “street name” by a broker, bank, nominee or other holder of record at the CEC record date, in addition to valid picture identification, you must also provide proof of ownership at the CEC record date to be admitted to the CEC Special Meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of CEC Common Stock held in “street name” in person at the CEC Special Meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

CEC stockholders may contact CEC’s Investor Relations Department toll-free at 1-800-318-0047 to obtain directions to the location of the CEC Special Meeting.

CAC stockholders as of the CAC record date, or their authorized representatives, may attend the CAC Special Meeting. If you hold shares in your name at the CAC record date, you are required to provide valid picture identification, such as a driver’s license, to gain admission to the CAC Special Meeting.

If you are a beneficial owner of shares of CAC Common Stock held in “street name” by a broker, bank, nominee or other holder of record at the CAC record date, in addition to valid picture identification, you must also provide proof of ownership at the CAC record date to be admitted to the CAC Special Meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of CAC Common Stock held in “street name” in person at the CAC Special Meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

CAC stockholders may contact CAC’s Investor Relations Department toll-free at 1-800-318-0047 to obtain directions to the location of the CAC Special Meeting.

Q.	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the applicable special meeting. If you are a stockholder of record at the record date, you can revoke your proxy or change your vote by:

•	sending a signed notice stating that you revoke your proxy:

•	if you are a CEC stockholder, to the Corporate Secretary of CEC, at CEC’s offices at One Caesars Palace Drive, Las Vegas, Nevada 89109, Attention: Corporate Secretary; or

•	if you are a CAC stockholder, to the Corporate Secretary of CAC, at CAC’s offices at One Caesars Palace Drive, Las Vegas, Nevada 89109, Attention: Corporate Secretary;

in each case, that bears a date later than the date of the proxy you want to revoke and is received prior to the applicable special meeting;

•	submitting a valid, later-dated proxy by mail that is received prior to the applicable special meeting, or via the Internet or by telephone before 11:59 p.m. (Pacific Time) on July 24, 2017; or

•	attending the applicable special meeting (or, if the applicable special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank, nominee or other holder of record, you must contact your brokerage firm, bank, nominee or other holder of record to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the applicable special meeting.

Q:	What happens if I sell my CEC shares or CAC shares after the record date but before the special meetings?

A:

The record date for CEC or CAC stockholders entitled to vote at the relevant special meeting is earlier than both the date of such special meeting and the completion of the Merger. If you transfer your shares of CEC

Common Stock or CAC Common Stock after the record date but before the special meeting, you will, unless the transferee requests a proxy, retain your right to vote at the relevant special meeting but will transfer the right to receive merger consideration, if you are a CAC stockholder, to the person to whom you transfer your shares. In order to receive the merger consideration, CAC stockholders must hold their shares through the completion of the Merger.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through another holder of record, and in certain other circumstances. In addition, if you are a holder of shares of both CEC Common Stock and CAC Common Stock, you will receive one or more separate proxy cards or voting instruction cards for each company. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.

Q:	Where can I find the voting results of the CEC Special Meeting and the CAC Special Meeting?

A:	Preliminary voting results will be announced at the CEC Special Meeting and the CAC Special Meeting and will be set forth in press releases or a joint press release that CEC and CAC intend to issue after the CEC Special Meeting and the CAC Special Meeting, respectively. Final voting results for the CEC Special Meeting and the CAC Special Meeting are expected to be published in Current Reports on Form 8-K to be filed by each of CEC and CAC with the SEC within four business days after the CEC Special Meeting and the CAC Special Meeting, as applicable.

Q:	Is completion of the Merger subject to any conditions?

A:	Yes. CEC and CAC are not required to complete the Merger unless a number of conditions are satisfied (or, to the extent permitted by applicable law, waived). These conditions include, among others, (1) the Plan containing the Debtor Release, the Third-Party Release and the Exculpation (each as defined below) and being confirmed by the Bankruptcy Court (as defined below), which Confirmation Order (as defined below) was entered on January 17, 2017, with the time at which all conditions to the Plan have been satisfied (the “Plan Effective Time”) occurring contemporaneously with the Merger Effective Time, (2) the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of all outstanding shares of CEC Common Stock and CAC Common Stock, (3) obtaining any necessary licenses, consents or other approvals from gaming authorities to effect the Merger, (4) no law or order having been adopted, promulgated or issued by any governmental entity that would prohibit, restrain, enjoin or render unlawful the completion of the Merger, (5) the effectiveness of the registration statement covering shares of CEC Common Stock to be issued in the Merger, (6) the authorization by NASDAQ for listing of such shares, (7) any waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the Merger or any other applicable antitrust laws for which a filing has been made pursuant to the Merger Agreement shall have expired or been terminated, which CEC and CAC have determined that no such antitrust filings will be required, and (8) solely with respect to CAC’s obligation to complete the Merger, CEC’s receipt of tax rulings regarding certain tax aspects of the Restructuring, which tax rulings were received on January 5, 2017, as well as receipt of tax opinions. Additionally, if conditions to the Merger are not met, CEC and CAC may exercise certain rights to terminate the Merger Agreement. For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the Merger and associated termination rights, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 372 and the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 374.

Q:	What happens if the Merger is not completed?

A:	If the Merger is not completed for any reason, CAC stockholders will not receive any consideration for their shares of CAC Common Stock, CAC Common Stock will continue to be listed and traded on the NASDAQ and CAC and CEC will remain separate public companies. Failure to complete the Merger may cause uncertainty or other negative consequences that may materially and adversely affect CEC’s and CAC’s business, financial performance and operating results and the price per share for CEC Common Stock and CAC Common Stock. The completion of the Merger is a condition to the Plan becoming effective and the completion of the Restructuring. Therefore, the failure to complete the Merger will result in the Plan not becoming effective, the Restructuring not being completed and the inability to achieve the global settlement of claims and comprehensive releases in favor of CEC and its affiliates and CAC and its affiliates provided for in the Plan. See the section entitled “Risk Factors—Risks Related to the Merger” beginning on page 74.

Q:	Are there risks associated with the Merger?

A:	Yes. You should read the section entitled “Risk Factors” beginning on page 74.

Q:	When do you expect to complete the Merger?

A:	As of the date of this joint proxy statement/prospectus, the completion of the Merger is anticipated to occur in the second half of the third quarter of 2017 based upon current expectations regarding the timing of certain regulatory approvals, as well as satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to the parties’ obligations to complete the Merger. However, no assurance can be given as to when, or if, the Merger will be completed.

Q:	How will I know the Merger has occurred?

A:	If the Merger occurs, CEC and CAC will promptly make a public announcement of this fact.

Q:	Are CEC stockholders entitled to appraisal rights?

A:	No. CEC stockholders are not entitled to appraisal rights under Delaware law in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Q:	Are CAC stockholders entitled to appraisal rights?

A:	No. CAC stockholders are not entitled to appraisal rights under Delaware law in connection with the Merger or the other transactions contemplated by the Merger Agreement.

Q:	What are the U.S. federal income tax consequences of the Merger to U.S. holders of CAC Common Stock?

A:	The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Provided that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, “U.S. holders” (as defined below) of shares of CAC Common Stock will generally not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of their shares of CAC Common Stock for shares of CEC Common Stock in the Merger. The obligations of CEC and CAC to complete the Merger are subject to, among other conditions described in this joint proxy statement/prospectus and the Merger Agreement (which is included as Annex A to this joint proxy statement/prospectus), the receipt by each of CEC and CAC of the opinion of its respective counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. See the section entitled “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 372.

You should read the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—U.S. Federal Income Tax Consequences of the Merger,” beginning on page 334, for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your own tax advisor to determine the tax consequences of the Merger to you.

Q:	What do I do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes. Then, please vote your shares of CEC Common Stock or CAC Common Stock, as applicable, which you may do by:

•	signing, dating, marking and returning the enclosed proxy card in the accompanying postage-paid return envelope;

•	submitting your proxy via the Internet or by telephone by following the instructions included on your proxy card; or

•	attending the applicable special meeting and voting by ballot in person.

If you hold shares in “street name” through a broker, bank, nominee or other holder of record, please instruct your broker, bank, nominee or other holder of record to vote your shares by following the instructions that the broker, bank, nominee or other holder of record provides to you with these materials.

See the section entitled “—How will my shares be represented at the applicable special meeting, and what will happen if I return my proxy card without indicating how to vote?” beginning on page 8.

Q:	Should I send in my CAC stock certificates now?

A:	No. CAC stockholders who own shares of CAC Common Stock in certificated form should not send in their stock certificates at this time. After completion of the Merger, the transfer agent will send you a letter of transmittal and instructions for exchanging your shares of CAC Common Stock for the merger consideration. The shares of CEC Common Stock you receive in the Merger will be issued in book-entry form and physical certificates will not be issued. See the section entitled “The Merger Agreement—Exchange and Payment Procedures” beginning on page 365.

Q:	How will the Merger affect my CEC Awards and options issued by CEC to purchase shares of CEC Common Stock?

A:	In connection with the Merger, each outstanding and unvested stock option to acquire shares of CEC Common Stock (a “CEC Stock Option”) and each outstanding and unvested right to receive shares or share equivalents of CEC Common Stock (other than any CEC Stock Option) (a “CEC Award”) will continue to vest in accordance with its terms. However, CEC Stock Options and CEC Awards granted under the CEC 2012 Performance Incentive Plan, as amended (the “CEC 2012 PIP”), will be amended as of the Merger Effective Time to provide that such awards will become vested and exercisable (at target performance levels, if applicable) upon the holder’s termination of employment without “cause” (as defined in the CEC 2012 PIP) or for “good reason” (as defined in the Merger Agreement), in either case within six months following the Merger Effective Time.

See the sections entitled “The Merger Agreement—Treatment of CAC and CEC Stock Options” and “—Treatment of CAC and CEC Stock Awards” beginning on page 363.

On March 8, 2017, the Human Resources Committee of CEC’s board of directors (the “CEC HRC”) approved an additional retention program designed to mitigate the effect of the Chapter 11 Cases on CEC’s turnover ratios, which CEC refers to as “2017 Retention Program”. The 2017 Retention Program consists of

(1) a one-time stock option re-pricing and (2) amendments to certain executive officers’ employment agreements to provide for “double trigger” accelerated vesting of CEC Stock Options and other CEC Awards granted pursuant to the CEC 2012 PIP, or any other CEC long-term incentive awards, in the event the applicable executive’s employment is terminated by CEC or any of its subsidiaries without “cause,” for “good reason” or by reason of the executive’s death or disability (as such terms are defined in the CEC executive’s employment agreement), in each case, at any time prior to the second anniversary of the Plan Effective Time. See the section entitled “Interests of Certain Persons in the Merger—Interests of Directors and Executive Officers of CEC in the Merger—2017 Retention Program” beginning on page 382.

Q:	As a holder of options issued by CAC to purchase shares of CAC Common Stock, or a holder of CAC Awards, what will I receive in the Merger?

A:	At the Merger Effective Time, and subject to the requirements of Section 424 and 409A of the Code, each outstanding and unexercised option to purchase CAC Common Stock (“CAC Option”) will be cancelled and converted automatically into an option to purchase a number of shares of CEC Common Stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of CAC Common Stock subject to such CAC Option and (2) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price of such CAC Option divided by (y) the Exchange Ratio. Each converted CAC Option will continue to vest and be governed by the same terms and conditions as applicable under the CAC Stock Plan (as defined in the Merger Agreement) prior to the Merger Effective Time. In addition, the Merger Agreement provides that each unvested CAC Option granted pursuant to the CAC 2014 Performance Incentive Plan (the “CAC 2014 PIP”) will be amended to provide that it will become fully vested and exercisable (at target performance levels for performance options) in the event the optionee’s employment is terminated by New CEC or any of its subsidiaries without “cause” (as defined in the CAC 2014 PIP) or for “good reason” (as defined in the Merger Agreement), in either case, within six months following the Merger Effective Time; however, each unvested CAC Option granted pursuant to the CAC 2014 PIP held by a CAC employee has already been amended to provide for the foregoing acceleration.

In addition, at the Merger Effective Time, each right to receive shares or share equivalents of CAC Common Stock granted under any CAC Stock Plan (other than CAC Options) (each a “CAC Award”) will be cancelled and converted automatically into a right to receive shares (or shares equivalent, as applicable) of CEC Common Stock. In the case of CAC Awards denominated in shares, the number of shares of CEC Common Stock subject to the converted CAC Awards will be equal to the product (rounded down to the nearest whole share) of (1) the number of shares of CAC Common Stock subject to such CAC Award and (2) the Exchange Ratio. In the case of CAC Awards denominated in cash, the number of shares of CEC Common Stock, or other securities, property or cash that may be delivered in settlement thereof, will be determined pursuant to the terms of the particular CAC Stock Plan on the relevant settlement date(s) for such CAC Award. Each outstanding CAC Award held by the CAC named executive officers will vest in full immediately prior to the Merger Effective Time. For all other CAC employees, each unvested converted CAC Award will continue to vest in accordance with its existing terms, In addition, the Merger Agreement provides that, each unvested CAC Award granted pursuant to the CAC 2014 PIP will be amended to provide that it will become vested and exercisable (at target performance levels, if applicable ) in the event the awardee’s employment is terminated by New CEC or any of its subsidiaries without “cause” (as defined in the CAC 2014 PIP) or for “good reason” (as defined in the Merger Agreement), in either case, within six months following the Merger Effective Time; however, each unvested CAC Award granted pursuant to the CAC 2014 PIP and held by a CAC employee other than the CAC named executive officers has already been amended to provide for the foregoing acceleration.

The foregoing acceleration provisions are in addition to any acceleration provisions in the existing award agreements governing CAC Options or CAC Awards or employment agreements with any holder of CAC Options or CAC Awards.

See the sections entitled “The Merger Agreement—Treatment of CAC and CEC Stock Options” and “—Treatment of CAC and CEC Stock Awards” beginning on page 363.

Q:	Where can I find more information about CAC and CEC?

A:	You can find more information about CAC and CEC from the various sources described in the section entitled “Where You Can Find More Information” beginning on page 412.

Q:	Who will solicit and pay the cost of soliciting proxies for the CEC Special Meeting?

A:	CEC has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the CEC Special Meeting and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements. The cost of this solicitation will be borne by CEC. CEC will pay a base fee to Innisfree M&A Incorporated of approximately $20,000, plus reimbursement for out-of-pocket expenses. CEC may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of CEC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of CEC Common Stock and in obtaining voting instructions from those owners. They will not be paid any additional amounts for soliciting proxies. CEC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person.

Q:	Who will solicit and pay the cost of soliciting proxies for the CAC Special Meeting?

A:	CAC has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the CAC Special Meeting and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements. The cost of this solicitation will be borne by CAC. CAC will pay a base fee to MacKenzie Partners, Inc. not to exceed $25,000, plus reimbursement for out-of-pocket expenses. CAC may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of CAC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of CAC Common Stock and in obtaining voting instructions from those owners. They will not be paid any additional amounts for soliciting proxies. CAC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person.

Q:	If I am a CEC stockholder, whom should I call with questions?

A:	If you have any questions about the Merger, the CEC Special Meeting or desire additional copies of this joint proxy statement/prospectus, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll-Free: (888) 750-5834

Bank and Brokers May Call Collect: (212) 750-5833

or

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attn: Corporate Secretary

Telephone: (702) 407-6000

Q:	If I am a CAC stockholder, whom should I call with questions?

A:	If you have any questions about the Merger, the CAC Special Meeting or desire additional copies of this joint proxy statement/prospectus, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Stockholders May Call Toll-Free: (800) 322-2885

Bank and Brokers May Call Collect: (212) 929-5500

or

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attn: Corporate Secretary

Telephone: (702) 407-6000

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read carefully the entire joint proxy statement/prospectus and the other documents referred to or incorporated by reference into this joint proxy statement/prospectus in order to fully understand the Merger Agreement and the proposed Merger. See “Where You Can Find More Information” beginning on page 412 in this joint proxy statement/prospectus. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail. Unless otherwise stated, all calculations of share ownership percentages and outstanding shares of CEC assume the completion of the $1.0 billion of the CEC Common Equity Buyback and do not account for the conversion of the $1.1 billion of the Convertible Notes issued by CEC.

The Companies (See Page 111)

Caesars Entertainment Corporation

CEC is one of the largest global gaming and hospitality companies, with a world-class portfolio of properties offering gaming, lodging, entertainment, food and beverage, convention space and retail. CEC has established a rich history of industry-leading growth and expansion since it commenced operations in 1937. In addition to its brick and mortar assets, CEC, through certain of its subsidiaries, operates an online gaming business that provides real money games in certain jurisdictions. As of December 31, 2016, through CEC’s consolidated entities, CEC owned 12 casinos in the United States, with over one million square feet of gaming space and approximately 24,000 hotel rooms. CEC’s properties are concentrated in Las Vegas, where 8 of the 12 casinos are located. CEC is primarily a holding company with no independent operations of its own and operates its business through various subsidiaries, including through Caesars Entertainment Resort Properties, LLC (“CERP”), Caesars Growth Partners, LLC (“CGP”), and Caesars Enterprise Services, LLC (“CES”), which are further described below.

In addition to the consolidated subsidiaries listed above, CEC owns a majority interest in CEOC, which owns and manages a total of 35 casinos. On January 15, 2015, CEOC and the other Debtors filed voluntary petitions (the “Bankruptcy Petitions”) for reorganization under Chapter 11 (the “Chapter 11 Cases”) of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Illinois in Chicago (the “Bankruptcy Court”). Due to the commencement of the Chapter 11 Cases, the operations and affairs of the Debtors are subject to the supervision and jurisdiction of the Bankruptcy Court, as provided under the Bankruptcy Code. Accordingly, CEC deconsolidated CEOC and its subsidiaries from CEC’s financial results, effective as of January 15, 2015.

On January 13, 2017, the Debtors filed the Plan with the Bankruptcy Court that replaced all previously filed plans. CEC, CAC, the Debtors, and the Debtors’ major creditor groups have agreed to support the Plan, which was confirmed by the Bankruptcy Court on January 17, 2017. The Plan provides for, among other things, (1) a global settlement of all claims the Debtors may have against, and comprehensive releases for, CEC and its affiliates and CAC and its affiliates, as discussed below and (2) CEOC to be divided into two companies, “OpCo” and “PropCo,” whereby OpCo would operate certain properties and facilities currently held by CEOC and PropCo would hold certain real property assets and related fixtures currently held by CEOC and lease those assets to OpCo. The Plan is conditioned upon, among other things, completion of the Merger of CAC with and into CEC, with CEC as the surviving company (the surviving company which, after giving effect to the Merger and the Restructuring, is referred to herein as “New Caesars Entertainment Corporation” or “New CEC”). Pursuant to the Plan, it is anticipated that OpCo (which is also referred to herein as “New Caesars Entertainment Operating Company” or “New CEOC”) will be a consolidated, wholly owned subsidiary of New CEC. See the section entitled “Summary—The CEOC Restructuring” beginning on page 28 for additional information. The

Restructuring will significantly de-lever the Debtors’ capital structure, leaving New CEOC and its subsidiaries with approximately $1.6 billion in outstanding debt at the Plan Effective Time. Additionally, pursuant to the Merger Agreement, CAC will merge with and into CEC, with CEC as the surviving company, and CAC stockholders will receive in exchange for each share of CAC Common Stock a number of shares of CEC Common Stock equal to the Exchange Ratio.

CEC Common Stock trades on the NASDAQ under the symbol “CZR.” Hamlet Holdings currently beneficially owns a majority of CEC’s voting common stock, as discussed below. As a result, CEC is a “controlled company” within the meaning of NASDAQ corporate governance standards. The principal executive offices of CEC are located at One Caesars Palace Drive, Las Vegas, Nevada 89109; its telephone number is (702) 407-6000; and its website is www.caesarscorporate.com.

Caesars Acquisition Company

CAC was formed on February 25, 2013 to make an equity investment in CGP, a joint venture between CAC and certain subsidiaries of CEC, and directly owns 100% of the voting membership units of CGP and serves as CGP’s managing member. Certain subsidiaries of CEC hold 100% of the non-voting membership units of CGP. Additionally, under the CGP structure, as of December 31, 2016, CAC and CEC owned 39% and 61% of the economic interests in CGP, respectively. CGP was formed on July 16, 2013 to pursue high-growth operating acquisitions and investments in the gaming and interactive entertainment industries. Through its relationship with CEC, CGP has the ability to access CEC’s proven management expertise, brand equity, Total Rewards loyalty program and structural synergies. CAC does not own any other material assets or have any operations other than through its interest in CGP.

CAC Common Stock trades on NASDAQ under the symbol “CACQ.” Hamlet Holdings currently beneficially owns a majority of CAC’s voting common stock, as discussed below. As a result, CAC is a “controlled company” within the meaning of NASDAQ corporate governance standards. The principal executive offices of CAC are located at One Caesars Palace Drive, Las Vegas, Nevada 89109; its telephone number is (702) 407-6000; and its website is www.caesarsacquisitioncompany.com.

New Caesars Entertainment Corporation

Overview

At the Merger Effective Time, CAC will merge with and into CEC, with CEC as the surviving company (which, after giving effect to the Merger and the Restructuring, is referred to herein as “New Caesars Entertainment Corporation” or “New CEC”). Upon completion of the Merger and the Restructuring, CGP and New CEOC will become wholly owned subsidiaries of New CEC. Based on operational and business information as of December 31, 2016, New CEC will operate 47 properties in 13 U.S. states and five countries. The facilities at the properties will comprise an aggregate of over 2.8 million square feet of gaming offerings, 39,000 hotel rooms and 1.6 million square feet of convention space, retail stores, restaurant outlets, and entertainment venues. Of the 47 properties, 35 properties are in the United States, while 12 properties are internationally operated, eight of which are located in the United Kingdom. New CEC will also own a strong portfolio of widely recognized brands and run the industry’s first and award-winning loyalty program, Total Rewards.

New CEC’s strategic objectives are intended to be as follows:

•	Invigorate hospitality and loyalty marketing programs.

•	Invest in the business infrastructure to enhance long-term value.

•	Institute a continuous improvement-focus operating model.

•	Inspire a sales and service culture.

•	Optimize the CEC network through expansion and licensing.

•	Create the customer experience of the future.

The chart below summarizes the anticipated corporate structure of New CEC:

(1)	Represents New CEC after giving effect to the Merger and the Restructuring.
(2)	CEOC will be divided into two companies in connection with the Restructuring: OpCo and PropCo. OpCo, or New CEOC, as CEOC’s successor and a wholly owned subsidiary of New CEC, will operate CEOC’s properties and facilities. PropCo, as a subsidiary of a real estate investment trust intended to be wholly owned by certain creditors of the Debtors and to be independent from New CEC, will own certain real property assets and related fixtures previously owned by CEOC or otherwise transferred to it pursuant to the Restructuring, and will lease those assets to OpCo.
(3)	CES will provide certain corporate and administrative services for the New CEOC, CERP and CGP properties, among others. CES will also manage certain enterprise assets and other assets it owns, licenses or controls, and employ certain of the corresponding employees.

New CEC will primarily be a holding company with no independent operations of its own, and will operate the business through the following entities (with operations below as of December 31, 2016):

•	CERP. CERP will own six casinos in the United States and The LINQ promenade, as well as lease the Octavius Tower at Caesars Palace Las Vegas (“Octavius Tower”) to PropCo (which will lease it to New CEOC) and gaming space at The LINQ promenade to CGP.

•	CGP. CGP will own six casinos in the United States and, through its indirect subsidiary Caesars Interactive Entertainment, LLC (“CIE”), will own and operate a regulated online real money gaming business and own the World Series of Poker (“WSOP”) tournaments and brand. On September 23, 2016, CIE sold its social and mobile games business (the “SMG Business”) as it existed at that time, including Playtika, Ltd., to Alpha Frontier Limited for approximately $4.4 billion in cash.

•	New CEOC. New CEOC will lease and operate 18 casinos in the United States, own and operate one casino in the United States and nine internationally, most of which will be located in the United Kingdom, and manage seven casinos owned by unrelated third parties.

•	CES. CES will continue to be a joint venture by and among CERP, New CEOC and Caesars Growth Properties Holdings, LLC (“CGPH”), an indirect subsidiary of CGP, that will provide certain corporate, administrative and management services for their casino properties and related entities.

Business Operations

New CEC’s business will be composed of four complementary businesses that reinforce, cross-promote, and build upon each other: casino entertainment operations, food and beverage operations, rooms and hotel operations, and entertainment and other business operations. The following describes these businesses based on operational and business information as of December 31, 2016, after giving effect to the Merger and the Restructuring.

Casino Entertainment Operations

New CEC’s casino entertainment operations will include revenues from over 49,000 slot machines and nearly 3,300 table games, all of which would have compromised approximately 58% of New CEC’s total net revenues.

Food and Beverage Operations

New CEC’s food and beverage operations will generate revenues from over 160 buffets, restaurants, bars, nightclubs, and lounges located throughout its casinos, as well as banquets and room service, and would have represented approximately 16% of New CEC’s total net revenues. Many of New CEC’s properties will include several dining options, ranging from upscale dining experiences to moderately-priced restaurants and buffets.

Rooms and Hotel Operations

Rooms and hotel revenue would have compromised approximately 15% of New CEC’s total net revenues and will be primarily generated from hotel stays at the casino properties and more than 39,000 guest rooms and suites.

New CEC’s properties will operate at various price and service points, which will allow New CEC to host a variety of casino guests who are visiting the properties for gaming and other casino entertainment options and non-casino guests who are visiting the properties for other purposes, such as vacation travel or conventions.

Entertainment and Other Business Operations

New CEC will operate several entertainment venues across the United States, and when combined with revenues from other business operations, would have comprised approximately 11% of New CEC’s total revenues. Entertainment venues include, among others, the Colosseum at Caesars Palace Las Vegas and The AXIS at Planet Hollywood, both of which were ranked among the top theater venues in the United States in 2016. These award winning theaters have hosted prominent headliners, such as Celine Dion, Britney Spears, Jennifer Lopez, Elton John, Reba and Brooks & Dunn. New CEC intends for these theaters to continue hosting such prominent headliners.

The LINQ promenade and New CEC’s retail stores will offer guests a wide range of options from high-end brands and accessories to souvenirs and decorative items. The LINQ promenade is an open-air dining, entertainment, and retail development located between The LINQ Hotel and the Flamingo Las Vegas, and also features The High Roller, a 550-foot observation wheel.

In addition, New CEC, through CIE, will (1) operate its regulated online real money gaming business in Nevada and New Jersey, (2) own the WSOP tournaments and brand, and (3) license WSOP trademarks for a variety of products and businesses related to this brand.

New Investments

Casino Entertainment Operations

New CEC will continue investing in gaming products to appeal to all demographics, as CEC was the first casino operator in the United States to offer skill based games on its slot floor at Caesars, Harrah’s and Bally’s in Atlantic City. After obtaining the proper regulatory approvals, these games are expected to be placed in trial locations in Las Vegas and in California at Harrah’s Resort Southern California.

Food and Beverage Operations

Over the last several years, a number of new food and beverage offerings have been opened, including Mr. Chow, Montecristo Cigar Bar, Brioche and Alto Bar at Caesars Palace Las Vegas, Gordon Ramsay Fish & Chips, In-N-Out Burger and Virgil’s Real Barbecue at The LINQ promenade, Guy Fieri’s Philly Kitchen and Bar at Harrah’s Philadelphia, The Eatery at Horseshoe Hammond and the Blind Tiger at Harrah’s Gulf Coast. Various new restaurants are expected at The LINQ promenade, including Canter’s Deli. New CEC expects to continue updating the food and beverage offerings at its properties.

Rooms and Hotel Operations

New CEC will continue with the large capital reinvestment plan previously commenced during 2015 and 2016, focusing primarily on room product across the United States. Over 10,000 rooms in Las Vegas will have been renovated from 2014 through the middle of 2017, across properties such as Caesars Palace Las Vegas, Planet Hollywood Las Vegas, The LINQ Hotel & Casino and Paris Las Vegas. These renovations are estimated to result in a hotel average daily rate (“ADR”) uplift, based on historical project results such as the Jubilee Tower at Bally’s Las Vegas and the rebranding of The LINQ Hotel & Casino. In addition, New CEC plans to continue expanding the roll out of self-check-in kiosks in Las Vegas in order to help reduce customer wait times and improve labor efficiencies.

Entertainment and Other Business Operations

New CEC expects to expand its entertainment offerings over the next several years, including with the addition of an entertainment venue at Harrah’s New Orleans and expansion of the entertainment area at Harrah’s Philadelphia along with new talent, such as the recently announced Backstreet Boys at Planet Hollywood.

Summary Financial Overview of New CEC

New CEC will offer a diverse revenue base by product offering and region. CEC, with CEOC, has maintained a top two market position in key domestic markets over the last several years and has also improved revenue and EBITDA since 2015 by executing on its various growth initiatives and focusing on the top line through improved amenities and continued investment.

2016 Revenue by Region	2016 Revenue By Business Operations

CEC

$ millions
	Q1 2017	Q1 2016	$ Change	FY 2016	FY 2015(1)	FY 2014(2)	$ Change 2016 vs 2015	$ Change 2015 vs 2014
Net Revenue	$963	$950	$13	$3,877	$3,929	$7,967	$(52)	$(4,038)
Adjusted EBITDA(3)	274	261	13	1,070	1,016	1,462	54	(446)

CEOC

$ millions
	Q1 2017	Q1 2016	$ Change	FY 2016	FY 2015	FY 2014	$ Change 2016 vs 2015	$ Change 2015 vs 2014
Net Revenue	$1,121	$1,163	$(42)	$4,702	$4,715	$5,093	$(13)	$(378)
Adjusted EBITDA(3)	276	285	(9)	1,146	1,104	862	42	242

(1)	Includes 15 days of CEOC financials, for a total impact of approximately $158 million on net revenue and $34 million on adjusted EBITDA.
(2)	Includes CEOC, as it was consolidated during the entire reporting period.
(3)	In prior periods, as permitted under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, CEC included adjusted EBITDA of Baluma Holdings S.A., a non-debtor foreign subsidiary of CEOC (“Baluma Holdings”). On May 18, 2017, Baluma Holdings sold its 55% share in Punta del Este Conrad in Uruguay to Enjoy S.A., giving Enjoy S.A. 100% ownership in the Punta del Este Conrad. Baluma Holdings received net proceeds from the transaction of approximately $180 million after distributions to certain minority investors. Because of the sale, CEC’s adjusted EBITDA excludes the adjusted EBITDA of Baluma Holdings for all periods presented.

For purposes of the calculations above and the reconciliation tables below, “Adjusted EBITDA” is defined as property earnings before interested, taxes, depreciation and amortization, or “Property EBITDA”, further adjusted to exclude certain non-cash and other items as exhibited in the reconciliation tables below. “Property EBITDA” is calculated as revenue less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that are not considered indicative of ongoing operating performance at an operating property level. Adjusted EBITDA is a non-GAAP financial measure and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP).

Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Adjusted EBITDA is included because management uses Adjusted EBITDA to measure performance and allocate resources, and believes that Adjusted EBITDA provides investors with additional information consistent with that used by management. CEC believes that Adjusted EBITDA provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the CEC and CEOC. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, CEC believes this supplemental information is useful to investors who are trying to understand the results of CEC and CEOC.

In evaluating Adjusted EBITDA, investors should be aware that, in the future, CEC and CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be interpreted as an inference that future results will be unaffected by unusual or unexpected items.

The following tables reconcile net income/(loss) attributable to CEC and CEOC to Adjusted EBITDA for the periods indicated:

Reconciliation of Net Income/(Loss) Attributable to CEC to Adjusted EBITDA

	Three Months Ended March 31,		Years Ended December 31,
(In millions)	2017	2016	2016	2015	2014
Net income/(loss) attributable to CEC	$(546)	$(308)	$(3,569)	$5,920	$(2,783)
Net income/(loss) attributable to non-controlling interests	22	34	822	132	(83)
Net (income)/loss from discontinued operations	—	(33)	(3,380)	(155)	143
Income tax (benefit)/provision	72	7	27	(119)	(596)
Deconsolidation and restructuring and other(1)	463	237	5,758	(6,115)	95
Interest expense	147	151	599	683	2,669

Income/(loss) from operations	158	88	257	346	(555)

Depreciation and amortization	102	112	439	374	658
Impairments of goodwill	—	—	—	—	695
Impairments of tangible and intangible assets	—	—	—	1	299
Other operating costs(2)	(3)	22	89	152	203
Corporate expense	33	41	166	174	232
CIE stock-based compensation	—	13	189	31	49
EBITDA attributable to discontinued operations	—	—	—	—	(7)

Property EBITDA	$290	$276	$1,140	$1,078	$1,574

Corporate expense	(33)	(41)	(166)	(174)	(232)
Stock-based compensation expense(3)	8	10	40	62	45
Other items(4)	9	16	56	50	75

Adjusted EBITDA(5)	$274	$261	$1,070	$1,016	$1,462

(1)	Amounts during 2016 and 2017 primarily represent CEC’s estimated costs in connection with the Restructuring. Amounts during 2015 primarily represent CEC’s gain recognized upon the deconsolidation of CEOC.
(2)	Amounts primarily represent pre-opening costs incurred in connection with property openings and expansion projects at existing properties and costs associated with the acquisition and development activities and reorganization activities.
(3)	Amounts represent stock-based compensation expense related to shares, stock options, and restricted stock units granted to the CEC employees.
(4)	Amounts represent add-backs and deductions from EBITDA, permitted under certain indentures. Such add-backs and deductions include litigation awards and settlements, costs associated with the Restructuring and related litigation, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.
(5)	In prior periods, as permitted under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, CEC presented adjustments to include 100% of the adjusted EBITDA of Baluma Holdings. On May 18, 2017, Baluma Holdings sold its 55% share in Punta del Este Conrad in Uruguay to Enjoy S.A., giving Enjoy S.A. 100% ownership in the Punta del Este Conrad. Baluma Holdings received net proceeds from the transaction of approximately $180 million after distributions to certain minority investors. Because of the sale, CEC’s adjusted EBITDA excludes the adjusted EBITDA of Baluma Holdings for all periods presented.

Reconciliation of Net Income/(Loss) Attributable to CEOC to Adjusted EBITDA

	Three Months Ended March 31,		Years Ended December 31,
(In millions)	2017	2016	2016	2015(1)	2014(1)
Net income/(loss)	$98.7	$80.5	$337.1	$(2,433.5)	$(2,260.1)
Loss from discontinued operations, net of income taxes	0.1	2.1	4.3	13.2	172.4
Income tax provision/(benefit)	13.9	5.3	13.7	(25.9)	(493.6)
Other income, including interest income	(8.0)	(37.0)	(46.9)	(7.9)	(18.2)
Reorganization items	7.9	69.3	223.0	2,615.2	—
Loss on early extinguishment of debt	—	—	—	—	114.6
Loss on partial sale of subsidiary	—	—	—	—	3.1
Interest expense	64.1	65.3	260.2	343.5	2,216.0

Income/(loss) from operations	176.7	185.5	791.4	504.6	(265.8)

Depreciation and amortization	93.7	95.0	379.3	347.2	355.8
Write-downs, reserves, and project opening costs, net of recoveries	4.4	(2.8)	9.3	81.0	56.6
Impairment of intangible assets	—	—	—	130.4	532.3
(Gain)/loss on interests in non-consolidated affiliates	(4.6)	(6.1)	(1.8)	(0.7)	13.7
Corporate expense	16.3	13.2	72.1	66.7	135.4
Acquisition and integration costs	—	—	1.1	6.2	37.9
Amortization of intangible assets	5.7	7.9	28.5	39.1	49.0
Impact of consolidating The LINQ and Octavius Tower	(3.5)	(3.4)	(13.9)	(14.0)	(23.8)
EBITDA attributable to discontinued operations	—	—	(0.2)	0.4	(5.9)

Property EBITDA	$288.7	$289.3	$1,265.8	$1,160.9	$885.2

Corporate expense	(16.3)	(13.2)	(72.1)	(66.7)	(135.4)
Stock-based compensation expense	—	—	0.2	1.2	41.4
Other	3.9	9.3	(47.5)	8.4	70.4

Adjusted EBITDA(2)	$276.3	$285.4	$1,146.4	$1,103.8	$861.6

(1)	Certain prior year amounts have been reclassified to conform to the current year’s presentation. For the years ended December 31, 2015 and 2014, $51.8 million and $49.7 million, respectively, of depreciation expense previously reported as corporate expense was reclassified to depreciation and amortization expense.
(2)	In prior periods, as permitted under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, CEC presented adjustments to include 100% of the adjusted EBITDA of Baluma Holdings. On May 18, 2017, Baluma Holdings sold its 55% share in Punta del Este Conrad in Uruguay to Enjoy S.A., giving Enjoy S.A. 100% ownership in the Punta del Este Conrad. Baluma Holdings received net proceeds from the transaction of approximately $180 million after distributions to certain minority investors. Because of the sale, CEC’s adjusted EBITDA excludes the adjusted EBITDA of Baluma Holdings for all periods presented.

Capital Structure

New CEC will have a significantly decreased debt exposure post-Emergence compared to CEC, with total debt decreasing from approximately $25.60 billion as of January 15, 2015 to approximately $9.63 billion as of May 31, 2017. After giving effect to the Merger and the Restructuring, New CEC’s capital structure will be approximately as follows (based solely on the number of shares of CEC Common Stock and CAC Common Stock issued and outstanding as of March 31, 2017):

New CEC Equity(1)			New CEC Consolidated Debt(2)

(in millions)	Amount	Total Equity %	(in millions)	Amount	Maturity
CEC Stockholders	$781	8.7%
CAC Stockholders	$2,880	32.1%	New CEC
CEOC Creditors	$5,274	59.2%	Convertible Notes	$1,119	2024

Total Equity	$8,935	100%	Total New CEC Debt	$1,119

			New CEOC
			Revolving Credit Facility	$—	2022
			Term Loan	$1,235	2024
New CEC Enterprise Value(1)			Senior Secured Notes (3)	$330	2020
			Other Debt	$45	2037

(in millions)	Amount	Total EV %	Total New CEOC Debt	$1,610
Total Equity	$8,935	51.5%
Total Net Debt	$8,410	48.5%	CERP

Total Enterprise Value	$17,345	100%	Revolving Credit Facility	$—	2018
			Term Loan	$2,419	2020
			First Lien Bonds	$1,000	2020
			Second Lien Bonds	$1,150	2021
			Other Debt	$1	to 2017

			Total CERP Debt	$4,570

			CGP
			CGPH Revolving Credit Facility	$—	2019
			CGPH Term Loan(4)	$1,318	2021
			CGPH Second Lien Bonds(4)	$675	2022
			Baltimore Credit Facility(5)	$296	2020
			Other Debt	$39	to 2037

			Total CGP Debt	$2,328

			Total Consolidated Debt(6)	$9,627

			Cash and Cash Equivalents(7)	$1,217

			Total Net Debt	$8,410

(1)	Calculated based on the $12.75 closing price of a share of CEC Common Stock on NASDAQ on June 13, 2017, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, and after giving effect to the Emergence Stock Issuance and assuming completion of $1.0 billion of the CEC Common Equity Buyback.
(2)	Based on CEC’s expected debt obligations under its debt documents as of May 31, 2017.
(3)	Notes relating to “Harrah’s Philadelphia Casino and Racetrack,” a casino and racetrack property based in Chester, Pennsylvania owned by Chester Downs & Marina LLC (“Chester Downs”), an indirect subsidiary of CEOC.
(4)	Credit facility and notes relating to CGPH, an indirect wholly owned subsidiary of CGP that serves as a holding company for various properties, including The Cromwell, The LINQ Hotel & Casino, and Bally’s Las Vegas.
(5)	Credit facility relating to the Horseshoe Baltimore Casino in Maryland, a licensed casino that opened in August 2014. The Horseshoe Baltimore Casino is a joint venture for which certain indirect subsidiaries of CGP hold an approximate 40.9% interest.
(6)	Excludes the failed sale-leaseback financing obligations of approximately $8.20 billion that will be recognized primarily related to the real estate assets that will be transferred to PropCo and leased back to New CEOC. See section entitled “The CEOC Restructuring—The Plan—Master Lease Agreements, Golf Course Use Agreement” beginning on page 225 for additional information.
(7)	Cash and Cash Equivalents balance is pro forma as of March 31, 2017, and will not be representative of final cash balance once the Merger and Restructuring are complete, as additional cash flows are expected to be generated by operations during the period leading up to the Emergence.

See the section entitled “The Companies—New Caesars Entertainment Corporation—Capital Structure” beginning on page 120 for additional information regarding these entities and related debt.

Competitive Strengths

CEC attributes its operating success and historical industry performance in part to certain key strengths. New CEC expects to carry out its intended strategic objectives by leveraging these key strengths as follows:

Total Rewards Database and Loyalty Programs

The Total Rewards and loyalty programs database system of New CEC will include over 50 million program members. New CEC plans to leverage this system to stimulate cross-market play as well as target marketing efforts and expenditures on areas and customer segments that generate the highest return. Additionally, through this system, New CEC will continue presenting an advantaged value proposition to loyal players with its ability to offer attentive and customized services in destination markets as a reward for their loyalty. New CEC’s plan to leverage this system is anticipated, in turn, to result in further expansion of the Total Rewards and other loyalty programs’ membership, and accordingly, build customer and operational analytics to promote operational efficiencies and advance New CEC’s plan for driving a sales and service culture.

Leading Market Position and Brand Recognition

New CEC intends to use its anticipated market leading position and brand recognition, in combination with proprietary marketing technology and customer loyalty programs, to foster revenue growth by encouraging both repeat and new business. New CEC will be one of the world’s largest gaming companies (as measured by net revenues and individual casinos) and the most geographically diverse United States casino operator. As of December 31, 2016, New CEC would have operated 47 casinos in 13 U.S. states and five countries. Additionally, New CEC will own, operate or manage casinos that bear many of the most highly recognized brand names in the gaming industry, including Caesars, Harrah’s, Horseshoe, Rio, Paris, Bally’s, Flamingo, The LINQ, High Roller, Nobu Hotel and Planet Hollywood. New CEC will also own the Total Rewards loyalty program and the WSOP brand. Many of these brands have a strong identity and enjoy widespread customer recognition. This market leading position and brand recognition is expected to allow New CEC to appeal to a wide range of customer preferences and capture multiple visits by offering differentiated gaming experiences.

Additionally, this anticipated market leading position and brand recognition, coupled with the power of the Total Rewards loyalty program, is expected to position New CEC to expand into underdeveloped regional markets and pursue attractive asset acquisition, management or licensing opportunities. New CEC intends to pursue such opportunities from time to time post-Emergence. New CEC’s operating expertise and network synergies are expected to assist New CEC in creating value. The geographically broad-based experience of New CEC’s management team is expected to provide New CEC with a strong understanding of a property’s revenue potential and enable New CEC to be a purchaser or partner for select assets. Continued legalization of gaming in new jurisdictions may result in newly created United States regional markets and expansion opportunities, for which New CEC is expected to be positioned to pursue and develop. New CEC is also projected to be well-positioned for international gaming growth and legalization in Asia, South America and Europe. The “Caesars” brand remains one of the most recognized casino brands in the world, and New CEC plans to leverage the power of this brand, along with other brands, to expand into international markets and continue investigating various opportunities to own, operate or manage international resorts and casinos. In addition to international gaming opportunities, New CEC intends to pursue non-gaming management, branding, and development opportunities where brands and reputation are already well-recognized assets.

Scalable Business Model

New CEC will own a scalable business of facilities comprising an aggregate of over 2.8 million square feet of gaming offerings, 39,000 hotel rooms and 1.6 million square feet of convention space, retail stores, restaurant outlets, and entertainment venues. These facilities produced over 100 million guest visits in 2016. The facilities’ breadth and scope of existing gaming, hospitality and leisure offerings will allow New CEC to boost sales and guest visits without proportionate increases in variable operational costs to accommodate additional visitor traffic. New CEC intends to continue modernizing and developing its facilities and gaming, hospitality and leisure offerings to leverage this scalability, which is expected to enhance long-term value. New CEC also plans to leverage this scalability by increasing investment in its information technology infrastructure to maximize existing marketing tools and analytics and reshape customer experiences. This effort is expected to enable New CEC to more efficiently market its products to a large recurring customer base as well as to untapped consumer segments. New CEC will also seek to expand its marketing approach through information technology infrastructure by continuing to employ and refine mobile applications that allow customers to see hospitality and gaming offers and receive information on events at properties across the entire network.

Efficient Operating Model Culture

New CEC will inherit a corporate culture focused on cultivating an efficient operating model. With an emphasis on analytics to drive this efficient operating model culture, CEC has consolidated activities, refined target marketing strategies and driven procurement efficiencies. Most recently, CEC implemented a Six Sigma black belt training and certification to property site leaders designed to create a sustainable platform and culture to continuously drive process improvement and efficiency gains as well as enhance customer experience, particularly at the property level. In 2015, CEC implemented efficiency initiatives that resulted in incremental EBITDA that exceeded CEC’s original $300 million cost-saving objective. New CEC expects to build upon such efforts using this analytical emphasis to facilitate a continuous improvement-focused operating model for delineating further efficiencies in the business and promoting a lower cost operating structure, quality performance from employees and improved service to customers.

This efficient operating model culture has also led to an established marketing organization that adheres to the scientific method of test and control. The structure and procedures embedded in such marketing organization will enable New CEC to conduct impartial evaluations and the rapid transfer of best practices while ensuring that individual creativity flourishes. The evolution of CEC’s structure combined with the use of analytics has enabled CEC to respond more quickly to changes in customer elasticity and to have confidence in the marketing approach with respect to its offerings and incentives, from which New CEC expects to continue benefitting. The historical knowledge and refined decision modeling procedures will enable New CEC to utilize best practices to ensure expenditures are being used most efficiently. Combined with the historical investments in information technology infrastructure and the anticipated broad geographic footprint of New CEC, New CEC’s efficient operating model culture is projected to provide a competitive advantage with respect to stimulating revenues.

The Sponsors

Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Chicago, St. Louis, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo had assets under management of approximately $197 billion as of March 31, 2017 in private equity, credit and real estate funds invested across a core group of nine industries where Apollo has considerable knowledge and resources.

TPG

TPG is a leading global alternative asset firm founded in 1992 with approximately $72 billion of assets under management as of March 31, 2017 and offices in Austin, Beijing, Boston, Dallas, Fort Worth, Hong Kong, Houston, Istanbul, London, Luxembourg, Melbourne, Moscow, Mumbai, New York, San Francisco, São Paulo and Singapore. TPG’s investment platforms are across a wide range of asset classes, including private equity, growth venture, real estate, credit and public equity.

Hamlet Holdings

As of June 13, 2017, affiliates of the Sponsors, through Hamlet Holdings, beneficially owned approximately 58.8% of the CEC Common Stock and 64.8% of the CAC Common Stock, in each case, pursuant to the applicable Irrevocable Proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares.

As part of the Restructuring, affiliates of the Sponsors that granted a proxy to Hamlet Holdings will contribute the shares of CEC Common Stock they currently own to CEC, and accordingly, will not have any interests in New CEC after completion of the Merger and the Restructuring other than through their former interests in CAC. Additionally, upon completion of the Merger and the Restructuring, the CAC Irrevocable Proxy will terminate in accordance with its terms. It is expected that the shares of CEC Common Stock that affiliates of the Sponsors receive in the Merger will be subject to an amended and restated CEC Irrevocable Proxy, which will grant Hamlet Holdings sole voting and sole dispositive power over approximately 20.8% of the shares of CEC Common Stock after giving effect to the Merger and Restructuring (based upon beneficial ownership as of March 31, 2017 and assuming completion of $1.0 billion of the CEC Common Equity Buyback). Therefore, unlike CEC and CAC, New CEC will not be a “controlled company” within the meaning of NASDAQ corporate governance standards.

The CEOC Restructuring (See Page 216)

Structure

As a result of CEOC’s highly leveraged capital structure and the general decline in earnings from its gaming operations between 2007 and 2014, CEOC became unable to comply with certain obligations contained in its indebtedness agreements. CEC and CEOC engaged in numerous negotiations starting in 2014 with certain holders of CEOC’s indebtedness in an effort to reach a mutual agreement regarding a restructuring of CEOC’s debt. On January 15, 2015, CEOC and the other Debtors filed the Chapter 11 Cases in the Bankruptcy Court.

Following January 15, 2015, the Debtors continued to negotiate with their creditors throughout the Chapter 11 Cases. These negotiations led to the entry into restructuring and support agreements among CEC, CEOC and certain creditors of CEOC (such agreements, collectively, the “Creditor RSAs”) as well as among CEC, CAC and CEOC (such agreements, collectively, the “Caesars RSAs” and, together with the Creditor RSAs, the “RSAs”). Pursuant to the RSAs, the parties thereto agreed, among other things, to support the Plan. On January 17, 2017, the Bankruptcy Court issued an order under Section 1129 of the Bankruptcy Code confirming the terms of the Plan, at Docket No. 6334 (the “Confirmation Order”), which provides for, among other things, the implementation of a restructuring of CEOC and the other Debtors (such restructuring pursuant to the Plan, the RSAs and the Restructuring Documents (as defined below), the “Restructuring”).

To effectuate the Plan, certain Debtors will, among other things, convert their prepetition corporate structure into two companies—OpCo and PropCo. The primary features of the OpCo / PropCo structure contemplated by the Plan are as follows:

•	OpCo, or New CEOC, will be CEOC’s successor and a wholly owned operating subsidiary of New CEC. OpCo will continue to own substantially all operations, gaming licenses, personal property and other related interests of the Debtors upon completion of the Merger and the Restructuring. Other than with respect to certain domestic properties and non-gaming fixtures contributed to a subsidiary of a newly created real estate investment trust to be wholly owned by certain creditors of the Debtors (the “REIT” or “REIT Entity”), OpCo will lease the real property assets and related fixtures owned by PropCo pursuant to two or more master lease agreements (each, a “Master Lease Agreement,” and together, the “Master Lease Agreements”), one relating to the Caesars Palace Las Vegas property and the others relating to the remaining U.S. properties to be owned by PropCo, and will operate New CEOC’s properties and facilities on an ongoing basis.

•	PropCo will be a subsidiary of the REIT Entity. Upon completion of the Merger and the Restructuring, PropCo will receive, and directly or indirectly own, substantially all of the Debtors’ domestic real property assets and related fixtures. The real property, assets and related fixtures of Caesars Palace Las Vegas will be owned separately by a newly formed, wholly owned subsidiary of PropCo. As part of the Restructuring, neither CEC nor any of the existing stockholders of CEC or CAC, by reason of their capacity as a stockholder of CEC or CAC, will own any equity interest in PropCo or the REIT.

•	The reorganized Debtors (other than PropCo) will remain part of the overall New CEC enterprise, and New CEC will guarantee (1) OpCo’s payments under the Master Lease Agreements and the Golf Course Use Agreement (as defined below) and (2) if necessary, the OpCo debt issued in connection with the Plan.

The distributions contemplated by the Plan will be made from a combination of cash, convertible debt securities and direct equity issued by CEC as well as from a combination of cash, new debt, preferred shares and common shares issued by OpCo, the REIT Entity, PropCo and the other entities that will own the real property assets and related fixtures of Caesars Palace Las Vegas, as applicable.

Below is a chart representing the anticipated structure of New CEC after the completion of the Merger and the Restructuring (based on the number of shares of CEC Common Stock and CAC Common Stock issued and outstanding as of March 31, 2017):

(1)	As part of the Restructuring, affiliates of the Sponsors that granted a proxy to Hamlet Holdings will contribute the shares of CEC Common Stock they currently own to CEC and, accordingly, will not have any interests in New CEC after completion of the Merger and the Restructuring other than through their former interests in CAC.
(2)	Affiliates of the Sponsors that granted a proxy to Hamlet Holdings will beneficially own approximately 20.8% of New CEC through their former interests in CAC, while former CAC public stockholders will own approximately 11.3% of New CEC through their former interests in CAC, in each case calculated after giving effect to the Emergence Stock Issuance and assuming completion of $1.0 billion of the CEC Common Equity Buyback.
(3)	Calculated after giving effect to the Emergence Stock Issuance and assuming completion of at least $1.0 billion of the CEC Common Equity Buyback (which may be up to $1.2 billion under certain circumstances). In the event that $1.2 billion of CEC Common Stock is repurchased in the CEC Common Equity Buyback, CEC Stockholders would own 9.1% of New CEC, CAC stockholders would own 33.4% of New CEC, including approximately 21.7% beneficially owned by affiliates of the Sponsors that granted a proxy to Hamlet Holdings, and CEOC’s creditors would own 57.5% of New CEC, in each case, after giving effect to the Emergence Stock Issuance.

(4)	CERP owns six casinos in the United States and The LINQ promenade along with leasing Octavius Tower to OpCo and gaming space at The LINQ promenade to CGP.
(5)	CGP owns six casinos in the United States and, through its indirect subsidiary CIE, owns and operates a regulated online real money gaming business and owns the WSOP tournaments and brand. As discussed above, on September 23, 2016, CIE sold the SMG Business as it existed at that time, including Playtika, Ltd., to Alpha Frontier Limited for approximately $4.4 billion in cash.
(6)	Managers will be newly formed subsidiaries that will provide management services to OpCo, or New CEOC, with respect to properties leased from PropCo pursuant to the MLSAs (as defined below). See the section entitled “The CEOC Restructuring—The Plan—Shared Services” beginning on page 224 for additional information.
(7)	Consists primarily of captive insurance subsidiaries and certain international development companies.
(8)	OpCo or New CEOC, as CEOC’s successor, is expected to lease and operate 18 casinos in the United States, own and operate one casino in the United States and nine internationally, most of which are located in the United Kingdom, and manage seven casinos owned by unrelated third parties.
(9)	CES provides certain corporate, administrative and management services for the CERP, New CEOC and CGPH casino properties and casinos owned by unrelated third parties. CES also manages certain enterprise assets and the other assets it owns, licenses or controls, and employs certain of the corresponding employees.

In order to support distributions under the Plan, the Plan is conditioned upon CEC making significant cash and non-cash contributions to the Debtors’ reorganization. Specifically, the Plan contemplates CEC, on behalf of itself and its non-Debtor affiliates, making the following cash and non-cash contributions, which contributions will be funded in part from cash currently held by CAC or its subsidiaries that will become available upon the completion of the Merger, which will occur contemporaneously with the Plan Effective Time:

•	approximately $925.2 million (less forbearance fees already paid) in cash to fund Plan distributions, other restructuring transactions contemplated by the Plan, and general corporate purposes, and up to an additional $19.2 million to fund distributions to certain classes of the Debtors’ unsecured creditors;

•	RSA Forbearance Fees (as defined below);

•	$801 million Bank Guaranty Settlement Purchase Price (as defined below) to the Debtors for the benefit of CEOC’s first lien bank lenders;

•	$700 million commitment (with no associated fee) to purchase 100% of OpCo common equity interest (“New CEOC Common Stock”), which cash will be distributed to creditors in connection with the division of CEOC into OpCo and PropCo;

•	call rights to PropCo to purchase the real property and the related fixtures associated with the Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans properties;

•	a guarantee of New CEOC’s monetary obligations under the Master Lease Agreements and, if necessary, the $1,235 million of New CEOC debt (as defined below) to be issued at the Plan Effective Time;

•	approximately $1.1 billion of the Convertible Notes issued by CEC;

•	at least $1.0 billion and up to $1.2 billion in cash to repurchase shares of CEC Common Stock from certain creditors of the Debtors;

•	$60 million for the Additional CEC Bank Consideration (as defined below) and $80 million for the Additional CEC Bond Consideration (as defined below), each of which may be paid in cash or in CEC Common Stock at CEC’s sole discretion (subject to CAC’s prior written consent if CEC Common Stock is issued) and, for accounting and financial reporting purposes, assuming a Plan Effective Time as of August 31, 2017; and

•	issuance of up to 59.2% of CEC Common Stock to creditors of CEOC and the other Debtors (after giving effect to the Merger Stock Issuance and assuming completion of $1.0 billion of the CEC Common Equity Buyback), the issuance of which is the subject of approval at the CEC Special Meeting and will be provided upon exchange of New CEOC Preferred Stock (as defined below) in connection with the CEOC Merger (as defined below).

After the Emergence, New CEC will be responsible for CEC’s ongoing obligations arising from these contributions, including with respect to any guarantees.

Additionally, under the Plan, CAC will waive its recoveries on approximately $293 million (including accrued and unpaid interest) of CEOC’s 6.50% Senior Notes due 2016 and 5.75% Senior Notes due 2017 (collectively, the “Senior Unsecured Notes”).

The following table sets forth the estimated sources and uses of cash for CEC in connection with the Plan, which, for accounting and financial reporting purposes, assumes a Plan Effective Time as of August 31, 2017. See the section entitled “The CEOC Restructuring” beginning on page 216 for additional detail regarding CEC’s obligations in connection with the Restructuring.

Sources of Funds		Uses of Funds
(in millions)
CIE cash(1)	$2,953	Cash to CEOC creditors(4)	$3,719
CEC insurance proceeds(2)	126	Purchase of New CEOC Equity	700
New CEOC Debt proceeds	1,235	CEC Common Equity Buyback(5)	1,000
CEOC and CGP cash(3)	1,445	NRF Settlement(6)	45
		Capitalization of PropCo(7)	45
		Financing, professional and other fees(8)	250

Total sources of funds	$5,759	Total uses of funds	$5,759

(1)	This includes all cash expected to be remaining at CIE after the sale of the SMG Business, less (i) $260 million of cash held in escrow related to the sale, approximately $196 million of which is expected to be released to New CEC in September 2017, subject to certain conditions and any indemnity claims made by the buyers of the SMG Business, and (ii) $15 million of minimum cash.
(2)	Reflects cash proceeds from the settlement of certain claims under director and officer insurance policies.
(3)	Assumes remaining funding requirements are funded using cash held at CEOC and CGP.
(4)	Includes the (i) $925 million CEC Cash Contribution under the Plan, net of $94 million of forbearance fees already paid prior to the Plan Effective Time, (ii) $801 million Bank Guaranty Settlement Purchase Price, net of $61 million for an upfront payment paid prior to the Plan Effective Time, (iii) $140 million of ticking fees, which consists of $60 million to be paid for the Additional CEC Bank Consideration and $80 million to be paid for the Additional CEC Bond Consideration and (iv) $2,006 million of other cash distributions to CEOC creditors pursuant to the Plan. Does not include cash to CEOC creditors from the issuance of marketed debt for Caesars Palace Las Vegas (the “CPLV Market Debt”) or issuance of preferred equity of PropCo (the “PropCo Preferred Equity”), in each case, pursuant to the Plan.
(5)	May be increased to $1,200 million depending on the elections of certain creditors of the Debtors and an evaluation of the potential tax consequences of the buyback.
(6)	Reflects payments required pursuant to the NRF Settlement Agreement (as defined below).
(7)	Represents cash from CEOC that will be transferred to PropCo to fund PropCo at the Plan Effective Time.
(8)	Includes estimates for financing fees and professional fees related to the CPLV Market Debt and New CEOC Debt, backstop fees related to the PropCo Preferred Equity, professional fees for financial advisors related to the Restructuring and Merger, and other fees due pursuant to the RSAs.

Because certain of CEC’s contributions to the Debtors under the Plan take the form of direct credit support, such as the guarantee of New CEOC’s Master Lease Agreements, the Plan provides for, among other things, (1) a global settlement of all claims the Debtors may have against CEC and its affiliates and CAC and its affiliates and (2) comprehensive releases for CEC and its affiliates and CAC and its affiliates for claims or causes of action that the Debtors’ creditors may have against CEC and its affiliates and CAC and its affiliates, including with respect to any obligations CEC may have related to guarantees of CEOC’s debt as well as the disputes affecting CAC related to various transactions that CGP and CIE completed with CEOC since 2009 described below. Please refer to the section entitled “The CEOC Restructuring—The Plan” beginning on page 217 for a more detailed summary of the Plan.

At the Plan Effective Time, the terms of the Plan confirmed by the Confirmation Order will be binding upon the Debtors and all other parties affected by the Plan.

The Restructuring will significantly de-lever the Debtors’ capital structure, leaving New CEOC and its subsidiaries with approximately $1.6 billion in outstanding debt at the Plan Effective Time.

Material Commitments and Obligations

As a part of the Plan, CEC and its subsidiaries anticipate entering into a series of agreements with third parties in connection with the Restructuring (the “Restructuring Documents”). The Restructuring Documents will create certain material commitments for, and impose ongoing obligations on, the business of New CEC after the Emergence. The Restructuring Documents will include the proposed Master Lease Agreement between New CEOC and PropCo (and/or their applicable subsidiaries) with respect to Caesars Palace Las Vegas, the proposed Master Lease Agreements between New CEOC and PropCo (and/or their applicable subsidiaries) with respect to all other PropCo properties, the proposed management and lease support agreements, the proposed New CEOC debt documents, the proposed CEC guarantees, and the indenture governing the Convertible Notes, among other documents. After the Emergence, New CEC will be responsible for CEC’s obligations arising from the Restructuring Documents. See the section entitled “The CEOC Restructuring—The Plan” beginning on page 217 for a more detailed summary of these material commitments and obligations.

Litigation

CEC is subject to a number of disputes related to various transactions that CEOC has completed since 2010 (the “Noteholder Disputes”), all of which are currently stayed consensually or by order of the Bankruptcy Court, including the Parent Guarantee Lawsuits (as defined below). Because the Plan Effective Time and the corresponding resolution of the litigation are conditions precedent to the completion of the Merger, the Merger will not be completed if the appeal is successful and the stay of the Parent Guarantee Lawsuits, or any of them, is lifted, or the conditions precedent to the effectiveness of the Plan are not satisfied or waived, and the Parent Guarantee Lawsuits proceed to judgment. Given the inherent uncertainties of litigation, CEC has concluded that these matters raise substantial doubt about CEC’s ability to continue as a going concern. See the section entitled “Risk Factors—Risks Related to CEC’s Business” beginning on page 86. See also “The Companies—Management’s Discussion and Analysis of Financial Condition and Results of Operations of Caesars Entertainment Corporation” beginning on page 148.

CAC and CGP are subject to several of the Noteholder Disputes related to various transactions that CGP and CIE completed with CEOC since 2009. Because the Plan Effective Time and the corresponding resolution of the litigation are conditions precedent to the completion of the Merger, the Merger will not be completed if the stays are lifted or the conditions precedent to the effectiveness of the Plan are not satisfied or waived, and the Noteholder Disputes proceed to judgment. Given the inherent uncertainties of litigation, CAC and CGP cannot provide assurance as to the outcome of these matters or of the range of reasonably possible losses should these matters ultimately be resolved against them. Should these matters ultimately be resolved through litigation outside the Restructuring against CAC and CGP, such determination could have a material adverse effect on CAC’s and CGP’s businesses, financial condition, results of operations, and cash flows. See the section entitled “Risk Factors” in Part I, Item 1A in CAC’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 15, 2017 (the “CAC 2016 10-K”).

The Merger (See Page 362)

On December 22, 2014, CAC and CEC entered into a merger agreement (the “Original Merger Agreement”). The Original Merger Agreement was superseded on July 9, 2016 when CAC and CEC entered into the A&R Merger Agreement, which was amended on February 20, 2017 by the Amendment (which, as amended, is referred to in this joint proxy statements/prospectus as the “Merger Agreement”). Pursuant to the Merger Agreement, CAC will merge with and into CEC, with CEC as the surviving company. Upon completion of the Merger, CAC Common Stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. You should read the Merger Agreement carefully because it is the legal document that governs the Merger.

Consideration to CAC Stockholders (See Page 242)

Subject to the terms and conditions of the Merger Agreement, upon completion of the Merger, each share of CAC Common Stock issued and outstanding immediately prior to the Merger Effective Time will be converted into, and become exchangeable for, that number of shares of CEC Common Stock equal to the Exchange Ratio. Based on the number of shares of CEC Common Stock and CAC Common Stock issued and outstanding as of March 31, 2017, CAC stockholders are expected to receive approximately 32.1% of the outstanding shares of CEC Common Stock, after giving effect to the Emergence Stock Issuance and assuming completion of $1.0 billion of the CEC Common Equity Buyback. No fractional shares of CEC Common Stock will be issued in the Merger. In lieu of issuance of any such fractional shares that would otherwise be issuable to a holder of CAC Common Stock (after aggregating all fractional shares of CEC Common Stock which such holder would otherwise receive), such fractional shares will be rounded up (if equal to or greater than one-half of a share) or down (if less than one-half of a share) to the nearest whole number of shares of CEC Common Stock.

Based on the $9.20 closing price of a share of CEC Common Stock on NASDAQ on February 17, 2017, the last trading day before the public announcement of the Amendment, the merger consideration represented approximately $14.95 in value for each share of CAC Common Stock. Based on the $12.75 closing price of a share of CEC Common Stock on NASDAQ on June 13, 2017, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, the merger consideration represented approximately $20.72 in value for each share of CAC Common Stock. The implied value was calculated by multiplying the closing price of a share of CEC Common Stock on the relevant date by the Exchange Ratio. Because CEC will issue a fixed number of shares of CEC Common Stock in exchange for each share of CAC Common Stock, the value of the merger consideration that CAC stockholders will receive in the Merger will depend on the market price of shares of CEC Common Stock at the time the Merger is completed. The market price of shares of CEC Common Stock when CAC stockholders receive those shares after the Merger is completed could be greater than, less than or the same as the market price of shares of CEC Common Stock on the date of this joint proxy statement/prospectus or at the time of the CAC Special Meeting.

Comparative Per Share Market Price and Dividend Information (See Page 53)

Market Prices

CEC Common Stock is listed on NASDAQ under the symbol “CZR” and CAC Common Stock is listed on NASDAQ under the symbol “CACQ.” The following table sets forth the closing price per share of CEC Common Stock and of CAC Common Stock as of February 17, 2017, the last trading day before the public announcement of the Amendment, and as of June 13, 2017, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration proposed for each share of CAC Common Stock as of the same two dates. This implied value was calculated by multiplying the closing price of a share of CEC Common Stock on the relevant date by the Exchange Ratio.

	Closing Price per Share
	February 17, 2017	June 13, 2017
CEC Common Stock	$9.20	$12.75
CAC Common Stock	$14.75	$20.40
Implied per Share Value of Merger Consideration	$14.95	$20.72

Dividends

To date, neither CEC nor CAC has paid a cash dividend. Neither CEC nor CAC has any present plans to pay cash dividends to its respective stockholders and, for the foreseeable future, CEC and CAC intend to retain all of their earnings for use in their respective businesses.

Special Meeting of Stockholders of CEC (See Page 229)

Meeting. The CEC Special Meeting will be held on July 25, 2017, in the Classico Chapel at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada, at 8:00 a.m., Pacific Time. At the CEC Special Meeting, CEC stockholders will be asked to consider and vote on the following proposals:

1.	to adopt the Merger Agreement and approve the Merger;

2.	to approve the Merger Stock Issuance;

3.	to approve the Emergence Stock Issuance;

4.	to approve the Convertible Notes Stock Issuance;

5.	to approve the CEC Advisory Compensation Proposal;

6.	to approve the Authorized Shares Proposal;

7.	to approve the Cumulative Voting Proposal;

8.	to approve the Board Declassification Proposal;

9.	to approve the CEC 2017 PIP Proposal; and

10.	to approve the adjournment of the CEC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement and approve the Merger, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal, the Cumulative Voting Proposal, the Board Declassification Proposal and the CEC 2017 PIP Proposal at the time of the CEC Special Meeting.

Record Date. The CEC board of directors has fixed the close of business on June 19, 2017 as the record date for determination of the stockholders entitled to vote at the CEC Special Meeting or any adjournment or postponement thereof. Only CEC stockholders of record at the record date are entitled to receive notice of, and to vote at, the CEC Special Meeting or any adjournment or postponement of the CEC Special Meeting. As of the close of business on June 19, 2017, there were 149,079,231 shares of CEC Common Stock outstanding. Each holder of CEC Common Stock is entitled to one vote for each share of CEC Common Stock owned at the record date.

Quorum. The presence at the CEC Special Meeting, in person or by proxy, of the holders of a majority of votes entitled to be cast for each proposal at the record date (the close of business on June 19, 2017) will constitute a quorum for such proposal. Shares of CEC Common Stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record will not be deemed present for the purpose of determining the presence of a quorum. There must be a quorum for business to be conducted at the CEC Special Meeting. Failure of a quorum to be represented at the CEC Special Meeting will necessitate an adjournment or postponement and will subject CEC to additional expense.

Adjournment. In accordance with CEC’s by-laws, if a quorum is not present in person or represented at the CEC Special Meeting, the CEC Special Meeting may be adjourned by the presiding person of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy.

Required Vote. To adopt the Merger Agreement and approve the Merger, the Authorized Shares Proposal and the Cumulative Voting Proposal, the affirmative vote of holders of a majority of the outstanding shares of CEC Common Stock entitled to vote is required. CEC cannot complete the Merger unless its stockholders adopt the Merger Agreement and approve the Merger. To approve the Board Declassification Proposal, the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of CEC Common Stock entitled to vote is required. Because adoption of the Merger Agreement and approval of the Merger, the Authorized Shares Proposal, and the Cumulative Voting Proposal each requires the affirmative vote of holders of a majority of the outstanding shares of CEC Common Stock and approval of the Board Declassification Proposal requires two-thirds (2/3) of the outstanding shares of CEC Common Stock, a CEC stockholder’s abstention from voting, the failure of CEC stockholders who hold their shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a CEC stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and approval of the Merger and the approval of the Authorized Shares Proposal, the Cumulative Voting Proposal and the Board Declassification Proposal.

To approve the Stock Issuances, the CEC Advisory Compensation Proposal, the CEC 2017 PIP Proposal and an adjournment of the CEC Special Meeting (as specified), the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the CEC Special Meeting and entitled to vote is required. CEC cannot complete the Merger unless its stockholders approve the Stock Issuances. An abstention is not considered a vote cast. Accordingly, assuming a quorum is present, a CEC stockholder’s abstention from voting, the failure of CEC stockholders who hold their shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a CEC stockholder’s other failure to vote will have no effect on the outcome of any vote to approve the Stock Issuances, the CEC Advisory Compensation Proposal, the CEC 2017 PIP Proposal or an adjournment.

Pursuant to the terms and conditions of the CAC Voting Agreement, Hamlet Holdings has agreed with CAC to vote its shares of CEC Common Stock in favor of adopting the Merger Agreement, approving the Merger and approving any other proposal that would reasonably be expected to facilitate the timely completion of the Merger. As a result, adoption of the Merger Agreement and approval of the Merger, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal and the Cumulative Voting Proposal by the CEC stockholders are expected, subject to the terms of the CAC Voting Agreement, as described in “The Voting Agreements” beginning on page 376.

Stock Ownership of and Voting by CEC Directors and Executive Officers. At the record date for the CEC Special Meeting (the close of business on June 19, 2017), CEC’s directors and executive officers and their affiliates beneficially owned and had the right to vote 3,539,243 shares of CEC Common Stock at the CEC Special Meeting, which represents approximately 2.4% of the shares of CEC Common Stock entitled to vote at the CEC Special Meeting.

It is expected that the CEC directors and executive officers will vote their shares “FOR” each of Proposals 1-10, although none of these other CEC directors and executive officers has entered into any agreement requiring them to do so.

Special Meeting of Stockholders of CAC (See Page 236)

Meeting. The CAC Special Meeting will be held on July 25, 2017, in the Classico Chapel at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada, at 10:00 a.m., Pacific Time. At the CAC Special Meeting, CAC stockholders will be asked to consider and vote on the following proposals:

1.	to adopt the Merger Agreement, pursuant to which, among other things, CAC will merge with and into CEC, with CEC as the surviving company and approve the Merger; and

2.	to approve the adjournment of the CAC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement and approve the Merger, at the time of the CAC Special Meeting.

Record Date. The CAC board of directors has fixed the close of business on June 19, 2017 as the record date for determination of the stockholders entitled to vote at the CAC Special Meeting or any adjournment or postponement of the CAC Special Meeting. Only CAC stockholders of record at the record date are entitled to receive notice of, and to vote at, the CAC Special Meeting or any adjournment or postponement of the CAC Special Meeting. As of the close of business on June 19, 2017, there were 138,932,138 shares of CAC Common Stock outstanding. Each holder of CAC Common Stock is entitled to one vote for each share of CAC Common Stock owned at the record date.

Quorum. The presence at the CAC Special Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast for each proposal at the record date (the close of business on June 19, 2017) will constitute a quorum for such proposal. Shares of CAC Common Stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record will not be deemed present at the CAC Special Meeting for the purpose of determining the presence of a quorum. There must be a quorum for business to be conducted at the CAC Special Meeting. Failure of a quorum to be represented at the CAC Special Meeting will necessitate an adjournment or postponement and will subject CAC to additional expense.

Adjournment. In accordance with CAC’s by-laws, if a quorum is not present in person or represented at the CAC Special Meeting, the CAC Special Meeting may be adjourned by the presiding person of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote thereat, present in person or represented by proxy.

Required Vote. To adopt the Merger Agreement and approve the Merger, the affirmative vote of holders of a majority of the outstanding shares of CAC Common Stock entitled to vote is required. CAC cannot complete the Merger unless its stockholders adopt the Merger Agreement. Because adoption requires the affirmative vote of holders of a majority of the outstanding shares of CAC Common Stock entitled to vote, a CAC stockholder’s abstention from voting, the failure of CAC stockholders who hold their shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a CAC stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and approval of the Merger.

To approve the adjournment of the meeting (as specified), the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the CAC Special Meeting and entitled to vote is required. An abstention is not considered a vote cast. Accordingly, assuming a quorum is present, a CAC stockholder’s abstention from voting, the failure of CAC stockholders who hold their shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a CAC stockholder’s other failure to vote will have no effect on the outcome of any vote to approve an adjournment.

Pursuant to the terms and conditions of the CEC Voting Agreement, Hamlet Holdings has agreed with CEC to vote its shares of CAC Common Stock in favor of adopting the Merger Agreement, approving the Merger and approving any other proposal that would reasonably be expected to facilitate the timely completion of the Merger. As a result, adoption of the Merger Agreement and approval of the Merger by the CAC stockholders are expected, subject to the terms of the CEC Voting Agreement, as described in “The Voting Agreements” beginning on page 376.

Stock Ownership of and Voting by CAC Directors and Executive Officers. At the record date for the CAC Special Meeting (the close of business on June 19, 2017), CAC’s directors and executive officers and their affiliates beneficially owned and had the right to vote 330,167 shares of CAC Common Stock at the CAC Special Meeting, which represents less than 1% of the shares of CAC Common Stock entitled to vote at the CAC Special Meeting.

It is expected that CAC’s directors and executive officers will vote their shares “FOR” each of Proposals 1 and 2, although none of them has entered into any agreement requiring them to do so.

CEC Voting Agreement (see Page 376)

On July 9, 2016, CEC entered into a Voting Agreement (the “CEC Voting Agreement”) among CEC, Hamlet Holdings and, solely with respect to certain provisions of the CEC Voting Agreement, affiliates of Apollo and TPG and certain of their co-investors (collectively, the “Holders”).

Pursuant to the CAC Irrevocable Proxy, Hamlet Holdings has the sole voting and sole dispositive power with respect to 90,063,316 shares of CAC Common Stock (the “CAC Subject Shares”), which constituted approximately 64.8% of the outstanding shares of CAC Common Stock as of June 13, 2017.

Pursuant to the terms and conditions of the CEC Voting Agreement, Hamlet Holdings has agreed to, among other things, (1) cause all of the CAC Subject Shares to be counted as present for purposes of calculating a quorum at any meeting of stockholders of CAC, or any adjournment or postponement thereof, (2) vote the CAC Subject Shares in favor of (x) the adoption of the plan of merger contained in the Merger Agreement and (y) any other action, proposal, transaction or agreement that would reasonably be expected to facilitate the completion of the Merger, subject to certain conditions, and (3) vote the CAC Subject Shares against (x) any “Acquisition Proposal” (as further described in the section entitled “The Merger Agreement—Acquisition Proposals” beginning on page 370) or any action that would reasonably be expected to impede, delay, discourage or adversely affect the timely completion of the Merger and (y) any action to change the voting rights of any class of shares of CAC, amend the organizational documents of CAC or amend the capital structure of CAC. In addition, pursuant to the terms and conditions of the CEC Voting Agreement, Hamlet Holdings has agreed to support, and cause its Members (as defined in the CEC Voting Agreement) to support, the Restructuring and to not, and to cause its Members to not, transfer, or agree to transfer, any CAC Subject Shares, subject to certain exceptions.

Either party may terminate the CEC Voting Agreement upon providing notice of termination to the other upon the occurrence of, among other things, (1) a CAC Adverse Recommendation Change (as further described in the section titled “The Merger Agreement—Acquisition Proposals” beginning on page 370) prior to obtaining the required votes for the adoption of the Merger Agreement and the approval of the Merger by CAC stockholders (the “CAC Requisite Vote”), (2) the termination of the CAC Voting Agreement (as described below), (3) the termination of the Merger Agreement, subject to certain exceptions, (4) December 31, 2017 or (5) the Merger Effective Time. In certain circumstances, Hamlet Holdings may also terminate the CEC Voting Agreement if either the Merger Agreement or the Plan is amended in a manner that adversely affects Hamlet Holdings or certain related entities.

CAC Voting Agreement (see Page 376)

On July 9, 2016, CAC entered into a Voting Agreement (the “CAC Voting Agreement” and, together with the CEC Voting Agreement, the “Voting Agreements”) among CAC, Hamlet Holdings and, solely with respect to certain provisions of the CAC Voting Agreement, the Holders.

Pursuant to the CEC Irrevocable Proxy made and granted by the Holders on November 22, 2010, Hamlet Holdings has the sole voting and sole dispositive power with respect to 87,605,299 shares of CEC Common Stock (the “CEC Subject Shares”), which constituted approximately 58.8% of the outstanding shares of CEC Common Stock as of June 13, 2017.

Pursuant to the terms and conditions of the CAC Voting Agreement, Hamlet Holdings has agreed to, among other things, (1) cause all of the CEC Subject Shares to be counted as present for purposes of calculating a quorum at any meeting of stockholders of CEC, or any adjournment or postponement thereof, (2) vote the CEC Subject Shares in favor of (x) the adoption of the plan of merger contained in the Merger Agreement and (y) any other action, proposal, transaction or agreement that would reasonably be expected to facilitate the completion of the Merger, subject to certain conditions, and (3) vote the CEC Subject Shares against (x) any Acquisition Proposal or any action that would reasonably be expected to impede, delay, discourage or adversely affect the timely completion of the Merger and (y) any action to change the voting rights of any class of shares of CEC, amend the organizational documents of CEC or amend the capital structure of CEC. In addition, pursuant to the terms and conditions of the CAC Voting Agreement, Hamlet Holdings has agreed to support, and cause its Members (as defined in the CAC Voting Agreement) to support, the Restructuring and to not, and to cause its Members to not, transfer, or agree to transfer, any CEC Subject Shares, subject to certain exceptions.

Either party may terminate the CAC Voting Agreement upon providing notice of termination to the other upon the occurrence of, among other things, (1) a CEC Adverse Recommendation Change (as further described in the section titled “The Merger Agreement—Acquisition Proposals” beginning on page 370) prior to obtaining the required votes for the adoption of the Merger Agreement and the approval of the Merger by CEC stockholders (the “CEC Requisite Vote”), (2) the termination of the CEC Voting Agreement, (3) the termination of the Merger Agreement, subject to certain exceptions, (4) December 31, 2017 or (5) the Merger Effective Time. In certain circumstances, Hamlet Holdings may also terminate the CAC Voting Agreement if either the Merger Agreement or the Plan is amended in a manner that adversely affects Hamlet Holdings or certain related entities.

No Dissenters’ or Appraisal Rights (See Page 333)

Neither CAC stockholders nor CEC stockholders have dissenters’ or appraisal rights with respect to the Merger.

Treatment of CEC Equity Awards (See Page 363)

Immediately prior to the Merger Effective Time, each outstanding and unvested option to purchase shares of CEC Common Stock granted under the CEC 2012 PIP will be amended in accordance with its terms to provide that it will become vested and exercisable (at target performance levels, if applicable) in the event the optionee’s employment is terminated without “cause” (as defined in the CEC 2012 PIP) by New CEC or any of its subsidiaries (as defined in the Merger Agreement) or for “good reason” (as defined in the Merger Agreement), in either case, within six months following the Merger Effective Time. In addition, immediately prior to the Merger Effective Time, each outstanding and unvested right to receive shares or share equivalents of CEC Common Stock granted under the CEC 2012 PIP (other than any CEC Stock Option) will be amended in accordance with its terms to provide that it will become vested and exercisable (at target performance levels, if applicable) in the event the awardee’s employment is terminated without “cause” (as defined in the CEC 2012 PIP) by New CEC or any of its subsidiaries or for “good reason” (as defined in the Merger Agreement), in either case, within six months following the Merger Effective Time.

Treatment of CAC Equity Awards (See Page 363)

At the Merger Effective Time, and subject to the requirements of Section 424 and 409A of the Code, each outstanding and unexercised CAC Option will be cancelled and converted automatically into an option to purchase a number of shares of CEC Common Stock equal to the product (rounded down to the nearest whole share) of (1) the number of shares of CAC Common Stock subject to such CAC Option and (2) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price of such CAC Option divided by (y) the Exchange Ratio. Each converted CAC Option will continue to vest and be governed by the same terms and conditions as applicable under the CAC Stock Plan prior to the Merger Effective Time. In addition, the Merger Agreement provides that each unvested CAC Option granted pursuant to the CAC 2014 PIP will be amended to provide that it will become fully vested and exercisable (at target performance levels for performance options) in the event the optionee’s employment is terminated by New CEC or any of its subsidiaries without “cause” (as defined in the CAC 2014 PIP) or for “good reason” (as defined in the Merger Agreement), in either case, within six months following the Merger Effective Time; however, each unvested CAC Option granted pursuant to the CAC 2014 PIP and held by a CAC employee has already been amended to provide for the foregoing acceleration.

In addition, at the Merger Effective Time, each CAC Award granted under any CAC Stock Plan will be cancelled and converted automatically into a right to receive shares (or shares equivalent, as applicable) of CEC Common Stock. In the case of CAC Awards denominated in shares, the number of shares of CEC Common Stock subject to the converted CAC Awards will be equal to the product (rounded down to the nearest whole share) of (1) the number of shares of CAC Common Stock subject to such CAC Award and (2) the Exchange Ratio. In the case of CAC Awards denominated in cash, the number of shares of CEC Common Stock, or other securities, property or cash that may be delivered in settlement thereof, will be determined pursuant to the terms of the CAC Stock Plan on the relevant settlement date(s) for such CAC Award. Each outstanding CAC Award held by the CAC named executive officers will vest in full immediately prior to the Merger Effective Time. For all other CAC employees, each unvested converted CAC Award will continue to vest in accordance with its existing terms. In addition, the Merger Agreement provides that each unvested CAC Award granted pursuant to the CAC 2014 PIP amended to provide that it will become vested and exercisable (at target performance levels, if applicable) in the event the awardee’s employment is terminated by New CEC or any of its subsidiaries without “cause” or for “good reason”, in either case, within six months following the Merger Effective Time; however, each unvested CAC Award granted pursuant to the CAC 2014 PIP and held by a CAC employee other than the CAC named executive officers has already been amended to provide for the foregoing acceleration.

The foregoing acceleration provisions are in addition to any acceleration provisions in the existing award agreements governing CAC Options or CAC Awards or employment agreements with any holder of CAC Options or CAC Awards.

Opinion of Financial Advisor to the CEC SAC (See Page 284)

The CEC Strategic Alternatives Committee, consisting of entirely independent directors (the “CEC SAC”), retained Centerview Partners LLC, or “Centerview”, as its financial advisor in connection with the Merger, which, collectively with the other transactions contemplated by the Confirmation Order, the Plan, the Merger Agreement and the other documents and agreements referred to in such documents (the “Transaction Documents”), including, upon the Plan Effective Time, the contribution by the Sponsors of all of the shares of CEC Common Stock owned by the Sponsors to CEC and the issuance by the Company to certain creditors of CEOC shares of CEC Common Stock and Convertible Notes of CEC collectively representing, on an as-converted basis, up to 70.2% of the fully diluted outstanding shares of CEC Common Stock as of the consummation of the Merger (the “Contribution”) and the “Restructuring” (which, for purposes of this section and the summary of the Centerview Opinion below, refers to the term as it is defined in the Merger Agreement) are collectively referred throughout this section and the summary of the Centerview Opinion below as the “Transaction.” In connection with this engagement, the CEC SAC requested that Centerview evaluate the fairness, from a financial point of view, to CEC, of the Exchange Ratio provided for pursuant to the Merger Agreement. On February 17, 2017, Centerview rendered to the CEC SAC its oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 17, 2017 (collectively, the “Centerview Opinion”), that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations described in its written opinion, the Exchange Ratio provided for pursuant to the Merger Agreement and taking into account the Contribution was fair, from a financial point of view, to CEC.

The full text of Centerview’s written opinion, dated February 17, 2017, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein. The summary of the written opinion of Centerview set forth below is qualified in its entirety by the full text of Centerview’s written opinion attached as Annex C. Centerview’s financial advisory services and opinion were provided for the information and assistance of the CEC SAC (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction, and Centerview’s opinion addressed only the fairness, from a financial point of view, to CEC of the Exchange Ratio provided for pursuant to the Merger Agreement and taking into account the Contribution. Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of CEC, CAC or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

Opinion of Financial Advisor to the CAC Special Committee (See Page 303)

In connection with the special committee of the board of directors of CAC’s (the “CAC Special Committee”) consideration of the Merger Agreement and the Merger, the CAC Special Committee received a written opinion, dated February 17, 2017, from the CAC Special Committee’s financial advisor, Moelis & Company LLC, or “Moelis”, that the Exchange Ratio in the Merger was fair from a financial point of view to the holders of CAC Common Stock, other than the Sponsors.

The full text of Moelis’ written opinion, dated February 17, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion (which are also summarized herein), is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. Stockholders of CAC are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the CAC Special Committee (in its capacity as such) in its consideration of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Exchange Ratio to the holders of CAC Common Stock, other than the Sponsors, and does not address CAC’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to CAC. Moelis’ opinion does not constitute a recommendation to any stockholder of CAC or CEC as to how such stockholder should vote or act with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

Interests of Directors and Executive Officers of CEC and CAC in the Merger (See Page 378)

When considering the recommendation of the CEC board of directors that the CEC stockholders vote in favor of the adoption of the Merger Agreement and for the approval of the Merger, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal, the Cumulative Voting Proposal, the Board Declassification Proposal and the CEC 2017 PIP Proposal, CEC stockholders should be aware that directors and executive officers of CEC have certain interests in the Merger that may be different from or in addition to the interests of CEC stockholders generally. The CEC board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the Merger Agreement and the Merger and in recommending that CEC stockholders adopt the Merger Agreement and approve the Merger, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal, the Cumulative Voting Proposal, the Board Declassification Proposal and the CEC 2017 PIP Proposal. These interests include the following:

•	the beneficial ownership by CEC directors and executive officers of CEC Common Stock and CAC Common Stock, representing approximately 5.9% and less than 1% of the outstanding shares of CEC Common Stock and CAC Common Stock, respectively;

•	as described in the Merger Agreement, “double trigger” accelerated vesting of CEC Stock Options and other CEC Awards granted pursuant to the CEC 2012 PIP in the event the CEC executive officer’s employment is terminated by CEC or any of its subsidiaries without “cause” or for “good reason,” in either case, within six months following the Merger Effective Time;

•	as described in the Merger Agreement, with respect to certain CEC executive officers, “double trigger” accelerated vesting of CAC Options and CAC Awards granted pursuant to the CAC 2014 PIP in the event the CEC executive officer’s employment is terminated by CEC or any of its subsidiaries without “cause” or for “good reason”, in either case, within six months following the Merger Effective Time;

•	the potential receipt of severance payments and benefits if such CEC’s executive officer’s employment is terminated without “cause” or if the executive resigns from employment for “good reason”; and

•	the CEC HRC’s approval of the 2017 Retention Program, which consists of (1) a one-time stock option re-pricing and (2) amendments to certain executive officers’ employment agreements to provide for “double trigger” accelerated vesting of CEC Stock Options and other CEC Awards granted pursuant to the CEC 2012 PIP, or any other CEC long-term incentive awards, in the event the applicable executive’s employment is terminated by CEC or any of its subsidiaries without “cause,” for “good reason” or by reason of the executive’s death or disability (as such terms are defined in the CEC executive’s employment agreement), in each case, at any time prior to the second anniversary of the Plan Effective Time.

When considering the recommendation of the CAC board of directors that CAC stockholders vote in favor of the adoption of the Merger Agreement and approval of the Merger, CAC stockholders should be aware that directors and executive officers of CAC have certain interests in the Merger that may be different from or in addition to the interests of CAC stockholders generally. The CAC board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the Merger Agreement and the Merger and in recommending that CAC stockholders adopt the Merger Agreement and approve the Merger. These interests include the following:

•	the beneficial ownership by CAC directors and executive officers of CAC Common Stock and CEC Common Stock, representing less than 1% each of the outstanding shares of CAC Common Stock and CEC Common Stock;

•	accelerated vesting of CAC Awards held by the CAC named executive officers granted pursuant to the CAC 2014 PIP immediately prior to the Merger Effective Time;

•	with respect to certain CAC executive officers, “double trigger” accelerated vesting of CEC Stock Options granted pursuant to the CEC 2012 PIP in the event the CAC executive officer’s employment is terminated by CEC or any of its subsidiaries without “cause” or for “good reason,” in either case, within six months following the Merger Effective Time; and

•	with respect to certain CAC officers, the potential receipt of severance payments and benefits if such CAC’s executive officer’s employment is terminated without “cause” or if the executive resigns from employment for “good reason”.

Certain Governance Matters Following the Merger (See Page 397)

Upon completion of the Merger, the composition of directors and officers of New CEC will be different than the current composition of CEC directors and officers and CAC directors and officers. The CEC board of directors currently consists of eleven directors and the CAC board of directors currently consists of seven directors. The Merger Agreement requires that the number of directors on the board of directors of New CEC be eleven, and that the directors be appointed in accordance with the terms of the Plan. The Plan requires that a certain number of independent directors be appointed to the board of directors of New CEC and that the director appointments be subject to the consent of certain of the Debtors’ creditors.

Listing of Shares of CEC Common Stock and Delisting and Deregistration of CAC Common Stock (See Page 336)

CEC will apply for listing on NASDAQ, where shares of CEC Common Stock are currently traded, of the shares of CEC Common Stock to be issued in the Merger. If the Merger is completed, the shares of CEC Common Stock to be issued in the Merger will be listed on NASDAQ, and shares of CAC Common Stock will no longer be listed on NASDAQ and will be deregistered under the Exchange Act.

Conditions to Completion of the Merger (See Page 372)

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the obligation of each of CEC, on the one hand, and CAC, on the other hand, to complete the Merger is subject to the satisfaction or waiver of a number of conditions, including, but not limited to, the following:

•	the Plan containing the Debtor Release, the Third-Party Release and the Exculpation and being confirmed by the Bankruptcy Court, which Confirmation Order was entered on January 17, 2017, with the Plan Effective Time occurring contemporaneously with the Merger Effective Time;

•	the adoption of the Merger Agreement and approval of the Merger by the affirmative vote of the holders of at least a majority of all outstanding shares of CEC Common Stock and CAC Common Stock;

•	obtaining any necessary licenses, consents or other approvals from gaming authorities to effect the Merger;

•	no law or order having been adopted, promulgated or issued by any governmental entity that would prohibit, restrain, enjoin or render unlawful the completion of the Merger;

•	the effectiveness of the registration statement covering shares of CEC Common Stock to be issued in the Merger (of which this joint proxy statement/prospectus forms a part) and the absence of any stop order suspending that effectiveness or any proceedings for that purpose pending before the SEC;

•	the authorization for the listing of such shares of CEC Common Stock;

•	any waiting period under the HSR Act with respect to the Merger or any other applicable antitrust laws for which a filing has been made pursuant to the Merger Agreement shall have expired or been terminated, which CEC and CAC have determined that no such antitrust filings will be required; and

•	solely with respect to CAC’s obligation to complete the Merger, CEC’s receipt of tax rulings regarding certain tax aspects of the Restructuring, which tax rulings were received on January 5, 2017, as well as receipt of tax opinions.

CEC and CAC cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed. Additionally, if conditions are not met or are incapable of being met, CEC and/or CAC may be entitled to terminate the Merger Agreement, as described further below.

Regulatory Approvals Required for the Merger (See Page 333)

The respective obligation of each of CEC and CAC to complete the Merger and the Restructuring is subject to the receipt of gaming approvals from gaming authorities in up to 10 jurisdictions in which CEC, CAC or any of their respective subsidiaries or affiliates conducts gaming activities. The process of obtaining such approvals may take several months to complete, and such gaming approvals may not be obtained in a timely manner or at all. The respective obligation of each of CEC and CAC is also subject to the expiration or termination of any waiting period under the HSR or any other applicable antitrust laws for which a filing has been made pursuant to the Merger Agreement, which CEC and CAC have determined that no such antitrust filings will be required. See the section entitled “Risk Factors—Risks Related to the Merger” beginning on page 74.

In addition, the parties’ respective obligation to complete the Merger is conditioned upon the expiration or termination of any waiting period under the HSR Act with respect to the Merger or any other applicable antitrust laws for which a filing has been made pursuant to the Merger Agreement, which CEC and CAC have determined that no such antitrust filings will be required. The parties’ respective obligation to complete the Merger is further conditioned upon the absence of a law or order issued, adopted or promulgated by any governmental entity, including any gaming authority or antitrust authority, that would prohibit, restrain, enjoin or render unlawful the completion of the Merger.

CEC and CAC Expect to Complete the Merger in the Second Half of the Third Quarter of 2017 (See Page 364)

The Merger will occur no later than the third (3rd) business day after satisfaction or waiver of the conditions to its completion (other than those conditions that by their nature are to be satisfied at the closing but subject to the fulfillment or waiver of those conditions), unless otherwise mutually agreed by the parties. As of the date of this joint proxy statement/prospectus, the completion of the Merger is anticipated to occur in the second half of the third quarter of 2017, based upon current expectations regarding the timing of receipt of all necessary regulatory approvals to accomplish the Merger and the Restructuring. However, there can be no assurance as to when, or if, the Merger will occur.

Subject to certain conditions, the Merger Agreement may be terminated, and the Merger may be abandoned, by CEC or by CAC if the Merger Effective Time has not occurred by the close of business on December 31, 2017 (the “Outside Date”).

Solicitation by CEC (See Page 370)

Prior to obtaining the requisite stockholder approval, CEC may consider a bona fide unsolicited Acquisition Proposal that constitutes, or would reasonably be expected to result in, a Superior Proposal, if failure to take such action would be reasonably likely to be inconsistent with its respective directors’ fiduciary duties. In such event, CEC may terminate the Merger Agreement and pay a termination fee to the other party as set forth in the paragraph immediately below. In the event that CEC receives a Superior Proposal, CEC shall provide CAC the opportunity to adjust its proposal to match the Superior Proposal.

The Merger Agreement contains certain termination rights for the parties, including the right in certain circumstances to terminate the Merger Agreement and accept a Superior Proposal. Upon termination of the Merger Agreement under certain circumstances, including with respect to the acceptance of a Superior Proposal, CEC may be required to pay a termination fee of $25 million as provided in the Merger Agreement.

Solicitation by CAC (See Page 370)

The Merger Agreement also contains a “Go-Shop” provision which allowed CAC and its subsidiaries to directly or indirectly initiate, solicit and encourage an offer, proposal or inquiry relating to, or any third-party indication of interest in, any acquisition or purchase of 100% of the issued and outstanding CAC Common Stock (a “CAC Acquisition Proposal”) until 45 business days after the date of the A&R Merger Agreement (the “Go-Shop Period”). CAC did not receive a CAC Acquisition Proposal during the Go-Shop Period.

Prior to obtaining the requisite stockholder approval, CAC may consider a bona fide unsolicited Acquisition Proposal that constitutes, or would reasonably be expected to result in, a “Superior Proposal” (as described in the section titled “The Merger Agreement—Acquisition Proposals” beginning on page 370), if failure to take such action would be reasonably likely to be inconsistent with its respective directors’ fiduciary duties. In such event, CAC may terminate the Merger Agreement and pay a termination fee to the other party as set forth in the paragraph immediately below. In the event that CAC receives a Superior Proposal, CAC shall provide CEC the opportunity to adjust its proposal to match the Superior Proposal.

The Merger Agreement contains certain termination rights for the parties, including the right in certain circumstances to terminate the Merger Agreement and accept a Superior Proposal. Upon termination of the Merger Agreement under certain circumstances, including with respect to the acceptance of a Superior Proposal, CAC may be required to pay a termination fee of $25 million as provided in the Merger Agreement.

Termination of the Merger Agreement (See Page 374)

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, and subject to the terms and conditions described in the Merger Agreement, the Merger Agreement may be terminated at any time before completion of the Merger in any of the following ways:

•	by either CEC or CAC:

•	with the mutual agreement of the other party;

•	if adoption of the Merger Agreement and approval of the Merger is not obtained at (1) the CAC Special Meeting or any adjournments or postponements thereof or (2) the CEC Special Meeting or any adjournments or postponements thereof;

•	upon 30 days’ prior written notice of termination, if there has occurred and is continuing certain breaches by the other party of representations or warranties contained in the Merger Agreement or covenants or agreements in the Merger Agreement; provided, that such breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

•	upon written notice to the other party, prior to the time that the CAC Requisite Vote has been obtained (if CEC is the party giving notice of termination) or prior to the time that the CEC Requisite Vote has been obtained (if CAC is the party giving notice of termination), if the board of directors of the other party will have effected an Adverse Recommendation Change (as defined below);

•	if the Merger Effective Time has not occurred by the close of business on the Outside Date; provided, however, that the terminating party’s failure to comply with any provision of the Merger Agreement has not been the cause of, or materially contributed to, the failure of the Merger Effective Time to occur on or before such date;

•	if any required gaming approval has been denied, rescinded or revoked in a certain manner and such denial, rescission or revocation became final and non-appealable; provided, however, that the right to terminate will not be available to any party whose failure to comply with any provision of the Merger Agreement has been the cause of, or materially contributed to, such denial, rescission or revocation; or

•	if an order (a “105 Injunction Order”) of the Bankruptcy Court temporarily enjoining all or some of the Caesars Cases (as defined in the Merger Agreement) ceases to be in effect, within 14 days following the date the 105 Injunction Order ceases to be in effect.

•	by CEC:

•	if prior to the receipt of the CEC Requisite Vote, the board of directors of CEC authorizes CEC enter into an acquisition agreement in respect of a Superior Proposal and CEC substantially concurrently enters into such agreement; or

•	if CEOC files, without CEC’s prior written consent, a plan of reorganization that does not include the Debtor Release, the Third-Party Release or the Exculpation with respect to CEC and its subsidiaries and representatives or contains certain other exculpatory provisions or other document with the Bankruptcy Court that is otherwise materially inconsistent with the CEC/CEOC RSA.

•	by CAC:

•	if prior to the receipt of the CAC Requisite Vote, the board of directors of CAC authorizes entering into an acquisition agreement in respect of a Superior Proposal and CAC substantially concurrently enters into such agreement; or

•	if CEOC files, without CAC’s prior written consent, a plan of reorganization that does not include the Debtor Release, the Third-Party Release or the Exculpation with respect to CAC and its subsidiaries and representatives or contains certain other exculpatory provisions or other document with the Bankruptcy Court that is otherwise materially inconsistent with the First Amended and Restated Restructuring Support Agreement, dated as of July 9, 2016, between CAC and CEOC (the “CAC/CEOC RSA” and, together with the CEC/CEOC RSA, the “Caesars RSAs”).

Specific Performance; Remedies (See Page 362)

Under the Merger Agreement, each of CEC and CAC is entitled to an injunction or injunctions to prevent breaches of the Merger Agreement or to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which that party may be entitled at law or in equity.

U.S. Federal Income Tax Consequences of the Merger (See Page 334)

The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, CAC stockholders that are U.S. holders will generally not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of CAC Common Stock for CEC Common Stock in the Merger. The obligations of CEC and CAC to complete the Merger are subject to, among other conditions described in this joint proxy statement/prospectus and the Merger Agreement, which is included as Annex A to this joint proxy statement/prospectus, the receipt by each of CEC and CAC of the opinion of its respective counsel to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

You should read the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—U.S. Federal Income Tax Consequences of the Merger,” beginning on page 333, for a more complete discussion of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your own tax advisor to determine the tax consequences of the Merger to you.

Accounting Treatment (See Page 336)

For accounting purposes, the Merger is a business combination to be accounted for as a reorganization of entities under common control. The accounting treatment for such events is similar to the former “pooling of interests method.” Accordingly, the financial position and results of operations of CAC will be included in the consolidated financial statements of CEC on the same basis as currently presented and as if the entities were combined into a single reporting entity for all periods presented.

As part of the Restructuring, it is anticipated that New CEOC will be acquired by New CEC and will become a consolidated wholly-owned subsidiary of New CEC. The acquisition method of accounting under ASC Topic 805, on the acquisition date, New CEC (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, and goodwill. The results of operations for New CEC will be reported prospectively subsequent to the acquisition date.

Rights of CAC Stockholders Will Change as a Result of the Merger (See Page 405)

CAC stockholders will have different rights once they become New CEC stockholders due to differences between the organizational documents of New CEC and CAC. These differences are described in more detail under the section entitled “Comparison of Stockholder Rights” beginning on page 404.

Litigation Relating to the Merger (See Page 336)

On December 30, 2014, Nicholas Koskie, on behalf of himself and, he alleged, all others similarly situated, filed a lawsuit (the “Merger Lawsuit”) in the Clark County District Court in the State of Nevada against CAC, CEC and members of the CAC board of directors Marc Beilinson, Philip Erlanger, Dhiren Fonseca, Don Kornstein, Karl Peterson, Marc Rowan, and David Sambur (the individual defendants collectively, the “CAC Directors”). The Merger Lawsuit alleged claims for breach of fiduciary duty against the CAC Directors and aiding and abetting breach of fiduciary duty against CAC and CEC. On October 13, 2016, the court dismissed the Merger Lawsuit without prejudice. Pursuant to local rule, the case could have been reinstated at the plaintiff’s written request, provided such request was filed within 30 days of the date of service of written notice of the dismissal. The 30-day time period has now expired. There is currently no pending litigation relating to the Merger.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CEC

The following table presents selected historical consolidated financial data of CEC. The selected financial data of CEC as of and for the three months ended March 31, 2017 and 2016 are derived from CEC’s unaudited consolidated financial statements and related notes (the “2017 CEC Interim Financial Statements”). The selected financial data of CEC for each of the years ended December 31, 2016, 2015 and 2014, and as of December 31, 2016 and 2015, are derived from CEC’s audited consolidated financial statements and related notes (the “2016 CEC Financial Statements”). The selected financial data of CEC for each of the years ended December 31, 2013 and 2012, and as of December 31, 2014, 2013 and 2012 and March 31, 2016, have been derived from CEC’s historical consolidated financial statements for such periods, which have not been included in this joint proxy statement/prospectus.

The historical financial data of CEC should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Caesars Entertainment Corporation,” beginning on page 148, the 2016 CEC Financial Statements and the 2017 CEC Interim Financial Statements.

	Three Months Ended March 31,		Years Ended December 31,
(In millions, except per share data)	2017	2016	2016	2015(1)	2014	2013	2012
OPERATING DATA
Net revenues	$963	$950	$3,877	$3,929	$7,967	$7,917	$7,994
Impairment of goodwill	—	—	—	—	695	104	195
Impairment of intangible and tangible assets(2)	—	—	—	1	299	2,727	430
Income/(loss) from operations	158	88	257	346	(555)	(2,047)	72
Interest expense	147	151	599	683	2,669	2,252	2,100
Deconsolidation and restructuring of CEOC and other(3)	(463)	(237)	(5,758)	6,115	(95)	28	161
Income/(loss) from continuing operations, net of income taxes	(524)	(307)	(6,127)	5,897	(2,723)	(2,748)	(1,150)
Discontinued operations, net of income taxes(4)	—	33	3,380	155	(143)	(192)	(353)
Net income/(loss)	(524)	(274)	(2,747)	6,052	(2,866)	(2,940)	(1,503)
Net income/(loss) attributable to CEC	(546)	(308)	(3,569)	5,920	(2,783)	(2,948)	(1,508)
COMMON STOCK DATA
Basic earnings/(loss) per share from:
Continuing operations	$(3.71)	$(2.35)	$(47.52)	$39.80	$(18.53)	$(21.43)	$(9.22)
Discontinued operations(4)	—	0.23	23.11	1.08	(1.00)	(1.50)	(2.82)

Net income/(loss)	$(3.71)	$(2.12)	$(24.41)	$40.88	$(19.53)	$(22.93)	$(12.04)

Diluted earnings/(loss) per share from:
Continuing operations	$(3.71)	$(2.35)	$(47.52)	$39.20	$(18.53)	$(21.43)	$(9.22)
Discontinued operations(4)	—	0.23	23.11	1.06	(1.00)	(1.50)	(2.82)

Net income/(loss)	$(3.71)	$(2.12)	$(24.41)	$40.26	$(19.53)	$(22.93)	$(12.04)

FINANCIAL POSITION DATA
Total assets	$14,812	$12,150	$14,894	$12,206	$23,339	$24,492	$27,670
Current portion of long-term debt	46	150	89	187	15,779	197	880
Long-term debt(5)	6,743	6,770	6,749	6,777	7,230	20,715	20,305
Noncontrolling interests(6)	1,796	1,273	1,759	1,246	255	1,218	80
Stockholders’ equity/(deficit)	(3,722)	673	(3,177)	987	(4,997)	(3,122)	(412)

(1)	2015 reflects the deconsolidation of CEOC (see Note 2 to the 2016 CEC Financial Statements).
(2)	See Note 6 and Note 7 to the 2016 CEC Financial Statements for information about impairments.
(3)	See Note 1 to both the 2017 CEC Interim Financial Statements and the 2016 CEC Financial Statements.
(4)	See Note 14 to the 2017 CEC Interim Financial Statements and Note 17 to the 2016 CEC Financial Statements.
(5)	See Note 9 to the 2017 CEC Interim Financial Statements and Note 11 to the 2016 CEC Interim Financial Statements for information about debt.
(6)	The decrease in 2014 was primarily due to the sale and grant of CEOC shares in May 2014, which reduced CEC’s ownership to approximately 89%. The increase in 2013 was primarily due to the formation of CGP (see Note 2 to the 2016 CEC Financial Statements).

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CEOC

The following table presents selected historical consolidated financial data of CEOC. The selected financial data of CEOC as of and for the three months ended March 31, 2017 and 2016 are derived from CEOC’s unaudited consolidated condensed financial statements and related notes (the “2017 CEOC Interim Financial Statements”). The selected financial data of CEOC for each of the years ended December 31, 2016, 2015 and 2014, and as of December 31, 2016 and 2015, are derived from CEOC’s audited consolidated financial statements and related notes (the “2016 CEOC Financial Statements”). The selected financial data of CEOC for the year ended December 31, 2013 and as of December 31, 2014 and March 31, 2016, have been derived from CEOC’s audited and unaudited consolidated financial statements for such periods, which have not been included in this joint proxy statement/prospectus.

The historical financial data of CEOC should be read in conjunction with the 2016 CEOC Financial Statements and the 2017 CEOC Interim Financial Statements.

	Three Months Ended March 31,		Years Ended December 31,
(In millions)	2017	2016	2016	2015	2014	2013
OPERATING DATA
Net revenues	$1,121.4	$1,163.1	$4,701.7	$4,714.5	$5,092.8	$5,939.9
Impairment of goodwill(1)	—	—	—	—	260.9	101.2
Impairment of intangible and tangible assets(1)	—	—	—	130.4	271.4	1,707.6
Income/(loss) from operations	176.7	185.5	791.4	504.6	(265.8)	(1,243.4)
Interest expense and other(2)	64.1	65.3	260.2	343.5	2,216.0	2,145.2
Reorganization items(3)	7.9	69.3	223.0	2,615.2	—	—
Income/(loss) from continuing operations, net of income taxes	98.8	82.6	341.4	(2,420.3)	(2,087.7)	(2,844.1)
Loss from discontinued operations, net of income taxes	(0.1)	(2.1)	(4.3)	(13.2)	(172.4)	(217.9)
Net income/(loss)	98.7	80.5	337.1	(2,433.5)	(2,260.1)	(3,062.0)
Net income/(loss) attributable to CEOC	96.6	77.9	328.3	(2,441.9)	(2,267.8)	(3,066.3)

FINANCIAL POSITION DATA
Total assets	$11,348.2	$11,445.2	$11,345.1	$11,393.3	$11,508.5
Current portion of long-term debt	1.4	0.9	1.5	2.1	15,619.9
Long-term debt(4)	369.6	369.8	369.3	369.6	387.8
Liabilities subject to compromise(5)	18,453.1	18,867.4	18,471.4	18,869.3	—
Noncontrolling interests	21.9	24.1	21.4	23.6	24.1
Stockholders’ deficit	(10,102.6)	(10,472.7)	(10,226.7)	(10,585.6)	(8,142.9)

(1)	See Note 6 and Note 7 to the 2016 CEOC Financial Statements.
(2)	Contractual interest was $421.1 million for the three months ended March 31, 2017, $429.1 million for the three months ended March 31, 2016, $1,711.4 million for the year ended 2016 and $1,714.0 million for the year ended 2015. See Note 2 to both the 2017 CEOC Interim Financial Statements and the 2016 CEOC Financial Statements for information about CEOC’s Chapter 11 Cases.
(3)	See Note 12 to the 2017 CEOC Interim Financial Statements and Note 14 to the 2016 CEOC Financial Statements for information about reorganization items.
(4)	See Note 9 to the 2017 CEOC Interim Financial Statements and Note 10 to the 2016 CEOC Financial Statements for information about debt.
(5)	See Note 8 to the 2017 CEOC Interim Financial Statements and Note 9 to the 2016 CEOC Financial Statements for information about liabilities subject to compromise.

SELECTED HISTORICAL FINANCIAL DATA OF CAC

The following table presents financial data of CAC and combined financial data of the assets and entities that were acquired by or contributed to CGP in the Initial CGP Transactions, the Acquired Properties Transaction and the Harrah’s Transaction (each defined below). Periods prior to the Initial CGP Transactions are referred to in the aggregate as Predecessor Growth Partners, which is considered to be the predecessor to CAC. The combined financial data of Predecessor Growth Partners is presented as if those businesses and assets acquired in the Initial CGP Transactions, the Acquired Properties Transaction and the Harrah’s Transaction were combined into one reporting entity for the periods presented, and have been derived from the historical accounting records of CEC. The selected financial data of CAC and Predecessor Growth Partners in the table below have been derived from CAC’s and Predecessor Growth Partners’ historical consolidated financial statements for such periods, which have not been incorporated by reference into this joint proxy statement/prospectus.

The historical financial data of CAC should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the audited financial statements and related notes of CAC included in CAC’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 15, 2017 and the unaudited financial statements and related notes of CAC included in CAC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 2, 2017.

		Caesars Acquisition Company					Predecessor Growth Partners
(In millions, except per share data)	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	February 25 Through December 31, 2013	January 1 Through October 21, 2013	Year Ended December 31, 2012
Statements of Operations
Revenues
Net revenues	$—	$—	$—	$—	$—	$—	$845.9	$1,095.6
Operating expenses
Direct operating expenses	—	—	—	—	—	—	399.8	532.4
Property, general, administrative and other	9.3	6.6	30.0	31.2	25.4	0.4	244.3	307.6
Write-downs, reserves and project opening costs, net of recoveries	—	—	—	—	—	—	15.6	8.4
Management fees to related parties	—	—	—	—	—	—	14.2	16.1
Depreciation and amortization	—	—	—	—	—	—	66.8	85.0

Total operating expenses	9.3	6.6	30.0	31.2	25.4	0.4	740.7	949.5
Income from equity method investment in CGP	13.8	24.4	820.6	97.4	79.4	7.3	N/A	N/A

Income from operations	4.5	17.8	790.6	66.2	54.0	6.9	105.2	146.1
Interest expense, net of interest capitalized	—	—	—	—	—	—	(60.5)	(56.1)
Interest income—related party	—	—	—	—	—	—	138.5	145.1
Loss on extinguishment of debt	—	—	—	—	—	—	(0.7)	—
Other income, net	—	—	—	—	—	—	0.5	1.5

Income before provision for income taxes	4.5	17.8	790.6	66.2	54.0	6.9	183.0	236.6
Provision for income taxes	(2.5)	(8.6)	(171.5)	(34.2)	(39.4)	(2.4)	(74.4)	(89.5)

Net income from continuing operations	2.0	9.2	619.1	32.0	14.6	4.5	108.6	147.1

		Caesars Acquisition Company					Predecessor Growth Partners
(In millions, except per share data)	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014	February 25 Through December 31, 2013	January 1 Through October 21, 2013	Year Ended December 31, 2012
Discontinued operations
Income from discontinued operations before income taxes	—	—	—	—	—	—	6.8	71.6
Benefit from/(provision for) income taxes related to discontinued operations	—	—	—	—	—	—	6.4	(19.0)

Net income from discontinued operations	—	—	—	—	—	—	13.2	52.6

Net income	2.0	9.2	619.1	32.0	14.6	4.5	121.8	199.7
Less: net loss/(income) attributable to non-controlling interests	—	—	—	—	—	—	5.1	(0.6)

Net income attributable to CAC and Predecessor Growth Partners, respectively	$2.0	$9.2	$619.1	$32.0	$14.6	$4.5	$126.9	$199.1

Common Stock Data
Earnings per share—basic	$0.01	$0.07	$4.50	$0.23	$0.11	$0.19
Earnings per share—diluted	$0.01	$0.07	$4.49	$0.23	$0.11	$0.19
Balance Sheet Data (at period end)
Total assets	$1,803.1	$1,154.2	$1,821.5	$1,137.4	$1,059.3	$1,155.3		$3,974.7
Total debt(1)	—	—	—	—	—	—		873.8
Equity	1,705.7	1,077.4	1,698.8	1,067.4	1,023.1	1,153.4		2,573.4

(1)	Total debt is comprised of third-party debt, debt to related party and convertible notes issued to related party.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The following table sets forth, for the calendar periods indicated, the high and low intra-day sales prices per share of CEC Common Stock and CAC Common Stock. CEC Common Stock is listed on NASDAQ under the symbol “CZR” and CAC Common Stock is listed on NASDAQ under the symbol “CACQ.” As of the close of business on June 19, 2017, the record date for the CEC Special Meeting, there were 149,079,231 shares of CEC Common Stock issued and outstanding that were held by 118 stockholders of record. As of the close of business on June 19, 2017, the record date for the CAC Special Meeting, there were 138,932,138 shares of CAC Common Stock issued and outstanding that were held by 39 stockholders of record.

	CEC Common Stock		CAC Common Stock
	High	Low	High	Low
Fiscal Year Ended December 31, 2015:
First Quarter	$16.00	$8.78	$10.49	$6.18
Second Quarter	12.48	5.95	8.48	6.00
Third Quarter	10.61	3.30	8.23	4.82
Fourth Quarter	9.17	5.75	8.26	6.03

Fiscal Year Ended December 31, 2016:
First Quarter	$9.64	$5.65	$7.35	$4.48
Second Quarter	8.86	6.24	12.15	5.43
Third Quarter	10.84	5.39	13.00	10.10
Fourth Quarter	8.50	6.70	13.53	10.00

Fiscal Year Ending December 31, 2017:
First Quarter	$10.50	$8.18	$15.80	$13.00
Second Quarter (through June 13, 2017)	$13.05	$9.20	$20.75	$14.85

The following table sets forth the closing price per share of CEC Common Stock and of CAC Common Stock as of February 17, 2017, the last trading day before the public announcement of the Amendment, and as of June 13, 2017, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration proposed for each share of CAC Common Stock as of the same two dates. This implied value was calculated by multiplying the closing price of a share of CEC Common Stock on the relevant date by the Exchange Ratio.

	Closing Price per Share
	February 17, 2017	June 13, 2017
CEC Common Stock	$9.20	$12.75
CAC Common Stock	$14.75	$20.40
Implied per Share Value of Merger Consideration	$14.95	$20.72

The market prices of shares of CEC Common Stock and CAC Common Stock have fluctuated since February 21, 2017, the date of the first public announcement of the Amendment, and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the CAC Special Meeting and the date the Merger is completed, and the market prices of shares of CEC Common Stock will continue to fluctuate after the date the Merger is completed. No assurance can be given concerning the market prices of CEC Common Stock and CAC Common Stock before completion of the Merger or CEC Common Stock after completion of the Merger. Accordingly, CAC stockholders are advised to obtain current market quotations for CEC Common Stock and CAC Common Stock in deciding whether to vote for adoption of the Merger Agreement.

Dividends

To date, CEC has not paid a cash dividend. CEC intends to retain all future earnings, if any, for use in the operation of its business and to fund further growth. CEC does not anticipate paying any dividends for the foreseeable future. The decision whether to pay dividends will be made by CEC’s board of directors in light of conditions then existing, including factors such as CEC’s results of operations, financial condition and requirements, business conditions and covenants under any applicable contractual arrangements, including its indebtedness.

To date, CAC has not paid a cash dividend. CAC has no present plans to pay cash dividends to its stockholders and, for the foreseeable future, intends to retain all of its earnings for use in its business. The declaration of any future dividends by CAC is within the discretion of CAC’s board of directors and will be dependent upon CAC’s earnings, financial condition and capital requirements, as well as any other factors deemed relevant by CAC’s board of directors.

CEC UNAUDITED CONSOLIDATED CONDENSED PRO FORMA FINANCIAL STATEMENTS

The following unaudited consolidated condensed pro forma financial information is presented to illustrate the estimated effects of the following pro forma transactions (the “Pro Forma Transactions”), which are expected to take effect at the Plan Effective Time:

•	the Merger; and

•	the Restructuring.

The unaudited consolidated condensed pro forma financial information, referred to herein as the “pro forma financial information,” is based upon the historical audited consolidated financial statements of both CEC and CEOC, which are included elsewhere in this joint proxy statement/prospectus, and the historical audited consolidated financial statements of CAC, which are incorporated by reference into this joint proxy statement/prospectus. CEC, CEOC, and CAC prepare their financial statements in conformity with GAAP.

The unaudited consolidated condensed pro forma balance sheet as of March 31, 2017, is referred to herein as the “pro forma balance sheet” and is presented on a basis to reflect (1) the Merger and (2) the Restructuring as if each had occurred on March 31, 2017.

The unaudited consolidated condensed pro forma statements of operations for the three months ended March 31, 2017, and each of the years ended December 31, 2016, 2015, and 2014, are referred to herein as the “pro forma statements of operations.” The pro forma statements of operations are presented to reflect the Merger for all periods presented because the Merger is considered a business combination to be accounted for as a reorganization of entities under common control. The pro forma statements of operations for the three months ended March 31, 2017, and the year ended December 31, 2016, also give effect to the Restructuring as if it had occurred on January 1, 2016.

The pro forma financial information is, in part, based on certain assumptions regarding the Pro Forma Transactions that management believes are reasonable and are (1) directly attributable to the Pro Forma Transactions, (2) factually supportable, and (3) with respect to the pro forma statements of operations, expected to have a continuing impact on the consolidated company. In addition, the pro forma financial information should be read in conjunction with:

•	the accompanying notes, referred to herein as the notes to the unaudited consolidated condensed pro forma financial statements;

•	CEC’s audited consolidated financial statements and unaudited interim consolidated condensed financial statements and the related notes thereto included elsewhere in this joint proxy statement/prospectus;

•	CAC’s audited financial statements and unaudited interim consolidated condensed financial statements and the related notes thereto incorporated by reference into this joint proxy statement/prospectus; and

•	CEOC’s audited consolidated financial statements and unaudited interim consolidated condensed financial statements and the related notes thereto included elsewhere in this joint proxy statement/prospectus.

The pro forma financial information does not reflect any of management’s expectations for revenue enhancements, costs savings from operating efficiencies, synergies or other restructuring activities that could result from the Pro Forma Transactions or the costs and related liabilities that would be incurred to achieve such revenue enhancements, costs savings from operating efficiencies, synergies or restructuring activities. The pro forma financial information does not purport to represent what the financial position or results of operations would actually have been if the Pro Forma Transactions had occurred as of the dates indicated or what the financial position or results of operations would be for any future periods. The actual results in future periods may differ materially from that reflected in the pro forma financial information.

The pro forma adjustments related to the Merger have been prepared on the basis that the Merger is a business combination to be accounted for as a reorganization of entities under common control. Therefore, in accordance with Accounting Standards Codification Topic 805, Business Combinations, CAC’s assets and liabilities will be accounted for at their historical carrying values as of the Plan Effective Time. The pro forma adjustments are comprised primarily of (1) the elimination of CAC’s equity investment in CGP and CEC’s related noncontrolling interest; and (2) income tax adjustments attributable to the combined entities.

The results of CEOC and its subsidiaries were deconsolidated by CEC subsequent to the filing of the Bankruptcy Petitions on January 15, 2015. For additional information regarding the Bankruptcy Petitions and the Plan, see the section entitled “The CEOC Restructuring” beginning on page 216.

As part of the Plan that was approved by the Bankruptcy Court on January 17, 2017 and in accordance with the RSAs, it is anticipated that CEOC will be divided into two companies—OpCo and PropCo. OpCo is also referred to as “New CEOC,” and will operate CEOC’s properties and facilities. PropCo will hold certain of CEOC’s real property assets and related fixtures and will lease those assets to New CEOC. It is anticipated that New CEOC will be a wholly owned consolidated subsidiary of New CEC subsequent to the Restructuring, and that it will contract with other subsidiaries of New CEC to manage the facilities to be leased from PropCo, and the lease between New CEOC and PropCo will be accounted for as a financing by New CEOC. PropCo will be a separate entity, of which New CEC will have no direct or indirect ownership, and therefore will not be consolidated by New CEC.

The pro forma financial adjustments related to the Restructuring are based on terms of the Plan and the RSAs and are prepared assuming that CEOC represents the predecessor to New CEOC, the entity CEC will be acquiring as part of the Restructuring. New CEOC represents substantially all of CEOC. The pro forma adjustments are comprised primarily of the following:

•	the acquisition of New CEOC by New CEC in exchange for cash consideration and CEC Common Stock, which includes the addition of the assets and liabilities of predecessor CEOC less (1) assets and liabilities that will not be part of New CEOC upon its emergence from bankruptcy and (2) assets and liabilities that would be eliminated upon the consolidation of New CEC and New CEOC;

•	the adjustments to remeasure the assets and liabilities acquired from New CEOC at their estimated fair values;

•	recognition of failed sale-leaseback financing obligations primarily related to the real estate assets that will be sold to PropCo and leased back to New CEOC because the transaction does not qualify for sale-leaseback accounting, and therefore, will be accounted for as a financing;

•	the distributions by New CEC and New CEOC to fund their commitments under the Plan, which include a combination of cash payments and the issuance of new debt instruments, Convertible Notes, and CEC Common Stock;

•	the fair value of the option that, if exercised, would require New CEC to issue shares in exchange for the Convertible Notes;

•	the $1.0 billion CEC Common Equity Buyback and fair value of the option that, if exercised, would require CEC to repurchase up to an additional $200 million of CEC Common Stock; and

•	the issuance of the PropCo Call Right, at fair value, which will provide PropCo with the right to acquire certain properties owned by CERP and CGP.

The fair value adjustments represent a preliminary estimate of the fair value of New CEOC’s assets and liabilities, which will be updated for the final valuation upon the Emergence. The final fair value determination will be based on New CEOC’s assets and liabilities as of the Plan Effective Time and will be different from that reflected in the pro forma financial information, and that difference may be material.

Caesars Entertainment Corporation

Consolidated Condensed Pro Forma Balance Sheets

As of March 31, 2017

(Unaudited)

		Merger with CAC					New CEOC Restructuring
	CEC	CAC	Pro Forma Adjustments			Subtotal	CEOC	Pro Forma Adjustments				Subtotal	Pro Forma Consolidated
(In millions)								Emergence			Elimination
											(i)
Assets
Current assets
Cash and cash equivalents	$1,454	$32	$2,647	(a	)	$4,133	$1,608	$(4,524)	(j	)	$—	$(2,916)	$1,217
Restricted cash	3,041	—	(2,647)	(a	)	394	2	—			—	2	396
Receivables, net	159	—	—			159	282	(12)	(l	)	—	270	429
Due from affiliates	26	20	(20)	(b	)	26	84	—			(110)	(26)	—
Prepayments and other current assets	145	1	—			146	65	—			(8)	57	203
Inventories	17	—	—			17	30	—			—	30	47

Total current assets	4,842	53	(20)			4,875	2,071	(4,536)			(118)	(2,583)	2,292
Property and equipment, net	7,429	—	—			7,429	5,813	3,580	(m	)	(254)	9,139	16,568
Goodwill	1,608	—	—			1,608	674	539	(n	)	—	1,213	2,821
Intangible assets other than goodwill	417	—	—			417	2,314	(914)	(o	)	—	1,400	1,817
Restricted cash	105	—	—			105	20	—			—	20	125
Deferred income taxes	—	113	(113)	(c	)	—	25	(25)	(p	)	—	—	—
Deferred charges and other assets	411	1,637	(1,637)	(d	)	411	431	16	(q	)	(244)	203	614

Total assets	$14,812	$1,803	$(1,770)			$14,845	$11,348	$(1,340)			$(616)	$9,392	$24,237

Liabilities and Stockholders’ Equity/(Deficit)
Current liabilities
Accounts payable	$188	$—	$—			$188	$110	$—			$(2)	$108	$296
Due to affiliates	67	—	(20)	(b	)	47	25	—			(72)	(47)	—
Accrued expenses and other current liabilities	641	2	—			643	504	(30)	(r	)	(12)	462	1,105
Accrued restructuring and support expenses	7,033	—	—			7,033	—	(6,998)	(s	)	(35)	(7,033)	—
Interest payable	133	—	—			133	5	—			—	5	138
Current portion of long-term debt	46	—	—			46	2	9	(t	)	—	11	57

Total current liabilities	8,108	2	(20)			8,090	646	(7,019)			(121)	(6,494)	1,596
Long-term debt	6,743	—				6,743	370	2,313	(t	)	—	2,683	9,426
Failed sale-leaseback financing obligations	—	—	—			—	—	8,207	(w	)	—	8,207	8,207
Deferred income taxes	1,794	—	26	(c	)	1,820	1,479	(1,028)	(p	)	(755)	(304)	1,516
Deferred credits and other liabilities	93	95	(91)	(c	)	97	503	677	(u	)	(359)	821	918
Liabilities subject to compromise	—	—	—			—	18,453	(18,453)	(v	)	—	—	—

Total liabilities	16,738	97	(85)			16,750	21,451	(15,303)			(1,235)	4,913	21,663

Commitments and contingencies
Stockholders’ equity/(deficit)
Total stockholders’ equity/(deficit)	(3,722)	1,706	61	(e	)	(1,955)	(10,125)	13,963	(x	)	665	4,503	2,548
Noncontrolling interests	1,796	—	(1,746)	(d	)	50	22	—			(46)	(24)	26

Total CEC equity/(deficit)	(1,926)	1,706	(1,685)			(1,905)	(10,103)	13,963			619	4,479	2,574

Total liabilities and stockholders’ equity/(deficit)	$14,812	$1,803	$(1,770)			$14,845	$11,348	$(1,340)			$(616)	$9,392	$24,237

See accompanying Notes to Unaudited Consolidated Condensed Pro Forma Financial Statements.

Caesars Entertainment Corporation

Consolidated Condensed Pro Forma Statements of Operations

Three Months Ended March 31, 2017

(Unaudited)

		Merger with CAC					New CEOC Restructuring
								Pro Forma Adjustments
(In millions)	CEC	CAC	Pro Forma Adjustments			Subtotal	CEOC	Emergence			Elimination	Subtotal	Pro Forma Consolidated
											(i)
Revenues
Casino	$532	$—	$—			$532	$823	$—			$—	$823	$1,355
Food and beverage	196	—	—			196	180	—			—	180	376
Rooms	243	—	—			243	124	—			—	124	367
Other revenue	129	—	—			129	88	—			(23)	65	194
Reimbursed management costs	—	—	—			—	38	—			(14)	24	24
Less: casino promotional allowances	(137)	—	—			(137)	(132)	—			—	(132)	(269)

Net revenues	963	—	—			963	1,121	—			(37)	1,084	2,047

Operating expenses
Direct
Casino	283	—	—			283	478	—			—	478	761
Food and beverage	93	—	—			93	78	—			—	78	171
Rooms	63	—	—			63	25	—			—	25	88
Property, general, administrative, and other	234	—	—			234	209	—			(18)	191	425
Reimbursable management costs	—	—	—			—	38	—			(14)	24	24
Depreciation and amortization	102	—	—			102	99	22	(y	)	(4)	117	219
Corporate expense	33	8	—			41	16	—			(1)	15	56
Other operating costs	(3)	1	(1)	(f	)	(3)	1	—			—	1	(2)

Total operating expenses	805	9	(1)			813	944	22			(37)	929	1,742

Income/(loss) from operations	158	(9)	1			150	177	(22)			—	155	305
Interest expense	(147)	—	—			(147)	(64)	(204)	(z	)	7	(261)	(408)
Other Income	—	14	(14)	(g	)	—	—	—			—	—	—
Reorganization items	—	—	—			—	(8)	—			—	(8)	(8)
Deconsolidation and restructuring of CEOC and other	(463)	—	—			(463)	8	—			—	8	(455)

Income/(loss) from continuing operations before income taxes	(452)	5	(13)			(460)	113	(226)			7	(106)	(566)
Income tax benefit/(provision)	(72)	(3)	44	(h	)	(31)	(14)	(11)			19	(6)	(37)

Income/(loss) from continuing operations, net of income taxes	(524)	2	31			(491)	99	(237)			26	(112)	(603)
Discontinued operations	—	—	—	(h	)	—	—	—			—	—	—

Net income/(loss)	(524)	2	31			(491)	99	(237)			26	(112)	(603)
Net (income)/loss attributable to noncontrolling interests	(22)	—	23	(g	)	1	(2)	—			—	(2)	(1)

Net income/(loss) attributable to Caesars	$(546)	$2	$54			$(490)	$97	$(237)			$26	$(114)	$(604)

See accompanying Notes to Unaudited Consolidated Condensed Pro Forma Financial Statements.

Caesars Entertainment Corporation

Consolidated Condensed Pro Forma Statements of Operations

Year Ended December 31, 2016

(Unaudited)

		Merger with CAC					New CEOC Restructuring
								Pro Forma Adjustments
(In millions)	CEC	CAC	Pro Forma Adjustments			Subtotal	CEOC	Emergence			Elimination	Subtotal	Pro Forma Consolidated
									(i	)
Revenues
Casino	$2,177	$—	$—			$2,177	$3,373	$—			$—	$3,373	$5,550
Food and beverage	788	—	—			788	729	—			—	729	1,517
Rooms	923	—	—			923	492	—			—	492	1,415
Other revenue	527	—	—			527	446	—			(93)	353	880
Reimbursed management costs	—	—	—			—	213	—			(60)	153	153
Less: casino promotional allowances	(538)	—	—			(538)	(551)	—			—	(551)	(1,089)

Net revenues	3,877	—	—			3,877	4,702	—			(153)	4,549	8,426

Operating expenses
Direct
Casino	1,128	—	—			1,128	1,925	—			(1)	1,924	3,052
Food and beverage	383	—	—			383	315	—			—	315	698
Rooms	249	—	—			249	100	—			—	100	349
Property, general, administrative, and other	1,166	—	—			1,166	869	—			(69)	800	1,966
Reimbursable management costs	—	—	—			—	213	—			(60)	153	153
Depreciation and amortization	439	—	—			439	408	88	(y	)	(28)	468	907
Corporate expense	166	28	—			194	72	—			(3)	69	263
Other operating costs	89	2	(1)	(f	)	90	8	—			—	8	98

Total operating expenses	3,620	30	(1)			3,649	3,910	88			(161)	3,837	7,486

Income/(loss) from operations	257	(30)	1			228	792	(88)			8	712	940
Interest expense	(599)	—	—			(599)	(260)	(812)	(z	)	31	(1,041)	(1,640)
Other Income	—	821	(821)	(g	)	—	—	—			—	—	—
Reorganization items	—	—	—			—	(223)	—			—	(223)	(223)
Deconsolidation and restructuring of CEOC and other	(5,758)	—	—			(5,758)	47	—			(35)	12	(5,746)

Income/(loss) from continuing operations before income taxes	(6,100)	791	(820)			(6,129)	356	(900)			4	(540)	(6,669)
Income tax benefit/(provision)	(27)	(172)	665	(h	)	466	(14)	—			888	874	1,340

Income/(loss) from continuing operations, net of income taxes	(6,127)	619	(155)			(5,663)	342	(900)			892	334	(5,329)
Discontinued operations	3,380	—	(496)	(h	)	2,884	(4)	—			4	—	2,884

Net income/(loss)	(2,747)	619	(651)			(2,779)	338	(900)			896	334	(2,445)
Net (income)/loss attributable to noncontrolling interests	(822)	—	851	(g	)	29	(9)	—			—	(9)	20

Net income/(loss) attributable to Caesars	$(3,569)	$619	$200			$(2,750)	$329	$(900)			$896	$325	$(2,425)

See accompanying Notes to Unaudited Consolidated Condensed Pro Forma Financial Statements.

Caesars Entertainment Corporation

Consolidated Condensed Pro Forma Statements of Operations

Year Ended December 31, 2015

(Unaudited)

		Merger with CAC
(In millions)	CEC	CAC	Pro Forma Adjustments			Pro Forma Consolidated
Revenues
Casino	$2,286	$—	$—			$2,286
Food and beverage	823	—	—			823
Rooms	878	—	—			878
Other revenue	505	—	—			505
Less: casino promotional allowances	(563)	—	—			(563)

Net revenues	3,929	—	—			3,929

Operating expenses
Direct
Casino	1,194	—	—			1,194
Food and beverage	399	—	—			399
Rooms	227	—	—			227
Property, general, administrative, and other	1,062	1	—			1,063
Depreciation and amortization	374	—	—			374
Impairment of tangible and other intangible assets	1	—	—			1
Corporate expense	174	22	—			196
Other operating costs	152	8	(5)	(f	)	155

Total operating expenses	3,583	31	(5)			3,609

Income/(loss) from operations	346	(31)	5			320
Interest expense	(683)	—	—			(683)
Other Income	—	97	(97)	(g	)	—
Deconsolidation and restructuring of CEOC and other	6,115	—	—			6,115

Income/(loss) from continuing operations before income taxes	5,778	66	(92)			5,752
Income tax benefit/(provision)	119	(34)	34	(h	)	119

Income/(loss) from continuing operations, net of income taxes	5,897	32	(58)			5,871
Discontinued operations	155	—	—			155

Net income/(loss)	6,052	32	(58)			6,026
Net (income)/loss attributable to noncontrolling interests	(132)	—	134	(g	)	2

Net income/(loss) attributable to Caesars	$5,920	$32	$76			$6,028

See accompanying Notes to Unaudited Consolidated Condensed Pro Forma Financial Statements.

Caesars Entertainment Corporation

Consolidated Condensed Pro Forma Statements of Operations

Year Ended December 31, 2014

(Unaudited)

		Merger with CAC
(In millions)	CEC	CAC	Pro Forma Adjustments			Pro Forma Consolidated
Revenues
Casino	$5,418	$—	$—			$5,418
Food and beverage	1,495	—	—			1,495
Rooms	1,207	—	—			1,207
Other revenue	742	—	—			742
Reimbursed management costs	243	—	—			243
Less: casino promotional allowances	(1,138)	—	—			(1,138)

Net revenues	7,967	—	—			7,967

Operating expenses
Direct
Casino	3,253	—	—			3,253
Food and beverage	694	—	—			694
Rooms	315	—	—			315
Property, general, administrative, and other	1,930	1	—			1,931
Reimbursable management costs	243	—	—			243
Depreciation and amortization	658	—	—			658
Impairment of goodwill	695	—	—			695
Impairment of tangible and other intangible assets	299	—	—			299
Corporate expense	232	10	—			242
Other operating costs	203	14	—			217

Total operating expenses	8,522	25	—			8,547

Loss from operations	(555)	(25)	—			(580)
Interest expense	(2,669)	—	—			(2,669)
Other income/(expense)	—	79	(79)	(g	)	—
Deconsolidation and restructuring of CEOC and other	(95)	—	—			(95)

Income/(loss) from continuing operations before income taxes	(3,319)	54	(79)			(3,344)
Income tax benefit/(provision)	596	(39)	(214)	(h	)	343

Income/(loss) from continuing operations, net of income taxes	(2,723)	15	(293)			(3,001)
Discontinued operations	(143)	—	—			(143)

Net income/(loss)	(2,866)	15	(293)			(3,144)
Net income attributable to noncontrolling interests	83	—	114	(g	)	197

Net income/(loss) attributable to Caesars	$(2,783)	$15	$(179)			$(2,947)

See accompanying Notes to Unaudited Consolidated Condensed Pro Forma Financial Statements.

Caesars Entertainment Corporation

Notes to Unaudited Consolidated Condensed Pro Forma Financial Statements

Note 1—Merger of CEC and CAC

(a)	Adjustment to release restriction on the cash proceeds received from the sale of CIE’s social and mobile games business, which was restricted for the purpose of funding CEC’s commitments under the Plan.

(b)	Adjustments to eliminate intercompany balances between CEC and CAC.

(c)	Adjustments to deferred income taxes to reclassify deferred tax assets to deferred tax liabilities for jurisdictional netting and to reflect changes in the deferred tax liabilities upon the combination of CEC and CAC entities.

Increase/(Decrease) to Pro Forma Balance Sheet
(In millions)	March 31, 2017
Deferred income asset	(113)
Deferred income liability	26
Deferred credits and other liabilities	(91)
Total stockholders’ equity/(deficit)(1)	(48)

(1)	See equity adjustment in Note 1(e)

(d)	Adjustments to eliminate CAC’s equity investment in CGP, which is a variable interest entity consolidated by CEC, and the related noncontrolling interest in CGP reflected on CEC’s balance sheet.

Increase/(Decrease) to Pro Forma Balance Sheet
(In millions)	March 31, 2017
Deferred charges and other assets	$(1,637)
Total stockholders’ equity/(deficit)(1)	109

Noncontrolling interests	$(1,746)

(1)	See equity adjustment in Note 1(e)

(e)	Adjustments to equity for noncontrolling interest and income taxes (see Notes 1(c) and 1(d)).

Increase/(Decrease) to Pro Forma Balance Sheet
(In millions)	March 31, 2017
Noncontrolling interest	$109
Income taxes	(48)

Total stockholders’ equity/(deficit)	$61

(f)	Adjustment to remove professional fees incurred by CAC directly related to the Merger.

(g)	Adjustments to eliminate CAC’s equity interest in CGP’s net income and the related net income attributable to noncontrolling interests reported by CEC as well as merger-related expenses incurred by CAC during 2015.

(h)	Adjustments to income tax provision due to the combination of the CEC and CAC entities.

Note 2—Adjustments to Predecessor CEOC

(i)	CEOC represents the predecessor to New CEOC, the entity New CEC will be acquiring as part of the Restructuring. New CEOC represents substantially all of CEOC. The following adjustments are to remove amounts that are included in CEOC’s standalone financial statements that will not be included in the acquisition of New CEOC or that represent intercompany amounts that would otherwise be eliminated as part of New CEC’s consolidation of New CEOC. The primary adjustments include the following:

1.	Amounts recorded as due to/from affiliates between CEC and CEOC are considered intercompany transactions and are eliminated in consolidation.

Caesars Entertainment Corporation

Notes to Unaudited Consolidated Condensed Pro Forma Financial Statements

(Continued)

2.	CEC has an accrued liability of $35 million that is currently due and payable to CEOC in accordance with the terms of the Plan. This amount is considered an intercompany transaction and is eliminated in consolidation.

3.	CGP prepaid a portion of its management fees due to CEOC as part of its purchase of four properties from CEOC. The prepaid management fees and related management fee expense recorded by CGP along with the deferred management fee revenue and related management fee revenue recorded by CEOC are considered intercompany transactions and are eliminated in consolidation.

4.	CEOC entered into a sale-leaseback transaction for Octavius Tower at Caesars Palace Las Vegas with a subsidiary of CEC, and the sale-leaseback is accounted for as a financing. The assets and liabilities recorded by CEOC and corresponding lease revenue recorded by CEC are considered intercompany transactions and are eliminated in consolidation.

5.	As a result of CEOC’s bankruptcy, certain liabilities related to health and welfare insurance were accrued by both CEC and CEOC subsequent to when CEC deconsolidated CEOC pending a final ruling by the Bankruptcy Court. The duplicate accruals are eliminated in consolidation.

6.	The adjustments to deferred income taxes are a result of CEC’s consolidation of New CEOC.

7.	The adjustment to the 2016 income tax benefit/(provision) is primarily due to the removal of CEC’s deferred tax liability on its outside basis difference in CEOC as a result of the Restructuring. The adjustment to the March 31, 2017 income tax benefit/(provision) is a result of the acquisition of New CEOC and the merger of CEC and CAC.

Note 3—New CEOC Restructuring Transactions

The Plan was confirmed by the Bankruptcy Court on January 17, 2017, and the RSAs with the Debtors’ major creditor groups have been executed, and, as such, CEC believes the pro forma adjustments related to the Restructuring, which reflect the terms in the Plan and the RSAs, represent the best estimate of the impact to CEC. However, because the Plan is pending the receipt of required gaming regulatory approvals, among other things, the pro forma adjustments are subject to change. Pursuant to the terms of the Plan, certain obligations will ultimately be settled in exchange for CEC Common Stock and the Convertible Notes. The value of CEC Common Stock and Convertible Notes issuable upon consummation of the Merger and Restructuring as contemplated in the Plan are subject to change and will likely differ from the current value of such instruments. As such, CEC expects to adjust the fair value of the pro forma adjustments upon determination of the actual fair values of the securities.

These pro forma adjustments represent the Restructuring as if the transactions had occurred on March 31, 2017, for the pro forma balance sheet and on January 1, 2016, for the pro forma statements of operations. The adjustments made are as follows:

(j)	Cash—Reflects the pro forma adjustment to cash relating to contributions from CEC and CEOC to CEOC’s creditors as part of the terms in the Plan.

(In millions)	Note		March 31, 2017
Payment of CEC accrued restructuring liabilities	Note 3	(s)	$(1,870)
CEC Common Equity Buyback	Note 3	(x)	(1,000)
Payment for CEC’s acquisition of New CEOC Common Stock	Note 3	(x)	(700)
National Retirement Fund (“NRF”) settlement	Note 3	(r)	(30)
NRF prepaid pension contributions	Note 3	(q)	(15)
Additional cash distributed to the creditors	Note 3	(x)	(909)

Total pro forma adjustment to cash			$(4,524)

Caesars Entertainment Corporation

Notes to Unaudited Consolidated Condensed Pro Forma Financial Statements

(Continued)

(k)	Preliminary purchase price allocation—As part of the Restructuring, CEC will acquire New CEOC for consideration valued at $2,115 million, which is the estimated fair value of New CEOC’s equity at the time of the acquisition. The acquisition will be accounted for under ASC 805 as a business combination. The preliminary purchase price allocation noted below is preliminary and based on management’s current best estimates of the fair values of identifiable assets acquired and liabilities assumed. The final allocation of purchase price will be determined at a later date and is dependent on a number of factors, including the determination of the final aggregate consideration paid as well as the final valuation of New CEOC’s assets and liabilities. These differences could differ materially from the pro forma amounts included herein.

CEC will continue to evaluate and value identifiable assets acquired and liabilities assumed and contingent consideration that may require the preliminary purchase price allocation to be adjusted based on the ongoing analysis.

(In millions)	Note	March 31, 2017
Preliminary fair value of total purchase price(1)		$2,115
Assets acquired:
Receivables, net	Note 3(l)	270
Current assets(2)		722
Property and equipment, net	Note 3(m)	9,139
Intangible assets other than goodwill	Note 3(o)	1,400
Investment in non-consolidated affiliate	Note 3(q)	63
Other non-current assets(2)		304
Liabilities assumed:
Current liabilities(2)		(617)
Long-term debt		(1,605)
Failed sale-leaseback financing obligations	Note 3(w)	(8,207)
Deferred income taxes	Note 3(p)	(451)
Other non-current liabilities(2)		(116)

Net identifiable assets acquired		902

Goodwill	Note 3(n)	$1,213

(1)	Preliminary fair value of total purchase price represents management’s current best estimate of the fair value of New CEOC’s equity, but the final fair value upon the completion of the Restructuring could differ materially from the pro forma amount included herein.
(2)	Management believes that preliminarily, subject to finalization of valuation analysis upon the completion of the Restructuring, the carrying value of these assets and liabilities approximates fair value.

(l)	Receivables, net—Reflects the pro forma adjustment to receivables, net as determined as part of the preliminary purchase price allocation described in Note 3(k).

(In millions)	March 31, 2017
Estimated fair value of receivables, net acquired	$270
Less: Predecessor CEOC receivables, net	(282)

Total pro forma adjustment to receivables, net	$(12)

(m)

Property and equipment, net—The pro forma adjustment to property and equipment includes an adjustment for the estimated fair values of the assets as determined as part of the preliminary purchase price allocation described in Note 3(k). In connection with the Restructuring, CEOC will be divided into OpCo, or

Caesars Entertainment Corporation

Notes to Unaudited Consolidated Condensed Pro Forma Financial Statements

(Continued)

New CEOC, and PropCo, and certain real estate assets will be sold to PropCo and leased back by New CEOC. Under the expected terms of the Master Lease Agreements, CEC estimates that the length of the lease, including optional renewal periods, would represent substantially all (90% or more) of the remaining economic lives of the properties and facilities subject to the lease, and the terms of the renewal options give CEC the ability to renew the lease at a rate that has the potential of being less than a fair market value rate as determined at the time of renewal. Therefore, CEC anticipates that the transaction will not qualify for sale-leaseback accounting.

For a failed sale-leaseback, the real estate assets remain on the consolidated balance sheet at their historical net book value and are depreciated over their remaining useful lives. For this transaction, the real estate assets that will be sold to PropCo and leased back by New CEOC will first be adjusted to fair value upon New CEOC’s emergence from bankruptcy to determine the new book value. The fair value is determined based on the highest and best use of the real estate assets, where the highest and best use represents the value determined from a REIT’s perspective, which increases the value due to its tax-advantaged status and lower cost of capital. CEC will then recognize a failed sale-leaseback financing obligation equal to this fair value (see Note 3(w) for the related liability).

(In millions)	March 31, 2017
Estimated fair value of New CEOC property and equipment acquired	$932
Estimated fair value of New CEOC property subject to the financing obligations	8,207

Total estimated fair value of New CEOC property and equipment acquired	9,139
Less: Predecessor CEOC property and equipment	(5,559)

Total pro forma adjustment to property and equipment	$3,580

(n)	Goodwill—Reflects the pro forma adjustment to goodwill as determined as part of the preliminary purchase price allocation described in Note 3(k). The goodwill balance of $1,213 million is attributable to a number of factors, including: (i) the values of acquired assets that do not meet the definition of an identifiable intangible asset under ASC 805, but that do contribute to the value of the acquired business, including the assembled workforce and relationships with customers for which CEC does not have a player relationship through its Total Rewards system; (ii) the going-concern value associated with expectations of forging relationships with future customers; (iii) the assemblage value associated with acquiring an on-going business whose value is worth more than simply the sum of its parts; and (iv) the goodwill that arises through the addition of a $451 million deferred income tax liability to the opening balance sheet as described in Note 3(p).

(In millions)	March 31, 2017
New CEOC acquisition excess purchase price over net identifiable assets	$1,213
Less: Predecessor CEOC goodwill	(674)

Total pro forma adjustment to goodwill	$539

(o)	Intangible assets other than goodwill—Reflects the pro forma adjustment to intangible assets other than goodwill as determined as part of the preliminary purchase price allocation described in Note 3(k).

(In millions)	March 31, 2017
Estimated fair value of New CEOC intangible assets other than goodwill acquired	$1,400
Less: Predecessor CEOC intangible assets other than goodwill	(2,314)

Total pro forma adjustment to intangible assets other than goodwill	$(914)

Caesars Entertainment Corporation

Notes to Unaudited Consolidated Condensed Pro Forma Financial Statements

(Continued)

(p)	Deferred income taxes—Reflects the pro forma adjustment to deferred income taxes as determined as part of the preliminary purchase price allocation described in Note 3(k).

(In millions)	March 31, 2017
Estimated fair value of New CEOC deferred income tax liability acquired	$451
Plus: Predecessor CEOC deferred income asset	25
Less: Predecessor CEOC deferred income liability	(1,479)

Net pro forma adjustment to deferred income taxes	(1,003)
Pro forma adjustment to deferred income tax asset	(25)

Pro forma adjustment to deferred income tax liability	$(1,028)

(q)	Deferred charges and other assets—Reflects the following pro forma adjustments to record (i) New CEOC’s investment in non-consolidated affiliates at fair value as determined as part of the preliminary purchase price allocation described in Note 3(k); (ii) the receipt of the remaining assets related to the deferred compensation plan liabilities that CEC will assume as part of the Restructuring (see Note 3(u)) and removal of assets reported by predecessor CEOC; and (iii) a prepaid pension contribution associated with NRF Settlement (see Note 3 of the 2017 CEC Interim Financial Statements).

(In millions)	March 31, 2017
Estimated fair value of New CEOC’s investment in non-consolidated affiliates	$180
Less: Predecessor CEOC’s investment in non-consolidated affiliates	(117)

Net pro forma adjustment to investment in non-consolidated affiliates	63
Adjust deferred compensation plan assets	(62)
National Retirement Fund (“NRF”) prepaid pension contributions	15

Pro forma adjustment to deferred charges and other assets	$16

(r)	Accrued expenses and other current liabilities—This adjustment reflects CEC’s payment of the NRF Payments associated with the litigation settlement, the legal fee reimbursement, and the withdrawal liability (see Note 3 of the 2017 CEC Interim Financial Statements).

(s)	Accrued restructuring and support commitments—Reflects the satisfaction of obligations recorded in connection with the Plan and the RSAs as of December 31, 2016 that are directly attributable to the Restructuring and will settled in either cash, debt, or equity instruments.

(In millions)	Note	March 31, 2017
Settlement of accrued restructuring support payments		$(7,033)
Intercompany accrual payable to predecessor CEOC	Note 2(i)	35

Net settlement of accrued restructuring and support commitments		$(6,998)

Composition of settlement of Restructuring and Support Commitments:
Cash payment of CEC accrued restructuring liabilities(1)	Note 3(j)	$(1,870)
Issuance of the Convertible Notes	Note 3(t)	(1,119)
Estimated value of debt and equity enhancements	Note 3(u)	(513)
PropCo call right	Note 3(u)	(131)
Issuance of CEC Common Stock	Note 3(x)	(3,365)

		$(6,998)

(1)	Includes a $126 million payment related to directors’ and officers’ insurance proceeds, although CEC expects to fund this obligation from insurance proceeds that will be provided upon Emergence.

Caesars Entertainment Corporation

Notes to Unaudited Consolidated Condensed Pro Forma Financial Statements

(Continued)

(t)	Long-term debt—Reflects the pro forma adjustment to record new long-term debt instruments contemplated in the Plan.

	March 31, 2017
(In millions)	Face Value	Book Value
Convertible Notes issued to creditors(1)	$1,119	$1,117
New CEOC Debt(2)	1,235	1,205

Total pro forma adjustment to long-term debt	$2,354	2,322

Current portion of long-term debt		(9)

Total pro forma adjustment to non-current long-term debt		$2,313

(1)	Book value is reported net of $2 million in unamortized discounts and deferred finance charges
(2)	Book value is reported net of $30 million in unamortized discounts and deferred finance charges

(u)	Deferred credits and other liabilities—Reflects the following pro forma adjustments to record (i) a derivative liability for enhancements embedded in the equity and debt instruments issued under the terms of Plan; (ii) the issuance of the PropCo call right; and (iii) CEC’s assumption of CEOC’s deferred compensation liability (see Note 3(q)), which is included in CEOC’s liabilities subject to compromise below.

(In millions)	March 31, 2017
Conversion feature of New CEC Convertible Notes(1)	$511
New CEC equity Additional Buyback put option(2)	2
PropCo call right	131
Deferred compensation liability	33

Total pro forma adjustment to deferred credits and other liabilities	$677

(1)	Preliminary fair value of bifurcated conversion feature of the Convertible Notes. Final fair value upon the completion of the Restructuring could differ materially from the pro forma amount included herein.
(2)	Derivative liability associated with the CEC Common Equity Buyback, in which the creditors have the right to require CEC to repurchase up to $200 million worth of newly-issued CEC Common Stock. Final fair value upon the completion of the Restructuring could differ materially from the pro forma amount included herein.

(v)	Liabilities subject to compromise—Reflects the following pro forma adjustment relating to the removal of liabilities held by CEOC that will not be obligations of New CEOC at the time of the Emergence.

(In millions)	March 31, 2017
Debt	$(17,581)
Accrued interest	(543)
Certain retirement plans	(130)
Contract rejection and exit costs	(57)
Accrued liabilities	(72)
Accounts payable	(40)
Due to affiliates	(30)

Total pro forma adjustment to liabilities subject to compromise	$(18,453)

Caesars Entertainment Corporation

Notes to Unaudited Consolidated Condensed Pro Forma Financial Statements

(Continued)

(w)	Failed sale-leaseback financing obligations—These obligations are primarily related to the real estate assets that will be sold to PropCo and leased back to New CEOC pursuant to the Master Lease Agreements. As described in Note 3(m), under the expected terms of the Master Lease Agreements, CEC anticipates that the transaction will not qualify for sale-leaseback accounting, and therefore, will recognize failed sale-leaseback financing obligations equal to the value of the leased real estate assets.

When cash proceeds are exchanged, a failed sale-leaseback financing obligation is equal to the proceeds received for the assets that are sold and then leased back. However, in the absence of cash proceeds, the value of the failed sale-leaseback financing obligations recognized in this transaction was determined to be the value of the leased real estate assets as described in Note 3(m). In subsequent periods, a portion of the periodic lease payment will be recognized as interest expense with the remainder of the lease payment reducing the failed sale-leaseback financing obligations using the effective interest method. However, the failed sale-leaseback obligations will not be reduced to less than the net book value of the leased real estate assets as of the end of the lease term, which is estimated to be $1,277 billion.

The fair value of the real estate assets and the related failed sale-leaseback financing obligations were estimated based on the present value of the estimated future lease payments over the lease term of 35 years, including renewal options, using an imputed discount rate of approximately 8.9%. The value of the failed sale-leaseback financing obligations is dependent upon assumptions regarding the amount of the lease payments and the estimated discount rate of the lease payments required by a market participant. The market participants were determined to be REIT companies, which have a tax-advantaged status and lower cost of capital.

The pro forma future lease payments were estimated primarily based on the lease provisions further described in the section entitled “The CEOC Restructuring—The Plan—Master Lease Agreements, Golf Course Use Agreement” beginning on page 225. The pro forma future lease payments amounts include the minimum lease payments and were adjusted to include estimated lease payments based on a percentage of net revenue as described in the agreements and the minimum required 2% escalation beginning in year 2 for the CPLV Master Lease and beginning in year 6 for the Non-CPLV Master Lease.

The pro forma future payments related to the failed sale-leaseback financing obligations, as March 31, 2017, are estimated as follows:

(In millions)	Master Leases	Golf Courses	Total
Year 1	$630	$10	$640
Year 2	633	10	643
Year 3	637	10	647
Year 4	640	11	651
Year 5	644	11	655
Thereafter	26,632	448	27,080

Total future payments	29,816	500	30,316
Less amounts representing interest at 8.9%	(22,934)	(452)	(23,386)
Plus residual values	1,250	27	1,277

Failed sale-leaseback financing obligations	$8,132	$75	$8,207

Caesars Entertainment Corporation

Notes to Unaudited Consolidated Condensed Pro Forma Financial Statements

(Continued)

The following table sets forth the present value of the minimum and estimated lease payments and the total failed sale-leaseback financing obligations, as well as the sensitivity of these present values assuming a discount rate of 1% greater than or less than the estimated rate of 8.9%.

	Estimated Discount Rate
(In millions)	(-1%) 7.9%	8.9%	(+1%) 9.9%
Present value of minimum lease payments	$7,082	$6,460	$5,935
Present value of estimated contingent lease payments	1,968	1,747	1,428

Failed sale-leaseback financing obligations	$9,050	$8,207	$7,363

The final value of the failed sale-leaseback financing obligations, determined upon completion of the CEC’s final evaluation of the assets and liabilities acquired in connection with the Restructuring, may differ materially from the pro forma amounts included herein.

(x)	Equity—Reflects the following pro forma adjustments related to certain of the adjustments described above:

(In millions)	Note	March 31, 2017
Cancellation or Settlement of Predecessor CEOC obligations
Removal of liabilities prior to CEC’s acquisition of New CEOC	Note 3(v)	$18,453
Adjust deferred compensation assets	Note 3(q)	(62)
Increase deferred compensation liabilities	Note 3(u)	(33)

Total		18,358

Net Cash or Debt Consideration Issued to CEOC Creditors
Additional cash distributed to the creditors	Note 3(j)	(909)
Payment for CEC’s acquisition of New CEOC Common Stock	Note 3(j)	(700)
Issuance of CEC Common Stock	Note 3(s)	3,365
CEC Common Equity Buyback	Note 3(j)	(1,000)
New CEOC Debt	Note 3(t)	(1,205)

Total		(449)

Business Combination Adjustments
Net adjustment to receivables, net	Note 3(l)	(12)
Estimated fair value of New CEOC property and equipment acquired	Note 3(m)	932
Less: Predecessor CEOC property and equipment	Note 3(m)	(5,559)
Net adjustment for goodwill	Note 3(n)	539
Net adjustment for intangible assets other than goodwill	Note 3(o)	(914)
Net adjustment for deferred taxes	Note 3(p)	1,003
Net adjustment for investment in non-consolidated affiliates	Note 3(q)	63

Total		(3,948)

Other		2

Total pro forma adjustment to equity		$13,963

Caesars Entertainment Corporation

Notes to Unaudited Consolidated Condensed Pro Forma Financial Statements

(Continued)

(y)	Depreciation and amortization expense—Reflects the pro forma adjustment to depreciation and amortization expense relating to the following items:

(In millions)	Three Months Ended March 31, 2017	Year Ended December 31, 2016
OpCo property and equipment depreciation expense	$108	$431
OpCo intangible assets other than goodwill amortization expense	9	36

Total pro forma depreciation and amortization expense	117	467
Less: Predecessor CEOC depreciation and amortization expense	(95)	(379)

Total pro forma adjustment to depreciation and amortization expense	$22	$88

(z)	Interest expense—Reflects the pro forma adjustment to interest expense relating to the new long-term debt and finance obligation.

(Dollars in millions)	Assumed Interest Rate(1)	Three Months Ended March 31, 2017	Year Ended December 31, 2016
Convertible Notes	5.0%	$(14)	$(56)
New CEOC Debt	3.5%	(11)	(43)
Amortization of debt discount and issuance costs		(1)	(5)
Finance obligation	8.9%	(178)	(708)

Total pro forma adjustment to interest expense		$(204)	$(812)

(1)	The assumed interest rates utilized for the Convertible Notes and New CEOC Debt are preliminary estimates and could materially change based on market conditions at the time of issuance. The interest rate utilized for the failed sale-leaseback financing obligations represents the rate required in order to amortize the obligation over the term of the related lease agreement in accordance with the accounting guidance governing sale-leaseback transactions accounted for as financings. An assumed increase of 1/8 percent in the interest rates assumed above would increase pro forma interest expense $0.6 million for the three months ended March 31, 2017, and $2.8 million for the year ended December 31, 2016.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth selected historical and unaudited pro forma per share information for CEC and CAC.

Historical Per Share Information of CEC and CAC

The historical per share information of each of CEC and CAC below is derived from the audited financial statements of each of CEC and CAC as of and for the year ended December 31, 2016, and the unaudited financial statements as of and for the three months ended March 31, 2017.

Unaudited Pro Forma Per CEC Common Share Data

The unaudited pro forma per CEC common share data set forth below gives effect to (i) the Merger for all periods presented and (ii) the Restructuring as if it had occurred on January 1, 2016, except as it relates to the book value per share data. As it relates to the book value per share data, the per CEC common share data set forth below gives effect to the above transactions as if they had occurred as of March 31, 2017. In accordance with the terms of the Merger transaction, the unaudited pro forma per CEC common share data assumes that each outstanding share of CAC Common Stock as of the end of each period had been converted into shares of CEC Common Stock based on the Exchange Ratio of 1.625. In accordance with the Plan, the unaudited pro forma per CEC common share data assumes that at the Plan Effective Time, CEC will issue to certain creditors of the Debtors CEC Common Stock in an amount up to 59.2% of the outstanding shares of CEC Common Stock (after giving effect to the Merger Stock Issuance and assuming completion of $1.0 billion of the CEC Common Equity Buyback).

The unaudited pro forma per CEC common share data is derived from the historical audited consolidated financial statements of both CEC and CEOC, which are included elsewhere in this joint proxy statement/prospectus, and the historical audited consolidated financial statements of CAC, which are incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma per CEC common share data does not purport to represent the actual results of operations that CEC would have achieved had the companies been consolidated during these periods or to project the future results of operations that CEC may achieve after completion of the transactions described above.

Unaudited Pro Forma Per CAC Common Share Data

The unaudited pro forma per CAC equivalent share data set forth below shows the effect of the Merger, the OpCo Acquisition and Emergence from the perspective of an owner of CAC Common Stock. The information was calculated by multiplying the unaudited pro forma per CEC common share amounts by the Exchange Ratio of 1.625.

Generally

You should read the below information in conjunction with the selected historical consolidated financial information included elsewhere in this joint proxy statement/prospectus and the historical financial statements of CAC and related notes that have been filed with the SEC, certain of which are incorporated by reference into this joint proxy statement/prospectus. See “Selected Historical Consolidated Financial Data of CEC,” “Selected Historical Financial Data of CAC” and “Where You Can Find More Information” elsewhere in this joint proxy statement/prospectus. The unaudited pro forma per CEC common share data and the unaudited pro forma per CAC equivalent share data is derived from, and should be read in conjunction with, the unaudited consolidated condensed pro forma financial statements and related notes included in this joint proxy statement/prospectus. See “CEC Unaudited Pro Forma Consolidated Condensed Financial Statements” elsewhere in this joint proxy statement/prospectus.

	As of and for the Three Months Ended	As of and for the Year Ended December 31,
(In millions, except per share data)	March 31, 2017	2016	2015	2014
CEC Historical Data:
Basic earnings/(loss) per share from:
Continuing operations	$(3.71)	$(47.52)	$39.80	$(18.53)
Discontinued operations	—	23.11	1.08	(1.00)

Net income	$(3.71)	$(24.41)	$40.88	$(19.53)

Diluted earnings/(loss) per share from:
Continuing operations	$(3.71)	$(47.52)	$39.20	$(18.53)
Discontinued operations	—	23.11	1.06	(1.00)

Net income	$(3.71)	$(24.41)	$40.26	$(19.53)

Book value	$(3,722)
Number of shares outstanding at end of period	149

Book value per share	$(24.98)

CAC Historical Data:
Basic earnings per share	$0.01	$4.50	$0.23	$0.11
Diluted earnings per share	$0.01	$4.49	$0.23	$0.11
Book value	$1,706
Number of shares outstanding at end of period	139

Book value per share	$12.27

Unaudited Pro Forma per CEC Common Share Data (Continuing Operations):
Basic earnings/(loss) per share	$(0.86)	$(7.63)	$16.01	$(7.72)
Diluted earnings/(loss) per share	$(0.86)	$(7.63)	$15.90	$(7.72)
Book value per share	$3.65	N/A	N/A	N/A

Unaudited Pro Forma per CAC Common Share Equivalent (Continuing Operations):
Basic earnings per share	$(1.40)	$(12.40)	$26.02	$(12.55)
Diluted earnings per share	$(1.40)	$(12.40)	$25.84	$(12.55)
Book value per share	$5.93	N/A	N/A	N/A

PRO FORMA CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The table below summarizes New CEC’s contractual obligations and other commitments through their respective maturity or ending dates as of March 31, 2017, as if the Pro Forma Transactions had occurred on March 31, 2017. Except where noted otherwise, amounts represent contractual obligations and other commitments of CEC, CAC and CEOC that are expected to continue to exist subsequent to the Merger and the Restructuring.

	Payments due by Period (1)
(In millions)	Total	Remaining 2017	1-3 years	4-5 years	After 5 years
Debt, face value(2)	$9,799	$214	$194	$6,366	$3,025
Failed sale-leaseback financing obligations(3)	20,578	472	1,270	1,284	17,552
Capital lease obligations	2	2	—	—	—
Estimated interest payments—debt(4)	2,935	533	1,245	886	271
Operating lease obligations	1,478	49	118	115	1,196
Purchase order obligations	547	327	171	37	12
Community reinvestment	45	5	12	11	17
Construction commitments	80	80	—	—	—
Entertainment obligations(5)	3	2	1	—	—
Other contractual obligations(6)	271	32	52	40	147

Total pro forma contractual obligations	$35,738	$1,716	$3,063	$8,739	$22,220

(1)	In addition to the contractual obligations disclosed in this table, CEC has unrecognized tax benefits for which, based on uncertainties associated with the items, it is unable to make reasonably reliable estimates of the period of potential cash settlements, if any, with taxing authorities.
(2)	Debt includes CERP and CGP debt outstanding prior to the Merger and the Restructuring as well as pro forma adjustments to include the Convertible Notes and the New CEOC term loan. CGP debt has been adjusted to reflect an amendment entered into by CGPH subsequent to March 31, 2017, that, among other things, increased CGPH’s existing term loan by $175 million to repay the credit facility of The Cromwell earlier than its scheduled maturity date.
(3)	Represents the undiscounted future minimum payments due to PropCo over the 35-year term, which includes all renewal options, of the Master Lease Agreements. The amounts above exclude estimated contingent lease payments of $9,738 million, which make total future payments $30,316 million.
(4)	Estimated interest for variable-rate debt included in this table is based on the 1-month and 3-month LIBOR curve available as of March 31, 2017. Subsequent to March 31, 2017, CERP and CGPH each entered into amendments that, among other things, reduced the interest rate margins applicable to each of their term loans and revolving credit facilities. Estimated interest also includes interest related to capital leases.
(5)	Entertainment obligations represent obligations to pay performers that have contracts for future performances. This amount does not include estimated obligations for future performances where payment is only guaranteed when the performances occur and/or is based on factors contingent upon the profitability of the performances.
(6)	Primarily includes licensing, management, and other fees.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 108, CEC stockholders should carefully consider the following risk factors in determining whether to vote for the adoption of the Merger Agreement and the approval of the Merger, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal, the Cumulative Voting Proposal, the Board Declassification Proposal and the CEC 2017 PIP Proposal and CAC stockholders should carefully consider the following risk factors in deciding whether to vote for the adoption of the Merger Agreement and the approval of the Merger. You should also read and consider the risk factors associated with each of the businesses of CAC and CEC because these risk factors may affect the operations and financial results of New CEC.

CAC is permitted to “incorporate by reference” information into this joint proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus. The risk factors related to the businesses of CAC may be found under the heading “Risk Factors” in CAC’s periodic reports filed with the SEC and incorporated by reference into this joint proxy statement/prospectus.

Risks Related to the Merger

Because the price of CAC Common Stock has fluctuated and will continue to fluctuate, CAC stockholders cannot be certain, at the time they vote on the Merger, of the value of the merger consideration they will receive or the value of the CAC Common Stock they will give up.

Upon completion of the Merger, each share of CAC Common Stock outstanding immediately prior to the Merger Effective Time will be converted into the right to receive 1.625 shares of CEC Common Stock. The value of the merger consideration will depend, in part, on the market price of CEC Common Stock at the time the Merger is completed. The value of the merger consideration has fluctuated since February 21, 2017, the date of the first public announcement of the Amendment, and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the CAC Special Meeting and the date the Merger is completed and thereafter. The closing price per share of CAC Common Stock as of February 17, 2017, the last trading date before the public announcement of the Amendment, was $14.75, and the closing price per share has fluctuated as high as $20.75 and as low as $13.90 between that date and June 13, 2017, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The closing price per share of CEC Common Stock as of February 17, 2017, the last trading date before the public announcement of the Amendment, was $9.20, and the closing price per share has fluctuated as high as $13.05 and as low as $9.00 between that date and June 13, 2017, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. Accordingly, at the time of the CAC Special Meeting, CAC stockholders will not be able to determine the market value of the merger consideration they would receive upon completion of the Merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in CEC’s and CAC’s respective businesses, operations and prospects, market assessments of the likelihood that the Merger will be completed, the timing of the Merger and regulatory considerations. Many of these factors are beyond CEC’s and CAC’s control.

The CEC Common Stock to be received by CAC stockholders upon completion of the Merger will have different rights from shares of CAC Common Stock.

Upon completion of the Merger, CAC stockholders will no longer be stockholders of CAC and will relinquish any liquidation preferences in CGP. Instead, CAC stockholders will become stockholders of CEC and their rights as stockholders will be governed by the terms of CEC’s Second Amended and Restated Certificate of Incorporation and Amended By-laws. The terms of CEC’s charter and by-laws are in some respects materially different than the terms of CAC’s charter and by-laws, which currently govern the rights of CAC stockholders. See the section entitled “Comparison of Stockholder Rights,” beginning on page 405, for a discussion of the different rights associated with CEC Common Stock.

After completion of the Merger, CAC stockholders and CEC stockholders will have a significantly lower ownership and voting interest in New CEC than they currently have in CAC and CEC, respectively, and will exercise less influence over management.

Based on the number of shares of CAC Common Stock outstanding as of March 31, 2017, and the number of shares of CEC Common Stock outstanding as of March 31, 2017, it is expected that, after completion of the Merger, former CAC stockholders and CEC stockholders will own approximately 32.1% and 8.7% of the outstanding shares of CEC Common Stock, respectively, after giving effect to the Emergence Stock Issuance and assuming completion of $1.0 billion of the CEC Common Equity Buyback. Consequently, former CAC stockholders and CEC stockholders will have less influence over the management and policies of New CEC than they currently have over the management and policies of CAC and CEC, respectively.

The market price of CEC Common Stock after the Merger may be affected by factors different from those affecting the market price of CAC Common Stock currently.

Upon completion of the Merger, holders of CAC Common Stock will become holders of CEC Common Stock. While CAC and CEC share certain corporate services and business platforms, the overall business composition and asset mix of CAC, along with its liabilities and potential exposures, differs from that of CEC in certain important respects, and accordingly, the results of operations of New CEC after the Merger, as well as the market price of CEC Common Stock, may be affected by factors different from those currently affecting the results of operations of CAC. For further information on the businesses of CAC and CEC and certain factors to consider in connection with those businesses, see the section entitled “The Companies” beginning on page 111.

While the Merger is pending, CAC and CEC are subject to business uncertainties and contractual restrictions that could disrupt CAC’s and CEC’s business.

CAC and CEC have experienced and, whether or not the pending Merger is completed, CAC and CEC may continue to experience disruption of their current plans and operations due to the pending Merger, which could have an adverse effect on CAC’s and CEC’s business and financial results. Employees and other key personnel may have uncertainties about the effect of the pending Merger, and those uncertainties may impact the ability to retain, recruit and hire key personnel to manage and run the CAC and CEC businesses while the Merger is pending or if it is not completed. To date, CAC and CEC have incurred, and will continue to incur, significant costs, expenses and fees for professional services and other transaction costs in connection with the proposed Merger, and certain of these fees and costs are payable by CAC and CEC whether or not the proposed Merger is completed. Furthermore, CAC and CEC cannot predict how suppliers and customers will view or react to the proposed Merger, and some may be hesitant to transact with the businesses of CAC and CEC, as applicable, in light of uncertainties about the ability of CAC’s and CEC’s businesses to perform due to the proposed Merger. If CAC and CEC are unable to reassure customers and suppliers to continue transacting with the businesses of CAC and CEC, respectively, whether or not the proposed Merger is completed, CAC’s and CEC’s financial results may be adversely affected.

Under the terms of the Merger Agreement, both CAC and CEC are required to operate their businesses in the ordinary course. Additionally, CAC and CEC are also subject to certain restrictions on the conduct of their businesses prior to the completion of the proposed Merger without the consent of the other party, including, among other things, certain restrictions on their ability to enter new lines of business; make certain investments and acquisitions; sell, transfer, lease, dispose of or grant their assets; enter into certain contracts; incur indebtedness; and make certain capital expenditures. These restrictions, which could be in place for an extended period of time if the completion of the Merger is delayed, may prevent CAC and CEC from pursuing otherwise attractive business opportunities, result in CAC’s and CEC’s inability to respond effectively to competitive pressures, industry developments and future opportunities and may otherwise harm CAC’s and CEC’s business, financial results and operations.

The Merger Agreement contains provisions that restrict the ability of either the CEC or CAC board of directors to pursue alternatives to the Merger.

Under the Merger Agreement, CEC and CAC are generally prohibited from initiating, soliciting, encouraging, or negotiating or furnishing information in furtherance of, any inquiry or proposal related to any Acquisition Proposal for such party. The Merger Agreement contains a “Go-Shop” provision that allowed CAC and its subsidiaries to directly or indirectly initiate, solicit and encourage an offer, proposal or inquiry relating to, or any third-party indication of interest in, any acquisition or purchase of 100% of the issued and outstanding CAC Common Stock for a period of 45 business days after the date of the A&R Merger Agreement. However, such period has expired, and since the expiration of the 45 business day solicitation period, CAC has been required to cease any solicitation activities that relate to a CAC Acquisition Proposal.

Additionally, prior to obtaining its requisite stockholder approval, the CEC or CAC board of directors, as applicable, may consider a bona fide unsolicited Acquisition Proposal that the CEC or CAC board of directors, as applicable, believes in good faith, after consultation with outside legal counsel and financial advisor, constitutes, or would reasonably be expected to result in, a Superior Proposal, only if such board of directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its respective directors’ fiduciary duties. The CEC or CAC board of directors, as applicable, may (i) terminate the Merger Agreement, (ii) through their special committees, change their recommendation, which would result in the termination of the Voting Agreements, among other consequences, and (iii) enter into an acquisition agreement with respect to a Superior Proposal if the board of directors determines in good faith that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law. In such event, CAC or CEC may be required to pay a termination fee of $25 million to the other party.

These provisions could discourage a third party that may have an interest in acquiring all or a significant part of CEC or CAC from considering or proposing an acquisition, even if such third party were prepared to enter into a transaction that would be more favorable to CEC and its stockholders or CAC and its stockholders, as applicable, than the Merger and the other transactions contemplated by the Merger Agreement.

In the event the Merger is not completed, the trading price of CEC Common Stock and CAC Common Stock and their future business and financial results may be negatively impacted.

As noted below, the conditions to the completion of the Merger may not be satisfied, and under certain circumstances the Merger Agreement may be terminated. If the Merger is not completed for any reason, CEC and CAC may be subject to a number of risks, including:

•	the failure of the contemplated Plan and Restructuring, for which completing the Merger is a condition, which failure will lead to further bankruptcy proceedings and negotiations with creditors as well as additional costs, litigation and legal liabilities;

•	the inability to achieve the global settlement of claims and comprehensive releases in favor of CEC and its affiliates and CAC and its affiliates, as provided in the Plan;

•	CEC and CAC remaining liable for significant transaction costs;

•	the focus of management of CEC and CAC having been diverted from seeking other potential opportunities without realizing any benefits of the completed Merger;

•	CEC and CAC experiencing negative reactions from their respective customers, suppliers, regulators and employees;

•	certain litigation against CEC and CAC remaining outstanding; and

•	the price of both CEC Common Stock and CAC Common Stock declining significantly from current market prices, given that current market prices may reflect a market assumption that the Merger will be completed.

If the Merger is not completed, the risks described above may materialize and adversely affect CEC’s and CAC’s businesses, financial condition, financial results and stock prices.

CEC and CAC are, and may be in the future, subject to litigation initiated with the Merger, which could be time consuming and divert the resources and attention of CEC’s and CAC’s management.

CEC, CAC and the individual members of CAC’s board of directors have been named as defendants in the Merger Lawsuit relating to the Merger Agreement and the proposed Merger. The Merger Lawsuit generally alleged that the directors of CAC breached their fiduciary duties by engaging in a flawed sales process, by approving an inadequate price, and by agreeing to provisions that would allegedly preclude another interested buyer from making a financially superior proposal to acquire CAC. The Merger Lawsuit was dismissed without prejudice for lack of prosecution on October 13, 2016. Pursuant to local rule, the case could have been reinstated at the plaintiff’s written request, provided such request was filed within 30 days of the date of service of written notice of dismissal. The 30-day time period has now expired. See the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Litigation Relating to the Merger” beginning on page 336 for additional information. CEC and the individual members of its board of directors or CAC and the individual members of its board of directors may be named in additional lawsuits relating to the Merger Agreement and the proposed Merger, which could, among other things, seek to challenge or enjoin the Merger or seek monetary damages. The defense of any such lawsuits may be expensive and may divert management’s attention and resources, which could adversely affect CEC’s and CAC’s business results of operations and financial condition.

The Merger is subject to various closing conditions, including receipt of governmental approvals and other uncertainties and there can be no assurances as to whether and when it may be completed.

The completion of the Merger is subject to a number of closing conditions, many of which are not within CEC’s or CAC’s control, and failure to satisfy such conditions may prevent, delay or otherwise materially adversely affect the completion of the transaction. These conditions include, among other things, obtaining (1) the required votes for the adoption of the Merger Agreement and the approval of the Merger by the stockholders of each of CEC and CAC, (2) any necessary licenses, consents or other approvals required by gaming authorities to effect the Merger, (3) the authorization of NASDAQ for the listing of the shares of CEC Common Stock to be issued in connection with the Merger, (4) confirmation of the Plan by the Bankruptcy Court, which was confirmed on January 17, 2017, (5) any waiting period under the HSR Act with respect to the Merger or any other applicable antitrust laws for which a filing has been made pursuant to the Merger Agreement shall have expired or been terminated, which CEC and CAC have determined that no such antitrust filings will be required, (6) receipt of certain tax rulings regarding certain tax aspects of the Restructuring, which rulings were received on January 5, 2017, as well as tax opinions and (7) receipt by each of CEC and CAC of the opinion of its respective counsel regarding the intended tax treatment of the Merger. It also is possible that a change, event, fact, effect or circumstance that could lead to a material adverse effect on either party may occur, which may result in the other party not being obligated to complete the Merger. CEC and CAC cannot predict with certainty whether and when any of the required closing conditions will be satisfied or if an uncertainty resulting in a material adverse effect on CEC or CAC may arise. If the Merger does not receive, or timely receive, the required regulatory approvals and clearances from gaming authorities, or if another event occurs delaying or preventing the Merger, such delay or failure to complete the Merger may cause uncertainty or other negative consequences that may materially and adversely affect CEC’s and CAC’s business, financial performance and operating results and the price per share for CEC Common Stock and CAC Common Stock. There can be no assurance that the conditions to the Merger will be satisfied in a timely manner or at all. If conditions are not met or are incapable of being met, CEC and/or CAC may be entitled to terminate the Merger Agreement, as described further below. In no event can the Merger be completed later than December 31, 2017, unless CAC and CEC otherwise mutually agree.

Additionally, CEC is subject to litigation which, if decided adversely, may increase the risk the conditions to completion of the Merger are not satisfied. See “—Risks Related to CEC’s Business” beginning on page 86. Adverse rulings may result in reinstatement of the CEC guarantee of certain CEOC debt which could increase the risk that conditions to completion of the Merger are not satisfied.

The Merger is subject to the receipt of approvals, consents or clearances from gaming authorities, which may impose conditions that could have an adverse effect on CEC or CAC or, if not obtained, could prevent completion of the Merger.

The respective obligation of each of CEC and CAC to complete the Merger and the Restructuring is subject to the receipt of gaming approvals from gaming authorities in up to 10 jurisdictions in which CEC, CAC or any of their respective subsidiaries or affiliates conduct gaming activities. Although each of CEC and CAC has agreed to use commercially reasonable best efforts to obtain the requisite gaming approvals, the process of obtaining such approvals may take several months after confirmation of the Plan to complete, and there can be no assurance that these approvals will be obtained in a timely manner or at all. In addition, the gaming authorities from which the gaming approvals are required may impose conditions on the completion of the Merger or require changes to the terms of the Merger or other agreements to be entered into in connection with the Merger Agreement. Such conditions or changes and the process of obtaining gaming approvals could have the effect of delaying or impeding completion of the Merger or of imposing additional costs or limitations on CEC following completion of the Merger, any of which might have an adverse effect on CEC following completion of the Merger. For additional information about the regulatory approvals process, see “The Merger Agreement—Regulatory Approvals Required for the Merger” beginning on page 333.

The Merger may be completed on terms different than those contained in the Merger Agreement.

Prior to the completion of the Merger, the parties may, by their mutual agreement, amend or alter the terms of the Merger Agreement, including with respect to, among other things, the merger consideration to be received by CAC’s stockholders or any covenants or agreements with respect to the parties’ respective operations pending completion of the Merger. In addition, either party may choose to waive certain requirements of the Merger Agreement, including some conditions to closing the Merger. Subject to applicable law, any such amendments, alterations or waivers may have negative consequences to the other parties or their respective stockholders, including the possibility that consideration paid in the Merger may be reduced.

Following the Merger, the composition of directors and officers of New CEC will be different than the composition of the current CEC directors and officers and the current CAC directors and officers.

Upon completion of the Merger, the composition of directors and officers of New CEC will be different than the current composition of CEC directors and officers and CAC directors and officers. The CEC board of directors currently consists of eleven directors and the CAC board of directors currently consists of seven directors. The Merger Agreement requires that the number of directors on the board of directors of New CEC be eleven, and that the directors be appointed in accordance with the Plan. The Plan requires that a certain number of independent directors be appointed to the board of directors of New CEC and that the director appointments be subject to the consent of certain of the Debtors’ creditors. See the section entitled “Certain Governance Matters Following the Merger” beginning on page 397 for additional details.

With a different composition of directors and officers for New CEC, the management and direction of New CEC may be different than the current management and direction of each of CEC and CAC, and accordingly, may also result in new business plans and growth strategies as well as divergences from or alterations to existing ones at CEC and CAC. Any new business plans or growth strategies implemented by the new composition of directors and officers or any divergences from or alternations to existing business plans and strategies, if unsuccessful, may lead to material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships, and an adverse impact on operations and financial results.

CEC and CAC directors and officers may have interests in the Merger different from the interests of CEC and CAC stockholders.

CEC and CAC directors and executive officers may have interests in the Merger that are different from, or are in addition to, those of CEC stockholders and CAC stockholders, respectively. These interests include, but are not limited to, the continued service of certain directors of CEC and CAC as directors of New CEC, the continued employment of certain executive officers of CEC and CAC by New CEC, the treatment in the Merger of stock options, equity awards and other rights held by CEC and CAC directors and executive officers, and provisions in the Merger Agreement regarding continued indemnification of and advancement of expenses to CEC and CAC directors and officers. CEC and CAC stockholders should be aware of these interests when they consider their respective board of directors’ recommendations that they vote to adopt the Merger Agreement and approve the Merger, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal, the Cumulative Voting Proposal, the Board Declassification Proposal and the CEC 2017 PIP Proposal, as applicable.

The CEC board of directors and the CEC SAC were aware of these interests and considered them, among other things, in evaluating the Merger and negotiating the Merger Agreement. The interests of CEC directors and executive officers are described in more detail in the section of this joint proxy statement/prospectus entitled “Interests of Certain Persons in the Merger—Interests of Directors and Executive Officers of CEC in the Merger” beginning on page 378.

The CAC board of directors and the CAC Special Committee were aware of these interests and considered them, among other things, in evaluating and negotiating the Merger Agreement and the Merger. The interests of CAC directors and executive officers are described in more detail in the section of this joint proxy statement/prospectus entitled “Interests of Certain Persons in the Merger—Interests of Directors and Executive Officers of CAC in the Merger” beginning on page 383.

The unaudited prospective financial information for CEC and CAC included in this joint proxy statement/prospectus reflects management’s estimates and CEC’s and CAC’s actual performance may differ materially from the unaudited prospective financial information included in this joint proxy statement/prospectus.

The internal financial forecasts for CEC and CAC included in this joint proxy statement/prospectus are based on assumptions of, and information available to, CEC and CAC at the time such internal financial forecasts were prepared. CEC and CAC do not know whether, and to what extent, the assumptions made will prove to be correct. Any or all of such information may turn out to be inaccurate. Such information can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond CEC’s or CAC’s control. Further, internal financial forecasts of this type are based on estimates and assumptions that are inherently subject to factors such as company performance, industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of CEC and CAC, respectively, including the factors described under “Risk Factors” beginning on page 74 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 108, which factors and changes may cause the internal financial forecasts or the underlying assumptions to be inaccurate. As a result of these contingencies, there can be no assurance that the internal financial forecasts of CEC and CAC will be realized or that actual results will not be significantly higher or lower than projected. In view of these uncertainties, the inclusion of the internal financial forecasts of CEC and CAC in this joint proxy statement/prospectus should not be regarded as an indication that the board of directors of CEC or CAC, or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results.

The internal financial forecasts were prepared for internal use and to assist CEC and CAC with their respective due diligence investigations and their financial advisors with their respective financial analyses. The internal financial forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. CEC’s and CAC’s respective independent registered public accounting firms have neither examined, compiled nor performed any procedures with respect to the internal financial forecasts.

In addition, the internal financial forecasts have not been updated or revised to reflect information or results after the date the internal financial forecasts were prepared or as of the date of this joint proxy statement/prospectus. Except as required by applicable securities laws, neither CEC nor CAC intends to update or otherwise revise its internal financial forecasts or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events.

Risks Related to the Restructuring

The completion of the Plan is subject to a number of significant conditions.

Although the Debtors believe that the Plan Effective Time will occur in the second half of the third quarter of 2017, there can be no assurance as to such timing or that all conditions precedent will be satisfied. The occurrence of the Plan Effective Time is subject to certain conditions precedent as described in the Plan, including, among others, those relating to the exit financing facilities and the receipt or filing of all applicable approvals or applications with applicable government entities. The receipt of the Confirmation Order and its unconditional effectiveness are conditions precedent to completing the Merger. A stay, modification, or vacation of the Confirmation Order will delay the completion of the Merger.

CEOC and a substantial majority of its wholly owned subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, and CEC and they are subject to the risks and uncertainties associated with bankruptcy proceedings.

As a result of CEOC’s highly-leveraged capital structure and the general decline in its gaming results between 2007 and 2014, on January 15, 2015, CEOC and the other Debtors voluntarily filed for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Due to the commencement of the Chapter 11 Cases, the operations and affairs of the Debtors are subject to the supervision and jurisdiction of the Bankruptcy Court, as provided under the Bankruptcy Code. Accordingly, CEC deconsolidated CEOC and its subsidiaries from CEC’s financial results, effective as of January 15, 2015.

CEC and CEOC are subject to a number of risks and uncertainties associated with the Chapter 11 Cases, which may lead to potential adverse effects on CEC’s liquidity, results of operations, or business prospects. CEC cannot assure you of the outcome of the Chapter 11 Cases. Risks associated with the Chapter 11 Cases include the following:

•	the ability of the Debtors to continue as a going concern;

•	the ability of the Debtors to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 Cases and the outcomes of Bankruptcy Court rulings and any appeals of any such rulings in general;

•	the ability of the Debtors to comply with and to operate under the cash collateral order and any cash management orders entered by the Bankruptcy Court from time to time;

•	the length of time the Debtors will operate under the Chapter 11 Cases and their ability to successfully emerge, including with respect to obtaining any necessary regulatory approvals;

•	the ability of the Debtors to complete the Plan and CEC’s role in the Plan;

•	the likelihood of CEC losing control over the operation of the Debtors as a result of the restructuring process;

•	risks associated with third-party motions, proceedings and litigation in the Chapter 11 Cases and any appeals of any rulings in such motions, proceedings and litigation, which may interfere with the Plan;

•	CEC’s and the Debtors’ ability to maintain sufficient liquidity throughout the Chapter 11 Cases;

•	increased costs being incurred by CEC and the Debtors related to the bankruptcy proceeding, other litigation and any appeals of any rulings in such proceeding or other litigation;

•	CEC’s and the Debtors’ ability to manage contracts that are critical to CEC’s operation, and to obtain and maintain appropriate credit and other terms with customers, suppliers and service providers;

•	CEC’s and the Debtors’ ability to attract, retain and motivate key employees;

•	CEC’s ability to fund and execute its business plan;

•	whether CEC’s non-Debtor subsidiaries continue to operate their business in the normal course;

•	the disposition or resolution of all pre-petition claims against CEC and the Debtors; and

•	CEC’s ability to maintain existing customers and vendor relationships and expand sales to new customers.

The Chapter 11 Cases may disrupt CEC’s business and may materially and adversely affect its operations.

CEC has attempted to minimize the adverse effect of the Debtors’ Chapter 11 Cases on its relationships with its employees, suppliers, customers and other parties. Nonetheless, its relationships with its customers, suppliers, and employees may be adversely impacted by negative publicity or otherwise and its operations could be materially and adversely affected. In addition, the Chapter 11 Cases could negatively affect its ability to attract new employees and retain existing high performing employees or executives, which could materially and adversely affect CEC’s operations.

The Chapter 11 Cases limit the flexibility of management in running the Debtors’ business.

While the Debtors’ operate their businesses as debtors-in-possession under supervision by the Bankruptcy Court, Bankruptcy Court approval is required with respect to certain aspects of the Debtors’ business, and in some cases certain holders of claims against CEOC who have entered into the RSAs, prior to engaging in activities or transactions outside the ordinary course of business. Bankruptcy Court approval of non-ordinary course activities entails preparation and filing of appropriate motions with the Bankruptcy Court, negotiation with various parties-in-interest, including the statutory committees appointed in the Chapter 11 Cases, and one or more hearings. Such committees and parties-in-interest may be heard at any Bankruptcy Court hearing and may raise objections with respect to these motions. This process could delay major transactions and limit the Debtors ability to respond quickly to opportunities and events in the marketplace. Furthermore, in the event the Bankruptcy Court does not approve a proposed activity or transaction, the Debtors could be prevented from engaging in non-ordinary course activities and transactions that they believe are beneficial to them.

Additionally, the terms of the final cash collateral order entered by the Bankruptcy Court will limit the Debtors’ ability to undertake certain business initiatives. These limitations may include, among other things, the Debtors’ ability to:

•	sell assets outside the normal course of business;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of the Debtors’ assets;

•	grant liens;

•	incur debt for borrowed money outside the ordinary course of business;

•	prepay prepetition obligations; and

•	finance the Debtors’ operations, investments or other capital needs or to engage in other business activities that would be in the Debtors’ interests.

CEC’s cash flow and ability to meet its obligations will be adversely affected if CEOC has insufficient liquidity for its business operations during the Chapter 11 Cases.

Although CEC believes that CEOC will have sufficient liquidity to operate its businesses during the pendency of the Chapter 11 Cases, there can be no assurance that the revenue generated by CEOC’s business operations and cash made available to CEOC under the cash collateral order or otherwise in its restructuring process will be sufficient to fund its operations, especially as CEC expects CEOC to continue incurring substantial professional and other fees related to the Restructuring. CEOC has not made arrangements for financing in the form of a debtor-in-possession credit facility, or DIP facility. In the event that revenue flows and other available cash are not sufficient to meet CEOC’s liquidity requirements, CEOC may be required to seek additional financing. There can be no assurance that such additional financing would be available or, if available, offered on terms that are acceptable. If, for one or more reasons, CEOC is unable to obtain such additional financing, CEOC could be required to seek a sale of the company or certain of its material assets or its businesses and assets may be subject to liquidation under Chapter 7 of the Bankruptcy Code, and CEOC may cease to continue as a going concern, which could harm CEC’s business.

Risks Related to New CEC’s Business

As a result of the Chapter 11 Cases, CEC’s historical financial information will not be indicative of its future financial performance, and accordingly, of the financial performance of New CEC.

CEC’s capital structure and its corporate structure will be significantly altered under the Plan. As of January 15, 2015, CEOC was deconsolidated from CEC’s financial statements. Consequently, CEC’s results of operations following the deconsolidation will not be comparable to the financial condition and results of operations reflected in its historical financial statements for periods prior to the deconsolidation, and accordingly, will not be indicative of New CEC’s financial performance following the Merger and the Restructuring.

Although New CEC will not be a “controlled company” within the meaning of the NASDAQ rules upon the completion of the Merger and effectiveness of the Plan, during a one-year transition period, New CEC may continue to rely on exemptions from certain corporate governance requirements.

Hamlet Holdings currently beneficially owns a majority of CEC’s voting common stock and, as a result, CEC is a “controlled company” within the meaning of NASDAQ corporate governance standards and has elected not to comply with certain NASDAQ corporate governance requirements. Following the completion of the Merger and the Restructuring, Hamlet Holdings will not beneficially own more than 50% of New CEC’s voting common stock and, consequently, it is anticipated that New CEC will not be a “controlled company.” As a result, New CEC will be subject to additional governance requirements under NASDAQ rules, including the requirements to have:

•	a majority of the board of directors consists of independent directors;

•	a nominating/corporate governance committee that is composed entirely of independent directors;

•	a compensation committee that is composed entirely of independent directors; and

•	an annual performance evaluation of the nominating/corporate governance and compensation committees.

The NASDAQ rules provide for phase-in periods for these requirements, but New CEC must be fully compliant with the requirements within one year of the date on which it ceases to be a “controlled company.” Currently, CEC does not have a majority of independent directors, CEC’s nominating/corporate governance and compensation committees do not consist entirely of independent directors and CEC is not required to have an annual performance evaluation of the nominating/corporate governance and compensation committees. Accordingly, even though a majority of the directors appointed to New CEC’s board of directors in connection with the Plan will be independent, during this transition period, a holder of CEC Common Stock may not have the same protections afforded to stockholders of companies that are subject to all of the NASDAQ corporate governance requirements.

The Plan is based in large part upon assumptions and analyses developed by CEOC. If these assumptions and analyses prove to be incorrect, the Plan may be unsuccessful in its execution, which could adversely affect New CEC.

The Plan affects both the Debtors’ capital structure and the ownership, structure and operation of the Debtors’ businesses and reflects assumptions and analyses based on CEOC’s experience and perception of historical trends, current conditions and expected future developments, as well as other factors that CEOC considers appropriate under the circumstances. Whether actual future results and developments will be consistent with CEOC’s expectations and assumptions depends on a number of factors, including, but not limited to, (1) CEOC’s ability to substantially change the Debtors’ capital structure; (2) CEOC’s ability to restructure the Debtors as a separate operating company and property company, with a real estate investment trust directly or indirectly owning and controlling the property company; (3) the ability of the Debtors to obtain adequate liquidity and financing sources; (4) CEC’s ability to maintain customers’ confidence in its viability as a continuing entity and to attract and retain sufficient business from them; (5) the Debtors’ ability to retain key employees; and (6) the overall strength and stability of general economic conditions in the U.S. and in global markets. The failure of any of these factors could materially adversely affect the successful reorganization of the Debtors’ businesses.

In addition, the Plan relies upon financial projections, including with respect to revenues, capital expenditures, debt service, and cash flow as well as earnings before interest, taxes, depreciation and amortization (“EBITDA”). Financial forecasts are necessarily speculative, and it is possible that one or more of the assumptions and estimates that are the basis of these financial forecasts will turn out not to be accurate. The forecasts for the Debtors are even more speculative than normal, because they involve fundamental changes in the nature of the Debtors’ capital structure and corporate structure. Accordingly, CEOC expects that its actual financial condition and results of operations will differ, perhaps materially, from what CEOC attempted to anticipate. Consequently, there can be no assurance that the results or developments contemplated by the Plan to be implemented by the Debtors will occur or, even if they do occur, that they will have the anticipated effects on the Debtors’ and their subsidiaries’ businesses or operations. The failure of any such results or developments to materialize as anticipated could materially adversely affect New CEC.

Future results of New CEC may differ materially from the unaudited consolidated condensed pro forma financial statements presented in this joint proxy statement/prospectus and the financial forecasts prepared by CEC and CAC in connection with discussions concerning the Merger.

The unaudited consolidated condensed pro forma financial statements (the “pro forma financial information”) contained in this joint proxy statement/prospectus have been derived from the audited consolidated historical financial statements of CEC, CAC and CEOC and are based on the applicable pro forma financial statement requirements. The pro forma financial information is presented for illustrative purposes only, and certain adjustments and assumptions have been made regarding New CEC; and therefore, the pro forma financial information may differ materially from what New CEC’s actual financial position or results of operations would have been if the Merger and the Restructuring had been completed on the dates indicated.

The process for estimating the fair value of acquired assets and assumed liabilities as part of the Restructuring requires the use of judgment in determining the appropriate assumptions and estimates. The fair value adjustments included in the pro forma financial information represent a preliminary estimate of the fair value of New CEOC’s assets and liabilities. The final fair value determination will be based on New CEOC’s assets and liabilities as of the Plan Effective Time and may be different from that reflected in the pro forma financial information, and that difference may be material. These estimates may also vary significantly as additional information becomes available and as additional analyses are performed.

In addition, the assumptions used in preparing the pro forma financial information may prove to be inaccurate, and other factors may affect New CEC’s financial condition or results of operations following the completion of the Merger and the Restructuring.

CEC will require significant liquidity to fund the Emergence, which may negatively affect New CEC’s liquidity and its ability to sustain operations.

At Emergence, CEC and CEOC will be required, or may deem it advisable, to settle in cash certain obligations (including obligations such as professional fees, certain accrued and unpaid interest and debt obligations) that matured during the Chapter 11 Cases.

As described in Note 1 to both the 2016 CEC Financial Statements and the 2017 CEC Interim Financial Statements, CEC has made material commitments to support the Restructuring. As a result of the Bankruptcy Court’s confirmation of the Plan, CEC believes it is probable that certain obligations described in the Plan and the RSAs will ultimately be settled, and therefore, CEC has estimated the total consideration it expects to provide in support of the Restructuring and accrued such items as described in its financial statements. Under the Plan, CEC is expected to, among other things, (1) contribute approximately $925.2 million (less forbearance fees already paid) in direct cash contributions to fund Plan distributions, other restructuring transactions contemplated by the Plan and general corporate purposes, as well as up to an additional $19.2 million to fund distributions to certain classes of the Debtors’ unsecured creditors; (2) pay RSA Forbearance Fees; (3) contribute $801 million for the Bank Guaranty Settlement Purchase Price to the Debtors for the benefit of CEOC’s first lien bank lenders; (4) guarantee OpCo’s lease payments under the Master Lease Agreements; (5) purchase 100% of the New CEOC Common Stock for approximately $700 million in cash; (6) issue approximately $1.1 billion of the Convertible Notes; (7) repurchase at least $1.0 billion and up to $1.2 billion of CEC Common Stock from certain creditors of the Debtors; and (8) pay $60 million for the Additional CEC Bank Consideration and $80 million for the Additional CEC Bond Consideration (which, for accounting and financial reporting purposes, assumes a Plan Effective Time as of August 31, 2017), either of which may be paid in cash or in CEC Common Stock at CEC’s discretion (subject to CAC’s prior written consent if CEC Common Stock is issued). CEC’s estimated accrual does not include certain consideration that will be issued as part of the acquisition of New CEOC, which will be recorded when the transaction is consummated, or other amounts that either do not currently represent obligations or that cannot be estimated at this time.

CEC does not currently have sufficient cash to meet its financial commitments to support the Restructuring that are due when the Debtors ultimately emerge from bankruptcy. The completion of the Merger is expected to allow CEC to fulfill its financial commitments in support of the Restructuring. As a result of these payments and investments, less cash may be available in future periods for investments and operating expenses and, as a result, the implementation of the Plan and the Emergence may have a negative impact on New CEC’s liquidity and on its ability to sustain its operations.

Pursuant to the Plan, CEOC will be divided into OpCo and PropCo, with certain of CEOC’s real property interests being divested to PropCo, which may present large cash outflows, transaction costs and execution risk.

Pursuant to the Plan, CEOC will be divided into two companies: OpCo and PropCo. OpCo, or New CEOC, as CEOC’s successor and a wholly owned subsidiary of New CEC, will operate CEOC’s properties and facilities. PropCo, as a subsidiary of a REIT Entity to be wholly separate from CEC, will hold certain of CEOC’s real property assets and related fixtures and will lease those assets back to OpCo. As part of the Plan, CEC and its subsidiaries will be entering into the Restructuring Documents in connection the Restructuring, which will create certain material commitments for and impose ongoing obligations on the business of New CEC after the Plan Effective Time. This Restructuring of CEOC will involve significant cash outflows, transaction costs and expenses, which may result in New CEC having less cash available in future periods for investments and operating expenses.

Additionally, the implementation and execution of the Plan, and the completion of the Restructuring contemplated thereunder, will be a complex, costly and time-consuming process. CEC will be required to devote management attention and resources and engage outside advisors and consultants to implement the Plan and complete the Restructuring. The failure to meet the challenges involved in implementing the Plan and completing the Restructuring could cause an interruption of, or a loss of momentum in, the activities of New CEC and could adversely affect the results of operations of New CEC after the Emergence. The unsuccessful implementation of the Plan and the failure to complete the Restructuring could lead to additional litigation, bankruptcy proceedings and negotiations with creditors and other third parties, with increasing transaction costs and legal and financial liabilities. The overall implementation of the Plan and the completion of the Restructuring may also result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships and diversion of management attention.

Under the Plan, CEC and New CEOC will be required to enter into certain leasing and financial commitments pursuant to the Restructuring Documents, which may have a negative impact on New CEC’s business and operating condition.

Pursuant to the Plan, CEC and New CEOC will be entering into the Restructuring Documents, including the Master Lease Agreements and the management and lease support agreements. Pursuant to the Master Lease Agreements, certain subsidiaries of PropCo will lease properties to New CEOC (or applicable subsidiaries of New CEOC) and New CEOC (or the applicable subsidiaries of New CEOC) will be responsible for lease payments and other monetary obligations: (1) for the Caesars Palace Las Vegas property and (2) for certain properties currently owned by CEOC other than Caesars Palace Las Vegas. CEC will guarantee the payment and performance of all monetary obligations of New CEOC under the Master Lease Agreements pursuant to the terms of the management and lease support agreements. Under the Call Right Agreements (as defined below), PropCo will retain the right to purchase and leaseback interests in the real property and the related fixtures associated with Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans properties, which could also impose additional lease payments and other obligations. CEC and PropCo will also enter into a right of first refusal agreement (the “Right of First Refusal Agreement”) that will provide, among other things, (a) a grant by CEC (by and on behalf of itself and all of its majority owned subsidiaries) to PropCo (by and on behalf of itself and all of its majority owned subsidiaries) of a right of first refusal to own and lease to an affiliate of CEC certain non-Las Vegas domestic real estate that CEC or its affiliates may have the opportunity to acquire or develop and (b) a grant by PropCo to CEC of a right of first refusal to lease and manage certain non-Las Vegas domestic real estate that PropCo may have the opportunity to acquire or develop. New CEC is expected to recognize approximately $8.20 billion in failed sale-leaseback financing obligations primarily related to such real estate assets being transferred to PropCo and leased back to New CEOC. Pursuant to the Master Lease Agreements, New CEC will be obligated to pay in the aggregate approximately $630 million in fixed annual rents for the first seven lease years, subject to certain escalators and adjustments that are further described in the section entitled “The CEOC Restructuring—The Plan—Master Lease Agreements, Golf Course Use Agreement” beginning on page 225.

CEC and New CEOC also anticipate entering into certain proposed credit documents. Under the indenture that will govern the Convertible Notes, CEC will issue approximately $1.1 billion of Convertible Notes at 5.00% per annum that will mature in 2024. Additionally, New CEOC will have funded debt obligations of approximately $1,235 million (“New CEOC Debt”). As of April 4, 2017, the New CEOC Debt was priced and syndicated.

After the Emergence, New CEC will be responsible for CEC’s obligations arising from the Restructuring Documents. After giving effect to the Merger and the Restructuring as if each had occurred on March 31, 2017, New CEC is expected to have aggregate annual cash outflows of approximately $1.40 billion in 2017, consisting of (1) a total of $630 million in fixed annual rents (which is subject to certain escalators and adjustments beginning in the second lease year) pursuant to the Master Lease Agreements over their 15-year initial term and four five-year optional renewal terms, (2) approximately $110 million in annual debt service (including principal and interest costs) through maturity in connection with the New CEOC Debt and CEC Convertible Notes and (3) $660 million in debt service (including principal and interest costs) for the remainder of 2017 in connection with all other expected New CEC consolidated debt. If New CEC’s businesses and properties fail to generate sufficient earnings, the payments required to service these leasing and financial commitments may materially and adversely limit the ability of New CEC to make investments to maintain and grow its portfolio of businesses and properties. Additionally, New CEC may be subject to other significant obligations under its guarantees if New CEOC is unable to satisfy its lease payments and monetary obligations under these arrangements, which could materially and adversely affect New CEC’s business and operating results.

The Restructuring Documents will require compliance with covenants on the conduct of business of New CEC or its subsidiaries, as applicable, and generally impose restrictions on the business activities of New CEC, including restrictions relating to the incurrence of debt, sales or dispositions of assets, acquisitions, the granting of liens, dividends and distributions and affiliate transactions. Compliance with the covenants and restrictions in the Restructuring Documents may constrain the ability of New CEC to implement any post-Emergence growth plans as well as its flexibility to react and adapt to unexpected operational challenges and adverse changes in economic and legal conditions. These covenants and restrictions are described in further detail in the section entitled “The CEOC Restructuring—The Plan” beginning on page 217. Additionally, with respect to properties leased pursuant to the Master Lease Agreements, New CEOC (or its applicable subsidiaries) generally will be required to restore properties that are damaged by casualties regardless of whether any insurance proceeds are sufficient to pay for the restoration.

Descriptions in the section entitled “The CEOC Restructuring—The Plan” beginning on page 217 of certain of the Restructuring Documents are preliminary and are based on current drafts of these agreements as of the date of this joint proxy statement/prospectus. The final forms of these agreements may differ from these drafts and any differences may be material and adverse to the interests of New CEC, New CEOC and their subsidiaries.

Risks Related to CAC’s Business

CAC is subject to the risks described in the section entitled “Risk Factors” in Part I, Item 1A in the CAC 2016 10-K with respect to CAC. See the section entitled “Where You Can Find More Information” beginning on page 412.

Risks Related to CEC’s Business

There is a stay of the Noteholder Disputes in the Bankruptcy Court. If the stay were lifted and a court were to find in favor of the claimants in the Noteholder Disputes, it would likely have a material adverse effect on CEC’s business, financial condition, results of operations and cash flows and, absent an intervening event, a reorganization under Chapter 11 of the Bankruptcy Code would likely be necessary due to the limited resources available at CEC to resolve such matters. If the Plan is not completed, it would raise substantial doubt about CEC’s ability to continue as a going concern.

CEC is subject to a number of Noteholder Disputes, as described in Note 3 to the 2017 CEC Interim Financial Statements, all of which are currently stayed consensually or by order of the Bankruptcy Court, related to various transactions that CEOC has completed since 2010. Plaintiffs in certain of these actions raise allegations of breach of contract, intentional and constructive fraudulent transfer, and breach of fiduciary duty, among other claims. Although the Delaware First Lien Lawsuit (as described in Note 3 to the 2017 CEC Interim Financial Statements) has been subject to a consensual stay pursuant to the First Lien Bond RSA (as defined below) since CEOC’s filing for Chapter 11, and the Delaware Second Lien Lawsuit (as described in Note 3 to the 2017 CEC Interim Financial Statements) is not proceeding with respect to fraud or breach of fiduciary duty claims, should a court find in favor of the plaintiffs on such claims in any of the Noteholder Disputes, including the New York First Lien Lawsuit, the New York Second Lien Lawsuit, the Senior Unsecured Lawsuits or the New York Senior Notes Lawsuit (each of the lawsuits, as described in Note 3 to the 2017 CEC Interim Financial Statements and the section titled “Legal Proceedings of Caesars Entertainment Corporation”), the transactions at issue in those lawsuits may be subject to rescission and/or CEC may be required to pay damages to the plaintiffs. In the event of an adverse outcome on one or all of these matters, it is likely that a reorganization under Chapter 11 of the Bankruptcy Code would be necessary due to the limited resources available at CEC to resolve such matters. See “The Companies—Legal Proceedings of Caesars Entertainment Corporation” beginning on page 141.

A number of the Noteholder Disputes also involve claims that CEC is liable for all amounts due and owing on certain notes issued by CEOC, based on allegations that provisions in the governing indentures pursuant to which CEC guaranteed CEOC’s obligations under those notes remain in effect (the “Guarantee Claims”). Such Guarantee Claims were most recently raised against CEC in a lawsuit filed on October 20, 2015 by Wilmington Trust, National Association in the United States District Court for the Southern District of New York (the “SDNY Court”). Adverse rulings on the Guarantee Claims in this action or any of the other Noteholder Disputes could negatively affect CEC’s position on such Guarantee Claims in other Noteholder Disputes, or with respect to potential claims by other holders of certain other notes issued by CEOC. If the court in any of these Noteholder Disputes were to find in favor of the plaintiffs on the Guarantee Claims, CEC may become obligated to pay all principal, interest, and other amounts due and owing on the notes at issue. If CEC became obligated to pay amounts owed on CEOC’s indebtedness as a result of the Guarantee Claims, it is likely that a reorganization under Chapter 11 of the Bankruptcy Code would be necessary due to the limited resources available at CEC to resolve such matters.

On October 4, 2016, the Debtors, along with CEC, entered into, or amended and restated, restructuring support agreements with the Debtors’ major creditor groups. Under these agreements, the parties agreed to support the Plan that will, if all conditions precedent to the effectiveness of the Plan are satisfied or waived, result in a release of all claims against CEC relating to CEOC, including the claims in the Parent Guarantee Lawsuits (as described in Note 3 to the 2017 CEC Interim Financial Statements), and all claims asserted by or on behalf of the Debtors’ estate or their representative creditors. In light of these agreements, the Debtors made a motion in the Bankruptcy Court to extend the stay of the Parent Guarantee Lawsuits that was set to elapse on October 5, 2016. The Bankruptcy Court granted this motion on October 5, 2016, and ordered that the parties in the Parent Guarantee Lawsuits were enjoined from continuing to prosecute those actions in any way until the earlier of the first omnibus hearing after the Bankruptcy Court’s decision on confirmation of the Plan and the termination of any restructuring support agreement with the Official Committee of Second Priority Noteholders (the “Second Lien Committee”). On October 17, 2016, a plaintiff in one of the Senior Unsecured Lawsuits appealed the Bankruptcy Court’s order. The plaintiff later withdrew its appeal, after signing up to its own restructuring support agreement, so there is no appeal pending. On January 26, 2017, the Bankruptcy Court entered an agreed order staying the Parent Guarantee Lawsuits. The stay will remain in effect until the earlier of (a) the Plan Effective Time, (b) the termination of the restructuring support agreement with the Second Lien Committee or (c) further order of the Bankruptcy Court.

The Parent Guarantee Lawsuits are still enjoined, but in the event that the stay is lifted, the Plan does not become effective, or the restructuring agreement with the Second Lien Committee is terminated, and the Parent Guarantee Lawsuits proceed to judgment, given the inherent uncertainties of litigation, CEC has concluded that these matters raise substantial doubt about CEC’s ability to continue as a going concern. In the event of an adverse outcome on such matters, CEC would likely seek reorganization under Chapter 11 of the Bankruptcy Code soon thereafter.

If the Plan is not completed, CEC also estimates that it will require additional sources of funding to meet the ongoing financial commitments of CEC for amounts other than committed to under the RSAs, primarily resulting from significant expenditures made to (1) defend CEC against the matters disclosed in Note 3 to the 2017 CEC Interim Financial Statements and (2) support the Plan. As a result of the foregoing, there is substantial doubt about CEC’s ability to continue as a going concern. See Note 1 to the 2017 CEC Interim Financial Statements for more information.

CEC’s substantial indebtedness and the fact that a significant portion of CEC’s cash flow is used to make interest payments could adversely affect CEC’s ability to raise additional capital to fund CEC’s operations, limit CEC’s ability to react to changes in the economy or CEC’s industry and prevent CEC from making debt service payments.

CEC is a highly-leveraged company and had $6.9 billion in debt outstanding as of March 31, 2017 and, after giving effect to the Merger and the Restructuring, would have had $9.6 billion in debt outstanding as of March 31, 2017. As a result, a significant portion of CEC’s liquidity needs are for debt service, including significant interest payments. CEC’s estimated debt service (including principal and interest) is $526 million for the remainder of 2017 and $8.8 billion thereafter to maturity. See Note 9 to the 2017 CEC Interim Financial Statements for details of CEC’s debt outstanding and related restrictive covenants.

The substantial indebtedness and the restrictive covenants under the agreements governing the indebtedness of CEC and/or its subsidiaries, as applicable, could:

•	limit the ability to borrow money for working capital, capital expenditures, development projects, debt service requirements, strategic initiatives or other purposes;

•	make it more difficult to satisfy obligations with respect to indebtedness, and any failure to comply with the obligations of any of the outstanding debt instruments, including restrictive covenants and borrowing conditions, could result in an event of default under the agreements governing such indebtedness;

•	require that a substantial portion of cash flow from operations be dedicated to the payment of interest and repayment of such indebtedness, thereby reducing funds available for other purposes;

•	limit the flexibility in planning for, or reacting to, changes in operations or business;

•	make CEC and its subsidiaries more highly-leveraged than certain competitors, which may place CEC and its subsidiaries at a competitive disadvantage;

•	make CEC and its subsidiaries more vulnerable to downturns in CEC’s business or the economy;

•	restrict the ability to make strategic acquisitions, develop new gaming facilities, introduce new technologies or exploit business opportunities;

•	affect the ability to renew certain gaming and other licenses;

•	limit, along with the financial and other restrictive covenants in such indebtedness, among other things, CEC and its subsidiaries’ ability to borrow additional funds or dispose of assets; and

•	expose CEC and its subsidiaries to the risk of increased interest rates as certain borrowings are at variable rates of interest.

Any of the foregoing could have a material adverse effect on CEC’s business, financial condition, results of operations, prospects and ability to satisfy CEC’s and/or its subsidiaries’ outstanding debt obligations.

CEC may be unable to generate sufficient cash to service all of CEC’s indebtedness, and may be forced to take other actions to satisfy CEC’s obligations under CEC’s indebtedness that may not be successful.

CEC may be unable to generate sufficient cash flow from operations, or may be unable to draw under CEC’s senior secured credit facilities or otherwise, in an amount sufficient to fund CEC’s liquidity needs. CEC’s operating cash inflows are typically used for operating expenses, debt service costs, working capital needs, and capital expenditures in the normal course of business. CEC’s operating cash flow was negative $57 million in 2015, $308 million in 2016, and $125 million during the three months ended March 31, 2017. CEC’s estimated debt service (including principal and interest) is $526 million for the remainder of 2017 and $8.8 billion thereafter to maturity. See Note 9 to the 2017 CEC Interim Financial Statements for further details of CEC’s debt outstanding.

CEC may incur additional indebtedness, which could adversely affect CEC’s ability to pursue certain business opportunities.

CEC and CEC’s subsidiaries may incur additional indebtedness. Although the terms of the agreements governing CEC’s indebtedness contain restrictions on CEC’s ability to incur additional indebtedness, these restrictions are subject to a number of important qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. For example, as of March 31, 2017, CERP had $270 million of additional borrowing capacity available under its senior secured revolving credit facility, and CGP had a total of $160 million of additional borrowing capacity available under its senior secured revolving credit facilities.

CEC’s subsidiary debt agreements allow for limited future issuances of additional secured notes or loans, which may include, in each case, indebtedness secured on a pari passu basis with the obligations under CGP’s or CERP’s credit facilities and first lien notes. This indebtedness could be used for a variety of purposes, including financing capital expenditures, refinancing or repurchasing CEC’s outstanding indebtedness, including existing unsecured indebtedness, or for general corporate purposes. CEC has raised and expects to continue to raise debt, including secured debt, to directly or indirectly refinance CEC’s outstanding unsecured debt on an opportunistic basis, as well as development and acquisition opportunities. Additional indebtedness would require greater servicing payments, and accordingly, may affect the future liquidity of CEC and/or its subsidiaries and limit their ability to pursue certain opportunities and implement any growth plans in the future.

CEC’s debt agreements contain restrictions that limit CEC’s flexibility in operating CEC’s business.

CEC’s and its subsidiaries’ debt agreements contain, and any future indebtedness of CEC and its subsidiaries would likely contain, a number of covenants that impose significant operating and financial restrictions, including restrictions on the issuer of the debt’s ability to, among other things:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of its assets;

•	enter into certain transactions with affiliates; and

•	designate subsidiaries as unrestricted subsidiaries.

As a result of these covenants, CEC and its subsidiaries are limited in the manner in which they conduct business, and may be unable to engage in favorable business activities or finance future operations or capital needs.

CEC has pledged and will pledge a significant portion of CEC’s assets as collateral under CEC’s subsidiaries’ debt agreements. If any lenders accelerate the repayment of borrowings, there can be no assurance that sufficient will be available assets to repay indebtedness.

CEC is required to satisfy and maintain specified financial ratios under CEC’s debt agreements. See Note 9 to the 2017 CEC Interim Financial Statements for further information. CEC’s ability to meet the financial ratios under CEC’s debt agreements can be affected by events beyond CEC’s control, and there can be no assurance that CEC will be able to continue to meet those ratios.

A failure to comply with the covenants contained in the agreements that govern CEC’s indebtedness could result in an event of default under the facilities or the existing agreements, which, if not cured or waived, could have a material adverse effect on CEC’s business, financial condition and results of operations. In the event of any default under the indebtedness of CERP or CGP, the lenders thereunder:

•	will not be required to lend any additional amounts to such borrowers;

•	could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend further credit; or

•	require such borrowers to apply all of CEC’s available cash to repay these borrowings.

Such actions by the lenders under CERP’s or CGP’s indebtedness could cause cross defaults under the other indebtedness of CERP and CGP, respectively. For instance, if CERP were unable to repay those amounts, the lenders under CERP’s credit facilities and the holders of CERP’s secured notes could proceed against the collateral granted to them to secure that indebtedness.

If the indebtedness under CERP’s or CGP’s credit facilities, or other indebtedness were to be accelerated, there can be no assurance that their assets would be sufficient to repay such indebtedness in full.

Repayment of CEC’s subsidiaries’ debt is dependent on cash flow generated by CEC’s subsidiaries.

CEC’s subsidiaries currently own a significant portion of CEC’s assets and conduct a significant portion of CEC’s operations. Accordingly, repayment of CEC’s subsidiaries’ indebtedness is dependent, to a significant extent, on the generation of cash flow by CEC’s subsidiaries and their ability to make such cash available by dividend, debt repayment or otherwise. CEC’s subsidiaries do not have any obligation to pay amounts due on CEC’s other subsidiaries’ indebtedness or to make funds available for that purpose. CEC’s subsidiaries may not be able to, or may not be permitted to, make distributions to enable CEC to make payments in respect of CEC’s other subsidiaries’ indebtedness. Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit CEC’s ability to obtain cash from CEC’s subsidiaries.

CEC is or may become involved in legal proceedings that, if adversely adjudicated or settled, could have a material adverse effect on CEC’s business, financial condition, results of operations, and prospects.

In addition to the Noteholder Disputes discussed above, CEC is also a defendant from time to time in various lawsuits or other legal proceedings relating to matters incidental to CEC’s business. The nature of CEC’s business subjects CEC to the risk of lawsuits filed by customers, past and present employees, competitors, business partners, Indian tribes and others in the ordinary course of business. As with all legal proceedings, no assurance can be provided as to the outcome of these matters and in general, legal proceedings can be expensive and time consuming. CEC may not be successful in the defense or prosecution of these lawsuits, which could result in settlements or damages that could significantly impact CEC’s business, financial condition and results of operations.

The loss of the services of key personnel could have a material adverse effect on CEC’s business.

CEC believes that the leadership of CEC’s executive officers has been a critical element of CEC’s success. Any unforeseen loss of CEC’s chief executive officer’s services, or any negative market or industry perception with respect to him or arising from his loss, could have a material adverse effect on CEC’s businesses. CEC’s other executive officers and other members of senior management have substantial experience and expertise in CEC’s businesses that CEC believes will make significant contributions to CEC’s growth and success. The unexpected loss of services of one or more of these individuals could also adversely affect CEC. CEC does not have key man or similar life insurance policies covering members of CEC’s senior management. CEC has employment agreements with CEC’s executive officers, but these agreements do not guarantee that any given executive will remain with CEC, and there can be no assurance that any such officers will remain with CEC.

If CEC cannot attract, retain and motivate employees, CEC may be unable to compete effectively, and lose the ability to improve and expand CEC’s businesses.

CEC’s success and ability to grow depend, in part, on CEC’s ability to hire, retain, and motivate sufficient numbers of talented people with the increasingly diverse skills needed to serve clients and expand CEC’s business, in many locations around the world. CEC faces intense competition for highly qualified, specialized technical, managerial, and consulting personnel. Recruiting, training, retention and benefit costs place significant demands on CEC’s resources. Additionally, CEC’s substantial indebtedness and CEOC’s Chapter 11 Cases have made recruiting executives to CEC’s businesses more difficult, which may become even more difficult as the CEOC Chapter 11 Cases progress. The inability to attract qualified employees in sufficient numbers to meet particular demands or the loss of a significant number of CEC’s employees could have an adverse effect on CEC.

Immediately upon completion of the Merger and the Restructuring, management intends to propose to the Initial Board of New CEC the Proposed Retention Program (as defined below) pursuant to which retention awards would be granted to employees under, and subject to, the CEC 2017 PIP. The Proposed Retention Program is subject to formal consideration and approval by the Initial Board of New CEC. CEC believes such employee retention programs are customary in merger, restructuring, bankruptcy and other major transaction contexts. Management believes that a post-Emergence employee retention program is vital to retaining personnel and incentivizing employees to remain with New CEC long-term post-Emergence. See the section entitled “CEC Proposal 9: Approval of the CEC 2017 Performance Incentive Plan—Proposed Retention Program” beginning on page 358 for additional information.

While management believes implementing an employee retention program would be critical for retaining and incentivizing employees long-term at New CEC post-Emergence, any post-Emergence employee retention program and its design characteristics would be subject to the consideration and approval of the Initial Board of New CEC. There can be no assurance that the Initial Board will formally approve of the Proposed Retention Program and its design characteristics, or the levels or terms of any of the proposed grants under the Proposed Retention Program or any other employee retention program proposed by management. If the Initial Board fails to approve the Proposed Retention Program, or another employee retention program satisfactory to the employees of New CEC, New CEC would be disadvantaged in retaining employees and incentivizing them to remain with New CEC long-term post-Emergence, and employees believed to be important to the success of CEC may not be retained

CEC may sell or divest different properties or assets as a result of CEC’s evaluation of CEC’s portfolio of businesses. Such sales or divestitures could affect CEC’s costs, revenues, profitability and financial position.

From time to time, CEC evaluates CEC’s properties and CEC’s portfolio of businesses and may, as a result, sell or attempt to sell, divest or spin-off different properties or assets. These sales or divestitures affect CEC’s costs, revenues, profitability, financial position, liquidity and CEC’s ability to comply with CEC’s debt covenants. Divestitures have inherent risks, including possible delays in closing transactions (including potential difficulties in obtaining regulatory approvals), the risk of lower-than-expected sales proceeds for the divested businesses, and potential post-closing claims for indemnification. In addition, current economic conditions and relatively illiquid real estate markets may result in fewer potential bidders and unsuccessful sales efforts. Expected costs savings, which are offset by revenue losses from divested properties, may also be difficult to achieve or maximize due to CEC’s fixed cost structure.

Reduction in discretionary consumer spending resulting from a downturn in the national economy, the volatility and disruption of the capital and credit markets, adverse changes in the global economy and other factors could negatively impact CEC’s financial performance and CEC’s ability to access financing.

Changes in discretionary consumer spending or consumer preferences are driven by factors beyond CEC’s control, such as perceived or actual general economic conditions; high energy, fuel and other commodity costs; the cost of travel; the potential for bank failures; a soft job market; an actual or perceived decrease in disposable consumer income and wealth; increases in payroll taxes; increases in gaming taxes or fees; fears of recession and changes in consumer confidence in the economy; and terrorist attacks or other global events. CEC’s business is susceptible to any such changes because CEC’s casino properties offer a highly discretionary set of entertainment and leisure activities and amenities. Gaming and other leisure activities CEC offers represent discretionary expenditures and participation in such activities may decline if discretionary consumer spending declines, including during economic downturns, during which consumers generally earn less disposable income. Particularly, CEC has business concentration in gaming offerings and in Las Vegas, which are sensitive to declines in discretionary consumer spending and changes in consumer preferences. The economic downturn that began in 2008 and adverse conditions in the local, regional, national and global markets negatively affected CEC’s business and results of operations and may negatively affect CEC’s operations in the future. During periods of economic contraction, CEC’s revenues may decrease while most of CEC’s costs remain fixed and some costs even increase, resulting in decreased earnings. While economic conditions have improved and the gaming industry has partially recovered, there are no assurances that the gaming industry will continue to grow.

Additionally, key determinants of CEC’s revenues and operating performance include ADR, number of gaming trips and average spend per trip by CEC’s customers. Given that 2007 was the peak year for CEC’s financial performance and the gaming industry in the United States in general, CEC may not attain those financial levels in the near term, or at all. If CEC fails to increase ADR or any other similar metric in the near term, CEC’s revenues may not increase and, as a result, CEC may not be able to pay down CEC’s existing debt, fund CEC’s operations, fund planned capital expenditures or achieve expected growth rates, all of which could have a material adverse effect on CEC’s business, financial condition, results of operations and cash flow. Even an uncertain economic outlook may adversely affect consumer spending in CEC’s gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn. Furthermore, other uncertainties, including national and global economic conditions, terrorist attacks or other global events, could adversely affect consumer spending and adversely affect CEC’s operations.

Growth in consumer demand for non-gaming offerings could negatively impact CEC’s gaming revenue.

Although recent trends have indicated a growing shift in customer demand for gambling over non-gaming offerings when visiting Las Vegas, there are no assurances that this trend will continue and that demand for non-gaming offerings will not increase. According to Las Vegas Convention and Visitors Authority, 47% of Las Vegas visitors in 2015 indicated that their primary reason to visit was for vacation or pleasure as opposed to solely for gambling as the main attraction, up from 41% of visitors in 2013, but down from 50% of visitors in 2011. To the extent the demand for non-gaming offerings replaces demand for gambling, CEC’s gaming revenues will decrease, which could have an adverse impact on CEC’s business and results of operations.

CEC is subject to extensive governmental regulation, which, under certain circumstances, could adversely impact CEC’s business, financial condition, and results of operations.

CEC is subject to extensive gaming regulations and political and regulatory uncertainty. Regulatory authorities in the jurisdictions where CEC operates have broad powers with respect to the licensing of casino operations and may revoke, suspend, condition or limit CEC’s gaming or other licenses, impose substantial fines and take other actions, any one of which could adversely impact CEC’s business, financial condition and results of operations. For example, revenues and income from operations were negatively impacted during July 2006 in Atlantic City by a three-day government-imposed casino shutdown. Furthermore, in many jurisdictions where CEC operates, licenses are granted for limited durations and require renewal from time to time. For example, in Iowa, CEC’s ability to continue CEC’s gaming operations is subject to a referendum every eight years or at any time upon petition of the voters in the county in which CEC operates; the most recent referendum which approved CEC’s ability to continue to operate CEC’s casinos occurred in November 2010. There can be no assurance that continued gaming activity will be approved in any referendum in the future. If CEC does not obtain the requisite approval in any future referendum, CEC will not be able to operate CEC’s gaming operations in Iowa, which would negatively impact CEC’s future performance.

From time to time, individual jurisdictions have also considered legislation or referendums, such as bans on smoking in casinos and other entertainment and dining facilities, which could adversely impact CEC’s operations. For example, the City Council of Atlantic City passed an ordinance in 2007 requiring that CEC segregate at least 75% of the casino gaming floor as a nonsmoking area, leaving no more than 25% of the casino gaming floor as a smoking area. Illinois also passed the Smoke Free Illinois Act which became effective January 1, 2008, and bans smoking in nearly all public places, including bars, restaurants, work places, schools and casinos. The Smoke Free Illinois Act also bans smoking within 15 feet of any entrance, window or air intake area of these public places. In January 2015, the City of New Orleans passed a ban on indoor smoking and use of electronic cigarettes, which became effective in April 2015. These smoking bans have adversely affected revenues and operating results at CEC’s properties. The likelihood or outcome of similar legislation in other jurisdictions and referendums in the future cannot be predicted, though any smoking ban would be expected to negatively impact CEC’s financial performance.

Furthermore, because CEC is subject to regulation in each jurisdiction in which CEC operates, and because regulatory agencies within each jurisdiction review CEC’s compliance with gaming laws in other jurisdictions, it is possible that gaming compliance issues in one jurisdiction may lead to reviews and compliance issues in other jurisdictions.

CEC’s stockholders are subject to extensive governmental regulation and if a stockholder is found unsuitable by the gaming authority, that stockholder would not be able to beneficially own CEC Common Stock directly or indirectly.

In many jurisdictions, gaming laws can require any of CEC’s stockholders to file an application, be investigated, and qualify or have his, her or its suitability determined by gaming authorities. Gaming authorities have very broad discretion in determining whether an applicant should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. For additional information on the criteria used in making determinations regarding suitability, see “The Companies—New Caesars Entertainment Corporation—Governmental Regulation” beginning on page 129.

For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security, in a public corporation which is registered with the Nevada Gaming Commission, or the Gaming Commission, may be required to be found suitable if the Gaming Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Gaming Commission. Any person required by the Gaming Commission to be found suitable must apply for a finding of suitability within 30 days after the Gaming Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board, or the Control Board, a sum of money which, in the sole discretion of the Control Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Control Board to pay final costs and charges.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, may not hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of voting securities of a gaming company and, in some jurisdictions, non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability, subject to limited exceptions for “institutional investors” that hold a company’s voting securities for investment purposes only. Under Maryland gaming laws, CEC may not sell or otherwise transfer more than 5% of the legal or beneficial interest in Horseshoe Baltimore without the approval of the Maryland Lottery and Gaming Control Commission, or the Maryland Commission, after the Maryland Commission determines that the transferee is qualified or grants the transferee an institutional investor waiver.

Some jurisdictions may also limit the number of gaming licenses in which a person may hold an ownership or a controlling interest. In Indiana, for example, a person may not have an ownership interest in more than two Indiana riverboat owner’s licenses, and in Maryland an individual or business entity may not own an interest in more than one video lottery facility.

If CEC is unable to effectively compete against CEC’s competitors, CEC’s profits will decline.

The gaming industry is highly competitive and CEC’s competitors vary considerably in size, quality of facilities, number of operations, brand identities, marketing and growth strategies, financial strength and capabilities, and geographic diversity. CEC also competes with other non-gaming resorts and vacation areas, and with various other entertainment businesses. CEC’s competitors in each market that CEC participates may have greater financial, marketing, or other resources than CEC does, and there can be no assurance that they will not engage in aggressive pricing action to compete with CEC. Although CEC believes it is currently able to compete effectively in each of the various markets in which CEC participates, CEC cannot ensure that it will be able to continue to do so or that CEC will be capable of maintaining or further increasing CEC’s current market share. CEC’s failure to compete successfully in CEC’s various markets could adversely affect CEC’s business, financial condition, results of operations, and cash flow.

In recent years, many casino operators, including CEC, have been reinvesting in existing markets to attract new customers or to gain market share, thereby increasing competition in those markets. As companies have completed new expansion projects, supply has typically grown at a faster pace than demand in some markets, including Las Vegas, CEC’s largest market, and competition has increased significantly. For example, SLS Las Vegas opened in August 2014 on the northern end of the Strip, and the Genting Group has announced plans to develop a casino and hotel called Resorts World Las Vegas, which is expected to open in 2020 on the northern end of the Strip. Also, in response to changing trends, Las Vegas operators have been focused on expanding their non-gaming offerings, including upgrades to hotel rooms, new food and beverage offerings, and new entertainment offerings. MGM’s The Park and joint venture with AEG, T-Mobile Arena, located between New York-New York and Monte Carlo, opened in April 2016 and includes retail and dining options and a 20,000 seat indoor arena for sporting events and concerts. In addition, in June 2016, MGM announced that the Monte Carlo Resort and Casino will undergo $450 million in non-gaming renovations focused on room, food and beverage and entertainment enhancements and is expected to re-open in late 2018 as two newly branded hotels. The expansion of existing casino entertainment properties, the increase in the number of properties and the aggressive marketing strategies of many of CEC’s competitors have increased competition in many markets in which CEC operates, and this intense competition is expected to continue. These competitive pressures have and are expected to continue to adversely affect CEC’s financial performance in certain markets, including Atlantic City.

In particular, CEC’s business may be adversely impacted by the additional gaming and room capacity in Nevada. In addition, CEC’s operations located in New Jersey may be adversely impacted by the expansion of gaming in Maryland, New York and Pennsylvania, and CEC’s operations located in Nevada may be adversely impacted by the expansion of gaming in California.

Theoretical win rates for CEC’s casino operations depend on a variety of factors, some of which are beyond CEC’s control.

The gaming industry is characterized by an element of chance. Accordingly, CEC employs theoretical win rates to estimate what a certain type of game, on average, will win or lose in the long run. In addition to the element of chance, theoretical win rates are also affected by the spread of table limits and factors that are beyond CEC’s control, such as a player’s skill and experience and behavior, the mix of games played, the financial resources of players, the volume of bets placed and the amount of time players spend gambling. As a result of the variability in these factors, the actual win rates at the casino may differ from theoretical win rates and could result in the winnings of CEC’s gaming customers exceeding those anticipated. The variability of these factors, alone or in combination, have the potential to negatively impact CEC’s actual win rates, which may adversely affect CEC’s business, financial condition, results of operations and cash flows.

CEC faces the risk of fraud, theft and cheating.

CEC faces the risk that customers may attempt or commit fraud or theft or cheat in order to increase winnings. Such acts of fraud, theft or cheating could involve the use of counterfeit chips or other tactics, possibly in collusion with CEC’s employees. Internal acts of cheating could also be conducted by employees through collusion with dealers, surveillance staff, floor managers or other casino or gaming area staff. Additionally, CEC also faces the risk that customers may attempt or commit fraud or theft with respect to non-gaming offerings of CEC or against other customers. Such risks include stolen credit or charge cards or cash, falsified checks, theft of retail inventory and purchased goods, and unpaid or counterfeit receipts. Failure to discover such acts or schemes in a timely manner could result in losses in CEC’s gaming operations. Negative publicity related to such acts or schemes could have an adverse effect on CEC’s reputation, potentially causing a material adverse effect on CEC’s business, financial condition, results of operations and cash flows.

Use of the “Caesars” brand name, or any of CEC’s other brands, by entities other than CEC could damage the brands and CEC’s operations and adversely affect CEC’s business and results of operations.

The “Caesars” brand remains one of the most recognized casino brands in the world and CEC’s operations benefit from the global recognition and reputation generated by CEC’s brands. Generally, CEC is actively pursuing gaming and non-gaming management, branding, and development opportunities in Asia and other parts of the world where CEC’s brands and reputation are already well-recognized assets. In addition, CEC will continue to expand CEC’s WSOP tournaments to international jurisdictions where CEC believes there is a likelihood of legalization of online gaming, in order to grow the brand’s awareness. In connection with such opportunities, CEC intends to grant third parties licenses to use CEC’s brands. CEC’s business and results of operations may be adversely affected by the management or the enforcement of the “Caesars” and the “World Series of Poker” brand names, or any of CEC’s other brands, by third parties outside of CEC’s exclusive control.

Any failure to protect CEC’s trademarks could have a negative impact on the value of CEC’s brand names and adversely affect CEC’s business.

The development of intellectual property is part of CEC’s overall business strategy, and CEC regards CEC’s intellectual property to be an important element of CEC’s success. While CEC’s business as a whole is not substantially dependent on any one trademark or combination of several of CEC’s trademarks or other intellectual property, CEC seeks to establish and maintain CEC’s proprietary rights in CEC’s business operations and technology through the use of patents, copyrights, trademarks and trade secret laws. Despite CEC’s efforts to protect CEC’s proprietary rights, parties may infringe on CEC’s trademarks and use information that CEC regards as proprietary and CEC’s rights may be invalidated or unenforceable. The unauthorized use or reproduction of CEC’s trademarks could diminish the value of CEC’s brand and CEC’s market acceptance, competitive advantages or goodwill, which could adversely affect CEC’s business.

Additionally, CEC has not applied for the registration of all of CEC’s trademarks, copyrights, proprietary technology or other intellectual property rights, as the case may be, and may not be successful in obtaining all intellectual property rights for which CEC has applied. Despite CEC’s efforts to protect CEC’s proprietary rights, parties may infringe upon CEC’s intellectual property and use information that CEC regards as proprietary, and CEC’s rights may be invalidated or unenforceable. The laws of some foreign countries may not protect proprietary rights or intellectual property to as great an extent as do the laws of the United States. In addition, others may independently develop substantially equivalent intellectual property.

CEC extends credit to a portion of CEC’s customers and CEC may not be able to collect gaming receivables from CEC’s credit players.

CEC conducts its gaming activities on a credit and cash basis at many of CEC’s properties. Any such credit CEC extends is unsecured. Table games players typically are extended more credit than slot players, and high-stakes players typically are extended more credit than customers who tend to wager lower amounts. High-end gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a significant positive or negative impact on cash flow and earnings in a particular quarter. CEC extends credit to those customers whose level of play and financial resources warrant, in the opinion of management, an extension of credit. These large receivables could have a significant impact on CEC’s results of operations if deemed uncollectible. While gaming debts evidenced by a credit instrument, including what is commonly referred to as a “marker,” and judgments on gaming debts are enforceable under the current laws of the jurisdictions in which CEC allows play on a credit basis and judgments in such jurisdictions on gaming debts are enforceable in all states under the Full Faith and Credit Clause of the U.S. Constitution, other jurisdictions may determine that enforcement of gaming debts is against public policy. Although courts of some foreign nations will enforce gaming debts directly and the assets in the U.S. of foreign debtors may be reached to satisfy a judgment, judgments on gaming debts from U.S. courts are not binding on the courts of many foreign nations.

The development and construction of new hotels, casinos and gaming and non-gaming venues and the expansion of existing ones could have an adverse effect on CEC’s business, financial condition and results of operations due to various factors including delays, cost overruns and other uncertainties.

CEC intends to develop, construct and open new hotels, casinos and other gaming venues, and develop and manage non-gaming venues, in response to opportunities that may arise. Future development projects may require significant capital commitments, the incurrence of additional debt, guarantees of third-party debt, the incurrence of contingent liabilities and an increase in depreciation and amortization expense, which could have an adverse effect upon CEC’s business, financial condition, results of operations and cash flow. The development and construction of new hotels, casinos and gaming venues and the expansion of existing ones are susceptible to various risks and uncertainties, such as:

•	the existence of acceptable market conditions and demand for the completed project;

•	general construction risks, including cost overruns, change orders and plan or specification modification, shortages of construction resources, labor disputes, unforeseen environmental, engineering or geological problems, work stoppages, fire and other natural disasters, construction scheduling problems, and weather interferences;

•	changes and concessions required by governmental or regulatory authorities;

•	the ability to finance the projects, especially in light of CEC’s substantial indebtedness;

•	delays in obtaining, or inability to obtain, all licenses, permits and authorizations required to complete and/or operate the project; and

•	disruption of CEC’s existing operations and facilities.

Moreover, CEC’s development and expansion projects are sometimes jointly pursued with third parties or by licensing CEC’s brands to third parties. These joint development, expansion projects or license agreements are subject to risks, in addition to those disclosed above, as they are dependent on CEC’s ability to reach and maintain agreements with third parties.

CEC’s failure to complete any new development or expansion project, or complete any joint development, expansion projects or projects where CEC licenses its brands, as planned, on schedule, within budget or in a manner that generates anticipated profits, could have an adverse effect on CEC’s business, financial condition, results of operations and cash flow.

CEC may pursue strategic acquisitions of third-party assets and businesses as a complement to its future growth strategy, which could raise material investment risk and affect CEC’s businesses and operations if integration is unsuccessful or the acquired assets and businesses perform poorly.

CEC intends to implement a growth plan centered on an organic growth strategy for its non-gaming entertainment, hospitality and leisure offerings for CEC. CEC also intends to pursue strategic acquisitions as a complement to the extent such acquisitions present attractive opportunities that would bolster CEC’s organic growth strategy. Additionally, CEC will also look to become a more active participant in certain high-growth social and mobile gaming opportunities in order to leverage its extensive experience and management expertise in the gaming industry and build an enhanced high growth portfolio.

CEC’s ability to realize the anticipated benefits of acquisitions will depend, in part, on CEC’s ability to integrate the businesses of such acquired company with CEC’s businesses. The combination of two independent companies is a complex, costly and time consuming process. This process may disrupt the business of either or both of the companies, and may not result in the full benefits expected. The difficulties of combining the operations of the companies include, among others:

•	coordinating marketing functions;

•	undisclosed liabilities; unanticipated issues in integrating information, communications and other systems;

•	unanticipated incompatibility of purchasing, logistics, marketing and administration methods;

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	the diversion of management’s attention from ongoing business concerns; and

•	coordinating geographically separate organizations.

Additionally, even if integration is successful, the overall integration of acquired assets and businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer and other business relationships and diversion of management attention. There is also no guarantee that the acquired assets or businesses will generate any of the projected synergies and earnings growth, and the failure to realize such projected synergies and earnings growth may adversely affect the operating and financial results of CEC and derail any growth plans.

The risks associated with CEC’s existing and potential future international operations could reduce CEC’s profits.

Some of CEC’s properties are located outside the United States, and CEC is currently pursuing additional international opportunities. International operations are subject to inherent risks including:

•	political and economic instability;

•	variation in local economies;

•	currency fluctuation;

•	greater difficulty in accounts receivable collection;

•	trade barriers; and

•	burden of complying with a variety of international laws.

For example, the political instability in Egypt due to the uprising in January 2011 has negatively affected CEC’s properties there.

Any violation of the Foreign Corrupt Practices Act or other similar laws and regulations could have a negative impact on CEC.

CEC is subject to risks associated with doing business outside of the United States, which exposes CEC to complex foreign and U.S. regulations inherent in doing business cross-border and in each of the countries in which it transacts business. CEC is subject to requirements imposed by the Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws that generally prohibit U.S. companies and their affiliates from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions and other penalties and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to the FCPA. Policies and procedures and employee training and compliance programs that CEC has implemented to deter prohibited practices may not be effective in prohibiting CEC’s employees, contractors or agents from violating or circumventing CEC’s policies and the law. If CEC’s employees or agents fail to comply with applicable laws or company policies governing CEC’s international operations, CEC may face investigations, prosecutions and other legal proceedings and actions which could result in civil penalties, administrative remedies and criminal sanctions. Any determination that CEC has violated any anti-corruption laws could have a material adverse effect on CEC’s financial condition. Compliance with international and U.S. laws and regulations that apply to CEC’s international operations increases CEC’s cost of doing business in foreign jurisdictions. CEC also deals with significant amounts of cash in CEC’s operations and are subject to various reporting and anti-money laundering regulations. Any violation of anti-money laundering laws (“AML”) or regulations, on which in recent years, governmental authorities have been increasingly focused, with a particular focus on the gaming industry, by any of CEC’s resorts could have a negative effect on CEC’s results of operations.

Acts of terrorism, war, natural disasters, severe weather and political, economic and military conditions may impede CEC’s ability to operate or may negatively impact CEC’s financial results.

Terrorist attacks and other acts of war or hostility have created many economic and political uncertainties. For example, a substantial number of the customers of CEC’s properties in Las Vegas use air travel. As a result of terrorist acts that occurred on September 11, 2001, domestic and international travel was severely disrupted, which resulted in a decrease in customer visits to CEC’s properties in Las Vegas. CEC cannot predict the extent to which disruptions in air or other forms of travel as a result of any further terrorist act, security alerts or war, uprisings, or hostilities in places such as Iraq, Afghanistan and/or Syria or other countries throughout the world, and governmental responses to those acts or hostilities, will directly or indirectly impact CEC’s business and operating results. For example, CEC’s operations in Cairo, Egypt were negatively affected from the uprising there in January 2011. As a consequence of the threat of terrorist attacks and other acts of war or hostility in the future, premiums for a variety of insurance products have increased, and some types of insurance are no longer available. If any such event were to affect CEC’s properties, CEC would likely be adversely impacted.

In addition, natural and man-made disasters such as major fires, floods, hurricanes, earthquakes and oil spills could also adversely impact CEC’s business and operating results. Such events could lead to the loss of use of one or more of CEC’s properties for an extended period of time and disrupt CEC’s ability to attract customers to certain of CEC’s gaming facilities. If any such event were to affect CEC’s properties, CEC would likely be adversely impacted.

In most cases, CEC has insurance that covers portions of any losses from a natural disaster, but it is subject to deductibles and maximum payouts in many cases. Although CEC may be covered by insurance from a natural disaster, the timing of CEC’s receipt of insurance proceeds, if any, is out of CEC’s control. In some cases, however, CEC may receive no proceeds from insurance.

Additionally, a natural disaster affecting one or more of CEC’s properties may affect the level and cost of insurance coverage CEC may be able to obtain in the future, which may adversely affect CEC’s financial position.

As CEC’s operations depend in part on CEC’s customers’ ability to travel, severe or inclement weather can also have a negative impact on CEC’s results of operations.

CEC may incur impairments to goodwill, indefinite-lived intangible assets, or long-lived assets, which could negatively affect CEC’s future profits.

CEC performs its annual impairment assessment of goodwill as of October 1, or more frequently if impairment indicators exist. CEC determines the estimated fair value of each reporting unit based on a combination of EBITDA and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. CEC also evaluates the aggregate fair value of all of CEC’s reporting units and other non-operating assets in comparison to CEC’s aggregate debt and equity market capitalization at the test date. Both EBITDA multiples and discounted cash flows are common measures used to value and buy or sell businesses in CEC’s industry.

CEC will also perform an annual impairment assessment of other non-amortizing intangible assets as of October 1, or more frequently if impairment indicators exist. CEC determines the estimated fair value of CEC’s non-amortizing intangible assets by primarily using the Relief From Royalty Method and Excess Earnings Method under the income approach.

CEC reviews the carrying value of CEC’s long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. When performing this assessment, CEC considers current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition, and other economic, legal, and regulatory factors.

Significant negative industry or economic trends, reduced estimates of future cash flows, disruptions to CEC’s business, slower growth rates or lack of growth in CEC’s business resulted in an impairment charge during the year ended December 31, 2014. If one or more of such events occurs in the future, additional impairment charges may be required in future periods. If CEC is required to record additional impairment charges, this could have a material adverse impact on CEC’s consolidated financial statements.

CEC’s business is particularly sensitive to energy prices and a rise in energy prices could harm CEC’s operating results.

CEC is a large consumer of electricity and other energy and, therefore, higher energy prices may have an adverse effect on CEC’s results of operations. Accordingly, increases in energy costs may have a negative impact on CEC’s operating results. Additionally, higher electricity and gasoline prices which affect CEC’s customers may result in reduced visitation to CEC’s resorts and a reduction in CEC’s revenues. CEC may be indirectly impacted by regulatory requirements aimed at reducing the impacts of climate change directed at up-stream utility providers, as CEC could experience potentially higher utility, fuel, and transportation costs.

CGP’s interests may conflict with CEC’s interests.

The interests of CGP could conflict with CEC’s interests. CGP is in a similar business to CEC and is required to first provide any potential development opportunities to CEC. However, CEC may decide to decline the opportunity for the company’s business and permit CGP to pursue the development opportunity. A committee of CEC’s board of directors comprised of disinterested directors will consider potential development opportunities provided to CEC by CGP. If the committee declines an opportunity, that opportunity will be available to CGP and will not be available to CEC’s businesses. As a result, CEC’s business and growth prospects could be negatively impacted. Furthermore, the consideration of business opportunities may create potential or perceived conflicts of interests between CEC’s and CGP’s businesses. While CEC may retain a portion of the financial stake in any management fee to be received in connection with an opportunity provided to CGP, there can be no assurances that such opportunity will be successful or that CEC will receive the expected fees from any opportunity.

Although certain employees of affiliates of the Sponsors are on the boards of directors of CEC and CAC, the certificates of incorporation of both companies provide that neither the Sponsors nor directors have any obligation to present any corporate opportunity to CEC or CAC. Accordingly, the Sponsors may pursue gaming, entertainment or other activities outside of CEC or CAC and have no obligation to present such opportunity to CEC or CAC.

Work stoppages and other labor problems could negatively impact CEC’s future profits.

Some of CEC’s employees are represented by labor unions and, accordingly, CEC is subject to the risk of work stoppages or other labor disruptions from time to time. CEC currently has five collective bargaining agreements covering various employees in Las Vegas expiring in 2017 as well as three others that will expire in

2017. All agreements are subject to automatic extension unless one party gives 30 days’ prior notice of intent to terminate. No such notice has been given. CEC intends to negotiate renewal agreements for all collective bargaining agreements expiring and are hopeful that CEC will be able to reach agreements with the respective unions without any work stoppage. Work stoppages and other labor disruptions could have a material adverse impact on CEC’s operations. From time to time, CEC has experienced attempts by labor organizations to organize certain of CEC’s non-union employees. These efforts have achieved some success to date. CEC cannot provide any assurance that CEC will not experience additional and successful union activity in the future. The impact of this union activity is undetermined and could negatively impact CEC’s profits.

CEC may be subject to material environmental liability, including as a result of unknown environmental contamination.

The casino properties business is subject to certain federal, state and local environmental laws, regulations and ordinances which govern activities or operations that may have adverse environmental effects, such as emissions to air, discharges to streams and rivers and releases of hazardous substances and pollutants into the environment, as well as handling and disposal from municipal/non-hazardous waste, and which also apply to current and previous owners or operators of real estate generally. Federal examples of these laws include the Clean Air Act, the Clean Water Act, the Resource Conservation Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act and the Oil Pollution Act of 1990. Certain of these environmental laws may impose cleanup responsibility and liability without regard to whether the owner or operator knew of or caused particular contamination or release of hazardous substances. Should unknown contamination be discovered on CEC’s property, or should a release of hazardous substances occur on CEC’s property, CEC could be required to investigate and remediate the contamination and could also be held responsible to a governmental entity or third parties for property damage, personal injury or investigation and remediation costs incurred in connection with the contamination or release, which may be substantial. Moreover, such contamination may also impair CEC’s ability to use the affected property. Such liability could be joint and several in nature, regardless of fault, and could affect CEC even if such property is vacated. The potential for substantial costs and an inability to use the property could adversely affect CEC’s business.

CEC’s insurance coverage may not be adequate to cover all possible losses CEC could suffer, and, in the future, CEC’s insurance costs may increase significantly or CEC may be unable to obtain the same level of insurance coverage.

CEC may suffer damage to CEC’s property caused by a casualty loss (such as fire, natural disasters and acts of war or terrorism) that could severely disrupt CEC’s business or subject it to claims by third parties who are injured or harmed. Although CEC maintains insurance (including property, casualty, terrorism and business interruption), it may be inadequate or unavailable to cover all of the risks to which CEC’s business and assets may be exposed. In several cases CEC maintains high deductibles or self-insure against specific losses. Should an uninsured loss (including a loss which is less than CEC’s deductible) or loss in excess of insured limits occur, it could have a significant adverse impact on CEC’s operations and revenues.

CEC generally renews CEC’s insurance policies on an annual basis. If the cost of coverage becomes too high, CEC may need to reduce CEC’s policy limits or agree to certain exclusions from CEC’s coverage in order to reduce the premiums to an acceptable amount. Among other factors, homeland security concerns, other catastrophic events or any change in the current U.S. statutory requirement that insurance carriers offer coverage for certain acts of terrorism could adversely affect available insurance coverage and result in increased premiums on available coverage (which may cause CEC to elect to reduce CEC’s policy limits) and additional exclusions from coverage. Among other potential future adverse changes, in the future CEC may elect to not, or may be unable to, obtain any coverage for losses due to acts of terrorism.

The success of third parties adjacent to CEC’s properties is important to CEC’s ability to generate revenue and operate CEC’s business and any deterioration to their success could materially adversely affect CEC’s revenue and result of operations.

In certain cases, CEC does not own the businesses and amenities adjacent to CEC’s properties. However, the adjacent third-party businesses and amenities stimulate additional traffic through CEC’s complexes, including the casinos, which are CEC’s largest generators of revenue. Any decrease in the popularity of, or the number of customers visiting, these adjacent businesses and amenities may lead to a corresponding decrease in the traffic through CEC’s complexes, which would negatively affect CEC’s business and operating results. Further, if newly opened properties are not as popular as expected, CEC will not realize the increase in traffic through CEC’s properties that CEC expects as a result of their opening, which would negatively affect CEC’s business projections.

Compromises of CEC’s information systems or unauthorized access to confidential information or CEC’s customers’ personal information could materially harm CEC’s reputation and business.

CEC collects and stores confidential, personal information relating to CEC’s customers for various business purposes, including marketing and financial purposes, and credit card information for processing payments. For example, CEC handles, collects and stores personal information in connection with CEC’s customers staying at CEC’s hotels and enrolling in CEC’s Total Rewards program. CEC may share this personal and confidential information with vendors or other third parties in connection with processing of transactions, operating certain aspects of CEC’s business or for marketing purposes. CEC’s collection and use of personal data are governed by state and federal privacy laws and regulations as well as the applicable laws and regulations in other countries in which CEC operates. Privacy law is an area that changes often and varies significantly by jurisdiction. CEC may incur significant costs in order to ensure compliance with the various applicable privacy requirements. In addition, privacy laws and regulations may limit CEC’s ability to market to CEC’s customers.

CEC assesses and monitors the security of collection, storage and transmission of customer information on an ongoing basis. CEC utilizes commercially available software and technologies to monitor, assess and secure CEC’s network. Further, the systems currently used for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, all of which can put payment card data at risk, are determined and controlled by the payment card industry, not CEC. Although CEC has taken steps designed to safeguard CEC’s customers’ confidential personal information and important internal company data, CEC’s network and other systems and those of third parties, such as service providers, could be compromised, damaged, or disrupted by a third-party breach of CEC’s system security or that of a third-party provider or as a result of purposeful or accidental actions of third parties, CEC’s employees or those employees of a third party, power outages, computer viruses, system failures, natural disasters or other catastrophic events. CEC’s third-party information system service providers face risks relating to cybersecurity similar to CEC’s, and CEC does not directly control any of such parties’ information security operations. Advances in computer and software capabilities and encryption technology, new tools and other developments may increase the risk of a security breach. As a result of any security breach, customer information or other proprietary data may be accessed or transmitted by or to a third party. Despite these measures, there can be no assurance that CEC is adequately protecting CEC’s information.

Any loss, disclosure or misappropriation of, or access to, customers’ or other proprietary information, or other breach of CEC’s information security could result in legal claims or legal proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, including for failure to protect personal information or for misusing personal information, which could disrupt CEC’s operations, damage CEC’s reputation and expose CEC to claims from customers, financial institutions, regulators, payment card associations, employees and other persons, any of which could have an adverse effect on CEC’s financial condition, results of operations and cash flow.

CEC’s obligation to contribute to multi-employer pension plans, or the discontinuance of such obligation, may have an adverse impact on CEC.

CEC contributes to and participates in various multi-employer pension plans for employees represented by certain unions. CEC is required to make contributions to these plans in amounts established under collective bargaining agreements. CEC does not administer these plans and, generally, are not represented on the boards of trustees of these plans. The Pension Protection Act enacted in 2006, or the PPA, requires under-funded pension plans to improve their funding ratios. Based on the information available to CEC, some of the multi-employer plans to which CEC contributes is either “critical” or “endangered” as those terms are defined in the PPA. Specifically, the Pension Plan of the UNITE HERE National Retirement Fund is less than 65% funded. CEC cannot determine at this time the amount of additional funding, if any, CEC may be required to make to these plans. However, plan assessments could have an adverse impact on CEC’s results of operations or cash flows for a given period. Furthermore, under current law, upon the termination of a multi-employer pension plan, due to the withdrawal of all its contributing employers (a mass withdrawal), or in the event of a withdrawal by CEC, which CEC considers from time to time, CEC would be required to make payments to the plan for CEC’s proportionate share of the plan’s unfunded vested liabilities, that would have a material adverse impact on CEC’s consolidated financial condition, results of operations and cash flows.

In January 2015, the Trustees of the National Retirement Fund (“NRF”), a multi-employer defined benefit pension plan, voted to expel the CEC controlled group (“CEC Group”) from the NRF’s Legacy Plan. NRF claims that CEOC’s bankruptcy presents an “actuarial risk” to NRF’s Legacy Plan purportedly permitting such expulsion. The CEC affiliates that are included in NRF’s Legacy Plan are Caesars Atlantic City, Bally’s Atlantic City and Harrah’s Philadelphia (all of which are owned by CEOC and are not included in CEC’s results), as well as Harrah’s Atlantic City and the Las Vegas laundry. NRF has advised the CEC Group that its expulsion has triggered withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million.

The CEC Group disputes NRF’s authority to take such action. Prior to NRF’s vote, the CEC Group reiterated its commitment to remain in the plan and not seek rejection of any collective bargaining agreement in which the obligation to contribute to NRF exists. CEOC is current with respect to pension contributions.

NRF commenced litigation against CEC and CERP seeking payment of this withdrawal liability (the “NRF Claims”). On March 13, 2017, CEC, CERP, CEOC (on behalf of itself and each of the Debtors and its other direct and indirect subsidiaries), the Five Employers, the NRF, the NRF’s Legacy Plan, the NRF’s Trustees, and others entered into a Settlement Agreement (the “NRF Settlement Agreement”). Under the NRF Settlement Agreement, on the effective date of the Debtors’ reorganization plan, CEC would pay $45 million to the NRF (the “NRF Payments”) in accordance with the provisions of the NRF Settlement Agreement. Pursuant to the NRF Settlement Agreement, all actions and appeals relating to the disputes between the NRF and the CEC Group have been stayed pending the effective date of the Debtors’ reorganization plan and the NRF Payments being made. Until the effective date of the Debtors’ reorganization plan has occurred, the NRF Payments have been made, and mutual releases have been exchanged as contemplated under the NRF Settlement Agreement, there can be no assurance that CEC’s approach will have a successful outcome, and the CEC Group may become liable for the withdrawal liability, which would have an adverse impact on CEC.

Due to the participation of CEOC, CGPH, and CERP in CES, CEC may not control CES and CEC’s interests may not align with the interests of the other members of CES.

CEOC, CGPH, and CERP are members of CES, and each relies on CES to provide it and its subsidiaries with intellectual property licenses and property management services, among other services. CEOC, CGPH and CERP are each required to contribute as necessary to fund CES’ operating costs and capital requirements in proportion to their respective ownership interest in CES. The members of CES are required to fund its capital expenditures in agreed portions on an annual basis. The amount each member will be required to fund in future years will be subject to the review and approval of the CES steering committee. CEOC, CGPH and CERP, together, control CES through the CES steering committee, which is comprised of one representative from each of CEOC, CGPH and CERP. Conflicts of interest may arise between CEC’s subsidiaries. Most decisions by CES require the consent of two of the three steering committee members. To the extent CEC is unable to control the consent of at least two of the three steering committee members, CEC may be unable to cause CES to take actions that are in CEC’s interest. In addition, certain decisions by CES may not be made without unanimous consent of its members. These actions include any decision with respect to liquidation or dissolution of CES, merger, consolidation or sale of all or substantially all of the assets of CES, usage of CES assets in a manner inconsistent with the purposes of CES, material amendment to CES’ operating agreement, admission of new investors to CES and filing of any bankruptcy or similar action by CES. Thus, CES’ members may block certain actions by CES that are in CEC’s interest.

CEC is controlled by the Sponsors, whose interests may not be aligned with CEC’s.

The members of Hamlet Holdings are comprised of individuals affiliated with the Sponsors. As of December 31, 2016, Hamlet Holdings beneficially owned a majority of CEC Common Stock pursuant to the CEC Irrevocable Proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares, and, as a result, the Sponsors have the power to elect all of CEC’s directors. Moreover, Hamlet Holdings has the ability to vote on any transaction that requires the approval of CEC’s board of directors or CEC’s stockholders, including the approval of significant corporate transactions such as mergers and the sale of all or substantially all of CEC’s assets. As a result, Hamlet Holdings is in a position to exert a significant influence over CEC, and the direction of CEC’s business and results of operations. The interests of the Sponsors could conflict with or differ from the interests of other holders of CEC’s securities. For example, the concentration of ownership held by the Sponsors could delay, defer or prevent a change of control of CEC or impede a merger, takeover or other business combination which another stockholder may otherwise view favorably. Additionally, the Sponsors are in the business of making or advising on investments in companies they hold, and may from time to time in the future acquire interests in or provide advice to businesses that directly or indirectly compete with certain portions of CEC’s business or are suppliers or customers of CEC. One or both of the Sponsors may also pursue acquisitions that may be complementary to CEC’s business, and, as a result, those acquisition opportunities may not be available to CEC. A sale of a substantial number of shares of stock in the future by funds affiliated with the Sponsors or their co-investors could cause CEC’s stock price to decline. So long as Hamlet Holdings continues to hold the CEC Irrevocable Proxy, they will continue to be able to strongly influence CEC’s decisions. It is expected that the shares of CEC Common Stock that affiliates of the Sponsors receive in the Merger will be subject to an amended and restated CEC Irrevocable Proxy, which will grant Hamlet Holdings sole voting and sole dispositive power over approximately 20.8% of the shares of CEC Common Stock after giving effect to the Merger and Restructuring (based upon beneficial ownership as of March 31, 2017 and assuming completion of $1.0 billion of the CEC Common Equity Buyback).

In addition, CEC has an executive committee that serves at the discretion of CEC’s board of directors and is authorized to take such actions as it reasonably determines appropriate. Currently, the executive committee may act by a majority of its members, provided that at least one member affiliated with TPG and Apollo must approve any action of the executive committee.

Future sales or the possibility of future sales of a substantial amount of CEC Common Stock, including in connection with the Merger or Restructuring, may depress the price of shares of CEC Common Stock.

Future sales or the availability for sale of substantial amounts of CEC Common Stock in the public market could adversely affect the prevailing market price of CEC Common Stock and could impair CEC’s ability to raise capital through future sales of equity securities.

As of June 13, 2017, there were approximately 149 million shares outstanding, all of which are the same class of voting common stock. All of the outstanding shares of CEC Common Stock will be eligible for resale under Rule 144 or Rule 701 of the Securities Act of 1933, as amended (“Securities Act”), subject to volume limitations, applicable holding period requirements or other contractual restrictions. The Sponsors have the ability to cause CEC to register the resale of its shares, and CEC’s management members who hold shares will have the ability to include their shares in such registration.

CEC sold seven million shares of CEC Common Stock in 2014. In connection with the Merger, CEC expects to issue a significant number of shares of CEC Common Stock and, in connection with the Restructuring, CEC expects to issue a significant number of shares of CEC Common Stock and the Convertible Notes that will be convertible into shares of CEC Common Stock. The Convertible Notes will be convertible at the option of holders into a number of shares of CEC Common Stock that, were they issued at the Plan Effective Time, would represent approximately 17.9% of the CEC shares outstanding (on a fully diluted basis) at the Plan Effective Time, assuming completion of $1.0 billion of the CEC Common Equity Buyback. In addition, CEC may issue shares of common stock or other securities from time to time as consideration for future acquisitions and investments or for any other reason that CEC’s board of directors deems advisable. If any such acquisition or investment is significant, the number of shares of CEC Common Stock, or the number or aggregate principal amount, as the case may be, of other securities that CEC may issue may in turn be substantial. CEC may also grant registration rights covering those shares of common stock or other securities in connection with any such acquisitions and investments.

CEC cannot predict the size of future issuances of CEC Common Stock or other securities or the effect, if any, that future issuances and sales of CEC Common Stock or other securities, including future sales by the Sponsors, will have on the market price of CEC Common Stock. Sales of substantial amounts of common stock (including shares of common stock issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for CEC Common Stock.

The price and trading volume of CEC Common Stock may fluctuate significantly.

The market price of CEC Common Stock may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of CEC Common Stock may fluctuate and cause significant price variations to occur. Volatility in the market price of CEC Common Stock may prevent a holder of CEC Common Stock from being able to sell their shares. The market price for CEC Common Stock could fluctuate significantly for various reasons, including:

•	CEC’s operating and financial performance and prospects;

•	CEC’s quarterly or annual earnings or those of other companies in CEC’s industry;

•	news or developments related to CEOC’s ongoing Bankruptcy proceedings and negotiations with its creditors;

•	conditions that impact demand for CEC’s products and services;

•	the public’s reaction to CEC’s press releases, other public announcements and filings with the SEC;

•	changes in earnings estimates or recommendations by securities analysts who track CEC Common Stock;

•	market and industry perception of CEC’s success, or lack thereof, in pursuing CEC’s growth strategy;

•	strategic actions by CEC or CEC’s competitors, such as acquisitions or restructurings;

•	changes in government and environmental regulation, including gaming taxes;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	arrival and departure of key personnel;

•	changes in CEC’s capital structure;

•	sales of CEC Common Stock by CEC or members of CEC’s management team;

•	issuance of CEC Common Stock in connection with the merger with CAC;

•	the expiration of contractual lockup agreements; and

•	changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.

In addition, the stock market experiences significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in the gaming, lodging, hospitality and entertainment industries. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of CEC Common Stock could fluctuate based upon factors that have little or nothing to do with CEC, and these fluctuations could materially reduce CEC’s share price.

Because CEC has not paid dividends since being acquired by the Sponsors in 2008 and does not anticipate paying dividends on CEC Common Stock in the foreseeable future, holders of CEC Common Stock should not expect to receive dividends on shares of CEC Common Stock.

CEC has no present plans to pay cash dividends to CEC’s stockholders and, for the foreseeable future, intends to retain all of CEC’s earnings for use in CEC’s business. The declaration of any future dividends by CEC is within the discretion of CEC board of directors and will be dependent on CEC’s earnings, financial condition and capital requirements, as well as any other factors deemed relevant by CEC’s board of directors.

CEC’s by-laws and certificate of incorporation contain provisions that could discourage another company from acquiring CEC and may prevent attempts by CEC’s stockholders to replace or remove CEC’s current management.

Provisions of CEC’s by-laws and CEC’s certificate of incorporation may delay or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. In addition, these provisions may frustrate or prevent any attempts by CEC’s stockholders to replace or remove CEC’s current management by making it more difficult for stockholders to replace or remove CEC’s directors. These provisions include:

•	establishing a classified board of directors;

•	establishing limitations on the removal of directors;

•	permitting only an affirmative vote of at least two-thirds of the board of directors of CEC to fix the number of directors;

•	prohibiting cumulative voting in the election of directors;

•	empowering only the board of directors to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;

•	eliminating the ability of stockholders to call special meetings of stockholders;

•	prohibiting stockholders from acting by written consent if less than 50.1% of outstanding shares of CEC Common Stock is controlled by the Sponsors;

•	prohibiting amendments to the by-laws without the affirmative vote of at least two-thirds of the board of directors or the affirmative vote of at least two-thirds of the total voting power of the outstanding shares entitled to vote;

•	prohibiting amendments to the certificate of incorporation relating to stockholder meetings, amendments to the by-laws or certificate of incorporation, or the election or classification of the board of directors without the affirmative vote of two-thirds of the shares entitled to vote on any matter; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

CEC’s issuance of shares of preferred stock could delay or prevent a change of control of CEC. CEC’s board of directors has the authority to cause CEC to issue, without any further vote or action by the stockholders, shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of CEC’s company without further action by the stockholders, even where stockholders are offered a premium for their shares.

Together, these charter and statutory provisions could make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for CEC Common Stock. Furthermore, the existence of the foregoing provisions, as well as the significant common stock controlled by Hamlet Holdings, could limit the price that investors might be willing to pay in the future for shares of CEC Common Stock. They could also deter potential acquirers of CEC’s company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the information incorporated by reference herein contain or may contain “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements are based on current expectations about future events. Further, statements that include words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would” “estimate,” “continue,” “present,” “seek,” “hope,” or “pursue,” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the information incorporated by reference herein. These forward-looking statements, including, without limitation, those relating to future actions, new projects, strategies, future performance, the outcome of contingencies such as legal proceedings, the Emergence and the expected timing thereof, future actions that may be taken by CEC, CAC and others with respect thereto, the completion of the Merger and the Restructuring under the Plan, the financial position and actions of New CEC post-Emergence and future financial results, wherever they occur in this joint proxy statement/prospectus or in the information incorporated by reference herein, are based on current expectations about future events and are necessarily estimates reflecting the best judgment of management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described in the section entitled “Risk Factors” beginning on page 74, and from time to time in CEC’s and CAC’s reports filed with the SEC (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Caesars Entertainment Corporation” contained therein):

•	the outcome of currently pending or threatened litigation and demands for payment by certain creditors and the NRF against CEC;

•	the Merger Agreement may not be adopted by the CEC and CAC stockholders at the respective special meetings or the failure to satisfy any of the other closing conditions of the Merger Agreement;

•	the Merger may not be completed or one or more events, changes or other circumstances that could occur that could give rise to the termination of the Merger Agreement;

•	the price of, market for and potential market price volatility of CEC Common Stock and of CAC Common Stock;

•	CEC’s limited cash balances and sources of available cash, including CEC’s ability (or inability) to secure additional liquidity to meet its ongoing obligations and its commitments to support the Restructuring as necessary and CEC’s financial obligations exceeding or becoming due earlier than what is currently forecast;

•	increased costs of financing, a reduction in the availability of financing and fluctuations in interest rates in connection with the Restructuring;

•	economic, business, competitive, and/or regulatory factors affecting the businesses of CEC and CAC and their respective subsidiaries generally;

•	the ability to retain key employees during the pendency of the Merger and the Restructuring;

•	the ability of customer tracking, customer loyalty, and yield management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of the Chapter 11 Cases on CEOC and its subsidiaries and affiliates, including CEC, and the interests of various creditors, equity holders and other constituents;

•	the indirect effects of the Chapter 11 Cases on CAC;

•	the ability to recoup costs of capital investments through higher revenues;

•	the event that the RSAs may not be completed in accordance with their terms, or persons not party to an RSA may successfully challenge the implementation thereof;

•	the effect of the Bankruptcy Court’s rulings in the Chapter 11 Cases and the outcome of such cases in general;

•	the length of time CEOC will operate under the Chapter 11 Cases or CEOC’s ability to comply with the milestones provided by the RSAs;

•	risks associated with third-party motions in the Chapter 11 Cases, which may hinder or delay CEOC’s ability to complete the Plan;

•	the adverse effects of the Chapter 11 Cases and related litigation on CEC’s liquidity or results of operations;

•	the ability (or inability) of CEC and CEOC to satisfy the conditions to the effectiveness of the Plan;

•	the financial and operating results of New CEC;

•	the impact of New CEC’s and its subsidiaries’ substantial indebtedness and the restrictions contained in the agreements governing such indebtedness;

•	access to available and reasonable financing on a timely basis, including the ability of CEC and CAC to refinance indebtedness on acceptable terms;

•	litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation;

•	the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming industry in particular;

•	changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;

•	the ability to timely and cost-effectively integrate companies that New CEC acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of New CEC’s substantial indebtedness or any other factor;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•	acts of war or terrorist incidents, severe weather conditions, uprisings or natural disasters, including losses therefrom, losses in revenues and damage to property, and the impact of severe weather conditions on the ability to attract customers to certain facilities;

•	the effects of environmental and structural building conditions relating to CEC’s, CAC’s and CEOC’s properties;

•	access to insurance on reasonable terms for CEC, CAC and CEOC’s assets;

•	the rapidly growing and changing industry in which CGP operates, such as CIE’s internet gaming business; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. CEC and CAC undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

THE COMPANIES

Caesars Entertainment Corporation

Overview

CEC is one of the largest global gaming and hospitality companies, with a world-class portfolio of properties offering gaming, lodging, entertainment, food and beverage, convention space and retail. CEC has established a rich history of industry-leading growth and expansion since it commenced operations in 1937. In addition to its brick and mortar assets, CEC, through certain of its subsidiaries, operates an online gaming business that provides real money games in certain jurisdictions. As of December 31, 2016, through CEC’s consolidated entities, CEC owned 12 casinos in the United States, with over one million square feet of gaming space and approximately 24,000 hotel rooms. CEC’s properties are concentrated in Las Vegas, where 8 of the 12 casinos are located. CEC is primarily a holding company with no independent operations of its own and operates its business through various subsidiaries, including through CERP, CGP and CES, which are further described below.

In addition to the consolidated subsidiaries listed above, CEC owns a majority interest in CEOC, which owns and manages a total of 35 casinos. On January 15, 2015, CEOC and the other Debtors filed the Bankruptcy Petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. Due to the commencement of the Chapter 11 Cases, the operations and affairs of the Debtors are subject to the supervision and jurisdiction of the Bankruptcy Court, as provided under the Bankruptcy Code. Accordingly, CEC deconsolidated CEOC and its subsidiaries from CEC’s financial results, effective as of January 15, 2015.

On January 13, 2017, the Debtors filed the Plan with the Bankruptcy Court that replaced all previously filed plans. CEC, CAC, the Debtors, and the Debtors’ major creditor groups have agreed to support the Plan, which was confirmed by the Bankruptcy Court on January 17, 2017. The Plan provides for, among other things, (1) a global settlement of all claims the Debtors may have against, and comprehensive releases for, CEC and its affiliates and CAC and its affiliates, as discussed below and (2) CEOC to be divided into two companies, OpCo and PropCo, whereby OpCo would operate certain properties and facilities currently held by CEOC and PropCo would hold certain real property assets and related fixtures currently held by CEOC and lease those assets to OpCo. The Plan is conditioned upon, among other things, completion of the Merger of CAC with and into CEC, with CEC as the surviving company (the surviving company which, after giving effect to the Merger and the Restructuring, is referred to herein as “New Caesars Entertainment Corporation” or “New CEC”). Pursuant to the Plan, it is anticipated that OpCo (which is also referred to herein as “New Caesars Entertainment Operating Company” or “New CEOC”) will be a consolidated, wholly owned subsidiary of New CEC. See the section entitled “Summary—The CEOC Restructuring” beginning on page 28 for additional information. The Restructuring will significantly de-lever the Debtors’ capital structure, leaving New CEOC and its subsidiaries with approximately $1.6 billion in outstanding debt at the Plan Effective Time. Additionally, pursuant to the Merger Agreement, CAC will merge with and into CEC, with CEC as the surviving company, and CAC stockholders will receive in exchange for each share of CAC Common Stock a number of shares of CEC Common Stock equal to the Exchange Ratio.

CEC Common Stock trades on the NASDAQ under the symbol “CZR.” Hamlet Holdings currently beneficially owns a majority of CEC’s voting common stock, as discussed below. As a result, CEC is a “controlled company” within the meaning of NASDAQ corporate governance standards. The principal executive offices of CEC are located at One Caesars Palace Drive, Las Vegas, Nevada 89109; its telephone number is (702) 407-6000; and its website is www.caesarscorporate.com.

Business Operations

CEC’s consolidated business is composed of four complementary businesses that reinforce, cross-promote, and build upon each other: casino entertainment operations, food and beverage operations, rooms and hotel operations, and entertainment and other business operations.

Casino Entertainment Operations

CEC’s casino entertainment operations include revenues from approximately 15,000 slot machines and 1,200 table games, as well as other games such as keno, poker, and race and sports books, all of which comprised approximately 49% of CEC’s total net revenues in 2016. Slot revenues generate the majority of CEC’s gaming revenue and are a key driver of revenue, particularly in CEC’s properties located outside of the Las Vegas market. CEC is testing a number of skill-based games as it implements product offerings intended to appeal to all demographics, and expects to expand these offerings as required regulatory approvals are obtained.

Food and Beverage Operations

CEC’s food and beverage operations generate revenues primarily from over 50 buffets, restaurants, bars, nightclubs, and lounges located throughout CEC’s casinos, as well as banquets and room service, and represented approximately 18% of CEC’s total net revenues in 2016. Many of CEC’s properties include several dining options, ranging from upscale dining experiences to moderately-priced restaurants and buffets.

Rooms and Hotel Operations

Rooms and hotel operations revenue comprised approximately 21% of CEC’s total net revenues in 2016 and is primarily generated from hotel stays at CEC’s casino properties and CEC’s approximately 24,000 guest rooms and suites. CEC’s properties operate at various price and service points, allowing CEC to host a variety of casino guests who are visiting CEC’s properties for gaming and other casino entertainment options and non-casino guests who are visiting CEC’s properties for other purposes, such as vacation travel or conventions.

Entertainment and Other Business Operations

CEC provides a variety of retail and entertainment offerings in CEC’s casinos and The LINQ promenade. CEC operates several entertainment venues across the United States, including The AXIS at Planet Hollywood, which was ranked as one of the top theater venues in the United States in 2016 based on ticket sales. This award winning theater hosts several prominent headliners, such as Jennifer Lopez, Lionel Richie, and Britney Spears. CEC intends to continue hosting such popular acts, and CEC recently announced that the Backstreet Boys will have performances starting in early 2017.

The LINQ promenade and CEC’s retail stores offer guests a wide range of options from high-end brands and accessories to souvenirs and decorative items. The LINQ promenade is an open-air dining, entertainment, and retail development located between The LINQ Hotel and the Flamingo Las Vegas, and also features The High Roller, CEC’s 550-foot observation wheel at The LINQ promenade.

In addition, CIE operates a regulated online real money gaming business in Nevada and New Jersey and owns the WSOP tournaments and brand, and also licenses WSOP trademarks for a variety of products and businesses related to this brand.

Caesars Acquisition Company

CAC was formed on February 25, 2013 to make an equity investment in CGP, a joint venture between CAC and certain subsidiaries of CEC, and directly owns 100% of the voting membership units of CGP and serves as CGP’s managing member. Certain subsidiaries of CEC hold 100% of the non-voting membership units of CGP. Additionally, under the CGP structure, as of December 31, 2016, CAC and CEC owned 39% and 61% of the economic interests in CGP, respectively. CGP was formed on July 16, 2013 to pursue high-growth operating acquisitions and investments in the gaming and interactive entertainment industries. Through its relationship with CEC, CGP has the ability to access CEC’s proven management expertise, brand equity, Total Rewards loyalty program and structural synergies. CAC does not own any other material assets or have any operations other than through its interest in CGP.

CAC Common Stock trades on NASDAQ under the symbol “CACQ.” Hamlet Holdings currently beneficially owns a majority of CAC’s voting common stock, as discussed below. As a result, CAC is a “controlled company” within the meaning of NASDAQ corporate governance standards. The principal executive offices of CAC are located at One Caesars Palace Drive, Las Vegas, Nevada 89109; its telephone number is (702) 407-6000; and its website is www.caesarsacquisitioncompany.com.

New Caesars Entertainment Corporation

Overview

At the Merger Effective Time, CAC will merge with and into CEC, with CEC as the surviving company (which, after giving effect to the Merger and the Restructuring, is referred to herein as “New Caesars Entertainment Corporation” or “New CEC”). Upon completion of the Merger and the Restructuring, CGP and New CEOC will become wholly owned subsidiaries of New CEC. Based on operational and business information as of December 31, 2016, New CEC will operate 47 properties in 13 U.S. states and five countries. The facilities at the properties will comprise an aggregate of over 2.8 million square feet of gaming offerings, 39,000 hotel rooms and 1.6 million square feet of convention space, retail stores, restaurant outlets, and entertainment venues. Of the 47 properties, 35 properties are in the United States, while 12 properties are internationally operated, eight of which are located in the United Kingdom. New CEC will also own a strong portfolio of widely recognized brands and run the industry’s first and award-winning loyalty program, Total Rewards.

New CEC’s strategic objectives are intended to be as follows:

•	Invigorate hospitality and loyalty marketing programs.

•	Invest in the business infrastructure to enhance long-term value.

•	Institute a continuous improvement-focus operating model.

•	Inspire a sales and service culture.

•	Optimize the CEC network through expansion and licensing.

•	Create the customer experience of the future.

The chart below summarizes the anticipated corporate structure of New CEC:

(1)	Represents New CEC after giving effect to the Merger and the Restructuring.
(2)	CEOC will be divided into two companies in connection with the Restructuring: OpCo and PropCo. OpCo, or New CEOC, as CEOC’s successor and a wholly owned subsidiary of New CEC, will operate CEOC’s properties and facilities. PropCo, as a subsidiary of a real estate investment trust intended to be wholly owned by certain creditors of the Debtors and to be independent from New CEC, will own certain real property assets and related fixtures previously owned by CEOC or otherwise transferred to it pursuant to the Restructuring, and will lease those assets to OpCo.
(3)	CGP owns 41% of Horseshoe Baltimore.
(4)	CES will provide certain corporate and administrative services for the New CEOC, CERP and CGP properties, among others. CES will also manage certain enterprise assets and other assets it owns, licenses or controls, and employ certain of the corresponding employees.

New CEC will primarily be a holding company with no independent operations of its own, and will operate the business through the following entities (with operations below as of December 31, 2016):

•	CERP. CERP will own six casinos in the United States and The LINQ promenade, as well as lease the Octavius Tower to PropCo (which will lease it to New CEOC) and gaming space at The LINQ promenade to CGP.

•	CGP. CGP will own six casinos in the United States and, through its indirect subsidiary CIE, will own and operate a regulated online real money gaming business and own the WSOP tournaments and brand. On September 23, 2016, CIE sold the SMG Business as it existed at that time, including Playtika, Ltd., to Alpha Frontier Limited for approximately $4.4 billion in cash.

•	New CEOC. New CEOC will lease and operate 18 casinos in the United States, own and operate one casino in the United States and nine internationally, most of which will be located in the United Kingdom, and manage seven casinos owned by unrelated third parties.

•	CES. CES will continue to be a joint venture by and among CERP, New CEOC and CGPH, an indirect subsidiary of CGP, that will provide certain corporate, administrative and management services for their casino properties and related entities.

Business Operations

New CEC’s business will be composed of four complementary businesses that reinforce, cross-promote, and build upon each other: casino entertainment operations, food and beverage operations, rooms and hotel operations, and entertainment and other business operations. The following describes these businesses based on operational and business information as of December 31, 2016, after giving effect to the Merger and the Restructuring.

Casino Entertainment Operations

New CEC’s casino entertainment operations will include revenues from over 49,000 slot machines and nearly 3,300 table games, all of which would have compromised approximately 58% of New CEC’s total net revenues.

Food and Beverage Operations

New CEC’s food and beverage operations will generate revenues from over 160 buffets, restaurants, bars, nightclubs, and lounges located throughout its casinos, as well as banquets and room service, and would have represented approximately 16% of New CEC’s total net revenues. Many of New CEC’s properties will include several dining options, ranging from upscale dining experiences to moderately-priced restaurants and buffets.

Rooms and Hotel Operations

Rooms and hotel revenue would have compromised approximately 15% of New CEC’s total net revenues and will be primarily generated from hotel stays at the casino properties and more than 39,000 guest rooms and suites.

New CEC’s properties will operate at various price and service points, which will allow New CEC to host a variety of casino guests who are visiting the properties for gaming and other casino entertainment options and non-casino guests who are visiting the properties for other purposes, such as vacation travel or conventions.

Entertainment and Other Business Operations

New CEC will operate several entertainment venues across the United States, and when combined with revenues from other business operations, would have comprised approximately 11% of New CEC’s total revenues. Entertainment venues include, among others, the Colosseum at Caesars Palace Las Vegas and The AXIS at Planet Hollywood, both of which were ranked among the top theater venues in the United States in 2016. These award winning theaters have hosted prominent headliners, such as Celine Dion, Britney Spears, Jennifer Lopez, Elton John, Reba and Brooks & Dunn. New CEC intends for these theaters to continue hosting such prominent headliners.

The LINQ promenade and New CEC’s retail stores will offer guests a wide range of options from high-end brands and accessories to souvenirs and decorative items. The LINQ promenade is an open-air dining, entertainment, and retail development located between The LINQ Hotel and the Flamingo Las Vegas, and also features The High Roller, a 550-foot observation wheel.

In addition, New CEC, through CIE, will (1) operate its regulated online real money gaming business in Nevada and New Jersey, (2) own the WSOP tournaments and brand, and (3) license WSOP trademarks for a variety of products and businesses related to this brand.

New Investments

Casino Entertainment Operations

New CEC will continue investing in gaming products to appeal to all demographics, as CEC was the first casino operator in the United States to offer skill based games on its slot floor at Caesars, Harrah’s and Bally’s in Atlantic City. After obtaining the proper regulatory approvals, these games are expected to be placed in trial locations in Las Vegas and in California at Harrah’s Resort Southern California.

Food and Beverage Operations

Over the last several years, a number of new food and beverage offerings have been opened, including Mr. Chow, Montecristo Cigar Bar, Brioche and Alto Bar at Caesars Palace Las Vegas, Gordon Ramsay Fish & Chips, In-N-Out Burger and Virgil’s Real Barbecue at The LINQ promenade, Guy Fieri’s Philly Kitchen and Bar at Harrah’s Philadelphia, The Eatery at Horseshoe Hammond and the Blind Tiger at Harrah’s Gulf Coast. Various new restaurants are expected at The LINQ promenade, including Canter’s Deli. New CEC will continue updating the food and beverage offerings at its properties.

Rooms and Hotel Operations

New CEC will continue with the large capital reinvestment plan previously commenced during 2015 and 2016, focusing primarily on room product across the United States. Over 10,000 rooms in Las Vegas will have been renovated from 2014 through the middle of 2017, across properties such as Caesars Palace Las Vegas, Planet Hollywood Las Vegas, The LINQ Hotel & Casino and Paris Las Vegas. These renovations are estimated to result in an ADR uplift, based on historical project results such as the Jubilee Tower at Bally’s Las Vegas and the rebranding of The LINQ Hotel & Casino. In addition, New CEC plans to continue expanding the roll out of self-check-in kiosks in Las Vegas in order to help reduce customer wait times and improve labor efficiencies.

Entertainment and Other Business Operations

New CEC expects to expand its entertainment offerings over the next several years, including with the addition of an entertainment venue at Harrah’s New Orleans and expansion of the entertainment area at Harrah’s Philadelphia along with new talent, such as the recently announced Backstreet Boys at Planet Hollywood.

Summary Financial Overview of New CEC

New CEC will offer a diverse revenue base by product offering and region. CEC, with CEOC, has maintained a top two market position in key domestic markets over the last several years and has also improved revenue and EBITDA since 2015 by executing on its various growth initiatives and focusing on the top line through improved amenities and continued investment.

2016 Revenue by Region	2016 Revenue By Business Operations

CEC

$ millions
	Q1 2017	Q1 2016	$ Change	FY 2016	FY 2015(1)	FY 2014(2)	$ Change 2016 vs 2015	$ Change 2015 vs 2014
Net Revenue	$963	$950	$13	$3,877	$3,929	$7,967	$(52)	$(4,038)
Adjusted EBITDA(3)	274	261	13	1,070	1,016	1,462	54	(446)

CEOC

$ millions
	Q1 2017	Q1 2016	$ Change	FY 2016	FY 2015	FY 2014	$ Change 2016 vs 2015	$ Change 2015 vs 2014
Net Revenue	$1,121	$1,163	$(42)	$4,702	$4,715	$5,093	$(13)	$(378)
Adjusted EBITDA(3)	276	285	(9)	1,146	1,104	862	42	242

(1)	Includes 15 days of CEOC financials, for a total impact of approximately $158 million on net revenue and $34 million on adjusted EBITDA.
(2)	Includes CEOC, as it was consolidated during the entire reporting period.
(3)	In prior periods, as permitted under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, CEC included adjusted EBITDA of Baluma Holdings. On May 18, 2017, Baluma Holdings sold its 55% share in Punta del Este Conrad in Uruguay to Enjoy S.A., giving Enjoy S.A. 100% ownership in the Punta del Este Conrad. Baluma Holdings received net proceeds from the transaction of approximately $180 million after distributions to certain minority investors. Because of the sale, CEC’s adjusted EBITDA excludes the adjusted EBITDA of Baluma Holdings for all periods presented.

For purposes of the calculations above and the reconciliation tables below, “Adjusted EBITDA” is defined as property earnings before interested, taxes, depreciation and amortization, or “Property EBITDA”, further adjusted to exclude certain non-cash and other items as exhibited in the reconciliation tables below. “Property EBITDA” is calculated as revenue less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that are not considered indicative of ongoing operating performance at an operating property level. Adjusted EBITDA is a non-GAAP financial measure and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP).

Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Adjusted EBITDA is included because management uses Adjusted EBITDA to measure performance and allocate resources, and believes that Adjusted EBITDA provides investors with additional information consistent with that used by management. CEC believes that Adjusted EBITDA provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the CEC and CEOC. In addition, compensation of management is in part determined by reference to certain of such financial information. As a result, CEC believes this supplemental information is useful to investors who are trying to understand the results of CEC and CEOC.

In evaluating Adjusted EBITDA, investors should be aware that, in the future, CEC and CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Adjusted EBITDA should not be interpreted as an inference that future results will be unaffected by unusual or unexpected items.

The following tables reconcile net income/(loss) attributable to CEC and CEOC to Adjusted EBITDA for the periods indicated:

Reconciliation of Net Income/(Loss) Attributable to CEC to Adjusted EBITDA

	Three Months Ended March 31,		Years Ended December 31,
(In millions)	2017	2016	2016	2015	2014
Net income/(loss) attributable to CEC	$(546)	$(308)	$(3,569)	$5,920	$(2,783)
Net income/(loss) attributable to non-controlling interests	22	34	822	132	(83)
Net (income)/loss from discontinued operations	—	(33)	(3,380)	(155)	143
Income tax (benefit)/provision	72	7	27	(119)	(596)
Deconsolidation and restructuring and other(1)	463	237	5,758	(6,115)	95
Interest expense	147	151	599	683	2,669

Income/(loss) from operations	158	88	257	346	(555)

Depreciation and amortization	102	112	439	374	658
Impairments of goodwill	—	—	—	—	695
Impairments of tangible and intangible assets	—	—	—	1	299
Other operating costs(2)	(3)	22	89	152	203
Corporate expense	33	41	166	174	232
CIE stock-based compensation	—	13	189	31	49
EBITDA attributable to discontinued operations	—	—	—	—	(7)

Property EBITDA	$290	$276	$1,140	$1,078	$1,574

Corporate expense	(33)	(41)	(166)	(174)	(232)
Stock-based compensation expense(3)	8	10	40	62	45
Other items(4)	9	16	56	50	75

Adjusted EBITDA(5)	$274	$261	$1,070	$1,016	$1,462

(1)	Amounts during 2016 and 2017 primarily represent CEC’s estimated costs in connection with the Restructuring. Amounts during 2015 primarily represent CEC’s gain recognized upon the deconsolidation of CEOC.
(2)	Amounts primarily represent pre-opening costs incurred in connection with property openings and expansion projects at existing properties and costs associated with the acquisition and development activities and reorganization activities.
(3)	Amounts represent stock-based compensation expense related to shares, stock options, and restricted stock units granted to the CEC employees.
(4)

Amounts represent add-backs and deductions from EBITDA, permitted under certain indentures. Such add-backs and deductions include litigation awards and settlements, costs associated with the Restructuring and related litigation, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, and business optimization expenses.
(5)	In prior periods, as permitted under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, CEC presented adjustments to include 100% of the adjusted EBITDA of Baluma Holdings. On May 18, 2017, Baluma Holdings sold its 55% share in Punta del Este Conrad in Uruguay to Enjoy S.A., giving Enjoy S.A. 100% ownership in the Punta del Este Conrad. Baluma Holdings received net proceeds from the transaction of approximately $180 million after distributions to certain minority investors. Because of the sale, CEC’s adjusted EBITDA excludes the adjusted EBITDA of Baluma Holdings for all periods presented.

Reconciliation of Net Income/(Loss) Attributable to CEOC to Adjusted EBITDA

	Three Months Ended March 31,		Years Ended December 31,
(In millions)	2017	2016	2016	2015(1)	2014(1)
Net income/(loss)	$98.7	$80.5	$337.1	$(2,433.5)	$(2,260.1)
Loss from discontinued operations, net of income taxes	0.1	2.1	4.3	13.2	172.4
Income tax provision/(benefit)	13.9	5.3	13.7	(25.9)	(493.6)
Other income, including interest income	(8.0)	(37.0)	(46.9)	(7.9)	(18.2)
Reorganization items	7.9	69.3	223.0	2,615.2	—
Loss on early extinguishment of debt	—	—	—	—	114.6
Loss on partial sale of subsidiary	—	—	—	—	3.1
Interest expense	64.1	65.3	260.2	343.5	2,216.0

Income/(loss) from operations	176.7	185.5	791.4	504.6	(265.8)

Depreciation and amortization	93.7	95.0	379.3	347.2	355.8
Write-downs, reserves, and project opening costs, net of recoveries	4.4	(2.8)	9.3	81.0	56.6
Impairment of intangible assets	—	—	—	130.4	532.3
(Gain)/loss on interests in non-consolidated affiliates	(4.6)	(6.1)	(1.8)	(0.7)	13.7
Corporate expense	16.3	13.2	72.1	66.7	135.4
Acquisition and integration costs	—	—	1.1	6.2	37.9
Amortization of intangible assets	5.7	7.9	28.5	39.1	49.0
Impact of consolidating The LINQ and Octavius Tower	(3.5)	(3.4)	(13.9)	(14.0)	(23.8)
EBITDA attributable to discontinued operations	—	—	(0.2)	0.4	(5.9)

Property EBITDA	$288.7	$289.3	$1,265.8	$1,160.9	$885.2

Corporate expense	(16.3)	(13.2)	(72.1)	(66.7)	(135.4)
Stock-based compensation expense	—	—	0.2	1.2	41.4
Other	3.9	9.3	(47.5)	8.4	70.4

Adjusted EBITDA(2)	$276.3	$285.4	$1,146.4	$1,103.8	$861.6

(1)	Certain prior year amounts have been reclassified to conform to the current year’s presentation. For the years ended December 31, 2015 and 2014, $51.8 million and $49.7 million, respectively, of depreciation expense previously reported as corporate expense was reclassified to depreciation and amortization expense.
(2)	In prior periods, as permitted under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, CEOC presented adjustments to include 100% of the adjusted EBITDA of Baluma Holdings. On May 18, 2017, Baluma Holdings sold its 55% share in Punta del Este Conrad in Uruguay to Enjoy S.A., giving Enjoy S.A. 100% ownership in the Punta del Este Conrad. Baluma Holdings received net proceeds from the transaction of approximately $180 million after distributions to certain minority investors. Because of the sale, CEOC’s adjusted EBITDA excludes the adjusted EBITDA of Baluma Holdings for all periods presented.

Capital Structure

New CEC will have a significantly decreased debt exposure post-Emergence compared to CEC, with total debt decreasing from approximately $25.60 billion as of January 15, 2015 to approximately $9.63 billion as of May 31, 2017. After giving effect to the Merger and the Restructuring, New CEC’s capital structure will be approximately as follows (based on the number of shares of CEC Common Stock and CAC Common Stock issued and outstanding as of March 31, 2017):

New CEC Consolidated Debt(1)

(in millions)	Amount	Interest	Maturity
CERP
Revolving Credit Facility	$—	Variable	2018
Term Loan(a)	$2,419	L + 3.500%	2020
First Lien Bonds	$1,000	8.000%	2020
Second Lien Bonds	$1,150	11.000%	2021
Capital Leases and Slot Financing	$1	Various	to 2017

Total CERP	$4,570

CGPH
Revolving Credit Facility	$—	Variable	2019
Term Loan(a)	$1,318	L + 3.000%	2021
Second Lien Bonds	$675	9.375%	2022
Clark County Bonds (Bally’s)	$14	5.300%	2037
Capital Leases and Slot Financing	$1

Total CGPH	$2,008

Horseshoe Baltimore
Revolving Credit Facility	$—	L + 7.000%	2018
Term Loan(b)	$296	L + 7.000%	2020
FF&E Facility(b)	$20	L + 7.500%	2019
Other	$4	Various	2018

Total Horseshoe Baltimore	$320

Total (w/o CEOC & CEC)	$6,898

Chester Downs
Senior Secured Notes	$330	9.250%	2020
Capital Leases and Slot Financing	$—

Total Chester Downs	$330

New CEOC
$200 million Revolver	$—	Variable	2022
Term Loan	$1,235	L + 2.500%	2024
Other Debt	$45	Various	2037

Total New CEOC	$1,280

New CEC
Convertible Notes	$1,119	5.000%	2024

Total New CEC Consolidated Debt(2)	$9,627

Cash and Cash Equivalents(3)	$1,217		Note (a)LIBOR Floor of 1.00%

Total New CEC Net Debt	$8,410		(b)LIBOR Floor of 1.25%

(1)	Based on CEC’s expected debt obligations under its debt documents as of May 31, 2017.
(2)	Excludes the failed sale-leaseback financing obligations of approximately $8.20 billion that will be recognized primarily related to the real estate assets that will be transferred to PropCo and leased back to New CEOC. See section entitled “The CEOC Restructuring—The Plan—Master Lease Agreements, Golf Course Use Agreement” beginning on page 225 for additional information.
(3)	Cash and Cash Equivalents balance is pro forma as of March 31, 2017, and will not be representative of final cash balance once the Merger and Restructuring are complete, as additional cash flows are expected to be generated by operations during the period leading up to the Emergence.

New CEC Equity(1)
(in millions)	Amount	Total Equity %
CEC Stockholders	$781	8.7%
CAC Stockholders	$2,880	32.1%
CEOC Creditors	$5,274	59.2%

Total Equity	$8,935	100%
New CEC Enterprise Value
(in millions)	Amount	Total EV %
Total Equity	$8,935	51.5%
Total Net Debt	$8,410	48.5%

Total Enterprise Value	$17,345	100%

(1)	Calculated based solely on the $12.75 closing price of a share of CEC Common Stock on NASDAQ on June 13, 2017, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, after giving effect to the Emergence Stock Issuance and assuming completion of $1.0 billion of the CEC Common Equity Buyback.

CERP

CERP is a wholly owned subsidiary of CEC that owns six casinos in the United States and The LINQ promenade along with leasing Octavius Tower to CEOC and gaming space at The LINQ promenade to CGP. On October 11, 2013, CERP entered into a first lien credit agreement governing its $2,769.5 million senior secured credit facilities, consisting of senior secured term loans in an aggregate original principal amount of $2,500.0 million and a senior secured revolving credit facility in an aggregate principal amount of up to $269.5 million. CERP’s senior secured revolving credit facility, intended to satisfy short term liquidity needs, allows for borrowings in an aggregate principal amount of up to $269.5 million. CERP’s term loans require scheduled quarterly payments of $6.25 million, with the balance due at maturity. The applicable credit facility agreements each have a contractual maturity of greater than one year. CERP also issued $1,000 million aggregate principal amount of 8% First-Priority Senior Secured Notes due 2020 and $1,150 million aggregate principal amount of 11% Second-Priority Senior Secured Notes due 2021 in October 2013. On May 12, 2017, CERP amended its first lien credit agreement to reduce the interest rate margins applicable to approximately $211.0 million of its revolving credit facility and to the entire remaining $2,419 million of its term loan facility. The amendment also includes automatic step-ups in the scheduled quarterly payments to approximately $15.63 million, beginning on December 31, 2018, and to approximately $31.25 million beginning December 31, 2019.

CGPH

CGPH is an indirect wholly owned subsidiary of CGP that serves as a holding company for various properties, including The Cromwell, The LINQ Hotel & Casino, and Bally’s Las Vegas. On May 8, 2014, CGPH closed on a $1.175 billion term loan pursuant to a first lien credit agreement (the “CGPH Term Loan”). This credit agreement also provided for a $150.0 million revolving line of credit. CGPH also issued $675.0 million aggregate principal amount of 9.375% Second-Priority Senior Secured Notes due 2022 pursuant to an indenture dated as of April 17, 2014 (the “CGPH 2022 Notes”). The assets of Harrah’s New Orleans, Bally’s Las Vegas, Planet Hollywood and The LINQ Hotel & Casino were (and the assets at the Cromwell are expected to be) pledged as collateral for both the CGPH Term Loan and the CGPH 2022 Notes.

On May 5, 2014, CGPH acquired through one or more wholly owned subsidiaries Corner Investment Company, LLC and its subsidiaries (collectively known as “The Cromwell”). The Cromwell is a boutique “lifestyle” hotel and casino located at the heart of the Las Vegas Strip, offering a new, sophisticated Las Vegas experience that is intended to fill a gap in the market for an upscale, boutique “lifestyle” hotel. In November 2012, Corner Investment PropCo, LLC, a wholly owned subsidiary in The Cromwell group, entered into a $185.0 million, seven-year senior secured credit facility (“The Cromwell Credit Facility”), to fund renovations in connection with its rebranding as a boutique lifestyle hotel. On June 20, 2017, the remaining outstanding amounts under The Cromwell Credit Facility were repaid in full with the proceeds of the increase in the CGPH term loan described below.

On April 27, 2017, CGPH entered into an incremental assumption agreement and amendment, which amends CGPH’s first lien credit agreement and provides for, among other things, (i) an increase in CGPH’s existing term loan facility by $175.0 million to approximately $1.3 billion and (ii) a reduction in the interest rate margins applicable to the CGPH Term Loan and the revolving credit facility. On June 20, 2017, the proceeds of the increase in CGPH’s term loan facility were applied to repay The Cromwell Credit Facility as described above.

Horseshoe Baltimore

Caesars Baltimore Investment Company, LLC (the “CBIC”), a wholly owned subsidiary of CGP, indirectly holds approximately 40.9% of the interests in CBAC Gaming, LLC (“CBAC Gaming”), which owns the Horseshoe Baltimore Casino in Maryland, a licensed casino that opened in August 2014 (the “Horseshoe Baltimore”). In July 2013, CBAC Borrower, LLC (“CBAC Borrower”), a subsidiary of CBAC Gaming, entered into a $300.0 million senior secured term facility with a seven-year maturity and a $10.0 million senior secured revolving facility with a five-year maturity (the “Baltimore Credit Facility”). The assets of Horseshoe Baltimore were pledged as collateral for the Baltimore Credit Facility. Concurrently with the Baltimore Credit Facility, CBAC Borrower entered into an equipment financing term loan facility for up to $30.0 million (the “Baltimore FF&E Facility”), for the financing or reimbursement of the purchase price and certain related costs for furniture, furnishings and equipment in building the Horseshoe Baltimore Casino and its parking garage. The Baltimore FF&E Facility will mature in 2019.

On June 13, 2017, CBAC Borrower launched the syndication of up to $315.0 million of new senior secured credit facilities, consisting of up to $300.0 million in the aggregate principal amount of a seven-year senior secured term loan facility (the “Baltimore Term Facility”) and up to $15.0 million in the aggregate principal amount of a five-year senior secured revolving credit facility. The proceeds from the Baltimore Term Facility will be used to refinance the Baltimore Credit Facility and the Baltimore FF&E Facility. The proposed refinancing transaction is subject to market and other conditions, and may not occur as described or at all.

Chester Downs

Chester Downs & Marina LLC (“Chester Downs”) owns “Harrah’s Philadelphia Casino and Racetrack,” a casino and racetrack property based in Chester, Pennsylvania, and operates as a subsidiary of Harrah’s Chester Downs Investment Company, LLC (“Harrah’s CDIC”), a wholly owned subsidiary of CEOC. In February 2012, Chester Downs issued $330.0 million in aggregate principal amount of 9.25% Senior Secured Notes due 2020 through a private placement. The assets of Chester Downs were pledged as collateral for the 9.25% Senior Secured Notes due 2020.

New CEOC (OpCo)

New CEOC, which will be the largest operating subsidiary of New CEC, will lease and operate 18 casinos in the United States, own and operate one casino in the United States and nine internationally, most of which will be located in the United Kingdom, and manage seven casinos owned by unrelated third parties. As part of the Restructuring, CEOC will be divided into two companies, OpCo and PropCo, whereby OpCo would operate certain properties and facilities currently held by CEOC and PropCo would hold certain real property assets and related fixtures currently held by CEOC and lease those assets to OpCo. It is anticipated that OpCo, or New CEOC, will be a consolidated subsidiary of New CEC upon completion of the Restructuring and have funded debt obligations of at least $1,235 million.

New CEC

New CEC will be the resulting surviving company upon completion of the Merger and the Restructuring. As part of the Restructuring, CEC is expected to enter into an indenture for the issuance of the Convertible Notes. Under the indenture that will govern the Convertible Notes, CEC will issue approximately $1.1 billion of Convertible Notes at 5.00% per annum that will mature in 2024, to creditors of CEOC and the other Debtors in connection with the Emergence. The Convertible Notes will be convertible at the option of holders into a number of shares of CEC Common Stock that, were they issued at the Plan Effective Time, would represent approximately 17.9% of the shares of CEC Common Stock outstanding at the Plan Effective Time, assuming completion of $1.0 billion of the CEC Common Equity Buyback. The Convertible Notes will be subject to mandatory conversion at the option of CEC following the third anniversary of the issuance of the Convertible Notes if the last reported sale price of CEC Common Stock equals or exceeds 140% of the conversion price for the Convertible Notes in effect on each of at least 20 trading days during any 30 consecutive trading day period.

Competitive Strengths

CEC attributes its operating success and historical industry performance in part to certain key strengths. New CEC expects to carry out its intended strategic objectives by leveraging these key strengths as follows:

Total Rewards Database and Loyalty Programs

The Total Rewards and loyalty programs database system of New CEC will include over 50 million program members. New CEC plans to leverage this system to stimulate cross-market play as well as target marketing efforts and expenditures on areas and customer segments that generate the highest return. Additionally, through this system, New CEC will continue presenting an advantaged value proposition to loyal players with its ability to offer attentive and customized services in destination markets as a reward for their loyalty. New CEC’s plan to leverage this system is anticipated, in turn, to result in further expansion of the Total Rewards and other loyalty programs’ membership, and accordingly, build customer and operational analytics to promote operational efficiencies and advance New CEC’s plan for driving a sales and service culture.

Leading Market Position and Brand Recognition

New CEC intends to use its anticipated market leading position and brand recognition, in combination with proprietary marketing technology and customer loyalty programs, to foster revenue growth by encouraging both repeat and new business. New CEC will be one of the world’s largest gaming companies (as measured by net revenues and individual casinos) and the most geographically diverse United States casino operator. As of December 31, 2016, New CEC would have operated 47 casinos in 13 U.S. states and five countries. Additionally, New CEC will own, operate or manage casinos that bear many of the most highly recognized brand names in the gaming industry, including Caesars, Harrah’s, Horseshoe, Rio, Paris, Bally’s, Flamingo, The LINQ, High Roller, Nobu Hotel and Planet Hollywood. New CEC will also own the Total Rewards loyalty program and the WSOP brand. Many of these brands have a strong identity and enjoy widespread customer recognition. This market leading position and brand recognition is expected to allow New CEC to appeal to a wide range of customer preferences and capture multiple visits by offering differentiated gaming experiences.

Additionally, this anticipated market leading position and brand recognition, coupled with the power of the Total Rewards loyalty program, is expected to position New CEC to expand into underdeveloped regional markets and pursue attractive asset acquisition, management or licensing opportunities. New CEC intends to pursue such opportunities from time to time post-Emergence. New CEC’s operating expertise and network synergies are expected to assist it in creating value. The geographically broad-based experience of New CEC’s management team is expected to provide New CEC with a strong understanding of a property’s revenue potential and enable New CEC to be a purchaser or partner for select assets. Continued legalization of gaming in new jurisdictions may result in newly created United States regional markets and expansion opportunities, for which New CEC is expected to be positioned to pursue and develop. New CEC is also projected to be well-positioned for international gaming growth and legalization in Asia, South America and Europe. The “Caesars” brand remains one of the most recognized casino brands in the world, and New CEC plans to leverage the power of this brand, along with other brands, to expand into international markets and continue investigating various opportunities to own, operate or manage international resorts and casinos. In addition to international gaming opportunities, New CEC intends to pursue non-gaming management, branding, and development opportunities where brands and reputation are already well-recognized assets.

Scalable Business Model

New CEC will own a scalable business of facilities comprising an aggregate of over 2.8 million square feet of gaming offerings, 39,000 hotel rooms and 1.6 million square feet of convention space, retail stores, restaurant outlets, and entertainment venues. These facilities produced over 100 million guest visits in 2016. The facilities’ breadth and scope of existing gaming, hospitality and leisure offerings will allow New CEC to boost sales and guest visits without proportionate increases in variable operational costs to accommodate additional visitor traffic. New CEC intends to continue modernizing and developing its facilities and gaming, hospitality and leisure offerings to leverage this scalability, which is expected to enhance long-term value. New CEC also plans to leverage this scalability by increasing investment in its information technology infrastructure to maximize existing marketing tools and analytics and reshape customer experiences. This effort is expected to enable New CEC to more efficiently market its products to a large recurring customer base as well as to untapped consumer segments. New CEC will also seek to expand its marketing approach through information technology infrastructure by continuing to employ and refine mobile applications that allow customers to see company hospitality and gaming offers and receive information on events at properties across the entire network.

Efficient Operating Model Culture

New CEC will inherit a corporate culture focused on cultivating an efficient operating model. With an emphasis on analytics to drive this efficient operating model culture, CEC has consolidated activities, refined target marketing strategies and driven procurement efficiencies. Most recently, CEC implemented a Six Sigma black belt training and certification to property site leaders designed to create a sustainable platform and culture to continuously drive process improvement and efficiency gains as well as enhance customer experience, particularly at the property level. In 2015, CEC implemented efficiency initiatives that resulted in incremental EBITDA that exceeded CEC’s original $300 million cost-saving objective. New CEC expects to build upon such efforts using this analytical emphasis to facilitate a continuous improvement-focused operating model for delineating further efficiencies in the business and promoting a lower cost operating structure, quality performance from employees and improved service to customers.

This efficient operating model culture has also led to an established marketing organization that adheres to the scientific method of test and control. The structure and procedures embedded in such marketing organization expenditures are being used most efficiently. Combined with the historical investments in information technology infrastructure and the anticipated broad geographic footprint of New CEC, New CEC’s efficient operating model culture is projected to provide a competitive advantage with respect to stimulating revenues.

Property

As of December 31, 2016, CEC, through its various non-CEOC subsidiaries, owned the following casino properties. All amounts are approximations.

Property	Location	Casino Space–Sq. Ft.	Slot Machines	Table Games	Hotel Rooms and Suites
Bally’s Las Vegas	Las Vegas, NV	68,400	990	70	2,810
The Cromwell	Las Vegas, NV	40,000	390	50	190
Flamingo Las Vegas	Las Vegas, NV	72,300	1,090	110	3,460
Harrah’s Atlantic City	Atlantic City, NJ	155,200	2,180	180	2,590
Harrah’s Las Vegas	Las Vegas, NV	90,600	1,250	90	2,530
Harrah’s Laughlin	Laughlin, NV	56,000	910	40	1,510
Harrah’s New Orleans	New Orleans, LA	125,100	1,580	150	450
Horseshoe Baltimore	Baltimore, MD	122,000	2,200	180	—
The LINQ Hotel & Casino	Las Vegas, NV	31,900	760	70	2,250
Paris Las Vegas	Las Vegas, NV	95,300	1,020	100	2,920
Planet Hollywood Resort & Casino	Las Vegas, NV	64,500	1,080	100	2,500
Rio All-Suites Hotel & Casino	Las Vegas, NV	117,300	1,060	70	2,520

As of December 31, 2016, CEC, through CEOC, owned the following casino properties. All amounts are approximations.

Property	Location	Casino Space–Sq. Ft.	Slot Machines	Table Games	Hotel Rooms and Suites
Bally’s Atlantic City	Atlantic City, NJ	121,600	1,790	170	1,250
Caesars Atlantic City	Atlantic City, NJ	115,200	1,850	140	1,140
Caesars Palace Las Vegas	Las Vegas, NV	124,200	1,280	170	3,980
Harrah’s Gulf Coast	Biloxi, MS	31,400	770	30	500
Harrah’s Council Bluffs	Council Bluffs, IA	25,000	560	20	250
Harrah’s Joliet	Joliet, IL	39,000	1,100	40	200
Harrah’s Lake Tahoe	Lake Tahoe, NV	45,100	830	70	510
Harrah’s Metropolis	Metropolis, IL	23,700	830	20	260
Harrah’s North Kansas City	N. Kansas City, MO	60,100	1,330	60	390
Harrah’s Philadelphia	Chester, PA	112,600	2,450	110	—
Harrah’s Reno	Reno, NV	40,200	640	30	930
Harveys Lake Tahoe	Lake Tahoe, NV	44,200	750	60	740
Horseshoe Bossier City	Bossier City, LA	28,100	1,370	70	600
Horseshoe Council Bluffs	Council Bluffs, IA	78,800	1,390	70	—
Horseshoe Hammond	Hammond, IN	121,500	2,560	150	—
Horseshoe Southern Indiana	Elizabeth, IN	86,600	1,640	100	500
Horseshoe Tunica	Tunica, MS	63,000	1,100	100	510
Louisiana Downs	Bossier City, LA	12,000	1,040	—	—
Tunica Roadhouse	Tunica, MS	33,000	690	20	130
Alea Glasgow	United Kingdom	15,000	50	30	—
Alea Nottingham	United Kingdom	10,000	50	30	—
The Empire Casino	United Kingdom	20,900	110	40	—
Emerald Safari Resort	South Africa	37,700	520	30	190
Manchester235	United Kingdom	11,500	50	40	—
Playboy Club London	United Kingdom	6,200	20	20	—
Rendezvous Brighton	United Kingdom	7,800	50	20	—
Rendezvous Southend-on-Sea	United Kingdom	8,600	40	20	—
The Sportsman Club	United Kingdom	5,200	40	20	—

As of December 31, 2016, CEC, through CEOC, managed the following casino properties. All amounts are approximations.

Property	Location	Casino Space–Sq. Ft.	Slot Machines	Table Games	Hotel Rooms and Suites
Caesars Cairo	Egypt	5,500	30	20	—
Caesars Windsor	Ontario, Canada	100,000	2,260	90	760
Harrah’s Ak-Chin	Phoenix, AZ	38,800	1,100	30	300
Harrah’s Cherokee	Cherokee, NC	176,800	3,560	160	1,110
Harrah’s Cherokee Valley River	Cherokee, NC	65,000	1,030	70	300
Harrah’s Resort Southern California	San Diego, CA	72,900	1,680	70	1,090
Ramses Casino	Egypt	2,700	50	20	—

Sales and Marketing

CEC believes the portfolio of properties (including the CEOC properties) that operate under the “Total Rewards” program enable CEC to capture a larger share of CEC’s customers’ entertainment spending when they travel among markets versus that of a standalone property, which is core to CEC’s cross-market strategy. CEC believes that its high concentration of properties in the center of the Las Vegas Strip generates increased revenues and enables CEC to capture more of its customers’ gaming dollars than would be generated if the properties were operated separately.

CEC believes the Total Rewards program, in conjunction with this distribution system, allows CEC to capture a growing share of CEC’s customers’ entertainment spending and compete more effectively. Members earn Reward Credits at all affiliated properties in the United States and Canada for on-property entertainment expenses, including gaming, hotel, dining, and retail shopping. Members may also earn Reward Credits through the Total Rewards Visa credit card and can redeem Reward Credits with CEC’s many partners, including Atlantis Paradise Island Resort and Norwegian Cruise Line. Total Rewards members can redeem Reward Credits for amenities or other items such as merchandise, gift cards, and travel. Total Rewards is structured in tiers (designated as Gold, Platinum, Diamond or Seven Stars), each with increasing member benefits and privileges.

Members are also provided promotional offers and rewards based on their engagement with affiliated properties, aspects of their casino gaming play, and their preferred spending choices outside of gaming. Member information is also used for marketing promotions, including direct mail campaigns, electronic mail, CEC’s website, mobile devices, social media, and interactive slot machines.

New CEC will continue to emphasize the Total Rewards program and leverage CEC’s cross-marketing strategy to capture market share and customers’ entertainment spending.

Intellectual Property

The development of intellectual property is part of CEC’s overall business strategy. CEC regards its intellectual property to be an important element of CEC’s success. While CEC’s business as a whole is not substantially dependent on any one patent, trademark, copyright or combination of several of CEC’s intellectual property rights, New CEC will continue to seek to establish and maintain existing proprietary rights in business operations and technology through the use of patents, trademarks and copyrights and trade secret laws. CEC files applications for and obtains patents, trademarks, and copyrights in the United States and foreign countries where CEC believes filing for such protection is appropriate, including United States and foreign patent applications covering certain proprietary technology of CEOC. CEC also seeks to maintain CEC’s trade secrets and confidential information by nondisclosure policies and through the use of appropriate confidentiality agreements. CEOC’s United States patents have varying expiration dates, the last of which is 2031. New CEC plans to sustain this aggressive strategy of protecting intellectual property rights by continuing to exploit the use of patents, trademarks and copyrights and trade secret laws, make appropriate governmental and regulatory intellectual property filings and applications, and maintain robust nondisclosure policies to protect trade secrets and confidential information.

New CEC will own or have from CEC the right to use proprietary rights to a number of trademarks that are considered to be, along with the associated name recognition, valuable to the business, including the following:

•	CEOC’s marks include Caesars, Harrah’s, Horseshoe, Bally’s, and Total Rewards;

•	CERP’s marks include Rio, Flamingo, and Paris;

•	CIE’s marks include WSOP; and

•	CGP holds a license for the Planet Hollywood mark used in connection with the Planet Hollywood Resort & Casino in Las Vegas (“Planet Hollywood”).

Omnibus License and Enterprise Services Agreement

The members of CES entered into an Omnibus License and Enterprise Services Agreement in May 2014 (as amended in January 2015, the “Omnibus Agreement”), which granted various licenses to the members through CES and allowed the members to continue to use the intellectual property each of the properties owned or managed by the members used in their associated businesses, including Total Rewards. See “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Certain Relationships between CEC and CAC—CES Agreements” beginning on page 331 for a complete discussion of CES and the Omnibus Agreement.

CIE’s Sale of the Social and Mobile Games Business

On September 23, 2016, CIE sold its social and mobile games business as it existed at that time, including Playtika, Ltd., to Alpha Frontier Limited for approximately $4.4 billion in cash. In connection with such sale, CIE granted Playtika, Ltd. licenses to certain intellectual property owned by or licensed to CIE, and Playtika, Ltd. granted a license to CIE in certain patents owned by Playtika, Ltd. and Playtika Santa Monica, LLC.

CIE granted an exclusive license to Playtika, Ltd. with respect to the WSOP and other WSOP-related trademarks and designs for use in Playtika, Ltd.’s social and mobile games for a 3% royalty on net revenues (the “WSOP License”). The WSOP License will remain in effect until September 23, 2031, but may be renewed for an additional ten (10) year term if a specified minimum aggregate amount of royalties is paid to CIE during the initial term. CIE has agreed that, during the term of the WSOP License, it will not use, or license any of the WSOP licensed property in connection with Play-For-Fun Gaming; provided, however, that CIE may use or license the WSOP licensed property in connection with Play-For-Fun Gaming so long as it is not offered as a stand-alone product and CIE or its licensee do not sell virtual coins in connection with such Play-For-Fun Gaming. CIE is also obligated to market and promote Playtika, Ltd.’s WSOP-branded games on CIE’s WSOP website and on other marketing channels.

CIE also sublicensed on an exclusive basis to Playtika, Ltd. certain of the trademarks licensed to CIE by CEOC and certain of its affiliates under the Cross Marketing and Trademark License Agreement (as defined below) for use in Playtika, Ltd.’s social and mobile games for a 3% royalty on net revenues. The sublicense agreement will remain in effect for the term of the Cross Marketing and Trademark License Agreement. CIE has agreed that, during the term of the sublicense agreement, it will not use, or license any of the sub-licensed marks in connection with Play-For-Fun Gaming; provided, however, that CIE may use or license the sub-licensed marks in connection with Play-For-Fun Gaming so long as it is not offered as a stand-alone product and CIE or its licensee do not sell virtual coins in connection with such Play-For-Fun Gaming.

Playtika, Ltd. and Playtika Santa Monica, LLC have granted CIE a royalty-free, non-exclusive license under patents owned by them for use in CIE’s and its affiliates’ Real-Money Gaming business. The patent license also permits CIE and its affiliates to offer Play-For-Fun games in connection with Real Money Gaming so long as they (1) are not offered as stand-alone products and virtual coins are not sold in connection with them and (2) are not offered in a manner that would violate the WSOP License or the trademark sublicense agreement. The patent license does not restrict CIE and its affiliates from offering Play-For-Fun games whose operation would not infringe the licensed patents. The patent license will remain in effect on a country-by-country basis until the expiration of all valid claims in the licensed patents in such country.

Competition

The casino entertainment business is highly competitive. The industry is comprised of a diverse group of competitors that vary considerably in size and geographic diversity, quality of facilities and amenities available, marketing and growth strategies, and financial condition. In most markets, CEC competes directly with other casino facilities operating in the immediate and surrounding areas. CEC’s Las Vegas Strip hotels and casinos also compete, in part, with each other. CEC also competes with other non-gaming resorts and vacation areas, various other entertainment businesses, and other forms of gaming, such as state lotteries, on-and off-track wagering, video lottery terminals and card parlors. CEC’s non-gaming offerings also compete with other retail facilities, amusement attractions, food and beverage offerings, and entertainment venues. CEC’s non-gaming offerings also compete with other retail facilities, amusement attractions, food and beverage offerings, and entertainment venues. New CEC will continue to be subject to such competition as it seeks to expand its gaming and non-gaming offerings.

In recent years, many casino operators, including CEC, have been reinvesting in existing facilities, developing new casino or complementary facilities, and acquiring established facilities. These reinvestment and expansion efforts combined with aggressive marketing strategies by CEC and many of CEC’s competitors have resulted in increased competition in many markets. New CEC intends to pursue similar reinvestment and expansion efforts and aggressive marketing strategies.

The expansion of casino properties and entertainment venues into new markets also presents competitive issues for CEC that have had a negative impact on CEC’s financial results. Atlantic City, in particular, has seen a decline of more than 50% in gaming revenues compared with 2006 levels, primarily due to the addition of gaming capacity associated with the expansion of gaming in Maryland, New York, and Pennsylvania. This has resulted in several casino closings in recent years, including CEOC’s Showboat Atlantic City casino and four competitor casinos since 2014. More recently, CEC’s property in Baltimore has also experienced competitive pressure. New CEC will be affected by similar competitive issues and potential market declines.

Governmental Regulation

The gaming industry is highly regulated, and CEC must maintain CEC’s licenses and pay gaming taxes to continue CEC’s operations. Each of CEC’s casinos is subject to extensive regulation under the laws, rules, and regulations of the jurisdiction in which it is located. These laws, rules, and regulations generally concern the responsibility, financial stability, and character of the owners, managers, and persons with financial interests in the gaming operations. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. A more detailed description of the regulations to which CEC is subject, and after the Merger, to which New CEC will be subject, is contained in the section entitled “—Gaming Regulatory Overview of Caesars Entertainment Corporation” beginning on page 130.

CEC’s businesses are subject to other various foreign, federal, state, and local laws and regulations, in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, smoking, environmental matters, employees, currency transactions, taxation, zoning and building codes, construction, land use, and marketing and advertising. CEC also deals with significant amounts of cash in CEC’s operations and are subject to various reporting and AML regulations. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect CEC’s operating results. See “Risk Factors—Risks Related to CEC’s Business” beginning on page 87 for additional discussion.

After the Merger, the businesses and properties of CEC will be consolidated into New CEC, and therefore, New CEC will likewise be subject to a similar legal and regulatory environment. New CEC will be required to maintain licenses, pay gaming taxes to continue operations and abide by extensive gaming regulations. New CEC will also need to abide by other laws and regulations similarly applicable to CEC, including the aforementioned restrictions and conditions concerning alcoholic beverages, smoking, environmental matters, employees, currency transactions, taxation, zoning and building codes, construction, land use, and marketing and advertising as well as AML regulations.

Employee Relations

As of December 31, 2016, CEC employed approximately 31,000 employees and approximately 17,000 employees were covered by collective bargaining agreements with certain subsidiaries, relating to certain casino, hotel, and restaurant employees. The majority of these employees are covered by the following agreements:

Employee Group	Approximate Number of Active Employees Represented	Union	Date on which Collective Bargaining Agreement Becomes Amendable
Las Vegas Culinary Employees	8,700	Culinary Workers Union, Local 226	Various up to July 31, 2018

Atlantic City Food & Beverage and Hotel employees	1,600	UNITE HERE, Local 54	February 28, 2020

Las Vegas Bartenders	1,200	Bartenders Union, Local 165	Various up to July 31, 2018

Las Vegas Dealers	1,800	Transport Workers Union of America and UAW	Various up to September 30, 2019

After giving effect to the Merger and the Restructuring, based on operational and business information as of December 31, 2016, New CEC will employ over 65,000 employees throughout New CEC’s organization worldwide, with approximately 28,000 employees being covered by collective bargaining agreements with certain of New CEC’s subsidiaries, relating to certain casino, hotel, and restaurant employees. The majority of these employees will be covered by the following agreements:

Employee Group	Approximate Number of Active Employees Represented	Union	Date on which Collective Bargaining Agreement Becomes Amendable
Las Vegas Culinary Employees	12,400	Culinary Workers Union, Local 226	Various up to July 31, 2018

Atlantic City Food & Beverage and Hotel employees	3,500	UNITE HERE, Local 54	February 28, 2020
Las Vegas Bartenders	1,500	Bartenders Union, Local 165	Various up to July 31, 2018

Las Vegas Dealers	3,300	Transport Workers Union of America and UAW	Various up to September 30, 2019

Gaming Regulatory Overview of Caesars Entertainment Corporation

General

The ownership and operation of casino entertainment facilities are subject to pervasive regulation under the laws, rules and regulations of each of the jurisdictions in which CEC operates. Gaming laws are based upon declarations of public policy designed to ensure that gaming is conducted honestly, competitively and free of criminal and corruptive elements. Since the continued growth and success of gaming is dependent upon public confidence, gaming laws protect gaming consumers and the viability and integrity of the gaming industry, including prevention of cheating and fraudulent practices. Gaming laws may also be designed to protect and maximize state and local revenues derived through taxation and licensing fees imposed on gaming industry participants and enhance economic development and tourism. To accomplish these public policy goals, gaming laws establish procedures to ensure that participants in the gaming industry meet certain standards of character and fitness, or suitability. In addition, gaming laws require gaming industry participants to:

•	establish and maintain responsible accounting practices and procedures;

•	maintain effective controls over their financial practices, including establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	maintain systems for reliable record keeping;

•	file periodic reports with gaming regulators; and

•	maintain strict compliance with various laws, regulations and required minimum internal controls pertaining to gaming.

Typically, regulatory environments in the jurisdictions in which CEC operates are established by statute and are administered by a regulatory agency or agencies with interpretive authority with respect to gaming laws and regulations and broad discretion to regulate the affairs of owners, managers, and persons/entities with financial interests in gaming operations. Among other things, gaming authorities in the various jurisdictions in which CEC operates:

•	adopt rules and regulations under the implementing statutes;

•	make appropriate investigations to determine if there has been any violation of laws or regulations;

•	enforce gaming laws and impose disciplinary sanctions for violations, including fines and penalties;

•	review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure;

•	grant licenses for participation in gaming operations;

•	collect and review reports and information submitted by participants in gaming operations;

•	review and approve transactions, such as acquisitions or change-of-control transactions of gaming industry participants, securities offerings and debt transactions engaged in by such participants; and

•	establish and collect fees and/or taxes.

After the Merger, the businesses and properties of CEC will be consolidated into New CEC, and therefore, New CEC will likewise be subject to similar legal and regulatory conditions in the jurisdictions in which CEC currently operates.

Licensing and Suitability Determinations

Gaming laws require CEC, each of CEC’s subsidiaries engaged in gaming operations, certain of CEC’s directors, officers and employees, and in some cases, CEC’s stockholders and holders of CEC’s debt securities, to obtain licenses or findings of suitability from gaming authorities. Licenses or findings of suitability typically require a determination that the applicant qualifies or is suitable. Gaming authorities have very broad discretion in determining whether an applicant qualifies for licensing or should be deemed suitable. Subject to certain administrative proceeding requirements, the gaming regulators have the authority to deny any application or limit, condition, restrict, revoke or suspend any license, registration, finding of suitability or approval, or fine any person licensed, registered or found suitable or approved, for any cause deemed reasonable by the gaming authorities. Criteria used in determining whether to grant a license or finding of suitability, while varying between jurisdictions, generally include consideration of factors such as:

•	the financial stability, integrity and responsibility of the applicant, including whether the operation is adequately capitalized in the jurisdiction and exhibits the ability to maintain adequate insurance levels;

•	the quality of the applicant’s casino facilities;

•	the amount of revenue to be derived by the applicable jurisdiction through operation of the applicant’s gaming facility;

•	the applicant’s practices with respect to minority hiring and training; and

•	the effect on competition and general impact on the community.

In evaluating individual applicants, gaming authorities consider the individual’s reputation for good character and criminal and financial history and the character of those with whom the individual associates.

Many jurisdictions limit the number of licenses granted to operate gaming facilities within the jurisdiction, and some jurisdictions limit the number of licenses granted to any one gaming operator. For example, in Indiana, state law allows CEC to only hold two gaming licenses. Licenses under gaming laws are generally not transferable unless the transfer is approved by the requisite regulatory agency. Licenses in many of the jurisdictions in which CEC conducts gaming operations are granted for limited durations and require renewal from time to time. In Iowa, CEC’s ability to continue CEC’s casino operations is subject to a referendum every eight years or at any time upon petition of the voters in the county in which CEC operates; the most recent referendum occurred in 2010. CEC’s New Orleans casino operates under a contract with the Louisiana gaming authorities which extends until 2018, with a ten-year renewal period. There can be no assurance that any of CEC’s licenses or any of the above mentioned contracts will be renewed, or with respect to CEC’s gaming operations in Iowa, that continued gaming activity will be approved in any referendum.

Most jurisdictions have statutory or regulatory provisions that govern the required action that must be taken in the event that a license is revoked or not renewed. For example, under Indiana law, a trustee approved by gaming authorities will assume complete operational control of CEC’s riverboat in the event CEC’s license is revoked or not renewed, and will be authorized to take any action necessary to sell the property if CEC is unable to find a suitable buyer within 180 days.

In addition to CEC and CEC’s direct and indirect subsidiaries engaged in gaming operations, gaming authorities may investigate any individual or entity having a material relationship to, or material involvement with, any of these entities to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Certain jurisdictions require that any change in CEC’s directors or officers, including the directors or officers of CEC’s subsidiaries, must be approved by the requisite regulatory agency. CEC’s officers, directors and certain key employees must also file applications with the gaming authorities and may be required to be licensed, qualified or be found suitable in many jurisdictions. Gaming authorities may deny an application for licensing for any cause which they deem reasonable. Qualification and suitability determinations require submission of detailed personal and financial information followed by a thorough investigation. The burden of demonstrating suitability is on the applicant, who must pay all of the costs of the investigation. Changes in licensed positions must be reported to gaming authorities and in addition to their authority to deny an application for licensure, qualification or a finding of suitability, gaming authorities have jurisdiction to condition, limit or disapprove of a change in a corporate position.

If gaming authorities were to find that an officer, director or key employee fails to qualify or is unsuitable for licensing or unsuitable to continue having a relationship with CEC, CEC would have to sever all relationships with such person. In addition, gaming authorities may require CEC to terminate the employment of any person who refuses to file appropriate applications.

Moreover, in many jurisdictions, any of CEC’s stockholders or holders of CEC’s debt securities may be required to file an application, be investigated, and qualify or have his, her or its suitability determined. For example, under Nevada gaming laws, each person who acquires, directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any non-voting security or any debt security in a public corporation which is registered with the Nevada Gaming Commission, or the Gaming Commission, such as CEC, may be required to be found suitable if the Gaming Commission has reason to believe that his or her acquisition of that ownership, or his or her continued ownership in general, would be inconsistent with the declared public policy of Nevada, in the sole discretion of the Gaming Commission. Any person required by the Gaming Commission to be found suitable will apply for a finding of suitability within 30 days after the Gaming Commission’s request that he or she should do so and, together with his or her application for suitability, deposit with the Nevada Gaming Control Board a sum of money which, in the sole discretion of the Nevada Gaming Control Board, will be adequate to pay the anticipated costs and charges incurred in the investigation and processing of that application for suitability, and deposit such additional sums as are required by the Nevada Gaming Control Board to pay final costs and charges.

Furthermore, any person required by a gaming authority to be found suitable, who is found unsuitable by the gaming authority, will not be able to hold directly or indirectly the beneficial ownership of any voting security or the beneficial or record ownership of any nonvoting security or any debt security of any public corporation which is registered with the gaming authority, such as CEC, beyond the time prescribed by the gaming authority. A violation of the foregoing may constitute a criminal offense. A finding of unsuitability by a particular gaming authority impacts that person’s ability to associate or affiliate with gaming licensees in that particular jurisdiction and could impact the person’s ability to associate or affiliate with gaming licensees in other jurisdictions.

Many jurisdictions also require any person who acquires beneficial ownership of more than a certain percentage of CEC’s voting securities and, in some jurisdictions, CEC’s non-voting securities, typically 5%, to report the acquisition to gaming authorities, and gaming authorities may require such holders to apply for qualification or a finding of suitability. Most gaming authorities, however, allow an “institutional investor” to apply for a waiver that allows the “institutional investor” to acquire, in most cases, up to 15% of CEC’s voting securities without applying for qualification or a finding of suitability. An “institutional investor” is generally defined as an investor acquiring and holding voting securities in the ordinary course of business as an institutional investor, and not for the purpose of causing, directly or indirectly, the election of a majority of the members of CEC’s board of directors, any change in CEC’s corporate charter, by-laws, management, policies or operations, or those of any of CEC’s gaming affiliates, or the taking of any other action which gaming authorities find to be inconsistent with holding CEC’s voting securities for investment purposes only. An application for a waiver as an institutional investor requires the submission of detailed information about the company and its regulatory filings, the name of each person that beneficially owns more than 5% of the institutional investor’s voting securities or other equivalent and a certification made under oath or penalty for perjury, that the voting securities were acquired and are held for investment purposes only. Even if a waiver is granted, an institutional investor generally may not take any action inconsistent with its status when the waiver was granted without once again becoming subject to the foregoing reporting and application obligations. A change in the investment intent of an institutional investor must be reported to certain regulatory authorities immediately after its decision.

Notwithstanding, each person who acquires directly or indirectly, beneficial ownership of any voting security, or beneficial or record ownership of any nonvoting security or any debt security in CEC may be required to be found suitable if a gaming authority has reason to believe that such person’s acquisition of that ownership would otherwise be inconsistent with the declared policy of the jurisdiction.

Generally, any person who fails or refuses to apply for a finding of suitability or a license within the prescribed period after being advised it is required by gaming authorities may be denied a license or found unsuitable, as applicable. The same restrictions may also apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable or denied a license and who holds, directly or indirectly, any beneficial ownership of CEC’s securities beyond such period of time as may be prescribed by the applicable gaming authorities may be guilty of a criminal offense. Furthermore, CEC may be subject to disciplinary action if, after CEC receives notice that a person is unsuitable to be a stockholder or to have any other relationship with CEC or any of CEC’s subsidiaries, CEC:

•	pays that person any dividend or interest upon CEC’s voting securities;

•	allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person;

•	pays remuneration in any form to that person for services rendered or otherwise; or

•	fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

Although many jurisdictions generally do not require the individual holders of debt securities such as notes to be investigated and found suitable, gaming authorities may nevertheless retain the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability or otherwise qualify must generally pay all investigative fees and costs of the gaming authority in connection with such an investigation. If the gaming authority determines that a person is unsuitable to own a debt security, CEC may be subject to disciplinary action, including the loss of CEC approvals, if without the prior approval of the gaming authority, CEC:

•	pays to the unsuitable person any dividend, interest or any distribution whatsoever;

•	recognizes any voting right by the unsuitable person in connection with those securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

Certain jurisdictions impose similar restrictions in connection with debt securities and retain the right to require holders of debt securities to apply for a license or otherwise be found suitable by the gaming authority.

Under New Jersey gaming laws, if a holder of CEC’s debt or equity securities is required to qualify, the holder may be required to file an application for qualification or divest itself of the securities. If the holder files an application for qualification, it must place the securities in trust with an approved trustee. If the gaming regulatory authorities approve interim authorization, and while the application for plenary qualification is pending, such holder may, through the approved trustee, continue to exercise all rights incident to the ownership of the securities. If the gaming regulatory authorities deny interim authorization, the trust will become operative and the trustee will have the authority to exercise all of the rights incident to ownership, including the authority to dispose of the securities and the security holder will have no right to participate in casino earnings and may only receive a return on its investment in an amount not to exceed the actual cost of the investment (as defined by New Jersey gaming laws). If the security holder obtains interim authorization but the gaming authorities later find reasonable cause to believe that the security holder may be found unqualified, the trust will become operative and the trustee will have the authority to exercise all rights incident to ownership pending a determination on such holder’s qualifications. However, during the period the securities remain in trust, the security holder may petition the New Jersey gaming authorities to direct the trustee to dispose of the trust property and distribute proceeds of the trust to the security holder in an amount not to exceed the lower of the actual cost of the investment or the value of the securities on the date the trust became operative. If the security holder is ultimately found unqualified, the trustee is required to sell the securities and to distribute the proceeds of the sale to the applicant in an amount not exceeding the lower of the actual cost of the investment or the value of the securities on the date the trust became operative and to distribute the remaining proceeds to the state. If the security holder is found qualified, the trust agreement will be terminated.

Additionally, following the Reclassification, the Certificates of Incorporation of CEC and CEOC contain provisions establishing the right to redeem the securities of disqualified holders if necessary to avoid any regulatory sanctions, to prevent the loss or to secure the reinstatement of any license or franchise, or if such holder is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit denied or rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed. The Certificates of Incorporation also contain provisions defining the redemption price and the rights of a disqualified security holder. In the event a security holder is disqualified, the New Jersey gaming authorities are empowered to propose any necessary action to protect the public interest, including the suspension or revocation of the licenses for the casinos CEC owns in New Jersey.

Many jurisdictions also require that manufacturers and distributors of gaming equipment and suppliers of certain goods and services to gaming industry participants be licensed and require CEC to purchase and lease gaming equipment, supplies and services only from licensed suppliers.

Violations of Gaming Laws

If CEC or CEC’s subsidiaries violate applicable gaming laws, CEC’s gaming licenses could be limited, conditioned, suspended or revoked by gaming authorities, and CEC and any other persons involved could be subject to substantial fines. Further, a supervisor or conservator can be appointed by gaming authorities to operate CEC’s gaming properties, or in some jurisdictions, take title to CEC’s gaming assets in the jurisdiction, and under certain circumstances, earnings generated during such appointment could be forfeited to the applicable jurisdictions. Furthermore, violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions. As a result, violations by CEC of applicable gaming laws could have a material adverse effect on CEC’s financial condition, prospects and results of operations.

Reporting and Recordkeeping Requirements

CEC is required periodically to submit detailed financial and operating reports and furnish any other information about CEC and CEC’s subsidiaries which gaming authorities may require. Under federal law, CEC is required to record and submit detailed reports of currency transactions involving greater than $10,000 at CEC’s casinos and Suspicious Activity Reports (“SARCs”) if the facts presented so warrant. Some jurisdictions require CEC to maintain a log that records aggregate cash transactions in the amount of $3,000 or more. CEC is required to maintain a current stock ledger which may be examined by gaming authorities at any time. CEC may also be required to disclose to gaming authorities upon request the identities of the holders of CEC’s debt or other securities. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to gaming authorities. Failure to make such disclosure may be grounds for finding the record holder unsuitable. In Indiana, CEC is required to submit a quarterly report to gaming authorities disclosing the identity of all persons holding interests of 1% or greater in a riverboat licensee or holding company. Gaming authorities may also require certificates for CEC’s stock to bear a legend indicating that the securities are subject to specified gaming laws. In certain jurisdictions, gaming authorities have the power to impose additional restrictions on the holders of CEC’s securities at any time.

Review and Approval of Transactions

Substantially all material loans, leases, sales of securities and similar financing transactions by CEC and CEC’s subsidiaries must be reported to, or approved by, gaming authorities. Neither CEC nor any of CEC’s subsidiaries may make a public offering of securities without the prior approval of certain gaming authorities if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in such jurisdictions, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. Changes in control through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or otherwise, require prior approval of gaming authorities in certain jurisdictions. Entities seeking to acquire control of CEC or one of CEC’s subsidiaries must satisfy gaming authorities with respect to a variety of stringent standards prior to assuming control. Gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

Certain gaming laws and regulations in jurisdictions in which CEC operates establish that certain corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting CEC or CEC’s subsidiaries may be injurious to stable and productive corporate gaming, and as a result, prior approval may be required before CEC may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) above the current market price and before a corporate acquisition opposed by management can be completed. In certain jurisdictions, the gaming authorities also require prior approval of a plan of recapitalization proposed by the board of directors of a publicly traded corporation which is registered with the gaming authority in response to a tender offer made directly to the registered corporation’s stockholders for the purpose of acquiring control of the registered corporation.

Because licenses under gaming laws are generally not transferable, CEC’s ability to grant a security interest in any of CEC’s gaming assets is limited and may be subject to receipt of prior approval from gaming authorities. A pledge of the stock of a subsidiary holding a gaming license and the foreclosure of such a pledge may be ineffective without the prior approval of gaming authorities in certain jurisdictions. Moreover, CEC’s subsidiaries holding gaming licenses may be unable to guarantee a security issued by an affiliated or parent company pursuant to a public offering, or pledge their assets to secure payment of the obligations evidenced by the security issued by an affiliated or parent company, without the prior approval of certain gaming authorities. CEC is subject to extensive prior approval requirements relating to certain borrowings and security interests with respect to CEC’s New Orleans casino. If the holder of a security interest wishes operation of the casino to continue during and after the filing of a suit to enforce the security interest, it may request the appointment of a receiver approved by Louisiana gaming authorities, and under Louisiana gaming laws, the receiver is considered to have all CEC’s rights and obligations under CEC’s contract with Louisiana gaming authorities.

Some jurisdictions also require CEC to file a report with the gaming authority within a prescribed period of time following certain financial transactions and the offering of debt securities. Were they to deem it appropriate, certain gaming authorities reserve the right to order such transactions rescinded.

Certain jurisdictions require the implementation of a compliance review and reporting system created for the purpose of monitoring activities related to CEC’s continuing qualification. These plans require periodic reports to senior management of CEC and to the regulatory authorities.

Certain jurisdictions require that an independent audit committee oversee the functions of surveillance and internal audit departments at CEC’s casinos.

License Fees and Gaming Taxes

CEC pays substantial license fees and taxes in many jurisdictions, including the counties, cities, and any related agencies, boards, commissions, or authorities, in which CEC’s operations are conducted, in connection with CEC’s casino gaming operations, computed in various ways depending on the type of gaming or activity involved. Depending upon the particular fee or tax involved, these fees and taxes are payable either daily, monthly, quarterly or annually. License fees and taxes are based upon such factors as:

•	a percentage of the gross revenues received;

•	the number of gaming devices and table games operated;

•	franchise fees for riverboat casinos operating on certain waterways; and

•	admission fees for customers boarding CEC’s riverboat casinos.

In many jurisdictions, gaming tax rates are graduated with the effect of increasing as gross revenues increase. Furthermore, tax rates are subject to change, sometimes with little notice, and CEC has recently experienced tax rate increases in a number of jurisdictions in which CEC operates. A live entertainment tax is also paid in certain jurisdictions by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise.

Operational Requirements

In many jurisdictions, CEC is subject to certain requirements and restrictions on how CEC must conduct its gaming operations. In many jurisdictions, CEC is required to give preference to local suppliers and include minority-owned and women-owned businesses in construction projects to the maximum extent practicable.

Some jurisdictions also require CEC to give preferences to in-state or minority-owned and women-owned businesses in the procurement of goods and services. Some of CEC’s operations are subject to restrictions on the number of gaming positions CEC may have, the minimum or maximum wagers allowed by CEC’s customers, and the maximum loss a customer may incur within specified time periods.

CEC’s land-based casino in New Orleans operates under a casino operating contract (the “COC”) with the State of Louisiana Gaming Control Board, assuming the regulatory authority, control and jurisdiction of the Louisiana Economic Development Control Board pursuant to Louisiana Revised Statute 27:15.

Pursuant to the terms and conditions of the COC, CEC’s New Orleans casino is subject to not only many of the foregoing operational requirements, but also to restrictions on CEC’s food and beverage operations, including with respect to the size, location and marketing of eating establishments at CEC’s casino entertainment facility. Furthermore, with respect to the hotel tower, CEC is subject to restrictions on the number of rooms within the hotel, the amount of meeting space within the hotel and how CEC may market and advertise the rates CEC charges for rooms.

In Mississippi, CEC is required to include adequate parking facilities (generally 500 spaces or more) in close proximity to CEC’s existing casino complexes, as well as infrastructure facilities, such as hotels, that will amount to at least 25% of the casino cost. The infrastructure requirement was increased to 100% of the casino cost for any new casinos in Mississippi.

To comply with requirements of Iowa gaming laws, CEC has entered into management agreements with Iowa West Racing Association, a non-profit organization. The Iowa Racing and Gaming Commission has issued a joint license to Iowa West Racing Association and Harveys Iowa Management Company, Inc. for the operation of the Harrah’s Council Bluffs Casino, which was an excursion gambling boat but is now land based, and issued a license for the Horseshoe Council Bluffs Casino at Bluffs Run Greyhound Park which is a full service, land based casino and a greyhound racetrack. The company operates both facilities pursuant to the management agreements.

The United Kingdom Gambling Act of 2005 which became effective in September 2007, replaced the Gaming Act 1968, and removed most of the restrictions on advertising. Though the 2005 Act controls marketing, advertising gambling is now controlled by the Advertising Standards Authority through a series of codes of practice. Known as the CAP codes, the codes offer guidance on the content of print, television and radio advertisements.

In Indiana, CEC is required to submit a quarterly report to gaming authorities disclosing the identity of all persons holding interests of 1% or greater in a riverboat licensee or holding company. Under an omnibus update to its rules, publicly traded companies are now exempt from this requirement. The amendment to 68 IAC 1-31-1 went into effect in early January 2013.

Indian Gaming

The terms and conditions of management contracts and the operation of casinos and all gaming on Indian land in the United States are subject to the Indian Gaming Regulatory Act of 1988, (the “IGRA”), which is administered by the National Indian Gaming Commission, (the “NIGC”), the gaming regulatory agencies of tribal governments, and Class III gaming compacts between the tribes for which CEC manages casinos and the states in which those casinos are located. IGRA established three separate classes of tribal gaming-Class I, Class II and Class III. Class I includes all traditional or social games solely for prizes of minimal value played by a tribe in connection with celebrations or ceremonies. Class II gaming includes games such as bingo, pulltabs, punchboards, instant bingo and non-banked card games (those that are not played against the house) such as poker. Class III gaming includes casino-style gaming such as banked table games like blackjack, craps and roulette, and gaming machines such as slots and video poker, as well as lotteries and pari-mutuel wagering.

Harrah’s Ak-Chin and Harrah’s Resort Southern California (Rincon) provide Class II gaming and, as limited by the tribal-state compacts, Class III gaming. Harrah’s Cherokee currently provides only Class III gaming.

IGRA prohibits all forms of Class III gaming unless the tribe has entered into a written agreement or compact with the state that specifically authorizes the types of Class III gaming the tribe may offer. These compacts may address, among other things, the manner and extent to which each state will conduct background investigations and certify the suitability of the manager, its officers, directors, and key employees to conduct gaming on tribal lands. CEC has received permanent certification from the Arizona Department of Gaming as management contractor for the Ak-Chin Indian Community’s casino, a Tribal-State Compact Gaming Resource Supplier Finding of Suitability from the California Gambling Control Commission in connection with management of the Rincon San Luiseno Band of Indians casino, and has been licensed by the relevant tribal gaming authorities to manage the Ak-Chin Indian Community’s casino, the Eastern Band of Cherokee Indians’ casino and the Rincon San Luiseno Band of Indians’ casino, respectively.

IGRA requires NIGC approval of management contracts for Class II and Class III gaming as well as the review of all agreements collateral to the management contracts. Management contracts which are not so approved are void. The NIGC will not approve a management contract if a director or a 10% stockholder of the management company:

•	is an elected member of the Native American tribal government which owns the facility purchasing or leasing the games;

•	has been or is convicted of a felony gaming offense;

•	has knowingly and willfully provided materially false information to the NIGC or the tribe;

•	has refused to respond to questions from the NIGC; or

•	is a person whose prior history, reputation and associations pose a threat to the public interest or to effective gaming regulation and control, or create or enhance the chance of unsuitable activities in gaming or the business and financial arrangements incidental thereto.

In addition, the NIGC will not approve a management contract if the management company or any of its agents have attempted to unduly influence any decision or process of tribal government relating to gaming, or if the management company has materially breached the terms of the management contract or the tribe’s gaming ordinance, or a trustee, exercising due diligence, would not approve such management contract. A management contract can be approved only after the NIGC determines that the contract provides, among other things, for:

•	adequate accounting procedures and verifiable financial reports, which must be furnished to the tribe;

•	tribal access to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and income;

•	minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs;

•	a ceiling on the repayment of such development and construction costs; and

•	a contract term not exceeding five years and a management fee not exceeding 30% of net revenues (as determined by the NIGC); provided that the NIGC may approve up to a seven year term and a management fee not to exceed 40% of net revenues if NIGC is satisfied that the capital investment required, and the income projections for the particular gaming activity require the larger fee and longer term.

Management contracts can be modified or canceled pursuant to an enforcement action taken by the NIGC based on a violation of the law or an issue affecting suitability.

Indian tribes are sovereign with their own governmental systems, which have primary regulatory authority over gaming on land within the tribes’ jurisdiction. Therefore, persons engaged in gaming activities, including CEC, are subject to the provisions of tribal ordinances and regulations on gaming. These ordinances are subject to review by the NIGC under certain standards established by IGRA. The NIGC may determine that some or all of the ordinances require amendment, and that additional requirements, including additional licensing requirements, may be imposed on the management company. The possession of valid licenses from the Ak-Chin Indian Community, the Eastern Band of Cherokee Indians and the Rincon San Luiseno Band of Indians, are ongoing conditions of CEC’s agreements with these tribes.

Riverboat Casinos

In addition to all other regulations applicable to the gaming industry generally, some of CEC’s riverboat casinos are also subject to regulations applicable to vessels operating on navigable waterways, including regulations of the U.S. Coast Guard. These requirements set limits on the operation of the vessel, mandate that it must be operated by a minimum complement of licensed personnel, establish periodic inspections, including the physical inspection of the outside hull, and establish other mechanical and operational rules.

Racetracks

CEC owns a full service casino which includes a full array of table games in conjunction with a greyhound racetrack in Council Bluffs, Iowa. The casino operation and the greyhound racing operation are regulated by the same state agency and are subject to the same regulatory structure established for all Iowa gaming facilities. A single operating license covers both parts of the operation in Council Bluffs. CEC also owns slot machines at a thoroughbred racetrack in Bossier City, Louisiana, and CEC owns a combination harness racetrack and casino in southeastern Pennsylvania in which the Company, through various subsidiary entities, owns a 99.5% interest in the entity licensed by the Pennsylvania Gaming Control Board. Generally, CEC’s slot operations at the Iowa racetrack are regulated in the same manner as CEC’s other gaming operations in Iowa. In addition, regulations governing racetracks are typically administered separately from CEC’s other gaming operations (except in Iowa), with separate licenses and license fee structures. For example, racing regulations may limit the number of days on which races may be held. In Kentucky, CEC owns and operates Bluegrass Downs, a harness racetrack located in Paducah.

In 2015, CEC divested its 20% interest in Rock Ohio Caesars, LLC, a venture with Rock Ohio Ventures, LLC (formerly Rock Gaming, LLC). However, CEC entities continued as the employer and manager of the Ohio properties during part of 2016. Between March and June 2016, the management agreements of the Ohio properties terminated and the employees of the three Ohio properties were transferred to the new employer and manager.

Internet

An affiliate of CEC, CIE, engages in lawful real money online internet gaming activity in the United Kingdom through two outside third-party operators. This internet gaming is offered to residents of the United Kingdom by the third-party operators pursuant to remote casino operating licenses issued to these operators by the Gambling Commission, following the implementation of the point of consumption licensing regime from November 1, 2014. To date, the key gaming regulatory authorities governing online internet gaming are the UK Gambling Commission, the Gibraltar Regulatory Authority, the Alderney Gambling Control Commission and the Isle of Man Gambling Supervision Commission. In addition, the State of Nevada legalized real money online internet poker within the State. The Nevada Gaming Commission adopted regulations and established licensing requirements for the operation of real money online internet poker in the State of Nevada. CIE obtained the appropriate licenses in Nevada and, pursuant to a relationship with a third-party software provider, field trial operation of its real money website began in September 2013. The State of New Jersey also legalized real money online internet gaming within the State. The New Jersey regulators adopted regulations and established licensing requirements for the operation of real money online internet gaming in the State of New Jersey. Caesars Interactive Entertainment New Jersey, LLC, a wholly owned subsidiary of CIE, obtained a casino license and was issued an Internet Gaming Permit, pursuant to relationships with two third-party software providers, operation of its real money websites began in November 2013.

Corporate Citizenship, Social Responsibility and Sustainability of Caesars Entertainment Corporation

CEC’s board of directors and senior executives are committed to maintaining CEC’s position as an industry leader in corporate citizenship, corporate social responsibility, and sustainability. In 2016, CEC continued to engage with its CEO-level external environmental sustainability advisory board with experts representing non-governmental organizations, business strategy, academia, and investors and used their advice to modify CEC’s citizenship priority focus for 2016 and 2017. In 2016, CEC published its seventh annual Citizenship Report in accordance with Global Reporting Initiative G4 framework.

Code of Commitment

For more than 15 years, CEC’s Code of Commitment has guided CEC’s approach to responsible and ethical business, compliance and anti-corruption. Training events reinforce CEC’s expectations of all employees.

For the second year running, CEC was recognized on the Civic 50, an initiative organized by Points of Light and Bloomberg that recognizes companies for their commitment to improving the quality of life in their home communities. CEC was the first company to develop responsible gaming programs informed by science, evaluated objectively and created in conjunction with leading researchers. In 2016, CEC confirmed its support for the UN Sustainable Development Goals and identified eight goals where CEC can make the most significant contribution and expand CEC’s impact in coming years.

Environmental Stewardship

Since 2007, CEC has advanced a strategy to contribute to global climate change and sustainability initiatives that reduce its impact on the environment. CEC’s structured, data-driven CodeGreen program leverages the passion of its employees and engages its guests and suppliers. Between 2007 and 2015, CEC reduced energy consumption across its properties by 23.4% per air-conditioned sq. ft. and greenhouse gas emissions by 28.3%. Since 2008, CEC has reduced water consumption by 20.4%. In 2015, 38% of CEC’s total waste was recycled in addition to an overall 28% reduction in waste across its operations.

In 2016, CEC surpassed its Green Key certification goal of having 90% of owned or managed North American hotel resort properties achieve a 4 Key rating or higher. Including the properties owned and operated by CEOC, thirty of CEC’s hotel resort properties are rated 4 Keys, more than any other casino-entertainment company in the world. Recently recognized by the Global Sustainable Tourism Council, Green Key is a rigorous program that ranks, certifies, and inspects hotels and resorts based on their commitment to sustainable operations. Green Key uses a rating system of 1 to 5 Keys, with 5 being the highest possible attainment.

For its work in 2016, CEC received “A” scores for carbon (A) and water (A-) impact and supplier engagement (A-) from the formerly named Carbon Disclosure Project (“CDP”), the international not-for-profit that drives sustainable economies. Thousands of companies submit annual climate disclosures to CDP for independent assessment against its scoring methodology. CEC is one of 193 “A Listers” on its carbon disclosure, which has been produced at the request of 827 investors with assets of $100 trillion. Just 9% of the corporations participating in CDP’s climate change program are awarded a position on the Climate “A List.”

Diversity, Inclusion and Employee Wellbeing

CEC creates a dynamic and innovative working culture where individual growth is rewarded, recognized, and celebrated. CEC is the only company in the casino entertainment industry to receive a perfect score on the

Human Rights Campaign Corporate Equality Index for ten consecutive years, including 2016. CEC encourages diversity and the advancement of women, and in 2015, 34% of its managers belonged to minority groups and 42% of its managers were women. CEC continues to fund more than $15 million each year to support its Employee Wellness Program, including 29 nurses and coaches across its properties. The program proves itself year after year with improved health metrics for participating employees, more than $2,500 annual saving per employee on healthcare and insurance savings for CEC due to lower health risk.

Community Investment

Established in 2002, the Caesars Foundation (the “Foundation”) is a private charitable foundation funded by a portion of operating income from CEC’s resorts. Since its inception, the Foundation has gifted more than $72 million to support vibrant communities. In 2015, CEC’s total community investment (including Caesars Foundation, corporate, mandated and discretionary giving, and the value of employee volunteering hours) amounted to $67.2 million. Employee volunteering in 2015 reached 260,000 hours—CEC’s highest annual level of volunteering on record.

Legal Proceedings of Caesars Entertainment Corporation

Noteholder Disputes

On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10.00% Second-Priority Senior Secured Notes due 2018 (the “10.00% Second-Priority Notes”), on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit (the “Delaware Second Lien Lawsuit”) in the Court of Chancery in the State of Delaware against CEC and CEOC, CGP, CAC, CERP, CES, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (1) an award of money damages; (2) to void certain transfers, the earliest of which dates back to 2010; (3) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (4) a declaration that CEC remains liable under the parent guarantee formerly applicable to the 10.00% Second-Priority Notes; (5) to impose a constructive trust or equitable lien on the transferred assets; and (6) an award to plaintiffs for their attorneys’ fees and costs. CEC believes this lawsuit is without merit and is defending itself vigorously. A motion to dismiss this action was filed by CEC and other defendants in September 2014, and the motion was argued in December 2014. During the pendency of the Chapter 11 Cases, the action has been automatically stayed with respect to CEOC. The motion to dismiss with respect to CEC was denied on March 18, 2015. In a Verified Supplemental Complaint filed on August 3, 2015, the plaintiff stated that due to CEOC’s bankruptcy filing, the continuation of all claims was stayed pursuant to the bankruptcy except for Claims II, III, and X. These are claims against CEC only, for breach of contract in respect of the release of the parent guarantee formerly applicable to the CEOC 10.00% Second-Priority Notes, for declaratory relief in respect of the release of this guarantee, and for violations of the Trust Indenture Act in respect of the release of this guarantee. Fact discovery in the case is complete, and cross-motions for summary judgment have been filed by the parties. On January 26, 2017, the Bankruptcy Court entered an agreed order staying this proceeding (and others). The stay will remain in effect until the earlier of (a) the Plan Effective Time, (b) the termination of the restructuring support agreement with the Second Lien Committee or (c) further order of the Bankruptcy Court.

On September 3, 2014, holders of approximately $21 million of CEOC’s 6.50% Senior Unsecured Notes due 2016 (the “6.50% Senior Unsecured Notes”) and 5.75% Senior Unsecured Notes due 2017 (the “5.75% Senior Unsecured Notes,” and, collectively with the 6.50% Senior Unsecured Notes, the “Senior Unsecured Notes”) filed suit in federal district court in Manhattan against CEC and CEOC, claiming broadly that an August 12, 2014 Note Purchase and Support Agreement between CEC and CEOC (on the one hand) and certain other holders of the Senior Unsecured Notes (on the other hand) impaired their own rights under the Trust Indenture Act of 1939 and the indentures governing the Senior Unsecured Notes. The lawsuit seeks both declaratory and monetary relief. On October 2, 2014, a holder of CEOC’s 6.50% Senior Unsecured Notes due 2016 purporting to represent a class of all persons who held these Notes from August 11, 2014 to the present filed a substantially similar suit in the same court, against the same defendants, relating to the same transactions (the “Danner Lawsuit”). Both lawsuits (the “Senior Unsecured Lawsuits”) were assigned to the same judge. The claims against CEOC have been automatically stayed during its Chapter 11 Cases. The court denied a motion to dismiss both lawsuits with respect to CEC. The parties have completed fact discovery with respect to both plaintiffs’ claims against CEC. On October 23, 2015, plaintiffs in the Senior Unsecured Lawsuits moved for partial summary judgment, and on December 29, 2015, those motions were denied. On December 4, 2015, plaintiff in the action brought on behalf of holders of CEOC’s 6.50% Senior Unsecured Notes moved for class certification, and briefing has been completed. The judge presiding over these cases thereafter retired, and a new judge was appointed to preside over these lawsuits. That judge set a new summary judgment briefing schedule, and the parties filed cross-motions for summary judgment, which remain pending. On January 26, 2017, the Bankruptcy Court entered an agreed order staying this proceeding (and others). The stay will remain in effect until the earlier of (a) the Plan Effective Time, (b) the termination of the restructuring support agreement with the Second Lien Committee or (c) further order of the Bankruptcy Court.

On November 25, 2014, UMB Bank (“UMB”), as successor indenture trustee for CEOC’s 8.50% Senior Secured Notes due 2020 (the “8.50% Senior Secured Notes”), filed a verified complaint (the “Delaware First Lien Lawsuit”) in Delaware Chancery Court against CEC, CEOC, CERP, CAC, CGP, CES, and against individual past and present members of the board of directors, Loveman, Benjamin, Bonderman, Davis, Press, Rowan, Sambur, Hession, Colvin, Kleisner, Swann, Williams, Housenbold, Cohen, Stauber, and Winograd, alleging generally that defendants improperly stripped CEOC of certain assets, wrongfully effected a release of CEC’s parent guarantee of the 8.50% Senior Secured Notes and committed other wrongs. Among other things, UMB asked the court to appoint a receiver over CEOC. In addition, the suit pleads claims for fraudulent conveyances/transfers, insider preferences, illegal dividends, declaratory judgment (for breach of contract as regards to the parent guarantee and also as to certain covenants in the bond indenture), tortious interference with contract, breach of fiduciary duty, usurpation of corporate opportunities, and unjust enrichment, and seeks monetary, equitable and declaratory relief. The lawsuit has been automatically stayed with respect to CEOC during its Chapter 11 Cases. Pursuant to the First Lien Bond RSA, the lawsuit also has been stayed in its entirety, with the consent of all of the parties to it.

On February 13, 2015, CEC received a Demand For Payment of Guaranteed Obligations (the “February 13 Notice”) from Wilmington Savings Fund Society, FSB, in its capacity as successor Trustee for CEOC’s 10.00% Second-Priority Notes. The February 13 Notice alleges that CEOC’s commencement of its voluntary Chapter 11 Cases constituted an event of default under the indenture governing the 10.00% Second-Priority Notes; that all amounts due and owing on the 10.00% Second-Priority Notes therefore immediately became payable; and that CEC is responsible for paying CEOC’s obligations on the 10.00% Second-Priority Notes, including CEOC’s obligation to timely pay all principal, interest, and any premium due on these notes, as a result of a parent guarantee provision contained in the indenture governing the notes that the February 13 Notice alleges is still binding. The February 13 Notice accordingly demands that CEC immediately pay Wilmington Savings Fund Society, FSB, cash in an amount of not less than $3.7 billion, plus accrued and unpaid interest (including without limitation the $184 million interest payment due December 15, 2014 that CEOC elected not to pay) and accrued and unpaid attorneys’ fees and other expenses. The February 13 Notice also alleges that the interest, fees and expenses continue to accrue.

On February 18, 2015, CEC received a Demand For Payment of Guaranteed Obligations (the “February 18 Notice”) from BOKF, N.A. (“BOKF”), in its capacity as successor Trustee for CEOC’s 12.75% Second-Priority Senior Secured Notes due 2018 (the “12.75% Second-Priority Notes”). The February 18 Notice alleges that CEOC’s commencement of its voluntary Chapter 11 Cases constituted an event of default under the indenture governing the 12.75% Second-Priority Notes; that all amounts due and owing on the 12.75% Second-Priority Notes therefore immediately became payable; and that CEC is responsible for paying CEOC’s obligations on the 12.75% Second-Priority Notes, including CEOC’s obligation to timely pay all principal, interest and any premium due on these notes, as a result of a parent guarantee provision contained in the indenture governing the notes that the February 18 Notice alleges is still binding. The February 18 Notice therefore demands that CEC immediately pay BOKF cash in an amount of not less than $750 million, plus accrued and unpaid interest, accrued and unpaid attorneys’ fees, and other expenses. The February 18 Notice also alleges that the interest, fees and expenses continue to accrue.

In accordance with the terms of the applicable indentures, CEC is not subject to the above-described guarantees. As a result, CEC believes the demands for payment are meritless.

On March 3, 2015, BOKF filed a lawsuit (the “New York Second Lien Lawsuit”) against CEC in federal district court in Manhattan, in its capacity as successor trustee for CEOC’s 12.75% Second-Priority Notes. On June 15, 2015, UMB filed a lawsuit (the “New York First Lien Lawsuit”) against CEC, also in federal district court in Manhattan, in its capacity as successor trustee for CEOC’s 11.25% Senior Secured Notes due 2017, 8.50% Senior Secured Notes due 2020, and 9.00% Senior Secured Notes due 2020. Plaintiffs in these actions allege that CEOC’s filing of its voluntary Chapter 11 Cases constitutes an event of default under the indentures governing these notes, causing all principal and interest to become immediately due and payable, and that CEC is obligated to make those payments pursuant to parent guarantee provisions in the indentures governing these notes that plaintiffs allege are still binding. Both plaintiffs bring claims for violation of the Trust Indenture Act of 1939, breach of contract, breach of duty of good faith and fair dealing and for declaratory relief, and BOKF brings an additional claim for intentional interference with contractual relations. The cases were both assigned to the same judge presiding over the other Parent Guarantee Lawsuits (as defined below) that are taking place in Manhattan. CEC filed its answer to the BOKF complaint on March 25, 2015, and to the UMB complaint on August 10, 2015. On June 25, 2015, and June 26, 2015, BOKF and UMB, respectively, moved for partial summary judgment, specifically on their claims alleging a violation of the Trust Indenture Act of 1939, seeking both declaratory relief and damages. On August 27, 2015, those motions were denied. The court, on its own motion, certified its order with respect to the interpretation of the Trust Indenture Act for interlocutory appeal to the United States Court of Appeals for the Second Circuit, and on December 22, 2015, the appellate court denied CEC’s motion for leave to appeal. On November 20, 2015, BOKF and UMB again moved for partial summary judgment. These motions likewise were denied. The judge presiding over these cases thereafter retired, and a new judge was appointed to preside over these lawsuits. That judge set a new summary judgment briefing schedule, and the parties submitted cross-motions for summary judgment, which remain pending. On January 26, 2017, the Bankruptcy Court entered an agreed order staying this proceeding (and others). The stay will remain in effect until the earlier of (a) the Plan Effective Time, (b) the termination of the restructuring support agreement with the Second Lien Committee or (c) further order of the Bankruptcy Court.

On October 20, 2015, Wilmington Trust, National Association (“Wilmington Trust”), filed a lawsuit (the “New York Senior Notes Lawsuit” and, together with the Delaware Second Lien Lawsuit, the Delaware First Lien Lawsuit, the Senior Unsecured Lawsuits, the New York Second Lien Lawsuit, and the New York First Lien Lawsuit, the “Parent Guarantee Lawsuits”) against CEC in federal district court in Manhattan in its capacity as successor indenture trustee for CEOC’s 10.75% Senior Notes due 2016 (the “10.75% Senior Notes”). Plaintiff alleges that CEC is obligated to make payment of amounts due on the 10.75% Senior Notes pursuant to a parent guarantee provision in the indenture governing those notes that plaintiff alleges is still in effect. Plaintiff raises claims for violations of the Trust Indenture Act of 1939, breach of contract, breach of the implied duty of good faith and fair dealing, and for declaratory judgment, and seeks monetary and declaratory relief. CEC filed its answer to the complaint on November 23, 2015. As with the other parent guaranty lawsuits taking place in Manhattan, the judge presiding over these cases thereafter retired, and a new judge was appointed to preside over these lawsuits. That judge set a new summary judgment briefing schedule, and the parties submitted cross-motions for summary judgment, which remain pending. On January 26, 2017, the Bankruptcy Court entered an agreed order staying this proceeding (and others). The stay will remain in effect until the earlier of (a) the Plan Effective Time, (b) the termination of the restructuring support agreement with the Second Lien Committee or (c) further order of the Bankruptcy Court.

On May 13, 2016, the Second Lien Committee in the CEOC bankruptcy case filed a motion in that case to obtain standing to pursue claims on behalf of CEOC in a lawsuit (the “Proposed Second Lien Lawsuit”) against CEC and a number of its affiliates, as well as against various other parties. As set forth in a proposed complaint submitted with its motion, the Second Lien Committee seeks to assert claims against CEC to recover alleged constructive and intentional fraudulent transfers relating to certain transactions between CEOC and entities controlled by CEC and others. The Second Lien Committee also proposes to raise claims against CEC relating to these transactions for breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and unjust enrichment. The proposed complaint seeks money damages against all defendants in the range of $8.1 billion to $12.6 billion and to avoid the transfers underlying the claims raised therein, in addition to certain other relief. On October 11, 2016, the court placed the Second Lien Committee’s motion in abeyance until the Plan becomes effective or the restructuring support agreement with the Second Lien Committee is terminated. Following the confirmation of the Plan on January 17, 2017, the Bankruptcy Court continued the Second Lien Committee’s motion until June 21, 2017.

On August 9, 2016, CEOC and twenty-five other debtors filed an adversary complaint against CEC, certain CEC affiliates, and several of CEC’s and CEOC’s present and past directors and officers, seeking recovery of certain fraudulent transfers; monetary damages and/or rescission for breaches of fiduciary duties, unjust enrichment, aiding and abetting breaches of fiduciary duties; civil conspiracy; misappropriation of corporate opportunity, and waste of corporate assets; and the imposition of a constructive trust or equitable lien over the transferred assets. As described above, confirmation of the Debtors’ Plan and the satisfaction or waiver of all conditions precedent to the effectiveness of the Plan will result in the release of all claims raised in this complaint. Following the confirmation of the Plan on January 17, 2017, the Bankruptcy Court continued the adversary proceeding until June 21, 2017.

CEC believes that the claims and demands described above against CEC are without merit, and CEC intends to defend itself vigorously. The claims against CEOC have been stayed due to the Chapter 11 process and, as described above, the actions against CEC have now also been stayed. See additional disclosure relating to CEOC’s Chapter 11 filing in Note 1 to the 2016 CEC Financial Statements and the 2017 CEC Interim Financial Statements. In the event that the litigation stays are ever lifted, CEC believes that the Noteholder Disputes and the Parent Guarantee Lawsuits present a reasonably possible likelihood of an adverse outcome. Should these matters ultimately be resolved through litigation outside of the Restructuring, and should a court find in favor of the claimants in some or all of the Noteholder Disputes, such determination would likely lead to a CEC reorganization under Chapter 11 of the Bankruptcy Code (see Note 1 to the 2017 CEC Interim Financial Statements). CEC is not able to estimate a range of reasonably possible losses should any of the Noteholder Disputes ultimately be resolved against CEC, although they could potentially exceed $11 billion.

Employee Benefit Obligations

In December 1998, Hilton Hotels Corporation (“Hilton”) spun-off its gaming operations as Park Place Entertainment Corporation (“Park Place”). In connection with the spin-off, Hilton and Park Place entered into various agreements, including an Employee Benefits and Other Employment Allocation Agreement dated December 31, 1998 (the “Allocation Agreement”) whereby Park Place assumed or retained, as applicable, certain liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan (the “Hilton Plan”) based on the benefits of Hilton employees and Park Place employees. CEOC is the ultimate successor to Park Place under this Allocation Agreement. In 2013, a lawsuit was settled relating to the Hilton Plan, which retroactively and prospectively increased total benefits to be paid under the Hilton Plan. In 2009, CEC received a letter from Hilton, notifying CEC of a lawsuit related to the Hilton Plan that alleged that CEC had a potential liability for the additional claims under the terms of the Allocation Agreement.

On December 24, 2014, Hilton, the Plan Administrator of the Hilton Plan, and a representative of the Plan Administrator (the “Hilton Parties”) sued CEC and CEOC in federal court in Virginia primarily under the Employee Retirement Income Security Act (“ERISA”), and also under state contract and unjust enrichment law theories, for monetary and equitable relief in connection with this ongoing dispute. On April 14, 2015, the federal court dismissed the Hilton Parties’ unjust enrichment claim with prejudice and ordered that the remainder of the case be transferred to the Bankruptcy Court based upon its relationship to the CEOC bankruptcy case.

On June 9, 2016, CEC, CEOC and the Hilton Parties entered into a settlement of the Hilton Parties’ claims (the “Settlement Agreement”). Under the settlement, Hilton will receive a general unsecured claim in CEOC’s bankruptcy case for an amount equal to $51 million plus 31.75% of amounts paid by Hilton to the Hilton Plan due after July 16, 2016. For periods following the Plan Effective Time, CEC shall assume certain of CEOC’s obligations under the Allocation Agreement. In exchange, Hilton shall turn over to CEC the distributions on account of $24.5 million of Hilton’s claim in the CEOC bankruptcy. On June 21, 2016, the parties sought approval of the Settlement Agreement. The Bankruptcy Court approved the Settlement Agreement on July 19, 2016. The settlement amount is fully accrued in liabilities subject to compromise at CEOC, and the Settlement Agreement is subject to the effectiveness of the Plan.

National Retirement Fund

In January 2015, a majority of the Trustees of the National Retirement Fund (“NRF”), a multi-employer defined benefit pension plan, voted to expel the five indirect subsidiaries of CEC which were required to make contributions to the NRF’s Legacy Plan (the “Five Employers”). The NRF contended that the financial condition of the Five Employers’ controlled group (the “CEC Controlled Group”) and CEOC’s then-potential bankruptcy presented an “actuarial risk” to the plan because, depending on the outcome of any CEOC bankruptcy proceedings, CEC might no longer be liable to the plan for any partial or complete withdrawal liability. As a result, the NRF claimed that the expulsion of the Five Employers constituted a complete withdrawal of the CEC Controlled Group from the plan. CEOC, in its bankruptcy proceedings, has to date not rejected the contribution obligations to the NRF of any of its subsidiary employers. The NRF has advised the CEC Controlled Group (which includes CERP) that the expulsion of the Five Employers has triggered a joint and several withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million.

Prior to the NRF’s vote to expel the Five Employers, the Five Employers reiterated their commitments to remain in the plan and not seek rejection of any collective bargaining agreement in which the obligation to contribute to NRF exists. The Five Employers were current with respect to pension contributions at the time of their expulsion, and are current with respect to pension contributions as of today pursuant to the Standstill Agreement referred to below.

CEC has opposed the various NRF expulsion actions.

On January 8, 2015, prior to the NRF’s vote to expel the Five Employers, CEC filed an action in the SDNY Court against the NRF and its board of trustees, seeking a declaratory judgment that they did not have the authority to expel the Five Employers and thus allegedly trigger withdrawal liability for the CEC Controlled Group (the “CEC Action”). On December 25, 2015, the District Judge entered an order dismissing the CEC Action on the ground that CEC’s claims in this action must first be arbitrated under ERISA. CEC has appealed this decision to the United States Court of Appeals for the Second Circuit. Oral argument on this appeal was heard on January 30, 2017, and the Second Circuit has reserved decision on this appeal. All proceedings in this appeal have been stayed pending the settlement set forth in the NRF Settlement Agreement (as defined below) becoming final.

On March 6 and March 27, 2015, CEOC and certain of its subsidiaries filed in the CEOC bankruptcy proceedings two motions to void (1) the purported expulsion of the Five Employers and based thereon the alleged triggering of withdrawal liability for the non-debtor members of the CEC Controlled Group, and (2) a notice and payment demand for quarterly payments of withdrawal liability subsequently made by the NRF to certain non-debtor members of the CEC Controlled Group, respectively, on the ground that each of these actions violated the automatic stay (the “362 Motions”). On November 12, 2015, Bankruptcy Judge Goldgar issued a decision denying the 362 Motions on the ground that the NRF’s actions were directed at non-debtors and therefore did not violate the automatic stay. CEOC has appealed this decision to the federal district court in Chicago. All proceedings in these appeals have been stayed pending the settlement set forth in the NRF Settlement Agreement becoming final.

On March 6, 2015, CEOC commenced an adversary proceeding against the NRF and its board of trustees in the Bankruptcy Court (the “Adversary Proceeding”). On March 11, 2015, CEOC filed a motion in that Adversary Proceeding to extend the automatic stay in the CEOC bankruptcy proceedings to apply to the NRF’s expulsion of the Five Employers (the “105 Motion”). Judge Goldgar has not yet decided the 105 Motion. All proceedings in the Adversary Proceeding have been stayed pending the settlement set forth in the NRF Settlement Agreement becoming final.

On March 20, 2015, CEC, CEOC and CERP, on behalf of themselves and others, entered into a standstill agreement with the NRF and its board of trustees that, among other things, stayed each member of the CEC Controlled Group’s purported obligation to commence making quarterly payments of withdrawal liability and instead required the Five Employers to continue making monthly contribution payments to the NRF, unless and until each of the 362 Motions and the 105 Motion had been denied (the “Standstill Agreement”). As the 105 Motion has not yet been decided, the Standstill Agreement remains in effect.

If both the 105 Motion and CEC’s appeal of the CEC Action are denied, then CEC could be required to pay to the NRF joint and several withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million each while CEC simultaneously arbitrates whether the NRF and its board of trustees had the authority to expel the Five Employers and trigger withdrawal liability for the CEC Controlled Group.

On March 18, 2015, before the Standstill Agreement was executed, the NRF and its fund manager commenced a collection action in the SDNY Court against CEC, CERP and all non-debtor members of the CEC Controlled Group for the payment of the first quarterly payment of withdrawal liability, which the NRF contended was due on March 15, 2015 (the “NRF Action”). On December 25, 2015, the District Judge entered an Order adopting the Magistrate Judge’s recommendation to deny defendants’ motion to dismiss over the defendants’ objections on the ground that the defendants’ arguments must first be arbitrated under ERISA. On February 26, 2016, the NRF and its fund manager filed a motion for summary judgment against CEC and CERP for payment of the first quarterly payment of withdrawal liability and for interest, liquidated damages, attorneys’ fees and costs. On November 7, 2016, the District Judge entered an Order adopting the Magistrate Judge’s recommendation to grant partial summary judgment to the NRF Action plaintiffs over CEC and CERP’s objections on the ground that CEC and CERP’s further arguments must also first be arbitrated under ERISA. CEC and CERP filed a Notice of Appeal to protect their rights in response to this Order. Subsequently, the District Judge determined that no final order or judgment was entered, and thus the Notice of Appeal was premature. Accordingly, the parties stipulated to the dismissal of the appeal without prejudice to any party’s rights to appeal a final, appealable judgment that may later be entered in the case.

On December 5, 2016, an interlocutory judgment was entered against CEC and CERP comprising the first quarterly payment of withdrawal liability referred to above, interest and liquidated damages under ERISA. On December 19, 2016, a CEC and CERP filed a motion to certify a final judgment under Rule 54(b) of the Federal Rules of Civil Procedure for immediate appeal and to stay the NRF Action plaintiffs’ motions to amend and for summary judgment, as described below. On January 11, 2017, the District Court granted the motion to certify a final judgment under Rule 54(b) in the amount of $9 million, but denied the motion for a stay, and a judgment in that amount was entered the next day. CEC has appealed this decision to the Second Circuit, and has bonded the judgment pending appeal. On February 3, 2017, the NRF Action plaintiffs filed a motion for an order permitting plaintiffs to execute on the Rule 54(b) judgment immediately, which CEC and CERP opposed. The district court has not yet ruled on this motion.

On December 23, 2016, the NRF Action plaintiffs filed a motion to amend their complaint to add claims for the second through eighth quarterly payments of withdrawal liability, which the NRF Action plaintiffs contended were past due, as well as for injunctive relief requiring the defendants to pay all further quarterly payments as they purportedly became due. Also on December 23, 2016, the NRF Action plaintiffs simultaneously filed a motion for summary judgment against CEC and CERP for payment of the second through eighth quarterly payments of withdrawal liability, for interest, liquidated damages, attorneys’ fees and costs, and for injunctive relief requiring the defendants to pay all further quarterly payments as they purportedly became due. The magistrate judge has not yet ruled on these motions. All proceedings and appeals in the NRF Action have been stayed pending the settlement set forth in the NRF Settlement Agreement becoming final.

CEC believes its legal arguments against the actions undertaken by NRF are strong and will pursue them vigorously, and will defend vigorously against the claims raised by the NRF in the NRF Action. Since settlement discussions with the NRF are continuing and no material discovery has yet been performed with respect to any of the above actions, CEC cannot currently provide assurance as to the ultimate outcome of the matters at issue.

On March 13, 2017, CEC, CERP, CEOC (on behalf of itself and each of the Debtors and its other direct and indirect subsidiaries), the Five Employers, the NRF, the NRF’s Legacy Plan, the NRF’s Trustees, and others entered into a Settlement Agreement (the “NRF Settlement Agreement”). Under the NRF Settlement Agreement, at the Plan Effective Time, CEC would pay $45 million to the NRF (the “NRF Payments”) in three different baskets: (1) a settlement basket consisting of $10 million as litigation settlement and $5 million for legal fee reimbursement; (2) a contribution basket consisting of $15 million, which sum will grow at 3.1% per year, and which, beginning 17.5 years after the Plan Effective Time, will be applied to offset the first $8 million of contributions from the Five Employers to NRF’s Legacy Plan annually until completely utilized; and (3) a withdrawal liability basket of $15 million, which does not grow, to be applied if there is a partial or complete withdrawal at any time after the Plan Effective Time. Upon the NRF Payments being made, mutual releases will be exchanged between the CEC-affiliated parties and the NRF-affiliated parties to the NRF Settlement Agreement. On March 20, 2017, the Debtors moved for the NRF Settlement Agreement to be approved by the Bankruptcy Court. On April 19, 2017, the Bankruptcy Court approved the NRF Settlement Agreement, and the parties have filed joint requests to stay all actions and appeals relating to the CEC Action, the 362 Motions, the Adversary Proceeding and the NRF Action have been stayed pending the settlement becoming final.

As of March 31, 2017, CEC has accrued $30 million related to the litigation settlement, the legal fee reimbursement and the withdrawal liability in accrued expenses and other current liabilities on the Balance Sheets (as defined below). The payment related to the contribution basket will be accounted for as a prepayment toward future pension contributions.

Other Matters

In recent years, governmental authorities have been increasingly focused on AML policies and procedures, with a particular focus on the gaming industry. In October 2013, CEOC’s subsidiary, Desert Palace, Inc. (the owner of and referred to within this section as Caesars Palace), received a letter from the Financial Crimes Enforcement Network of the United States Department of the Treasury (“FinCEN”), stating that FinCEN was investigating Caesars Palace for alleged violations of the Bank Secrecy Act to determine whether it is appropriate to assess a civil penalty and/or take additional enforcement action against Caesars Palace. Caesars Palace responded to FinCEN’s letter in January 2014. Additionally, CEC was informed in October 2013 that a federal grand jury investigation regarding AML practices of CEC and its subsidiaries had been initiated. CEC and Caesars Palace have been cooperating with FinCEN, the Department of Justice and the Nevada Gaming Control Board (the “GCB”) on this matter. On September 8, 2015, FinCEN announced a settlement pursuant to which Caesars Palace agreed to an $8 million civil penalty for its violations of the Bank Secrecy Act, which penalty shall be treated as a general unsecured claim in Caesars Palace’s bankruptcy proceedings. In addition, Caesars Palace agreed to conduct periodic external audits and independent testing of its AML compliance program, report to FinCEN on mandated improvements, adopt a rigorous training regime and engage in a “look-back” for suspicious transactions. The terms of the FinCEN settlement were approved by the Bankruptcy Court on October 19, 2015.

CEOC and the GCB reached a settlement on the same facts as above, wherein CEC agreed to pay $1.5 million and provide to the GCB the same information that is reported to FinCEN and to resubmit its updated AML policies. On September 17, 2015, the settlement agreement was approved by the Nevada Gaming Commission. CEOC continues to cooperate with the Department of Justice in its investigation of this matter.

CEC is party to other ordinary and routine litigation incidental to its business. CEC does not expect the outcome of any such litigation to have a material effect on its consolidated financial position, results of operations, or cash flows, as CEC does not believe it is reasonably possible that it will incur material losses as a result of such litigation.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Caesars Entertainment Corporation

In this discussion, the term “CEC (parent entity)” refers to the parent holding company, Caesars Entertainment Corporation, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The word “CEC” refers to Caesars Entertainment Corporation, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.

CEC also refers to (1) its Consolidated Financial Statements as its “Financial Statements,” (2) its Consolidated Statements of Operations and Comprehensive Income as its “Statements of Operations,” and (3) its Consolidated Balance Sheets as its “Balance Sheets.” Note references are to the notes to the 2016 CEC Financial Statements and the 2017 CEC Interim Financial Statements.

The following discussion and analysis of CEC for the years ended December 31, 2016, 2015 and 2014 and for the three months ended March 31, 2017 and 2016, should be read in conjunction with the audited consolidated financial statements and notes thereto (the “2016 CEC Financial Statements”), the unaudited consolidated condensed financial statements and the notes thereto (the “2017 CEC Interim Financial Statements”), and other financial information.

The statements in this discussion regarding CEC’s expectations regarding its future performance, liquidity and capital resources, and other non-historical statements are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. CEC’s actual results may differ materially from those contained in or implied by any forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 108.

Overview

CEC’s business is operated through CEC (parent entity), which is primarily a holding company with no independent operations of its own, and CEC’s two reportable segments. Through June 30, 2016, CEC aggregated the operating segments within CGP into two separate reportable segments: Caesars Growth Partners Casino Properties and Developments (“CGP Casinos”) and CIE. Subsequent to CIE’s sale of its SMG Business (see discussion under “Summary of 2016 Events” below), the remaining CIE business is not material, and CEC no longer considers CIE to be a separate reportable segment from CGP Casinos. Therefore, CGP Casinos and CIE have been combined for all periods presented to form the CGP segment. In addition, CEC deconsolidated CEOC from its results following of its bankruptcy filing in January 2015, and therefore CEOC is not included in its financial results for the majority of 2015 and all of 2016, and is no longer a reportable segment. The CERP and CGP segments include the following properties and assets: (1)

CERP(2)	CGP
Flamingo Las Vegas	Bally’s Las Vegas

Harrah’s Atlantic City	The Cromwell

Harrah’s Las Vegas	Harrah’s New Orleans

Harrah’s Laughlin	Horseshoe Baltimore

Paris Las Vegas	The LINQ Hotel & Casino

Rio All-Suites Hotel & Casino	Planet Hollywood Resort & Casino

CIE Real-Money Online Gaming

CIE World Series of Poker

(1)	CEOC remained a reportable segment until its deconsolidation effective January 15, 2015 (see Note 2 to the 2016 CEC Financial Statements).
(2)	CERP also owns The LINQ promenade and Octavius Tower.

Segment results in this MD&A are presented consistent with the way CEC management assesses the results subsequent to the deconsolidation of CEOC, which is a consolidated view that adjusts for the impact of certain transactions between reportable segments within CEC for all periods presented. Therefore, the results of certain reportable segments presented in this filing differ from the financial statement information presented in their separate filings. “Other” includes parent, consolidating, and other adjustments to reconcile to consolidated CEC results.

Summary of 2016 and 2017 Events and Key Drivers of Annual Performance

The following are the significant events of 2016 and 2017 and the key drivers of CEC’s performance. Accordingly, these key drivers are described here, and the remainder of the discussion and analysis of results should be read in conjunction with these explanations.

CEC (Parent Entity) Going Concern

As a result of the following circumstances, CEC has substantial doubt about its ability to continue as a going concern:

•	CEC has limited unrestricted cash available to meet the financial commitments of CEC, primarily resulting from significant expenditures made to (1) defend against the litigation matters disclosed below and (2) support the Restructuring;

•	CEC has made material future commitments to support the Restructuring described below; and

•	CEC is a defendant in litigation relating to certain CEOC transactions dating back to 2010 and other legal matters (see Note 3 to the 2017 CEC Interim Financial Statements) that could result in one or more adverse rulings against CEC if the Restructuring is not completed.

CEC does not currently have sufficient cash to meet its financial commitments to support the Plan or to satisfy the potential obligations that would arise in the event of an adverse ruling on one or all of the litigation matters disclosed below. The completion of the Merger is expected to allow CEC (parent entity) to fulfill its financial commitments in support of the Restructuring. However, if the Merger is not completed for any reason, CEC (parent entity) would still be liable for many of these obligations. In addition, although under the terms of the Restructuring, all related litigation is expected to be resolved, there remain the outstanding litigation matters that are currently stayed pending the Emergence.

CEC entered into the CIE Proceeds and Reservation Rights Agreement (as amended on October 7, 2016) with CIE, CEOC and CAC (the “CIE Proceeds Agreement”), which allows for up to $235 million of the proceeds from the SMG Business sale to be distributed to CEC in order to pay certain fees in support of the Restructuring (“CEC Expense Amounts”). As of March 31, 2017, $129 million remained available to CEC under this agreement. After taking into account the cash available to pay the CEC Expense Amounts under the CIE Proceeds Agreement and other sources of liquidity, CEC expects to have sufficient cash to meet its ongoing obligations as they come due for at least 12 months beyond the issuance date of these financial statements. However, there are restrictions governing when and how the cash designated for CEC Expense Amounts can be used (see Note 1 to the 2017 CEC Interim Financial Statements). Upon completion of the Merger, CEC also expects to gain access to the remaining proceeds from the sale of the SMG Business, which will be used to fund its other commitments in support of the Restructuring.

If CEC is unable to access additional sources of cash when needed, in the event of a material adverse ruling on one or all of the litigation matters disclosed in Note 1 to the 2016 CEC Financial Statements, or if CEOC does not emerge from bankruptcy on a timely basis on terms and under circumstances satisfactory to CEC, it is likely that CEC would seek reorganization under Chapter 11 of the Bankruptcy Code.

CEOC Restructuring

On January 13, 2017, the Debtors filed an amended Plan with the Bankruptcy Court that replaced all previously filed plans. CEC, CAC, the Debtors and CEOC’s major creditor groups have agreed to support the Plan. The Bankruptcy Court confirmed the Plan on January 17, 2017.

As part of the Plan, it is anticipated that CEOC will be divided into two companies—OpCo and PropCo. OpCo will operate certain properties and facilities currently held by CEOC. PropCo will hold certain real property assets and related fixtures currently held by CEOC and lease those assets to OpCo. It is anticipated that OpCo will be a wholly owned consolidated subsidiary of CEC subsequent to the Emergence, and it that will contract with other subsidiaries of CEC to manage the facilities to be leased from PropCo.

Although the Plan has been confirmed by the Bankruptcy Court, CEC must still obtain regulatory approval in all of the jurisdictions in which it has gaming operations in order for CEOC to successfully emerge from bankruptcy, and CEC is unable to determine when all necessary requirements will be satisfied. In addition, the Plan remains subject to completion of the Merger, certain financing transactions, and various other closing conditions.

CIE’s Sale of the SMG Business

On September 23, 2016, CIE sold the SMG Business for cash consideration of $4.4 billion, subject to customary purchase price adjustments, and retained only its WSOP and regulated online real money gaming businesses. This resulted in a pre-tax gain of approximately $4.2 billion. The SMG Business represented the majority of CIE’s operations and was classified as discontinued operations effective beginning in the third quarter of 2016. Historical results of the SMG Business have been recast as discontinued operations for all periods presented effective beginning in the third quarter of 2016, and the related assets and liabilities have been recast as held for sale as of December 31, 2015 (see “Discontinued Operations” in the Discussion of Operating Results section below and Note 17 to the 2016 CEC Financial Statements).

Upon closing the sale of the SMG Business, all outstanding CIE stock-based compensation awards were deemed fully vested and subsequently canceled in return for the right to receive a cash payment. CIE’s stock-based compensation expense directly identifiable with employees of the SMG Business was $264 million, $29 million, and $38 million during the years ended December 31, 2016, 2015, and 2014, respectively, and $15 million during the three months ended March 31, 2016. These expense amounts were reclassified to discontinued operations for all periods presented in the Statements of Operations. Stock-based compensation expense not directly identifiable with employees of the SMG Business was $189 million, $31 million, and $49 million during the years ended December 31, 2016, 2015, and 2014, and $13 million during the three months ended March 31, 2016, respectively, and was included in property, general, administrative, and other in the Statements of Operations. For the year ended December 31, 2016, the majority of stock-based compensation expense resulted from the acceleration of the vesting of CIE stock-based compensation awards, and there were no amounts related to CIE’s stock-based compensation expense in 2017.

Discussion of 2016 and 2015 Operating Results

As described above and in Note 1 to the 2016 CEC Financial Statements, CEC deconsolidated CEOC effective January 15, 2015. Headings below labeled “CERP and CGP” represent the combined results of the entities that remain in the consolidated CEC entity subsequent to the deconsolidation of CEOC, and do not include the results of CEOC or the SMG Business. Where CEC has presented an analysis of other factors affecting net income/(loss) and consolidated results by reportable segment, this information includes CEOC as a reportable segment for the first 15 days of 2015.

Consolidated Operating Results

	Years Ended December 31,
	2016	2015
	(A) CERP and CGP(1)	(B) CERP and CGP(1)	CEOC(2)	Consolidated CEC	(A) vs. (B) Fav/(Unfav)
(Dollars in millions)					$	%
Casino revenues	$2,177	$2,168	$118	$2,286	$9	0.4%
Net revenues	3,877	3,771	158	3,929	106	2.8%
Income from operations	257	337	9	346	(80)	(23.7)%
Deconsolidation and restructuring of CEOC and other	(5,758)	6,115	—	6,115	(11,873)	*
Income/(loss) from continuing operations, net of income taxes	(6,127)	5,975	(78)	5,897	(12,102)	*
Discontinued operations, net of income taxes	3,380	162	(7)	155	3,218	*
Net income/(loss) attributable to CEC	(3,569)	6,005	(85)	5,920	(9,574)	*
Property EBITDA(3)	1,140	1,047	31	1,078	93	8.9%
Operating Margin(4)	6.6%	8.9%	5.7%	8.8%	—	(2.3	)pts

	Year Ended December 31,
	2014
(Dollars in millions)	(C) CERP and CGP(1)	CEOC(2)	Consolidated CEC	(B) vs. (C) Fav/(Unfav)
				$	%
Casino revenues	$1,923	$3,495	$5,418	$245	12.7%
Net revenues	3,372	4,595	7,967	399	11.8%
Loss from operations	(245)	(310)	(555)	582	*
Deconsolidation and restructuring of CEOC and other	142	(237)	(95)	5,973	*
Loss from continuing operations, net of income taxes	(382)	(2,341)	(2,723)	6,357	*
Discontinued operations, net of income taxes	34	(177)	(143)	128	*
Net loss attributable to CEC	(429)	(2,354)	(2,783)	6,434	*
Property EBITDA(3)	755	826	1,581	292	38.7%
Operating Margin(4)	(7.3)%	(6.7)%	(7.0)%	—	16.2	pts

*	Not meaningful.
(1)	Includes CERP and CGP segments and associated parent company and elimination adjustments.
(2)	Includes CEOC segment and associated eliminations of intercompany transactions and other consolidating adjustments.
(3)	See the “Reconciliation of Non-GAAP Financial Measures” section below.
(4)	Calculated as income/(loss) from operations divided by net revenues.

Casino revenues, net revenues, income/(loss) from operations, and income/(loss) from continuing operations, net of income taxes for all periods presented in the table above exclude the results of CEC’s discontinued operations disclosed in Note 17 to the 2016 CEC Financial Statements.

Analysis of Key Drivers of Revenue Performance for CERP and CGP

Net Revenues—by Category

				2016 vs. 2015		2015 vs. 2014
	Years Ended December 31,			Fav/(Unfav)		Fav/(Unfav)
(Dollars in millions)	2016	2015	2014	$	%	$	%
Casino	$2,177	$2,168	$1,923	$9	0.4%	$245	12.7%
Food and beverage	788	798	760	(10)	(1.3)%	38	5.0%
Rooms	923	860	753	63	7.3%	107	14.2%
Other	527	487	479	40	8.2%	8	1.7%
Less: casino promotional allowances	(538)	(542)	(543)	4	0.7%	1	0.2%

Net revenues	$3,877	$3,771	$3,372	$106	2.8%	$399	11.8%

Increase/(Decrease) in Net Revenues by Category

Years Ended December 31, 2014 through December 31, 2016

Net Revenues—by Segment

				2016 vs. 2015		2015 vs. 2014
	Years Ended December 31,			Fav/(Unfav)		Fav/(Unfav)
(Dollars in millions)	2016	2015	2014	$	%	$	%
CERP	$2,195	$2,154	$2,065	$41	1.9%	$89	4.3%
CGP	1,697	1,620	1,319	77	4.8%	301	22.8%
Other	(15)	(3)	(12)	(12)	*	9	75.0%

Total CERP and CGP	3,877	3,771	3,372	106	2.8%	399	11.8%

CEOC	—	164	4,812	*	*	*	*
Other	—	(6)	(217)	*	*	*	*

Total CEOC	—	158	4,595	*	*	*	*

Consolidated CEC	$3,877	$3,929	$7,967	*	*	*	*

Cash ADR(1)

Years Ended December 31, 2014, 2015, and 2016

(1)	Average cash daily rate (“cash ADR”) is a key indicator by which CEC evaluates the performance of its properties and is determined by room revenue and rooms occupied.

CERP Performance

Net revenues increased $41 million, or 1.9%, in 2016 compared with 2015 primarily due to increases in rooms revenue and other revenues. Net revenues increased $89 million, or 4.3%, in 2015 compared with 2014, primarily due to increases in casino revenues and rooms revenue. The increases were attributable to the following:

•	Rooms revenue increased $25 million in 2016 and $42 million in 2015. The expansion of resort fees to all CERP properties during 2015, improved hotel yield as result of newly renovated rooms becoming available during 2016 at Harrah’s Las Vegas, and the opening of the Harrah’s Atlantic City Waterfront Conference Center (the “Atlantic City Conference Center”) in the third quarter 2015 drove an increase in CERP’s cash ADR from $102 in 2014 to $114 in 2015 and $124 in 2016.

•	Scheduled room renovations caused a reduction of approximately 2% of room nights available during 2016 compared with 2015, primarily at Paris Las Vegas and Harrah’s Las Vegas, which partially offset the 2016 increase in rooms revenue.

•	Casino revenues increased $32 million in 2015 compared with 2014, due to a reduction in costs related to variable marketing programs, such as REEL REWARDS, discounts, and free play, that are treated as a reduction in revenue.

•	Other revenues increased $18 million in 2016 compared with 2015, primarily due to new performers and additional scheduled performances at the Rio Las Vegas, which contributed to higher entertainment revenue in 2016.

CGP Performance

Net revenues increased $77 million, or 4.8%, in 2016 compared with 2015 primarily due to increases in rooms revenue and other revenues. Net revenues increased $301 million, or 22.8%, in 2015 compared with 2014, primarily due to increases in casino revenues as well as improved food and beverage revenues and rooms revenues. The increases were attributable to the following:

•	Rooms revenue increased $38 million in 2016 and $65 million in 2015. Room renovations at The LINQ Hotel & Casino (“The LINQ Hotel”) were substantially completed and available to guests in early May 2015, which resulted in increases in room nights available of approximately 14% in 2016 and 24% in 2015 compared with the corresponding prior year periods. In addition, the expansion of resort fees and improved hotel yield drove an increase in CGP’s cash ADR from $108 in 2014 to $123 in 2015 and $132 in 2016.

•	Other revenues increased $35 million in 2016 compared with 2015, primarily due to new performers at Planet Hollywood Resort & Casino, which contributed to higher entertainment revenue in 2016.

•	Casino revenues and food and beverage revenues increased $214 million and $28 million, respectively, in 2015 compared with 2014, primarily due to higher volume at The LINQ Hotel after the completion of renovations, and the benefit of The Cromwell and Horseshoe Baltimore operating for the full year in 2015 after opening during 2014.

•	Partially offsetting the 2015 increase in casino revenues was a decline at Harrah’s New Orleans, which was mostly due to the New Orleans smoking ban that was enacted in April 2015.

Analysis of Key Drivers of Income/(Loss) from Operations Performance for CERP and CGP

Income from operations was $257 million in 2016 compared with $337 million in 2015 and a loss from operations of $245 million in 2014. After net revenues, the key drivers of income/(loss) from operations during 2016 and 2015 were primarily property, administrative, general and other (including CIE stock-based compensation expense); impairments; corporate expense; and depreciation and amortization.

Income/(Loss) from Operations by Category—CERP and CGP

				2016 vs. 2015		2015 vs. 2014
	Years Ended December 31,			Fav/(Unfav)		Fav/(Unfav)
(Dollars in millions)	2016	2015	2014	$	%	$	%
Net revenues	$3,877	$3,771	$3,372	$106	2.8%	$399	11.8%

Operating expenses
Casino expense	1,128	1,122	1,071	(6)	(0.5)%	(51)	(4.8)%
Food and beverage	383	388	386	5	1.3%	(2)	(0.5)%
Rooms	249	223	209	(26)	(11.7)%	(14)	(6.7)%
Property, general, administrative, and other (“PGA & O”)	1,166	1,022	1,000	(144)	(14.1)%	(22)	(2.2)%
Depreciation and amortization	439	361	315	(78)	(21.6)%	(46)	(14.6)%
Impairments	—	1	435	1	100.0%	434	99.8%
Corporate expense	166	169	95	3	1.8%	(74)	(77.9)%
Other operating costs	89	148	106	59	39.9%	(42)	(39.6)%

Total operating expenses	3,620	3,434	3,617	(186)	(5.4)%	183	5.1%

Income/(loss) from operations	$257	$337	$(245)	$(80)	(23.7)%	$582	*

*	Not meaningful.

Increase/(Decrease) in Income/(Loss) from Operations

Years Ended December 31, 2014 through December 31, 2016

Income/(Loss) from Operations—by Segment

				2016 vs. 2015		2015 vs. 2014
	Years Ended December 31,			Fav/(Unfav)		Fav/(Unfav)
(Dollars in millions)	2016	2015	2014	$	%	$	%
CERP	$389	$411	$(32)	$(22)	(5.4)%	$443	*
CGP	20	253	(221)	(233)	(92.1)%	474	*
Other	(152)	(327)	8	175	53.5%	(335)	*

Total CERP and CGP	257	337	(245)	(80)	(23.7)%	582	*

CEOC	—	9	(323)	*	*	*	*
Other	—	—	13	*	*	*	*

Total CEOC	—	9	(310)	*	*	*	*

Consolidated CEC	$257	$346	$(555)	*	*	*	*

*	Not meaningful.

Impairments—by Segment(1)

	Years Ended December 31,
(In millions)	2016	2015	2014
CERP	$—	$—	$277
CGP	—	1	158
CEOC	—	—	559

Total	$—	$1	$994

(1)	See Notes 6 and 7 to the 2016 CEC Financial Statements for additional information.

CERP Performance

Income from operations decreased $22 million in 2016 compared with 2015 primarily due to increases in direct rooms expenses and depreciation and amortization. Income from operations improved $443 million in 2015 compared with 2014, primarily due to increased revenue combined with a reduction in impairment charges and direct operating expenses. The fluctuations were attributable to the following:

•	In 2016, direct rooms expenses increased consistently with the increase in rooms revenues, and depreciation and amortization increased due to the removal and replacement of certain assets related to ongoing property renovation projects primarily at Harrah’s Las Vegas, Paris Las Vegas, and Flamingo Las Vegas, as well as depreciation expense related to the Atlantic City Conference Center, which opened during 2015. The increase in operating expenses more than offset the increase in net revenues described above.

•	In 2015, the improvement was primarily attributable to the increase in net revenues and because there were no impairment charges during 2015 compared with $277 million during 2014 (see Note 7 to the 2016 CEC Financial Statements). In addition, cost savings initiatives implemented in the fourth quarter of 2014 also contributed to the reduction in operating expenses.

CGP Performance

Income from operations decreased $233 million in 2016 compared with 2015 and increased $474 million in 2015 compared with 2014. CGP’s income from operations includes the effect of the change in the liability associated with CGP’s contingently issuable non-voting membership units due to CEC, which decreased CGP’s income from operations $117 million in 2016 and increased CGP’s income from operations $156 million in 2015 compared with the corresponding prior year periods. The units were issued to CEC during 2016, and no liability was outstanding for CGP as of December 31, 2016 (see Note 2 to the 2016 CEC Financial Statements). The effect of these changes is eliminated in consolidation with the offsetting amounts being reflected in “Other” in the “Income/(Loss) from Operations—by Segment” table above.

Excluding the effect of CGP’s contingently issuable non-voting membership units from both periods, CGP’s income/(loss) from operations decreased $116 million in 2016 and increased $318 million in 2015 compared with the corresponding prior year periods.

•	In 2016, the decrease was primarily due to the accelerated vesting of CIE equity awards resulting in increases in CIE stock-based compensation expense. Stock-based compensation expense was $189 million in 2016 compared with $31 million in 2015. In addition, CIE incurred costs related to the sale of the SMG Business. Upon the closing of the SMG Business sale, all outstanding CIE stock-based compensation awards were deemed fully vested and were subsequently paid in cash in connection with the closing of the SMG Business sale, as described in Note 17 to the 2016 CEC Financial Statements.

•	The portion of CIE’s stock-based compensation expense directly identifiable with employees of the SMG Business was reclassified to discontinued operations for all periods presented in the Statements of Operations (see Note 17 to the 2016 CEC Financial Statements). The portion of CIE’s stock-based compensation expense not directly identifiable with employees of the SMG Business was included in property, general, administrative, and other in the Statements of Operations. For the year ended December 31, 2016, the majority of stock-based compensation expense resulted from the acceleration of the vesting of CIE stock-based compensation awards.

•	In 2015, the improvement was primarily attributable to the increase in net revenues and because there were no material impairment charges during 2015 compared with $158 million during 2014 (see Note 7 to the 2016 CEC Financial Statements). In addition, cost savings initiatives also contributed to the reduction in operating expenses.

Other Performance

As described above, “Other” in the “Income/(Loss) from Operations—by Segment” table above includes the intercompany elimination that offsets the change in liability associated with CGP’s contingently issuable non-voting membership units. Excluding the effect of contingently issuable non-voting membership units, other loss from operations was $152 million in 2016, $210 million in 2015, and $31 million in 2014.

During 2016 and 2015, as described above and in Note 1 to the 2016 CEC Financial Statements, CEC (the parent holding company) incurred expenses related to CEOC’s bankruptcy activity and the RSAs and incurred other legal expenses related to ongoing litigation. During 2015, CEC also accrued $35 million for a payment due to CEOC (see Note 1 to the 2016 CEC Financial Statements).

Interest Expense and Other Factors that Affect Net Income/(Loss)

Interest Expense

				2016 vs. 2015		2015 vs. 2014
	Years Ended December 31,			Fav/(Unfav)		Fav/(Unfav)
(Dollars in millions)	2016	2015	2014	$	%	$	%
CEOC	$—	$87	$2,184	$87	*	$2,097	*
CERP	396	399	389	3	0.8%	(10)	(2.6)%
CGP	198	195	169	(3)	(1.5)%	(26)	(15.4)%
Other(1)	5	2	(73)	(3)	(150.0)%	(75)	*

Total	$599	$683	$2,669	$84	*	$1,986	*

*	Not meaningful.
(1)	Activity in 2014 primarily consisted of the elimination of intercompany interest paid by CEOC for debt instruments held by CGP.

Other Factors Affecting Net Income/(Loss) (including CEOC)

				2016 vs. 2015		2015 vs. 2014
	Years Ended December 31,			Fav/(Unfav)		Fav/(Unfav)
(Dollars in millions)	2016	2015	2014	$	%	$	%
Interest expense	$599	$683	$2,669	$84	*	$1,986	*
Deconsolidation and restructuring of CEOC and other	(5,758)	6,115	(95)	(11,873)	*	6,210	*
Income tax benefit/(provision)	(27)	119	596	(146)	*	(477)	(80.0)%
Discontinued operations	3,380	155	(143)	3,225	*	298	*

*	Not meaningful.

Interest expense is primarily attributable to the outstanding debt described in Note 11 to the 2016 CEC Financial Statements. Interest expense decreased $84 million in 2016 compared with 2015 and $2.0 billion in 2015 compared with 2014, both of which were primarily due to the deconsolidation of CEOC. Excluding the effect of the CEOC deconsolidation, interest expense increased $3 million in 2016 and $38 million in 2015. The increase in 2015 was primarily due to:

•	a $26 million increase in interest associated with the CGPH Term Loan and CGPH Notes, which provided funding for the four properties CGP acquired from CEOC in May 2014, and the Horseshoe Baltimore Credit and FF&E Facilities after Horseshoe Baltimore construction was completed in the second quarter of 2014;

•	a $27 million reduction in capitalized interest due to CERP completing The LINQ promenade in the first quarter of 2014 and CGP completing The Cromwell in the second quarter of 2014 and Horseshoe Baltimore in the third quarter; and

•	a partially offsetting $15 million reduction related to the Planet Hollywood debt that was repaid in the second quarter of 2014 with proceeds from the CGPH Term Loan.

Deconsolidation and Restructuring of CEOC and Other

As described in Note 1 to the 2016 CEC Financial Statements, CEC recognized certain obligations that it believes will ultimately be settled under the Plan or the RSAs. As a result, during 2016, CEC accrued $5.7 billion of expenses associated with the Restructuring. A portion of the obligations CEC recognized reflect its estimates of the fair value of the consideration CEC has agreed to provide in exchange for the settlement of litigation claims and potential claims against CEC and its affiliates. As described in Note 8 to the 2016 CEC Financial Statements, these obligations will be accounted for at fair value each period until they are ultimately settled as part of the Restructuring, and a fluctuation in the value of one or more of the inputs to CEC’s fair value estimates could result in a significant adjustment to the fair value of these obligations.

As described in Note 2 to the 2016 CEC Financial Statements, effective January 15, 2015, CEC deconsolidated CEOC and recognized a gain of $7.1 billion during 2015.

CEC recognized losses on extinguishment of debt of $96 million in 2014, of which $67 million related to CEOC debt transactions and $28 million related to CGP.

Income Taxes

The effective tax rate was negative 0.4% for 2016, negative 2.1% for 2015, and 18.0% for 2014. See Note 16 to the 2016 CEC Financial Statements for a detailed discussion of income taxes and the effective tax rate.

Discontinued Operations

Discontinued operations primarily represent CIE’s SMG Business, which was sold on September 23, 2016, as well as activity for certain properties owned by CEOC that occurred prior to its deconsolidation in January 2015. See Note 17 to the 2016 CEC Financial Statements for additional information.

Discussion of 2017 Interim Operating Results

Consolidated Operating Results

	Three Months Ended March 31,		Fav/(Unfav)
(Dollars in millions)	2017	2016	$	%
Casino revenues	$532	$538	$(6)	(1.1)%
Net revenues	963	950	13	1.4%
Income from operations	158	88	70	79.5%
Restructuring of CEOC and other	(463)	(237)	(226)	(95.4)%
Loss from continuing operations, net of income taxes	(524)	(307)	(217)	(70.7)%
Discontinued operations, net of income taxes	—	33	(33)	(100.0)%
Net loss attributable to Caesars	(546)	(308)	(238)	(77.3)%
Property EBITDA(1)	290	276	14	5.1%
Operating margin(2)	16.4%	9.3%	—	7.1	pts

(1)	See the Reconciliation of Non-GAAP Financial Measures discussion later in this MD&A for a reconciliation of Property EBITDA.
(2)	Operating margin is calculated as income from operations divided by net revenues.

Analysis of Key Drivers of Revenue Performance

CEC’s gaming-related revenues and operating performance are dependent upon the volume and spend behavior of customers at its resort properties, which affects the price CEC can charge for its hotel rooms and other amenities, and directly impacts its gaming volumes.

Net Revenues by Category—Consolidated

	Three Months Ended March 31,		Fav/(Unfav)
(Dollars in millions)	2017	2016	$	%
Casino	$532	$538	$(6)	(1.1)%
Food and beverage	196	201	(5)	(2.5)%
Rooms	243	229	14	6.1%
Other	129	122	7	5.7%
Less: casino promotional allowances (“Casino promo”)	(137)	(140)	3	2.1%

Net revenues	$963	$950	$13	1.4%

Increase/(Decrease) in Net Revenues by Category—Consolidated

Three Months Ended March 31, 2016 and 2017

Net Revenues—Segment

	Three Months Ended March 31,		Fav/(Unfav)
(Dollars in millions)	2017	2016	$	%
CERP	$546	$528	$18	3.4%
CGP	421	426	(5)	(1.2)%
Other	(4)	(4)	—	—%

Net revenues	$963	$950	$13	1.4%

Net revenues increased $13 million during the first quarter of 2017 compared with 2016, with the most significant improvements coming from rooms revenues from hotel stays at CEC’s casino properties. The following are the key drivers of year-over-year performance.

Cash ADR

Three Months Ended March 31, 2016 and 2017

CERP Performance

Net revenues increased $18 million, or 3.4%, in the first quarter of 2017 compared with the same period in 2016 primarily due to increases in rooms revenues and casino revenues. The increases were attributable to the following:

•	Rooms revenues increased $14 million, or 10.3% during the first quarter of 2017. Increased resort fees and improved hotel yield continued to drive an increase in CERP’s cash ADR to $138 in 2017 from

$123 in 2016. Harrah’s Las Vegas had an 18% increase in room nights available during the first quarter of 2017 compared with the prior year period due to construction at the property during the first quarter of 2016, which contributed to an increase in rooms revenues of $6 million in 2017.

•	Casino revenues increased $8 million, or 2.9%, during the first quarter of 2017 primarily due to higher gaming volumes.

CGP Performance

Net revenues decreased $5 million, or 1.2%, in the first quarter of 2017 compared with the same period in 2016 primarily due to a decline in casino revenues, partially offset by an increase in other revenues, which was attributable to the following:

•	Casino revenues declined $13 million, or 4.9%, during the first quarter of 2017 due to unfavorable gaming hold, as well as unfavorable gaming volumes primarily at Harrah’s New Orleans and Horseshoe Baltimore, which also was affected by increased competition and a short-term dealer shortage.

•	Other revenues increased $5 million, or 10.0%, primarily due to new performers and additional shows at Planet Hollywood, which contributed higher entertainment revenues for the first quarter of 2017.

•	Cash ADR increased to $147 in 2017 from $136 in 2016; however, Planet Hollywood had a reduction of 17% in room nights available during the first quarter of 2017 compared with the prior year period due to construction at the property in the current year.

Analysis of Key Drivers of Income/(Loss) from Operations Performance

Income from operations was $158 million in the first quarter of 2017 compared with $88 million in the same period in 2016. The key drivers of income from operations are primarily net revenues; property, general, administrative, and other; depreciation and amortization; and other operating costs.

Income from Operations by Category—Consolidated

	Three Months Ended March 31,		Fav/(Unfav)
(Dollars in millions)	2017	2016	$	%
Net revenues	$963	$950	$13	1.4%

Operating expenses
Casino	283	285	2	0.7%
Food and beverage	93	93	—	—%
Rooms	63	59	(4)	(6.8)%
Property, general, administrative, and other (“PGA & O”)	234	250	16	6.4%
Depreciation and amortization (“Depreciation”)	102	112	10	8.9%
Corporate expense	33	41	8	19.5%
Other operating costs	(3)	22	25	*
Total operating expenses	805	862	57	6.6%

Income from operations	$158	$88	$70	79.5%

*	Not meaningful.

Increase/(Decrease) in Income from Operations—Consolidated

Three Months Ended March 31, 2016 and 2017

Income/(Loss) from Operations—Segment

	Three Months Ended March 31,		Fav/(Unfav)
(Dollars in millions)	2017	2016	$	%
CERP	$110	$78	$32	41.0%
CGP	55	51	4	7.8%
Other	(7)	(41)	34	82.9%

Income from operations	$158	$88	$70	79.5%

CEC Performance

For the three months ended March 31, 2017, other operating costs improved compared with the same period in 2016 mainly due to transactions related to the new joint venture in Korea. During the first quarter of 2017, CEC was reimbursed $19 million for amounts related to the joint venture development that were deemed uncollectible and written off in 2015.

CERP Performance

Income from operations increased $32 million, or 41.0%, primarily due to the revenue increases described above and a decrease in depreciation and amortization. The decrease mostly resulted from accelerated depreciation in the prior year due to the removal and replacement of certain assets at primarily Harrah’s Las Vegas and Flamingo Las Vegas.

CGP Performance

Income from operations in the first quarter of 2017 increased $4 million, or 7.8%, compared with the prior year quarter primarily due to a decrease in property, general, administrative, and other driven by reductions in CIE stock-based compensation expense, partially offset by accelerated depreciation in the current year due to the removal and replacement of certain assets at Planet Hollywood and the revenue decrease described above.

Interest Expense and Other Factors that Affect Net Loss

Interest Expense—Segment

	Three Months Ended March 31,		Fav/(Unfav)
(Dollars in millions)	2017	2016	$	%
CERP	98	99	1	1.0%
CGP	48	52	4	7.7%
Other	1	—	(1)	(100.0)%

Interest expense	$147	$151	$4	2.6%

Other Factors Affecting Net Loss—Consolidated

	Three Months Ended March 31,		Fav/(Unfav)
(Dollars in millions)	2017	2016	$	%
Restructuring of CEOC and other	$(463)	$(237)	$(226)	(95.4)%
Income tax provision	(72)	(7)	(65)	*
Discontinued operations, net of income taxes	—	33	(33)	(100.0)%

*	Not meaningful.

Restructuring of CEOC and Other

As described in Note 1 in the 2017 CEC Interim Financial Statements, CEC recognized certain obligations that it believes will ultimately be settled as part of the Restructuring. As a result, during the three months ended March 31, 2017 and 2016, CEC accrued expenses associated with the Restructuring totaling $466 million and $237 million, respectively. A portion of the obligations CEC recognized reflect its estimates of the fair value of the consideration CEC has agreed to provide in exchange for the settlement of litigation claims and potential claims against CEC and its affiliates. As described in Note 7 in the 2017 CEC Interim Financial Statements, these obligations will be accounted for at fair value each period until they are ultimately settled as part of the Restructuring, and a fluctuation in the value of one or more of the inputs to the fair value estimates could result in a significant adjustment to the fair value of these obligations.

Income Taxes on Continuing Operations

The effective tax rates were negative 15.9% for the three months ended March 31, 2017 and negative 2.3% for the three months ended March 31, 2016. See Note 13 in the 2017 CEC Interim Financial Statements for a detailed discussion of income taxes and the effective tax rates.

Discontinued Operations

Discontinued operations represent the SMG Business, which was sold on September 23, 2016. See Note 14 in the 2017 CEC Interim Financial Statements.

Reconciliation of Non-GAAP Financial Measures

Property earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a measure of CEC’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that CEC does not consider indicative of its ongoing operating performance at an operating property level.

As a result of the sale of the SMG Business (see Note 17 to the 2016 CEC Financial Statements and Note 14 to the 2017 CEC Interim Financial Statements), CEC has determined that CIE stock-based compensation expense should be excluded from Property EBITDA as management no longer considers such expense to be indicative of CEC’s ongoing consolidated or segment operating performance. Therefore, Property EBITDA has been recast for prior periods to be consistent to the current year presentation.

In the future, CEC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.

Property EBITDA is a non-GAAP financial measure commonly used in CEC’s industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

Reconciliation of Property EBITDA

	Years Ended December 31,
(In millions)	2016	2015	2014
Net income/(loss) attributable to CEC	$(3,569)	$5,920	$(2,783)
Net income/(loss) attributable to non-controlling interests	822	132	(83)
Discontinued operations, net of income taxes	(3,380)	(155)	143
Income tax (benefit)/provision	27	(119)	(596)
Deconsolidation and restructuring of CEOC and other	5,758	(6,115)	95
Interest expense	599	683	2,669
Depreciation and amortization	439	374	658
Impairment of goodwill	—	—	695
Impairment of tangible and other intangible assets	—	1	299
Corporate expense	166	174	232
Other operating costs	89	152	203
CIE stock-based compensation	189	31	49

Property EBITDA	$1,140	$1,078	$1,581

Segment Property EBITDA

				2016 vs. 2015		2015 vs. 2014
	Years Ended December 31,			Increase/ (Decrease)		Increase/ (Decrease)
(Dollars in millions)	2016	2015	2014	$	%	$	%
CERP	$697	$672	$520	$25	3.7%	$152	29.2%
CGP	439	370	235	69	18.6%	135	57.4%
Other	4	5	4	(1)	(20.0)%	1	25.0%

Total CERP and CGP	1,140	1,047	759	93	8.9%	288	37.9%
CEOC	—	31	822	(31)	*	(791)	*

Total Consolidated CEC	$1,140	$1,078	$1,581	$62	*	$(503)	*

*	Not meaningful.

Reconciliation of Property EBITDA

	Three Months Ended March 31,
(In millions)	2017	2016
Net loss attributable to Caesars	$(546)	$(308)
Net income attributable to noncontrolling interests	22	34
Discontinued operations, net of income taxes	—	(33)
Income tax provision	72	7
Restructuring of CEOC and other	463	237
Interest expense	147	151
Depreciation and amortization	102	112
Corporate expense	33	41
Other operating costs	(3)	22
CIE stock-based compensation	—	13

Property EBITDA	$290	$276

Segment Property EBITDA(1)

	Three Months Ended March 31,		Fav/(Unfav)
(Dollars in millions)	2017	2016	$	%
CERP	$177	$164	$13	7.9%
CGP	114	111	3	2.7%
Other	(1)	1	(2)	*

Property EBITDA	$290	$276	$14	5.1%

*	Not meaningful.
(1)	See reconciliation of net income/(loss) to Property EBITDA by segment at Note 16 to the 2017 CEC Interim Financial Statements.

Liquidity and Capital Resources

Liquidity Discussion and Analysis

As described above, CEOC filed for reorganization under Chapter 11 of the Bankruptcy Code, and CEC deconsolidated CEOC effective January 15, 2015. As such, all amounts presented in the following analysis exclude the amounts related to CEOC as of December 31, 2016 and 2015, and for periods subsequent to the deconsolidation of CEOC.

As stated previously, there is substantial doubt as to CEC’s ability to continue as a going concern as it has limited unrestricted cash available to meet the financial commitments of CEC, primarily resulting from significant expenditures made to (1) defend CEC in the litigation discussed in Note 3 to the 2017 CEC Interim Financial Statements and (2) support the Restructuring. In addition, CEC has made material future commitments to support the Restructuring, and it is a defendant in litigation, including the Noteholder Disputes, and other noteholder disputes relating to certain CEOC transactions dating back to 2010, that if resolved against CEC would raise substantial doubt about its ability to continue as a going concern. See Note 1 to the 2017 CEC Interim Financial Statements for a full description.

CEC is a highly-leveraged company and had $6.9 billion in consolidated debt outstanding as of March 31, 2017. As a result, a significant portion of CEC’s liquidity needs are for debt service, including significant interest payments. As detailed in the table below, CEC’s estimated debt service (including principal and interest) for the remainder of 2017 is $526 million and $8.8 billion thereafter to maturity. See Note 9 to the

2017 CEC Interim Financial Statements for details of CEC’s debt outstanding, debt service requirements and restrictive covenants.

CEC is primarily a holding company with no independent operations, employees, or debt issuances of its own. It has ownership interests in CEOC, CERP and CGP. CEC has no requirement to fund the operations of CEOC, CERP, CGP, or their subsidiaries. CEC cash outflows are primarily used for corporate development opportunities, other corporate-level activity, litigation, and restructuring expenses associated with CEOC’s bankruptcy. CEC does not receive any financial benefit from CEOC during the bankruptcy, as all earnings and cash flows are retained by CEOC. In addition, because CEC has no operations of its own and due to the restrictions under its subsidiaries’ lending arrangements, CEC has limited ability to raise additional capital.

Consolidated cash and cash equivalents as of March 31, 2017 as shown in the table below, includes amounts held by CERP, CGP, and CES, which are not readily available to CEC. “Other” reflects amounts held by CEC and certain of its direct subsidiaries, included $109 million related to its insurance captives.

Summary of Cash and Revolver Capacity

	March 31, 2017
(In millions)	CERP	CGP	CES	Other
Cash and cash equivalents	$224	$1,031	$84	$115
Revolver capacity	270	160	—	—
Revolver capacity drawn or committed to letters of credit	—	—	—	—

Total	$494	$1,191	$84	$115

Annual Estimated Debt Service Requirements

(In millions)	Remaining 2017	2018	2019	2020	2021	Thereafter	Total
CERP	$360	$415	$425	$3,710	$1,280	$—	$6,190
CGP(1)	166	215	387	460	1,189	727	3,144

Total principal and interest	$526	$630	$812	$4,170	$2,469	$727	$9,334

(1)	See Note 14 in the 2017 CEC Interim Financial Statements for additional information about CGP’s debt.

CEC generated consolidated operating cash inflows of $308 million for the year ended December 31, 2016, including operating cash inflows of $227 million and $238 million from CERP and CGP, respectively. CEC’s cash flows from operations include outflows by CEC related to the Restructuring and by CES related to cash payments on behalf of its members for expenses accrued but not paid during 2015.

CEC generated consolidated operating cash inflows of $125 million for the three months ended March 31, 2017, including operating cash inflows of $135 million and $39 million from CERP and CGP, respectively. CEC’s cash flows from operations include outflows by CEC related to the Restructuring and other professional fees. In addition, CEC drew $34 million from the CIE Proceeds during the three months ended March 31, 2017, and $129 million remained available to CEC under the CIE Proceeds Agreement as of March 31, 2017.

CERP and CGP’s sources of liquidity are independent of one another and primarily include currently available cash and cash equivalents, cash flows generated from their operations, and borrowings under their separate revolving credit facilities (see Note 9 to the 2017 CEC Interim Financial Statements). Operating cash inflows are typically used for operating expenses, debt service costs, and working capital needs. CERP and CGP are highly leveraged, and a significant portion of their liquidity needs are for debt service, as summarized above.

CERP generated a net loss of $3 million during the year ended December 31, 2016, which includes the effect of non-cash items, including depreciation and amortization expense, of $279 million during the year. Other than additional depreciation and amortization expense compared with the prior year (described above), CERP’s operating activities were relatively stable and yielded operating cash flows of $227 million, a decrease of 5.8% from the prior year. The decrease was primarily due to the timing of interest payments, partially offset by the increase in net revenues discussed above.

CERP’s capital expenditures were $127 million during 2016 in support of its ongoing property renovations, a decrease of only 1.6% compared with the prior year. In 2016, CERP paid $426 million in interest, of which $396 million was incurred in 2016, and repaid $76 million, net, of debt primarily on its revolving credit facility ($181 million in payments less $105 million in revolver draws).

CERP generated net income of $6 million during the three months ended March 31, 2017, which includes the effect of non-cash items, including depreciation and amortization expense, of $56 million during the period. Other than additional depreciation and amortization expense compared with the prior year period (described above), CERP’s operating activities yielded operating cash flows of $135 million, a 32.4% increase from the prior year period. The increase was primarily due to improvement in operating results in 2017, including the increase in net revenues discussed above, the timing of payments for amounts due to affiliates, and other offsetting working capital fluctuations.

CERP’s capital expenditures were $31 million during the three months ended March 31, 2017, in support of its ongoing property renovations, an increase of $4 million, or 14.8%, compared with the prior year period. In addition to acquisitions of property and equipment, CERP also has commitments related to its long-term debt and, from time to time, its revolving credit facility. In 2017, CERP incurred $98 million of interest expense, of which $44 million was paid in cash, and repaid $48 million of debt, primarily on its revolving credit facility.

CGP generated a net loss from continuing operations of $175 million during the year ended December 31, 2016, which includes the effect of non-cash items, such as depreciation and amortization expense of $180 million, and elevated stock-based compensation expense of $189 million associated with acceleration of awards in advance of the sale of the SMG Business. CGP’s operating cash flows increased to $238 million, which is an improvement of $129 million compared with the prior year, primarily due to the improved operating results described above for CGP.

CGP’s capital expenditures were $71 million during the year, which was down $99 million compared with the prior year. For the year ended December 31, 2015, CGP’s capital expenditures were primarily related to The LINQ Hotel renovation. In addition to acquisitions of property and equipment, CGP paid $208 million in interest, of which $198 million was incurred in 2016, and repaid $72 million, net, of debt primarily on its revolving credit facility ($87 million in payments less $15 million in revolver draws).

CGP generated net income of $7 million during the three months ended March 31, 2017, which includes the effect of non-cash items, such as depreciation and amortization expense of $46 million. CGP’s operating cash flows decreased to $39 million, which is a reduction of $46 million compared with the prior year period primarily due to net working capital changes.

CGP’s capital expenditures were $34 million during the three months ended March 31, 2017, an increase of $21 million compared with the prior year period due to property renovations at Planet Hollywood during 2017. In addition to acquisitions of property and equipment, CGP also has commitments related to its long-term debt and revolving credit facility. In 2017, CGP incurred $48 million of interest expense, of which $30 million was paid in cash, and repaid $6 million in debt.

CERP and CGP’s ability to fund operations, pay debt obligations, and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond their control, and disruptions in capital markets and restrictive covenants related to their existing debt could impact their ability to fund liquidity needs, pay indebtedness, and secure additional funds through financing activities.

CEC believes that CERP and CGP’s cash flows from operations are sufficient to cover planned capital expenditures for ongoing property renovations during 2017 and estimated interest and principal payments due on long-term debt totaling $526 million. However, if needed, their existing cash and cash equivalents and their revolving credit facilities are available to further support operations during the next 12 months and the foreseeable future. In addition, restrictions under their lending arrangements generally prevent the distribution of cash to CEC, except for certain restricted payments.

The foregoing liquidity discussions are forward-looking statements based on assumptions as of the date of this filing that may or may not prove to be correct. Actual results may differ materially from CEC’s present expectations. Factors that may cause actual results to differ materially from present expectations include, without limitation, the results of ongoing bankruptcy proceedings of CEOC and the positive or negative changes in the operational and other matters assumed in preparing the CEC forecasts.

Capital Spending and Development

CEC incurs capital expenditures in the normal course of business, and it performs ongoing refurbishment and maintenance at its existing casino entertainment facilities to maintain its quality standards. CEC also continues to pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities, and online businesses that meet its strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by CEC’s operating activities and established debt programs, while cash used for development projects is typically funded from established debt programs, specific project financing, and additional debt offerings.

Summary of Consolidated Capital Expenditures

	Years Ended December 31,			Increase/(Decrease)
(In millions)	2016	2015	2014	2016 vs 2015	2015 vs 2014
Development	$3	$96	$360	$(93)	$(264)
Renovation/refurbishment	189	207	573	(18)	(366)
Other	28	38	58	(10)	(20)

Total capital expenditures	$220	$341	$991	$(121)	$(650)

Included in capital expenditures:
Capitalized payroll costs	$5	$5	$11
Capitalized interest	2	12	45

Summary of Capital Expenditures by Entity

	Years Ended December 31,
(In millions)	2016	2015	2014
CEOC	$—	$4	$249
CERP	127	129	179
CGP	71	170	558
CES	22	38	5

Total	$220	$341	$991

For the year ended December 31, 2016, capital expenditures were primarily related to hotel renovation projects at Harrah’s Las Vegas, Paris Las Vegas, and Planet Hollywood. During the year ended

December 31, 2015, capital expenditures were primarily related to The LINQ Hotel renovation and the Atlantic City Conference Center, which was still under construction in the first quarter of 2015. Capital expenditures decreased in 2015 compared with 2014 primarily due to expenditures in 2014 associated with the Horseshoe Baltimore development and renovations for The Cromwell, combined with the decline due to the deconsolidation of CEOC effective January 15, 2015.

Summary of Capital Expenditures

	Three Months Ended March 31,		Increase/ (Decrease)
(In millions)	2017	2016
Development	$—	$2	$(2)
Renovation/refurbishment	59	37	22
Other	13	5	8

Total capital expenditures	$72	$44	$28

Included in capital expenditures:
Capitalized payroll costs	$1	$—
Capitalized interest	1	—

For the three months ended March 31, 2017, capital expenditures were primarily related to hotel renovation projects at Planet Hollywood, as well as Harrah’s Atlantic City, Harrah’s Las Vegas, and Flamingo Las Vegas.

Projected Capital Expenditures for 2017

(In millions)	Low	High
CERP	$180	$230
CGP	150	195
CES	40	50

Total	$370	$475

CEC expects to fund these capital expenditures from cash flows generated by its operating activities. CES capital expenditures will be funded by its Members. CEC’s projected capital expenditures for 2017 include estimates for:

•	hotel remodeling projects at CGP’s Planet Hollywood, Bally’s Las Vegas, and Harrah’s New Orleans;

•	hotel remodeling projects at CERP’s Flamingo Las Vegas, Harrah’s Atlantic City, and Harrah’s Las Vegas;

•	hospitality and maintenance projects; and

•	IT, marketing, analytics, accounting, payroll, and other projects that benefit the operating structures.

CEC’s planned development projects, if they proceed, will require, individually and in the aggregate, significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects are contingent upon, among other things, negotiation of final agreements and receipt of approvals from the appropriate political and regulatory bodies. CEC must also comply with covenants and restrictions set forth in its debt agreements.

There are various risks and uncertainties and the expected capital expenditures set forth above may change for various reasons, including CEC’s financial performance, market conditions and the CEOC bankruptcy process.

Summary of Debt and Revolving Credit Facility Cash Flows from Financing Activities

	December 31, 2016		December 31, 2015
(In millions)	Proceeds	Repayments	Proceeds	Repayments
CERP Term Loan	$—	$(25)	$—	$(25)
CERP Senior Secured Revolving Credit Facility	105	(145)	230	(330)
CGPH Senior Secured Term Loan	—	(12)	—	(12)
CGPH Senior Secured Revolving Credit Facility	15	(60)	80	(35)
Horseshoe Baltimore Credit Facility	—	(3)	—	—
Horseshoe Baltimore FF&E Facility	—	(5)	—	(3)
Cromwell Credit Facility	—	(3)	—	(10)
Other Debt Activity	—	(10)	—	(25)
Capital Lease Payments	—	(5)	—	(10)

Total	$120	$(268)	$310	$(450)

Related-Party Transactions

CEC participates with its subsidiaries, including CEOC, in marketing, purchasing, insurance, employee benefit, and other programs that are defined, negotiated and managed by CEC. CEC believes that participating in these consolidated programs is beneficial in comparison to the cost and terms for similar programs that it could negotiate on a standalone basis. For a more complete description of the nature and extent of these transactions, see Note 18 to the 2016 CEC Financial Statements.

Contractual Obligations and Commitments

The table below summarizes CEC’s contractual obligations and other commitments through their respective maturity or ending dates as of December 31, 2016. There have been no material changes with regard to contractual obligations or other commitments since December 31, 2016.

	Payments due by Period(1)
(In millions)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Debt, face value	$6,946	$87	$273	$5,899	$687
Capital lease obligations	2	2	—	—	—
Estimated interest payments(2)	2,520	570	1,170	740	40
Operating lease obligations	1,139	43	76	76	944
Purchase order obligations	378	230	112	24	12
Community reinvestment	47	6	12	12	17
Construction commitments	50	50	—	—	—
Entertainment obligations(3)	2	2	—	—	—
Other contractual obligations(4)	84	25	25	17	17

Total contractual obligations	$11,168	$1,015	$1,668	$6,768	$1,717

(1)	In addition to the contractual obligations disclosed in this table, CEC has unrecognized tax benefits for which, based on uncertainties associated with the items, it is unable to make reasonably reliable estimates of the period of potential cash settlements, if any, with taxing authorities.
(2)	Estimated interest for variable-rate debt included in this table is based on the 1-month and 3-month LIBOR curve available as of December 31, 2016. Estimated interest includes interest related to capital leases.
(3)	Entertainment obligations represent obligations to pay performers that have contracts for future performances. This amount does not include estimated obligations for future performances where payment is only guaranteed when the performances occur and/or is based on factors contingent upon the profitability of the performances.
(4)	Primarily includes licensing, management, and other fees.

Management of Caesars Entertainment Corporation

Board of Directors

As of March 31, 2017, the authorized number of members of the board of directors of CEC was eleven directors. As described under “Certain Governance Matters Following the Merger—New CEC Board of Directors”, following the Merger, the composition of CEC’s board of directors will be substantially different. The information presented below, including as to the term of each director and the expiration thereof, does not give effect to the Merger and the Restructuring.

Pursuant to CEC’s certificate of incorporation, CEC’s board of directors is divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. The names and ages of CEC’s directors as of March 31, 2017 are:

Name	Age	Director Since	Position(s)
Class I Directors whose terms will expire in 2019
Jeffrey Benjamin	55	2008	Director
Fred Kleisner	72	2013	Director
Bernard Zuroff	61	2016	Director

Class II Directors whose terms will expire in 2020
Mark Frissora	61	2015	Director, President and Chief Executive Officer
Eric Press	51	2008	Director
David Sambur	37	2010	Director
Richard Schifter	64	2017	Director

Class III Directors whose terms will expire in 2018
Gary Loveman	57	2000	Director, Chairman of the Board
David Bonderman	74	2008	Director
Marc Rowan	54	2008	Director
Christopher Williams	59	2008	Director

The following is a brief description of the background and business experience of each of CEC’s directors as of March 31, 2017 (except as otherwise specified):

Class I Directors (Current Term Will Expire in 2019)

Jeffrey Benjamin became a member of CEC’s board of directors in January 2008 upon consummation of the acquisition of CEC by affiliates of the Sponsors (the “Acquisition”). Mr. Benjamin has nearly 25 years of experience in the investment industry and has extensive experience serving on the boards of directors of other public and private companies, including Mandalay Resort Group, another gaming company. He has been senior advisor to Cyrus Capital Partners since June 2008 and serves as a consultant to Apollo with respect to investments in the gaming industry. He was a senior advisor to Apollo from 2002 to 2008. He previously served on the boards of directors of Chemtura Corporation, Spectrum Group International, Inc., Goodman Global Holdings, Inc., Dade Behring Holdings, Inc., Chiquita Brands International, Inc., McLeod USA, Mandalay Resort Group, and Virgin Media Inc. and Exco Resources, Inc. Mr. Benjamin is the Chairman of the board of directors of A-Mark Precious Metals, Inc. and also serves on the boards of directors of American Airlines Group Inc. He holds a bachelor’s degree from Tufts University and a master’s degree from the Massachusetts Institute of Technology Sloan School of Management. He is also a member of CEC’s Human Resources Committee and was elected as a member of CEC’s board of directors because the CEC board of directors concluded that Mr. Benjamin’s extensive experience in the gaming and investment industries, as well as his extensive directorial experience, provide the CEC board of directors with a wealth of knowledge regarding the operational issues facing companies in the gaming industry and a business acumen essential to guiding CEC’s strategy.

Fred Kleisner became a member of CEC’s board of directors in July 2013. Mr. Kleisner has been Senior Advisor of Morgans Hotel Group Co. since 2006, served as the President and Chief Executive Officer of Hard Rock Hotel Holdings LLC from December 2007 through March 2011, and also served as the President and Chief Executive Officer of Morgans Hotel Group Co. from September 2007 through April 2011. He has also served in management positions with Rex Advisors, LLC, Wyndham International, Inc., and Starwood Hotels & Resorts Worldwide, Inc., Westin Hotels and Resorts, Interstate Hotels Company, The Sheraton Corporation and Hilton Hotels, Corp. Mr. Kleisner currently serves as a director of Ashford Hospitality Trust, Kindred Healthcare, Inc. and Playtime, LLC, as a member of the board of managers of Ambridge Hospitality, and on the Advisory Council of Michigan State University’s Broad School of Business, Hospitality Business/Real Estate Investment Management Program. He previously served on the boards of directors of Apollo Residential Mortgage, Inc., Hard Rock Holdings, LLC, the Museum of Arts & Design, NYC, as a trustee/director for the Culinary Institute of America, and as a trustee of National Outdoor Leadership School. He holds a degree from The School of Hospitality Business at Michigan State University. Mr. Kleisner serves as a member of CEC’s Audit Committee and 162(m) Plan Committee and was elected as a member of CEC’s board of directors because the board concluded that Mr. Kleisner’s extensive experience in the management and operation of the companies in the hospitality and entertainment industry enable him to provide the board of directors with a wealth of knowledge regarding operational issues facing companies in the hospitality and entertainment industry and a business acumen essential to guiding CEC’s strategy.

Bernard Zuroff became a member of CEC’s board of directors in November 2016. Mr. Zuroff is a consultant and associate for Vertical Partners, a real estate development company. He previously held the position of Group Vice President, Secretary, and General Counsel at McLeodUSA, Inc. from August 2006 through February 2008. He has practiced law for over 23 years in both private practice and as corporate in-house counsel and has over nine years of experience in the telecommunications industry. Specifically, from October 2004 to August 2006, Mr. Zuroff was an independent consultant in the telecommunications industry. He also served as General Counsel, Executive Vice President and Secretary of ICG Communications Inc. from October 2000 to October 2004. Prior to this position, Mr. Zuroff was the Assistant General Counsel and Corporate Attorney of ICG Communications Inc. since July 1996. Before joining ICG Communications Inc., he had 11 years of experience as an attorney with Gorsuch Kirgis, LLP, the Resolution Trust Company and Infotel, Inc. Mr. Zuroff has a Bachelor of Arts degree in accounting from Carroll College, a law degree from the University of Montana, and an LLM in taxation law from New York University. He served on the board of directors of Fisker Automotive, Inc. from November 2012 to November 2014 and previously served on the board of trustees of InnKeepersUSA, Inc. from July 2010 to October 2011. He is also a member of CEC’s Audit Committee and 162(m) Plan Committee. Due to Mr. Zuroff’s experience and wealth of knowledge regarding real-estate related investments and legal background, he provides CEC’s board of directors with valuable knowledge and insight into investment related matters as well as legal risks relevant to CEC.

Class II Directors (Current Term Will Expire in 2020)

Mark Frissora became a member of CEC’s board of directors in February 2015. Mr. Frissora serves as CEC’s Chief Executive Officer and President. Mr. Frissora has 40 years of business experience that spans all levels of management and functional roles, including Chairman and CEO of two Fortune 500 companies over the last 14 years. Prior to joining CEC, he served as the Chairman and Chief Executive Officer of Hertz Global Holdings, Inc. from July 2006 until September 2014. Prior to joining Hertz in July 2006, Mr. Frissora led

Tenneco, Inc., where he served as Chairman and Chief Executive Officer from January 2000 to July 2006. His past positions include positions in sales, marketing and brand management at General Electric, as well as senior roles overseeing supply chain, engineering and manufacturing at Tenneco and positions at Aeroquip-Vickers Corporation and Philips NV. He also serves as a director of Delphi Automotive PLC, where he is a member of its nominating and governance committee and chairman of its compensation committee. Mr. Frissora previously served on the boards of directors of Walgreens Boots Alliance, FMC Corporation and NCR Corporation, in addition to Hertz and Tenneco. Mr. Frissora holds a bachelor’s degree from The Ohio State University and has completed executive development programs at Babson College and the Thunderbird International School of Management. He is a member of the CEO Roundtables of the American Gaming Association and the U.S. Travel Association. Mr. Frissora was elected as a member of CEC’s board because of his significant operational background and his past experience in leading large, complex consumer-facing organizations. He also serves as the chairman of the CEC Executive Committee.

Eric Press became a member of CEC’s board of directors in January 2008 upon consummation of the Acquisition. Mr. Press has been a Senior Partner at Apollo since 2007 and has been a Partner of other Apollo entities since 1998. Mr. Press has nearly 20 years of experience in financing, analyzing, investing in and/or advising public and private companies and their boards of directors. Mr. Press currently serves on the boards of directors of Apollo Commercial Real Estate Finance, Inc., Princimar Chemical Holdings, LLC, DSB Parent, L.P., Constellis Holdings, LLC, Prime Security Services Borrower, LLC and the Rodeph Sholom School. He previously served on the boards of directors of the Innkeepers Trust USA, Wyndham International, Inc., Quality Distribution, Inc. AEP Industries, Inc., Metals USA Holdings Corp., WMC Finance Corp., Prestige Cruise Holdings, Inc., Athene Holding, Ltd., Affinion Group Holdings, Inc., Noranda Aluminum Holding Corporation and Verso Corporation. Mr. Press graduated magna cum laude from Harvard University with a bachelor’s degree in economics and received his law degree from Yale Law School. Mr. Press has extensive experience in financing, analyzing, investing in and/or advising public and private companies and their boards of directors, and, as such, he provides CEC’s board of directors with key insights and knowledge into financing and investment matters, as well as general management experience.

David Sambur became a member of CEC’s board of directors in November 2010. Mr. Sambur is a Senior Partner of Apollo, having joined in 2004. Mr. Sambur has experience in financing, analyzing, investing in and/or advising public and private companies and their boards of directors. Prior to joining Apollo, Mr. Sambur was a member of the Leveraged Finance Group of Salomon Smith Barney Inc. Mr. Sambur serves on the boards of directors of AP Gaming Holdco, Inc., CAC, CEOC, Coinstar, LLC, Diamond Resorts International Inc., Rackspace Inc., EcoATM, LLC, and Redbox Automated Retail, LLC. Mr. Sambur previously served on the boards of directors of Hexion Holdings, LLC, Momentive Performance Materials, Inc. and Verso Paper Corporation. Mr. Sambur is also a member of the Mount Sinai Department of Medicine Advisory Board. Mr. Sambur graduated summa cum laude and Phi Beta Kappa from Emory University with a bachelor’s degree in economics. He is a member of CEC’s Executive Committee and Nominating and Corporate Governance Committee. Mr. Sambur’s experience in financing, analyzing, investing in and advising public companies and their boards of directors provides CEC’s board of directors with key insights and knowledge into financing and investment matters and guidance on strategic and operational issues.

Richard Schifter became a member of CEC’s board of directors in May 2017. Mr. Schifter is a senior advisor at TPG. He was a partner at TPG from 1994 through 2013. Prior to joining TPG, Mr. Schifter was a partner at the law firm of Arnold & Porter in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring. He joined Arnold & Porter in 1979 and was a partner from 1986 through 1994. Mr. Schifter currently serves on the boards of directors of EverBank Financial Corp. and American Airlines Group and on the board of overseers of the University of Pennsylvania Law School. Mr. Schifter is also a member of the board of directors of Youth, I.N.C. (Improving Non-Profits for Children). Mr. Schifter received a B.A. with distinction from George Washington University and a law degree, cum laude from the University of Pennsylvania Law School in 1978. He is a member of CEC’s Executive Committee, the Finance Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee. Mr. Schifter’s

extensive directorial experience and expertise in corporate restructuring enable him to provide CEC’s board of directors with valuable insight and guidance on strategic matters of CEC.

Class III Directors (Current Term Will Expire in 2018)

Gary Loveman has been Chairman of CEC’s board of directors since January 2005 and has been a member of CEC’s board of directors since February 2000. He served as CEC’s Chief Executive Officer from January 2003 until July 2015 and President from April 2001 until July 2015. Since October 2015, Mr. Loveman has served as Executive Vice President of Aetna, Inc. Consumer Health and Services. He has over 15 years of experience in retail marketing and service management, and he previously served as an associate professor at the Harvard University Graduate School of Business. Mr. Loveman also serves as chairman of the board of directors of CEOC. He previously served on the boards of directors of Coach, Inc. and FedEx Corporation. He holds a bachelor’s degree from Wesleyan University and a Ph.D. in economics from the Massachusetts Institute of Technology. Mr. Loveman’s distinguished career and experience in retail marketing and service management provide valuable experience to the board of directors. His long service on CEC’s board provides continuity to the board and enables Mr. Loveman to contribute valuable insight and guidance on important issues facing the business of CEC.

David Bonderman became a member of CEC’s board of directors in January 2008 upon consummation of the Acquisition. Mr. Bonderman is a founding partner of TPG, one of the world’s largest private equity investment firms. Prior to forming TPG in 1992, Mr. Bonderman was Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone Group, L.P.) in Fort Worth, Texas. Mr. Bonderman serves or has served on the board of directors of several public companies, including: Armstrong World Industries, Inc.; Burger King Holdings, Inc.; CoStar Group, Inc.; Gemalto N.V.; General Motors Company; Kite Pharma, Inc., Pace Holdings Corp., and Ryan Air Holdings, plc, of which he is Chairman. Mr. Bonderman also serves or has served on the board of directors of several private companies, including: IASIS Healthcare, LLC; Univision Communications, Inc.; and XOJET, Inc. He holds a bachelor’s degree from the University of Washington and a law degree from Harvard University. Mr. Bonderman was elected as a member of CEC’s board of directors because the board concluded that Mr. Bonderman’s extensive experience in investment and finance matters, as well as his extensive directorial experience and deep understanding of operational issues, enable Mr. Bonderman to provide CEC’s board with valuable insight and guidance on strategic and operational issues of CEC.

Marc Rowan became a member of CEC’s board of directors in January 2008 upon consummation of the Acquisition. Mr. Rowan is a co-founder and Senior Managing Director of Apollo, a leading alternative asset manager focused on contrarian and value-oriented investments across private equity, credit-oriented capital markets and real estate, a position he has held since 1990. He currently serves on the boards of directors, among other entities, of Apollo, Athene Holding Ltd. and CAC. He previously served on the boards of directors of AMC Entertainment, Inc., Beats Music, LLC (until its acquisition by Apple Inc.), CableCom Gmbh, Countrywide PLC, Culligan Water Technologies, Inc., Furniture Brands International, Inc., Mobile Satellite Ventures, L.P., National Cinemedia, Inc., National Financial Partners, Inc., New World Communications, Inc., New York REIT, Inc., Norwegian Cruise Lines Inc., Quality Distribution, Inc., Samsonite Corporation, SkyTerra Communications, Inc., Unity Media SCA, Vail Resorts, Inc., Wyndham International, Inc. and CEOC (until March 18, 2016). He is a founding member and Chairman of Youth Renewal Fund, Vice Chair of the Board of Overseers of The Wharton School and a member of the University of Pennsylvania’s Board of Trustees. He serves on the boards of directors of Jerusalem Online and the New York City Police Foundation. Mr. Rowan graduated summa cum laude from the University of Pennsylvania’s Wharton School of Business with a bachelor’s degree and an M.B.A. in finance. Mr. Rowan is a member of CEC’s Human Resources Committee and Finance Committee. Mr. Rowan was elected as a member of CEC’s board of directors because the board concluded that Mr. Rowan’s extensive experience in value-oriented investments, credit-oriented capital markets and real estate, as well as his extensive directorial experience, enable Mr. Rowan to provide CEC’s board of directors with insight and guidance on strategic matters of CEC.

Christopher Williams became a member of CEC’s board of directors in April 2008. Mr. Williams has been Chairman of the board of directors and Chief Executive Officer of Williams Capital Group, L.P., an investment bank, since 1994, and Chairman of the Board and Chief Executive Officer of Williams Capital Management, LLC, an investment management firm, since 2002. Mr. Williams also serves on the boards of directors for Cox Enterprises, Inc., The Clorox Company, and Ameriprise Financial, Inc., Mr. Williams also serves on the board of directors of the Lincoln Center for the Performing Arts and The Partnership for New York City and is also chairman of the board of overseers of the Tuck School of Business at Dartmouth College. He previously served on the board of directors of Wal-Mart Stores, Inc. He is Chairman of CEC’s Audit Committee and is a member of the 162(m) Plan Committee. Mr. Williams holds a bachelor’s degree from Howard University and an M.B.A. from Dartmouth College’s Tuck School of Business. Mr. Williams was elected as a member of CEC’s board of directors because CEC’s board of directors concluded that Mr. Williams’ extensive management experience in investment banking provides CEC’s board of directors with a wealth of knowledge regarding business operations and business strategy, as well as valuable financial and investment experience essential to guiding CEC’s strategy.

Impact of the Emergence Transactions on Corporate Governance

Following the Plan Effective Time, CEC expects that it will no longer be controlled by the Sponsors. CEC will have a one-year transition period in which to comply with the NASDAQ corporate governance requirements that a majority of the CEC board of directors, and that the CEC HRC and its nominating and corporate governance committee consist of independent directors. The Plan requires that, at the Merger Effective Time, CEC’s board of directors consist of 11 directors, eight of whom will be “independent” under the terms of the Plan. Further, the Plan requires that CEC’s classified board structure be phased-out over three years. Accordingly, assuming the Merger is consummated, the composition of CEC’s board of directors will be substantially different from its current composition. See “Certain Governance Matters Following the Merger—New CEC Board of Directors.”

Director Independence

Hamlet Holdings, the members of which are comprised of five individuals affiliated with the Sponsors, as of June 13, 2017, beneficially owned approximately 58.8% of CEC Common Stock pursuant to the CEC Irrevocable Proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares, and, as a result, the Sponsors have the power to elect all of CEC’s directors. Therefore, CEC is a “controlled company” under NASDAQ listing standards, and CEC has elected not to comply with the NASDAQ corporate governance requirement that a majority of CEC’s board of directors and its human resources (i.e., compensation) and nominating and corporate governance committees consist of independent directors. See “Certain Relationships and Related Party Transactions of Caesars Entertainment Corporation.”

CEC’s board of directors affirmatively determines the independence of each director and director nominee in accordance with guidelines it has adopted, which include all elements of independence set forth in the applicable NASDAQ listing standards. These guidelines are contained in CEC’s Corporate Governance Guidelines, which are posted on the Corporate Governance page of CEC’s web site located at http://investor.caesars.com.

As of the date of this joint proxy statement/prospectus, CEC’s board of directors consisted of 11 members: Gary Loveman, Jeffrey Benjamin, David Bonderman, Mark Frissora, Fred Kleisner, Eric Press, Marc Rowan, David Sambur, Richard Schifter, Christopher Williams and Bernard Zuroff. Lynn Swann resigned from the Board in June 2016, and Kelvin Davis did not stand for reelection at CEC’s 2017 annual meeting of stockholders. Based upon the NASDAQ listing standards, CEC does not believe that Messrs. Loveman, Benjamin, Bonderman, Frissora, Press, Rowan, Sambur or Schifter would be considered independent because of their relationships with certain affiliates of the Sponsors or other relationships with CEC.

Mr. Loveman, CEC’s former President and Chief Executive Officer and its current Chairman of the Board, was appointed to CEC’s board of directors in February 2000, and was appointed as CEC’s Chairman in January

2005 in connection with his employment agreement. Mr. Loveman’s employment agreement terminated effective December 31, 2016, however, Mr. Loveman continues to serve as CEC’s Chairman. Mr. Frissora was appointed to CEC’s board of directors in February 2015 in connection with his employment. Pursuant to the Stockholders’ Agreement, Messrs. Benjamin, Press, Rowan and Sambur were appointed to CEC’s board of directors as a consequence of their respective relationships with Apollo, and Messrs. Bonderman and Schifter were appointed to CEC’s board of directors as a consequence of their respective relationships with TPG.

CEC’s board of directors has affirmatively determined that Messrs. Kleisner, Williams and Zuroff are, and Mr. Swann during his tenure in 2016 was, independent from CEC’s management under the NASDAQ listing standards. CEC’s board of directors has also affirmatively determined that Messrs. Kleisner, Swann, Williams and Zuroff, the members of CEC’s Audit Committee during 2016, meet the independence requirements of Rule 10A-3 of the Exchange Act.

Executive Officers

Executive officers are elected annually, serve at the discretion of CEC’s board of directors and hold office until their successors are duly elected and qualified or until their earlier resignation or removal. There are no family relationships among any of CEC’s directors or executive officers. Gary Loveman serves as Chairman of the board of directors and served as Chief Executive Officer and President until July 1, 2015. His business experience is discussed above. Mark Frissora serves as Director and President and Chief Executive Officer. His business experience is discussed above. Other executive officers and their ages as of March 31, 2017 are (except as otherwise specified):

Name	Age	Position
Janis Jones Blackhurst	68	Executive Vice President of Public Policy and Corporate Responsibility
Richard Broome	58	Executive Vice President of Public Affairs and Communications
Timothy Donovan	61	Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer
Eric Hession	42	Executive Vice President and Chief Financial Officer
Thomas Jenkin	62	Global President of Destination Markets
Robert Morse	61	President of Hospitality
Les Ottolenghi	55	Executive Vice President and Chief Information Officer
Ruben Sigala	41	Executive Vice President and Chief Marketing Officer
Christian Stuart	38	Executive Vice President, Gaming and Interactive Entertainment
Mary Thomas	51	Executive Vice President, Human Resources
Steven Tight	61	President, International Development

Ms. Jones Blackhurst currently serves as CEC’s Executive Vice President of Public Policy and Corporate Responsibility. Prior to her current role, she served as CEC’s Executive Vice President, Communications and Government Relations in November 2011 through May 2017. She served as CEC’s Senior Vice President of Communications and Government Relations from November 1999 to November 2011. Prior to joining CEC, Ms. Blackhurst served as Mayor of Las Vegas from 1991 to 1999.

Mr. Broome became CEC’s Executive Vice President of Public Affairs and Communications in January 2016. Prior to joining CEC, Mr. Broome served as the Executive Vice President, Corporate Affairs and Communications of Hertz Holdings and Hertz from March 2013 through July 2015. Previously, Mr. Broome served as Senior Vice President, Corporate Affairs and Communications of Hertz Holdings and Hertz from March 2008 to March 2013, and as Vice President, Corporate Affairs and Communications from August 2000 to March 2008.

Mr. Donovan became CEC’s Executive Vice President in November 2011, General Counsel in April 2009 and CEC’s Chief Regulatory and Compliance Officer in January 2011. He served as Senior Vice President from

April 2009 to November 2011. Prior to joining CEC, Mr. Donovan served as Executive Vice President, General Counsel and Corporate Secretary of Republic Services, Inc. from December 2008 to March 2009 after a merger with Allied Waste Industries, Inc., where he served in the same capacities from April 2007 to December 2008. Mr. Donovan earlier served as Executive Vice President-Strategy & Business Development and General Counsel of Tenneco, Inc. from July 1999 to March 2007.

Mr. Hession became CEC’s Executive Vice President and Chief Financial Officer in January 2015 and was CEC’s Senior Vice President and Treasurer starting in November 2011. Mr. Hession joined CEC in December of 2002 and held many roles in both operations and corporate finance over his tenure with CEC. Prior to his employment with CEC, Mr. Hession spent five years with Merck and Company working in various capacities in Pennsylvania and North Carolina and at its New Jersey corporate headquarters.

Mr. Jenkin became CEC’s Global President of Destination Markets in May 2013. He served as President of Operations from November 2011 through May 2013. He served as Western Division President from January 2004 through November 2011. He served as Senior Vice President-Southern Nevada from November 2002 to December 2003 and Senior Vice President and General Manager-Rio from July 2001 to November 2002.

Mr. Morse became CEC’s President of Hospitality in April 2014. Prior to joining CEC, he served as Chief Operating Officer for the Americas region of Intercontinental Hotel Group (“IHG”) from February 2012 through April 2014. In his prior role, he was responsible for leading IHG’s operations for franchised and managed hotels, including InterContinental Hotels & Resorts, Crowne Plaza Hotels & Resorts, Hotel Indigo, Holiday Inn Hotels & Resorts, Holiday Inn Express, Staybridge Suites and Candlewood Suites. Mr. Morse joined IHG from Noble Investment Group, where he served as managing principal and Chief Operating Officer from February 2005 through October 2011.

Mr. Ottolenghi became CEC’s Executive Vice President and Chief Information Officer in January 2016. Prior to joining CEC in early 2016, Mr. Ottolenghi held the same role at Las Vegas Sands Corporation from June 2013 to August 2015. Mr. Ottolenghi was also the founder and served as CIO of Plat4m Technologies, formerly Firebox, LLC, from August 2007 to May 2013.

Mr. Sigala became CEC’s Executive Vice President and Chief Marketing Officer in December 2016. He previously served as Senior Vice President and Chief Analytics Officer for the Enterprise Analytics division. Mr. Sigala has been employed with CEC since August 2005 and has held various roles in revenue management, business intelligence, planning and analysis and business strategy. Prior to joining CEC, he worked for Princess Cruises within its analytics organization and as a consultant in Ernst and Young’s national cash management practice.

Mr. Stuart currently serves as CEC’s Executive Vice President, Gaming and Interactive Entertainment, as of May 2017 and also serves as Senior Vice President and the Chief of Staff to CEC’s President and CEO Mark Frissora, a role in which he has served since June 2015. In addition, he serves as Regional Chief Marketing Officer in Las Vegas since May 2016. Prior to his current roles, he served as General Manager of the Cromwell, Flamingo and The LINQ Resorts from February 2013 through June 2015. Mr. Stuart also served as Regional Vice President of Finance, Harrah’s New Orleans from July 2010 through January 2013. He also served as Group Head of Planning & Analysis of the London Clubs International Division of CEC from August 2007 through June 2010. Mr. Stuart began his career with CEC in 2005 at Harrah’s New Orleans as Director of Planning and Analysis for the Gulf Coast Region.

Ms. Thomas became CEC’s Executive Vice President, Human Resources in November 2011. She served as CEC’s Senior Vice President, Human Resources from January 2006 to November 2011. Prior to joining CEC, Ms. Thomas served as Senior Vice President, Human Resources North America for Allied Domecq Spirits & Wines from October 2000 to December 2005.

Mr. Tight became CEC’s President, International Development in July 2011. Prior to joining CEC, Mr. Tight served as Chief Executive Officer of Aquiva Development from August 2008 to August 2009 and Chief Executive Officer of Al Sharq Investment in Dubai from December 2004 to July 2008. Mr. Tight earlier served in roles of increasing responsibility for the Walt Disney Company as Senior Vice President International Development from March 2000 to April 2004, and earlier as Vice President of Business Development from July 1996 to February 2000 and as Vice President of Finance from July 1992 to June 1996.

Executive Compensation of Caesars Entertainment Corporation in 2016

Compensation Risk Assessment

The Human Resources Committee of CEC’s board of directors (the “CEC HRC”) has evaluated CEC’s compensation structure from the perspective of enterprise risk management and the terms of CEC’s compensation policies generally. As discussed below, CEC’s executive compensation practices are intended to compensate executives primarily on performance, with a large portion of potential compensation at risk. The CEC HRC has set senior executive compensation with two driving principles in mind: (1) delivering financial results to CEC’s stockholders and (2) ensuring that CEC’s customers receive a great experience when visiting CEC’s properties. To that end, the CEC HRC has historically set CEC’s senior executive compensation so that at least 50% of CEC’s senior executives’ total compensation is at risk based on these objectives. In addition, the CEC HRC has the authority to clawback bonuses paid to participants in the event of a termination for cause or material noncompliance resulting in financial restatement by a plan participant. As a result, together with the restrictions placed on CEC by gaming, compliance and other regulations, the CEC HRC does not believe that CEC’s compensation policies and practices provide incentives to take inappropriate business risks.

Named Executive Officers

CEC’s named executive officers in 2016 were Mark Frissora (President and Chief Executive Officer), Gary Loveman (former President and Chief Executive Officer of CEC and current Chairman of the CEC board of directors), Eric Hession (Executive Vice President and Chief Financial Officer), Thomas Jenkin (Global President of Destination Markets), Timothy Donovan (Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer), and Robert Morse (President, Hospitality).

Compensation Discussion and Analysis

Executive Summary

Adjusted EBITDA (as further defined below under “—Elements of Compensation—Cash Incentive Payments—Senior Executive Incentive Plan and Annual Management Bonus Plan”) results for 2016 were $2,516 million. Customer satisfaction, measured through CEC’s customer surveys, continued to improve, reaching record high results in 2016.

The CEC HRC set senior executive compensation with two driving principles in mind: (1) delivering financial results to CEC’s stockholders and (2) ensuring that CEC’s customers have a great experience when visiting its properties. To that end, the CEC HRC has historically set CEC’s senior executive compensation so that at least 50% of its senior executives’ total compensation is based on these objectives:

•	The most significant compensation plan that is directly affected by the attainment of performance goals is CEC’s Annual Management Bonus Plan (the “Bonus Plan”). The financial measure for the Caesars Entertainment Corporation 2009 Senior Executive Incentive Plan (the “Senior Executive Incentive Plan”) is EBITDA. The financial measurement used to determine the bonus under the Bonus Plan is Adjusted EBITDA. The non-financial measurement used to determine plan payments for all participants is customer satisfaction, as measured by a third party from customer surveys of the loyalty program in which CEC participates (“Total Rewards”).

•	The 2016 annual cash incentives paid to CEC’s named executive officers were based on its Adjusted EBITDA of $2,516 million and customer satisfaction improvement of 4.1%. The EBITDA results reached 106% of plan. The CEC HRC approved the corporate score of 125 points in December 2016.

CEC has adopted the CEC 2012 PIP, pursuant to which CEC grants annual equity awards to maintain a competitive long-term incentive program. In 2016, CEC granted a target value under CEC’s long-term incentive program made up solely of CEC Restricted Stock Units (“RSUs”) for Mr. Frissora, Jenkin, Hession, Morse and Donovan. Mr. Loveman did not participate in this annual RSU grant. The equity compensation analysis performed by Towers Watson and the available shares under the CEC 2012 PIP were considered when determining the mix for each participant.

CEC’s named executive officers received an increase in base salary in 2016. Mr. Frissora received an increase in base salary of 11.1% to $2,000,000, approved and effective July 5, 2016. Messrs. Jenkin, Hession, Morse and Donovan each received a 2.5% increase in base salary, effective October 1, 2016.

2016 Say-on-Pay Vote

At the 2016 Annual Meeting, the stockholders approved, on an advisory basis, CEC’s named executive officer compensation. Approximately 96% of the votes cast on the 2016 say-on-pay vote were in favor of CEC’s named executive officer compensation. In 2016, the stockholders approved, on an advisory basis, holding future say-on-pay votes every three years (the “say-on-frequency” vote). In light of the result of the 2016 say-on-frequency vote, the CEC HRC decided that CEC will present future say-on-pay votes every three years until the next required say-on-frequency vote. Accordingly, CEC expects that the next say-on-pay vote will occur at its 2019 Annual Meeting.

Process

CEC’s Human Resources Committee. The CEC HRC serves as CEC’s compensation committee with the specific purpose of designing, approving, and evaluating the administration of its compensation plans, policies and programs. The purpose of the CEC HRC is to ensure that CEC’s compensation programs are designed to encourage high performance, promote accountability and align employee interests with the interests of CEC’s stockholders. The CEC HRC is also charged with reviewing and approving the compensation of the Chief Executive Officer and CEC’s other senior executives, including all of the named executive officers. The CEC HRC operates under CEC’s Human Resources Committee Charter. The CEC HRC Charter was last updated on February 21, 2013. It is reviewed no less than once per year with any recommended changes presented to CEC’s board of directors for approval.

The CEC HRC currently consists of Messrs. Benjamin, Rowan and Schifter. The qualifications of the CEC HRC members stem from roles as corporate leaders, private investors and board members of several large corporations. Their knowledge, intelligence and experience in company operations, financial analytics, business operations and understanding of human capital management enable the members to carry out the objectives of the CEC HRC. CEC has chosen the “controlled company” exception under the NASDAQ listing standards which exempts CEC from the requirement that CEC have a compensation committee composed entirely of independent directors.

In fulfilling its responsibilities, the CEC HRC is entitled to delegate any or all of its responsibilities to a subcommittee of the CEC HRC or to specified executives of CEC, except that it may not delegate its responsibilities for any matters where it has determined such compensation is intended to comply with the exemptions under Section 16(b) of the Exchange Act.

In February 2009, CEC’s board of directors formed the 162(m) Plan Committee. Messrs. Williams, Kleisner and Zuroff are members of the 162(m) Plan Committee. The purpose of the 162(m) Plan Committee is to administer the Senior Executive Incentive Plan.

CEC HRC Consultant Relationships. The CEC HRC has the authority to engage services of independent legal counsel, consultants and subject matter experts in order to analyze, review, recommend and approve actions with regard to compensation of members of CEC’s board of directors, executive officer compensation, or general compensation and plan provisions. CEC provides for appropriate funding for any such services commissioned by the CEC HRC. These consultants are used by the CEC HRC for purposes of executive compensation review, analysis and recommendations. The CEC HRC has engaged and expects to continue to engage external consultants for the purposes of determining Chief Executive Officer and other senior executive compensation. However, with respect to 2016 compensation, the CEC HRC did not engage any consultants. Rather, consultants were engaged by CEC’s Human Resources executives, and these consultants helped formulate information that was then provided to the CEC HRC. See “Role of Outside Consultants in Establishing Compensation” below.

2016 CEC HRC Activity

During four meetings in 2016, as delineated in the Human Resources Committee Charter and as outlined below, the CEC HRC performed various tasks in accordance with its assigned duties and responsibilities, including:

•	Chief Executive Officer Compensation: Reviewed and approved corporate goals and objectives relating to the compensation of the current and former Chief Executive Officer, evaluated the performance of the current and former Chief Executive Officer in light of these approved corporate goals and objectives and relative to peer group, and evaluated and awarded the equity compensation and annual bonus of the current and former Chief Executive Officer based on such evaluation.

•	Other Senior Executive Officer Compensation: Set base compensation and annual bonus compensation (other than for those executives that receive bonuses under the Senior Executive Incentive Plan) and awarded equity compensation for all senior executives, which included an analysis relative to CEC’s competition peer group.

•	Director Compensation: Reviewed base compensation and awarded equity compensation for non-management directors not affiliated with the Sponsors, which included a review of CEC’s practices against peers both in the gaming and hospitality industry and outside the gaming and hospitality industry.

•	Executive Compensation Plans: Reviewed status of various executive compensation plans, programs and incentives CEC’s various deferred compensation plans, its various equity plans and amendments to plans.

•	Equity Compensation Plans: Approved awards of equity to certain employees under the CEC 2012 PIP.

•	Talent Succession: Reviewed and evaluated the succession plans relating to the Chief Executive Officer and other executive officer positions.

Role of Human Resources Committee. The CEC HRC has sole authority in setting the material compensation of CEC’s senior executives, including base pay, incentive pay (other than those executives that receive bonuses under the Senior Executive Incentive Plan, whose compensation under that plan is determined by the Section 162(m) Plan Committee) and equity awards. The CEC HRC receives information and input from CEC’s senior executives and outside consultants (as described below) to help establish these material compensation determinations, but the CEC HRC is the final arbiter on these decisions.

Role of CEC Executives in Establishing Compensation. When determining the pay levels for the Chief Executive Officer and CEC’s other senior executives, the CEC HRC solicits advice and counsel from internal and external resources. Internal CEC resources include the Chief Executive Officer, the Executive Vice President of Human Resources and the Vice President of Compensation & HR Analytics. The Executive Vice President of Human Resources is responsible for developing and implementing CEC’s business plans and strategies for all company-wide human resource functions, as well as day-to-day human resources operations. The Vice President of Compensation & HR Analytics is responsible for the design, execution and daily administration of CEC’s compensation operations. Both of these human resources executives attend the CEC HRC meetings, at the request of the CEC HRC, and act as a source of informational resources and serve in an advisory capacity.

In 2016, the CEC HRC communicated directly with the Chief Executive Officer and human resources executives in order to obtain external market data, industry data, internal pay information, individual and CEC’s performance results, and updates on regulatory issues. The CEC HRC also delegated specific tasks to CEC’s human resources executives to facilitate the decision-making process and to assist in the finalization of meeting agendas, documentation and compensation data for CEC HRC review and approval.

The Chief Executive Officer annually reviews the performance of CEC’s senior executives and, based on these reviews, recommends to the CEC HRC compensation for all senior executives, other than his own compensation. The CEC HRC, however, has the discretion to modify the recommendations and makes the final decisions regarding material compensation to senior executives, including base pay, incentive pay (other than those executives that receive bonuses under the Senior Executive Incentive Plan) and equity awards.

Role of Outside Consultants in Establishing Compensation. CEC’s internal human resources executives regularly engage outside consultants to provide advice related to its compensation policies. Standing consulting relationships are held with several global consulting firms specializing in executive compensation, human capital management and board of director pay practices. During 2016, the services performed by consultants that resulted in information provided to the CEC HRC are set forth below:

•	Towers Watson provided CEC with advice regarding its equity program and external benchmarking.

•	Steven Hall provided CEC with advice regarding executive retention and its equity program.

•	Mercer Investment Consulting was retained by the Savings and Retirement Plan (401(k)) and Executive Deferred Compensation Plan Investment Committees to advise these committees on investment management performance, monitoring, investment policy development, and investment manager searches.

•	Stoel Rives LLP was retained by the Savings and Retirement Plan (401(k)) Administrative Committee to advise this committee on plan design, compliance and operational consulting for CEC’s qualified defined contribution plan.

The consultants provided the information described above to CEC’s human resources executives to help formulate information that is then provided to the CEC HRC. The direct fees paid to Stoel Rives LLP in 2016 were $120,308 by CEC’s 401(k) plan, the Caesars Savings and Retirement Plan (the “401(k) Plan”). There were additional fees paid to Stoel Rives LLP in 2016, but they were paid for by the plan. For the 401(k) Plan, Mercer switched to a discretionary consulting model in late 2013, and therefore, the fees for investment consulting are a part of the investment management fees paid by the 401(k) Plan. CEC does not pay any direct fees to Mercer Investment Consulting. For CEC’s executive deferred compensation plans, the fees paid to Mercer Investment Consulting in 2016 were $76,147. The fees paid to Towers Watson were $64,322. The fees paid to Mr. Hall were $116,264.

The CEC HRC has determined that the work of Towers Watson, Steven Hall, Mercer Investment Consulting and Stoel Rives LLP did not raise any conflicts of interest in fiscal year 2016. In making this assessment, the CEC HRC considered that neither Towers Watson, Steven Hall, Mercer Investment Consulting nor Stoel Rives LLP provided any other services to CEC unrelated to executive compensation, except for some work performed by Towers Watson related to employee benefits that CEC does not believe raises any potential conflicts, and the other factors enumerated in Rule 10C-1(b) under the Exchange Act.

Objectives and Philosophy of Compensation Programs

CEC’s executive compensation program is designed to achieve the following objectives:

•	Align CEC’s rewards strategy with its business objectives, including enhancing stockholder value and customer satisfaction;

•	Support a culture of strong performance by rewarding employees for results;

•	Attract, retain and motivate talented and experienced executives; and

•	Foster a shared commitment among CEC’s senior executives by aligning its and their individual goals.

These objectives are ever-present and are at the forefront of CEC’s compensation philosophy and all compensation design decisions.

CEC’s compensation philosophy provides the foundation upon which all of its compensation programs are built. CEC’s goal is to compensate its executives with a program that rewards loyalty, results-driven individual performance and dedication to the organization’s overall success. These principles define CEC’s compensation philosophy and are used to align CEC’s compensation programs with its business objectives. Further, the CEC HRC specifically outlines in its charter the following duties and responsibilities in shaping and maintaining CEC’s compensation philosophy:

•	Assess whether the components of executive compensation support CEC’s culture and business goals;

•	Consider the impact of executive compensation programs on stockholders;

•	Consider issues and approve policies regarding qualifying compensation for executives for tax deductibility purposes;

•	Approve the appropriate balance of fixed and variable compensation; and

•	Approve the appropriate role of performance-based and retention-based compensation.

CEC’s executive compensation programs are structured to reward its executives for their contributions in achieving CEC’s mission of providing outstanding customer service and attaining strong financial results, as discussed in more detail below. CEC’s executive compensation policy is designed to attract and retain high-caliber executives and to motivate them to achieve superior performance for the benefit of CEC’s stockholders.

Various CEC policies are in place to shape its executive pay plans, including:

•	Salaries are linked to competitive factors and internal equity, and can be increased as a result of successful job performance;

•	CEC’s annual bonus programs are competitively based and provide incentive compensation based on CEC’s financial performance and customer service scores;

•	Long-term incentives are tied to enhancing stockholder value and to CEC’s financial performance; and

•	Qualifying compensation paid to senior executives is designed to maximize tax deductibility, where possible.

The executive compensation practices are intended to compensate executives primarily on performance, with a large portion of potential compensation at risk. The CEC HRC sets senior executive compensation with two driving principles in mind: (1) delivering financial results to CEC’s stockholders and (2) ensuring that CEC’s customers receive a great experience when visiting CEC’s properties. To that end, the CEC HRC has historically set CEC’s senior executive compensation so that at least 50% of CEC’s senior executives’ total compensation is at risk based on these objectives.

Compensation Program Design Emphasizes Variable and At Risk Compensation

The executive compensation program is designed with CEC’s executive compensation objectives in mind and is comprised of fixed and variable pay plans, cash and non-cash plans, and short and long-term payment structures in order to recognize and reward executives for their contributions to CEC today and in the future. The impact of individual performance on compensation is reflected in base pay merit increases, setting the Bonus Plan payout percentages as compared to base pay, and the amount of equity awards granted. The impact of CEC’s financial performance and customer satisfaction is reflected in the calculation of the annual bonus payment and the intrinsic value of equity awards. Supporting a performance-based culture and providing compensation that is directly linked to outstanding individual and overall financial results is at the core of CEC’s compensation philosophy and human capital management strategy.

The table below reflects CEC’s short-term and long-term executive compensation programs during 2016:

Short-term	Long-term
Fixed and Variable Pay	Fixed and Variable Pay

Base Salary	Long-term cash retention awards

Senior Executive Incentive Plan (employing the goals under the Bonus Plan)	RSUs

Market Review and Competitiveness

CEC periodically assesses and evaluates the internal and external competitiveness for all components of its executive compensation program. Internally, CEC looks at critical and key positions that are directly linked to its profitability and viability. CEC reviews its compensation structure to determine whether the appropriate hierarchy of jobs is in place with appropriate ratios of Chief Executive Officer compensation to other senior executive compensation. CEC believes the appropriate ratio of Chief Executive Officer cash compensation compared to other senior executives ranges from 2.63:1 on the low end to 8.83:1 on the high end. These ratios are merely a reference point for the CEC HRC in setting the compensation of CEC’s Chief Executive Officer and were set after reviewing the job responsibilities of CEC’s Chief Executive Officer versus other senior executives and its peer group. Internal equity is based on both quantitative and qualitative job evaluation methods, including span of control, required skills and abilities, long-term career growth opportunities, as well as relevant comparative financial and non-financial job metrics. Externally, benchmarks are used to provide guidance and to improve CEC’s ability to attract, retain and recruit talented senior executives. Due to the highly competitive nature of the gaming and hospitality industry, as well as the competitiveness across industries for talented senior executives, it is important for CEC’s compensation programs to provide CEC the ability to internally develop executive talent, as well as to recruit highly qualified senior executives.

The overall design of the executive compensation program and the elements thereof is a culmination of years of development and compensation plan design adjustments. Each year, the plans are reviewed for effectiveness, competitiveness and legislative compliance. The current plans have been put into place with the approval of the CEC HRC and in support of the principles of the compensation philosophy and objectives of CEC’s pay practices and policies.

CEC’s human resources department conducts an annual review of compensation practices of competitors in the gaming and hospitality industry. The review covers a range of senior roles, including those of CEC’s named executive officers and board of directors, and competitive practices relating to cash compensation. The findings of the peer group analysis are presented to the CEC HRC when reviewing cash compensation for CEC’s executives. As a result of this review, the CEC HRC believes that the current compensation program adequately compensates and provides incentives to CEC’s executives. The companies comprising CEC’s peer group for 2016 were:

Boyd Gaming Corporation	Penn National Gaming, Inc.
Carnival Corporation	Pinnacle Entertainment, Inc.
Hilton Worldwide	Royal Caribbean
Isle of Capri Casinos, Inc.	Starwood Hotels & Resorts Worldwide, Inc.(1)
Las Vegas Sands Corp.	Station Casinos, Inc.
MGM Resorts International	Wynn Resorts, Limited

(1)	Starwood Hotels & Resorts Worldwide, Inc. was included in CEC’s peer group until its acquisition by Marriott International, Inc. in September 2016.

Elements of Executive Employment Compensation and Benefits

The total cash compensation mix for each named executive officer varies. For CEC’s Chief Executive Officer, Mark Frissora, the allocation for 2016 was 30% for base salary and 70% for annual bonus. For the other named executive officers in 2016, the average allocation was 48% for base salary and 52% for annual bonus. Each compensation element is considered individually and as a component within the total compensation package. In reviewing each element of CEC’s senior executives’ compensation, the CEC HRC reviews peer data, internal and external benchmarks, CEC’s performance over the calendar year (as compared to CEC’s internal plan, as well as compared to other gaming and hospitality companies), and the executive’s individual performance. Prior compensation and wealth accumulation are considered when making decisions regarding current and future compensation; however, it has not been a decision point used to cap a particular compensation element.

Elements of Compensation

Base Salary

Salaries are reviewed each year, and increases, if any, are based primarily on an executive’s accomplishment of various performance objectives and salaries of executives holding similar positions within CEC’s peer group or within CEC. Adjustments in base salary may be attributed to one of the following:

•	Merit: Increases in base salary as a reward for meeting or exceeding objectives during a review period. The size of the increase is directly tied to predefined and weighted objectives (qualitative and quantitative) set forth at the onset of the review period. The greater the achievement in comparison to the goals, generally, the greater the increase.

•	Market: Increases in base salary as a result of a competitive market analysis, or in coordination with a long term plan to pay a position at a more competitive level.

•	Promotional: Increases in base salary as a result of increased responsibilities associated with a change in position.

•	Additional Responsibilities: Increases in base salary as a result of additional duties, responsibilities, or organizational change. A promotion may be, but is not necessarily, involved.

•	Retention: Increases in base salary as a result of a senior executive being recruited by or offered a position by another employer.

All of the above reasons for base salary adjustments for senior executives must be approved by the CEC HRC and are not guaranteed as a matter of practice or in policy. On July 5, 2016, Mr. Frissora received an increase in base salary of 11.1% to $2,000,000, reflected in an amendment to Mr. Frissora’s employment agreement on July 5, 2016. CEC’s other named executive officers each received a 2.5% increase in base salary on October 1, 2016.

Cash Incentive Payments

Senior Executive Incentive Plan and Annual Management Bonus Plan

CEC’s annual cash incentive plan for the named executive officers is the Senior Executive Incentive Plan. The awards granted pursuant to the Senior Executive Incentive Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code. Eligibility to participate in the Senior Executive Incentive Plan is limited to senior executives of CEC and its subsidiaries who are, or at some future date may be, subject to Section 16 of the Exchange Act. The 162(m) Plan Committee set the performance criteria, target percentages and participants under the Senior Executive Incentive Plan in May 2016. The 162(m) Plan Committee set the bonus target for each participant in the Senior Executive Incentive Plan at 0.5% of CEC’s EBITDA for 2016. Subject to the foregoing and to the maximum award limitations, no awards will be paid for any period unless CEC achieves positive EBITDA. Awards under the Senior Executive Incentive Plan are discretionary, including the discretion to forgo payments under the Senior Executive Incentive Plan.

Messrs. Frissora, Loveman, Hession, Jenkin, Donovan, and Morse and certain other executive officers participated in the Senior Executive Incentive Plan during 2016. As noted above, the 162(m) Plan Committee has authority to reduce bonuses earned under the Senior Executive Incentive Plan and also has authority to approve bonuses outside of the Senior Executive Incentive Plan to reward executives for special personal achievement.

It has been the 162(m) Plan Committee’s practice to implement its discretion under the Senior Executive Incentive Plan (decrease the bonus target of 0.5% of EBITDA) by reference to the achieved performance goals and bonus formulas used under the Bonus Plan discussed below.

The Bonus Plan provides the opportunity for CEC’s senior executives and other participants to earn an annual bonus payment based on meeting corporate financial and non-financial goals. The goals may change annually to support CEC’s short, or long-term business objectives. These goals are set at the beginning of each fiscal year by the CEC HRC. In accordance with the terms of the Bonus Plan, the CEC HRC is authorized to revise the financial goals on a semiannual basis if external economic conditions indicated that the original goals did not correctly anticipate movements of the broader economy. In order for participants in the Bonus Plan to receive a bonus, CEC must achieve at least 85% of the financial goals approved by the CEC HRC, although the CEC HRC has the discretion to award bonuses, even if the target threshold is not met.

The Bonus Plan performance criteria, target percentages and plan awards for bonus payments for the fiscal year ended December 31, 2016 (paid in 2017) were set in February 2016; however, the CEC HRC continued its past practice of periodically reviewing performance criteria against plan. For the 2016 plan year, the Bonus Plan’s goal for CEC’s named executive officers and other members of senior management consisted of a combination of Adjusted EBITDA and customer satisfaction improvement. Although officers that participated in the Senior Executive Incentive Plan during 2016 did not participate in the Bonus Plan, goals were set for all officers under this plan. The measurement used to gauge the attainment of these goals is called the “corporate score.”

For 2016, financial goals were based on Adjusted EBITDA, representing up to 80% of the corporate score. EBITDA is a common measure of company performance in the gaming and hospitality industry and as a basis for valuation of gaming and hospitality companies and, in the case of Adjusted EBITDA, as a measure of compliance with certain debt covenants.

“Adjusted EBITDA” under the Bonus Plan means “Adjusted EBITDA” as defined by CEC to be consistent with agreements governing certain senior secured credit facilities, which are publicly available on CEC’s web site and the SEC’s web site, and is further adjusted by exceptions approved by the CEC HRC to account for unforeseen events that directly impact Adjusted EBITDA results. “EBITDA” under CEC’s Senior Executive Incentive Plan means CEC’s consolidated net income before deductions for interest expense, income tax expense, depreciation expense and amortization expense for the performance period, each computed in accordance with GAAP. The CEC HRC may make adjustments to the calculation of CEC’s EBITDA when the performance goal is established.

The non-financial goal is based on CEC’s customer satisfaction score. CEC believes it distinguishes itself from competitors by providing excellent customer service. Supporting CEC’s property team members who have daily interaction with its external customers is critical to maintaining and improving guest service. Customer satisfaction is measured by surveys of Total Rewards customers taken by a third party. These surveys are taken weekly across a broad spectrum of customers. Customers are asked to rate CEC’s casinos’ performance using a simple 1-10 rating scale, with a score of 9 or 10 being considered an A score. The survey questions focus on friendly/helpful and wait time in key operating areas, such as beverage service, slot services, Total Rewards, cashier services and hotel operation services. Each of CEC’s casino properties works against an annual baseline defined by a composite of their performance in these key operating areas from previous years. Customer satisfaction comprised 20% of the corporate score for 2016, and the target was set at a 2% change from non-A to A scores for 2016. A minimum 1% change from non-A to A scores is required to receive any portion of the customer satisfaction payout. The actual customer satisfaction score for 2016 was a 4.1% change in non-A to A scores.

After the corporate score has been determined, a bonus matrix approved by the CEC HRC provides for bonus amounts of participating executive officers and other participants that will result in the payment of a specified percentage of the participant’s salary if the target objective is achieved. The target payout percentage for Mr. Frissora is 175%, and the target payout percentage for Messrs. Hession, Jenkin, Donovan and Morse is 75%. This percentage of salary is adjusted upward or downward based upon the level of corporate score achievement.

After the end of the fiscal year, the Chief Executive Officer assesses CEC’s performance against the financial and customer satisfaction targets set by the CEC HRC. Taking into account CEC’s performance against the targets set by the CEC HRC, the Chief Executive Officer develops and recommends a performance score of 0 to 200 to the CEC HRC. If the minimum of 85% of the financial goal is not met, the performance score is 0. If the threshold of 85% of the financial goal is met but not exceeded, the performance score is 16. To achieve the maximum score of 200 points, the financial performance must meet or exceed 115% of the financial goals, and the customer satisfaction score must meet or exceed a 2% shift in 2016. A score of 200 results in payment of two times target bonus, while a score of 100 results in payment of target bonus opportunity.

The 2016 corporate score of 125 was approved by the CEC HRC. See the “Summary Compensation Table” for actual payouts.

The CEC HRC has the authority under the Bonus Plan to adjust any goal or bonus points with respect to executive officers, including making no payment under the Bonus Plan. These decisions are subjective and based generally on a review of the circumstances affecting results to determine if any events were unusual or unforeseen.

Discretionary Bonus Awards

The CEC HRC has the discretion to award special discretionary bonuses to CEC’s named executive officers. In August 2015, the CEC HRC awarded Mr. Donovan a retention bonus of $200,000 in order to help CEC retain his services, payable in two equal installments of $100,000 on each final regular payroll day of 2015 and 2016.

Cash Retention and Equity Awards

Retention Awards

In July 2016, the CEC HRC approved discretionary awards of RSUs to certain employees to help retain those employees in light of the ongoing Chapter 11 restructuring of CEOC. Messrs. Jenkin, Donovan, Hession and Morse received awards of 86,786, 90,730, 72,979 and 72,979 RSUs, respectively. The CEC HRC also approved long-term retention cash awards in July 2016. Messrs. Jenkin, Donovan, Hession, and Morse received cash awards of $366,667, $383,333, $308,333 and $308,333, respectively. Both the RSUs and long-term retention cash awards vest 18 months after the date of grant, subject to continued employment, and are otherwise on substantially the same terms as CEC’s previously awarded RSUs.

Annual Awards

In March 2016, the CEC HRC approved annual CEC equity grants (in the form of RSUs and cash awards) for most of the named executive officers and certain other members of management under the CEC 2012 PIP. The CEC 2012 PIP is designed to offer long-term value to CEC’s leaders through a mix of time-based vesting RSUs, time-based stock options and other awards in order to attract and retain top talent. When determining the size of the grants, the CEC HRC considers individual performance, market practice and target value. Both RSUs and cash awards granted in March 2016 vest ratably over a three-year period and require continued service with CEC, in order to promote retention. As with CEC’s other variable compensation plans, this annual long-term incentive plan is discretionary, and grants under the plan require approval from the CEC HRC.

In March 2016, the CEC HRC approved the following annual grants to the named executive officers:

Executive	Cash-Based Award	Number of Shares of Restricted Stock Units	Grant Date Fair Value of Restricted Stock Units(1)
Mark Frissora	$990,000	409,091	$2,565,001
Gary Loveman	—	—	—
Eric Hession	$288,745	119,319	$748,130
Thomas Jenkin	$494,997	204,546	$1,282,503
Robert Morse	$350,621	144,887	$908,441
Timothy Donovan	$288,745	119,319	$748,130

(1)	The figures in this column reflect the grant date fair value of stock awards granted during the year in accordance with Accounting Standards Codification, or ASC, Topic 718.

Clawbacks and Forfeitures

Under CEC’s Senior Executive Incentive Plan, unless an award agreement provides otherwise: (a) in the event of an accounting restatement due to material noncompliance by CEC with any financial reporting requirement under applicable securities laws that reduces the amount payable or due in respect of an award under the plan that would have become payable had CEC’s EBITDA been properly reported (as determined by the CEC HRC), (i) the award will be canceled and (ii) a participant will forfeit the cash payable pursuant to the award and the amount(s) (if any) paid to the participant in respect of the award (and the participant may be required to return or pay such amount to CEC); (b) if, following a participant’s termination of employment with CEC, the CEC HRC determines that CEC had grounds to terminate such participant for “Cause” (as such term is defined in the CEC HRC’s discretion, or as set forth in a written employment or award agreement between CEC and the participant), then the CEC HRC may, in its sole discretion, (i) cancel any outstanding portion of an award granted under the plan (whether earned or unearned) that is held by such participant without payment therefore and/or (ii) require the participant or other person to whom any payment has been made in connection with such award after the date of the conduct constituting Cause to forfeit and pay to CEC, on demand, all or any portion of the amount(s) received upon the payment of any other award granted under the plan following the date of conduct constituting Cause; and (c) to the extent required (i) by applicable law (including, without limitation, the Sarbanes-Oxley Act and Section 954 of the Dodd Frank Act), (ii) the rules and regulations of the NASDAQ, and/or (iii) pursuant to a written policy adopted by CEC (as in effect and/or as amended from time to time), awards under the plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements

(and such requirements shall be deemed incorporated by reference into the plan and all written agreements evidencing the grant of any outstanding award (if any)).

Under the CEC 2012 PIP, unless an award agreement provides otherwise: (a) in the event of an accounting restatement due to material noncompliance by CEC with any financial reporting requirement under applicable securities laws, that reduces the amount payable or due in respect of an award under the plan that would have been earned had the financial results been properly reported (as determined by the CEC HRC), (i) the award will be canceled and (ii) the participant will forfeit (A) the cash or shares of common stock received or payable on the vesting, exercise or settlement of the award and (B) the amount of the proceeds of the sale, gain or other value realized on the vesting or exercise of the award or the shares of common stock acquired in respect of the award (and the participant may be required to return or pay such shares of common stock or amount to CEC); (b) if, after a termination by a participant from employment or services with CEC and its subsidiaries, the CEC HRC determines that CEC or any of its subsidiaries had grounds to terminate such participant for “Cause,” then (i) any outstanding vested or unvested, earned or unearned portion of an award under the plan that is held by such participant may, at the CEC HRC’s discretion, be canceled without payment therefor and (ii) the CEC HRC, in its discretion, may require the participant or other person to whom any payment has been made or shares of common stock or other property have been transferred in connection with the award after the date of conduct constituting Cause to forfeit and pay over to CEC, on demand, all or any portion of the compensation, gain or other value (whether or not taxable) realized upon the exercise of any option or stock appreciation rights, or the subsequent sale of shares of common stock acquired upon exercise of such option or stock appreciation rights and the value realized (whether or not taxable) on the vesting, payment or settlement of any other award during the period following the date of the conduct constituting Cause; and (c) to the extent required by applicable law (including, without limitation, the Sarbanes-Oxley Act and Section 954 of the Dodd Frank Act) and/or the rules and regulations of the NASDAQ, or if so required pursuant to a written policy adopted by CEC (as in effect and/or amended from time to time), awards under the plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this plan and all outstanding award agreements).

Employment Agreements

CEC has entered into employment agreements with each of CEC’s named executive officers, which are described below in “—Discussion of the Summary Compensation Table.” The CEC HRC and CEC’s board of directors put these agreements in place in order to attract and retain the highest quality executives. At least annually, CEC’s human resources department reviews CEC’s termination and change in control arrangements against peer companies as part of its review of CEC’s overall compensation package for executives to ensure that it is competitive. The human resources department reviews each of CEC’s executives under several factors, including the individual’s role in the organization, the importance of the individual to the organization, the ability to replace the executive if he/she were to leave the organization and the level of competitiveness in the marketplace to replace an executive while minimizing the affect to CEC’s on-going business. The compensation department presents its assessment to the CEC HRC for feedback. The CEC HRC reviews the information and determines if changes are necessary to the termination and severance packages of CEC’s executives.

CEC’s employment agreements generally do not provide for any equity acceleration in connection with a change in control or any terminations of employment, except in certain cases in connection with termination without Cause or by the employee for Good Reason (as such terms are further defined below under “—Potential Payments Upon Termination or Change in Control”). See, however, “2017 Retention Program” for recent changes to CEC’s employment agreements implemented in fiscal year 2017.

Policy Concerning Tax Deductibility

The CEC HRC’s policy with respect to qualifying compensation paid to its executive officers for tax deductibility purposes is that executive compensation plans will generally be designed and implemented to maximize tax deductibility. However, nondeductible compensation may be paid to executive officers when necessary for competitive reasons or to attract or retain a key executive, or where achieving maximum tax deductibility would be considered disadvantageous to CEC’s best interests. CEC’s Senior Executive Incentive Plan is designed to comply with Section 162(m) of the Code so that annual bonuses paid under this plan, if any, will be eligible for deduction by CEC. See “—Senior Executive Incentive Plan and Annual Management Bonus Plan.”

Stock Ownership Requirements

CEC does not have a policy regarding stock ownership.

Chief Executive Officer’s Compensation

The objectives of CEC’s Chief Executive Officer compensation are typically approved annually by the CEC HRC. Mr. Frissora’s compensation objectives for 2016 were approved by the CEC HRC in February 2016.

The CEC HRC’s assessment of the Chief Executive Officer’s performance is generally based on a subjective or objective review (as applicable) of performance against these objectives. Specific weights may be assigned to particular objectives at the discretion of the CEC HRC, and those weightings, or more focused objectives, are communicated to the Chief Executive Officer at the time the goals are set.

As Chief Executive Officer, Mr. Frissora’s base salary was determined based on his performance, his responsibilities, and the compensation levels for comparable positions in other companies in the hospitality, gaming, entertainment, restaurant and retail industries. Merit increases in his salary are a subjective determination by the CEC HRC, which bases its decision upon his prior year’s performance versus his objectives, as well as upon an analysis of competitive salaries. Although base salary increases are subjective, the CEC HRC reviews Mr. Frissora’s base salary against peer groups, his roles and responsibilities within CEC, his contribution to CEC’s success, and his individual performance against his stated objective criteria.

Mr. Frissora’s salary, bonus and equity awards differ from those of CEC’s other named executive officers in order to (a) keep Mr. Frissora’s compensation in line with chief executive officers of other gaming, hotel and lodging companies, as well as other consumer-oriented companies, (b) compensate him for the role as the leader and public face of CEC and (c) compensate him for attracting and retaining CEC’s senior executive team.

Personal Benefits and Perquisites

CEC provided its aircraft for Mr. Loveman’s and Mr. Frissora’s personal use at certain times during 2016. CEC also paid for lodging and certain other expenses incurred by Mr. Loveman during his Las Vegas-based residence. CEC also provided security for Mr. Loveman and his family.

These perquisites are more fully described in the “Summary Compensation Table.”

CEC’s use of perquisites as an element of compensation is limited. CEC does not view perquisites as a significant element of CEC’s comprehensive compensation structure, but does believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment.

Under CEC’s group life insurance program, senior executives, including the named executive officers, are eligible for an employer-provided life insurance benefit equal to three times their base salary, with a maximum benefit of $5.0 million. Mr. Loveman was provided with a life insurance benefit of $3.5 million under CEC’s group life insurance program and additional life insurance policies with aggregate benefits of $5.5 million. In addition to group long term disability benefits, which are available to all benefits-eligible employees, Mr. Loveman and Mr. Jenkin are covered under a CEC-paid individual long-term disability insurance policy paying an additional $5,000 monthly benefit. Messrs. Frissora, Donovan, Hession and Morse were not employed with CEC at the time this policy was in effect and do not receive this benefit. Mr. Loveman also had an individual long-term disability insurance policy with a $5 million paid benefit. Under CEC’s group short-term disability insurance program, senior executives, including the named executive officers, are eligible for an employer-provided CEC-paid short-term disability policy with a maximum $5,000 weekly benefit.

Other Benefits

During 2016, all of CEC’s named executive officers were eligible to participate in CEC’s health and welfare benefit plans, including the 401(k) Plan.

Deferred Compensation Plans

Certain named executive officers have balances in two deferred compensation plans, each of which have been frozen and no longer provide for voluntary deferrals by active employees. These are the Harrah’s Executive Supplemental Savings Plan (the “ESSP”), and the Harrah’s Executive Supplemental Savings Plan II (the “ESSP II”), which was implemented in 2005 and structured to comply with Section 409A of the Code. Deferrals to the ESSP II were frozen as of January 1, 2015, and deferrals to the ESSP were discontinued upon the adoption of the ESSP II in December 2004. Certain of CEC’s named executive officers may also have balances in certain other deferred compensation plans attributable to CEOC, as described in further detail in Note 15 to the 2016 CEC Financial Statements.

2017 Retention Program

As described in further detail above, the CEC HRC implemented certain retention programs in July 2016 designed to mitigate the effect of the ongoing Chapter 11 restructuring of CEOC on CEC’s turnover ratios. On March 8, 2017, the CEC HRC approved an additional retention program, which is referred to as the “2017 Retention Program.”

CEC’s prior retention programs consisted of retention grants in the form of RSUs and cash awards. The 2017 Retention Program consists of two components:

(i) a one-time stock option repricing pursuant to which any CEC named executive officer who held, as of March 15, 2017, CEC stock options that were granted under any of CEC’s equity plans with an exercise price greater than $9.45 (i.e., the closing price of a share of CEC Common Stock on March 15, 2017, the date that was two business days after the filing of CEC’s Form S-4 registration statement with the SEC), had the exercise prices of such stock options automatically reduced to $9.45; and

(ii) with the exception of Mr. Loveman (whose employment with CEC terminated on December 31, 2016), an amendment to each CEC named executive officer’s employment agreement to provide for the following:

a. “double trigger” accelerated vesting of any CEC stock options and other long-term incentive awards granted pursuant to any of CEC’s long-term incentive programs in the event that the executive’s employment is terminated by CEC or any of CEC’s subsidiaries without “Cause,” by the executive for “Good Reason,” or by reason of the executive’s death or disability (as such terms are defined in the applicable CEC named executive officer’s employment agreement as further defined below under “—Potential Payments Upon Termination or Change in Control”), in each case at any time prior to the second anniversary of CEOC’s emergence from bankruptcy;

b. that any performance-based long-term incentive awards that vest in accordance with one of the aforementioned qualifying terminations will vest based on actual performance through the end of the original performance period; and

c. any outstanding CEC stock options held by any such CEC named executive officer at the time of such a qualifying termination will remain exercisable until at least the second anniversary of such qualifying termination but in no event beyond the original term of the option (collectively, the “CEC Amendments”).

The CEC HRC believes that the option repricing was an effective and efficient means of providing additional incentives to CEC’s management team that would not require CEC to issue additional stock-based awards. The CEC HRC also determined that the CEC Amendments were an effective means to retain certain key employees, including certain of CEC’s named executive officers, to reinforce their continued attention and dedication to their assigned duties, and counteract uncertainty surrounding the Restructuring and the transition period following the Emergence from bankruptcy. The CEC Amendments and option re-pricing also allow CEC to conserve cash while continuing to incentivize and retain key employees, in each case consistent with constraints associated with the Restructuring.

Additionally, the CEC HRC designed the 2017 Retention Program with the intention of ensuring flexibility for the CEC board of directors following CEOC’s emergence from bankruptcy with respect to future equity grants under the CEC 2017 PIP, which plan remains subject to shareholder approval. For further details relating to the 2017 Retention Program and the 2017 PIP, see “CEC Proposal 9: Approval of the CEC 2017 Performance Incentive Plan.”

Post-Emergence Retention Program

Immediately upon completion of the Merger and the Restructuring, management intends to propose to the Initial Board of New CEC the Proposed Retention Program pursuant to which retention awards would be granted to employees under, and subject to, the CEC 2017 PIP. The Proposed Retention Program is subject to formal consideration and approval by the Initial Board of New CEC. CEC believes such employee retention programs are customary in merger, restructuring, bankruptcy and other major transaction contexts. Management believes that a post-Emergence employee retention program is vital to retaining personnel and incentivizing employees to remain with New CEC long-term post-Emergence. See the section entitled “CEC Proposal 9: Approval of the CEC 2017 Performance Incentive Plan—Proposed Retention Program” beginning on page 358 for additional information.

Summary Compensation Table

The Summary Compensation Table below sets forth certain compensation information for CEC’s Chief Executive Officer, CEC’s former Chief Executive Officer and current Chairman, CEC’s Chief Financial Officer, and CEC’s three additional most highly compensated executive officers during 2016 (collectively, CEC’s “named executive officers”).

(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus(1) ($)	(e) Stock Awards(2) ($)	(f) Option Awards(2) ($)	(g) Non-Equity Incentive Plan Compensation(3) ($)	(h) Change in Pension Value and Nonqualified- Deferred Compensation Earnings(4) ($)	(i) All Other Compensation(5) ($)	(j) Total ($)
Mark Frissora,	2016	1,976,923		2,565,001		4,756,771		212,237	9,510,932
President and Chief Executive Officer(6)	2015	1,599,231	—	2,302,000	5,012,000	3,645,025	—	254,574	12,812,830

Gary Loveman,	2016	1,900,000				3,250,000		822,699	5,972,699
Chairman of CEC’s board of directors	2015	1,900,000	—	—	—	4,062,500	—	1,655,742	7,618,242
	2014	1,900,000	—	20,799,680	6,025,403	2,437,500	—	1,488,158	32,650,741

Eric Hession,	2016	703,990		1,233,440		791,889		21,658	2,750,977
Executive Vice President, Chief Financial Officer(7)	2015	696,706	—	1,859,956	89,250	787,500	—	16,663	3,450,075

Thomas Jenkin,	2016	1,206,841		1,859,630		1,357,596		45,250	4,469,317
Global President of Destination Markets	2015	1,200,000	—	1,327,061	170,136	1,350,000	—	43,768	4,090,965
	2014	1,200,000	—	1,712,480	903,742	525,000	—	32,598	4,373,820

Robert Morse,	2016	854,845		1,393,751		881,459		35,682	3,165,737
President of Hospitality

Timothy Donovan,	2016	703,990	100,000	1,351,484		659,891		33,304	2,848,669
Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer	2015	700,000	100,000	2,046,892	82,705	787,500	—	30,948	3,748,045
	2014	700,000	100,000	1,094,780	527,190	500,000	—	26,039	2,948,009

(1)	Reflects discretionary cash bonuses to Mr. Donovan.
(2)	Amounts in these columns reflect the grant date fair value of stock awards and option awards granted during the applicable year and were determined as required by Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculations of these amounts are set forth in Note 14 to the 2016 CEC Financial Statements. Performance-based options are valued using a Monte Carlo simulation option pricing model. This model approach provides a probable outcome fair value for these types of awards. In December 2013, the CEC HRC approved a change to the $57.41 performance options vesting that applied to all relevant outstanding performance options and required no action from the option holder. The vesting for the outstanding $57.41 performance options was revised to vest 50% of options on March 15, 2014 and 50% of options on March 15, 2015. If CEC’s 30-day trailing average stock price equals or exceeds $57.41 per share prior to the revised vesting dates, the outstanding $57.41 performance options will vest immediately. There was no incremental fair value associated with this modification under FASB ASC 718, and thus there is no reportable compensation from this modification.

(3)	Messrs. Frissora, Loveman, Hession, Jenkin, Morse and Donovan received 2016 bonuses pursuant to the Senior Executive Incentive Plan in the amounts of $4,756,771, $3,250,000, $791,889, $1,357,596, $881,459 and $659,891, respectively.
(4)	This table excludes earnings of $320,364 earned by Mr. Jenkin from his participation in deferred compensation plans with liabilities attributable to CEOC.
(5)	All Other Compensation includes perquisites, which may include executive security, personal aircraft usage, company lodging, health, life and disability insurance, financial planning, and tax reimbursements based on taxable earnings for company lodging and on premiums paid for life and disability insurance.

The table below details the amount of (i) tax gross-up payments and 401(k) employer match, (ii) the value of life and disability insurance premiums paid by CEC for coverage in excess of the nondiscriminatory group insurance generally available to all salaried employees and (iii) any other perquisites to the extent that the amount of any individual item exceeds the greater of $25,000 or 10% of the executive’s total perquisites:

	2016
Name	401(k) Employer Match ($)	Cost of Life and Disability Insurance ($)	Executive Security ($)	Allocated Amount for Aircraft Usage ($)	Tax Reimbursements ($)
Mark Frissora	600	—	—	168,676	—
Gary Loveman	600	78,114	273,618	423,097	11,184
Eric Hession	600	—	—	—	—
Thomas Jenkin	600	2,211	—	—	—
Robert Morse	600	—	—	—	—
Timothy Donovan	600	—	—	—	—

CEC has provided Mr. Loveman with executive security protection. See “Compensation Discussion and Analysis—Elements of Compensation—Personal Benefits and Perquisites” for additional information. For security reasons, Mr. Loveman uses private aircraft for personal and business travel. The amount allocated to Mr. Loveman for personal and/or commuting aircraft usage is calculated based on the incremental cost to CEC of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other miscellaneous variable costs. Since CEC’s aircraft are used primarily for business travel, CEC does not include the fixed costs that do not change based on usage, such as pilots’ salaries, depreciation of the purchase costs of CEC’s aircraft and the cost of maintenance not specifically related to trips. In addition, because CEC provides usage of its aircraft to customers, CEC sometimes provides a private charter service to Mr. Loveman when CEC’s aircraft are not available. As a result, the compensation associated with Mr. Loveman’s aircraft usage includes the costs of such private charters, which are significantly higher than the costs of CEC’s aircraft. CEC’s customers prefer using CEC’s aircraft over private charters and generally prioritize use of CEC’s aircraft accordingly. If Mr. Loveman had not been required to use the charter service during 2016, his compensation associated with aircraft usage would have been approximately one-half of what is reflected above.

(6)	The amount reported under “Stock Awards” for Mr. Frissora does not include the aggregate grant date fair value of the 272,976 CAC RSUs awarded to Mr. Frissora in June 2016 pursuant to the terms of the CAC 2014 PIP, since such award was made in respect of Mr. Frissora’s services to CAC (and not in respect of services to CEC or any of its subsidiaries).
(7)	Mr. Hession was appointed Executive Vice President and Chief Financial Officer of CEC on January 1, 2015.

Discussion of the Summary Compensation Table

Each of CEC’s named executive officers has entered into employment agreements with CEC that relate to the benefits that the named executive officers receive upon termination.

Former Chief Executive Officer and Current Chairman of the board of directors. Mr. Loveman entered into an employment agreement to serve as CEC’s Chief Executive Officer and President effective on December 21, 2014, which employment agreement terminated by its terms on December 31, 2016. The employment agreement provided Mr. Loveman with a base salary for 2015 and 2016 of $1,900,000, along with a right to participate in CEC’s Senior Executive Incentive Plan with a target annual bonus of $3,250,000. The agreement also provided Mr. Loveman with continued participation in CEC’s deferred compensation plan, the ESSP II, and CEC’s health and welfare benefit plans, including the 401(k) Plan. It also expanded CEC’s commitment to provide health and dental benefits to Mr. Loveman’s spouse. In addition, the agreement provided Mr. Loveman with a right to an individual long-term disability policy with a $180,000 annual maximum benefit and an individual long-term disability excess policy with an additional $540,000 annual maximum benefit, subject to insurability.

The employment agreement also provided that Mr. Loveman would be awarded (i) an option to purchase 675,000 shares of CAC Common Stock (the “New CAC Options”) and (ii) 375,000 CAC RSUs, each representing the right to receive one share of CAC Common Stock upon vesting of the award (“New CAC RSUs”), granted under the CAC 2014 PIP. Both the New CAC Options and the New CAC RSUs were scheduled to vest in equal increments on December 31 of each of 2015 and 2016, generally subject to Mr. Loveman’s continued provision of consulting services to CAC on such dates. The employment agreement provided for continued vesting pursuant to the original vesting schedule if Mr. Loveman were terminated by CEC without Cause or if Mr. Loveman were to resign for Good Reason.

The employment agreement also provided for the modification of certain equity awards granted to Mr. Loveman under the CEC 2012 PIP or CEC’s Management Equity Incentive Plan (collectively, the “CEC Equity Plans”). First, all of Mr. Loveman’s options granted under the CEC Equity Plans that included the achievement of a $35.00 stock-price target (the “Performance Options”) as a vesting condition would now vest in two equal installments, on March 31 of each of 2015 and 2016, subject to Mr. Loveman’s continued employment on each such date. Second, as long as Mr. Loveman remained employed through December 31, 2016, he would continue to have the opportunity to vest in any awards that were granted under the CEC Equity Plans that had not yet vested as of such date. Last, if the employment agreement were to be terminated by CEC without Cause or by Mr. Loveman for Good Reason, in each case prior to December 31, 2016, then (i) the Performance Options would vest on March 31 of each of 2015 and 2016 and (ii) all other equity awards that were granted under the CEC Equity Plans would fully vest as of such date.

In connection with the transition from Mr. Loveman to Mr. Frissora (described below), on February 4, 2015, CEC entered into a letter agreement with Mr. Loveman. The letter agreement provided that, if, at any time after the date of the letter agreement and prior to December 31, 2016, Mr. Loveman ceased to be the Chief Executive Officer and President of CEC, Mr. Loveman could resign all of his positions with CEC and its related entities (subject to notice requirements). Upon any such separation from service, Mr. Loveman was entitled to the compensation under his employment agreement as if he had been terminated without Cause or left for Good Reason.

Mr. Loveman’s employment agreement, as described above, terminated by its terms on December 31, 2016. Effective as of such date, Mr. Loveman is no longer employed by CEC, though he continues to serve as the Chairman of CEC’s board of directors. In connection with his termination of employment, and notwithstanding anything to the contrary in the employment agreement, the CEC HRC determined that Mr. Loveman was entitled to the following benefits upon his termination of employment: (i) payment of an annual bonus at target in the amount of $3,250,000, which amount was paid on December 29, 2016, and (ii) acceleration of any and all unvested equity awards under the CEC Equity Plans (as opposed to continued vesting in accordance with the original vesting schedule). All other rights, benefits, and obligations that survive the termination of Mr. Loveman’s employment agreement otherwise continued in full force and effect in accordance with their original terms.

Chief Executive Officer. On February 4, 2015, CEC’s board of directors appointed Mark Frissora to the role of Chief Executive Officer Designate of CEC, effective February 5, 2015, and to succeed Mr. Loveman in the role of Chief Executive Officer and President of CEC and CES, effective July 1, 2015. CEC and CES entered into an employment agreement with Mr. Frissora on February 5, 2015. The term of the agreement is four years beginning on February 5, 2015 and automatically renews for successive one-year terms thereafter, absent 60 days’ notice by CEC or Mr. Frissora not to renew. Mr. Frissora’s base salary pursuant to the terms of the employment agreement was $1,800,000, and the employment agreement provides that he will participate in CEC’s Senior Executive Incentive Plan with a target of 150% of his base salary. Mr. Frissora is entitled to certain perquisites, including (i) the use of CEC’s aircraft (up to a maximum value of $200,000 per fiscal year) and (ii) certain relocation benefits (including up to six months of temporary housing, reimbursements of costs incurred in connection with locating a suitable residence in Las Vegas for purchase, and gross-up for any taxes that may apply to such relocation benefits).

Upon a termination of the employment agreement by CEC without “Cause,” by Mr. Frissora for “Good Reason” (as such terms are defined in the employment agreement and as further described below under “—Potential Payments Upon Termination or Change in Control”) or due to CEC’s nonrenewal of its term upon any expiration date, CEC will (a) pay Mr. Frissora cash severance equal to two times his base salary plus one times his target bonus paid in installments over 24 months, (b) pay him a bonus for the year of termination of employment, based on actual full-year performance, pro-rated to reflect service through the date of termination, paid when bonuses are payable generally to active employees and (c) continued payment of costs related to certain health and welfare benefits for coverage for 24 months. In addition, upon any such termination within (i) the six-month period prior to a change in control at the request of the buyer in such transaction or (ii) the 12-month period following a change in control, CEC will (1) pay Mr. Frissora severance equal to two-and-a-half times the sum of his base salary plus target bonus, paid in a lump sum (unless otherwise provided by the employment agreement), (2) pay him a bonus for the year of termination of employment, based on actual full-year performance, pro-rated to reflect service through the date of termination, paid when bonuses are payable generally to active employees and (3) continue his benefits coverage for 30 months.

Mr. Frissora has agreed not to, during the 24-month period following the termination of his employment, (i) compete with CEC or its affiliates and (ii) solicit or hire certain employees of CEC and its affiliates. In addition, Mr. Frissora is subject to ongoing confidentiality obligations with respect to CEC’s matters.

In addition, on February 5, 2015, Mr. Frissora was awarded (i) an option to purchase 1,000,000 shares of CEC Common Stock (the “Option”) and (ii) 200,000 RSUs, where each RSU represents the right to receive one share of CEC Common Stock upon vesting. The Option and the RSUs are granted under the Caesars Entertainment Corporation 2012 Performance Incentive Plan. The exercise price for the Option is equal to the closing price of one share of CEC Common Stock on the NASDAQ on the date of grant. Of the 1,000,000 shares subject to the Option, 400,000 shares vest and become exercisable in equal annual installments of 25% over a four-year period, 200,000 vest based on the achievement of a price target of $30.00 per share of CEC Common Stock (now $15.00 per share as described in further detail below), and 400,000 vest based on the achievement of certain EBITDA goals. The RSUs vest in equal annual installments of 25% over a four-year period. Upon a change in control or within the six-month period prior to a change in control, if Mr. Frissora is terminated by CEC other than for Cause (including death or disability) or by Mr. Frissora for Good Reason the RSUs immediately vest and are settled. If Mr. Frissora is terminated by CEC other than for Cause (including death or disability) or by Mr. Frissora for Good Reason within (i) the six-month period prior to a change in control or (ii) the 12-month period following a change in control, the Option immediately vests.

On July 5, 2016, Mr. Frissora’s employment agreement was amended to account for the fact that Mr. Frissora would provide strategic advisory consulting services to CAC. In consideration for these services, Mr. Frissora was awarded CAC RSUs under the CAC 2014 PIP having an aggregate grant date fair value of $3,000,000, which CAC RSUs are scheduled to vest in equal installments on June 29 of each of 2017, 2018 and 2019. In addition to the foregoing, (a) Mr. Frissora’s base salary was increased to $2,000,000, (b) his target bonus opportunity was increased to 175%, (c) the target price of Mr. Frissora’s options was reduced from $30.00 per share to $15.00 per share, and (d) to the extent that Mr. Frissora’s employment is terminated without Cause, due to his death or disability or by Mr. Frissora for Good Reason other than in connection with a change in control, Mr. Frissora would be entitled to one year of additional vesting in respect of (i) his award of his CAC RSUs, (ii) his award of CEC RSUs granted on March 23, 2016 and (iii) any other equity awards granted by CEC or CAC to Mr. Frissora after July 5, 2016.

Other Named Executive Officers. CEC entered into an employment agreement with Mr. Jenkin on January 3, 2012. The agreement was for a term of four years beginning on January 3, 2012 but was automatically renewed for a one-year term and will continue to be renewed for successive one-year terms unless either CEC or the executive delivers a written notice of nonrenewal at least six months prior to the end of the term. CEC entered into an employment agreement with Mr. Donovan on April 2, 2009. Mr. Donovan’s agreement was for a term of four years beginning on April 2, 2009 and expiring on April 2, 2013 but was automatically renewed for a one-year term and will continue to be renewed for successive one year terms unless either CEC or the executive delivers a written notice of nonrenewal at least 60 days prior to the end of the term. CEC entered into an employment agreement with Mr. Hession on November 10, 2014. The agreement with Mr. Hession was for a term of four years beginning on November 10, 2014 and is automatically renewed for successive one-year terms unless either CEC or the executive delivers a written notice of nonrenewal at least six months prior to the end of the term. CEC entered into an employment agreement with Mr. Morse on April 14, 2014. The agreement with Mr. Morse is for a term of four years beginning on April 14, 2014 and is automatically renewed for successive one-year terms unless either CEC or the executive delivers a written notice of nonrenewal at least six months prior to the end of the term.

Pursuant to the employment agreements with CEC’s other named executive officers, the executives received base salaries as follows: Mr. Jenkin, $1,200,000 (currently, $1,230,000); Mr. Donovan, $700,000 (currently, $717,500); Mr. Hession, $700,000 (currently, $717,500); and Mr. Morse, $850,000 (currently, $871,250). The CEC HRC reviews base salaries on an annual basis with a view toward merit increases (but not decreases) in such salary. In addition, each executive participates in CEC’s annual incentive bonus program applicable to the executive’s position and shall have the opportunity to earn an annual bonus based on the achievement of performance objectives.

During 2016, each of Messrs. Frissora, Jenkin, Hession, Morse and Donovan was entitled to participate in benefits and perquisites, group health insurance, long-term disability benefits, life insurance, vacation, reimbursement of expenses, director and officer insurance, and the ability to participate in the 401(k) Plan. With respect to Mr. Jenkin, if (a) the executive attains age 50 and, when added to his number of years of continuous service with CEC, including any period of salary continuation, the sum of his age and years of service equals or exceeds 65, and at any time after the occurrence of both such events executive’s employment is terminated either (1) without Cause or (2) due to nonrenewal of the agreement, or (b) the executive attains age 55 and, when added to his number of years of continuous service with CEC, including any period of salary continuation, the sum of his age and years of service equals or exceeds 65 and the executive’s employment is terminated other than for Cause, he will be entitled to lifetime coverage under CEC’s group health insurance plan. Mr. Jenkin has met both of the criteria noted above. Mr. Jenkin will be required to pay 20% of the premium for this coverage, and CEC will pay the remaining premium, which will be imputed taxable income to the executive. This insurance coverage terminates if Mr. Jenkin competes with CEC.

Grants of Plan-Based Awards

The following table gives information regarding potential incentive compensation for 2016 to CEC’s named executive officers in the “Summary Compensation Table.” Non-Equity Incentive Plan payouts approved for 2016 are included in the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Stock Awards: Number of Shares of Stocks or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Maximum ($)
Mark Frissora	n/a	553,538	3,459,616	6,919,231	—	—	—	—
	3/23/2016(3)	—	—	—	409,091	—	—	2,565,001
Gary Loveman	n/a	456,000	3,250,000	6,501,800	—	—	—	—
Eric Hession	n/a	84,479	527,993	1,055,986	—	—	—	—
	3/23/2016(3)	—	—	—	119,319	—	—	748,130
	7/5/2016(4)	—	—	—	72,979	—	—	485,310
Thomas Jenkin	n/a	144,821	905,131	1,810,261	—	—	—	—
	3/23/2016(3)	—	—	—	204,546	—	—	1,282,506
	7/5/2016(4)	—	—	—	86,786	—	—	577,127
Robert Morse	n/a	102,581	641,134	1,282,268	—	—	—	—
	3/23/2016(3)	—	—	—	144,887	—	—	908,441
	7/5/2016(4)	—	—	—	72,979	—	—	485,310
Timothy Donovan	n/a	84,479	527,993	1,055,986	—	—	—	—
	3/23/2016(3)	—	—	—	119,319	—	—	748,130
	7/5/2016(4)	—	—	—	90,730	—	—	603,354

(1)	Represents potential threshold, target, and maximum incentive compensation for 2016. The threshold, target, and maximum payouts are calculated by applying the percentage payouts set by the 162(m) Plan Committee to each named executive officer’s base salary. Actual target and maximum payouts are determined by Adjusted EBITDA performance and customer satisfaction results under CEC’s Bonus Plan, as the means by which the 162(m) Plan Committee exercises its negative discretion under the Senior Executive Incentive Plan, described more fully under the “—Compensation Discussion and Analysis—Elements of Compensation—Cash Incentive Payments—Senior Executive Incentive Plan and Annual Management Bonus Plan.”
(2)	The figures in this column reflect the grant date fair value of stock awards and option awards granted during the year in accordance with ASC Topic 718. Assumptions used in the calculations of these amounts are set forth in Note 14 to the 2016 CEC Financial Statements.
(3)	Reflects CEC RSUs granted under the CEC 2012 PIP as described under “—Compensation Discussion and Analysis—Elements of Compensation—Equity Awards—Annual Awards.”
(4)	Reflects CEC RSUs granted under the CEC 2012 PIP as described under “—Compensation Discussion and Analysis—Elements of Compensation—Equity Awards—Retention Awards.”

Outstanding Equity Awards at Fiscal Year-End

The following table shows the outstanding options to purchase CEC Common Stock and CEC RSUs, as well as (where noted) the outstanding awards to receive CAC Common Stock and CAC RSUs, held by each of CEC’s named executive officers as of December 31, 2016. See “—Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Equity Awards—Annual Awards” and “—Executive Compensation—Compensation Discussion and Analysis—Equity Awards—Retention Awards” for more information.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Options Exercise Price ($)	Options Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Mark Frissora(11)	200,000		300,000	(1)	500,000	(2)	11.51	2/5/2025	150,000	(1)	1,275,000
	—		—		—			NA	409,091	(8)	3,477,243
Gary Loveman	231,918		—		—		14.35	4/16/2022	—		—
	3,438,626				—		8.22	8/21/2022	—		—
	110,834		—		—		13.70	6/28/2023	—		—
	185,778		—		—		21.18	5/7/2024	—		—
	337,500	(12)	—		—		9.84	12/23/2024	—		—
Eric Hession	12,782		2,325	(5)	3,486	(6)	8.23	7/25/2022	—
	22,116		—		1,705	(6)	8.22	8/21/2022	—
	2,343		782	(3)	—		13.7	6/28/2023	3,750	(3)	31,875
	10,000		10,000	(4)	—		21.18	5/7/2024	6,112	(4)	51,952
	6,562		19,688	(7)	—		9.36	5/29/2025	68,907	(7)	585,710
	—		—		—		—	NA	119,319	(8)	1,014,212
	—		—		—		—	NA	72,979	(9)	620,322
Thomas Jenkin	363,541		—		35,947	(6)	8.22	8/21/2022	—
	28,125		9,375	(3)	—		13.70	6/28/2023	14,063	(3)	119,536
	44,000		44,000	(4)	—		21.18	5/7/2024	18,000	(4)	153,000
	12,510		37,530	(7)	—		9.36	5/29/2025	106,335	(7)	903,848
	—		—		—		—	NA	204,546	(8)	1,738,641
	—		—		—		—	NA	86,786	(9)	737,681
Robert Morse	—		—		—		—	NA	17,706	(10)	150,501
	—		—		—		—	NA	144,887	(8)	1,231,540
	—		—		—		—	NA	72,979	(9)	620,322
	8,865		26,595		—		9.36	5/29/2025	75,353	(7)	640,501
Timothy Donovan	67,473		—		9,737	(6)	8.22	8/21/2022	—
	15,234		5,079	(3)	—		13.70	6/28/2023	7,618	(3)	64,753
	25,667		25,667	(4)	—		21.18	5/7/2024	10,500	(4)	89,250
	6,081		18,244	(7)	—		9.36	5/29/2025	63,854	(7)	542,759
	—		—		—		—	NA	119,319	(8)	1,014,212
	—		—		—		—	NA	90,730	(9)	771,205

(1)	One-fourth of the options and RSUs vest on February 5 of each of 2016, 2017, 2018 and 2019.
(2)	200,000 of the options vest based on the achievement of a $15.00 stock-price target, and 300,000 vest based on the achievement of certain CEC’s EBITDA goals. In February 2017, 100,000 of the 300,000 stock options vested as a result of the CEC HRC’s certification of the achievement of a portion of CEC’s EBITDA goal.
(3)	One-half of options and RSUs vest on January 2 of each of 2016 and 2017.

(4)	One-third of options and RSUs vest on May 7 of each of 2016, 2017 and 2018.
(5)	One-half of options vest on July 25 of each of 2016 and 2017.
(6)	Performance options vest if the simple average of the last reported sale prices per share of the option shares for the 30 calendar day period ending on the day immediately preceding the date of determination is equal to or greater than $35.
(7)	One-fourth of the options and RSUs vest on February 29, 2016, March 1, 2017, March 1, 2018 and March 1, 2019, respectively.
(8)	One-third of these RSUs vest on March 23 of each of 2017, 2018 and 2019.
(9)	100% of these RSUs vest on January 5, 2018.
(10)	One-half of these RSUs vest on May 7 of each of 2017 and 2018.
(11)	In addition to the foregoing, Mr. Frissora was also awarded 272,976 CAC RSUs, which were granted pursuant to the terms of the CAC 2014 PIP. One-third of these CAC RSUs are scheduled to vest on June 29 of each of 2017, 2018 and 2019.
(12)	These securities represent options to purchase CAC Common Stock that vested on December 31, 2016, and were exercised in January 2017.

Option Exercises and Stock Vested

The following table gives certain information concerning stock option and stock award exercises and vesting during 2016.

Name	Option Awards Number of Shares Exercised (#)	Stock Awards Number of Shares Vesting (#)	Value Realized on Exercise or Vesting ($)
Mark Frissora	—	50,000	319,500	(1)
Gary Loveman	—	108,459	860,591	(1)
	—	187,500	5,000,000	(2)
	337,500	—	3,751,875	(3)
Eric Hession	—	105,532	770,789	(1)
	—	14,052	166,667	(2)
Thomas Jenkin	—	58,507	492,302	(1)
	—	19,428	233,333	(2)
Robert Morse	—	109,728	799,874	(1)
	—	—	—	(2)
Timothy Donovan	—	128,848	929,147	(1)
	—	13,770	166,667	(2)

(1)	Value realized is calculated as the number of shares vested times the closing price of CEC Common Stock on the date vested.
(2)	Value realized is calculated as the number of shares vested times the closing price of CAC Common Stock on the date vested.
(3)	Value realized is the intrinsic value of options (which amount is equal to the aggregate of the excess of the closing price of CEC Common Stock on the date of the exercise over the exercise price of such stock options). For discussion of how equity grants are determined, see “—Executive Compensation—Compensation Discussion and Analysis—Elements of Compensation—Equity Awards.”

Nonqualified Deferred Compensation

Name	Executive Contributions in 2016(1) ($)	CEC’s Contributions in 2016(1) ($)	Aggregate Earnings in 2016(1) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2016 ($)
Mark Frissora	—	—	—	—	—
Gary Loveman	—	—	7,248	—	78,372
Eric Hession	—	—	14,310	—	139,093
Thomas Jenkin(2)	—	—	—	—	—
Tim Donovan	—	—	—	—	—
Robert Morse	—	—	—	—	—

(1)	Since none of the earnings are “above-market or preferential earnings,” no deferred compensation contribution or earnings amounts were reported in the 2016 Summary Compensation Table.
(2)	Mr. Jenkin also has a balance of $9,833,414 in respect of his participation in deferred compensation plans with liabilities attributable to CEOC. See Note 15 to the 2016 CEC Financial Statements for further details regarding such deferred compensation plans. All other earnings were at market rates from deferred compensation investments directed by the executives. This table excludes earnings of $320,364 earned by Mr. Jenkin from his participation in deferred compensation plans with liabilities attributable to CEOC.

CEC does not provide a fixed benefit pension plan for CEC’s executives but maintain two deferred compensation plans: the ESSP and ESSP II. As of January 1, 2015, both plans were frozen and no longer provide for voluntary deferrals by active employees. Therefore, no deferrals were made to any deferred compensation plan in 2016 by CEC’s executives.

The table below shows the investment funds available under the ESSP and the ESSP II and the annual rate of return for each fund for the year ended December 31, 2016:

Name of Fund	2016 Rate of Return
500 Index Trust B	11.64%
Aggressive Growth Lifecycle	6.36%
American International Trust	3.12%
BlackRock Small Cap Index	20.66%
Capital Appreciation Trust	(1.00)%
Conservative Lifecycle	5.04%
Diversified Bond	5.04%
Equity-Income Trust	19.18%
Growth Lifecycle	6.17%
Inflation Managed	5.12%
International Equity Index Trust B	4.43%
International Growth	(1.19)%
Mid Cap Stock Trust	0.58%
Mid Value Trust	24.09%
Moderate Lifecycle	5.55%
Money Market Trust B	—%
PSF Real Estate	6.59%
Small Cap Growth Trust	2.27%
Small Cap Value Trust	22.68%

Potential Payments Upon Termination or Change in Control

CEC has entered into employment agreements with the named executive officers that require CEC to make payments and provide various benefits to the executives in the event of the executive’s termination or a change in control. Some of the named executive officers also have award agreements that require payments in the event of the executive’s termination or a change in control. The terms of the agreements are described below. The estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed in the tables below.

Mr. Frissora

If CEC terminates the employment agreement without Cause (including as a result a nonrenewal of his term of employment by CEC) or if Mr. Frissora resigns for Good Reason:

•	CEC must pay Mr. Frissora any accrued and unpaid base salary and unreimbursed business expenses;

•	Mr. Frissora will be entitled to be reimbursed for any unreimbursed business expenses;

•	Mr. Frissora will be entitled to receive any amounts or benefits due under any benefit or equity plan, program or arrangement or payroll practice in accordance with the terms of such plan, program arrangement or payroll practice;

•	Mr. Frissora will be paid his pro-rated bonus for the year of termination and any annual bonus for the year prior to the year that includes the year of his termination of employment (to the extent previously approved by CEC’s board of directors or CEC HRC and not theretofore paid);

•	Mr. Frissora will be paid a severance amount equal to two times his base salary and one times his target bonus;

•	Mr. Frissora would be entitled to payment of the costs related to certain health and welfare benefits for a period of 24 months; and

•	Mr. Frissora would be entitled to one year of additional vesting in respect of (i) his award of his CAC RSUs, (ii) his award of CEC RSUs granted on March 23, 2016 and (iii) any other equity awards granted by CEC or CAC to Mr. Frissora after July 5, 2016 (such incremental vesting is also available if Mr. Frissora dies or becomes disabled).

If a change in control were to occur during the term of Mr. Frissora’s employment agreement, and his employment was terminated involuntarily or he resigned for Good Reason within 12 months following such change in control, or if his employment was involuntarily terminated within six months before the change in control by reason of the request of the buyer, Mr. Frissora would be entitled to receive the benefits described above under termination without Cause by CEC or resignation by Mr. Frissora for Good Reason, provided that he would (i) be entitled to receive a severance payment of two-and-one-half times the sum of his base salary and target bonus, (ii) payment of costs related to certain health and welfare benefits for a period of 30 months, (iii) his award of CEC RSUs granted on February 5, 2015 would vest in full (for these awards only, on the date of such change in control), and (iv) all other CEC equity awards that have not already vested would immediately vest upon the date of such qualifying termination of employment (or, if terminated prior to the change in control, at the time of the change in control).

Additionally, if a change in control of CAC were to occur (and equity awards are not assumed or exchanged by the acquirer in such transaction), Mr. Frissora’s CAC RSUs would accelerate and vest in full.

Mr. Frissora has agreed not to, during the 24-month period following the termination of his employment, (i) compete with CEC or its affiliates or (ii) solicit or hire certain employees of CEC and its affiliates. In addition, Mr. Frissora is subject to ongoing confidentiality obligations with respect CEC matters.

“Cause” is defined under the agreement as:

(i)	the willful failure of Mr. Frissora to substantially perform his duties with CEC or to follow a lawful reasonable directive from CEC’s board of directors (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Mr. Frissora by CEC’s board of directors that specifically identifies the manner in which CEC’s board of directors believes that Mr. Frissora has willfully not substantially performed his duties or has willfully failed to follow a lawful reasonable directive and Mr. Frissora is given a reasonable opportunity (not to exceed 30 days) to cure any such failure, if curable;

(ii)	any willful act of fraud, or embezzlement or theft by Mr. Frissora, in each case, in connection with his duties under the employment agreement or in the course of his employment;

(iii)	Mr. Frissora’s admission in any court, or conviction of, or plea of nolo contendere to, a felony that could reasonably be expected to result in damage to CEC’s business or reputation;

(iv)	Mr. Frissora being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in Arizona, California, Illinois, Indiana, Iowa, Louisiana, Maryland, Mississippi, Missouri, Ohio, Ontario (Canada), Pennsylvania, Nevada, New Jersey, North Carolina or South Africa; or

(v)	Mr. Frissora’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to CEC, or a final judicial order or determination prohibiting Mr. Frissora from service as an officer pursuant to the Exchange Act or the rules of NASDAQ.

“Good Reason” is defined under the agreement as the occurrence of any of the following circumstances without Mr. Frissora’s express written consent unless, in the case of paragraphs (a), (d), (e), (f) or (g) below, such circumstances are fully corrected prior to the date of termination specified in the written notice given by Mr. Frissora notifying CEC of his resignation for Good Reason:

(a)	the assignment to Mr. Frissora of any duties materially inconsistent with his status as CEC’s Chief Executive Officer and President or a material adverse alteration in the nature or status of his responsibilities, duties or authority, including a material adverse alteration in his title or reporting structure to or by him;

(b)	the requirement that Mr. Frissora report to anyone other than CEC’s board of directors (or, in his capacity as Chief Executive Officer and President of CES, to the Steering Committee of CES);

(c)	the failure of Mr. Frissora to be elected or reelected as a member of CEC’s board of directors;

(d)	a reduction by CEC in Mr. Frissora’s annual base salary as it may be increased from time to time;

(e)	the relocation of CEC’s principal executive offices from Las Vegas, Nevada, to a location more than 50 miles from such offices, or CEC’s requirement that Mr. Frissora be based anywhere other than the location of CEC’s principal offices in Las Vegas (except for required travel on CEC’s business);

(f)	CEC’s failure to pay to Mr. Frissora any material portion of his current compensation, except pursuant to a compensation deferral elected by Mr. Frissora, or to pay to Mr. Frissora any material portion of an installment of deferred compensation under any of CEC’s deferred compensation programs within 30 days of the date such compensation is due;

(g)	any reduction by CEC of Mr. Frissora’s base salary, target bonus or maximum bonus; or

(h)	CEC’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the employment agreement.

Other Named Executive Officers

Upon a termination without Cause (as defined in the employment agreement and set forth below), a resignation by the executive for Good Reason (as defined in the employment agreement and set forth below) or upon CEC’s delivery of a nonrenewal notice, the executive shall be entitled to his or her accrued but unused vacation, unreimbursed business expenses and base salary earned but not paid through the date of termination. In addition, Messrs. Jenkin, Hession, Donovan and Morse will receive a cash severance payment equal to one-and-a-half times his base salary payable in equal installments during the 18 months following such termination and, for Messrs. Jenkin and Donovan only, a pro-rated bonus for the year in which the termination occurs based on certain conditions. In the event that the employment of Messrs. Jenkin, Hession, Donovan, or Morse is terminated by reason of his disability, such executive will be entitled to apply for CEC’s long-term disability benefits, and, if he is accepted for such benefits, he will receive 18 months of base salary continuation offset by any long-term disability benefits to which he is entitled during such period of salary continuation. Furthermore, during the time that the executive receives his base salary during the period of salary continuation, he will be entitled to all benefits. Payment of any severance benefits is contingent upon the execution of a general release in favor of CEC and its affiliates.

The executives each have covenants to not compete, not to solicit and not to engage in communication in a manner that is detrimental to the business. The executive’s “non-compete period” varies based on the type of termination that the executive has. If the executive has a voluntary termination of employment with CEC without Good Reason, the non-compete period is six months. If CEC has terminated the executive’s employment without Cause or the executive has terminated for Good Reason, CEC has delivered a notice of nonrenewal to the executive or if the executive’s employment terminates by reason of disability, the non-compete period is for 18 months with respect to Messrs. Jenkin, Hession, Donovan and Morse. If the executive’s employment is terminated for Cause, the non-compete period is for six months. The non-solicitation and non-communication periods last for 18 months following termination with respect to Messrs. Jenkin, Hession and Donovan. A breach of the non-compete covenant will cause CEC’s obligations under the executives’ respective employment agreements to terminate. In addition, the executives each have confidentiality obligations.

“Cause” under the employment agreements for Messrs. Jenkin, Hession and Donovan is generally defined as:

(i)	the willful failure of executive to substantially perform executive’s duties with CEC or to follow a lawful, reasonable directive from CEC’s board of directors or the Chief Executive Officer or such other executive officer to whom executive reports (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the executive by CEC’s board of directors (or the Chief Executive Officer, as applicable) that specifically identifies the manner in which CEC’s board of directors (or the Chief Executive Officer, as applicable) believes that the executive has willfully not substantially performed the executive’s duties or has willfully failed to follow a lawful, reasonable directive, or written CEC policy, as determined by CEC’s board of directors, after a thorough investigation by CEC’s human resources, legal or internal audit department, or such third party as CEC’s board of directors deems appropriate to investigate the matter;

(ii)	(a) any willful act of fraud, or embezzlement or theft, by the executive, in each case, in connection with executive’s duties under the employment agreement or in the course of the executive’s employment under the employment agreement or (b) the executive’s admission in any court, or conviction of, or plea of nolo contendere to, a felony;

(iii)	the executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which CEC conducts gaming operations;

(iv)	(a) the executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to CEC, or (b) a final judicial order or determination prohibiting the executive from service as an officer pursuant to the Securities and Exchange Act of 1934 or the rules of the NASDAQ; or

(v)	the executive’s willful breach of the executive’s employment agreement.

For purposes of the definition of “Cause,” no act or failure to act on the part of the executive shall be considered “willful” unless it is done, or omitted to be done, by executive in bad faith and without reasonable belief that the executive’s action or omission was in CEC’s best interests. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by CEC’s board of directors or based upon the advice of CEC’s counsel shall be conclusively presumed to be done, or omitted to be done, by the executive in good faith and in the best interests of CEC. The cessation of employment of the executive shall not be deemed to be for Cause unless and until the executive has been provided with written notice of the claim(s) against him under the above provision(s) and a reasonable opportunity (not to exceed 30 days) to cure, if possible, and to contest said claim(s) before CEC’s board of directors.

The definition of “Cause” in Mr. Morse’s employment agreement is generally defined as:

(i)	an admission in any court, or conviction of, or plea of nolo contendere to, a felony or other crime involving moral turpitude;

(ii)	conduct that constitutes fraud or embezzlement or any acts of dishonesty in relation to executive’s duties;

(iii)	gross negligence, bad faith or willful misconduct that causes either reputation or economic harm to CEC and its subsidiaries or affiliates;

(iv)	failure or refusal to perform the executive’s duties as determined by CEC in its sole discretion;

(v)	executive’s knowing misrepresentation of any material fact that CEC reasonably requests;

(vi)	executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which CEC conducts gaming operations;

(vii)	executive’s violation, as determined by CEC, of any securities or employment laws or regulations; or

(viii)	executive’s breach of his obligations under the employment agreement or violation of any CEC policies.

“Good Reason” under the other named executive officers’ employment agreements is defined as the occurrence, without the executive’s express written consent, of any of the following circumstances unless such circumstances, are fully corrected prior to the date of termination specified in the written notice given by executive notifying CEC of his or her intention to terminate his or her employment for Good Reason:

(i)	a reduction by CEC in the executive’s base salary, other than a reduction in base salary that applies to a similarly situated class of CEC’s employees or its affiliates (in the case of Mr. Morse, a material reduction);

(ii)	solely with respect to Messrs. Jenkin, or Donovan, any material diminution in the duties or responsibilities of such executive as of the date of the employment agreement, provided that a change in control of CEC that results in CEC’s becoming part of a larger organization will not, in and of itself and unaccompanied by any material diminution in the duties or responsibilities of the executive, constitute Good Reason;

(iii)	solely with respect to Mr. Morse, a material diminution in his duties or responsibilities for a period of 45 days or more;

(iv)	(a) CEC’s failure to pay or provide to the executive any material portion of his or her then current base salary or then-current benefits under his or her employment agreement (except pursuant to a compensation deferral elected by the executive) or (b) the failure to pay executive any material portion of deferred compensation under any of CEC’s deferred compensation programs within 30 days of the date such compensation is due and permitted to be paid under Section 409A of the Code, in each case other than any such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers;

(v)	solely with respect to Mr. Jenkin, CEC’s requirement that such executive be based anywhere other than Atlantic City, New Orleans or Las Vegas, and, solely with respect to Mr. Donovan, CEC’s requirement that such executive be based anywhere other than Las Vegas (except, in each case, for required travel on CEC business to an extent substantially consistent with the executive’s present business travel obligations);

(vi)	CEC’s failure to obtain satisfactory agreement from any successor to assume and agree to perform the executive’s employment agreement; or

(vii)	solely with respect to Mr. Morse, a material breach of any of CEC’s material obligations owed to Mr. Morse under his employment agreement.

Potential Payments Upon Termination or Change in Control

The following tables show the estimated amount of potential cash severance payable to each of the named executive officers, as well as the estimated value of continuing benefits, based on compensation and benefit levels in effect on December 31, 2016.

For each of the named executive officers, CEC has assumed that their employment was terminated on December 31, 2016 and the market value of their unvested equity awards was $8.50 per share, which was the fair market value of CEC Common Stock as of December 31, 2016. Due to the numerous factors involved in estimating these amounts, the actual value of benefits and amounts to be paid can only be determined upon a named executive officer’s termination of employment.

Gary Loveman(1)	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)	Disability ($)	Death ($)
Compensation:
Severance Payment	—	—	—	—	—	—	—
Short-Term Incentive	—	—	—	—	—	—	—
Excise tax gross-up payment	—	—	—	—	—	—	—
Benefits and Perquisites:
Post-retirement Health Care(2)	237,361	237,361	237,361	237,361	237,361	237,361	—
Medical Benefits	—	—	—	—	—	—	—
Life & Accident Insurance and Benefits(3)	—	—	—	—	—	—	—
Disability Insurance and Benefits(4)	—	—	—	—	—	—	—
Accrued Benefits Under the 401(k) Plan(5)	—	600	600	600	600	600	600

Totals	$237,361	$237,961	$237,961	$237,961	$237,961	$237,961	$600

Mark Frissora	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)(6)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)(7)	Disability ($)		Death ($)
Compensation:
Severance Payment	—	—	7,500,000	—	13,750,000		—	—
Short-Term Incentive	—	—	4,756,771	—	4,756,771		4,756,771	4,756,771
Accelerated Vesting of Stock and/or Cash Award(6)	—	—	1,159,094	—	5,742,274		1,159,094	1,159,094
Benefits and Perquisites:
Post-retirement Health Care(2)	—	—	—	—	—		—	—
Medical Benefits	—	—	30,949	—	38,686		30,949	—
Life & Accident Insurance and Benefits(3)	—	—	51,712	—	64,640		51,712	3,500,000
Disability Insurance and Benefits(4)	—	—	—	—	—		25,000 per mo.	—
Accrued Benefits Under 401(k) Plan(5)	—	600	600	600	600		600	600

Totals	$—	$600	$13,499,126	$600	$24,352,971	$ $	5,999,126 less 25,000 per mo.	$9,416,465

Eric Hession	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)(6)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)(7)	Disability ($)	Death ($)
Compensation:
Severance Payment	—	—	1,076,250	—	1,076,250	1,076,250	—
Short-Term Incentive	—	—	—	—		—	—
Accelerated Vesting of Stock and/or Cash Award(6)	—	—	928,655	—	928,655	928,655	928,655
Benefits and Perquisites:
Post-retirement Health Care(2)	—	—	—	—	—	—	—
Medical Benefits	—	—	23,985	—	23,985	—	—
Life & Accident Insurance and Benefits(3)	—	—	36,123	—	36,123	36,123	2,100,000
Disability Insurance and Benefits(4)	—	—	—	—	—	25,000 per mo.	—
Accrued Benefits Under 401(k) Plan(5)	—	600	600	600	600	600	600

Totals	$—	$600	$2,065,613	$600	$2,065,613	$2,041,628 less 25,000 per mo.	$3,029,255

Thomas Jenkin	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)(6)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)(7)	Disability ($)		Death ($)
Compensation:
Severance Payment	—	—	1,845,000	—	1,845,000		1,845,000	—
Short-Term Incentive	—	—	1,357,596	—	1,357,596		—	—
Accelerated Vesting of Stock and/or Cash Award(6)	—	—	1,104,348	—	1,104,348		1,104,348	1,104,348
Benefits and Perquisites:
Post-retirement Health Care(2)	163,380	163,380	163,380	—	163,380		163,380	—
Life & Accident Insurance and Benefits(3)	—	—	35,938	—	35,938		35,938	3,500,000
Disability Insurance and Benefits(4)	—	—	—	—	—		30,000 per mo.	—
Accrued Benefits Under 401(k) Plan(5)	—	600	600	600	600		600	600

Totals	$163,380	$163,980	$4,506,862	$600	$4,506,862	$ $	3,149,266 less 30,000 per mo.	$4,604,948

Robert Morse	Voluntary Termination (Qualifying) ($)	Retirement ($)	Involuntary Not for Cause Termination ($)(6)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)(7)	Disability ($)		Death ($)
Compensation:
Severance Payment	—	—	1,306,875	—	1,306,875		1,306,875	—
Short-Term Incentive	—	—		—			—	—
Accelerated Vesting of Stock and/or Cash Award(6)	—	—	928,655	—	928,655		928,655	928,655
Benefits and Perquisites:
Post-retirement Health Care(2)	—	—	—	—	—		—	—
Medical Benefits	—	—	18,506	—	18,506		—	—
Life & Accident Insurance and Benefits(3)	—	—	32,427	—	32,427		32,427	2,550,000
Disability Insurance and Benefits(4)	—	—	—	—	—		25,000 per mo.	—
Accrued Benefits Under 401(k) Plan(5)	—	600	600	600	600		600	600

Totals	$—	$600	$2,287,063	$600	$2,287,063	$ $	2,268,557 less 25,000 per mo.	$3,479,255

Timothy Donovan	Voluntary Termination ($)	Retirement ($)	Involuntary Not for Cause Termination ($)(6)	For Cause Termination ($)	Involuntary or Good Reason Termination (Change in Control) ($)(7)	Disability ($)		Death ($)
Compensation:
Severance Payment	—	—	1,076,250	—	1,076,250		1,076,250	—
Short-Term Incentive	—	—	659,891	—	659,891		—	—
Accelerated Vesting of Stock and/or Cash Award(6)	—	—	1,154,538	—	1,154,538		1,154,538	1,154,538
Benefits and Perquisites:
Post-Retirement Health Care(2)	—	—	—	—	—		—	—
Medical Benefits	—	—	20,287	—	20,287		20,287	—
Life & Accident Insurance and Benefits(3)	—	—	30,815	—	30,815		30,815	2,100,000
Disability Insurance and Benefits(4)	—	—	—	—	—		25,000 per mo.	—
Accrued Benefits Under 401(k) Plan(5)	—	600	600	600	600		600	600

Totals	$—	$600	$2,942,381	$600	$2,942,381	$ $	2,282,490 less 25,000 per mo.	$3,255,138

(1)	Mr. Loveman’s employment agreement terminated by its terms on December 31, 2016. See “—Discussion of the Summary Compensation Table” above for Mr. Loveman’s employment arrangements.
(2)	Reflects the estimated present value of all future premiums under CEC’s health plans.
(3)	Reflects the estimated present value of the cost of coverage for life and accident insurance policies and the estimated amount of proceeds payable to the executive’s beneficiaries in the event of the executive’s death.
(4)	Reflects the estimated amount of proceeds payable to the executive in the event of the executive’s disability. Severance payments will be offset by these long-term disability benefits to which the executive is entitled.
(5)	Reflects the employer match portion for the 401(k) Plan.
(6)	For Messrs. Jenkin, Donovan, Hession and Morse, the amount under “Accelerated Vesting of Stock and/or Cash Award” reflects the fair value as of December 31, 2016 of the retention stock and cash awards granted in July 2016. For Mr. Frissora, the amount represents one year of additional vesting in respect of his award of CEC RSUs granted in March 2016.
(7)	For Messrs. Jenkin, Donovan, Hession and Morse, the amount under “Accelerated Vesting of Stock and/or Cash Award” reflects the fair value as of December 31, 2016, of the retention stock and cash awards granted in July 2016. For Mr. Frissora, the amount represents the fair value as of December 31, 2016 of all of his outstanding equity awards and his retention cash award granted in March 2016.

Human Resources Committee Interlocks and Insider Participation

None of the members of the CEC HRC is a current or former officer or employee of CEC. No executive officer of CEC serves on the compensation committee of any company that employs any member of the Compensation Committee.

Compensation of Directors of Caesars Entertainment Corporation

The following table sets forth the compensation provided by CEC to non-management directors during 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Award or Unit(1)	Total ($)
Jeffrey Benjamin	—	—	—
David Bonderman	—	—	—
Kelvin Davis	—	—	—
Fred Kleisner(2)	646,035	150,000	796,035
Eric Press	—	—	—
Marc Rowan	—	—	—
David Sambur	—	—	—
Lynn Swann(3)	163,563	150,000	313,563
Christopher Williams(4)	496,035	150,000	646,035
Bernard Zuroff(5)	76,667	—	76,667

(1)	Amounts in this column represent the grant date fair value computed in accordance with ASC Topic 718.
(2)	Mr. Kleisner had a total of 9,537 options and 30,841 RSUs outstanding on December 31, 2016.
(3)	Mr. Swann resigned from the CEC board of directors effective June 30, 2016.
(4)	Mr. Williams had a total of 14,453 options and 29,591 RSUs outstanding on December 31, 2016.
(5)	Mr. Zuroff was elected to the CEC board of directors on November 10, 2016.

Each of CEC’s non-management directors not affiliated with the Sponsors received annual cash compensation paid monthly in arrears. These CEC board members receive an annual retainer of $75,000 plus an additional $25,000 for service on the Audit Committee, an additional $15,000 for service on CEC’s HRC, and an additional $10,000 for a committee chairmanship. For their service on CEC’s board of directors and its standing committees in 2016, Mr. Williams received $110,000, Mr. Swann received $57,498, Mr. Kleisner received $100,000 and Mr. Zuroff received $16,667. Additionally, for their service on the CEC SAC in 2016, Mr. Kleisner received $546,035, Mr. Swann received $106,035, Mr. Williams received $386,035 and Mr. Zuroff received $60,000.

In addition, in March 2016, as part of CEC’s annual equity program, Messrs. Williams, Swann and Kleisner each received 51,138 RSUs, which vest 33.33% on March 23 of each of 2017, 2018 and 2019.

The board of directors of CEC is engaged in the planning for and assessment of potential strategic alternatives and contingency planning in connection with its ongoing goals and objectives, CEC’s ongoing participation in the bankruptcy proceedings and related litigation of CEC’s subsidiary, CEOC and certain of CEOC’s subsidiaries (each a “Strategic Alternatives Matter” and collectively, the “Strategic Alternatives Matters”). The board of directors of CEC formed the CEC SAC and authorized it to act on behalf of CEC’s board of directors to undertake any review, analysis, assessment, valuation or other actions necessary or appropriate in connection with CEC’s role in any or all of the Strategic Alternatives Matters, whether involving a single transaction or a series of related transactions.

The remaining directors do not receive compensation for their service as a member of CEC’s board of directors. All of CEC’s directors are reimbursed for any expenses incurred in connection with their service as a member of CEC’s board of directors.

CEC HRC Interlocks and Insider Participation

None of the members of the CEC HRC is a current or former officer or employee of CEC. No executive officer of CEC serves on the compensation committee of any company that employs any member of the CEC HRC.

Certain Relationships and Related Party Transactions of Caesars Entertainment Corporation

Related Party Transaction Policy

CEC’s board of directors has a written related party transaction policy and procedures that gives CEC’s Audit Committee the power to approve or disapprove of potential related party transactions of CEC’s directors and executive officers, their immediate family members, and entities through which they hold a 5% or greater beneficial ownership interest in CEC. CEC’s Audit Committee is charged with reviewing all relevant facts and circumstances of a related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third-party and the extent of the person’s interest in the transaction.

The policy has pre-approved the following related party transactions:

•	compensation to an executive officer or director that is reported in CEC’s public filings and has been approved or recommended to CEC’s board of directors for approval by CEC’s HRC or the 162(m) Plan Committee;

•	transactions where the interest arises only from (a) the person’s position as a director on the related party’s board; (b) direct or indirect ownership of less than 5% of the related party; or (c) the person’s position as a partner with the related party and all other related parties that, in the aggregate, have an interest of less than 5% interest and is not the general partner of and does not have another position in the partnership;

•	transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	any transaction where the related party’s interest arises solely from the ownership of any class of CEC’s securities and all holders of that class of CEC’s securities receive the same benefit on a pro rata basis; and

•	any transaction involving a related party where the rates or charges involved are determined by competitive bids.

A related party transaction is defined as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which CEC (including any of its subsidiaries) was, is, or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest.

Background

The following discussion reflects CEC’s relationships and related party transactions entered into in connection with (1) the Acquisition, (2) the contribution by CEC of its shares of CIE outstanding common stock held by one of CEC’s subsidiaries and approximately $1.1 billion in aggregate principal amount of senior notes (the “CEOC Notes”) previously issued by CEOC that were owned by another one of CEC’s subsidiaries for non-voting units of CGP (collectively, the “CGP Contribution Transaction”), (3) the affiliates of the Sponsors exercising their basic subscription rights in full to purchase $457.8 million worth of CAC Common Stock and CAC using such proceeds to acquire all of the voting units of CGP and (4) CGP using such proceeds to purchase from subsidiaries of CEC (x) Planet Hollywood Resort & Casino (“Planet Hollywood”) located in Las Vegas, Nevada, (y) CEC’s joint venture interests in a casino then under development by CBAC, LLC (the “Maryland Joint Venture”) in Baltimore, Maryland and (z) a 50% interest in the management fee revenues for both of those properties (collectively, the “Purchase Transaction,” and together with the CGP Contribution Transaction, the “Initial CGP Transactions”). The following discussion also reflects other related party transactions since January 1, 2013. Each of CAC and CEC is under the control of Hamlet Holdings, the members of which are comprised of individuals affiliated with each of the Sponsors. Messrs. Press, Sambur and Rowan, each members of CEC’s board of directors, are affiliated with Apollo, and Messrs. Bonderman and Schifter, each members of

CEC’s board of directors, are affiliated with TPG. CIE and CGP are each subsidiaries of CAC (and CEC also holds an interest in CGP). CEOC is a majority-owned subsidiary of CEC. CES is a joint venture among CEOC, CERP, a subsidiary of CEC, and CGPH, an indirect, wholly owned subsidiary of CGP. Certain of CEC’s executive officers and directors hold equity interests in CEC, CAC, CIE and CEOC.

Transactions with Related Persons

Hamlet Holdings Operating Agreement

All holders of Hamlet Holdings’ equity securities are parties to Hamlet Holdings’ limited liability company operating agreement. The operating agreement provides, among other things, for the various responsibilities of the members. The members include Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo (the “Apollo Members”), and David Bonderman, and James Coulter, each of whom is affiliated with TPG (each, a “TPG Member”, collectively, the “TPG Members” and, together with the Apollo Members, the “Members”). The Members have the full and exclusive right to manage Hamlet Holdings, and the consent of at least one Apollo Member and one TPG Member is required for all decisions by or on behalf of Hamlet Holdings. The operating agreement also contains customary indemnification rights.

Stockholders’ Agreement

In connection with the Acquisition, Hamlet Holdings, the Sponsors and certain of their affiliates, the co-investors, and certain of their affiliates entered into a stockholders’ agreement with CEC (the “Stockholders’ Agreement”). The Stockholders’ Agreement contains, among other things, the agreement among the stockholders to restrict their ability to transfer stock of CEC, as well as rights of first refusal, tag-along rights and drag-along rights. Pursuant to the Stockholders’ Agreement, certain of the stockholders have, subject to certain exceptions, preemptive rights on future offerings of equity securities by CEC. The Stockholders’ Agreement also provides the stockholders with certain rights with respect to the approval of certain matters and the designation of nominees to serve on CEC’s board of directors, as well as registration rights of securities of CEC that they own.

Following the Acquisition, CEC’s board of directors was initially comprised of at least nine directors, (1) four of whom were designated by the Apollo Members, (2) four of whom were designated by the TPG Members, and (3) one of whom is the chairman. As ownership in CEC by either of the Sponsors decreases, the Stockholders’ Agreement provides for the reduction in the number of directors the respective Members can designate.

Pursuant to the Stockholders’ Agreement, approval of CEC’s board of directors and at least two directors (one designated by Apollo Members and one designated by TPG Members) is required for various transactions by CEC, including, among other things, CEC’s liquidation, dissolution, merger, sale of all or substantially all of CEC’s assets as well as the issuance of CEC’s securities in connection with certain acquisitions and joint ventures.

The Stockholders’ Agreement was amended in connection with CEC’s initial public offering to prevent termination of certain rights under the Stockholders’ Agreement (including certain rights described above).

Management Investor Rights Agreement

In connection with the Acquisition, CEC entered into a Management Investor Rights Agreement, as amended (the “MIRA”), with certain holders of securities of CEC, including certain members of management of CEC. The agreement governs certain aspects of CEC’s relationship with its management security holders. The agreement, among other things:

•	restricts the ability of management security holders to transfer shares of CEC Common Stock, with certain exceptions, prior to a qualified public offering,

•	allows the Sponsors to require management security holders to participate in sale transactions in which the Sponsors sell more than 40% of their shares of CEC Common Stock;

•	allows management security holders to participate in sale transactions in which the Sponsors sell shares of CEC Common Stock, subject to certain exceptions;

•	allows management security holders to participate in registered offerings in which the Sponsors sell their shares of CEC Common Stock, subject to certain limitations;

•	allows management security holders below the level of senior vice president to require CEC to repurchase shares of CEC Common Stock in the event that a management security holder below the level of senior vice president experiences an economic hardship prior to an initial public offering, subject to annual limits on CEC’s repurchase obligations;

•	allows management security holders to require CEC to repurchase shares of CEC Common Stock upon termination of employment without Cause or for Good Reason; and

•	allows CEC to repurchase, subject to applicable laws, all or any portion of the CEC Common Stock held by management security holders upon the termination of their employment with CEC or its subsidiaries, in certain circumstances.

On May 6, 2013, CEC amended the MIRA to provide that shares of CEC Common Stock issued upon exercise of an award granted under CEC’s Management Equity Incentive Plan and/or the CEC 2012 PIP are not subject to the terms and provisions of the MIRA including, but not limited to, the restrictions on transfer set forth in the MIRA.

The MIRA will terminate upon the earliest to occur of the dissolution of Hamlet Holdings or the occurrence of any event that reduces the number of security holders to one.

Services Agreement

Upon the completion of the Acquisition, the Sponsors and their affiliates entered into a services agreement with CEC relating to the provision of certain financial and strategic advisory services and consulting services. CEC reimburses the Sponsors for expenses they incur related to these management services. CEC historically paid a monitoring fee for management services of $7.5 million each quarter, however, the Sponsors granted a waiver of the monitoring fees due for 2015 and 2016. In 2015, CEC reimbursed the Sponsors $20 million in expenses incurred. Also, under the services agreement, the Sponsors have the right to act, in return for additional fees based on a percentage of the gross transaction value, as CEC’s financial advisor or investment banker for any merger, acquisition, disposition, financing or the like if CEC decides it needs to engage someone to fill such a role. CEC has agreed to indemnify the Sponsors and their affiliates and their directors, officers and representatives for losses relating to the services contemplated by the services agreement and the engagement of affiliates of the Sponsors pursuant to, and the performance by them of the services contemplated by, the services agreement.

Agreements with CAC and its Subsidiaries

For a discussion regarding agreements with CAC and its subsidiaries, please see the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Certain Relationships Between CEC and CAC” beginning on page 322.

Agreements Relating to the CEOC Restructuring

For a discussion regarding the agreements relating to the Restructuring, see “The CEOC Restructuring” below.

WSOP Trademarks

CIE owns the WSOP trademarks and associated rights. CEOC has a perpetual, royalty-free license to use the WSOP trademarks in connection with operating WSOP-branded poker rooms and selling certain WSOP-branded retail items. Under a Trademark License Agreement entered into in 2011, CEC pays CIE $2 million per year for the right to host the WSOP tournaments at the Rio All-Suites Hotel & Casino in Las Vegas or at such other property agreed to by the parties. CEC also has the right to host a number of WSOP circuit events at CEC affiliate properties under a Circuit Event Agreement with CIE. CEC must pay CIE $75,000 for each such circuit event. Both the Trademark License Agreement and Circuit Event Agreement expire on September 1, 2017, unless terminated earlier pursuant to the terms of each agreement.

XOJet, Inc.

XOJet, Inc. (“XOJet”), a private aviation company, is a TPG portfolio company. CEC and XOJet are parties to a Custom Membership Program Agreement pursuant to which, among other things, CEC has access to XOJet aircrafts at contractually agreed upon hourly rates. Pursuant to the terms of this agreement, CEC incurred expenses of approximately $0.6 million, $0.9 million, and $3.0 million for the years ended December 31, 2016, 2015, and 2014, respectively, and approximately $0.2 million for the three months ended March 31, 2017.

SunGard Availability Service LP

SunGard Availability Service LP (“SunGard”), a private software solutions company, is a TPG portfolio company. CEC and SunGard are parties to a Master Agreement for U.S. Availability Services pursuant to which, among other things, SunGard provides CEC enterprise cloud services and solutions for managed information technology. Pursuant to the terms of this agreement, CEC incurred expenses of approximately $0.4 million, $0.3 million, and $1.5 million for the years ended December 31, 2016, 2015, and 2014, respectively. No material expenses were incurred for the three months ended March 31, 2017.

Sabre, Inc.

Sabre, Inc. (“Sabre”), a private travel sector technology company, is a TPG portfolio company. CEC and Sabre are parties to a Hotel Associate Distribution and Services Agreement pursuant to which, among other things, CEC uses Sabre’s technology to assist customers with booking hotel rooms. Pursuant to the terms of this agreement, CEC incurred expenses of approximately $0.3 million, $0.2 million, and $0.5 million for the years ended December 31, 2016, 2015, and 2014, respectively. No material expenses were incurred for the three months ended March 31, 2017.

Avaya Inc.

Avaya Inc. (“Avaya”), a public communications solutions company, is a TPG portfolio company. CEC and Avaya are parties to a Customer Agreement pursuant to which, among other things, Avaya supplies CEC with technology products and services, software licenses and support for such products and services. Pursuant to the terms of this agreement, CEC incurred expenses of approximately $0.3 million, $0.3 million, and $1.1 million for the years ended December 31, 2016, 2015, and 2014, respectively. No material expenses were incurred for the three months ended March 31, 2017.

Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (“NCL”), a public cruise ship operations company, is an Apollo funds and TPG portfolio company. CEC and NCL are parties to a Marketing Agreement pursuant to which, among other things, NCL pays CEC a percentage of NCL’s gaming revenue. Pursuant to the terms of this agreement, CEC and NCL’s mutual business transactions amounted to approximately $0.1 million, $1.1 million, and $2.0 million for the years ended December 31, 2016, 2015, and 2014, respectively. There were no material amounts for such business transactions for the three months ended March 31, 2017.

Classic Party Rentals

Classic Party Rentals, a private event rental company, is an Apollo portfolio company. CEC and Classic Party Rentals are parties to an Equipment Rental Agreement pursuant to which, among other things, Classic Party Rentals supplies CEC with tenting, draping, lighting, furniture, tableware, and linens for parties and events. Pursuant to the terms of this agreement, CEC incurred expenses of approximately $0.3 million for the year ended December 31, 2014, and did not incur material expenses during 2015, 2016, or the three months ended March 31, 2017.

Creative Artists Agency LLC

Creative Artists Agency, LLC (“CAA”), a private talent and sports agency, is an Apollo funds and TPG portfolio company. CEC and CAA are parties to multiple entertainment agreements pursuant to which, among other things, CEC pays CAA fees in connection with artists’ performances at CEC’s properties. Pursuant to the terms of these agreements, CEC incurred expenses of approximately $0.2 million for each of the years ended December 31, 2015 and 2014, and did not incur material expenses during 2016. CEC has not incurred material expenses during 2016 or the three months ended March 31, 2017 pursuant to this agreement.

AGS Capital, LLC

AGS, LLC, a subsidiary of AGS Capital, LLC (“AGS”), a designer and manufacturer of gaming products for the casino floor, is an Apollo funds company. Pursuant to the terms of its agreement, CEC incurred expenses of approximately $0.2 million for the three months ended March 31, 2017.

LINQ Access and Parking Easement Lease Agreement

Under the LINQ Access and Parking Easement lease agreement, CEOC leases the parking lot behind The LINQ promenade and The LINQ Hotel to CERP and CGP. Together, CERP and CGP pay approximately $2 million annually, subject to a 3% annual increase through expiration in April 2028.

THE CEOC RESTRUCTURING

Overview

As a result of CEOC’s highly leveraged capital structure and the general decline in earnings from its gaming operations between 2007 and 2014, CEOC became unable to comply with certain obligations contained in its indebtedness agreements. CEC and CEOC engaged in numerous negotiations starting in 2014 with certain holders of CEOC’s indebtedness in an effort to reach a mutual agreement regarding a restructuring of CEOC’s debt. On January 15, 2015, CEOC and the other Debtors filed the Chapter 11 Cases in the Bankruptcy Court.

Following January 15, 2015, the Debtors continued to negotiate with their creditors throughout the Chapter 11 Cases. These negotiations led to the entry into the Creditor RSAs as well as the Caesars RSAs. Pursuant to the RSAs, the parties thereto agreed, among other things, to support the Plan. On January 17, 2017, the Bankruptcy Court issued the Confirmation Order confirming the terms of the Plan, which provides for, among other things, the implementation of the Restructuring and the entry into the Restructuring Documents.

To effectuate the Plan, certain Debtors will, among other things, convert their prepetition corporate structure into two companies: “OpCo” and “PropCo.” The primary features of the OpCo/PropCo structure contemplated by the Plan are as follows:

•	OpCo, or New CEOC, will be CEOC’s successor and a wholly owned operating subsidiary of New CEC. OpCo will continue to own substantially all operations, gaming licenses, personal property and other related interests of the Debtors upon completion of the Merger and the Restructuring. Other than with respect to certain domestic properties and non-gaming fixtures contributed to the REIT Entity, OpCo will lease the real property assets and related fixtures owned by PropCo pursuant to the Master Lease Agreements, one relating to the Caesars Palace Las Vegas property and one or more Master Lease Agreements relating to the remaining U.S. properties owned by PropCo, and will operate New CEOC’s properties and facilities on an ongoing basis.

•	PropCo will be a subsidiary of the REIT Entity. Upon completion of the Merger and the Restructuring, PropCo will receive, and directly or indirectly own, substantially all of the Debtors’ domestic real property assets and related fixtures. The real property, assets and related fixtures of Caesars Palace Las Vegas will be owned separately by a newly formed, wholly owned subsidiary of PropCo. As part of the Restructuring, neither CEC nor any of the existing stockholders of CEC or CAC, by reason of their capacity as a stockholder of CEC or CAC, will own any equity interest in PropCo or the REIT.

•	The reorganized Debtors (other than PropCo) will remain part of the overall New CEC enterprise, and New CEC will guarantee (1) OpCo’s payments under the Master Lease Agreements and the Golf Course Use Agreement and (2) if necessary, the OpCo debt issued in connection with the Plan.

The distributions contemplated by the Plan will be made from a combination of cash, convertible debt securities and direct equity issued by CEC as well as from a combination of cash, new debt, preferred shares and common shares issued by OpCo and the REIT Entity, PropCo, and the other entities that will own the domestic real property assets and related non-gaming fixtures of Caesars Palace Las Vegas, as applicable.

In order to support distributions under the Plan, the Plan is conditioned upon CEC making significant cash and non-cash contributions to the Debtors’ reorganization. Specifically, the Plan contemplates CEC, on behalf of itself and its non-Debtor affiliates, making the following cash and non-cash contributions, which contributions will be funded in part from cash currently held by CAC or its subsidiaries that will become available upon the completion of the Merger, which will occur contemporaneously with the Plan Effective Time:

•	approximately $925.2 million (less forbearance fees already paid) in cash to fund Plan distributions, other restructuring transactions contemplated by the Plan, and general corporate purposes, and up to an additional $19.2 million to fund distributions to certain classes of the Debtors’ unsecured creditors;

•	RSA Forbearance Fees;

•	$801 million Bank Guaranty Settlement Purchase Price (as defined below) to the Debtors for the benefit of CEOC’s first lien bank lenders;

•	$700 million commitment (with no associated fee) to purchase 100% of the New CEOC Common Stock, which cash will be distributed to creditors in connection with the division of CEOC into OpCo and PropCo;

•	call rights to PropCo to purchase the real property and the related fixtures associated with the Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans properties;

•	a guarantee of New CEOC’s monetary obligations under the Master Lease Agreements and, if necessary, the $1,235 million of New CEOC debt to be issued at the Plan Effective Time;

•	approximately $1.1 billion of the Convertible Notes issued by CEC;

•	at least $1.0 billion and up to $1.2 billion in cash to repurchase shares of CEC Common Stock from certain creditors of the Debtors;

•	$60 million for the Additional CEC Bank Consideration and $80 million for the Additional CEC Bond Consideration, each of which may be paid in cash or in CEC Common Stock at CEC’s discretion (subject to CAC’s prior written consent if CEC Common Stock is issued) and, for accounting and financial reporting purposes, assuming a Plan Effective Time as of August 31, 2017; and

•	issuance of up to 59.2% of CEC Common Stock to creditors of CEOC and the other Debtors (after giving effect to the Merger Stock Issuance and assuming completion of $1.0 billion of the CEC Common Equity Buyback), the issuance of which is the subject of approval at the CEC Special Meeting and will be provided upon exchange of New CEOC Preferred Stock in connection with the CEOC Merger.

After the Emergence, New CEC will be responsible for CEC’s ongoing obligations arising from these contributions, including with respect to any guarantees.

Additionally, under the Plan, CAC will waive its recoveries on approximately $293 million (including accrued and unpaid interest) of the Senior Notes.

Because certain of CEC’s contributions to the Debtors under the Plan take the form of direct credit support, such as the guarantee of New CEOC’s operating lease obligations, the Plan provides for, among other things, (1) a global settlement of all claims the Debtors may have against CEC and its affiliates and CAC and its affiliates and (2) comprehensive releases for CEC and its affiliates and CAC and its affiliates for claims or causes of action that the Debtors’ creditors may have against CEC and its affiliates and CAC and its affiliates, including with respect to any obligations CEC may have related to guarantees of CEOC’s debt.

At the Plan Effective Time, the terms of the Plan confirmed by the Confirmation Order will be binding upon the Debtors and all other parties affected by the Plan.

The Restructuring will significantly de-lever the Debtors’ capital structure, leaving New CEOC and its subsidiaries with approximately $1.6 billion in outstanding debt at the Plan Effective Time.

The Plan

The following description summarizes CEC’s contributions to the Debtors under the Plan as well as the Restructuring Documents to be entered into in connection with the Plan. After the Emergence, New CEC will be responsible for CEC’s obligations arising from the contributions and the Restructuring Documents entered into at the Plan Effective Time. The description below is qualified in its entirety by reference to the Plan, which is included as Annex I to this joint proxy statement/prospectus and incorporated by reference herein, and the related Disclosure Statement, each of which is also available at https://cases.primeclerk.com/CEOC.

The Separation Structure

The separation of the Debtors into OpCo, PropCo and the REIT (the “Separation Structure”) will occur through a spin-off (as such term is used under the Code) of the REIT in a transaction intended to generally constitute a tax-free reorganization under Section 368(a)(1)(G) of the Code (the “Spin Structure”). In the Spin Structure, the distribution of the new debt and new equity under the Plan will be made in a manner that is intended to not generate taxable income to the Debtors other than cancellation of indebtedness income. In addition, CEC will not own any equity interests in PropCo and none of the existing stockholders of CEC or CAC will receive any direct or indirect equity of the REIT by reason of their capacity as a stockholder of CEC or CAC.

On March 20, 2015, the Debtors submitted a formal request to the IRS seeking a ruling from the IRS with respect to certain federal income tax consequences of the Spin Structure (the “PLR Request”). In response to the PLR Request, the IRS requested additional information from the Debtors and the Debtors provided such information to the IRS. On January 5, 2017, CEC and CEOC received private letter rulings from the IRS in connection with the formation of, and distribution to certain creditors of CEOC of interests in, a REIT pursuant to the Plan (the “PLRs”). In the PLRs, the IRS addressed and favorably ruled on certain issues necessary for the Spin Structure to qualify as tax-free under Sections 355 and 368(a)(1)(G) of the Code, and for the REIT to qualify as a REIT under the Code.

Below is a chart representing the anticipated structure of New CEC after the completion of the Merger and the Restructuring (based solely on the number of shares of CEC Common Stock and CAC Common Stock issued and outstanding as of March 31, 2017):

(1)	As part of the Restructuring, affiliates of the Sponsors that granted a proxy to Hamlet Holdings will contribute the shares of CEC Common Stock they currently own to CEC and, accordingly, will not have any interests in New CEC after completion of the Merger and the Restructuring other than through their former interests in CAC.
(2)	Affiliates of the Sponsors that granted a proxy to Hamlet Holdings will beneficially own approximately 20.8% of New CEC through their former interests in CAC, while former CAC public stockholders will own approximately 11.3% of New CEC through their former interests in CAC, in each case calculated after giving effect to the Emergence Stock Issuance and assuming completion of $1.0 billion of the CEC Common Equity Buyback.
(3)	Calculated after giving effect to the Emergence Stock Issuance and assuming completion of at least $1.0 billion of the CEC Common Equity Buyback (which may be up to $1.2 billion under certain circumstances). In the event that $1.2 billion of CEC Common Stock is repurchased in the CEC Common Equity Buyback, CEC Stockholders would own 9.1% of New CEC, CAC stockholders would own 33.4% of New CEC, including approximately 21.7% beneficially owned by affiliates of the Sponsors that granted a proxy to Hamlet Holdings, and CEOC’s creditors would own 57.5% of New CEC, in each case, after giving effect to the Emergence Stock Issuance.
(4)	CERP owns six casinos in the United States and The LINQ promenade along with leasing Octavius Tower to OpCo and gaming space at The LINQ promenade to CGP.
(5)	CGP owns six casinos in the United States and, through its indirect subsidiary CIE, owns and operates a regulated online real money gaming business and owns the WSOP tournaments and brand. As discussed above, on September 23, 2016, CIE sold the SMG Business as it existed at that time, including Playtika, Ltd., to Alpha Frontier Limited for approximately $4.4 billion in cash.
(6)	Managers will be newly formed subsidiaries that will provide management services to OpCo, or New CEOC, with respect to properties leased from PropCo pursuant to the MLSAs (as defined below). See the section entitled “The CEOC Restructuring—The Plan—Shared Services” beginning on page 224 for additional information.
(7)	Consists primarily of captive insurance subsidiaries and certain international development companies.
(8)	OpCo or New CEOC, as CEOC’s successor, is expected to lease and operate 18 casinos in the United States, own and operate one casino in the United States and nine internationally, most of which are located in the United Kingdom, and manage seven casinos owned by unrelated third parties.
(9)	CES provides certain corporate, administrative and management services for the CERP, New CEOC and CGPH casino properties and casinos owned by unrelated third parties. CES also manages certain enterprise assets and the other assets it owns, licenses or controls, and employs certain of the corresponding employees.

The descriptions below of the Restructuring Documents are preliminary and based on the most recent drafts of these agreements filed with the Bankruptcy Court as of the date of this joint proxy statement/prospectus and the terms of the Plan. These documents, including the Master Lease Agreements, the Golf Course Use Agreement, the CPLV Trademark License, the MLSAs, the Right of First Refusal Agreement and the amendments to the limited liability company agreement of CES and the Omnibus Agreement, remain under negotiation between OpCo, PropCo and certain other parties. In particular, among other things, (i) the method for setting the base rent for any renewal terms under the Master Lease Agreements, (ii) the process for determining whether the tenant will be permitted or required to transfer its personal property to a successor tenant upon a termination of the Master Lease Agreements, (iii) the annual payment amount and annual use fee to be paid under the Golf Course Use Agreement are still being negotiated and (iv) the method for adjusting the portion of the rent under the Non-CPLV Master Lease that is allocable to any facility for which the remaining term of the Non-CPLV Lease, including any renewal periods, would exceed 80% of the facility’s useful life. The final forms of these documents may differ from the drafts described below and any differences may be material and adverse to the interests of New CEC and New CEOC and their subsidiaries.

New CEOC Funded Debt Obligations

At the Plan Effective Time, pursuant to the Plan, New CEOC will have funded debt obligations of at least $1,235 million, or the “New CEOC Debt”. As of February 21, 2017, CEOC and the other Debtors had entered into committed financing agreements for proposed new senior secured credit facilities, comprising up to $1,235 million in the aggregate principal amount of a seven-year senior secured term loan facility and up to $200 million in the aggregate principal amount of a five-year senior secured revolving credit facility (collectively, the “New CEOC Senior Facilities”). The closing of the New CEOC Senior Facilities is subject to the negotiation and execution of definitive documentation, receipt of regulatory approvals and satisfaction of customary closing conditions. As of April 4, 2017, the New CEOC Senior Facilities were priced and syndicated.

CEC Contributions

The following table sets forth the estimated sources and uses of cash for CEC in connection with the Plan, which, for accounting and financial reporting purposes, assumes a Plan Effective Time as of August 31, 2017.

Sources of Funds		Uses of Funds
(in millions)
CIE cash(1)	$2,953	Cash to CEOC creditors(4)	$3,719
CEC insurance proceeds(2)	126	Purchase of New CEOC Equity	700
New CEOC Debt proceeds	1,235	CEC Common Equity Buyback(5)	1,000
CEOC and CGP cash(3)	1,445	NRF Settlement(6)	45
		Capitalization of PropCo(7)	45
		Financing, professional and other fees(8)	250

Total sources of funds	$5,759	Total uses of funds	$5,759

(1)	This includes all cash expected to be remaining at CIE after the sale of the SMG Business, less (i) $260 million of cash held in escrow related to the sale, approximately $196 million of which is expected to be released to New CEC in September 2017, subject to certain conditions and any indemnity claims made by the buyers of the SMG Business, and (ii) $15 million of minimum cash.
(2)	Reflects cash proceeds from the settlement of certain claims under director and officer insurance policies.
(3)	Assumes remaining funding requirements are funded using cash held at CEOC and CGP.
(4)	Includes the (i) $925 million CEC Cash Contribution under the Plan, net of $94 million of forbearance fees already paid prior to the Plan Effective Time, (ii) $801 million Bank Guaranty Settlement Purchase Price, net of $61 million for an upfront payment paid prior to the Plan Effective Time, (iii) $140 million of ticking fees, which consists of $60 million to be paid for the Additional CEC Bank Consideration and $80 million to be paid for the Additional CEC Bond Consideration and (iv) $2,006 million of other cash distributions to CEOC creditors pursuant to the Plan. Does not include cash to CEOC creditors from the issuance of the CPLV Market Debt or issuance of the PropCo Preferred Equity, in each case, pursuant to the Plan.
(5)	May be increased to $1,200 million depending on the elections of certain creditors of the Debtors and an evaluation of the potential tax consequences of the buyback.
(6)	Reflects payments required pursuant to the NRF Settlement Agreement.
(7)	Represents cash from CEOC that will be transferred to PropCo to fund PropCo at the Plan Effective Time.
(8)	Includes estimates for financing fees and professional fees related to the CPLV Market Debt and New CEOC Debt, backstop fees related to the PropCo Preferred Equity, professional fees for financial advisors related to the Restructuring and Merger, and other fees due pursuant to the RSAs.

Under the Plan, CEC will be making significant cash and non-cash contributions to the Debtors’ reorganization and to facilitate the Restructuring. These contributions will be funded, in part, by cash currently held by CAC or its subsidiaries that will become available upon completion of the Merger, which is expected to occur substantially concurrently with the Emergence at the Plan Effective Time.

CEC Cash Contributions and Payments

At the Plan Effective Time, CEC will pay to the Debtors (1) approximately $925.2 million in cash, plus (2) the Bank Guaranty Settlement Purchase Price (as defined below), plus (3) (i) the Additional CEC Bank Consideration and (ii) the Additional CEC Bond Consideration, plus (4) any proceeds or settlement received on behalf of CEOC’s, CEC’s, or the Sponsors’ applicable insurance policies prior to the Plan Effective Time, less (5) the RSA forbearance fees under the RSA with the holders of claims in respect of CEOC’s first lien bonds (“Secured First Lien Notes Claims” and such RSA, the “First Lien Bond RSA”), the RSA with the holders of claims in respect of CEOC’s first lien bank debt (“Prepetition Credit Agreement Claims” and such RSA, the “Bank RSA”) and the RSA with the holders of claims in respect of CEOC’s second lien bonds (“Second Lien Notes Claims” and such RSA, the “Second Lien Bond RSA”) paid by CEC (collectively, the “RSA Forbearance Fees”).

For additional discussion on Additional CEC Bank Consideration and the Additional CEC Bond Consideration, see the section entitled “—Additional CEC Bank Consideration; Additional CEC Bond Consideration” below. For additional discussion of the RSA Forbearance Fees, see the section entitled “—RSA Forbearance Fees” below.

RSA Forbearance Fees

At the Plan Effective Time, CEC will pay the RSA Forbearance Fees in the amount of 1.625% of the face amount of the first lien bonds held by (1) holders of Secured First Lien Notes Claims who signed the First Lien Bond RSA prior to 5:00 p.m. EST on January 12, 2015, so long as the First Lien Bond RSA is in effect, (2) holders of Prepetition Credit Agreement Claims who signed the Bank RSA (provided that those first lien bonds held by such bank lenders that have not already received the first payment of 1.625%, will receive 3.25% of the face amount of their first lien bonds at the Plan Effective Time) and (3) holders of Second Lien Notes Claims who signed the Second Lien Bond RSA within two business days following its effective date, so long as the Bank RSA, First Lien Bond RSA and Second Lien Bond RSA are in effect.

Bank Guaranty Settlement

As part of a settlement by and among CEC, CEOC and lenders party to the Bank RSA with respect to the entitlement of certain holders of Prepetition Credit Agreement Claims to post-petition interest and the rate of any such post-petition interest, and to facilitate a settlement with the holders of claims with respect to CEOC’s subsidiary-guaranteed notes, at the Plan Effective Time, CEC will contribute to the Debtors sufficient cash to cover the settlement amounts outlined in the Plan to be paid for such Prepetition Credit Agreement Claims (the “Bank Guaranty Settlement Purchase Price”). At the Plan Effective Time, the Debtors will distribute the Bank Guaranty Settlement Purchase Price to the holders of Prepetition Credit Agreement Claims in compliance with each such holder’s respective accrued post-petition interest in accordance with the Plan.

CEC Stock Purchase of New CEOC Equity

At the Plan Effective Time, CEC will complete the purchase of 100% of the New CEOC Common Stock for $700 million, at which time CEC will own 100% of the New CEOC Common Stock.

PropCo Call Right Agreements

At the Plan Effective Time, PropCo, CEC, CERP, CGP and their respective applicable subsidiaries (if applicable) will enter into certain call right agreements (the “PropCo Call Right Agreements”), and each PropCo Call Right Agreement will become effective in accordance with its terms and the Plan. The PropCo Call Right Agreements will provide PropCo with an option, exercisable within five years following the Plan Effective Time, to purchase and lease back to, as applicable, CERP’s or CGP’s (or their respective applicable subsidiaries’) real property interest and all improvements associated with Harrah’s Atlantic City, Harrah’s Laughlin and Harrah’s

New Orleans (each PropCo Call Right Agreement relating to a different property). If PropCo does not exercise its call right within the exercise period, the respective PropCo Call Right Agreement will automatically terminate. The purchase price will equal ten times the agreed annual rent for such properties under the applicable lease, and the purchase will be on other customary terms and conditions, with the closing of such purchase(s) to occur following regulatory approvals. The rent under any such lease will be determined based on an EBITDAR coverage ratio and will be adjusted on terms consistent with the Non-CPLV Master Lease. If New CEC is unable to timely deliver a property following the exercise of the call right due to limitations set forth in agreements governing New CEC’s subsidiaries’ indebtedness and if New CEC is not able to provide replacement property providing equal or greater economic benefits to PropCo, then New CEC will have to pay to PropCo an amount in cash equal to the loss in value to PropCo as specified in the applicable PropCo Call Right Agreement, subject to certain conditions.
If necessary regulatory approvals in connection with the purchase of a property pursuant to a PropCo Call Right Agreement are not obtained, New CEC will be required to use commercially reasonable efforts to sell such property to an alternative purchaser, subject to certain conditions. The proceeds of such sale will go first to New CEC to compensate it for the funds it would have received had it sold the applicable property to PropCo, with the remainder of funds to be distributed to PropCo. If a sale of a property is not completed due to New CEC’s failure to obtain necessary regulatory approvals, PropCo may terminate the applicable PropCo Call Right Agreement and CEC will pay to PropCo an amount in cash equal to the loss in value to PropCo as specified in such PropCo Call Right Agreement.

Additionally, these call rights will be subject: (1) in the case of Harrah’s Atlantic City and Harrah’s Laughlin, to the terms of the CERP debt documents and (2) in the case of Harrah’s New Orleans, to the terms of the CGP debt documents; provided, that CEC, CERP and CGP as applicable will be required to use commercially reasonable efforts to obtain any waivers or amendments necessary to permit such transactions. If such waivers or amendments are not obtained after use of commercially reasonable efforts to obtain the same, CEC will pay to PropCo an amount in cash equal to the loss in value to PropCo as specified in the applicable PropCo Call Right Agreement, subject to certain conditions.

CEC Guarantees

At the Plan Effective Time, OpCo Tenant (as defined below) and PropCo Landlord (as defined below) will enter into the Master Lease Agreements, whereby OpCo Tenant will lease from PropCo Landlord certain real property assets and related fixtures formerly owned by CEOC. Additionally, New CEOC and Golf TRS (as defined below) will enter into the Golf Course Use Agreement pursuant to which New CEOC will have usage rights from Golf TRS for certain golf course properties formerly owned by CEOC. Each of the Master Lease Agreements and the Golf Course Use Agreement will become effective in accordance with their terms and the Plan. The payment of all monetary obligations of the applicable OpCo Tenant under each Master Lease Agreement will be guaranteed by CEC under the terms of the MLSA entered into with respect to such Master Lease Agreement, and the payment of all monetary obligations of New CEOC (and/or its applicable subsidiaries) under the Golf Course Use Agreement will also be guaranteed by CEC. See the section entitled “Master Lease Agreements, Golf Course Use Agreement” below for additional information.

CEC Convertible Notes

At the Plan Effective Time, CEC will issue approximately $1.1 billion of the Convertible Notes to the Debtors, and the Debtors will distribute the Convertible Notes pursuant to the terms of the Plan to the holders of non-first lien claims.

The Convertible Notes will accrue interest at 5.00% per annum and mature in 2024. The Convertible Notes will be convertible at the option of holders into a number of shares of CEC Common Stock that, were they issued at the Plan Effective Time, would represent approximately 17.9% of the CEC shares outstanding (on a fully diluted basis) at the Plan Effective Time, assuming completion of $1.0 billion of the CEC Common Equity Buyback. The Convertible Notes will be subject to conversion at the option of CEC following the third anniversary of the issuance of the Convertible Notes if the last reported sale price of CEC Common Stock equals or exceeds 140% of the conversion price for the Convertible Notes in effect on each of at least 20 trading days during any 30 consecutive trading day period. CEC will not have any other redemption rights.

If CEC undergoes a Fundamental Change (as defined in the indenture governing the Convertible Notes), holders may require CEC to purchase for cash all or part of their Convertible Notes at a purchase price equal to 100% of the principal amount of the Convertible Notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the Fundamental Change purchase date. In addition, if certain make-whole fundamental changes occur, CEC will, in certain circumstances, increase the conversion rate for any Convertible Notes converted in connection with such make-whole fundamental change.

The Convertible Notes will be senior unsecured obligations of CEC and rank equally and ratably in right of payment with all existing and future senior unsecured obligations and senior to all future subordinated indebtedness. The Convertible Notes will not be guaranteed.

The indenture that will govern the Convertible Notes will have covenants that limit CEC’s and its restricted subsidiaries’ ability to, among other things: (1) incur additional debt or issue certain stock; (2) pay dividends on or make other distributions in respect of its capital stock or make other restricted payments, including certain investments; (3) put any restriction on the ability of restricted subsidiaries to pay dividends, make loans or sell assets to CEC or its restricted subsidiaries; (4) sell certain assets; (5) create liens on certain assets to secure debt; (6) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and (7) enter into certain transactions with their affiliates. These covenants will be subject to a number of important limitations and exceptions outlined in the indenture. The indenture will also provide for events of default, which, if any of them occurs, would permit or require the principal, premium, if any, interest and any other monetary obligations on all of the then outstanding Convertible Notes to be due and payable immediately. The terms of the Convertible Notes must be in the form and substance reasonably acceptable to CEOC’s major creditor groups.

CEC Common Equity Buyback

At the Plan Effective Time, CEC will use at least $1.0 billion and up to $1.2 billion of the proceeds received in the sale of CIE’s social and mobile games business as it existed at that time, including Playtika, Ltd. (the “CIE Proceeds”), to repurchase CEC Common Stock (the “CEC Common Equity Buyback”) from certain creditors of the Debtors at a predetermined price as follows:

•	First, $1.0 billion of the CIE Proceeds (the “Initial Buyback Amount”) will be used to repurchase CEC Common Stock from holders of Second Lien Notes Claims and senior unsecured notes, general unsecured claims and claims in respect of an asserted personal injury tort or workers compensation against any Debtor who elect to sell such holders’ shares of CEC Common Stock (the “Initial Buyback”);

•	Second, in the event that less than all of the Initial Buyback Amount is used in the previous step, CEC will use the remaining portion to repurchase CEC Common Stock from the holders in the previous step pro rata based on the amount of equity they receive under the Plan, but excluding those holders who participated at their pro rata or higher amount in step one above;

•	Third, a portion of $200.0 million of the CIE Proceeds (the “Additional Buyback Amount”) will be used to repurchase such holders’ shares of CEC Common Stock pro rata based on the quantum of equity they elected to sell in an amount equal to the lesser of (x) the maximum amount permitted without violating continuity of interest tests related to the Spin Structure and (y) the amount of remaining stock that the holders above elected to sell but was not satisfied in the Initial Buyback; and

•	Fourth, any unused portion of the Additional Buyback Amount will be used to repurchase CEC Common Stock from holders of Secured First Lien Notes Claims, Prepetition Credit Agreement Claims

and subsidiary-guaranteed notes who elect to sell such holders’ shares of CEC Common Stock, so long as such amount is permitted without violating the continuity of interest tests.

To the extent the Debtors determine in good faith that the CEC Common Equity Buyback would have negative consequences with respect to the tax treatment of the Spin Structure, the Debtors may modify the CEC Common Equity Buyback solely in a manner necessary to avoid such negative consequences only if the Second Lien Committee has given its written consent. Any modifications to the CEC Common Equity Buyback that adversely impacts CEOC’s or CEC’s ability to provide the treatment of, and the identical economic recoveries available to, the holders of Secured First Lien Notes Claims or Prepetition Credit Agreement Claims require the consent of the requisite consenting bond creditors or the requisite consenting bank creditors, respectively.

Additional CEC Bank Consideration; Additional CEC Bond Consideration

At the Plan Effective Time, CEC will pay to the Debtors an amount equal to $10 million per month earned from January 1, 2017 through the earlier of the Plan Effective Time or June 30, 2017 (such amount, the “Additional CEC Bank Consideration”). Additionally, to the extent the Plan Effective Time has not occurred by May 1, 2017, CEC will pay an amount equal to $20 million per month from May 1, 2017 until the Plan Effective Time, less $4.8 million (such amount, the “Additional CEC Bond Consideration”). Assuming a Plan Effective Time as of August 31, 2017 for accounting and financial reporting purposes, CEC estimates payments of $60 million for the Additional CEC Bank Consideration and $80 million for the Additional CEC Bond Consideration. Each amount may be paid at CEC’s election either in cash or CEC Common Stock (subject to CAC’s prior written consent if CEC Common Stock is issued), which will be issued in exchange for New CEOC Preferred Stock in connection with the CEOC Merger.

CEC Common Stock

At the Plan Effective Time, New CEOC will first issue Series A Preferred Stock (“New CEOC Preferred Stock”) to certain creditors of the Debtors. New CEOC will merge with and into a newly formed subsidiary of CEC (the “CEOC Merger”). In exchange for the New CEOC Preferred Stock in connection with the CEOC Merger and in accordance with the Plan, at the Plan Effective Time, CEC will issue to certain creditors of the Debtors CEC Common Stock in an amount up to 59.2% of the outstanding shares of CEC Common Stock (after giving effect to the Merger Stock Issuance and assuming completion of $1.0 billion of the CEC Common Equity Buyback). The percentages of CEC Common Stock issued pursuant to the Plan will take into account any dilution that would otherwise occur based on the conversion of the Convertible Notes to CEC Common Stock.

Shared Services

On or before the Plan Effective Time, the limited liability agreement of CES and the Omnibus Agreement will be amended or modified as necessary or appropriate to reflect the formation of New CEOC and PropCo, including (1) to provide that Total Rewards and other enterprise-wide and property specific resources are allocated, and services provided, in a way that does not discriminate against PropCo or New CEOC, and (2) for so long as CEC (or an entity that is a wholly owned subsidiary of CEC) manages the facilities leased under a Master Lease Agreement pursuant to the MLSAs or otherwise (CEC or such subsidiary, in such capacity, a “CEC Manager”), CES will ensure that, in the event the CEC Manager ceases to provide the resources and services provided by such agreements, CES will provide such resources and services directly to PropCo on equivalent terms to or via an alternative arrangement reasonably acceptable to PropCo; provided that if the CEC Manager is terminated as manager under the applicable management agreement (other than by or with the consent of PropCo, or in connection with certain foreclosures by OpCo’s lenders in which a replacement guarantor and manager is put in place in accordance with the applicable Master Lease Agreement), CES will provide such resources and services pursuant to a management agreement on substantially the same terms and conditions, notwithstanding such termination, if so elected by PropCo. In the event PropCo terminates or consents to the termination of the management relationship with CEC or its affiliates, for so long as the transition period under the applicable management agreement(s) continues, PropCo will continue to have access to such resources and services on no less favorable terms.

CES will, at the request of the board of the REIT Entity, have meetings or conference calls once a quarter with a designee of the board of the REIT Entity to discuss, and consult on, the strategic and financial business plans, budgeting (including capital expenditures), and other topics as reasonably requested by the board of the REIT Entity. The REIT Entity will also have audit and information rights with respect to CES.

Master Lease Agreements, Golf Course Use Agreement

At the Plan Effective Time, OpCo (and/or its applicable subsidiaries) (as tenant under a Master Lease Agreement, “OpCo Tenant”) and PropCo (and/or its applicable subsidiaries) (as landlord under a Master Lease Agreement, “PropCo Landlord”) will enter into the Master Lease Agreements, and the Master Lease Agreements will become effective in accordance with their terms and the Plan. There will be at least two separate Master Lease Agreements, each between the applicable OpCo Tenant and the applicable PropCo Landlord: one lease relating to the Caesars Palace Las Vegas property (the “CPLV Master Lease”), and two or more other leases (collectively or individually as the context requires the “Non-CPLV Master Lease”) each relating to certain of the remaining U.S. properties owned by PropCo (initially comprised of 17 gaming facilities operated in eight states, a racetrack facility in Kentucky, miscellaneous properties in Las Vegas, Nevada and, upon the approval of the Bankruptcy Court, generally all other U.S. real property owned by CEOC as of the Plan Effective Time, other than the Golf Course properties). The term “Facility” refers to each single operating asset/business unit property leased under the Master Lease Agreements (e.g., Caesars Palace Las Vegas under the CPLV Master Lease, and/or each of the various casinos leased under the Non-CPLV Master Lease).

The payment of all monetary obligations of the applicable OpCo Tenant under each Master Lease Agreement will be guaranteed by New CEC under the terms of the corresponding MLSA, as described in further detail below. Each Master Lease Agreement will have a 15 year initial term and four renewal terms of five years each exercisable by OpCo Tenant at its option (subject to there being no event of default by OpCo Tenant under such Master Lease Agreement).

Each Master Lease Agreement will be structured as a “triple-net” lease, in that OpCo Tenant is responsible for all operating costs associated with the respective covered Facilities, including the payment of taxes, insurance and all repairs, and providing indemnities to PropCo Landlord against liabilities associated with the operations of each such Facility.

OpCo will be required to make capital expenditures satisfying certain minimum spending requirements as set forth in the Master Lease Agreements.

Generally, upon PropCo’s sale of any Facility, the applicable OpCo Tenant will be required to enter into a new lease with the new property owner of such Facility on terms substantially similar to the applicable Master Lease Agreement, with prorated rent and capital expenditure obligations (and corresponding reductions under the applicable Master Lease Agreement from which such Facility is being sold). However, PropCo Landlord may sell certain specified parcels of land not associated with (or otherwise not necessary for the operation of) a Facility to third parties without a new lease being entered into (or any reduction of rent or capital expenditure obligations under the applicable Master Lease Agreement from which such land is being sold).

Generally, direct and indirect changes in control of OpCo Tenant are restricted without the PropCo Landlord’s consent, but transfers of stock on a nationally-recognized exchange are permitted and certain direct and indirect changes in control of CEC are permitted without PropCo Landlord’s consent.

A default under any of the Non-CPLV Master Leases will not be a default under the CPLV Master Lease. However, a default under any Master Lease Agreement (including the CPLV Master Lease) will be a default under each of the Non-CPLV Master Leases.

In the event of certain terminations of any Master Lease Agreement, the applicable OpCo Tenant may be required to cooperate to transfer all personal property located at the applicable Facility(ies) to a designated successor, for fair market value, and/or to stay in possession of (and continue to operate) the applicable premises for a period not to exceed 2 years until a successor Tenant is determined.

Each Master Lease Agreement provides for fixed rent (subject to escalation) during an initial term, then rent consisting of both base rent and variable percentage rent elements. The CPLV Master Lease provides for annual fixed rent of $165 million for the first seven lease years, subject to escalation beginning in the 2nd lease year equal to the greater of 2% and the Consumer Price Index (the “Escalator”). Beginning in the 8th lease year, the base rent (“CPLV Base Rent”) will initially equal 80% of the preceding year’s rent (and thereafter be increased annually by the Escalator for the remainder of the initial lease term), and percentage rent (“CPLV Percentage Rent”) will begin to be due, calculated as follows: In year 8, a fixed annual amount equal to 20% of the rent of the 7th lease year adjusted upward or downward by the product of 13% and the amount by which the net revenue generated by the Caesars Palace Las Vegas property in the 7th lease year increased or decreased from the net revenue in the year preceding the initial lease year of the initial term. The CPLV Percentage Rent will then remain unchanged during the 9th and 10th lease years. The CPLV Percentage Rent will be adjusted in year 11 either upward or downward in proportion to the comparison of net revenue in the 10th lease year versus net revenue in the 7th lease year. The CPLV Percentage Rent will then again remain unchanged for the remainder of the initial term. At the commencement of each renewal term, (a) the CPLV Base Rent will initially be adjusted as set forth in the CPLV Master Lease, and (b) the CPLV Percentage Rent will be adjusted either upward or downward, in proportion to the comparison of net revenue in the prior year versus net revenue in the year preceding the last time the CPLV Percentage Rent was adjusted, and then again remain unchanged for the remainder of such renewal term. The calculation of net revenue for purposes of determining the CPLV Percentage Rent will be subject to certain adjustments as set forth in the CPLV Master Lease.

The Non-CPLV Master Leases provide (collectively, all Non-CPLV Master Leases considered together in the aggregate) for annual fixed rent of $465 million for the first seven lease years, subject to escalation beginning in the 6th lease year equal to the Escalator. Beginning in the 8th lease year, the base rent (“Non-CPLV Base Rent”) will begin to be due, calculated as follows: the Non-CPLV Base Rent for lease years 8 through 10 will be equal in year 8 to 70% of the total rent for the 7th lease year, then increased annually by the Escalator during years 9 and 10. The Non-CPLV Base Rent for lease year 11 will be equal to 80% of the total rent for the 10th lease year, then increased annually by the Escalator for the remainder of the initial term. Also beginning in the 8th lease year, percentage rent (“Non-CPLV Percentage Rent”) will begin to be due, calculated as follows: In year 8, a fixed annual amount equal to 30% of the rent of the 7th lease year adjusted upward or downward by the product of 19.5% and the amount by which the net revenue generated by the Non-CPLV Facilities in the 7th lease year increased or decreased from the net revenue in the year preceding the initial lease year of the initial term. The Non-CPLV Percentage Rent will then remain unchanged during the 9th and 10th lease years. In year 11, the Non-CPLV Percentage Rent will be a fixed annual amount equal to 20% of the rent of the 10th lease year adjusted upward or downward by the product of 13% and the amount by which the net revenue generated by the Non-CPLV Facilities in the 10th lease year increased or decreased from the net revenue in the 7th lease year. The Non-CPLV Percentage Rent will then again remain unchanged for the remainder of the initial term. At the commencement of each renewal term, (a) the Non-CPLV Base Rent will initially be adjusted as set forth in the Non-CPLV Master Lease, and thereafter be increased annually by the Escalator, and (b) the Non-CPLV Percentage Rent will be adjusted either upward or downward in proportion to the comparison of net revenue from the prior year versus net revenue from the year preceding the last time the Non-CPLV Percentage Rent was adjusted, and then again remain unchanged for the remainder of such renewal term. Notwithstanding the foregoing, if the remaining term of the Non-CPLV Lease, including any renewal periods, would exceed 80% of the useful life of any Facility subject to the Non-CPLV Master Lease, the rent allocable to such Facility shall be the fair market rental value of such Facility, subject to certain exceptions. The calculation of net revenue for purposes of determining the Non-CPLV Percentage Rent will be subject to certain adjustments as set forth in the Non-CPLV Master Lease.

Additionally, concurrently with the execution of the CPLV Master Lease, the applicable OpCo Tenant will be granted a royalty-free, perpetual license to use the “Caesars Palace” brand and marks, which license will be exclusive with respect to any hotel, casino or other property within 30 miles of the Caesars Palace Las Vegas property (the “CPLV Trademark License”).

Concurrently with execution of the Master Lease Agreements, (1) certain golf course properties (the “Golf Course Properties”) will be transferred to a direct, wholly-owned taxable REIT subsidiary (“Golf TRS”) of the REIT Entity, and (2) New CEOC (or its applicable subsidiaries) and Golf TRS will enter into a golf course use agreement (the “Golf Course Use Agreement”) pursuant to which New CEOC will pay to Golf TRS (i) an annual payment in the amount of $10 million subject to escalation beginning in the 6th lease year equal to the Escalator, (ii) an annual use fee in the approximate amount of $3 million subject to escalation beginning in the 2nd lease year equal to the Escalator, and (iii) per-round fees. The Golf Course Use Agreement will be coterminous, and cross defaulted, with the Non-CPLV Master Lease. The payment of all monetary obligations of New CEOC (and/or its applicable subsidiaries) under the Golf Course Use Agreement will be guaranteed by CEC.

Management and Lease Support Agreements

At the Plan Effective Time, each OpCo Tenant and PropCo Landlord will enter into a management and lease support agreement (a “MLSA”) with CEC Manager, CEC and certain other parties in respect of each Master Lease Agreement, and each such MLSA will become effective in accordance with its terms and the Plan. Pursuant to each of the MLSAs, inter alia, (1) CEC Manager (initially, a wholly owned subsidiary of CEC) will manage the applicable Facility(ies) leased by the applicable OpCo Tenant, within certain parameters, with expenses for operating such Facility(ies) to be reimbursed by OpCo Tenant, and subject to other customary management agreement terms and provisions, and (2) CEC will provide a guarantee in respect of the applicable OpCo Tenant’s monetary obligations under the applicable Master Lease Agreement and the Golf Course Use Agreement. CEC’s guaranty obligations, and the CEC Manager’s obligations, under each MLSA will terminate (i) if the applicable Master Lease Agreement is terminated by reason of casualty, condemnation or the natural expiration of the term, (ii) upon the replacement of the CEC Manager and CEC in connection with certain foreclosures by OpCo Tenant’s lenders or (iii) otherwise with PropCo Landlord’s consent. If the applicable Master Lease Agreement is terminated due to an OpCo Tenant default, and in connection with such termination PropCo Landlord terminates the CEC Manager for cause under the MLSA, then CEC’s guaranty obligations would nevertheless survive such termination of the CEC Manager.

The MLSAs each provide that, subject to certain customary exceptions, CEC will not sell its assets unless it receives consideration equal to at least fair market value and, in the event of sales to affiliates, such sale will be subject to (i) a right of first refusal in favor of PropCo, (ii) the approval of the independent members of CEC’s board of directors and (iii) receipt of a fairness opinion from an accounting, appraisal or investment banking firm. The MLSAs limit the ability of CEC to pay non-cash dividends unless such dividends would not reasonably be expected to result in CEC’s inability to perform its guaranty obligations. For a period of six years after the Plan Effective Time, the MLSAs will also restrict the ability of CEC to pay dividends, purchase CEC’s capital stock or engage in similar transactions unless (A) CEC’s market capitalization after such transaction is at least $5.5 billion, (B) the aggregate amount of such dividends or other transactions does not exceed (x) 25% of the net proceeds, up to a cap of $25 million in any fiscal year, from the disposition of assets by CEC and its subsidiaries, or (y) $100 million from other sources in any fiscal year, or (C) CEC’s equity market capitalization after such transaction is at least $4.5 billion and the aggregate amount of such dividends or other transactions does not exceed $125 million in any fiscal year and is funded solely by asset sale proceeds.

Right of First Refusal Agreement

At the Plan Effective Time, PropCo and CEC will enter into the Right of First Refusal Agreement, and the Right of First Refusal Agreement will become effective in accordance with its terms and the Plan. The Right of First Refusal Agreement will provide, among other things, that (1) CEC (by and on behalf of itself and all of its majority owned subsidiaries) will grant to PropCo (by and on behalf of itself and all of its majority owned subsidiaries) a right of first refusal to purchase (and lease to an affiliate of CEC) certain non-Las Vegas domestic real estate that CEC or its affiliates may have the opportunity to acquire or develop and (2) PropCo will grant to CEC a right of first refusal to lease and manage certain non-Las Vegas domestic real estate that PropCo may have the opportunity to acquire or develop.

Corporate Governance at New CEC

At the Plan Effective Time, the initial board of directors of New CEC (the “Initial Board”) will consist of eleven members (the “Initial Directors”), one of whom will be the CEO of New CEC and eight of whom will be “independent” directors, including the chairman. The Initial Board will be classified with Class I directors having a term expiring at the 2018 annual meeting of stockholders. The independent directors will not include anyone who is an officer, director, manager or full-time employee of any Sponsor. Four members of the Initial Board will be appointed by the current directors of CEC and CAC. CEC and CAC will be entitled to appoint two Initial Directors who are not independent. The CAC Special Committee and the CEC SAC will each appoint one of the four Initial Directors appointed by CEC/CAC, which appointments will be subject to the consent of the Second Lien Committee. Three members of the Initial Board will be appointed by the Second Lien Committee. Two members of the Initial Board will be appointed by the requisite consenting bond creditors. One member of the Initial Board will be appointed by the requisite consenting bank creditors and the requisite consenting subsidiary guaranteed notes creditors, in consultation with the committee representing the unsecured creditors.

Additional Terms of the Plan

The Plan provides for, among other things, (1) a global settlement of all claims the Debtors may have against CEC or certain of its affiliates and (2) comprehensive releases for CEC and its affiliates for claims or causes of action that the Debtors’ creditors may have against CEC and its affiliates, including with respect to any obligations CEC may have related to guarantees of CEOC’s debt.

In particular, the Plan provides for (1) releases of claims and causes of action the Debtors may hold against various parties (each a “Released Party”), including each other Debtor, CEC, CAC, the Sponsors, the creditors, creditor committees, trustees, agents and professionals (the “Debtor Release”), (2) releases of claims or causes of action any entity asserting a claim or cause of action on behalf of the Debtors may hold against the Released Parties (the “Third-Party Release”), (3) exculpation of each Debtor, each Debtor as reorganized under the Plan, each estate created for the Debtors and each of the Released Parties for certain acts or omissions taken in connection with the Chapter 11 Cases (the “Exculpation”) and (4) a permanent injunction against entities who hold or may hold claims, interests, or liens that have been discharged or released pursuant to the Plan or are subject to exculpation pursuant to the Plan enjoining them from asserting such claims, interests, or liens against each Debtor and the Released Parties.

SPECIAL MEETING OF STOCKHOLDERS OF CEC

CEC is providing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the CEC Special Meeting (or any adjournment or postponement of the CEC Special Meeting) that CEC has called to consider and vote on proposals to (1) adopt the Merger Agreement and approve the Merger, (2) approve the Merger Stock Issuance, (3) approve the Emergence Stock Issuance, (4) approve the Convertible Notes Stock Issuance, (5) approve the CEC Advisory Compensation Proposal, (6) approve the Authorized Shares Proposal, (7) approve the Cumulative Voting Proposal, (8) approve the Board Declassification Proposal, (9) CEC 2017 PIP Proposal and (10) approve a proposal to adjourn the CEC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve Proposals 1 through 9 at the CEC Special Meeting.

Date, Time and Location

Together with this joint proxy statement/prospectus, CEC is also sending CEC stockholders a notice of the CEC Special Meeting and a proxy form that is solicited by the CEC board of directors for use at the CEC Special Meeting to be held on July 25, 2017, in the Classico Chapel at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada, at 8:00 a.m., Pacific Time, and any adjournments or postponements of the CEC Special Meeting.

Only stockholders or their proxy holders may attend the CEC Special Meeting. If you hold shares of CEC Common Stock in your name on the record date (the close of business on June 19, 2017), you are required to provide valid picture identification, such as a driver’s license, to gain admission to the CEC Special Meeting.

If you are a beneficial owner of shares of CEC Common Stock held in “street name,” meaning that your shares are held by a broker, bank, nominee or other holder of record, at the record date, in addition to valid picture identification, you must also provide proof of ownership at the record date to be admitted to the CEC Special Meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of CEC Common Stock held in “street name” in person at the CEC Special Meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

Purpose

At the CEC Special Meeting, CEC stockholders will be asked to consider and vote on the following proposals:

1.	to adopt the Merger Agreement, pursuant to which, among other things, CAC will merge with and into CEC, with CEC as the surviving company (a copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus), and approve the Merger;

2.	to approve the Merger Stock Issuance, pursuant to which shares of CEC Common Stock will be issued as consideration in the Merger;

3.	to approve the Emergence Stock Issuance, pursuant to which shares of CEC Common Stock will be issued to creditors of the Debtors in connection with the Emergence;

4.	to approve the Convertible Notes Stock Issuance, pursuant to which shares of CEC Common Stock may potentially be issued to holders of the Convertible Notes issued in connection with the Emergence;

5.	to approve the CEC Advisory Compensation Proposal, in connection with Merger-related compensation that is payable, or may become payable, to CEC’s named executive officers and certain of CAC’s named executive officers;

6.	to approve the Authorized Shares Proposal, pursuant to which CEC’s certificate of incorporation will be amended to increase the number of authorized shares of CEC Common Stock from 1,250,000,000 shares of CEC Common Stock to 2,000,000,000 shares of CEC Common Stock;

7.	to approve the Cumulative Voting Proposal, pursuant to which CEC’s certificate of incorporation will be amended to allow for cumulative voting in the election of individuals to the CEC board of directors;

8.	approve the Board Declassification Proposal, pursuant to which CEC’s certificate of incorporation will be amended to implement, over a number of years, the declassification of the CEC board of directors;

9.	to approve the CEC 2017 PIP Proposal; and

10.	to approve the adjournment of the CEC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve Proposals 1 through 9 at the CEC Special Meeting.

The CEC board of directors does not presently intend to bring any other business before the CEC Special Meeting, and the CEC board of directors does not expect any other matters to be brought before the CEC Special Meeting. However, it is intended that proxies, in the form enclosed, will be voted in respect of any other business that may properly come before the CEC Special Meeting in accordance with the judgment of the persons voting such proxies.

Recommendations of the CEC Board of Directors

After consideration and consultation with its advisors and considering the recommendation from the CEC SAC, the CEC board of directors unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of CEC and CEC’s stockholders and unanimously approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal, the Cumulative Voting Proposal, the Board Declassification Proposal and the CEC 2017 PIP Proposal. The CEC board of directors unanimously recommends that CEC stockholders vote “FOR” Proposals 1-10.

See “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger” beginning on page 242, “CEC Proposal 2: Approval of the Merger Stock Issuance” beginning on page 337, “CEC Proposal 3: Approval of the Emergence Stock Issuance” beginning on page 338, “CEC Proposal 4: Approval of the Convertible Notes Stock Issuance” beginning on page 339, “CEC Proposal 5: Advisory Vote on Merger-Related Compensation for CEC Named Executive Officers and Certain CAC Named Executive Officers” beginning on page 340, “CEC Proposal 6: Approval of an Amendment to CEC’s Certificate of Incorporation to Increase Authorized Stock beginning on page 344, “CEC Proposal 7: Approval of an Amendment to CEC’s Certificate of Incorporation to Provide for Cumulative Voting in the Election of Individuals to the CEC Board of Directors” beginning on page 345, “CEC Proposal 8: Approval of an Amendment to CEC’s Certificate of Incorporation to Implement the Declassification of the CEC Board of Directors” beginning on page 346 and “CEC Proposal 9: Approval of the CEC 2017 Performance Incentive Plan” beginning on page 348 for a more detailed discussion of the recommendation of the CEC board of directors that CEC stockholders adopt the Merger Agreement and approve the Merger, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal, the Cumulative Voting Proposal, the Board Declassification Proposal and the CEC 2017 PIP Proposal.

CEC Record Date; Outstanding Shares; Stockholders Entitled to Vote

The CEC board of directors has fixed the close of business on June 19, 2017, as the record date for determination of the CEC stockholders entitled to vote at the CEC Special Meeting or any adjournment or postponement of the CEC Special Meeting. Only CEC stockholders of record on the record date are entitled to receive notice of, and to vote at, the CEC Special Meeting or any adjournment or postponement of the CEC Special Meeting. As of the close of business on June 19, 2017, there were 149,079,231 shares of CEC Common Stock outstanding and entitled to vote at the CEC Special Meeting, held by approximately 118 holders of record. A complete list of stockholders entitled to vote at the CEC Special Meeting will be available at the CEC Special Meeting for inspection by any stockholder present at the CEC Special Meeting.

CEC determined that it was impracticable to give 20 business days’ advance notice of the CEC record date to nominee holders due to the timing of certain gaming regulatory reviews that require the CEC Special Meeting to be held before August. Thus, as permitted by Exchange Act Rule 14a-13(a)(3)(i), CEC provided less than 20 business days advance notice of the CEC record date to the nominee holders. CEC confirmed that copies of proxy soliciting materials were provided to all nominee holders of shares of CEC Common Stock.

Quorum

A quorum of stockholders at the CEC Special Meeting is required for CEC stockholders to adopt the Merger Agreement and approve the Merger, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal, the Cumulative Voting Proposal, the Board Declassification Proposal and the CEC 2017 PIP Proposal, but not to approve any adjournment of the CEC Special Meeting. The presence at the CEC Special Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast for each proposal at the record date (the close of business on June 19, 2017) will constitute a quorum for such proposal. Shares of CEC Common Stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record will not be deemed present for the purpose of determining the presence of a quorum. There must be a quorum for business to be conducted at the CEC Special Meeting. Failure of a quorum to be represented at the CEC Special Meeting will necessitate an adjournment or postponement and will subject CEC to additional expenses.

Pursuant to the terms and conditions in the CAC Voting Agreement, Hamlet Holdings has agreed with CAC to vote its shares of CEC Common Stock in favor of adopting the Merger Agreement, approving the Merger and approving any other proposal that would reasonably be expected to facilitate the timely completion of the Merger. As a result, a quorum for the CEC Special Meeting is expected.

Required Vote

To adopt the Merger Agreement and approve the Merger, the Authorized Shares Proposal and the Cumulative Voting Proposal, the affirmative vote of holders of a majority of the outstanding shares of CEC Common Stock entitled to vote is required. CEC cannot complete the Merger unless its stockholders adopt the Merger Agreement and approve the Merger. To approve the Board Declassification Proposal, the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of CEC Common Stock entitled to vote is required. Because adoption of the Merger Agreement and approval of the Merger, the Authorized Shares Proposal and the Cumulative Voting Proposal each requires the affirmative vote of holders of a majority of the outstanding shares of CEC Common Stock entitled to vote and approval of the Board Declassification Proposal requires the affirmative vote of holders of two-thirds (2/3) of the outstanding shares of CEC Common Stock entitled to vote, a CEC stockholder’s abstention from voting, the failure of a CEC stockholder who holds their shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a CEC stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement and approval of the Merger and the approval of the Authorized Shares Proposal, the Cumulative Voting Proposal and the Board Declassification Proposal.

To approve each of Proposals 2-5 and Proposals 9 and 10, the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the meeting and entitled to vote is required. CEC cannot complete the Merger and the Plan cannot be completed unless CEC’s stockholders approve the Stock Issuances. An abstention is not considered a vote cast. Accordingly, assuming a quorum is present, a CEC stockholder’s abstention from voting, the failure of CEC stockholders who hold their shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a CEC stockholder’s other failure to vote will have no effect on the outcome of any vote to approve the Stock Issuances, the CEC Advisory Compensation Proposal, the CEC 2017 PIP Proposal or an adjournment of the CEC Special Meeting.

Pursuant to the terms and conditions of the CAC Voting Agreement, Hamlet Holdings has agreed with CAC to vote its shares of CEC Common Stock in favor of adopting the Merger Agreement, approving the Merger and approving any other proposal that would reasonably be expected to facilitate the timely completion of the Merger. As a result, adoption of the Merger Agreement and approval of the Merger, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal and the Cumulative Voting Proposal by the CEC stockholders are expected, subject to the terms of the CAC Voting Agreement, as described in “The Voting Agreements” beginning on page 376.

Share Ownership of and Voting by CEC Directors and Executive Officers

At the record date for the CEC Special Meeting (the close of business on June 19, 2017), CEC’s directors and executive officers and their affiliates beneficially owned and had the right to vote 3,539,243 shares of CEC Common Stock at the CEC Special Meeting, which represents approximately 2.4% of the shares of CEC Common Stock entitled to vote at the CEC Special Meeting.

It is expected that the CEC directors and executive officers will vote their shares “FOR” Proposals 1-10, although none of these CEC directors and executive officers have entered into any agreement requiring them to do so.

Voting of Shares

Via the Internet or by Telephone

If you hold CEC Common Stock directly in your name as a stockholder of record, you may vote via the Internet at www.proxyvote.com or by telephone by calling the toll-free number on the back of your proxy card. Votes submitted via the Internet or by telephone must be received by 11:59 p.m. (Pacific Time) on July 24, 2017.

If you hold CEC Common Stock shares in “street name,” meaning through a broker, bank, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank, nominee or other holder of record. Please follow the voting instructions provided by your broker, bank, nominee or other holder of record with these materials.

By Mail

If you hold CEC Common Stock directly in your name as a stockholder of record, you will need to sign, date and mark your proxy card and return it using the provided postage-paid return envelope no later than the close of business on July 24, 2017.

If you hold CEC Common Stock in “street name,” meaning through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person or by Proxy and Broker Non-Votes

If you hold CEC shares directly in your name as a stockholder of record, you may vote in person at the CEC Special Meeting. Stockholders of record also may be represented by another person at the CEC Special Meeting by executing a proper proxy designating that person.

If you hold CEC shares in “street name” through a broker, bank, nominee or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the CEC Special Meeting. To request a legal proxy, please contact your broker, bank, nominee or other holder of record.

When stockholders submit a proxy via the Internet or by telephone, their proxy is recorded immediately. CEC encourages you to register your vote via the Internet or by telephone whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by any vote that you cast at the CEC Special Meeting.

Broker non-votes are shares held by a broker with respect to which the broker is not instructed by the beneficial owner of such shares how to vote on a particular proposal. Firms that hold shares in “street name” for beneficial owners may, to the extent that those beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals that are considered routine or discretionary proposals. This also results in broker non-votes on non-discretionary proposals. CEC’s board of directors believes that Proposal 10 regarding adjournment of the meeting (as specified) is routine, and Proposals 1 through 9 are non-discretionary. Member brokerage firms that do not receive instructions from their clients as to non-discretionary proposals cannot vote on the non-discretionary proposals. Therefore, if your shares are held in an account at a broker, bank, nominee or other holder of record, you must instruct the broker, bank, nominee or other holder of record on how to vote your shares or those shares will not be deemed present in person or represented by proxy at the CEC Special Meeting.

All shares represented by each properly executed and valid proxy received before the CEC Special Meeting will be voted in accordance with the instructions given on the proxy. If a CEC stockholder signs a proxy card and returns it without giving instructions, the shares of CEC Common Stock represented by that proxy card will be voted “FOR” Proposals 1-10 at the time of the CEC Special Meeting.

Hamlet Holdings, the beneficial owner of approximately 58.8% of the outstanding shares of CEC Common Stock as of June 13, 2017, has agreed with CAC to vote its shares of CEC Common Stock in favor of adopting the Merger Agreement, approving the Merger and approving any other proposal that would reasonably be expected to facilitate the timely completion of the Merger. As a result, adoption of the Merger Agreement and approval of the Merger, the Stock Issuances, the CEC Advisory Compensation Proposal, the Authorized Shares Proposal and the Cumulative Voting Proposal by the CEC stockholders are expected, subject to the terms of the CAC Voting Agreement, as described in “The Voting Agreements” beginning on page 376.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your shares are voted at the CEC Special Meeting. If you are a stockholder of record at the record date (the close of business on June 19, 2017), you can revoke your proxy or change your vote by:

•	sending a signed notice stating that you revoke your proxy to the Corporate Secretary of CEC, at CEC’s offices at One Caesars Palace Drive, Las Vegas, Nevada 89109, Attention: Corporate Secretary, that bears a date later than the date of the proxy you want to revoke and is received prior to the CEC Special Meeting;

•	submitting a valid, later-dated proxy by mail that is received prior to the CEC Special Meeting, or via the Internet or by telephone before 11:59 p.m. (Pacific Time) on July 24, 2017; or

•	attending the CEC Special Meeting (or, if the CEC Special Meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank, nominee or other holder of record, you must contact your brokerage firm, bank, nominee or other holder of record to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the CEC Special Meeting.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to holders of CEC Common Stock in connection with the solicitation of proxies by the board of directors of CEC to be voted at the CEC Special Meeting and at any adjournments or postponements of the CEC Special Meeting. CEC will bear all costs and expenses in connection with the solicitation of proxies, except that CEC and CAC will each pay 50% of the costs of filing, printing and mailing this joint proxy statement/prospectus. CEC has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the CEC Special Meeting and will pay Innisfree M&A Incorporated a fee of approximately $20,000 plus reimbursement of reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of CEC or its subsidiaries may solicit proxies from stockholders by telephone, telegram, email, personal interview or other means. CEC currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with a merger and stock issuance. Directors, officers and employees of CEC will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits CEC, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this joint proxy statement/prospectus to any household at which two or more stockholders reside if CEC believes they are members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy statement materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of CEC Common Stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournment

CEC stockholders are being asked to approve a proposal that will give the CEC board of directors authority to adjourn the CEC Special Meeting one or more times for the purpose of soliciting additional proxies in favor of the approval of Proposals 1-9 if there are not sufficient votes at the time of the CEC Special Meeting to approve Proposals 1-9. If this proposal is approved, the CEC Special Meeting could be adjourned to any date. In addition, the CEC board of directors could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the CEC special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of any of Proposals 1-9 but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of all of Proposals 1-9, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Other Information

The matters to be considered at the CEC Special Meeting are of great importance to the stockholders of CEC. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the CEC Special Meeting, please contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

Stockholders May Call Toll-Free: (888) 750-5834

Bank and Brokers May Call Collect: (212) 750-5833

or

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: Corporate Secretary

Telephone: (702) 407-6000

SPECIAL MEETING OF STOCKHOLDERS OF CAC

CAC is providing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted on at the CAC Special Meeting (or any adjournment or postponement of the CAC Special Meeting) that CAC has called to consider and vote on a proposal to (1) adopt the Merger Agreement and approve the Merger and (2) approve a proposal to adjourn the CAC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve Proposal 1 at the CAC Special Meeting.

Date, Time and Location

Together with this joint proxy statement/prospectus, CAC is also sending CAC stockholders a notice of the CAC Special Meeting and a proxy form that is solicited by the CAC board of directors for use at the CAC Special Meeting to be held on July 25, 2017, in the Classico Chapel at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada, at 10:00 a.m., Pacific Time, and any adjournments or postponements of the CAC Special Meeting.

Only stockholders or their proxy holders may attend the CAC Special Meeting. If you hold shares of CAC Common Stock in your name on the record date (the close of business on June 19, 2017), you are required to provide valid picture identification, such as a driver’s license, to gain admission to the CAC Special Meeting.

If you are a beneficial owner of shares of CAC Common Stock held in “street name,” meaning that your shares are held by a broker, bank, nominee or other holder of record, at the record date, in addition to valid picture identification, you must also provide proof of ownership at the record date to be admitted to the CAC Special Meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of CAC Common Stock held in “street name” in person at the CAC Special Meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

Purpose

At the CAC Special Meeting, CAC stockholders will be asked to consider and vote on the following proposals:

1.	to adopt the Merger Agreement, pursuant to which, among other things, CAC will merge with and into CEC, with CEC as the surviving company (a copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus), and approve the Merger; and

2.	to approve the adjournment of the CAC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve Proposal 1 at the CAC Special Meeting.

The CAC board of directors does not presently intend to bring any other business before the CAC Special Meeting, and the CAC board of directors does not expect any other matters to be brought before the CAC Special Meeting. However, it is intended that proxies, in the form enclosed, will be voted in respect of any other business that may properly come before the CAC Special Meeting in accordance with the judgment of the persons voting such proxies.

Recommendations of the CAC Board of Directors

After consideration and consultation with its advisors and considering the recommendation from the independent committee of the CAC board of directors, the CAC board of directors unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of CAC and CAC’s stockholders and unanimously approved and declared advisable the Merger Agreement and the other transactions contemplated by the Merger Agreement. The CAC board of directors unanimously recommends that CAC stockholders vote “FOR” Proposals 1 and 2.

See “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger” beginning on page 242 for a more detailed discussion of the recommendation of the CAC board of directors that CAC stockholders adopt the Merger Agreement and approve the Merger.

CAC Record Date; Outstanding Shares; Stockholders Entitled to Vote

The CAC board of directors has fixed the close of business on June 19, 2017, as the record date for determination of the CAC stockholders entitled to vote at the CAC Special Meeting or any adjournment or postponement of the CAC Special Meeting. Only CAC stockholders of record on the record date are entitled to receive notice of, and to vote at, the CAC Special Meeting or any adjournment or postponement of the CAC Special Meeting. As of the close of business on June 19, 2017, there were 138,932,138 shares of CAC Common Stock outstanding and entitled to vote at the CAC Special Meeting, held by approximately 39 holders of record. A complete list of stockholders entitled to vote at the CAC Special Meeting will be available at the CAC Special Meeting for inspection by any stockholder present at the CAC Special Meeting.

CAC determined that it was impracticable to give 20 business days’ advance notice of the CAC record date to nominee holders due to the timing of certain gaming regulatory reviews that require the CAC Special Meeting to be held before August. Thus, as permitted by Exchange Act Rule 14a-13(a)(3)(i), CAC provided less than 20 business days advance notice of the CAC record date to the nominee holders. CAC confirmed that copies of proxy soliciting materials were provided to all nominee holders of shares of CAC Common Stock.

Quorum

A quorum of stockholders at the CAC Special Meeting is required for CAC stockholders to adopt the Merger Agreement and approve the Merger. The presence at the CAC Special Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast for the proposal at the record date (the close of business on June 19, 2017) will constitute a quorum. Shares of CAC Common Stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record will not be deemed present. There must be a quorum for business to be conducted at the CAC Special Meeting. Failure of a quorum to be represented at the CAC Special Meeting will necessitate an adjournment or postponement and will subject CAC to additional expenses.

Pursuant to the terms and conditions in the CEC Voting Agreement, Hamlet Holdings has agreed with CEC to vote its shares of CAC Common Stock in favor of adopting the Merger Agreement, approving the Merger and approving any other proposal that would reasonably be expected to facilitate the timely completion of the Merger. As a result, a quorum for the CAC Special Meeting is expected.

Required Vote

To adopt the Merger Agreement and approve the Merger (Proposal 1), the affirmative vote of holders of a majority of the outstanding shares of CAC Common Stock entitled to vote is required. CAC cannot complete the Merger unless its stockholders adopt the Merger Agreement and approve the Merger. Because the adoption of the Merger Agreement and the approval of the Merger require the affirmative vote of holders of a majority of the outstanding shares of CAC Common Stock entitled to vote, a CAC stockholder’s abstention from voting, failure of a CAC stockholder who holds their shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a CAC stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

To approve an adjournment of the CAC Special Meeting (Proposal 2), the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the meeting and entitled to vote is required. An abstention is not considered a vote cast. Accordingly, assuming a quorum is present, a CAC stockholder’s abstention from voting, the failure of CAC stockholders who hold their shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a CAC stockholder’s other failure to vote will have no effect on the outcome of any vote to approve an adjournment of the CAC Special Meeting.

Pursuant to the terms and conditions in the CEC Voting Agreement, Hamlet Holdings has agreed with CEC to vote its shares of CAC Common Stock in favor of adopting the Merger Agreement, approving the Merger and approving any other proposal that would reasonably be expected to facilitate the timely completion of the Merger. As a result, adoption of the Merger Agreement and approval of the Merger by the CAC stockholders are expected, subject to the terms of the CEC Voting Agreement, as described in “The Voting Agreements” beginning on page 376.

Share Ownership of and Voting by CAC Directors and Executive Officers

At the record date for the CAC Special Meeting (the close of business on June 19, 2017), CAC’s directors and executive officers and their affiliates beneficially owned and had the right to vote 330,167 shares of CAC Common Stock at the CAC Special Meeting, which represents less than 1% of the shares of CAC Common Stock entitled to vote at the CAC Special Meeting.

It is expected that the CAC directors and executive officers will vote their shares “FOR” the adoption of the Merger Agreement and the approval of the Merger, although none of these CAC directors and executive officers have entered into any agreement requiring them to do so.

Voting of Shares

Via the Internet or by Telephone

If you hold CAC Common Stock directly in your name as a stockholder of record, you may vote via the Internet at www.proxyvote.com or by telephone by calling the toll-free number on the back of your proxy card. Votes submitted via the Internet or by telephone must be received by 11:59 p.m. (Pacific Time) on July 24, 2017.

If you hold CAC Common Stock shares in “street name,” meaning through a broker, bank, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank, nominee or other holder of record. Please follow the voting instructions provided by your broker, bank, nominee or other holder of record with these materials.

By Mail

If you hold CAC Common Stock directly in your name as a stockholder of record, you will need to sign, date and mark your proxy card and return it using the provided postage-paid return envelope no later than the close of business on July 24, 2017.

If you hold CAC Common Stock in “street name,” meaning through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person or by Proxy and Broker Non-Votes

If you hold CAC shares directly in your name as a stockholder of record, you may vote in person at the CAC Special Meeting. Stockholders of record also may be represented by another person at the CAC Special Meeting by executing a proper proxy designating that person.

If you hold CAC shares in “street name” through a broker, bank, nominee or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the CAC Special Meeting. To request a legal proxy, please contact your broker, bank, nominee or other holder of record.

When stockholders submit a proxy via the Internet or by telephone, their proxy is recorded immediately. CAC encourages you to register your vote via the Internet or by telephone whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by any vote that you cast at the CAC Special Meeting.

Broker non-votes are shares held by a broker with respect to which the broker is not instructed by the beneficial owner of such shares how to vote on a particular proposal. Firms that hold shares in “street name” for beneficial owners may, to the extent that those beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for stockholder action, vote in their discretion upon proposals that are considered routine or discretionary proposals. This also results in broker non-votes on non-discretionary proposals. CAC’s board of directors believes that Proposal 2 regarding adjournment of the meeting (as specified) is routine, and Proposal 1 is non-discretionary. Member brokerage firms that do not receive instructions from their clients as to non-discretionary proposals cannot vote on the non-discretionary proposals. Therefore, if your shares are held in an account at a broker, bank, nominee or other holder of record, you must instruct the broker, bank, nominee or other holder of record on how to vote your shares or those shares will not be deemed present in person or represented by proxy at the CAC Special Meeting.

All shares represented by each properly executed and valid proxy received before the CAC Special Meeting will be voted in accordance with the instructions given on the proxy. If a CAC stockholder signs a proxy card and returns it without giving instructions, the shares of CAC Common Stock represented by that proxy card will be voted “FOR” adoption of the Merger Agreement and approval of the Merger at the time of the CAC Special Meeting.

Hamlet Holdings, the beneficial owner of approximately 64.8% of the outstanding shares of CAC Common Stock as of June 13, 2017, has agreed with CEC to vote its shares of CAC Common Stock in favor of adopting the Merger Agreement and approving the Merger and any other proposal that would reasonably be expected to facilitate the timely completion of the Merger. As a result, adoption of the Merger Agreement and approval of the Merger by the CAC stockholders are expected, subject to the terms of the CEC Voting Agreement, as described in “The Voting Agreements” beginning on page 376.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your shares are voted at the CAC Special Meeting. If you are a stockholder of record at the record date (the close of business on June 19, 2017), you can revoke your proxy or change your vote by:

•	sending a signed notice stating that you revoke your proxy to the Corporate Secretary of CAC, at CAC’s offices at One Caesars Palace Drive, Las Vegas, Nevada 89109, Attention: Corporate Secretary, that bears a date later than the date of the proxy you want to revoke and is received prior to the CAC Special Meeting;

•	submitting a valid, later-dated proxy by mail that is received prior to the CAC Special Meeting, or via the Internet or by telephone before 11:59 p.m. (Pacific Time) on July 24, 2017; or

•	attending the CAC Special Meeting (or, if the CAC Special Meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank, nominee or other holder of record, you must contact your brokerage firm, bank, nominee or other holder of record to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the CAC Special Meeting.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to holders of CAC Common Stock in connection with the solicitation of proxies by the board of directors of CAC to be voted at the CAC Special Meeting and at any adjournments or postponements of the CAC Special Meeting. CAC will bear all costs and expenses in connection with the solicitation of proxies, except that CAC and CEC will each pay 50% of the costs of filing, printing and mailing this joint proxy statement/prospectus. CAC has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the CAC Special Meeting and will pay a base fee to MacKenzie Partners, Inc. not to exceed $25,000, plus reimbursement of reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of CAC or its subsidiaries may solicit proxies from stockholders by telephone, telegram, email, personal interview or other means. CAC currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with a merger and stock issuance. Directors, officers and employees of CAC will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits CAC, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this joint proxy statement/prospectus to any household at which two or more stockholders reside if CAC believes they are members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of information statement materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of CAC Common Stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournment

CAC stockholders are being asked to approve a proposal that will give the CAC board of directors authority to adjourn the CAC Special Meeting one or more times for the purpose of soliciting additional proxies in favor of the approval of Proposal 1 if there are not sufficient votes at the time of the CAC Special Meeting to approve Proposal 1. If this proposal is approved, the CAC Special Meeting could be adjourned to any date. In addition, the CAC board of directors could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the CAC special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of Proposal 1 but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of Proposal 1, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Other Information

The matters to be considered at the CAC Special Meeting are of great importance to the stockholders of CAC. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the CAC Special Meeting, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Stockholders May Call Toll-Free: (800) 322-2885

Bank and Brokers May Call Collect: (212) 929-5500

or

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: Corporate Secretary

Telephone: (702) 407-6000

CEC AND CAC PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

General

This joint proxy statement/prospectus is being provided to holders of CEC Common Stock in connection with the solicitation of proxies by the board of directors of CEC to be voted at the CEC Special Meeting or any adjournments or postponements of the CEC Special Meeting. At the CEC Special Meeting, CEC will ask its stockholders to vote on (1) a proposal to adopt the Merger Agreement and approve the Merger, (2) a proposal to approve the Merger Stock Issuance, (3) a proposal to approve the Emergence Stock Issuance, (4) a proposal to approve the Convertible Notes Stock Issuance, (5) a proposal to approve the CEC Advisory Compensation Proposal, (6) a proposal to approve the Authorized Shares Proposal, (7) a proposal to approve the Cumulative Voting Proposal, (8) a proposal to approve the Board Declassification Proposal, (9) a proposal to approve the CEC 2017 PIP Proposal and (10) a proposal to adjourn the CEC Special Meeting if necessary to solicit additional proxies if there are not sufficient proxies to approve Proposals 1-9 at the time of the CEC Special Meeting.

This joint proxy statement/prospectus is being provided to holders of CAC Common Stock in connection with the solicitation of proxies by the board of directors of CAC to be voted at the CAC Special Meeting or any adjournments or postponements of the CAC Special Meeting. At the CAC Special Meeting, CAC will ask its stockholders to vote on a proposal to adopt the Merger Agreement and approve the Merger.

The Merger Agreement provides, among other things, for the merger of CAC with and into CEC, with CEC continuing as the surviving entity. A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. For additional information about the Merger, see the section entitled “The Merger Agreement” beginning on page 362.

Consideration to CAC Stockholders

Subject to the terms and conditions of the Merger Agreement, upon completion of the Merger, each share of CAC Common Stock issued and outstanding immediately prior to the Merger Effective Time will be converted into, and become exchangeable for, that number of shares of CEC Common Stock equal to the Exchange Ratio. Based on the number of shares of CEC Common Stock and CAC Common Stock issued and outstanding as of March 31, 2017, CAC stockholders are expected to receive approximately 32.1% of the outstanding shares of CEC Common Stock, after giving effect to the Emergence Stock Issuance and assuming completion of $1.0 billion of the CEC Common Equity Buyback. The actual number of shares of CEC Common Stock to be issued pursuant to the Merger will be determined at completion of the Merger based on the Exchange Ratio and the number of shares of CAC Common Stock outstanding at such time. No fractional shares of CEC Common Stock will be issued in the Merger. In lieu of issuance of any such fractional shares that would otherwise be issuable to a holder of CAC Common Stock (after aggregating all fractional shares of CEC Common Stock which such holder would otherwise receive), such fractional shares will be rounded up (if equal to or greater than one-half of a share) or down (if less than one-half of a share) to the nearest whole number of shares of CEC Common Stock.

Example: If you own 100 shares of CAC Common Stock at the time the Merger is completed, you will be entitled to receive 163 shares of CEC Common Stock.

The value of the Merger Consideration will depend on the market price of shares of CEC Common Stock at the time CAC stockholders receive shares of CEC Common Stock in the Merger. Based on the $9.20 closing price of a share of CEC Common Stock on NASDAQ, on February 17, 2017, the last trading day before the public announcement of the Amendment, the merger consideration represented approximately $14.95 in value for each share of CAC Common Stock. Based on the $12.75 closing price of a share of CEC Common Stock on

NASDAQ on June 13, 2017, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, the merger consideration represented approximately $20.72 in value for each share of CAC Common Stock. The implied value was calculated by multiplying the closing price of a share of CEC Common Stock on the relevant date by the Exchange Ratio. The market price of shares of CEC Common Stock has fluctuated since February 21, 2017, the date of the announcement of the Amendment, and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the CAC Special Meeting and the date the Merger is completed and thereafter. The market price of shares of CEC Common Stock when received by CAC stockholders upon completion of the Merger could be greater than, less than or the same as the market price of shares of CEC Common Stock on the date of this joint proxy statement/prospectus or at the time of the CAC Special Meeting.

Background of the Transactions

Original Merger Agreement

In June 2014, the CAC board of directors established the CAC Special Committee, consisting of Marc Beilinson, Philip Erlanger and Don Kornstein (each of whom is an independent member of the CAC board of directors), and delegated to the CAC Special Committee the authority to act on behalf of the CAC board of directors to, among other things, consider any transactions or agreements to be entered into between CAC or CGP (or any of their respective affiliates), on the one hand, and CEC, CEOC, CES or any other CEC affiliate, on the other hand, at the request of the CAC board of directors or the Executive Committee of the CAC board of directors (the “CAC Executive Committee”) and make a recommendation to the CAC board of directors to reject or approve any such transaction or agreement. The CAC Special Committee subsequently appointed Mr. Beilinson as its Chairman and engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”) as its independent legal counsel.

In July 2014, the CEC board of directors established a special committee of the CEC board of directors (the “CEC Special Committee”), consisting of Fred J. Kleisner, Lynn C. Swann and Christopher J. Williams, each of whom is an independent member of the CEC board of directors (or in the case of Mr. Swann, was an independent member of the CEC board of directors until his resignation on June 30, 2016). The CEC board of directors delegated, through the CEC Special Committee Charter dated June 30, 2014, to the CEC Special Committee authority to act on behalf of the CEC board of directors to assess and value selected assets owned directly or indirectly by CEC. The CEC Special Committee subsequently appointed Mr. Kleisner as its Chairman.

On August 4, 2014, the CEC Special Committee engaged Reed Smith LLP (“Reed Smith”) as its independent legal counsel and on August 8, 2014, the CEC Special Committee engaged Centerview as its independent financial advisor, based on reputation and experience with similar transactions, as well as the absence of any material relationship between Centerview, on the one hand, and the Sponsors and CAC, on the other hand, that would reasonably be expected to impair Centerview’s ability to perform its services to the CEC Special Committee.

Also on August 4, 2014, the trustee for the 10.00% Second-Priority Notes filed the Delaware Second Lien Lawsuit in the Delaware Court of Chancery against CEC, CEOC, CERP, CAC, CGP and other related entities and individuals alleging intentional and fraudulent transfer, breach of fiduciary duty, corporate waste and breach of contract, which focused on several transactions, including the Four Properties Transaction, as well as transactions related to CERP, CGP and CES, including the transfer of assets into such entities.

Beginning in late summer 2014, CEC and its advisors engaged in multilateral, arm’s-length negotiations with CEOC and certain of its first lien lenders and certain first lien noteholders regarding the terms of a potential restructuring of CEOC’s indebtedness.

In August 2014, Centerview commenced financial and business due diligence and Reed Smith commenced legal due diligence of CEOC with a view toward evaluating any potential transaction involving CEOC.

The CEC Special Committee met several times during September 2014 and October 2014 to review the status of Centerview’s and Reed Smith’s ongoing due diligence and analyses of the assets of CEC and its subsidiaries. During such meetings, the CEC Special Committee also received updates from Reed Smith and The Blackstone Group L.P. (now PJT Partners Inc.), restructuring advisor to CEC (“PJT”), regarding the status of CEOC’s restructuring discussions.

In early October 2014, the CEC Special Committee received a presentation from its advisors outlining a preliminary restructuring proposal regarding the potential restructuring of CEOC’s indebtedness that was under consideration by CEC, which included a possible merger of CEC and CAC as part of the proposed restructuring.

On October 13, 2014, the CEC Special Committee, certain other members of the CEC board of directors and representatives of Reed Smith, Centerview and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”), legal counsel to CEC, met telephonically. One of the members of the CEC board of directors presented the terms of a proposed restructuring of CEOC which would be funded in part by contributions from CEC. The CEC Special Committee discussed possible options for CEC’s contribution to the restructuring and the rationale for a potential merger of CEC and CAC. After the other members of the CEC board of directors and CEC’s advisors were excused from the October 13, 2014 meeting, the CEC Special Committee, along with representatives of Reed Smith and Centerview, discussed the presentation received from the members of the CEC board of directors and various related issues, including the process for engaging in potential merger discussions with CAC, preliminary financial analysis of the respective companies, structural considerations and the CEC Special Committee’s fiduciary duties both in the context of a potential merger with CAC as well as in connection with a possible Chapter 11 filing by CEOC. The CEC Special Committee instructed Reed Smith and Centerview to analyze a potential merger of CEC and CAC, to continue conducting financial and legal due diligence and to prepare a draft merger agreement.

The CEC Special Committee’s Charter was amended and restated as of October 22, 2014 to expand the CEC Special Committee’s mandate and authority. Under the CEC Special Committee’s Amended and Restated Charter, the CEC board of directors delegated to the CEC Special Committee authority to act on behalf of the CEC board of directors to undertake any analysis, assessment, valuation, negotiation or other actions necessary or appropriate in connection with the role of CEC in a potential sale of assets, sale of equity, merger, equity or debt financing, restructuring of indebtedness of CEC and certain of its affiliates or other strategic transactions or opportunities, including any transactions that are intended to raise capital by CEC in connection with any such restructuring, whether involving a single transaction or a series of related transactions, and in all cases only to the extent involving CEC and its subsidiaries or affiliates, on the one hand, and any other subsidiaries or affiliates of CEC or other persons or entities related to or affiliated with any of them, on the other hand (any of the foregoing, a “CEC Affiliate Transaction”). Further to that objective, the CEC board of directors empowered the CEC Special Committee to act on behalf, and with the full authority, of the full CEC board of directors to: (1) evaluate, review, obtain advice concerning and negotiate, on behalf of the CEC board of directors and/or CEC, the terms of any potential CEC Affiliate Transaction as may be proposed or identified by the CEC board of directors or CEC to the CEC Special Committee; (2) evaluate the fairness of any proposed CEC Affiliate Transaction; (3) definitively reject any proposed CEC Affiliate Transaction that the CEC Special Committee determines is not in the best interests of CEC and its stockholders; (4) take such other actions as the CEC Special Committee determines are necessary or desirable in connection with the foregoing mandate; and (5) determine the process it will use in carrying out its responsibilities. The CEC board of directors resolved not to approve any proposed CEC Affiliate Transaction unless the CEC Special Committee determined it is in the best interests of CEC and its stockholders.

On October 24, 2014, the CAC Executive Committee authorized the CAC Special Committee to initiate a review of a potential merger of CEC and CAC. The CAC Special Committee also received a report from a member of the CAC Executive Committee who is also a member of the CEC board of directors regarding the status of negotiations between CEC and certain creditors of CEOC and possible sources of funding for a CEOC restructuring, which could include a merger involving CAC and CEC.

On October 29, 2014, representatives of Reed Smith, on behalf of the CEC Special Committee, sent an email to representatives of Skadden Arps indicating that CEC was interested in evaluating a potential merger of CAC and CEC, in a stock for stock transaction, as part of the restructuring of all or substantially all of the existing debt securities and other bank and credit facilities of CEOC (the “Proposed Transaction”).

The CAC Special Committee’s Charter was amended by the CAC board of directors effective as of October 31, 2014 to expand the CAC Special Committee’s authority to include the authority to evaluate the Proposed Transaction and alternatives to the Proposed Transaction, to consider whether it is in the best interests of CAC and CAC’s unaffiliated stockholders to proceed with the Proposed Transaction or any such alternatives, and to recommend that the CAC board of directors either enter into or not enter into the Proposed Transaction or any alternative transaction.

In particular, the CAC board of directors empowered the CAC Special Committee to, among other things: (1) consider whether it is in the best interests of CAC and CAC’s stockholders to proceed with the Proposed Transaction and/or engage in discussions and/or negotiations related thereto, and recommend that the CAC board of directors (y) reject the Proposed Transaction or (z) approve the Proposed Transaction as advisable, fair to and in the best interests of CAC and CAC’s stockholders; (2) consider whether it is in the best interests of CAC, CGP, in CAC’s capacity as its managing member, and CAC’s stockholders, as applicable, to enter into any possible alternative transaction or transactions to the Proposed Transaction, including without limitation, mergers, business combinations, sale, disposition or any other similar transactions with CEC or any CEC affiliates or unrelated third parties (each, an “Alternative Transaction”); (3) review, evaluate, investigate and negotiate the terms and conditions of the Proposed Transaction and/or any Alternative Transactions, including negotiating any definitive agreement relating thereto, if any such agreements are necessary; (4) report to the CAC board of directors its recommendation with respect to the Proposed Transaction and/or any Alternative Transaction, in a manner designed to serve the best interests of CAC, CGP, in CAC’s capacity as its managing member, and CAC’s stockholders, as applicable; (5) utilize and retain, at CAC’s expense, such legal, financial and other advisors and consultants as the CAC Special Committee may from time to time deem necessary, appropriate or advisable to assist it in performing its functions; (6) following the execution of an agreement relating to the Proposed Transaction and/or any Alternative Transaction to take any other actions contemplated by such agreements to be taken by the CAC Special Committee; (7) take all such actions as it may deem necessary, appropriate or advisable in connection with effecting the Proposed Transaction and/or any Alternative Transaction; (8) exercise any other power or authority that the CAC Special Committee may determine is necessary, appropriate or advisable to carry out and fulfill its duties and responsibilities under the CAC Special Committee Charter; and (9) approve any actions or agreements and other documents as the CAC Special Committee may deem necessary, appropriate or advisable in connection with the exercise of its authority pursuant to the CAC Special Committee Charter.

On November 4, 2014, the CAC Special Committee, along with representatives of Skadden Arps, held a telephonic meeting to discuss the potential benefits and risks to CAC of the Proposed Transaction, including in the context of CEOC’s restructuring process. The CAC Special Committee expressed its view that it should consider the Proposed Transaction as well as evaluate other potential alternatives, including remaining a standalone entity.

On November 6, 2014, the CAC Special Committee engaged Moelis as its independent financial advisor. In deciding to engage Moelis, the CAC Special Committee considered Moelis’ experience in mergers and restructurings, the fact that Moelis was neither advising nor had a material financial interest in CEC or any of its subsidiaries or any creditor in the context of CEOC’s restructuring, and Moelis’ agreement, during its engagement, not to act as a financial advisor to CEC or CAC or any holder of debt or equity securities in CEC or CAC (in their capacity as such) or to provide financing to CEC or CAC or to any other party in connection with a strategic transaction involving CAC. At the direction of the CAC Special Committee, Moelis began to conduct financial due diligence with respect the Proposed Transaction and Alternative Transactions. On November 10, 2014, representatives of Reed Smith sent representatives of Skadden Arps a draft of a proposed merger agreement, which did not include a proposed exchange ratio.

On November 11, 2014, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a telephonic meeting to discuss the status of Moelis’ financial due diligence as well as a term sheet that had been provided to Skadden Arps by counsel to CEC that outlined the terms of a proposed restructuring of CEOC that was being negotiated with certain of CEOC’s creditors. After Moelis was excused from the meeting, representatives of Skadden Arps discussed with the CAC Special Committee the terms of the draft merger agreement. The CAC Special Committee then discussed that the draft merger agreement did not contain a go-shop provision or a majority of the minority condition and the general advisability of including such provisions.

On November 13, 2014, the CEC Special Committee, along with representatives of Reed Smith and Centerview, held a telephonic meeting, to discuss Centerview’s preliminary financial analysis of CEC and CAC and the possible structure of the Proposed Transaction. At that meeting, the CEC Special Committee determined to make an initial economic proposal to acquire CAC in a stock-for-stock merger in which all outstanding shares of CAC Common Stock would be exchanged for shares of CEC Common Stock at a fixed exchange ratio of 0.504x, which would result in CEC’s stockholders owning approximately 69% of New CEC and CAC’s stockholders owning approximately 31% of New CEC (the “Initial Proposal”). Following the meeting, the CEC Special Committee sent a letter to the CAC Special Committee setting forth the Initial Proposal.

On November 18, 2014, the CAC Special Committee held an in-person meeting, along with representatives of Skadden Arps, Moelis and CAC management, with certain representatives of Moelis and CAC management participating by phone. At that meeting, representatives of CAC management highlighted certain operational and financial benefits that could be realized through the Proposed Transaction such as elimination of cost redundancies, including those associated with the companies’ separate public reporting obligations, and greater access to capital markets to pursue strategic growth transactions. CAC management also noted certain risks involved in the Proposed Transaction, particularly in the context of CEOC’s restructuring process, which is likely to be lengthy and complex and, as such, could increase the volatility of CAC’s stock price and lead to further operational challenges that adversely impact CAC’s business. Finally, CAC management noted that, while CAC could continue to operate alone and apart from CEC, CGP’s land-based casinos would be significantly less valuable if removed from the Total Rewards program and property management services, which are provided by CEC, CES and CEC’s other affiliates. After CAC management was excused from the meeting, representatives of Moelis presented preliminary financial information and analysis with respect to CEC and CAC and discussed this information and analysis with the CAC Special Committee, including in the context of the Initial Proposal. Following such discussion, the CAC Special Committee unanimously resolved to send a letter to the CEC Special Committee rejecting the Initial Proposal because it was the view of the CAC Special Committee that such proposal undervalued CAC’s relative contribution to the Proposed Transaction.

On November 20, 2014, certain members of the CEC Special Committee and the CAC Special Committee, along with representatives of Reed Smith, Centerview, Skadden Arps and Moelis, held an in-person meeting to discuss the CEC Special Committee’s approach to valuation underlying the exchange ratio in CEC’s Initial Proposal. While it was determined at that meeting that both financial advisors had similar approaches to valuation of CGP and CERP, the parties had differing views regarding how to value CEOC given uncertainties regarding the restructuring process, including the time it would take to complete a successful restructuring of CEOC and the ultimate cost to settle the claims of CEOC’s creditors, including claims related to the pending Delaware Second Lien Lawsuit. During that meeting, representatives of Skadden Arps and Reed Smith also discussed the go-shop provision and majority of the minority condition that the CAC Special Committee had requested to be included in the draft merger agreement. While no resolution was reached at the meeting, representatives of Reed Smith noted that it was CEC’s belief that certain of CEOC’s creditors owned a significant portion of CAC’s public stock and, as a result, CEC would not be willing to agree to a majority of the minority condition as it would give such objecting creditors the ability to use that condition to create undue leverage in the restructuring negotiations.

Between November 20, 2014 and November 23, 2014, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held several telephonic meetings to discuss issues regarding the valuation of CEOC, the possibility that the parties could fix an exchange ratio at the time of signing a potential merger agreement and then adjust the exchange ratio prior to closing to account for the final terms of the restructuring, the exchange ratio proposed by CEC as compared to the exchange ratio implied by the relative market prices of CAC Common Stock and CEC Common Stock, the general advisability of including a go-shop provision and majority of the minority condition in the merger agreement and the risks to CAC associated with a non-consensual bankruptcy of CEOC and its subsidiaries.

On November 21, 2014, the full CAC board of directors, along with representatives of Latham & Watkins LLP (“Latham”), legal counsel to CAC, held a telephonic meeting. A representative of CAC management provided to the members of the CAC board of directors an overview of the Proposed Transaction, the context in which such Proposed Transaction was presented to CAC and the actions taken in response to such Proposed Transaction such as the engagement by the CAC Special Committee of Skadden Arps as its legal advisor and Moelis as its financial advisor. Latham reminded the members of the CAC board of directors of their fiduciary duties in general and in connection with a transaction like the Proposed Transaction in particular. In addition, the Chairman of the CAC Special Committee presented a high level report regarding the status of the Proposed Transaction, and a representative of Latham explained the principal terms and conditions of the proposed merger agreement that was being negotiated by the CAC Special Committee and the CEC Special Committee. On November 23, 2014, the full CAC board of directors, along with representatives of Latham, held another telephonic meeting. At the meeting the Chairman of the CAC Special Committee presented a high level report regarding the status of the Proposed Transaction.

Also on November 21, 2014, the CEC Special Committee met to receive an update, from representatives of Reed Smith and Centerview, on the merger negotiations and the exchange ratio discussions. Representatives of Reed Smith discussed the principal terms and conditions of the proposed draft merger agreement and identified material issues that remained to be negotiated between the parties, including the exchange ratio, representations, warranties, covenants and conditions related to the restructuring, and the CAC Special Committee’s request to include a go-shop provision and a majority of the minority condition in the merger agreement. Representatives of Centerview described negotiations with representatives of Moelis regarding the exchange ratio. Representatives of Centerview then discussed Centerview’s updated preliminary financial analysis with the CEC Special Committee.

Following the CEC Special Committee meeting, also on November 21, 2014, the CEC board of directors, along with representatives of Paul, Weiss, PJT, Reed Smith and Centerview, held a telephonic meeting. A representative of Paul, Weiss reviewed for the CEC board of directors the context in which discussions with CAC about a Proposed Transaction were occurring, including the CEC board’s past establishment of the CEC Special Committee, the amendment of its mandate and the engagement by the CEC Special Committee of Reed Smith as its legal advisor and Centerview as its financial advisor. A representative of PJT then provided the CEC board members with an update about the status of CEOC’s proposed restructuring. Following that, representatives of the CEC Special Committee and Reed Smith updated the CEC board of directors on the status of the negotiations with CAC about the Proposed Transaction, including certain proposed terms. A representative of Paul, Weiss then explained expected timing and next steps, including an anticipated further update to occur on November 23, 2014.

On November 23, 2014, the CEC board of directors, along with representatives of Paul, Weiss, PJT, Reed Smith and Centerview, held a telephonic meeting. A representative of PJT first provided the CEC board members with an update about the status of CEOC’s proposed restructuring. Then, representatives of the CEC Special Committee and Reed Smith updated the CEC board on the status of the negotiations with CAC about a Proposed Transaction, including certain proposed terms. Paul, Weiss also reviewed for the members of the CEC board their fiduciary duties under applicable law.

On November 25, 2014, the trustee for the 8.50% Senior Secured Notes filed the Delaware First Lien Lawsuit in the Delaware Chancery Court against CEC, CEOC, CERP, CAC, CGP and other related entities and individuals alleging that CEC engaged in a fraudulent scheme to strip assets from CEOC, and sought the appointment of a receiver to manage CEOC’s affairs for the benefit of its noteholders.

Also on November 25, 2014, the CAC Special Committee, along with representatives of Skadden Arps, Moelis and CAC management, held a telephonic meeting to discuss whether there were alternatives to the Proposed Transaction that should be considered, including transactions other than the Proposed Transaction that could provide CEC the resources necessary to consummate the restructuring of CEOC. At that meeting, representatives of CAC management expressed their view that while there were alternatives to the Proposed Transaction, including the acquisition by CGP of additional assets from CEOC or other CEC subsidiaries, the sale of assets by CGP to third parties followed by a distribution of sale proceeds to CAC and CEC and/or an initial public offering of CIE, CAC management indicated that the Proposed Transaction would likely be more advantageous to CAC and its stockholders as it would provide CAC with the benefits associated with combining with CEC while maintaining the upside of CGP’s assets, particularly CIE. After CAC management was excused from the meeting, the CAC Special Committee discussed the terms of the CGP Operating Agreement (as defined below), including CAC’s and CEC’s relative rights thereunder with respect to, among other things, transfers of equity interests and assets of CGP and CAC’s preferred return upon a liquidation of CGP that, unless the parties agreed otherwise, would occur no later than October 2022 (such preferred return, the “liquidation preference”). The CAC Special Committee, along with representatives of Skadden Arps, then discussed the pending litigation against CEC and its subsidiaries, including actions that name CAC and CGP as defendants. In particular, the CAC Special Committee discussed that one of the remedies being sought in connection with such lawsuits was that certain transactions related to CES and CGP, including the transfer of assets into CES and CGP, be unwound. The CAC Special Committee, along with representatives of Skadden Arps, also discussed the status of its legal due diligence, including matters related to CEC’s potential tax exposure in connection with historical cancellation of debt and the transactions being contemplated to facilitate a CEOC restructuring. Finally, Moelis reported to the CAC Special Committee that there was still not enough information available or known to value CEOC at that time. The CAC Special Committee then further discussed the possibility of fixing an exchange ratio based on information known at the time of signing a potential merger agreement with a mechanism in the merger agreement to adjust the exchange ratio prior to closing to take into account the final terms of the restructuring as well as additional information that is provided or otherwise becomes known between signing and closing.

On November 26, 2014 and November 28, 2014, the CAC Special Committee met to receive further financial information and analysis from Moelis regarding CAC and CEC and updates from Moelis regarding the status of negotiations with Centerview, including discussions regarding how to account for CEC’s potential tax exposure. Also, on November 26, 2014, the CAC board of directors, along with representatives of Latham, held a telephonic meeting, during which the Chairman of the CAC Special Committee presented a high level report regarding the status of the Proposed Transaction.

On November 29, 2014, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a telephonic meeting to discuss updated preliminary financial information and analysis from Moelis regarding CAC and CEC, the relative contribution of each to the Proposed Transaction based on this preliminary financial information and analysis and on recent market trading prices and reviewed CAC’s liquidation preference under the CGP Operating Agreement. Following discussion, the CAC Special Committee unanimously approved making a proposal to CEC that contemplated a fixed exchange ratio of 0.694x, which would result in CEC’s stockholders owning approximately 61% of New CEC and CAC’s stockholders owning approximately 39% of New CEC, which specifically excluded potential tax liabilities of CEC that were still under review, and was conditioned on, among other things, receipt of a fairness opinion and tax opinions from counsel to CEC and/or rulings from the IRS that the transactions entered into in connection with CEOC’s restructuring would be tax-free to CEC and its affiliates for federal and state income tax purposes (the “November 29 Proposal”). Following such meeting, the CAC Special Committee sent a letter to the CEC Special Committee setting forth the November 29 Proposal.

On November 30, 2014, the CAC board of directors, along with representatives of Latham, held a telephonic meeting, during which the Chairman of the CAC Special Committee presented a high level report regarding the status of the Proposed Transaction.

On December 1, 2014, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a series of telephonic meetings to discuss circumstances under which CEC could be issued additional interests in CGP based on the performance of CIE during 2015 (the “CIE Earn-Out”) and CEC’s potential tax exposure related to historical cancellation of indebtedness income as well as transactions contemplated to be undertaken by CEOC to facilitate the restructuring. During these meetings, Moelis also reported that, based on discussions with representatives of Centerview regarding the November 29 Proposal, there continued to be disagreement as to the valuation of CEOC and whether to settle issues related to potential tax exposure and the CIE Earn-Out at the time of signing a potential merger agreement or include a post-signing adjustment mechanism in the merger agreement. The CAC Special Committee discussed each approach and Skadden Arps reviewed the fiduciary duties of the CAC Special Committee under applicable law, generally, and in the context of the Proposed Transaction.

On December 4, 2014 and again on December 7, 2014, the CEC Special Committee, along with representatives of Reed Smith and Centerview, met telephonically to discuss the November 29 Proposal. At the December 4, 2014 meeting, representatives of Reed Smith discussed the potential restructuring of CEOC. A representative of Reed Smith described to the CEC Special Committee discussions with Skadden Arps and reported that the CAC Special Committee was not satisfied with the representations, warranties, covenants and conditions in the draft merger agreement related to the restructuring, and continued to request that a go-shop provision and a majority of the minority condition be included in the merger agreement. Representatives of Centerview then discussed Centerview’s updated preliminary valuation analysis with the CEC Special Committee. The CEC Special Committee and its advisors also discussed the possibility of a post-signing valuation adjustment mechanism in the merger agreement. At the December 7, 2014 meeting, the CEC Special Committee determined without making a decision regarding the proposed exchange ratio to reject the November 29 Proposal because of certain non-economic issues related to the Proposed Transaction and instructed its advisors to prepare a new proposal to address such issues, including with respect to the inclusion of a go-shop provision and majority of the minority condition in the proposed merger agreement, the expectation that CEC and CAC would each receive a fairness opinion, the exchange ratio adjustment process and the termination rights relative to CEOC’s proposed restructuring.

On December 7, 2014, the CAC Special Committee, along with representatives of Skadden Arps, Moelis and CAC management, held a telephonic meeting to discuss how the financial difficulties at CEOC and its pending restructuring could affect CAC. At that meeting, CAC management expressed its views that CEOC’s financial difficulties could have an adverse effect on CAC’s ability to obtain credit, retain key employees and engage in mergers and acquisitions, which was particularly problematic for CIE’s business plan, and that the litigation against CEC and its subsidiaries, including actions that named CAC and CGP as defendants, were exacerbating the problem. Management further expressed its views that a non-consensual bankruptcy of CEOC as opposed to a consensual restructuring could further exacerbate the problem. After management and Moelis were excused from the meeting, the CAC Special Committee, along with representatives of Skadden Arps, discussed the various litigation actions against CEC and its subsidiaries, including actions naming CAC and CGP as defendants. The CAC Special Committee also received an update from its advisors regarding the status of the restructuring support and forbearance agreements being negotiated with certain of CEOC’s creditors which would include the terms of the proposed restructuring and be premised on the consummation of the Proposed Transaction.

On December 8, 2014, Reed Smith sent a letter, on behalf of the CEC Special Committee, to Skadden Arps setting forth the CEC Special Committee’s position with respect to the non-economic matters discussed at their meeting the previous day.

Later on December 8, 2014, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a series of telephonic meetings to discuss the letter from Reed Smith and to receive updated preliminary financial information and analysis from Moelis regarding CAC and CEC. During that meeting, the CAC Special Committee revisited the general advisability of including a majority of the minority condition in the merger agreement and reviewed information from CAC management that indicated CEOC’s second lien creditors held a significant percentage of CAC’s public float. Following discussion, the CAC Special Committee unanimously approved making a proposal to CEC that contemplated: (1) a fixed exchange ratio of 0.665x at the signing of a merger agreement, which would result in CEC’s stockholders owning approximately 62% of New CEC and CAC’s stockholders owning approximately 38% of New CEC (which in the case of CAC’s relative ownership of New CEC represented a premium to Moelis’ low estimate of the sum of the parts valuation of CAC and implied a premium to recent market trading prices of CAC Common Stock); (2) an adjustment to the exchange ratio following approval of CEOC’s disclosure statement by the bankruptcy court that would specifically take into account the CIE Earn-Out and CEC’s potential tax exposure and would be conditioned upon receipt of bringdown fairness opinions by both parties; (3) a 45 business day go-shop period during which CAC could seek alternative proposals for CAC Common Stock and not be subject to a termination fee if CAC accepted any such proposals that were received during the go-shop period and were superior to the terms of the Proposed Transaction; (4) a right to terminate the merger agreement by CAC if the non-economic terms of the confirmed plan of reorganization were different than the terms contemplated by the draft restructuring support agreements in a manner that was materially adverse to CAC; and (5) other termination rights in favor of CAC, including if the CEOC bankruptcy was not filed by a specified date or if the disclosure statement was not approved by the bankruptcy court by a specified date (the “December 8 Proposal”). Based on the information from CAC management regarding the ownership of CAC’s public float, as well as the CEC Special Committee’s insistence that CEC would not sign a merger agreement that contained a majority of the minority condition given restructuring negotiation dynamics, the CAC Special Committee determined that its proposal would not require such a condition. Following the meeting, Skadden Arps sent a letter, on behalf of the CAC Special Committee, to Reed Smith setting forth the December 8 Proposal.

The CEC Special Committee, along with representatives of Reed Smith and Centerview, met telephonically on December 9, 2014 and again on December 10, 2014 to discuss the December 8 Proposal. The CEC Special Committee discussed the proposed exchange ratio and considered it in the context of Centerview’s preliminary financial analysis. It also discussed the terms of the draft merger agreement, including the scope of any go-shop provision that may be included. At the December 10, 2014 meeting, the CEC Special Committee determined to accept in principle the exchange ratio and certain key non-economic terms contemplated by the December 8 Proposal, subject to agreement on the remaining non-economic terms of the Proposed Transaction, including that CAC would be required to pay a reduced termination fee (as opposed to no fee) if CAC accepted any proposal that was received during the go-shop period and were superior to the terms of the Proposed Transaction.

From December 10, 2014 to December 21, 2014, the CEC Special Committee and the CAC Special Committee, and their respective advisors, continued to negotiate, and ultimately came to agreement on, the remaining non-economic terms of the Proposed Transaction.

On December 13, 2014 and December 14, 2014, the CEC Special Committee, along with representatives of Reed Smith and Centerview, held additional telephonic meetings to discuss the status of the remaining non-economic terms of the merger agreement being negotiated with the CAC Special Committee and the status of the restructuring support agreements being negotiated between CEOC and certain of its creditors.

Between December 12, 2014 and December 14, 2014, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held multiple telephonic meetings to discuss the status of the remaining non-economic terms of the merger agreement being negotiated with Reed Smith and the status of the restructuring support agreements being negotiated between CEOC and certain of its creditors.

On December 13, 2014, at a telephonic meeting of the CAC board of directors, along with representatives of Latham, the Chairman of the CAC Special Committee presented a high level report regarding the status of the Proposed Transaction.

Also on December 13, 2014, the CEC board of directors, along with representatives of Paul, Weiss, PJT, Reed Smith and Centerview, held a telephonic meeting. Representatives of PJT provided the CEC board members with an update about the status and proposed terms of CEOC’s proposed restructuring. Following that, representatives of the CEC Special Committee and Reed Smith updated the CEC board on the status of the negotiations with CAC about a Proposed Transaction, including certain proposed terms. Paul, Weiss then reviewed for the members of the CEC board their fiduciary duties under applicable law. The CEC board of directors then approved the terms of the proposed restructuring of CEOC, including CEC’s proposed contributions thereto.

On December 19, 2014, CEC announced it had entered into a restructuring support agreement with certain key creditors of CEOC regarding the restructuring of CEOC, which, among other things, contemplated the restructuring of CEOC into OpCo and PropCo (the “December 2014 RSA”). See the section entitled “The CEOC Restructuring—The Plan” beginning on page 217 for additional information of the various RSAs.

On December 21, 2014, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a telephonic meeting at which Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, an exchange ratio of 0.664x was fair from a financial point of view to the holders of CAC Common Stock, other than the Sponsors. Representatives of Skadden Arps then reviewed the Original Merger Agreement as circulated to the CAC Special Committee prior to the meeting. Following discussion, and in consideration of, among other things, the fairness opinion rendered by Moelis, the advice of Skadden Arps, and other factors the CAC Special Committee deemed relevant, the CAC Special Committee unanimously recommended that the CAC board of directors (1) approve the terms of the Original Merger Agreement, (2) declare the transactions contemplated by the Original Merger Agreement, fair to and in the best interest of CAC and CAC’s stockholders, (3) authorize and approve the plan of merger contained in the Original Merger Agreement, and declare advisable the Proposed Transaction, and (4) recommend that CAC’s stockholders approve the adoption of the Original Merger Agreement and the Proposed Transaction.

Also on December 21, 2014, the full CAC board of directors, along with representatives of Latham, Skadden Arps and Moelis, met telephonically. The Chairman of the CAC Special Committee provided the members of the CAC board of directors with a description of the steps taken by the CAC Special Committee, its legal and financial advisors in connection with the negotiations of the Proposed Transaction with the CEC Special Committee and concluded by recommending that the CAC board of directors approve the Proposed Transaction and enter into the merger agreement negotiated by the CAC Special Committee and the CEC Special Committee. Moelis made an oral presentation regarding the most recent financial information and analysis it had presented to the CAC Special Committee and informed the CAC board of directors that it had delivered a fairness opinion to the CAC Special Committee at the CAC Special Committee meeting earlier that day. Representatives of Latham provided presentations to the members of the CAC board of directors providing an overview of the Proposed Transaction, a summary of the principal terms of the December 2014 RSA and the merger agreement. The CAC board of directors meeting continued with a review of the fiduciary duties of the directors presented by Latham. The CAC board of directors unanimously approved the Proposed Transaction and the merger agreement, and certain other related resolutions presented to the members of the CAC board of directors for their consideration in advance of the meeting.

Also on December 21, 2014, the CEC Special Committee, along with representatives of Reed Smith and Centerview, held a telephonic meeting. Representatives of Reed Smith discussed the Original Merger Agreement and described to the CEC Special Committee the material terms and conditions of the Original Merger Agreement, including the exchange ratio of 0.664x contained therein. In addition, representatives of Centerview discussed with the members of the CEC Special Committee, among other things, Centerview’s financial analysis of each of CEC and CAC and the exchange ratio negotiations. The representatives of Centerview rendered to the CEC Special Committee an oral opinion, which was subsequently confirmed by delivery of a written opinion, that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the exchange ratio of 0.664x provided for pursuant to the Original Merger Agreement was fair, from a financial point of view, to CEC. Following discussion, and in consideration of, among other things, the fairness opinion rendered by Centerview, the advice of Reed Smith, and other factors the CEC Special Committee deemed relevant, the CEC Special Committee unanimously recommended that the CEC board of directors approve the terms of the Original Merger Agreement, authorize and approve the plan of merger contained in the Original Merger Agreement and declare advisable the Proposed Transaction.

Also on December 21, 2014, the CEC board of directors, along with representatives of Paul, Weiss, PJT, Reed Smith and Centerview, held a telephonic meeting. Representatives of PJT and Paul, Weiss provided the CEC board members with an update about the status and proposed terms of CEOC’s proposed restructuring. Following that, representatives of the CEC Special Committee and Reed Smith provided the members of the CEC board of directors with a description of the steps taken by the CEC Special Committee and its legal and financial advisors in connection with the negotiations of the Proposed Transaction with the CAC Special Committee, and concluded by recommending that the CEC board of directors approve the Proposed Transaction and enter into the merger agreement negotiated by the CEC Special Committee and the CAC Special Committee. The representatives of Centerview informed the CEC board of directors that it had delivered a fairness opinion to the CEC Special Committee at the CEC Special Committee meeting earlier that day. Representatives of Reed Smith provided to the members of the CEC board of directors an overview of the Proposed Transaction and a summary of the principal terms of the merger agreement. Paul, Weiss then reviewed the fiduciary duties of the CEC directors under applicable law. The CEC board of directors unanimously approved the Proposed Transaction and the merger agreement, and also approved certain other related matters presented to the members of the CEC board of directors for their consideration in advance of the meeting.

Also on December 21, 2014, following approval of the CEC board of directors and the CAC board of directors upon the recommendations of the CEC Special Committee and the CAC Special Committee, respectively, CEC and CAC entered into an Agreement and Plan of Merger (the “Original Merger Agreement”), pursuant to which, among other things, CAC would merge with and into CEC, with CEC as the surviving company. The Original Merger Agreement established an outside closing date of August 6, 2016.

Beginning on January 12, 2015, pursuant to the go-shop provision contained in the Original Merger Agreement, representatives of Moelis contacted 48 parties (26 financial parties and 22 strategic parties) that might be interested in acquiring 100% of the issued and outstanding CAC Common Stock. Of the 48 parties contacted, only 15 parties indicated interest in evaluating the opportunity and only 12 signed non-disclosure agreements.

Also on January 12, 2015, certain holders of notes issued by CEOC filed an involuntary bankruptcy petition (the “Involuntary Petition”) against CEOC in the United States Bankruptcy Court for the District of Delaware (the “Delaware Bankruptcy Court”). Shortly thereafter, on January 15, 2015, CEOC and the other Debtors filed the Bankruptcy Petitions in the Bankruptcy Court. The issue of proper venue was litigated in the Delaware Bankruptcy Court, and ultimately the Delaware Bankruptcy Court granted deference to the Debtors’ choice of venue, permitting the Chapter 11 Cases to proceed in the Bankruptcy Court.

On January 15, 2015, certain of CEOC’s unsecured noteholders filed the Guarantee Claims in the SDNY Court asserting that the transactions undertaken by CEC to release its guarantee of CEOC’s unsecured notes breached the unsecured notes indenture and violated the Trust Indenture Act. On August 27, 2015, and again on January 5, 2016, the SDNY Court denied the plaintiffs’ partial summary judgment motions, and the trial was set for March 14, 2016. Before the trial date, however, the Debtors sought and obtained from the Bankruptcy Court a stay of the Guarantee Claims through (1) 60 days after the date that Richard Davis, the examiner appointed in the Chapter 11 Cases to investigate possible claims the Debtors may have against CEC, CERP, CAC, CGP, CIE and other related entities and individuals, filed his initial report in the Bankruptcy Court (such individual, the “Examiner” and such report, the “Examiner’s Report”) or (2) May 9, 2016, whichever came first. The stay expired on May 9, 2016, but was subsequently extended several times and will expire upon the effective date of the Debtors’ plan of reorganization.

On February 26, 2015, the solicitation period contemplated by the go-shop provision in the Original Merger Agreement terminated in accordance with its terms with no offers being made. The solicited parties provided a number of reasons for not making an offer, including expressing concern about the ability to consummate a transaction based on their view of the litigation risk associated with the claims against CEC and its subsidiaries, including claims in which CAC and CGP were named defendants.

In order to provide oversight by independent directors of any action that CAC, CGP or any of CAC’s subsidiaries were a party to, could potentially be a party to, or could affirmatively bring an action against (any such actions, the “CAC Litigation”), in April of 2015, the CAC Executive Committee established the litigation committee of the CAC board of directors (the “CAC Litigation Committee”). The CAC Litigation Committee was delegated with the power and authority to make any decision or take (or refrain from taking) any action related to the strategy of the CAC Litigation and the day to day management of the CAC Litigation, as well as, settle or dispose of the CAC Litigation with full power and authority, excluding (1) claims over $5 million per case, (2) any settlement or disposition that does not contain a full and final release of CAC, CGP or any of CAC’s subsidiaries, (3) any settlement or disposition that requires an express admission of wrongdoing by CAC, CGP or any of CAC’s subsidiaries or (4) matters delegated to the CAC Special Committee. Marc Beilinson was appointed as the sole member of the CAC Litigation Committee and the CAC Litigation Committee engaged Latham as its legal advisor.

Amended and Restated Merger Agreement

Following the January 15, 2015 filing of the Chapter 11 Cases, CEC engaged in various discussions with the Debtors and their creditors with respect to a potential restructuring. During the period from January 2015 to February 2016, the CEC Special Committee received periodic updates from representatives of Reed Smith and Centerview regarding the progress of these ongoing discussions. During this time period, the CAC Litigation Committee received periodic updates from representatives of Latham regarding the progress of these ongoing discussions.

On March 2, 2015, the Debtors filed a plan of reorganization and an initial disclosure statement, and on October 7, 2015, the Debtors filed an amended plan of reorganization and an accompanying disclosure statement.

In early February 2016, the CEC board of directors held a telephonic meeting. At that meeting, the CEC board of directors authorized the formation of the CEC SAC. The CEC SAC continued certain activities previously delegated to the CEC Special Committee and engaged in certain additional activities pursuant to its charter. The CEC SAC consisted initially of Messrs. Kleisner, Swann and Williams, each of whom is an independent member of the CEC board of directors (or in the case of Mr. Swann, was an independent member of the CEC board of directors until his resignation on June 30, 2016). The CEC board of directors delegated to the CEC SAC authority to undertake any review, analysis, assessment, valuation or other actions necessary or appropriate in connection with the role of CEC in any planning for, or assessment of, the Strategic Alternatives Matters. Further to that objective, the CEC board of directors empowered the CEC SAC to act on behalf, and with the full authority, of the full CEC board of directors to: (1) explore, evaluate, review and obtain advice concerning the Strategic Alternatives Matters; (2) evaluate, review and obtain advice regarding the terms of any Strategic Alternatives Matter or any proposed transaction related thereto; (3) evaluate the fairness of any such proposed transaction; (4) evaluate the engagement of a Chief Restructuring Officer in connection with the Strategic Alternatives Matters and, if the CEC SAC determines such engagement advisable, evaluate candidates to fill that role; (5) take such other actions as the CEC SAC determines are necessary or desirable within the scope of and in connection with the foregoing; and (6) determine the process it will use in carrying out its responsibilities. The CEC board of directors resolved not to approve any transaction related to a Strategic Alternatives Matter unless the CEC SAC first determined that such transaction is in the best interests of CEC, its stockholders and other stakeholders. The CEC SAC subsequently appointed Mr. Kleisner as its Chairman.

On February 12, 2016, the CEC SAC held a telephonic meeting to discuss the formation of the CEC SAC and its responsibilities. The CEC SAC considered and discussed retaining legal and financial advisors to represent the CEC SAC. After considering the qualifications of each of Reed Smith and Centerview as well as the work each of Reed Smith and Centerview previously performed for the CEC Special Committee, and the absence of material relationships on the part of Reed Smith and Centerview, on the one hand, and the Sponsors and CAC, on the other hand, that would reasonably be expected to impair Reed Smith’s or Centerview’s ability to perform their services to the CEC SAC, the CEC SAC selected Reed Smith to act as its legal counsel and Centerview to act as its financial advisor.

From February 12, 2016 through March 1, 2016, Reed Smith and Centerview conducted legal and financial due diligence regarding negotiations concerning the potential settlement of the Chapter 11 Cases. During that time, representatives of Reed Smith and Centerview presented updates to the CEC SAC at several telephonic meetings.

In late February 2016, based on recent developments in the Chapter 11 Cases, including the fact that all major stakeholders had agreed to participate in a court-supervised mediation process, and after conferring with the other members of the CAC Special Committee, Mr. Beilinson directed Moelis and Skadden Arps to reengage in financial and legal due diligence, respectively, with respect to the Proposed Transaction so that each would be prepared to advise the CAC Special Committee if mediation resulted in a consensual plan of reorganization or if the CEC SAC approached the CAC Special Committee to renegotiate the terms of the Proposed Transaction.

On March 1, 2016, the chairman of the CEC SAC, met in-person with members of the CAC Special Committee and members of CEOC’s Special Governance Committee to discuss developments in the Chapter 11 Cases.

On March 2, 2016 and March 3, 2016, representatives of Moelis and Centerview attended on-site due diligence sessions in Las Vegas, Nevada with representatives of CAC and CEC management to receive updates on the performance of CGP and CERP.

On March 9, 2016, representatives of Moelis and Centerview participated in a telephonic meeting with representatives of Millstein & Co. (“Millstein”), restructuring advisor to CEOC, to familiarize themselves with the financial terms that were proposed to be included in the Debtors’ proposed plan of reorganization as well as the status of negotiations of restructuring support agreements with certain of the Debtors’ creditors based on such proposed plan. At such meeting, representatives of Millstein reported that, among other terms, the proposed plan allocated a significant portion of New CEC equity to certain of the Debtors’ creditors and contemplated an increase in lease payments to be made under the Master Lease Agreements to be entered into between OpCo and PropCo.

On March 15, 2016, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a telephonic meeting to discuss developments in the Chapter 11 Cases and the status of Moelis’ financial due diligence, and to receive a report from Moelis regarding its March 9, 2016 meeting with representatives of Millstein. After representatives of Moelis were excused from the meeting, the CAC Special Committee, along with representatives of Skadden Arps, discussed the terms of the Original Merger Agreement, including the fact that it was conditioned on a restructuring of CEOC based on the terms contained in the December 2014 RSA and included an outside date of August 6, 2016, and the possibility that, given such terms, the terms of the Debtors’ proposed plan of reorganization and the fact that the Debtors would no longer enjoy statutory exclusivity to propose a plan of reorganization after June 2016, the CEC SAC might approach the CAC Special Committee to renegotiate the exchange ratio and other terms of the Proposed Transaction. Representative of Skadden Arps then reviewed with the CAC Special Committee its fiduciary duties under applicable law, generally, and in the context of the Proposed Transaction. Following discussion, the CAC Special Committee determined it was desirable to maintain flexibility to pursue the Proposed Transaction as well as alternatives and, as such, decided that the CAC Special Committee and its advisors should continue to evaluate the Proposed Transaction as well as alternatives to the Proposed Transaction, including remaining a standalone entity.

Also on March 15, 2016, the Examiner filed the Examiner’s Report, which redacted certain information and analysis. The Examiner’s Report identified potential claims against CEC, CERP, CAC, CGP, CIE and other related entities and individuals with respect to a number of transactions between the Debtors and other entities controlled by CEC and the Sponsors dating back to 2009 and included the Examiner’s conclusions on the relative strength of these potential claims. The Examiner calculated an estimated range of possible damages for these potential claims as against all parties from approximately $3.6 billion to approximately $5.1 billion. That calculation did not take into account probability of success, likelihood of collection or the time and cost of litigation. Although the Examiner’s Report was prepared at the request of the Bankruptcy Court, none of the findings were or are legally binding on the Bankruptcy Court or any party.

On March 18, 2016, the CEC SAC, along with representatives of Reed Smith, Centerview and Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), restructuring counsel to CEC, held a telephonic meeting. The CEC SAC and its advisors reviewed the Examiner’s Report. A representative of Reed Smith discussed the Examiner’s findings and the potential impact of the Examiner’s Report on potential settlement discussions in the Chapter 11 Cases and alternatives to CEC if the settlement discussions did not progress. Representatives of Centerview discussed with members of the CEC SAC the potential settlement framework under discussion with respect to the Chapter 11 Cases and the potential impact of such settlement on the exchange ratio in the Original Merger Agreement.

During the remainder of March 2016 and during April 2016, the CEC SAC, along with representatives of Reed Smith, Centerview and Milbank, held several telephonic meetings. At those meetings, the CEC SAC received updates on, and discussed and evaluated, CEC’s restructuring negotiations with the Debtors and their creditors. The CEC SAC also evaluated alternatives available to CEC if a settlement could not be reached, including the possibility of a CEC Chapter 11 filing.

On March 24, 2016 and March 25, 2016, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held telephonic meetings to discuss the terms of the Debtors’ proposed plan of reorganization, including how such terms compared to the terms of the December 2014 RSA, as well as the key findings in the Examiner’s Report with respect to claims asserted against CAC, CGP, CIE and certain of CGP’s other subsidiaries.

On March 28, 2016, the CAC Special Committee, along with representatives of Skadden Arps, held a telephonic meeting, at which representatives of Latham made a presentation regarding potential litigation claims against CAC, CGP, CIE and certain of CGP’s other subsidiaries that were identified in the Examiner’s Report. Latham discussed the Examiner’s key findings with respect to each such claim and noted that the Examiner’s estimation of potential exposure from all such claims ranged from approximately $1.71 billion to approximately $2.29 billion in the aggregate. At the request of the CAC Special Committee, Latham agreed to prepare a report containing an overview of the Examiner’s assessment of the strength of, and a range of potential exposure with respect to, such claims after an unredacted version of the Examiner’s Report was made publicly available. After representatives of Latham were excused from the meeting, the CAC Special Committee discussed the potential impact of such potential exposure on the exchange ratio in the Original Merger Agreement and noted that any such impact would need to be evaluated in light of CAC’s liquidation preference under the CGP Operating Agreement. The CAC Special Committee did not separately analyze CEC’s potential litigation exposure because the CAC Special Committee did not view such exposure as relevant in determining either pro forma equity splits in the Merger (given that the Merger was conditioned upon consummation of the Plan, including settlement of all litigation) or the intrinsic valuation of CAC on a stand-alone basis.

Through the remainder of April 2016 and early May 2016, the CAC Special Committee met several times to continue discussing the terms of the Debtors’ proposed plan of reorganization, including the proposed allocation of New CEC equity to certain of CEOC’s creditors and the increased lease payments under the Master Lease Agreements between OpCo and PropCo, and how such terms could impact the economics of the Proposed Transaction.

On April 4, 2016, CEOC filed an amended disclosure statement.

On April 14, 2016, Mr. Swann informed CEC that he would resign from his position as a member of the CEC board of directors, effective as of June 30, 2016, to accept the position of Athletic Director at the University of Southern California.

In late April 2016, the CEC SAC recommended to the CEC board of directors that CEC retain The Honorable Robert E. Gerber (“Judge Gerber”) as CEC’s Chief Restructuring Officer, with Judge Gerber reporting directly to the CEC SAC. The CEC board of directors approved that recommendation and Judge Gerber was retained on May 2, 2016. He served as CEC’s Chief Restructuring Officer through December 14, 2016, and attended meetings of the CEC SAC and provided the CEC SAC with advice with respect to restructuring matters.

On May 9, 2016, the CAC Special Committee engaged BDO Seidman (“BDO”) as its independent tax advisor to conduct tax-related due diligence on CEC and its subsidiaries and to assist the CAC Special Committee in assessing the federal income tax consequences of the proposed restructuring of CEOC into OpCo and PropCo. The CAC Special Committee determined to engage BDO based on its tax expertise, including in the context of mergers and restructurings, and the absence of material conflicts. At the direction of the CAC Special Committee, BDO began to conduct tax due diligence with respect to such matters.

From May 2016 to early June 2016, representatives of Centerview and Moelis had several discussions regarding the preliminary financial analysis of CEC and CAC in the context of the Proposed Transaction.

On May 16, 2016, a substantially unredacted version of the Examiner’s Report was filed with the Bankruptcy Court.

On May 17, 2016, certain of the Debtors’ second lien creditors filed objections to the Debtors’ proposed amended disclosure statement and, included with their objections, were additional claims asserted against CEC, CAC and certain of their respective subsidiaries and affiliates, which were in addition to claims identified in the Examiner’s Report.

On May 18, 2016 and May 27, 2016, the Debtors filed amendments to their proposed plan of reorganization and a revised disclosure statement and amendments thereto.

On June 3, 2016 and June 5, 2016, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held telephonic meetings to discuss matters relating to the Chapter 11 Cases and to receive updates regarding the status of financial and legal due diligence as well as BDO’s tax due diligence.

On June 6, 2016, the CEC SAC, along with representatives of Reed Smith, Centerview and Milbank, held a telephonic meeting. At that meeting the CEC SAC reviewed and discussed the Restructuring Support, Settlement and Contribution Agreement between CEC and CEOC (the “Original CEC RSA”), following which it recommended to the full CEC board of directors that entry into the Original CEC RSA was in the best interests of CEC, its stockholders and other stakeholders. Additionally, on the same date, the Debtors filed additional amendments to the proposed plan of reorganization and the disclosure statement.

On June 7, 2016, CEC and CEOC entered into the Original CEC RSA. See the section entitled “—The Merger—Restructuring Support Agreements” beginning on page 272 for a discussion of the various restructuring support agreements.

On June 8, 2016, representatives of Skadden Arps received a letter from representatives of Reed Smith requesting that the CAC Special Committee engage in discussions with the CEC SAC regarding certain amendments to the Original Merger Agreement, including with respect to the exchange ratio, an extension of the August 6, 2016 outside date, amendments to certain closing conditions and appropriate amendments to reflect the plan of reorganization contemplated by the Original CEC RSA (the “June 8 Letter”).

On June 9, 2016, the CEC SAC, along with representatives of Reed Smith, Centerview and Milbank, met in person to discuss certain matters impacting CEC related to the Chapter 11 Cases, the financial impact of the proposed settlements with the Debtors and certain of their creditors, and the potential impact of such proposed settlements on the negotiation of the exchange ratio in the Proposed Transaction and CEC’s alternatives to the proposed settlement.

Also on June 9, 2016, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a telephonic meeting to discuss matters related to the Chapter 11 Cases and the terms of the Original CEC RSA. After Moelis was excused from the meeting, the CAC Special Committee discussed the June 8 Letter and reaffirmed its view that, while the CAC Special Committee and its advisors should continue to evaluate the Proposed Transaction, they should also evaluate alternatives to the Proposed Transaction, including remaining a standalone entity.

On that same date, June 9, 2016, representatives of Kirkland & Ellis, LLP (“K&E”), counsel to CEOC, sent representatives of Latham a draft joinder, proposing to add CAC as a signatory to the Original CEC RSA. On June 10, 2016, the CAC Litigation Committee authorized Latham to send to K&E a draft restructuring support agreement to be entered into by and among CAC, CEOC and, solely for certain limited purposes, CEC, which included provisions that gave the CAC Special Committee flexibility to act within its fiduciary duties in the context of considering the Proposed Transaction.

On June 11, 2016 and June 12, 2016, the CAC Special Committee, along with representatives of Skadden Arps, held telephonic meetings, at which representatives of Moelis, Latham and CAC management were invited to portions of the meetings to make presentations to the CAC Special Committee.

•	Moelis Presentation: During a presentation at which neither Latham representatives nor CAC management were present, representatives of Moelis presented preliminary financial information and analysis with respect to CAC and CEC and evaluated the relative contribution of each to the Proposed Transaction derived from that preliminary analysis. It was noted that the combined intrinsic valuations of CAC and CEC derived from the preliminary analysis had increased significantly since the Original Merger Agreement was executed in December 2014, but that the intrinsic value of CEC’s assets had increased at a higher rate than CAC’s. Accordingly, the financial analysis showed that the relative contribution by CEC was significantly higher (and that the relative contribution of CAC was significantly lower) than what was implied by the exchange ratio in the Original Merger Agreement. Moelis then compared the implicit valuation derived from the preliminary analysis to CAC’s liquidation preference under the CGP Operating Agreement and recent market trading prices and noted the discrepancies. Representatives of Moelis expressed their view that such discrepancies to recent market trading prices were likely due to the uncertainty regarding the outcome of the restructuring, which, even after accounting for New CEC equity to be allocated to the Debtors’ creditors under the Debtors’ proposed plan of reorganization, was more significant for CEC given that CEC had greater litigation exposure relative to CAC, including with respect to the Guarantee Claims. Finally, representatives of Moelis reported that, based on Moelis’ analysis, each $100 million of litigation exposure that CAC is willing to assume would result in approximately 1% of the pro forma equity of New CEC shifting from CAC stockholders to CEC stockholders.

•

Litigation Discussion: During a discussion for which neither Moelis representatives nor CAC management were present, and for which representatives for Latham and Skadden were present, the CAC Special Committee considered the full range of potential exposure with respect to the potential claims against CAC, CGP, CIE and certain of CGP’s other subsidiaries that were analyzed in the Examiner’s Report as well as the additional claims that had been asserted by certain of the Debtors’ second lien creditors (such claims, collectively, the “Asserted Claims”). Based strictly on the Examiner’s estimation and the amount claimed by such creditors, such exposure was approximately $3.7 billion to $7.9 billion in the aggregate. The CAC Special Committee then considered the Examiner’s assessment of the strength of each Asserted Claim in detail and the range of potential exposure with respect to each such Asserted Claim. After representatives of Latham were excused from the meeting, the CAC Special Committee, along with representatives of Skadden Arps, discussed other potential remedies, including remedies seeking to unwind certain transactions related to CES and CGP.

•	CAC Management Presentation: During a presentation at which Latham representatives were not present, representatives of CAC management explained that, due to the uncertainty surrounding the outcome of the Chapter 11 Cases and potential litigation exposure related to the Asserted Claims, CAC was facing challenges on a number of fronts, and its prospects had worsened since the Original Merger Agreement had been signed. In particular, CAC management explained that CAC was having difficulties accessing the capital markets and attracting and retaining employees. In addition, CAC management expressed its view that if CEOC’s restructuring was unsuccessful and/or CEC was forced to file for bankruptcy such problems would be exacerbated and could materially and adversely affect CAC’s ability to meet financial projections.

On that same date, June 12, 2016, the CAC board of directors, along with representatives of Latham, held a telephonic meeting to discuss the terms of a restructuring support agreement proposed to be entered into among CAC, CEOC and, solely for certain limited purposes, CEC (the “Original CAC RSA”, and together with the Original CEC RSA, the “Original Caesars RSAs”). A representative of Latham explained the principal terms of the Original CAC RSA, as further explained below in connection with the Original Caesars RSAs. The CAC board of directors, by the unanimous vote of all the members present at the meeting, approved the Original CAC RSA.

Also on June 12, 2016, the CEC SAC met with representatives of Reed Smith, Centerview and Milbank to discuss the terms of the Original CAC RSA, to which CEC was to be a party for limited purposes. At that meeting the CEC SAC determined that CEC’s entry into the Original CAC RSA for the limited purposes identified therein was in the best interests of CEC, its stockholders and other stakeholders and recommended entry into the Original CAC RSA to the full CEC board of directors.

Later on June 12, 2016, upon the authorization and approval of the full CAC board of directors, CAC—together with CEOC and, for the limited purposes set forth therein, CEC—entered into the Original CAC RSA.

The Original Caesars RSAs required, among other things, that CEC and CAC use commercially reasonable efforts to negotiate and execute an amendment to (or amendment and restatement of) the Original Merger Agreement (the “Amended Merger Agreement”) by June 30, 2016, subject to the respective fiduciary duties of the CEC board of directors, the CEC SAC, the CAC board of directors and the CAC Special Committee. The Original Caesars RSAs also required CEC and CAC to negotiate and execute, by June 30, 2016, voting support agreements with the Sponsors with respect to the voting of the shares beneficially owned by the Sponsors and/or their affiliates in favor of the Proposed Transaction. The Original Caesars RSAs required that the terms of the Amended Merger Agreement and the voting support agreements be reasonably acceptable to CEOC. See the section entitled “The CEOC Restructuring—The Plan” beginning on page 217 for additional information of the various RSAs.

On June 15, 2016, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a telephonic meeting to further discuss preliminary financial information and analysis from Moelis and the views of the CAC Special Committee as to an appropriate exchange ratio. At that meeting the CAC Special Committee authorized representatives of Moelis to communicate to representatives of Centerview that, if CAC were to pursue the Proposed Transaction, CAC stockholders should receive 29% of the pro forma equity of New CEC, which represented a premium to CAC’s relative contribution to the Proposed Transaction based on the preliminary valuations of CAC and CEC derived from the preliminary financial analysis and assumed that CAC bore a nominal amount of the costs to settle the potential litigation exposure with respect to the Asserted Claims. Additionally, on the same date, CEOC filed an amendment to the proposed plan of reorganization and the disclosure statement.

On June 16, 2016, the Chairman of the CEC SAC, along with representatives of Centerview, and the Chairman of the CAC Special Committee, along with representatives of Moelis, met to discuss each side’s views regarding valuation and the relative contributions of CAC and CEC to the Proposed Transaction. Representatives of the CAC Special Committee proposed that CAC stockholders receive 29% of the pro forma equity of New CEC. Representatives of the CEC SAC countered with a proposal that CAC stockholders receive 22% of the pro forma equity of New CEC.

Later on June 16, 2016, the CEC SAC, along with representatives of Reed Smith, Centerview and Milbank, met to discuss various matters relating to the Chapter 11 Cases, including the status of discussions and settlement negotiations with certain creditor groups. The CEC SAC also discussed the earlier meeting with representatives of the CAC Special Committee, and determined to reject the CAC Special Committee’s proposal that CAC stockholders receive 29% of the pro forma equity of New CEC based on, among other reasons, the fact that such proposal did not include a meaningful economic contribution by CAC to settle the potential litigation exposure with respect to the Asserted Claims, which was communicated that same day to representatives of the CAC Special Committee.

Over the following several days, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a series of telephonic meetings to further review preliminary financial information and analysis from Moelis regarding CAC and CEC and, after representatives of Moelis were excused from the meeting, to re-examine its views on the amount, if any, that CAC should contribute to settle the potential litigation exposure with respect to the Asserted Claims. In particular, the CAC Special Committee discussed the total potential exposure to CAC and CGP with respect to the Asserted Claims, based on the Examiner’s Report and the additional claims asserted by certain of the Debtors’ second lien creditors, and the discussion with Latham regarding a range of potential litigation exposure with respect to such claims. The CAC Special Committee also discussed the fact that, while CAC enjoyed a liquidation preference under the CGP Operating Agreement that could insulate CAC’s stockholders from such exposure, there were scenarios that had been discussed where the value of CAC’s liquidation preference could be at risk. Following such discussions, the CAC Special Committee authorized Moelis to communicate to Centerview that, if CAC were to pursue the Proposed Transaction, CAC stockholders should receive 28% of the pro forma equity of New CEC, which assumed that CAC stockholders bore approximately $100 million of the costs to settle the potential litigation exposure with respect to the Asserted Claims.

On June 20, 2016, the CEC SAC, along with representatives of Reed Smith, Centerview and Milbank, met telephonically to discuss matters relating to the Chapter 11 Cases and the ongoing multilateral negotiations regarding the terms to be included in the Amended Merger Agreement among representatives of the CEC SAC and their advisors, the Debtors and their advisors, as well as certain representatives of the holders of the Debtors first lien notes. The discussions with the Debtors and the first lien noteholders primarily focused on conditionality of the Proposed Transaction and certain termination provisions in the Original Merger Agreement, and the CEC SAC and Reed Smith discussed the CEC SAC’s fiduciary duties to CEC, its stockholders and other stakeholders in the context of the Proposed Transaction and the proposals by the Debtors and the first lien noteholders.

On June 21, 2016, representatives of Reed Smith sent an initial draft of the Amended Merger Agreement to representatives of Skadden Arps.

On June 24, 2016, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a telephonic meeting. At that meeting, the CAC Special Committee discussed that its revised proposal at 28% had been communicated to the CEC SAC and, at the time of such communication, that the CEC SAC had made a counterproposal at 25%. The CAC Special Committee also discussed the value of locking in a fixed percentage of the pro forma equity of New CEC that would be allocated to CAC’s stockholders such that, if more equity was ultimately allocated to CEOC’s creditors in connection with the restructuring, then the dilution would be suffered solely by CEC’s stockholders and not affect CAC’s stockholders. After representatives of Moelis were excused, representatives of Skadden Arps discussed certain non-economic terms contained in the initial draft of the Amended Merger Agreement, in particular that the draft eliminated the go-shop provision that was contained in the Original Merger Agreement and continued to omit a majority of the minority condition. The CAC Special Committed discussed the general advisability of such provisions and revisited CEC’s objection to including a majority of the minority condition in the Original Merger Agreement in the context of CEOC’s restructuring. The CAC Special Committee requested that Skadden Arps coordinate with Moelis to determine whether and to what extent CAC’s public stock continued to be held by certain of the Debtors’ second lien creditors that objected to the Debtors’ proposed plan of reorganization.

On June 25, 2016, representatives of Skadden Arps sent representatives of Reed Smith a revised draft of the Amended Merger Agreement.

On June 26, 2016, the CAC Special Committee, along with representatives of Skadden Arps, held a telephonic meeting to receive an update regarding the status of legal due diligence, including an update regarding CEC’s expulsion from the NRF and the ongoing litigation with respect thereto.

On June 27, 2016, the CEC SAC, along with representatives of Reed Smith and Centerview, met telephonically to discuss ongoing discussions and negotiations with representatives and advisors to the CAC Special Committee, CEOC and the first lien noteholders. Representatives of Reed Smith described objections that CEOC and the first lien noteholders raised relating to certain non-economic terms of the draft Amended Merger Agreement focused on the conditionality of the Proposed Transaction and certain termination rights in the Original Merger Agreement. The CEC SAC and its advisors also discussed the recent negotiations that took place among Reed Smith, Akin, Gump, Strauss, Hauer & Feld LLP (“Akin Gump”), counsel to the Sponsors, and K&E with respect to the CEC voting agreement that would obligate the Sponsors to vote the shares they hold in CAC in favor of the Proposed Transaction. That evening representatives of Reed Smith sent representatives of Skadden Arps a revised draft of the Amended Merger Agreement.

On June 28, 2016, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a series of telephonic meetings, at which, for portions of the meetings, representatives of BDO and CAC management made presentations. BDO summarized its tax due diligence efforts to date and noted that, while CEC had provided certain information that BDO had requested, other information had not yet been provided or was not yet known, such as whether the PLRs would be obtained. Later, CAC management reiterated the challenges it was facing as a result of the Chapter 11 Cases, generally, and the litigation exposure, specifically, and provided examples, including its recent inability to refinance certain debt facilities, to secure new financing and retain certain key employees. CAC management also reiterated its belief that a CEC bankruptcy would exacerbate such challenges and could materially and adversely affect CAC’s ability to meet its financial projections. Finally, outside of the presence of Moelis, BDO and CAC management, representatives of Skadden Arps discussed the revised draft of the Amended Merger Agreement they received the prior evening from Reed Smith and the CAC Special Committee further discussed its position on litigation exposure and the adjustment to the exchange ratio. Additionally, on the same date, the Debtors filed solicitation versions of the proposed plan of reorganization and the disclosure statement.

On June 28, 2016, representatives of Moelis and Centerview engaged in telephonic negotiations during which they delivered the following proposals, each with the authority of their respective special committee:

CEC SAC (presented the CAC Special Committee with two options):

•	CAC stockholders would receive 27% ownership of the pro forma merged company (26.4% for CEC), prior to the dilution for the conversion of the New CEC Convertible Notes (the “New CEC Note Conversion”), and the Amended Merger Agreement will have a post-confirmation adjustment mechanism for fundamental valuation changes and certain tax attributes with respect to CEC and CAC, respectively; or

•	CAC stockholders would receive 26% ownership of the pro forma merged company (27.4% for CEC), prior to the dilution for the New CEC Note Conversion, and the Amended Merger Agreement will have no adjustment mechanism for fundamental valuation changes, but will permit adjustments for certain tax attributes.

CAC Special Committee (presented the following to the CEC SAC):

•	CAC stockholders would receive 27% ownership of the pro forma merged company (26.4% for CEC), prior to the dilution for the New CEC Note Conversion, and the Amended Merger Agreement will have no adjustment mechanism for fundamental valuation changes, but will permit adjustments for certain tax attributes.

On June 29, 2016, the CEC SAC, along with representatives of Reed Smith and Centerview, met telephonically to discuss the current status of the merger negotiations among representatives of, and advisors to, the CEC SAC, the CAC Special Committee, CEOC and the first lien noteholders. The CEC SAC and its advisors discussed objections that CEOC and the first lien noteholders continued to raise relating to certain non-economic terms of the draft Amended Merger Agreement. In addition, representatives of Centerview summarized discussions it had with representatives of Moelis with respect to the exchange ratio at the June 28, 2016 telephonic meetings between representatives of Centerview and representatives of Moelis. Representatives of Centerview discussed with members of the CEC SAC, among other things, the current transaction structure, CEC’s proposed contributions to the Debtors’ plan of reorganization, ownership of assets following confirmation of the plan, Centerview’s updated preliminary financial analysis of each of CEC and CAC and the results of the claims analysis with respect to certain claims and litigation matters raised by the Examiner’s Report and asserted by certain second lien creditors, including the guaranty litigation. The CEC SAC considered the results of several assessments of the litigation risks associated with such claims, particularly the claims asserted in the guaranty litigation, which had been prepared by its counsel and other counsel representing CEC. In evaluating the alleged claims, the CEC SAC considered and analyzed, with advice of its counsel, the nature and magnitude of the relief sought and the accompanying litigation risks. The CEC SAC and its advisors also reviewed the terms of the proposed Restructuring and noted (1) that unless these claims were resolved, CEC might be required to make a Chapter 11 filing as a result of the claims or in order to litigate the claims which had its own inherent risks, expenses and uncertainties and could result in the CEC non-Sponsor stockholders realizing no value for their shares and (2) that the Restructuring and the Merger would resolve all of the potential and actual claims without the risks of litigation and a Chapter 11 filing and would preserve value for the CEC non-Sponsor stockholders.

On June 30, 2016, Mr. Swann’s resignation from the CEC board of directors and the CEC SAC became effective. The CEC SAC, thereafter, consisted of Messrs. Kleisner and Williams until Mr. Bernard L. Zuroff was appointed to serve as a member of the CEC SAC on November 10, 2016.

On June 30, 2016 and July 1, 2016, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a series of telephonic meetings to discuss updated financial information and analysis from Moelis. At those meetings, representatives of Moelis reported that Moelis was not currently in a position to render a fairness opinion to the CAC Special Committee based on the significant uncertainty regarding a number of key issues and matters in the Plan, the outcome of which could have a significant impact on its analysis. Moelis also noted the disparity between the relative contributions of CAC and CEC to the Proposed Transaction implied by the intrinsic values of CAC and CEC derived from its most recent financial analysis, on the one hand, and recent market trading prices of CAC Common Stock and CEC Common Stock, on the other hand. Moelis did state that the CAC Special Committee could utilize Moelis’ most recent financial analysis in considering whether it would recommend the Proposed Transaction to the CAC board of directors subject to those observations. Moelis further reported that, based on information received from CAC management regarding the identity of CAC’s public stockholders, certain of the Debtors’ second lien creditors owned shares of CAC Common Stock representing approximately 40% of the public float. After representatives of Moelis were excused from the meetings, representatives of Skadden Arps discussed the most recent draft of the Amended Merger Agreement, including the objections that representatives of the Debtors and the first lien noteholders continued to raise regarding the conditionality of the Proposed Transaction and the various termination rights in the Original Merger Agreement. Based on the report from Moelis indicating that certain of the Debtors’ second lien creditors, who continued to object to the Debtors’ plan of reorganization, continued to hold a significant amount of CAC’s public float and the fact that the CEC SAC had reaffirmed that CEC would not sign a merger agreement that contained a majority of the minority condition given restructuring negotiation dynamics, the Special Committee determined not to insist on such a condition in the Amended Merger Agreement, despite its multiple requests therefor, but that it would require another 45 business day go-shop provision identical to the one in the Original Merger Agreement.

On July 1, 2016, K&E confirmed by email that CEOC had agreed to extend the June 30, 2016 deadline for execution of the Amended Merger Agreement and voting support agreements, as required by the Original Caesars RSAs, to facilitate further meetings and discussions relating to certain non-economic terms of such agreements to which CEOC objected.

On July 3, 2016, representatives of the CEC SAC, the CAC Special Committee, Milbank, Reed Smith, Skadden Arps, Centerview, Moelis, K&E and Kramer Levin Naftalis & Frankel LLP (“Kramer Levin”), legal counsel to the first lien noteholders, met telephonically to discuss concerns raised by CEOC and the first lien noteholders regarding the draft Amended Merger Agreement and voting support agreements. These concerns generally focused on providing CEOC and its creditors with greater certainty that the Proposed Transaction would close and included concerns about closing conditions and termination rights. The concerns K&E and Kramer Levin raised during the telephonic meeting were not resolved, and K&E proposed an in-person meeting to attempt to resolve the remaining open non-economic issues. K&E indicated that CEOC would not be willing to solicit votes for the Debtors’ proposed plan of reorganization unless its objections to certain non-economic provisions in the Amended Merger Agreement were satisfactorily resolved. During the meeting, CEOC and its advisors agreed to further extend the June 30, 2016 deadline for execution of the Amended Merger Agreement and voting support agreements to July 5, 2016.

Later on July 3, 2016, the CEC SAC, along with representatives of Reed Smith, Centerview and Milbank, met telephonically to discuss the earlier telephonic meeting with advisors to the CEC SAC and the CAC Special Committee and CEOC and the first lien noteholders, as well as the merits of holding the in-person meeting that K&E and Kramer Levin had requested. The CEC SAC’s advisors discussed the issues in the Amended Merger Agreement that it had not yet resolved with the CAC Special Committee.

Later on July 3, 2016, the CEC SAC proposed to representatives of the CAC Special Committee (1) an exchange ratio that would result in CAC stockholders receiving 27% of the pro forma equity of New CEC at closing (following the issuance of shares of New CEC to CEOC’s creditors under the proposed plan of reorganization but prior to the dilution for the New CEC Note Conversion), (2) that the exchange ratio would be subject to adjustment based on specified tax considerations and (3) under certain circumstances, including if either side was unable to obtain a fairness opinion based on an adjustment to the exchange ratio based solely on such tax considerations or if either side determined, in good faith, after consultation with outside legal counsel that an adjustment to the exchange ratio based solely on such tax considerations would not be appropriate or advisable in consideration of, or would otherwise be reasonably likely to be inconsistent with, the directors’ fiduciary duties, that the exchange ratio would be further adjusted to take into account all matters impacting intrinsic value.

On July 4, 2016, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a telephonic meeting to discuss the CEC SAC’s most recent proposal. In particular, the CAC Special Committee discussed the fact that 27% of the pro forma equity of New CEC represented a premium to CAC’s relative contribution to the Proposed Transaction based on Moelis’ sum of the parts valuations of CAC and CEC after taking into account a range of potential litigation exposure with respect to the Asserted Claims to be borne by CAC’s stockholders. The CAC Special Committee also discussed the benefits to CAC’s stockholders of locking in a fixed percentage of the pro forma equity of New CEC to be received by CAC stockholders at closing (regardless of whether additional equity was allocated to CEOC’s creditors under the proposed plan) and the fact that any intrinsic-value based adjustment to the exchange ratio would need to be supported by a fairness opinion. After representatives of Moelis were excused from the meeting, representatives of Skadden Arps summarized the key terms contained in the latest draft of the Amended Merger Agreement, including changes that had been made at the request of the Debtors related to conditionality and termination rights. Representatives of Skadden Arps also updated the CAC Special Committee on the status of the CAC voting agreement that the CAC Litigation Committee, together with Latham as its legal counsel, was negotiating. On that same date, July 4, 2016, after the meeting of the CAC Special Committee, the full CAC board of directors, along with representatives of Latham, Skadden Arps and Moelis, held a telephonic meeting. The Chairman of the CAC Special Committee, together with representatives from Skadden Arps and Moelis, made presentations to the members of the CAC board of directors regarding the status of the negotiations with the CEC SAC and the concerns raised by the Debtor and its advisors regarding the Amended Merger Agreement, an explanation of the most significant changes to the Original Merger Agreement and the financial analysis conducted in connection with such proposed changes to the Original Merger Agreement. The members of the CAC board of directors who also serve on the CEC board of directors recused themselves from the portion of the meeting that included the financial analysis presented by Moelis. Prior to the Moelis presentation, Latham provided a presentation on the fiduciary duties of the member of the CAC board of directors.

Also on July 4, 2016, the CEC SAC, along with representatives of Reed Smith, Centerview and Milbank, met telephonically to discuss the current status of the negotiations among the respective representatives of, and advisors to, the CEC SAC, the CAC Special Committee, CEOC and the first lien noteholders. Reed Smith delivered a presentation to the CEC SAC that included, among other things, a description of the structure of the transaction, an explanation of the most significant changes between the Original Merger Agreement and the Amended Merger Agreement, and Reed Smith and the CEC SAC discussed the remaining open non-economic points subject to negotiation with the CAC Special Committee. In addition, representatives of Centerview discussed with the members of the CEC SAC, among other things, the transaction structure, Centerview’s updated preliminary financial analysis of each of CEC and CAC, the exchange ratio negotiations and the results of the claims analysis with respect to certain claims and litigation matters raised by the Examiner’s Report and asserted by certain second lien creditors, including the guaranty litigation. The CEC SAC considered the results of several assessments of the litigation risks associated with such claims, particularly claims asserted in the guaranty litigation, which had been prepared by its counsel and other counsel representing CEC. The CEC SAC unanimously determined to recommend the Amended Merger Agreement to the full CEC board of directors, subject to and following satisfactory resolution of the remaining open non-economic issues.

Following the telephonic meeting of the CEC SAC on July 4, 2016, the CEC board of directors met telephonically and received a briefing from the CEC SAC, Reed Smith and Milbank on the current status of the Amended Merger Agreement and voting support agreement negotiations.

On July 6, 2016, members of the CEC SAC, along with representatives of Reed Smith and Centerview, and members of the CAC Special Committee, along with representatives of Skadden Arps and Moelis, met with K&E, Kramer Levin, Milbank and Latham to discuss the remaining open non-economic issues in the draft Amended Merger Agreement and voting support agreements. During this meeting, K&E confirmed that CEOC would further extend the deadline in the Original Caesars RSAs, which had expired the previous day, to permit the parties to continue discussions.

On July 7, 2016, the CEC SAC, along with representatives of Reed Smith, Centerview and Milbank, met telephonically to discuss the mediation session with certain of the Debtors’ second lien creditors and their advisors that occurred earlier in the day, as well as meetings with the special governance committee of CEOC and its advisors and the holders of first lien notes and their advisors. Reed Smith reported that an agreement in principle had been reached with CEOC, pursuant to which the draft Amended Merger Agreement would be revised to address certain non-economic concerns expressed by CEOC’s advisors. Reed Smith also described the status of negotiations with respect to the amendment and restatement of the Original CEC RSA (the “CEC RSA”). Following discussions with its advisors, the CEC SAC unanimously approved the Amended Merger Agreement with the changes as described to the CEC SAC and unanimously approved the voting support agreements and the amendment and restatement of the Original CEC RSA, and recommended approval of each agreement to the full CEC board of directors.

Also on July 7, 2016, the CAC Special Committee, along with representatives of Skadden Arps, held a telephonic meeting. Representatives of Skadden Arps reviewed the most recent changes to the draft Amended Merger Agreement, as well as the fiduciary duties of the CAC Special Committee under applicable law, generally, and in the context of the Proposed Transaction. Following discussion, and in consideration of, among other things, the most recent financial information and analysis from Moelis regarding CAC and CEC, the fact that CAC stockholders were bearing a relatively small amount of the cost to settle the potential litigation exposure with respect to the Asserted Claims, the fact that CAC stockholders were entitled to receive a fixed percentage of the pro forma equity of New CEC (regardless of whether additional equity was allocated to CEOC’s creditors under the proposed plan), and the further fact that any intrinsic-value based adjustment to the exchange ratio would need to be supported by a fairness opinion, the CAC Special Committee unanimously recommended, subject to satisfactory resolution of the remaining non-economic points in the draft Amended Merger Agreement, that the CAC board of directors (1) approve the terms of the proposed Amended Merger Agreement, (2) declare the transactions contemplated by the proposed Amended Merger Agreement fair to and in the best interest of CAC and CAC’s stockholders, (3) authorize and approve the plan of merger contained in the proposed Amended Merger Agreement and declare advisable the Proposed Transaction and (4) recommend that CAC’s stockholders approve the adoption of the Amended Merger Agreement and the Proposed Transaction as soon as the facts and circumstances would justify such a recommendation.

That same date, July 7, 2016, after the meeting of the CAC Special Committee, the CAC board of directors, along with representatives of Latham, Skadden Arps and Moelis, held a telephonic meeting. The member of the CAC Litigation Committee updated the CAC board of directors on the negotiations regarding the amendment and restatement of the Original CAC RSA, which was close to final, but still subject to negotiation. The member of the CAC Litigation Committee continued by providing an update regarding the negotiations of the voting agreement to be entered by and among CAC, Hamlet Holdings and certain holders parties thereto in accordance with the Original CAC RSA, and informed the CAC board of directors that such CAC voting agreement was also close to final, but still subject to negotiation. Finally, the member of the CAC Litigation Committee, who is also the Chairman of the CAC Special Committee, in his capacity as such, presented an update on the Amended Merger Agreement, which was still subject to negotiation, but in substantially final form. The members of the CAC board of directors who also serve on the CEC board of directors recused themselves from the meeting and left the telephonic meeting. The CAC board of directors meeting continued with a presentation from Skadden Arps on the main changes to the Amended Merger Agreement since the last presentation to the CAC board of directors and from Moelis regarding the most recent financial information and analysis it had presented to the CAC Special Committee. Latham provided a presentation on the fiduciary duties of the members of the CAC board of directors. The CAC board of directors’ meeting concluded by the CAC Special Committee recommending that the CAC board of directors (1) approve the terms of the proposed Amended Merger Agreement, (2) declare the transactions contemplated by the proposed Amended Merger Agreement fair to and in the best interest of CAC and CAC’s stockholders, (3) authorize and approve the plan of merger contained in the proposed Amended Merger Agreement and declare advisable the Proposed Transaction and (4) recommend that CAC’s stockholders approve the adoption of the Amended Merger Agreement and the Proposed Transaction as soon as the facts and circumstances would justify such a recommendation.

Later on July 7, 2016, the CEC board of directors, excluding those board members who also served on the board of directors of CAC, met telephonically to consider the Amended Merger Agreement, the Voting Agreements and the CEC RSA. The CEC board of directors reviewed with representatives of Reed Smith, Centerview and Milbank the terms of the Amended Merger Agreement, the CEC Voting Agreement and the CEC RSA, focusing on updates to the terms of the agreements since the July 4, 2016 meeting of the CEC board of directors. In addition, Milbank provided a presentation regarding the fiduciary duties of the members of the CEC board of directors. The CEC board of directors resolved to approve the execution of the Amended Merger Agreement, the CEC Voting Agreement and the CEC RSA, subject to final resolution of the open non-economic points described to the CEC board of directors, and resolved to consider whether to recommend the Proposed Transaction to the stockholders of CEC following the final determination of the exchange ratio as contemplated by the Amended Merger Agreement. The CEC board of directors’ meeting concluded by the CEC SAC recommending that the CEC board of directors (1) approve the terms of the proposed Amended Merger Agreement, (2) declare the transactions contemplated by the proposed Amended Merger Agreement fair to and in the best interest of CEC and CEC’s stockholders, (3) authorize and approve the plan of merger contained in the proposed Amended Merger Agreement and declare advisable the Proposed Transaction and (4) recommend that CEC’s stockholders approve the adoption of the Amended Merger Agreement and the Proposed Transaction as soon as the facts and circumstances would justify such a recommendation.

From July 7, 2016 through July 9, 2016, discussions and negotiations with respect to the remaining non-economic points in the Amended Merger Agreement, and the Caesars RSAs continued among representatives of Reed Smith, Skadden Arps, K&E, Kramer Levin, Milbank, Paul, Weiss and Latham and discussions and negotiations with respect to the Voting Agreements continued among Reed Smith, Skadden Arps, K&E, Kramer Levin, Milbank, Paul, Weiss, Latham and Akin Gump.

On July 9, 2016 the CAC board of directors, along with representatives of Latham, Skadden Arps and Moelis, held a telephonic meeting. The Chairman of the CAC Special Committee updated the CAC board of directors on the Amended Merger Agreement. The Chairman of the CAC Special Committee presented an additional report providing that the recommendation of the CAC Special Committee in support of the Amended Merger Agreement was premised on, among other things, the fact that the amendment and restatement of the Original CAC RSA would not impede the CAC board of director’s exercise of its fiduciary duties under Delaware law in connection with the Amended Merger Agreement, and the CAC voting agreement would automatically terminate in the event the CAC Special Committee changed its recommendation with respect to the Amended Merger Agreement. Skadden Arps presented an update on the main changes to the Amended Merger Agreement since the July 4, 2016. Latham provided a presentation regarding the key terms of the amendment and restatement of the Original CAC RSA and CAC voting agreement. The CAC board of directors meeting continued with a review of the fiduciary duties of the directors presented by Latham. The members of the CAC board of directors who also serve on the CEC board of directors then recused themselves from the meeting and left the telephonic meeting. Moelis then made itself available to the members of the CAC board of directors to respond to any questions in connection with the information it had reviewed with the CAC board of directors on July 7, 2016. The CAC board of directors submitted for consideration the Amended Merger Agreement, the amendment and restatement of the Original CAC RSA and the CAC voting agreement. A representative of Latham explained that the members of the CAC board of directors that are also members of the CEC board of directors should recuse from voting on the Amended Merger Agreement and that the members of the CAC board of directors affiliated with the Sponsors should recuse from voting on the CAC voting agreement. The CAC board of directors, by (1) the unanimous vote of all the members present at the meeting, which excluded the members of the CAC board of directors that are also members of the CEC board of directors, approved the Amended Merger Agreement, (2) the unanimous vote of all the members present at the meeting, which excluded the members of the CAC board of directors affiliated by the Sponsors, approved the CAC voting agreement, and (3) the unanimous vote of all members present at the meeting, approved the amendment and restatement of the Original CAC RSA.

On July 9, 2016, the terms of the Amended Merger Agreement, voting support agreements and Original Caesars RSAs were finalized by representatives of the relevant parties, and CEC and CAC executed the A&R Merger Agreement, as well as the CEC Voting Agreement, the CAC Voting Agreement and the Caesars RSAs.

Beginning on July 18, 2016, pursuant to the go-shop provision contained in the A&R Merger Agreement, representatives of Moelis contacted 41 parties (19 financial parties and 22 strategic parties) that might be interested in acquiring 100% of the issued and outstanding CAC Common Stock. Of the 41 parties contacted, none made a proposal to acquire CAC. On September 13, 2016, the solicitation period contemplated by the go-shop provision in the A&R Merger Agreement terminated in accordance with its terms with no offers being made.

Amendment to Amended and Restated Merger Agreement

On July 29, 2016, the CEC SAC, along with representatives of Reed Smith and Centerview, met to discuss CIE’s potential sale of the SMG Business to Alpha Frontier Limited, a consortium of third-party investors unaffiliated with the Sponsors (the “Proposed CIE Sale”). Pursuant to the terms of the A&R Merger Agreement, the consent of the CEC SAC on behalf of CEC was required for the Proposed CIE Sale. Representatives of Reed Smith and Centerview described the terms of the Proposed CIE Sale. After this discussion, the CEC SAC approved the Proposed CIE Sale.

Also on July 29, 2016, the CAC Special Committee, along with representatives of Skadden Arps, held a telephonic meeting to receive an update from Messrs. Beilinson and Kornstein (both of whom were on the transaction committee of the CAC board of directors, which was the committee delegated with the power and authority to consider and negotiate the Proposed CIE Sale) regarding the status of the Proposed CIE Sale and to discuss the potential impact of such sale on the Chapter 11 Cases and the Proposed Transaction. Pursuant to the A&R Merger Agreement, the consent of the CAC Special Committee on behalf of CAC was required for certain actions contemplated to be taken in connection with the Proposed CIE Sale. Following discussion, the CAC Special Committee approved such actions.

On July 30, 2016, CIE, Alpha Frontier Limited and, solely for the limited purposes described therein, CGP and CIE Growth, LLC, a Delaware limited liability company, entered into a Stock Purchase Agreement with respect to CIE’s sale of the SMG Business.

From August 2016 through November 2016, the CEC SAC met with representatives of Reed Smith and Centerview to discuss various amendments to the restructuring support agreements and the timing of the Proposed Transaction and the Debtors’ proposed plan of reorganization.

From September 2016 through November 2016, the CAC Special Committee, along with representatives of Skadden Arps and, on certain occasions, Moelis, held several telephonic meetings to receive updates regarding the status of BDO’s tax due diligence, developments in the Chapter 11 Cases, and CIE’s sale of the SMG Business, which closed on September 23, 2016.

On September 17, 2016, the CEC SAC, along with representatives of Reed Smith and Centerview met telephonically to consider a proposal by the Sponsors to increase their contribution to the Plan. The CEC SAC and its advisors discussed the proposal, which would result in the Sponsors forfeiting all of their shares of CEC Common Stock as a contribution to the Plan. The proposal contemplated that CEC’s non-Sponsor stockholders will retain their shares of CEC Common Stock following the Restructuring and the Merger. It also contemplated that the Sponsors will retain their equity ownership in CAC and will have an ownership interest in the surviving company following the Merger as a result of that equity. The CEC SAC discussed the financial implications of the proposal on the Restructuring and the Merger, and also discussed contributions of insurance proceeds that would be made to the Plan as part of the proposal. The CEC SAC and its advisors reviewed the terms of the Restructuring and noted the fact that the this proposal would preserve value for the non-Sponsor CEC stockholders even though the Sponsors agreed to forfeit all of their shares of CEC Common Stock as part of the Restructuring. The CEC SAC unanimously approved the proposal and recommended it to the CEC board of directors. This proposal was subsequently approved by the CEC board of directors and became a component of the Plan.

On October 4, 2016, CEOC announced that it had entered into restructuring support agreements with the consenting second lien creditors and, on that same day, filed the Plan.

On November 10, 2016, Mr. Bernard L. Zuroff was appointed to serve as an independent member of the CEC board of directors and as a member of the CEC SAC. On November 10, 2016, the CEC board of directors also amended the CEC SAC Charter and delegated to the CEC SAC the authority to, among other things, oversee and supervise CEC’s (1) activities related to confirmation of the Plan, (2) activities related to implementation of the Plan, including corporate and financial restructurings and related financings as contemplated by the Plan, and (3) process of obtaining the regulatory approvals required to implement the Plan and to consummate the Proposed Transaction.

On November 14, 2016, the CEC SAC, along with representatives of Reed Smith, Centerview, Paul Weiss and Milbank met telephonically to discuss the regulatory approval process required to implement the Plan and complete the Proposed Transaction. The CEC SAC and representatives of Reed Smith discussed licensing requirements for holders of more than 5% of CAC Common Stock and how those requirements may affect the holders of CEOC’s first lien notes as a result of equity in New CEC they are expected to receive pursuant to the plan of reorganization. The CEC SAC and its advisors also discussed the process by which any necessary regulatory approvals would be obtained and the likely timing of obtaining such approvals.

On December 15, 2016, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a telephonic meeting. At that meeting, representatives of Moelis and Skadden Arps gave a presentation regarding the principal terms of the most recent Plan and how such terms compared to the Debtors Second Amended Joint Plan of Reorganization filed in June 2016. Representatives of Skadden Arps then gave an update regarding the status of BDO’s tax due diligence and reported that, at the committee’s request, Skadden Arps had begun updating its legal due diligence with respect to CEC and its subsidiaries for the time period following July 9, 2016.

On December 29, 2016, the Debtors filed an amendment to the Plan, which among other things, removed the settlement of the NRF Claims as a condition precedent to the Plan becoming effective and provided that the NRF Claims would ride through the restructuring contemplated by the Plan.

On January 5, 2017, CEC and CEOC received the PLRs in connection with the formation of, and distribution to certain of the Debtors’ creditors of interests in, the REIT pursuant to the Plan. In the PLRs, the IRS addressed and provided favorable rulings on certain issues with respect to the PLR Request.

On January 9, 2017, the CEC SAC, along with representatives of Reed Smith, Centerview and Milbank, met to discuss the status of the restructuring negotiations and outstanding items related to the Proposed Transaction. Representatives of Milbank reported to the CEC SAC that the Plan was expected to be confirmed in the next several weeks. The CEC SAC and representatives of Reed Smith discussed the potential impact of confirmation of the Plan on the Proposed Transaction. Reed Smith noted that, following confirmation, the CEC SAC and its advisors would likely be in a position to seek the necessary information to allow the CEC SAC to evaluate an adjustment to the exchange ratio.

On January 12, 2017, the CAC Special Committee, along with representatives of Skadden Arps, Moelis and BDO, held a telephonic meeting to discuss the status of Moelis’ financial due diligence, to receive a presentation from BDO regarding its tax due diligence findings, to receive an update regarding legal due diligence, including the status of the NRF Claims, and to discuss developments related to the Chapter 11 Cases, including the upcoming confirmation hearing scheduled for January 17, 2017. Following discussion, the CAC Special Committee decided to retain an independent legal advisor who had specialized expertise regarding multiemployer pension plan withdrawal liability in order to receive advice related to the NRF. The Groom Law Group (“Groom”) was subsequently engaged by the CAC Special Committee for such purposes and began its due diligence on such matters on January 16, 2017.

On January 13, 2017, the CEC SAC, along with representatives of Reed Smith and Milbank, met telephonically to discuss an amendment to the Plan expected to resolve remaining objections. The CEC SAC also discussed the status of outstanding items related to the Proposed Transaction, including the information needed in order for the CEC SAC to calculate a potential adjustment to the exchange ratio, whether any amendments to the A&R Merger Agreement may be necessary and the preparation of the Form S-4 Registration Statement.

On January 17, 2017, the Bankruptcy Court issued the Confirmation Order.

On January 19, 2017, representatives of Moelis and Centerview attended on-site due diligence sessions in Las Vegas, Nevada with representatives of CAC and CEC management to discuss management’s updated financial projections for CGP, CERP and CEOC, which had been received by representatives of Moelis and Centerview a few days prior to the meeting.

On January 23, 2017, the CEC SAC, along with representatives of Reed Smith and Centerview, met telephonically to discuss the Proposed Transaction, including the information needed in order for the CEC SAC to calculate a potential adjustment to the exchange ratio, whether any amendments to the A&R Merger Agreement may be necessary and the preparation of the Form S-4 Registration Statement. Representatives of Reed Smith provided an update to the CEC SAC regarding the status of amendments to the A&R Merger Agreement that may be necessary to implement the exchange ratio adjustment.

Also on January 23, 2017, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a telephonic meeting to discuss the status of financial due diligence, to receive a presentation from Moelis regarding CAC and CEC management’s updated financial projections for CGP, CERP and CEOC and how such projections compared to the projections that CAC and CEC management provided to Moelis in connection with the negotiation of the A&R Merger Agreement, and to receive an update on the status of legal due diligence efforts with respect to the NRF Claims and the ongoing litigation in respect thereof. Moelis noted that the financial projections provided by CEC management included a reduction of cash taxes in 2018 and 2019 based on the anticipated sale by CEC in 2018 of certain built-in loss assets (“Tax Assets”). The CAC Special Committee subsequently requested that BDO conduct due diligence on the Tax Assets in an effort to assist the CAC Special Committee determine what impact, if any, the Tax Assets should have on the exchange ratio.

On January 30, 2017, the CAC Special Committee, along with representatives of Skadden Arps and Groom, held a telephonic meeting to receive a presentation from Groom regarding the NRF Claims.

On February 2, 2017, the CAC Special Committee, along with representatives of Skadden Arps, held a telephonic meeting to receive an update regarding BDO’s due diligence on the Tax Assets and to discuss the exchange ratio adjustment mechanism in the A&R Merger Agreement. In particular, the CAC Special Committee discussed that the A&R Merger Agreement contemplated that, after receipt of required information by both special committees, the CAC Special Committee, on behalf of CAC, and the CEC SAC, on behalf of CEC, were required to negotiate in good faith to determine whether an adjustment to the exchange ratio was appropriate taking into account specific tax considerations. The CAC Special Committee further discussed that, under certain circumstances, including if either CAC or CEC was unable to obtain a fairness opinion as a result of an adjustment based solely on tax considerations, the exchange ratio would be subject to adjustment for all other matters impacting intrinsic value. The CAC Special Committee discussed the specific tax considerations contemplated by the A&R Merger Agreement, including the fact that CEC stockholders were entitled to receive credit for the value of any tax assets that survived the Restructuring. The CAC Special Committee also discussed other factors, including the potential litigation exposure with respect to the Asserted Claims and the NRF Claims, and how each could impact the economics of the proposed transaction. The CAC Special Committee determined not to factor into its fairness determination the effect of the CEC Common Equity Buyback because it had no effect on the relative intrinsic valuations of CAC and CEC. The CAC Special Committee instructed Skadden Arps to coordinate with Moelis to ensure that the CAC Special Committee’s views with respect to the Tax Assets and such other matters would be reflected in updated preliminary financial information and analysis from Moelis regarding CAC and CEC.

On February 3, 2017, the CEC SAC, along with representatives of Reed Smith and Centerview, met telephonically. During this meeting, the CEC SAC discussed the pending negotiations relating to the exchange ratio adjustment and other items related to the Merger including various tax and procedural items. The CEC SAC discussed the provisions of the A&R Merger Agreement related to the exchange ratio adjustment. The CEC SAC noted that the adjustment mechanism provided for an adjustment based on specified tax considerations, but that under certain circumstances, including if either side was unable to obtain a fairness opinion for an adjustment to the exchange ratio based solely on such tax considerations or if either side determined, in good faith, after consultation with outside legal counsel that an adjustment to the exchange ratio based solely on such tax considerations would not be appropriate or advisable in consideration of, or would otherwise be reasonably likely to be inconsistent with, the directors’ fiduciary duties, the exchange ratio adjustment would take into account all matters impacting intrinsic value. The CEC SAC discussed the Tax Assets identified by its advisors that would result in an adjustment to the exchange ratio in CEC’s favor.

On February 6, 2017, the CAC Special Committee, along with representatives of Skadden Arps, held an in-person meeting, at which representatives of Moelis participated via teleconference to present preliminary financial information and analysis from Moelis regarding CAC and CEC, which took into account the updated financial projections that CES Management (as defined below) provided to Moelis and took into account the instructions from the CAC Special Committee with respect to the Tax Assets, the NRF Claims and CAC’s and CGP’s potential litigation exposure. Moelis noted that the combined intrinsic valuations of CAC and CEC derived from the preliminary analysis had increased since the parties executed the A&R Merger Agreement in July 2016, but that the intrinsic value of CEC’s assets had increased at a higher rate than CAC’s. Accordingly, the financial analysis showed that the relative contribution by CEC was higher (and that the relative contribution of CAC was lower) than what was implied by the current unadjusted exchange ratio before taking into account the potential litigation exposure with respect to the Asserted Claims. Moelis then compared its intrinsic valuations derived from the preliminary analysis to recent market trading prices, both on an absolute basis and on an adjusted basis, factoring in the CEC Common Stock to be issued to the Debtors’ creditors under the Plan before giving effect to the CEC Common Equity Buyback contemplated therein. Moelis further noted that, based on the assumptions the CAC Special Committee had provided, the Tax Assets had a present value of approximately $120 million. The CAC Special Committee then discussed how the exchange ratio was impacted when all factors affecting intrinsic value were taken into account.

On February 8, 2017, members of the CEC SAC, along with representatives of Reed Smith and Centerview, met in person. During this meeting (i) representatives of Centerview discussed with the CEC SAC that an adjustment to the exchange ratio in CEC’s favor would be appropriate as a result of Centerview’s recently updated preliminary financial analysis of CEC and CAC and certain Tax Assets of CEC; (ii) Reed Smith reviewed the exchange ratio adjustment process that the CEC SAC had discussed at its meeting on February 3, 2017; and (iii) members of CEC’s management presented on the various regulatory and debt financing requirements related to the Merger and the implementation of the Plan. The CEC SAC instructed Reed Smith and Centerview to engage in negotiations with CAC to attempt to obtain a favorable adjustment to the exchange ratio.

On February 9, 2017, representatives of Centerview reported to representatives of Moelis that, based on all factors impacting current intrinsic valuations of CAC and CEC, including the value of the Tax Assets, it was the view of the CEC SAC that CEC stockholders should receive an additional 3.8% of the pro forma equity of New CEC prior to the New CEC Note Conversion.

On February 10, 2017, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a telephonic meeting to discuss the report Moelis received from representatives of Centerview the previous day. At that meeting, the CAC Special Committee discussed the February 6, 2017 preliminary financial information and analysis from Moelis regarding CAC and CEC, the exchange ratio adjustment mechanism in the A&R Merger Agreement and the view of the CAC Special Committee regarding the value of the Tax Assets. Following such discussion, the CAC Special Committee determined that it would be in the best interests of CAC’s stockholders to adjust the exchange ratio based solely on the value of the Tax Assets and not consider other factors impacting intrinsic value as that could result in significantly less equity of New CEC being allocated to CAC’s stockholders. After Moelis confirmed it would likely be in a position to render a fairness opinion based solely on such adjustment, the CAC Special Committee instructed Moelis to communicate its position to Centerview, which Moelis did during the ensuing days. At that same meeting Moelis noted that CAC and CEC management had provided Moelis and Centerview with further updated financial projections. Moelis reported that it would update its analysis to reflect such further updated projections.

On February 13, 2017, the CEC SAC, along with representatives of Reed Smith and Centerview, met telephonically. During this meeting, the CEC SAC discussed, with input from its advisors, the ongoing negotiations with the CAC Special Committee regarding the potential adjustment to the exchange ratio and the impact on CEC’s non-Sponsor stockholders. The CEC SAC discussed a number of items related to the Merger and the implementation of the Plan, including the factors supporting an adjustment to the exchange ratio in CEC’s favor, including the Tax Assets, and the initial offer received from the CAC Special Committee. The CEC SAC discussed the provisions of the A&R Merger Agreement related to the exchange ratio adjustment. The CEC SAC discussed the value of the Tax Assets, as well as other factors that it believed should result in a positive adjustment in favor of CEC. The CEC SAC and its advisors discussed the exchange ratio adjustment mechanism in the A&R Merger Agreement and noted under certain circumstances, including if either side was unable to obtain a fairness opinion for an adjustment to the exchange ratio based solely on such tax considerations or if either side determined, in good faith, after consultation with outside legal counsel that an adjustment to the exchange ratio based solely on such tax considerations would not be appropriate or advisable in consideration of, or would otherwise be reasonably likely to be inconsistent with, the directors’ fiduciary duties, the exchange ratio adjustment would take into account all matters impacting intrinsic value. The CEC SAC and its advisors discussed the process, the potential outcomes of triggering the process to take into account all factors that impact intrinsic value and the potential benefits and risks of doing so.

On February 14, 2017, a representative of Reed Smith contacted a representative of Skadden Arps to report that, given the relative intrinsic valuations of CAC and CEC based on Centerview’s analysis of the further updated financial projections and all other factors impacting intrinsic value (including the value of the Tax Assets) the CEC SAC was concerned that it might not be able to achieve a transaction that it believed was fair to the CEC stockholders or that could be supported by a fairness opinion from its financial advisor if the exchange ratio was adjusted based solely on the value of the Tax Assets. As a result, according to the Reed Smith representative, unless CEC stockholders were provided with additional consideration in the form of more equity of New CEC, it was likely that the CEC SAC would need to trigger the process in the A&R Merger Agreement that required both special committees to negotiate the adjustment to the exchange ratio in good faith taking into consideration all factors that impact intrinsic value.

Later on February 14, 2017, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a telephonic meeting to discuss the communication received earlier that day from Reed Smith and to receive updated preliminary financial information and valuation analysis from Moelis regarding CAC and CEC. Following discussion, and based on the intrinsic valuation of CAC and CEC derived from this preliminary analysis, recent market trading prices and the fact that CAC stockholders could end up receiving significantly less of the pro forma equity of New CEC if the two special committees were required to negotiate an adjustment to the exchange ratio taking into account all factors impacting intrinsic value (including CAC’s and CGP’s potential litigation exposure), the CAC Special Committee determined it was in the best interests of CAC and its stockholders to propose as its best and final offer that CAC stockholders receive 26.5% of the pro forma equity of New CEC prior to the New CEC Note Conversion and without giving effect to the CEC Common Equity Buyback, and instructed Moelis to communicate its position to Centerview, which Moelis did that same day. The CEC SAC later accepted the proposal and, on that basis and in accordance with the terms of the A&R Merger Agreement, the respective financial advisors computed a fixed exchange ratio equal to 1.625x.

On February 16, 2017, the CEC SAC, along with representatives of Reed Smith and Centerview, met telephonically to discuss the status of and procedures for the anticipated amendment to the Amended Merger

Agreement. In addition, representatives of Centerview reviewed with the CEC SAC Centerview’s preliminary analysis of the adjusted exchange ratio that was proposed by the CAC Special Committee as a counter offer. Following that meeting, the CEC SAC and its advisors continued to negotiate with the CAC Special Committee and its advisors.

On February 17, 2017, the CEC SAC, along with representatives of Reed Smith and Centerview, met telephonically to discuss the proposed adjustment to the exchange ratio and proposed amendment to the Amended Merger Agreement. Reed Smith described the amendment to the Amended Merger Agreement. In addition, representatives of Centerview reviewed with the CEC SAC the proposed adjustment to the exchange ratio. The CEC SAC and its advisors also discussed the adjustment to the exchange ratio, reasons for the Merger and factors impacting the Restructuring, including the results of the claims analysis with respect to certain claims and litigation matters raised by the Examiner’s Report and asserted by certain second lien creditors, including the guaranty litigation. The CEC SAC considered the results of several assessments of the litigation risks associated with such claims, particularly the claims asserted in the guaranty litigation, which had been prepared by its counsel and other counsel representing CEC. In evaluating the alleged claims, the CEC SAC considered and analyzed, with advice of its counsel, the nature and magnitude of the relief sought and the accompanying litigation risks. The CEC SAC and its advisors also reviewed the terms of the proposed Restructuring and noted (1) that the Bankruptcy Court had confirmed the Plan following a fairness hearing, (2) that unless these claims were resolved, CEC might be required to make a Chapter 11 filing as a result of the claims or in order to litigate the claims which had its own inherent risks, expenses and uncertainties and could result in the CEC non-Sponsor stockholders realizing no value for their shares and (3) that the Restructuring and the Merger would resolve all of the potential and actual claims without the risks of litigation and a Chapter 11 filing and would preserve value for the CEC non-Sponsor stockholders even though the Sponsors agreed to forfeit all of their shares of CEC Common Stock as part of the Restructuring. Representatives of Centerview also reviewed the history of the exchange ratio adjustment negotiations, which ultimately resulted in an increase of 0.903% in the implied value to be received by CEC’s non-Sponsor stockholder in the Merger, and would result in CEC’s non-Sponsor stockholders holding 6.919% of the outstanding common stock of New CEC, following issuance of equity to the creditors pursuant to the Plan and on a fully-diluted basis giving effect to the New CEC Common Equity Buyback, but assuming no conversion for the New CEC Convertible Notes. Representatives of Centerview then reviewed with the CEC SAC Centerview’s financial analysis of the exchange ratio and rendered to the CEC SAC an oral opinion, which was subsequently confirmed by delivery of a written opinion, dated February 17, 2017, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the exchange ratio provided for pursuant to the Merger Agreement and taking into account the Contribution, was fair, from a financial point of view, to CEC. The CEC SAC unanimously approved the Amendment and the A&R Merger Agreement and the Merger and recommended the approval of the amendment to the A&R Merger Agreement and the Merger to the full CEC board of directors.

Also on February 17, 2017, the CAC Special Committee, along with representatives of Skadden Arps and Moelis, held a telephonic meeting. At that meeting, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated February 17, 2017 and attached as Annex D to this proxy statement/prospectus, addressed to the CAC Special Committee to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the Exchange Ratio was fair from a financial point of view to the holders of CAC Common Stock, other than the Sponsors. After representatives of Moelis were excused from the meeting, representatives of Skadden Arps reviewed the key changes to the A&R Merger Agreement, as amended by the proposed amendment circulated to the CAC Special Committee prior to the meeting, and also reviewed with the CAC Special Committee their fiduciary duties under applicable law, generally, and in the context of the Proposed Transaction. Following discussion, and in consideration of, among other things, the fairness opinion rendered by Moelis, the fact that the adjusted Exchange Ratio represented a premium to Moelis’ sum-of-the-parts (“SOTP”) valuation and to recent market trading prices, the advice of Skadden Arps and the other advisors to the CAC Special Committee, and other factors the CAC Special Committee deemed relevant, including the terms of the Plan, the CAC Special

Committee unanimously recommended that the CAC board of directors (1) approve the terms of the A&R Merger Agreement, as amended by the proposed amendment, (2) declare the transactions contemplated by the A&R Merger Agreement, as amended by the proposed amendment, fair to and in the best interest of CAC and CAC’s stockholders, (3) authorize and approve the plan of merger contained in the A&R Merger Agreement, as amended by the proposed amendment, and declare advisable the Proposed Transaction, and (4) recommend that CAC’s stockholders approve the adoption of the A&R Merger Agreement, as amended by the proposed amendment, and the Proposed Transaction.

On February 20, 2017, the CEC board of directors, along with representatives of Paul, Weiss, Reed Smith and Centerview, held a telephonic meeting. A representative of Paul, Weiss described for the CEC board certain conflicts associated with certain CEC directors and advisors participating in the current meeting relative to the matters being considered for approval. These conflicts included the fact that certain CEC directors also serve on the CAC board of directors, and that the Sponsors also own equity interests in CAC that will be affected by any change in the Exchange Ratio and/or the other terms of the Merger Agreement. The Chairman of the CEC Special Committee, along with representatives of Reed Smith and Centerview reviewed with the members of the CEC board of directors the process and negotiations that led to the Amendment, and also reviewed the proposed key terms, including the revised Exchange Ratio. The Chairman concluded with the unanimous recommendation of the CEC Special Committee in favor of the Amendment. A representative of Paul, Weiss then reviewed the fiduciary duties of the CEC directors under applicable law, including as may be impacted by the aforementioned conflicts disclosure and CEC’s recent inclusion of a so-called “going concern” qualification in its most recent Annual Report on Form 10-K. Following that, the CEC board of directors approved the terms and conditions of the Amended Merger Agreement and directed its submission to CEC’s stockholders for approval.

Additionally, on February 20, 2017, the CAC board of directors, along with representatives of Latham, Skadden Arps and Moelis, held a telephonic meeting. The Chairman of the CAC Special Committee, with the support from representatives of Skadden Arps, made a presentation to the members of the CAC board of directors regarding the process and negotiations that led to the proposed amendment of the A&R Merger Agreement. Skadden Arps then presented to the members of the CAC board of directors with an overview of the proposed amendment and the changes to the A&R Merger Agreement, principally, the fixed Exchange Ratio. Latham provided a presentation regarding the fiduciary duties of the members of the CAC board of directors. The members of the CAC board of directors who also serve on the CEC board of directors recused themselves from the meeting and left the telephonic meeting. Moelis made a presentation regarding the financial information and analysis presented to the CAC Special Committee, and the main differences in this information and analysis from that presented to the CAC Special Committee in December of 2014 and July 2016. The CAC board of directors submitted for consideration the Amendment. The CAC board of directors, by the unanimous vote of all the members present at the meeting, which excluded the members of the CAC board of directors that are also members of the CEC board of directors, approved the proposed amendment to the A&R Merger Agreement.

On February 20, 2017, following approval of the CEC board of directors and the CAC board of directors upon the recommendations of the CEC SAC and the CAC Special Committee, respectively, CEC and CAC entered into the Amendment.

The Merger—Restructuring Support Agreements

In an effort to reach a fully consensual plan of reorganization, the Debtors entered into restructuring support agreements with numerous creditor groups, including the following, each of whom agreed to support and complete the Restructuring and vote in favor of the plan. See “The CEOC Restructuring” beginning on page 216.

Subsidiary-Guaranteed Noteholders

On April 26, 2016, the Debtors made a settlement offer to the subsidiary-guaranteed noteholders. On June 7, 2016, CEC and the Debtors entered into a restructuring support agreement with certain of these noteholders. The restructuring support agreement went effective on June 21, 2016, when holders of more than 65% of the subsidiary-guaranteed notes executed the restructuring support agreement. The restructuring support agreement was amended on October 4, 2016, to, among other things, modify certain termination rights. CEC. On June 7, 2016, the Debtors entered into a restructuring support agreement with CEC. The restructuring support agreement committed CEC to support the plan and accelerated the timeline for CEC and CAC to enter into a merger agreement, which is an important source of funding for the plan of reorganization. On July 9, 2016, the restructuring support agreement with CEC was amended and restated and went effective, and CEC and Hamlet Holdings entered into the CEC Voting Agreement (as described elsewhere in this joint proxy statement/prospectus) whereby Hamlet Holdings agreed, subject to certain terms and conditions, to vote its shares of CAC Common Stock in support of the merger.

CAC

On June 12, 2016, the Debtors entered into a restructuring support agreement with CAC that contained terms similar to those contained in the restructuring support agreement with CEC. On July 9, 2016, the restructuring support agreement with CAC was amended and restated and went effective, and CAC and Hamlet Holdings entered into the CAC Voting Agreement (as described elsewhere in this joint proxy statement/prospectus) whereby Hamlet Holdings agreed, subject to certain terms and conditions, to vote its shares of CEC Common Stock in support of the merger.

Statutory Unsecured Claimholders’ Committee

On June 22, 2016, CEC and the Debtors entered into a restructuring support agreement with the Statutory Unsecured Claimholders’ Committee (the “UCC”), pursuant to which the UCC agreed to support the plan of reorganization. The restructuring support agreement with the UCC became effective on June 22, 2016.

Frederick Barton Danner

On August 15, 2016, the Debtors entered into a Settlement and Forbearance Agreement with Danner, the plaintiff in the Danner Lawsuit. Pursuant to this agreement, Danner agreed to dismiss with prejudice the Danner Lawsuit not later than 3 business days after the Plan Effective Time.

First Lien Bank Lenders

On October 4, 2016, CEC and the Debtors entered into a second amended and restated restructuring support agreement with certain holders of first lien bank debt, under which lenders holding more than 80% of first lien bank debt committed to support the plan of reorganization.

First Lien Noteholders

On October 4, 2016, CEC and the Debtors entered into a sixth amended and restated restructuring support agreement with certain holders of CEOC’s first lien notes, under which the first lien noteholders agreed to support the plan of reorganization and the extension of the 105 Injunction Order. On November 14, 2016, CEC, the Debtors, certain holders of CEOC’s second lien notes, the Second Lien Committee, and the requisite consenting bond creditors under the first lien notes RSA agreed on the remaining terms of the Sixth Amended and Restated Restructuring Support and Forbearance Agreement, dated as of October 4, 2016. These terms included, among other things, provisions regarding capital expenditures under the leases between OpCo and PropCo as well as details regarding the call right to PropCo to purchase the real property and the related fixtures associated with the Harrah’s Laughlin, Harrah’s Atlantic City and Harrah’s New Orleans properties.

Second Lien Noteholders

On October 4, 2016, CEC and the Debtors entered into a restructuring support agreement with CAC (solely with respect to certain sections therein), certain holders of CEOC’s second lien notes and the Second Lien

Committee, under which the second lien noteholders have agreed to support the plan and the extension of the 105 Injunction Order.

CEC’s Reasons for the Merger; Recommendation of the CEC SAC and CEC Board of Directors

The CEC SAC, consisting entirely of independent directors, was formed when the CEC board of directors delegated authority to the CEC SAC to undertake any review, analysis, assessment, valuation or other actions necessary or appropriate in connection with CEC’s role in any planning for an assessment of potential Strategic Alternatives Matters. The CEC board of directors resolved not to approve any transaction related to a Strategic Alternatives Matter unless the CEC SAC has determined it is in the best interests of CEC, its stockholders and other stakeholders.

The CEC SAC retained Reed Smith as its outside legal counsel and Centerview as its financial advisor, in each case, after considering each firm’s qualifications, the work previously performed for the CEC SAC by each firm and the absence of any material relationship between Reed Smith and Centerview, on the one hand, and the Sponsors and CAC, on the other hand, that would reasonably be expected to impair Reed Smith’s or Centerview’s ability to perform their respective services to the CEC SAC.

The CEC SAC, acting with the advice of its independent legal and financial advisors and other experts, upon a determination that the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interest of CEC, its stockholders and other stakeholders, unanimously approved the Merger Agreement and the Merger and recommended the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, to the full board of directors of CEC.

In the course of evaluating the Merger Agreement and the Merger as described above, the CEC SAC considered the following factors relating to CEC, its business and prospects, and the risks and challenges facing it, and to the Merger Agreement and the transactions contemplated thereby, including the Merger (all of which factors tended to support the recommendation and consummation of such agreement and transactions, but which factors are not intended to be exhaustive and are not presented in any relative order of importance):

•	the knowledge of the CEC SAC of CEC’s business, operations, management, financial condition, earnings and prospects and of CAC’s business, operations, management, financial condition, earnings and prospects;

•	the results of the CEC SAC’s and its advisors’ due diligence investigation of CAC, and the business practices and experience of CAC and its management;

•	the likelihood that the Merger would provide CEC with a significant portion of the cash necessary to fund the Plan distributions;

•	the CEC SAC’s knowledge of CAC’s business resulting from CEC’s ownership interest in CGP, CAC’s primary asset;

•	the terms of the CGP Operating Agreement, which defines the relative rights and obligations of CEC and CAC with respect to CGP, including the call right and the preferred return set forth therein;

•	the strategic advantages of a combination with CAC compared to CEC continuing as a stand-alone company;

•	the negotiations related to the Restructuring and the impact that a merger of CEC and CAC could have on the Restructuring;

•	the fact that completion of the Merger was a key condition to the effectiveness of the Plan;

•	the historical trading prices of CEC and CAC Common Stock;

•	the value of the Exchange Ratio and Merger consideration and the portion of CEC’s contribution to the Restructuring that each of CEC and CAC will absorb in the form of equity dilution under the Plan upon conversion of the Convertible Notes;

•	the potential strategic alternatives available to CEC, including the possibility of remaining a stand-alone entity and executing on CEC’s operating plan, a potential strategic acquisition or a potential sale, and the assessment of the CEC SAC that no other alternatives reasonably available to CEC were likely to create greater value for CEC stockholders than the Merger;

•	the CEC SAC’s understanding of the current and future competitive environment in which CEC operates and the likely effects of these factors on the business, operations, management, financial condition, earnings and prospects of CEC;

•	the potential risks for CEC as a stand-alone company including the potential outcomes of the litigation related to the Restructuring;

•	the current and expected future landscape of the gaming industry, and, in light of the regulatory, financial and competitive challenges facing industry participants, the likelihood that New CEC would be better positioned to meet these challenges if the expected strategic and financial benefits of the transaction were fully realized;

•	the CEC SAC’s belief that the terms of the Merger Agreement represented the most favorable terms, including price, to CEC, its stockholders and other stakeholders that CAC would be willing to agree to, which belief was based on, among other things, extensive negotiations between the CEC SAC and the CAC Special Committee and their respective advisors;

•	the opinion of Centerview, which was delivered orally on February 17, 2017, at the CEC SAC meeting and confirmed by delivery of a written opinion, dated February 17, 2017, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken in preparing its opinion, the Exchange Ratio provided for pursuant to the Merger Agreement and taking into account the Contribution was fair, from a financial point of view, to CEC, as more fully described below in “—Opinion of Financial Advisor to the CEC SAC” of this joint proxy statement/prospectus;

•	CAC’s agreement to pay a termination fee under certain circumstances in which the Merger Agreement is terminated, including circumstances relating to a third-party alternative transaction or a change in recommendation by the CAC board of directors;

•	the CEC SAC’s view that the terms of the Merger Agreement would not preclude or otherwise limit any third party with the financial capability and strategic interest of acquiring CEC from pursuing a potential superior proposal prior to the CEC stockholder vote. In this regard, the CEC SAC considered the following:

•	the ability of the CEC board of directors, in certain circumstances, to change its recommendation to CEC stockholders in favor of the Merger, including in the event of (i) a CEC superior proposal, where the CEC board of directors may take into account a number of factors, including financial, legal and regulatory aspects and the terms and conditions of the proposal or (ii) certain intervening events not known or reasonably foreseeable to the CEC board of directors or executive officers at or prior to the time the Merger Agreement was entered into; and

•	the ability of the CEC board of directors in certain circumstances to engage in negotiations with, a third party that makes an unsolicited CEC acquisition proposal that could reasonably be expected to lead to a CEC superior proposal;

•	the CEC SAC’s belief that the termination fee payments to be made to CAC upon termination of the Merger Agreement under specified circumstances are reasonable, customary and not likely to significantly deter another party from making a CEC superior proposal;

•	the fact that the Merger is intended to constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and that the closing of the Merger is conditioned on CEC’s and CAC’s receipt of opinions from Reed Smith and from Skadden Arps, respectively, to such effect; and

•	the other terms and conditions of the Merger Agreement and related transaction documents.

The CEC SAC also considered the process related to the negotiation of the Merger and the Merger Agreement, including the following:

•	the fact that the CEC SAC consists entirely of independent members of the CEC board of directors who are not affiliated with the Sponsors, are not employees of CEC or any of its affiliates and have no financial interest in the Merger different from, or in addition to, the interests of CEC’s unaffiliated stockholders, other than the interests described under “Interests of Certain Persons in the Merger—Interests of Directors and Executive Officers of CEC in the Merger” beginning on page 378;

•	the fact that the CEC SAC engaged Centerview to serve as its financial advisor and Reed Smith to serve as its legal advisor, each a nationally recognized firm selected by the CEC SAC, and that, based on disclosures made to the CEC SAC, the CEC SAC concluded that both Centerview and Reed Smith were free of any material relationships with the Sponsors or CAC that would reasonably be expected to impair either Centerview’s or Reed Smith’s ability to perform their respective services to the CEC SAC in connection with the proposed transaction;

•	the fact that the CEC SAC and the CEC Special Committee conducted thorough deliberations and held ninety-two formal meetings regarding the Merger, alternatives to the Merger and the Restructuring and alternatives to the Restructuring; and

•	the fact that the CEC SAC was aware that the CEC board of directors would not approve any transaction that had not been approved by the CEC SAC.

The CEC SAC also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following (the following factors are not intended to be exhaustive and are not presented in any relative order of importance):

•	the potential length and uncertainty of the Plan confirmation and regulatory approval process and, consequently, the period during which management’s attention may be diverted;

•	the possibility that the Restructuring will not be implemented or that the contribution to be made by CEC to effect the Restructuring will change;

•	the conditions to the Merger Agreement requiring receipt of certain regulatory approvals and clearances and the risk that regulatory agencies may impose terms and conditions on approvals that could adversely affect the projected financial results of New CEC following the consummation of the Merger;

•	the risk that synergies may not be realized or may not be captured to the extent and within the time expected;

•	the risks and challenges inherent in the combination of two businesses of the size, scope and complexity of CEC and CAC;

•	the circumstances in which CAC may terminate the Merger Agreement; and

•	various other risks associated with the Merger and the business of CEC, CAC and New CEC described under “Risk Factors.”

The CEC SAC determined that overall these potential risks and uncertainties were outweighed by the benefits that the CEC SAC expects to achieve for CEC’s stockholders as a result of the Merger, and that these potential risks could also be mitigated or managed by CEC, CAC or, following the consummation of the Merger, the combined company. The CEC SAC realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

The foregoing discussion of the information and factors considered by the CEC SAC is not exhaustive. In view of the wide variety of factors considered by the CEC SAC in connection with its evaluation of the proposed Merger and the complexity of these matters, the CEC SAC did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision.

After careful consideration, based on the unanimous recommendation of the CEC SAC, the CEC board of directors, at a meeting on February 20, 2017 as described above: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interest of, CEC and its stockholders, (ii) approved the Merger Agreement and the performance by CEC of its obligations thereunder and (iii) recommended the adoption by the CEC stockholders of the Merger Agreement.

In the course of making such determination, the CEC board of directors, excluding the board members who also served on the board of directors of CAC, considered the following factors (which factors are not intended to be exhaustive and are not in any relative order of importance):

•	the CEC SAC’s analyses, conclusions and unanimous determination, which the CEC board of directors adopted, that the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interest of, CEC, its stockholders and its other stakeholders and the CEC SAC’s unanimous recommendation that the CEC board of directors approve the Merger Agreement and the transactions contemplated therein, including the Merger;

•	the fact that the CEC SAC consisted of independent and disinterested directors of CEC who are not affiliated with CAC or the Sponsors, are not employees of CEC or any of its affiliates and have no financial interest in the Merger different from, or in addition to, CEC’s unaffiliated stockholders other than their interests described under “Interests of Certain Persons in the Merger” beginning on page 378; and

•	the fact that Centerview, the financial advisor for the CEC SAC, delivered the Centerview Opinion to the CEC SAC.

During its consideration of the Merger described above, the CEC board of directors was also aware that certain of its directors and executive officers may have interests in the transactions that are different from or in addition to those of stockholders generally, as described in the section entitled “Interests of Certain Persons in the Merger” beginning on page 378.

The above discussion of the material factors considered by the CEC SAC and the CEC board of directors in their consideration of the Merger and the transactions contemplated by the Merger Agreement is not intended to be exhaustive, but does set forth the principal factors considered by the CEC SAC and the CEC board of directors. In light of the number and wide variety of factors considered in connection with the evaluation of the Merger, the CEC SAC and the CEC board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. The CEC SAC and the CEC board of directors each viewed its position as being based on all of the information available to it and the factors presented to and considered by it. However, some members of the CEC SAC and some directors may themselves have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of CEC’s reasons for the Merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”

THE CEC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEC STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER.

CAC’s Reasons for the Merger; Recommendation of the CAC Special Committee and CAC Board of Directors

The CAC Special Committee

On February 17, 2017, the CAC Special Committee, consisting entirely of independent directors, acting upon the advice of its own independent financial, tax and legal advisors, unanimously determined (i) that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interest of CAC and CAC’s stockholders and (ii) to recommend that the CAC board of directors approve the terms of the Merger Agreement and the Merger.

In reaching its recommendation, the CAC Special Committee considered the following factors that weighed positively in favor of its recommendation, which factors are not intended to be exhaustive and are not necessarily in order of relative importance:

•	the CAC Special Committee’s review and understanding of CAC’s and CEC’s business, operations, management, financial condition, earnings and prospects, including the risks and challenges faced by CAC in conducting its business and maintaining its financial viability separate and apart from CEC. In particular, the CAC Special Committee considered:

•	that CAC’s interest in CGP, CAC’s principal asset since CAC was formed, is dependent in large part on CGP’s access to the Total Rewards program and property management services that are provided by CEC, CES and certain of CEC’s other affiliates, given that CGP’s principal assets, especially after the sale of CIE’s social and mobile games business, are land-based casinos;

•	the terms of the CGP Operating Agreement, including that (i) CGP’s purpose is limited to owning and managing only those businesses and assets that are from time to time contributed to it by CEC or that are acquired by CGP in conjunction with CEC, (ii) any business opportunity of which CGP becomes aware must first be offered to CEC and can only be pursued by CGP if CEC declines to pursue such opportunity separate and apart from CGP, (iii) CAC cannot transfer its limited liability company interests to a third party without CEC’s consent (until October 2018) and thereafter CAC is prohibited from transferring such interests so long as it remains the managing member, (iv) effective October 2016, subject to certain limitations, CEC has the right to purchase all or a portion of CAC’s limited liability company interests in CGP for a pre-determined price, (v) CEC has a right of first offer on the disposition of assets by CGP, and (vi) CGP is required to liquidate its assets and wind up its affairs no later than October 2022, at which time CAC is entitled to a liquidation preference which gets paid first before any proceeds are distributed to CEC;

•	the risk that if the Plan were not to be completed, CEC could be forced to file for bankruptcy and/or certain transactions analyzed in the examiner’s report related to CES and CGP, including the transfer of assets into CES and CGP, could be unwound, which, in either case, could jeopardize CGP’s access to the Total Rewards program and property management services and materially and adversely affect the prospective financial performance of CGP, which would in turn negatively impact value to CAC stockholders; and

•	the general conditions in the gaming industry, the risk factors set forth in CAC’s Annual Report on Form 10-K for the annual period ended December 31, 2016, filed with the SEC on February 15, 2017, which is incorporated herein by reference, and the risk factors related to CEC set forth in the section entitled “Risk Factors” beginning on page 74;

•	the CAC Special Committee’s review and understanding of the terms of the Plan and the transactions contemplated by the Plan. In particular, the CAC Special Committee considered:

•	the fact that completion of the Merger was essential to, and a condition precedent to the effectiveness of, the Plan;

•	the restructuring of CEOC into OpCo and PropCo on a tax efficient basis, the capitalization of OpCo, and the terms of the Master Lease Agreements between OpCo and PropCo;

•	the settlement contemplated by the Plan that is expected to, among other things, eliminate the risks to CAC and CGP associated with the asserted claims, and the risks to CEC and its subsidiaries associated with their respective litigation exposure, including CEC’s exposure with respect to the guaranty litigation; and

•	the fact that the Plan represented a consensual settlement that had been heavily negotiated by the Debtors and their creditors for more than two years;

•	the views of CAC management that if the Merger were not to be completed and CAC were to remain a standalone entity (i) CAC would need to defend against litigation related to the asserted claims, which could be costly and time consuming and divert management’s attention from operating the business, (ii) CAC could have difficulty achieving a non-distressed credit rating which would continue to limit CAC’s access to capital markets to refinance existing credit facilities and pursue mergers and acquisitions, and (iii) the employee retention issues at CAC would continue to worsen as it is unlikely CAC would have a stable public currency to attract and retain qualified personnel with stock-based compensation;

•	the fact that none of the parties contacted in connection with the go-shop process following the execution of the Original Merger Agreement or the A&R Merger Agreement submitted a written indication of interest in acquiring CAC;

•	the CAC Special Committee’s belief that the completion of the Merger was the best strategic alternative to CAC and its stockholders and would provide a number of significant benefits, including the opportunity to:

•	continue the buildout of the Total Rewards program, enabling New CEC to acquire assets and implement rewards programs to increase profitability;

•	access capital markets to further rationalize the capital structure and pursue strategic growth transactions;

•	participate in a diversified public company with geographic and operational exposure to different markets and business strategies with the prospect of generating significant EBITDA and free cash flow, including through participating in the upside of CEOC and CERP, which CAC stockholders currently do not participate;

•	attract and retain qualified management and key employees due to New CEC public currency for stock-based compensation; and

•	settle potential litigation exposure against CAC, CGP, CIE and certain other subsidiaries of CGP, related to the asserted claims (the “Potential Litigation Exposure”), which, according to the value placed on such claims in the examiner’s report and the damages sought by certain of CEOC’s second lien creditors in connection with the additional claims brought by such creditors, ranged from approximately $3.7 billion to approximately $7.9 billion, for a relatively small amount and eliminate the risk that the transactions examined in the examiner’s report arguably could be unwound;

•	the fact that CAC’s stockholders will receive 26.5% of the pro forma equity of New CEC on a fully diluted basis after issuance of shares to the Debtors’ creditors under the Plan, but prior to the conversion of the New CEC Convertible Notes and without giving effect to the CEC Common Equity Buyback, which 26.5% compared favorably to mid-point intrinsic value of 24.8%;

•	current financial market conditions and historical market prices, volatility and trading information with respect to CAC Common Stock and CEC Common Stock, including the fact that the implied value of the per share merger consideration of approximately $14.95 per share (based on the Exchange Ratio and the closing price of CEC Common Stock on February 17, 2017) represented:

•	a premium of approximately 1.4% based on the unaffected closing price per share of CAC Common Stock of $14.75 on February 17, 2017; and

•	a premium of approximately 1.6% based on the volume-weighted average price per share of CAC Common Stock of $14.72 over the 20 trading-day period ended February 17, 2017;

•	the oral opinion of Moelis to the CAC Special Committee (which was confirmed in writing by delivery of Moelis’ written opinion dated February 17, 2017), to the effect that, as of the date of such opinion, and subject to the assumptions, limitations and conditions set forth therein, the Exchange Ratio was fair, from a financial point of view, to the holders of CAC Common Stock other than the Sponsors, as more fully described in the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Opinion of Financial Advisor to the CAC Special Committee” beginning on page 303;

•	the fact that the consideration to be received by CAC stockholders consists entirely of CEC Common Stock, which, following the completion of the Merger and the effectiveness of the Plan, is expected to provide CAC stockholders with reduced volatility and represents an opportunity to participate in the potential synergies created by the Merger;

•	the fact that the Merger is intended to constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Code, and that the closing of the Merger is conditioned on CEC’s and CAC’s receipt of opinions from Reed Smith and from Skadden Arps, respectively, to such effect;

•	the results of the CAC Special Committee’s and its advisors’ financial, tax and legal due diligence investigations of CEC and its subsidiaries;

•	the terms of the Merger Agreement including:

•	CAC’s right, at any time prior to September 13, 2016, to initiate, solicit and encourage an offer, proposal or inquiry relating to, or any third-party indication of interest in, a CAC Acquisition Proposal, as more fully described under “The Merger Agreement—Acquisition Proposals” beginning on page 370;

•	the CAC board of directors’ right, at any time prior to receipt of requisite approval of the CAC’s stockholders, to participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the CAC board of directors believes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, as more fully described under “The Merger Agreement—Acquisition Proposals” beginning on page 370;

•	the CAC board of directors’ ability to make an Adverse Recommendation Change, and CAC’s right to terminate the Merger Agreement and enter into a Superior Proposal prior to receipt of requisite approval of CAC’s stockholders, subject in each case to CAC paying CEC a termination fee of $25 million, or $18 million if the termination was made pursuant to a CAC Acquisition Proposal received before the go-shop solicitation period ended, which amounts the CAC Special Committee believed were reasonable in light of, among other matters, the benefit of the Merger to CAC’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to Acquisition Proposals, as more fully described under “The Merger Agreement—Termination Fee” beginning on page 375;

•	CEC’s agreement to pay a termination fee under certain circumstances in which the Merger Agreement is terminated, including circumstances relating to Superior Proposals and an Adverse Recommendation Change by the CEC board of directors;

•	the nature of the closing conditions included in the Merger Agreement including, among others, that (i) the completion of the Plan and the completion of the Merger will occur substantially contemporaneous, (ii) the Plan will contain releases that are expected to eliminate CAC’s and CGP’s litigation exposure related to the asserted claims, and (iii) CEC will have received certain should-level tax opinions related to the tax treatment of certain transactions contemplated by the Plan; and

•	the customary nature of the other representations, warranties and covenants of CAC in the Merger Agreement.

The CAC Special Committee also considered the following factors relating to the procedural safeguards that it believed would ensure the fairness of the Merger and permit the CAC Special Committee to effectively represent the interests of CAC’s unaffiliated stockholders:

•	the fact that the CAC Special Committee consists entirely of independent members of the CAC board of directors who are not affiliated with the Sponsors, are not employees of CAC or any of its affiliates and have no financial interest in the Merger different from, or in addition to, the interests of CAC’s unaffiliated stockholders, other than the interests described under “Interests of Certain Persons in the Merger—Interests of Directors and Executive Officers of CAC in the Merger” beginning on page 383;

•	the fact that the Special Committee was advised by Moelis, as financial advisor, by Skadden Arps, as legal advisor, by BDO, as special tax advisor, by Groom, as special legal advisor, each a nationally recognized firm selected by the CAC Special Committee, and that, based on disclosures made to the CAC Special Committee, the CAC Special Committee concluded that each of Moelis, Skadden Arps and BDO were free of material conflicts and could provide independent advice in connection with the proposed transaction;

•	the fact that, as part of its review of CAC’s alternatives, the CAC Special Committee considered the possibility of, and consulted with CAC management and obtained the advice of the CAC Special Committee’s financial and legal advisors with respect to, strategic alternatives to the Merger;

•	the fact that the CAC Special Committee conducted thorough deliberations and held sixty-two formal meetings regarding the Merger and alternatives to the Merger, including the alternative of remaining a standalone entity; and

•	the fact that the CAC Special Committee was aware that it had no obligation to recommend any transaction and that the CAC Special Committee had the authority to recommend that the CAC board of directors reject any proposals made by CEC or other potential acquirors.

The CAC Special Committee also considered a variety of uncertainties, risks and other potential negative factors, including, among others, and not necessarily in order of relative importance:

•	the fact that CAC’s liquidation preference under the CGP Operating Agreement, for which stockholders of CAC indirectly benefit, and CAC’s management and control of the assets owned by CGP will each be eliminated in the Merger;

•	the fact that the Merger is subject to a number of conditions that are not under CAC’s control and that there can be no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied;

•	the fact that the Merger is subject to the substantially contemporaneous completion of the Plan, which itself is subject to a number of conditions that are not under CAC’s control, and that there can be no assurance that all conditions of the Plan will be satisfied;

•	the fact that the significant operational and financial issues faced by CAC and CGP will likely continue and could worsen during the period prior to the completion of the Merger due to, among other reasons, uncertainty surrounding the length of such period and the ability to satisfy the various conditions to the Plan and the Merger;

•	the potential expenses and transaction costs related to the Merger, including in connection with any litigation that may result from the announcement or pendency of the Merger;

•	the risk that because the Exchange Ratio is fixed, CAC cannot be certain of the market value of the merger consideration until completion of the Merger;

•	because CAC stockholders will be receiving exclusively CEC Common Stock in the Merger, the risks inherent in owning CEC Common Stock, including risks and contingent exposures identified by the CAC Special Committee’s financial, tax and legal advisors during the course of their respective due diligence efforts as well as the risk factors set forth in CEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 15, 2017 and the risk factors related to CEC set forth in the section entitled “Risk Factors” beginning on page 74;

•	the risk that anticipated synergies, strategic and other benefits to CAC and CEC following completion of the proposed Merger will not be realized or will take longer to realize than expected;

•	the terms of the Merger Agreement, including,

•	the restrictions on the conduct of CAC’s business prior to completion of the proposed Merger;

•	the absence of a condition to the Merger that the Merger Agreement must be approved and adopted by holders of a majority of the disinterested shares of CAC Common Stock voting at the CAC Special Meeting, meaning that the vote of the Sponsors, who have already agreed to support the Merger pursuant to separate Voting Agreements with CAC and CEC, is the only vote that is required to complete the Merger;

•	CEC’s right in certain circumstances to engage in negotiations with, and provide information to, a third party that makes an Acquisition Proposal, as more fully described in the section entitled “The Merger Agreement—Acquisition Proposals” beginning on page 370;

•	the rights of the CEC board of directors to make an Adverse Recommendation Change or terminate the Merger Agreement in certain circumstances, as more fully described in the section entitled “The Merger Agreement—Acquisition Proposals” beginning on page 370 and the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 374;

•	the fact that if the Merger is not completed, CAC may be required to pay a termination fee in certain circumstances, as more fully described in the section entitled “The Merger Agreement—Termination Fee” beginning on page 375; and

•	the conditions requiring receipt of certain regulatory approvals and clearances and the risk that regulatory agencies may impose terms and conditions on approvals that could adversely affect the projected financial results of New CEC following the completion of the Merger; and

•	various other risks associated with the Merger and the business of CEC, CAC and New CEC described under “Risk Factors” and “Cautionary Statements Regarding Forward-Looking Statements”, respectively.

The CAC Special Committee considered all of these factors as a whole and, on balance, concluded that they supported a determination that the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of the stockholders of CAC. In considering the factors described above and any other factors, individual members of the CAC Special Committee may have viewed factors differently or given different weight or merit to different factors.

The foregoing discussion of the information and factors considered by the CAC Special Committee is not exhaustive. In view of the wide variety of factors considered by the CAC Special Committee in connection with its evaluation of the proposed Merger and the complexity of these matters, the CAC Special Committee did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision.

The CAC Board Of Directors

After careful consideration, based on the unanimous recommendation of the CAC Special Committee, the CAC board of directors, without the participation of the members of the CAC board of directors who also serve on the CEC board of directors, at a meeting on February 20, 2017 as described above: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interest of, CAC and its stockholders, (ii) approved the Merger Agreement and the performance by CAC of its obligations thereunder and (iii) recommended the adoption by the CAC stockholders of the Merger Agreement.

In determining the reasonableness of the CAC Special Committee’s analysis and the fairness of the Merger Agreement and the Merger, the CAC board of directors considered the following factors, among others:

•	the CAC Special Committee’s unanimous determination that the Merger Agreement, the Merger and the other transactions contemplated thereby are fair to and in the best interests of CAC and its stockholders and its recommendation that the CAC board of directors approve, adopt and declare advisable the Merger Agreement and the transactions contemplated thereby, including the Merger;

•	that the members of the CAC Special Committee consisted of independent and disinterested directors who are not affiliated with CAC or the Sponsors, are not employees of CAC or any of its affiliates and have no financial interest in the Merger different from, or in addition to, that of the unaffiliated stockholders of CAC, other than any interests described under “Interests of Certain Persons in the Merger” beginning on page 378;

•	the financial presentations of Moelis received by the CAC Special Committee and presented to the CAC board of directors outside the presence of the members of the CAC board of directors who also serve on the CEC board of directors, as well as that the CAC Special Committee received an opinion from Moelis to the effect that, as of February 17, 2017, and subject to the assumptions, limitations and conditions set forth therein, the Exchange Ratio was fair, from a financial point of view, to the holders of CAC Common Stock other than the Sponsors, as more fully described in the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Opinion of Financial Advisor to the CAC Special Committee” beginning on page 303; and

•	the process undertaken by the CAC Special Committee and its independent financial and legal advisors in connection with evaluating, negotiating and approving the proposed Merger, as described under “Background of the Transactions” beginning on page 243.

The CAC board of directors adopted the analyses and determinations of the CAC Special Committee in its evaluation of the fairness of the Merger Agreement and the Merger.

The foregoing discussion summarizes the material factors considered by the CAC board of directors in its consideration of the Merger and the transactions contemplated by the Merger Agreement and is not intended to be exhaustive. In light of the wide variety of factors considered in connection with the evaluation of the Merger and the complexity of these matters, the CAC board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. The CAC board of directors viewed its position as being based on the totality of the information available to it and the factors presented to and considered by it. However, some members of the CAC board of directors may have assigned different weight to various factors. The factors, potential risks and uncertainties contained in this explanation of CAC’s reasons for the Merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements.”

THE CAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAC STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

Opinion of Financial Advisor to the CEC SAC

Opinion

On February 17, 2017, Centerview Partners LLC, or “Centerview”, rendered to the CEC SAC its oral opinion, subsequently confirmed in a written opinion dated February 17, 2017 (the “Centerview Opinion”), that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Exchange Ratio provided for pursuant to the Merger Agreement and taking into account the Contribution was fair, from a financial point of view, to CEC. For purposes of the opinion summary below and the summary of Centerview’s financial analysis in the section entitled “—Summary of Financial Analysis” below, the term “Restructuring” refers to the term as defined in the Merger Agreement.

The full text of Centerview’s written opinion, dated February 17, 2017, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated by reference herein. The summary of the written opinion of Centerview set forth below is qualified in its entirety to the full text of Centerview’s written opinion attached as Annex C. Centerview’s financial advisory services and opinion were provided for the information and assistance of the CEC SAC (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction, and Centerview’s opinion only addressed the fairness, from a financial point of view, as of the date thereof, to CEC of the Exchange Ratio provided for pursuant to the Merger Agreement and taking into account the Contribution.

Centerview’s opinion did not address any other term or aspect of the Merger Agreement or the Transaction and does not constitute a recommendation to any stockholder of CEC, CAC or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter. The full text of Centerview’s written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Centerview reviewed, among other things:

•	a draft dated February 17, 2017, of the Amendment to the A&R Merger Agreement, and the A&R Merger Agreement;

•	the Plan and the Confirmation Order;

•	certain other documents with respect to the Plan, including the related Disclosure Statement;

•	the Annual Reports on Form 10-K of each of CEC and CAC for the years ended December 31, 2016, 2015 and 2014;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of each of CEC and CAC;

•	certain other communications from CEC and CAC to their respective stockholders;

•	certain internal information relating to the business, operations, earnings, cash flow, assets (including tax assets), liabilities (including tax liabilities) and prospects of CEC, including certain financial forecasts, analyses and projections relating to CEC prepared by CEC management or CES Management, as applicable (referred to as the “CEC Forecasts” (see the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Unaudited Prospective Financial Information” beginning on page 319)) (collectively referred to as the “CEC Internal Data”), and furnished to Centerview by CEC for purposes of Centerview’s analysis;

•	certain internal information relating to the business, operations, earnings, cash flow, assets (including tax assets), liabilities (including tax liabilities) and prospects of CAC, including certain financial forecasts, analyses and projections relating to CAC prepared by CAC management or CES Management, as applicable (referred to as the CAC Forecasts (see the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Unaudited Prospective Financial Information” beginning on page 319)) (collectively referred to as the “CAC Internal Data”), and furnished to Centerview by CEC for purposes of Centerview’s analysis. The CEC Forecasts and the CAC Forecasts are collectively referred to as the “Forecasts”;

•	certain documents related to the NRF Action; and

•	certain internal information and analyses furnished to Centerview, or caused to be furnished to Centerview, by the CEC SAC relating to certain potential liabilities of, or claims against, CEC, CAC or any of their respective subsidiaries or affiliates, including claims asserted or that could be asserted in connection with certain pending or potential future litigation, including guarantee and guarantee related claims, and claims identified or described in the examiner’s report, referred to as the “Liability Analyses.”

Centerview also conducted discussions with members of the senior management and representatives (including legal counsel) of CEC and the CEC SAC regarding their assessments of the CEC Internal Data, the CAC Internal Data, the results of the Liability Analyses and the strategic rationale for the Transaction, as applicable. In addition, Centerview reviewed publicly available financial and stock market data, including valuation multiples, for CEC and CAC and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and relied, with the CEC SAC’s consent, upon such information as being complete and accurate. In that regard, Centerview assumed, at the CEC SAC’s direction, that the CEC Internal Data (including the CEC Forecasts) had been reasonably prepared on bases reflecting the best currently available estimates and judgments of CEC management or CES Management, as applicable, as to the matters covered thereby and that the CAC Internal Data (including the CAC Forecasts) had been reasonably prepared on bases reflecting the best currently available estimates and judgments of CAC management or CES Management, as applicable, as to the matters covered thereby, and Centerview relied, at the CEC SAC’s direction, on the CEC Internal Data (including the CEC Forecasts), the CAC Internal Data (including the CAC Forecasts) for purposes of its analysis and its opinion. Centerview assumed, at the CEC SAC’s direction, that the results of the Liability Analyses had been reasonably prepared on bases reflecting the best currently available analyses and judgements of the persons who prepared such analyses as to the matters covered thereby, and Centerview relied, at the CEC SAC’s direction, on the results of the Liability Analyses for purposes of its analysis and its opinion. In addition, the CEC SAC advised Centerview that certain assumptions relating to the allocation of assets and liabilities in connection with the proposed division of CEOC into the OpCo / PropCo structure contemplated by the Plan would be subject to material change, which could have a material impact on Centerview’s valuation of CEOC and CEC (including the value of CEC’s interest in CEOC). Centerview expressed no view or opinion as to the CEC Internal Data (including the CEC Forecasts), the CAC Internal Data (including the CAC Forecasts), the results of the Liability Analyses or the assumptions on which they were based. In addition, at the CEC SAC’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of CEC or CAC, nor was Centerview furnished with any such evaluation (other than the results of the Liability Analyses) or appraisal, and was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of CEC or CAC. Centerview assumed, at the CEC SAC’s direction, that the final executed Amendment to the A&R Merger

Agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft of such agreement reviewed by Centerview. Centerview also assumed, at the CEC SAC’s direction, that the Transaction (including the Contribution and the Restructuring) would be completed on the terms set forth in the Transaction Documents, and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction (including the Contribution and the Restructuring), no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, would be imposed, the effect of which would be material to Centerview’s analysis or opinion. Centerview further assumed, at the CEC SAC’s direction, that the Merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that the Merger Agreement would constitute a “plan of reorganization” within the meaning of the Code. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of CEC, CAC or any of their respective subsidiaries or affiliates, or the ability of CEC, CAC or any of their respective subsidiaries or affiliates to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and it expressed no opinion as to any legal, regulatory, tax or accounting matters. At the CEC SAC’s direction, as part of Centerview’s analysis (i) it did not make any assessment as to, and its opinion did not take into account, the valuation of CEOC prior to giving effect to the Plan, (ii) it did not make any assessment as to, and its opinion did not take into account, (1) any value of any additional contributions by CEC or the Sponsors (or certain of their affiliates) to the Plan that were not reflected in the Transaction Documents, (2) the value or relative allocation of value of the releases to be provided or granted to CEC, CAC, their subsidiaries and affiliates and other parties to the Plan, and (3) any tax assets or expenses of CEC (other than as set forth in clause (iii) below) (a) related to any deferred discharge of indebtedness income under Section 108(i) of the Code that cannot be currently fully offset with net operating losses and other tax attributes, (b) related to the Plan, including any transactions in connection with the formation of OpCo and PropCo, that cannot be currently fully offset with net operating losses and other tax attributes, and (c) which may exist prior to or after giving effect to the Transaction, and (iii) it did not make any assessment as to, but its opinion took into account, the amount of embedded tax losses in certain properties of CERP.

Centerview’s opinion expressed no view as to, and did not address, CEC’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to CEC or in which CEC might engage. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of February 17, 2017, to CEC of the Exchange Ratio provided for pursuant to the Merger Agreement and taking into account the Contribution. For purposes of its opinion, Centerview was not asked to, and Centerview did not express any view on, and its opinion did not address, any other term or aspect of the Transaction Documents or the Transaction (including the Contribution and the Restructuring), including, without limitation: (i) the amount or relative allocation to CEC and CAC of the Contribution or any other contributions in connection with the Plan, which amounts and relative allocations were agreed to by the CEC SAC, (ii) the structure or form of the Transaction, or (iii) any voting or other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction. Further, Centerview expressed no view or opinion as to (i) the fairness (financial or otherwise) of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of CEC or any other party or (ii) the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of CEC or any other party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio provided for pursuant to the Merger Agreement or otherwise.

Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, February 17, 2017, and Centerview did not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of its opinion. Centerview’s opinion, as expressed therein, related, in part, to the relative values of CEC and CAC. Centerview expressed no view or opinion as to what the value of the CEC Common Stock actually will be when issued pursuant to the Transaction or the prices at which CEC Common Stock or CAC Common Stock will trade or otherwise be transferable at any time, including following the announcement or completion of the Transaction. Centerview’s opinion does not constitute a recommendation to any stockholder of CEC, CAC or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Centerview’s financial advisory services and its opinion were provided for the information and assistance of the CEC SAC (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of Centerview’s opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Summary of Financial Analysis

The following is a summary of the material financial analyses prepared and reviewed with the CEC SAC in connection with Centerview’s opinion, dated February 17, 2017. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be Centerview’s view of the actual value of CEC, CAC, CGP, CEOC or CERP or any other entity. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by Centerview. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. In performing its analyses, Centerview made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CEC, CAC, CGP, CEOC, CERP or any other parties to the Transaction. None of CEC, CAC, CGP, CEOC, CERP, Centerview or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of CEC, CAC, CGP, CEOC and CERP do not purport to be appraisals or reflect the prices at which such businesses may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before January 31, 2017 and is not necessarily indicative of current market conditions.

Implied Equity Valuation Analysis (Pre-Contribution)

Centerview performed an implied equity valuation analysis of each of CEC (as described below under “—Implied Equity Value of CEC”) and CAC (as described below under “—Implied Equity Value of CAC”). In performing these analyses, Centerview did not take into account the Contribution or the impact of the settlement of any third-party claims as a result of the Contribution. Centerview also performed an implied relative valuation analysis based on the foregoing analyses (as described below under “—Implied Relative Valuation Analysis”).

Implied Equity Value of CEC

Centerview performed a sum-of-the-parts analysis using the Forecasts to derive ranges of implied aggregate equity values of CEC and implied equity values per share of CEC Common Stock. As part of this analysis, Centerview calculated the sum of:

•	the implied aggregate equity value ranges of CERP (which was calculated as the implied aggregate enterprise value for CERP (as described below in the section entitled “—Implied Enterprise Value of CERP”) less CERP’s net debt of $4.551 billion) as of December 31, 2016, plus

•	the implied aggregate equity value ranges of CEC’s 61% ownership interest in CGP (which was calculated as the sum of (a) 61% of the sum of (1) the implied aggregate enterprise value ranges of CGP (as described below in the section entitled “—Implied Enterprise Value of CGP”), less (2) CGP’s net debt of $2.024 billion as of December 31, 2016, plus (b) $2.013 billion of cash distributed to CEC pursuant to the Plan in connection with the sale of CIE, plus

•	CEC’s net cash as of December 31, 2016, plus

•	the net present value as of December 31, 2016 of the proceeds received by CEC from Baluma Holdings exercise of the Conrad Punta del Este property put option, less

•	the cash contributions to be made by CEC pursuant to the Plan, plus

•	the implied gain/(loss) on CEC’s investment in New CEOC (as described below in the section entitled “—Implied Gain/(Loss) on CEC’s Investment in New CEOC”). The foregoing analysis resulted in the following ranges of implied aggregate equity values for CEC and, based on the fully diluted shares of CEC Common Stock outstanding, the following ranges of implied equity values per share of CEC Common Stock.

($ in millions, except per share amounts)	Discounted Cash Flow Methodology		Selected Comparable Public Companies Methodology		Selected Precedent Transactions Methodology
	Low	High	Low	High	Low	High

Implied Aggregate Equity Value of CERP	$2,070	$3,607	$1,451	$2,857	$1,388	$2,794

Plus: Implied Value of 61% Equity Interest in CGP	$3,238	$3,810	$2,873	$3,361	$2,849	$3,337

Plus: CEC Net Cash	$0	$0	$0	$0	$0	$0

Plus: NPV of Conrad Punta del Este Proceeds	$140	$140	$140	$140	$140	$140

(Less): CEC Cash Contributions to the Plan(1)	$(1,073)	$(1,073)	$(1,073)	$(1,073)	$(1,073)	$(1,073)

Plus: Implied Gain/(Loss) on Investment in New CEOC	$1,329	$1,964	$789	$1,266	$1,059	$1,615

Implied Equity Value of CEC	$5,703	$8,448	$4,179	$6,549	$4,363	$6,813
Implied Equity Value per Share of CEC Common Stock	$35.13	$51.75	$25.90	$40.25	$27.01	$41.85

(1)	Additional cash contribution to the Plan assumed to come from CEOC and CGP.

Centerview noted for reference purposes only the closing price per share of CEC Common Stock on January 31, 2017 of $8.95 and the 52-week trading range of CEC Common Stock as of January 31, 2017 of $6.03 to $9.78.

Implied Equity Value of CAC

Centerview calculated ranges of implied aggregate equity values of CAC and implied equity values per share of CAC Common Stock. Centerview derived these ranges using the Forecasts, by calculating the implied aggregate equity value of CAC as the sum of:

•	39% of the sum of (a) the implied aggregate enterprise value ranges of CGP (as described below in the section entitled “—Implied Enterprise Value of CGP”), less (b) CGP’s net debt of $2.024 billion as of December 31, 2016, plus

•	$1.086 billion of cash distributed to CAC pursuant to the Plan in connection with the sale of CIE. The foregoing analysis resulted in the following ranges of implied aggregate equity values for CAC and, based on the fully diluted shares of CAC Common Stock outstanding, the following ranges of implied equity values per share of CAC Common Stock.

($ in millions, except per share amounts)	Discounted Cash Flow Methodology		Selected Comparable Public Companies Methodology		Selected Precedent Transactions Methodology
	Low	High	Low	High	Low	High
Implied Aggregate Equity Value of CAC	$1,869	$2,235	$1,636	$1,947	$1,621	$1,933
Implied Equity Value per Share of CAC Common Stock	$13.40	$16.01	$11.73	$13.96	$11.62	$13.85

Centerview noted for reference purposes only the closing price per share of CAC Common Stock on January 31, 2017 of $15.00 and the 52-week trading range of CAC Common Stock as of January 31, 2017 of $5.16 to $15.45.

Implied Relative Valuation Analysis

Using the ranges of implied equity values for each of CEC and CAC as described above, Centerview calculated ranges of implied (i) exchange ratios of shares of CEC Common Stock per share of CAC Common Stock and (ii) pro forma ownership percentages of the CEC stockholders in the combined implied aggregate equity values of CEC and CAC. Centerview derived the ranges of implied exchange ratios by dividing the low end of the range of implied values per share of CAC Common Stock by the low end of the corresponding range of implied values per share of CEC Common Stock, and the high end of each range of implied values per share of CAC Common Stock by the high end of the corresponding range of implied values per share of CEC Common Stock. Centerview derived the ranges of implied CEC ownership percentages by dividing the low end of the range of implied equity values of CEC by the sum of the low end of the range of implied equity values of CEC and the low end of corresponding range of implied equity values of CAC, and by dividing high end of the range of implied equity values of CEC by the sum of the high end of the range of implied equity values of CEC and the high end of corresponding range of implied equity values of CAC.

The results of Centerview’s analyses are as follows:

	Implied Exchange Ratios	Implied Pro Forma Ownership of CEC Stockholders
Discounted Cash Flow Methodology	0.309x to 0.381x	79.1	%-75.3%
Selected Comparable Public Companies Methodology	0.347x to 0.453x	77.1	%-71.9%
Selected Precedent Transactions Methodology	0.331x to 0.430x	77.9	%-72.9%

Centerview noted for reference purposes only the range of implied exchange ratios of 0.856x to 1.580x based on the lowest 52 week trading price of CAC Common Stock as of January 31, 2017 of $5.16 divided by the lowest 52 week trading price of CEC Common Stock as of January 31, 2017 of $6.03, and the highest 52 week trading price of CAC Common Stock as of January 31, 2017 of $15.45 divided by the highest 52 week trading price of CEC Common Stock as of January 31, 2017 of $9.78.

Implied Enterprise Value of CGP

Sum-of-the-Parts Analysis

Centerview performed a sum-of-the-parts analysis to derive ranges of implied aggregate enterprise values for CGP. As part of this analysis, Centerview calculated (i) the sum of the implied enterprise value ranges for (a) CGP’s Las Vegas casino assets (consisting of the Planet Hollywood, Bally’s Las Vegas, The Quad and The Cromwell properties), plus (b) CGP’s 50% portion of the Las Vegas properties management fee streams, plus (c) CGP’s regional casino assets (consisting of the Harrah’s New Orleans and Horseshoe Baltimore (41% ownership interest) properties), plus (d) CGP’s 50% portion of the regional properties management fee streams, plus (e) CIE less (b) CGP’s corporate expenses. Centerview performed the sum-of-the-parts analysis using implied enterprise values ranges based on three valuation methodologies: a discounted cash flow analysis, a selected comparable public company analysis and a selected precedent transactions analysis. The implied enterprise value ranges for each of the parts was calculated as set forth in more detail below. The foregoing analysis resulted in the following ranges of implied aggregate enterprise values for CGP:

($ in millions)	Discounted Cash Flow Methodology	Selected Comparable Public Companies Methodology	Selected Precedent Transactions Methodology
Las Vegas Casinos	$3,218 to $3,950	$2,623 to $3,206	$2,623 to $3,206
Plus: 50% of Las Vegas Properties Management Fee Streams(1)	$267 to $334	$267 to $334	$267 to $334
Plus: Regional Casinos	$680 to $839	$644 to $805	$604 to $765
Plus: 50% of Regional Properties Management Fee Streams(1)	$37 to $50	$37 to $50	$37 to $50
Plus: CIE(1)	$51 to $71	$51 to $71	$51 to $71
(Less): Corporate Expense(2)	$(222) to $(273)	$(189) to $(233)	$(187) to $(231)

CGP Implied Aggregate Enterprise Value	$4,032 to $4,970	$3,433 to $4,233	$3,395 to $4,195

(1)	The implied enterprise values for the Las Vegas property management fee streams, regional property management fee streams and CIE were calculated using only a discounted cash flow analysis.

(2)	The ranges for CGP’s corporate expense were calculated by multiplying an estimate of CGP’s calendar year 2017 corporate expenses according to the Forecasts of $21 million times a blended multiple reference range based on CGP’s implied aggregate enterprise value to estimated calendar year 2017 EBITDA.

CGP’s Las Vegas Casinos

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis based on the Forecasts to derive an implied enterprise value range for CGP’s Las Vegas casino assets. Centerview discounted to present value as of December 31, 2016 the estimated unlevered free cash flows generated by CGP’s Las Vegas casino assets for calendar years 2017 through 2021 and a terminal value for such unlevered free cash flows using a terminal multiple range of 9.0x to 11.0x (which terminal multiple range was based on Centerview’s experience and professional judgment), in each case using discount rates ranging from 7.0% to 8.0% which reflected Centerview’s estimates of such assets’ weighted average cost of capital as implied by the capital asset pricing model (using the following assumptions: 2.45% U.S. risk free rate, 0.62 unlevered beta, 300% target debt to equity ratio, 1.83 levered beta, 6.9% historical risk premium, 1.0% size premium, 8.0% pre-tax cost of debt and 35.0% tax rate).

The foregoing analysis resulted in a range of implied enterprise values for CGP’s Las Vegas casino assets of $3.218 billion to $3.950 billion.

Selected Comparable Public Company Analysis

Centerview reviewed and compared certain financial information and multiples for CGP’s Las Vegas casino assets to corresponding financial information and multiples for selected publicly traded gaming companies that Centerview deemed comparable, based on its experience, knowledge of the domestic gaming industry and professional judgment, to CGP’s Las Vegas casino assets. The selected companies consist of:

•	Boyd Gaming Corporation

•	Isle of Capri Casinos, Inc.

•	Red Rock Resorts, Inc.

•	Wynn Resorts Limited

Using publicly available information obtained from SEC filings, FactSet (a data source containing historical and estimated financial data) and publicly available Wall Street research, Centerview calculated for each selected company the enterprise value (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants and RSUs) plus the book value of debt, less cash (assuming that cash on the balance sheet does not reflect excess cash)) as a multiple of estimated calendar year 2017 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA. With respect to Wynn Resorts Limited, Centerview used the implied valuation of only the Wynn Las Vegas business for its analysis. This analysis resulted in a range of enterprise value to estimated calendar year 2017 EBITDA multiples of 7.7x to 9.9x.

Based on its experience and professional judgment, for purposes of its analysis Centerview selected an enterprise value to estimated calendar year 2017 EBITDA multiple reference range of 9.0x to 11.0x. In selecting this reference range, Centerview made qualitative judgments, based on its experience, knowledge of the domestic gaming industry and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of CGP’s Las Vegas casino assets and the selected companies and other factors that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis.

Using this multiple reference range and the estimated calendar year 2017 EBITDA of CGP’s Las Vegas casino assets based on the Forecasts, Centerview calculated a range of implied enterprise values for CGP’s Las Vegas casino assets of $2.623 billion to $3.206 billion.

Selected Precedent Transactions Analysis

Centerview reviewed and compared certain financial information and multiples for the Transaction to corresponding financial information and multiples for selected transactions for which publicly disclosed information is available involving Las Vegas-based casino properties that Centerview deemed comparable, based on its experience, knowledge of the domestic gaming industry and professional judgment, to CGP’s Las Vegas casino assets. The selected transactions consisted of:

Announcement Date	Acquirer	Target
April 2015	Penn National Gaming, Inc.	Tropicana Las Vegas
May 2014	Blackstone Real Estate Partners	The Cosmopolitan
March 2014	Caesars Growth Partners	Bally’s, The Quad & The Cromwell

November 2013	Caesars Growth Partners	Planet Hollywood Resort & Casino
June 2011	Penn National Gaming, Inc.	M Resort
March 2011	Stations Casinos, LLC	Green Valley Ranch
February 2010	Harrah’s Entertainment, Inc.	Planet Hollywood Resort & Casino
December 2008	Ruffin Acquisition LLC	Treasure Island Hotel & Casino
April 2007	Whitehall Street Real Estate	American Casino & Entertainment Properties

Using public filings, press releases made by the companies involved and other publicly available information, Centerview calculated for each selected transaction the transaction value in the applicable selected transaction as a multiple of the target property’s last twelve months, commonly refer to as LTM EBITDA, prior to the announcement of the applicable selected transaction. This analysis resulted in a range of transaction value to LTM EBITDA multiples of 7.7x to 14.9x.

Based on its experience and professional judgment, for purposes of its analysis Centerview selected a transaction value to LTM EBITDA multiple reference range of 9.0x to 11.0x. In selecting this reference range, Centerview made qualitative judgments, based on its experience, knowledge of the domestic gaming industry and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of CGP’s Las Vegas casino assets and the target properties included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such properties in order to provide a context in which to consider the results of the quantitative analysis.

Using this multiple reference range and the estimated calendar year 2017 EBITDA of CGP’s Las Vegas casino assets based on the Forecasts, Centerview calculated a range of implied enterprise values for CGP’s Las Vegas casino assets of $2.623 billion to $3.206 billion.

CGP’s 50% Portion of the Las Vegas Properties Management Fee Streams

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis based on the Forecasts to derive an implied enterprise value range for CGP’s 50% portion of the Las Vegas properties management fee streams. Centerview discounted to present value as of as of December 31, 2016 the estimated unlevered free cash flows generated by such fee streams for calendar years 2017 through 2021 and a terminal value for such unlevered free cash flows using a perpetuity growth rate range of 1.0% to 2.0% (which perpetuity growth rate range was based on Centerview’s experience and professional judgment), in each case using discount rates ranging from 7.0% to 8.0%, which reflected Centerview’s estimates of such fee streams’ weighted average cost of capital as implied by the capital asset pricing model (using the assumptions described above in the section entitled “CGP’s Las Vegas Casinos—Discounted Cash Flow Analysis”).

The analysis resulted in a range of implied enterprise values for CGP’s 50% portion of the Las Vegas properties management fee streams of $267 million to $334 million.

CGP’s Regional Casinos

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis based on the Forecasts to derive an implied enterprise value range for CGP’s regional casino assets. Centerview discounted to present value as of December 31, 2016 the estimated unlevered free cash flows generated by CGP’s regional casino assets for calendar years 2017 through 2021 and a terminal value for such unlevered free cash flows using a terminal multiple range of 8.0x to 10.0x (which terminal multiple range was based on Centerview’s experience and professional judgment), in each case using discount rates ranging from 7.0% to 8.0%, which reflected Centerview’s estimates of such assets’ weighted average cost of capital as implied by the capital asset pricing model (using the assumptions described above in the section entitled “CGP’s Las Vegas Casinos—Discounted Cash Flow Analysis”).

The foregoing analysis resulted in a range of implied enterprise values for CGP’s regional casino assets of $680 million to $839 million.

Selected Comparable Public Company Analysis

Centerview reviewed and compared certain financial information and multiples for CGP’s regional casino assets to corresponding financial information and multiples for selected publicly traded gaming companies that Centerview deemed comparable, based on its experience, knowledge of the domestic gaming industry and professional judgment, to CGP’s regional casino assets. The selected companies consist of the same selected companies utilized in Centerview’s analysis of CGP’s Las Vegas casino assets, except for Wynn Resorts Limited. See the section entitled “CGP’s Las Vegas Casinos—Selected Comparable Public Company Analysis.”

Using publicly available information obtained from SEC filings, FactSet and publicly available Wall Street research, Centerview calculated for each selected company the enterprise value (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants and RSUs) plus the book value of debt, less cash (assuming that cash on the balance sheet does not reflect excess cash)) as a multiple of estimated calendar year 2017 EBITDA. This analysis resulted in a range of enterprise value to estimated calendar year 2017 EBITDA multiples of 7.7x to 9.9x.

Based on its experience and professional judgment, for purposes of its analysis Centerview selected an enterprise value to estimated calendar year 2017 EBITDA multiple reference range of 8.0x to 10.0x. In selecting this reference range, Centerview made qualitative judgments, based on its experience, knowledge of the domestic gaming industry and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of CGP’s regional casino assets and the selected companies and other factors that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis.

Using this multiple reference range and the estimated calendar year 2017 EBITDA of CGP’s regional casino assets based on the Forecasts, Centerview calculated a range of implied enterprise values for CGP’s regional casino assets of $644 million to $805 million.

Selected Precedent Transactions Analysis

Centerview reviewed and compared certain financial information and multiples for the Transaction to corresponding financial information and multiples for selected transactions for which publicly disclosed information is available involving regional casino properties that Centerview deemed comparable, based on its experience, knowledge of the domestic gaming industry and professional judgment, to CGP’s regional casino assets. The selected transactions consisted of:

Announcement Date	Acquirer	Target
September 2016	Eldorado Resorts, Inc.	Isle of Capri Casinos Inc.
August 2016	Z Capital Group, L.L.C.	Affinity Gaming LLC
August 2016	Kicks Entertainment	Isle of Capri Hotel Lake Charles
May 2016	MGM Resorts International	Boyd’s 50% interest in Borgata

May 2016	Red Rock Resorts, Inc.	Palms Casino Resort
September 2015	Full House Resorts Inc.	Bronco Billy’s Casino and Hotel
March 2014	Caesars Growth Partners	Harrah’s New Orleans
December 2012	Pinnacle Entertainment, Inc.	Ameristar Casinos Inc.
October 2012	Churchill Downs Inc.	Riverwalk Casino
May 2012	Boyd Gaming Corp	Peninsula Gaming, LLC
May 2012	Penn National Gaming, Inc.	Harrah’s St. Louis
April 2012	Full House Resorts Inc.	Silver Slipper Casino
September 2011	Monarch Casino & Resort Inc.	Riviera Black Hawk
June 2011	Boyd Gaming Corp.	IP Casino Resort
September 2010	Churchill Downs Inc.	Harlow’s Casino Resort & Hotel
September 2010	Delaware North Companies	Jumer’s Casino & Hotel
April 2010	Isle of Capri Casinos Inc.	Rainbow Casino & Hotel
September 2009	Harrah’s Entertainment Inc.	Thistledown
September 2009	Chickasaw Nation	Lone Star Park
August 2009	Chickasaw Nation	Remington Park

Using public filings, press releases made by the companies involved and other publicly available information, Centerview calculated for each selected transaction the transaction value in the applicable selected transaction as a multiple of the target property’s LTM EBITDA, prior to the announcement of the applicable selected transaction. This analysis resulted in a range of transaction value to LTM EBITDA multiples of 5.5x to 9.5x.

Based on its experience and professional judgment, for purposes of its analysis Centerview selected a transaction value to LTM EBITDA multiple reference range of 7.5x to 9.5x. In selecting this reference range, Centerview made qualitative judgments, based on its experience, knowledge of the domestic gaming industry and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of CGP’s regional casino assets and the target properties included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such properties in order to provide a context in which to consider the results of the quantitative analysis.

Using this multiple reference range and the estimated calendar year 2017 EBITDA of CGP’s regional casino assets based on the Forecasts, Centerview calculated a range of implied enterprise values for CGP’s regional casino assets of $604 million to $765 million.

CGP’s 50% Portion of the Regional Properties Management Fee Streams

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis based on the Forecasts to derive an implied enterprise value range for CGP’s 50% portion of the regional properties management fee streams. Centerview discounted to present value as of December 31, 2016 the estimated unlevered free cash flows generated by such fee streams for calendar years 2017 through 2021 and a terminal value for such unlevered free cash flows using a perpetuity growth rate range of 1.0% to 2.0% (which perpetuity growth rate range was based on Centerview’s experience and professional judgment), in each case using discount rates ranging from 7.0% to 8.0%, which reflected Centerview’s estimates of such fee streams’ weighted average cost of capital as implied by the capital asset pricing model (using the assumptions described above in the section entitled “CGP’s Las Vegas Casinos—Discounted Cash Flow Analysis”).

The analysis resulted in a range of implied enterprise values for CGP’s 50% portion of the regional properties management fee streams of $37 million to $50 million.

CIE

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis based on the Forecasts to derive an implied enterprise value range for CIE. Centerview discounted to present value as of December 31, 2016 the estimated unlevered free cash flows generated by CIE for calendar years 2017 through 2021 and a terminal value for such unlevered free cash flows using a perpetuity growth rate range of 1.0% to 2.0% (which perpetuity growth rate range was based on Centerview’s experience and professional judgment), in each case using discount rates ranging from 7.0% to 8.0% which reflected Centerview’s estimates of CIE’s weighted average cost of capital as implied by the capital asset pricing model (using the assumptions described above in the section entitled “CGP’s Las Vegas Casinos—Discounted Cash Flow Analysis”).

Taking into account CGP’s fully diluted ownership in CIE, the analysis resulted in a range of implied enterprise values for CGP’s investment in CIE of $51 million to $71 million.

Implied Enterprise Value of CERP

Sum-of-the-Parts Analysis

Centerview performed a sum-of-the-parts analysis to derive ranges of implied aggregate enterprise values for CERP. As part of this analysis, Centerview calculated (i) the sum of the implied enterprise value ranges for (a) CERP’s Las Vegas casino assets (consisting of the Flamingo, Harrah’s Las Vegas, Paris and Rio properties), plus (b) The LINQ and High Roller properties, plus (c) the Octavius Tower property, plus (d) CERP’s regional casino assets (consisting of the Harrah’s Atlantic City and Harrah’s Laughlin properties), less (ii) CERP’s corporate expenses. Centerview performed the sum-of-the-parts analysis using implied enterprise values ranges based on three valuation methodologies: a discounted cash flow analysis, a selected comparable public company analysis and a selected precedent transactions analysis. The implied enterprise value ranges for each of the parts was calculated as set forth in more detail below. The foregoing analysis resulted in the following ranges of implied aggregate enterprise values for CERP:

($ in millions)	Discounted Cash Flow Methodology	Selected Comparable Public Companies Methodology	Selected Precedent Transactions Methodology
Las Vegas Casinos	$4,982 to $6,113	$4,467 to $5,460	$4,467 to $5,460
Plus: The LINQ / High Roller(1)	$510 to $677	$510 to $677	$510 to $677
Plus: Octavius Tower(1)	$264 to $301	$264 to $301	$264 to $301
Plus: Regional Casinos	$1,096 to $1,353	$970 to $1,229	$906 to $1,165
(Less): Corporate Expense(2)	$(232) to $(286)	$(210) to $(260)	$(208) to $(258)

CERP Implied Aggregate Enterprise Value	$6,621 to $8,159	$6,002 to $7,408	$5,939 to $7,345

(1)	The implied enterprise values for The LINQ / High Roller and Octavius Tower properties were calculated using only a discounted cash flow analysis.
(2)	The ranges for CERP’s corporate expense were calculated by multiplying an estimate of CERP’s calendar year 2017 corporate expenses according to the Forecasts of $24 million times a blended multiple reference range based on CERP’s implied aggregate enterprise value to estimated calendar year 2017 EBITDA.

CERP’s Las Vegas Casinos

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis based on the Forecasts to derive an implied enterprise value range for CERP’s Las Vegas casino assets. Centerview discounted to present value as of December 31, 2016 the estimated unlevered free cash flows generated by CERP’s Las Vegas casino assets for calendar years 2017 through 2021 and a terminal value for such unlevered free cash flows using a terminal multiple range of 9.0x to 11.0x (which terminal multiple range was based on Centerview’s experience and professional judgment), in each case using discount rates ranging from 7.25% to 8.25% which reflected Centerview’s estimates of such assets’ weighted average cost of capital as implied by the capital asset pricing model (using the following assumptions: 2.45% U.S. risk free rate, 0.62 unlevered beta, 300% target debt to equity ratio, 1.83 levered beta, 6.9% historical risk premium, 1.5% size premium, 8.0% pre-tax cost of debt and 35.0% tax rate).

The foregoing analysis resulted in a range of implied enterprise values for CERP’s Las Vegas casino assets of $4.982 billion to $6.113 billion.

Selected Comparable Public Company Analysis

Centerview reviewed and compared certain financial information and multiples for CERP’s Las Vegas casino assets to corresponding financial information and multiples for selected publicly traded gaming companies that Centerview deemed comparable, based on its experience, knowledge of the domestic gaming industry and professional judgment, to CERP’s Las Vegas casino assets. The selected companies consist of the same selected companies utilized in Centerview’s analysis of CGP’s Las Vegas casino assets. See the section entitled “CGP’s Las Vegas Casinos—Selected Comparable Public Company Analysis.”

Using publicly available information obtained from SEC filings, FactSet and publicly available Wall Street research, Centerview calculated for each selected company the enterprise value (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants and RSUs) plus the book value of debt, less cash (assuming that cash on the balance sheet does not reflect excess cash)) as a multiple of estimated calendar year 2017 EBITDA. This analysis resulted in a range of enterprise value to estimated calendar year 2017 EBITDA multiples of 7.7x to 9.9x.

Based on its experience and professional judgment, for purposes of its analysis Centerview selected an enterprise value to estimated calendar year 2017 EBITDA multiple reference range of 9.0x to 11.0x. In selecting this reference range, Centerview made qualitative judgments, based on its experience, knowledge of the domestic gaming industry and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of CERP’s Las Vegas casino assets and the selected companies and other factors that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis.

Using this multiple reference range and the estimated calendar year 2017 EBITDA of CERP’s Las Vegas casino assets based on the Forecasts, Centerview calculated a range of implied enterprise values for CERP’s Las Vegas casino assets of $4.467 billion to $5.460 billion.

Selected Precedent Transactions Analysis

Centerview reviewed and compared certain financial information and multiples for the Transaction to corresponding financial information and multiples for selected transactions for which publicly disclosed information is available involving Las Vegas-based casino properties that Centerview deemed comparable, based on its experience, knowledge of the domestic gaming industry and professional judgment, to CERP’s Las Vegas casino assets. The selected transactions consist of the same selected transactions utilized in Centerview’s analysis of CGP’s Las Vegas casino assets. See the section entitled “CGP’s Las Vegas Casinos—Selected Precedent Transactions Analysis.”

Using public filings, press releases made by the companies involved and other publicly available information, Centerview calculated for each selected transaction the transaction value in the applicable selected transaction as a multiple of the target property’s LTM EBITDA, prior to the announcement of the applicable selected transaction. This analysis resulted in a range of transaction value to LTM EBITDA multiples of 7.7x to 14.9x.

Based on its experience and professional judgment, for purposes of its analysis Centerview selected a transaction value to LTM EBITDA multiple reference range of 9.0x to 11.0x. In selecting this reference range, Centerview made qualitative judgments, based on its experience, knowledge of the domestic gaming industry and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of CERP’s Las Vegas casino assets and the target properties included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such properties in order to provide a context in which to consider the results of the quantitative analysis.

Using this multiple reference range and the estimated calendar year 2017 EBITDA of CERP’s Las Vegas casino assets based on the Forecasts, Centerview calculated a range of implied enterprise values for CERP’s Las Vegas casino assets of $4.467 billion to $5.460 billion.

The LINQ / High Roller

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis based on the Forecasts to derive an implied enterprise value range for The LINQ and High Roller properties. Centerview discounted to present value as of December 31, 2016 the estimated unlevered free cash flows generated by The LINQ and High Roller properties for calendar years 2017 through 2021 and a terminal value for such unlevered free cash flows using a perpetuity growth rate range of 1.0% to 2.0% (which perpetuity growth rate range was based on Centerview’s experience and professional judgment), in each case using discount rates ranging from 7.25% to 8.25% which reflected Centerview’s estimates of such assets’ weighted average cost of capital as implied by the capital asset pricing model (using the assumptions described above in the section entitled “CERP’s Las Vegas Casinos—Discounted Cash Flow Analysis”).

The foregoing analysis resulted in a range of implied enterprise values for The LINQ and High Roller properties of $510 million to $677 million.

Octavius Tower

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis based on the Forecasts to derive an implied enterprise value range for the Octavius Tower property. Centerview discounted to present value as of December 31, 2016 the estimated after-tax annual lease stream to be received by CERP over the remaining term of the Octavius Tower lease, which expires in 2026, using discount rates ranging from 7.25% to 8.25%, which reflected Centerview’s estimates of such asset’s weighted average cost of capital as implied by the capital asset pricing model (using the assumptions described above in the section entitled “CERP’s Las Vegas Casinos—Discounted Cash Flow Analysis”).

The foregoing analysis resulted in a range of implied enterprise values for the Octavius Tower property of $264 million to $301 million.

CERP’s Regional Casinos

Discounted Cash Flow Analysis

Centerview performed a discounted cash flow analysis based on the Forecasts to derive an implied enterprise value range for CERP’s regional casino assets. Centerview discounted to present value as of

December 31, 2016 the estimated unlevered free cash flows generated by CERP’s regional casino assets for calendar years 2017 through 2021 and a terminal value for such unlevered free cash flows using a terminal multiple range of 7.5x to 9.5x (which terminal multiple range was based on Centerview’s experience and professional judgment), in each case using discount rates ranging from 7.25% to 8.25%, which reflected Centerview’s estimates of such assets’ weighted average cost of capital as implied by the capital asset pricing model (using the assumptions described above in the section entitled “CERP’s Las Vegas Casinos—Discounted Cash Flow Analysis.”)

The foregoing analysis resulted in a range of implied enterprise values for CERP’s regional casino assets of $1.096 billion to $1.353 billion.

Selected Comparable Public Company Analysis

Centerview reviewed and compared certain financial information and multiples for CERP’s regional casino assets to corresponding financial information and multiples for selected publicly traded gaming companies that Centerview deemed comparable, based on its experience, knowledge of the domestic gaming industry and professional judgment, to CERP’s regional casino assets. The selected companies consist of the same selected companies utilized in Centerview’s analysis of CGP’s regional casino assets. See the section entitled “CGP’s Regional Casinos—Selected Comparable Public Company Analysis.”

Using publicly available information obtained from SEC filings, FactSet and publicly available Wall Street research, Centerview calculated for each selected company the enterprise value (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants and RSUs) plus the book value of debt, less cash (assuming that cash on the balance sheet does not reflect excess cash)) as a multiple of estimated calendar year 2017 EBITDA. This analysis resulted in a range of enterprise value to estimated calendar year 2017 EBITDA multiples of 7.7x to 9.9x.

Based on its experience and professional judgment, for purposes of its analysis Centerview selected an enterprise value to estimated calendar year 2017 EBITDA multiple reference range of 7.5x to 9.5x. In selecting this reference range, Centerview made qualitative judgments, based on its experience, knowledge of the domestic gaming industry and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of CERP’s regional casino assets and the selected companies and other factors that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis.

Using this multiple reference range and the estimated calendar year 2017 EBITDA of CERP’s regional casino assets based on the Forecasts, Centerview calculated a range of implied enterprise values for CERP’s regional casino assets of $970 million to $1.229 billion.

Selected Precedent Transactions Analysis

Centerview reviewed and compared certain financial information and multiples for the Transaction to corresponding financial information and multiples for selected transactions for which publicly disclosed information is available involving regional casino properties that Centerview deemed comparable, based on its experience, knowledge of the domestic gaming industry and professional judgment, to CGP’s regional casino assets. The selected transactions consist of the same selected transactions utilized in Centerview’s analysis of CGP’s regional casino assets. See the section entitled “CGP’s Regional Casinos—Selected Precedent Transactions Analysis.”

Using public filings, press releases made by the companies involved and other publicly available information, Centerview calculated for each selected transaction the transaction value in the applicable selected transaction as a multiple of the target property’s LTM EBITDA, prior to the announcement of the applicable selected transaction. This analysis resulted in a range of transaction value to LTM EBITDA multiples of 5.5x to 9.5x.

Based on its experience and professional judgment, for purposes of its analysis Centerview selected a transaction value to LTM EBITDA multiple reference range of 7.0x to 9.0x. In selecting this reference range, Centerview made qualitative judgments, based on its experience, knowledge of the domestic gaming industry and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of CERP’s regional casino assets and the target properties included in the selected transactions and other factors that could affect the public trading, acquisition or other values of such properties in order to provide a context in which to consider the results of the quantitative analysis.

Using this multiple reference range and the estimated calendar year 2017 EBITDA of CERP’s regional casino assets based on the Forecasts, Centerview calculated a range of implied enterprise values for CERP’s regional casino assets of $906 million to $1.165 billion.

Implied Gain/(Loss) on CEC’s Investment in New CEOC

Centerview calculated ranges of the implied gain/(loss) on CEC’s investment in New CEOC. Centerview derived these ranges using the Forecasts by calculating the implied gain/(loss) on CEC’s investment in New CEOC as (i) the implied aggregate enterprise value ranges of New CEOC using each of a discounted cash flow analysis and a selected comparable public company analysis (as described below in this section), less (ii) New CEOC’s gross debt, plus (iii) New CEOC’s excess cash, less (iv) CEC’s purchase price for New CEOC pursuant to the Plan. The foregoing analysis resulted in the following ranges of implied gain/(loss) on CEC’s investment in New CEOC:

($ in millions)	Discounted Cash Flow Methodology		Selected Comparable Public Companies Methodology
	Low	High	Low	High
Implied Enterprise Value of New CEOC	$3,638	$4,273	$3,099	$3,575
(Less): New CEOC Gross Debt	$(1,609)	$(1,609)	$(1,609)	$(1,609)
Plus: New CEOC Excess Cash	$0	$0	$0	$0
(Less): CEC Purchase Price for New CEOC	$(700)	$(700)	$(700)	$(700)

Implied Gain/(Loss) on CEC’s Investment in New CEOC	$1,329	$1,964	$789	$1,266

Implied Enterprise Value of New CEOC

Centerview performed a discounted cash flow analysis and selected comparable public company analysis to derive ranges of implied enterprise values for New CEOC.

Discounted Cash Flow Analysis

Centerview discounted to present value as of December 31, 2016 the estimated unlevered free cash flows generated by New CEOC for calendar years 2017 through 2021 (excluding the contribution from the Conrad Punta del Este property) and a terminal value for such unlevered free cash flows using a terminal multiple range of 6.5x to 7.5x (which terminal multiple range was based on Centerview’s experience and professional judgment), in each case using discount rates ranging from 6.25% to 7.25% which reflected Centerview’s estimates of New CEOC’s weighted average cost of capital as implied by the capital asset pricing model (using the following assumptions: 2.45% U.S. risk free rate, 0.46 unlevered beta, 100% target debt to equity ratio, 0.75 levered beta, 6.9% historical risk premium, 1.6% size premium, 7.0% pre-tax cost of debt and 35.0% tax rate).

The foregoing analysis resulted in a range of implied enterprise values for New CEOC of $3.638 billion to $4.273 billion.

Selected Comparable Public Company Analysis

Centerview reviewed and compared certain financial information and multiples for New CEOC to corresponding financial information and multiples for selected casino operating companies that Centerview deemed comparable, based on its experience, knowledge of the casino operating industry and professional judgment, to New CEOC. The selected companies consist of:

•	Penn National Gaming, Inc.

•	Pinnacle Entertainment, Inc.

Using publicly available information obtained from SEC filings, FactSet and publicly available Wall Street research, Centerview calculated for each selected company the enterprise value (calculated as the market value of common equity (determined using the treasury stock method and taking into account outstanding in-the-money options, warrants and RSUs) plus the book value of debt, less cash (assuming that cash on the balance sheet does not reflect excess cash)) as a multiple of estimated next twelve months, commonly referred to as NTM, EBITDA. This analysis resulted in a range of enterprise value to NTM EBITDA multiples of 4.9x to 8.1x.

Based on its experience and professional judgment, for purposes of its analysis Centerview selected an enterprise value to NTM EBITDA multiple reference range of 6.5x to 7.5x. In selecting this reference range, Centerview made qualitative judgments, based on its experience, knowledge of the casino operating industry and professional judgment, concerning differences between the business, financial and operating characteristics and prospects of New CEOC and the selected companies and other factors that could affect the public trading values in order to provide a context in which to consider the results of the quantitative analysis.

Using this multiple reference range and the estimated calendar year 2017 EBITDA of New CEOC (excluding the contribution from the Conrad Punta del Este property), Centerview calculated a range of implied enterprise values for New CEOC of $3.099 billion to $3.575 billion.

Illustrative Recovery Analysis

In coming to its determination that the Exchange Ratio provided for pursuant to the Merger Agreement and taking into account the Contribution was fair, from a financial point of view, to CEC, Centerview considered the fact that absent the settlement of certain litigation claims (including estate claims and guarantee-related claims held by financial creditors of CEOC) pending or threatened against CEC and its subsidiaries (including CERP and CGP) it was likely that the stay of certain of these litigation claims would have been lifted and that a reorganization of CEC under Chapter 11 of the Bankruptcy Code would have been necessary (as more fully described in the section entitled “Risk Factors—Risks Related to CEC’s Business” beginning on page 87). Therefore, Centerview, at the direction of the CEC SAC, together with the CEC SAC’s legal counsel, prepared a financial analysis of the potential negative impact on CEC’s equity value of such litigation claims.

In preparing this analysis, Centerview used and relied on the results of the Liability Analyses and also considered analyses of the amounts and potential values of estate claims as set forth in the Examiner’s Report. Centerview first estimated the implied residual aggregate equity value to CEC taking into account estate claims against CERP and CGP by calculating (1) the implied aggregate equity value of CERP (which was calculated as the implied aggregate enterprise value for CERP based on the midpoint of Centerview’s valuation analyses as described above in the section entitled “—Implied Enterprise Value of CERP” less CERP’s net debt of $4.551 billion as of December 31, 2016) and the implied aggregate equity value of CGP (which was calculated as the implied aggregate enterprise value for CGP based on the midpoint of Centerview’s valuation analyses as described above in the section entitled “—Implied Enterprise Value of CGP” plus CGP’s net cash of $1.075 billion as of December 31, 2016) less (2) the midpoint of the estate claims against CERP and CGP (both based on the results of the Liability Analyses and the Examiner’s Report) less (3) in the case of CGP, the preferential return to CAC as of June 30, 2017 due to CAC’s ownership interest in CGP less (4) the estimated litigation costs and other expenses that would be incurred by CEC in a standalone CEC Chapter 11 proceeding (as estimated by Millstein in the December 2016 expert report).

($ in millions)	Estate Claims based on the results of the Liability Analyses			Estate Claims based on Examiner’s Report
	CEC	CERP	CGP	CEC	CERP	CGP
Midpoint of Implied Aggregate Enterprise Value		$6,912	$4,041		$6,912	$4,041
Plus/(Less): Net Cash/Net Debt		$(4,551)	$1,075		$(4,551)	$1,075
(Less): Midpoint of Estate Claims		$(418)	$(1,080)		$(997)	$(1,996)
(Less): Preferential Return to CAC		N/A	$(1,957)		N/A	$(1,742)

Implied Residual Aggregate Equity Value before Estimated Litigation Costs and Other Expenses	$4,023	$1,944	$2,079	$2,742	$1,364	$1,378
(Less): Estimated Litigation Costs and Other Expenses	$(350)			$(350)

Implied Residual Aggregate Equity Value to CEC	$3,673			$2,393

Centerview then calculated the implied equity value of CEC taking into account estate claims against CEC and guarantee-related claims held by financial creditors of CEOC by calculating (1) the implied residual equity value to CEC as calculated above less (2) the midpoint of the estate claims directly against CEC (both based on the results of the Liability Analyses and the Examiner’s Report) less (3) the net guarantee-related claims held by financial creditors of CEOC (calculated as the gross guarantee-related claims held by financial creditors of CEOC of $19.615 billion (including post-petition interest as estimated by Millstein in the December 2016 expert report), of which $5.425 billion are bank debt claims (based on the Disclosure Statement in connection with the Plan dated June 28, 2016) less the midpoint enterprise value of CEOC of $11.55 billion (as estimated by Millstein in the December 2016 expert report)).

($ in millions)	Estate Claims based on the results of the Liability Analyses	Estate Claims based on Examiner’s Report
Implied Residual Aggregate Equity Value to CEC	$3,673	$2,393
(Less): Midpoint of Estate Claims Against CEC	$(614)	$(1,363)
(Less): Net Guarantee-Related Claims(1)	$(8,065)	$(8,065)

Implied Aggregate Equity Value of CEC	$(5,006)	$(7,035)

(1)	For illustrative purposes, Net Guarantee-Related Claims are shown based on a risk of litigation loss of 100%. As part of its analysis, Centerview considered a range of risk of litigation loss on guarantee-related claims excluding bank debt guarantee claims as provided to Centerview as part of the Liability Analyses.

Centerview’s analysis did not quantify all risks attendant to a standalone CEC Chapter 11 proceeding, including the possible appointment of a Chapter 11 trustee, the possible appointment of an examiner, the possibility of forced asset sales and the possibility that CEC would be unable to obtain debtor-in-possession financing. Centerview further noted that (1) as part of the Transaction, the Sponsors agreed to forfeit all of their shares of CEC Common Stock in connection with the Plan and (2) pursuant to the Confirmation Order, the Bankruptcy Court approved the settlement of claims, including the Contribution, as in the best interests of CEOC and its estate, creditors and shareholders, and determined such settlement of claims was fair, equitable and reasonable.

Based on the foregoing, Centerview observed that the implied value of CEC retained by CEC stockholders in the Transaction based on the Exchange Ratio and taking into account the Contribution was greater than the implied value of CEC that would be retained by CEC stockholders in a standalone CEC Chapter 11 proceeding pursuant to which the estate claims and guarantee-related claims would be litigated and/or settled.

General

Although none of the selected companies used in any of Centerview’s analyses is directly comparable to the assets or properties being valued, the selected companies were selected, among other reasons, because they are publicly traded companies with certain operational and financial characteristics that, for purposes of its various analyses, Centerview considered to be similar to those of the assets or properties being valued. The reasons for and the circumstances surrounding each of the selected companies analyzed were diverse, and there are inherent differences in the business, operations, financial conditions and prospects of the assets or properties being valued, CEC, CAC, CGP, CERP, and the companies included in the selected companies.

No property or transaction used in in any of Centerview’s analyses is directly comparable to the assets or properties being valued, CEC, CAC, CGP, CERP or the Transaction. The target properties included in the selected transactions are properties that were selected, among other reasons, because they have certain operational and financial characteristics that, for the purposes of the various analyses, Centerview considered to be similar to those of the assets or properties being valued. The reasons for and the circumstances surrounding each of the selected transactions analyzed were diverse, and there are inherent differences in the business, operations, financial conditions and prospects of the assets or properties being valued, CEC, CAC, CGP, CERP and the properties included in the selected transactions.

The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. In arriving at its opinion, Centerview did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

Centerview’s financial analyses and opinion were only one of many factors taken into consideration by the CEC SAC in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the CEC SAC with respect to the Exchange Ratio or as to whether the CEC SAC would have been willing to determine that a different exchange ratio was fair. The Exchange Ratio was determined through arm’s-length negotiations between CEC and CAC and was approved by the CEC board and the CEC SAC. Centerview provided advice to the CEC SAC during these negotiations. Centerview did not, however, recommend any specific exchange ratio or consideration to CEC, the CEC board or the CEC SAC or that any specific exchange ratio or consideration was the only appropriate exchange ratio or consideration for the Merger.

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the delivery of its opinion, Centerview provided certain financial advisory or other services to the CEC SAC and its predecessor, including in connection with the sale by CIE of its social and mobile games business in 2016. In the two years prior to the delivery of its opinion, Centerview did not provide financial advisory or other services to CAC. In the two years prior to the delivery of its opinion, Centerview was not engaged to provide financial advisory or other services directly to Apollo or TPG, and did not receive any compensation directly from Apollo or TPG. In the two years prior to the delivery of its opinion, (i) Centerview was engaged to provide, and is currently providing, financial advisory services unrelated to CEC or the Transaction to a portfolio company of Apollo (and during such period Centerview received between $2.5 million and $5.0 million in aggregate fees for such services) and two portfolio companies of TPG (and during such period Centerview received between $5.0 million and

$7.5 million in aggregate fees for such services). Centerview may in the future receive additional compensation for certain of such services. In addition, in the two years prior to the delivery of its opinion, Centerview was engaged to provide, and is currently providing, financial advisory services unrelated to CEC or the Transaction to financial creditor groups or ad hoc committees (of which one or more affiliates of Apollo is, or may have been at some point during Centerview’s engagement, a member) in connection with restructurings or potential restructurings involving the relevant issuer, and Centerview received, and may in the future receive, compensation for such services. Centerview may provide financial advisory and other services to or with respect to CEC, CAC or their respective affiliates (including Apollo and TPG) and portfolio companies of such affiliates in the future, for which Centerview may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, CEC, CAC, Apollo, TPG or any of their respective affiliates and portfolio companies, or any other party that may be involved in the Transaction.

The CEC SAC selected Centerview as its financial advisor in connection with the Transaction based on Centerview’s reputation and experience. Centerview is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

For Centerview’s services as the financial advisor to the CEC SAC (and its predecessor), CEC has paid Centerview $15,625,000 in fees in connection with the Merger, the Restructuring and the sale by CIE of its social and mobile games business in 2016. Except as set forth in the preceding sentence, Centerview has not received any fees from CEC during the two years prior to the delivery of its opinion. In addition, for Centerview’s services as the financial advisor to the CEC SAC in connection with the Merger and the Restructuring, CEC will (1) continue to pay Centerview monthly retainer fees of $250,000 until termination or completion of Centerview’s engagement, (2) pay Centerview an additional $2,000,000, which is payable conditioned upon completion of the Merger, and (3) pay Centerview an additional $5,000,000, which is payable contingent upon completion of the Restructuring. In addition, CEC has agreed to reimburse certain of Centerview’s expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of Centerview’s engagement.

Opinion of Financial Advisor to the CAC Special Committee

For purposes of this section only, capitalized terms used and specifically defined herein with reference to the Plan will have the meaning ascribed to such term in accordance with the Plan.

Opinion

At the meeting of the CAC Special Committee on February 17, 2017, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated February 17, 2017, addressed to the CAC Special Committee to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the Exchange Ratio in the Merger was fair from a financial point of view to the holders of CAC Common Stock, other than the Sponsors.

The full text of Moelis’ written opinion, dated February 17, 2017, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion (which are also summarized herein), is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. Stockholders of CAC are urged to read Moelis’ written opinion carefully and in its entirety. Moelis’ opinion was provided for the use and benefit of the CAC Special Committee (in its capacity as such) in its consideration of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Exchange Ratio to the holders of CAC Common Stock, other than the Sponsors, and does not address CAC’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to CAC. Moelis’ opinion does not constitute a recommendation to any stockholder of CAC or CEC as to how such stockholder should vote or act with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•	reviewed certain publicly available business and financial information relating to CAC, CEC and CGP;

•	reviewed certain internal information relating to the business, earnings, cash flow, properties, assets, liabilities and prospects of CAC furnished to Moelis by CAC, including financial forecasts provided to or discussed with Moelis by CAC management or CES Management, as applicable (and such internal information and financial forecasts include certain assumptions provided by CAC management or CES Management, as applicable) (for further information on such financial forecasts and assumptions, see the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Unaudited Prospective Financial Information” beginning on page 319 of this joint proxy statement/prospectus);

•	reviewed certain internal information relating to the business, earnings, cash flow, properties, assets, liabilities and prospects of CEC furnished to Moelis by CEC, including financial forecasts provided to or discussed with Moelis by CEC management or CES Management, as applicable (and such internal information and financial forecasts include certain assumptions provided by CEC management or CES Management, as applicable) (for further information on such financial forecasts and assumptions, see the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Unaudited Prospective Financial Information” beginning on page 319 of this joint proxy statement/prospectus);

•	reviewed certain internal information relating to the business, earnings, cash flow, properties, assets, liabilities and prospects of CGP furnished to Moelis by CAC and CEC, including financial forecasts provided to or discussed with Moelis by the managements of each of CAC and CEC (and such internal information and financial forecasts include certain assumptions provided by the managements of each of CAC and CEC) (for further information on such financial forecasts and assumptions, see the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Unaudited Prospective Financial Information” beginning on page 319 of this joint proxy statement/prospectus);

•	reviewed certain internal information relating to the business, earnings, cash flow, properties, assets, liabilities and prospects of CIE furnished to Moelis by CAC and CEC, including financial forecasts for CIE provided to or discussed with Moelis by the managements of each of CAC and CEC (and such internal information and financial forecasts include certain assumptions provided by the managements of each of CAC and CEC) (for further information on such financial forecasts and assumptions, see the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Unaudited Prospective Financial Information” beginning on page 319 of this joint proxy statement/prospectus);

•	reviewed certain internal information relating to certain pro forma financial effects of the Merger and the Restructuring furnished to Moelis by CAC and CEC;

•	conducted discussions with members of the managements and representatives of each of CAC and CEC concerning the information described in the foregoing, as well as the businesses and prospects of CAC, CEC and CGP generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;

•	reviewed the Original Merger Agreement, the A&R Merger Agreement, the RSAs, the Plan, and a draft, dated February 17, 2017, of the Amendment;

•	participated in certain discussions and negotiations among representatives of CAC and CEC and their advisors; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by Moelis for the purpose of its opinion and has, with the consent of the CAC Special Committee, relied on such information being complete and accurate in all material respects. In addition, with the consent of the CAC Special Committee, Moelis did not make any independent appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of CAC or CEC, nor was Moelis furnished with any such appraisal. With respect to the financial forecasts and other information relating to CAC and CEC and certain pro forma financial effects, Moelis assumed, at the direction of the CAC Special Committee, that such financial forecasts and other information were reasonably prepared on a basis reflecting the best currently available estimates and judgments of CEC management, CAC management or CES Management, as applicable, as to the future performance of CAC and CEC and such pro forma financial effects. Moelis also assumed, at the direction of the CAC Special Committee, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. In the case of forecasts based on historical tax depreciation, Moelis assumed, at the direction of the CAC Special Committee and with the consent of the CAC Special Committee, that such forecasts were also representative of the run-rate terminal basis. As discussed with the CAC Special Committee prior to the delivery of Moelis’ opinion, Moelis was not provided with, and did not review, certain information including: (i) historical key performance indicators (“KPIs”); (ii) forecasted KPIs for properties beyond those estimates prepared for the year 2016; and (iii) property-level forecast of net working capital (and Moelis assumed, at the direction of the CAC Special Committee and with the consent of the CAC Special Committee, that such a forecast would be flat year-over-year). With respect to CEOC, Moelis did not conduct site visits at individual CEOC properties or participate in discussions with the property-level management teams and operators at those properties. Moelis assumed, at the direction of the CAC Special Committee and with the consent of the CAC Special Committee, that if such information had been provided to Moelis, it would not have materially affected Moelis’ analyses.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion. Moelis’ opinion did not address the fairness of the Merger or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of CAC, other than the fairness of the Exchange Ratio from a financial point of view to the holders of CAC Common Stock (other than the Sponsors). In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. Moelis’ opinion did not address CAC’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available with respect to CAC and did not constitute a recommendation to any stockholder of CAC or CEC as to how such stockholder should vote or act with respect to the Merger or any other matter. At the direction of the CAC Special Committee, Moelis was not asked to, nor did it, offer any opinion as to any terms of the Merger Agreement, or any aspect or implication of the Merger, except for the Exchange Ratio to the extent expressly specified in Moelis’ opinion. With the consent of the CAC Special Committee, Moelis expressed no opinion as to what the value of CEC Common Stock actually would be when issued pursuant to the Merger or the prices at which CAC Common Stock or CEC Common Stock may trade at any time, including after the announcement of the Merger. Moelis is not a tax, legal, regulatory or accounting expert, and assumed and relied upon, without independent verification, the assessments of CAC and its other advisors with respect to all tax, legal, regulatory and accounting matters. In rendering its opinion, Moelis assumed, with the consent of the CAC Special Committee, that the final executed form of the Amendment would not differ in any material respect from the draft of February 17, 2017, that Moelis reviewed, that the Merger would be consummated in accordance with the terms of the Merger Agreement, and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement.

In rendering its opinion, Moelis also assumed, with the consent of the CAC Special Committee, that (1) the Restructuring will be consummated in accordance with the terms of the Plan, (2) for purposes of the Exchange Ratio, the equity interests in CEC will be issued to creditors of CEOC in accordance with the terms of the Plan, (3) CEC will fund the full amount of the CEC Cash Contribution and the RSA Forbearance Fees (each as defined in the Plan) and (4) CEC will acquire 100% of the equity interests in New CEOC (as defined in the Plan). Moelis also assumed, at the instruction of the CAC Special Committee, that (x) CEC will acquire and retain none of the equity interests in PropCo (as defined in the Plan) pursuant to the terms of the Plan, (y) CEC will retain 100% of the equity interests in New CEOC and (z) the full amount of the Additional CEC Bank Consideration and Additional CEC Bond Consideration (each as defined in the Plan) will be paid in cash. Moelis further assumed, at the instruction of the CAC Special Committee, that no CEC Convertible Notes (as defined in the Plan) will be converted as of the effective date of the Plan. At the direction of the CAC Special Committee, the New CEC Common Equity Buyback (as defined in the Plan) is not factored into Moelis’ analysis for purposes of evaluating the Exchange Ratio.

Moelis also assumed, with the consent of the CAC Special Committee, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on CAC, CEC, the Merger or the Restructuring. Moelis understood that it was the intent that (and Moelis assumed, with the consent of the CAC Special Committee, that) the Merger will qualify as a reorganization for federal income tax purposes. Moelis further assumed, with the consent of the CAC Special Committee, that, in accordance with the stated intent of the Plan, the Separation Structure will be accomplished through either (1) the contribution of assets to the REIT in the Spin Structure or (2) the contribution of real property assets to PropCo in a transaction intended to qualify under Section 721 of the Code if (x) CEOC is unable to receive a favorable ruling from the IRS (the “Spin Ruling”) or a “should” level opinion of counsel (the “Spin Opinion”), concluding, in either case, based on facts, customary representations (and certain customary assumptions, in the case of a Spin Opinion) set forth or described in the Spin Ruling or Spin Opinion, that the Spin Structure qualifies under Section 368(a)(1)(G) of the Code, with the consent of the requisite consenting bank creditors, the requisite consenting bond creditors, the Second Lien Committee, and the unsecured creditors committee, such consent not to be unreasonably withheld, (y) at the election of the requisite consenting bond creditors after consultation with the consenting first lien bank creditors if the estimated REIT earnings and profits exceeds $1.6 billion or (z) at the election of CEOC and CEC, with the consent of the requisite consenting bank creditors and the requisite consenting bond creditors, such consent not to be unreasonably withheld. Moelis also assumed, with the consent of the CAC Special Committee, that, in accordance with the stated intent of the Plan, in either event, the distribution of the new equity and debt will be made in a manner that will not generate taxable income to CEOC other than cancellation of indebtedness income. Moelis further assumed, at the instruction of the CAC Special Committee, with respect to certain litigation matters, including litigation related to the NRF, which is more fully described in the section entitled “The Companies—Legal Proceedings of Caesars Entertainment Corporation—National Retirement Fund,” beginning on page 145, amounts and timing of payments to resolve or otherwise in respect of such matters as provided to Moelis by the CAC Special Committee. Moelis also assumed, at the instruction of the CAC Special Committee, expected utilization of CEOC tax attributes associated with exchanges pursuant to Section 1031 of the Code related to the Showboat Atlantic City casino and Horseshoe Tunica as provided to it by CEC management (which information was prepared by CES Management). Moelis further assumed, at the instruction of the CAC Special Committee, that the value of bonds issued by CEOC and held by CAC was equal to the value of the tax deduction that CAC expected to receive from the write-down of such bonds. In connection with its engagement, in accordance with the terms of the Original Merger Agreement and the A&R Merger Agreement, respectively, and at the direction of the CAC Special Committee, Moelis was requested to approach, and Moelis held discussions with, third parties to solicit indications of interest in the possible acquisition of CAC following the execution of the Original Merger Agreement and the A&R Merger Agreement, respectively.

Calculation of Pro Forma Equity Adjustment Factor

Moelis reviewed the relative equity contributions by CAC and CEC to New CEC based on the respective total equity values implied by a SOTP valuation of CAC and CEC (as described below). To account for the shares of New CEC to be issued to CEOC creditors pursuant to the Plan and the corresponding difference between the ownership of New CEC by all CEC constituencies following consummation of the Merger and the effectiveness of the Plan and the ownership of New CEC by holders of existing CEC shares, on a fully-diluted basis (including RSUs outstanding as of January 31, 2017), Moelis first calculated an adjustment factor to be applied to its calculation (as described below) of the exchange ratio derived from its relative contribution analysis (which exchange ratio, prior to the application of the adjustment factor referred to as the implied unadjusted exchange ratio). As set forth below, Moelis calculated an adjustment factor of 4.026x. This adjustment factor was calculated by dividing the combined percentage of pro forma equity of New CEC that will be held by (1) CEOC creditors issued shares of New CEC pursuant to the Plan and (2) holders of existing CEC shares, on a fully-diluted basis (which combined percentage is 73.500%) by the percentage of pro forma equity of New CEC represented by holders of existing CEC shares, on a fully-diluted basis (which percentage is 18.256%). These calculations are set forth below:

Implied New CEC Ownership
CEC Fully-Diluted Shares Outstanding (as of January 31, 2017)	156,220,399
(-) CEC Shares from Sponsors to Creditors	(87,605,299)

Non-Excluded Holder CEC Shares	68,615,100
(÷) Non-Sponsors Pro Forma New CEC Equity %	8.018%

Implied Pro Forma New CEC Share Count	855,727,606
(÷) 1/CEC Shares from Sponsors to Creditors	87,605,299

Implied New CEC Ownership Contribution from Sponsors to Creditors	10.238%
(+) Non-Sponsors Pro Forma New CEC Equity %	8.018%

Implied New CEC Ownership by Existing CEC Shareholders	18.256%

Adjustment Factor
Pro Forma Equity to CEOC Creditors / CEC Equity Holders	73.500%
(÷) Existing CEC Shares Ownership %	18.256%

Adjustment Factor	4.026x

Summary of Financial Analysis

The following is a summary of the material financial analyses presented by Moelis to the CAC Special Committee at its meeting held on February 17, 2017, in connection with Moelis’ opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Exchange Ratio Analysis

Moelis calculated the relative equity contributions, implied unadjusted exchange ratio and pro forma implied adjusted exchange ratio derived from the SOTP valuation both (1) excluding any adjustments for the

Potential Litigation Exposure, which, according to the examiner’s report initially filed with the Bankruptcy Court in March 2016 and related claims alleged by certain of the Debtor second lien noteholders, is in the range of $3.7 billion to $7.9 billion, and (2) assuming that CAC has the opportunity to settle the Potential Litigation Exposure for $440 million to $590 million, in each case using the amounts provided to Moelis by the CAC Special Committee.

The relative contribution analysis derived from the SOTP valuation indicated the following implied unadjusted exchange ratios and pro forma implied adjusted exchange ratios:

Excluding Potential Litigation Exposure
($ in millions)	Amount		Contribution		Implied Unadjusted Exchange Ratio	PF Implied Adjusted Exchange Ratio(1)
	CAC	CEC	CAC	CEC
SOTP Valuation (low)	$2,094	$5,909	26.2%	73.8%	0.397x	1.597x
SOTP Valuation (mid)	$2,250	$6,828	24.8%	75.2%	0.369x	1.485x
SOTP Valuation (high)	$2,406	$7,748	23.7%	76.3%	0.348x	1.400x

(1)	“PF Implied Adjusted Exchange Ratio” equals implied unadjusted exchange ratio multiplied by the adjustment factor of 4.026x.

Including Potential Litigation Exposure(1)
($ in millions)	Amount		Contribution		Implied Unadjusted Exchange Ratio	PF Implied Adjusted Exchange Ratio(2)
	CAC	CEC	CAC	CEC
$440mm Settlement of Potential Litigation Exposure
SOTP Valuation (low)	$1,654	$5,909	21.9%	78.1%	0.313x	1.262x
SOTP Valuation (mid)	$1,810	$6,828	21.0%	79.0%	0.297x	1.195x
SOTP Valuation (high)	$1,966	$7,748	20.2%	79.8%	0.284x	1.144x

$490mm Settlement of Potential Litigation Exposure
SOTP Valuation (low)	$1,604	$5,909	21.3%	78.7%	0.304x	1.224x
SOTP Valuation (mid)	$1,760	$6,828	20.5%	79.5%	0.289x	1.162x
SOTP Valuation (high)	$1,916	$7,748	19.8%	80.2%	0.277x	1.115x

$540mm Settlement of Potential Litigation Exposure
SOTP Valuation (low)	$1,554	$5,909	20.8%	79.2%	0.294x	1.185x
SOTP Valuation (mid)	$1,710	$6,828	20.0%	80.0%	0.280x	1.129x
SOTP Valuation (high)	$1,866	$7,748	19.4%	80.6%	0.270x	1.086x

$590mm Settlement of Potential Litigation Exposure
SOTP Valuation (low)	$1,504	$5,909	20.3%	79.7%	0.285x	1.147x
SOTP Valuation (mid)	$1,660	$6,828	19.6%	80.4%	0.272x	1.096x
SOTP Valuation (high)	$1,816	$7,748	19.0%	81.0%	0.262x	1.056x

(1)	Assumes $440 million to $590 million settlement of Potential Litigation Exposure.
(2)	PF implied adjusted exchange ratio equals implied unadjusted exchange ratio multiplied by the adjustment factor of 4.026x.

Moelis noted that the pro forma implied adjusted exchange ratio in the Merger is 1.625x.

Sum-of-the-Parts Analysis

CAC

Moelis calculated a low, mid and high equity valuation of CAC’s equity stake in CGP by multiplying CAC’s equity stake in CGP by the low, mid and high equity values of CGP (for further information about the valuation of CGP, please see the section entitled “—CGP Valuation” below). The equity values of CAC were then calculated by adding the values of CAC’s equity stake in CGP with CAC’s cash in the amount provided by the managements of each of CAC and CEC. This analysis indicated the following total implied equity values of CAC:

($ in millions)	Low	Mid	High
CGP Equity Value	$5,300	$5,700	$6,100
CAC Equity Stake in CGP	39.0%	39.0%	39.0%
Implied CAC Equity Value	$2,066	$2,222	$2,378
CAC Cash	$28	$28	$28

Total Implied CAC Equity Value	$2,094	$2,250	$2,406

CEC

Moelis calculated a low, mid and high equity valuation of CEC’s equity stake in CGP by multiplying CEC’s equity stake in CGP by the low, mid and high equity values of CGP (for further information about the valuation of CGP, see the section entitled “—CGP” below). The equity values of CEC were then calculated by adding the low, mid and high values of CEC’s equity stake in CGP with (1) the low, mid and high equity values of CERP (for further information about the valuation of CERP, please see the section entitled “—CERP” below), (2) the low, mid and high equity values of New CEOC (for further information about the valuation of New CEOC, see the section entitled “—New CEOC” below), (3) the equity value of PropCo, which at the direction of the CAC Special Committee was assumed to be $0, as CEC will acquire and retain none of the equity interests in PropCo pursuant to the terms of the Plan, (4) CEC’s cash in the amount provided by the managements of each of CAC and CEC, (5) the estimated CEC restructuring cash shortfall of $337 million, which amount was provided by CEC management and assumed at the direction of the CAC Special Committee, (6) the estimated present value of the NRF litigation expense, which based on assumptions provided by the CAC Special Committee (which the CAC Special Committee instructed Moelis to use) was assumed to be $130 million, and (7) the principal amount of the Convertible Notes outstanding. This analysis indicated the following total implied equity values of CEC:

($ in millions)	Low	Mid	High
CGP Equity Value	$5,300	$5,700	$6,100
CEC Equity Stake in CGP	61.0%	61.0%	61.0%
Implied Value of Equity Stake in CGP	$3,234	$3,478	$3,722
CERP Equity Value	2,000	2,400	2,800
New CEOC Equity Value	2,230	2,505	2,780
PropCo Equity Value	—	—	—
CEC Cash	32	32	32
CEC Restructuring Cash Shortfall	(337)	(337)	(337)
NRF Litigation Exp. (Present Value)	(130)	(130)	(130)
Convertible Notes	(1,119)	(1,119)	(1,119)
Total Implied CEC Equity Value(1)	$5,909	$6,828	$7,748

(1)	Total Implied CEC Equity Value assumes Convertible Notes are not converted.

CGP

Moelis conducted a SOTP analysis of CGP by separately reviewing financial information relating to each casino property of CGP as well as CIE and property-level management fees. Moelis calculated the low, mid and high equity values for CGP by using a discounted cash flow analysis and a comparable companies multiples analysis.

Selected Comparable Companies Multiples Analysis of CGP

Moelis reviewed enterprise value (calculated as market value of fully-diluted common equity, plus preferred stock, plus short-term and long-term debt, less cash and cash equivalents, plus book value of non-controlling interests) to equity research analyst consensus 1-year forward EBITDA multiples of companies or casino properties with operations that in Moelis’ professional judgment it considered similar to certain operations of CGP for the purposes of this analysis (for more information about the selected comparable companies and assets, see the section entitled “—Selected Comparable Companies”). Based on the multiples for such companies or casino properties considered similar, Moelis applied the range of selected multiples shown in the table below to the 2017E EBITDA for each casino property of CGP as well as CIE and property-level management fees (for more information about the 2017E EBITDA for each casino property of CGP as well as CIE and property-level management fees, see the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Unaudited Prospective Financial Information” beginning on page 319).

Discounted Cash Flow Analysis of CGP

Moelis performed a property-level discounted cash flow analysis, referred to as the “CGP DCF Analysis”, of CGP using financial forecasts and other information and data provided by the managements of each of CAC and CEC to calculate the present value of the estimated future unlevered free cash flows projected to be generated by each casino property of CGP as well as CIE and property-level management fees for the 12-month periods ending December 31, 2017 through December 31, 2020. In performing the CGP DCF Analysis, Moelis utilized a range of discount rates (based on the estimated weighted average cost of capital for each of the CGP properties) to calculate the estimated present values of (1) CAC’s estimated after-tax unlevered free cash flows of each casino property of CGP as well as CIE and property-level management fees for the 12-month periods ending December 31, 2017 through December 31, 2020 and (2) a range of terminal values derived by applying a range of terminal value multiples, based on such companies and casino properties considered similar, to the 2021E EBITDA for each casino property of CGP as well as CIE and property-level management fees (for more information about the estimated free cash flows for each casino property of CGP as well as CIE and property-level management fees for the 12-month periods ending December 31, 2017 through December 31, 2020 and the 2021E EBITDA for each casino property of CGP as well as CIE and property-level management fees, see the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Unaudited Prospective Financial Information” beginning on page 319). This analysis indicated a range of implied perpetuity growth rates and implied total enterprise values as shown in the table below.

Moelis calculated a low, mid and high equity valuation of CGP by summing the low, mid and high valuations of each casino property of CGP as well as CIE and property-level management fees and subtracting the present value of the costs attributable to CGP’s corporate functions as provided to Moelis by the managements of each of CAC and CEC. Upon deriving an estimated range of the enterprise value for CGP, Moelis calculated the implied equity value of CGP by subtracting CGP’s debt and adding CGP’s cash, in each case in the amounts provided by the managements of each of CAC and CEC, as well as subtracting the value attributable to CGP’s 41% equity interest in Horseshoe Baltimore after reducing total enterprise value by $332 million of related debt as provided by the managements of each of CAC and CEC.

	Multiples Valuation				Discounted Cash Flow Valuation
Property	Property Level Multiples		Multiples TEV Range		WACC		Terminal Multiples		Implied Perpetuity Growth Rate		DCF TEV Range
	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High
Bally’s	8.5x	9.5x	$791	$884	7.5%	8.5%	8.5x	9.5x	1.4%	3.0%	$995	$1,135
The Cromwell	8.5x	9.5x	130	146	7.5%	8.5%	8.5x	9.5x	3.4%	4.7%	165	186
Planet Hollywood	9.5x	10.5x	1,093	1,208	7.5%	8.5%	9.5x	10.5x	2.0%	3.4%	1,388	1,563
The LINQ Hotel & Casino	8.5x	9.5x	508	568	7.5%	8.5%	8.5x	9.5x	1.2%	2.8%	604	683
Horseshoe Baltimore	7.0x	8.0x	364	416	7.5%	8.5%	7.0x	8.0x	0.7%	2.4%	373	426
Harrah’s NO	7.0x	8.0x	370	423	7.5%	8.5%	7.0x	8.0x	3.4%	4.9%	449	511
CIE & Management Fees(1)	10.0	12.0	333	399	7.5%	8.5%	10.5x	11.5x	1.0%	2.5%	436	486
Corporate(2)	8.1x	9.1x	(170)	(191)	7.5%	8.5%	8.1x	9.1x	—	—	(224)	(247)
Total Enterprise Value			$3,418	$3,852							$4,185	$4,742
Debt			(2,330)	(2,330)							(2,330)	(2,330)
Cash			4,046	4,046							4,046	4,046
Non-controlling interest(3)			(70)	(101)							(75)	(106)
Equity Value			$5,065	$5,468							$5,826	$6,352
Midpoint Equity Value			$5,300								$6,100

(1)	Given the seniority of the cash flows generated by property-level management fees, Moelis used a premium multiple range (1.0x—2.0x premium to property-level multiples) in its valuation of these fees. Moelis used the same premium multiple range in its valuation of CIE because CIE’s cash flows are primarily comprised of royalty fees with similar characteristics to the property-level management fees.
(2)	Multiple range applied represents a blended multiple based on CGP’s property multiples (excluding the multiple for CIE and management fees).
(3)	Reflects value attributable to CGP’s 41% equity interest in Horseshoe Baltimore after reducing total enterprise value by $332 million of related debt as provided by the managements of each of CAC and CEC.

CERP

Moelis conducted a SOTP analysis of CERP by separately reviewing financial information relating to each casino property of CERP. Moelis calculated the low, mid and high equity values for CERP by using a discounted cash flow analysis and a comparable companies multiples analysis.

Selected Comparable Companies Multiples Analysis of CERP

Moelis reviewed enterprise value (calculated as market value of fully-diluted common equity, plus preferred stock, plus short-term and long-term debt, less cash and cash equivalents, plus book value of non-controlling interests) to equity research analyst consensus 1-year forward EBITDA multiples of companies or casino properties with operations that in Moelis’ professional judgment it considered similar to certain operations of CERP for the purposes of this analysis (for more information about the selected comparable companies and assets, see the section entitled “—Selected Comparable Companies”). Based on the multiples for such companies or casino properties considered similar, Moelis applied the range of selected multiples shown in the table below to the 2017E EBITDA for each casino property of CERP (for more information about the 2017E EBITDA for each casino property of CERP, see the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Unaudited Prospective Financial Information” beginning on page 319).

Discounted Cash Flow Analysis of CERP

Moelis performed a property-level discounted cash flow analysis, referred to as the “CERP DCF Analysis”, of CERP using financial forecasts and other information and data provided by the managements of each of CAC and CEC to calculate the present value of the estimated future unlevered free cash flows projected to be generated by each casino property of CERP for the 12-month periods ending December 31, 2017 through December 31, 2020. In performing the CERP DCF Analysis, Moelis utilized a range of discount rates (based on the estimated weighted average cost of capital for each of the CERP properties) to calculate the estimated present values of (1) CAC’s estimated after-tax unlevered free cash flows of each casino property of CERP for the 12-month periods ending December 31, 2017 through December 31, 2020 and (2) a range of terminal values derived by applying a range of terminal value multiples, based on such companies and casino properties considered similar, to the 2021E EBITDA for each casino property of CERP (for more information about the estimated free cash flows for each casino property of CERP for the 12-month periods ending December 31, 2017 through December 31, 2020 and the 2021E EBITDA for each casino property of CERP; see the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Unaudited Prospective Financial Information” beginning on page 319). This analysis indicated a range of implied perpetuity growth rates and implied total enterprise values as shown in the table below.

Moelis calculated a low, mid and high equity valuation of CERP by summing the low, mid and high valuations of each casino property of CERP and subtracting the present value of the costs attributable to CERP’s corporate functions as provided to Moelis by the managements of each of CAC and CEC. Upon deriving an estimated range of the enterprise value for CERP, Moelis calculated the implied equity value of CERP by subtracting CERP’s debt and adding CERP’s cash, in each case in the amounts provided by the managements of each of CAC and CEC.

	Multiples Valuation				Discounted Cash Flow Valuation
Property	Property Level Multiples		Multiples TEV Range		WACC		Terminal Multiples		Implied Perpetuity Growth Rate		DCF TEV Range
	Low	High	Low	High	Low	High	Low	High	Low	High	Low	High
Flamingo	9.5x	10.5x	$1,090	$1,205	7.5%	8.5%	9.5x	10.5x	2.3%	3.7%	$1,255	$1,425
Harrah’s LV	8.5x	9.5x	1,059	1,184	7.5%	8.5%	8.5x	9.5x	0.9%	2.5%	1,212	1,379
The LINQ & High Roller	8.0x	9.0x	309	347	7.5%	8.5%	8.0x	9.0x	3.7%	5.0%	380	425
Paris	10.0x	11.0x	1,721	1,893	7.5%	8.5%	10.0x	11.0x	1.5%	3.0%	1,912	2,140
Rio	7.5x	8.5x	636	721	7.5%	8.5%	7.5x	8.5x	0.1%	1.8%	737	836
Harrah’s AC	7.0x	8.0x	636	727	7.5%	8.5%	7.0x	8.0x	0.6%	2.3%	739	842
Harrah’s Laughlin	7.0x	8.0x	270	308	7.5%	8.5%	7.0x	8.0x	(0.9%)	1.0%	304	349
Octavius Tower Lease Payment(1)	8.0%	7.0%	420	480	—	—	—	—	—	—	420	480
O’Sheas Lease Payment(1)	8.5%	7.5%	177	200	—	—	—	—	—	—	177	200
Corporate(2)	8.9x	9.9x	(214)	(239)	7.5%	8.5%	8.9x	9.9x	—	—	(355)	(385)
Total Enterprise Value			$6,104	$6,826							$6,780	$7,691
Debt			(4,618)	(4,618)							(4,618)	(4,618)
Cash			169	169							169	169
Equity Value			$1,655	$2,377							$2,331	$3,242
Midpoint Equity Value			$2,000								$2,800

(1)	Multiples TEV Ranges for the Octavius Tower and O’Sheas lease payments were determined using a cap rate range.
(2)	Multiple range applied represents a blended multiple based on CERP’s property multiples (excluding multiples for the Octavius Tower and O’Sheas lease payments).

New CEOC

Selected Comparable Companies Multiples Analysis of New CEOC

Moelis reviewed enterprise value (calculated as market value of fully-diluted common equity, plus preferred stock, plus short-term and long-term debt, less cash and cash equivalents, plus book value of non-controlling interests) to equity research analyst consensus 1-year forward EBITDA multiples of companies or assets with operations that in Moelis’ professional judgment it considered similar to certain operations of New CEOC for the purposes of this analysis (for more information about the selected comparable companies and assets, see the section entitled “—Selected Comparable Companies”). Based on the multiples for such companies or assets considered similar, Moelis applied the range of selected multiples from 7.0x to 8.0x to the 2017E EBITDA for New CEOC (for more information about the 2017E EBITDA for New CEOC; see the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Unaudited Prospective Financial Information” beginning on page 319). Upon deriving an estimated range of the total enterprise value for New CEOC, Moelis calculated the implied equity value of New CEOC by (1) subtracting from such total enterprise value New CEOC’s debt, (2) adding New CEOC’s cash, (3) adding the present value of the Baluma Holdings note, which was issued in connection with the sale of the Conrad Punta del Este property, and (4) adding the present value of the tax attributes associated with exchanges pursuant to Section 1031 of the Code related to the Showboat Atlantic City casino and Horseshoe Tunica, in each case in the amounts provided by the managements of each of CAC and CEC. This analysis indicated the following total implied equity value of New CEOC:

New CEOC Multiples Valuation
($ in millions)	Low	High
Total Enterprise Value Range	$3,425	$3,914
Debt	(1,608)	(1,608)
Cash	622	622
Baluma Holdings, S.A. Note	127	127
Utilization of Tax Attributes	120	120
Equity Value of New CEOC	$2,685	3,174
CEC Purchase Price of New CEOC(1)	(700)	(700)

Equity Value of New CEOC Post CEC Purchase Price	$1,985	$2,474
Midpoint Equity Value of New CEOC Post CEC Purchase Price	$2,230

(1)	Reflects payment by CEC of $700 million to purchase 100% of the common equity of New CEOC as provided in the Plan.

Discounted Cash Flow Analysis of New CEOC

Moelis performed a discounted cash flow analysis, referred to as the “New CEOC DCF Analysis”, of New CEOC using financial forecasts and other information and data provided by the managements of each of CAC and CEC to calculate the present value of the estimated future unlevered free cash flows projected to be generated by New CEOC for the six-month period ending December 31, 2017 and the 12-month periods ending December 31, 2018 through December 31, 2020. In performing the New CEOC DCF Analysis, Moelis utilized a range of discount rates (based on the estimated weighted average cost of capital for New CEOC) to calculate the estimated present values of (1) New CEOC’s estimated after-tax unlevered free cash flows for the six-month period ending December 31, 2017 and the 12-month periods ending December 31, 2018 through December 31, 2020 and (2) a range of terminal values derived by applying a range of terminal value multiples, based on such companies and assets considered similar, to the 2021E EBITDA for New CEOC (for more information about the estimated free cash flows of New CEOC for the six-month period ending December 31, 2017 and the 12-month periods ending December 31, 2018 through December 31, 2020 and the 2021E EBITDA for New CEOC; see the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Unaudited Prospective Financial Information” beginning on page 319). Upon deriving the present value of the estimated future unlevered free cash flows projected to be generated by New CEOC during this period, Moelis calculated the implied equity value of New CEOC by (1) subtracting from such present value New CEOC’s debt, (2) adding New CEOC’s cash, (3) adding the present value of the Baluma Holdings note, which was issued in connection with the sale of the Conrad Punta del Este property, and (4) adding the present value of the tax attributes associated with exchanges pursuant to Section 1031 of the Code related to the Showboat Atlantic City casino and Horseshoe Tunica, in each case in the amounts provided by CEC management (which information was prepared by CES Management). This analysis indicated a range of implied perpetuity growth rates and total implied equity values of New CEOC as follows:

	Discounted Cash Flow Valuation
($ in millions)	WACC		Terminal Multiples		Implied Perpetuity Growth Rate		DCF Equity Value Range
	Low	High	Low	High	Low	High	Low	High
	7.5%	8.5%	7.0x	8.0x	1.1%	2.8%	$3,165	$3,795
CEC Purchase Price of New CEOC(1)							(700)	(700)

Equity Value of New CEOC Post CEC Purchase Price							$2,465	$3,095
Midpoint Equity Value of New CEOC Post CEC Purchase Price							$2,780

(1)	Reflects payment by CEC of $700 million to purchase 100% of the New CEOC Common Stock as provided in the Plan.

Selected Comparable Companies

For the purposes of the selected comparable companies multiples analysis, Moelis derived enterprise values of CGP, CERP and New CEOC by observing enterprise value to equity research analyst consensus 1-year forward EBITDA multiples of selected companies or assets with operations that in Moelis’ professional judgment it considered similar to certain operations of CGP, CERP and New CEOC for the purposes of this analysis. Given the nature of recent and significant capital expenditures and development projects at certain CGP, CERP and New CEOC properties and the consensus industry growth outlook, Moelis determined that forward (2017E) multiples were more appropriate indications of value than multiples based on last 12-month performance. Moelis referenced (1) equity research analyst reports about public gaming companies, (2) research analyst estimates of property-level valuation multiples for Las Vegas casino properties and (3) research analyst estimates of regional casino property valuation multiples. This analysis indicated the following average 1-year forward EBITDA multiples:

Public Gaming Companies
Company	Multiple
U.S. National/Asian Operators
Las Vegas Sands Corp.	13.8x
MGM Resorts International	11.1x
Wynn Resorts International	13.8x

Average	12.9x

U.S. Regional Operators
Boyd Gaming Corp.	9.1x
Eldorado Resorts Inc.	7.4x
Red Rock Resorts, Inc.	10.0x

Average	8.8x

U.S. OpCos
Penn National Gaming, Inc.	7.0x
Pinnacle Entertainment, Inc.	7.3x

Average	7.2x

U.S. PropCos
Gaming and Leisure Properties, Inc.	13.0x
MGM Growth Properties	14.8x

Average	13.9x
Las Vegas Casino Properties
Property	Multiple
Bellagio	11.0x
Circus Circus	10.5x
Encore	11.3x
MGM Grand	10.8x
Palazzo	10.5x
Venetian	10.5x
Wynn	11.3x

Average	10.8x
Regional Properties
Region	Multiple
Las Vegas Downtown	8.3x
Las Vegas Local	9.5x
East	7.1x
Midwest	7.4x
Southern	7.4x
West	7.0x

Average	7.8x

Based on this information, Moelis used its professional judgment in deriving the range of multiples for each casino property of CGP and CERP and for New CEOC for use in its SOTP analysis above.

Selected Precedent Transactions

Moelis also performed a precedent transactions analysis based on publicly available financial information related to selected precedent transactions that, in Moelis’ professional judgment, were similar to the Merger for the purposes of this analysis. Moelis observed enterprise value to last 12-months EBITDA multiples for gaming industry transactions with a transaction value above $100 million since 2000. This analysis indicated the following last 12-months EBITDA multiples:

Date Announced	Target	Acquiror	TEV ($mm)	TEV / EBITDA
US 2013 - Present
9/16/16	Isle of Capri Casinos	Eldorado Resorts	$1,702	8.8x
8/22/16	St. Charles Gaming	Laguna Development	135	—
5/31/16	Borgata Hotel Casino & Spa	MGM Resorts International	1,822	8.6x
5/10/16	Palms Casino Resort	Red Rock Resorts	313	—
4/25/16	Cannery Hotel & Casino	Boyd Gaming Corporation	230	—
4/21/16	ALST Casino Holdings	Boyd Gaming Corporation	400	21.7x
7/7/15	Circus Circus Reno / Silver Legacy	Eldorado Resorts	211	7.1x
4/29/15	Tropicana Las Vegas Hotel & Casino	Penn National Gaming	360	—
5/15/14	Cosmopolitan	Blackstone Group	1,730	14.9x
5/14/14	Meadows Racetrack and Casino	GLPI	440	9.6x
3/3/14	Caesars—4 Gaming Assets(3)	Caesars Growth Partners	2,208	10.3x
12/15/13	Hard Rock Hotel & Casino Biloxi	Twin River Worldwide	250	9.1x
12/9/13	Casino Queen (St. Louis)	GLPI	140	—
8/16/13	Lumiere Place Casino (PNK)	Tropicana	260	7.6x
7/25/13	Ameristar Lake Charles	Golden Nugget	176	—
3/29/13	BB Development	Churchill Downs Inc.	160	7.5x

	Mean			10.3x
	Median			8.8x
US 2009 - 2012
12/27/12	Casino Queen (St. Louis)	Casino Queen ESOP	$170	—
12/21/12	Ameristar Casinos	Pinnacle Entertainment	2,910	8.0x
5/16/12	Peninsula Gaming	Boyd Gaming	1,450	6.9x
5/7/12	Harrah’s St. Louis	Penn National	610	7.8x
6/16/11	IP Casino Resort Biloxi	Boyd Gaming	288	7.0x
3/3/11	CGP	CACQ	1,526	9.4x

	Mean			7.8x
	Median			7.8x
US 2006 - 2008
12/13/08	Treasure Island	Ruffin Acquisition	$775	8.3x
12/12/07	Cannery Casino Resorts	Crown Limited	1,802	10.2x
4/22/07	American Casino & Ent. Properties	Whitehall Street Fund	1,487	14.9x
4/3/07	Gateway Casinos	PBL Ltd. / Macquarie	1,185	14.8x
4/3/07	Resorts East Chicago	Ameristar	675	10.5x
12/19/06	Harrah’s	Apollo / TPG	27,800	10.1x
12/4/06	Station Casinos	Fertitta Colony Partners	8,662	13.0x
5/11/06	Hard Rock Hotel & Casino Las Vegas	Morgan’s Hotel Group / DLJ MB	770	10.2x
5/1/06	Aztar Corp.	Columbia Ent.	2,688	10.9x
3/20/06	Kerzner International Ltd.	Investor Group	3,742	24.0x
2/14/06	Isle of Capri Vicksburg and Bossier City	Legends Gaming	240	6.9x

	Mean			12.2x
	Median			10.5x

Date Announced	Target	Acquiror	TEV ($mm)	TEV / EBITDA
US Prior to 2006
2/4/05	Golden Nugget	Landry’s Restaurants	$318	9.1x
11/3/04	Argosy Gaming	Penn National Gaming	2,150	7.7x
9/27/04	Harrah’s / Caesars Assets	Colony Capital	1,239	8.1x
7/15/04	Caesars	Harrah’s	10,224	8.0x
6/4/04	Mandalay Resorts	MGM MIRAGE	7,692	10.0x
2/9/04	Coast Casinos	Boyd Gaming	1,253	7.4x
9/11/03	Horseshoe Gaming	Harrah’s	1,388	7.2x
6/26/03	Golden Nugget	Poster Financial Group	215	6.7x
2/22/00	Mirage Resorts	MGM Grand	6,354	9.9x

	Mean			8.2x
	Median			8.0x

	Overall Mean			9.9x
	Overall Median			8.9x

Moelis noted these multiples and reviewed this information with the CAC Special Committee.

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in the analyses described above is identical to CAC, CEC, CGP, CIE, CERP, New CEOC, the Merger or the Restructuring. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of CAC, Moelis or any other person assumes responsibility if future results are materially different from those forecast.

Other Reference Information

Historical Market-Implied Exchange Ratio

Moelis reviewed trading prices of the publicly traded equity of CAC and CEC for the date of and the three-month, six-month and one-year periods ending on February 14, 2017, the date when the CAC Special Committee and the CEC SAC agreed to the Exchange Ratio of 1.625x. A summary of the historical market-implied exchange ratio on that date and of the low, high and average market-implied exchange ratios for the three-month, six-month and one-year periods ending on that date, each based on the trading prices of the publicly traded equity of CAC and CEC, is set forth below:

Period Ending February 14, 2017	Average Market-Implied Exchange Ratio	Low Market-Implied Exchange Ratio	High Market-Implied Exchange Ratio
February 14, 2017	1.597x	1.597x	1.597x
3 Months Prior	1.613x	1.483x	1.755x
6 Months Prior	1.630x	1.311x	1.984x
1 Year Prior	1.408x	0.641x	1.984x

Miscellaneous

As described above, the opinion of Moelis to the CAC Special Committee was one of many factors taken into consideration by the CAC Special Committee in making its recommendation to the CAC board of directors to approve the Merger Agreement and the Merger. The Exchange Ratio was determined through arms’ length negotiations between the CAC Special Committee and the CEC SAC and was approved by the CAC board of directors. Moelis did not recommend any specific consideration to the CAC Special Committee, or that any specific amount or type of consideration constituted the only appropriate consideration for the Merger.

Moelis acted as financial advisor to the CAC Special Committee in connection with the Merger pursuant to the engagement letter between Moelis and the CAC Special Committee, as amended and restated on February 13, 2017 (the “Moelis Engagement Letter”), and will receive a fee for its services of $10 million in the aggregate, of which $500,000 was paid upon Moelis’ engagement, $2 million was paid in connection with the delivery of its opinion, dated December 21, 2014, in connection with entry into the Original Merger Agreement, $2 million became payable upon the delivery of the Moelis’ opinion, dated February 17, 2017, to the CAC Special Committee and $5.5 million is contingent upon completion of the Merger. No part of Moelis’ fee is conditioned upon the conclusion expressed in any opinion. In addition, CAC agreed to indemnify Moelis and certain related parties for certain liabilities and other items arising out of its engagement. CAC has also agreed in the Moelis Engagement Letter to reimburse Moelis for reasonable and customary documented out-of-pocket expenses Moelis has incurred in performing services pursuant to the Moelis Engagement Letter, including the reasonable fees of Moelis’ outside legal counsel, provided that such expenses (other than reasonable fees of Moelis’ outside legal counsel) do not exceed $75,000 without the prior written consent of CAC.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of CAC and CEC. Moelis has provided investment banking and other services to the Sponsors unrelated to the Merger, currently provides such services to the Sponsors and in the future may provide such services to CAC, CEC and the Sponsors and has received and may receive compensation for such services. Since 2014, Moelis acted as, among other things (1) financial advisor to an affiliate of Apollo in connection with its adoption of a limited duration stockholder rights plan in 2017, (2) financial advisor to a creditor committee on which Apollo served as a member in connection with a reorganization in 2017, (3) financial advisor to an affiliate of Apollo in connection with its restructuring in 2017, (4) financial advisor to Aleris International, Inc. (“Aleris”), an affiliate of Apollo, in connection with a sale of a business in 2015, (5) co-manager of Aleris’ senior secured notes offering in 2016, (6) financial advisor to a creditor committee on which Apollo served as a member in connection with the reorganization of Energy Future Holdings Corporation in 2016, (7) financial advisor to CORE Media Group, Inc., an affiliate of Apollo, in connection with its restructuring in 2016, (8) financial advisor to Vectra Corporation, an affiliate of Apollo, in connection with a sale of a business in 2017, (9) financial advisor to Aleris in connection with its sale to an affiliate of Apollo in 2016, (10) financial advisor to Apollo in connection with the restructuring of Energy Future Holdings Corporation in 2014, (11) financial advisor to an affiliate of Apollo in connection with the reorganization of UniTek Global Services, Inc. in 2014, (12) financial advisor to Momentive Performance Materials Inc., an affiliate of Apollo, in connection with its restructuring in 2014, (13) financial advisor to Gala Coral Group, an affiliate of Apollo, in connection with the restructuring of its subsidiary’s debt in 2014, (14) financial advisor to an affiliate of Apollo in connection with the sale of such affiliate in 2014, (15) financial advisor to Sbarro Inc., an affiliate of Apollo, in connection with its reorganization in 2014, (16) financial advisor to Li Ning Company Limited, an affiliate of TPG, in connection with the sale of an equity interest in a subsidiary in 2016, (17) financial advisor to a creditor committee on which TPG served as a member in connection with the reorganization of Vertellus Specialties, Inc. in 2016, (18) financial advisor to RentPath Inc., an affiliate of TPG, in connection with the sale of an equity interest in such affiliate in 2014, (19) financial advisor to an affiliate of TPG in connection with a sale of such affiliate in 2014, (20) financial advisor to TPG and one of its affiliates in connection with a sale of such affiliate in 2014 and (21) financial advisor to UTAC Holdings Limited, an affiliate of TPG, in connection with an acquisition of certain assets in 2014. Moelis’ fees in connection with such services totaled approximately $43.7 million in the aggregate.

The CAC Special Committee selected Moelis as its financial advisor in connection with the Merger because Moelis has substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Unaudited Prospective Financial Information

CEC and CAC do not as a matter of course make public projections as to future sales, earnings, or other results. CEC and CAC are including certain unaudited prospective financial information in this joint proxy statement/prospectus solely because it was among the financial information made available to the CEC board of directors, CEC’s financial advisors, the CEC SAC’s financial advisors, the CAC board of directors, and the CAC Special Committee’s financial advisors in connection with their respective evaluations of the Merger and the other transactions contemplated by the Merger Agreement. The unaudited prospective financial information is not being included in this joint proxy statement/prospectus in order to influence any CEC stockholder or CAC stockholder to make an investment decision with respect to the Merger or to influence any CEC stockholder or CAC stockholder as to how to vote or act with respect to the Merger or the other transactions contemplated by the Merger Agreement.

The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of CES Management (as defined below), was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of CES Management’s belief knowledge and belief, the expected course of action and the expected future financial performance of CEC and CAC, as applicable. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the prospective financial information.

Neither CEC’s independent auditors, CAC’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and, though considered reasonable by CES Management, as of the date of the prospective financial information’s preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of CEC or CAC or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this joint proxy statement/prospectus should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

CEC and CAC have made available to the financial advisors certain prospective financial information prepared by CES Management on a property-level basis. However, given the competitively sensitive nature of such property-level prospective financial information, for purposes of presentation in this joint proxy statement/prospectus, such information has been aggregated by region.

CEC and CAC do not generally publish their business plans and strategies or make external disclosures of their respective anticipated financial position or results of operations. Accordingly, CEC and CAC do not intend to update or otherwise revise the prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, CEC and CAC do not intend to update or revise the prospective financial information to reflect changes in general economic or industry conditions.

Additional information relating to the principal assumptions used in preparing the projections is set forth below. See “Risk Factors” beginning on page 74 for a discussion of various factors that could materially affect CEC’s financial condition, results of operations, business, prospects and securities. See “Risk Factors” in Part I, Item 1A in the CAC 2016 10-K for a discussion of the various factors that could materially affect CAC’s financial condition, results of operations, business, prospects and securities of CAC (see the section entitled “Where You Can Find More Information” beginning on page 412).

Prospective Financial Information

The projections contained below represent projections for the CEC entity post-Merger and Emergence, or “New CEC” (the “New CEC Projections”). Upon the request of CEC and CAC, CES management and personnel that provide corporate and management services to CEC’s and CAC’s respective properties (“CES Management”) prepared and developed the New CEC Projections, with input from CEC, CEOC, CAC, and others, as applicable, during the annual budgeting cycle in late 2016 and are consistent with the 2017 annual plan and corresponding long range plan. The New CEC Projections do not incorporate any impact or adjustments to projections based on current 2017 year-to-date performance. Additionally, the New CEC Projections reflect CES Management’s judgment (at the time the projections were prepared) of future operating and business conditions, which are subject to change. Although CES Management believes the assumptions disclosed herein to be reasonable, it is important to note that CEC and CAC can provide no assurance that such assumptions will be realized. Projections include a range of outcomes by their nature. For this discussion, the New CEC Projections were prepared to include projections that CES Management believed, at the time of preparation in late 2016, to be the most likely case. CEC and CAC have not included nor does CEC or CAC anticipate including the associated ranges.

The New CEC Projections include certain information that represents non-GAAP measures. CEC and CAC are unable to reconcile Adjusted EBITDAR, which is a forward-looking non-GAAP measure, to its nearest GAAP measure because the nearest GAAP financial measure is not accessible on a forward-looking basis. The New CEC Projections did not include, among other things, the following material items:

•	Fair Value adjustments and the related income statement effects required as a result of the reacquisition of OpCo and its consolidation by CEC subsequent to CEOC’s Emergence from bankruptcy;

•	The effect of the adoption of ASU 2014-09, Revenue from Contracts With Customers (Topic 606), which CEC is required to adopt by January 1, 2018;

•	The effect of the adoption of ASU 2016-02, Leases (Topic 842), which CEC is required to adopt by January 1, 2019;

•	Depreciation expense on a GAAP basis as the New CEC Projections are prepared at a much higher level than GAAP would prescribe;

•	Stock compensation expense as the New CEC Projections do not include expected future grants; and

•	Adjustments that may be required if future changes are made to consolidation conclusions.

Because the items noted above are expected to have a material effect on the GAAP results, the nearest GAAP financial measure, Net Income, is unavailable without an unreasonable effort.

Adjusted EBITDA is determined on a basis consistent with CEC and CAC periodic earning releases. CEC and CAC believe that Adjusted EBITDA provides investors with additional information and allows an understanding of the results of operational activities separate from the financial impact of decisions that may be made for the long-term benefit of New CEC. For more information on this non-GAAP measure, how it is calculated and why it is used, please refer to CEC’s and CAC’s periodic earnings releases.

Adjusted EBITDAR is Adjusted EBITDA further adjusted to remove the effects of projected rental payments to PropCo. CEC and CAC believe Adjusted EBITDA will be useful to investors following the Merger and the Restructuring, as New CEC will have substantial rental obligations that investors could view as a form of financing expense when attempting to compare New CEC results to prior CEC, CEOC, or CAC results.

Net Revenue

($ in millions)	2017E	2018E	2019E	2020E	2021E
New CEOC	$4,627	$4,752	$4,858	$4,974	$5,087
CERP	2,248	2,339	2,419	2,497	2,578
CGP	1,683	1,783	1,852	1,908	1,960
Other	(168)	(168)	(168)	(168)	(168)

Total CEC	$8,391	$8,707	$8,961	$9,211	$9,457

Adjusted EBITDAR

The following shows Adjusted EBITDAR based on region. For each region, each of New CEOC, CERP, CGP and Other incorporate intercompany management fees and rent payments. The All Other region includes regional properties in addition to managed and international assets and corporate expense.

Las Vegas

($ in millions)	2017E	2018E	2019E	2020E	2021E
New CEOC	$353	$393	$419	$438	$457
CERP	584	623	664	702	743
CGP	305	356	390	413	433
Other	—	—	—	—	—

Total CEC	$1,241	$1,373	$1,473	$1,553	$1,634

All Other

($ in millions)	2017E	2018E	2019E	2020E	2021E
New CEOC	$777	$793	$809	$831	$851
CERP	105	111	116	120	125
CGP	96	104	107	111	115
Other	(13)	(13)	(13)	(13)	(13)

Total CEC	$964	$994	$1,018	$1,049	$1,078

Total

($ in millions)	2017E	2018E	2019E	2020E	2021E
New CEOC	$1,129	$1,186	$1,228	$1,269	$1,308
CERP	689	734	780	823	868
CGP	400	460	497	524	549
Other	(13)	(13)	(13)	(13)	(13)

Total CEC	$2,205	$2,367	$2,492	$2,602	$2,711

Capital Expenditures

($ in millions)	2017E	2018E	2019E	2020E	2021E
New CEOC	$225	$225	$225	$225	$225
CERP	240	156	169	173	126
CGP	205	160	72	74	76
Other	—	—	—	—	—

Total CEC	$670	$541	$467	$472	$426

Operating Projection Assumptions

Although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by CES Management. The long range projections assume organic top line growth of 2.0%—3.0% across the New CEC portfolio, 1.75% per annum fixed cost increases, and renovation of hotel room product at many of CEC’s Las Vegas properties during the forecast period. Although acquisitions, divestitures, and development prospects are regularly evaluated by CEC and CAC, the projections do not include any costs or contributions from these inorganic opportunities due to the speculative nature of such prospects.

Certain Relationships Between CEC and CAC

The following are summaries of the material terms of transactions and agreements between CEC and CAC and their respective affiliates. The summaries may not contain all of the information about the transactions and agreements that is important to you. The summaries in this section and elsewhere in this joint proxy statement/prospectus are qualified in their entirety by reference to the agreements applicable to such transactions or the referenced agreements, as applicable. You are encouraged to read the referenced agreements in their entirety.

Transaction Agreement

In connection with the Initial CGP Transactions, on October 21, 2013, CAC and CGP entered into that certain Transaction Agreement (the “Transaction Agreement”) with CEC and certain of its subsidiaries that governs the distribution of the rights, the contribution and purchase of certain assets by subsidiaries of CEC and the ongoing rights and responsibilities among the parties. The Transaction Agreement, among other things, provided for the:

•	distribution of the CAC subscription rights via dividend to the stockholders of record of CEC;

•	contribution by CAC to CGP of the proceeds in exchange for voting units of CGP;

•	contribution by certain subsidiaries of CEC of the shares of CIE’s outstanding common stock and approximately $1.1 billion in aggregate principal amount of the CEOC Notes in exchange for non-voting units of CGP (reflecting the closing date allocation true-up for the CEOC Notes), subject to certain closing conditions and adjustments for an amount based on a component of CIE’s earnings in 2015;

•	issuance of non-voting units of CGP to a subsidiary of CEC if, within nine months after the closing of the Initial CGP Transactions, CGP sells or agrees to sell all of its interest in CIE (or any material component part) to any third party other than CEC at a sale price greater than the valuation of CIE (or any such material component part) at the time of contribution to CGP;

•	purchase of the assets in the Purchase Transaction by CGP for fair value, subject to certain closing conditions and adjustments;

•	option, at the election of the Sponsors, to proceed with a closing in multiple stages (deferred closings will not be applicable);

•	agreement to enter into the CGP Management Services Agreement (as described below); and

•	return of the aggregate fair-market value, if any, of the subscription rights distributed by CEC to be restored to CEC in the form of the CEOC Notes.

CGP was obligated to issue non-voting membership units to CEC in 2016 to the extent that the earnings from CIE’s social and mobile games business exceeded a specified threshold amount as of December 31, 2015. In connection therewith, in April 2016, CGP issued 32 million Class B non-voting units to CEC, resulting in CEC’s economic ownership in CGP increasing from 57.4% to 61.2%.

CGP Contribution Transaction

On October 21, 2013, (1) CAC, CEC and CGP completed the CGP Contribution Transaction, (2) affiliates of the Sponsors exercised their basic subscription rights in full to purchase $457.8 million worth of CAC Common Stock and CAC used such proceeds to acquire all of the voting units of CGP, and (3) CGP used the proceeds to complete the Purchase Transaction. Also on October 21, 2013, CEC distributed to its stockholders as of October 17, 2013 subscription rights to purchase shares of CAC Common Stock in connection with a rights offering (the “Rights Offering”). The Rights Offering closed on November 18, 2013, and CAC Common Stock began trading on the NASDAQ under the symbol “CACQ” on November 19, 2013.

Omnibus Voting Agreement

In connection with the CGP Contribution Transaction, on October 21, 2013, Hamlet Holdings, affiliates of the Sponsors and their co-investors, CAC and CEC entered into a voting rights agreement (the “Omnibus Voting Agreement”) pursuant to which, in the event that any meeting of the stockholders of either CEC or CAC is called to seek approval for any action in connection with the Call Right (as defined below), such parties agree to appear at any such meeting and otherwise cause the shares under its beneficial ownership to be voted in favor of granting any such approval required or necessary for completion of the Call Right (other than the election to require CEC to acquire CAC Common Stock in lieu of voting units of CGP) and pursuant to which some of the parties provide for certain rights and obligations of such parties with respect to their ownership of the CAC Common Stock. The Omnibus Voting Agreement also contains, among other things, the agreement among such parties to restrict their ability to transfer stock of CAC, as well as rights of first refusal, tag-along rights and drag-along rights. The Omnibus Voting Agreement also provides the parties with certain rights with respect to the approval of certain matters and the designation of nominees to serve on CAC’s board of directors. This agreement will terminate upon completion of the Merger.

CGP Operating Agreement

HIE Holdings, Inc. and Harrah’s BC, Inc., which are subsidiaries of CEC (collectively, the “CEC Members”), and CAC are parties to CGP’s amended and restated limited liability company agreement (as amended from time to time, the “CGP Operating Agreement”) under which CAC manages and operates the business and affairs of CGP as the managing member and sole holder of its voting units, and may request certain back-office and advisory services from CEOC under the CGP Management Services Agreement (as defined below). Approval by the CAC board of directors is required to approve certain significant corporate actions at CGP, including, among other things, liquidation or dissolution; merger, consolidation or sale of all or substantially all of the assets of CGP or any of its subsidiaries; acquisitions or investments outside of the ordinary course of business; and material amendments to the CGP Operating Agreement. The CGP Operating Agreement may not be amended in a manner that adversely affects the interests or rights of CEC or any other member of CGP that is a wholly owned subsidiary of CEC, including HIE Holdings, Inc. and Harrah’s BC, Inc.

All of the holders of CGP’s units are entitled to share equally in any distributions that CAC, as managing member, may declare from legally available sources, subject to the distribution waterfall in connection with a liquidation, a partial liquidation or sale of material assets. All of the holders of units are also entitled to receive quarterly cash tax distributions (other than in connection with a liquidation or certain partial liquidations). The Call Right, the liquidation right held by CAC and the development of ongoing business opportunities are further described below.

The management, operation and power of CGP is vested exclusively in CAC and is independent of CEC; provided, however, that the CGP Operating Agreement contains certain provisions requiring CAC to cause CGP to interact with CEC on an arm’s length basis.

In connection with the sale of CIE’s social and mobile games business, the CEC Members, CEC and CAC amended the CGP Operating Agreement to, among other things, permit CGP to make one or more non-pro rata special distributions following the sale to (1) the CEC Members in an amount (a) up to $235 million for the payment of professional fees and certain payment obligations set forth in the CIE Proceeds and Reservation of Rights Agreement, dated as of September 9, 2016 (as subsequently amended, the “CIE Proceeds Agreement”), by and among CEC, CAC, CIE and CEOC, and the RSA with the second lien noteholders, (b) up to $50 million for the replenishment of a deposit previously made by CEC for the support or advancement of a proposed casino project in South Korea, and (c) equal to a $35 million special distribution to satisfy certain payment obligations as set forth in the CIE Proceeds Agreement and (2) CAC of up to $300 million to pay tax liabilities resulting from the sale.

Call Right

As set forth in CAC’s certificate of incorporation and the CGP Operating Agreement, after the third anniversary of the closing of the Initial CGP Transactions, CEC and/or its subsidiaries will have the right, which it may assign to any of its affiliates or to any transferee of all non-voting units of CGP held by CEC and which may only be exercised under certain circumstances as described below, to acquire all or a portion of the voting units of CGP, or at the election of CAC and subject to the approval of CAC’s stockholders, the shares of CAC Common Stock, not otherwise owned by CEC and/or its subsidiaries at such time (the “Call Right”). The purchase consideration may be, at CEC’s option, cash or shares of CEC Common Stock valued at market value, net of customary market discount and expenses, provided that the cash portion will not exceed 50% of the total consideration in any exercise of the Call Right. The purchase price will be the fair market value of the voting units of CGP (or shares of CAC Common Stock) at such time based on an independent appraisal, subject to (1) a minimum purchase price equal to the capital contribution in respect of such units plus a 10.5% per annum return on such capital contribution, or (2) a maximum purchase price equal to the capital contribution in respect of such units plus a 25% per annum return on such capital contribution, in either case, taking into account prior distributions (other than tax distributions) with respect to such units.

The Call Right may be exercisable in part by CEC (up to three times), but until the Call Right is exercised in full, any voting units of CGP (or shares of CAC Common Stock) acquired by CEC will be converted into non-voting units (or non-voting shares of CAC’s Class B Common Stock, par value $0.001 per share (“CAC Class B Common Stock”)). Additionally, the Call Right may only be exercised by CEC and/or its subsidiaries if, at the time of such exercise, (w) CEC and CAC enter into a resale registration rights agreement with respect to the shares of CEC Common Stock used as all or a portion of the purchase consideration in connection with the exercise of the Call Right, (x) the CEC Common Stock (i) is registered with the Securities and Exchange Commission, (ii) is listed for trading and trades on a national securities exchange, and (iii) issuable upon exercise of the Call Right will represent, in the aggregate, not more than one half of the total CEC Common Stock issued and outstanding giving effect to the exercise of the Call Right, (y) CEC has a minimum liquidity of $1.0 billion and a maximum net debt leverage ratio of 9.00 to 1.00, and (z) no event of default has occurred and is in effect under any financing agreement of CEC or its subsidiaries. Further, in the event that a stockholder vote of CEC is required in connection with the exercise of such Call Right, receipt of affirmative approval of such vote will be a condition to the exercise of the Call Right and at the closing of the Initial CGP Transactions, affiliates of the Sponsors agreed to enter into a voting support agreement in favor of any such stockholder approval. In addition, a majority of the independent directors of the board of directors of CEC must approve the exercise of the Call Right by CEC and/or its subsidiaries. The Call Right will be transferable to a transferee that also receives a transfer of all of the non-voting units of CGP, and exercisable by the transferee upon the same terms and conditions (including same consideration in the form of the CEC stock) as apply to CEC and its subsidiaries.

The Call Right will terminate upon completion of the Merger.

Liquidation Right

Following the fifth anniversary of the closing of the Initial CGP Transactions and until the eight year six month anniversary of the closing of the Initial CGP Transactions, CAC’s board of directors will have the right to cause a liquidation of CGP, including the sale or winding up of CGP, or other monetization of all of its assets and the distribution of the proceeds remaining after satisfaction of all liabilities of CGP to the holders of CGP’s units according to the waterfall described below. On the eight year and six month anniversary of the closing of the Initial CGP Transactions (unless otherwise agreed by CEC and CAC), if CAC’s board of directors has not previously exercised its liquidation right, CGP will, and CAC’s board of directors will cause CGP to, effect a liquidation.

Upon a liquidation, partial liquidation or sale of material assets, all net cash and other assets not monetizable of CGP will, subject to applicable gaming regulatory laws, be distributed as follows: (1) first, to all units held by CAC until amounts distributed equal return of CAC’s capital contribution (less an amount equal to the aggregate of the amount reimbursed in the form of the approximately $1.1 billion of aggregate principal amount of senior notes previously issued by CEOC and the aggregate value of the CAC subscription rights that were distributed by CEC and that were restored to CEC by CGP in the form of The CEOC Notes with equivalent value to the rights value (such amount, the “Capital Shift Amount”)) plus a 10.5% per annum of return on such capital contribution (such return to begin accruing on the proceeds in excess of the purchase price of Planet Hollywood, Horseshoe Baltimore and 50% of the related management fees only upon the investment of such excess proceeds by CGP); (2) second, to the CEC Members in an amount equal to the difference between the amount CEC and/or its subsidiaries would have received had the non-pro rata special distributions been made pursuant to the amendments to the CGP Operating Agreement made in connection with and following CIE’s sale of its social and mobile games business in September 2016 been made pro rata based on the members’ respective company percentage interests in CGP as of the closing of the sale and (y) the amount of special distributions actually received by CEC and/or its subsidiaries; (3) third, to all units held by CEC and/or its subsidiaries until CEC catches up (on a per unit basis) to its respective amount distributed in provision (1) (including the 10.5% per annum of return on the capital contribution) and CEC receives the Capital Shift Amount; and (4) fourth, to all holders of units pro rata.

The structure pursuant to which CGP will effect a liquidating distribution, sale of CGP or other similar transaction that provides liquidity to the holders of CGP’s units as described above will be determined by a special-purpose liquidation committee that will include representatives from CEC and CAC. In connection with any liquidation of CGP, CAC will have an approval right over any sale or other monetization of assets of CGP that would not exceed the greater of (x) the book value of CGP, and (y) the value of CGP as determined by an appraiser selected by CAC.

Business Opportunities

Pursuant to the CGP Operating Agreement, when CAC considers new investment and acquisition opportunities, it has to submit them to CEC, except for any expansion, add-on or additional investment in respect of any existing gaming property of CGP or its subsidiaries, or with respect to CIE, any potential future investment or acquisition by CIE. A committee of the board of directors of CEC comprised of disinterested directors will make the determination on behalf of CEC to (1) exercise its right of first offer to pursue any potential project itself, or (2) decline the project for itself, after which CGP may elect or decline to pursue the project. When CEC considers new investment and acquisition opportunities, CEC will have the option to (1) pursue any potential project itself, or (2) decline the project for itself, after which CGP may elect or decline to pursue the project. In the event CEC declines an opportunity and CGP undertakes the opportunity, CGP will retain a 50% financial stake in the management fee to be received by CEC, unless otherwise agreed, and CGP will acquire 100% of the new equity in such opportunity. In the event CGP plans to sell any of its assets to third parties, CEC will have the first right to make an offer to purchase such assets. This arrangement will terminate upon completion of the Merger.

Equity Registration Rights

The CGP Operating Agreement provides that on or after the fifth anniversary of the closing of the Initial CGP Transactions, the non-voting units of CGP will be exchangeable into non-voting shares of CAC Class B Common Stock with equivalent terms to the non-voting units of CGP and with the addition of rights to have all such CAC Class B Common Stock registered under the Securities Act, pursuant to demand and shelf registration rights. In addition, to the extent that the CAC Common Stock held by the Sponsors and their co-investors are deemed control and/or restricted securities, the Sponsors and their co-investors will also have the right to have all of their CAC Common Stock registered under the Securities Act, pursuant to demand and shelf registration rights with respect to such CAC Common Stock. CAC, CGP, certain subsidiaries of CEC as holders of CGP’s non-voting units convertible into CAC Class B Common Stock, and the Sponsors and their co-investors entered into a registration rights agreement (the “CAC Registration Rights Agreement”) that governs the terms of the demand and shelf registration rights. In addition, CEC and CAC entered into a registration rights agreement (the “Resale Registration Rights Agreement”) on substantially the same terms as the CAC Registration Rights Agreement. The Resale Registration Rights Agreement grants demand and shelf registration rights to CAC in the event that CAC receives CEC publicly traded stock as compensation upon exercise of the Call Right and such stock is deemed control and/or restricted securities.

Debt Registration Rights

On August 6, 2014, CGP effectuated a distribution of 100% of the Senior Unsecured Notes as a dividend to its members, pro rata based upon each member’s ownership percentage in CGP (the “Notes Distribution”). CAC, as a member of CGP and the holder of 42.4% of the economic interests in CGP, received in connection with the Notes Distribution $137,457,000 in aggregate principal amount of the 6.50% Senior Notes and $151,433,000 in aggregate principal amount of the 5.75% Senior Notes. On August 6, 2014, CAC entered into that certain Registration Rights and Cooperation Agreement (the “CEOC Registration Rights Agreement”), by and between CAC and CEOC. Pursuant to the CEOC Registration Rights Agreement, CEOC granted CAC registration rights to, and agreed to assist and cooperate with CAC in conducting a possible private placement of the Senior Notes received by CAC, pursuant to the Notes Distribution made by CGP.

Pursuant to the CEOC Registration Rights Agreement, CEOC has agreed to (1) prepare a “shelf” registration statement (the “CEOC Shelf Registration Statement”), (2) use commercially reasonable efforts to have the CEOC Shelf Registration Statement declared effective by the SEC and (3) use commercially reasonable efforts to maintain the effectiveness of the CEOC Shelf Registration Statement, as further specified in the CEOC Registration Rights Agreement. If by October 31, 2014, CEOC did not file, or failed to maintain the effectiveness of, the CEOC Shelf Registration Statement, CAC may request that (i) CEOC register all or part of the Senior Notes under the Securities Act and/or (ii) CEOC assist and cooperate in conducting a private placement of the Senior Notes received by CAC pursuant to the Notes Distribution, subject to certain blackout periods. As of the date of this joint proxy statement/prospectus, CEOC has not filed the CEOC Shelf Registration Statement, and CAC has not requested CEOC to take any action as described in the preceding sentence. In addition to the provisions discussed above, the CEOC Registration Rights Agreement includes provisions concerning registration procedures and indemnification and contribution obligations, amongst other things.

Pursuant to the Plan, CAC will waive its recoveries on approximately $293 million (including accrued and unpaid interest) of CEOC’s 6.50% Senior Notes and 5.75% Senior Notes, and therefore, will not receive any payment with respect to such Senior Notes.

Note Repurchases

In July 2014, CEOC completed the repurchase of $982 million aggregate principal amount outstanding of its 5.625% Senior Notes due 2015 and 10.00% Second-Priority Senior Secured Notes due 2015 for total consideration of approximately $1.0 billion. CGP received approximately $452 million of consideration (including accrued and unpaid interest) as part of the note repurchase transaction.

CGP Management Services Agreement

In connection with the Initial CGP Transactions, on October 21, 2013, CAC and CGP entered into a management services agreement with CEOC pursuant to which CEOC and its subsidiaries provide certain services to CAC, CGP and their subsidiaries (the “CGP Management Services Agreement”). Generally, the services that would otherwise be performed under the CGP Management Services Agreement are now performed by CES pursuant to other arrangements. Under the CGP Management Services Agreement, at the request of CAC, CEOC may also provide certain business advisory services, including identifying and analyzing opportunistic investments and developing and implementing corporate and business strategies. While CEOC may provide recommendations in its role as service provider, its primary role under the CGP Management Services Agreement would be to provide administrative and operational services as requested by CAC’s board of directors and executive officers. CAC holds all of the voting and decision-making power to authorize and implement strategies and operational direction at CGP.

The agreement, among other things:

•	contemplates that CEOC and its subsidiaries will provide certain corporate services and back-office support, which will include, but not be limited to: (1) maintaining books and records in accordance with GAAP; (2) preparing financial statements in accordance with GAAP; (3) preparing operating and capital budgets (including budgets in support of the services fees required to be paid) which will be approved by CAC; (4) establishing bank accounts, if necessary, and providing treasury and cash management functions; (5) arranging for letters of credit, as needed; (6) paying certain outstanding accounts payable, payroll and other expenses on a fully reimbursable basis; (7) preparing and filing all regulatory filings, including SEC filings and those required by any gaming control board or regulatory authority governing gaming; (8) providing access to certain trademarks for use in entity names; (9) providing access to certain proprietary business plans, projections and marketing, advertising and promotion plans, strategies, and systems; (10) providing access to lobbying services; and (11) providing certain centralized services including information technology services, information systems, website management, vendor relationship management, real estate, strategic sourcing, design and construction, regulatory compliance functions, finance and accounting, consolidated finance operations, risk management, internal audit, tax, record keeping and subsidiary management, treasury functions, regulatory compliance, human resources, compensation, benefits, marketing and public relations, legal, payroll, accounts payable, security and surveillance, government relations, communications and data access;

•	contemplates that CEOC and its subsidiaries will provide certain advisory and business management services, which will include, but not be limited to, assistance in: (1) developing and implementing corporate and business strategy and planning; (2) identifying, analyzing, preparing for, negotiating, structuring and executing acquisitions, joint ventures, development activities, divestitures, investments and/or other opportunistic uses of capital; (3) legal and accounting consultancy services; (4) design and construction consultancy services; and (5) analyzing and executing financing activities;

•	allows the parties to modify the terms and conditions of the performance of any of the services and to request additional services from time to time; and

•	provides for payment of a service fee by CAC and/or CGP in exchange for the provision of services.

CIE Shared Services Agreement

CIE is party to that certain shared services agreement, dated as of May 1, 2009 (the “Shared Services Agreement”) with CEC and HIE Holdings, Inc., pursuant to which CEOC may provide certain services to CIE. The agreement, among other things:

•	contemplates that CEOC will provide certain services related to accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, information systems, office space and corporate and other centralized services;

•	allows the parties to modify the terms and conditions of CEC’s performance of any of the services and to request additional services from time to time; and

•	provides for payment of a service fee to CEC in exchange for the provision of services in an amount equal to the fully allocated cost of such services plus 10%.

Since 2015, all CIE Enterprise Services are provided by CES in accordance with the CES Agreements discussed below with the CIE Cost Allocation calculated in accordance with the Shared Services Agreement.

CIE Cross Marketing and Trademark License Agreement

CIE is party to a cross marketing and trademark license agreement with each of Caesars World, Inc. (“CWI”), Caesars License Company, LLC (“CLC”), CEC and CEOC (the “Cross Marketing and Trademark License Agreement”). In addition to granting CIE the exclusive rights to use various trademarks of CEC in connection with social and mobile games and online real money gaming in exchange for royalty payments to CEOC of 3% of the net sales derived from such games, this agreement also provides that CEC and CEOC will provide certain marketing and promotional activities for CIE, including its participation in the Total Rewards loyalty program, and CIE will provide certain marketing and promotional activities for CEC and CEOC. However, the marketing and promotional activities that would otherwise be performed under the Cross Marketing and Trademark License Agreement are now performed by CES under the CES Agreements described below. The agreement also provides for certain revenue share arrangements where CIE pays CEOC a percentage of net sales derived from customer referrals. This agreement is in effect until December 31, 2026, unless earlier terminated pursuant to the agreement’s terms. CIE paid $3.0 million, $1.6 million and $0.7 million for the years ended December 31, 2015, 2014 and 2013, respectively, pursuant to the terms of the Cross Marketing and Trademark License Agreement.

On September 23, 2016, CIE sold its social and mobile games business as it existed at that time, including Playtika, Ltd., to Alpha Frontier Limited for approximately $4.4 billion in cash. In connection with such sale, CIE granted Playtika, Ltd. licenses to certain intellectual property owned by or licensed to CIE, and Playtika, Ltd. granted a license to CIE in certain patents owned by Playtika, Ltd. and Playtika Santa Monica, LLC.

CIE granted an exclusive license to Playtika, Ltd. with respect to the WSOP and other WSOP-related trademarks and designs for use in Playtika, Ltd.’s social and mobile games for a 3% royalty on net revenues (the “WSOP License”). The WSOP License will remain in effect until September 23, 2031, but may be renewed for an additional ten (10) year term if a specified minimum aggregate amount of royalties is paid to CIE during the initial term. CIE has agreed that, during the term of the WSOP License, it will not use, or license any of the WSOP licensed property in connection with Play-For-Fun Gaming; provided, however, that CIE may use or license the WSOP licensed property in connection with Play-For-Fun Gaming so long as it is not offered as a stand-alone product and CIE or its licensee do not sell virtual coins in connection with such Play-For-Fun Gaming. CIE is also obligated to market and promote Playtika, Ltd.’s WSOP-branded games on CIE’s WSOP website and on other marketing channels.

CIE also sublicensed on an exclusive basis to Playtika, Ltd. certain of the trademarks licensed to CIE by CEOC and certain of its affiliates under the Cross Marketing and Trademark License Agreement for use in Playtika, Ltd.’s social and mobile games for a 3% royalty on net revenues. The sublicense agreement will remain in effect for the term of the Cross Marketing and Trademark License Agreement. CIE has agreed that, during the term of the sublicense agreement, it will not use, or license any of the sub-licensed marks in connection with Play-For-Fun Gaming; provided, however, that CIE may use or license the sub-licensed marks in connection with Play-For-Fun Gaming so long as it is not offered as a stand-alone product and CIE or its licensee do not sell virtual coins in connection with such Play-For-Fun Gaming.

Playtika, Ltd. and Playtika Santa Monica, LLC have granted CIE a royalty-free, non-exclusive license under patents owned by them for use in CIE’s and its affiliates’ Real-Money Gaming business. The patent license also permits CIE and its affiliates to offer Play-For-Fun games in connection with Real Money Gaming so long as they (1) are not offered as stand-alone products and virtual coins are not sold in connection with them and (2) are not offered in a manner that would violate the WSOP License or the trademark sublicense agreement. The patent license does not restrict CIE and its affiliates from offering Play-For-Fun games whose operation would not infringe the licensed patents. The patent license will remain in effect on a country-by-country basis until the expiration of all valid claims in the licensed patents in such country.

Tax Matters Agreement

In connection with the contribution of CIE to CGP, CIE entered into a tax matters agreement with CEC (the “Tax Matters Agreement”). The Tax Matters Agreement governs the respective rights, responsibilities, and obligations of CEC and CIE with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and other matters regarding taxes with respect to CIE. The Tax Matters Agreement will remain in effect until the parties agree in writing to its termination.

In general, under the Tax Matters Agreement:

•	CIE and CEC agree to cooperate with each other in the preparation of tax returns and with regard to any audits related to the tax returns of CIE or CEC;

•	with respect to any period (or portion thereof) ending prior to CIE’s deconsolidation from CEC’s “consolidated group” for U.S. federal income tax purposes, CEC will pay (1) any U.S. federal income taxes of the “consolidated group” of which CEC is the common parent, and (2) any state or local income taxes that are determined on a consolidated, combined, or unitary basis, and if CIE (including any of CIE’s subsidiaries) is included in that consolidated, combined, or unitary group, CIE will pay CEC an amount equal to the amount of U.S. federal, state, or local income tax (as applicable) that CIE would have paid had CIE filed a separate consolidated U.S. federal, state, or local income tax return (as applicable) for any such period (or portion thereof), subject to certain adjustments;

•	with respect to any period (or portion thereof) beginning after CIE’s deconsolidation from CEC’s “consolidated group”, CIE will be responsible for any U.S. federal, state, or local income taxes of CIE and its subsidiaries;

•	CEC will be responsible for any U.S. federal, state, local, or foreign taxes due with respect to tax returns that include only CEC and/or its subsidiaries (excluding CIE and its subsidiaries); and

•	CIE will be responsible for any U.S. federal, state, local, or foreign taxes due with respect to tax returns that include only CIE and/or CIE’s subsidiaries.

Asset Sales

On March 1, 2014, CEC entered into that certain Transaction Agreement (as amended on May 5, 2014, the “Property Transaction Agreement”) with CEOC, CLC, CAC, CGP, Harrah’s New Orleans Management

Company and certain direct, wholly owned subsidiaries of CEOC including JCC Holding Company II, LLC, 3535 LV Corp., Parball Corporation and Corner Investment Company, LLC. This agreement was amended on May 5, 2014.

On May 5, 2014, pursuant to the Property Transaction Agreement, CGPH acquired through one or more wholly owned subsidiaries: (1) The Cromwell, The LINQ Hotel, and Bally’s Las Vegas, (2) 50% of the ongoing management fees and any termination fees payable under the Nevada Property Management Agreements (as defined below) and (3) certain property-specific intellectual property (collectively referred to as “Acquired Properties Transaction”). On May 5, 2014, CGP contributed the equity interests of Planet Hollywood Las Vegas and a 50% interest in the management fee revenues of PHW Manager, LLC to CGPH.

On May 20, 2014, pursuant to the Property Transaction Agreement, CGPH, through its wholly owned subsidiary, acquired (1) Harrah’s New Orleans, (2) 50% of the ongoing management fees and any termination fees payable under the Louisiana Property Management Agreement (as defined below) and (3) certain property-specific intellectual property (the “Harrah’s Transaction”).

Management Agreements

Planet Hollywood

PHW Las Vegas, LLC and PHW Manager, LLC, each a subsidiary of CEOC, entered into a Hotel and Casino Management Agreement, dated as of February 19, 2010, that engages PHW Manager, LLC to manage and operate Planet Hollywood. The initial term of the agreement is 35 full calendar years, and may be extended by PHW Manager, LLC for two additional terms of 10 years each. PHW Manager, LLC is entitled to a base fee of 3% of adjusted gross operating revenue of PHW Las Vegas, LLC and an incentive fee of 4.5% of EBITDA less the base management fee of PHW Las Vegas, LLC for each operating year. In connection with the Initial CGP Transactions, PHW Las Vegas, LLC assigned the management agreement to a newly formed subsidiary, PHWLV, LLC that holds Planet Hollywood and related assets, with the equity interests of such subsidiary purchased by CGP, a subsidiary of CAC. PHW Manager, LLC assigned this agreement to CES on October 1, 2014.

The LINQ Hotel and Casino, The Cromwell and Bally’s Las Vegas

On May 5, 2014, each of 3535 LV NewCo, LLC (“3535 LV NewCo”), Corner Investment Company, LLC (“CIC”) and Parball NewCo, LLC (“Parball NewCo”) (each a “Property Licensee” and collectively, the “Nevada Property Licensees”), each an indirect subsidiary of CGP, entered into a Nevada Property Management Agreement (collectively, the “Nevada Property Management Agreements”) with the applicable property management entities (each a “Nevada Property Manager” and collectively, the “Nevada Property Managers”). Each Nevada Property Manager is a subsidiary of CEOC. Pursuant to the Nevada Property Management Agreements, the ongoing management fees payable to each of the Nevada Property Managers consist of (1) a base management fee of 2% of net operating revenues with respect to each month of each year during the term of such agreement and (2) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. CEOC will guarantee the obligations of the Nevada Property Managers under each of the Nevada Property Management Agreements. Pursuant to the Nevada Property Management Agreements, among other things, the Nevada Property Managers will provide management services to the applicable property. CES licenses enterprise-wide intellectual property used in the operation of the applicable property pursuant to the Omnibus Agreement (as defined below). Each Nevada Property Manager assigned its Nevada Property Management Agreement to CES on October 1, 2014.

Harrah’s New Orleans

On May 20, 2014, Jazz Casino Company, LLC (the “Louisiana Property Licensee”), an indirect subsidiary of CGP, entered into that certain Property Management Agreement (the “Louisiana Property Management

Agreement”) with a property manager (the “Louisiana Property Manager”), which is a subsidiary of CEOC. Pursuant to the Louisiana Property Management Agreement, the ongoing management fees payable to the Louisiana Property Manager consist of (1) a base management fee of 2% of net operating revenues with respect to each month of each year during the term of such agreement and (2) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. CEOC will guarantee the obligations of the Louisiana Property Manager under the Louisiana Property Management Agreement. Pursuant to the Louisiana Property Management Agreement, among other things, the Louisiana Property Manager will provide management services to Harrah’s New Orleans. CES licenses enterprise-wide intellectual property used in the operation of the applicable property pursuant to the Omnibus Agreement. The Louisiana Property Manager assigned the Louisiana Property Management Agreement to CES on October 1, 2014.

Maryland Joint Venture

Caesars Baltimore Management Company, LLC, an indirect subsidiary of CEOC, and the Maryland Joint Venture, are party to that certain Management Agreement, dated October 23, 2012, that engages Caesars Baltimore Management Company, LLC to manage and operate the casino developed by the Maryland Joint Venture. The initial term of the agreement is until the 15th anniversary of the date on which the managed facilities opened for business on an ongoing basis to the general public. Caesars Baltimore Management Company, LLC will have the right to extend the initial term for one additional ten-year period. Caesars Baltimore Management Company, LLC is entitled to a base management fee of 2% of net operating revenues of the Maryland Joint Venture and an incentive management fee of 5% of EBITDA of the Maryland Joint Venture, except that in certain situations the incentive management fee may fall to 4%, 3% or 2% of EBITDA.

CIE’s Credit Agreement with CEC

On November 29, 2011, CIE entered into the second amended credit agreement with CEC whereby CEC agreed to provide CIE with a revolving credit facility of up to $146.9 million. The credit facility had an outstanding principal balance of $39.8 million as of December 31, 2014, which was repaid in its entirety during the year ended December 31, 2015.

CES Agreements

In May 2014, CEC formed CES, a joint venture among CEOC, CERP, and CGPH (together the “CES Members” and each a “CES Member”). At that time, the parties entered into the Omnibus Agreement, which granted various licenses to the CES Members and certain of their affiliates in connection with the implementation of CES. Under the Omnibus Agreement, CEOC, CLC, CWI and certain of CEOC’s subsidiaries that are the owners of properties and related intellectual property granted CES a non-exclusive, irrevocable, world-wide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the CES Members and their respective affiliates, including any and all intellectual property related to the Total Rewards program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property (collectively, the “Enterprise Assets”). CERP and CGPH also granted CES non-exclusive licenses to certain intellectual property, including intellectual property that is specific to properties controlled by CERP, CGPH or their respective subsidiaries.

CES manages certain Enterprise Assets and the other assets it owns, licenses or controls. In addition, certain of CEOC’s subsidiaries’ property management agreements have been assigned to CES and others may be assigned to CES in the future. While CES has attained certain key regulatory approvals, before CES can commence all activities in all jurisdictions, it may be required to obtain additional regulatory approvals in certain jurisdictions. Operating expenses are allocated to each CES Member with respect to their respective properties serviced by CES in accordance with historical allocation methodologies, subject to annual revisions and certain prefunding requirements. Corporate expenses that are not allocated to the properties directly are allocated by

CES to CEOC, CERP, and CGPH according to their allocation percentages (initially 70.0%, 24.6% and 5.4%, respectively), subject to annual review.

CES employs the employees who provide services to CEOC, CERP and CGPH, their affiliates and their respective properties and systems under each property’s corresponding property management agreement. The employees include corporate and shared services employees. However, with respect to such employees’ services in jurisdictions where CES regulatory approval has not been obtained, CEOC and its subsidiaries retain control over such services through employer understanding agreements with CES. CES’ employment of the corporate and shared services employees has occurred in stages commencing October 2, 2014. In connection with employing the employees, CES assumed such employees’ employment agreements (including the executive officers’ employment agreements) and any collective bargaining agreements covering the employees.

CEC Employee Plan

On April 13, 2014, the board of directors of CAC adopted the CAC Equity-Based Compensation Plan for CEC Employees, which provides CEC’s officers, employees, consultants, advisors, contractors and other service providers the opportunity to receive equity-based compensation. Awards under the plan will be dollar-denominated and settled in shares of CAC Common Stock. The plan authorizes the grant of awards up to a maximum aggregate value of $25 million of such shares. Pursuant to the plan, and subject to a participant’s continued employment or service, each grant generally vests in three equal installments, on October 21 of each of 2014, 2015 and 2016.

Upon a vesting date or event, CAC will contribute to CGP a number of shares of CAC Common Stock with an aggregate value equal to the value of award installments that vest on such date or event. CGP will issue to CAC a number of interests equal to the number of shares of CAC Common Stock contributed by CAC on such date. After the contribution by CAC of the shares of CAC Common Stock to CGP, CGP will deliver such shares to CEOC, which will deliver the shares to the participants that vest on such date or event.

The Consent to Proposed CIE Sale Transaction

On September 23, 2016, CEC and CAC entered into an agreement regarding CEC’s consent to the sale of CIE’s social and mobile games business as it existed at that time, including Playtika, Ltd., to Alpha Frontier Limited for approximately $4.4 billion in cash. Subject to the terms and conditions of the agreement, CEC granted any and all approvals, consents or waivers with respect to the sale of CIE’s social and mobile games business, in accordance with the Merger Agreement. In addition, CEC separately waived its right of first offer and consented (as described above) to the sale for all purposes in connection with the CGP Operating Agreement.

Furthermore, CEC and CAC agreed to use commercially reasonable efforts to amend the CGP Operating Agreement to, among other things, permit CGP, following the closing of the sale to (1) make one or more non-pro rata distributions or advances to CEC of up to $200.0 million for professional fees and up to $100.0 million to support a proposed casino project in South Korea, and (2) make one or more non-pro rata distributions to CAC to pay tax liabilities resulting from the sale.

Restructuring and Support Agreements

The Caesars RSAs

In connection with the Merger and the Restructuring, each of CEC and CAC entered into restructuring support agreements with CEOC. Pursuant to the Caesars RSAs, CEC and CAC agreed to, among other things, support the Restructuring, negotiate definitive documentation in furtherance thereof and not take actions that would interfere with the Restructuring. In addition, CEC agreed to take, and cause its controlled subsidiaries (other than CEOC) to take, all actions necessary or appropriate to complete the Plan.

CEC and CAC may terminate the Caesars RSAs based on, among other things, (a) the exercise of their fiduciary duties as set forth in the Caesars RSAs or (b) the Plan Effective Time not occurring by December 31, 2017. CEOC may terminate the Caesars RSAs based on, among other things, (x) CEOC’s exercise of its fiduciary duties as set forth in the Caesars RSAs or (y) the Plan Effective Time not occurring by December 31, 2017.

For additional discussion regarding CEC’s obligations under the Caesars RSAs, see “The CEOC Restructuring” beginning on page 216.

Voting Agreements

In connection with the Caesars RSAs, each of CEC and CAC entered into to the Voting Agreements with Hamlet Holdings and, solely with respect to certain provisions of such Voting Agreements, affiliates of Apollo and TPG and certain of their co-investors. The Voting Agreements are further described in “The Voting Agreements” beginning on page 376.

Regulatory Approvals Required for the Merger

The respective obligation of each of CEC and CAC to complete the Merger is subject to the receipt of any and all gaming approvals from gaming authorities in up to five jurisdictions in which CEC, CAC or any of their respective subsidiaries or affiliates conduct gaming activities. The approval process typically takes a minimum of four months, and likely longer, from the date of submission of the application for approval. Accordingly, such gaming approvals may not be obtained in a timely manner or at all. See “Risk Factors—Risks Related to the Merger—The Merger is subject to the receipt of approvals, consents or clearances from gaming authorities, which may impose conditions that could have an adverse effect on CEC or CAC or, if not obtained, could prevent completion of the Merger” beginning on page 78.

In addition, the parties’ respective obligation to complete the Merger is conditioned upon the absence of a law or order issued, adopted or promulgated by any governmental entity, including any gaming authority, that would prohibit, restrain, enjoin or render unlawful the completion of the Merger.

No Appraisal Rights

Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction.

Holders of CAC Common Stock who dissent to the Merger will not have rights to an appraisal of the fair value of their shares. Under the Delaware General Corporation Law, which is referred to in this joint proxy statement/prospectus as the Delaware General Corporation Law, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held by more than 2,000 holders of record on the record date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. CAC Common Stock is listed on NASDAQ as of the record date, and CAC stockholders will receive shares of CEC Common Stock pursuant to the Merger Agreement. Approval for the listing of the shares of CEC Common Stock on NASDAQ is a condition to completion of the Merger.

U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes certain U.S. federal income tax consequences of the Merger that apply generally to “U.S. holders” (as defined below) of CAC Common Stock that exchange their shares of CAC Common Stock for shares of CEC Common Stock in the Merger. This discussion is based on the Code, judicial decisions and administrative regulations and interpretations, all as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. Accordingly, the U.S. federal income tax consequences of the Merger to the U.S. holders of CAC Common Stock could differ from those described below.

For purposes of this discussion, a U.S. holder is a beneficial owner of CAC Common Stock who for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of CAC Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds shares of CAC Common Stock, and any owners of such an entity or arrangement, should consult their own tax advisors regarding the tax consequences of the Merger to their specific circumstances.

This discussion applies only to U.S. holders of shares of CAC Common Stock who hold such shares as a capital asset within the meaning of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders of CAC Common Stock in light of their particular circumstances, nor does it address the U.S. federal income tax consequences to U.S. holders of CAC Common Stock that are subject to special rules, including but not limited to:

•	dealers in securities, commodities or foreign currencies;

•	tax-exempt organizations;

•	banks and certain other financial institutions;

•	retirement plans;

•	insurance companies;

•	mutual funds;

•	expatriates or holders who have a “functional currency” other than the U.S. dollar;

•	pass-through entities and investors in those entities;

•	holders who acquired their shares in connection with the exercise of stock options or other compensatory transactions or through exercise of warrants;

•	holders who hold their shares as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk management transaction;

•	holders who actually or constructively own 5% or more of CAC Common Stock; and

•	traders in securities that elect to use the mark-to-market method of accounting.

U.S. holders of CAC Common Stock described in the foregoing sentence and non-U.S. holders of CAC Common Stock should consult their own tax advisors as to the tax consequences of the Merger with respect to their particular circumstances.

In addition, this discussion does not address any alternative minimum tax, U.S. federal estate or gift tax, or foreign, state or local tax consequences. Neither CEC nor CAC has obtained or sought to obtain a ruling from the IRS regarding any matter relating to the ability of the Merger to qualify as a reorganization and no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of this discussion. CEC and CAC’s board of directors urge holders to consult their own tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local and foreign tax laws in light of their own situations.

CEC and CAC intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. The closing of the Merger is conditioned on CEC’s and CAC’s receipt of opinions from Reed Smith and from Skadden Arps, respectively, dated the closing date of the Merger, to the effect that, based on facts, representations, assumptions and exclusions set forth or referred to in such opinions, and on U.S. federal income tax law in effect as of the date of such opinions, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. An opinion of counsel is not binding on the IRS or any court. In rendering their respective opinions, Reed Smith and Skadden Arps will rely on certain assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the Merger strictly in accordance with the Merger Agreement and this joint proxy statement/prospectus. The opinions will also rely upon certain representations and covenants made by the management of CEC and CAC and will assume that these representations are true, correct and complete, and that CEC and CAC, as the case may be, will comply with these covenants. If any of these assumptions or representations is inaccurate in any way, or any of the covenants are not satisfied the U.S. federal income tax consequences of the Merger could be materially different from those described below.

Based on and subject to the foregoing, provided that, in accordance with the opinions described above, the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the Merger to U.S. holders of CAC Common Stock are as follows.

Each U.S. holder of CAC Common Stock who receives CEC Common Stock in the Merger will generally not recognize gain or loss.

In general, the aggregate tax basis in the shares of CEC Common Stock that U.S. holders of CAC Common Stock will receive upon the Merger will equal such U.S. holders’ aggregate tax basis in the shares of CAC Common Stock surrendered in exchange therefor. A U.S. holder’s holding period for the shares of CEC Common Stock that are received in the Merger will generally include such U.S. holder’s holding period for the shares of CAC Common Stock surrendered in exchange therefor.

If U.S. holders of CAC Common Stock acquired different blocks of shares of CAC Common Stock at different times or at different prices, such U.S. holders’ basis and holding period in their shares of CEC Common Stock may be determined with reference to each block of shares of CAC Common Stock. Any such U.S. holders should consult their tax advisors regarding the manner in which shares of CEC Common Stock received in the exchange should be allocated among different blocks of shares of CAC Common Stock and with respect to identifying the bases or holding periods of the particular shares of CEC Common Stock received in the Merger. Because these rules are complex, CAC recommends that each CAC stockholder who may be subject to these rules consult his, her, or its own tax advisor.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, TAX ADVICE. THE FOREGOING SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE

MERGER TO YOU, WHICH ANALYSIS MAY BE COMPLEX AND WILL DEPEND ON YOUR SPECIFIC SITUATION. CEC AND CAC URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO YOU.

Accounting Treatment

The Merger is a business combination to be accounted for as a reorganization of entities under common control for accounting and financial reporting purposes. Therefore, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations, CAC’s assets and liabilities will be accounted for at CAC’s carrying value as of the Plan Effective Time. The combined historical financial statements will be derived from the historical accounting records and consolidated financial statements of CEC and CAC, and will reflect the financial position, results of operations and cash flows of the CEC and CAC as if the entities were combined into a single reporting entity for all periods presented.

As part of the Restructuring, New CEOC will be acquired by CEC and will become a consolidated subsidiary of CEC. The acquisition method of accounting under ASC Topic 805 requires all of the following steps: (1) identifying the acquirer; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed; and (4) recognizing and measuring goodwill. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of New CEOC as of the Plan Effective Time will be recorded at their respective fair values and added to those of CEC (the acquirer). Any excess of purchase price over the fair values of net identifiable, tangible and intangible assets and liabilities is recorded as goodwill. The consolidated financial statements of CEC issued after the Plan Effective Time will reflect these fair values and will not be restated retroactively to reflect the historical financial position or results of operations of New CEOC.

Listing of Shares of CEC Common Stock and Delisting and Deregistration of CAC Common Stock

Under the terms of the Merger Agreement, CEC is required to use its commercially reasonable best efforts to cause the shares of CEC Common Stock to be issued in the Merger and shares reserved for issuance under the Merger Agreement to be approved for quotation on NASDAQ, subject to official notice of issuance. It is a condition to both CEC’s and CAC’s obligation to complete the Merger that such approval is obtained, subject to official notice of issuance. Accordingly, application will be made to have the shares of CEC Common Stock to be issued in the Merger (and shares reserved for issuance under the Merger Agreement) approved for quotation on NASDAQ, where shares of CEC Common Stock are currently traded.

If the Merger is completed, it is expected that CAC Common Stock will be delisted from NASDAQ, will be deregistered under the Exchange Act, and will cease to be publicly traded.

Litigation Relating to the Merger

On December 30, 2014, Nicholas Koskie, on behalf of himself and, he alleged, all others similarly situated, filed the Merger Lawsuit in the Clark County District Court in the State of Nevada against CAC, CEC and the CAC Directors. The Merger Lawsuit alleged claims for breach of fiduciary duty against the CAC Directors and aiding and abetting breach of fiduciary duty against CAC and CEC. On October 13, 2016, the court dismissed the Merger Lawsuit without prejudice. Pursuant to local rule, the case could have been reinstated at the plaintiff’s written request, provided such request was filed within 30 days of the date of service of written notice of the dismissal. The 30-day time period has now expired. There is currently no pending litigation relating to the Merger.

CEC PROPOSAL 2: APPROVAL OF THE MERGER STOCK ISSUANCE

As consideration for the Merger, CEC will issue shares of CEC Common Stock equal to the product of (x) the shares of CAC Common Stock outstanding as of the closing date of the Merger and (y) the Exchange Ratio. The Merger cannot be completed unless the CEC stockholders vote to approve the Merger Stock Issuance. See the section entitled “The Merger Agreement” beginning on page 362.

Under the NASDAQ Stock Market Rules, stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities. The minimum vote that will constitute stockholder approval is the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the meeting and entitled to vote.

THE CEC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER STOCK ISSUANCE.

CEC PROPOSAL 3: APPROVAL OF THE EMERGENCE STOCK ISSUANCE

In connection with the Emergence and in accordance with the Plan, CEC will issue shares of CEC Common Stock to certain creditors of the Debtors, in exchange for the New CEOC Preferred Stock issued by New CEOC to such creditors in connection with the CEOC Merger. The Plan cannot be completed and, as a result, the Merger cannot be completed, unless the CEC stockholders vote to approve the Emergence Stock Issuance. See the section entitled “The CEOC Restructuring—The Plan—CEC Contributions—CEC Common Stock” beginning on page 224.

Under the NASDAQ Stock Market Rules, stockholder approval is required prior to the issuance of securities if the number of shares of common stock to be issued in a transaction, other than a public offering, is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities. The minimum vote that will constitute stockholder approval is the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the meeting and entitled to vote.

THE CEC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMERGENCE STOCK ISSUANCE.

CEC PROPOSAL 4: APPROVAL OF THE CONVERTIBLE NOTES STOCK ISSUANCE

In connection with the Emergence of the Debtors from Chapter 11 of the Bankruptcy Code and in accordance with the Plan, CEC will issue $1.119 billion of the Convertible Notes to certain creditors of the Debtors as partial satisfaction of the claims against the Debtors. The Plan cannot be completed and, as a result, the Merger cannot be completed, unless the CEC stockholders vote to approve the Convertible Notes Stock Issuance. See the section entitled “The CEOC Restructuring—CEC Contributions—CEC Convertible Notes” beginning on page 222.

Under the NASDAQ Stock Market Rules, stockholder approval is required prior to the issuance or potential issuance of securities (or securities convertible into common stock) if the number of shares of common stock to be issued, or that may potentially be issued, in a transaction, other than in a public offering, is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or securities. The minimum vote that will constitute stockholder approval is the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the meeting and entitled to vote.

THE CEC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CONVERTIBLE NOTES STOCK ISSUANCE.

CEC PROPOSAL 5: ADVISORY VOTE ON MERGER-RELATED COMPENSATION FOR CEC NAMED EXECUTIVE OFFICERS AND CERTAIN CAC NAMED EXECUTIVE OFFICERS

CEC is required pursuant to Section 14A of the Exchange Act to include in this joint proxy statement/prospectus a proposal with respect to a non-binding, advisory vote on the compensation payable to (1) each of its “named executive officers” and (2) to the extent applicable, each of CAC’s “named executive officers,” in each case, as determined in accordance with Item 402(t) of Regulation S-K in connection with the Merger pursuant to arrangements entered into with CEC, and CEC is therefore asking its stockholders to approve the following resolution:

RESOLVED, that the compensation that may be paid or become payable to (1) CEC’s named executive officers in connection with the Merger and (2) in respect of any arrangement entered into with CEC, and certain CAC named executive officers, as disclosed pursuant to Item 402(t) of Regulation S-K in this Merger-related named executive officer compensation proposal, is hereby APPROVED.

The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each of CEC’s “named executive officers” that is based on or otherwise relates to the Merger. To the extent any of CEC’s named executive officers’ compensation arrangements are described in “Interests of Certain Persons in the Merger—Interests of Directors and Executive Officers of CEC in the Merger” beginning on page 378 of this joint proxy statement/prospectus, they are incorporated herein by reference.

The amounts set forth in the table below, which represent an estimate of each named executive officer’s transaction-related compensation, as of June 13, 2017, assume the following:

•	a closing date of the Merger of June 13, 2017;

•	each named executive officer’s employment is terminated by CEC without “cause” or by the named executive officer with “good reason” immediately following the Merger;

•	the value of acceleration of vesting of any CEC equity award is calculated assuming a market price per share of CEC Common Stock of $9.21 (the average closing price of a share of CEC Common Stock on the NASDAQ over the first five business days following February 21, 2017, the date of the first public announcement of entering into the Amendment); and

•	the value of the vesting acceleration of any CAC equity award is calculated assuming an Exchange Ratio of 1.625, and multiplying the result by the CEC per share stock price described immediately above.

Please note that the amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions described above. As a result, the actual merger-related compensation, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Name	Cash Severance($)(1)	Equity($)(2)	Benefits($)(3)	Total($)(4)
Mark Frissora President and Chief Executive Officer	15,732,603	7,518,252	103,326	23,354,181
Eric Hession(5) Executive Vice President and Chief Financial Officer	2,653,600	1,863,382	60,108	4,577,090
Thomas Jenkin(6) Global President of Destination Markets	4,386,665	2,826,595	195,306	7,408,566
Timothy Donovan Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer	2,728,330	2,018,304	51,102	4,797,736
Robert Morse President, Hospitality	3,155,830	2,105,949	50,933	5,312,712
Gary Loveman(7) Chairman of CEC’s board of directors	—	—	—	—

(1)	Amounts in this column reflect cash severance payments due to the named executive officer assuming he is terminated by CEC without “cause” or he resigns for “good reason” immediately following the assumed date of the completion of the Merger (June 13, 2017). The severance amounts for Messrs. Hession, Jenkin, Donovan and Morse, reflect the sum of (x) the aggregate value of continuation of their annual base salary for 18 months and (y) cash-based retention award granted to each of these executive officers in March 2016, June 2016 and March 2017 ($1,577,350 for Mr. Hession, $2,541,665 for Mr. Jenkin, $1,652,080 for Mr. Donovan, and $1,848,955 for Mr. Morse). No prorated bonus was included in the calculation of severance for Messrs. Donovan and Jenkin since such prorated bonus is payable only if their employment is terminated on or after June 30 of the applicable year. The severance amount for Mr. Frissora includes the sum of (x) (A) the aggregate of two times his annual base salary plus one times his target bonus, which amount would be payable in equal monthly installments over 24 months following the date of his termination, and (B) a prorated bonus at target of $1,572,603 (ultimately, this prorated bonus will be paid based on actual performance when bonuses are payable generally to active employees) and (y) the value of his cash-based retention awards of $6,660,000. Annual base salaries as of the assumed effective date of the transaction (June 13, 2017) are as follows: Mr. Frissora ($2,000,000), Mr. Hession ($717,500), Mr. Jenkin ($1,230,000), Mr. Morse ($871,250), and Mr. Donovan ($717,500). The prorated target bonus for Mr. Frissora assumes a target bonus of $3,500,000.
(2)	The amounts in this column reflect the value (spread value in the case of stock options) in respect of RSUs and unvested stock options that would vest (at target performance levels, if applicable), in each case, assuming a market price per share of CEC Common Stock of $9.21 (the average closing price of a share of CEC Common Stock on the NASDAQ over the first five business days following February 21, 2017, the date of the first public announcement of entering into the Amendment) and a termination of the named executive officer’s employment by CEC without “cause” or a resignation by the named executive officer for “good reason” immediately following the assumed date of the closing of the Merger, in accordance with the Merger Agreement, and without regard to applicable tax withholding. The amounts for each named executive officer represent the following amounts: Mr. Frissora: $3,432,825 for 372,728 CEC RSUs and $4,085,427 in respect of 272,976 CAC RSUs granted under the Frissora CAC Award; Mr. Hession: $1,855,999 for 201,520 CEC RSUs and $7,383 for 25,641 unvested CEC Stock Options; Mr. Jenkin: $2,791,008 for 303,041 CEC RSUs and $35,588 for 82,967 unvested CEC Stock Options; Mr. Donovan: $2,008,664 for 218,096 CEC RSUs and $9,640 for 34,734 unvested CEC Stock Options; and Mr. Morse: $2,105,949 for 228,659 CEC RSUs. The amounts in this column do not reflect the market price per share of CEC Common Stock of $15.55 (the average closing price of a share of CEC Common Stock on the NASDAQ over the first five business days following December 22, 2014, the date of the first public announcement of the Original Merger Agreement).

(3)	The amounts in this column include the following: (i) for all listed named executive officers, continuation of health and welfare benefits for 18 months, (ii) for Mr. Jenkin, lifetime post-retirement medical benefits, and (iii) in addition, for all named executive officers, and life and accident insurance benefits. These amounts are payable only if the named executive officer’s employment is terminated by CEC without “cause” or by the named executive officer with “good reason” immediately following the Merger, in accordance with the terms of their respective employment agreements. The table below identifies and quantifies the individual perquisites and benefits for each of Messrs. Frissora, Hession, Jenkin, Donovan, and Morse:

Name	Post-retirement Health Care($)	Medical Benefits($)	Life & Accident Insurance and Benefits($)	Total Perquisites and Benefits($)
Mark Frissora	—	38,686	64,640	103,326
Eric Hession	—	23,985	36,123	60,108
Thomas Jenkin	159,368	—	35,938	195,306
Timothy Donovan	—	20,287	30,815	51,102
Robert Morse	—	18,506	32,427	50,933
Gary Loveman	—	—	—	—

(4)	The Merger will not constitute a change in control for CEC, and the amounts in the table reflect potential severance payments to the named executive officers in the event they are terminated by CEC without “cause” or they resign for “good reason.” If the Merger had constituted a change in control for CEC, Mr. Frissora would instead receive a cash severance amount equal to (A) the aggregate of two and one-half times (2.5x) the sum of (x) his annual base salary plus (y) his target bonus, which amount would be payable in a lump sum within 60 days after the change in control, (B) a prorated bonus at target (ultimately, this prorated bonus would be paid based on actual performance when bonuses are payable generally to active employees) and (C) the value of acceleration of all his outstanding long term incentive awards.
(5)	Mr. Hession participates in the ESSP II maintained by CEC. Mr. Hession has made an election to receive a distribution of his payments under the ESSP II in connection with his separation from services. Assuming a termination of his services on the assumed closing date, he would be entitled to receive an aggregate of $152,110, to be paid as follows: (i) $90,946 in a lump upon such separation from service and (ii) $61,164 in substantially equal monthly installments over 5 years.
(6)	Mr. Jenkin also has a balance in respect of his participation in deferred compensation plans with liabilities attributable to CEOC. See Note 15 to the 2016 CEC Financial Statements for further details regarding such deferred compensation plans.
(7)	Mr. Loveman terminated his employment on December 31, 2016. No additional compensation is due to Mr. Loveman that is based on or otherwise relates to the completion of the Merger.

In addition to the above, Michael Cohen, SVP, Corporate Development, General Counsel and Corporate Secretary and a “named executive officer” at CAC holds 2,711 unvested CEC Stock Options which, under the Merger Agreement, would accelerate and vest if his employment with CAC were terminated by CAC without “cause” or he resigns for “good reason” within six months following the Merger Effective Time. In the event of such qualifying termination of employment, the value of the acceleration of such unvested CEC Stock Options would be $2,684. Mr. Cohen also is party to a separation and consulting agreement with CEOC, a subsidiary of CEC, pursuant to which he provides assistance and consultation services to CEOC and its affiliates. Under the consulting agreement, his CEC Stock Options continue to vest so long as he remains employed with CIE. This agreement was assigned to CES on January 12, 2015. In addition, Mr. Cohen participates in the ESSP II maintained by CEC. Mr. Cohen has made an election to receive a distribution of his payments under the ESSP II in connection with his separation from service; assuming a termination of his services on the assumed closing date, he would be entitled to receive an aggregate of $176,655, to be paid in substantially equal monthly installments over 15 years.

The vote on the CEC Advisory Compensation Proposal is a vote separate and apart from the vote on the adoption of the Merger Agreement and the approval of the Merger. Accordingly, you may vote to adopt the

Merger Agreement and approve the Merger and vote not to approve the CEC Advisory Compensation Proposal and vice versa. Because the vote on the CEC Advisory Compensation Proposal is advisory only, it will not be binding on CEC. Accordingly, if the Merger Agreement is adopted and the Merger is approved and completed, the compensation payments that are contractually required to be paid by CEC to (i) its named executive officers and (ii) in respect of arrangements between CEC and any named executive officer at CAC will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of CEC stockholders.

The affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the CEC Special Meeting and entitled to vote is required to approve, on an advisory (non-binding) basis, the CEC Advisory Compensation Proposal.

THE CEC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CEC ADVISORY COMPENSATION PROPOSAL.

CEC PROPOSAL 6: APPROVAL OF AN AMENDMENT TO CEC’S CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED STOCK

After careful consideration and upon the recommendation of the CEC SAC, the CEC board of directors has unanimously determined that it would be in the best interest of CEC and CEC’s stockholders to amend the CEC certificate of incorporation in order to increase the total number of authorized shares of CEC Common Stock. The CEC board of directors is now seeking the CEC stockholders’ approval of the amendment to the CEC certificate of incorporation to increase the total number of authorized shares of CEC Common Stock. The full text of the proposed amendment to the CEC certificate of incorporation, along with a marked version of proposed changes approved by the CEC board of directors, is attached as Annex E to this joint proxy statement/prospectus.

Increase to Authorized Stock

CEC’s certificate of incorporation provides that the total number of shares of CEC Common Stock that CEC has authority to issue is 1,250,000,000 shares of CEC Common Stock. CEC is proposing to amend its certificate of incorporation in connection with the Emergence in order to increase the authorized number of shares of CEC Common Stock from 1,250,000,000 shares to 2,000,000,000 shares of CEC Common Stock.

The completion of the Merger and the Restructuring are not conditioned upon approval of the proposal to increase the authorized shares. However, the CEC board of directors considers the authorization of additional shares of CEC Common Stock advisable to ensure sufficient shares of CEC Common Stock are authorized and available for completing the Stock Issuances in connection with the Merger and the Restructuring. Additionally, the CEC board of directors believes that the increased number of authorized shares of CEC Common Stock contemplated by the proposed amendment will be important post-Emergence so that additional shares will be available for issuance from time to time, without further action or authorization by the CEC stockholders (except as required by law or NASDAQ rules), if needed for corporate purposes as may be determined by the CEC board of directors. Such corporate purposes might include acquiring other businesses; facilitating broader ownership of CEC Common Stock through stock splits or stock dividends; effecting flexibility in future financings; and attracting and retaining valuable employees and directors by the issuance of stock-based awards. The CEC board of directors also believes that approving the proposal to increase the authorized shares will avoid the possible delays and significant expenses of calling and holding additional special meetings of stockholders to increase authorized shares of CEC Common Stock at a later date. The additional authorized shares of CEC Common Stock would be a part of the existing class of CEC Common Stock and, if issued, would have the same rights and privileges as the shares of CEC Common Stock presently issued and outstanding.

If approved, the proposed amendment will become effective upon the filing of the certificate of amendment to the CEC certificate of incorporation with the Delaware Secretary of State, which CEC expects to file in connection with the Emergence. If the proposed amendment is approved, then the CEC board of directors will amend CEC’s by-laws to the extent necessary to maintain consistency between CEC’s by-laws and the CEC certificate of incorporation, as amended. Amendments to CEC’s by-laws do not require stockholder approval.

Required Vote

The affirmative vote of a majority of the CEC Common Stock shares outstanding as of the record date and entitled to vote is required to approve the Authorized Shares Proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Authorized Shares Proposal.

THE CEC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AUTHORIZED SHARES PROPOSAL.

CEC PROPOSAL 7: APPROVAL OF AN AMENDMENT TO CEC’S CERTIFICATE OF INCORPORATION TO ALLOW FOR CUMULATIVE VOTING IN THE ELECTION OF INDIVIDUALS TO THE CEC BOARD OF DIRECTORS

After careful consideration and upon the recommendation of the CEC SAC, the CEC board of directors has unanimously determined that it would be in the best interest of CEC and CEC’s stockholder to amend the CEC certificate of incorporation in order to implement cumulative voting for the election of directors. In accordance with the terms of the Plan, CEC is required to implement cumulative voting for the election of directors. The CEC board of directors is now seeking the CEC stockholders’ approval of the amendment to the CEC certificate of incorporation to allow cumulative voting in the election of individuals to the CEC board of directors. The full text of the proposed amendment to the CEC certificate of incorporation, along with a marked version of proposed changes approved by the CEC board of directors, is attached as Annex F to this joint proxy statement/prospectus.

Cumulative Voting

The CEC certificate of incorporation provides that holders of CEC Common Stock do not have a right to cumulate votes and that the holders are entitled to one vote for each share of CEC Common Stock owned. The proposed amendment to the certificate of incorporation maintains the general rule that stockholders are entitled to one vote for each share of CEC Common Stock held on matters voted on by the stockholders, while providing specifically for cumulative voting with regard to the election of directors to the CEC board of directors.

Cumulative voting would allow a stockholder to multiply the number of shares of CEC Common Stock owned by such stockholder by the number of directors standing for election and vote that total number of votes for a single director nominee or any number of director nominees. This proposed amendment allowing for cumulative voting is required by the Plan. If the amendment is approved, stockholders will be permitted to cumulate their votes in the election of individuals to the CEC board of directors in elections taking place after the filing of the certificate of amendment.

The CEC board of directors has considered the impact that cumulative voting could have on the CEC board of directors and on CEC and, upon the recommendation of the CEC SAC, has determined that the amendment providing for cumulative voting is appropriate and in the best interests of CEC and the CEC stockholders.

If approved, the proposed amendment will become effective upon the filing of the certificate of amendment to the CEC certificate of incorporation with the Delaware Secretary of State, which CEC expects to file in connection with the Emergence. If the proposed amendment is approved, then the CEC board of directors will amend CEC’s by-laws to the extent necessary to maintain consistency between CEC’s by-laws and the CEC certificate of incorporation, as amended. Amendments to CEC’s by-laws do not require stockholder approval. This amendment is a provision of the Plan, and if this amendment is not approved, it will be resubmitted at a subsequent meeting of the CEC stockholders.

Required Vote

The affirmative vote of a majority of the CEC Common Stock shares outstanding as of the record date and entitled to vote is required to approve the Cumulative Voting Proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Cumulative Voting Proposal.

THE CEC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CUMULATIVE VOTING PROPOSAL.

CEC PROPOSAL 8: APPROVAL OF AN AMENDMENT TO CEC’S CERTIFICATE OF INCORPORATION TO IMPLEMENT THE DECLASSIFICATION OF THE CEC BOARD OF DIRECTORS

After careful consideration and upon the recommendation of the CEC SAC, the CEC board of directors has unanimously determined that it would be in the best interest of CEC and CEC’s stockholder to amend the CEC certificate of incorporation in order to declassify the CEC board of directors and recommends the approval of this amendment to the CEC stockholders. In accordance with the terms of the Plan, CEC is required to declassify the CEC board of directors. The CEC board of directors is now seeking the CEC stockholders’ approval of the amendment to the CEC certificate of incorporation to declassify the CEC board of directors as described further below. The full text of the proposed amendment to the CEC certificate of incorporation, along with a marked version of proposed changes approved by the CEC board of directors, is attached as Annex G to this joint proxy statement/prospectus.

Declassification of CEC Board of Directors

Pursuant to the CEC certificate of incorporation, the CEC board of directors is currently divided into three classes, each with a three-year term and with each class apportioned as nearly equal in number as possible. At each annual meeting of the CEC stockholders, the CEC stockholders have the ability to elect one class to the board of directors to hold that office until the third succeeding annual meeting of the CEC stockholders.

The Plan sets forth a requirement that the CEC board of directors be declassified over a period of time beginning with the 2018 annual meeting and ending with the CEC board of directors being fully declassified as of the 2020 annual meeting. Under the Plan, the directors of the Initial Board (as defined in the Plan) are placed into one of three different classes: Class I with a term which concludes at the 2018 annual meeting; Class II with a term which concludes at the 2019 annual meeting; and Class III with a term which concludes at the 2020 annual meeting. The Plan further requires that “[a]ny new directors elected on or after the expiration of the terms of the Initial Directors shall be elected by cumulative voting, and the terms of such new directors shall be declassified (i.e., one year).” The result of this declassification is that all directors elected at or after the 2018 annual meeting of the stockholders will be elected for a one-year term.

Beginning in 2020, the entire CEC board of directors will be elected annually. Prior to the termination of the classified structure, directors elected by the CEC board of directors to fill a vacancy resulting from an increase in the size of the CEC board of directors would hold office for the same term as remains for that class, or following such termination, directors so elected would hold office until the first annual meeting of the CEC stockholders held after such election or until a director’s earlier resignation or removal. Any director elected to fill a vacancy not resulting from an increase in the size of the CEC board of directors shall hold office for the same remaining term as that of such director’s predecessor or until a director’s earlier resignation or removal.

Pursuant to Delaware law, unless otherwise provided in a corporation’s certificate of incorporation, directors of a corporation whose board is classified may be removed by the stockholders only for cause. At present, because the CEC board of directors is classified, CEC’s by-laws provide that members of the CEC board of directors may be removed from office at any time, but only for cause and only by affirmative vote of at least two-thirds (2/3) of the outstanding shares of CEC Common Stock entitled to vote generally in the election of directors, voting together as a single class. In accordance with Delaware law, once the CEC board of directors is declassified in 2020, directors may be removed with or without cause.

Upon the recommendation of the CEC SAC, the CEC board of directors has approved, and recommends for approval by the CEC stockholders, the proposed amendment to the certificate of incorporation that would provide, if approved by the CEC stockholders, for declassification of the CEC board of directors. To implement this proposed amendment to the CEC certificate of incorporation, the CEC stockholders are being asked to vote in favor of the Board Declassification Proposal.

If approved, the proposed amendment will become effective upon the filing of the certificate of amendment to the CEC certificate of incorporation with the Delaware Secretary of State, which CEC expects to file in connection with the Emergence. If the proposed amendment is approved, then the CEC board of directors will amend CEC’s by-laws to the extent necessary to maintain consistency between CEC’s by-laws and the CEC certificate of incorporation, as amended. Amendments to CEC’s by-laws do not require stockholder approval. This amendment is a provision of the Plan, and if this amendment is not approved, it will be resubmitted at a subsequent meeting of the CEC stockholders.

Required Vote

Under the CEC certificate of incorporation, any amendment to Article VIII of the CEC certificate of incorporation requires the affirmative vote of at least two-thirds (2/3) of the outstanding shares of CEC Common Stock, voting together as a single class. Since the amendment to provide for the declassification of the CEC board of directors amends Article VIII of the CEC certificate of incorporation, the affirmative vote of at least two-thirds (2/3) of the shares of CEC Common Stock outstanding as of the record date and entitled to vote is required to approve the Board Declassification Proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Board Declassification Proposal.

THE CEC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BOARD DECLASSIFICATION PROPOSAL.

CEC PROPOSAL 9: APPROVAL OF THE CEC 2017 PERFORMANCE INCENTIVE PLAN

CEC’s stockholders are being asked to approve the CEC 2017 PIP. The CEC 2017 PIP was adopted by the CEC board of directors on March 10, 2017, subject to CEC stockholder approval. The CEC 2017 PIP will become effective on the date of the CEC Special Meeting, subject to approval by CEC’s stockholders. Unless and until CEC’s stockholders approve the CEC 2017 PIP, CEC will continue to grant awards under the terms of the CEC 2012 PIP using the shares available for issuance thereunder.

The CEC 2017 PIP is intended to replace the CEC 2012 PIP. Upon CEC stockholder approval of the CEC 2017 PIP, the CEC 2017 PIP will become effective and will supersede and replace in its entirety the CEC 2012 PIP, and no further awards will be granted under the CEC 2012 PIP. However, the terms and conditions of the CEC 2012 PIP will continue to govern any outstanding awards granted thereunder. If the CEC 2017 PIP is not approved by CEC stockholders, the CEC 2017 PIP will not become effective, the CEC 2012 PIP will continue in effect, and CEC may continue to grant awards under the CEC 2012 PIP, subject to its terms, conditions and limitations, using the shares available for issuance.

CEC believes that equity incentives are critical to attracting and retaining the most talented employees in CEC’s industry. CEC stockholder approval of the CEC 2017 PIP will allow CEC to continue to provide such incentives.

Outstanding Awards under Existing Plans—Ability to Grant Future Equity Awards is Limited

The table below presents information about the number of shares that were subject to various outstanding equity awards under the CEC 2012 PIP, and the shares remaining available for issuance under the CEC 2012 PIP, as of May 19, 2017.

	Number of Shares (#)	As a % of Shares Outstanding(1)	Dollar Value ($)(2)
CEC 2012 PIP
Shares Subject to Outstanding Stock Awards(3)	5,607,534	3.77%	61,122,121
Shares Subject to Outstanding Stock Options	9,341,145	6.27%	101,818,481
Weighted-Average Exercise Price of Options	$8.98	—	—
Weighted-Average Remaining Term of Options	5.84 years	—	—
Shares Remaining Available for Issuance	8,622,736	5.79%	93,987,822

(1)	Based on the number of shares of CEC Common Stock outstanding as of May 19, 2017 (148,921,706 shares).
(2)	Based on the closing price of CEC Common Stock on May 19, 2017 ($10.90).
(3)	Stock awards the vesting of which is performance-based are reflected at target performance levels.

Background for the Determination of the Share Reserve under the CEC 2017 PIP

In its determination to approve the CEC 2017 PIP, the board of directors of CEC considered that:

•	The shares reserved for issuance and available for future grant under the CEC 2017 PIP will be equal to the sum of: (1) 15,881,598 shares , (2) the number of shares which remain available for issuance under the CEC 2012 PIP on the date the CEC 2017 PIP is first approved by stockholders, and (3) the number of shares subject to awards granted under the CEC 2012 PIP, and outstanding on the date the CEC 2017 PIP is first approved by its stockholders, which thereafter expire, or for any reason are cancelled or terminated, without being exercised. In no event will more than 41,277,696 shares be available for issuance under the CEC 2017 PIP during its ten-year term. If the CEC 2017 PIP is approved, it will represent the only equity plan under which CEC will be able to grant future equity awards and CEC will no longer grant awards under the CEC 2012 PIP.

•	In determining to increase the share reserve under the CEC 2017 PIP over the existing share reserve under the CEC 2012 PIP, the board of directors of CEC, in consultation with the CEC HRC, considered CEC’s historic burn rate. In 2016, 2015 and 2014, CEC granted equity awards representing a total of approximately 5,160,000 shares (net of forfeitures), 3,780,000 shares (net of forfeitures) and 2,500,000 shares, respectively, under the CEC 2012 PIP. This level of equity awards represents a three-year average burn rate of approximately 3.66% of fully diluted common shares outstanding. Equity burn rate is calculated by dividing the number of shares subject to equity awards granted during the fiscal year by the number of shares outstanding at the end of the period.

•	CEC expect the share authorization under the CEC 2017 PIP to provide CEC with enough shares for awards for approximately one to two years, assuming CEC continues to grant awards consistent with CEC’s current practices and historical usage, as reflected in CEC’s historical burn rate, and further dependent on the price of CEC’s shares and hiring activity during the next few years, forfeitures of outstanding awards under the CEC 2012 PIP, and noting that future circumstances may require CEC to change its current equity grant practices. CEC cannot predict its future equity grant practices, the future price of its shares or future hiring activity with any degree of certainty at this time, and the share reserve under the CEC 2017 PIP could last for a shorter or longer time.

•	In 2016, 2015, and 2014, CEC’s end of year overhang rate was 17.9%, 15.1%, and 10.00%, respectively. If the CEC 2017 PIP is approved, CEC expects its overhang at the end of 2017 will be approximately 5.0%. Overhang is calculated by dividing (1) the sum of the number of shares subject to equity awards outstanding at the end of the fiscal year plus shares remaining available for issuance for future awards at the end of the fiscal year by (2) the number of shares outstanding at the end of the fiscal year.

In light of the factors described above, and the fact that the ability to continue to grant equity compensation is vital to CEC’s ability to continue to attract and retain employees in the competitive labor markets in which it competes, the CEC board of directors has determined that the size of the share reserve under the CEC 2017 PIP is reasonable and appropriate at this time. The CEC board of directors will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

Stockholder Approval Requirement

Stockholder approval of the CEC 2017 PIP is necessary in order for CEC to (1) meet the stockholder approval requirements of the NASDAQ, (2) take tax deductions for certain compensation resulting from awards granted thereunder intended to qualify as performance-based compensation under Section 162(m) of the Code and (3) grant incentive stock options (“ISOs”) thereunder.

Specifically, approval of the CEC 2017 PIP will constitute approval of the performance criteria set forth in the CEC 2017 PIP pursuant to the stockholder approval requirements of Section 162(m) of the Code, which is intended to enable (but not require) CEC to award performance-based compensation within the meaning of Section 162(m) through CEC’s 2022 annual meeting of stockholders, preserving the deductibility of these awards for federal income tax purposes. In addition, approval of the CEC 2017 PIP will constitute approval pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs.

Summary of the CEC 2017 PIP

The CEC HRC has adopted the CEC 2017 PIP, to become effective upon stockholder approval. The following is a summary of certain terms and conditions of the CEC 2017 PIP. This summary is qualified in its entirety by reference to the CEC 2017 PIP attached as Annex H to this joint proxy statement/prospectus. CEC stockholders are encouraged to read the full CEC 2017 PIP.

Eligibility

Directors, employees, officers, and individual consultants or advisors who render services to CEC or its subsidiaries may be selected to receive awards under the CEC 2017 PIP. As of May 19, 2017, there were 690 employees, one consultant and three non-employee directors that the plan administrator would have considered for selection to receive awards under the CEC 2017 PIP had it been in effect on such date (based on CEC’s historical compensation practices).

Administration

CEC’s board of directors or a subcommittee thereof has the authority to administer the CEC 2017 PIP. The CEC board of directors or a subcommittee may delegate some or all authority to another committee. In addition, to the extent permitted by applicable law, the CEC board of directors or subcommittee may delegate to one or more officers of CEC its powers to designate the officers and employees who will receive grants of awards under the CEC 2017 PIP and to determine the number of shares subject to, and the other terms and conditions of, such awards. Ministerial, non-discretionary functions may be delegated to certain officers, employees and third parties.

For awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, the CEC 2017 PIP is intended to be administered by a committee consisting solely of two or more outside directors. Awards or transactions intended to be exempt under Rule 16b-3 of the Securities Exchange Act, must be authorized by the CEC board of directors or a committee consisting solely of two or more non-employee directors (as such requirement is applied under Rule 16b-3). And, to the extent required by any applicable listing agency, this CEC 2017 PIP is intended to be administered by a committee composed entirely of “independent directors,” within the meaning of the applicable listing agency.

It is currently anticipated that the CEC HRC will administer the CEC 2017 PIP. The CEC HRC, the CEC board of directors or any subcommittee administrating the CEC 2017 PIP is referred to in this summary as the “plan administrator.”

The plan administrator has broad authority, subject to express provisions of the CEC 2017 PIP, to:

•	select participants and determine the types of awards that they are to receive;

•	determine the number of shares that are to be subject to awards and the terms and conditions of awards (including the price (if any) to be paid for the shares or award, vesting schedules, performance targets and the events of termination of such awards);

•	approve the form of agreements evidencing the awards, which need not be identical as to type of award or among participants;

•	cancel, modify or waive CEC’s rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;

•	accelerate or extend the vesting or exercisability of, or extend the term of, any or all outstanding awards, subject to the terms of the CEC 2017 PIP;

•	construe and interpret the CEC 2017 PIP and any agreements relating to the CEC 2017 PIP;

•	subject to the other provisions of the CEC 2017 PIP, make certain adjustments to outstanding awards, including to the number of shares of CEC Common Stock subject to any award or previously imposed terms and conditions;

•	authorize the termination, conversion, substitution or succession of awards upon the occurrence of certain events;

•	allow the purchase price of an award or shares of CEC Common Stock to be paid in the form of cash, check or electronic funds transfer, by the delivery of previously-owned shares of CEC Common Stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the plan administrator may authorize, or any other form permitted by law;

•	determine the date of grant of awards, which may be after, but not before, the plan administrator’s action and, unless otherwise designated by the plan administrator, will be the date of plan administrator’s action; and

•	re-price (by amendment or other written instrument) an outstanding stock option or SAR by reducing the exercise price or base price of the award or cancel, exchange or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of re-pricing the award.

The plan administrator will have full discretion to take such actions as it deems necessary or desirable for the administration of the CEC 2017 PIP. Plan administrator decisions relating to the CEC 2017 PIP are final and binding.

Number of Shares Authorized and Award Limits

Subject to adjustment in connection with changes in capitalization, the maximum number of shares of CEC Common Stock that may be delivered pursuant to awards under the CEC 2017 PIP (the “Share Limit”) is the sum of: (1) 15,881,598 shares, (2) the number of shares which remain available for issuance under the CEC 2012 PIP on the date the CEC 2017 PIP is first approved by stockholders, and (3) the number of shares subject to awards granted under the CEC 2012 PIP, and outstanding on the date the CEC 2017 PIP is first approved by its stockholders, which thereafter expire, or for any reason are cancelled or terminated, without being exercised. In no event will more than 41,277,696 shares be available for issuance under the CEC 2017 PIP during its ten-year term.

As of the date of this prospectus, no awards have been granted under the CEC 2017 PIP.

Shares that are exchanged by a participant or withheld by CEC to satisfy tax withholding obligations related to any award or that are subject to or underlie awards that expire, are cancelled, terminated or forfeited, fail to vest, or for any other reason are not paid or delivered under the CEC 2017 PIP shall again be available for subsequent awards under the CEC 2017 PIP, but shares that are exchanged by a participant or withheld by CEC as full or partial payment in connection with any award (e.g., payment of the exercise price for shares) under the CEC 2017 PIP will not be available for subsequent awards under the CEC 2017 PIP.

To the extent an award is settled in cash or a form other than CEC Common Stock, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the CEC 2017 PIP. If shares of CEC Common Stock are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award will be counted against the share limits. If shares of CEC Common Stock are delivered pursuant to the exercise of a stock appreciation right or option granted under the CEC 2017 PIP, the number of underlying shares as to which the exercise related will be counted against the applicable share limits, as opposed to only counting the shares actually issued.

Awards may be granted to eligible persons in substitution for or in connection with an assumption of stock options or other stock-based awards granted by other entities to persons who are or will become eligible participants in the CEC 2017 PIP in connection with a merger or other reorganization by CEC. Any such awards need not comply with other specific terms of the CEC 2017 PIP and any such assumed or substituted awards (or shares delivered in connection with such awards) will not count against the overall share limit under the CEC 2017 PIP or other individual limits in the CEC 2017 PIP.

No fractional shares may be awarded under the CEC 2017 PIP. The plan administrator may pay cash in lieu of fractional shares.

The CEC 2017 PIP includes the following additional caps:

•	the maximum number of shares that may be issued with respect to incentive stock options under the CEC 2017 PIP is the Share Limit;

•	the maximum number of shares of CEC Common Stock subject to options and stock appreciation rights that may be granted during any calendar year to any individual under the CEC 2017 PIP is 3,433,509 shares;

•	the maximum number of shares of CEC Common Stock which may be delivered pursuant to performance-based awards (other than options and stock appreciation rights intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m), and other than cash awards covered by the cap in the following bullet) that are granted to any one participant in any calendar year will not exceed 1,373,404 shares, either individually or in the aggregate;

•	the aggregate amount of compensation to be paid to any one participant in respect of all performance-based awards initially payable only in cash and granted to that participant in any one calendar year will not exceed $25,000,000.00;

•	the maximum number of shares of CEC Common Stock with respect to which awards may be granted to any single non-employee member of the CEC board of directors in any calendar year shall be 200,000; and

•	awards cancelled during the year will be counted against the limits in the preceding bullets to the extent required by Section 162(m) of the Code.

Changes in Capitalization

As is customary in incentive plans of this nature, (1) the number and type of shares of common stock (or other securities) available under the CEC 2017 PIP, and the specific share limits, maximums and numbers of shares set forth in the CEC 2017 PIP, (2) the number, amount and type of shares of common stock (or other securities or property) subject to outstanding awards, (3) the grant, purchase, base, or exercise price and/or (4) the securities, cash or other property deliverable upon exercise or payment of outstanding awards must be equitably and proportionately adjusted by the plan administrator upon any reclassification, recapitalization, stock split, reverse stock split, merger, combination, consolidation, reorganization, spin-off, split-up, extraordinary dividend distribution in respect of CEC Common Stock, any exchange of CEC Common Stock or other securities of CEC, or any similar, unusual or extraordinary corporate transaction in respect of CEC Common Stock. Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any change-in-control-type event, the plan administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent determined by the administrator to be necessary to preserve (but not increase) the level of incentives intended by the CEC 2017 PIP and the then-outstanding performance-based awards.

Awards Available for Grant

Awards under the CEC 2017 PIP may be in the form of non-qualified and incentive (qualified) stock options, stock appreciation rights, stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, cash awards, rights to purchase or acquire shares, or similar securities with a value related to CEC Common Stock. Awards may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of CEC or one of its subsidiaries.

Awards under the CEC 2017 PIP generally will not be transferable other than by will or the laws of descent and distribution, though the plan administrator may permit awards to be exercised by and paid to, or otherwise transferred, under certain conditions or in the plan administrator’s discretion.

Options and Stock Appreciation Rights

Options granted under the CEC 2017 PIP will be subject to the terms and conditions established by the plan administrator in an award agreement. All options granted under the CEC 2017 PIP shall be non-qualified unless the applicable award agreement states that the option is intended to be an incentive stock option. The term of an option or stock appreciation right will generally be ten years (or five years for incentive stock options granted to a 10% shareholder) subject to the CEC 2017 PIP’s and the applicable award agreement’s provisions for earlier expiration upon certain termination from employment.

The exercise price of options and base price of stock appreciation rights will not be less than the fair market value of the CEC Common Stock at the date of grant; however, incentive stock options granted to a participant who owns shares representing more than 10% of the voting power of all classes of shares of CEC or any subsidiary will have an exercise price that is no less than 110% of the fair market value of CEC Common Stock at grant.

Restricted Stock Units

RSUs are contractual promises to deliver shares of CEC Common Stock (or the fair market value of such shares in cash) in the future, which may also remain forfeitable unless and until specified vesting conditions are met. RSUs generally may not be sold or transferred until vesting conditions are removed or expire. The shares underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time the RSUs are settled in shares, unless the RSU includes a dividend equivalent right (in which case the holder may be entitled to dividend equivalent payments under certain circumstances). Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. On the settlement date or dates, CEC will issue to the participant one unrestricted, fully transferable share of CEC Common Stock (or the fair market value of one such share in cash) for each vested and non-forfeited RSU.

Restricted Stock

Restricted stock is an award of nontransferable shares of CEC Common Stock that remain forfeitable unless and until specified vesting conditions are met. Vesting conditions applicable to restricted stock may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock will have voting rights and, except with respect to performance vesting awards, will have the right to receive dividends, if any, prior to the time when the restrictions lapse.

Performance Stock or Performance Units

Performance stock or performance units are contractual rights to receive a range of shares of CEC Common Stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to performance stock or performance units may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

Stock Bonuses

Stock bonuses are awards of fully vested shares of CEC Common Stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

Dividend Equivalents

Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of CEC Common Stock and may be granted alone or in tandem with awards.

Other Stock- or Cash- Based Awards

Other stock- or cash-based awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of CEC Common Stock or value metrics related to CEC shares or cash awards, and may remain forfeitable unless and until specified conditions are met. Other stock or cash-based awards may be linked to any one or more of the performance criteria listed below or other specific performance criteria determined by the plan administrator.

Section 162(m) Performance-Based Awards

Any of the types of awards granted under the CEC 2017 PIP may be, and options and stock appreciation rights granted to officers and employees typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code. If the plan administrator determines that an award other than an option or stock appreciation right is intended to be subject to Section 162(m), the plan administrator shall establish performance criteria based on one or more of the following (as applied under generally accepted accounting principles or in the financial reporting of CEC or of its subsidiaries):

•	earnings per share;

•	cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities);

•	stock price;

•	total stockholder return;

•	net revenue;

•	revenue growth;

•	operating income (before or after taxes);

•	net earnings (before or after interest, taxes, depreciation and/or amortization);

•	return on equity or on assets or on net investment;

•	cost containment or reduction;

•	property earnings (before interest, taxes, depreciation and/or amortization);

•	adjusted earnings (before interest, taxes, depreciation and/or amortization);

•	reduction in corporate expenses;

•	customer service scores; or

•	any combination thereof.

Performance-based awards may provide for performance targets to be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set. The applicable performance measurement period may not be less than three months nor more than ten years.

Payment of Exercise Price

The purchase or exercise price for an award under the CEC 2017 PIP may be paid by means of any lawful consideration, as determined by the plan administrator, including: services rendered by the award recipient; cash, check, or electronic funds transfer; notice and third party payment; delivery of previously-owned shares of CEC Common Stock; a reduction in the number of shares otherwise deliverable pursuant to the award; or pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards. Shares of CEC Common Stock used to satisfy the exercise price of an option will be valued at their fair market value on the date of exercise. CEC will not be obligated to deliver any shares of CEC Common Stock until it receives full payment of the exercise or purchase price therefor and any related withholding obligations and other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in an applicable award agreement, the plan administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award by any method other than cash. The plan administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals. The closing price per share of CEC Common Stock on the NASDAQ Stock Market on May 19, 2017 was $10.90.

Corporate Transactions

Generally, and subject to limited exceptions set forth in the CEC 2017 PIP, if CEC dissolves or undergoes certain corporate transactions such as a merger, business combination, consolidation, or other reorganization; an exchange of CEC Common Stock; a sale of substantially all of CEC’s assets; or any other event in which CEC is not the surviving entity, all awards then-outstanding under the CEC 2017 PIP will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award.

The plan administrator may also make provision for a cash payment in settlement of awards upon such events. The plan administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, stock appreciation rights or similar rights, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award.

The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the CEC 2017 PIP. For example, the plan administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Amendment

CEC’s board of directors may amend or terminate the CEC 2017 PIP at any time, but no amendment or termination may, without participant consent, impair the rights of such participant in any material respect under any award previously granted. Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency.

Clawback/Forfeiture

Unless an award agreement provides otherwise, in the event of an accounting restatement due to material noncompliance by CEC with any financial reporting requirement under the securities laws that reduces the amount payable or due in respect of an award under the CEC 2017 PIP that would have been earned had the financial results been properly reported (i) the award will be cancelled and the participant will forfeit the cash or shares received or payable on the vesting, exercise or settlement of the award and proceeds of the sale, gain or other value realized on the vesting or exercise of the award or the shares of CEC Common Stock acquired in respect of the award (and the participant may be required to return or pay such shares or amount to CEC). If, after a termination by a participant from employment or services with CEC and its subsidiaries, the CEC board of directors determines that CEC or any of its subsidiaries had grounds to terminate such participant for “cause” (as defined in the CEC 2017 PIP), then (i) any outstanding award held by such participant may be cancelled without payment therefor and (ii) the CEC board of directors may require the participant to forfeit and pay over to CEC, on demand, all or any portion of the compensation, gain or other value realized upon the exercise of any option or stock appreciation right, or the subsequent sale of shares of CEC Common Stock acquired upon exercise of such option or stock appreciation right and the value realized on the vesting, payment or settlement of any other award during the period following the date of the conduct constituting cause. To the extent required by applicable law and/or the rules of any exchange or inter-dealer quotation system on which shares of CEC Common Stock are listed or quoted, or if so required pursuant to a written policy adopted by CEC (as in effect and/or amended from time to time), awards under the CEC 2017 PIP shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into the CEC 2017 PIP and all outstanding award agreements).

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the CEC 2017 PIP and the disposition of shares acquired pursuant to exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Options

The Code requires that, for treatment of an option as an incentive stock option, shares acquired through exercise of an incentive stock option cannot be disposed of before the later of (i) two years from grant or (ii) one year from exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or exercise. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the above-mentioned holding periods, the difference between the exercise price and the amount realized upon disposition of the shares will be long-term capital gain or loss. Assuming both holding periods are satisfied, no deduction will be allowed to CEC for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If the holder of shares acquired through exercise of an incentive stock option disposes of those shares within the holding periods, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the exercise date or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by CEC for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those sections. Finally, if an incentive stock option becomes first exercisable in any year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified share option for federal income tax purposes.

No income will be realized by a participant upon grant of an option that does not qualify as an incentive stock option (“a nonqualified option”). Upon exercise of a non-qualified option, the participant will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. CEC will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections. In the event of a sale of shares received upon the exercise of a non-qualified option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

Stock Appreciation Rights

No income will be realized by a participant upon grant of a stock appreciation right. Upon exercise, the participant will recognize ordinary compensation income equal to the fair market value of the payment received in respect of the stock appreciation right. CEC will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

Restricted Stock

A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. No election under Section 83(b) of the Code or any similar law shall be made without the prior written consent of the plan administrator. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. CEC will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

Restricted Stock Units

A participant will not be subject to tax upon grant of a RSU. Rather, upon delivery of shares or cash pursuant to an RSU, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the RSU. CEC will be able to deduct the amount of taxable compensation for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

Other Stock- or Cash- Based Awards

In general, a participant will not be subject to tax on the date of grant of another stock- or cash-based award. In general, the compensation that the participant receives pursuant to another stock- or cash-based award will be subject to tax on the date that the award is paid at ordinary income tax rates. CEC will be able to deduct the amount of taxable compensation for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those sections.

Section 162(m)

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for U.S. federal income tax purposes for compensation in excess of $1,000,000 per year per person to its chief executive officer and three other officers whose compensation is required to be disclosed in its proxy statement (excluding the chief financial officer), subject to certain exceptions. The CEC 2017 PIP is intended to satisfy an exception from Section 162(m) with respect to grants of options and stock appreciation rights. In addition, the CEC 2017 PIP is designed to permit certain awards of restricted stocks, stock units and other awards (including cash bonus awards) to qualify under the “performance-based compensation” exception to Section 162(m) of the Code. The CEC 2017 PIP is designed to permit the plan administrator to grants awards which may qualify as “performance-based compensation” under Section 162(m) of the Code; however, awards other than options and stock appreciation rights granted under the CEC 2017 PIP will only be treated as “performance-based compensation” under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m). As one of the factors in its decisions regarding grants under and administration of the CEC 2017 PIP, the plan administrator will consider the anticipated effect of Section 162(m). These effects will depend upon a number of factors, including not only whether the grants qualify for the performance exception, but also the timing of executives’ vesting in or exercise of previously granted equity awards and receipt of other compensation. Furthermore, interpretations of and changes in the tax laws and other factors beyond the plan administrator’s control may also affect the deductibility of compensation. For these and other reasons, the plan administrator may make grants that do not qualify for the performance exception and CEC tax deductions for those grants may be limited or eliminated as a result of the application of Section 162(m).

Section 409A of the Code

Certain types of awards under the CEC 2017 PIP may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties and additional state taxes). To the extent applicable, the CEC 2017 PIP and awards granted under the CEC 2017 PIP are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the CEC 2017 PIP and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

As of the date of this joint proxy statement/prospectus, no awards have been granted under the CEC 2017 PIP. All future grants of awards under the CEC 2017 PIP are subject to the discretion of the plan administrator and it is not possible to determine the benefits that will be received in the future by participants in the CEC 2017 PIP or the benefits that would have been received by such participants if the CEC 2017 PIP had been in effect during 2016.

Proposed Retention Program

Immediately upon completion of the Merger and the Restructuring, management intends to propose to the Initial Board of New CEC an employee retention program (the “Proposed Retention Program”) pursuant to which retention awards would be granted to employees under, and subject to, the CEC 2017 PIP. The Proposed Retention Program is subject to formal consideration and approval by the Initial Board of New CEC, although management has informally discussed the Proposed Retention Program with the individuals who will form the Initial Board of New CEC. CEC believes such employee retention programs are customary in merger, restructuring, bankruptcy and other major transaction contexts. Management believes that a post-Emergence employee retention program is vital to retaining personnel and incentivizing employees to remain with New CEC long-term post-Emergence. The retention awards are expected to be, among other things:

•	in an amount up to $153 million in aggregate fair value on the grant date;

•	100% in the form of time-vesting restricted stock units;

•	issued to approximately 650 employee participants;

•	subject to vesting over a period of not more than four years from the grant date; and

•	allocated in amounts that are on average equal to between 260%-270% of the typical annual values historically provided to CEC employees, with the final individual award amounts to be determined by New CEC (individual award amounts have not, however, been determined as of the date of this joint proxy statement/prospectus).

The Proposed Retention Program, if adopted, is expected to contain other terms, design characteristics and mechanics that the Initial Board of New CEC may deem appropriate to implement such retention program and to retain and incentivize employees long-term at New CEC.

The Proposed Retention Program is neither complete nor final as of the date of this joint proxy statement/prospectus and remains subject to further review and analysis by management. The Proposed Retention Program and its design characteristics, including those described above, may change between the date of this joint proxy statement/prospectus and the date of Emergence. While management believes implementing an employee retention program is critical for retaining and incentivizing employees long-term at New CEC post-Emergence, any post-Emergence employee retention program and its design characteristics would be subject to the formal consideration and approval of the Initial Board of New CEC. See the section entitled “Risk Factors—Risks Related to CEC’s Business” beginning on page 87 for additional information on the risks relating to the implementation of an employee retention program.

Certain tables below under the general heading “Interests of Certain Persons in the Merger—Interests of Directors and Executive Officers of CEC in the Merger,” set forth information with respect to prior outstanding awards granted to CEC’s directors and executive officers under the CEC 2012 PIP.

Stockholder Vote

The affirmative vote of a majority of votes cast at the CEC Special Meeting by CEC stockholders will be required to approve the CEC 2017 PIP Proposal.

THE CEC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CEC 2017 PIP.

CEC PROPOSAL 10: ADJOURNMENT OF CEC SPECIAL MEETING

CEC stockholders are being asked to approve a proposal that will give the CEC board of directors authority to adjourn the CEC Special Meeting one or more times if necessary to solicit additional proxies if there are not sufficient votes to approve Proposals 1-9 at the time of the CEC Special Meeting. If this proposal is approved, the CEC Special Meeting could be adjourned to any date. If the CEC Special Meeting is adjourned, CEC stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of Proposals 1-9 but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of all of Proposals 1-9, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote of a majority of votes cast at the CEC Special Meeting by CEC stockholders will be required to approve the adjournment of the CEC Special Meeting.

THE CEC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CEC STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT OF THE CEC SPECIAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER, THE STOCK ISSUANCES, THE CEC ADVISORY COMPENSATION PROPOSAL, THE AUTHORIZED SHARES PROPOSAL, THE CUMULATIVE VOTING PROPOSAL, THE BOARD DECLASSIFICATION PROPOSAL AND THE CEC 2017 PIP PROPOSAL AT THE TIME OF THE CEC SPECIAL MEETING.

CAC PROPOSAL 2: ADJOURNMENT OF CAC SPECIAL MEETING

CAC stockholders are being asked to approve a proposal that will give the CAC board of directors authority to adjourn the CAC Special Meeting one or more times if necessary to solicit additional proxies if there are not sufficient votes to approve Proposal 1 at the time of the CAC Special Meeting. If this proposal is approved, the CAC Special Meeting could be adjourned to any date. If the CAC Special Meeting is adjourned, CAC stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of Proposal 1 but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of Proposal 1, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote of a majority of votes cast at the CAC Special Meeting by CAC stockholders will be required to approve the adjournment of the CAC Special Meeting.

THE CAC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CAC STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT OF THE CAC SPECIAL MEETING IF NECESSARY TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES TO ADOPT THE MERGER AGREEMENT AND APPROVE THE MERGER AT THE TIME OF THE CAC SPECIAL MEETING.

THE MERGER AGREEMENT

The following section is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement is subject to, and qualified in its entirety by reference to, the Merger Agreement, which is included as Annex A to this joint proxy statement/prospectus and incorporate by reference in this joint proxy statement/prospectus. This summary may not contain all of the information about the Merger Agreement that may be important to you. CEC and CAC urge you to read the Merger Agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

This summary and the copy of the Merger Agreement attached to this document as Annex A are included solely to provide investors with information regarding the terms of the Merger Agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The Merger Agreement contains representations and warranties by CEC and CAC, which were made only for purposes of that agreement and as of specific dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement, and in reviewing the representations, warranties and covenants contained in the Merger Agreement or any descriptions thereof in this summary, it is important to bear in mind that those representations, warranties and covenants, and any descriptions of those provisions, were not intended by the parties to the Merger Agreement to be characterizations of the actual state of facts or condition of CEC, CAC or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, and those subsequent developments may or may not be fully reflected in CEC’s and CAC’s public disclosures. For the foregoing reasons, the representations, warranties and covenants, and any descriptions of those provisions, should not be read alone. They should be read in conjunction with the other information contained in the reports, statements and filings that CEC and CAC publicly file with the SEC. For more information regarding these documents, see the section entitled “Where You Can Find More Information” beginning on page 412.

The Merger

The Merger Agreement provides for the Merger of CAC with and into CEC. The parties will take the necessary steps to complete the Merger once the conditions in the Merger Agreement are satisfied. Upon completion of the Merger, CEC will be the surviving company (which is referred to herein as “New CEC”) and will continue its corporate existence as a Delaware corporation, and the separate corporate existence of CAC will cease.

Treatment of CAC Common Stock

At the time the Merger is completed, each share of CAC Common Stock that was issued and outstanding immediately prior to the Merger Effective Time will be converted into the right to receive 1.625 shares of CEC Common Stock, which was calculated, after giving effect to the Emergence Stock Issuance but without giving effect to the CEC Common Equity Buyback, which is referred to herein as the “Exchange Ratio.” For purposes of clarity, such calculation is on a fully diluted basis assuming no conversion of the Convertible Notes upon the effectiveness of the Plan and the completion of the Merger. Shares of CAC Common Stock beneficially owned by CEC (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in CAC’s treasury will be canceled and retired, and no shares of CEC Common Stock will be exchanged for such shares.

If CEC or CAC makes a change in its capitalization before the Merger Effective Time, then proportionate adjustments to the Exchange Ratio will be made to give CAC stockholders the same economic effect as contemplated by the Merger Agreement prior to such change. Examples of changes in the capitalization that would trigger an adjustment are:

•	a stock dividend or distribution on CEC Common Stock or CAC Common Stock;

•	stock splits and reverse stock splits involving CEC Common Stock or CAC Common Stock; and

•	a distribution made of CEC Common Stock or CAC Common Stock or a security that is convertible into CEC Common Stock and CAC Common Stock.

CEC will not issue any fractional shares of CEC Common Stock in the Merger. Instead of any fractional shares that would otherwise be issuable to a holder of CAC Common Stock (after aggregating all fractional shares of CEC Common Stock which such holder would otherwise receive), such fractional shares will be rounded up (if equal to or greater than one-half of a share) or down (if less than one-half of a share) to the nearest whole number of shares of CEC Common Stock.

Treatment of CAC and CEC Stock Options

Upon completion of the Merger and subject to the requirements of Section 424 and 409A of the Code, each outstanding option to purchase shares of CAC Common Stock pursuant to CAC’s equity-based compensation plans (“CAC Stock Options”) will be converted automatically into an option to purchase a number of shares of CEC Common Stock equal to the number of shares of CAC Common Stock underlying the stock option immediately prior to the Merger multiplied by the Exchange Ratio (rounded down to the nearest whole share). A corresponding adjustment will be made to the exercise price of the stock option by dividing the exercise price as in effect immediately prior to the Merger by the Exchange Ratio (rounded up to the nearest whole cent).

Each unvested CAC Stock Option granted pursuant to the CAC 2014 PIP and held by a CAC employee has been amended, and each unvested option to purchase shares of CEC Common Stock (“CEC Stock Options”) granted under the CEC 2012 PIP and any other CAC Stock Options not held by CAC employees will be amended pursuant to the Merger Agreement as of the Merger Effective Time, so that it will become vested and exercisable (at target performance levels, if applicable) upon the optionee’s termination of employment without “cause” (as defined in the CAC 2014 PIP or the CEC 2012 PIP, as applicable) by CEC or any of its subsidiaries or for “good reason” (as defined in the Merger Agreement) in either case within six months following the closing of the Merger. Except for the amendment of the unvested CAC Stock Options granted pursuant to the CAC 2014 PIP, each converted stock option will continue to be governed by the same terms and conditions as were applicable under the CAC Stock Plan (as defined in the Merger Agreement).

The foregoing acceleration provisions are in addition to any acceleration provisions in the existing award agreements governing CAC Stock Options or CEC Stock Options or employment agreements with any holder of CAC Stock Options or CEC Stock Options.

Treatment of CAC and CEC Stock Awards

Each outstanding right to receive shares or share equivalents of CAC Common Stock which has been granted under any CAC Stock Plan (other than any CAC Stock Option) (a “CAC Award”) will cease to represent a right to receive shares or share equivalents in CAC Common Stock, and will be converted automatically into the right to receive shares (or share equivalents, as the case may be) in CEC Common Stock in an amount equal to the product (rounded down to the nearest whole share) of (1) the number of shares of CAC Common Stock subject to such CAC Award and (2) the Exchange Ratio. In addition, under the Merger Agreement each CAC Award will be amended to accelerate upon a termination without “cause” (as defined in the CAC 2014 PIP) or resignation for “good reason” (as defined in the Merger Agreement), in either case within six months following the closing of the Merger. Each outstanding CAC Award held by the CAC named executive officers will vest in full immediately prior to the Merger Effective Time. For all other CAC employees, each unvested CAC Award granted pursuant to the CAC 2014 PIP has been amended to provide that it will become vested and exercisable (at target performance levels, if applicable) upon termination of employment without “cause” by New CEC or any of its subsidiaries or for “good reason”, in either case within six months following closing.

For CAC Awards denominated in cash, the number of shares of CEC Common Stock or other securities, property or cash that may be delivered will be determined pursuant to the terms of the CAC Stock Plan on the relevant settlement date(s) for such awards. Except for the amendment of the unvested CAC Awards granted pursuant to the CAC 2014 PIP, each CAC Award will continue to be governed by the same terms and conditions as were applicable under the CAC Stock Plan.

Pursuant to the Merger Agreement, each CEC Award and any other CAC Awards not held by CAC employees will be amended so that it will become vested and exercisable (at target performance levels, if applicable) upon termination of employment without “cause” (as defined in the CEC 2012 PIP or the CAC 2014 PIP) by CEC or any of its subsidiaries or for “good reason” (as defined in the Merger Agreement), in either case within six months following closing.

The foregoing acceleration provisions are in addition to any acceleration provisions in the existing award agreements governing CAC Awards or CEC Awards or employment agreements with any holder of CAC Awards or CEC Awards.

Effect of Merger on CEC Stock

The Merger will have no effect on CEC’s capital stock. Each share of CEC capital stock that was issued and outstanding immediately before the Merger will remain issued and outstanding after the Merger is completed.

Certificate of Incorporation and By-laws of the Surviving Company

The CEC certificate of incorporation and the CEC by-laws as in effect immediately prior to the completion of the Merger will be the certificate of incorporation and the by-laws of New CEC.

Board of Directors and Executive Officers of New CEC

Upon closing of the Merger, the number of the board of directors of New CEC will be eleven, and the directors will be appointed in accordance with the terms of the Plan, which requires that a certain number of independent directors be appointed to the board of directors of New CEC and that the director appointments be subject to the consent of certain of the Debtors’ creditors. The executive officers of New CEC will be appointed prior to or at the closing of the Merger and will be in accordance with the terms of the Plan and as agreed upon by CEC and CAC.

Closing and Merger Effective Time

The closing of the Merger will take place in the offices of Reed Smith in New York, on the third Business Day after satisfaction or waiver of the conditions to closing of the Merger or on such other date or at such other time or place that CEC and CAC agree to. Promptly following the closing, CEC and CAC will execute and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware. The Merger will become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as specified in the Certificate of Merger.

Exchange and Payment Procedures

At or as promptly as practicable after the Merger is completed, CEC will deposit the merger consideration with the Exchange Agent, which will be reasonably agreed to by CAC. Specifically, the deposit will consist of:

•	book entry shares representing the shares of CEC Common Stock issuable in exchange for the shares of CAC Common Stock which will be cancelled in the Merger; and

•	cash in an amount equal to any dividends or distributions which are payable to CAC stockholders under the Merger Agreement.

As soon as practicable after the Merger is completed, but in no event later than five business days after the Merger is completed, the Exchange Agent will mail each holder of record of CAC Common Stock a letter of transmittal which will contain instructions for surrendering their stock certificates. Each holder of a CAC stock certificate, who surrenders his, her or its stock certificates to the Exchange Agent together with properly signed transmittal materials, will be entitled to receive, for each share of CAC Common Stock he, she or it holds the consideration as provided for in the Merger Agreement.

CEC will have no obligation to make any payments in exchange for cancelled shares of CAC Common Stock until the former CAC stockholders have surrendered the stock certificates representing their shares of CAC Common Stock with properly signed transmittal materials to the Exchange Agent.

If a CAC stock certificate has been lost, stolen or destroyed, the Exchange Agent will issue the CEC Common Stock payable under the Merger Agreement to the stockholders upon receipt of an affidavit by the stockholders regarding the loss of their stock certificate. CEC or the Exchange Agent may require the stockholder to post a bond in a reasonable amount as indemnity against any claim that may be made against CEC or the Exchange Agent with respect to the stockholder’s lost, stolen or destroyed CAC stock certificate.

Former CAC stockholders may exchange their CAC stock certificates through the Exchange Agent for up to 360 days after the completion of the Merger. At the end of that period, the Exchange Agent will return any remaining CEC shares and cash to CEC, and former CAC stockholders who did not previously exchange their CAC stock certificates for the Merger consideration must apply to CEC for payment of the merger consideration. Neither CAC nor CEC will be liable to any former holder of CAC Common Stock for any merger consideration that is paid to a public official pursuant to any applicable abandoned property, escheat or similar laws.

The Exchange Agent (or, after the completion of the Merger, New CEC) is entitled to deduct and withhold from any cash amounts payable to any CAC Common Stockholder the amounts that the Exchange Agent or New CEC is required to deduct and withhold under the Code or any state, local or foreign tax law or regulation. Any amounts that CEC or the Exchange Agent withholds will be treated as having been paid to the CAC stockholder, and such amounts will be delivered by CEC or the Exchange Agent to the applicable taxing authority.

Once the Merger is completed, no transfers on the stock transfer books of CAC will be permitted other than to settle transfers of shares of CAC Common Stock that occurred prior to the Merger Effective Time.

Dividends and Distributions

Upon surrender of their CAC stock certificates to the Exchange Agent, former CAC stockholders will be paid, without interest:

•	any dividends or distributions that were declared by CAC on CAC Common Stock with a record date prior to the date on which the Merger was completed, and that remained unpaid at the time the Merger was completed; and

•	any dividends or distributions that were declared on the CEC Common Stock with a record date after the date on which the Merger was completed, and that became payable before the date of surrender.

Representations and Warranties

The Merger Agreement contains generally reciprocal and customary representations and warranties of CEC and CAC relating to CEC’s and CAC’s businesses. The representations and warranties of CAC and CEC are subject, in some cases, to exceptions and qualifications contained in the Merger Agreement and the matters contained in the disclosure schedules that CAC and CEC delivered to each other at the time they entered into the Merger Agreement. The representations and warranties in the Merger Agreement only remain in effect until the Merger is completed.

The representations and warranties that each of CAC and CEC made relate to, among other things, the following:

•	corporate matters, such as their respective organization, corporate power and authority, and subsidiaries;

•	their respective capital stock;

•	certain representations related to the disclosure, organization and ownership of their subsidiaries

•	their respective corporate power and authority to enter into the Merger Agreement;

•	the fact that entering into the Merger Agreement and completing the Merger will not cause a violation of their respective organizational documents or applicable laws, a breach of contract or acceleration of indebtedness;

•	the governmental filings and consents, including any filings or approvals required under the HSR Act or any other applicable antitrust laws, authorizations, approvals and exemptions that are required to be completed or obtained in order to enter into the Merger Agreement and complete the Merger;

•	reports filed with regulatory entities, and the absence of regulatory proceedings or investigations;

•	their respective filings with the SEC, the conformity of their respective financial statements with U.S. generally accepted accounting principles, and the maintenance of their respective and their respective subsidiaries’ books and records in accordance with applicable legal and accounting requirements;

•	the general manner in which their respective businesses are conducted, and the absence of any material adverse effect (as defined below) affecting each party and their respective subsidiaries;

•	legal proceedings;

•	tax matters;

•	employee benefit plans and labor matters;

•	real property;

•	compliance with applicable laws;

•	material contracts;

•	agreements with regulatory agencies;

•	undisclosed liabilities;

•	environmental liabilities;

•	takeover laws and provisions;

•	intellectual property;

•	insurance;

•	accounting and internal controls;

•	financial advisors; and

•	related party transactions.

Certain representations and warranties of CEC and CAC are qualified as to “materiality” or “material adverse effect.” A “material adverse effect,” when used in reference to CEC or CAC, means, with respect to CEC or CAC, any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of CEC and its subsidiaries, taken as a whole, or CAC and its subsidiaries, taken as a whole, as the case may be, or (b) the ability of CEC or CAC, as the case may be, to complete the transactions contemplated by the Merger Agreement. In determining whether a material adverse effect has occurred, the following will be excluded:

•	changes generally affecting the economy, financial or securities markets;

•	the announcement of the transactions contemplated by the Merger Agreement (including the announcement of the Caesars RSAs and the Plan) and each party’s compliance with the terms and conditions of the Merger Agreement and the Caesars RSAs;

•	any change in GAAP or applicable law (other than a change in gaming law prohibiting or substantially restricting gaming activities which are currently permitted);

•	any outbreak or escalation of war or any act of terrorism;

•	the failure, in and of itself, to meet internal or published projections, forecasts, budgets, or revenue, sales or earnings predictions for any period (but not the facts or circumstances underlying or contributing to any such failure);

•	the Restructuring Related Claims (as defined in the Merger Agreement) to the extent satisfied and discharged in a manner that is materially consistent with the Plan and otherwise acceptable to CEC and CAC;

•	general conditions (or changes therein) in the travel, hospitality or gaming industries; or

•	the 105 Injunction Order (as defined in the Merger Agreement) and related guarantee litigation or any of the matters excluded from the consideration and determination of an Adverse Recommendation Change (as described below);

provided, however, that any event, occurrence, fact, condition or change referred to in the first, third, fourth or seventh bullets above will be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on CEC and its subsidiaries, taken as a whole, or CAC and its subsidiaries, taken as a whole, as the case may be, compared to other participants in the industries in which CEC and its subsidiaries or CAC and its subsidiaries, as the case may be, conduct their businesses.

Conduct of Business While the Merger is Pending

CEC and CAC agreed to generally customary covenants that place restrictions on them and their respective subsidiaries until the Merger is completed. For example, CEC and CAC agreed to:

•	conduct their businesses and that of their subsidiaries in the ordinary course of business consistent with past practice and in compliance with law;

•	use commercially reasonable efforts to maintain its material assets and properties in their current condition; (normal wear and tear damages caused by casualty or by any reason outside of its control excepted); and

•	preserve intact its business organization and maintain the existing relations with customers, suppliers, tenants, creditors, licensors, licensees, business partners, officers, key employees, consultants, insurers and others having business dealings with it, in each case in all material respects.

CAC and CEC further agreed that CAC and CEC and their subsidiaries would refrain from taking certain actions while the Merger is pending, unless permitted by the Merger Agreement or the other party has consented in advance. For example, CAC and CEC and their subsidiaries will not:

•	enter into any material new line of business outside the ordinary course of business consistent with past practice;

•	amend (A) the governing documents of CEC or CAC, as applicable, (B) the governing documents of its subsidiaries or (C) any terms of its outstanding equity interests or other securities;

•	make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except for (A) dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries or (B) dividends, distributions, redemptions and purchases that are not material to it and its subsidiaries, taken as a whole;

•	issue or sell or encumber any of its equity interests or any securities convertible into, or rights to acquire, any of its equity interests;

•	purchase any equity interests in or securities of, or make any other investment in, or make any loans or advances to, any person, except for acquisitions, investments, loans or advances (A) in the ordinary course of business consistent with past practice or (B) that are not material to it and its subsidiaries, taken as a whole;

•	(A) materially increase the compensation payable or that could become payable to directors or officers, (B) increase the compensation payable or that could become payable to employees in any material respect, other than increases in compensation made in the ordinary course of business consistent with past practice, (C) enter into any new, or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees or (D) enter into or amend in any material respect any labor agreement except in the ordinary course of business consistent with past practice;

•	enter into, establish, adopt, amend, modify or renew any benefit arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee, take any action to accelerate the vesting or exercisability of CEC Stock Options, CEC Awards, CAC Stock Options or CAC Awards, as applicable, or other compensation or benefits payable under any benefit arrangement, fund or in any other way secure or fund the payment of compensation or benefits under any benefit arrangement, change the manner in which contributions to any benefit arrangement are made or determined, or add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), subject to certain exceptions;

•	sell, transfer, lease, dispose of, grant or otherwise authorize the sale, transfer, lease, disposition, grant of, any of its material properties or assets, except in the ordinary course of business consistent with past practice;

•	except in the ordinary course of business consistent with past practice cancel any material indebtedness owed to it or waive any claims or rights of substantial value of it;

•

(A) terminate, enter into, renew, extend, amend or modify in any material respect adverse to such party any material contract, (B) incur, guarantee, pay or prepay any material indebtedness for borrowed money other than in the ordinary course of business consistent with past practice, (C) make any capital expenditures in excess of the amount set forth in the Merger Agreement, (D) incur any material liabilities other than in the ordinary course of business consistent with past practice or (E) place any lien on any of its material properties or assets, except in the ordinary course of business consistent with past practice;

•	make any material change to its financial accounting methods, principles or practices, except as may be required by law or by GAAP;

•	other than elections made in connection with the Restructuring (including an election to accelerate deferred discharge of indebtedness income under Section 108(i) of the Code or any similar provision of state, local or foreign tax law), change or revoke any material tax election, materially change any of its methods of reporting income or deductions for tax purposes, compromise any material tax liability or settle any material tax claim, audit or dispute, or file any materially amended tax return;

•	enter into any material settlement, consent decree or other agreement or arrangement with a third party or governmental entity;

•	(A) knowingly take, or knowingly omit to take, any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions set forth in the Merger Agreement not being satisfied in a timely manner, except as may be required by applicable law;

•	enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance requiring the commitment of capital or the contribution of assets by it or other obligations of it in excess of $200 million, individually or in the aggregate;

•	abandon, encumber, convey title (in whole or in part), license or grant a covenant not to sue or any other right to material intellectual property, other than in the ordinary course of business consistent with past practice;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing actions.

Regulatory Matters

CEC agreed to prepare and file with the SEC, as soon as reasonably practicable after the date the parties entered into the Merger Agreement, a registration statement on Form S-4, of which this joint proxy statement/prospectus is a part. CAC is responsible for preparing and furnishing information about itself and its directors, officers and stockholders to CEC to include in the registration statement, and for obtaining any needed opinions and consents. CEC will use commercially reasonable best efforts to have the registration statement declared effective under the Securities Act. CEC and CAC agreed they will mail the joint proxy statement/prospectus to their respective stockholders as promptly as reasonably practicable following the registration statement being declared effective.

CEC and CAC agreed to make any necessary filings with antitrust regulators relating to the Merger, to the extent required in the reasonable judgment of counsel to CEC and CAC. CEC and CAC have determined that no such filings are necessary.

Access to Information

CEC and CAC each agreed that upon reasonable notice and subject to applicable laws relating to the exchange of information, they will provide the other party (and its affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors) reasonable access during normal business hours to all properties, books, contracts, records and personnel as may be reasonably requested. All information so provided will be kept confidential pursuant to pre-existing confidentiality agreements between CEC and CAC.

Stockholder Approvals

CEC and CAC agreed to hold meetings of their respective stockholders as promptly as is reasonably practicable for the purpose of obtaining the necessary CEC and CAC stockholder vote to approve the adoption of Merger Agreement and the Merger. In addition, each of CEC’s and CAC’s board of directors agreed (subject to exercise of its fiduciary duties if CAC receives a Superior Proposal, as discussed later in this summary) to recommend to the stockholders of CEC and CAC, as applicable, that they vote in favor of the Merger and the Merger Agreement as soon as the facts and circumstances would justify such a recommendation.

Listing on NASDAQ

CEC is required to use commercially reasonable best efforts to cause the shares of CEC Common Stock that will be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the completion of the Merger.

Employee Benefit Plans and Labor Agreements

CEC and CAC agreed to use commercially reasonable efforts to obtain waivers from all of their respective employees who will become employees of New CEC following the Merger and who are parties to all employment agreements, severance agreements, change in control agreements, equity and incentive award agreements or similar agreements containing “change in control” or similar provisions, which state that the transactions contemplated by the Merger Agreement and any other transactions in connection with the Restructuring do not constitute a “Change in Control” (or similar term) as defined in such agreements. CEC and CAC may each negotiate new labor agreements in the ordinary course of business consistent with past practice and may amend or change benefit arrangements in the ordinary course of business consistent with past practice.

Indemnification and Insurance

CEC agreed it will indemnify each current and former director, officer and employee of CAC and its subsidiaries after the completion of the Merger. Specifically, if any claim, suit, proceeding or investigation is initiated or threatened against any of those persons and arising out of or pertaining to matters existing or actions or omissions occurring at or before the Merger Effective Time, or in relation to the Merger Agreement, CEC will indemnify those persons to the fullest extent currently provided under applicable law and the articles of incorporation and by-laws of CAC. CEC agreed it will honor this obligation, regardless of whether the claim, suit, proceeding or investigation is initiated before or after the completion of the Merger.

CEC also agreed to purchase and maintain directors’ and officers’ liability insurance that covers the persons who are currently covered by CAC’s directors’ and officer’s liability insurance policies. The insurance coverage to be purchased by CEC will cover acts or omissions that may occur before the completion of the Merger. CEC is required to maintain this insurance coverage for six years following the completion of the Merger.

Acquisition Proposals

In connection with CEC’s entry into the Merger Agreement, CAC agreed to certain restrictions that may discourage a third party from submitting an Acquisition Proposal to CAC that might result in greater value to CAC’s stockholders than the Merger with CEC, or may result in a potential acquirer proposing to pay a lower per share price to acquire CAC than it might otherwise have proposed to pay. For a period of 45 business days after the signing of the A&R Merger Agreement, CAC had the right to solicit and encourage any offer, proposal or inquiry relating to, or any third-party indication of interest in, any acquisition or purchase of 100% of the issued and outstanding CAC Common Stock, which period has expired. Within one business day after the expiration of the 45 business day solicitation period, CAC has agreed to notify CEC in writing of the material terms and conditions of any acquisition proposal received.

After the expiration of the 45 business day solicitation period, CAC has agreed to cease any solicitation activities that relate to a CAC acquisition proposal.

At any time prior to obtaining its requisite stockholder approval, the CEC or CAC board of directors, as applicable, may participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the CEC or CAC board of directors, as applicable, believes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal (as described below), only if the CEC or CAC board of directors, as applicable, determines in good faith, after consultation with outside legal counsel, that the failure to consider such proposal would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law.

The CEC or CAC board of directors, as applicable, may (1) terminate the Merger Agreement to enter into an acquisition agreement with respect to a Superior Proposal if it determines in good faith that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law or (2) effect an Adverse Recommendation Change (as described below) with respect to such party, if the board of directors effecting such Adverse Recommendation Change determines in good faith, after consultation with its legal advisors, that failure to make an Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law. Such a termination would require the terminating party to pay a termination fee as calculated in accordance with the Merger Agreement.

An “Acquisition Proposal” as used in the Merger Agreement is defined to include, among other things: with respect to either CEC or CAC, any offer, proposal or inquiry relating to, or any third-party indication of interest in, any purchase, tender offer or business combination involving the acquisition, whether direct or indirect, of 20% or more of the consolidated assets of CEC or CAC or any of their subsidiaries, as applicable, or of 20% or more of the equity or voting securities of CEC or CAC or any of their subsidiaries, as applicable, whose assets constitute more than 20% of the consolidated assets of CEC or CAC or any of their subsidiaries, as applicable.

A “Superior Proposal” as used in the Merger Agreement is defined to include, among other things: with respect to either CEC or CAC, a bona fide written acquisition proposal which the board of directors of such party concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (1) is more favorable to the stockholders of such party from a financial point of view than the transactions contemplated by the Merger Agreement and (2) is reasonably likely to be completed on the terms proposed (taking into account, among other things, financing and the likelihood of receiving all required governmental approvals). A Superior Proposal does not include any inquiry or proposal relating to the sale of all or any part of the businesses or properties of CIE, including the social and mobile games business of CIE.

An “Adverse Recommendation Change” as used in the Merger Agreement includes (1) the withdrawal, amendment, modification or material qualification of the recommendation by the CEC board of directors or the CAC board of directors in favor of a adopting the Merger Agreement and approving the Merger, as applicable, in a manner adverse to CAC or CEC, as applicable, (2) the recommendation of a Superior Proposal, (3) the failure to recommend against acceptance of any third-party tender offer or exchange offer for the shares of CEC Common Stock or CAC Common Stock, as applicable, within 10 business days after commencement of such offer and (4) the making of any public statement inconsistent with the recommendation by the CEC board of directors or the CAC board of directors in favor of a adopting the Merger Agreement and approving the Merger, as applicable. In any event, any of the following events, in and of itself, cannot be the basis for an Adverse Recommendation Change:

•	any decision in Marblegate Asset Mgmt. v. Educ. Mgmt. Corp., 75 F. Supp. 3d 592, 614 (S.D.N.Y. 2014), presently on appeal to the Second Circuit Court of Appeals or any related CEC guaranty litigation;

•	any legislative change to the Trust Indenture Act of 1939;

•	the prosecution of any of the Restructuring Related Claims, provided that, such Restructuring Related Claims are satisfied and discharged in a manner that is materially consistent with the Plan and otherwise acceptable to CEC and CAC; or

•	any change in the financial or securities markets or in the market price or valuation of any security or financial interest, or in the business, results of operations or prospects of CEC or CAC, except for any such change occurring (I) after the date of the Merger Agreement that is not reasonably foreseeable as of that date, or (II) prior to the date of the Merger Agreement that is not known as of that date to the extent that such change has (1) a materially disproportionate effect on CEC or CAC and their subsidiaries, taken as a whole, compared to (A) the other party and its subsidiaries, taken as a whole, or (B) other participants in the industries in which CEC or CAC and their subsidiaries, conduct their businesses, or (2) a material and adverse impact on the ability of CEC or CAC to finance, complete or implement the Restructuring, including with respect to the completion of the transactions contemplated under the Caesars RSAs and the Plan.

Conditions to Completion of the Merger

The Merger Agreement contains a number of closing conditions. CAC and CEC are required to complete the Merger only if those conditions are satisfied or, in the alternative (and if legally permissible), the requirement to satisfy the condition is waived by the other party.

The following closing conditions apply to both CAC and CEC. In other words, neither party will be required to complete the Merger unless the conditions listed below are satisfied (or waived):

•	each of CEC and CAC have received the required votes to adopt the Merger Agreement and approve the Merger;

•	all of the required licenses, permits, approvals, orders, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements issued by any gaming authority or under any gaming laws which are necessary for the Merger have been granted without the imposition of limitations, restrictions or conditions materially adverse to CEC or CAC, and are in full force and effect;

•	no law or order issued by any governmental entity (including any gaming authority) has been adopted, promulgated or issued that would prohibit, restrain, enjoin or render unlawful the completion of the Merger;

•	the registration statement of which this joint proxy statement/prospectus is a part is effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated by the SEC and not withdrawn;

•	the shares of CEC Common Stock to be issued in the Merger have been authorized for listing on the NASDAQ, subject to official notice of issuance;

•	the Plan contains the Debtor Release, the Third-Party Release and the Exculpation (each as defined in the Merger Agreement);

•	any waiting period under the HSR Act with respect to the Merger or any other applicable antitrust laws for which a filing has been made shall have expired or been terminated;

•	the Plan has been confirmed by the Bankruptcy Court pursuant to the Confirmation Order, which Confirmation Order was entered on January 17, 2017, and the Confirmation Order has not been stayed, vacated or modified; and

•	the time at which all conditions to the Plan have been satisfied will occur contemporaneously with the closing of the Merger.

In addition, CAC and CEC each have their own individual conditions to closing of the Merger. Certain of these closing conditions, as listed below, are based on the other party’s compliance with the Merger Agreement. Individually, CAC or CEC will not be obligated to close the Merger unless:

•	the representations and warranties of each party are true and correct as though made on and as of the closing date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties will be true and correct as of such date);

•	the other party has performed all of its obligations under the Merger Agreement in all material respects;

•	the party has received a legal opinion from its tax counsel, dated as of the closing date of the Merger, that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code; and

•	there will not have occurred, since the date of this Agreement, a material adverse effect with respect to either CEC or CAC.

CAC’s obligation to complete the Merger is subject to additional closing conditions related to the tax consequences of the Restructuring. CAC will not be obligated to close the Merger unless:

•	the PLRs, which were received from the IRS on January 5, 2017, have not been revoked, amended or modified in a manner that is materially adverse to CEC or CEOC or their respective subsidiaries, and the representations made in support of the PLRs and the facts described therein continue to be true, correct and complete in all material respects;

•	CEC has received (1) an opinion letter from counsel to CEOC, based on facts, customary representations and assumptions set forth or described in such opinion, that the restructuring of CEOC into New CEOC and PropCo and the transfer of consideration to CEOC’s creditors should not result in a material amount of U.S. federal income tax to CEOC (determined as if CEOC and its Subsidiaries were a stand-alone consolidated group for U.S. federal income tax purposes), which opinion will comply with the requirements of the Plan (such opinion, the “PropCo Tax Letter”), and (2) a reliance letter from counsel to CEOC permitting CEC to rely on such opinions, which reliance letter is reasonably satisfactory to CAC; and

•	CEC has received should-level tax opinions from counsel to CEC or PricewaterhouseCoopers LLP, based on facts, representations and assumptions set forth or described in such opinions, that there should not be a material amount of U.S. federal income tax to CEC as a result of certain transactions undertaken as part of the Restructuring that will not be addressed by the PLRs or the PropCo Tax Letter, which opinions are (1) reasonable, customary and market as to their scope and (2) reasonably satisfactory to CAC.

Neither party can provide assurance as to when, or if, all of the conditions to the Merger can or will be satisfied or waived by the appropriate party. On January 5, 2017 CEC and CEOC received the PLRs. As of the date of this joint proxy statement/prospectus, neither party has any reason to believe that the remaining conditions to the Merger will not be satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the Merger is completed by mutual consent of CEC and CAC. Also, either party, acting alone, has the right to terminate the Merger Agreement in any of the following circumstances:

•	if either CAC or CEC fails to obtain the required votes of its stockholders to adopt the Merger Agreement and approve the Merger, or approve the issuance of shares of CEC Common Stock, as applicable;

•	if there has occurred and is continuing: (i) a breach by the other party of any representation or warranty or (ii) a breach by the other party of any of the covenants or agreements in the Merger Agreement if the breach is not cured within 30 days after the giving of written notice to the breaching party of such breach;

•	if, before either CEC and CAC have obtained the required votes of its stockholders to adopt the Merger Agreement and approve the Merger, or the Merger Stock Issuance, as applicable, the board of directors of the other party has effected an Adverse Recommendation Change (as described above);

•	if the closing of the Merger has not occurred by the close of business on December 31, 2017, except that the right to terminate the Merger Agreement will not be available to any party whose failure to comply with any provision of the Merger Agreement has been the cause of, or materially contributed to, the failure of the closing of the Merger to occur on or before such date;

•	if any gaming authority has denied, rescinded or revoked a required gaming approval and such denial, rescission or revocation has become final and non-appealable, except that the right to terminate the Merger Agreement will not be available to any party whose failure to comply with any provision of the Merger Agreement has been the cause of, or materially contributed to, such denial, rescission or revocation;

•	if prior to the receipt of the required votes of the stockholders of CEC or CAC, the CEC or CAC board of directors authorizes CEC or CAC, as applicable, to enter into an acquisition agreement in respect of a Superior Proposal (as described above);

•	by either CEC or CAC, if (A)(1) CEOC files, without CEC or CAC’s prior written consent, as applicable, (x) a plan of reorganization, a disclosure statement or a proposed Confirmation Order in the Chapter 11 Cases that does not include the Debtor Release, the Third-Party Release or the Exculpation or (y) any motion, pleading, or other document with the Bankruptcy Court in the Chapter 11 Cases that is otherwise materially inconsistent with the applicable Caesars RSA or the Plan or (2) the Confirmation Order (x) does not include the Debtor Release, the Third-Party Release or the Exculpation or (y) is not otherwise materially consistent with the Plan and otherwise reasonably acceptable to CEC and CAC, as applicable, (B) the Bankruptcy Court has entered an order (1) appointing, in the Chapter 11 Cases a Chapter 11 trustee under Section 1104 of the Bankruptcy Code or an examiner with expanded powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code, (2) dismissing any of the Chapter 11 Cases or (3) converting any of the Chapter 11 Cases to Chapter 7 of the Bankruptcy Code or (C) either of the Caesars RSAs is terminated or becomes null and void; and

•	by either Party (i) during the fourteen (14) day period following the date on which any 105 Injunction Order ceases to be in effect or (ii) if CEOC fails to file a motion on or before August 14, 2016 or such earlier date as may be required by the local rules governing the Chapter 11 Cases for the filing of such motion, in form and substance reasonably acceptable to CAC or CEC, as applicable, seeking to extend the 105 Injunction Order currently in effect to the period ending on the Confirmation Date.

Amendment of the Merger Agreement; Waiver

The parties may amend the Merger Agreement and either party may waive a requirement for the other party to comply with any provision in the Merger Agreement. On February 20, 2017, pursuant to the Amendment, the parties have waived any breaches of covenants related to the Restructuring that may have occurred prior to such date.

Termination Fee

If the Merger Agreement is terminated by (1) CAC or CEC because the CAC stockholder approval has not been received or by CEC because of an uncured breach by CAC of any representation or warranty or any of the covenants or agreements in the Merger Agreement, and CAC completes a transaction with respect to an acquisition proposal within 12 months of the termination of the Merger Agreement, (2) by CAC because it has determined to enter into a Superior Proposal or (3) by CEC because CAC’s board of directors has effected an Adverse Board Recommendation, then CAC will pay to CEC a termination fee of $25 million. If CAC had terminated the Merger Agreement because it had determined to enter into a Superior Proposal, which had been received by CAC before the solicitation period ended, then the termination fee payable to CEC would have been $18 million.

If the Merger Agreement is terminated by (1) CAC or CEC because the CEC stockholder approval has not been received or by CAC because of an uncured breach by CEC of any representation or warranty or any of the covenants or agreements in the Merger Agreement, and CEC completes a transaction with respect to an acquisition proposal within 12 months of the termination of the Merger Agreement, (2) by CEC because it has determined to enter into a Superior Proposal or (3) by CAC because CEC’s board of directors has effected an Adverse Board Recommendation, then CEC will pay to CAC a termination fee of $25 million.

In the event the Merger Agreement is terminated by either party due to an uncured breach by the other party of any representation or warranty or any of the covenants or agreements in the Merger Agreement, then the other party will pay up to $10 million of the non-breaching party’s expenses with respect to the Merger, and such amounts will be credited towards the payment of the termination fee if it should become due.

Expenses

In general, CEC and CAC each are responsible for the expenses which it incurs in connection with the negotiation and completion of the Merger. CEC and CAC will share equally in the cost of the SEC registration fee and costs and expenses associated with filing the Form S-4 registration statement and printing and mailing this joint proxy statement/prospectus.

THE VOTING AGREEMENTS

The following is a summary of the material terms of the Voting Agreements. This summary may not contain all of the information about the Voting Agreements that is important to you. The summary in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Voting Agreements attached as Annex B to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the Voting Agreements in their entirety.

The CEC Voting Agreement

On July 9, 2016, CEC entered into a Voting Agreement (the “CEC Voting Agreement”) among CEC, Hamlet Holdings and, solely with respect to certain provisions of the CEC Voting Agreement, affiliates of Apollo and TPG and certain of their co-investors (collectively, the “Holders”).

Pursuant to the CAC Irrevocable Proxy made and granted by the Holders on October 21, 2013, Hamlet Holdings has the sole voting and sole dispositive power with respect to 90,063,316 shares of CAC Common Stock (the “CAC Subject Shares”), which constituted approximately 64.8% of the outstanding shares of CAC Common Stock as of June 13, 2017.

Subject to the terms of the CEC Voting Agreement, Hamlet Holdings has agreed to, among other things, (1) cause all of the CAC Subject Shares to be counted as present for purposes of calculating a quorum at any meeting of stockholders of CAC, or any adjournment or postponement thereof, (2) vote the CAC Subject Shares in favor of (x) the adoption of the plan of Merger contained in the Merger Agreement and (y) any other action, proposal, transaction or agreement that would reasonably be expected to facilitate the completion of the Merger, subject to certain conditions, and (3) vote the CAC Subject Shares against (x) any Acquisition Proposal or any action that would reasonably be expected to impede, delay, discourage or adversely affect the timely completion of the Merger and (y) any action to change the voting rights of any class of shares of CAC, amend the organizational documents of CAC or amend the capital structure of CAC. In addition, subject to the terms and conditions of the CEC Voting Agreement, Hamlet Holdings has agreed to support, and cause its Members (as defined in the CEC Voting Agreement) to support, the Restructuring and to not, and to cause its Members to not, transfer, or agree to transfer, any CAC Subject Shares, subject to certain exceptions.

Either party may terminate the CEC Voting Agreement upon providing notice of termination to the other upon the occurrence of, among other things, (1) a CAC Adverse Recommendation Change prior to obtaining the CAC Requisite Vote, (2) the termination of the CAC Voting Agreement, (3) the termination of the Merger Agreement, subject to certain exceptions, (4) December 31, 2017 or (5) the time the Merger becomes effective. In certain circumstances, Hamlet Holdings may also terminate the CEC Voting Agreement if either the Merger Agreement or the Plan is amended in a manner that adversely affects Hamlet Holdings or certain related entities.

The CAC Voting Agreement

On July 9, 2016, CAC entered into a Voting Agreement (the “CAC Voting Agreement” and, together with the CEC Voting Agreement, the “Voting Agreements”) among CAC, Hamlet Holdings and, solely with respect to certain provisions of the CAC Voting Agreement, the Holders.

Pursuant to the CEC Irrevocable Proxy made and granted by the Holders on November 22, 2010, Hamlet Holdings has the sole voting and sole dispositive power with respect to 87,605,299 shares of CEC Common Stock (the “CEC Subject Shares”), which constituted approximately 58.8% of the outstanding shares of CEC Common Stock as of June 13, 2017.

Subject to the terms of the CAC Voting Agreement, Hamlet Holdings has agreed to, among other things, (1) cause all of the CEC Subject Shares to be counted as present for purposes of calculating a quorum at any meeting of stockholders of CEC, or any adjournment or postponement thereof, (2) vote the CEC Subject Shares in favor of (x) the adoption of the plan of Merger contained in the Merger Agreement and (y) any other action, proposal, transaction or agreement that would reasonably be expected to facilitate the completion of the Merger, subject to certain conditions, and (3) vote the CEC Subject Shares against (x) any Acquisition Proposal or any action that would reasonably be expected to impede, delay, discourage or adversely affect the timely completion of the Merger and (y) any action to change the voting rights of any class of shares of CEC, amend the organizational documents of CEC or amend the capital structure of CEC. In addition, subject to the terms and conditions of the CAC Voting Agreement, Hamlet Holdings has agreed to support, and cause its Members (as defined in the CAC Voting Agreement) to support, the Restructuring and to not, and to cause its Members to not, transfer, or agree to transfer, any CEC Subject Shares, subject to certain exceptions.

Either party may terminate the CAC Voting Agreement upon providing notice of termination to the other upon the occurrence of, among other things, (1) a CEC Adverse Recommendation Change prior to obtaining the CEC Requisite Vote, (2) the termination of the CEC Voting Agreement, (3) the termination of the Merger Agreement, subject to certain exceptions, (4) December 31, 2017 or (5) the time the Merger becomes effective. In certain circumstances, Hamlet Holdings may also terminate the CAC Voting Agreement if either the Merger Agreement or the Plan is amended in a manner that adversely affects Hamlet Holdings or certain related entities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of Directors and Executive Officers of CEC in the Merger

CEC stockholders should be aware that directors and executive officers of CEC have certain interests in the Merger that may be different from or in addition to the interests of CEC stockholders generally. The CEC board of directors was aware of these interests and considered them, among other things, in evaluating the Merger and negotiating the Merger Agreement. These interests are discussed below and certain of these items are quantified in the tables that follow the narrative below and in the section entitled “CEC Proposal 5: Advisory Vote on Merger-Related Compensation for CEC Named Executive Officers and Certain CAC Named Executive Officers” beginning on page 340 of this joint proxy statement/prospectus.

As of the date of this joint proxy statement/prospectus, CEC’s executive officers are:

•	Mark Frissora, President and Chief Executive Officer;

•	Eric Hession, Executive Vice President and Chief Financial Officer;

•	Thomas M. Jenkin, Global President of Destination Markets;

•	Timothy R. Donovan, Executive Vice President, General Counsel and Chief Regulatory and Compliance Officer;

•	Janis Jones Blackhurst, Executive Vice President of Public Policy and Corporate Responsibility;

•	Richard Broome, Executive Vice President of Public Affairs and Communications;

•	Robert Morse, President of Hospitality;

•	Les Ottolenghi, Executive Vice President and Chief Information Officer;

•	Christian Stuart, Executive Vice President of Gaming & Interactive Entertainment;

•	Ruben Sigala, Executive Vice President and Chief Marketing Officer;

•	Mary Thomas, Executive Vice President, Human Resources; and

•	Steven Tight, President, International Development.

Gary Loveman, who previously served as CEC’s President and Chief Executive Officer, resigned from such positions on June 30, 2015, and from employment with CEC on December 31, 2016. In connection with such termination of employment, Mr. Loveman’s outstanding CEC and CAC equity awards vested in full and no additional compensation is due to Mr. Loveman, though, pursuant to the terms of his employment agreement, he remains eligible for lifetime medical coverage under CEC’s group health insurance plan. Mr. Loveman continues to serve on the board of directors of CEC as its Chairman.

Treatment of CEC and CAC Equity Awards and CEC Cash Awards in the Merger

Enhanced Vesting Terms of CEC Equity Awards in the Merger

Immediately prior to the Merger Effective Time, each CEC Stock Option granted under the CEC 2012 PIP will be amended in accordance with its terms to provide that it will become vested and exercisable (at target performance levels for performance-based CEC Stock Options) in the event the optionee’s employment is terminated without “cause” (as defined in the CEC 2012 PIP) by New CEC or any of its subsidiaries or by the optionee for “good reason” (as defined in the Merger Agreement), in either case, within six months following the Merger Effective Time. In addition, immediately prior to the Merger Effective Time, each outstanding and unvested right to receive shares or share equivalents of CEC Common Stock granted under the CEC 2012 PIP (other than any CEC Stock Option) will be amended in accordance with its terms to provide that it will become vested (at target performance levels for performance-based awards) in the event the awardee’s employment is terminated without “cause” (as defined in the CEC 2012 PIP) by New CEC or any of its subsidiaries or by the awardee for “good reason” (as defined in the Merger Agreement), in either case, within six months following the Merger Effective Time.

Although it is not currently anticipated that any of CEC’s executive officers will experience a termination of employment in connection with the completion of the Merger, for an estimate of the amounts that would become payable to each of CEC’s named executive officers in settlement of their unvested equity-based awards, see “CEC Proposal 5: Advisory Vote on Merger-Related Compensation for CEC Named Executive Officers and Certain CAC Named Executive Officers” beginning on page 340 of this joint proxy statement/prospectus. CEC estimates that the aggregate amount that would become payable to the seven executive officers who are not named executive officers in settlement of their unvested equity awards if the Merger Effective Time was June 13, 2017, and each experienced a termination of employment by CEC or any of its subsidiaries without “cause” or a resignation for “good reason” at such time, based on a share price per CEC Common Stock of $9.21 (the average closing price of a share of CEC Common Stock on the NASDAQ over the first five business days following February 21, 2017, the date of the first public announcement of the Amendment), is $5,815,442.

CAC Equity Awards to Mr. Frissora

In connection with strategic advisory consulting services provided to CAC, Mr. Frissora was awarded service-based vesting CAC restricted stock units (referred to in this joint proxy/statement as the “Frissora CAC Award”). The Frissora CAC Award will be subject to the treatment of CAC Awards as provided in the Merger Agreement. See “Summary—Treatment of CAC Equity Awards” beginning on page 40 of this joint proxy statement/prospectus for further details.

Although it is not currently anticipated that Mr. Frissora will experience a termination of employment in connection with the completion of the Merger, CEC estimates that the amount that becomes payable in respect of the Frissora CAC Award were Mr. Frissora to incur a severance-qualifying termination of employment on the date immediately following completion of the Merger, is $4,085,427.

Cash Awards

In March 2016, July 2016 and March 2017, in an effort to retain certain key personnel, CEC granted cash awards to certain employees, including some of its executive officers (the “Cash Awards”). The Cash Awards vest as follows: (i) the unvested portion of the Cash Awards granted in March 2016 is scheduled to vest in two equal installments on March 23 of 2018 and 2019; (ii) the Cash Awards granted in July 2016 are scheduled to vest on January 5, 2018; and (iii) the Cash Awards granted in March 2017 are scheduled to vest in equal installments on March 10 of 2018 and 2019. Vesting of the Cash Awards is subject to the executive officer’s continued employment with CEC on the applicable vesting date. In the event of certain qualifying terminations of employment, including a termination without “cause” or a resignation for “good reason,” the Cash Awards vest in full on the date of such termination of employment. Although it is not currently anticipated that any of CEC’s executive officers will experience a termination of employment in connection with the completion of the Merger, CEC estimates that the aggregate amount that would become payable to the seven executive officers who are not named executive officers in settlement of their Cash Awards if the Merger Effective Time was June 13, 2017, and each experienced a termination of employment by CEC or any of its subsidiaries without “cause” or a resignation for “good reason” at such time, is $6,942,168.

The following table sets forth each of CEC’s directors and executive officers holdings of CEC Stock Options, CEC Awards, Cash Awards and/or CAC Awards granted under the CEC 2012 PIP or the CAC 2014 PIP, as applicable. In addition, the following table sets forth the number of shares of CEC Common Stock held by each director and executive officer. The vesting of unvested equity awards will be accelerated if the executive officer experiences a termination of employment without “cause” or for “good reason,” or by reason of the executive’s death or disability (as such terms are defined in the CEC executive’s employment agreement) at any time prior to the second anniversary of the Plan Effective Time (regardless of whether the Merger is completed). The executive officers may also be eligible for additional accelerated vesting rights under their employment agreements, as described below. For purposes of this table, the Merger Effective Time is assumed to be June 13, 2017.

Name	CEC Common Stock (#)	Vested CEC Stock Options (#)	Unvested CEC Stock Options (#)	CEC Awards (#)	CAC Awards (#)	Cash Awards ($)
Executive Officers
Mark Frissora	239,108	400,000	600,000	372,728	272,976	6,660,000
Eric Hession	119,306	66,148	25,641	201,520	—	1,577,350
Thomas Jenkin	175,397	492,061	82,967	303,041	—	2,541,665
Janis Jones Blackhurst	76,002	119,589	22,009	77,520	—	801,908
Timothy Donovan	46,727	138,448	34,734	218,096	—	1,652,080
Richard Broome	17,955	—	—	57,323	—	805,457
Robert Morse	120,452	17,730	17,730	228,659	—	1,848,955
Les Ottolenghi	22,702	—	—	94,060	—	1,109,583
Ruben Sigala	70,941	53,433	8,863	100,715	—	1,209,583
Christian Stuart	60,947	13,864	3,416	61,220	—	914,080
Mary Thomas	123,150	186,707	28,718	168,931	—	1,259,895
Steven Tight	56,369	88,407	25,794	68,268	—	841,663
Directors
Gary Loveman	303,029	3,967,156	—	—	—	—
Jeffrey Benjamin	—	—	—	—	—	—
David Bonderman	—	—	—	—	—	—
Richard Schifter	—	—	—	—	—	—
Fred Kleisner	19,570	6,590	2,947	20,625	—	27,498
Eric Press	—	—	—	—	—	—
Marc Rowan	—	—	—	—	—	—
David Sambur	—	—	—	—	—	—
Christopher Williams	20,507	12,131	2,322	19,375	—	27,498
Bernard Zuroff	—	—	—	—	—	—

Employment Agreements

CEC or a subsidiary thereof is currently party to employment agreements with each of CEC’s current executive officers, which employment agreements are expected to continue to apply following the completion of the Merger. In addition to payment of accrued benefits such as unused vacation, reimbursement of unreimbursed business expenses, and base salary earned through the date of termination, executive officers are entitled to the following severance benefits upon a termination by CEC without “cause” or a resignation by the executive officer for “good reason”:

•	Cash Severance Payments:

•	For each of the executive officers other than Mr. Frissora, base salary continuation for a period of 18 months (12 months for Mr. Tight), payable in accordance with CEC’s regular payroll practices or, in the case of Ms. Thomas and Messrs. Donovan and Jenkin, in equal monthly installments; and

•	For Mr. Frissora, cash severance equal to the sum of (x) his annual base salary multiplied by two plus (y) his target annual bonus, which amount is payable in 24 equal monthly installments.

•

Pro Rata Annual Bonus: Each of Messrs. Frissora, Donovan, Jenkin, and Mses. Thomas and Jones Blackhurst is entitled to a prorated annual bonus for the year of termination, which will be payable at the time annual bonuses are otherwise paid to similarly situated executives, with the amount prorated to reflect service through the date of termination of employment and based on CEC’s actual performance for the year of termination of employment. However, with the exception of Mr. Frissora, no prorated annual bonus is payable if the executive officer’s termination of employment occurs on or before June 30.

•	Health and Welfare Benefits: Each executive officer may continue to participate, at CEC’s expense, in CEC’s health and welfare plans for the base salary continuation periods set forth above. Each of Mr. Jenkin and Ms. Jones Blackhurst is eligible for lifetime medical coverage under CEC’s group health insurance plan, pursuant to which CEC must pay 80% of any premium on an after-tax basis.

•	Acceleration of Equity Awards: As part of the 2017 Retention Program (described in further detail below), the employment agreement for Messrs. Frissora, Hession, Jenkin, Donovan, Broome, Morse, Ottolenghi, Sigala and Mses. Thomas and Blackhurst (the “Selected Executive Officers”) were amended to provide for (i) “double trigger” accelerated vesting of CEC Stock Options and other CEC long-term incentive awards granted pursuant to the CEC 2012 PIP, or any other CEC long-term incentive program, in the event that the executive’s employment is terminated by CEC or any of its subsidiaries without “cause,” by the executive for “good reason” or by reason of the executive’s death or disability (as such terms are defined in the applicable Selected Executive Officer’s employment agreement), in each case, at any time prior to the second anniversary of the Plan Effective Time; (ii) that any performance-based long-term incentive awards that vest in accordance with the aforementioned qualifying termination will vest based on actual performance through the end of the original performance period; and (iii) that any outstanding stock options held by any such executive officer at the time of such qualifying termination will remain exercisable until at least the second anniversary of such qualifying termination but in no event beyond the original term of the option. Mr. Stuart’s employment agreement, which was entered into after the date of the implementation of the 2017 Retention Program, included a similar provision relating to the treatment of his outstanding equity awards in the event of a qualifying termination of employment.

•	Enhanced Change in Control Severance Benefits: If, within 12 months after a change in control, the employment of Mr. Frissora was to be involuntarily terminated by CEC without “cause” or by Mr. Frissora for “good reason”, or if six months prior to a change in control, the employment of Mr. Frissora is involuntarily terminated by CEC without “cause” by reason of a request from the buyer in such transaction or Mr. Frissora terminates his employment for “good reason,” Mr. Frissora would be entitled to the following enhanced severance benefits:

•	In lieu of the cash severance payment set forth above, Mr. Frissora would be entitled to two and a half times (2.5x) the sum of (y) his annual base salary and (x) his target annual bonus, which amount would generally be payable in a lump sum 60 days after the change in control. In addition, if any of Mr. Frissora’s severance benefits to which he is entitled as a result of a termination of employment are considered to be “excess parachute payments” subject to excise taxes under Section 4999 of the Code, he would be entitled to the greater of (determined on an after-tax basis) either the full amount of his severance benefits, or the amount of his severance benefits reduced by an amount such that his severance benefits would no longer be subject to such excise taxes.

As a condition to receiving the above severance payments and benefits, the executive officer must (i) execute and not revoke a release of claims against CEC and its affiliates, employees, directors and other related parties, and (ii) comply with restrictive covenants concerning noncompetition and nonsolicitation of customers and employees for one to two years following the applicable date of termination (generally tied to the period over which cash severance is payable, as described in further detail above) as well as perpetual confidentiality and non-disparagement obligations.

An executive officer’s voluntary termination will generally be considered for “good reason” if any of the following events occur without the executive officer’s consent, unless, in the case of paragraphs (a), (b), or (c), such event is fully corrected by CEC prior to the date of termination specified in the written notice provided by the executive officer notifying CEC of his or her intention to resign for good reason:

(a)	any material adverse alteration in the duties, responsibilities, authority or place of employment (except for required business travel) of such executive officer as of the date of the employment agreement;

(b)	a reduction in the executive officer’s annual base salary (including, for Mr. Frissora, his target and maximum bonus opportunity), other than a reduction that applies to a similarly situated class of employees or affiliates (except for Mr. Frissora for whom this qualifier does not apply);

(c)	(i) a failure to pay or provide to the executive officer any material portion of his or her then current base salary or then current benefits under his or her employment agreement or (ii) the failure to pay to the executive officer any material portion of deferred compensation under any of CEC’s deferred compensation programs within 30 days of the date such compensation is due and permitted to be paid;

(d)	a failure to obtain a satisfactory agreement from any successor to assume and agree to perform the obligations under the employment agreement;

(e)	for Mr. Frissora, failure to be elected or re-elected as a member the board of directors of CEC; or

(f)	for Mr. Frissora, the requirement that he report to anyone other than the board of directors of CEC (or in his capacity as Chief Executive Officer and President of CES, to the Steering Committee of CES).

2017 Retention Program

The CEC HRC implemented certain retention programs in January of 2015 and July of 2016 designed to mitigate the effect of the Chapter 11 Cases on CEC’s turnover ratios. On March 8, 2017, the CEC HRC approved an additional retention program, which CEC refers to as “2017 Retention Program.”

CEC’s prior retention programs consisted of retention grants in the form of RSUs and cash. The 2017 Retention Program consists of two components (i) a one-time stock option re-pricing (the “CEC Option Re-pricing”) and (ii) the CEC Amendments. The CEC HRC believes that the CEC Option Re-pricing was an effective and efficient means of providing additional incentives to CEC’s management and certain consultants that would not require CEC to issue additional stock-based awards. The CEC HRC also determined that the CEC Amendments were an effective means to retain certain key employees, reinforce their continued attention and dedication to their assigned duties, and counteract uncertainty surrounding the Chapter 11 Cases and the transition period following the Plan Effective Time.

The CEC HRC also took into account that the CEC Amendments and CEC Option Re-pricing would allow CEC to conserve cash while meeting the continued need to incentivize and retain key employees, in each case consistent with constraints associated with the Chapter 11 Cases.

Finally, the CEC HRC designed the 2017 Retention Program with the intention of ensuring flexibility for CEC’s board of directors following the Plan Effective Time with respect to future equity grants under the CEC 2017 PIP.

In connection with the CEC Option Re-pricing, certain of CEC’s current employees and certain consultants currently providing services to CEC and its affiliates who held as of March 15, 2017 CEC Stock Options that were granted under an equity plan of CEC with an exercise price greater than $9.45 (i.e., the closing price of a share of CEC Common Stock on the date that was two business days after the initial filing of the Registration Statement), had the exercise price of such CEC Stock Options automatically reduced to $9.45.

The CEC Amendments were authorized with respect to each of the Selected Executive Officers. The CEC Amendments provide for “double trigger” accelerated vesting of CEC Stock Options and other CEC long-term incentive awards granted pursuant to the CEC 2012 PIP, or any other CEC long-term incentive program, in the event that the executive’s employment is terminated by CEC or any of its subsidiaries without “cause,” by the executive for “good reason” or by reason of the executive’s death or disability (as such terms are defined in the applicable Selected Executive Officer’s employment agreement), in each case, at any time prior to the second anniversary of the Plan Effective Time. Any performance-based long-term incentive awards that vest in accordance with the aforementioned qualifying termination will vest based on actual performance through the end of the original performance period. Further, any outstanding CEC Stock Options held by the Selected Executive Officers at the time of such a qualifying termination will remain exercisable until at least the second anniversary of such qualifying termination, but in no event beyond the original term of the option.

Beneficial Ownership of Directors and Executive Officers

CEC’s directors and executive officers hold shares of CEC Common Stock, which will be treated like all other shares of CEC Common Stock in the merger. See “Certain Beneficial Owners of CEC Common Stock” beginning on page 390 of this joint proxy statement/prospectus for further details.

Immediately upon completion of the Merger and the Restructuring, management intends to propose to the Initial Board of New CEC the Proposed Retention Program pursuant to which retention awards would be granted to employees under, and subject to, the CEC 2017 PIP. The Proposed Retention Program is subject to formal consideration and approval by the Initial Board of New CEC. CEC believes such employee retention programs are customary in merger, restructuring, bankruptcy and other major transaction contexts. Management believes that a post-Emergence employee retention program is vital to retaining personnel and incentivizing employees to remain with New CEC long-term post-Emergence. See the section entitled “CEC Proposal 9: Approval of the CEC 2017 Performance Incentive Plan—Proposed Retention Program” beginning on page 358 for additional information.

Waivers

Pursuant to the terms of the Merger Agreement, CEC and CAC each agreed to use commercially reasonable efforts to obtain waivers from each employee who is a party to an employment agreement, severance agreement, change in control agreement, equity and incentive award agreement or similar agreement containing “change in control” or similar provisions, which state that the transactions contemplated by the Merger Agreement and any other transactions in connection with the Restructuring do not constitute a “Change in Control” (or similar term) as defined in such agreement.

Interests of Directors and Executive Officers of CAC in the Merger

CAC stockholders should be aware that directors and executive officers of CAC have certain interests in the Merger that may be different from or in addition to the interests of CAC stockholders generally. The CAC board of directors was aware of these interests and considered them, among other things, in evaluating and negotiating the Merger Agreement and the Merger. These interests are discussed below and certain of them are quantified in the tables that follow the narrative below.

Treatment of CAC Common Stock

If the Merger is completed, each share of CAC Common Stock issued and outstanding immediately prior to the Merger Effective Time will be converted into, and become exchangeable for, that number of shares of CEC Common Stock equal to the Exchange Ratio.

Treatment of CAC and CEC Stock Awards in the Merger

CAC Options. Pursuant to the Merger Agreement, in connection with the Merger and subject to the requirements of Section 424 and 409A of the Code, each outstanding and unexercised CAC Option will be cancelled and converted automatically into an option to purchase a number of shares of CEC Common Stock equal to the product (rounded down to the nearest whole share) of (i) the number of shares of CAC Common Stock subject to such CAC Option and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price of such CAC Option divided by (y) the Exchange Ratio. Each outstanding CAC Award held by the CAC named executive officers will vest in full immediately prior to the Merger Effective Time. For all other CAC employees, each converted CAC Option will continue to vest and be governed by the same terms and conditions as are applicable under the CAC 2014 PIP prior to the Merger Effective Time. In addition, the Merger Agreement provides that each unvested CAC Option granted pursuant to the CAC 2014 PIP will be amended to provide that it will become vested and exercisable (at target performance levels, if applicable) in the event the optionee’s employment is terminated by New CEC or any of its subsidiaries without cause or for “good reason”, in either case, within six months following the Merger Effective Time; however, each unvested CAC Option granted pursuant to the CAC 2014 PIP held by a CAC employee has already been amended to provide for the foregoing acceleration.

Other CAC Awards. Pursuant to the Merger Agreement, in connection with the Merger, outstanding CAC Awards will be cancelled and converted automatically into a right to receive shares of CEC Common Stock. For CAC Awards denominated in shares, the conversion rate will be equal to the product of (x) the number of shares of CAC Common Stock subject to such CAC Award and (y) the Exchange Ratio. For CAC Awards denominated in cash, the number of shares of CEC Common Stock, or other securities, property or cash that may be delivered in settlement thereof, will be determined pursuant to the terms of the CAC 2014 PIP on the relevant settlement date(s) for such CAC Award. In addition, the Merger Agreement provides that each converted CAC Award will continue to vest according to its current terms and will be amended to accelerate upon a termination without “cause” or resignation for “good reason” in either case within six months following the closing of the Merger; however, each unvested CAC Award granted pursuant to the CAC 2014 PIP held by a CAC employee has already been amended to provide for the foregoing acceleration. Each of CAC’s executive officers holds unvested CAC Awards granted under the CAC 2014 PIP. Additionally, in connection with the Merger, the CAC’s Human Resources Committee (the “CAC HRC”) approved the accelerated vesting of all outstanding CAC Awards held by its named executive officers, Mitch Garber, Craig Abrahams and Michael Cohen, effective immediately prior to the closing of the Merger.

CEC Awards. In connection with the Merger and pursuant to the Merger Agreement, outstanding and unvested CEC Stock Options and CEC Awards granted under the CEC 2012 PIP will similarly be amended to provide that such awards will become vested and exercisable (at target performance levels, if applicable) upon the holder’s termination of employment without “cause” or for “good reason”, in either case within six months following the Merger Effective Time. Mr. Cohen holds unvested CEC Stock Options granted under the CEC 2012 PIP. The vesting of CEC Stock Options held by Mr. Cohen will be accelerated if he experiences a termination of employment without “cause” or for “good reason”, in either case within six months following the Merger Effective Time.

The following table sets forth for each of CAC’s directors and executive officers holding CAC Stock Options, CAC Awards and/or CEC Stock Options granted under the CEC 2012 PIP. In addition, the following table sets forth the number of shares of CAC Common Stock that will be converted into shares of CEC Common Stock in connection with the Merger. For purposes of this table, the Merger closing date is assumed to be June 13, 2017.

Name	CAC Common Stock	Vested CAC Options	Unvested CAC Options	Unvested CAC Awards	Vested CEC Stock Options	Unvested CEC Stock Options
Marc Beilinson	26,100	—	—	—	—	—
Philip Erlanger	26,100	—	—	—	—	—
Dhiren Fonseca	26,100	—	—	—	—	—
Don Kornstein	26,100	—	—	—	—	—
Karl Peterson	—	—	—	—	—	—
Marc Rowan	—	—	—	—	—	—
David Sambur	—	—	—	—	—	—
Mitch Garber	129,783	450,000	—	72,338	—	—
Craig Abrahams	75,587	92,125	—	43,403	—	—
Michael Cohen	20,397	—	—	17,361	36,199	2,711

Other Arrangements

Management Employment Agreements

Each of CAC’s named executive officers is party to an employment agreement with CAC (or, with respect to Mr. Garber, CIE), entered into on August 31, 2012, September 30, 2016 and September 30, 2016 for Messrs. Garber, Abrahams and Cohen, respectively.

Under the employment agreements, upon a termination of employment by CAC (or, with respect to Mr. Garber, CIE) without “cause” (as defined below) or, non-renewal of the employment agreement by CAC (or, with respect to Mr. Garber, CIE) or the executive’s termination of employment with “good reason” (as defined below), the executive would be entitled to a severance payment equal to his then current base salary, payable over the 12-month period following termination, as well as, if applicable, medical, life/accident insurance, and financial counseling during this 12-month period. Such severance payments and benefits are subject to the executive’s execution of a release of claims against CAC (or, with respect to Mr. Garber, CIE) and its affiliates, employees, directors and other related parties. In addition, continuation of severance payments and benefits is subject to ongoing compliance with (i) upon a termination without cause, for good reason or non-renewal, a one-year non-compete; and (ii) a one-year non-solicitation of customers and employees.

The employment agreements with Messrs. Abrahams and Cohen will end upon the closing of the Merger and if the executive’s employment is terminated due to the closing of the Merger, then neither CAC nor the executive will have any additional obligations under the agreements, and (i) there will be no cash severance payable, (ii) their equity awards will receive the treatment as provided under the plans and the Merger Agreement and (iii) they will be entitled to their vested benefits under any tax qualified pension plans of CAC and vested deferred compensation under any applicable deferred compensation plans, and COBRA healthcare continuation benefits. Notwithstanding the foregoing, in connection with the Merger, the CAC HRC approved the accelerated vesting of all outstanding CAC Awards held by its named executive officers, including Messrs. Abrahams and Cohen, effective immediately prior to the closing of the Merger.

In addition, under the employment agreements continuation of severance payments and benefits is subject to ongoing compliance with (i) upon a termination without “cause,” for “good reason,” or non-renewal of the employment agreement, a one-year non-compete; and (ii) a one-year non-solicitation of customers and employees.

Definitions under Employment Agreements

For purposes of Mr. Garber’s employment agreement, “good reason” means the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by Mr. Garber notifying CIE of his intention to terminate employment for good reason: (i) a reduction in Mr. Garber’s annual base salary, other than a reduction in base salary that applies to a similarly situated class of employees of CAC or its affiliates; (ii) failure by CIE to pay or provide to Mr. Garber any material portion of his then current base salary or then current benefits (except pursuant to a compensation deferral elected by Mr. Garber) other than such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers; (iii) failure to obtain a satisfactory agreement from any successor to assume and agree to perform Mr. Garber’s employment agreement; or (iv) if Mr. Garber is reassigned to a position in which he no longer reports directly to the CIE board of directors.

For purposes of Messrs. Abrahams’ and Cohen’s employment agreements, “good reason” means, without the executive’s express written consent, the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the written notice given by the executive notifying CAC of his intention to terminate employment for good reason: (i) a reduction in the executive’s annual base salary, as the same may be increased from time to time in accordance with the terms of the employment agreement other than a reduction in base salary that applies to a similarly situated class of employees of CAC or its affiliates; (ii)(A) failure by CAC to pay or provide to the executive any material portion of his then current base salary or then current benefits (except pursuant to a compensation deferral elected by the executive) or (B) failure to pay the executive any material portion of deferred compensation under any deferred compensation program within 30 days of the date such compensation is due and permitted to be paid under Section 409A of the Code, in each case other than any such failure that results from a modification to any compensation arrangement or benefit plan that is generally applicable to similarly situated officers; or (iii) failure to obtain a satisfactory agreement from any successor to assume and agree to perform the executive’s employment agreement.

For purposes of Mr. Garber’s employment agreement, “cause” means (i) the failure of executive to substantially perform his duties, to comply with the policies and procedures of CIE, or to follow a lawful, reasonable directive from executive’s direct or indirect supervisors or such other executive officer to whom executive reports; (ii) any willful act of fraud, embezzlement, theft or dishonesty, by Mr. Garber, in each case, in connection with his duties or in the course of his employment or any violation of any provision of CIE’s employee handbook or other CIE policies and procedures; (iii) Mr. Garber being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which CIE or CEC conducts gaming operations or any of their respective subsidiaries conducts gaming operations; (iv)(A) Mr. Garber’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to CEC, or (B) a final judicial order or determination prohibiting Mr. Garber from service as an officer pursuant to the Exchange Act or the rules of the New York Stock Exchange or NASDAQ; or (v) willful breach by Mr. Garber of his non-competition or confidentiality restrictions.

For purposes of Messrs. Abrahams’ and Cohen’s employment agreements, “cause” means (i) the failure of executive to substantially perform his duties, or to comply with the policies and procedures of CAC (as determined by CAC in its sole discretion) or to follow a lawful, reasonable directive from designated executives (or the CAC board of directors in the case of Mr. Cohen); (ii)(A) any willful act of fraud, or embezzlement or theft, by the executive, in each case, in connection with his duties or in the course of his employment or (B) the executive’s admission in any court, or conviction of, or plea of nolo contendere to, a felony; (iii) the executive being found unsuitable for or having a gaming license denied or revoked by the gaming regulatory authorities in any jurisdiction in which CEC or CAC, or any of their respective subsidiaries or affiliates conducts gaming operations; (iv)(A) the executive’s willful and material violation of, or noncompliance with, any securities laws or stock exchange listing rules, including, without limitation, the Sarbanes-Oxley Act of 2002, provided that such violation or noncompliance resulted in material economic harm to CAC, or (B) a final judicial order or determination prohibiting the executive from service as an officer pursuant to the Exchange Act or the rules of the New York Stock Exchange or NASDAQ, as applicable; or (v) willful breach by the executive of his non-competition or confidentiality restrictions.

Cohen Separation and Consulting Agreement

Mr. Cohen also is party to a separation and consulting agreement with CEOC, a subsidiary of CEC, pursuant to which he provides assistance and consultation services to CEOC and its affiliates. Under the consulting agreement, his CEC Stock Options continue to vest so long as he remained employed with CIE. This agreement was assigned to CES on January 12, 2015.

Quantification of Payments and Benefits

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each CAC named executive officer that is based on or otherwise relates to the Merger.

Please note that the amounts indicated below are estimates based on the material assumptions described in the notes to the table below, which may or may not actually occur. Some of these assumptions are based on information currently available and, as a result, the actual amounts, if any, that may become payable to a CAC named executive officer may differ in material respects from the amounts set forth below. Furthermore, for purposes of calculating such amounts, CAC has assumed:

•	a closing date for the Merger of June 13, 2017;

•	the value of the vesting acceleration of any CAC equity award is calculated assuming an Exchange Ratio of 1.625, and multiplying the result by an assumed market price per share of CEC Common Stock of $9.21 (the average closing price of a share of CEC Common Stock on the NASDAQ over the first five business days following February 21, 2017, the date of the first public announcement of entering into the Amendment); and

•	unless otherwise described below, a “qualifying termination” of employment by the executive on the closing date of the Merger.

Name(1)	Cash ($)(2)	Equity ($)(3)	Perquisites / Benefits ($)(4)	Total ($)
Mitch Garber	589,571	1,082,629	1,708	1,673,907
Craig Abrahams	—	649,580	—	649,580
Michael Cohen	—	259,829	—	259,829

(1)	For purposes of this table and the related disclosure, with respect to Mr. Garber, a “qualifying termination” means a termination of employment without “cause”, a termination of employment by the executive for “good reason” or, with respect to the severance payments and benefits only, a non-renewal of the named executive officer’s employment agreement by CIE. A qualifying termination may occur regardless of whether or not a change in control occurs. Under the employment agreements with Messrs. Abrahams and Cohen, the employment term will end upon the closing of the Merger, and (i) there will be no cash severance payable, (ii) their equity awards will receive the treatment as provided under the plans and the Merger Agreement and (iii) they will be entitled to their vested benefits under any tax qualified pension plans of CAC and vested deferred compensation under any applicable deferred compensation plans, and continuation of health insurance benefits on the terms and to the extent required by COBRA, neither CAC nor the executive will have any additional obligations under the agreements (including any severance).
(2)

The cash payment to Mr. Garber consists of a severance payment equal to the executive’s base salary, payable over the 12-month period following termination. This cash payment would be payable under the executive’s employment agreement. This amount is based on base salary paid by CAC and CIE. As of June 13, 2017, Mr. Garber received $125,000 base salary (paid in U.S. dollars, or USD) from CAC and $615,000 (paid in Canadian dollars, or CAD) from CIE. The conversion of CAD to USD, in accordance with SEC rules, was calculated using an exchange ratio of $0.7554 USD to $1 CAD, the CAD to USD exchange rate in effect on June 13, 2017. CAC believes this is an appropriate way of illustrating the cash payment payable to Mr. Garber in USD.
(3)	Under the Merger Agreement, each CAC named executive officer would be entitled to accelerated vesting of his outstanding unvested CAC Options and CAC Awards granted pursuant to the CAC 2014 PIP upon a qualifying termination of employment within six months following the closing of the Merger (i.e., a “double-trigger” arrangement); however, the CAC HRC approved the accelerated vesting of all outstanding CAC Awards held by its named executive officers, Mitch Garber, Craig Abrahams and Michael Cohen, effective immediately prior to the closing of the Merger (i.e., a “single-trigger” arrangement). The amounts in this column reflect the value of the unvested CAC Awards granted pursuant to the CAC 2014 PIP held by the CAC named executive officers and outstanding as of the assumed Merger closing date, based on the Exchange Ratio and assuming a market price per share of CEC Common Stock of $9.21 (the average closing price of a share of CEC Common Stock on the NASDAQ over the first five business days following February 21, 2017, the date of the first public announcement of entering into the Amendment). The amounts in this column do not reflect the market price per share of CEC Common Stock of $15.55 (the average closing price of a share of CEC Common Stock on the NASDAQ over the first five business days following December 22, 2014, the date of the first public announcement of the Original Merger Agreement). Each outstanding CAC Option held by the CAC named executive officers is fully vested as of the assumed Merger closing date, and therefore is not quantified in the table.

In addition to the above, Mr. Cohen holds CEC equity awards which, under the Merger Agreement, would accelerate and vest upon a qualifying termination of employment with CAC, as further described in the CEC Advisory Compensation Proposal beginning on page 340.

(4)	Amount reflects an estimate, based on current costs and insurance premiums, of the cost of life, accident and health insurance benefits. In addition, Mr. Garber would be entitled to paid financial counseling for Mr. Garber and his dependents for 12 months following a qualifying termination of employment. Amounts to be paid for counseling services will be based on expenses actually incurred by Mr. Garber, and therefore are not estimated for purposes of this table. Each of these amounts would be payable under the Mr. Garber’s employment agreement. The following table quantifies each separate perquisite/ benefit included in the aggregate total reported in this column.

Name	Medical / Welfare Coverage ($)
Mitch Garber	1,708

In addition to the above, Mark Frissora, President and Chief Executive Officer of CEC, a “named executive officer” at CEC, holds unvested CAC RSUs. In addition to the above, CAC also is a party to the employment agreement for Mr. Frissora that addresses the treatment of certain CAC awards held by Mr. Frissora and provides that he will be entitled, prior to the Merger Effective Time, to receive one year of additional vesting on certain CAC awards held by him upon a termination of his employment by CEC without cause or by him for good reason. The foregoing acceleration provisions are in addition to any other acceleration provisions in Mr. Frissora’s employment agreement with CEC that may govern the acceleration of the awards following the Merger Effective Time, including, following the Merger Effective Time, acceleration pursuant to the terms of the CEC Amendments and the 2017 Retention Program.

The value of all unvested CAC RSUs held by Mr. Frissora is $4,085,427, based on the awards outstanding as of the assumed Merger closing date and assuming a market price per share of CEC Common Stock of $9.21 (the average closing price of a share of CEC Common Stock on the NASDAQ over the first five business days following February 21, 2017, the date of the first public announcement of entering into the Amendment). This amount does not reflect the market price per share of CEC Common Stock of $15.55 (the average closing price of a share of CEC Common Stock on the NASDAQ over the first five business days following December 22, 2014, the date of the first public announcement of the Original Merger Agreement).

Waivers

Pursuant to the terms of the Merger Agreement, CEC and CAC each agreed to use commercially reasonable efforts to obtain waivers from each employee who is a party to an employment agreement, severance agreement, change in control agreement, equity and incentive award agreement or similar agreement containing “change in control” or similar provisions, which state that the transactions contemplated by the Merger Agreement and any other transactions in connection with the Restructuring do not constitute a “Change in Control” (or similar term) as defined in such agreement.

Indemnification and Insurance

Under the Merger Agreement, former directors, officers and employees of CAC will have rights to indemnification and expense advancement from CEC and CEC has agreed to maintain directors’ and officers’ insurance policies and fiduciary liability insurance policies or purchase tail coverage, in each case for a six-year period. See “The Merger Agreement—Indemnification and Insurance” beginning on page 370.

CERTAIN BENEFICIAL OWNERS OF CEC COMMON STOCK

The following table provides certain information regarding the beneficial ownership of CEC’s outstanding capital stock based on public disclosure or otherwise known to CEC as of the close of business on June 13, 2017 and immediately following completion of the Merger by:

•	each of CEC’s named executive officers in the Summary Compensation Table;

•	each CEC director; and

•	all of CEC’s current directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of CEC Common Stock held by them. Shares of CEC Common Stock subject to options currently exercisable or exercisable within 60 days of June 13, 2017 and not subject to repurchase as of that date are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name	Shares of Stock Beneficially Owned as of June 13, 2017	Percentage of Class as of June 13, 2017
Marc Rowan(1)	—	—
David Sambur(2)	—	—
Eric Press(2)	—	—
Jeffrey Benjamin(2)	—	—
David Bonderman(3)(4)	—	—
Eric Hession(5)	389,299	*
Richard P. Schifter(6)	—	—
Timothy R. Donovan(5)	403,271	*
Mark Frissora(5)(7)	1,011,836	*
Thomas M. Jenkin(5)	970,499	*
Fred J. Kleisner(5)	47,410	*
Gary Loveman(5)(8)	4,345,185	2.8%
Robert Morse(5)	366,841	*
Christopher J. Williams(5)	52,013	*
Bernard L. Zuroff(9)	—	—
All directors and executive officers as a group(5)(10)	9,104,457	5.9%

*	Indicates less than 1%.
(1)	Marc Rowan, together with Leon Black and Joshua Harris, serve as the managers of each of the Apollo Funds. The Apollo Funds (as defined below) and the Co-Invest Funds (as defined below) directly hold an aggregate of 61,109,995 shares of CEC Common Stock. Messrs. Black, Harris and Rowan also serve as the managers, as well as executive officers, of Management Holdings GP (as defined below), which is the general partner of Management Holdings (as defined below). Affiliates of Management Holdings serve as managers and general partners of investment managers affiliated with Apollo which directly and indirectly manage the Apollo Funds and co-manage the Co-Invest Funds. Messrs. Black, Harris and Rowan are also members of Hamlet Holdings. Messrs. Rowan, Black and Harris disclaim beneficial ownership of the shares of CEC Common Stock that are beneficially owned by Hamlet Holdings or directly held by any of the Apollo Funds or the Co-Invest Funds. The address of Mr. Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019.

(2)	Jeffrey Benjamin, Eric Press and David Sambur are each affiliated with Apollo or its affiliated investment managers and advisors. Messrs. Benjamin, Press and Sambur each disclaim beneficial ownership of the shares of CEC Common Stock that are beneficially owned by Hamlet Holdings, or directly held by any of the Apollo Funds or the Co-Invest Funds. The address of Messrs. Benjamin, Press and Sambur is c/o Apollo Global Management, LLC, 9 West 57th Street, 43rd Floor, New York, New York 10019.
(3)	The TPG Funds and the Co-Invest Funds directly hold an aggregate of 61,109,995 shares of CEC Common Stock, all of which are subject to the CEC Irrevocable Proxy. The TPG Funds disclaim beneficial ownership of the CEC Common Stock held by Hamlet Holdings pursuant to the CEC Irrevocable Proxy. The address of the TPG Funds is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)	Mr. David Bonderman and Mr. James Coulter are officers and sole shareholders of TPG Group Holdings (SBS) Advisors, Inc., which is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P., which is the sole member of TPG GenPar V Advisors, LLC, which is the general partner of TPG GenPar V, L.P., which is the general partner of TPG V Hamlet AIV, L.P., which is the managing member of TPG Hamlet. TPG GenPar V, L.P. is also the managing member of TPG Hamlet B and a managing member of each of the Co-Invest Funds. Messrs. Bonderman and Coulter are also members of Hamlet Holdings. Messrs. Bonderman and Coulter disclaim beneficial ownership of the CEC Common Stock held by Hamlet Holdings pursuant to the CEC Irrevocable Proxy. The address of Messrs. Bonderman and Coulter is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(5)	Includes CEC Common Stock that may be acquired within 60 days of June 13, 2017 pursuant to outstanding stock options: Mr. Kleisner, 7,215 shares; Mr. Loveman, 3,967,156 shares; Mr. Williams, 12,131 shares; Mr. Frissora, 400,000 shares; Mr. Hession, 68,473 shares; Mr. Donovan, 138,448 shares; Mr. Jenkin, 492,061 shares; Mr. Morse, 17,730 shares; and 5,565,214 shares for all directors and executive officers as a group.
(6)	Richard Schifter is a senior advisor at TPG. TPG is an affiliate of (a) the TPG Funds, (b) the Co-Invest Funds and (c) Hamlet Holdings. Mr. Schifter disclaims beneficial ownership of the CEC Common Stock subject to the CEC Irrevocable Proxy. The address of Mr. Schifter is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(7)	Mr. Frissora was elected to CEC’s board of directors in February 2015. Includes 1,900 shares held by Mr. Frissora’s daughter.
(8)	Includes shares directly held in a trust.
(9)	Mr. Zuroff became a member of CEC’s board of directors in November 2016.
(10)	Unless otherwise specified, the address of each of CEC’s directors and named executive officers is c/o Caesars Entertainment Corporation, One Caesars Palace Drive, Las Vegas, Nevada 89109.

Based on a review of filings with the SEC, as of June 13, 2017, CEC has determined that each of the persons listed below is a beneficial owner of more than 5% of the outstanding shares of CEC Common Stock.

Name	Shares of Stock Beneficially Owned as of June 13, 2017	Percentage of Class as of June 13, 2017
Apollo Funds(1)(2)	—	—
TPG Funds(1)(3)(4)	—	—
Hamlet Holdings(1)(5)	87,605,299	58.8%
Paulson Investors(6)	14,417,900	9.7%

(1)

Each of Apollo Hamlet Holdings, LLC (“Apollo Hamlet”) and Apollo Hamlet Holdings B, LLC (“Apollo Hamlet B” and together with Apollo Hamlet, the “Apollo Funds”), TPG Hamlet Holdings, LLC (“TPG Hamlet”) and TPG Hamlet Holdings B, LLC (“TPG Hamlet B,” and together with TPG Hamlet, the “TPG Funds”), and Co-Invest Hamlet Holdings B, LLC (“Co-Invest B”) and Co-Invest Hamlet Holdings, Series LLC (“Co-Invest LLC” and together with “Co-Invest B”, the “Co-Invest Funds”), are subject to the CEC Irrevocable Proxy granted by each such entity to Hamlet Holdings and irrevocably constituting and appointing Hamlet Holdings, with full power of substitution, its true and lawful proxy and attorney-in-fact to: (i) vote all of the shares of the CEC Common Stock held by such entity at any meeting (and any adjournment or postponement thereof) of CEC’s stockholders, and in connection with any written consent of CEC’s stockholders, and (ii) direct and effect the sale, transfer or other disposition of all or any part of the shares of CEC Common Stock held by that entity, if, as and when so determined in the sole discretion of Hamlet Holdings.

Prior to completion of the Merger and the Restructuring, the CEC Irrevocable Proxy will be amended and restated to (a) allow the transfer of shares of the CEC Common Stock held by the Apollo Funds, the TPG Funds and the Co-Invest Funds to each other or to affiliates of such entities upon notice to Hamlet Holdings and the other named stockholders, in which case the non-transferring stockholders may participate in the proposed transfer on a pro rata basis, and (b) allow each of the Apollo Funds, the TPG Funds and the Co-Invest Funds to terminate the irrevocable proxy upon written notice to the other named stockholders. If the irrevocable proxy is terminated by a named stockholder, that entity will thereafter control voting and disposition of the shares of CEC Common Stock held by such entity, except that the shares of CEC Common Stock held by the Co-Invest Funds will be controlled in accordance with the existing applicable governance agreement of the Co-Invest Fund, which generally require the co-managers of the Co-Invest Fund to manage by unanimous decision. The affiliate of the Apollo Funds and the affiliate of the TPG Funds that serve as co-managers of the Co-Invest Funds will thus indirectly control voting and disposition of the CEC Common Stock held by the Co-Invest Funds .
(2)	The Apollo Funds and the Co-Invest Funds directly hold an aggregate of 61,109,995 shares of CEC Common Stock, all of which are subject to the CEC Irrevocable Proxy. Apollo Investment Fund VI, L.P. (“AIF VI”) is the sole member of Apollo Hamlet B. Apollo Management VI, L.P. (“Management VI”) is the general partner of AIF VI and one of two managing members of each of the Co-Invest Funds. AIF VI Management, LLC (“AIF VI Management”) is the general partner of Management VI. Apollo Management, L.P. (“Apollo Management”) is the sole member and manager of AIF VI Management, and Apollo Management GP, LLC (“Management GP”) is the general partner of Apollo Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and Apollo Management Holdings GP, LLC (“Management Holdings GP”) is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan serve as the managers of Apollo Hamlet and Apollo Hamlet B, and serve as the managers, as well as executive officers, of Management Holdings GP. Messrs. Black, Harris and Rowan are also members of Hamlet Holdings. The address of the Apollo Funds, AIF VI, Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of the Co-Invest Funds is c/o Apollo Management, LP, 9 West 57th Street, 43rd Floor, New York, New York 10019 and c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(3)	The TPG Funds and the Co-Invest Funds directly hold an aggregate of 61,109,995 shares of CEC Common Stock, all of which are subject to the CEC Irrevocable Proxy. The TPG Funds disclaim beneficial ownership of the common stock held by Hamlet Holdings pursuant to the CEC Irrevocable Proxy. The address of the TPG Funds is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(4)	Mr. David Bonderman and Mr. James Coulter are sole shareholders of TPG Group Holdings (SBS) Advisors, Inc., which is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P., which is the sole member of TPG GenPar V Advisors, LLC, which is the general partner of TPG GenPar V, L.P., which is the general partner of TPG V Hamlet AIV, L.P., which is the managing member of TPG Hamlet. TPG GenPar V, L.P. is also the managing member of TPG Hamlet B and a managing member of each of the Co-Invest Funds. Messrs. Bonderman and Coulter are also members of Hamlet Holdings. Each of Messrs. Bonderman and Coulter and the TPG Funds disclaim beneficial ownership of the CEC Common Stock held by Hamlet Holdings pursuant to the CEC Irrevocable Proxy.
(5)	The members of Hamlet Holdings are Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo and holds approximately 17% of the limited liability company interests of Hamlet

Holdings, and David Bonderman and James Coulter, each of whom is affiliated with the TPG Funds and holds approximately 25% of the limited liability company interests of Hamlet Holdings.
(6)	Includes all of the CEC Common Stock held by funds and accounts managed by Paulson & Co. Inc. The address of Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, NY 10020.

CERTAIN BENEFICIAL OWNERS OF CAC COMMON STOCK

The following table provides certain information regarding the beneficial ownership of CAC’s outstanding capital stock based on public disclosure or otherwise known to CAC as of June 13, 2017 for:

•	each of CAC’s named executive officers in the Summary Compensation Table;

•	each CAC director; and

•	all of CAC’s current directors and executive officers as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community or marital property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of CAC Common Stock held by them. Unless otherwise specified, the address of each of CAC’s directors and named executive officers is c/o Caesars Acquisition Company, One Caesars Palace Drive, Las Vegas, Nevada 89109.

Shares of CAC Common Stock subject to options currently exercisable or exercisable within 60 days of June 13, 2017 and not subject to repurchase as of that date, and shares of CAC Common Stock underlying RSUs which will vest within 60 days of June 13, 2017, are deemed outstanding for the purpose of calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for the purpose of calculating the percentage of outstanding shares owned by any other person.

Name	Shares of Class A Common Stock Beneficially Owned	Rights to Acquire Shares of Class A Common Stock (Options)	Rights to Acquire Shares of Class A Common Stock (Restricted Stock Units)	Percentage of Class (%)
Non-Employee Directors
Marc Rowan	—	—	—	—
David Sambur	—	—	—	—
Karl Peterson	—	—	—	—
Philip Erlanger	26,100	—	—	*
Marc Beilinson	26,100	—	—	*
Don Kornstein(1)	26,100	—	—	*
Dhiren Fonseca	26,100	—	—	*
Named Executive Officers
Mitch Garber	129,783	450,000	—	*
Craig Abrahams	75,587	92,125	—	*
Michael Cohen	20,397	—	—	*
All current directors and executive officers as a group(2)	330,167	542,125	—	*

*	Represents less than 1% of outstanding shares of CAC Common Stock.
(1)	Mr. Kornstein was elected to the board of directors on January 7, 2014.
(2)	Unless otherwise specified, the address of each of the directors and named executive officers is c/o Caesars Acquisition Company, One Caesars Palace Drive, Las Vegas, Nevada 89109.

Based on a review of filings with the SEC, as of June 13, 2017, CAC has determined that each of the persons listed below is a beneficial owner of more than 5% of the outstanding shares of CAC Common Stock.

Name	Shares of Class A Common Stock Beneficially Owned	Rights to Acquire Shares of Class A Common Stock (Options)	Rights to Acquire Shares of Class A Common Stock (Restricted Stock Units)	Percentage of Class (%)
>5% Stockholders
Apollo Funds(1)(2)(4)	—	—	—	—
TPG Funds(1)(3)(4)	—	—	—	—
Hamlet Holdings LLC(1)(4)	90,063,316	—	—	64.87%
Paulson & Co(5)	13,117,998	—	—	9.49%

(1)	Each of the Apollo Funds, TPG Funds, and Co-Invest Funds granted the CAC Irrevocable Proxy in respect of all of the shares of CAC Common Stock held by such entity to Hamlet Holdings, which irrevocably constitutes and appoints Hamlet Holdings, with full power of substitution, its true and lawful proxy and attorney-in-fact to: (i) vote all of the shares of the CAC Common Stock held by such entity at any meeting (and any adjournment or postponement thereof) of CAC’s stockholders, and in connection with any written consent of CAC’s stockholders, and (ii) direct and effect the sale, transfer or other disposition of all or any part of the shares of CAC Common Stock held by that entity, if, as and when so determined in the sole discretion of Hamlet Holdings. The Sponsors directly hold an aggregate of 90,063,316 shares of CAC Common Stock, all of which are subject to the CAC Irrevocable Proxy. Pursuant to Rule 13d-3 under the Exchange Act, all of the shares of CAC Common Stock held of record by the Sponsors are beneficially owned by Hamlet Holdings pursuant to the CAC Irrevocable Proxy that grants Hamlet Holdings sole voting and sole dispositive power with respect to such shares. Upon completion of the Merger, the CAC Irrevocable Proxy will terminate.
(2)	AIF VI is the sole member of Apollo Hamlet B. Management VI is the general partner of AIF VI and one of two managing members of each of the Co-Invest Funds. AIF VI Management is the general partner of Management VI. Apollo Management is the sole member and manager of AIF VI Management, and Management GP is the general partner of Apollo Management. Management Holdings is the sole member and manager of Management GP, and Management Holdings GP is the general partner of Management Holdings. Leon Black, Joshua Harris and Marc Rowan serve as the managers of Apollo Hamlet and Apollo Hamlet B, and serve as the managers, as well as executive officers, of Management Holdings GP. The address of the Apollo Funds, AIF VI, Management VI, AIF VI Management, Apollo Management, Management GP, Management Holdings, Management Holdings GP, and Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019. The address of the Co-Invest Funds is c/o Apollo Management VI, L.P., 9 West 57th Street, 43rd Floor, New York, New York 10019 and c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(3)	David Bonderman and James Coulter are sole shareholders of TPG Group Holdings (SBS) Advisors, Inc., which is the sole member of TPG Group Holdings (SBS) Advisors, LLC, which is the general partner of TPG Group Holdings (SBS), L.P., which is the sole member of TPG Holdings I-A, LLC, which is the general partner of TPG Holdings I, L.P., which is the sole member of TPG GenPar V Advisors, LLC, which is the general partner of TPG GenPar V, L.P., which is the general partner of TPG V Hamlet AIV, L.P., which is the managing member of TPG Hamlet. TPG GenPar V, L.P. is also the managing member of TPG Hamlet B and a managing member of each of the Co-Invest Funds. Messrs. Bonderman and Coulter are also members of Hamlet Holdings. Each of Messrs. Bonderman and Coulter and the TPG Funds disclaim beneficial ownership of the CAC Common Stock held by Hamlet Holdings pursuant to the CAC Irrevocable Proxy. The address of the TPG Funds is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(4)	The members of Hamlet Holdings are Leon Black, Joshua Harris and Marc Rowan, each of whom is affiliated with Apollo and holds approximately 17% of the limited liability company interests of Hamlet Holdings, and David Bonderman and James Coulter, each of whom is affiliated with the TPG Funds and holds approximately 25% of the limited liability company interests of Hamlet Holdings. The address of Hamlet Holdings is c/o TPG Global, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.
(5)	Pursuant to a Schedule 13G/A filed with the SEC on February 14, 2017, includes all of the CAC Common Stock held by funds and accounts managed by Paulson & Co. Inc., which include Paulson Credit Opportunities Master Ltd., Paulson Recovery Master Fund Ltd., Paulson Advantage Master Ltd. and Paulson Advantage Plus Master Ltd. The address of Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, NY 10020.

CERTAIN GOVERNANCE MATTERS FOLLOWING THE MERGER

New CEC Board of Directors

Pursuant to the Merger Agreement, the board of directors of CEC will cause the board of directors of New CEC at the Merger Effective Time to have the number of members, and to consist of the individuals, as provided in the Plan. Under the Plan, at the Plan Effective Time, the initial board of directors of New CEC, or the “Initial Board,” will consist of eleven members, or the “Initial Directors,” one of whom will be the chief executive officer of CEC and eight of whom will be “independent” directors (as the term “independent” is defined in the Plan), including the chairman of the board of directors. As defined in the Plan, the term “independent director” means a director who meets the standard of serving as a member of an audit committee of a New York Stock Exchange listed company and does not include anyone who is an officer, director, manager or full-time employee of any Sponsor. Four members of the Initial Board will be appointed by CEC and CAC, of which CEC and CAC will be entitled to appoint two Initial Directors who are not “independent” (as defined in the Plan). The CAC Special Committee and the CEC SAC will also each appoint one of the four Initial Directors to be appointed by CEC and CAC, which appointments will be subject to the consent of the Second Lien Committee. Three members of the Initial Board will be appointed by the Second Lien Committee. Two members of the Initial Board will be appointed by the holders of greater than two-thirds of the claims in respect of CEOC’s first lien notes (the “Consenting First Lien Noteholders”). One member of the Initial Board will be mutually appointed by the holders of greater than two-thirds of the claims in respect of CEOC’s first lien bank debt and of the subsidiary-guaranteed notes (together, the “Consenting Bank/SGN Creditors”), in consultation with the committee representing the unsecured creditors. As of the date of this joint proxy statement/prospectus, no selection has been made by the Consenting Bank/SGN Creditors. If any of such appointees has not received all necessary prior approvals from applicable gaming regulators to assume a seat on the Initial Board by the Plan Effective Time, then the creditors or stockholders having such appointment rights shall appoint “independent” (as defined in the Plan) directors of CEC, CAC and/or CEOC instead (an “Interim Director”). If Interim Directors are appointed, then the persons or entities having the right to appoint such Interim Director, as applicable, may replace the Interim Directors they appointed with the Initial Director(s) they would have appointed but for the lack of approvals once such proposed Initial Director has been approved. At any time that the New CEC board consists of more than two Interim Directors, the New CEC Board is required under the Plan to not direct or permit New CEC or any subsidiary to take any actions outside of the ordinary course of business of their respective businesses without (i) approval of such action by a committee of the board that excludes the Interim Directors and any Initial Directors who are not independent or (ii) a stockholder vote by the stockholders of New CEC. As of the date of this joint proxy-statement/prospectus, each of the appointees to the Initial Board (other than the appointee of the Consenting Bank/SGN Creditors) either has received all necessary prior approvals or has made application to receive the necessary approvals in time for the expected Plan Effective Time.

In connection with the foregoing, as of the date of this joint proxy statement/prospectus, the following individuals have been designated as Initial Directors pursuant to the Plan:

Name	Age	Director Since	Other New CEC Positions	Designating Party
Mark Frissora	61	2015	President; Chief Executive Officer	N/A
Don Kornstein	65	—		CAC Special Committee
Jess Ravich	59	—		CEC Strategic Alternatives Committee
Richard Schifter	64	2017		CEC/CAC
David Sambur	37	2010		CEC/CAC
John Boushy	62	—		Second Lien Committee
James Hunt	61	—		Second Lien Committee
Thomas Benninger	60	—		Second Lien Committee
Marilyn Spiegel	64	—		Consenting First Lien Noteholders
John Dionne	53	—		Consenting First Lien Noteholders

In jurisdictions where applicable, prior approval of the above individuals is expected to be received by the Plan Effective Time.

The following is a brief description of the background and business experience of each of the Initial Directors (other than Mark Frissora, Richard Schifter and David Sambur, whose information may be found in the section entitled “The Companies—Management of Caesars Entertainment Corporation—Board of Directors” beginning on page 171):

Don Kornstein, who is expected to be elected to the Initial Board of New CEC, founded and has served as the managing member of the strategic, management and financial consulting firm Alpine Advisors LLC, a private company focused on strategic, management and financial consulting. Mr. Kornstein has served on the board of directors of Caesars Acquisition Company since January 2014. He previously served as a non-executive director on the board of Gala Coral Group, Ltd., a diversified gaming company based in the United Kingdom, from June 2010 until its merger with Ladbrokes PLC in November 2016. He has served on the boards of directors of Affinity Gaming, Inc. (Chairman), a casino gaming company, from March 2010 until January 2014, Bally Total Fitness Corporation (Chairman & Chief Restructuring Officer), Circuit City Stores, Inc., Cash Systems, Inc., Shuffle Master, Inc. and Varsity Brands, Inc. Mr. Kornstein served as Chief Executive Officer, President and Director of Jackpot Enterprises, Inc., which was a NYSE-listed gaming company until its sale, and was an investment banker and Senior Managing Director of Bear, Stearns & Co. Inc. Mr. Kornstein earned his Bachelor of Arts degree, Magna Cum Laude, from the University of Pennsylvania and his Master of Business Administration from Columbia University Graduate School of Business. CEC believes Mr. Kornstein is qualified to serve as a member of the board of directors of New CEC due to the foregoing experiences and qualifications, including his experience in the gaming and entertainment industry, experience as a chairman, president and chief executive officer, financial expertise and experience serving on several boards of directors.

Jess Ravich, who is expected to be elected to the Initial Board of New CEC, has served as Group Managing Director and Head of Alternative Products at Trust Company of the West, an international asset management firm, since December 2012. From November 2009 to December 2012, Mr. Ravich served as a Managing Director of Houlihan Lokey, an international investment banking firm. Prior to that, he served as Chief Executive Officer of Libra Securities Holdings, LLC, a company he founded in 1991. Prior to Libra Securities, Mr. Ravich was an Executive Vice President at Jefferies & Co., Inc. and a Senior Vice President at Drexel Burnham Lambert. In addition, Mr. Ravich has served as General Partner of The Ravich Permanent Partnership since 2015, has been President of Tia’s Hope since 2015, and has been President of The Palermo Ravich Family Foundation since 1999. Mr. Ravich currently serves as Chairman of the boards of directors of Cherokee Inc., Bossier Casino, LLC, ALJ Regional Holdings, Inc. and TCW BDC and he currently serves on the boards of directors of A-Mark Precious Metals, Inc. and TCW Alternative Funds. He previously served as a member of the boards of directors of Silver Slipper Casino Ventures, LLC, SSG Dominicus, LLC, FDR Delaware, Lucky Palace, LLC, and Spectrum Group International Inc. Mr. Ravich also previously served on the Undergraduate Executive Board of the Wharton School and the Board of Trustees of the Archer School for Girls. He received a Bachelor of Science degree and a Master’s degree from the University of Pennsylvania Wharton School of Business, and a Juris Doctor Degree from Harvard Law School. CEC believes Mr. Ravich is qualified to serve as a member of the board of directors of New CEC due to the depth and breadth of his business experience, experience on public company boards, extensive financial experience, technical skills across various industries, experience in mergers and acquisitions and leadership skills.

John Boushy, who is expected to be elected to the Initial Board of New CEC, served as Senior Advisor of Zolfo Cooper, a financial and operational restructuring firm, from February 2015 to December 2016. Prior to that, from July 2010 to December 2014, Mr. Boushy advised the board of directors of The Cosmopolitan of Las Vegas, a new property on the Las Vegas Strip, on areas including property branding, operations, marketing, financial performance and investment opportunities for capital investment. In 2008, Mr. Boushy founded Boushy Consulting, LLC, and subsequently co-founded ReelMetrics, a gaming-centric data sciences service for the casino industry. Before serving as President and CEO of Ameristar Casinos, Inc. from 2006 to 2008, Mr. Boushy served in various senior roles at The Promus Companies and Harrah’s Entertainment, Inc., CEC’s predecessor companies, including Concept Development, Project Development, Design & Construction; Chief Integration Officer; Operations, Products & Services (Hotel, F&B, Gaming, Strategic Sourcing, D&C); Chief Information Officer; and Marketing Services (Market Research, Market Demand, Central Teleservices). Mr. Boushy currently serves on the board of directors of ReelMetrics Holding B.V., previously served on the boards of directors of C2Rewards, Inc., City of Hope, and Ameristar Casinos, Inc. and served as an Advisor to the board of directors of Nevada Property One (The Cosmopolitan of Las Vegas). He holds a Bachelor’s Degree from North Carolina State University and a Master’s degree from North Carolina State University. CEC believes Mr. Boushy is qualified to serve as a member of the board of directors of New CEC because of his deep knowledge of CEC due to his long-time prior service as an officer of Caesars, his contemporary experience on the Las Vegas Strip, as well as his general hospitality and casino industry expertise.

James Hunt, who is expected to be elected to the Initial Board of New CEC, served as Chief Financial Officer and Executive Vice President of Walt Disney Parks and Resorts Worldwide from 2003 to 2012. He currently serves on the boards of directors of Brown & Brown, Inc., St. Joe Company and Penn Mutual Life Insurance Co., as well as Nemours Foundation and Children’s Hospital Los Angeles. Mr. Hunt holds a Bachelor of Science in Business Administration from the University of Central Florida. Additionally, Mr. Hunt is a Certified Public Accountant with an active license in the state of Florida. CEC believes Mr. Hunt is qualified to serve as a member of the board of directors of New CEC due to his executive leadership experience in the leisure and entertainment industry, his extensive directorship experience and his accounting and financial expertise.

Thomas Benninger, who is expected to be elected to the Initial Board of New CEC, founded and has been a Managing General Partner of Global Leveraged Capital, LLC, a private investment advisory firm, since 2006. Mr. Benninger has served on the boards of directors of Revel AC, Inc., Squaw Valley Ski Corporation, and Affinity Gaming, LLC, and was the Chairman of the board of managers of Tropicana Entertainment, LLC. He currently serves as the Chairman of the boards of directors of Video King Acquisition Corp. and Truckee Gaming, LLC. Mr. Benninger holds a Bachelor of Arts degree in Economics and a Master of Business Administration degree from Stanford University. He was a Certified Public Accountant in California, and holds, or has held, unrestricted key-person gaming licenses in Nevada, Mississippi, Louisiana, Missouri, Iowa, Colorado and New Jersey. CEC believes Mr. Benninger is qualified to serve as a member of the board of directors of New CEC due to his experience in the gaming industry, extensive management experience, financial expertise, and experience serving on several boards of directors.

Marilyn Spiegel, who is expected to be elected to the Initial Board of New CEC, has over twenty years of experience in human resources and operations at Harrah’s Entertainment. She served as President of Wynn Las Vegas & Encore from December 2010 through February 2013; President of five Caesars Las Vegas strip properties from January 2004 through November 2010; Senior Vice President of Human Resources at Harrah’s Entertainment from June 1999 through December 2003; and General Manager of Harrah’s Shreveport from August 1997 through June 1999. She currently serves on the boards of directors of Catholic Charities of Southern Nevada, Girl Scouts of Southern Nevada, and Nicholas & Co. Ms. Spiegel holds a Bachelor of Science degree in Marketing and a Master of Education degree from the University of Utah. CEC believes Ms. Spiegel is qualified to serve as a member of the board of directors of New CEC due to her extensive operational leadership experience in the gaming industry.

John Dionne, who is expected to be elected to the Initial Board of New CEC, has been a Senior Advisor of the Blackstone Group L.P., an investment firm, since July, 2013 and a Senior Lecturer in the Finance Unit of the Harvard Business School since January, 2014. Until he retired from his position as a Senior Managing Director at Blackstone in June 2013, Mr. Dionne was Global Head of its Private Equity Business Development and Investor Relations Groups and served as a member of Blackstone’s Private Equity Investment and Valuation Committees. Mr. Dionne originally joined Blackstone in 2004 as the Founder and Chief Investment Officer of the Blackstone Distressed Securities Fund. Before joining Blackstone, Mr. Dionne was for several years a Partner and Portfolio

Manager for Bennett Restructuring Funds, specializing in financially troubled companies, during which time he also served on several official and ad-hoc creditor committees. He is a Chartered Financial Analyst and Certified Public Accountant (inactive). Mr. Dionne currently serves as a member of the boards of directors of Cengage Learning Holdings II, Inc., Momentive Performance Materials, Inc., and Pelmorex Media, Inc. He previously served as a member of the boards of directors of several companies and not-for profit organizations. Mr. Dionne holds a Bachelor of Science degree from the University of Scranton, and a Master of Business Administration from Harvard Business School. CEC believes Mr. Dionne is qualified to serve as a member of the board of directors of New CEC due to his significant financial expertise.

Under the Plan, the Class I Initial Directors (whose term will expire in 2018) will include the CEO, Mark Frissora, one of the appointees of the Second Lien Committee, one of the CEC/CAC non-independent appointees, and one of the appointees of the Consenting First Lien Noteholders. The Class II Initial Directors (whose term will expire in 2019) will include the appointee of the Consenting Bank/SGN Creditors, one of the appointees of the Second Lien Committee, the appointee of the CEC SAC and one of the appointees of the Consenting First Lien Noteholders. The Class III Initial Directors (whose term will expire in 2020) will include one of the appointees of the Second Lien Committee, one of the CEC/CAC non-independent appointees and the appointee of the CAC Special Committee.

Under the Plan, following expiration of the initial term of each of the Initial Directors, such director position will become declassified and any succeeding director term will be for a term of one year. All director positions following the initial term of the Initial Directors will be elected by cumulative voting. These election procedures assume the approval of the Board Declassification Proposal, the Authorized Shares Proposal and the Cumulative Voting Proposal. See the sections entitled “CEC Proposal 6: Approval of an Amendment to CEC’s Certificate of Incorporation to Increase Authorized Stock and Allow for Cumulative Voting in the Election of Individuals to the CEC Board of Directors” beginning on page 344 and “CEC Proposal 7: Approval of an Amendment to CEC’s Certificate of Incorporation to Implement the Declassification of the CEC Board of Directors” beginning on page 345 for more information regarding the amendments to CEC’s certificate of incorporation necessary to implement the Plan’s requirements with respect to the CEC board of directors.

The chairman of the Initial Board will be one of the eight “independent” directors under the Plan and the selection of the chairman will be subject to the consent of the Second Lien Committee and the other creditors or stockholders having appointment rights. As of the date of this joint proxy statement/prospectus, the chairman of the Initial Board has not been selected in accordance with the Plan.

New CEC Officers

Pursuant to the Merger Agreement, the persons reasonably agreed to between CEC and CAC will be elected or appointed to New CEC as of the Merger Effective Time to those offices reasonably agreed to between CEC and CAC prior to the Merger Effective Time and in accordance with the terms of the Plan. In connection with the foregoing, as of the date of this joint proxy statement/prospectus, CEC and CAC expect the executive officers of CEC to be the executive officers of New CEC at the Plan Effective Time.

DESCRIPTION OF CEC CAPITAL STOCK

CEC’s authorized capital stock consists of 1,250,000,000 shares of common stock, par value $0.01 per share, and 125,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be designated by the CEC board of directors. If CEC stockholders approve the Authorized Shares Proposal, CEC’s authorized capital stock with respect to CEC Common Stock will be increased to 2,000,000,000 shares of CEC Common Stock.

All existing CEC Common Stock is validly issued, fully paid and non-assessable. As of December 31, 2016, there were 125 holders of record of CEC Common Stock. The discussion below describes the most important terms of CEC’s capital stock, certificate of incorporation and by-laws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description refer to CEC’s certificate of incorporation and by-laws, copies of which have been incorporated by reference in this joint proxy statement/prospectus, and to the applicable provisions of the Delaware General Corporation Law.

Common Stock

Voting Rights. The holders of CEC Common Stock are entitled to one vote per share on all matters submitted for action by the stockholders.

Dividend Rights. Subject to any preferential rights of any then outstanding preferred stock, all shares of CEC Common Stock are entitled to share equally in any dividends CEC’s board of directors may declare from legally available sources.

Liquidation Rights. Upon liquidation or dissolution of CEC, whether voluntary or involuntary, after payment in full of the amounts required to be paid to holders of any then outstanding preferred stock, all shares of CEC Common Stock are entitled to share equally in the assets available for distribution to stockholders after payment of all of CEC’s prior obligations.

Other Matters. The holders of CEC Common Stock have no preemptive or conversion rights, and CEC Common Stock is not subject to further calls or assessments by CEC. There are no redemption or sinking fund provisions applicable to CEC Common Stock except those described below under “—Certain Redemption Provisions.” Except as described below under “—Certain Anti-Takeover, Limited Liability and Indemnification Provisions,” a majority vote of common stockholders is generally required to take action under CEC’s certificate of incorporation and by-laws. The rights, preferences and privileges of holders of CEC Common Stock are subject to the terms of any series of preferred stock that may be issued in the future.

Preferred Stock

CEC’s board of directors, without further stockholder approval, will be able to issue, from time to time, up to an aggregate of 125,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices or prices, liquidation preferences and the number of shares constituting any series or designations of such series. Notwithstanding the foregoing, the rights of each holder of preferred stock will be subject at all times to compliance with all gaming and other statutes, laws, rules and regulations applicable to CEC or such holder at that time. As of December 31, 2016, there were no shares of preferred stock outstanding. CEC’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of CEC Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of CEC might harm the market price of CEC Common Stock. See “—Certain Anti-Takeover, Limited Liability and Indemnification Provisions.”

Certain Redemption Provisions

CEC’s certificate of incorporation contains provisions establishing the right to redeem the securities of disqualified holders if necessary to avoid any regulatory sanctions, to prevent the loss or to secure the reinstatement of any license or franchise, or if such holder is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit denied or rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed. CEC’s certificate of incorporation will also contain provisions defining the redemption price and the rights of a disqualified security holder.

Registration Rights

The Sponsors each have demand registration rights with respect to the CEC Common Stock they currently own and both Sponsors and the co-investors can participate in any demand registration initiated by either Sponsor. The Sponsors will have demand registration rights with respect to the shares of New CEC they receive in respect of their former interests in CAC. To the extent the number of securities offered in any such offering has to be limited based upon the opinion of the underwriter or underwriters of such offering, the securities to be offered will include (1) first, securities to be allocated pro rata among the Sponsors and their co-investors and (2) second, only if all of the securities referred to in clause (1) have been included, securities that CEC proposes to include in such demand registration.

The Sponsors and their co-investors also have piggyback registration rights with respect to the CEC Common Stock they currently own and the shares of New CEC they receive in respect of their former interests in CAC, for any other offering not covered by a demand registration, provided that the co-investors can only participate if a Sponsor is participating in such offering as a selling stockholder. To the extent the number of securities offered in any such offering has to be limited based upon the opinion of the underwriter or underwriters of such offering, the securities to be offered will include (1) first, all of the securities proposed to be sold in such offering by CEC or any person exercising a contractual right to a demand registration, (2) second, only if all of the securities referred to in clause (1) have been included, securities to be allocated pro rata among the Sponsors and their co-investors, and (3) third, only if all of the securities referred to in clause (2) have been included, any other securities eligible for inclusion in such registration.

CEC’s management stockholders also have piggyback registration rights in connection with any registered offering of CEC Common Stock. To the extent the number of securities offered in any such offering has to be limited based upon the opinion of the underwriter or underwriters of such offering, the securities to be offered will include (1) first, all of the securities proposed to be sold in such offering by CEC or any person exercising a contractual right to a demand registration, (2) second, only if all of the securities referred to in clause (1) have been included, securities to be allocated pro rata among the Sponsors and their co-investors, and (3) third, only if all of the securities referred to in clause (2) have been included, the securities held by management together with any other securities eligible for inclusion in such registration.

Certain Anti-Takeover, Limited Liability and Indemnification Provisions

CEC is governed by the Delaware General Corporation Law. CEC’s certificate of incorporation and by-laws contain provisions that could make more difficult the acquisition of CEC by means of a tender offer, a proxy contest or otherwise, or to remove or replace CEC’s current management.

Requirements for Advance Notification of Stockholder Nominations and Proposals. CEC’s by-laws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of CEC’s board of directors or one of its committees.

Delaware Anti-Takeover Law. CEC is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Under Section 203, certain “business combinations” between a Delaware corporation whose stock generally is publicly traded and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless:

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203, which CEC has elected;

•	the business combination or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors of the corporation before such stockholder became an interested stockholder;

•	upon completion of the transaction that made such stockholder an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the business combination is approved by the board of directors of the corporation and authorized at a meeting by two-thirds of the voting stock which the interested stockholder did not own.

The three-year prohibition also does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined generally as those stockholders who become beneficial owners of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Classified Board and Cumulative Voting. CEC’s certificate of incorporation and by-laws provide for a classified board of directors, pursuant to which the board of directors is divided into three classes whose members serve three-year staggered terms. CEC’s certificate of incorporation also prohibits cumulative voting by stockholders in connection with the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

Removal of Directors. CEC’s certificate of incorporation and by-laws provide that a director may be removed from office at any time, but only for cause and only by affirmative vote of at least two-thirds of the shares entitled to vote generally in the election of directors.

Number of Directors and Vacancies. CEC’s by-laws permit the number of directors to be fixed only by an affirmative vote of at least two-thirds of the members of the board, and any vacancy on CEC’s board of directors, including a vacancy resulting from an enlargement of CEC’s board of directors, may only be filled by vote of a majority of CEC’s directors then in office, whether such vacancy occurs as a result of an increase in the number of directors or otherwise.

“Blank Check” Preferred Stock. CEC’s certificate of incorporation authorizes the issuance of “blank check” preferred stock that could be issued by CEC’s board of directors to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive.

Amendments to Certificate of Incorporation and By-laws. CEC’s certificate of incorporation provides that any amendment to CEC’s by-laws will require the affirmative vote of two-thirds of the shares entitled to vote on any matter or CEC’s board of directors. CEC’s certificate of incorporation also provides that any amendment to the certificate of incorporation relating to stockholder meetings, amendments to CEC’s by-laws or certificate of incorporation and the election or classification of CEC’s board of directors will require the affirmative vote of two-thirds of the shares entitled to vote on any matter.

Special Meetings of Stockholders. CEC’s by-laws provide that, except as otherwise required by law, special meetings of stockholders can only be called by a majority of CEC’s board of directors.

Actions by Written Consent. CEC’s by-laws prohibit stockholders from acting by written consent if the Sponsors cease to beneficially own or control a majority in voting power of the outstanding capital stock of CEC entitled to vote.

Limitation of Officer and Director Liability and Indemnification Arrangements. CEC’s certificate of incorporation limits the liability of CEC’s officers and directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

•	any breach of their duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

This charter provision has no effect on any non-monetary remedies that may be available to CEC or its stockholders, nor does it relieve CEC or its officers or directors from compliance with federal or state securities laws. The certificate also generally provides that CEC will indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding by reason of the fact that he is or was a director or officer of CEC, or is or was serving at CEC’s request as a director, officer or employee of another entity, against expenses incurred by him in connection with such proceeding. An officer or director will not be entitled to indemnification by CEC if:

•	the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, CEC’s best interests; or

•	with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

These charter and by-law provisions and provisions of Delaware law may have the effect of delaying, deterring or preventing a change of control of CEC.

Transfer Agent and Registrar

The transfer agent and registrar for CEC Common Stock is Computershare Trust Company, N.A., Canton, Massachusetts.

Listing

CEC Common Stock is listed on the NASDAQ Global Select Market under the symbol “CZR.”

COMPARISON OF STOCKHOLDER RIGHTS

The rights of CEC stockholders are governed by the laws of the State of Delaware and by CEC’s Second Amended and Restated Certificate of Incorporation, dated February 8, 2012 (which is referred to as CEC’s certificate of incorporation), and CEC’s Amended By-laws, dated February 8, 2012 (which is referred to as CEC’s by-laws). The rights of CAC stockholders are governed by the laws of the State of Delaware and by CAC’s First Amended and Restated Certificate of Incorporation, dated October 21, 2013 (which is referred to as CAC’s certificate of incorporation) and CAC’s Amended and Restated By-laws, adopted October 21, 2013 (which is referred to CAC’s by-laws). As a result of the Merger, CAC stockholders who receive shares of CEC Common Stock will become stockholders of CEC. Thus, upon completion of the Merger, the rights of CAC stockholders who become CEC stockholders in the Merger will continue to be governed by the laws of the State of Delaware, and will also then be governed by CEC’s certificate of incorporation and CEC’s by-laws.

Set forth below is a summary comparison of the material differences between the rights of a CEC stockholder under CEC’s certificate of incorporation and CEC’s by-laws, and the rights of a stockholder under CAC’s certificate of incorporation and CAC’s by-laws. In addition, the summary set forth below contains a summary of certain relevant provisions of the CGP Operating Agreement. The summary set forth below does not include a complete description of all differences among the rights of these stockholders and is not intended to provide a comprehensive discussion of each company’s governing documents. Furthermore, the identification of some of the differences in the right of these stockholders as material is not intended to indicate that other differences that may be equally important do not exist.

CEC and CAC urge you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of Delaware law and the other documents to which CEC and CAC refer in this joint proxy statement/prospectus for a more complete understanding of the differences between the rights of a CAC stockholder and the rights of a CEC stockholder. This summary is qualified in its entirety by reference to the full text of each of CEC’s certificate of incorporation, CEC’s by-laws, CAC’s certificate of incorporation and CAC’s by-laws. CEC and CAC have filed with the SEC their respective governing documents referenced in this comparison of stockholder rights and will send copies of these documents to you, without charge, upon your written or telephonic request. See the section entitled “Where You Can Find More Information,” beginning on page 412, as to how you can obtain a copy of these documents.

The rights of holders of CAC Common Stock and CEC Common Stock are substantially the same, except for the following:

	CAC	CEC
Authorized Capital Stock	300,000,000 shares of Class A Common Stock, par value $0.001 per share, 900,000,000 shares of Class B Common Stock, par value $0.001 per share. As of the record date, there were 138,932,138 shares of CAC Class A Common Stock issued and outstanding and zero shares of CAC Class B Common Stock issued and outstanding.

1,250,000,000 shares of Common Stock, par value $0.01 per share and 125,000,000 shares of Preferred Stock, par value $0.01 per share. As of the record date, there were 149,079,231 shares of CEC Common Stock issued and outstanding and zero shares of CEC Preferred Stock issued and outstanding.

If CEC stockholders approve the Authorized Shares Proposal, then CEC will be authorized to issue 2,000,000,000 shares of CEC Common Stock.

	CAC	CEC
Voting Rights	The holders of shares of Class A common stock are entitled to one vote per share on all matters submitted for action by the stockholders. The holders of shares of Class B common stock will not be entitled to vote on matters submitted for action by the stockholders unless otherwise required by law.	The holders of shares of Common Stock are entitled to one vote per share on all matters submitted for action by the stockholders.

Dividend Rights	All shares of Class A and Class B common stock of CAC are entitled to share equally in any dividends CAC’s board of directors may declare from legally available sources, provided that any dividends declared in respect of proceeds received in connection with or as a result of a Partial Liquidation (as defined below) will, subject to applicable laws, be distributed as follows: (i) first, to holders of shares of Class A common stock, pro rata, based on the number of shares held until each share of Class A common stock has received an amount equal to the return of capital contribution in respect of a share of Class A common stock (as adjusted) plus a 10.5% per annum of return on such capital contribution (such return to begin accruing on the proceeds in excess of the purchase price of Planet Hollywood, Horseshoe Baltimore and 50% of the related management fees only upon the investment of such excess proceeds by CGP); (ii) second, to holders of shares of Class B common stock, pro rata, until each share of Class B common stock catches up (on a per share basis) to the amount distributed in provision (i) (including the 10.5% per annum of return on the capital contribution); (iii) third, to holders of shares of Class B common stock in an amount equal to the

Subject to the rights of holders of shares of Preferred Stock, holders of shares of common stock are entitled to share equally in any dividends CEC’s board of directors may declare from legally available sources.

	CAC	CEC

difference between (x) the amount CEC and/or its subsidiaries would have received had non-pro rata special distributions made in connection with CIE’s sale of its social and mobile games business in September 2016 been made pro rata based on the members’ respective company percentage interests in CGP as of the closing of the sale and (y) the amount of special distributions actually received by CEC and/or its subsidiaries; and (iv) fourth, to all holders of shares of Class A and Class B common stock pro rata.

“Partial Liquidation: means the sale or disposition of assets of CAC or any of its subsidiaries at a fair value greater than or equal $20 million.

Liquidation Rights

Upon a liquidation, dissolution or winding up of CAC, after payment (or provision for payment) of all debts and liabilities of CAC, all shares of Class A and Class B common stock of CAC are entitled to received distributions in the order of priority set forth in the

Distribution Rights sections above.

Upon a liquidation, dissolution or winding up of CEC, after payment (or provision for payment) of all liabilities and the liquidation preference on Preferred Stock, if any, holders of common stock are entitled to receive pro rata distributions.

Conversion of Common Stock	Upon exercise of the Call Right (as described below), if CEC exercises such Call Right (i) with respect to a portion of the shares of Class A common stock, such shares of Class A common stock will automatically convert to shares of Class B common stock, and (ii) in its entirety, any shares of Class A common stock that were converted to shares of Class B common stock upon a partial exercise of the Call Right will automatically convert to shares of Class A common stock.

Number of Directors	CAC’s certificate of incorporation and by-laws provide that number of directors constituting the entire	CEC’s certificate of incorporation and by-laws provide that the number of directors may be fixed

	CAC	CEC
	board of directors will be seven but may be modified from time to time by resolution adopted by two-thirds of the members of the entire board of directors, but in no event the total number of directors will be less than seven. CAC currently has seven members.	from time to time only pursuant to a resolution adopted by two-thirds of the members of the board of directors. CEC currently has eleven members.

Vacancies on the Board of Directors	CAC’s by-laws provide that any vacancy that results from an increase in the number of directors, from the death, resignation or removal of any director or for any other cause will be filled by the approval of at least two-thirds of the directors then in office, or by a sole remaining director and will not be filled by the stockholders.	CEC’s by-laws provide that any vacancy in the board of directors of CEC that results from an increase in the number of directors, from the death, resignation or removal of any director or for any other cause will be filled solely by a majority of the total number of directors then in office, or by a sole remaining director.

Amendment to Certificate of Incorporation	CAC’s certificate of incorporation provides that any amendment, alteration, change or repeal of certain sections relating to stockholder rights and Articles VI, VII and VIII of CAC’s certificate of incorporation will require the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of each class or series of common stock, voting separately as a class.	CEC’s certificate of incorporation provides that any amendment, alteration, change or repeal of Articles VI, VII and VIII will require the affirmative vote of the stockholders holding at least two-thirds of the outstanding voting power, voting together as single class.

Amendment of By-laws

CAC’s certificate of incorporation provides that CAC’s board of directors is authorized to make, adopt, amend, change or repeal CAC’s by-laws by resolutions adopted by the affirmative vote of at least a majority of the members of the entire board of directors. Stockholders may make, adopt, amend, alter, change or repeal CAC’s by-laws upon the affirmative vote of at least a majority of the votes entitled to be cast by the holders of shares of capital stock entitled to vote at the meeting, voting together as a single class.

CEC’s certificate of incorporation provides that CEC’s board of directors may make, adopt, alter, amend, change or repeal the by-laws by resolution adopted by at least two-thirds of the entire board of directors. Stockholders may make, adopt, alter, amend, change or repeal CEC’s by-laws upon the affirmative vote of at least two-thirds of the voting power of CEC, voting together as a single class.

The following is a description of the rights of CEC and CAC with respect to their equity interests in CGP.

Call Right

After the third anniversary of the closing of the Initial CGP Transactions, CEC and/or its subsidiaries will have the right, which it may assign to any of its affiliates or to any transferee of all non-voting units of CGP held by CEC and which only may be exercised under certain circumstances as described below, to acquire all or a portion of the voting units of CGP, (or, at the election of CAC and subject to the approval of CAC’s stockholders, shares of CAC Common Stock) not otherwise owned by CEC and/or its subsidiaries at such time. The purchase consideration may be, at CEC’s option, cash or shares of CEC Common Stock valued at market value, net of customary market discount and expenses, provided that the cash portion will not exceed 50% of the total consideration in any exercise of the call right. The purchase price will be the fair market value of the voting units of CGP (or shares of CAC Common Stock) at such time based on an independent appraisal, subject to (1) a minimum purchase price equal to the capital contribution in respect of such units plus a 10.5% per annum return on such capital contribution, or (2) a maximum purchase price equal to the capital contribution in respect of such units plus a 25% per annum return on such capital contribution, in either case, taking into account prior distributions (other than tax distributions) with respect to such units.

The call right may be exercisable in part by CEC (up to three times), but until the call right is exercised in full, any voting units of CGP or shares of CAC Common Stock acquired by CEC will be converted into non-voting units of CGP (or CAC Class B Common Stock). Additionally, the call right may only be exercised by CEC and/or its subsidiaries if, at the time of such exercise, (w) CEC and CAC enter into a resale registration rights agreement with respect to the shares of CEC Common Stock used as all or a portion of the purchase consideration in connection with the exercise of the call right, (x) the CEC Common Stock (1) is registered with the Securities and Exchange Commission, (2) is listed for trading and trades on a national securities exchange, and (3) issuable upon exercise of the call right will represent, in the aggregate, not more than one half of the total CEC Common Stock issued and outstanding giving effect to the exercise of the call right, (y) CEC has a minimum liquidity of $1.0 billion and a maximum net debt leverage ratio of 9.00 to 1.00, and (z) no event of default has occurred and is in effect under any financing agreement of CEC or its subsidiaries. Further, in the event that a stockholder vote of CEC is required in connection with the exercise of such call right, receipt of affirmative approval of such vote will be a condition to the exercise of the call right and at the closing of the Initial CGP Transactions, affiliates of the Sponsors will enter into a voting support agreement in favor of any such stockholder approval. In addition, a majority of the independent directors of the board of directors of CEC must approve the exercise of the call right by CEC and/or its subsidiaries. The call right will be transferable to a transferee that also receives a transfer of all of the non-voting units of CGP, and exercisable by the transferee upon the same terms and conditions (including same consideration in the form of CEC Common Stock) as apply to CEC and its subsidiaries.

Liquidation Right

Upon liquidation, partial liquidation or sale of material assets of CAC, whether voluntary or involuntary, or the liquidation of CGP, all shares of CAC’s Class A and Class B common stock are entitled to share in the assets legally available for distribution to stockholders as described below.

Following the fifth anniversary of the closing of the Initial CGP Transactions and until the 8 year six month anniversary of the closing of the Initial CGP Transactions, CAC’s board of directors will have the right to cause a liquidation of CGP, including the sale or winding up of CGP, or other monetization of all of its assets and the distribution of the proceeds remaining after satisfaction of all liabilities of CGP to the holders of CGP’s units according to the waterfall described below. On the 8 year and six month anniversary of the closing of the Initial CGP Transactions (unless otherwise agreed by CEC and CAC), if CAC’s board of directors has not previously exercised its liquidation right, CGP will, and CAC’s board of directors will cause CGP to, effect a liquidation.

Upon a liquidation and certain partial liquidations, all net cash and other assets not monetizable of CGP will, subject to applicable laws, be distributed as follows: (1) first, to all units held by CAC until amounts distributed equal return of CAC’s capital contribution plus a 10.5% per annum of return on such capital contribution (such return to begin accruing on the proceeds in excess of the purchase price of Planet Hollywood, Horseshoe Baltimore and 50% of the related management fees only upon the investment of such excess proceeds by CGP); (2) second, to the CEC Members in an amount equal to the difference between the amount CEC and/or its subsidiaries would have received had the non-pro rata special distributions been made pursuant to the amendments to the CGP Operating Agreement made in connection with and following CIE’s sale of its social and mobile games business in September 2016 been made pro rata based on the members’ respective company percentage interests in CGP as of the closing of the sale and (y) the amount of special distributions actually received by CEC and/or its subsidiaries; (3) third, to all units held by CEC and/or its subsidiaries until CEC catches up (on a per unit basis) to its respective amount distributed in provision (1) (including the 10.5% per annum of return on the capital contribution) and CEC receives the Capital Shift Amount; and (4) fourth, to all holders of units pro rata.

The structure pursuant to which CGP will effect a liquidating distribution, sale of CGP or other similar transaction that provides liquidity to the holders of CGP’s units as described above will be determined by a special-purpose liquidation committee that will include representatives from CEC and CAC. In connection with any liquidation of CGP, CAC will have an approval right over any sale or other monetization of assets of CGP.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP will pass upon the validity of the securities on CEC’s behalf.

TAX OPINIONS

Reed Smith LLP will pass upon certain U.S. federal income tax consequences of the Merger for CEC. Skadden, Arps, Slate, Meagher & Flom LLP will pass upon certain U.S. federal income tax consequences of the Merger for CAC.

EXPERTS

The consolidated financial statements of CEC as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, and the related financial statement schedule, included in this joint proxy statement/prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of CEOC as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, included in this joint proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of CAC as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, incorporated in this joint proxy statement/prospectus by reference from the CAC Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined and consolidated financial statements of CGP as of December 31, 2016 and 2015, and for each of the three years in the period ended December 31, 2016, and the related financial statement schedule, incorporated in this joint proxy statement/prospectus by reference from the CAC Annual Report on Form 10-K for the year ended December 31, 2016, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

CEC has filed a registration statement on Form S-4 to register with the SEC the shares of CEC Common Stock to be issued to CAC stockholders as consideration in the Merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of CEC in addition to being proxy statements of CAC and CEC for their respective special meetings. The registration statement, including the attached exhibits and schedules, contains additional relevant information about CEC and the CEC Common Stock. The rules and regulations of the SEC allow CEC and CAC to omit certain information included in the registration statement from this joint proxy statement/prospectus.

CEC and CAC file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site that has reports, proxy and information statements and other information about CEC and CAC. The address of that site is http://www.sec.gov. The reports and other information filed by CEC and CAC with the SEC are also available at their respective Internet websites, which are www.caesarscorporate.com and www.caesarsacquisitioncompany.com. Information on these Internet websites is not part of this joint proxy statement/prospectus.

The SEC allows CAC to “incorporate by reference” information into this joint proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that CAC has previously filed with the SEC. Any additional documents that CAC may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial joint proxy statement/prospectus and prior to the date of the CAC Special Meeting (other than those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules) will also be incorporated by reference into this joint proxy statement/prospectus. These documents contain important information about CAC and its financial performance.

This prospectus incorporates by reference CAC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 15, 2017, Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 31, 2017, Quarterly Report on Form 10-Q for CAC’s quarterly period ended March 31, 2017, filed on May 2, 2017, as well as CAC’s Current Reports on Form 8-K, filed on February 21, 2017, April 12, 2017, April 25, 2017, April 28, 2017 and June 13, 2017.

CEC has supplied all information contained in this joint proxy statement/prospectus relating to CEC, as well as all pro forma financial information, and CAC has supplied all such information contained in or incorporated by reference into this joint proxy statement/prospectus relating to CAC.

Documents incorporated by reference are available from CAC without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. You should direct requests for those documents to:

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: Corporate Secretary

Telephone: (702) 407-6000

If you would like to request documents, please do so by no later than five business days before the date of the CAC Special Meeting (which meeting is July 25, 2017).

You should not rely on information that purports to be made by or on behalf of CEC or CAC other than the information contained in or incorporated by reference into this joint proxy statement/prospectus to vote on any of the proposals. Neither CEC nor CAC has authorized anyone to provide you with information on behalf of CEC or CAC, respectively, that is different from what is contained in this joint proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

This joint proxy statement/prospectus is dated June 23, 2017. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to stockholders nor the issuance of shares of CEC Common Stock in the Merger will create any implication to the contrary.

GLOSSARY OF TERMS

“10.00% Second-Priority Notes” refers to the CEOC 10.00% Second-Priority Senior Secured Notes due 2018.

“10.75% Senior Notes” refers to the CEOC 10.75% Senior Notes due 2016.

“105 Injunction Order” refers to an order of the Bankruptcy Court temporarily enjoining all or some of the Caesars Cases.

“105 Motion” refers to the motion filed on March 11, 2015, by CEOC to extend the automatic stay in the CEOC bankruptcy proceedings to apply to the NRF’s expulsion of the Five Employers.

“12.75% Second-Priority Notes” refers to the CEOC 12.75% Second-Priority Senior Secured Notes due 2018.

“162(m) Plan Committee” refers to the plan committed formed in February 2009 by CEC’s board of directors to administer the Senior Executive Incentive Plan.

“2012 RSU” refers to the 200,000 RSUs, awarded to Mr. Frissora under the CEC 2012 PIP, on February 5, 2015.

“2016 CEC Financial Statements” refers to CEC’s audited consolidated financial statements and related notes from which selected financial data of CEC for each of the years ended December 31, 2016, 2015 and 2014, and as of December 31, 2016 and 2015, are derived.

“2016 CEOC Financial Statements” refers to CEOC’s audited consolidated financial statements and related notes from which selected financial data of CEC for each of the years ended December 31, 2016, 2015 and 2014, and as of December 31, 2016 and 2015, are derived.

“2017 CEC Interim Financial Statements” refers to CEC’s unaudited consolidated financial statements and related notes from which selected financial data of CEC as of and for the three months ended March 31, 2017 are derived.

“2017 CEOC Interim Financial Statements” refers to CEOC’s unaudited consolidated financial statements and related notes from which selected financial data of CEOC as of and for the three months ended March 31, 2017 are derived.

“2017 Retention Program” refers to the additional retention program the CEC HRC approved on March 8, 2017.

“3535 LV NewCo” refers to 3535 LV NewCo, LLC.

“362 Motions” refers to the two motions filed on March 6 and March 27, 2015, by CEOC and certain of its subsidiaries in the CEOC bankruptcy proceedings, to void (a) the purported expulsion of the Five Employers and based thereon the alleged triggering of withdrawal liability for the non-debtor members of the CEC Controlled Group, and (b) a notice and payment demand for quarterly payments of withdrawal liability subsequently made by the NRF to certain non-debtor members of the CEC Controlled Group, respectively, on the ground that each of these actions violated the automatic stay.

“401(k) Plan” refers to the Caesars Savings and Retirement Plan.

“5.75% Senior Unsecured Notes” refers to the CEOC 5.75% Senior Unsecured Notes due 2017.

“6.50% Senior Unsecured Notes” refers to the CEOC 6.50% Senior Unsecured Notes due 2016.

“8.50% Senior Secured Notes” refers to the CEOC 8.50% Senior Secured Notes due 2020.

“A&R Merger Agreement” refers to the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between CEC and CAC.

“Acquired Properties Transaction” refers to the May 5, 2014, transaction whereby CGPH acquired through one or more wholly-owned subsidiaries: (1) The Cromwell, The LINQ Hotel, and Bally’s Las Vegas, (2) 50% of the ongoing management fees and any termination fees payable under the Nevada Property Management Agreements and (3) certain property-specific intellectual property.

“Acquisition” refers to the acquisition of CEC by affiliates of the Sponsors in January 2008.

“Acquisition Proposal” refers to, among other things: with respect to either CEC or CAC, any offer, proposal or inquiry relating to, or any third-party indication of interest in, any purchase, tender offer or business combination involving the acquisition, whether direct or indirect, of 20% or more of the consolidated assets of CEC or CAC or any of their subsidiaries, as applicable, or of 20% or more of the equity or voting securities of CEC or CAC or any of their subsidiaries, as applicable, whose assets constitute more than 20% of the consolidated assets of CEC or CAC or any of their subsidiaries, as applicable.

“Additional Buyback Amount” refers to a portion of $200.0 million of the CIE Proceeds.

“Additional CEC Bank Consideration” refers to an amount equal to $10 million per month earned from January 1, 2017, through the earlier of (x) the Plan Effective Time or (y) June 30, 2017 (payable in cash or CEC Common Stock at CEC’s election, which will be issued in exchange for New CEOC Preferred Stock in connection with the CEOC Merger), paid by CEC to the Debtors at the Plan Effective Time.

“Additional CEC Bond Consideration” refers to, to the extent the Plan Effective Time has not occurred by May 1, 2017, an amount equal to $20 million per month from May 1, 2017, until the Plan Effective Time, less $4.8 million (payable in cash or CEC Common Stock at CEC’s election, which will be issued in exchange for New CEOC Preferred Stock in connection with the CEOC Merger), paid by CEC to the Debtors at the Plan Effective Time.

“ADR” refers to hotel average daily rate.

“Adversary Proceeding” refers to the adversary proceeding commenced on March 6, 2015, by CEOC against the NRF and its Board of Trustees in the Bankruptcy Court.

“Adverse Recommendation Change” refers to (1) the withdrawal, amendment, modification or material qualification of the recommendation by the CEC board of directors or the CAC board of directors in favor of a adopting the Merger Agreement and approving the Merger, as applicable, in a manner adverse to CAC or CEC, as applicable, (2) the recommendation of a Superior Proposal, (3) the failure to recommend against acceptance of any third-party tender offer or exchange offer for the shares of CEC or CAC stock, as applicable, within 10 business days after commencement of such offer and (4) the making of any public statement inconsistent with the recommendation by the CEC board of directors or the CAC board of directors in favor of a adopting the Merger Agreement and approving the Merger, as applicable.

“AIF VI” refers to Apollo Investment Fund VI, L.P., the sole member of Apollo Hamlet B.

“AIF VI Management” refers to AIF VI Management, LLC, the general partner of Management VI.

“Akin Gump” refers to Akin, Gump, Strauss, Hauer & Feld LLP.

“Aleris” refers to Aleris International, Inc.

“Allocation Agreement” refers to the Employee Benefits and Other Employment Allocation Agreement, dated December 31, 1998, between Hilton and Park Place whereby Park Place assumed or retained, as applicable, certain liabilities and excess assets, if any, related to the Hilton Plan based on the benefits of Hilton employees and Park Place employees.

“Alternative Transaction” refers to any possible alternative transaction or transactions to the Proposed Transaction, including without limitation, mergers, business combinations, sale, disposition or any other similar transactions with CEC or any CEC affiliates or unrelated third parties.

“Amended Merger Agreement” refers to the amendment to (or amendment and restatement of) the Original Merger Agreement, that CEC and CAC were required to use commercially reasonable efforts to negotiate and execute, pursuant to the Original Caesars RSAs.

“Amendment” refers to the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017, between CEC and CAC.

“AML” refers to anti-money laundering laws, policies and compliance programs, as applicable.

“Apollo” refers to Apollo Global Management, LLC, collectively with its subsidiaries.

“Apollo Funds” refers to Apollo Hamlet together with Apollo Hamlet B.

“Apollo Hamlet B” refers to Apollo Hamlet Holdings B, LLC.

“Apollo Hamlet” refers to Apollo Hamlet Holdings, LLC.

“Apollo Management” refers to Apollo Management, L.P., the sole member and manager of AIF VI Management.

“Apollo Members” refers to Leon Black, Joshua Harris, and Marc Rowan, each of whom is affiliated with Apollo.

“ASC” refers to the Accounting Standards Codification.

“Asserted Claims” refers to the potential claims against CAC, CGP, CIE and certain of CGP’s other subsidiaries that were analyzed in the Examiner’s Report as well as the additional claims that had been asserted by certain of the Debtors’ second lien creditors.

“Atlantic City Conference Center” refers to the Harrah’s Atlantic City Waterfront Conference Center.

“Authorized Shares Proposal” refers to the proposed amendment to CEC’s certificate of incorporation to increase the number of authorized shares of common stock from 1,250,000,000 shares of CEC Common Stock to 2,000,000,000 shares of CEC Common Stock.

“Avaya” refers to Avaya Inc., a public communications solutions company, which is a TPG portfolio company.

“Baltimore Credit Facility” refers to the $300.0 million senior secured term facility with a seven-year maturity and a $10.0 million senior secured revolving facility with a five-year maturity entered into by CBAC Borrower in July 2013.

“Baltimore FF&E Facility” refers to the equipment financing term loan facility for up to $30.0 million entered into by CBAC Borrower concurrently with the Baltimore Credit Facility, for the financing or reimbursement of the purchase price and certain related costs for furniture, furnishings and equipment in building the Horseshoe Baltimore Casino and its parking garage.

“Baltimore Term Facility” refers to CBAC Borrower’s syndication of up to $315.0 million of new senior secured credit facilities, consisting of up to $300.0 million in the aggregate principal amount of a seven-year senior secured term loan facility and up to $15.0 million in the aggregate principal amount of a five-year senior secured revolving credit facility, launched for syndication on June 13, 2017.

“Baluma Holdings” refers to Baluma Holdings S.A., a non-debtor foreign subsidiary of CEOC.

“Bank Guaranty Settlement Purchase Price” refers to the sufficient cash CEC will contribute to the Debtors to cover the settlement amounts outlined in the Plan to be paid for such Prepetition Credit Agreement Claims, as part of a settlement by and among CEC, CEOC and lenders party to the Bank RSA with respect to the entitlement of certain holders of the Prepetition Credit Agreement Claims to post-petition interest and the rate of any such post-petition interest, and to facilitate a settlement with the holders of claims with respect to CEOC’s subsidiary-guaranteed notes, at the Plan Effective Time.

“Bank RSA” refers to the RSA with the holders of Prepetition Credit Agreement Claims.

“Bankruptcy Code” refers to the United States Bankruptcy Code.

“Bankruptcy Court” refers to the United States Bankruptcy Court for the Northern District of Illinois in Chicago.

“Bankruptcy Petitions” refers to the voluntary petitions filed by Debtors on January 15, 2015, for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“BDO” refers to BDO Seidman, independent tax advisor to the CAC Special Committee.

“Board Declassification Proposal” refers to the proposed amendment to CEC’s certificate of incorporation to implement, over a number of years, the declassification of the CEC board of directors.

“BOKF” refers to BOKF, N.A.

“Bonus Plan” refers to CEC’s Annual Management Bonus Plan.

“CAA” refers to Creative Artists Agency, LLC, a private talent and sports agency, which is an Apollo funds and TPG portfolio company.

“CAC” refers to Caesars Acquisition Company, a Delaware corporation.

“CAC 2014 PIP” refers to the CAC 2014 Performance Incentive Plan.

“CAC Acquisition Proposal” refers to an offer, proposal or inquiry relating to, or any third party indication of interest in, any acquisition or purchase of 100% of the issued and outstanding CAC Common Stock attained under the Go-Shop provision.

“CAC Award” refers to an outstanding right to receive shares or share equivalents of CAC Common Stock which have been granted under any CAC Stock Plan (other than any CAC Option).

“CAC Class B Common Stock” refers to the Class B Common Stock, par value $0.001 per share, of CAC.

“CAC Common Stock” refers to the Class A common stock, par value $0.001 per share, of CAC.

“CAC Directors” refers to the members of the CAC board of directors Marc Beilinson, Philip Erlanger, Dhiren Fonseca, Don Kornstein, Karl Peterson, Marc Rowan, and David Sambur.

“CAC Executive Committee” refers to the Executive Committee of the CAC board of directors.

“CAC Irrevocable Proxy” refers to the Hamlet Holdings irrevocable proxy that gives Hamlet Holdings sole voting and sole dispositive power of the stock that is held by funds affiliated with and controlled by the Sponsors and their co-investors, under which Hamlet Holdings beneficially owned approximately 64.8% of the CAC Common Stock as of June 13, 2017.

“CAC Forecasts” refers to certain financial forecasts, analyses and projections relating to CAC prepared by CES Management and furnished to Centerview by CEC for purposes of Centerview’s analysis.

“CAC HRC” refers to the CAC Human Resources Committee.

“CAC Internal Data” refers to collectively certain internal information relating to the business, operations, earnings, cash flow, assets (including tax assets), liabilities (including tax liabilities) and prospects of CAC, including the CAC Forecasts.

“CAC Litigation” refers to any action that CAC, CGP or any of CAC’s subsidiaries were a party to, could potentially be a party to, or could affirmatively bring an action against.

“CAC Litigation Committee” refers to the litigation committee of the CAC board of directors, established by the CAC Executive Committee in April 2015, to provide oversight by independent directors of any action that CAC, CGP or any of CAC’s subsidiaries were a party to, could potentially be a party to, or could affirmatively bring an action against.

“CAC Option” refers to each outstanding and unexercised option to purchase CAC Common Stock, governed by the same terms and conditions as applicable under the CAC 2014 PIP.

“CAC record date” refers to the close of business on June 19, 2017, which is the date for determination of the stockholders entitled to vote at the CAC Special Meeting or any adjournment or postponement of the CAC Special Meeting.

“CAC Registration Rights Agreement” refers to the registration rights agreement, entered into by CAC, CGP, certain subsidiaries of CEC, and the Sponsors and their co-investors, that governs the terms of the demand and shelf registration rights with respect to CAC’s classes of common stock.

“CAC Requisite Vote” refers to the required votes for the adoption of the Merger Agreement and the approval of the Merger by CAC stockholders.

“CAC Special Committee” refers to the special committee of CAC.

“CAC Special Meeting” refers to the special meeting of CAC stockholders to be held on July 25, 2017, in the Classico Chapel at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada, at 10:00 a.m., local time.

“CAC Stock Options” refers to an outstanding option to purchase shares of CAC Common Stock pursuant to CAC’s equity-based compensation plans.

“CAC Stock Plan” refers to the term as defined in the Merger Agreement.

“CAC Subject Shares” refers to the 90,063,316 shares of CAC Common Stock with respect to which Hamlet Holdings has the sole voting and sole dispositive power.

“CAC Voting Agreement” refers to the voting agreement, which CAC entered into on July 9, 2016, among CAC, Hamlet Holdings and, solely with respect to certain provisions of the CAC Voting Agreement, the Holders.

“CAC/CEOC RSA” refers to the First Amended and Restated Restructuring Support Agreement, dated as of July 9, 2016, between CAC and CEOC.

“Caesars RSAs” refers to the CAC/CEOC RSA and the CEC/CEOC RSA.

“Call Right” refers to the right CEC and/or its subsidiaries will have, as set forth in CAC’s certificate of incorporation and the CGP Operating Agreement, to acquire all or a portion of the voting units of CGP, or at the election of CAC and subject to the approval of CAC’s stockholders, the shares of CAC Common Stock, not otherwise owned by CEC and/or its subsidiaries at such time after the third anniversary of the closing of the Initial CGP Transactions, which it may assign to any of its affiliates or to any transferee of all non-voting units of CGP held by CEC and which only may be exercised under certain circumstances.

“Capital Shift Amount” refers to an amount equal to the aggregate of the amount reimbursed in the form of the approximately $1.1 billion of aggregate principal amount of senior notes previously issued by CEOC and the aggregate value of the CAC subscription rights that were distributed by CEC and that were restored to CEC by CGP in the form of CEOC Notes with equivalent value to the rights value for the purposes of determining distribution to all units held by CAC until amounts distributed equal return of CAC’s capital contribution in the event of liquidation.

“cash ADR” refers to the hotel average daily cash rate.

“CBAC Borrower” refers to CBAC Borrower, LLC, a subsidiary of CBAC Gaming.

“CBAC Gaming” refers to CBAC Gaming, LLC, which owns the Horseshoe Baltimore.

“CBIC” refers to Caesars Baltimore Investment Company, LLC, a wholly-owned subsidiary of CGP, which indirectly holds approximately 40.9% interests in CBAC Gaming.

“CDP” refers to the formerly named Carbon Disclosure Project, the international not-for-profit that drives sustainable economies.

“CEC” refers to Caesars Entertainment Corporation, a Delaware corporation.

“CEC (parent entity)” refers to the parent holding company, Caesars Entertainment Corporation, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.

“CEC 2012 PIP” refers to the CEC 2012 Performance Incentive Plan, as amended.

“CEC 2017 PIP” refers to the proposed CEC 2017 Performance Incentive Plan.

“CEC 2017 PIP Proposal” refers to the proposed CEC 2017 Performance Incentive Plan.

“CEC Action” refers to the action filed on January 8, 2015, prior to the NRF’s vote to expel the Five Employers, by CEC in the SDNY Court against the NRF and its board of trustees, seeking a declaratory judgment that they did not have the authority to expel the Five Employers and thus allegedly trigger withdrawal liability for the CEC Controlled Group.

“CEC Advisory Compensation Proposal” refers to the Proposed Merger-related compensation for CEC’s named executive officers and certain of CAC’s named executive officers.

“CEC Award” refers to each outstanding and unvested right to receive shares or share equivalents of CEC Common Stock (other than any CEC Stock Option) granted under the CEC 2012 PIP.

“CEC Affiliate Transaction” refers to the potential sale of assets, sale of equity, merger, equity or debt financing, restructuring of indebtedness of CEC and certain of its affiliates or other strategic transactions or opportunities, including any transactions that are intended to raise capital by CEC in connection with any such restructuring, whether involving a single transaction or a series of related transactions, and in all cases only to the extent involving CEC and its subsidiaries or affiliates, on the one hand, and any other subsidiaries or affiliates of CEC or other persons or entities related to or affiliated with any of them, on the other hand.

“CEC Amendments” refers to amendments to certain key employees’ employment agreements providing for accelerated vesting of long-term incentive awards in connection with certain termination scenarios in the two years immediately following the Plan Effective Time.

“CEC Cash Contribution” refers to the cash contribution by CEC under the Plan.

“CEC Common Equity Buyback” refers to the repurchase of CEC Common Stock.

“CEC Common Stock” refers to the common stock, par value $0.01 per share, of CEC.

“CEC Controlled Group” refers to the financial condition of the Five Employers’ controlled group.

“CEC Equity Plans” refers to CEC’s Management Equity Incentive Plan.

“CEC Expense Amounts” refers to certain fees that CEC will pay in support of the Restructuring.

“CEC Forecasts” refers to certain financial forecasts, analyses and projections relating to CEC prepared by CES Management and furnished to Centerview by CEC for purposes of Centerview’s analysis.

“CEC Group” refers to the CEC controlled group.

“CEC Internal Data” refers to certain internal information relating to the business, operations, earnings, cash flow, assets (including tax assets), liabilities (including tax liabilities) and prospects of CEC, including CEC Forecasts.

“CEC Irrevocable Proxy” refers to the irrevocable proxy that gives Hamlet Holdings sole voting and sole dispositive power of the stock that is held by funds affiliated with and controlled by the Sponsors and their co-investors, under which Hamlet Holdings beneficially owned approximately 58.8% of the CEC Common Stock as of June 13, 2017.

“CEC Members” refers to collectively HIE Holdings, Inc. and Harrah’s BC, Inc., which are subsidiaries of CEC.

“CEC Option Re-pricing” refers to a one-time stock option re-pricing approved, on March 8, 2017, by the CEC HRC.

“CEC record date” refers to the close of business on June 19, 2017, which is the date for determination of the stockholders entitled to vote at the CEC Special Meeting or any adjournment or postponement of the CEC Special Meeting.

“CEC Requisite Vote” refers to the required votes for the adoption of the Merger Agreement and the approval of the Merger by CEC stockholders.

“CEC RSA” refers to the amended and restated Original CEC RSA.

“CEC SAC” refers to the CEC Strategic Alternatives Committee comprised of independent directors of CEC.

“CEC Special Committee” refers to the special committee of the CEC board of directors established in July 2014 by CEC board of directors.

“CEC Special Meeting” refers to the special meeting of CEC stockholders to be held on July 25, 2017, in the Classico Chapel at Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada, at 8:00 a.m., local time.

“CEC Stock Options” refers to an unvested option to purchase shares of CEC Common Stock.

“CEC Subject Shares” refers to 87,605,299 shares of CEC Common Stock with respect to which Hamlet Holdings has the sole voting and sole dispositive power.

“CEC Voting Agreement” refers to the voting agreement, which CEC entered into on July 9, 2016, among CEC, Hamlet Holdings and, solely with respect to certain provisions of the CEC Voting Agreement, the Holders.

“CEC/CEOC RSA” refers to the First Amended and Restated Restructuring Support, Settlement and Contribution Agreement, dated as of July 9, 2016, between CEC and CEOC.

“Centerview” refers to Centerview Partners LLC as financial advisor to the CEC SAC.

“Centerview Opinion” refers to collectively the oral opinion delivered to the CEC SAC on February 17, 2017 and the written opinion dated February 17, 2017 subsequently confirming such oral opinion, providing that, as of such date and based upon and subject to various assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Centerview in preparing its opinion, the Exchange Ratio provided for pursuant to the Merger Agreement and taking into account the Contribution was fair, from a financial point of view, to CEC; and attached to this joint proxy statement/prospectus as Annex C.

“CEOC” refers to Caesars Entertainment Operating Company, Inc., a Delaware corporation.

“CEOC Merger” refers to the merger of New CEOC into a newly formed subsidiary of CEC.

“CEOC Notes” refers to approximately $1.1 billion in aggregate principal amount of senior notes.

“CEOC Registration Rights Agreement” refers to the August 6, 2014, registration rights and cooperation agreement by and between CAC and CEOC, pursuant to which CEOC granted CAC registration rights to, and agreed to assist and cooperate with CAC in conducting a possible private placement of the Senior Notes received by CAC, pursuant to the Notes Distribution made by CGP.

“CEOC Shelf Registration Statement” refers to the shelf registration statement CEOC has agreed to prepare pursuant to the CEOC Registration Rights Agreement.

“CERP” refers to Caesars Entertainment Resort Properties, LLC.

“CERP DCF Analysis” refers to Moelis’ property-level discounted cash flow analysis of CERP.

“Certificate of Merger” refers to a certificate of merger filed by CEC and CAC following the closing of the Merger.

“CES” refers to Caesars Enterprise Services, LLC.

“CES Management” refers to CES management and personnel that provide corporate and management services to CEC’s and CAC’s respective properties.

“CES Member(s)” refers, individually and collectively, to CEOC, CERP and CGPH with regard to their participation in the joint venture CES.

“CGP” refers to Caesars Growth Partners, LLC, a joint venture between CAC and certain subsidiaries of CEC.

“CGP Casinos” refers to Caesars Growth Partners Casino Properties and Developments.

“CGP Contribution Transaction” refers to CEC’s contribution of its shares of CIE outstanding common stock held by one of CEC’s subsidiaries and the CEOC Notes previously issued by CEOC that were owned by another one of CEC’s subsidiaries for non-voting units of CGP.

“CGP DCF Analysis” refers to Moelis’ property-level discounted cash flow analysis of CGP.

“CGP Management Services Agreement” refers to the management services agreement CAC and CGP entered into with CEOC in connection with the Initial CGP Transactions, on October 21, 2013, pursuant to which CEOC and its subsidiaries provide certain services to CAC, CGP and their subsidiaries.

“CGP Operating Agreement” refers to the amended and restated limited liability company agreement of CGP, to which CAC and certain subsidiaries of CEC are parties, under which CAC manages and operates the business and affairs of CGP as the managing member and sole holder of its voting units, and may request certain back-office and advisory services from CEOC under the CGP Management Services Agreement.

“CGPH” refers to Caesars Growth Properties Holdings, LLC, an indirect subsidiary of CGP that serves as a holding company for various properties, including The Cromwell, The LINQ Hotel, and Bally’s Las Vegas.

“CGPH 2022 Notes” refers to the $675.0 million aggregate principal amount of 9.375% second-priority senior secured notes due 2022 issued by CGPH pursuant to an indenture dated as of April 17, 2014.

“CGPH Term Loan” refers to a $1.175 billion term loan, closed by CGPH on May 8, 2014, pursuant to a first lien credit agreement.

“CEC HRC” refers to CEC’s Human Resources Committee.

“Chapter 11 Cases” refers to the Debtors’ cases contemplating reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

“Chester Downs” refers to Chester Downs & Marina LLC.

“CIC” refers to Corner Investment Company, LLC.

“CIE” refers to Caesars Interactive Entertainment.

“CIE Earn-Out” refers to the potential issuance to CEC of additional interests in CGP based on the performance of CIE during 2015.

“CIE Proceeds” refers to at least $1.0 billion and up to $1.2 billion of the proceeds received in the sale of CIE’s social and mobile games business as it existed at that time, including Playtika, Ltd.

“CIE Proceeds Agreement” refers to the CIE Proceeds and Reservation Rights Agreement (dated as of September 9, 2016, and as amended on October 7, 2016), entered into by CEC with CIE, CEOC and CAC.

“CLC” refers to Caesars License Company LLC.

“Co-Invest B” refers to Co-Invest Hamlet Holdings B, LLC.

“Co-Invest Funds” refers to Co-Invest B together with Co-Invest LLC.

“Co-Invest LLC” refers to Co-Invest Hamlet Holdings, Series LLC.

“Code” refers to the Internal Revenue Code of 1986, as amended.

“Confirmation Order” refers to the order of the Bankruptcy Court under Section 1129 of the Bankruptcy Code, dated as of January 17, 2017, confirming the terms of Plan at the Plan Effective Time, which will be binding upon the Debtors and all other parties affected by the Plan.

“Consenting Bank/SGN Creditors” refers to the holders of greater than two-thirds of the claims in respect of CEOC’s first lien bank debt and of the subsidiary-guaranteed notes, who will mutually appoint one member of the Initial Board.

“Consenting First Lien Noteholders” refers to the holders of greater than two-thirds of the claims in respect of CEOC’s first lien notes, who will appoint two members of the Initial Board.

“Contribution” refers to, upon the Plan Effective Time, the contribution by the Sponsors of all of the shares of CEC Common Stock owned by the Sponsors to CEC and the issuance by the Company to certain creditors of CEOC shares of CEC Common Stock and convertible notes of CEC collectively representing, on an as-converted basis, up to 70.2% of the fully diluted outstanding shares of CEC Common Stock as of the consummation of the Merger.

“Convertible Notes” refers to the approximately $1.1 billion of 5.00% Convertible Senior Notes due 2024 to be issued by CEC to certain creditors of the Debtors in connection with the Emergence.

“Convertible Notes Stock Issuance” refers to the issuance of shares of CEC Common Stock under the approximately $1.1 billion of 5.00% Convertible Senior Notes due 2024 to be issued by CEC to certain creditors of the Debtors in connection with the Emergence.

“CPLV Base Rent” refers to the base rent of the CPLV Master Lease beginning in the 8th lease year, which will initially equal 80% of the preceding year’s rent, will thereafter be increased annually by the Escalator for the remainder of the initial term of the CPLV Master Lease, and will be determined for any renewal term as set forth in the CPLV Master Lease.

“CPLV Market Debt” refers to marketed debt for Caesars Palace Las Vegas issued pursuant to the Plan.

“CPLV Master Lease” refers to the lease between New CEOC (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries), relating to the Caesars Palace Las Vegas property.

“CPLV Percentage Rent” refers to the variable percentage rent element of the CPLV Master Lease beginning in the 8th lease year, calculated as follows:

•	In year 8, a fixed annual amount equal to 20% of the rent of the 7th lease year adjusted upwards or downwards by the product of 13% and the amount by which the net revenue (determined as set forth in the CPLV Master Lease) generated by the Caesars Palace Las Vegas property in the 7th lease year increased or decreased from the net revenue (determined as set forth in the CPLV Master Lease) in the year preceding the initial lease year of the initial term.

•	The CPLV Percentage Rent will then remain unchanged during the 9th and 10th lease years.

•	The CPLV Percentage Rent will be adjusted in year 11 either upward or downward in proportion to the comparison of net revenue (determined as set forth in the CPLV Master Lease) from the 10th lease year versus net revenue (determined as set forth in the CPLV Master Lease) from the 7th lease year.

•	The CPLV Percentage Rent will then again remain unchanged for the remainder of the initial term and will be determined for any renewal term as set forth in the CPLV Master Lease.

“CPLV Trademark License” means the royalty-free, perpetual license granted to the applicable OpCo Tenant to use the “Caesars Palace” brand and marks, which license will be exclusive with respect to any hotel, casino or other property within 30 miles of the Caesars Palace Las Vegas property.

“Creditor RSAs” refers to the restructuring and support agreements among CEC, CEOC and certain creditors of CEOC.

“Cromwell Credit Facility” refers to a $185.0 million, seven-year senior secured credit facility entered into by Corner Investment PropCo, LLC in November 2012 to fund renovations in connection with its rebranding as a boutique lifestyle hotel.

“Cross Marketing and Trademark License Agreement” refers to the existing cross marketing and trademark license agreement among CIE, CEOC, CWI, CLC and CEC.

“Cumulative Voting Proposal” refers to the proposed amendment to CEC’s certificate of incorporation to allow for cumulative voting in the election of individuals to the CEC board of directors.

“CWI” refers to Caesars World, Inc.

“Danner Lawsuit” refers to the lawsuit filed on October 2, 2014, by a holder of CEOC’s 6.50% Senior Notes due 2016 purporting to represent a class of all persons who held these notes from August 11, 2014, to the present.

“Debtor Release” refers to the releases, provided for by the Plan, of claims and causes of action the Debtors may hold against each Released Party.

“Debtors” refers to CEOC and certain of its subsidiaries with relation to their status under Chapter 11 of the Bankruptcy Code.

“December 2014 RSA” refers to the restructuring support agreement, entered into by CEC, on December 19, 2014, with certain key creditors of CEOC, regarding the restructuring of CEOC, which, among other things, contemplated the restructuring of CEOC into OpCo and PropCo.

“December 8 Proposal” refers to the proposal made to the CEC Special Committee by the CAC Special Committee, that the CAC Special Committee unanimously approved on December 8, 2014.

“Delaware Bankruptcy Court” refers to the United States Bankruptcy Court for the District of Delaware.

“Delaware First Lien Lawsuit” refers to the verified complaint filed by UMB, as successor indenture trustee for the “8.50% Senior Secured Notes, in Delaware Chancery Court against CEC, CEOC, CERP, CAC, CGP, CES, and against individual past and present members of the board of directors, Loveman, Benjamin, Bonderman, Davis, Press, Rowan, Sambur, Hession, Colvin, Kleisner, Swann, Williams, Housenbold, Cohen, Stauber, and Winograd, alleging generally that defendants improperly stripped CEOC of certain assets, wrongfully effected a release of CEC’s parent guarantee of the 8.50% Senior Secured Notes and committed other wrongs.

“Delaware Second Lien Lawsuit” refers to the lawsuit filed on August 4, 2014, by Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10.00% Second-Priority Notes, on behalf of itself and, it alleges, derivatively on behalf of CEOC, in the Court of Chancery in the State of Delaware against CEC and CEOC, CGP, CAC, CERP, CES, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur and Eric Press.

“DGCL” refers to the Delaware General Corporation Law.

“EBITDA” refers to earnings before interest, taxes, depreciation and amortization.

“Emergence” refers to the emergence of the Debtors from Chapter 11 of the Bankruptcy Code.

“Emergence Stock Issuance” refers to the issuance of shares of CEC Common Stock to creditors of Debtors in connection with the Emergence.

“Enterprise Assets” refers to all intellectual property owned or used by parties to the Omnibus Agreement, as licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the CES Members and their respective affiliates, including any and all intellectual property related to the Total Rewards program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property.

“ERISA” refers to the Employee Retirement Income Security Act.

“Escalator” refers to the factor applied to escalate the base rent equal to the greater of 2% and the Consumer Price Index, pursuant to the Master Leases.

“ESSP” refers to the Harrah’s Executive Supplemental Savings Plan.

“ESSP II” refers to the Harrah’s Executive Supplemental Savings Plan II.

“Examiner” refers to Richard Davis, the examiner appointed in the Chapter 11 Cases to investigate possible claims the Debtors may have against CEC, CERP, CAC, CGP, CIE and other related entities and individuals.

“Examiner’s Report” refers to the initial report filed by the Examiner in the Bankruptcy Court.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Exchange Agent” refers to Computershare Inc. and Computershare Trust Company, N.A. in their capacity as the exchange agent for the Merger.

“Exchange Ratio” refers to that number of shares of CEC Common Stock equal to 1.625 to be exchanged for each share of CAC Common Stock.

“Exculpation” refers to the exculpation, provided for by the Plan, of each Debtor, each Debtor as reorganized under the Plan, each estate created for the Debtors and each of the Released Parties for certain acts or omissions taken in connection with the Chapter 11 Cases.

“Groom” refers to The Groom Law Group, independent legal advisor to the CAC Special Committee for matters related to the NRF.

“Facility” refers to each property leased under the CPLV Master Lease or the Non-CPLV Master Lease.

“FASB” refers to the Financial Accounting Standards Board.

“FCPA” refers to the Foreign Corrupt Practices Act.

“February 13 Notice” refers to the February 13, 2015, Demand For Payment of Guaranteed Obligations received by CEC from Wilmington Savings Fund Society, FSB, in its capacity as successor Trustee for CEOC’s 10.00% Second-Priority Notes.

“February 18 Notice” refers to the February 18, 2015, Demand For Payment of Guaranteed Obligations received by CEC from BOKF, in its capacity as successor Trustee the 12.75% Second-Priority Notes.

“FinCEN” refers to the Financial Crimes Enforcement Network of the United States Department of the Treasury.

“First Lien Bond RSA” refers to the RSA with the holders of Secured First Lien Notes Claims.

“Five Employers” refers to the five indirect subsidiaries of CEC that were required to make contributions to the legacy plan of the NRF and which were voted to be expelled in January 2015, by a majority of the Trustees of the NRF.

“Foundation” refers to the Caesars Foundation, a private charitable foundation funded by a portion of operating income from CEC’s resorts.

“Frissora CAC Award” refers to an award of service-based vesting CAC RSUs for Mr. Frissora in connection with strategic advisory consulting services provided to CAC.

“gaming hold” refers to the amount of money that is retained by the casino from customer wagers.

“GCB” refers to the Department of Justice and the Nevada Gaming Control Board.

“Golf Course Properties” refers to the certain golf course properties to Golf TRS.

“Golf Course Use Agreement” refers to the golf course use agreement between New CEOC and Golf TRS, pursuant to which New CEOC will pay to Golf TRS (i) an annual payment in the amount of $10 million subject to escalation in the 6th lease year equal to the Escalator, (ii) an annual use fee in the approximate amount of $3 million subject to escalation beginning in the 2nd lease year equal to the Escalator, and (iii) per-round fees.

“Golf TRS” refers to the direct, wholly-owned taxable REIT subsidiary of PropCo’s general partner to which the Golf Course Properties will be transferred.

“Go-Shop Period” refers to the time until 45 business days after the date of the Merger Agreement during which CAC and its subsidiaries may directly or indirectly initiate, solicit and encourage a CAC Acquisition Proposal.

“Guarantee Claims” refers to claims that CEC is liable for all amounts due and owing on certain notes issued by CEOC, based on allegations that provisions in the governing indentures pursuant to which CEC guaranteed CEOC’s obligations under those notes remain in effect.

“Hamlet Holdings” refers to Hamlet Holdings LLC.

“Harrah’s CDIC” refers to Harrah’s Chester Downs Investment Company, LLC, a wholly-owned subsidiary of CEOC.

“Harrah’s Philadelphia Casino and Racetrack” refers to the casino and racetrack property based in Chester, Pennsylvania that operates as a subsidiary of Harrah’s CDIC.

“Harrah’s Transaction” refers to the May 20, 2014, transaction whereby CGPH, through its wholly-owned subsidiary, acquired (1) Harrah’s New Orleans, (2) 50% of the ongoing management fees and any termination fees payable under the Louisiana Property Management Agreement and (3) certain property-specific intellectual property.

“Hilton” refers to Hilton Hotels Corporation.

“Hilton Parties” refers to Hilton, the Plan Administrator of the Hilton Plan, and a representative of the Plan Administrator.

“Hilton Plan” refers to the Hilton Hotels Retirement Plan.

“Holders” refers to certain affiliates of Apollo and TPG and certain of their co-investors that entered into certain provisions of the Voting Agreements.

“Horseshoe Baltimore” refers to the Horseshoe Baltimore Casino in Maryland, a licensed casino that opened in August 2014.

“IGRA” refers to the Indian Gaming Regulatory Act of 1988.

“IHG” refers to Intercontinental Hotel Group.

“Initial Board” refers to the initial board of directors of New CEC.

“Initial Buyback” refers to the repurchase of CEC Common Stock from holders of claims in respect of CEOC’s second lien notes and senior unsecured notes, general unsecured claims and claims in respect of an asserted personal injury tort or workers compensation against any Debtor who elects to sell such holders’ shares of CEC Common Stock, using the Initial Buyback Amount.

“Initial Buyback Amount” refers to $1.0 billion of the CIE Proceeds.

“Initial CGP Transactions” refers to the CGP Contribution Transaction and the Purchase Transaction.

“Initial Directors” refers to the eleven members of the Initial board.

“Initial Proposal” refers to an initial proposal for a merger with CAC in a stock-for-stock transaction in which all outstanding shares of CAC Common Stock would be exchanged for shares of CEC Common Stock at a fixed exchange ratio of 0.504x, which would result in CEC’s stockholders owning approximately 69% of New CEC and CAC’s stockholders owning approximately 31% of New CEC.

“Interim Director” refers to an “independent” (as defined in the Plan) director of CEC, CAC and/or CEOC appointed to the Initial Board in place of any appointee that has not received all necessary prior approvals from applicable gaming regulators to assume a seat on the Initial Board by the Plan Effective Time.

“Involuntary Petition” refers to the involuntary bankruptcy petition filed by certain holders of notes issued by CEOC, on January 12, 2015, against CEOC in the Delaware Bankruptcy Court.

“Irrevocable Proxies” refers to the CAC Irrevocable Proxy and the CEC Irrevocable Proxy.

“June 8 Letter” refers to the letter received by representatives of Skadden Arps from representatives of Reed Smith, on June 8, 2016, requesting that the CAC Special Committee engage in discussions with the CEC SAC regarding certain amendments to the Original Merger Agreement, including with respect to the exchange ratio, an extension of the August 6, 2016 outside date, amendments to certain closing conditions and appropriate amendments to reflect the plan of reorganization contemplated by the Original CEC RSA.

“K&E” refers to Kirkland & Ellis, LLP, legal counsel to CEOC.

“KPIs” refers to historical key performance indicators.

“Kramer Levin” refers to Kramer Levin Naftalis & Frankel LLP, legal counsel to the first lien noteholders.

“Latham” refers to Latham & Watkins LLP, legal counsel to CAC.

“Liability Analyses” refers to certain internal information and analyses furnished to Centerview, or caused to be furnished to Centerview, by the CEC SAC relating to certain potential liabilities of, or claims against, CEC, CAC or any of their respective subsidiaries or affiliates, including claims asserted or that could be asserted in connection with certain pending or potential future litigation, including guarantee and guarantee related claims, and claims identified or described in the examiner’s report.

“Louisiana Property Licensee” refers to Jazz Casino Company, LLC, an indirect subsidiary of CGP.

“Louisiana Property Management Agreement” refers to the Property Management Agreement entered into by Louisiana Property Licensee with Louisiana Property Manager.

“Louisiana Property Manager” refers to the property manager, a subsidiary of CEOC, that entered into the Louisiana Property Management Agreement with Louisiana Property Licensee.

“Management GP” refers to Apollo Management GP, LLC, the general partner of Apollo Management.

“Management Holdings” refers to Apollo Management Holdings, L.P., the sole member and manager of Management GP.

“Management Holdings GP” refers to Apollo Management Holdings GP, LLC, the general partner of Management Holdings.

“Management VI” refers to Apollo Management VI, L.P., the general partner of AIF VI and one of two managing members of each of the Co-Invest Funds.

“Manager” refers to each subsidiary of CEC that will provide management services pursuant to the MLSAs.

“Maryland Joint Venture” refers to CEC’s joint venture interests in a casino then under development by CBAC Gaming, LLC.

“Master Lease Agreement(s)” refers to, individually and collectively, the two or more master lease agreements under which OpCo (or its applicable subsidiaries) will lease the real property assets and related fixtures owned by PropCo (or its applicable subsidiaries).

“Members” refers to the TPG Members and the Apollo Members.

“Merger” refers to the merger of CAC with and into CEC under the Merger Agreement, with CEC as the surviving company.

“Merger Agreement” refers to collectively the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between CEC and CAC, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017.

“Merger Effective Time” refers to the effective time of the Merger.

“Merger Lawsuit” refers to the lawsuit filed by Nicholas Koskie, on behalf of himself and, he alleged, all others similarly situated, on December 30, 2014, in the Clark County District Court in the State of Nevada against CAC, CEC and the CAC Directors.

“Merger Stock Issuance” refers to the issuance of shares of CEC Common Stock to CAC stockholders as consideration in the Merger.

“Milbank” refers to Milbank, Tweed, Hadley & McCloy LLP, restructuring counsel to CEC.

“Millstein” refers to Millstein & Co., restructuring advisor to CEOC.

“MIRA” refers to the Management Investor Rights Agreement CEC entered into, in connection with the Acquisition, with certain holders of securities of CEC, including certain members of management of CEC.

“MLSAs” refers to certain management and lease support agreements.

“Moelis” refers to Moelis & Company LLC.

“Moelis Engagement Letter” refers to the engagement letter between Moelis and the CAC Special Committee, as amended and restated on February 13, 2017, with respect to Moelis acting as financial advisor to the CAC Special Committee in connection with the Merger.

“NASDAQ” refers to the NASDAQ Global Select Market.

“NCL” refers to Norwegian Cruise Line Holdings Ltd., a public cruise ship operations company, which is an Apollo funds and TPG portfolio company.

“Nevada Property Licensees” refers to 3535 LV NewCo, CIC and Parball NewCo.

“Nevada Property Management Agreements” refers to the property management agreements entered into on May 5, 2014 by the Nevada Property Licensees with Nevada Property Managers.

“Nevada Property Manager(s)” refers, individually and collectively, to the property management entities that entered into the Nevada Property Management Agreements with the Nevada Property Licensees.

“New CAC Options” refers to the option to purchase 675,000 shares of CAC Class A common stock, awarded to Mr. Loveman pursuant to his employment agreement.

“New CAC RSUs” refers to the 375,000 RSUs, each representing the right to receive one share of CAC Class A common stock upon vesting of the award, awarded to Mr. Loveman pursuant to his employment agreement.

“New Caesars Entertainment Corporation” refers to the combined company surviving the Merger.

“New Caesars Entertainment Operating Company” refers to OpCo when discussing the company’s operations after the Merger.

“New CEC” refers to New Caesars Entertainment Corporation.

“New CEC Note Conversion” refers to the conversion of the New CEC Convertible Notes.

“New CEC Projections” refers to the projections for New CEC developed by CES management with input from CAC, CEOC, and others during the annual budgeting cycle in late 2016 and are consistent with the 2017 annual plan and corresponding long range plan.

“New CEOC” refers to New Caesars Entertainment Operating Company.

“New CEOC Common Stock” refers to the common equity interests in New CEOC.

“New CEOC DCF Analysis” refers to Moelis’ discounted cash flow analysis of New CEOC.

“New CEOC Debt” refers to, generally, the funded debt obligations of New CEOC in an aggregate principal amount of at least $1,235 million pursuant to the Plan.

“New CEOC Preferred Stock” refers to the Series A Preferred Stock issued by New CEOC to certain creditors of the Debtors, at the Plan Effective Time.

“New CEOC Senior Facilities” refers to the committed financing agreements entered into by CEOC and the other Debtors, as of February 14, 2017, for proposed new senior secured credit facilities, comprising up to $1,235 million in the aggregate principal amount of a seven-year senior secured term loan facility and up to $200 million in the aggregate principal amount of a five-year senior secured revolving credit facility.

“New York First Lien Lawsuit” refers to the lawsuit filed on June 15, 2015, by UMB against CEC, in federal district court in Manhattan, in its capacity as successor trustee for CEOC’s 11.25% Senior Secured Notes due 2017, 8.50% Senior Secured Notes due 2020 and 9.00% Senior Secured Notes due 2020.

“New York Second Lien Lawsuit” refers to the lawsuit filed on March 3, 2015, by BOKF against CEC in federal district court in Manhattan, in its capacity as successor trustee for CEOC’s 12.75% Second-Priority Notes.

“New York Senior Notes Lawsuit” refers to the lawsuit filed on October 20, 2015, by Wilmington Trust, against CEC in federal district court in Manhattan in its capacity as successor indenture trustee for the 10.75% Senior Notes.

“NIGC” refers to the National Indian Gaming Commission.

“nominee holders” refers to brokers, dealers, voting trustees, banks, associations and other entities that exercise fiduciary powers in nominee names or otherwise.

“Non-CPLV Base Rent” refers to the base rent of the Non-CPLV Master Lease beginning in the 8th lease year, calculated as follows: for lease years 8 through 10 will be equal in year 8 to 70% of the total rent for the 7th lease year, then increased annually by the Escalator during years 9 and 10; for lease year 11 will be equal to 80% of the total rent for the 10th lease year; and then increased annually by the Escalator for the remainder of the initial term and will be determined for any renewal term as set forth in the Non-CPLV Master Lease.

“Non-CPLV Master Lease” refers collectively to the leases between New CEOC (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries), relating to the non-CPLV properties.

“Non-CPLV Percentage Rent” refers to the percentage rent of the Non-CPLV Master Lease beginning in the 8th lease year, calculated as follows: in year 8, a fixed annual amount equal to 30% of the rent of the 7th lease year adjusted upward or downward by the product of 19.5% and the amount by which the net revenue (determined as set forth in the Non-CPLV Master Lease) generated by the Non-CPLV Facilities in the 7th lease year increased or decreased from the net revenue (determined as set forth in the Non-CPLV Master Lease) in the year preceding the initial lease year of the initial term; will then remain unchanged during the 9th and 10th lease years; in year 11, will be a fixed annual amount equal to 20% of the rent of the 10th lease year adjusted upward or downward by the product of 13% and the amount by which the net revenue (determined as set forth in the Non-CPLV Master Lease) generated by the Non-CPLV Facilities in the 10th lease year increased or decreased from the net revenue (determined as set forth in the Non-CPLV Master Lease) in the 7th lease year; and will then again remain unchanged for the remainder of the initial term and will be determined for any renewal term as set forth in the Non-CPLV Master Lease.

“a nonqualified option” refers to an option that does not qualify as an incentive stock option under the Code.

“Noteholder Disputes” refers to the disputes to which CEC is subject relating to various transactions that CEOC has completed since 2010, including the Parent Guarantee Lawsuits, all of which are currently stayed consensually or by order of the Bankruptcy Court.

“Notes Distribution” refers to the August 6, 2014, distribution of 100% of the Senior Notes as a dividend to its members, pro rata based upon each member’s ownership percentage in CGP.

“November 29 Proposal” refers to a proposal to the CEC Special Committee that contemplated a fixed exchange ratio of 0.694x, which would result in CEC’s stockholders owning approximately 61% of New CEC and CAC’s stockholders owning approximately 39% of New CEC, which specifically excluded potential tax liabilities of CEC that were still under review, and was conditioned on, among other things, receipt of a fairness opinion from Moelis and tax opinions from counsel to CEC and/or PLRs from the IRS that the transactions entered into in connection with CEOC’s restructuring would be tax-free to CEC and its affiliates for federal and state income tax purposes.

“NRF” refers to the National Retirement Fund, a multi-employer defined benefit pension plan.

“NRF Action” refers to the collection action commenced on March 18, 2015, before the Standstill Agreement was executed, by the NRF and its fund manager in the SDNY Court against CEC, CERP and all non-debtor members of the CEC Group for the payment of the first quarterly payment of withdrawal liability, which the NRF contended was due on March 15, 2015.

“NRF Claims” refers to the claims of the CEC Group, according to NRF, of withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million, for which the NRF has commenced NRF Action.

“NRF Payments” refers to the $45 million payment to be made by CEC to the NRF under the NRF Settlement Agreement, at the Plan Effective Time, in three different baskets.

“NRF Settlement Agreement” refers to the Settlement Agreement entered into by CEC, CERP, CEOC (on behalf of itself and each of the Debtors and its other direct and indirect subsidiaries), the Five Employers, the NRF, the NRF’s Legacy Plan, the NRF’s Trustees, and others on March 13, 2017.

“Octavius Tower” refers to Octavius Tower at Caesars Palace Las Vegas.

“Omnibus Agreement” refers to an Omnibus License and Enterprise Services Agreement, entered into by the members of CES in May 2014 and amended in January 2015, which granted various licenses to the members through CES and allowed the members to continue to use the intellectual property each of the properties owned or managed by the members used in their associated businesses, including Total Rewards.

“Omnibus Voting Agreement” refers to the voting rights agreement entered into on October 21, 2013, in connection with the CGP Contribution Transaction, by Hamlet Holdings, affiliates of the Sponsors and their co-investors, CAC and CEC which provides that in the event that any meeting of the stockholders of either CEC or CAC is called to seek approval for any action in connection with the Call Right, such parties agree to appear at any such meeting and otherwise cause the shares under its beneficial ownership to be voted in favor of granting any such approval required or necessary for completion of the Call Right (other than the election to require CEC to acquire CAC Common Stock in lieu of voting units of CGP) and pursuant to which some of the parties provide for certain rights and obligations of such parties with respect to their ownership of the CAC Common Stock.

“OpCo” refers to CEOC’s successor, or “New CEOC”, which will be a wholly-owned operating subsidiary of CEC and will operate CEOC’s properties and facilities, and will contract with other subsidiaries of CEC to manage the facilities to be leased from PropCo.

“OpCo Tenant” refers to OpCo (and/or its applicable subsidiaries) as tenant under a Master Lease Agreement.

“Option” refers to the option to purchase 1,000,000 shares of CEC Common Stock, awarded to Mr. Frissora under the CEC 2012 PIP, on February 5, 2015.

“Original CAC RSA” refers to the restructuring support agreement proposed to be entered into among CAC, CEOC and, solely for certain limited purposes, CEC, the terms of which were discussed on June 12, 2016.

“Original Caesars RSAs” refers to the Original CAC RSA and the Original CEC RSA.

“Original CEC RSA” refers to the Restructuring Support, Settlement and Contribution Agreement between CEC and CEOC, reviewed and discussed by the CEC SAC on June 6, 2016.

“Original Merger Agreement” refers to the Agreement and Plan of Merger, entered into by CEC and CAC, on December 21, 2014, pursuant to which, among other things, CAC would merge with and into CEC, with CEC as the surviving company.

“Outside Date” refers to the date on which the Merger Agreement may be terminated, and the Merger may be abandoned, by CEC or by CAC if the Merger Effective Time has not occurred by the close of business.

“Parball NewCo” refers to Parball NewCo, LLC.

“Parent Guarantee Lawsuits” refers to the New York Senior Notes Lawsuit together with the Delaware Second Lien Lawsuit, the Delaware First Lien Lawsuit, the Senior Unsecured Lawsuits, the New York Second Lien Lawsuit, and the New York First Lien Lawsuit.

“Park Place” refers to Park Place Entertainment Corporation.

“Paul, Weiss” refers to Paul, Weiss, Rifkind, Wharton & Garrison LLP, legal counsel to CEC.

“Performance Options” refers to all of Mr. Loveman’s options granted under the CEC Equity Plans that include as a vesting condition, the achievement of a $35.00 stock-price target.

“PGA & O” refers to property, general, administrative, and other.

“PJT” refers to PJT Partners Inc., the restructuring advisor to CEC.

“Plan” refers to the Debtors’ Third Amended Joint Plan of Reorganization filed on January 13, 2017, at Docket No. 6318, and all supplements and amendments thereto, as confirmed by the Bankruptcy Court.

“Plan Effective Time” refers to the effective date of the Plan, which is to occur contemporaneously with the closing date of the Merger.

“Planet Hollywood” refers to Planet Hollywood Resort & Casino in Las Vegas.

“PLR Request” refers to the formal request submitted by the Debtors to the IRS seeking the PLRs on March 20, 2015.

“PLRs” refers to private letter rulings from the IRS in connection with the formation of, and distribution to certain creditors of CEOC of interests in, a REIT pursuant to the Plan, which rulings (1) were received on January 5, 2017 and (2) addressed and favorably ruled on certain, but not all, of the issues necessary for the Separation Structure to qualify as tax-free under Sections 355 and 368(a)(1)(G) of the Code, and for the REIT to qualify as a REIT under the Code.

“Potential Litigation Exposure” refers to the potential litigation exposure against CAC, CGP, CIE and certain other subsidiaries of CGP, related to the asserted claims.

“Potential Transaction” refers to CEC’s interest in evaluating a potential merger of CAC and CEC, in a stock for stock transaction, as part of the restructuring of all or substantially all of the existing debt securities and other bank and credit facilities of CEOC.

“Prepetition Credit Agreement Claims” refers to the claims with respect to CEOC’s first lien bank debt.

“pro forma balance sheet” refers to the unaudited consolidated condensed pro forma balance sheet as of December 31, 2016, presented on a basis to reflect (1) the Merger and (2) the Restructuring as if each had occurred on December 31, 2016.

“pro forma financial information” refers to the unaudited consolidated condensed pro forma financial information, which is based upon the historical audited consolidated financial statements of CEC, CEOC and CAC.

“pro forma statements of operations” refers to the unaudited consolidated condensed pro forma statements of operations for each of the years ended December 31, 2016, 2015, and 2014, presented to reflect the Merger for all periods presented because the Merger is considered a business combination to be accounted for as a reorganization of entities under common control.

“Pro Forma Transactions” refers to the following pro forma transactions, which are expected to take effect at the Plan Effective Time: the Merger and the Restructuring.

“PropCo” refers to the subsidiary of the REIT Entity created under Restructuring to take ownership of certain properties currently owned by CEOC.

“PropCo Call Right Agreements” refers to the call right agreements entered into at the Plan Effective Time by PropCo, CEC, CERP, CGP and their respective applicable subsidiaries (if applicable), each of which will become effective in accordance with its terms and the Plan.

“PropCo Preferred Equity” refers to the preferred equity of PropCo issued pursuant the Plan.

“PropCo Landlord” refers to PropCo (and/or its applicable subsidiaries) as landlord under a Master Lease Agreement.

“PropCo Tax Letter” refers to the opinion letter from counsel to CEOC required under the Plan, which opinion will (1) be based on facts, customary representations and assumptions set forth or described in such opinion and (2) conclude that the restructuring of CEOC into New CEOC and PropCo and the transfer of consideration to CEOC’s creditors should not result in a material amount of U.S. federal income tax to CEOC (determined as if CEOC and its Subsidiaries were a stand-alone consolidated group for U.S. federal income tax purposes).

“Property Licensee” refers to each of 3535 LV NewCo, CIC or Parball NewCo.

“Property Transaction Agreement” refers to the March 1, 2014, agreement CEC entered into that certain Transaction Agreement (as amended on May 5, 2014) with CEOC, CLC, CAC, CGP, Harrah’s New Orleans Management Company and certain direct, wholly-owned subsidiaries of CEOC including JCC Holding Company II, LLC, 3535 LV Corp., Parball Corporation and Corner Investment Company, LLC.

“Proposed CIE Sale” refers to the proposed sale of the SMG Business to Alpha Frontier Limited, a consortium of third-party investors unaffiliated with the Sponsors, discussed on July 29, 2016, by the CEC SAC, along with representatives of Reed Smith and Centerview.

“Proposed Merger” refers to the proposed merger between CAC and CEC announced on December 22, 2014.

“Proposed Second Lien Lawsuit” refers to the motion filed by the Second Lien Committee in the CEOC bankruptcy case to obtain standing to pursue claims on behalf of CEOC in a lawsuit against CEC and a number of its affiliates, as well as against various other parties, on May 13, 2016.

“Proposed Retention Program” refers to the employee retention program intended to be proposed by management immediately upon the completion of the Merger and the Restructuring under which retention awards are to be granted to employees pursuant to, and subject to, the CEC 2017 PIP.

“Purchase Transaction” refers to the purchase from subsidiaries of CEC (x) the Planet Hollywood located in Las Vegas, Nevada, (y) the Maryland Joint Venture in Baltimore, Maryland and (z) a 50% interest in the management fee revenues for both of those properties, by CEC in connection with CGP.

“Re-price Date” refers to the date that is two business days after the filing of this Registration Statement.

“record date” refers to both the CEC record date and the CAC record date.

“Reed Smith” refers to Reed Smith LLP, legal counsel to the CEC SAC.

“REIT” refers to the newly created real estate investment trust to be wholly-owned by certain creditors of the Debtors.

“REIT Entity” refers to the REIT, the newly created real estate investment trust to be wholly-owned by certain creditors of the Debtors.

“Released Party” refers to each party which the Debtors may hold claims and causes of action against for which the Plan provides releases, including each other Debtor, CEC, CAC, the Sponsors, the creditors, creditor committees, trustees, agents and professionals.

“Resale Registration Rights Agreement” refers to the registration rights agreement entered into by CEC and CAC, on substantially the same terms as the CAC Registration Rights Agreement, that grants demand and shelf registration rights to CAC in the event that CAC receives CEC publicly traded stock as compensation upon exercise of the Call Right and such stock is deemed control and/or restricted securities.

“RSU” refers to generally a restricted stock unit.

“Restructuring” refers to the restructuring of CEOC and the other Debtors pursuant to the Plan, the RSAs and the Restructuring Documents; provided that, for purposes of the section entitled “Summary—Opinion of Financial Advisor to the CEC SAC” and the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Opinion of Financial Advisor to the CEC SAC”, the term “Restructuring” refers to the term as defined in the Merger Agreement.

“Restructuring Documents” refers to a series of agreements with third parties in connection with the Restructuring, entered into by CEC and its subsidiaries as part of the Plan, which will create certain material commitments for, and impose ongoing obligations on, the business of New CEC after the Emergence (including but not limited to the proposed Master Lease Agreement between New CEOC and PropCo with respect to Caesars Palace Las Vegas, the proposed Master Lease Agreements between New CEOC and PropCo with respect to all other PropCo properties, the proposed management and lease support agreements, the proposed New CEOC debt documents, the proposed CEC guarantees and the proposed Convertible Notes indenture, among other documents).

“Right of First Refusal Agreement” refers to a right of first refusal agreement entered into by CEC and PropCo that will provide, among other things, (1) a grant by CEC (by and on behalf of itself and all of its majority owned subsidiaries) to PropCo (by and on behalf of itself and all of its majority owned subsidiaries) of a right of first refusal to own and lease to an affiliate of CEC certain non-Las Vegas domestic real estate that CEC or its affiliates may have the opportunity to acquire or develop and (2) a grant by PropCo (by and on behalf of itself and all of its majority owned subsidiaries) to CEC (by and on behalf of itself and all of its majority owned subsidiaries) of a right of first refusal to lease and manage certain non-Las Vegas domestic real estate that PropCo may have the opportunity to acquire or develop.

“Rights Offering” refers to the rights offering under which on October 21, 2013, CEC distributed to its stockholders as of October 17, 2013, subscription rights to purchase shares of CAC Common Stock.

“RSA Forbearance Fees” refers to the RSA forbearance fees paid by CEC under the First Lien Bond RSA and the RSA Bank RSA.

“RSAs” refers to the Creditor RSAs and the Caesars RSAs.

“RSU” refers to a restricted stock unit.

“Sabre” refers to Sabre, Inc., a private travel sector technology company, which is a TPG portfolio company

“SARCs” refers to Suspicious Activity Reports.

“SDNY Court” refers to the United States District Court for the Southern District of New York.

“Second Lien Bond RSA” refers to the RSA among CEC, CEOC, CAC (solely with respect to certain sections therein), the holders of claims in respect of CEOC’s second lien bonds and the Second Lien Committee.

“Second Lien Committee” refers to the official committee of second priority noteholders.

“Second Lien Notes Claims” refers to holders of claims in respect of CEOC’s second lien bonds.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Selected Executive Officers” refers to Messrs. Frissora, Hession, Jenkin, Donovan, Broome, Morse, Ottolenghi, Sigala and Mses. Thomas and Blackhurst.

“Senior Executive Incentive Plan” refers to the Caesars Entertainment Corporation 2009 Senior Executive Incentive Plan.

“Senior Unsecured Lawsuits” refers to the Delaware Second Lien Lawsuit and the Danner Lawsuit.

“Senior Unsecured Notes” refers collectively to CEOC’s 6.50% Senior Unsecured Notes due 2016 and 5.75% Senior Unsecured Notes due 2017.

“Separation Structure” refers to the separation of the Debtors into OpCo, PropCo and the REIT, which separation will occur through a spin-off of the REIT in a transaction intended to generally constitute a tax-free reorganization under Section 368(a)(1)(G) of the Code.

“Settlement Agreement” refers to the settlement of the Hilton Parties’ claims entered into on June 9, 2016, by CEC, CEOC and the Hilton Parties.

“Shared Services Agreement” refers to the shared services agreement CIE is party to with CEC and HIE Holdings, Inc., pursuant to which CEOC may provide certain services to CIE.

“Skadden Arps” refers to Skadden, Arps, Slate, Meagher & Flom LLP, independent legal counsel to the CAC Special Committee.

“SMG Business” refers to the social and mobile games business of CIE, including Playtika, Ltd., as it existed on September 23, 2016.

“SOTP” refers to the sum-of-the-parts.

“Spin Opinion” refers to a “should” level opinion of counsel concluding, based on facts, customary representations and certain customary assumptions set forth or described therein, that the Spin Structure qualifies under Section 368(a)(1)(G) of the Code.

“Spin Ruling” refers to a favorable ruling from the IRS concluding, based on facts and customary representations set forth or described therein, that the Spin Structure qualifies under Section 368(a)(1)(G) of the Code.

“Spin Structure” refers to the contribution of assets to the REIT in a reorganization intended to qualify under Section 368(a)(1)(G) of the Code.

“Sponsors” refers to Apollo and TPG.

“Standstill Agreement” refers to an agreement entered into by CEC, CEOC and CERP, on behalf of themselves and others, with the NRF and its board of trustees, on March 20, 2015, that, among other things, stayed each member of the CEC Controlled Group’s purported obligation to commence making quarterly payments of withdrawal liability and instead required the Five Employers to continue making monthly contribution payments to the NRF, unless and until each of the 362 Motions and the 105 Motion had been denied.

“Stock Issuances” refers to the Convertible Notes Stock Issuance, the Merger Stock Issuance and the Emergence Stock Issuance.

“Stockholders’ Agreement” refers to the stockholders’ agreement entered into in connection with the Acquisition by the Sponsors and certain of their affiliates, the co-investors, and certain of their affiliates, with CEC.

“Strategic Alternatives Matters” refers to the review, analysis, assessment, valuation or other actions necessary or appropriate in connection with CEC’s role in any planning for an assessment of potential strategic alternatives and contingency planning of CEC.

“SunGard” refers to SunGard Availability Service LP, a private software solutions company, that is a TPG portfolio company.

“Superior Proposal” refers to, among other things: with respect to either CEC or CAC, a bona fide written acquisition proposal which the board of directors of such party concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (1) is more favorable to the stockholders of such party from a financial point of view than the transactions contemplated by the Merger Agreement and (2) is reasonably likely to be completed on the terms proposed (taking into account, among other things, financing and the likelihood of receiving all required governmental approvals).

“Tax Assets” refers to the reduction of cash taxes in 2018 and 2019 based on the anticipated sale by CEC in 2018 of certain built-in loss assets.

“Tax Matters Agreement” refers to the tax matters agreement CIE entered into with CEC in connection with the contribution of CIE to CGP governing the respective rights, responsibilities, and obligations of CEC and CIE with respect to tax liabilities and benefits, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings, and other matters regarding taxes with respect to CIE.

“The Cromwell” refers to Corner Investment Company, LLC and its subsidiaries, collectively.

“The LINQ Hotel” refers to The LINQ Hotel & Casino.

“Total Rewards” refers to the loyalty program in which CEC participates.

“TPG” refers to TPG Global, LLC together with its affiliates.

“TPG Funds” refers to TPG Hamlet together with TPG Hamlet B.

“TPG Hamlet” refers to TPG Hamlet Holdings, LLC.

“TPG Hamlet B” refers to TPG Hamlet Holdings B, LLC.

“TPG Member” refers to either David Bonderman or James Coulter, each of whom is affiliated with TPG.

“Transaction” refers to, collectively, the Merger and the other transactions contemplated by the Transaction Documents, including the Contribution and the Restructuring for purposes of the section entitled “Summary—Opinion of Financial Advisor to the CEC SAC” and the section entitled “CEC and CAC Proposal 1: Adoption of the Merger Agreement and Approval of the Merger—Opinion of Financial Advisor to the CEC SAC.”

“Transaction Agreement” refers to the transaction agreement CAC and CGP entered into with CEC and certain of its subsidiaries, in connection with the Initial CGP Transactions, on October 21, 2013, that governs the distribution of the rights, the contribution and purchase of certain assets by subsidiaries of CEC and the ongoing rights and responsibilities among the parties.

“Transaction Documents” refers to collectively to the Confirmation Order, the Plan, the Merger Agreement and the other documents and agreements referred to in such documents.

“Transfer Agent” refers to Computershare Trust Company, N.A. in its capacity as the transfer agent for CEC.

“UMB” refers to UMB Bank.

“U.S. holder” refers to a beneficial owner of CAC Common Stock who for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

“Voting Agreements” refers to the CAC Voting Agreement together with the CEC Voting Agreement.

“Wilmington Trust” refers to Wilmington Trust, National Association.

“WSOP” refers to World Series of Poker.

“WSOP License” refers to the exclusive license CIE granted Playtika, Ltd. with respect to the WSOP and other WSOP-related trademarks and designs for use in Playtika, Ltd.’s social and mobile games for a 3% royalty on net revenues.

“XOJet” refers to XOJet, Inc., a private aviation company, which is a TPG portfolio company.

INDEX TO FINANCIAL STATEMENTS

Caesars Entertainment Corporation and its Subsidiaries

Consolidated Financial Statements and Financial Statement Schedule as of December 31, 2016 and 2015 and for Each of the Three Years in the Period Ended December 31, 2016

Unaudited Consolidated Condensed Interim Financial Statements as of March 31, 2017 and December 31, 2016 and for the three months ended March 31, 2017 and 2016

Consolidated Condensed Balance Sheets	F-74

Consolidated Condensed Statements of Operations and Comprehensive Income/(Loss)	F-75

Consolidated Condensed Statements of Stockholders’ Equity/(Deficit)	F-76

Consolidated Condensed Statements of Cash Flows	F-77

Notes to Consolidated Financial Statements	F-78

Caesars Entertainment Operating Company, Inc. (Debtor-in-Possession) and Subsidiaries

Consolidated Financial Statements as of December 31, 2016 and 2015 and for Each of the Three Years in the Period Ended December 31, 2016

Unaudited Consolidated Condensed Interim Financial Statements as of March 31, 2017 and December 31, 2016 and for the three months ended March 31, 2017 and 2016

Consolidated Condensed Balance Sheets	F-180

Consolidated Condensed Statements of Operations	F-181

Consolidated Condensed Statements of Comprehensive Income/(Loss)	F-182

Consolidated Condensed Statements of Stockholders’ Deficit	F-183

Consolidated Condensed Statements of Cash Flows	F-184

Notes to Consolidated Financial Statements	F-185

CAESARS ENTERTAINMENT CORPORATION

Consolidated Financial Statements and Financial Statement Schedule

as of December 31, 2016 and 2015 and

for each of the three years in the period ended December 31, 2016 and Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Caesars Entertainment Corporation:

We have audited the accompanying consolidated balance sheets of Caesars Entertainment Corporation and subsidiaries (the “Company”) as of December 31, 2016 and 2015, and the related consolidated statements of operations and comprehensive income/(loss), stockholders’ equity/(deficit), and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedule listed in the Index at Item 15. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Caesars Entertainment Corporation and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, on January 15, 2015, the Company’s majority owned subsidiary, Caesars Entertainment Operating Company, Inc. (CEOC) and certain of its U.S. subsidiaries voluntarily filed for reorganization under Chapter 11 of the Bankruptcy Code, which resulted in the deconsolidation of CEOC effective January 15, 2015.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 3 to the consolidated financial statements, the Company is a defendant in litigation and other noteholder disputes concerning certain transactions related to CEOC. Additionally, as described in Note 1 to the consolidated financial statements, pursuant to CEOC’s plan of reorganization and related restructuring support agreements the Company has agreed to provide significant cash and non-cash consideration to the CEOC creditors. In order to meet its ongoing obligations when they come due and its commitments under the CEOC plan of reorganization, the Company will need to secure additional sources of funding, complete the previously announced merger with Caesars Acquisition Company, and obtain regulatory approvals for the CEOC plan of reorganization. The uncertainty of the outcome of these matters raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are discussed in Notes 1 and 3 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

February 14, 2017

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(In millions, except par value)	2016	2015
Assets
Current assets
Cash and cash equivalents ($1,157 and $948 attributable to our VIEs)	$1,513	$1,227
Restricted cash ($3,040 and $3 attributable to our VIEs)	3,113	58
Receivables, net ($76 and $63 attributable to our VIEs)	160	134
Due from affiliates, net ($64 and $33 attributable to our VIEs)	64	34
Prepayments and other current assets ($61 and $46 attributable to our VIEs)	118	121
Inventories ($7 and $7 attributable to our VIEs)	20	21
Current assets held for sale ($0 and $364 attributable to our VIEs)	—	364

Total current assets	4,988	1,959
Property and equipment, net ($2,537 and $2,607 attributable to our VIEs)	7,446	7,584
Goodwill ($206 and $206 attributable to our VIEs)	1,608	1,608
Intangible assets other than goodwill ($191 and $206 attributable to our VIEs)	433	498
Restricted cash ($5 and $9 attributable to our VIEs)	5	109
Deferred charges and other assets ($240 and $253 attributable to our VIEs)	414	448

Total assets	$14,894	$12,206

Liabilities and Stockholders’ Equity/(Deficit)
Current liabilities
Accounts payable ($143 and $124 attributable to our VIEs)	$215	$161
Due to affiliates ($94 and $15 attributable to our VIEs)	112	16
Accrued expenses and other current liabilities ($312 and $232 attributable to our VIEs)	664	550
Accrued restructuring and support expenses	6,601	905
Interest payable ($14 and $37 attributable to our VIEs)	67	131
Current portion of long-term debt ($21 and $70 attributable to our VIEs)	89	187
Current liabilities held for sale ($0 and $66 attributable to our VIEs)	—	66

Total current liabilities	7,748	2,016
Long-term debt ($2,254 and $2,267 attributable to our VIEs)	6,749	6,777
Deferred income taxes ($0 and $13 attributable to our VIEs)	1,722	1,000
Deferred credits and other liabilities ($33 and $125 attributable to our VIEs)	93	180

Total liabilities	16,312	9,973

Commitments and contingencies (Note 3)
Stockholders’ equity/(deficit)
Common stock: voting, $0.01 par value, 150 and 147 shares issued, respectively	1	1
Treasury stock: 3 and 2 shares, respectively	(29)	(21)
Additional paid-in capital	7,605	8,190
Accumulated deficit	(10,753)	(7,184)
Accumulated other comprehensive income/(loss)	(1)	1

Total Caesars stockholders’ equity/(deficit)	(3,177)	987
Noncontrolling interests	1,759	1,246

Total stockholders’ equity/(deficit)	(1,418)	2,233

Total liabilities and stockholders’ equity/(deficit)	$14,894	$12,206

See accompanying Notes to Consolidated Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

	Years Ended December 31,
(In millions, except per share data)	2016	2015	2014
Revenues
Casino	$2,177	$2,286	$5,418
Food and beverage	788	823	1,495
Rooms	923	878	1,207
Other revenue	527	495	742
Reimbursed management costs	—	10	243
Less: casino promotional allowances	(538)	(563)	(1,138)

Net revenues	3,877	3,929	7,967

Operating expenses
Direct
Casino	1,128	1,194	3,253
Food and beverage	383	399	694
Rooms	249	227	315
Property, general, administrative, and other	1,166	1,052	1,930
Reimbursable management costs	—	10	243
Depreciation and amortization	439	374	658
Impairment of goodwill	—	—	695
Impairment of tangible and other intangible assets	—	1	299
Corporate expense	166	174	232
Other operating costs	89	152	203

Total operating expenses	3,620	3,583	8,522

Income/(loss) from operations	257	346	(555)
Interest expense	(599)	(683)	(2,669)
Deconsolidation and restructuring of CEOC and other	(5,758)	6,115	(95)

Income/(loss) from continuing operations before income taxes	(6,100)	5,778	(3,319)
Income tax benefit/(provision)	(27)	119	596

Income/(loss) from continuing operations, net of income taxes	(6,127)	5,897	(2,723)
Discontinued operations, net of income taxes	3,380	155	(143)

Net income/(loss)	(2,747)	6,052	(2,866)
Net (income)/loss attributable to noncontrolling interests	(822)	(132)	83

Net income/(loss) attributable to Caesars	$(3,569)	$5,920	$(2,783)

Earnings/(loss) per share — basic and diluted
Basic earnings/(loss) per share from continuing operations	$(47.52)	$39.80	$(18.53)
Basic earnings/(loss) per share from discontinued operations	23.11	1.08	(1.00)

Basic earnings/(loss) per share	$(24.41)	$40.88	$(19.53)

Diluted earnings/(loss) per share from continuing operations	$(47.52)	$39.20	$(18.53)
Diluted earnings/(loss) per share from discontinued operations	23.11	1.06	(1.00)

Diluted earnings/(loss) per share	$(24.41)	$40.26	$(19.53)

Weighted-average common shares outstanding — basic	146	145	142

Weighted-average common shares outstanding — diluted	146	147	142

Comprehensive income/(loss):
Other comprehensive loss, net of income taxes	$(2)	$—	$(2)

Comprehensive income/(loss)	(2,749)	6,052	(2,868)
Comprehensive (income)/loss attributable to noncontrolling interests	(822)	(132)	83

Comprehensive income/(loss) attributable to Caesars	$(3,571)	$5,920	$(2,785)

See accompanying Notes to Consolidated Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY/(DEFICIT)

	Caesars Stockholders’ Equity/(Deficit)
(In millions)	Common Stock	Treasury Stock	Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Caesars Stockholders’ Equity/ (Deficit)	Noncontrolling Interests	Total Equity/ (Deficit)
Balance as of December 31, 2013	$1	$(16)	$7,231	$(10,321)	$(17)	$(3,122)	$1,218	$(1,904)
Net loss	—	—	—	(2,783)	—	(2,783)	(83)	(2,866)
Share-based compensation	—	(3)	32	—	—	29	—	29
Common stock issuances (1)	—	—	136	—	—	136	—	136
Other comprehensive loss, net of tax	—	—	—	—	(2)	(2)	—	(2)
Allocation of minority interest resulting from sales and conveyances of subsidiary stock (2)	—	—	754	—	4	758	(744)	14
Bond distribution to noncontrolling interest owners (3)	—	—	—	—	—	—	(160)	(160)
Other	—	—	(13)	—	—	(13)	24	11

Balance as of December 31, 2014	1	(19)	8,140	(13,104)	(15)	(4,997)	255	(4,742)
Net income	—	—	—	5,920	—	5,920	132	6,052
Share-based compensation	—	(2)	50	—	—	48	—	48
Elimination of CEOC noncontrolling interest and deconsolidation (3)	—	—	—	—	16	16	854	870
Decrease in noncontrolling interests, net of distributions and contributions	—	—	—	—	—	—	(10)	(10)
Other	—	—	—	—	—	—	15	15

Balance as of December 31, 2015	1	(21)	8,190	(7,184)	1	987	1,246	2,233
Cumulative effect adjustment share-based compensation (4)	—	—	1	(1)	—	—	—	—
Net income	—	—	—	(3,569)	—	(3,569)	822	(2,747)
Share-based compensation	—	—	40	—	—	40	—	40
CIE stock transactions, net	—	—	(626)	—	—	(626)	—	(626)
Other comprehensive loss, net of tax	—	—	—	—	(2)	(2)	—	(2)
Change in noncontrolling interest, net of distributions and contributions	—	—	—	—	—	—	(309)	(309)
Other	—	(8)	—	1	—	(7)	—	(7)

Balance as of December 31, 2016	$1	$(29)	$7,605	$(10,753)	$(1)	$(3,177)	$1,759	$(1,418)

(1)	We issued and sold 7 million shares in 2014.
(2)	In 2014, we sold 68,100 of CEC’s shares of CEOC’s common stock to qualified institutional buyers and CEOC granted 86,936 shares of its common stock to employees. We allocated $869 million of accumulated stockholders’ deficit to the noncontrolling interests’ ownership in CEOC based upon the noncontrolling interests’ ownership share as of December 31, 2014, which included $744 million for the allocation of noncontrolling interest resulting from sales and conveyances of CEOC stock.
(3)	See Note 2.
(4)	Adoption of Accounting Standards Update No. 2016-09, Compensation-Stock Compensation. See Note 14.

See accompanying Notes to Consolidated Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In millions)	2016	2015	2014
Cash flows from operating activities
Net income/(loss)	$(2,747)	$6,052	$(2,866)
Adjustments to reconcile net income/(loss) to cash flows from operating activities:
Loss/(income) from discontinued operations	(3,380)	(155)	143
Gain on deconsolidation of CEOC	—	(7,125)	—
Loss on extinguishment of debt	—	—	96
Depreciation and amortization	439	374	651
Amortization of deferred finance costs and debt discount/premium	24	38	438
Provision for doubtful accounts	11	11	50
Impairment of intangible and tangible assets	—	1	994
Share-based compensation expense	228	94	94
Deferred income taxes	2	(113)	(440)
Other non-cash adjustments to net income/(loss)	14	1	50
Net changes in:
Accounts receivable	(22)	(51)	12
Due to/due from affiliates, net	19	(28)	3
Inventories, prepayments and other current assets	(11)	1	(21)
Deferred charges and other	—	(17)	1
Accounts payable	39	(47)	(47)
Interest payable	(64)	(41)	342
Accrued expenses	50	45	(155)
Restructuring accruals	5,696	905	—
Deferred credits and other	10	(5)	(201)
Other	—	3	35

Cash flows provided by/(used in) operating activities	308	(57)	(821)

Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(220)	(341)	(991)
Deconsolidation of CEOC cash	—	(985)	—
Return of investment from discontinued operations	132	142	87
Contributions to discontinued operations	(56)	(15)	(89)
Proceeds from the sale and maturity of investments	46	29	24
Payments to acquire investments	(23)	(27)	—
Other	—	(3)	69

Cash flows used in investing activities	(121)	(1,200)	(900)

Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	120	310	4,436
Debt issuance and extension costs and fees	—	—	(196)
Repayments of long-term debt and revolving credit facilities	(268)	(450)	(2,833)
Payment of contingent consideration	—	(1)	—
Repurchase of CIE shares and distribution of sale proceeds	(1,126)	(65)	—
Proceeds from sale of interest in subsidiary	—	—	8
Issuance of common stock, net of fees	—	—	136
Distributions to noncontrolling interest owners	(270)	(36)	—
Other	11	25	(30)

Cash flows provided by/(used in) financing activities	(1,533)	(217)	1,521

Cash flows from discontinued operations
Cash flows from operating activities	168	159	26
Cash flows from investing activities	4,379	(12)	(26)
Cash flows from financing activities	(76)	(158)	(5)

Net cash from discontinued operations	4,471	(11)	(5)

Change in cash, cash equivalents, and restricted cash classified as assets held for sale	112	(8)	(52)

Net increase/(decrease) in cash, cash equivalents, and restricted cash	3,237	(1,493)	(257)
Cash, cash equivalents, and restricted cash, beginning of period	1,394	2,887	3,144

Cash, cash equivalents, and restricted cash, end of period	$4,631	$1,394	$2,887

Supplemental Cash Flow Information
Cash paid for interest	$634	$696	$2,070
Cash paid for income taxes	65	80	50
Non-cash investing and financing activities:
Change in accrued capital expenditures	14	(35)	46
Change in assets acquired through financing activities and capital leases	—	—	30

See accompanying Notes to Consolidated Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In this filing, the name “CEC” refers to the parent holding company, Caesars Entertainment Corporation, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “Company,” “Caesars,” “Caesars Entertainment,” “we,” “our,” and “us” refer to Caesars Entertainment Corporation, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.

We also refer to (i) our Consolidated Financial Statements as our “Financial Statements,” (ii) our Consolidated Statements of Operations and Comprehensive Income/(Loss) as our “Statements of Operations,” and (iii) our Consolidated Balance Sheets as our “Balance Sheets.”

Note 1 — Description of Business

Organization

CEC is primarily a holding company with no independent operations of its own. CEC owns 100% of Caesars Entertainment Resort Properties, LLC (“CERP”) and an interest in Caesars Growth Partners, LLC (“CGP”). We also consolidate the results of Caesars Interactive Entertainment, LLC (formerly Caesars Interactive Entertainment, Inc.) (“CIE”), a wholly owned subsidiary of CGP that operates an online games business and owns the World Series of Poker (“WSOP”) tournaments and brand. CIE sold its social and mobile games business (the “SMG Business”) on September 23, 2016, as discussed below. As of December 31, 2016, CERP and CGP owned a total of 12 casino properties in the United States, eight of which are in Las Vegas. These eight casino properties represented 65% of consolidated net revenues for the year ended December 31, 2016.

CEC also holds a majority interest in Caesars Entertainment Operating Company, Inc. (“CEOC”). The results of CEOC and its subsidiaries are no longer consolidated with Caesars subsequent to CEOC and certain of its United States subsidiaries (the “Debtors”) voluntarily filing for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) on January 15, 2015.

Caesars Enterprise Services, LLC

Caesars Enterprise Services, LLC (“CES”) is a services joint venture formed by CERP, CEOC, and a subsidiary of CGP (Caesars Growth Properties Holdings, LLC, or “CGPH”) (collectively, the “Members”). CES provides certain corporate and administrative services for the Members’ casino properties and related entities, including substantially all of the casino properties owned by CEOC and casinos owned by unrelated third parties. CES manages certain assets for the casinos to which it provides services and the other assets it owns, licenses or controls, and employs certain of the corresponding employees. Under the terms of the joint venture and the Omnibus License and Enterprise Services Agreement, CEC and its operating subsidiaries continue to have access to the services historically provided to us by CEOC and its employees, its trademarks, and its programs despite the CEOC bankruptcy filing.

Reportable Segments

We view each casino property as an operating segment and currently aggregate all such casino properties into two reportable segments based on management’s view, which aligns with their ownership and underlying credit structures: CERP and CGP.

Through June 30, 2016, we aggregated the operating segments within CGP into two separate reportable segments: Caesars Growth Partners Casino Properties and Developments (“CGP Casinos”) and CIE. On September 23, 2016, CIE sold the SMG Business for cash consideration of $4.4 billion (the “CIE Proceeds”) and

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

retained only its WSOP and regulated online real money gaming businesses. The SMG Business represented the majority of CIE’s operations and was classified as discontinued operations for the year ended December 31, 2016 and all historical periods presented while the related assets and liabilities have been recast as held for sale as of December 31, 2015 (see Note 17). After excluding the SMG Business from CIE’s continuing operations, the remaining CIE business is not material, and we no longer consider CIE to be a separate reportable segment from CGP Casinos. Therefore, CGP Casinos and the remaining operations of CIE have been combined for all periods presented to form the CGP segment. Additionally, CEOC remained a reportable segment until its deconsolidation effective January 15, 2015.

Announced Merger with Caesars Acquisition Company

In 2014, CEC and Caesars Acquisition Company (“CAC”) entered into a merger agreement, which was amended and restated on July 9, 2016 (the “Merger Agreement”). Pursuant to the Merger Agreement, among other things, CAC will merge with and into CEC, with CEC as the surviving company (the “Merger”). Subject to the terms and conditions of the Merger Agreement, upon consummation of the Merger, each share of CAC common stock issued and outstanding immediately prior to the effective date of the Merger will be converted into, and become exchangeable for, shares of CEC common stock in a ratio to ensure that holders of CAC common stock receive shares equal to 27.5% of the outstanding CEC common stock on a fully diluted basis (prior to the conversion of the CEC Convertible Notes being issued as part of the Restructuring, as defined below (the “Exchange Ratio”). The Exchange Ratio may be subject to change, and CEC or CAC may terminate the Merger Agreement under certain circumstances.

We expect the Merger to be accounted for as a transaction among entities under common control, which will result in CAC being consolidated into Caesars at book value as an equity transaction.

Going Concern

As of December 31, 2016, we adopted ASU No. 2014-15, Presentation: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This guidance amended the existing requirements for disclosing information about an entity’s ability to continue as a going concern and explicitly requires management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. This guidance was effective for annual reporting periods ending after December 15, 2016, and for annual and interim reporting periods thereafter. The following information reflects the results of management’s assessment of CEC’s ability to continue as a going concern.

Overview

As a result of the following circumstances, we have substantial doubt about CEC’s ability to continue as a going concern:

•	we have limited unrestricted cash available to meet the financial commitments of CEC, primarily resulting from significant expenditures made to (1) defend against the litigation matters disclosed below and (2) support a plan of reorganization for CEOC (the “Restructuring”);

•	we have made material future commitments to support the Restructuring described below; and

•	we are a defendant in litigation relating to certain CEOC transactions dating back to 2010 and other legal matters (see Note 2) that could result in one or more adverse rulings against us if the Restructuring is not completed.

CEC does not currently have sufficient cash to meet its financial commitments to support the Restructuring that are due when CEOC ultimately emerges from bankruptcy or to satisfy the potential obligations that would arise

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

in the event of an adverse ruling on one or all of the litigation matters disclosed below. The completion of the Merger is expected to allow CEC to fulfill its financial commitments in support of the Restructuring. However, if the Merger is not completed for any reason, CEC would still be liable for many of these obligations. In addition, although under the terms of the Restructuring, all related litigation is expected to be resolved, there remain the outstanding litigation matters that are currently stayed pending CEOC’s emergence from bankruptcy.

CEC entered into the CIE Proceeds and Reservation Rights Agreement (as amended on October 7, 2016) with CIE, CEOC and CAC (the “CIE Proceeds Agreement”), which allows for up to $235 million of the proceeds from the SMG Business sale to be distributed to CEC in order to pay certain fees in support of the Restructuring (“CEC Expense Amounts”). After taking into account the cash available to pay the CEC Expense Amounts under the CIE Proceeds Agreement and other sources of liquidity, CEC expects to have sufficient cash to meet its ongoing obligations as they come due for at least 12 months beyond the issuance date of these financial statements. However, there are restrictions governing when and how the cash designated for CEC Expense Amounts can be used, pursuant to the terms of the Second Lien RSA (defined below) (see Note 2). CEC also expects to gain access to the remaining proceeds from the sale of the SMG Business upon completion of the Merger, which will be used to fund its other commitments in support of the Restructuring.

If CEC is unable to access additional sources of cash when needed, in the event of a material adverse ruling on one or all of the litigation matters disclosed below, or if CEOC does not emerge from bankruptcy on a timely basis on terms and under circumstances satisfactory to CEC, it is likely that CEC would seek reorganization under Chapter 11 of the Bankruptcy Code.

We believe that CERP and CGP’s cash and cash equivalents, their cash flows from operations, and/or financing available under their separate revolving credit facilities will be sufficient to meet their normal operating requirements, to fund planned capital expenditures, and to fund debt service during the next 12 months and the foreseeable future.

CEOC Reorganization

On January 13, 2017, the Debtors filed an amended plan of reorganization (the “Third Amended Plan”) with the United States Bankruptcy Court for the Northern District of Illinois in Chicago (the “Bankruptcy Court”) that replaces all previously filed plans. CEC, CAC, the Debtors and CEOC’s major creditor groups have agreed to support the Third Amended Plan. The Bankruptcy Court confirmed the Third Amended Plan on January 17, 2017.

As part of the Third Amended Plan, it is anticipated that CEOC will be divided into two companies — OpCo and PropCo. OpCo will operate CEOC’s properties and facilities. PropCo will hold certain of CEOC’s real property assets and related fixtures and will lease those assets to OpCo. It is anticipated that OpCo will be a wholly owned consolidated subsidiary of CEC subsequent to the CEOC’s emergence, and that will contract with another subsidiary of CEC to manage the facilities to be leased from PropCo. PropCo will be a separate entity and will not be consolidated by CEC.

Although the Third Amended Plan has been confirmed by the Bankruptcy Court, we must still obtain regulatory approval in all of the jurisdictions in which we have gaming operations in order for CEOC to successfully emerge from bankruptcy, and we are unable to determine when all necessary requirements will be satisfied. In addition, the Third Amended Plan remains subject to completion of the Merger, certain financing transactions, and various other closing conditions.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In connection with the Third Amended Plan, the following agreements with respect to the CEOC reorganization were either entered into or amended, as needed (collectively, the “RSAs”):

(a)	Sixth Amended and Restated Restructuring Support and Forbearance Agreement, dated October 4, 2016, with certain parties holding claims under CEOC’s first lien notes (the “First Lien Bond RSA”);

(b)	Second Amended Restructuring Support and Forbearance Agreement, dated October 4, 2016, with certain parties holding claims under CEOC’s first lien credit agreement (the “First Lien Bank RSA”);

(c)	Restructuring Support, Forbearance and Settlement Agreement, dated October 4, 2016, with certain parties holding claims under CEOC’s second lien note agreements (the “Second Lien RSA”);

(d)	Amendment No. 1 to First Amended and Restated Restructuring Support and Forbearance Agreement, dated October 4, 2016, with certain parties holding claims under CEOC’s subsidiary guaranteed notes (the “SGN RSA”);

(e)	First Amended and Restated Restructuring Support, Settlement, and Contribution Agreement, dated July 9, 2016, with CEOC (the “CEC RSA”);

(f)	Amended and Restated Restructuring Support Agreement, dated July 9, 2016, with CAC and CEOC (the “CAC RSA”); and

(g)	Restructuring Support and Settlement Agreement, dated June 22, 2016, with the unsecured claimholders’ committee in the Chapter 11 cases (the “UCC RSA”).

The “Effective Date” of the Restructuring (the material terms of which are contained in the RSAs and the Third Amended Plan) is the date upon which all required conditions of the Restructuring have been satisfied or waived and on which the CEOC reorganization and related transactions become effective.

As a result of the Bankruptcy Court’s confirmation of the Third Amended Plan, we believe it is probable that certain obligations described in the Third Amended Plan and the RSAs will ultimately be settled, and therefore, we have accrued the items described in the table below that are estimable in accrued restructuring and support expenses on the Balance Sheets. During 2016, we updated our accruals based on the terms of the Third Amended Plan and the RSAs and recorded an additional $5.7 billion in deconsolidation and restructuring of CEOC and other in the statement of operations, which included $426 million recorded in the fourth quarter of 2016.

We estimated the total consideration we expect to provide in support of the Restructuring, which includes a combination of cash, CEC common stock, and CEC Convertible Notes. Accrued restructuring and support expenses does not include the consideration that will be issued as part of the acquisition of OpCo (as defined below), which will be recorded when the transaction is consummated.

Accrued Restructuring and Support Expenses

	Accrued as of
(In millions)	December 31, 2016	December 31, 2015
Forbearance fees and other payments to creditors	$970	$484
Bank Guaranty Settlement	734	386
Issuance of CEC common shares	2,936	—
Issuance of CEC convertible notes	1,600	—
PropCo call right agreement	131	—
Payment of creditor expenses, settlement charges, and other fees	195	—
Payment to CEOC	35	35

Total accrued	$6,601	$905

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The amounts disclosed above are reported net of payments totaling $34 million and $148 million during the year ended December 31, 2016 and 2015, respectively.

Forbearance Fees and Other Payments to Creditors. CEC has agreed to pay certain fees in exchange for CEOC’s major creditors agreeing to forebear from exercising their rights and remedies under certain of CEOC’s credit agreements and to stay all pending litigation.

Bank Guaranty Settlement. In 2014, CEOC amended its senior secured credit facilities (the “Bank Amendment”) resulting in, among other things, a modification of CEC’s guarantee under the senior secured credit facilities such that CEC’s guarantee was limited to a guarantee of collection (“CEC Collection Guarantee”) with respect to obligations owed to the lenders who consented to the Bank Amendment. The CEC Collection Guarantee requires the creditors to exhaust all rights and remedies at law and in equity that the creditors or their agents may have against CEOC or any of its subsidiaries and its and their respective property to collect, or obtain payment of, the guaranteed amounts. Pursuant to the Third Amended Plan, the CEOC creditors have agreed to eliminate the CEC Collection Guarantee, and we recorded $734 million as an estimate of the liability based on the terms of the Bank Guaranty Settlement agreement.

Issuance of CEC Common Shares. CEC will issue CEC common shares for the settlement of claims and potential claims and is obligated to repurchase at least $1.0 billion worth of the issued shares at a fixed price. As of December 31, 2016, our accrual includes the $1.0 billion repurchase obligation plus the estimated fair value of $1.9 billion for the net shares that we expect to issue after satisfying the repurchase obligation, which is subject to remeasurement on a quarterly basis. Additionally, we have accrued a liability for the fair value associated with the creditors’ right to require CEC to repurchase up to $200 million worth of the newly-issued CEC common shares.

CEC’s majority shareholders, the Sponsors (as defined in Note 18), have agreed that their CEC common shares shall be included as consideration in support of the Restructuring and for the settlement of claims and potential claims. Therefore, our accrual also includes the fair value of the shares held by the Sponsors. We will reduce the estimate of our obligation upon receipt of the shares from the Sponsors, with an offsetting amount recorded to equity, which is expected to occur on the Effective Date. See Note 8 for additional information on fair value measurements and how this value was determined.

Issuance of CEC Convertible Notes. CEC will issue approximately $1.1 billion in face value of convertible notes (the “CEC Convertible Notes”) to the CEOC creditors for the settlement of claims and potential claims, and our accrual represents the estimated fair value of the notes to be issued. See Note 8.

PropCo Call Right Agreement. PropCo will have a call right for up to five years to purchase the real property assets associated with Harrah’s Atlantic City and Harrah’s Laughlin from CERP and Harrah’s New Orleans from CGP (subject to the terms of the CERP and CGPH credit agreements). Our accrual represents the estimated fair value of the call right related to Harrah’s Atlantic City and Harrah’s Laughlin. See Note 8. We are unable to estimate the range of loss related to the Harrah’s New Orleans call right due to uncertainty regarding the negotiation of certain terms that would allow the call right to be exercised for this property.

Payment of Creditor Expenses, Settlement Charges, and Other Fees. Pursuant to the Third Amended Plan, CEC has agreed to pay certain professional fees incurred by CEOC’s creditors and has agreed to pay other ancillary fees and settlement amounts.

Payment to CEOC. In addition, and separate from the transactions and agreements described above, because there was not a comprehensive out-of-court restructuring of CEOC’s debt securities or a prepackaged or

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

prearranged in-court restructuring with requisite voting support from each of the first and second lien secured creditor classes by February 15, 2016, a debt agreement entered into by CEOC in 2014 contemplates an additional payment to CEOC of $35 million from CEC. During the first quarter of 2015, we accrued this liability in accrued restructuring and support expenses on the Balance Sheet, and this amount is currently due and payable. The CIE Proceeds Agreement designates a portion of the proceeds from the sale of the SMG Business for the purpose of paying this obligation upon CEOC’s emergence from bankruptcy (see Note 20).

Other Commitments under the Third Amended Plan

The following represents other commitments or potential obligations to which CEC has agreed as part of the Third Amended Plan and certain of the RSAs, none of which have been accrued as of December 31, 2016.

Purchase 100% of OpCo common stock for $700 million

Issuance of CEC common shares in exchange for OpCo preferred stock

PropCo has right of first refusal on the real property assets associated with all new domestic non-Las Vegas gaming facility opportunities, with CEC or OpCo leasing such properties

Guarantee of OpCo’s payment obligations to PropCo under the leases of the CEOC Properties

Guarantee of OpCo debt received by the First Lien Bank Lenders and First Lien Noteholders

The acquisitions of OpCo equity represent future investment transactions and will be recorded when (or if) the transactions are consummated. The PropCo right of first refusal is not a financial obligation that would require accrual. The guarantees of OpCo’s payment and debt obligations relate to OpCo commitments that do not yet exist, and thus do not give rise to any obligations for CEC as of December 31, 2016.

Liquidity

Caesars Entertainment is a highly-leveraged company and had $6.9 billion in consolidated debt outstanding as of December 31, 2016. As a result, a significant portion of our liquidity needs are for debt service, including significant interest payments. As detailed in Note 11, our consolidated estimated debt service (including principal and interest) for 2017 is $659 million and $8.8 billion thereafter to maturity. See Note 11 for details of our debt outstanding and related restrictive covenants. This includes, among other information, details of our individual borrowings outstanding and each subsidiary’s annual maturities of long-term debt as of December 31, 2016.

Cash and Available Revolver Capacity

	December 31, 2016
(In millions)	CERP	CGP	CES	Other
Cash and cash equivalents	$168	$1,050	$107	$188
Revolver capacity	270	160	—	—
Revolver capacity drawn or committed to letters of credit	(40)	—	—	—

Total	$398	$1,210	$107	$188

Consolidated cash and cash equivalents, excluding restricted cash, as shown in the table above include amounts held by CERP, CGP, and CES, which are not readily available to CEC. “Other” reflects CEC and certain of its direct subsidiaries, including its insurance captives.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CEC is primarily a holding company with no independent operations, employees, or material debt issuances of its own. Its primary assets as of December 31, 2016, consist of $188 million in cash and cash equivalents and its ownership interests in CEOC, CERP and CGP. CEC’s cash includes $109 million held by its insurance captives. Provisions included in certain debt arrangements entered into by CERP and CGP (and/or their respective subsidiaries) substantially restrict the ability of CERP, CGP, and their subsidiaries to provide dividends to CEC. In addition, CEC does not receive any financial benefit from CEOC during CEOC’s bankruptcy, as all earnings and cash flows are retained by CEOC for the benefit of its creditors.

CEC has no requirement to fund the operations of CERP, CGP, or their subsidiaries. Accordingly, CEC cash outflows are primarily used for corporate development opportunities and other corporate-level activity, including defending itself in the litigation in which it has been named as a defendant (see Note 3). In the first quarter of 2016, $100 million in cash that had previously been restricted by management for use in a casino development project became available for CEC’s use in operations. In addition, as described previously, CEC is able to fund certain eligible CEC Expense Amounts from $235 million of the proceeds from the sale of the SMG Business. Otherwise, CEC is generally limited to raising additional capital through borrowings or equity transactions because it has no operations of its own and the restrictions on its subsidiaries under lending arrangements generally prevent the distribution of cash from the subsidiaries to CEC, except for certain restricted payments that CERP and CGPH are authorized to make in accordance with their lending arrangements.

Litigation

In addition to financial commitments described above, we have the following outstanding uncertainties for which we have not accrued any amounts, all of which are described in Note 3:

•	Litigation commenced by Wilmington Savings Fund Society, FSB on August 4, 2014 (the “Delaware Second Lien Lawsuit”);

•	Litigation commenced by parties on September 3, 2014 and October 2, 2014 (the “Senior Unsecured Lawsuits”);

•	Litigation commenced by UMB Bank on November 25, 2014 (the “Delaware First Lien Lawsuit”);

•	Demands for payment made by Wilmington Savings Fund Society, FSB on February 13, 2015 (the “February 13 Notice”);

•	Demands for payment made by BOKF, N.A., on February 18, 2015 (the “February 18 Notice”);

•	Litigation commenced by BOKF, N.A. on March 3, 2015 (the “New York Second Lien Lawsuit”);

•	Litigation commenced by UMB Bank on June 15, 2015 (the “New York First Lien Lawsuit”);

•	Litigation commenced by Wilmington Trust, National Association on October 20, 2015 (the “New York Senior Notes Lawsuit”); and

•	Litigation commenced by Trustees of the National Retirement Fund in January 2015 (the “NRF Litigation”).

Report of Bankruptcy Examiner

The Bankruptcy Court engaged an examiner to investigate possible claims CEOC might have against CEC and/or other entities and individuals. On March 15, 2016, the examiner released his report, which identifies a variety of potential claims against CEC and certain individuals related to a number of transactions dating back to 2009. Most of the examiner’s findings are premised on his view that CEOC was “insolvent” at the time of the

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

applicable transactions and that CEOC did not receive fair value for assets transferred. The examiner’s report includes his conclusions on the relative strengths of these possible claims, many of which are described in Note 3. The examiner calculates an estimated range of potential damages for these potential claims from $3.6 billion to $5.1 billion, and such calculation does not account for probability of success, likelihood of collection, or the time or cost of litigation.

While this report was prepared at the request of the Bankruptcy Court, none of the findings included therein are legally binding on the Bankruptcy Court or any party. CEC contests many of the examiner’s findings, including his findings that CEOC was insolvent at relevant times, that there were breaches of fiduciary duty, that CEOC did not receive fair value for assets transferred, that there were fraudulent transfers, and as to the calculation of damages. CEC believes that each of the challenged transactions was undertaken to provide CEOC with the liquidity and resources required to sustain it and provide time to recover from significant market challenges.

CEC believes that the conclusion of the examination and the release of the report was a necessary step to facilitate the settlement discussions in the CEOC bankruptcy proceedings. The Third Amended Plan and the related RSAs reflect the current status of the ongoing effort to arrive at a consensual plan providing for the timely emergence of CEOC from bankruptcy.

Employee Relations

We have approximately 31,000 employees throughout our organization. Approximately 17,000 of our employees are covered by collective bargaining agreements with certain of our subsidiaries, relating to certain casino, hotel, and restaurant employees. The majority of these employees are covered by the following agreements:

Employee Group	Approximate Number of Active Employees Represented	Union	Date on which Collective Bargaining Agreement Becomes Amendable
Las Vegas Culinary Employees	8,700	Culinary Workers Union, Local 226	Various up to July 31, 2018

Atlantic City Food & Beverage and Hotel employees	1,600	UNITE HERE, Local 54	February 28, 2020

Las Vegas Bartenders	1,200	Bartenders Union, Local 165	Various up to July 31, 2018

Las Vegas Dealers	1,800	Transport Workers Union of America and UAW	Various up to September 30, 2019

Note 2 — Basis of Presentation and Principles of Consolidation

Basis of Presentation and Use of Estimates

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which require the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual amounts could differ from those estimates.

Certain prior year amounts have been reclassified to conform to the current year’s presentation. For the years ended December 31, 2015 and 2014, $17 million and $27 million, respectively, was reclassified from food and beverage revenues to other revenue, and $2 million and $50 million, respectively, was reclassified from corporate expense to depreciation and amortization.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As disclosed in Note 1, the financial results related to the SMG Business were classified as discontinued operations for all periods presented (see also Note 17).

Consolidation of Subsidiaries and Variable Interest Entities

Our consolidated financial statements include the accounts of Caesars Entertainment and its subsidiaries after elimination of all intercompany accounts and transactions.

We consolidate all subsidiaries in which we have a controlling financial interest and variable interest entities (“VIEs”) for which we or one of our consolidated subsidiaries is the primary beneficiary. Control generally equates to ownership percentage, whereby (1) affiliates that are more than 50% owned are consolidated; (2) investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method where we have determined that we have significant influence over the entities; and (3) investments in affiliates of 20% or less are generally accounted for using the cost method.

We consolidate a VIE when we have both the power to direct the activities that most significantly impact the results of the VIE and the right to receive benefits or the obligation to absorb losses of the entity that could be potentially significant to the VIE. For VIEs that are under common control with affiliates, in lieu of an assessment of the power to direct the activities that most significantly impact the results of the VIE, we may be required to assess a number of other factors to determine the consolidating entity, including the following: (i) the closeness of the association that the VIE has with the businesses of the affiliated entities, (ii) the entity from which the VIE obtained its assets; (iii) the nature of ongoing management and other agreements; and (iv) the obligation to absorb losses and the right to receive residual returns that could potentially be significant to the VIE. Along with the VIEs that are consolidated in accordance with the above guidelines, we also hold variable interests in other VIEs that are not consolidated because we are not the primary beneficiary. We continually monitor both consolidated and unconsolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change. A change in determination could have a material impact on our financial statements.

Despite a majority financial interest, we may only possess non-substantive voting rights that do not confer upon us the ability to control key activities of the entity, such as determining operating budgets, payment of obligations, management of assets, and/or other activities necessary for the ordinary course of business. We continually monitor both consolidated and unconsolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change.

Consolidation of CGP

Because the equity holders in CGP receive returns disproportionate to their voting interests and substantially all the activities of CGP are related to Caesars, CGP has been determined to be a VIE. CAC is the sole voting member of CGP. Common control exists between CAC and Caesars through the majority beneficial ownership of both by Hamlet Holdings (as defined in Note 18). The assets held by CGP originally came from Caesars and continue to be intrinsically closely associated with Caesars through the nature of the business, as well as ongoing service and management agreements. Additionally, Caesars is expected to receive the majority of the benefits or absorb the majority of the losses from its higher economic participation in CGP. We have determined that Caesars is the primary beneficiary of CGP as a result of the close association with Caesars and other factors such as the fact that all of the assets and businesses owned by CGP were acquired from Caesars, and therefore, we are required to consolidate them. Neither CAC nor CGP guarantees any of CEC’s debt, and the creditors or beneficial holders of CGP have no recourse to the general credit of CEC.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

We account for the noncontrolling interest in CGP using the hypothetical liquidation at book value (“HLBV”) method to attribute the earnings and losses of CGP between the controlling and noncontrolling interest. Under this method, the noncontrolling interest in the CGP entity is based upon the noncontrolling interest holders’ contractual claims on CGP’s accounting balance sheet pursuant to the mandatory liquidation provisions of the operating agreement, adjusted for certain common control tax distributions and the Notes Distribution described in Note 11. Caesars’ resulting net income from the controlling interest is the residual net income from the consolidation of the VIE less the HLBV calculated net income attributable to the noncontrolling interest holder. Due to certain mandatory liquidation provisions of the operating agreement, this could result in a net loss to Caesars consolidated results in periods in which CGP reports net income.

Subject to the terms and conditions described in the certificate of incorporation of CAC and the operating agreement of CGP, after October 21, 2016, Caesars Entertainment has the right to acquire all or a portion of the voting units of CGP (or, at the election of CAC, shares of CAC’s Class A common stock) not otherwise owned by Caesars Entertainment at such time. The purchase consideration may be, at Caesars Entertainment’s option, cash or shares of Caesars Entertainment’s common stock valued at market value, net of customary market discount and expenses, provided that the cash portion will not exceed 50% of the total consideration in any exercise of the call right. The purchase price will be the greater of (i) the fair market value of the voting units of CGP (or shares of CAC’s Class A common stock) at such time based on an independent appraisal or (ii) the initial capital contribution in respect of such units plus a 10.5% per annum return on such capital contribution, subject to a maximum return on such capital contribution of 25% per annum, taking into account prior distributions with respect to such units.

CGP generated net revenues of $1.7 billion, $1.6 billion and $1.3 billion for the years ended December 31, 2016, 2015 and 2014, respectively. Net income attributable to Caesars related to CGP was $3.1 billion for the year ended December 31, 2016, which was primarily related to sale of the SMG Business (see Note 17). Net loss attributable to Caesars related to CGP was $18 million and $405 million for the years ended December 31, 2015 and 2014, respectively.

CGP was obligated to issue non-voting membership units to CEC in 2016 to the extent that the earnings from CIE’s social and mobile games business exceeded a specified threshold amount as of December 31, 2015. In April 2016, CGP issued 32 million Class B non-voting units to CEC, resulting in CEC’s economic ownership in CGP increasing from 57.4% to 61.2%. However, there was no effect on our financial statements from this transaction. CEC’s economic ownership of CGP is 61.0% as of December 31, 2016.

Our consolidated restricted cash includes amounts held by CGP of $3.0 billion and $12 million as of December 31, 2016 and 2015, respectively. As of December 31, 2016, the majority of the balance is restricted under the terms of the CIE Proceeds Agreement, which requires a portion of the CIE Proceeds be deposited into the CIE escrow account (the “CIE Escrow Account”). Up to $235 million may be distributed from the CIE Escrow Account only: (i) pursuant to the terms of the term sheet included in the CIE Proceeds Agreement and the agreement entered into among Wilmington Trust, National Association, CIE and CEOC, governing the CIE Escrow Account, (ii) with the joint written consent of CIE and CEOC, or (iii) pursuant to an order of a court of competent jurisdiction.

CGP consolidates into its financial statements the accounts of any variable interest entity for which it is determined to be the primary beneficiary. Caesars Baltimore Investment Company, LLC (“CBIC”) is wholly-owned and consolidated by CGP. CBIC indirectly holds interests in the CBAC Borrower, LLC (“CBAC”), owner of the Horseshoe Baltimore Casino, through its ownership interest in CR Baltimore Holdings (“CRBH”), a variable interest entity. The counterparty that owns the minority interest in CRBH is restricted from transferring its interest in CRBH without prior consent from CBIC. As a result, CBIC has been determined to be the primary

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beneficiary of CRBH, and therefore, consolidates CRBH into its financial statements. Under the existing terms of the agreement, the transfer restrictions will expire in the third quarter of 2017, at which time CBIC would no longer be considered the primarily beneficiary and would deconsolidate CRBH. CRBH would then be accounted for as an equity method investment from that point forward.

In addition to CGP, we also hold immaterial variable interests in other VIEs that are not consolidated because we are not the primary beneficiary. We continually monitor both consolidated and non-consolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change.

Distribution of CEOC Notes

In August 2014, CGP effectuated a distribution of 100% of its remaining investment in certain CEOC notes as a dividend to its members, CEC and CAC, pro rata based upon each member’s ownership percentage in CGP (the “Notes Distribution”). In connection with the Notes Distribution, CEC received $187 million in aggregate principal amount of CEOC’s 6.50% senior notes and $206 million in aggregate principal amount of CEOC’s 5.75% senior notes, and CAC received $138 million in aggregate principal amount of CEOC’s 6.50% senior notes and $151 million in aggregate principal amount of CEOC’s 5.75% senior notes.

Because CGP is a consolidated VIE, the CEOC notes held by CGP prior to the Notes Distribution were eliminated in consolidation. The CEOC notes received by CEC were subsequently contributed to CEOC for cancellation, which resulted in no impact on the consolidated financial statements of CEC. In addition, the Notes Distribution resulted in a $160 million decrease in noncontrolling interest, which represented CGP’s reported fair value of the CEOC notes at the time of the Notes Distribution.

Consolidation of CES

A steering committee acts in the role of a board of managers for CES with each Member entitled to appoint one representative to the steering committee. Each Member, through its representative, is entitled to a single vote on the steering committee; accordingly, the voting power of the Members does not equate to their ownership percentages. Therefore, when CES was formed, we determined that it was a VIE, and we concluded that CERP was required to consolidate it.

Effective January 1, 2016, we implemented the Financial Accounting Standard Board’s (the “FASB”) Accounting Standard Update (“ASU”) No. 2015-02, which amended Topic 810, Consolidations. Applying the amended guidance had no effect on our consolidated financial statements.

Under the guidance in effect prior to ASU No. 2015-02, CERP was determined to be the primary beneficiary of CES, and we consolidated CES through our consolidation of CERP. Under the amended guidance, in determining whether an entity is the primary beneficiary of a VIE, the entity must evaluate whether it has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance through both its direct economic interests in the VIE and its indirect economic interests in the VIE held through related parties. Under the new criteria, when a decision maker exists that holds both power and benefits through its related parties and neither related party holds such power and benefits on their own, the decision maker is determined to be the primary beneficiary. Therefore, we concluded that CEC is the primary beneficiary because our combined economic interest in CES, through our subsidiaries, represents a controlling financial interest.

Expenses incurred by CES are allocated to the casino properties directly or to the Members according to their allocation percentages, subject to annual review. Therefore, CES is a “pass-through” entity that serves as an agent on behalf of the Members at a cost-basis, and is contractually required to fully allocate its costs. CES is designed to have no operating cash flows of its own, and any net income or loss is generally immaterial and is typically subject to allocation to the Members in the subsequent period.

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Consolidation Considerations for CEOC

CEOC’s filing for reorganization was a reconsideration event for Caesars Entertainment to reevaluate whether consolidation of CEOC continued to be appropriate. We concluded that CEOC is a VIE and that we are not the primary beneficiary of CEOC; therefore, we no longer consolidate CEOC, but account for our investment in CEOC as a cost method investment subsequent to the deconsolidation. CEOC’s ownership interest in CES was $33 million and $23 million as of December 31, 2016 and December 31, 2015, respectively, and is accounted for as noncontrolling interest.

Transactions with CEOC are treated as related party transactions for Caesars Entertainment. These transactions include items such as casino management fees paid to CEOC, insurance expenses related to insurance coverage provided to CEOC by Caesars Entertainment, and rent payments by CEOC to CERP under the Octavius Tower lease agreement. See Note 18 for additional information on related party transactions and on the carrying amounts and classification of assets and liabilities that relate to our variable interest in CEOC.

During the year ended December 31, 2015, Caesars Entertainment recognized a $7.1 billion gain associated with the deconsolidation of CEOC and recorded a cost method investment in CEOC of zero due to the negative equity associated with CEOC’s underlying financial position. For the 2015 period prior to the deconsolidation, CEOC segment net revenues totaled $158 million, net loss attributable to Caesars totaled $76 million, and negative cash flow from operating activities totaled $220 million.
Note 3 — Litigation

Litigation

Noteholder Disputes

On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10.00% Second-Priority Senior Secured Notes due 2018 (the “10.00% Second-Priority Notes”), on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit (the “Delaware Second Lien Lawsuit”) in the Court of Chancery in the State of Delaware against CEC and CEOC, CGP, CAC, CERP, CES, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (1) an award of money damages; (2) to void certain transfers, the earliest of which dates back to 2010; (3) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (4) a declaration that CEC remains liable under the parent guarantee formerly applicable to the 10.00% Second-Priority Notes; (5) to impose a constructive trust or equitable lien on the transferred assets; and (6) an award to plaintiffs for their attorneys’ fees and costs. CEC believes this lawsuit is without merit and is defending itself vigorously. A motion to dismiss this action was filed by CEC and other defendants in September 2014, and the motion was argued in December 2014. During the pendency of its Chapter 11 bankruptcy proceedings, the action has been automatically stayed with respect to CEOC. The motion to dismiss with respect to CEC was denied on March 18, 2015. In a Verified Supplemental Complaint filed on August 3, 2015, the plaintiff stated that due to CEOC’s bankruptcy filing, the continuation of all claims was stayed pursuant to the bankruptcy except for Claims II, III, and X. These are claims against CEC only, for breach of contract in respect of the release of the parent guarantee formerly applicable to the CEOC 10.00% Second-Priority Notes, for declaratory relief in respect of the release of this guarantee, and for violations of the Trust Indenture Act in respect of the release of this guarantee. Fact discovery in the case is complete, and cross-motions for summary judgment have been filed by the parties. On January 26, 2017, the Bankruptcy Court entered an agreed order staying this proceeding (and others). The stay will remain in effect until the earlier of (a) the Effective Date, (b) the termination of the restructuring support agreement with the Official Committee of Second Priority Noteholders or (c) further order of the Bankruptcy Court.

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On September 3, 2014, holders of approximately $21 million of CEOC 6.50% Senior Unsecured Notes due 2016 and 5.75% Senior Unsecured Noted due 2017 (collectively, the “Senior Unsecured Notes”) filed suit in federal district court in Manhattan against CEC and CEOC, claiming broadly that an August 12, 2014 Note Purchase and Support Agreement between CEC and CEOC (on the one hand) and certain other holders of the Senior Unsecured Notes (on the other hand) impaired their own rights under the Trust Indenture Act of 1939 and the indentures governing the Senior Unsecured Notes. The lawsuit seeks both declaratory and monetary relief. On October 2, 2014, a holder of CEOC’s 6.50% Senior Unsecured Notes due 2016 purporting to represent a class of all persons who held these Notes from August 11, 2014 to the present filed a substantially similar suit in the same court, against the same defendants, relating to the same transactions. Both lawsuits (the “Senior Unsecured Lawsuits”) were assigned to the same judge. The claims against CEOC have been automatically stayed during its Chapter 11 bankruptcy proceedings. The court denied a motion to dismiss both lawsuits with respect to CEC. The parties have completed fact discovery with respect to both plaintiffs’ claims against CEC. On October 23, 2015, plaintiffs in the Senior Unsecured Lawsuits moved for partial summary judgment, and on December 29, 2015, those motions were denied. On December 4, 2015, plaintiff in the action brought on behalf of holders of CEOC’s 6.50% Senior Unsecured Notes moved for class certification and briefing has been completed. The judge presiding over these cases thereafter retired, and a new judge was appointed to preside over these lawsuits. That judge set a new summary judgment briefing schedule, and the parties filed cross-motions for summary judgment, which remain pending. On January 26, 2017, the Bankruptcy Court entered an agreed order staying this proceeding (and others). The stay will remain in effect until the earlier of (a) the Effective Date, (b) the termination of the restructuring support agreement with the Official Committee of Second Priority Noteholders or (c) further order of the Bankruptcy Court.

On November 25, 2014, UMB Bank (“UMB”), as successor indenture trustee for CEOC’s 8.50% Senior Secured Notes due 2020 (the “8.50% Senior Secured Notes”), filed a verified complaint (the “Delaware First Lien Lawsuit”) in Delaware Chancery Court against CEC, CEOC, CERP, CAC, CGP, CES, and against individual past and present Board members Loveman, Benjamin, Bonderman, Davis, Press, Rowan, Sambur, Hession, Colvin, Kleisner, Swann, Williams, Housenbold, Cohen, Stauber, and Winograd, alleging generally that defendants improperly stripped CEOC of certain assets, wrongfully effected a release of CEC’s parent guarantee of the 8.50% Senior Secured Notes and committed other wrongs. Among other things, UMB asked the court to appoint a receiver over CEOC. In addition, the suit pleads claims for fraudulent conveyances/transfers, insider preferences, illegal dividends, declaratory judgment (for breach of contract as regards to the parent guarantee and also as to certain covenants in the bond indenture), tortious interference with contract, breach of fiduciary duty, usurpation of corporate opportunities, and unjust enrichment, and seeks monetary, equitable and declaratory relief. The lawsuit has been automatically stayed with respect to CEOC during its Chapter 11 bankruptcy process. Pursuant to the First Lien Bond RSA, the lawsuit also has been stayed in its entirety, with the consent of all of the parties to it.

On February 13, 2015, Caesars Entertainment received a Demand For Payment of Guaranteed Obligations (the “February 13 Notice”) from Wilmington Savings Fund Society, FSB, in its capacity as successor Trustee for CEOC’s 10.00% Second-Priority Notes. The February 13 Notice alleges that CEOC’s commencement of its voluntary Chapter 11 bankruptcy case constituted an event of default under the indenture governing the 10.00% Second-Priority Notes; that all amounts due and owing on the 10.00% Second-Priority Notes therefore immediately became payable; and that Caesars Entertainment is responsible for paying CEOC’s obligations on the 10.00% Second-Priority Notes, including CEOC’s obligation to timely pay all principal, interest, and any premium due on these notes, as a result of a parent guarantee provision contained in the indenture governing the notes that the February 13 Notice alleges is still binding. The February 13 Notice accordingly demands that Caesars Entertainment immediately pay Wilmington Savings Fund Society, FSB, cash in an amount of not less than $3.7 billion, plus accrued and unpaid interest (including without limitation the $184 million interest payment due December 15, 2014 that CEOC elected not to pay) and accrued and unpaid attorneys’ fees and other expenses. The February 13 Notice also alleges that the interest, fees and expenses continue to accrue.

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On February 18, 2015, Caesars Entertainment received a Demand For Payment of Guaranteed Obligations (the “February 18 Notice”) from BOKF, N.A. (“BOKF”), in its capacity as successor Trustee for CEOC’s 12.75% Second-Priority Senior Secured Notes due 2018 (the “12.75% Second-Priority Notes”). The February 18 Notice alleges that CEOC’s commencement of its voluntary Chapter 11 bankruptcy case constituted an event of default under the indenture governing the 12.75% Second-Priority Notes; that all amounts due and owing on the 12.75% Second-Priority Notes therefore immediately became payable; and that CEC is responsible for paying CEOC’s obligations on the 12.75% Second-Priority Notes, including CEOC’s obligation to timely pay all principal, interest and any premium due on these notes, as a result of a parent guarantee provision contained in the indenture governing the notes that the February 18 Notice alleges is still binding. The February 18 Notice therefore demands that CEC immediately pay BOKF cash in an amount of not less than $750 million, plus accrued and unpaid interest, accrued and unpaid attorneys’ fees, and other expenses. The February 18 Notice also alleges that the interest, fees and expenses continue to accrue.

In accordance with the terms of the applicable indentures, CEC is not subject to the above-described guarantees. As a result, we believe the demands for payment are meritless.

On March 3, 2015, BOKF filed a lawsuit (the “New York Second Lien Lawsuit”) against CEC in federal district court in Manhattan, in its capacity as successor trustee for CEOC’s 12.75% Second-Priority Notes. On June 15, 2015, UMB filed a lawsuit (the “New York First Lien Lawsuit”) against CEC, also in federal district court in Manhattan, in its capacity as successor trustee for CEOC’s 11.25% Senior Secured Notes due 2017, 8.50% Senior Secured Notes due 2020, and 9.00% Senior Secured Notes due 2020. Plaintiffs in these actions allege that CEOC’s filing of its voluntary Chapter 11 bankruptcy case constitutes an event of default under the indentures governing these notes, causing all principal and interest to become immediately due and payable, and that CEC is obligated to make those payments pursuant to parent guarantee provisions in the indentures governing these notes that plaintiffs allege are still binding. Both plaintiffs bring claims for violation of the Trust Indenture Act of 1939, breach of contract, breach of duty of good faith and fair dealing and for declaratory relief and BOKF brings an additional claim for intentional interference with contractual relations. The cases were both assigned to the same judge presiding over the other Parent Guarantee Lawsuits (as defined below) that are taking place in Manhattan. CEC filed its answer to the BOKF complaint on March 25, 2015, and to the UMB complaint on August 10, 2015. On June 25, 2015, and June 26, 2015, BOKF and UMB, respectively, moved for partial summary judgment, specifically on their claims alleging a violation of the Trust Indenture Act of 1939, seeking both declaratory relief and damages. On August 27, 2015, those motions were denied. The court, on its own motion, certified its order with respect to the interpretation of the Trust Indenture Act for interlocutory appeal to the United States Court of Appeals for the Second Circuit, and on December 22, 2015, the appellate court denied our motion for leave to appeal. On November 20, 2015, BOKF and UMB again moved for partial summary judgment. These motions likewise were denied. The judge presiding over these cases thereafter retired, and a new judge was appointed to preside over these lawsuits. That judge set a new summary judgment briefing schedule, and the parties submitted cross-motions for summary judgment, which remain pending. On January 26, 2017, the Bankruptcy Court entered an agreed order staying this proceeding (and others). The stay will remain in effect until the earlier of (a) the Effective Date, (b) the termination of the restructuring support agreement with the Official Committee of Second Priority Noteholders or (c) further order of the Bankruptcy Court.

On October 20, 2015, Wilmington Trust, National Association (“Wilmington Trust”), filed a lawsuit (the “New York Senior Notes Lawsuit” and, together with the Delaware Second Lien Lawsuit, the Delaware First Lien Lawsuit, the Senior Unsecured Lawsuits, the New York Second Lien Lawsuit, and the New York First Lien Lawsuit, the “Parent Guarantee Lawsuits”) against CEC in federal district court in Manhattan in its capacity as successor indenture trustee for CEOC’s 10.75% Senior Notes due 2016 (the “10.75% Senior Notes”). Plaintiff alleges that CEC is obligated to make payment of amounts due on the 10.75% Senior Notes pursuant to a parent guarantee provision in the indenture governing those notes that plaintiff alleges is still in effect. Plaintiff raises

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claims for violations of the Trust Indenture Act of 1939, breach of contract, breach of the implied duty of good faith and fair dealing, and for declaratory judgment, and seeks monetary and declaratory relief. CEC filed its answer to the complaint on November 23, 2015. As with the other parent guaranty lawsuits taking place in Manhattan, the judge presiding over these cases thereafter retired, and a new judge was appointed to preside over these lawsuits. That judge set a new summary judgment briefing schedule, and the parties submitted cross-motions for summary judgment, which remain pending. On January 26, 2017, the Bankruptcy Court entered an agreed order staying this proceeding (and others). The stay will remain in effect until the earlier of (a) the Effective Date, (b) the termination of the restructuring support agreement with the Official Committee of Second Priority Noteholders or (c) further order of the Bankruptcy Court.

We believe that the claims and demands described above against CEC are without merit and we intend to defend the Company vigorously. The claims against CEOC have been stayed due to the Chapter 11 process and, as described above, the actions against CEC have now also been stayed. See additional disclosure relating to CEOC’s Chapter 11 filing in Note 1. In the event that the litigation stays are ever lifted, we believe that the Noteholder Disputes and the Parent Guarantee Lawsuits present a reasonably possible likelihood of an adverse outcome. Should these matters ultimately be resolved through litigation outside of the financial restructuring of CEOC (the “Financial Restructuring”), and should a court find in favor of the claimants in some or all of the Noteholder Disputes, such determination would likely lead to a CEC reorganization under Chapter 11 of the Bankruptcy Code (see Note 1). We are not able to estimate a range of reasonably possible losses should any of the Noteholder Disputes ultimately be resolved against us, although they could potentially exceed $11 billion.

CEC-CAC Merger Litigation

On December 30, 2014, Nicholas Koskie, on behalf of himself and, he alleges, all others similarly situated, filed a lawsuit (the “Merger Lawsuit”) in the Clark County District Court in the State of Nevada (the “Court”) against CAC, CEC and members of the CAC board of directors Marc Beilinson, Philip Erlanger, Dhiren Fonseca, Don Kornstein, Karl Peterson, Marc Rowan, and David Sambur (the individual defendants collectively, the “CAC Directors”). The Merger Lawsuit alleges claims for breach of fiduciary duty against the CAC Directors and aiding and abetting breach of fiduciary duty against CAC and CEC. It seeks (1) an order directing the CAC Directors to fulfill alleged fiduciary duties to CAC in connection with the proposed merger between CAC and CEC announced on December 22, 2014, specifically by announcing their intention to (a) cooperate with bona fide interested parties proposing alternative transactions, (b) ensure that no conflicts exist between the CAC Directors’ personal interests and their fiduciary duties to maximize shareholder value in the Merger, or resolve all such conflicts in favor of the latter, and (c) act independently to protect the interests of the shareholders; (2) an order directing the CAC Directors to account for all damages suffered or to be suffered by plaintiff and the putative class as a result of the Merger; and (3) an award to plaintiff for his costs and attorneys’ fees. On October 13, 2016, the Court dismissed the case for lack of prosecution. Pursuant to local rule, the case could have been reinstated at the plaintiff’s written request, provided such request was filed within 30 days of the date of service of written notice of the dismissal. The 30-day time period has now expired.

Employee Benefit Obligations

In December 1998, Hilton Hotels Corporation (“Hilton”) spun-off its gaming operations as Park Place Entertainment Corporation (“Park Place”). In connection with the spin-off, Hilton and Park Place entered into various agreements, including an Employee Benefits and Other Employment Allocation Agreement dated December 31, 1998 (the “Allocation Agreement”) whereby Park Place assumed or retained, as applicable, certain liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan (the “Hilton Plan”) based on the benefits of Hilton employees and Park Place employees. CEOC is the ultimate successor to Park Place under this Allocation Agreement. In 2013, a lawsuit was settled relating to the Hilton Plan, which retroactively and

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prospectively increased total benefits to be paid under the Hilton Plan. In 2009, we received a letter from Hilton, notifying us of a lawsuit related to the Hilton Plan that alleged that CEC had a potential liability for the additional claims under the terms of the Allocation Agreement.

On December 24, 2014, Hilton, the Plan Administrator of the Hilton Plan, and a representative of the Plan Administrator (the “Hilton Parties”) sued CEC and CEOC in federal court in Virginia primarily under the Employee Retirement Income Security Act (“ERISA”), and also under state contract and unjust enrichment law theories, for monetary and equitable relief in connection with this ongoing dispute. On April 14, 2015, the federal court dismissed the Hilton Parties’ unjust enrichment claim with prejudice and ordered that the remainder of the case be transferred to the Bankruptcy Court based upon its relationship to the CEOC bankruptcy case.

On June 9, 2016, CEC, CEOC and the Hilton Parties entered into a settlement of the Hilton Parties’ claims (the “Settlement Agreement”). Under the settlement, Hilton will receive a general unsecured claim in CEOC’s bankruptcy case for an amount equal to $51 million plus 31.75% of amounts paid by Hilton to the Hilton Plan due after July 16, 2016. For periods following the effective date of CEOC’s plan of reorganization, CEC shall assume certain of CEOC’s obligations under the Allocation Agreement. In exchange, Hilton shall turn over to CEC the distributions on account of $24.5 million of Hilton’s claim in the CEOC bankruptcy. On June 21, 2016, the parties sought approval of the Settlement Agreement. The CEOC Bankruptcy Court approved the Settlement Agreement on July 19, 2016. The settlement amount is fully accrued in liabilities subject to compromise at CEOC, and the Settlement Agreement is subject to the effectiveness of CEOC’s plan of reorganization.

National Retirement Fund

In January 2015, a majority of the Trustees of the National Retirement Fund (“NRF”), a multi-employer defined benefit pension plan, voted to expel the five indirect subsidiaries of CEC which were required to make contributions to the legacy plan of the NRF (the “Five Employers”). The NRF contended that the financial condition of the Five Employers’ controlled group (the “CEC Controlled Group”) and CEOC’s then-potential bankruptcy presented an “actuarial risk” to the plan because, depending on the outcome of any CEOC bankruptcy proceedings, CEC might no longer be liable to the plan for any partial or complete withdrawal liability. As a result, the NRF claimed that the expulsion of the Five Employers constituted a complete withdrawal of the CEC Controlled Group from the plan. CEOC, in its bankruptcy proceedings, has to date not rejected the contribution obligations to the NRF of any of its subsidiary employers. The NRF has advised the CEC Controlled Group (which includes CERP) that the expulsion of the Five Employers has triggered a joint and several withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million.

Prior to the NRF’s vote to expel the Five Employers, the Five Employers reiterated their commitments to remain in the plan and not seek rejection of any collective bargaining agreement in which the obligation to contribute to NRF exists. The Five Employers were current with respect to pension contributions at the time of their expulsion, and are current with respect to pension contributions as of today pursuant to the Standstill Agreement referred to below.

We have opposed the various NRF expulsion actions.

On January 8, 2015, prior to the NRF’s vote to expel the Five Employers, CEC filed an action in the United States District Court for the Southern District of New York (the “S.D.N.Y.”) against the NRF and its Board of Trustees, seeking a declaratory judgment that they did not have the authority to expel the Five Employers and thus allegedly trigger withdrawal liability for the CEC Controlled Group (the “CEC Action”). On December 25, 2015, the District Judge entered an order dismissing the CEC Action on the ground that CEC’s claims in this

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action must first be arbitrated under ERISA. CEC has appealed this decision to the United States Court of Appeals for the Second Circuit. Oral argument on this appeal was heard on January 30, 2017, and the Second Circuit has reserved decision on this appeal.

On March 6 and March 27, 2015, CEOC and certain of its subsidiaries filed in the CEOC bankruptcy proceedings two motions to void (a) the purported expulsion of the Five Employers and based thereon the alleged triggering of withdrawal liability for the non-debtor members of the CEC Controlled Group, and (b) a notice and payment demand for quarterly payments of withdrawal liability subsequently made by the NRF to certain non-debtor members of the CEC Controlled Group, respectively, on the ground that each of these actions violated the automatic stay (the “362 Motions”). On November 12, 2015, Bankruptcy Judge Goldgar issued a decision denying the 362 Motions on the ground that the NRF’s actions were directed at non-debtors and therefore did not violate the automatic stay. CEOC has appealed this decision to the federal district court in Chicago.

On March 6, 2015, CEOC commenced an adversary proceeding against the NRF and its Board of Trustees in the Bankruptcy Court (the “Adversary Proceeding”). On March 11, 2015, CEOC filed a motion in that Adversary Proceeding to extend the automatic stay in the CEOC bankruptcy proceedings to apply to the NRF’s expulsion of the Five Employers (the “105 Motion”). Judge Goldgar has not yet decided the 105 Motion.

On March 20, 2015, CEC, CEOC and CERP, on behalf of themselves and others, entered into a Standstill Agreement with the NRF and its Board of Trustees that, among other things, stayed each member of the CEC Controlled Group’s purported obligation to commence making quarterly payments of withdrawal liability and instead required the Five Employers to continue making monthly contribution payments to the NRF, unless and until each of the 362 Motions and the 105 Motion had been denied. As the 105 Motion has not yet been decided, the Standstill Agreement remains in effect.

If both the 105 Motion and CEC’s appeal of the CEC Action are denied, then CEC could be required to pay to the NRF joint and several withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million each while CEC simultaneously arbitrates whether the NRF and its Board of Trustees had the authority to expel the Five Employers and trigger withdrawal liability for the CEC Controlled Group.

On March 18, 2015, before the Standstill Agreement was executed, the NRF and its fund manager commenced a collection action in the S.D.N.Y. against CEC, CERP and all non-debtor members of the CEC Controlled Group for the payment of the first quarterly payment of withdrawal liability, which the NRF contended was due on March 15, 2015 (the “NRF Action”). On December 25, 2015, the District Judge entered an Order adopting the Magistrate Judge’s recommendation to deny defendants’ motion to dismiss over the defendants’ objections on the ground that the defendants’ arguments must first be arbitrated under ERISA. On February 26, 2016, the NRF and its fund manager filed a motion for summary judgment against CEC and CERP for payment of the first quarterly payment of withdrawal liability and for interest, liquidated damages, attorneys’ fees and costs. On November 7, 2016, the District Judge entered an Order adopting the Magistrate Judge’s recommendation to grant partial summary judgment to the NRF Action plaintiffs over CEC and CERP’s objections on the ground that CEC and CERP’s further arguments must also first be arbitrated under ERISA. CEC and CERP filed a Notice of Appeal to protect their rights in response to this Order. Subsequently, the District Judge determined that no final order or judgment was entered, and thus the Notice of Appeal was premature. Accordingly, the parties stipulated to the dismissal of the appeal without prejudice to any party’s rights to appeal a final, appealable judgment that may later be entered in the case.

On December 5, 2016, an interlocutory judgment was entered against CEC and CERP comprising the first quarterly payment of withdrawal liability referred to above, interest and liquidated damages under ERISA. On

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December 19, 2016, a CEC and CERP filed a motion to certify a final judgment under Rule 54(b) of the Federal Rules of Civil Procedure for immediate appeal and to stay the NRF Action plaintiffs’ motions to amend and for summary judgment, as described below. On January 11, 2017, the District Court granted the motion to certify a final judgment under Rule 54(b) in the amount of $9 million, but denied the motion for a stay, and a judgment in that amount was entered the next day. CEC has appealed this decision to the Second Circuit, and has bonded the judgment pending appeal.

On December 23, 2016, the NRF Action plaintiffs filed a motion to amend their complaint to add claims for the second through eighth quarterly payments of withdrawal liability, which the NRF Action plaintiffs contended were past due, as well as for injunctive relief requiring the defendants to pay all further quarterly payments as they purportedly became due. Also on December 23, 2016, the NRF Action plaintiffs simultaneously filed a motion for summary judgment against CEC and CERP for payment of the second through eighth quarterly payments of withdrawal liability, for interest, liquidated damages, attorneys’ fees and costs, and for injunctive relief requiring the defendants to pay all further quarterly payments as they purportedly became due. These motions have not yet been fully submitted to the District Court.

We believe our legal arguments against the actions undertaken by NRF are strong and will pursue them vigorously, and will defend vigorously against the claims raised by the NRF in the NRF Action. Since settlement discussions with the NRF are continuing and no material discovery has yet been performed with respect to any of the above actions, we cannot currently provide assurance as to the ultimate outcome of the matters at issue.

Other Matters

In recent years, governmental authorities have been increasingly focused on anti-money laundering (“AML”) policies and procedures, with a particular focus on the gaming industry. In October 2013, CEOC’s subsidiary, Desert Palace, Inc. (the owner of and referred to herein as Caesars Palace), received a letter from the Financial Crimes Enforcement Network of the United States Department of the Treasury (“FinCEN”), stating that FinCEN was investigating Caesars Palace for alleged violations of the Bank Secrecy Act to determine whether it is appropriate to assess a civil penalty and/or take additional enforcement action against Caesars Palace. Caesars Palace responded to FinCEN’s letter in January 2014. Additionally, we were informed in October 2013 that a federal grand jury investigation regarding anti-money laundering practices of the Company and its subsidiaries had been initiated. CEC and Caesars Palace have been cooperating with FinCEN, the Department of Justice and the Nevada Gaming Control Board (the “GCB”) on this matter. On September 8, 2015, FinCEN announced a settlement pursuant to which Caesars Palace agreed to an $8 million civil penalty for its violations of the Bank Secrecy Act, which penalty shall be treated as a general unsecured claim in Caesars Palace’s bankruptcy proceedings. In addition, Caesars Palace agreed to conduct periodic external audits and independent testing of its AML compliance program, report to FinCEN on mandated improvements, adopt a rigorous training regime, and engage in a “look-back” for suspicious transactions. The terms of the FinCEN settlement were approved by the Bankruptcy Court on October 19, 2015.

CEOC and the GCB reached a settlement on the same facts as above, wherein CEC agreed to pay $1.5 million and provide to the GCB the same information that is reported to FinCEN and to resubmit its updated AML policies. On September 17, 2015, the settlement agreement was approved by the Nevada Gaming Commission. CEOC continues to cooperate with the Department of Justice in its investigation of this matter.

Caesars is party to other ordinary and routine litigation incidental to our business. We do not expect the outcome of any such litigation to have a material effect on our consolidated financial position, results of operations, or cash flows, as we do not believe it is reasonably possible that we will incur material losses as a result of such litigation.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 4 — Summary of Significant Accounting Policies

Additional accounting policy disclosures are provided within the applicable notes to the consolidated financial statements.

Cash, Cash Equivalents, and Restricted Cash

Cash equivalents are highly liquid investments with original maturities of three months or less from the date of purchase and are stated at the lower of cost or market value. Our cash and cash equivalents as of December 31, 2016 and 2015, includes $1.2 billion and $948 million, respectively, held by our consolidated VIEs, which is not available for our use to fund operations or satisfy our obligations.

As of December 31, 2016 and 2015, we had $3.1 billion and $167 million of restricted cash, respectively, comprised of current and non-current portions. As described in Note 2, the majority of the restricted cash as of December 31, 2016, related to sale of the SMG Business (see Note 17) and is restricted under the terms of the CIE Proceeds Agreement. Restricted cash also includes cash reserved under loan agreements for (a) development projects and (b) certain expenditures incurred in the normal course of business, such as interest services, real estate taxes, casualty insurance, and capital improvements; and certain other cash deposits that are designated by management for specific purpose.

In November 2016, FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, requiring that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash and cash equivalents. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. We adopted ASU No. 2016-18 for the year ended December 31, 2016, and retrospectively applied the amendments as required.

Prior to the adopting ASU No. 2016-18, our consolidated statements of cash flows reported changes in restricted cash as investing activities and excluded restricted cash from the beginning and ending balances of cash and cash equivalents. The effect on prior periods of adopting the new guidance includes: (i) increases in cash, cash equivalents, and restricted cash balances as of December 31, 2015, 2014, and 2013 to $1.4 billion, $2.9 billion, and $3.1 billion, respectively; and (ii) increases of $6 million and $240 million in cash flows used in investing activities for the years ended December 31, 2015 and 2014, respectively.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the balance sheets that sum to amounts reported on the consolidated statements of cash flows.

(In millions)	December 31, 2016	December 31, 2015
Cash and cash equivalents	$1,513	$1,227
Restricted cash, current portion	3,113	58
Restricted cash, non-current portion	5	109

Total cash, cash equivalents, and restricted cash	$4,631	$1,394

Receivables

We issue credit to approved casino customers following investigations of creditworthiness. Business or economic conditions or other significant events could affect the collectibility of these receivables. Accounts receivable are typically non-interest bearing and are initially recorded at cost.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Marker play represents a significant portion of our overall table games volume. We maintain strict controls over the issuance of markers and aggressively pursue collection from those customers who fail to pay their marker balances timely. These collection efforts include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States’ assets of foreign customers may be reached to satisfy judgments entered in the United States. We consider the likelihood and difficulty of enforceability, among other factors, when we issue credit to customers who are not residents of the United States.

Due from affiliates represents the net receivable for each counterparty relating to shared services performed on their behalf.

Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. We reserve an estimated amount for gaming receivables that may not be collected to reduce the Company’s receivables to their net carrying amount. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts. Receivables are reported net of the allowance for doubtful accounts.

Allowance for Doubtful Accounts

(In millions)	2016	2015	2014
Balance as of January 1	$48	$196	$162
Provision for doubtful accounts	11	11	50
Write-offs less recoveries	(18)	3	(16)
CEOC deconsolidation	—	(162)	—

Balance as of December 31	$41	$48	$196

Revenue Recognition

Property Revenues

Casino revenues are measured by the aggregate net difference between gaming wins and losses. Funds deposited by customers in advance and chips in the customers’ possession are recognized as a liability before gaming play occurs. Food and beverage, rooms, and other operating revenues are recognized when services are performed. Advance deposits on rooms and advance ticket sales are recorded as a deposit liability until services are provided to the customer. Sales taxes and other taxes collected from customers on behalf of governmental authorities are accounted for on a net basis and are not included in net revenues or operating expenses.

The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances. See Note 13.

Other Revenue

Other revenue primarily includes revenue from third-party real estate leasing arrangements at our casino properties, revenue from company-operated retail stores, revenue from our entertainment venues and The High Roller observation wheel, and management fee revenue earned by CEOC through its management of third-party casino properties, until its deconsolidation in January 2015.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Advertising

The Company expenses the production costs of advertising the first time the advertising takes place. Advertising expense was $55 million, $65 million, and $176 million for the years ended December 31, 2016, 2015, and 2014, respectively.

Other Operating Costs

Other operating costs primarily includes write-downs, reserves, and project opening costs, net of recoveries and acquisition and integration costs.

Note 5 — Recently Issued Accounting Pronouncements

During 2016, we adopted the following ASUs:

•	No. 2014-15, Presentation: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Note 1 );

•	No. 2015-02, Consolidation: Amendments to the Consolidation Analysis (Note 2);

•	No. 2016-18, Statement of Cash Flows: Restricted Cash (Note 4); and

•	No. 2016-09, Compensation — Stock Compensation: Improvements to Employee Share-Based Payment Accounting (Note 14).

The following amendments to the FASB Accounting Standards Codification are not yet effective.

New Developments

Intangibles — Goodwill and Other — January 2017: Amendments in this update intend to simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of goodwill. Under the amended guidance, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The elimination of Step 2 from the goodwill impairment test should reduce the cost and complexity of evaluating goodwill for impairment. Amendments should be applied on a prospective basis disclosing the nature of and reason for the change in accounting principle upon transition. Disclosure should be provided in the first annual period and in the interim period in which the entity initially adopts the amendments. Updated amendments are effective for fiscal years beginning after December 15, 2019, and interim period within those fiscal years. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Business Combinations — January 2017: Updated amendments intend to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisition (or disposals) of assets or businesses. Amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business and to provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The amendments are effective to annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is allowed as follows: (1) Transactions for which acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and (2) transactions in which a subsidiary is

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Statement of Cash Flows — August 2016: Amended guidance addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments should be applied retrospectively to each period presented. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Income Taxes — October 2016: Amended guidance addresses intra-entity transfers of assets other than inventory, which requires the recognition of any related income tax consequences when such transfers occur. The amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Amendments are effective for fiscal years beginning after December 15, 2017, and interim reporting periods within those years. Early adoption is permitted. We are currently assessing the impact the adoption of this standard will have on our financial statements.

Previously Disclosed

Revenue Recognition — May 2014 (amended January 2017): Created a new Topic 606, Revenue from Contracts with Customers. The new guidance is intended to clarify the principles for recognizing revenue and to develop a common revenue standard for United States GAAP applicable to revenue transactions. Existing industry guidance will be eliminated, including revenue recognition guidance specific to the gaming industry. The FASB has recently issued several amendments to the standard, including clarification on accounting for and identifying performance obligations. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods. The guidance should be applied using the full retrospective method or retrospectively with the cumulative effect initially applying the guidance recognized at the date of initial application. We anticipate adopting this standard effective January 1, 2018. We are currently in the process of our analysis and anticipate this standard will have a material effect on our consolidated financial statements. As described below, we expect the most significant effect will be related to the accounting for the Total Rewards customer loyalty program and casino promotional allowances. However, the quantitative effects of these changes have not yet been determined and are still being analyzed. We are currently assessing the full effect the adoption of this standard will have on our financial statements.

The Total Rewards customer loyalty program effects revenues from our four core businesses: casino entertainment, food and beverage, rooms and hotel, and entertainment and other business operations. Currently, CEC estimates the cost of fulfilling the redemption of Reward Credits, after consideration of estimated forfeitures (referred to as “breakage”), based upon the cost of historical redemptions. Upon adoption of the new guidance, Reward Credits will no longer be recorded at cost, and a deferred revenue model will be used to account for the classification and timing of revenue recognized as well as the classification of related expenses when Reward Credits are redeemed.

Additionally, we expect to see a significant decrease in gaming revenues. The presentation of goods and services provided to customers without charge in gross revenue with a corresponding reduction in promotional allowances will no longer be reported. Revenue will be recognized based on relative standalone selling prices for transactions with more than one performance obligation.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Recognition and Measurement of Financial Instruments — January 2016: Amended certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Among other things, they require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation) to be measured at fair value with any changes in fair value recognized in net income and simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted on certain provisions. We are currently assessing the effect the adoption of this standard will have on our financial statements, but do not expect the effect to be material.

Leases — February 2016 (amended January 2017): The amended guidance requires most lease obligations to be recognized as a right-of-use (“ROU”) asset with a corresponding liability on the balance sheet. The guidance also requires additional qualitative and quantitative disclosures to assess the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The guidance should be implemented for the earliest period presented using a modified retrospective approach, which includes optional practical expedients primarily focused on leases that commenced before the effective date, including continuing to account for leases that commenced before the effective date in accordance with previous guidance, unless the lease is modified.

Currently, all of our capital leases are set to expire before the initial effective date and will not require any accounting adjustments. Accounting for our operating leases where we are the lessor, including leases for the Octavius Tower at Caesars Palace Las Vegas and gaming space at The LINQ promenade, will remain unchanged. Operating leases, including agreements relating to slot machines, will be recorded on the balance sheet as an ROU asset with a corresponding lease liability, which will be amortized using the effective interest rate method as payments are made. The ROU asset will be depreciated on a straight-line basis and recognized as lease expense. The qualitative and quantitative effects of adoption are still being analyzed. We are in the process of evaluating the full effect the new guidance will have on our financial statements.

Financial Instruments-Credit Losses — June 2016 (amended January 2017): Amended guidance replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Note 6 — Property and Equipment

We have significant capital invested in our long-lived assets, and judgments are made in determining their estimated useful lives and salvage values and if or when an asset (or asset group) has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset.

We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

use and eventual disposition. As necessary, we typically estimate the fair value of assets starting with a “Replacement Cost New” approach and then deduct appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment may include current operating results, trends, prospects, and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property. These analyses are sensitive to management assumptions and the estimates of the obsolescence factors. Changes in these assumptions and estimates could have a material impact on the analyses and the consolidated financial statements.

Additions to property and equipment are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of property and equipment are recognized in the period of disposal. Interest expense is capitalized on internally constructed assets at the applicable weighted-average borrowing rates of interest. Capitalization of interest ceases when the project is substantially complete or construction activity is suspended for more than a brief period of time. Interest capitalized was $2 million, $12 million, and $45 million, for the years ended December 31, 2016, 2015, and 2014, respectively.

Useful Lives

Land improvements	12 years
Buildings	20 to 40 years
Building and leasehold improvements	5 to 20 years
Furniture, fixtures, and equipment	2.5 to 20 years

Property and Equipment, Net

	As of December 31,
(In millions)	2016	2015
Land and land improvements	$3,584	$3,584
Buildings and leasehold improvements	4,149	4,128
Furniture, fixtures, and equipment	1,346	1,307
Construction in progress	55	59

Total property and equipment	9,134	9,078
Less: accumulated depreciation	(1,688)	(1,494)

Total property and equipment, net	$7,446	$7,584

Depreciation Expense

	Years Ended December 31,
(In millions)	2016	2015	2014
Depreciation expense	$369	$301	$538

Depreciation is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the related lease.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Tangible Asset Impairments

	Years Ended December 31,
(In millions)	2016	2015	2014
Continuing operations	$—	$1	$60

In 2014, due to a decline in recent performance and downward adjustments to expectations of future performance, we performed an impairment assessment for certain of our properties resulting in an impairment charge primarily related to a property in Reno, Nevada.

Note 7 — Goodwill and Other Intangible Assets

The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.

We perform our annual goodwill impairment assessment as of October 1. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation and amortization (“EBITDA”), valuation multiples, and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. We also evaluate the aggregate fair value of all of our reporting units and other non-operating assets in comparison to our aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in our industry.

We perform our annual impairment assessment of other non-amortizing intangible assets as of October 1. We perform this assessment more frequently if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the “Relief from Royalty Method” and “Excess Earnings Method” under the income approach.

The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples, and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent gaming volumes deteriorate in the near future, discount rates increase significantly, or we do not meet our projected performance, we could have impairments to record in the future and such impairments could be material.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Changes in Carrying Value of Goodwill by Segment

(In millions)	CEOC	CERP	CGP	CEC Total
Gross Goodwill
Balance as of January 1, 2015	$4,294	$3,894	$1,266	$9,454
CEOC Deconsolidation	(4,294)	—	—	(4,294)
SMG discontinued operation (1)	—	—	(100)	(100)

Balance as of December 31, 2015	—	3,894	1,166	5,060

Accumulated Impairment
Balance as of January 1, 2015	(3,621)	(2,492)	(975)	(7,088)
CEOC Deconsolidation	3,621	—	—	3,621
SMG discontinued operation (1)	—	—	15	15

Balance as of December 31, 2015	—	(2,492)	(960)	(3,452)

Net Carrying Value, December 31, 2015	$—	$1,402	$206	$1,608

Gross Goodwill
Balance as of January 1, 2016	$—	$3,894	$1,166	$5,060

Balance as of December 31, 2016	—	3,894	1,166	5,060

Accumulated Impairment
Balance as of January 1, 2016	—	(2,492)	(960)	(3,452)

Balance as of December 31, 2016	—	(2,492)	(960)	(3,452)

Net Carrying Value, December 31, 2016	$—	$1,402	$206	$1,608

(1)	Assets and liabilities related to the SMG Business were reclassified to assets held for sale (see Note 17).

Changes in Carrying Value of Intangible Assets Other Than Goodwill

	Amortizing		Non-Amortizing		Total
(In millions)	2016	2015	2016	2015	2016	2015
Balance as of January 1	$350	$636	$148	$2,514	$498	$3,150
Amortization expense	(65)	(65)	—	—	(65)	(65)
CEOC Deconsolidation	—	(152)	—	(2,366)	—	(2,518)
SMG discontinued operation (1)	—	(69)	—	—	—	(69)

Balance as of December 31	$285	$350	$148	$148	$433	$498

(1)	Assets and liabilities related to the SMG Business were reclassified to assets held for sale (see Note 17).

During 2014, as a result of a decline in recent performance and downward adjustments to expectations of future performance in certain of our markets, we recognized impairment charges related to goodwill, trademarks, and gaming rights for certain of our properties.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Intangible Asset Impairment Charges — Continuing Operations

	Years Ended December 31,
(In millions)	2016	2015	2014
Goodwill	$—	$—	$695
Trademarks	—	—	13
Gaming Rights and other	—	—	226

Total impairment charges	$—	$—	$934

Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

	December 31, 2016				December 31, 2015
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Customer relationships	4.5	$893	$(630)	$263	$894	$(568)	$326
Contract rights	8.0	3	(1)	2	3	(1)	2
Gaming rights and other	7.5	43	(23)	20	43	(21)	22

		$939	$(654)	285	$940	$(590)	350

Non-amortizing intangible assets
Trademarks				126			126
Gaming rights				22			22

				148			148

Total intangible assets other than goodwill				$433			$498

The aggregate amortization expense for intangible assets that continue to be amortized was $65 million in 2016, $65 million in 2015, and $109 million in 2014.

Estimated Five-Year Amortization

	Years Ended December 31,
(In millions)	2017	2018	2019	2020	2021
Estimated annual amortization expense	$65	$55	$54	$54	$48

Note 8 — Fair Value Measurements

Our assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (EBITDA multiples and discount rate) and Level 3 (forecasted cash flows) inputs. See Note 7 for more information on the application of the use of fair value to measure goodwill and other intangible assets.

We have not elected the fair value measurement option available under GAAP for any of our assets or liabilities that meet the criteria for this option. The following financial and non-financial assets and liabilities of the Company are measured at fair value on a recurring basis.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Investments

(In millions)	Balance	Level 1	Level 2	Level 3
December 31, 2016
Assets:
Government bonds	$47	$—	$47	$—

December 31, 2015
Assets:
Equity securities	$4	$4	$—	$—
Government bonds	67	—	67	—

Total assets at fair value	$71	$4	$67	$—

Investments primarily consist of equity and debt securities held by our captive insurance entities that are traded in active markets, have readily determined market values and have maturity dates of greater than three months from the date of purchase. These investments primarily represent collateral for several escrow and trust agreements with third-party beneficiaries and are recorded in deferred charges and other in our balance sheets while a portion is included in prepayments and other current assets. As of December 31, 2016 and 2015, gross unrealized gains and losses on marketable securities were not material.

Restructuring Commitments

Estimated Fair Value

(In millions)	Balance	Level 1	Level 2	Level 3
December 31, 2016
Accrual for consider to be issued associated with the Restructuring:
CEC convertible notes	$1,600	$—	$—	$1,600
CEC common shares (1)	1,936	—	1,936	—
PropCo Call Right	131	—	—	131

Total liabilities at fair value	$3,667	$—	$1,936	$1,731

(1)	Includes $23 million related to the $200 million equity buyback that was reclassified from level 3 to level 2 during 2016.

Changes in Level 3 Fair Value Measurements

	December 31, 2016
(In millions)	CEC Convertible Notes	PropCo Call Option
Balance as of beginning of period	$—	$—
Loss in deconsolidation and restructuring of CEOC and other	1,600	131

Balance as of end of period	$1,600	$131

As described in Note 1, we recognized certain obligations that we believe will ultimately be settled under the Third Amended Plan or the RSAs. A portion of the obligations we recognized reflect our estimates of the fair

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

value of the consideration CEC has agreed to provide in the form of CEC Common Stock, CEC Convertible Notes, and the PropCo Call Right in exchange for the settlement of litigation claims and potential claims against CEC and its affiliates. These obligations are recorded in accrued restructuring and support expenses on the Balance Sheets and will be accounted for at fair value each period until they are ultimately settled as part of the Restructuring.

Valuation Methodologies

CEC Convertible Notes — We estimated the fair value of the CEC Convertible Notes to be issued using a binomial lattice valuation model that incorporates the value of both the straight debt and conversion features of the notes. In the Third Amended Plan, the CEC Convertible Notes have a face value of $1.1 billion, a term of 7 years, a coupon rate of 5%, and are convertible into 13.714% of fully-diluted CEC equity. The valuation model incorporates assumptions regarding the incremental post-emergence cost of borrowing for CEC, the value of CEC’s equity into which these notes could convert, the expected volatility of such equity, and the risk-free rate.

Key Assumptions —

•	Incremental cost of borrowing — 4.5%

•	Expected volatility — 35%

•	Risk-free rate — 2.3%

Since the key assumptions used in the valuation model, including CEC’s estimated incremental post-emergence cost of borrowing and the implied volatility of CEC’s equity, are significant unobservable inputs, the fair value for the CEC Convertible Notes is classified as Level 3. Should CEC’s estimated incremental cost of borrowing or equity value fluctuate over time, it could result in an increase or decrease in the fair value of the notes and the corresponding restructuring accrual. Specifically, a decrease in the incremental borrowing rate or an increase in the implied volatility of CEC’s common stock would result in an increase in the restructuring accrual.

CEC Common Stock — CEC will issue CEC common shares for the settlement of claims and potential claims and is obligated to repurchase at least $1.0 billion worth of the issued shares at a fixed price. The value of the purchase obligation is not subject to change; therefore, the estimated fair value primarily represents the net shares that we expect to issue after satisfying the repurchase obligation. We have used the fair value of CEC’s common stock to estimate this portion of the restructuring accrual.

Additionally, a portion of our accrued liability represents the fair value associated with the creditors’ right to require CEC to repurchase up to $200 million worth of the newly-issued CEC common shares. We determined the estimate fair value of this potential obligation using the Black-Scholes Option Valuation Model, which incorporates assumptions regarding the value of CEC’s equity, estimated volatility of CEC common equity, and the risk-free rate.

The CEC common equity value is subject to market fluctuations and does not necessarily reflect the final value of completing the transactions contemplated in the Third Amended Plan and the related RSAs. The valuation models used to estimate the fair value of CEC’s common stock expected to be issued do not require significant judgment and inputs can be observed in a liquid market, such as the current trading price and expected volatility of CEC common stock (as observed through the pricing of publicly-traded options of CEC’s shares). However, the valuation model includes inputs other than quoted prices in active markets, such as adjustments related to the dilutive effects of other transactions, including equity issuances in connection with the Restructuring and the Merger; therefore, this portion of the restructuring accrual is classified as Level 2.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

PropCo Call Right Agreement — After the Restructuring, PropCo will have a call right for up to five years to purchase and leaseback the real property assets associated with Harrah’s Atlantic City and Harrah’s Laughlin from CERP and Harrah’s New Orleans from CGP for a cash purchase price of ten times the agreed upon annual rent for each property (subject to the terms of the CERP and CGPH credit agreements). The initial rent for each property under the agreement will be determined based on a rent-to-earnings before interest, taxes, depreciation, amortization, and rent (“EBITDAR”) ratio of 1.00-to-1.67. PropCo’s purchase price will be determined by multiplying each property’s initial rent by 10.

The valuation model used to estimate the fair value of the PropCo Call Right is a Monte Carlo simulation and utilized the following key assumptions:

Key Assumptions —

•	Ratio of EBITDAR to Initial Rent under Property Lease — 1.67 to 1.00

•	EBITDAR volatility — 25%

•	Enterprise value to revenue volatility — 15%

•	Ratio of initial purchase price to property lease rent — 12.00 to 1.00

•	EBITDAR to multiple correlation — 0.0%

•	Composite projected revenue growth rate — 2.4%

•	Composite projected EBITDAR margin growth rate — 23.2%

Since the key assumptions used in the valuation model are significant unobservable inputs, the fair value for the call right is classified as Level 3. Should these assumptions fluctuate over time, it could result in an increase or decrease in the fair value of the call right and the corresponding restructuring accrual. Specifically, an increase in the volatility assumptions would result in an increase in the restructuring accrual. We are unable to estimate the range of loss related to the Harrah’s New Orleans call right due to uncertainty regarding the negotiation of certain terms that would allow the call right to be exercised for this property.

Derivative Instruments

CEOC had eight interest rate swap agreements that expired, which we settled for $17 million during the first quarter of 2015. Interest expense related to the derivatives was $7 million in the first quarter of 2015. We have not entered into any additional derivative transactions since these swaps expired.

Note 9 — Accrued Expenses and Other Current Liabilities

Self-Insurance Accruals

We prepay CEOC for estimated employee medical insurance claims (health, dental and vision) with residual differences between estimated and actual claims being reported in due to/from affiliates. We are self-insured for workers’ compensation and other risk products through our captive insurance subsidiaries and provide insurance coverage to CEOC through these captives. We receive insurance premiums from CEOC on an installment basis, which are intended to cover claims processed on CEOC’s behalf.

Our insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims. In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. These claims are

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals. We regularly monitor the potential for changes in estimates, evaluate our insurance accruals, and adjust our recorded provisions. Self-insurance accruals are included in the table below.

Detail of Accrued Expenses and Other Current Liabilities

	As of December 31,
(In millions)	2016	2015
Payroll and other compensation	$155	$156
Self-insurance claims and reserves	179	179
Advance deposits	87	76
Payable to former Minority Investors and holders of CIE equity awards (See Note 17)	63	—
Accrued taxes	28	30
Chip and token liability	20	17
Other accruals	132	92

Total accrued expenses and other current liabilities	$664	$550

Note 10 — Leases

We lease both real estate and equipment used in our operations. As of December 31, 2016, the remaining lives of our operating leases ranged from 1 to 81 years. For the years ended December 31, 2016, 2015, and 2014, rent expense for operating leases was $74 million, $72 million, and $137 million, respectively. In addition to minimum rental commitments, certain of our operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts.

Future Minimum Rental Commitments

(In millions)	Capital Leases	Operating Leases
2017	$2	$43
2018	—	38
2019	—	38
2020	—	38
2021	—	38
2022 and thereafter	—	944

Total minimum rental commitments	2	$1,139

Less amounts representing interest	—

Present value of net minimum lease payments	$2

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 11 — Debt

	As of December 31,
	2016		2015
(In millions)	Face Value	Book Value	Book Value
CERP	$4,618	$4,563	$4,627
CGP	2,330	2,275	2,337

Total debt	6,948	6,838	6,964
Current portion of long-term debt	(89)	(89)	(187)

Long-term debt	$6,859	$6,749	$6,777

Fair value of debt	$7,190

Estimated Debt Service Payments (1)

	Years Ended December 31,
(In millions)	2017	2018	2019	2020	2021	Thereafter	Total
Principal
CERP	$68	$25	$25	$3,350	$1,150	$—	$4,618
CGP	21	25	198	300	1,099	687	2,330

Total principal	89	50	223	3,650	2,249	687	6,948

Estimated Interest
CERP	390	390	400	360	130	—	1,670
CGP	180	190	190	160	90	40	850

Total interest	570	580	590	520	220	40	2,520

Principal and Interest
CERP	458	415	425	3,710	1,280	—	6,288
CGP	201	215	388	460	1,189	727	3,180

Total principal and interest	$659	$630	$813	$4,170	$2,469	$727	$9,468

(1)	Debt principal payments are estimated amounts based on maturity dates and potential borrowings under our revolving credit facility. Interest payments are estimated based on the forward-looking LIBOR curve. Actual payments may differ from these estimates.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Summary of Debt and Revolving Credit Facility Cash Flows from Financing Activities

	December 31, 2016		December 31, 2015
(In millions)	Proceeds	Repayments	Proceeds	Repayments
CERP Term Loan	$—	$(25)	$—	$(25)
CERP Senior Secured Revolver	105	(145)	230	(330)
CGPH Term Loan	—	(12)	—	(12)
CGPH Senior Secured Revolving Credit Facility	15	(60)	80	(35)
Horseshoe Baltimore Credit Facility	—	(3)	—	—
Horseshoe Baltimore FF&E Facility	—	(5)	—	(3)
Cromwell Credit Facility	—	(3)	—	(10)
Other debt activity	—	(10)	—	(25)
Capital lease payments	—	(5)	—	(10)

Total	$120	$(268)	$310	$(450)

Current Portion of Long-Term Debt

The current portion of long-term debt is $89 million as of December 31, 2016. For CERP, the current portion of long-term debt is $68 million, which includes the $40 million outstanding under CERP’s revolving credit facility as well as scheduled principal payments on its senior secured loan, other unsecured borrowings, and capitalized lease obligations that are expected to be paid within twelve months. For CGP, the current portion of long-term debt is $21 million, which includes scheduled principal payments on term loans, special improvement district bonds, and various capitalized lease obligations that are expected to be paid within 12 months. There was no amount outstanding under CGP’s revolving credit facility.

Borrowings under the revolving credit facilities are each subject to separate note agreements executed based on the provisions of the applicable credit facility agreements, and each note has a contractual maturity of less than one year. The applicable credit facility agreements each have a contractual maturity of greater than one year, and we have the ability to rollover the outstanding principal balances on a long-term basis; however, we currently intend to repay the principal balances within the following 12 months. Amounts borrowed under the revolving credit facilities are intended to satisfy short term liquidity needs and are classified as current.

Debt Discounts and Deferred Finance Charges

Debt discounts and deferred finance charges incurred in connection with the issuance of debt are amortized to interest expense based on the related debt agreements primarily using the effective interest method. Unamortized discounts are written off and included in our gain or loss calculations to the extent we extinguish debt prior to its original maturity date.

As of December 31, 2016 and 2015, book values of debt are presented net of unamortized discounts and deferred finance charges of $110 million and $132 million, respectively.

Fair Value

We calculate the fair value of debt based on borrowing rates available as of December 31, 2016, for debt with similar terms and maturities, and based on market quotes of our publicly traded debt. We classify the fair value of debt within level 1 and level 2 in the fair value hierarchy.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CERP Debt

	As of December 31,
	2016				2015
Detail of Debt (Dollars in millions)	Final Maturity	Rate(s) (1)	Face Value	Book Value	Book Value
CERP Credit Facility
CERP Revolving Credit Facility (2)	2018	variable	$40	$40	$80
CERP Term Loan (3)	2020	7.00%	2,425	2,387	2,403
CERP Notes
CERP First Lien Notes	2020	8.00%	1,000	993	992
CERP Second Lien Notes	2021	11.00%	1,150	1,140	1,138
Capital lease obligations and other	to 2017	various	3	3	14

Total CERP Debt			4,618	4,563	4,627
Current portion of CERP Long-Term Debt			(68)	(68)	(117)

CERP Long-Term Debt			$4,550	$4,495	$4,510

(1)	Interest rate is fixed, except where noted.
(2)	Variable interest rate for amounts currently borrowed is calculated by adding LIBOR to a base rate of 6.00%.
(3)	Variable interest rate calculated as a fixed rate plus the greater of LIBOR or a 1% floor. The rate is set at the 1% floor as of December 31, 2016.

CERP Credit Facility

The CERP senior secured revolving credit facility allows for borrowings in an aggregate principal amount of up to $270 million. The CERP Term Loans require scheduled quarterly payments of $6 million, with the balance due at maturity. As of December 31, 2016, no amounts were committed to outstanding letters of credit.

Borrowings under the CERP revolving credit facility bear interest at the same rate elections as the CERP Term Loans. On a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unborrowed amounts under the senior secured revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the senior secured revolving credit facility. As of December 31, 2016, the senior secured revolving credit facility bore a commitment fee for unborrowed amounts of 50 basis points.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CGP Debt

	As of December 31,
	2016				2015
(Dollars in millions)	Final Maturity	Rate(s) (1)	Face Value	Book Value	Book Value
CGPH Credit Facilities
CGPH Senior Secured Revolving Credit Facility (2)	2019	variable	$—	$—	$45
CGPH Senior Secured Term Loan (3)	2021	6.25%	1,146	1,119	1,126
CGPH Notes	2022	9.38%	675	662	660
Cromwell Credit Facility (4)	2019	11.00%	171	167	169
Horseshoe Baltimore Credit and FF&E Facilities
Horseshoe Baltimore Revolving Facility Loan (5)	2018	variable	—	—	—
Horseshoe Baltimore Credit Facility (4)	2020	8.25%	297	287	288
Horseshoe Baltimore FF&E Facility (4)(6)	2019	8.75%	22	22	27
Other Secured Debt	2018	8.00%	5	4	4
Special Improvement District Bonds	2037	5.30%	14	14	14
Capital lease obligations and other	2016	various	—	—	4

Total CGP Debt			2,330	2,275	2,337
Current Portion of CGP Long-Term Debt			(21)	(21)	(70)

CGP Long-Term Debt			$2,309	$2,254	$2,267

(1)	Interest rate is fixed, except where noted.
(2)	Variable interest rate calculated as LIBOR plus 5.00%.
(3)	Variable interest rate calculated as a fixed rate plus the greater of LIBOR or a 1% floor. The rate is set at the 1% floor as of December 31, 2016.
(4)	Variable interest rate calculated as a fixed rate plus the greater of LIBOR or a 1.25% floor. The rate is set at the 1.25% floor as of December 31, 2016.
(5)	Variable interest rate calculated as LIBOR plus 7.00%.
(6)	This represents an equipment financing term loan facility.

CGPH Credit Facilities

The CGPH senior secured revolving credit facility provides for an aggregate principal amount of up to $150 million. As of December 31, 2016, no material amounts were committed to outstanding letters of credit. In addition, CGPH is a holding company that owns no operating assets and has no significant operations independent of its subsidiaries.

Horseshoe Baltimore Credit and FF&E Facilities

As of December 31, 2016, the Horseshoe Baltimore Credit Facility included a senior secured revolving facility loan for an aggregate principal amount of up to $10 million.

The Horseshoe Baltimore FF&E Facility was used to finance or reimburse the purchase price and certain related costs of furniture, furnishings and equipment (referred to as “FF&E”) or refinance the purchase price of FF&E purchased with other funds as part of the development of the Horseshoe Baltimore casino.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Terms of Outstanding Debt

Restrictive Covenants

The CERP Notes, CERP Credit Facility, CGPH Senior Secured Term Loan, CGPH Notes, Horseshoe Baltimore Credit and FF&E Facilities, and Cromwell Credit Facility all include negative covenants, subject to certain exceptions, and contain affirmative covenants and events of default, subject to exceptions, baskets and thresholds (including equity cure provisions in the case of the CERP Credit Facilities, Horseshoe Baltimore Credit and FF&E Facilities, and the Cromwell Credit Facility), all of the preceding being customary in nature.

The restrictive covenants also require that we maintain Senior Secured Leverage Ratios (“SSLR”) as shown in the table below. SSLR is defined as the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined (“Adjusted EBITDA”).

Credit Facility	Covenant Type	Effective Period	Requirement
CERP Credit Facility	CERP Maximum SSLR	From inception	8.00 to 1.00
CGPH Senior Secured Term Loan	CGPH Maximum SSLR	From inception	6.00 to 1.00
Horseshoe Baltimore Credit and FF&E Facilities	CBAC Maximum SSLR	Q1 — Q4 2016	7.50 to 1.00
	CBAC Maximum SSLR	Q1 — Q4 2017	6.00 to 1.00
	CBAC Maximum SSLR	Q1 2018 and thereafter	4.75 to 1.00
Cromwell Credit Facility	Cromwell Maximum SSLR	Q2 2015 — Q1 2016	5.25 to 1.00
	Cromwell Maximum SSLR	Q2 2016 — Q1 2017	5.00 to 1.00
	Cromwell Maximum SSLR	Q2 2017 and thereafter	4.75 to 1.00

Guarantees

CERP has pledged a significant portion of its assets as collateral under the notes and facilities. The CERP Notes are co-issued, as well as fully and unconditionally guaranteed, jointly and severally, by Caesars Entertainment Resort Properties, LLC (parent entity) and each of its wholly-owned subsidiaries on a senior secured basis.

The CGPH Senior Secured Term Loan is guaranteed by the direct parent of CGPH and certain subsidiaries of CGPH, and is secured by the direct parent’s equity interest in CGPH and substantially all of the existing and future assets of CGPH and the subsidiary guarantors.

The CGPH Notes are secured by substantially all of the existing and future property and assets of CGPH and the subsidiary guarantors (subject to exceptions), and are guaranteed by CGPH and certain subsidiaries (subject to exceptions).

The Horseshoe Baltimore Credit Facility is secured by substantially all material assets of CBAC and its wholly-owned domestic subsidiaries.

The Horseshoe Baltimore FF&E Facility is secured by the FF&E that was purchased with the proceeds.

The Cromwell Credit Facility is secured by the assets of the Cromwell.

Restricted Net Assets

Because of the restrictions in our borrowings and other arrangements, the amount of net assets at consolidated subsidiaries not available to be remitted to CEC via dividend, loan or transfer was $4.0 billion and $2.1 billion, as of December 31, 2016 and 2015, respectively.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 12 — Earnings Per Share

Basic earnings per share is computed by dividing the applicable income amounts by the weighted-average number of common shares outstanding. Diluted earnings per share is computed by dividing the applicable income amounts by the sum of weighted-average number of shares of common shares outstanding and dilutive potential common shares.

For periods in which Caesars generated net losses, the weighted-average basic shares outstanding was used in calculating diluted loss per share because including diluted shares would be anti-dilutive to loss per share.

Basic and Dilutive Net Earnings Per Share Reconciliation

	Years Ended December 31,
(In millions, except per share data)	2016	2015	2014
Income/(loss) from continuing operations attributable to Caesars, net of income taxes	$(6,949)	$5,765	$(2,640)
Income/(loss) from discontinued operations attributable to Caesars, net of income taxes	3,380	155	(143)

Net income/(loss) attributable to Caesars	$(3,569)	$5,920	$(2,783)

Weighted average common share outstanding	146	145	142
Dilutive potential common shares: Stock options	—	2	—

Weighted average common shares and dilutive potential common shares	146	147	142

Basic earnings/(loss) per share from continuing operations	$(47.52)	$39.80	$(18.53)
Basic earnings/(loss) per share from discontinued operations	23.11	1.08	(1.00)

Basic earnings/(loss) per share	$(24.41)	$40.88	$(19.53)

Diluted earnings/(loss) per share from continuing operations	$(47.52)	$39.20	$(18.53)
Diluted earnings/(loss) per share from discontinued operations	23.11	1.06	(1.00)

Diluted earnings/(loss) per share	$(24.41)	$40.26	$(19.53)

Weighted-Average Number of Anti-Dilutive Shares Excluded from Calculation of EPS

	Years Ended December 31,
(In millions)	2016	2015	2014
Stock options	10	4	6
Restricted stock units and awards	9	1	2

Total anti-dilutive common shares	19	5	8

Note 13 — Casino Promotional Allowances

The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as casino promotional allowances. The estimated cost of providing such casino promotional allowances is included in casino expenses.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Estimated Retail Value of Casino Promotional Allowances

	Years Ended December 31,
(In millions)	2016	2015	2014
Food and Beverage	$277	$281	$622
Rooms	234	234	422
Other	27	48	94

	$538	$563	$1,138

Estimated Cost of Providing Casino Promotional Allowances

	Years Ended December 31,
(In millions)	2016	2015	2014
Food and Beverage	$170	$169	$463
Rooms	82	83	168
Other	17	17	60

	$269	$269	$691

Note 14 — Stock-Based Compensation

Caesars Entertainment Stock-Based Compensation Plans

During the second quarter 2016, we implemented FASB ASU No. 2016-09, which amended Topic 718, Compensation — Stock Compensation. This updated guidance amended the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. We applied the amended guidance using a modified retrospective transition method of a cumulative-effect adjustment to beginning equity of $1 million.

We maintain long-term incentive plans for management, other personnel, and key service providers. The plans allow for granting stock-based compensation awards, based on CEC common stock (NASDAQ symbol “CZR”), including time-based and performance-based stock options, restricted stock units, restricted stock awards, stock grants, or a combination of awards.

Management Equity Incentive Plan

The Harrah’s Entertainment, Inc. Management Equity Incentive Plan, as amended, (the “2008 Incentive Plan”) allowed for the granting of performance-based options. The options vest and become exercisable if the return on investment in the Company of TPG Capital LP (“TPG”), Apollo Global Management, LLC (“Apollo”), and their affiliates (the “Majority Stockholders”) achieves a 2.0X return. The options vest on a pro-rata basis from zero to 100% if the Majority Stockholders achieve a return of less than 2.0X but greater than or equal to 1.75X. Upon the adoption of the 2012 Performance Incentive Plan, as amended, (the “2012 Incentive Plan”) options may no longer be granted under the 2008 Incentive Plan. As of December 31, 2016, 23,755 options were outstanding under the 2008 Incentive Plan and will expire between years 2018 — 2021.

Performance Incentive Plan

We adopted the 2012 Incentive Plan for directors, employees, officers and consultants or advisers who render services to Caesars Entertainment or its subsidiaries. As of December 31, 2016, a total of 30,949,468 shares of

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

our common stock had been authorized, which is an increase of 7.5 million shares compared with the prior year end. The number of unissued common shares reserved for future grants under the long-term incentive plans was 8,331,449 as of that date.

The 2012 Incentive Plan provided for a one-time stock option exchange program (the “Option Exchange”) to permit Caesars Entertainment to cancel certain stock options held by certain of its employees, service providers and directors in exchange for new, replacement options to purchase an equal number of shares of our common stock (the “Replacement Options”).

Options eligible for the Option Exchange (the “Eligible Options”) were granted on or prior to February 9, 2012, and had an exercise price equal to or greater than $20.09 per share. Replacement Options have an exercise price of $8.22 per share, a 10-year term and a new vesting schedule determined on a grant-by-grant basis, as follows:

Time-Based Options: 20% of the time-based Replacement Options were immediately vested, with the remainder vesting annually in equal amounts over four years. All options have vested as of December 31, 2016.

Performance-Based Options:

•	For options replacing the Eligible Options subject to vesting if funds affiliated with the Sponsors achieve at least a 1.5X return, the Replacement Options will vest on the date that the Caesars Entertainment’s 30-day trailing average closing common stock price equals or exceeds $35.00 per share.

•	For options replacing the Eligible Options subject to vesting if funds affiliated with the Sponsors achieve at least a 2.0X return, the Replacement Options vest on the earlier of the following: (i) 50% on March 15, 2014 and 50% on March 15, 2015 or (ii) Caesars Entertainment’s 30-day trailing average closing common stock price equals or exceeds $57.41 per share. All options have vested as of December 31, 2015.

Loveman Performance-Based Options: We granted 290,334 options in November 2011 to Gary Loveman, the Company’s Chairman of the Board, and former Chief Executive Officer and President. The options were eligible to vest if funds affiliated with the Sponsors achieve at least a 1.0X return (the “Loveman Performance-Based Options”). The Replacement Options granted in exchange for the Loveman Performance-Based Options will vest on the date that Caesars Entertainment’s 30-day trailing average closing common stock price equals or exceeds $57.41 per share.

Composition of Caesars Entertainment Stock-Based Compensation Expense

	Years Ended December 31,
(In millions)	2016	2015	2014
Corporate expense	$33	$57	$36
Property, general, administrative, and other	5	5	9

Total stock-based compensation expense	$38	$62	$45

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Caesars Entertainment Stock Option Activity

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2015	10,638,219	$12.90	6.8
Exercised	(11,101)	5.17
Forfeited	(334,184)	13.71
Expired	(472,766)	12.45

Outstanding as of December 31, 2016	9,820,168	$11.69	6.2	$2

Vested and expected to vest as of December 31, 2016	9,820,168	$11.69	6.2	$2

Exercisable as of December 31, 2016	7,361,410	$9.70	5.9	$2

Caesars Entertainment Stock Option Grants and Exercises

	Years Ended December 31,
(Dollars in millions, except per share data)	2016	2015	2014
Options Granted:
Number of options granted	—	1,844,332	1,500,770
Weighted Average Grant-Date Fair Value per share (1)	$—	$3.38	$10.27
Weighted Average Exercise Price per Share (1)	$—	$10.04	$21.18

Option Exercises:
Number of options exercised	11,101	58,700	317,703
Cash received for options exercised (2)	$—	$—	$3
Aggregate intrinsic value of options exercised (2)	$—	$—	$2

(1)	Represents the weighted-average grant date fair value per option, using the Monte Carlo simulation option-pricing model for performance-based options, and the Black-Scholes option-pricing model for time-based options.
(2)	2016 and 2015 amounts are immaterial.

Caesars Entertainment Assumptions Used to Estimate Option Values

	Years Ended December 31,
	2016	2015	2014
Expected volatility	—	42.0%	52.1%
Expected dividend yield	—	—%	—%
Expected term (in years)	—	5.7	5.5
Risk-free interest rate	—	1.6%	1.7%

We utilized historical optionee behavioral data to estimate the option exercise and termination rates used in the option-pricing models. The expected term of the options represents the period of time the options were expected to be outstanding based on historical trends and/or derived from a numerical pricing model, such as the Monte Carlo simulation model. Expected volatility was based on the historical volatility of the common stock of Caesars Entertainment and its competitor peer group for a period approximating the expected life. We do not expect to pay dividends on common stock. The risk-free interest rate within the expected term was based on the U.S. Treasury yield curve in effect at the time of grant.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Caesars Entertainment Restricted Stock Unit Activity

During the year ended December 31, 2016, we granted restricted stock units (the “RSUs”) to employees of Caesars Entertainment with an aggregate fair value of $39 million. Each RSU represents the right to receive payment in respect of one share of the Caesars Entertainment’s common stock. The majority of the RSUs will vest 25% annually. The following table summarizes the activity of RSUs during the year ended December 31, 2016.

	Units	Wtd Avg Fair Value
Outstanding as of December 31, 2015	6,329,435	$12.06
Granted	6,101,421	6.35
Vested	(3,075,606)	12.78
Forfeited	(907,328)	9.50

Outstanding as of December 31, 2016	8,447,922	7.95

As of December 31, 2016, there was $53 million of total unrecognized compensation cost related to Caesars Entertainment stock-based compensation plans, which is expected to be recognized over a remaining weighted-average period of 2 years.

CIE Stock-Based Compensation Plan

Historically, CIE has granted stock-based compensation awards in CIE common stock to its employees, directors, service providers and consultants in accordance with the Caesars Interactive Entertainment, Inc. Amended and Restated Management Equity Incentive Plan, which was intended to promote the interests of CIE and its shareholders by providing key employees, directors, service providers and consultants with an incentive to encourage their continued employment or service and improve the growth and profitability of CIE. These awards were classified as liability-based instruments and were re-measured at their fair value at each reporting date.

As described in Note 17, in September 2016, CIE sold its SMG Business, which represented the majority of CIE’s operations, and the SMG Business is now presented as discontinued operations. Upon the closing of the SMG Business sale, all outstanding CIE stock-based compensation awards were deemed fully vested and were subsequently paid in cash in connection with the closing of the SMG Business sale, as described in Note 17. As of December 31, 2015, the liability related to CIE’s stock-based compensation awards was $107 million, which was reported within liabilities held for sale on the Balance Sheets.

The portion of CIE’s stock-based compensation expense directly identifiable with employees of the SMG Business was reclassified to discontinued operations for all periods presented in the Statements of Operations (see Note 17). The portion of CIE’s stock-based compensation expense not directly identifiable with employees of the SMG Business was included in property, general, administrative, and other in the Statements of Operations. For the year ended December 31, 2016, the majority of stock-based compensation expense resulted from the acceleration of the vesting of CIE stock-based compensation awards.

Composition of CIE Stock-Based Compensation Expense

	Years Ended December 31,
(In millions)	2016	2015	2014
Property, general, administrative, and other	$189	$31	$49

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CIE Stock Option Activity

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in millions)
Outstanding as of December 31, 2015	21,057	$9,584.64	7.8
Granted	377	19,166.18
Exercised	(909)	2,456.64
Forfeited	(248)	11,723.63
Canceled concurrent with closing of the SMG Business sale	(20,277)	10,056.24

Outstanding as of December 31, 2016	—	$—	—	$—

CIE Stock Option Grants and Exercises

	Years Ended December 31,
(Dollars in millions, except per share data)	2016	2015	2014
Options Granted:
Number of options granted	377	10,350	1,135
Weighted Average Grant-Date Fair Value per share (1)	$5,404.93	$4,670.27	$4,717.02
Weighted Average Exercise Price per Share	$19,166.18	$15,352.49	$9,976.43

Option Exercises:
Number of options exercised	909	1,984	3,822
Cash received for options exercised	$2	$5	$6
Aggregate intrinsic value of options exercised	$13	$21	$27

(1)	Represents the weighted-average grant date fair value per option, using the Monte Carlo simulation option-pricing model for performance-based options, and the Black-Scholes option-pricing model for time-based options.

Assumptions Used to Estimate CIE Option Value

Years Ended December 31,
	2016	2015	2014
Expected range of volatility	40.5% - 44.6%	42.9% - 49.4%	46.5% - 56.8%
Expected dividend yield	— %	— %	— %
Expected range of term (in years)	0.8 - 4.2	1.5 - 4.7	2.4 - 7.1
Risk-free interest rate range	0.5% - 1.2%	0.7% - 1.7%	0.7% - 2.3%

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

CIE Restricted Stock Unit Activity

	Units	Wtd Avg Fair Value
Outstanding as of December 31, 2015	4,539	$7,827.24
Granted	103	16,452.14
Vested	(277)	11,371.30
Forfeited	(119)	9,543.11
Canceled concurrent with closing of the SMG Business sale	(4,246)	7,757.19

Outstanding as of December 31, 2016	—	—

CAC Stock-Based Compensation Plan

In April 2014, the CAC Board of Directors approved the CAC Equity-Based Compensation Plan for officers, employees, directors, individual consultants and advisers of the Company and its subsidiaries (the “CAC Equity Plan”). Under the CAC Equity Plan, CEC is authorized to grant stock-based instruments in the form of or with a value related to CAC Class A Common Stock, par value $0.001 per share (the “CAC Common Stock”) to officers, employees, directors, individual consultants and advisers of CEC and its subsidiaries. The CAC Equity Plan will terminate ten years after approval by the Board. Subject to adjustments in connection with certain changes in capitalization, the maximum value of the shares of CAC Common Stock that may be delivered pursuant to awards under the CAC Equity Plan is $25 million. Upon issuance of shares pursuant to this plan, such shares will be contributed by CAC to CGP as additional investment into that entity, at which time CGP will settle its management fee obligation with CEC and its subsidiaries through a distribution of such shares.

In May 2014, CEC granted awards to officers, employees, directors, individual consultants, and advisers of CEC and its subsidiaries in accordance with the CAC Equity Plan to reward and provide incentive for services provided in their capacity, promote the success of CGP, and more closely align the interests of such individuals with those of the stockholders of the CAC. Awards under this plan vested one-third in October 2014 with the remaining two-thirds vesting in equal portions in October 2015 and October 2016. During the years ended December 31, 2016 and 2015, expense associated with the vesting of such awards is recorded as stock-based compensation expense by CEC totaling $2 million and $12 million, respectively.

Note 15 — Deferred Compensation and Employee Benefit Plans

Deferred Compensation

Deferred Compensation Plans

As of December 31, 2016, certain current and former employees of Caesars, and our subsidiaries and affiliates, have balances under the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan (“ESSP”), the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II (“ESSP II”), the Park Place Entertainment Corporation Executive Deferred Compensation Plan, the Harrah’s Entertainment, Inc. Deferred Compensation Plan, and the Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan (“EDCP”). These plans are deferred compensation plans that allow certain employees an opportunity to save for retirement and other purposes.

Each of the plans is now frozen and is no longer accepting contributions. However, participants may still earn returns on existing plan balances based upon their selected investment alternatives, which are reflected in their deferral accounts.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Plan obligations in respect of all of these plans were included in Caesars’ financial statements as liabilities prior to the deconsolidation of CEOC. Caesars has recorded in the accompanying financial statements $40 million and $44 million in liabilities as of December 31, 2016 and December 31, 2015, respectively, representing the estimate of its obligations under the ESSP and ESSP II and for certain former Directors and employees who had employment agreements with Harrah’s Entertainment, Inc., (the predecessor to CEC) and participated in the EDCP. The additional liability in respect of the CEDCP and DCP that Caesars has not recorded is approximately $32 million, and $29 million as of December 31, 2016 and 2015, respectively, as we determined that this portion of the liability was attributable to CEOC pending the effectiveness of the settlement described below.

Trust Assets

CEC is a party to a trust agreement (the “Trust Agreement”) and an escrow agreement (the “Escrow Agreement”), each structured as so-called “rabbi trust” arrangements, which hold assets that may be used to satisfy obligations under the deferred compensation plans above. Amounts held pursuant to the Trust Agreement and the Escrow Agreement were approximately $62 million and $57 million, respectively, as of December 31, 2016, and $64 million and $49 million, respectively, as of December 31, 2015.

The assets held pursuant to the Trust Agreement have been reflected as long-term restricted assets on the Balance Sheets. The assets held pursuant to the Escrow Agreement were not reflected on the Balance Sheets as we continued to assess the Escrow Agreement and the propriety of the funds that were contributed in accordance with the agreement prior to reaching the settlement described below, which was not yet effective as of September 30, 2016.

Settlement Agreement

On September 14, 2016, CEC entered into a settlement agreement with CEOC related to the liabilities and assets associated with the above deferred compensation plans, which was approved by the Bankruptcy Court on October 17, 2016. Pursuant to the settlement agreement, contemporaneously with the Effective Date of the Restructuring, CEC will assume all obligations to plan participants under or with respect to all five of the deferred compensation plans, and the Debtors will have no further obligations to the deferred compensation plan participants. At that time, CEOC and the other Debtors will relinquish and release any claim or right that any of them may have in respect of the assets held under either the Trust Agreement or the Escrow Agreement. Upon the effectiveness of the Restructuring and CEC’s receipt of the assets held pursuant to the Escrow Agreement, CEC will record the additional assets and liabilities in respect of the CEDCP and DCP and Escrow Agreement, which are $57 million and $32 million, respectively, as of December 31, 2016.

Savings and Retirement Plans

We maintain a defined contribution savings and retirement plan that allows employees to make pre-tax and after-tax contributions. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings (subject to IRS rules and regulations) and are eligible to receive a company match of up to $600. Participating employees become vested in matching contributions on a pro-rata basis over five years of credited service. Our contribution expense for this plan was $6 million, $6 million, and $13 million for the years ended December 31, 2016, 2015, and 2014, respectively.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Multiemployer Pension Plan

The Company contributes to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees. The risks of participating in these multiemployer plans are different from a single-employer plan in the following aspects:

a.	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.	If the Company chooses to stop participating in some of its multiemployer plans, the Company may be required to pay those plans an amount based on the underfunding of the plan, referred to as a “withdrawal liability.”

Multi-employer Pension Plan Participation

		Pension Protection Act Zone Status (1)			Contributions (In millions)
Pension Fund	EIN/Pension Plan Number	2016	2015	FIP/RP Status (2)	2016	2015	2014	Surcharge Imposed	Expiration Date of Collective- Bargaining Agreement (6)
Southern Nevada Culinary and Bartenders Pension Plan (5)	88-6016617/001	Green	Green	No	$16	$16	$18	No	Various up to July 31, 2018

Pension Plan of the UNITE HERE National Retirement Fund (3)(5)	13-6130178/001	Red	Red	Yes	5	6	14	No	Various up to February 29, 2020

Local 68 Engineers Union Pension Plan (4)(5)	51-0176618/001	Yellow	Green	No	—	—	1	No	April 30, 2017

NJ Carpenters Pension Fund	22-6174423/001	Yellow	Yellow	Yes	—	—	—	No	April 30, 2017

Painters IUPAT	52-6073909/001	Yellow	Yellow	Yes	1	1	1	No	Various up to June 30, 2021

Other Funds					11	9	12

Total Contributions					$33	$32	$46

(1)	Represents the Pension Protection Act zone status for applicable plan year beginning January 1, except where noted otherwise. The zone status is based on information that the Company received from the plan administrator and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are between 65% and less than 80% funded, and plans in the green zone are at least 80% funded. All plans detailed in the table above utilized extended amortization provisions to calculate zone status.
(2)	Indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3)	As described in Note 3, in January 2015, the Pension Plan of the UNITE HERE National Retirement Fund voted to expel Caesars Entertainment and its participating subsidiaries from the plan.
(4)	Plan years begin July 1.
(5)	Plan was listed in the pension plans’ Forms 5500 as providing more than 5% of the total contributions for the plan years ended 2015 and 2014. At the date the financial statements were issued, Forms 5500 were not available for the 2016 plan year ending.
(6)	The terms of the current agreement continue indefinitely until either party provides appropriate notice of intent to terminate the contract.

Note 16 — Income Taxes

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have provided a valuation allowance on certain federal, foreign, and state net operating losses (“NOLs”), and other federal, state, and foreign deferred tax assets. NOLs and other federal, state, and foreign deferred tax assets were not deemed realizable based upon near term estimates of future taxable income.

We classify reserves for tax uncertainties within accrued expenses and deferred credits and other in our balance sheets, separate from any related income tax payable, which is also reported within accrued expenses, or deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions, except for CGP, which is filed as part of a separate tax filing group. We are under regular and recurring audit by the Internal Revenue Service (“IRS”) and various state taxing authorities on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next 12 months.

Components of Income/(Loss) Before Income Taxes from Continuing Operations

	Years Ended December 31,
(In millions)	2016	2015	2014
United States	$(6,098)	$5,780	$(3,331)
Outside of the U.S.	(2)	(2)	12

	$(6,100)	$5,778	$(3,319)

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Income Tax Benefit/(Provision)

	Years Ended December 31,
(In millions)	2016	2015	2014
United States
Current
Federal	$(2)	$—	$—
State	—	—	110
Deferred
Federal	(33)	128	601
State	7	(10)	(109)
Outside of the U.S.
Current	1	1	(5)
Deferred	—	—	(1)

	$(27)	$119	$596

Allocation of Income Tax Benefit/(Provision)

	Years Ended December 31,
(In millions)	2016	2015	2014
Income tax benefit/(provision) applicable to:
Income/(loss) from continuing operations	$(27)	$119	$596
Discontinued operations	(730)	(64)	(32)
Accumulated other comprehensive income/(loss)	—	—	(16)
Deconsolidation and restructuring of CEOC and other	—	1,176	—
Additional paid-in capital	—	—	(15)

Effective Income Tax Rate Reconciliation

	Years Ended December 31,
	2016	2015	2014
Statutory tax rate	35.0%	35.0%	35.0%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit	—	—	1.6
Valuation allowance	(22.5)	3.5	(5.7)
Foreign income taxes	—	—	0.1
Goodwill	—	—	(9.1)
Deconsolidation of CEOC	—	(40.1)	—
Stock-based compensation	(0.8)	0.2	(0.5)
Acquisition and integration costs	—	—	(0.4)
Reserves for uncertain tax positions	—	—	0.3
Sale of stock of subsidiary	—	—	(0.5)
Disallowed losses on sale to related party	—	—	(3.8)
Nondeductible restructuring expenses	(16.8)	—	—
Noncontrolling interests	4.8	(0.7)	0.9
Other	(0.1)	—	0.1

Effective tax rate	(0.4)%	(2.1)%	18.0%

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Temporary Differences Resulting in Deferred Tax Assets and Liabilities

	As of December 31,
(In millions)	2016	2015
Deferred tax assets:
State net operating losses	$3	$5
Federal net operating loss	51	44
Compensation programs	42	52
Allowance for doubtful accounts	17	10
Self-insurance reserves	7	7
Accrued restructuring and support expenses	1,278	317
Accrued expenses	27	6
Federal tax credits	17	13
Federal indirect tax benefits of uncertain state tax positions	4	—
Investment in CGP LLC	—	115
Capital loss carryover	—	15
Deferred revenue	1	1
Other	8	7

Subtotal	1,455	592
Less: valuation allowance	949	205

Total deferred tax assets	$506	$387

Deferred tax liabilities:
Depreciation and other property-related items	914	921
Deferred cancellation of debt income and other debt-related items	98	152
Investment in CGP LLC	211	—
Investment in non-consolidated affiliates	909	170
Intangibles	87	134
Prepaid expenses	9	10

Total deferred tax liabilities	2,228	1,387

Net deferred tax liability	$1,722	$1,000

As of December 31, 2016 and 2015, we had federal NOL carryforwards of $152 million and $134 million, respectively. These net operating losses are different from the net operating losses that are reflected in our federal and certain state tax returns as they do not include net operating losses that are attributable to our deconsolidated subsidiary, CEOC. These NOLs will begin to expire in 2031. In addition, we had federal general business tax credits and research tax credit carryforwards of $17 million, which will begin to expire in 2029. We believe that it is more likely than not that the benefit from the federal NOL and tax credit carryforwards for the CEC tax consolidated group will not be realized. As a result, a valuation allowance has been established for our federal NOL carryforwards and tax credits carryforwards deferred tax assets as of December 31, 2016.

NOL carryforwards for our domestic subsidiaries for state income taxes were $70 million and $85 million as of December 31, 2016 and 2015, respectively. We believe that it is more likely than not that the benefit from certain state NOL carryforwards will not be realized. Accordingly, we have provided a full valuation allowance on the deferred tax assets relating to these NOL carryforwards which will not more likely than not be realized. These state NOLs will begin to expire in 2034.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Reconciliation of Unrecognized Tax Benefits

	Years Ended December 31,
(In millions)	2016	2015	2014
Balance as of beginning of year	$3	$81	$142
Additions based on tax positions related to the current year	19	—	20
Additions for tax positions of prior years	—	—	—
Reductions for tax positions for prior years	(1)	—	(1)
Deconsolidation of CEOC	—	(78)	—
Settlements	—	—	—
Expiration of statutes	—	—	(80)

Balance as of end of year	$21	$3	$81

We classify reserves for tax uncertainties within accrued expenses and deferred credits and other in our balance sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions as well as potential interest or penalties associated with those liabilities.

We accrue interest and penalties related to unrecognized tax benefits in income tax expense. During 2016, we increased our accrual by $3 million. There was no change to our accrual during 2015. We reduced our accrual by $62 million during 2014. There was an accrual for the payment of interest and penalties of $3 million as of December 31, 2016. There was no accrual for the payment of interest and penalties as of December 31, 2015, and $1 million was accrued as of December 31, 2014. Included in the balances of unrecognized tax benefits as of December 31, 2016 and 2014, was approximately $15 million and $48 million, respectively, of unrecognized tax benefits that, if recognized, would impact the effective tax rate. There were no unrecognized tax benefits as of December 31, 2015 that, if recognized, would impact the effective tax rate.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are subject to exam by various state and foreign tax authorities. As of December 31, 2016, the tax years prior to 2012 are not subject to examination for U.S. tax purposes. As of December 31, 2016, the tax years prior to 2012 are no longer subject to examination for most of the foreign and state income tax jurisdictions as the statutes of limitations have lapsed.

We believe that it is reasonably possible that the unrecognized tax benefits liability will not materially change within the next 12 months. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.

Note 17 — Discontinued Operations

Sale of SMG Business

On September 23, 2016, CIE sold its SMG Business to Alpha Frontier Limited (“Alpha Frontier”) for cash consideration of $4.4 billion, subject to customary purchase price adjustments, pursuant to the Stock Purchase Agreement dated as of July 30, 2016 (the “Purchase Agreement”), which resulted in a pre-tax gain of approximately $4.2 billion.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

As a result of the sale, CAC incurred estimated current income tax expense of approximately $285 million on the gain. Under the terms of its operating agreement, CGP is required to distribute $285 million to CAC, which CAC will use to pay its tax obligation resulting from the sale of the SMG Business (see Note 18). Additionally, $264 million was deposited into an escrow account to fund potential indemnity claims of Alpha Frontier under the Purchase Agreement (the “Indemnity Escrow”), of which $5 million was paid to Alpha Frontier during the fourth quarter of 2016 upon finalization of the purchase price adjustment pursuant to the Purchase Agreement, leaving a remaining balance of $259 million as of December 31, 2016. There were no indemnity claims made.

The majority of the proceeds from the sale of the SMG Business is restricted under the terms of the Purchase Agreement and the CIE Proceeds Agreement and was therefore classified as restricted cash as of December 31, 2016. As a result of the sale, the results of operations and cash flows related to the SMG Business were classified as discontinued operations for the year ended December 31, 2016, and the historical results have been recast as discontinued operations for the years ended December 31, 2015 and 2014. The related assets and liabilities have been recast as held for sale as of December 31, 2015.

In connection with the closing of the SMG Business sale (“Closing”), CIE completed the following transactions, which were funded from the proceeds of the sale:

•	Repurchased all of the shares of CIE common stock held by Rock Gaming Interactive LLC, and its other minority investors (collectively, the “Minority Investors”) in exchange for the right to receive cash payments representing the fair market value of the shares of CIE common stock at Closing.

•	Accelerated the vesting of all of the outstanding options, restricted stock units and warrants of CIE (collectively, “CIE equity awards”) and canceled all such CIE equity awards in exchange for the right to receive cash payments equal to the intrinsic value of such awards.

The total amount distributed to the Minority Investors and former holders of CIE equity awards in connection with Closing was approximately $1.1 billion, which is subject to any purchase price adjustments pursuant to the Purchase Agreement. As of December 31, 2016, CGP has accrued $63 million for the estimated portion of the balance remaining in the Indemnity Escrow that is due to the Minority Investors and former holders of CIE equity awards. The balance is included in accrued expenses and other current liabilities on the Balance Sheets. The remaining CIE Proceeds will be released from the Indemnity Escrow at the end of the escrow period, which is 12 months from the date of the Closing.

Assets and liabilities held for sale in the Balance Sheets are related to the SMG Business.

Carrying Amount of Major Classes of Assets and Liabilities of Discontinued Operations

(In millions)	December 31, 2015
Cash, cash equivalents, and restricted cash	$112
Receivables, prepayments, and other current assets	64
Property and equipment, net	14
Goodwill and other intangible assets	133
Deferred taxes, deferred charges, and other long-term assets	41

Total assets held for sale	$364

Accounts payable	$17
Accrued expenses and other current liabilities	40
Deferred taxes, deferred credits, and other long-term liabilities	9

Total liabilities held for sale	$66

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Statements of Operations for each year in the three-year period ended December 31, 2016 also includes discontinued operations related to certain properties owned by CEOC, which was deconsolidated effective January 15, 2015 (see Note 2).

Effect on Statements of Operations of Discontinued Operations

	Years Ended December 31,
(In millions)	2016	2015	2014
Net revenues
SMG Business	$678	$725	$549
Showboat Atlantic City	—	—	115
Harrah’s Tunica	—	—	46
Other	—	—	2

Total net revenues	678	725	712

Operating expenses
SMG Business (1)	748	499	447
Showboat Atlantic City	—	6	174
Harrah’s Tunica	—	—	166
Other	—	1	36

Total operating expenses	748	506	823

Gain from discontinued operations
SMG Business	4,180	—	—

Pre-tax income/(loss) from operations
SMG Business	4,110	226	102
Showboat Atlantic City	—	(6)	(59)
Harrah’s Tunica	—	—	(120)
Other	—	(1)	(34)

Total pre-tax income/(loss) from discontinued operations	$4,110	$219	$(111)

Income/(loss), net of income taxes
SMG Business	$3,380	$162	$49
Showboat Atlantic City	—	(6)	(38)
Harrah’s Tunica	—	—	(120)
Other	—	(1)	(34)

Total income/(loss) from discontinued operations, net of income taxes	$3,380	$155	$(143)

Tangible and intangible asset impairments
Showboat Atlantic City	$—	$—	$10
Harrah’s Tunica	—	—	68
Other	—	—	17

Total impairments from discontinued operations	$—	$—	$95

(1)	Operating expenses primarily consist of platform fees and property, general, administrative, and other expenses, including stock-based compensation expense directly identifiable with employees of the SMG Business of $264 million, $29 million, and $38 million for the years ended December 31, 2016, 2015, and 2014, respectively.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Showboat Atlantic City

CEOC closed its Showboat Atlantic City casino permanently effective in 2014 and subsequently sold it in 2015 for $18 million. In 2014, we accrued severance and other exit costs totaling $26 million and recognized a tangible asset impairment of $10 million. The liability for exit costs was derecognized when CEOC was deconsolidated in 2015.

Harrah’s Tunica

CEOC closed its Harrah’s Tunica casino permanently effective in 2014 and recorded intangible and tangible asset impairment charges totaling $68 million and accrued exit costs of $16 million associated with the closure of this casino. The liability for exit costs was derecognized when CEOC was deconsolidated in 2015.

Note 18 — Related Party Transactions

	Years ended December 31,
(In millions)	2016	2015	2014
Transactions with Sponsors and their affiliates
Reimbursements and expenses	$6	$20	$2
Expenses paid to Sponsors’ portfolio companies	2	3	9
Expenses paid on behalf of CAC	315	36	32
Transactions with CEOC
Shared services allocated expenses to CEOC	368	355	—
Shared services allocated expenses from CEOC	148	117	—
Management fees incurred	45	40	—
Octavius Tower lease revenue	35	34	—
Other expenses incurred	14	12	—

Transactions Related to the CEOC Reorganization

The Debtors filed the Third Amended Plan on January 13, 2017, and CEC, CAC, the Debtors, and CEOC’s major creditor groups have agreed to support the Third Amended Plan and have entered into various RSAs with respect to the CEOC reorganization. See detailed discussion of the Third Amended Plan and the RSAs in Note 1.

Transactions with Sponsors and their Affiliates

The members of Hamlet Holdings LLC (“Hamlet Holdings”) are comprised of individuals affiliated with Apollo and affiliates of TPG (collectively, the “Sponsors”). As of December 31, 2016, Hamlet Holdings beneficially owned a majority of CEC’s common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares, and, as a result, the Sponsors have the power to elect all of CEC’s directors.

Reimbursements and Expenses

CEC has a services agreement with the Sponsors relating to the provision of financial and strategic advisory services and consulting services. The Sponsors have granted an ongoing waiver of the monitoring fees for management services; however, we reimburse the Sponsors for expenses they incur related to these management services and certain legal expenses. The reimbursed expenses are included in corporate expense and are included in the table above.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Sponsors’ Portfolio Companies

We have entered into agreements with a number of companies that are portfolio companies of our Sponsors. The following are the Sponsor portfolio companies with which we have business relationships:

•	XOJet, Inc. — provides access to aircraft at contractually agreed upon hourly rates.

•	SunGard Availability Service LP — provides enterprise cloud services and solutions for managed information technology.

•	Sabre, Inc. — provides technology to assist our customers with booking hotel rooms.

•	Avaya Inc. — supplies technology products and services and related software licenses and support.

•	Norwegian Cruise Line Holdings Ltd. — a cruise ship operations company with which we have a marketing agreement pursuant to which, among other things, NCL pays Caesars Entertainment a percentage of its gaming revenue.

•	Classic Party Rentals — provides party rental supplies.

•	Creative Artists Agency LLC, — we have entered into multiple entertainment agreements in connection with artists’ performances at Caesars’ properties.

•	Fleet Pride, Inc. — provides aftermarket heavy-duty truck and trailer parts.

•	Sutherland Global Services — technology and analytics enabled business process enterprise that provides end-to-end business process transformation.

•	Sbarro, LLC, — pizzeria chain that specializes in New York style pizza by the slice and other Italian-American cuisine.

•	Protection One — full service security provider.

•	ADT Security Services, Inc. — provides electronic security, fire protection, and other related alarm monitoring services.

Amounts paid to the Sponsors’ portfolio companies are included in the table above and we believe such transactions are conducted at fair value.

In addition, certain entities affiliated with or under the control of our Sponsors may from time to time transact in and hold our debt securities, and participate in any modifications of such instruments on terms available to any other holder of our debt.

Caesars Acquisition Company

As described in Note 2, CAC is the sole voting member of CGP, our consolidated VIE, and common control exists between CAC and Caesars through the majority beneficial ownership of both by Hamlet Holdings. Pursuant to the operating agreement of CGP, CGP pays certain expenses on behalf of CAC. These expenses, which are included in the table above, commenced in 2013 and are reflected as distributions to a noncontrolling interest holder in the consolidated statements of equity. The year ended December 31, 2016 includes $285 million related to CAC’s estimated current income tax expense on the gain on sale of the SMG Business. Under its operating agreement, CGP is required to distribute funds to CAC that will be used to pay CAC’s tax obligation resulting from the sale. During the fourth quarter of 2016, CGP made tax payments of $240 million related to the sale of the SMG Business.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Transactions with CEOC

As described in Note 2, upon its filing for reorganization under Chapter 11 of the Bankruptcy Code and its subsequent deconsolidation, transactions with CEOC are no longer eliminated in consolidation and are considered related party transactions for Caesars. A summary of these transactions is provided in the table above.

CEOC Shared Services Agreement

Pursuant to a shared services agreement, CEOC provides Caesars with certain corporate and administrative services, and the costs of these services are allocated to Caesars. Certain services are now provided by CES (see Note 1).

Prior to the deconsolidation of CEOC, we were self-insured for employee medical (health, dental, and vision) and risk products, including workers compensation and surety bonds, and our insurance claims and reserves included accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims.

We continue to be self-insured for workers compensation and other risk insurance as of December 31, 2016. Caesars Entertainment provides insurance coverage to CEOC and receives insurance premiums on an installment basis, which are intended to cover claims processed on CEOC’s behalf. We prepay CEOC for estimated employee medical insurance claims.

Services Joint Venture

CES provides certain corporate and administrative services to its Members, and the costs of these services are allocated among the Members. Accordingly, CERP and CGP are allocated 21.8% and 12.8%, respectively, and CEOC reimburses CES for its allocated costs. The CES allocated costs include amounts for insurance coverage (see Note 1).

Management Fees

In 2014, CEOC sold to CGP, among other things, four properties (The Cromwell, The LINQ Hotel, Bally’s Las Vegas, and Harrah’s New Orleans), related intellectual property, and 50% of certain ongoing management fees. Under the terms of the agreements governing this transaction, each property remained under management by CEOC, until CEOC assigned the management agreements to CES. CEOC continues to receive ongoing management fees during the term of the related property management agreement consisting of a (i) base management fee of 2% of monthly net operating revenues and (ii) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. Each property also licenses enterprise-wide intellectual property from CLC. The agreements governing this transaction also provide that CEC and CEOC will indemnify CGP LLC for the failure of CEC and CEOC to perform or fulfill any of their covenants or breach any of their representations and warranties under the agreements among other agreed upon matters.

Octavius Tower Lease Agreement

Under the Octavius Tower lease agreement, CEOC leases the Octavius Tower at Caesars Palace Las Vegas from CERP and pays rent totaling $35 million annually through expiration in April 2026.

LINQ Access and Parking Easement Lease Agreement

Under the LINQ Access and Parking Easement lease agreement, CEOC leases the parking lot behind The LINQ promenade and The LINQ Hotel to CERP and CGP. Together, CERP and CGP pay approximately $2 million annually, subject to a 3% annual increase through expiration in April 2028. Amounts are included within other expenses incurred in the table above.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Service Provider Fee

CEOC, CERP and CGP have a shared services agreement under which CERP and CGP pay for certain indirect corporate support costs. CEOC is authorized to charge CERP and CGP for an amount equal to 21.8% and 12.8%, respectively, of unallocated corporate support costs. Amounts are included within other expenses incurred in the table above.

Cross Marketing and Trademark License Agreement

CIE and CEOC have a Cross Marketing and Trademark License Agreement in effect until December 31, 2026, unless terminated earlier pursuant to the terms of the agreement. The agreement grants CIE the exclusive right to use various brands of Caesars Entertainment in connection with social and mobile games and online real money gaming in exchange for a 3% royalty. This agreement also provides for cross-marketing and promotional activities between CIE and CEOC, including participation by CIE in Caesars’ Total Rewards loyalty program. CEOC also receives a revenue share from CIE for customer referrals. Amounts are included within other expenses incurred in the table above.

Effective upon Closing, CIE and Playtika, formerly a wholly-owned subsidiary of CIE and now a wholly-owned subsidiary of the buyer of the SMG Business, executed a separate sub-license agreement extending substantially the same rights and obligations to both parties beyond the sale through December 31, 2026.

Equity Incentive Awards

Caesars maintains an equity incentive awards plan under which CEC may issue time-based and performance-based stock options, restricted stock units and restricted stock awards to CEOC employees. Although awards under the plan result in the issuance of shares of CEC, because CEOC is no longer a consolidated subsidiary of CEC, we have accounted for these awards as nonemployee awards subsequent to the date of deconsolidation.

Employee Benefit Plans

CEC maintains a defined contribution savings and retirement plan in which employees of CEOC may participate. The plan provides for, among other things, pre-tax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings (subject to certain IRS and plan limits). In addition, employees subject to collective bargaining agreements receive benefits through the multi-employer pension plans sponsored by the organization in which they are a member. The expenses related to contributions made to the plans on their behalf are allocated to the properties at which they are employed.

Total Rewards Loyalty Program

CEOC’s customer loyalty program, Total Rewards, offers incentives to customers from their spending related to on-property entertainment expenses, including gaming, hotel, dining, and retail shopping at our and CEOC’s resort properties located in the U.S. and Canada. Under the program, customers are able to accumulate, or bank, Reward Credits over time that they may redeem at their discretion under the terms of the program. The Reward Credit balance will be forfeited if the customer does not earn a Reward Credit over the prior six-month period. As a result of the ability of the customer to bank the Reward Credits, CEOC estimates the cost of fulfilling the redemption of Reward Credits, after consideration of estimated forfeitures (referred to as “breakage”) based upon the cost of historical redemptions. The estimated value of Reward Credits is expensed as the Reward Credits are earned by customers and is included in direct casino expense. The total estimated cost is accrued by CEOC, with the incremental charges related to our casino properties included in due to affiliates, net in the Balance Sheets.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Due from/to Affiliates

Amounts due to or from affiliates for each counterparty represent the net receivable or payable as of the end of the reporting period primarily resulting from the transactions described above and are settled on a net basis by each counterparty in accordance with the legal and contractual restrictions governing transactions by and among Caesars’ consolidated entities and CEOC. The amount due from CEOC represents the maximum exposure to loss as a result of Caesars’ involvement with CEOC, and the amount is reported net of an allowance for doubtful accounts of $12 million.

As of December 31, 2016 and 2015, due from affiliates was $64 million and $34 million, respectively, and represented a receivable due to CES from CEOC for shared services performed on behalf of CEOC.

As of December 31, 2016 and 2015, due to affiliates was $112 million and $16 million, respectively, and represented a payable due to CEOC primarily from CGP for shared services performed on their behalf.

Note 19 — Segment Reporting

We view each casino property and CIE as operating segments and currently aggregate all such casino properties into two reportable segments based on management’s view of these properties, which aligns with their ownership and underlying credit structures: CERP and CGP. Through June 30, 2016, we presented CGP as two separate reportable segments: CGP Casinos and CIE. Subsequent to the sale of the SMG Business (see Note 1) the remaining CIE business is not material. Therefore, we no longer consider CIE to be a separate reportable segment, and CGP Casinos and CIE have been combined for all periods presented as the CGP segment. Additionally, CEOC was a reportable segment until its deconsolidation effective January 15, 2015.

The results of each reportable segment presented below are consistent with the way Caesars management assesses these results and allocates resources, which is a consolidated view that adjusts for the impact of certain transactions between reportable segments within Caesars, as described below. Accordingly, the results of certain reportable segments presented in this filing differ from the financial statement information presented in their standalone filings.

“Other” includes parent, consolidating, and other adjustments to reconcile to consolidated Caesars results.

Condensed Statements of Operations — By Segment

	Year Ended December 31, 2016
(In millions)	CERP	CGP	Other	Elimination	CEC
Other revenues	$325	$217	$4	$(19)	$527
Net revenues	2,195	1,697	4	(19)	3,877
Depreciation and amortization	258	180	1	—	439
Income/(loss) from operations	389	20	(152)	—	257
Interest expense	(396)	(198)	(5)	—	(599)
Deconsolidation and restructuring of CEOC and other	—	2	(5,760)	—	(5,758)
Income tax benefit/(provision) from continuing operations	4	1	(32)	—	(27)

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Year Ended December 31, 2015
(In millions)	CEOC	CERP	CGP	Other	Elimination	CEC
Other revenues	$12	$307	$182	$26	$(32)	$495
Net revenues	164	2,154	1,620	26	(35)	3,929
Depreciation and amortization	13	210	151	—	—	374
Impairment of tangible and other intangible assets	—	—	1	—	—	1
Income/(loss) from operations	9	411	253	(328)	1	346
Interest expense	(87)	(399)	(195)	(4)	2	(683)
Deconsolidation and restructuring of CEOC and other	—	—	4	6,113	(2)	6,115
Income tax benefit/(provision) from continuing operations	—	(5)	2	122	—	119

	Year Ended December 31, 2014
(In millions)	CEOC (1)	CERP	CGP	Other	Elimination	CEC
Other revenues	$337	$316	$175	$101	$(187)	$742
Net revenues	4,812	2,065	1,319	101	(330)	7,967
Depreciation and amortization	341	200	115	3	(1)	658
Impairment of goodwill	251	289	155	—	—	695
Impairment of tangible and other intangible assets	308	(12)	3	—	—	299
Income/(loss) from operations	(323)	(32)	(221)	14	7	(555)
Interest expense	(2,184)	(389)	(169)	(17)	90	(2,669)
Deconsolidation and restructuring of CEOC and other	(100)	—	132	(30)	(97)	(95)
Income tax benefit/(provision) from continuing operations	264	28	231	73	—	596

(1)	Includes foreign net revenues of $337 million.

Property EBITDA — by Segment

Property earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a measure of the Company’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of its ongoing operating performance at an operating property level. As a result of the sale of the SMG Business (see Note 17), we have determined that CIE stock-based compensation expense should be excluded from Property EBITDA as management no longer considers such expense to be indicative of Caesars Entertainment’s ongoing consolidated or segment operating performance. Therefore, Property EBITDA has been recast for prior periods to be consistent to the current year presentation.

In the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

	Year Ended December 31, 2016
(In millions)	CERP	CGP	Other	Elimination	CEC
Net income/(loss) attributable to company	$(3)	$3,953	$(7,519)	$—	$(3,569)
Net income/(loss) attributable to noncontrolling interests	—	(28)	850	—	822
Discontinued operations, net of income taxes	—	(4,100)	720	—	(3,380)
Income tax (benefit)/provision	(4)	(1)	32	—	27
Deconsolidation and restructuring of CEOC and other	—	(2)	5,760	—	5,758
Interest expense	396	198	5	—	599
Depreciation and amortization	258	180	1	—	439
Corporate expense	43	29	96	(2)	166
Other operating costs	7	21	61	—	89
CIE stock-based compensation	—	189	—	—	189

Property EBITDA	$697	$439	$6	$(2)	$1,140

	Year Ended December 31, 2015
(In millions)	CEOC	CERP	CGP	Other	Elimination	CEC
Net income/(loss) attributable to company	$(85)	$7	$220	$5,777	$1	$5,920
Net income/(loss) attributable to noncontrolling interests	—	—	6	126	—	132
Discontinued operations, net of income taxes	7	—	(162)	—	—	(155)
Income tax (benefit)/provision	—	5	(2)	(122)	—	(119)
Deconsolidation and restructuring of CEOC and other	—	—	(4)	(6,113)	2	(6,115)
Interest expense	87	399	195	4	(2)	683
Depreciation and amortization	13	210	151	—	—	374
Impairment of tangible and other intangible assets	—	—	1	—	—	1
Corporate expense	5	47	39	95	(12)	174
Other operating costs	4	4	(105)	249	—	152
CIE stock-based compensation	—	—	31	—	—	31

Property EBITDA	$31	$672	$370	$16	$(11)	$1,078

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

	Year Ended December 31, 2014
(In millions)	CEOC	CERP	CGP	Other	Elimination	CEC
Net income/(loss) attributable to company	$(2,524)	$(393)	$39	$95	$—	$(2,783)
Net income/(loss) attributable to noncontrolling interests	8	—	(33)	(58)	—	(83)
Discontinued operations, net of income taxes	173	—	(33)	3	—	143
Income tax (benefit)/provision	(264)	(28)	(231)	(73)	—	(596)
Deconsolidation and restructuring of CEOC and other	100	—	(132)	30	97	95
Interest expense	2,184	389	169	17	(90)	2,669
Depreciation and amortization	341	200	115	3	(1)	658
Impairment of goodwill	251	289	155	—	—	695
Impairment of tangible and other intangible assets	308	(12)	3	—	—	299
Corporate expense	139	60	23	13	(3)	232
Other operating costs	106	15	111	(24)	(5)	203
CIE stock-based compensation	—	—	49	—	—	49

Property EBITDA	$822	$520	$235	$6	$(2)	$1,581

Condensed Balance Sheets — By Segment

	As of December 31, 2016
(In millions)	CERP	CGP	Other	Elimination	CEC
Total assets	$6,941	$7,353	$1,246	$(646)	$14,894
Total liabilities	5,903	2,709	7,758	(58)	16,312

	As of December 31, 2015
(In millions)	CERP	CGP	Other	Elimination	CEC
Total assets	$7,028	$4,518	$1,409	$(749)	$12,206
Total liabilities	6,073	2,798	$1,157	(55)	9,973

Note 20 — Subsequent Events

Amendment to the CGP Operating Agreement

On February 13, 2017, CEC, CAC and certain subsidiaries of CEC (the “CEC Members”) entered into the third amendment to the CGP Operating Agreement to, among other things, (a) provide for the tax treatment of the allocations of net profits and net losses of the capital accounts of CGP regarding certain non-pro rata distributions made to CAC and the CEC Members pursuant to the CGP Operating Agreement, as amended on September 23, 2016 and October 7, 2016 and by the third amendment referred to herein (together with such amendments, the “CGP Operating Agreement”) and (b) permit a $35 million special distribution to the CEC Members to satisfy certain payment obligations as set forth in the CIE Proceeds Agreement (see “Payment to CEOC” in Note 1). The foregoing description of the third amendment to the CGP Operating Agreement does not purport to be complete and is qualified in its entirety by reference to the third amendment to the CGP Operating Agreement, which is filed as Exhibit 10.93 hereto and incorporated herein by reference.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 21 — Quarterly Results of Operations (Unaudited)

(In millions, except per share amounts)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2016
Net revenues	$950	$992	$986	$949	$3,877
Income/(loss) from operations	88	111	(44)	102	257
Net income/(loss)	(274)	(2,043)	5	(435)	(2,747)
Net loss attributable to Caesars	(308)	(2,077)	(643)	(541)	(3,569)
Basic loss per share	(2.12)	(14.25)	(4.38)	(3.68)	(24.41)
Diluted loss per share	(2.12)	(14.25)	(4.38)	(3.68)	(24.41)

2015
Net revenues	$1,085	$966	$957	$921	$3,929
Income from operations	93	128	84	41	346
Net income/(loss)	6,797	50	(756)	(39)	6,052
Net income/(loss) attributable to Caesars	6,772	15	(791)	(76)	5,920
Basic earnings/(loss) per share	46.81	0.10	(5.44)	(0.54)	40.88
Diluted earnings/(loss) per share	46.12	0.10	(5.44)	(0.54)	40.26

As described in Note 1, during 2016, we significantly increased our accrual for restructuring commitments beginning in the first quarter, and our accrual was updated quarterly. In addition, as described in Note 17, during the third quarter of 2016, CIE sold its SMG Business, which resulted in a pre-tax gain of approximately $4.2 billion.

During the year ended December 31, 2015, Caesars Entertainment recognized a $7.1 billion gain associated with the deconsolidation of CEOC. See Note 2.

ITEM 15. Exhibits, Financial Statement Schedules.

(a) 1.	Financial statements of the Company (including related notes to consolidated financial statements) filed as part of this report are listed below (see Item 8):

Report of Independent Registered Public Accounting Firm.

Consolidated Balance Sheets as of December 31, 2016 and 2015.

Consolidated Statements of Operations and Comprehensive Income/(Loss) for the Years Ended December 31, 2016, 2015, and 2014.

Consolidated Statements of Stockholders’ Equity/(Deficit) for the Years Ended December 31, 2016, 2015, and 2014.

Consolidated Statements of Cash Flows for the Years Ended December 31, 2016, 2015, and 2014.

2.	Financial statement schedules of the Company as follows:

Schedule I — Condensed Financial Information of Registrant Parent Company Only as of December 31, 2016 and 2015 and for the Years Ended December 31, 2016, 2015, and 2014.

We have omitted schedules other than the ones listed above because they are not required or are not applicable, or the required information is shown in the financial statements or notes to the financial statements.

Schedule I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT PARENT COMPANY ONLY

CAESARS ENTERTAINMENT CORPORATION

CONDENSED BALANCE SHEETS

	As of December 31,
(In millions)	2016	2015
Assets
Current assets
Cash and cash equivalents	$78	$48
Restricted cash	16	—
Prepayments and other current assets	3	7
Intercompany receivables	—	18

Total current assets	97	73
Restricted cash	—	100
Deferred charges and other assets	89	94
Investment in subsidiary	3,846	1,871

Total assets	$4,032	$2,138

Liabilities and Stockholders’ Equity/(Deficit)
Current liabilities
Accounts payable	$33	$4
Accrued expenses	56	35
Intercompany payables	20	—
Accrued restructuring and support expenses	6,601	905

Total current liabilities	6,710	944
Deferred credits and other liabilities	50	53
Deferred income taxes	449	154

Total liabilities	7,209	1,151
Total stockholders’ equity/(deficit)	(3,177)	987

Total liabilities and stockholders’ equity/(deficit)	$4,032	$2,138

See accompanying Notes to Condensed Financial Information.

Schedule I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT PARENT COMPANY ONLY

CAESARS ENTERTAINMENT CORPORATION

CONDENSED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)

	Years Ended December 31,
(In millions)	2016	2015	2014
Net revenues	$2	$12	$—
Operating expenses
Income on interests in non-consolidated affiliates	—	—	(1)
(Gain)/loss on interests in subsidiaries	(2,083)	(144)	2,765
Corporate expense	96	95	14
Other operating costs	55	111	10

Total operating expenses	(1,932)	62	2,788

Income/(loss) from operations	1,934	(50)	(2,788)
Interest expense	(5)	(4)	(3)
Deconsolidation and restructuring of CEOC and other	(5,758)	6,110	15

Income/(loss) from operations before income taxes	(3,829)	6,056	(2,776)
Income tax benefit/(provision)	260	(136)	(7)

Net income/(loss)	(3,569)	5,920	(2,783)
Other comprehensive income, net of income taxes	—	—	—

Comprehensive income/(loss)	$(3,569)	$5,920	$(2,783)

See accompanying Notes to Condensed Financial Information.

Schedule I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT PARENT COMPANY ONLY

CAESARS ENTERTAINMENT CORPORATION

CONDENSED STATEMENT OF CASH FLOWS

	Years Ended December 31,
(In millions)	2016	2015	2014
Cash flows provided by/(used in) operating activities	$(47)	$(287)	$152

Cash flows from investing activities
Proceeds from long term receivable	—	40	—

Cash flows provided by investing activities	—	40	—

Cash flows from financing activities
Issuance of common stock, net of fees	—	—	136
Proceeds from the issuance of long-term debt	—	—	13
Repayments of long-term debt	—	(68)	—
Other financing	(7)	(2)	—

Cash flows provided by/(used in) financing activities	(7)	(70)	149

Net increase/(decrease) in cash, cash equivalents, and restricted cash	(54)	(317)	301
Cash, cash equivalents, and restricted cash, beginning of period	148	465	164

Cash, cash equivalents, and restricted cash, end of period	$94	$148	$465

See accompanying Notes to Condensed Financial Information.

Schedule I

CONDENSED FINANCIAL INFORMATION OF REGISTRANT PARENT COMPANY ONLY

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONDENSED FINANCIAL INFORMATION

1.	Background and basis of presentation

These condensed parent company financial statements have been prepared in accordance with Rule 12-04, Schedule 1 of Regulation S-X, as the restricted net assets of Caesars Entertainment Corporation and its subsidiaries exceed 25% of the consolidated net assets of Caesars Entertainment Corporation and its subsidiaries (the “Company”). This information should be read in conjunction with the company’s consolidated financial statements included elsewhere in this filing.

2.	Restricted net assets of subsidiaries

Certain of the Company’s subsidiaries have restrictions on their ability to pay dividends or make intercompany loans and advances pursuant to financing arrangements and regulatory restrictions. The amount of restricted net assets the Company’s consolidated subsidiaries held as of December 31, 2016 and 2015 was approximately $4.0 billion and $2.1 billion, respectively. Such restrictions are on net assets of Caesars Entertainment Corporation and its subsidiaries. The amount of restricted net assets in the Company’s unconsolidated subsidiaries was not material to the financial statements.

3.	Commitments, contingencies, and long-term obligations

For a discussion of the Company’s commitments, contingencies, and long-term obligations under its senior secured credit facilities, see Note 11 of the Company’s consolidated financial statements.

4.	Impact of deconsolidation of Caesars Entertainment Operating Company, Inc. (“CEOC”)

The accompanying financial statements are based upon the Company’s current conclusions regarding ownership of assets and obligation to pay liabilities. On January 15, 2015, CEOC (the Company’s largest subsidiary) and certain of its U.S. subsidiaries voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois in Chicago (the “Bankruptcy Court”). Because CEOC is under the control of the Bankruptcy Court, CEC deconsolidated this subsidiary effective January 15, 2015.

5.	Going concern

As described more fully in Note 1 of the Company’s consolidated financial statements, the Company made material commitments under CEOC’s plan of reorganization (the “Restructuring”) and is a defendant in litigation, including the Noteholder Disputes, and other noteholder disputes relating to certain CEOC transactions dating back to 2010. The circumstances described in Note 1 under “Going Concern” raise substantial doubt as to the Company’s ability to continue as a going concern without securing additional funding to meet its ongoing obligations and its commitments under the Restructuring. Additionally, in each of the litigation matters disclosed in Note 1 under “Litigation,” claims have been made or could be made against the Company that, if resolved against it, raise substantial doubt about the Company’s ability to continue as a going concern. Under the terms of the Restructuring, all such litigation should be resolved. However, in the event of a material adverse ruling on one or all of the litigation matters disclosed in Note 1, it is likely that a reorganization under Chapter 11 of the Bankruptcy Code would be necessary.

CAESARS ENTERTAINMENT CORPORATION

Consolidated Condensed Interim Financial Statements

as of March 31, 2017 and December 31, 2016 and

for each of the three months ended March 31, 2017 and 2016

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(In millions)	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents ($1,115 and $1,157 attributable to our VIEs)	$1,454	$1,513
Restricted cash ($3,000 and $3,040 attributable to our VIEs)	3,041	3,113
Receivables, net ($84 and $76 attributable to our VIEs)	159	160
Due from affiliates ($26 and $64 attributable to our VIEs)	26	64
Prepayments and other current assets ($80 and $61 attributable to our VIEs)	145	118
Inventories ($5 and $7 attributable to our VIEs)	17	20

Total current assets	4,842	4,988
Property and equipment, net ($2,534 and $2,537 attributable to our VIEs)	7,429	7,446
Goodwill ($206 and $206 attributable to our VIEs)	1,608	1,608
Intangible assets other than goodwill ($187 and $191 attributable to our VIEs)	417	433
Restricted cash ($5 and $5 attributable to our VIEs)	105	5
Deferred charges and other assets ($235 and $240 attributable to our VIEs)	411	414

Total assets	$14,812	$14,894

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable ($114 and $143 attributable to our VIEs)	$188	$215
Due to affiliates ($47 and $94 attributable to our VIEs)	67	112
Accrued expenses and other current liabilities ($307 and $312 attributable to our VIEs)	641	664
Accrued restructuring and support expenses	7,033	6,601
Interest payable ($30 and $14 attributable to our VIEs)	133	67
Current portion of long-term debt ($20 and $21 attributable to our VIEs)	46	89

Total current liabilities	8,108	7,748
Long-term debt ($2,252 and $2,254 attributable to our VIEs)	6,743	6,749
Deferred income taxes	1,794	1,722
Deferred credits and other liabilities ($34 and $33 attributable to our VIEs)	93	93

Total liabilities	16,738	16,312

Commitments and contingencies (Note 8)
Stockholders’ deficit
Caesars stockholders’ deficit	(3,722)	(3,177)
Noncontrolling interests	1,796	1,759

Total stockholders’ deficit	(1,926)	(1,418)

Total liabilities and stockholders’ deficit	$14,812	$14,894

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
(In millions, except per share data)	2017	2016
Revenues
Casino	$532	$538
Food and beverage	196	201
Rooms	243	229
Other revenue	129	122
Less: casino promotional allowances	(137)	(140)

Net revenues	963	950

Operating expenses
Direct
Casino	283	285
Food and beverage	93	93
Rooms	63	59
Property, general, administrative, and other	234	250
Depreciation and amortization	102	112
Corporate expense	33	41
Other operating costs	(3)	22

Total operating expenses	805	862

Income from operations	158	88
Interest expense	(147)	(151)
Restructuring of CEOC and other	(463)	(237)

Loss from continuing operations before income taxes	(452)	(300)
Income tax provision	(72)	(7)

Loss from continuing operations, net of income taxes	(524)	(307)
Discontinued operations, net of income taxes	—	33

Net loss	(524)	(274)
Net income attributable to noncontrolling interests	(22)	(34)

Net loss attributable to Caesars	$(546)	$(308)

Loss per share — basic and diluted
Basic and diluted loss per share from continuing operations	$(3.71)	$(2.35)
Basic and diluted earnings per share from discontinued operations	—	0.23

Basic and diluted loss per share	$(3.71)	$(2.12)

Weighted-average common stock outstanding	147	145

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY/(DEFICIT)

(UNAUDITED)

	Caesars Stockholders’ Equity/(Deficit)
(In millions)	Common Stock	Treasury Stock	Additional Paid-in- Capital	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Caesars Stockholders’ Equity/(Deficit)	Noncontrolling Interests	Total Equity/ (Deficit)
Balance as of December 31, 2015	$1	$(21)	$8,190	$(7,184)	$1	$987	$1,246	$2,233
Net income/(loss)	—	—	—	(308)	—	(308)	34	(274)
Stock-based compensation	—	(3)	10	—	—	7	—	7
CIE stock transactions, net	—	—	(13)	—	—	(13)	(5)	(18)
Other	—	—	—	—	—	—	(2)	(2)

Balance as of March 31, 2016	$1	$(24)	$8,187	$(7,492)	$1	$673	$1,273	$1,946

Balance as of December 31, 2016	$1	$(29)	$7,605	$(10,753)	(1)	$(3,177)	$1,759	$(1,418)
Net income/(loss)	—	—	—	(546)	—	(546)	22	(524)
Stock-based compensation	—	(7)	8	—	—	1	—	1
Change in noncontrolling interest, net of distributions and contributions	—	—	1	(1)	—	—	15	15

Balance as of March 31, 2017	$1	$(36)	$7,614	$(11,300)	$(1)	$(3,722)	$1,796	$(1,926)

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
(In millions)	2017	2016
Cash flows provided by operating activities	$125	$64

Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(72)	(44)
Return of investment from discontinued operations	—	68
Proceeds from the sale and maturity of investments	5	20
Investments in non-consolidated affiliates	(10)	—
Payments to acquire investments	(6)	(3)
Other	—	(1)

Cash flows provided by/(used in) investing activities	(83)	40

Cash flows from financing activities
Proceeds from long-term debt and revolving credit facilities	—	55
Repayments of long-term debt and revolving credit facilities	(54)	(104)
Repurchase of CIE shares and distribution of sale proceeds	—	(28)
Distributions to noncontrolling interest owners	(12)	(6)
Other	(7)	3

Cash flows used in financing activities	(73)	(80)

Cash flows from discontinued operations
Cash flows from operating activities	—	53
Cash flows from investing activities	—	(6)
Cash flows from financing activities	—	(68)

Net cash from discontinued operations	—	(21)

Change in cash, cash equivalents, and restricted cash classified as held for sale	—	18

Net increase/(decrease) in cash, cash equivalents, and restricted cash	(31)	21
Cash, cash equivalents, and restricted cash, beginning of period	4,631	1,394

Cash, cash equivalents, and restricted cash, end of period	$4,600	$1,415

Supplemental Cash Flow Information
Cash paid for interest	$75	$80
Cash paid for income taxes	—	24
Non-cash investing and financing activities:
Change in accrued capital expenditures	(2)	9

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

In this filing, the name “CEC” refers to the parent holding company, Caesars Entertainment Corporation, exclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires. The words “Company,” “Caesars,” “Caesars Entertainment,” “we,” “our,” and “us” refer to Caesars Entertainment Corporation, inclusive of its consolidated subsidiaries and variable interest entities, unless otherwise stated or the context otherwise requires.

This Form 10-Q should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2016 (“2016 Annual Report”).

We also refer to (i) our Consolidated Condensed Financial Statements as our “Financial Statements,” (ii) our Consolidated Condensed Statements of Operations and Comprehensive Income as our “Statements of Operations,” and (iii) our Consolidated Condensed Balance Sheets as our “Balance Sheets.”

Note 1 — Description of Business

Organization

CEC is primarily a holding company with no independent operations of its own. CEC owns 100% of Caesars Entertainment Resort Properties, LLC (“CERP”) and an interest in Caesars Growth Partners, LLC (“CGP”). CERP and CGP own a total of 12 casino properties in the United States, eight of which are in Las Vegas. These eight casino properties represented 67% of consolidated net revenues for the three months ended March 31, 2017.

CEC also holds a majority interest in Caesars Entertainment Operating Company, Inc. (“CEOC”). The results of CEOC and its subsidiaries are no longer consolidated with Caesars subsequent to CEOC and certain of its United States subsidiaries (the “Debtors”) voluntarily filing for reorganization in January 2015 under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Illinois in Chicago (the “Bankruptcy Court”).

Caesars Enterprise Services, LLC

Caesars Enterprise Services, LLC (“CES”) is a services joint venture formed by CERP, CEOC, and a subsidiary of CGP (Caesars Growth Properties Holdings, LLC, or “CGPH”) (collectively, the “Members”). CES provides certain corporate and administrative services for the Members’ casino properties and related entities, including substantially all of the casino properties owned by CEOC and casinos owned by unrelated third parties. CES manages certain assets for the casino properties to which it provides services, and it employs certain of the corresponding employees. CES owns, licenses or controls other assets and uses them to provide services to the Members. Under the terms of the Omnibus License and Enterprise Services Agreement, CEC and its operating subsidiaries continue to have access to the services historically provided to us by CEOC and its employees, its trademarks, and its programs.

Reportable Segments

We view each casino property as an operating segment and currently aggregate all such casino properties into two reportable segments based on management’s view, which aligns with their ownership and underlying credit structures: CERP and CGP.

On September 23, 2016, Caesars Interactive Entertainment (“CIE”), a wholly owned subsidiary of CGP, sold its social and mobile games business (the “SMG Business”) and retained only its World Series of Poker (“WSOP”) and regulated online real money gaming businesses. The SMG Business represented the majority of CIE’s operations and is classified as discontinued operations for all periods presented (see Note 14).

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Announced Merger with Caesars Acquisition Company

Caesars Acquisition Company (“CAC”) was formed on February 25, 2013 to make an equity investment in CGP, a joint venture between CAC and certain subsidiaries of CEC, and directly owns 100% of the voting membership units of CGP and serves as CGP’s managing member. Certain subsidiaries of CEC hold 100% of the non-voting membership units of CGP.

CEC and CAC entered into the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017 (as amended, the “Merger Agreement”). Pursuant to the Merger Agreement, among other things, CAC will merge with and into CEC, with CEC as the surviving company (the “Merger”). Subject to the terms and conditions of the Merger Agreement, upon consummation of the Merger, each share of CAC common stock issued and outstanding immediately prior to the effective date of the Merger will be converted into, and become exchangeable for, that number of shares of CEC common stock equal to 1.625 (the “Exchange Ratio”).

We expect the Merger to be accounted for as a transaction among entities under common control, which will result in CAC being consolidated into Caesars at book value as an equity transaction.

Going Concern

Management assesses CEC’s entity’s ability to continue as a going concern on a quarterly basis, and the following information reflects the results of our assessment as of CEC’s ability to continue as a going concern.

Overview

As a result of the following circumstances, we have substantial doubt about CEC’s ability to continue as a going concern:

•	we have limited unrestricted cash available to meet the financial commitments of CEC, primarily resulting from significant expenditures made to (1) defend against the litigation matters disclosed below and (2) support a plan of reorganization for CEOC (the “Restructuring”);

•	we have made material future commitments to support the Restructuring described below; and

•	we are a defendant in litigation relating to certain CEOC transactions dating back to 2010 and other legal matters (see Note 3) that could result in one or more adverse rulings against us if the Restructuring is not completed.

CEC does not currently have sufficient cash to meet its financial commitments to support the Restructuring that are due when CEOC ultimately emerges from bankruptcy or to satisfy the potential obligations that would arise in the event of an adverse ruling on one or all of the litigation matters disclosed below. The completion of the Merger is expected to allow CEC to fulfill its financial commitments in support of the Restructuring. However, if the Merger is not completed for any reason, CEC would still be liable for many of these obligations.

CEC entered into the CIE Proceeds and Reservation Rights Agreement (as amended on October 7, 2016) with CIE, CEOC and CAC (the “CIE Proceeds Agreement”), which allows for up to $235 million of the proceeds from the sale of the SMG Business to be distributed to CEC in order to pay certain fees in support of the Restructuring, including the payment to CEOC described below (“CEC Expense Amounts”). As of March 31, 2017, $129 million remained available to CEC under this agreement. After taking into account the cash available to pay the CEC Expense Amounts under the CIE Proceeds Agreement and other sources of

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

liquidity, CEC expects to have sufficient cash to meet its ongoing obligations as they come due for at least 12 months beyond the issuance date of these financial statements. However, there are restrictions governing when and how the cash designated for CEC Expense Amounts can be used (see Note 2). Upon completion of the Merger, CEC also expects to gain access to the remaining proceeds from the sale of the SMG Business, which will be used to fund its other commitments in support of the Restructuring.

If CEC is unable to access additional sources of cash when needed, in the event of a material adverse ruling on one or all of the litigation matters disclosed below, or if CEOC does not emerge from bankruptcy on a timely basis on terms and under circumstances satisfactory to CEC, it is likely that CEC would seek reorganization under Chapter 11 of the Bankruptcy Code.

We believe that CERP and CGP’s cash and cash equivalents, their cash flows from operations, and/or financing available under their separate revolving credit facilities will be sufficient to meet their normal operating requirements, to fund planned capital expenditures, and to fund debt service during the next 12 months and the foreseeable future.

CEOC Reorganization

On January 13, 2017, the Debtors filed an amended plan of reorganization (the “Third Amended Plan”) with the Bankruptcy Court that replaces all previously filed plans. CEC, CAC, the Debtors and CEOC’s major creditor groups have agreed to support the Third Amended Plan. The Bankruptcy Court confirmed the Third Amended Plan on January 17, 2017.

As part of the Third Amended Plan, it is anticipated that CEOC will be divided into two companies — OpCo and PropCo. OpCo will operate CEOC’s properties and facilities. PropCo will hold certain of CEOC’s real property assets and related fixtures and will lease those assets to OpCo. It is anticipated that OpCo will be a wholly owned consolidated subsidiary of CEC subsequent to CEOC’s emergence and will contract with another subsidiary of CEC to manage the facilities to be leased from PropCo. PropCo will be a separate entity and will not be consolidated by CEC.

Although the Third Amended Plan has been confirmed by the Bankruptcy Court, we must still obtain regulatory approval in certain of the jurisdictions in which we have gaming operations in order for CEOC to successfully emerge from bankruptcy. In addition, the Third Amended Plan remains subject to completion of (i) the Merger, as to which we have filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-4 and will respond to comments as received; (ii) certain financing transactions, including raising $1.2 billion of capital for OpCo (the committed terms of which were announced on April 4, 2017) and an anticipated $1.8 billion to $2.2 billion of commercial mortgage backed securities at PropCo led by JP Morgan Securities LLC and Barclays Capital Inc. (the process for which is underway); and (iii) various other closing conditions. In addition, CEOC continues to complete the formation of PropCo and related entities and take such other steps necessary to enable PropCo to carry out the transactions contemplated under the Third Amended Plan and commence operations on the Effective Date (as defined below).

In connection with the Third Amended Plan, the following agreements with respect to the CEOC reorganization were either entered into or amended, as needed (collectively, the “RSAs”):

(a)	Sixth Amended and Restated Restructuring Support and Forbearance Agreement, dated October 4, 2016, with certain parties holding claims under CEOC’s first lien notes (the “First Lien Bond RSA”);

(b)	Second Amended Restructuring Support and Forbearance Agreement, dated October 4, 2016, with certain parties holding claims under CEOC’s first lien credit agreement (the “First Lien Bank RSA”);

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

(c)	Restructuring Support, Forbearance and Settlement Agreement, dated October 4, 2016, with certain parties holding claims under CEOC’s second lien note agreements (the “Second Lien RSA”);

(d)	Amendment No. 1 to First Amended and Restated Restructuring Support and Forbearance Agreement, dated October 4, 2016, with certain parties holding claims under CEOC’s subsidiary guaranteed notes (the “SGN RSA”);

(e)	First Amended and Restated Restructuring Support, Settlement, and Contribution Agreement, dated July 9, 2016, with CEOC (the “CEC RSA”);

(f)	Amended and Restated Restructuring Support Agreement, dated July 9, 2016, with CAC and CEOC (the “CAC RSA”); and

(g)	Restructuring Support and Settlement Agreement, dated June 22, 2016, with the unsecured claimholders’ committee in the Chapter 11 cases (the “UCC RSA”).

The “Effective Date” of the Restructuring (the material terms of which are contained in the RSAs and the Third Amended Plan) is the date upon which all required conditions of the Restructuring have been satisfied or waived and on which the CEOC reorganization and related transactions become effective.

As a result of the Bankruptcy Court’s confirmation of the Third Amended Plan, we believe it is probable that certain obligations described in the Third Amended Plan and the RSAs will ultimately be settled, and therefore, we have accrued the items that are estimable in accrued restructuring and support expenses on the Balance Sheets, as described in the table below. During the first quarter of 2017, we updated our accruals primarily for changes in fair value of our accrued restructuring and support expenses and recorded an additional $466 million in restructuring of CEOC and other in the statement of operations, which increased our total accrual to $7.0 billion as of March 31, 2017.

We estimated the total consideration we expect to provide in support of the Restructuring, which includes a combination of cash, CEC common stock, and CEC Convertible Notes (as defined below). Accrued restructuring and support expenses does not include the consideration that will be issued as part of the acquisition of OpCo (as defined below), which will be recorded when the transaction is consummated.

Accrued Restructuring and Support Expenses

	Accrued as of
(In millions)	March 31, 2017	December 31, 2016
Forbearance fees and other payments to creditors	$975	$970
Bank Guaranty Settlement	738	734
Issuance of CEC common stock	3,367	2,936
Issuance of CEC Convertible Notes	1,630	1,600
PropCo Call Right agreement	131	131
Payment of creditor expenses, settlement charges, and other fees	157	195
Payment to CEOC	35	35

Total accrued	$7,033	$6,601

The amounts disclosed above are reported net of payments totaling $34 million during each of the three months ended March 31, 2017 and the year ended December 31, 2016.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Forbearance Fees and Other Payments to Creditors. CEC has agreed to pay certain fees in exchange for CEOC’s major creditors agreeing to forebear from exercising their rights and remedies under certain of CEOC’s credit agreements and to stay all pending litigation.

Bank Guaranty Settlement. In 2014, CEOC amended its senior secured credit facilities (the “Bank Amendment”) resulting in, among other things, a modification of CEC’s guarantee under the senior secured credit facilities such that CEC’s guarantee was limited to a guarantee of collection (“CEC Collection Guarantee”) with respect to obligations owed to the lenders who consented to the Bank Amendment. The CEC Collection Guarantee requires the creditors to exhaust all rights and remedies at law and in equity that the creditors or their agents may have against CEOC or any of its subsidiaries and its and their respective property to collect, or obtain payment of, the guaranteed amounts. Pursuant to the Third Amended Plan, the CEOC creditors have agreed to eliminate the CEC Collection Guarantee, and we recorded $738 million as an estimate of the liability based on the terms of the agreement.

Issuance of CEC Common Stock. CEC will issue CEC common stock for the settlement of claims and potential claims and is obligated to repurchase at least $1.0 billion worth of the issued shares at a fixed price. As of March 31, 2017, our accrual includes the $1.0 billion repurchase obligation plus the estimated fair value of $2.4 billion for the net shares that we expect to issue after satisfying the repurchase obligation, which is subject to remeasurement on a quarterly basis. Additionally, we have accrued a liability for the fair value associated with the creditors’ right to require CEC to repurchase up to $200 million worth of the newly-issued CEC common stock.

CEC’s majority stockholders, the Sponsors (as defined in Note 15), have agreed that their CEC common stock shall be contributed to CEC as part of the Restructuring and for the settlement of claims and potential claims. Therefore, our accrual also includes the fair value of the shares held by the Sponsors. We will reduce the estimate of our obligation upon receipt of the shares from the Sponsors, with an offsetting amount recorded to equity, which is expected to occur on the Effective Date. See Note 7 for additional information on fair value measurements and how this value was determined.

Issuance of CEC Convertible Notes. CEC will issue approximately $1.1 billion in face value of convertible notes (the “CEC Convertible Notes”) to the CEOC creditors for the settlement of claims and potential claims, and our accrual represents the estimated fair value of the notes to be issued. See Note 7.

PropCo Call Right Agreement. PropCo will have a call right for up to five years to purchase the real property assets associated with Harrah’s Atlantic City and Harrah’s Laughlin from CERP and Harrah’s New Orleans from CGP (subject to the terms of the CERP and CGPH credit agreements) (the “PropCo Call Right”). Our accrual represents the estimated fair value of the call right related to Harrah’s Atlantic City and Harrah’s Laughlin. See Note 8. We are unable to estimate the fair value related to the Harrah’s New Orleans call right due to uncertainty regarding the negotiation of certain terms that would allow the call right to be exercised for this property.

Payment of Creditor Expenses, Settlement Charges, and Other Fees. Pursuant to the Third Amended Plan, CEC has agreed to pay certain professional fees incurred by CEOC’s creditors and has agreed to pay other ancillary fees and settlement amounts.

Payment to CEOC. In addition, and separate from the transactions and agreements described above, because there was not a comprehensive out-of-court restructuring of CEOC’s debt securities or a prepackaged or prearranged in-court restructuring with requisite voting support from each of the first and second lien secured creditor classes by February 15, 2016, a debt agreement entered into by CEOC in 2014 contemplates an

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

additional payment to CEOC of $35 million from CEC. During the first quarter of 2015, we accrued this liability in accrued restructuring and support expenses on the Balance Sheet, which was paid during the second quarter of 2017 using a portion of the proceeds from the sale of the SMG Business.

Other Commitments under the Third Amended Plan

The following represents other commitments or potential obligations to which CEC has agreed as part of the Third Amended Plan and certain of the RSAs, none of which have been accrued as of March 31, 2017.

•	Purchase 100% of OpCo common stock for $700 million;

•	Issuance of CEC common stock in exchange for OpCo preferred stock;

•	PropCo has right of first refusal on the real property assets associated with all new domestic non-Las Vegas gaming facility opportunities, with CEC or OpCo leasing such properties; and

•	Guarantee of OpCo’s payment obligations to PropCo under the leases of the CEOC Properties.

The acquisitions of OpCo equity represent future investment transactions and will be recorded when (or if) the transactions are consummated. The PropCo right of first refusal is not a financial obligation that would require accrual. The guarantees of OpCo’s payment and debt obligations relate to OpCo commitments that do not yet exist, and thus do not give rise to any obligations for CEC as of March 31, 2017.
Liquidity

Caesars Entertainment is a highly-leveraged company and had $6.9 billion in consolidated debt outstanding as of March 31, 2017. As a result, a significant portion of our liquidity needs are for debt service, including significant interest payments. Our consolidated estimated debt service (including principal and interest) for the remainder of 2017 is $526 million and $8.8 billion thereafter to maturity. See Note 9 for details of our debt outstanding, debt service requirements, and restrictive covenants.

Cash and Available Revolver Capacity

	March 31, 2017
(In millions)	CERP	CGP	CES	Other
Cash and cash equivalents	$224	$1,031	$84	$115
Revolver capacity	270	160	—	—
Revolver capacity drawn or committed to letters of credit	—	—	—	—

Total	$494	$1,191	$84	$115

Consolidated cash and cash equivalents, excluding restricted cash, as shown in the table above include amounts held by CERP, CGP, and CES, which are not readily available to CEC. “Other” reflects CEC and certain of its direct subsidiaries, including its insurance captives.

CEC is primarily a holding company with no independent operations, employees, or material debt issuances of its own. Its primary assets as of March 31, 2017, consist of $115 million in cash and cash equivalents and its ownership interests in CEOC, CERP, and CGP. CEC’s cash and cash equivalents includes $109 million held by its insurance captives. Provisions included in certain debt arrangements entered into by CERP and CGP (and/or their respective subsidiaries) substantially restrict the ability of CERP, CGP, and their subsidiaries to provide dividends to CEC. In addition, CEC does not receive any financial benefit from CEOC during CEOC’s bankruptcy, as all earnings and cash flows are retained by CEOC for the benefit of its creditors.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

CEC has no requirement to fund the operations of CERP, CGP, or their subsidiaries. Accordingly, CEC cash outflows are primarily used for corporate development opportunities and other corporate-level activity, including defending itself in the litigation in which it has been named as a defendant (see Note 3). As described previously, as of March 31, 2017, CEC had $129 million remaining under the CIE Proceeds agreement from which it is able to fund certain eligible CEC Expense Amounts. Otherwise, CEC is generally limited to raising additional capital through borrowings or equity transactions because it has no operations of its own and the restrictions on its subsidiaries under lending arrangements generally prevent the distribution of cash from the subsidiaries to CEC, except for certain restricted payments that CERP and CGPH are authorized to make in accordance with their lending arrangements.

Litigation

In addition to financial commitments described above, we have the following outstanding uncertainties for which we have not accrued any amounts, all of which are described in Note 3:

•	Litigation commenced by Wilmington Savings Fund Society, FSB on August 4, 2014 (the “Delaware Second Lien Lawsuit”);

•	Litigation commenced by parties on September 3, 2014 and October 2, 2014 (the “Senior Unsecured Lawsuits”);

•	Litigation commenced by UMB Bank on November 25, 2014 (the “Delaware First Lien Lawsuit”);

•	Demands for payment made by Wilmington Savings Fund Society, FSB on February 13, 2015 (the “February 13 Notice”);

•	Demands for payment made by BOKF, N.A., on February 18, 2015 (the “February 18 Notice”);

•	Litigation commenced by BOKF, N.A. on March 3, 2015 (the “New York Second Lien Lawsuit”);

•	Litigation commenced by UMB Bank on June 15, 2015 (the “New York First Lien Lawsuit”); and

•	Litigation commenced by Wilmington Trust, National Association on October 20, 2015 (the “New York Senior Notes Lawsuit”).

Report of Bankruptcy Examiner

The Bankruptcy Court engaged an examiner to investigate possible claims CEOC might have against CEC and/or other entities and individuals. On March 15, 2016, the examiner released his report, which identifies a variety of potential claims against CEC and certain individuals related to a number of transactions dating back to 2009. Most of the examiner’s findings are premised on his view that CEOC was “insolvent” at the time of the applicable transactions and that CEOC did not receive fair value for assets transferred. The examiner’s report includes his conclusions on the relative strengths of these possible claims, many of which are described in Note 3. The examiner calculates an estimated range of potential damages for these potential claims from $3.6 billion to $5.1 billion, and such calculation does not account for probability of success, likelihood of collection, or the time or cost of litigation.

While this report was prepared at the request of the Bankruptcy Court, none of the findings included therein are legally binding on the Bankruptcy Court or any party. CEC contests many of the examiner’s findings, including his findings that CEOC was insolvent at relevant times, that there were breaches of fiduciary duty, that CEOC did not receive fair value for assets transferred, that there were fraudulent transfers, and as to the calculation of damages. CEC believes that each of the challenged transactions was undertaken to provide CEOC with the

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

liquidity and resources required to sustain it and provide time to recover from significant market challenges. In any event, under the terms of the Restructuring, all such matters will be resolved pursuant to CEOC’s Plan of Reorganization.

Note 2 — Basis of Presentation and Principles of Consolidation

Basis of Presentation and Use of Estimates

The accompanying unaudited consolidated condensed financial statements of Caesars have been prepared under the rules and regulations of the SEC applicable for interim periods, and therefore, do not include all information and footnotes necessary for complete financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”). The results for the interim periods reflect all adjustments (consisting primarily of normal recurring adjustments) that management considers necessary for a fair presentation of financial position, results of operations, and cash flows. The results of operations for our interim periods are not necessarily indicative of the results of operations that may be achieved for the entire 2017 fiscal year. All amounts presented in these consolidated condensed financial statements and notes thereto exclude the operating results and cash flows of CEOC subsequent to January 2015, and the assets, liabilities, and equity of CEOC as of March 31, 2017 and December 31, 2016.

Reclassifications

For the three months ended March 31, 2016, $5.1 million was reclassified from food and beverage revenues to other revenue, and certain other immaterial prior year amounts have also been reclassified to conform to the current year’s presentation. The financial results related to the SMG Business were classified as discontinued operations for all periods presented effective beginning in the third quarter of 2016 (see Note 14).

Cash, Cash Equivalents, and Restricted Cash

We adopted Accounting Standards Update (“ASU”) No. 2016-18, Statement of Cash Flows: Restricted Cash, during the fourth quarter of 2016, and retrospectively applied the amendments. Prior to adopting ASU No. 2016-18, our consolidated statements of cash flows reported changes in restricted cash as investing activities and excluded restricted cash from the beginning and ending balances of cash and cash equivalents. The effect on prior periods of adopting the new guidance includes: (i) increases in cash, cash equivalents, and restricted cash balances to $1.4 billion as of both March 31, 2016 and December 31, 2015; and (ii) a decrease of $103 million in cash flows provided by investing activities for the three months ended March 31, 2016.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the balance sheets that sum to amounts reported on the consolidated statements of cash flows.

(In millions)	March 31, 2017	December 31, 2016
Cash and cash equivalents	$1,454	$1,513
Restricted cash, current portion	3,041	3,113
Restricted cash, non-current portion	105	5

Total cash, cash equivalents, and restricted cash	$4,600	$4,631

Other Operating Costs

Other operating costs primarily includes write-downs, reserves, and project opening costs, net of recoveries and acquisition and integration costs. During the 2017 quarter, CEC was reimbursed $19 million for amounts related to the joint venture development in Korea that were deemed uncollectible and written off in 2015.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Consolidation of Subsidiaries and Variable Interest Entities

Our consolidated financial statements include the accounts of Caesars Entertainment and its subsidiaries after elimination of all intercompany accounts and transactions.

We consolidate all subsidiaries in which we have a controlling financial interest and variable interest entities (“VIEs”) for which we or one of our consolidated subsidiaries is the primary beneficiary. Control generally equates to ownership percentage, whereby (1) affiliates that are more than 50% owned are consolidated; (2) investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method where we have determined that we have significant influence over the entities; and (3) investments in affiliates of 20% or less are generally accounted for using the cost method.

Consolidation of CGP

Effective in 2013, CGP was determined to be a VIE, and Caesars was determined to be the primary beneficiary. CAC is the sole voting member of CGP and holds a material noncontrolling interest in CGP. Common control exists between CAC and Caesars through the majority beneficial ownership of both by Hamlet Holdings (as defined in Note 15). Neither CAC nor CGP guarantees any of CEC’s debt, and neither the creditors nor the beneficial holders of CGP have recourse to the general credit of CEC.

CGP generated net revenues of $421 million and $426 million for the three months ended March 31, 2017 and 2016, respectively. Net loss attributable to Caesars related to CGP was $11 million for the three months ended March 31, 2017 and net income attributable to Caesars related to CGP was $4 million for the three months ended March 31, 2016.

Our consolidated restricted cash includes amounts held by CGP of $3.0 billion as of both March 31, 2017 and December 31, 2016. As of March 31, 2017, the majority of the balance is restricted under the terms of the CIE Proceeds Agreement, which requires a portion of the proceeds from the sale of the SMG Business be deposited into the CIE escrow account (the “CIE Escrow Account”). Up to $235 million may be distributed from the CIE Escrow Account to CEC in order to pay the CEC Expense Amounts only: (i) pursuant to the terms of the term sheet included in the CIE Proceeds Agreement and the agreement entered into among Wilmington Trust, National Association, CIE and CEOC, governing the CIE Escrow Account, (ii) with the joint written consent of CIE and CEOC, or (iii) pursuant to an order of a court of competent jurisdiction.

Consolidation of CES

A steering committee acts in the role of a board of managers for CES with each Member entitled to appoint one representative to the steering committee. Each Member, through its representative, is entitled to a single vote on the steering committee; accordingly, the voting power of the Members does not equate to their ownership percentages. Therefore, we determined that CES was a VIE, and we concluded that CEC is the primary beneficiary because our combined economic interest in CES, through our subsidiaries, represents a controlling financial interest.

Expenses incurred by CES are allocated to the casino properties directly or to the Members according to their allocation percentages, subject to annual review (see Note 15). Therefore, CES is a “pass-through” entity that serves as an agent on behalf of the Members at a cost-basis, and is contractually required to fully allocate its costs. CES is designed to have no operating cash flows of its own, and any net income or loss is generally immaterial and is typically subject to allocation to the Members in the subsequent period.

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Consolidation Considerations for CEOC

CEOC’s filing for reorganization was a reconsideration event for Caesars Entertainment to reevaluate whether consolidation of CEOC continued to be appropriate. We concluded that CEOC is a VIE and that we are not the primary beneficiary; therefore, we no longer consolidate CEOC, but account for our investment in CEOC as a cost method investment subsequent to the deconsolidation. CEOC’s ownership interest in CES was $31 million and $33 million as of March 31, 2017 and December 31, 2016, respectively, and is accounted for as noncontrolling interest.

Transactions with CEOC are treated as related party transactions for Caesars Entertainment. These transactions include items such as casino management fees paid to CEOC, insurance expenses related to insurance coverage provided to CEOC by Caesars Entertainment, and rent payments by CEOC to CERP under the Octavius Tower lease agreement. See Note 15 for additional information on related party transactions and on the carrying amounts and classification of assets and liabilities that relate to our variable interest in CEOC.

Note 3 — Litigation

Litigation

Noteholder Disputes

On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10.00% Second-Priority Senior Secured Notes due 2018 (the “10.00% Second-Priority Notes”), on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit (the “Delaware Second Lien Lawsuit”) in the Court of Chancery in the State of Delaware against CEC and CEOC, CGP, CAC, CERP, CES, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (1) an award of money damages; (2) to void certain transfers, the earliest of which dates back to 2010; (3) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (4) a declaration that CEC remains liable under the parent guarantee formerly applicable to the 10.00% Second-Priority Notes; (5) to impose a constructive trust or equitable lien on the transferred assets; and (6) an award to plaintiffs for their attorneys’ fees and costs. CEC believes this lawsuit is without merit and is defending itself vigorously. A motion to dismiss this action was filed by CEC and other defendants in September 2014, and the motion was argued in December 2014. During the pendency of its Chapter 11 bankruptcy proceedings, the action has been automatically stayed with respect to CEOC. The motion to dismiss with respect to CEC was denied on March 18, 2015. In a Verified Supplemental Complaint filed on August 3, 2015, the plaintiff stated that due to CEOC’s bankruptcy filing, the continuation of all claims was stayed pursuant to the bankruptcy except for Claims II, III, and X. These are claims against CEC only, for breach of contract in respect of the release of the parent guarantee formerly applicable to the CEOC 10.00% Second-Priority Notes, for declaratory relief in respect of the release of this guarantee, and for violations of the Trust Indenture Act in respect of the release of this guarantee. Fact discovery in the case is complete, and cross-motions for summary judgment have been filed by the parties. On January 26, 2017, the Bankruptcy Court entered an agreed order staying this proceeding (and others). The stay will remain in effect until the earlier of (a) the Effective Date, (b) the termination of the restructuring support agreement with the Official Committee of Second Priority Noteholders or (c) further order of the Bankruptcy Court.

On September 3, 2014, holders of approximately $21 million of CEOC 6.50% Senior Unsecured Notes due 2016 and 5.75% Senior Unsecured Noted due 2017 (collectively, the “Senior Unsecured Notes”) filed suit in federal

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district court in Manhattan against CEC and CEOC, claiming broadly that an August 12, 2014 Note Purchase and Support Agreement between CEC and CEOC (on the one hand) and certain other holders of the Senior Unsecured Notes (on the other hand) impaired their own rights under the Trust Indenture Act of 1939 and the indentures governing the Senior Unsecured Notes. The lawsuit seeks both declaratory and monetary relief. On October 2, 2014, a holder of CEOC’s 6.50% Senior Unsecured Notes due 2016 purporting to represent a class of all persons who held these Notes from August 11, 2014 to the present filed a substantially similar suit in the same court, against the same defendants, relating to the same transactions. Both lawsuits (the “Senior Unsecured Lawsuits”) were assigned to the same judge. The claims against CEOC have been automatically stayed during its Chapter 11 bankruptcy proceedings. The court denied a motion to dismiss both lawsuits with respect to CEC. The parties have completed fact discovery with respect to both plaintiffs’ claims against CEC. On October 23, 2015, plaintiffs in the Senior Unsecured Lawsuits moved for partial summary judgment, and on December 29, 2015, those motions were denied. On December 4, 2015, plaintiff in the action brought on behalf of holders of CEOC’s 6.50% Senior Unsecured Notes moved for class certification and briefing has been completed. The judge presiding over these cases thereafter retired, and a new judge was appointed to preside over these lawsuits. That judge set a new summary judgment briefing schedule, and the parties filed cross-motions for summary judgment, which remain pending. On January 26, 2017, the Bankruptcy Court entered an agreed order staying this proceeding (and others). The stay will remain in effect until the earlier of (a) the Effective Date, (b) the termination of the restructuring support agreement with the Official Committee of Second Priority Noteholders or (c) further order of the Bankruptcy Court.

On November 25, 2014, UMB Bank (“UMB”), as successor indenture trustee for CEOC’s 8.50% Senior Secured Notes due 2020 (the “8.50% Senior Secured Notes”), filed a verified complaint (the “Delaware First Lien Lawsuit”) in Delaware Chancery Court against CEC, CEOC, CERP, CAC, CGP, CES, and against individual past and present Board members Loveman, Benjamin, Bonderman, Davis, Press, Rowan, Sambur, Hession, Colvin, Kleisner, Swann, Williams, Housenbold, Cohen, Stauber, and Winograd, alleging generally that defendants improperly stripped CEOC of certain assets, wrongfully effected a release of CEC’s parent guarantee of the 8.50% Senior Secured Notes and committed other wrongs. Among other things, UMB asked the court to appoint a receiver over CEOC. In addition, the suit pleads claims for fraudulent conveyances/transfers, insider preferences, illegal dividends, declaratory judgment (for breach of contract as regards to the parent guarantee and also as to certain covenants in the bond indenture), tortious interference with contract, breach of fiduciary duty, usurpation of corporate opportunities, and unjust enrichment, and seeks monetary, equitable and declaratory relief. The lawsuit has been automatically stayed with respect to CEOC during its Chapter 11 bankruptcy process. Pursuant to the First Lien Bond RSA, the lawsuit also has been stayed in its entirety, with the consent of all of the parties to it.

On February 13, 2015, Caesars Entertainment received a Demand For Payment of Guaranteed Obligations (the “February 13 Notice”) from Wilmington Savings Fund Society, FSB, in its capacity as successor Trustee for CEOC’s 10.00% Second-Priority Notes. The February 13 Notice alleges that CEOC’s commencement of its voluntary Chapter 11 bankruptcy case constituted an event of default under the indenture governing the 10.00% Second-Priority Notes; that all amounts due and owing on the 10.00% Second-Priority Notes therefore immediately became payable; and that Caesars Entertainment is responsible for paying CEOC’s obligations on the 10.00% Second-Priority Notes, including CEOC’s obligation to timely pay all principal, interest, and any premium due on these notes, as a result of a parent guarantee provision contained in the indenture governing the notes that the February 13 Notice alleges is still binding. The February 13 Notice accordingly demands that Caesars Entertainment immediately pay Wilmington Savings Fund Society, FSB, cash in an amount of not less than $3.7 billion, plus accrued and unpaid interest (including without limitation the $184 million interest payment due December 15, 2014 that CEOC elected not to pay) and accrued and unpaid attorneys’ fees and other expenses. The February 13 Notice also alleges that the interest, fees and expenses continue to accrue.

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On February 18, 2015, Caesars Entertainment received a Demand For Payment of Guaranteed Obligations (the “February 18 Notice”) from BOKF, N.A. (“BOKF”), in its capacity as successor Trustee for CEOC’s 12.75% Second-Priority Senior Secured Notes due 2018 (the “12.75% Second-Priority Notes”). The February 18 Notice alleges that CEOC’s commencement of its voluntary Chapter 11 bankruptcy case constituted an event of default under the indenture governing the 12.75% Second-Priority Notes; that all amounts due and owing on the 12.75% Second-Priority Notes therefore immediately became payable; and that CEC is responsible for paying CEOC’s obligations on the 12.75% Second-Priority Notes, including CEOC’s obligation to timely pay all principal, interest and any premium due on these notes, as a result of a parent guarantee provision contained in the indenture governing the notes that the February 18 Notice alleges is still binding. The February 18 Notice therefore demands that CEC immediately pay BOKF cash in an amount of not less than $750 million, plus accrued and unpaid interest, accrued and unpaid attorneys’ fees, and other expenses. The February 18 Notice also alleges that the interest, fees and expenses continue to accrue.

In accordance with the terms of the applicable indentures, CEC is not subject to the above-described guarantees. As a result, we believe the demands for payment are meritless.

On March 3, 2015, BOKF filed a lawsuit (the “New York Second Lien Lawsuit”) against CEC in federal district court in Manhattan, in its capacity as successor trustee for CEOC’s 12.75% Second-Priority Notes. On June 15, 2015, UMB filed a lawsuit (the “New York First Lien Lawsuit”) against CEC, also in federal district court in Manhattan, in its capacity as successor trustee for CEOC’s 11.25% Senior Secured Notes due 2017, 8.50% Senior Secured Notes due 2020, and 9.00% Senior Secured Notes due 2020. Plaintiffs in these actions allege that CEOC’s filing of its voluntary Chapter 11 bankruptcy case constitutes an event of default under the indentures governing these notes, causing all principal and interest to become immediately due and payable, and that CEC is obligated to make those payments pursuant to parent guarantee provisions in the indentures governing these notes that plaintiffs allege are still binding. Both plaintiffs bring claims for violation of the Trust Indenture Act of 1939, breach of contract, breach of duty of good faith and fair dealing and for declaratory relief and BOKF brings an additional claim for intentional interference with contractual relations. The cases were both assigned to the same judge presiding over the other Parent Guarantee Lawsuits (as defined below) that are taking place in Manhattan. CEC filed its answer to the BOKF complaint on March 25, 2015, and to the UMB complaint on August 10, 2015. On June 25, 2015, and June 26, 2015, BOKF and UMB, respectively, moved for partial summary judgment, specifically on their claims alleging a violation of the Trust Indenture Act of 1939, seeking both declaratory relief and damages. On August 27, 2015, those motions were denied. The court, on its own motion, certified its order with respect to the interpretation of the Trust Indenture Act for interlocutory appeal to the United States Court of Appeals for the Second Circuit, and on December 22, 2015, the appellate court denied our motion for leave to appeal. On November 20, 2015, BOKF and UMB again moved for partial summary judgment. These motions likewise were denied. The judge presiding over these cases thereafter retired, and a new judge was appointed to preside over these lawsuits. That judge set a new summary judgment briefing schedule, and the parties submitted cross-motions for summary judgment, which remain pending. On January 26, 2017, the Bankruptcy Court entered an agreed order staying this proceeding (and others). The stay will remain in effect until the earlier of (a) the Effective Date, (b) the termination of the restructuring support agreement with the Official Committee of Second Priority Noteholders or (c) further order of the Bankruptcy Court.

On October 20, 2015, Wilmington Trust, National Association (“Wilmington Trust”), filed a lawsuit (the “New York Senior Notes Lawsuit” and, together with the Delaware Second Lien Lawsuit, the Delaware First Lien Lawsuit, the Senior Unsecured Lawsuits, the New York Second Lien Lawsuit, and the New York First Lien Lawsuit, the “Parent Guarantee Lawsuits”) against CEC in federal district court in Manhattan in its capacity as successor indenture trustee for CEOC’s 10.75% Senior Notes due 2016 (the “10.75% Senior Notes”). Plaintiff alleges that CEC is obligated to make payment of amounts due on the 10.75% Senior Notes pursuant to a parent

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guarantee provision in the indenture governing those notes that plaintiff alleges is still in effect. Plaintiff raises claims for violations of the Trust Indenture Act of 1939, breach of contract, breach of the implied duty of good faith and fair dealing, and for declaratory judgment, and seeks monetary and declaratory relief. CEC filed its answer to the complaint on November 23, 2015. As with the other parent guaranty lawsuits taking place in Manhattan, the judge presiding over these cases thereafter retired, and a new judge was appointed to preside over these lawsuits. That judge set a new summary judgment briefing schedule, and the parties submitted cross-motions for summary judgment, which remain pending. On January 26, 2017, the Bankruptcy Court entered an agreed order staying this proceeding (and others). The stay will remain in effect until the earlier of (a) the Effective Date, (b) the termination of the restructuring support agreement with the Official Committee of Second Priority Noteholders or (c) further order of the Bankruptcy Court.

We believe that the claims and demands described above against CEC are without merit and we intend to defend the Company vigorously. The claims against CEOC have been stayed due to the Chapter 11 process and, as described above, the actions against CEC have now also been stayed. See additional disclosure relating to CEOC’s Chapter 11 filing in Note 1. In the event that the litigation stays are ever lifted, we believe that the Noteholder Disputes and the Parent Guarantee Lawsuits present a reasonably possible likelihood of an adverse outcome. Should these matters ultimately be resolved through litigation outside of the financial restructuring of CEOC (the “Financial Restructuring”) and should a court find in favor of the claimants in some or all of the Noteholder Disputes, such determination would likely lead to a CEC reorganization under Chapter 11 of the Bankruptcy Code (see Note 1). We are not able to estimate a range of reasonably possible losses should any of the Noteholder Disputes ultimately be resolved against us, although they could potentially exceed $11 billion.

Employee Benefit Obligations

In December 1998, Hilton Hotels Corporation (“Hilton”) spun-off its gaming operations as Park Place Entertainment Corporation (“Park Place”). In connection with the spin-off, Hilton and Park Place entered into various agreements, including an Employee Benefits and Other Employment Allocation Agreement dated December 31, 1998 (the “Allocation Agreement”) whereby Park Place assumed or retained, as applicable, certain liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan (the “Hilton Plan”) based on the benefits of Hilton employees and Park Place employees. CEOC is the ultimate successor to Park Place under this Allocation Agreement. In 2013, a lawsuit was settled relating to the Hilton Plan, which retroactively and prospectively increased total benefits to be paid under the Hilton Plan. In 2009, we received a letter from Hilton, notifying us of a lawsuit related to the Hilton Plan that alleged that CEC had a potential liability for the additional claims under the terms of the Allocation Agreement.

On December 24, 2014, Hilton, the Plan Administrator of the Hilton Plan, and a representative of the Plan Administrator (the “Hilton Parties”) sued CEC and CEOC in federal court in Virginia primarily under the Employee Retirement Income Security Act (“ERISA”), and also under state contract and unjust enrichment law theories, for monetary and equitable relief in connection with this ongoing dispute. On April 14, 2015, the federal court dismissed the Hilton Parties’ unjust enrichment claim with prejudice and ordered that the remainder of the case be transferred to the Bankruptcy Court based upon its relationship to the CEOC bankruptcy case.

On June 9, 2016, CEC, CEOC and the Hilton Parties entered into a settlement of the Hilton Parties’ claims (the “Settlement Agreement”). Under the settlement, Hilton will receive a general unsecured claim in CEOC’s bankruptcy case for an amount equal to $51 million plus 31.75% of amounts paid by Hilton to the Hilton Plan due after July 16, 2016. For periods following the effective date of CEOC’s plan of reorganization, CEC shall assume certain of CEOC’s obligations under the Allocation Agreement. In exchange, Hilton shall turn over to CEC the distributions on account of $24.5 million of Hilton’s claim in the CEOC bankruptcy. On June 21, 2016,

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the parties sought approval of the Settlement Agreement. The CEOC Bankruptcy Court approved the Settlement Agreement on July 19, 2016. The settlement amount is fully accrued in liabilities subject to compromise at CEOC, and the Settlement Agreement is subject to the effectiveness of CEOC’s plan of reorganization.

National Retirement Fund

In January 2015, a majority of the Trustees of the National Retirement Fund (“NRF”), a multi-employer defined benefit pension plan, voted to expel the five indirect subsidiaries of CEC which were required to make contributions to the legacy plan of the NRF (the “Five Employers”). The NRF contended that the financial condition of the Five Employers’ controlled group (the “CEC Controlled Group”) and CEOC’s then-potential bankruptcy presented an “actuarial risk” to the plan because, depending on the outcome of any CEOC bankruptcy proceedings, CEC might no longer be liable to the plan for any partial or complete withdrawal liability. As a result, the NRF claimed that the expulsion of the Five Employers constituted a complete withdrawal of the CEC Controlled Group from the plan. CEOC, in its bankruptcy proceedings, has to date not rejected the contribution obligations to the NRF of any of its subsidiary employers. The NRF has advised the CEC Controlled Group (which includes CERP) that the expulsion of the Five Employers has triggered a joint and several withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million.

Prior to the NRF’s vote to expel the Five Employers, the Five Employers reiterated their commitments to remain in the plan and not seek rejection of any collective bargaining agreement in which the obligation to contribute to NRF exists. The Five Employers were current with respect to pension contributions at the time of their expulsion, and are current with respect to pension contributions as of today pursuant to the Standstill Agreement referred to below.

We have opposed the various NRF expulsion actions.

On January 8, 2015, prior to the NRF’s vote to expel the Five Employers, CEC filed an action in the United States District Court for the Southern District of New York (the “S.D.N.Y.”) against the NRF and its Board of Trustees, seeking a declaratory judgment that they did not have the authority to expel the Five Employers and thus allegedly trigger withdrawal liability for the CEC Controlled Group (the “CEC Action”). On December 25, 2015, the District Judge entered an order dismissing the CEC Action on the ground that CEC’s claims in this action must first be arbitrated under ERISA. CEC has appealed this decision to the United States Court of Appeals for the Second Circuit. Oral argument on this appeal was heard on January 30, 2017, and the Second Circuit has reserved decision on this appeal.

On March 6 and March 27, 2015, CEOC and certain of its subsidiaries filed in the CEOC bankruptcy proceedings two motions to void (a) the purported expulsion of the Five Employers and based thereon the alleged triggering of withdrawal liability for the non-debtor members of the CEC Controlled Group, and (b) a notice and payment demand for quarterly payments of withdrawal liability subsequently made by the NRF to certain non-debtor members of the CEC Controlled Group, respectively, on the ground that each of these actions violated the automatic stay (the “362 Motions”). On November 12, 2015, Bankruptcy Judge Goldgar issued a decision denying the 362 Motions on the ground that the NRF’s actions were directed at non-debtors and therefore did not violate the automatic stay. CEOC has appealed this decision to the federal district court in Chicago.

On March 6, 2015, CEOC commenced an adversary proceeding against the NRF and its Board of Trustees in the Bankruptcy Court (the “Adversary Proceeding”). On March 11, 2015, CEOC filed a motion in that Adversary Proceeding to extend the automatic stay in the CEOC bankruptcy proceedings to apply to the NRF’s expulsion of the Five Employers (the “105 Motion”). Judge Goldgar has not yet decided the 105 Motion.

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On March 20, 2015, CEC, CEOC and CERP, on behalf of themselves and others, entered into a Standstill Agreement with the NRF and its Board of Trustees that, among other things, stayed each member of the CEC Controlled Group’s purported obligation to commence making quarterly payments of withdrawal liability and instead required the Five Employers to continue making monthly contribution payments to the NRF, unless and until each of the 362 Motions and the 105 Motion had been denied. As the 105 Motion has not yet been decided, the Standstill Agreement remains in effect.

If both the 105 Motion and CEC’s appeal of the CEC Action are denied, then CEC could be required to pay to the NRF joint and several withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million each while CEC simultaneously arbitrates whether the NRF and its Board of Trustees had the authority to expel the Five Employers and trigger withdrawal liability for the CEC Controlled Group.

On March 18, 2015, before the Standstill Agreement was executed, the NRF and its fund manager commenced a collection action in the S.D.N.Y. against CEC, CERP and all non-debtor members of the CEC Controlled Group for the payment of the first quarterly payment of withdrawal liability, which the NRF contended was due on March 15, 2015 (the “NRF Action”). On December 25, 2015, the District Judge entered an Order adopting the Magistrate Judge’s recommendation to deny defendants’ motion to dismiss over the defendants’ objections on the ground that the defendants’ arguments must first be arbitrated under ERISA. On February 26, 2016, the NRF and its fund manager filed a motion for summary judgment against CEC and CERP for payment of the first quarterly payment of withdrawal liability and for interest, liquidated damages, attorneys’ fees and costs. On November 7, 2016, the District Judge entered an Order adopting the Magistrate Judge’s recommendation to grant partial summary judgment to the NRF Action plaintiffs over CEC and CERP’s objections on the ground that CEC and CERP’s further arguments must also first be arbitrated under ERISA. CEC and CERP filed a Notice of Appeal to protect their rights in response to this Order. Subsequently, the District Judge determined that no final order or judgment was entered, and thus the Notice of Appeal was premature. Accordingly, the parties stipulated to the dismissal of the appeal without prejudice to any party’s rights to appeal a final appealable judgment that may later be entered in the case.

On December 5, 2016, an interlocutory judgment was entered against CEC and CERP comprising the first quarterly payment of withdrawal liability referred to above, interest and liquidated damages under ERISA. On December 19, 2016, a CEC and CERP filed a motion to certify a final judgment under Rule 54(b) of the Federal Rules of Civil Procedure for immediate appeal and to stay the NRF Action plaintiffs’ motions to amend and for summary judgment, as described below. On January 11, 2017, the District Court granted the motion to certify a final judgment under Rule 54(b) in the amount of $9 million, but denied the motion for a stay, and a judgment in that amount was entered the next day. CEC has appealed this decision to the Second Circuit, and has bonded the judgment pending appeal. On February 3, 2017, the NRF Action plaintiffs filed a motion for an order permitting plaintiffs to execute on the Rule 54(b) judgment immediately, which CEC and CERP opposed. The district court has not yet ruled on this motion.

On December 23, 2016, the NRF Action plaintiffs filed a motion to amend their complaint to add claims for the second through eighth quarterly payments of withdrawal liability, which the NRF Action plaintiffs contended were past due, as well as for injunctive relief requiring the defendants to pay all further quarterly payments as they purportedly became due. Also on December 23, 2016, the NRF Action plaintiffs simultaneously filed a motion for summary judgment against CEC and CERP for payment of the second through eighth quarterly payments of withdrawal liability, for interest, liquidated damages, attorneys’ fees and costs, and for injunctive relief requiring the defendants to pay all further quarterly payments as they purportedly became due. The magistrate judge has not yet ruled on these motions.

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On March 13, 2017, CEC, CERP, CEOC (on behalf of itself and each of the Debtors and its other direct and indirect subsidiaries), the Five Employers, the NRF, the NRF’s Legacy Plan, the NRF’s Trustees, and others entered into a Settlement Agreement (the “NRF Settlement Agreement”). Under the NRF Settlement Agreement, on the effective date of the Debtors’ reorganization plan, CEC would pay $45 million to the NRF (the “NRF Payments”) in three different baskets: (1) a settlement basket consisting of $10 million as litigation settlement and $5 million for legal fee reimbursement; (2) a contribution basket consisting of $15 million, which sum will grow at 3.1% per year, and which, beginning 17.5 years after the plan effective date, will be applied to offset the first $8 million of contributions from the Five Employers to the Legacy Plan annually until completely utilized; and (3) a withdrawal liability basket of $15 million, which does not grow, to be applied if there is a partial or complete withdrawal at any time after the plan effective date. Upon the NRF Payments being made, mutual releases will be exchanged between the CEC-affiliated parties and the NRF-affiliated parties to the Settlement Agreement. On March 20, 2017, the Debtors moved for the Settlement Agreement to be approved by the Bankruptcy Court. On April 19, 2017, the Bankruptcy Court approved the NRF Settlement Agreement, and the parties have filed joint requests to stay all actions and appeals relating to the CEC Action and the NRF Action pending the settlement becoming final.

As of March 31, 2017, the Company has accrued $30 million related to the litigation settlement, the legal fee reimbursement, and the withdrawal liability in accrued expenses and other current liabilities on the Balance Sheet. The payment related to the contribution basket will be accounted for as a prepayment toward future pension contributions.

Other Matters

In recent years, governmental authorities have been increasingly focused on anti-money laundering (“AML”) policies and procedures, with a particular focus on the gaming industry. In October 2013, CEOC’s subsidiary, Desert Palace, Inc. (the owner of and referred to herein as Caesars Palace), received a letter from the Financial Crimes Enforcement Network of the United States Department of the Treasury (“FinCEN”), stating that FinCEN was investigating Caesars Palace for alleged violations of the Bank Secrecy Act to determine whether it is appropriate to assess a civil penalty and/or take additional enforcement action against Caesars Palace. Caesars Palace responded to FinCEN’s letter in January 2014. Additionally, we were informed in October 2013 that a federal grand jury investigation regarding anti-money laundering practices of the Company and its subsidiaries had been initiated. CEC and Caesars Palace have been cooperating with FinCEN, the Department of Justice and the Nevada Gaming Control Board (the “GCB”) on this matter. On September 8, 2015, FinCEN announced a settlement pursuant to which Caesars Palace agreed to an $8 million civil penalty for its violations of the Bank Secrecy Act, which penalty shall be treated as a general unsecured claim in Caesars Palace’s bankruptcy proceedings. In addition, Caesars Palace agreed to conduct periodic external audits and independent testing of its AML compliance program, report to FinCEN on mandated improvements, adopt a rigorous training regime, and engage in a “look-back” for suspicious transactions. The terms of the FinCEN settlement were approved by the Bankruptcy Court on October 19, 2015.

CEOC and the GCB reached a settlement on the same facts as above, wherein CEC agreed to pay $1.5 million and provide to the GCB the same information that is reported to FinCEN and to resubmit its updated AML policies. On September 17, 2015, the settlement agreement was approved by the Nevada Gaming Commission. CEOC continues to cooperate with the Department of Justice in its investigation of this matter.

Caesars is party to other ordinary and routine litigation incidental to our business. We do not expect the outcome of any such litigation to have a material effect on our consolidated financial position, results of operations, or cash flows, as we do not believe it is reasonably possible that we will incur material losses as a result of such litigation.

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Note 4 — Recently Issued Accounting Pronouncements

The Financial Accounting Standards Board (the “FASB”) issued the following authoritative guidance amending the FASB Accounting Standards Codification.

Intangibles — Goodwill and Other — January 2017: Amendments in this update intend to simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of goodwill. Under the amended guidance, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The elimination of Step 2 from the goodwill impairment test should reduce the cost and complexity of evaluating goodwill for impairment. Amendments should be applied on a prospective basis disclosing the nature of and reason for the change in accounting principle upon transition. Disclosure should be provided in the first annual period and in the interim period in which the entity initially adopts the amendments. Updated amendments are effective for fiscal years beginning after December 15, 2019, and interim period within those fiscal years. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We currently plan to implement the updated guidance when we perform our annual goodwill impairment assessment as of October 1, or earlier, if impairment indicators exist.

Business Combinations — January 2017: Updated amendments intend to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisition (or disposals) of assets or businesses. Amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business and to provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The amendments are effective to annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is allowed as follows: (1) Transactions for which acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and (2) transactions in which a subsidiary is deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Statement of Cash Flows — August 2016: Amended guidance addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments should be applied retrospectively to each period presented. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Income Taxes — October 2016: Amended guidance addresses intra-entity transfers of assets other than inventory, which requires the recognition of any related income tax consequences when such transfers occur. The amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Amendments are effective for fiscal years beginning after December 15, 2017, and interim reporting periods within those years. Early adoption is permitted. We are currently assessing the impact the adoption of this standard will have on our financial statements.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Revenue Recognition — May 2014 (amended January 2017): Created a new Topic 606, Revenue from Contracts with Customers. The new guidance is intended to clarify the principles for recognizing revenue and to develop a common revenue standard for United States GAAP applicable to revenue transactions. Existing industry guidance will be eliminated, including revenue recognition guidance specific to the gaming industry. The FASB has recently issued several amendments to the standard, including clarification on accounting for and identifying performance obligations. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods. The guidance should be applied using the full retrospective method or retrospectively with the cumulative effect initially applying the guidance recognized at the date of initial application. We anticipate adopting this standard effective January 1, 2018. We are currently in the process of our analysis and anticipate this standard will have a material effect on our consolidated financial statements. As described below, we expect the most significant effect will be related to the accounting for the Total Rewards customer loyalty program and casino promotional allowances. However, the quantitative effects of these changes have not yet been determined and are still being analyzed. We are currently assessing the full effect the adoption of this standard will have on our financial statements.

The Total Rewards customer loyalty program effects revenues from our four core businesses: casino entertainment, food and beverage, rooms and hotel, and entertainment and other business operations. Currently, CEC estimates the cost of fulfilling the redemption of Reward Credits, after consideration of estimated forfeitures (referred to as “breakage”), based upon the cost of historical redemptions. Upon adoption of the new guidance, Reward Credits will no longer be recorded at cost, and a deferred revenue model will be used to account for the classification and timing of revenue recognized as well as the classification of related expenses when Reward Credits are redeemed.

Additionally, we expect to see a significant decrease in gaming revenues. The presentation of goods and services provided to customers without charge in gross revenue with a corresponding reduction in promotional allowances will no longer be reported. Revenue will be recognized based on relative standalone selling prices for transactions with more than one performance obligation.

Recognition and Measurement of Financial Instruments — January 2016: Amended certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Among other things, they require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation) to be measured at fair value with any changes in fair value recognized in net income and simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted on certain provisions. We are currently assessing the effect the adoption of this standard will have on our financial statements, but do not expect the effect to be material.

Leases — February 2016 (amended January 2017): The amended guidance requires most lease obligations to be recognized as a right-of-use (“ROU”) asset with a corresponding liability on the balance sheet. The guidance also requires additional qualitative and quantitative disclosures to assess the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The guidance should be implemented for the earliest period presented using a modified retrospective approach, which includes optional practical expedients primarily focused on leases that commenced before the effective date, including continuing to account for leases that commenced before the effective date in accordance with previous guidance, unless the lease is modified.

Currently, all of our capital leases are set to expire before the initial effective date and will not require any accounting adjustments. Accounting for our operating leases where we are the lessor, including leases for the

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Octavius Tower at Caesars Palace Las Vegas and gaming space at The LINQ promenade, will remain unchanged. Operating leases, including agreements relating to slot machines, will be recorded on the balance sheet as an ROU asset with a corresponding lease liability, which will be amortized using the effective interest rate method as payments are made. The ROU asset will be depreciated on a straight-line basis and recognized as lease expense. The qualitative and quantitative effects of adoption are still being analyzed. We are in the process of evaluating the full effect the new guidance will have on our financial statements.

Financial Instruments-Credit Losses — June 2016 (amended January 2017): Amended guidance replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Note 5 — Property and Equipment

(In millions)	March 31, 2017	December 31, 2016
Land and land improvements	$3,584	$3,584
Buildings and leasehold improvements	4,164	4,149
Furniture, fixtures, and equipment	1,354	1,346
Construction in progress	97	55

Total property and equipment	9,199	9,134
Less: accumulated depreciation	(1,770)	(1,688)

Total property and equipment, net	$7,429	$7,446

Depreciation Expense and Capitalized Interest

	Three Months Ended March 31,
(In millions)	2017	2016
Depreciation expense (1)	$87	$96
Capitalized interest	1	—

(1)	Depreciation expense in the first quarter of 2017 includes $5 million of accelerated depreciation due to asset removal and replacement in connection with property renovations primarily at Planet Hollywood Resort & Casino compared with $20 million in 2016 related to property renovations primarily at Harrah’s Las Vegas and Flamingo Las Vegas.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 6 — Goodwill and Other Intangible Assets

Changes in Carrying Value of Goodwill and other Intangible Assets

	Amortizing Intangible Assets	Non-Amortizing Intangible Assets
(In millions)		Goodwill	Other
Balance as of December 31, 2016	$285	$1,608	$148
Amortization	(16)	—	—

Balance as of March 31, 2017	$269	$1,608	$148

Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

	March 31, 2017				December 31, 2016
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing
Customer relationships	4.2	$893	$(645)	$248	$893	$(630)	$263
Contract rights	7.8	3	(1)	2	3	(1)	2
Gaming rights and other	7.3	43	(24)	19	43	(23)	20

		$939	$(670)	269	$939	$(654)	285

Non-amortizing
Trademarks				126			126
Gaming rights				22			22

				148			148

Total intangible assets other than goodwill				$417			$433

Note 7 — Fair Value Measurements

Investments

Investments reported at fair value primarily consist of government bonds held by our captive insurance entities totaling $48 million and $47 million as of March 31, 2017 and December 31, 2016, respectively. These investments are traded in active markets, have readily determined market values and have maturity dates of greater than three months from the date of purchase. Because the fair value of these instruments is not estimated individually, but rather in the aggregate using alternative pricing methods, their fair value is classified as Level 2. These investments primarily represent collateral for several escrow and trust agreements with third-party beneficiaries and are recorded in deferred charges and other in the Balance Sheets while a portion is included in prepayments and other current assets.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Restructuring Commitments

Estimated Fair Value

(In millions)	Balance	Level 1	Level 2	Level 3
March 31, 2017
Liabilities:
Issuance of CEC Convertible Notes	$1,630	$—	$—	$1,630
Issuance of CEC common stock	2,367	—	2,367	—
PropCo Call Right	131	—	—	131

Total liabilities at fair value	$4,128	$—	$2,367	$1,761

December 31, 2016
Liabilities:
Issuance of CEC Convertible Notes	$1,600	$—	$—	$1,600
Issuance of CEC common stock	1,936	—	1,936	—
PropCo Call Right	131	—	—	131

Total liabilities at fair value	$3,667	$—	$1,936	$1,731

Changes in Level 3 Fair Value Measurements

	Three Months Ended March 31, 2017
(In millions)	CEC Convertible Notes	PropCo Call Right
Balance as of beginning of period	$1,600	$131
Loss in restructuring of CEOC and other	30	—

Balance as of end of period	$1,630	$131

As described in Note 1, we recognized certain obligations that we believe will ultimately be settled under the Third Amended Plan or the RSAs. A portion of the obligations we recognized reflect our estimates of the fair value of the consideration CEC has agreed to provide in the form of CEC Common Stock, CEC Convertible Notes, and the PropCo Call Right in exchange for the settlement of litigation claims and potential claims against CEC and its affiliates. These obligations are recorded in accrued restructuring and support expenses on the Balance Sheets and will be accounted for at fair value each period until they are ultimately settled as part of the Restructuring.

Valuation Methodologies

CEC Convertible Notes — We estimated the fair value of the CEC Convertible Notes to be issued using a binomial lattice valuation model that incorporates the value of both the straight debt and conversion features of the notes. In the Third Amended Plan, the CEC Convertible Notes have a face value of $1.1 billion, a term of 7 years, a coupon rate of 5%, and are convertible into 13.714% of fully-diluted CEC equity. The valuation model incorporates assumptions regarding the incremental post-emergence cost of borrowing for CEC, the value of CEC’s equity into which these notes could convert, the expected volatility of such equity, and the risk-free rate.

Key Assumptions —

•	Incremental cost of borrowing — 5%

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

•	Expected volatility — 30%

•	Risk-free rate — 2.2%

Since the key assumptions used in the valuation model, including CEC’s estimated incremental post-emergence cost of borrowing and the expected volatility of CEC’s equity, are significant unobservable inputs, the fair value for the CEC Convertible Notes is classified as Level 3. Should CEC’s estimated incremental cost of borrowing or equity value fluctuate over time, it could result in an increase or decrease in the fair value of the notes and the corresponding restructuring accrual. Specifically, a decrease in the incremental borrowing rate or an increase in the expected volatility of CEC’s Common Stock would result in an increase in the restructuring accrual.

CEC Common Stock — CEC will issue CEC common stock for the settlement of claims and potential claims and is obligated to repurchase at least $1.0 billion worth of the issued shares at a fixed price. The value of the purchase obligation is not subject to change; therefore, the estimated fair value primarily represents the net shares that we expect to issue after satisfying the repurchase obligation. We have used the fair value of CEC’s common stock to estimate this portion of the restructuring accrual.

Additionally, a portion of our accrued liability represents the fair value associated with the creditors’ right to require CEC to repurchase up to $200 million worth of the newly-issued CEC common stock. We determined the estimate fair value of this potential obligation using the Black-Scholes Option Valuation Model, which incorporates assumptions regarding the value of CEC’s equity, estimated volatility of CEC common equity, and the risk-free rate.

The CEC common equity value is subject to market fluctuations and does not necessarily reflect the final value of completing the transactions contemplated in the Third Amended Plan and the related RSAs. The valuation models used to estimate the fair value of CEC’s common stock expected to be issued do not require significant judgment and inputs can be observed in a liquid market, such as the current trading price and expected volatility of CEC common stock (as observed through the pricing of publicly-traded options of CEC’s common stock). However, the valuation model includes inputs other than quoted prices in active markets, such as adjustments related to the dilutive effects of other transactions, including equity issuances in connection with the Restructuring and the Merger; therefore, this portion of the restructuring accrual is classified as Level 2.

PropCo Call Right Agreement — After the Restructuring, PropCo will have a call right for up to five years to purchase and leaseback the real property assets associated with Harrah’s Atlantic City and Harrah’s Laughlin from CERP and Harrah’s New Orleans from CGP for a cash purchase price of ten times the agreed upon annual rent for each property (subject to the terms of the CERP and CGPH credit agreements). The initial rent for each property under the agreement will be determined based on a rent-to-earnings before interest, taxes, depreciation, amortization, and rent (“EBITDAR”) ratio of 1.00-to-1.67. PropCo’s purchase price will be determined by multiplying each property’s initial rent by 10.

The valuation model used to estimate the fair value of the PropCo Call Right is a Monte Carlo simulation and utilized the following key assumptions:

Key Assumptions —

•	Ratio of EBITDAR to Initial Rent under Property Lease — 1.67 to 1.00

•	EBITDAR volatility — 25%

•	Enterprise value to revenue volatility — 14%

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

•	Ratio of initial purchase price to property lease rent — 12.00 to 1.00

•	EBITDAR to multiple correlation — 0.0%

•	Composite projected revenue growth rate — 2.4%

•	Composite projected EBITDAR margin growth rate — 23.2%

Since the key assumptions used in the valuation model are significant unobservable inputs, the fair value for the call right is classified as Level 3. Should these assumptions fluctuate over time, it could result in an increase or decrease in the fair value of the call right and the corresponding restructuring accrual. Specifically, an increase in the volatility assumptions would result in an increase in the restructuring accrual. We are unable to estimate the fair value related to the Harrah’s New Orleans call right due to uncertainty regarding the negotiation of certain terms that would allow the call right to be exercised for this property.

Note 8 — Contractual Commitments and Contingent Liabilities

Contractual Commitments

Except as described in Note 1, during the three months ended March 31, 2017, we have not entered into any material contractual commitments outside of the ordinary course of business that have materially changed our contractual commitments as compared to December 31, 2016.

Contingent Liabilities

Self-Insurance

We are self-insured for workers compensation and other risk insurance, as well as health insurance effective in the first quarter of 2017 when the liability related to certain health insurance contracts was transferred from CEOC to CES. Our total estimated self-insurance liability was $192 million and $179 million as of March 31, 2017 and December 31, 2016, respectively, and estimated employee medical insurance claims of $3 million have been funded through CEOC as of March 31, 2017.

Deferred Compensation and Employee Benefits

Deferred Compensation Plans

As of March 31, 2017, certain current and former employees of Caesars, and our subsidiaries and affiliates, have balances under the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan (“ESSP”), the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II (“ESSP II”), the Park Place Entertainment Corporation Executive Deferred Compensation Plan (“CEDCP”), the Harrah’s Entertainment, Inc. Deferred Compensation Plan (“DCP”), and the Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan (“EDCP”). These plans are deferred compensation plans that allow certain employees an opportunity to save for retirement and other purposes.

Each of the plans is now frozen and is no longer accepting contributions. However, participants may still earn returns on existing plan balances based upon their selected investment alternatives, which are reflected in their deferral accounts.

Plan obligations in respect of all of these plans were included in Caesars’ financial statements as liabilities prior to the deconsolidation of CEOC. Caesars has recorded in the accompanying financial statements $40 million in

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

liabilities as of both March 31, 2017 and December 31, 2016, representing the estimate of its obligations under the ESSP and ESSP II and for certain former directors and employees who had employment agreements with Harrah’s Entertainment, Inc. (the predecessor to CEC) and participated in the EDCP. The additional liability in respect of the CEDCP and DCP that Caesars has not recorded was approximately $33 million and $32 million as of March 31, 2017 and December 31, 2016, respectively, as we determined that this portion of the liability was attributable to CEOC pending the effectiveness of the settlement described below.

Trust Assets

CEC is a party to a trust agreement (the “Trust Agreement”) and an escrow agreement (the “Escrow Agreement”), each structured as so-called “rabbi trust” arrangements, which hold assets that may be used to satisfy obligations under the deferred compensation plans above. Amounts held pursuant to the Trust Agreement and the Escrow Agreement were approximately $62 million and $59 million, respectively, as of March 31, 2017, and $62 million and $57 million, respectively, as of December 31, 2016.

The assets held pursuant to the Trust Agreement have been reflected as long-term restricted assets on the Balance Sheets. The assets held pursuant to the Escrow Agreement were not reflected on the Balance Sheets as we continued to assess the Escrow Agreement and the propriety of the funds that were contributed in accordance with the agreement prior to reaching the settlement described below, which was not yet effective as of March 31, 2017.

Settlement Agreement

On September 14, 2016, CEC entered into a settlement agreement with CEOC related to the liabilities and assets associated with the above deferred compensation plans, which was approved by the Bankruptcy Court on October 17, 2016. Pursuant to the settlement agreement, contemporaneously with the Effective Date of the Restructuring, CEC will assume all obligations to plan participants under or with respect to all five of the deferred compensation plans, and the Debtors will have no further obligations to the deferred compensation plan participants. At that time, CEOC and the other Debtors will relinquish and release any claim or right that any of them may have in respect of the assets held under either the Trust Agreement or the Escrow Agreement. Upon the effectiveness of the Restructuring and CEC’s receipt of the assets held pursuant to the Escrow Agreement, CEC will record the additional assets and liabilities in respect of the CEDCP and DCP and Escrow Agreement, which are $59 million and $33 million, respectively, as of March 31, 2017.

Note 9 — Debt

	March 31, 2017		December 31, 2016
(In millions)	Face Value	Book Value	Book Value
CERP	$4,570	$4,517	$4,563
CGP	2,324	2,272	2,275

Total debt	6,894	6,789	6,838
Current portion of long-term debt	(46)	(46)	(89)

Long-term debt	$6,848	$6,743	$6,749

Unamortized discounts and deferred finance charges		$105	$110
Fair value	$7,132

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Current Portion of Long-Term Debt

CERP’s current portion of long-term debt is $26 million, which includes scheduled principal payments on its senior secured loan, other unsecured borrowings, and capitalized lease obligations. CGP’s current portion of long-term debt is $20 million, which includes scheduled principal payments on term loans, special improvement district bonds, and various capital lease obligations.

Although there are no outstanding amounts under the revolving credit facilities for CERP or CGPH as of March 31, 2017, borrowings under these revolving credit facilities are each subject to separate note agreements executed based on the provisions of the applicable credit facility agreements, and each note has a contractual maturity of less than one year. The applicable credit facility agreements each have a contractual maturity of greater than one year, and we have the ability to rollover the outstanding principal balances on a long-term basis. Amounts borrowed under the revolving credit facilities are intended to satisfy short term liquidity needs and are classified as current.

Fair Value

We calculate the fair value of debt based on borrowing rates available as of March 31, 2017, for debt with similar terms and maturities, and based on market quotes of our publicly traded debt. We classify the fair value of debt within Level 1 and Level 2 in the fair value hierarchy.

Estimated Debt Service Payments (1)

(In millions)	Remaining 2017	2018	2019	2020	2021	Thereafter	Total
Long-Term Debt Principal
CERP	$20	$25	$25	$3,350	$1,150	$—	$4,570
CGP (2)	16	25	197	300	1,099	687	2,324

Total principal	36	50	222	3,650	2,249	687	6,894

Estimated Interest
CERP	340	390	400	360	130	—	1,620
CGP (2)	150	190	190	160	90	40	820

Total interest	490	580	590	520	220	40	2,440

Principal and Interest
CERP	360	415	425	3,710	1,280	—	6,190
CGP (2)	166	215	387	460	1,189	727	3,144

Total principal and interest	$526	$630	$812	$4,170	$2,469	$727	$9,334

(1)	Debt principal payments are estimated amounts based on maturity dates and potential borrowings under our revolving credit facility. Interest payments are estimated based on the forward-looking LIBOR curve. Actual payments may differ from these estimates.
(2)	See Note 17 for additional information about CGP’s debt.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

CERP Debt

	March 31, 2017				December 31, 2016
(Dollars in millions)	Final Maturity	Rate(s) (1)	Face Value	Book Value	Book Value
CERP Credit Facility
CERP Revolving Credit Facility (2)	2018	variable	$—	$—	$40
CERP Senior Secured Term Loan (3)	2020	7.00%	2,419	2,382	2,387
CERP Notes
CERP First Lien Notes	2020	8.00%	1,000	994	993
CERP Second Lien Notes	2021	11.00%	1,150	1,140	1,140
Capital lease obligations and other	2017	various	1	1	3

Total CERP Debt			4,570	4,517	4,563
Current portion of CERP long-term debt			(26)	(26)	(68)

CERP long-term debt			$4,544	$4,491	$4,495

(1)	Interest rate is fixed, except where noted.
(2)	Variable interest rate for amounts currently borrowed is determined by adding LIBOR to a base rate of 6.00%.
(3)	Variable interest rate calculated as a fixed rate plus the greater of LIBOR or a 1% floor. The rate is set at the 1% floor as of March 31, 2017.

CGP Debt

	March 31, 2017				December 31, 2016
(Dollars in millions)	Final Maturity	Rate(s) (1)	Face Value	Book Value	Book Value
CGPH Credit Facilities
CGPH Senior Secured Revolving Credit Facility (2)(3)	2019	variable	$—	$—	$—
CGPH Senior Secured Term Loan (2)(4)	2021	6.25%	1,143	1,117	1,119
CGPH Notes	2022	9.38%	675	663	662
Cromwell Credit Facility (2)(5)	2019	11.00%	171	167	167
Horseshoe Baltimore Credit and FF&E Facilities
Horseshoe Baltimore Revolving Facility Loan (6)	2018	variable	—	—	—
Horseshoe Baltimore Credit Facility (5)	2020	8.25%	296	287	287
Horseshoe Baltimore FF&E Facility (5)(7)	2019	8.75%	20	20	22
Other secured debt	2018	8.00%	5	4	4
Special Improvement District Bonds	2037	5.30%	14	14	14

Total CGP Debt			2,324	2,272	2,275
Current portion of CGP long-term debt			(20)	(20)	(21)

CGP long-term debt			$2,304	$2,252	$2,254

(1)	Interest rate is fixed, except where noted.

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

(2)	See Note 17.
(3)	Variable interest rate calculated as LIBOR plus 5.00%.
(4)	Variable interest rate calculated as a fixed rate plus the greater of LIBOR or a 1% floor. The rate is set at the 1% floor as of March 31, 2017.
(5)	Variable interest rate calculated as a fixed rate plus the greater of LIBOR or a 1.25% floor. The rate is set at the 1.25% floor as of March 31, 2017.
(6)	Variable interest rate calculated as LIBOR plus 7.00%.
(7)	This represents an equipment financing term loan facility.

Terms of Outstanding Debt

Restrictive Covenants

The CERP Notes, CERP Credit Facility, CGPH Senior Secured Term Loan, CGPH Notes, Horseshoe Baltimore Credit and FF&E Facilities, and Cromwell Credit Facility all include negative covenants, subject to certain exceptions, and contain affirmative covenants and events of default, subject to exceptions, baskets and thresholds (including equity cure provisions in the case of the CERP Credit Facility, Horseshoe Baltimore Credit and FF&E Facilities, and the Cromwell Credit Facility), all of the preceding being customary in nature.

The restrictive covenants also require that we maintain Senior Secured Leverage Ratios (“SSLR”) as shown in the table below. SSLR is defined as the ratio of first lien senior secured net debt to earnings before interest, taxes, depreciation and amortization, adjusted as defined (“Adjusted EBITDA”).

Credit Facility	Covenant Type	Effective Period	Requirement
CERP Credit Facility	CERP Maximum SSLR	From inception	8.00 to 1.00
CGPH Senior Secured Term Loan	CGPH Maximum SSLR	From inception	6.00 to 1.00
Horseshoe Baltimore Credit and FF&E Facilities (1)	CBAC Maximum SSLR	Q1 - Q4 2017	6.00 to 1.00
	CBAC Maximum SSLR	Q1 2018 and thereafter	4.75 to 1.00
Cromwell Credit Facility (2)	Cromwell Maximum SSLR	Q2 2016 - Q1 2017	5.00 to 1.00
	Cromwell Maximum SSLR	Q2 2017 and thereafter	4.75 to 1.00

(1)	CBAC Borrower, LLC (“CBAC”) is a joint venture in which Caesars Baltimore Investment Company, LLC (“CBIC”) holds an interest. CBIC is a wholly owned subsidiary of CGP.
(2)	See Note 17.

Guarantees

CERP has pledged a significant portion of its assets as collateral under the notes and facilities. The CERP Notes are co-issued, as well as fully and unconditionally guaranteed, jointly and severally, by Caesars Entertainment Resort Properties, LLC (parent entity) and each of its wholly-owned subsidiaries on a senior secured basis.

The CGPH Senior Secured Term Loan is guaranteed by the direct parent of CGPH and certain subsidiaries of CGPH, and is secured by the direct parent’s equity interest in CGPH and substantially all of the existing and future assets of CGPH and the subsidiary guarantors.

The CGPH Notes are secured by substantially all of the existing and future property and assets of CGPH and the subsidiary guarantors (subject to exceptions), and are guaranteed by CGPH and certain subsidiaries (subject to exceptions).

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The Horseshoe Baltimore Credit Facility is secured by substantially all material assets of CBAC and its wholly-owned domestic subsidiaries.

The Horseshoe Baltimore FF&E Facility is secured by the FF&E that was purchased with the proceeds.

The Cromwell Credit Facility is secured by the assets of the Cromwell.

Note 10 — Earnings Per Share

Basic earnings per share is computed by dividing the applicable income amounts by the weighted-average number of shares of common stock outstanding. Diluted earnings per share is computed by dividing the applicable income amounts by the sum of weighted-average number of shares of common stock outstanding and dilutive potential common stock.

For a period in which Caesars generated a net loss, the weighted-average basic shares outstanding was used in calculating diluted loss per share because using diluted shares would have been anti-dilutive to loss per share.

Basic and Dilutive Net Earnings Per Share Reconciliation

	Three Months Ended March 31,
(In millions, except per share data)	2017	2016
Loss from continuing operations attributable to Caesars, net of income taxes	$(546)	$(341)
Income from discontinued operations attributable to Caesars, net of income taxes	—	33

Net loss attributable to Caesars	$(546)	$(308)

Weighted-average common stock outstanding	147	145
Basic and diluted loss per share from continuing operations	$(3.71)	$(2.35)
Basic and diluted earnings per share from discontinued operations	—	0.23

Basic and diluted loss per share	$(3.71)	$(2.12)

Weighted-Average Number of Anti-Dilutive Shares Excluded from Calculation of EPS

	Three Months Ended March 31,
(In millions)	2017	2016
Stock options	11	11
Restricted stock units and awards	8	6

Total anti-dilutive common stock	19	17

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 11 — Casino Promotional Allowances

The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as casino promotional allowances. The estimated cost of providing such casino promotional allowances is included in casino expenses.

Estimated Retail Value of Casino Promotional Allowances

	Three Months Ended March 31,
(In millions)	2017	2016
Food and beverage	$70	$73
Rooms	59	60
Other	8	7

	$137	$140

Estimated Cost of Providing Casino Promotional Allowances

	Three Months Ended March 31,
(In millions)	2017	2016
Food and beverage	$43	$44
Rooms	20	20
Other	5	3

	$68	$67

Note 12 — Stock-Based Compensation

Caesars Entertainment Stock-Based Compensation

We maintain long-term incentive plans for management, other personnel, and key service providers. The plans allow for granting stock-based compensation awards, based on CEC common stock (NASDAQ symbol “CZR”), including time-based and performance-based stock options, restricted stock units, restricted stock awards, stock grants, or a combination of awards.

Composition of Caesars Entertainment Stock-Based Compensation Expense

	Three Months Ended March 31,
(In millions)	2017	2016
Corporate expense	$7	$8
Property, general, administrative, and other	1	2

Total stock-based compensation expense	$8	$10

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Outstanding at End of Period

	March 31, 2017		December 31, 2016
	Quantity (1)	Wtd Avg (2)	Quantity	Wtd Avg (2)
Stock options (3)	9,735,585	$10.29	9,820,168	$11.69
Restricted stock units	5,886,330	8.00	8,447,922	7.95

(1)	There were no grants of stock options or restricted stock units related to CEC common stock during the three months ended March 31, 2017.
(2)	Represents weighted average exercise price for stock options and weighted average fair value for restricted stock units.
(3)	On March 14, 2017, we modified vested and unvested stock options held by active employees with exercise prices above the then-current market price of CEC’s common stock to have an exercise price of $9.45.

CIE Stock-Based Compensation Plan

Historically, CIE has granted stock-based compensation awards in CIE common stock to its employees, directors, service providers and consultants in accordance with the Caesars Interactive Entertainment, Inc. Amended and Restated Management Equity Incentive Plan, which was intended to promote the interests of CIE and its stockholders by providing key employees, directors, service providers and consultants with an incentive to encourage their continued employment or service and improve the growth and profitability of CIE. These awards were classified as liability-based instruments and were re-measured at their fair value at each reporting date.

As described in Note 1, in September 2016, CIE sold its SMG Business, which represented the majority of CIE’s operations, and the SMG Business is now presented as discontinued operations (see Note 14). Upon the closing of the SMG Business sale, all outstanding CIE stock-based compensation awards were deemed fully vested and were subsequently paid in cash in connection with the closing of the SMG Business sale, as described in Note 14.

The portion of CIE’s stock-based compensation expense directly identifiable with employees of the SMG Business was reclassified to discontinued operations for all periods presented in the Statements of Operations. The portion of CIE’s stock-based compensation expense not directly identifiable with employees of the SMG Business was included in property, general, administrative, and other in the Statements of Operations.

Composition of CIE Stock-Based Compensation Expense

	Three Months Ended March 31,
(In millions)	2017	2016
Property, general, administrative, and other	$—	$13

Note 13 — Income Taxes

Caesars’ provision for income taxes during the interim reporting periods has historically been calculated by applying an estimate of the annual effective tax rate for the full year to “ordinary” income or loss (pre-tax income or loss excluding unusual or infrequently occurring discrete items) for the reporting period. We utilized a discrete effective tax rate method, as allowed by ASC 740-270 “Income Taxes, Interim Reporting,” to calculate taxes for the three months ended March 31, 2016 and 2017. We determined that as small changes in estimated “ordinary” income would result in significant changes in the estimated annual effective tax rate, the historical method would not provide a reliable estimate for the three months ended March 31, 2016 and 2017.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Income Tax Allocation

	Three Months Ended March 31,
(Dollars in millions)	2017	2016
Loss from continuing operations, before income taxes	$(452)	$(300)
Income tax provision	$(72)	$(7)
Effective tax rate	(15.9)%	(2.3)%
Discontinued operations, before income taxes	$—	$66
Income tax provision	$—	$(33)

We classify reserves for tax uncertainties within deferred credits and other in the Balance Sheets, separate from any related income tax payable, which is also reported within accrued expenses, or deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. We have provided a valuation allowance on certain federal and state deferred tax assets that were not deemed realizable based upon estimates of future taxable income.

The effective tax rate related to the loss from continuing operations for the three months ended March 31, 2017 differed from the expected federal tax rate of 35% primarily due to losses from continuing operations not tax benefitted, nondeductible restructuring expenses, and from state deferred tax expense. Effective January 1, 2017, CEC elected to no longer treat CERP as a corporation for income tax purposes, which resulted in additional state deferred tax expense due to additional state filing requirements for CEC. The effective tax rate related to the loss from continuing operations for the three months ended March 31, 2016 differed from the expected federal tax rate of 35% primarily due to losses from continuing operations not tax benefitted.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are under regular and recurring audit by the Internal Revenue Service on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next 12 months.

Note 14 — Discontinued Operations

Sale of SMG Business

On September 23, 2016, CIE sold its SMG Business to Alpha Frontier Limited (“Alpha Frontier”) for cash consideration of $4.4 billion, subject to customary purchase price adjustments, pursuant to the Stock Purchase Agreement dated as of July 30, 2016 (the “Purchase Agreement”), which resulted in a pre-tax gain of approximately $4.2 billion.

As a result of the sale, CAC incurred estimated current income tax expense of approximately $285 million on the gain. Under the terms of its operating agreement, CGP is required to distribute funds to CAC, which CAC will use to pay its tax obligation resulting from the sale of the SMG Business (see Note 15), and $240 million of this was paid during the year ended December 31, 2016. During the three months ended March 31, 2017, CGP amended its operating agreement to clarify the allocation method for taxable income resulting from the sale between CEC and CAC. This resulted in less taxable income being allocated to CAC and a lower resulting tax obligation for CAC; therefore, CGP reduced the amount of its estimated distribution to CAC by $26 million to $259 million.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Additionally, proceeds from the sale were deposited into an escrow account to fund potential indemnity claims of Alpha Frontier under the Purchase Agreement (the “Indemnity Escrow”). The balance in the Indemnity Escrow was $259 million as of both March 31, 2017 and December 31, 2016.

As discussed in Note 2, the majority of the proceeds from the sale of the SMG Business is restricted under the terms of the Purchase Agreement and the CIE Proceeds Agreement and was therefore classified as restricted cash upon receipt. As a result of the sale, the results of operations and cash flows related to the SMG Business were classified as discontinued operations for all periods presented effective beginning in the third quarter of 2016.

In connection with the closing of the SMG Business sale (“Closing”), CIE completed the following transactions, which were funded from the proceeds of the sale:

•	Repurchased all of the shares of CIE common stock held by Rock Gaming Interactive LLC, and its other minority investors (collectively, the “Minority Investors”) in exchange for the right to receive cash payments representing the fair market value of the shares of CIE common stock at Closing.

•	Accelerated the vesting of all of the outstanding options, restricted stock units and warrants of CIE (collectively, “CIE equity awards”) and canceled all such CIE equity awards in exchange for the right to receive cash payments equal to the intrinsic value of such awards.

The total amount distributed to the Minority Investors and former holders of CIE equity awards in connection with Closing was approximately $1.1 billion, which is subject to any purchase price adjustments pursuant to the Purchase Agreement. CGP has accrued $63 million as of both March 31, 2017 and December 31, 2016, respectively, for the estimated portion of the balance remaining in the Indemnity Escrow that is due to the Minority Investors and former holders of CIE equity awards. The balance is included in accrued expenses and other current liabilities on the Balance Sheets. The remaining proceeds from the sale of the SMG Business will be released from the Indemnity Escrow at the end of the escrow period, which is 12 months from the date of the Closing.

Effect on Statements of Operations of Discontinued Operations

(In millions)	Three Months Ended March 31, 2016
Revenues
Social and mobile games	$218

Operating expenses
Platform fees	64
Property, general, administrative, and other (1)	88

Total operating expenses	152

Pre-tax income from discontinued operations	66
Income tax provision	(33)

Total income from discontinued operations, net of income taxes	$33

(1)	Property, general, administrative, and other includes stock-based compensation expense directly identifiable with employees of the SMG Business of $15 million for the three months ended March 31, 2016.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 15 — Related Party Transactions

	Three Months Ended March 31,
(In millions)	2017	2016
Transactions with Sponsors and their affiliates
Reimbursements and expenses	$—	$6
Expenses paid to Sponsors’ portfolio companies	—	1
Expenses paid on behalf of CAC	9	6
Transactions with CEOC
Shared services allocated expenses to CEOC	96	91
Shared services allocated expenses from CEOC	23	25
Management fees incurred	11	10
Octavius Tower lease revenue	9	9
Other expenses incurred	4	7

Transactions Related to the CEOC Reorganization

The Debtors filed the Third Amended Plan on January 13, 2017, and CEC, CAC, the Debtors, and CEOC’s major creditor groups have agreed to support the Third Amended Plan and have entered into various RSAs with respect to the CEOC reorganization. See detailed discussion of the Third Amended Plan and the RSAs in Note 1.

Transactions with Sponsors and their Affiliates

The members of Hamlet Holdings LLC (“Hamlet Holdings”) are comprised of individuals affiliated with Apollo Global Management, LLC and affiliates of TPG Capital LP (collectively, the “Sponsors”). As of March 31, 2017, Hamlet Holdings beneficially owned a majority of CEC’s common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares, and, as a result, the Sponsors have the power to elect all of CEC’s directors.

Reimbursements and Expenses

CEC has a services agreement with the Sponsors relating to the provision of financial and strategic advisory services and consulting services. The Sponsors have granted an ongoing waiver of the monitoring fees for management services; however, we reimburse the Sponsors for expenses they incur related to these management services and certain legal expenses. The reimbursed expenses are included in corporate expense and are included in the table above.

Sponsors’ Portfolio Companies

We may engage in transactions with companies owned or controlled by affiliates of the Sponsors in the normal course of business. Amounts paid to the Sponsors’ portfolio companies are included in the table above and we believe such transactions are conducted at fair value.

In addition, certain entities affiliated with or under the control of our Sponsors may from time to time transact in and hold our debt securities, and participate in any modifications of such instruments on terms available to any other holder of our debt.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Caesars Acquisition Company

As described in Note 2, CAC is the sole voting member of CGP, our consolidated VIE, and common control exists between CAC and Caesars through the majority beneficial ownership of both by Hamlet Holdings. Pursuant to the operating agreement of CGP, CGP pays certain expenses on behalf of CAC. These expenses, which are included in the table above, commenced in 2013 and are reflected as distributions to a noncontrolling interest holder in the consolidated statements of equity. Under its operating agreement, CGP is required to distribute funds to CAC that will be used to pay CAC’s tax obligation resulting from the sale of the SMG Business. During the three months ended March 31, 2017, CGP made no additional tax payments related to the sale of the SMG Business and the remaining balance of $19 million is included in due to affiliates in the Balance Sheets.

Transactions with CEOC

As described in Note 2, upon its filing for reorganization under Chapter 11 of the Bankruptcy Code and its subsequent deconsolidation, transactions with CEOC are no longer eliminated in consolidation and are considered related party transactions for Caesars. A summary of these transactions is provided in the table above.

CEOC Shared Services Agreement

Pursuant to a shared services agreement, CEOC provides Caesars with certain corporate and administrative services, and the costs of these services are allocated to Caesars. Certain services are now provided by CES (see Note 1).

Prior to the deconsolidation of CEOC, we were self-insured for employee medical (health, dental, and vision) and risk products, including workers compensation and surety bonds, and our insurance claims and reserves included accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims.

We continue to be self-insured for workers compensation and other risk insurance as of March 31, 2017. Caesars Entertainment provides insurance coverage to CEOC and receives insurance premiums on an installment basis, which are intended to cover claims processed on CEOC’s behalf. We prepay CEOC for estimated employee medical insurance claims.

Services Joint Venture

CES provides certain corporate and administrative services to its Members, and the costs of these services are allocated among the Members. The CES allocated costs include amounts for insurance coverage (see Note 1).

Management Fees

CGP pays a management fee to CEOC for the CGP properties that are managed by CEOC or CES.

Octavius Tower Lease Agreement

Under the Octavius Tower lease agreement, CEOC leases the Octavius Tower at Caesars Palace Las Vegas from CERP and pays rent totaling $35 million annually through expiration in April 2026.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

LINQ Access and Parking Easement Lease Agreement

Under the LINQ Access and Parking Easement lease agreement, CEOC leases the parking lot behind The LINQ promenade and The LINQ Hotel & Casino to CERP and CGP. Together, CERP and CGP pay approximately $2 million annually, subject to a 3% annual increase through expiration in April 2028. Amounts are included within other expenses incurred in the table above.

Service Provider Fee

CEOC, CERP, and CGP have a shared services agreement under which CERP and CGP pay for certain indirect corporate support costs. Amounts are included within other expenses incurred in the table above.

Cross Marketing and Trademark License Agreement

CIE and CEOC have a Cross Marketing and Trademark License Agreement in effect until December 31, 2026, unless terminated earlier pursuant to the terms of the agreement. The agreement grants CIE the exclusive right to use various brands of Caesars Entertainment in connection with social and mobile games and online real money gaming in exchange for a 3.0% royalty. This agreement also provides for cross-marketing and promotional activities between CIE and CEOC, including participation by CIE in Caesars’ Total Rewards loyalty program. CEOC also receives a revenue share from CIE for customer referrals. Amounts are included within other expenses incurred in the table above.

Effective upon Closing, CIE and Playtika, formerly a wholly-owned subsidiary of CIE and now a wholly-owned subsidiary of the buyer of the SMG Business, executed a separate sub-license agreement extending substantially the same rights and obligations to both parties beyond the sale through December 31, 2026.

Equity Incentive Awards

Caesars maintains an equity incentive awards plan under which CEC may issue time-based and performance-based stock options, restricted stock units and restricted stock awards to CEOC employees. Although awards under the plan result in the issuance of shares of CEC common stock, because CEOC is no longer a consolidated subsidiary of CEC, we have accounted for these awards as nonemployee awards subsequent to the date of deconsolidation.

Employee Benefit Plans

CEC maintains a defined contribution savings and retirement plan in which employees of CEOC may participate. The plan provides for, among other things, pre-tax and after-tax contributions by employees. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings (subject to certain IRS and plan limits). In addition, employees subject to collective bargaining agreements receive benefits through the multi-employer pension plans sponsored by the organization in which they are a member. The expenses related to contributions made to the plans on their behalf are allocated to the properties at which they are employed.

Total Rewards Loyalty Program

CEOC’s customer loyalty program, Total Rewards, offers incentives to customers from their spending related to on-property entertainment expenses, including gaming, hotel, dining, and retail shopping at our and CEOC’s resort properties located in the U.S. and Canada. Under the program, customers are able to accumulate, or bank,

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Reward Credits over time that they may redeem at their discretion under the terms of the program. The Reward Credit balance will be forfeited if the customer does not earn a Reward Credit over the prior six-month period. As a result of the ability of the customer to bank the Reward Credits, CEOC estimates the cost of fulfilling the redemption of Reward Credits, after consideration of estimated forfeitures (referred to as “breakage”) based upon the cost of historical redemptions. The estimated value of Reward Credits is expensed as the Reward Credits are earned by customers and is included in direct casino expense. The total estimated cost is accrued by CEOC, with the incremental charges related to our casino properties included in due to affiliates in the Balance Sheets.

Due from/to Affiliates

Amounts due to or from affiliates for each counterparty represent the net receivable or payable as of the end of the reporting period primarily resulting from the transactions described above and are settled on a net basis by each counterparty in accordance with the legal and contractual restrictions governing transactions by and among Caesars’ consolidated entities and CEOC. The amount due from CEOC represents the maximum exposure to loss as a result of Caesars’ involvement with CEOC, and the amount is reported net of an allowance for doubtful accounts of $12 million as of both March 31, 2017 and December 31, 2016.

As of March 31, 2017 and December 31, 2016, due from affiliates was $26 million and $64 million, respectively, and represented a receivable due to CES from CEOC for shared services performed on behalf of CEOC.

As of March 31, 2017 and December 31, 2016, due to affiliates was $67 million and $112 million, respectively. These amounts include the payable to CAC from CGP related to CAC’s taxes payable described above, which was $19 million and $45 million as of March 31, 2017 and December 31, 2016, respectively. The remaining liability represented a payable due to CEOC primarily from CGP for shared services performed on their behalf.

Note 16 — Segment Reporting

We view each casino property as an operating segment and currently aggregate all such casino properties into two reportable segments: CERP and CGP.

The results of each reportable segment presented below are consistent with the way Caesars management assesses these results and allocates resources, which is a consolidated view that adjusts for the impact of certain transactions between reportable segments within Caesars, as described below. Accordingly, the results of certain reportable segments presented in this filing differ from the financial statement information presented in their standalone filings.

“Other” includes parent, consolidating, and other adjustments to reconcile to consolidated Caesars results.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Condensed Statements of Operations — By Segment

	Three Months Ended March 31, 2017
(In millions)	CERP	CGP	Other	Elimination	Caesars
Other revenues	$77	$55	$1	$(4)	$129
Net revenues	546	421	—	(4)	963
Depreciation and amortization	56	46	—	—	102
Income/(loss) from operations	110	55	(7)	—	158
Interest expense	(98)	(48)	(1)	—	(147)
Restructuring of CEOC and other	—	—	(463)	—	(463)
Income tax provision	(6)	—	(66)	—	(72)

	Three Months Ended March 31, 2016
(In millions)	CERP	CGP	Other	Elimination	Caesars
Other revenues	$76	$50	$1	$(5)	$122
Net revenues	528	426	1	(5)	950
Depreciation and amortization	73	39	—	—	112
Income/(loss) from operations	78	51	(41)	—	88
Interest expense	(99)	(52)	—	—	(151)
Restructuring of CEOC and other	(1)	1	(237)	—	(237)
Income tax benefit/(provision)	6	1	(14)	—	(7)

Property EBITDA — by Segment

Property earnings before interest, taxes, depreciation and amortization (“EBITDA”) is presented as a measure of the Company’s performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of its ongoing operating performance at an operating property level. As a result of the sale of the SMG Business (see Note 1), we have determined that CIE stock-based compensation expense should be excluded from Property EBITDA as management no longer considers such expense to be indicative of Caesars Entertainment’s ongoing consolidated or segment operating performance. Therefore, Property EBITDA has been recast for prior periods to be consistent to the current year presentation.

In evaluating Property EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

	Three Months Ended March 31, 2017
(In millions)	CERP	CGP	Other	Elimination	Caesars
Net income/(loss) attributable to company	$6	$8	$(560)	$—	$(546)
Net income/(loss) attributable to noncontrolling interests	—	(1)	23	—	22
Income tax provision	6	—	66	—	72
Restructuring of CEOC and other	—	—	463	—	463
Interest expense	98	48	1	—	147
Depreciation and amortization	56	46	—	—	102
Corporate expense	10	7	16	—	33
Other operating costs	1	6	(10)	—	(3)

Property EBITDA	$177	$114	$(1)	$—	$290

	Three Months Ended March 31, 2016
(In millions)	CERP	CGP	Other	Elimination	Caesars
Net income/(loss) attributable to company	$(16)	$30	$(322)	$—	$(308)
Net income attributable to noncontrolling interests	—	4	30	—	34
Discontinued operations, net of income taxes	—	(33)	—	—	(33)
Income tax (benefit)/provision	(6)	(1)	14	—	7
Restructuring of CEOC and other	1	(1)	237	—	237
Interest expense	99	52	—	—	151
Depreciation and amortization	73	39	—	—	112
Corporate expense	11	7	24	(1)	41
Other operating costs	2	1	19	—	22
CIE stock-based compensation	—	13	—	—	13

Property EBITDA	$164	$111	$2	$(1)	$276

Condensed Balance Sheets — By Segment

	March 31, 2017
(In millions)	CERP	CGP	Other	Elimination	Caesars
Total assets	$6,959	$7,290	$1,217	$(654)	$14,812
Total liabilities	5,876	2,664	8,263	(65)	16,738

	December 31, 2016
(In millions)	CERP	CGP	Other	Elimination	Caesars
Total assets	$6,941	$7,353	$1,246	$(646)	$14,894
Total liabilities	5,903	2,709	7,758	(58)	16,312

CAESARS ENTERTAINMENT CORPORATION

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 17 — Subsequent Events

On April 27, 2017, CGPH entered into an Incremental Assumption Agreement and Amendment No. 1 to its First Lien Credit Agreement dated May 8, 2014 (the “Loan Amendment”) that, among other things, (a) provides for an increase in CGPH’s existing Senior Secured Term Loan of $175 million to approximately $1.3 billion (the “Term Facility”) and (b) reduced the interest rate margins applicable to the Term Facility and CGPH’s existing $150 million revolving credit facility. The Loan Amendment provides that the proceeds of the $175 million increase of the Term Facility will be held in escrow until the receipt of all required regulatory approvals, at which time the proceeds will be released to repay the property specific term loan encumbering The Cromwell, but not prior to May 3, 2017. At such time, The Cromwell will become part of the CGPH restricted group (which is subject to certain restrictions or limitations placed on CGPH and its restricted subsidiaries) and its assets will be pledged as collateral for both the CGPH Senior Secured Term Loan and the CGPH Notes. If such approvals are not obtained by July 26, 2017, such $175 million of proceeds will be repaid and The Cromwell’s property specific term loan will remain outstanding. See Note 9 for additional information on CGPH’s outstanding debt.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC. (“CEOC”)

(DEBTOR-IN-POSSESSION)

Consolidated Financial Statements as of December 31, 2016 and 2015

and for Each of the Three Years in the Period Ended December 31, 2016

and Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

Caesars Entertainment Operating Company, Inc.

We have audited the accompanying consolidated financial statements of Caesars Entertainment Operating Company, Inc. (Debtor-in-Possession) and its subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income/(loss), stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2016, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Bankruptcy Proceedings

As discussed in Notes 1 and 2 to the consolidated financial statements, on January 15, 2015, the Company and certain of its subsidiaries filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such consolidated financial statements do not purport to show (1) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (2) as to prepetition liabilities, the settlement amounts for allowed claims, or the status and priority thereof; (3) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Company; or (4) as to operations, the effect of any changes that may be made in its business. Our opinion is not modified with respect to this matter.

Emphasis of Matter Regarding Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1, 2 and 10 to the consolidated financial statements, the bankruptcy filing referred to above constituted an event of default under the Company’s pre-petition debt obligations and those debt obligations became immediately due and payable. The Company’s ability to continue as a going concern is dependent upon its ability to restructure its indebtedness and emerge from bankruptcy and a favorable resolution to the continued ability to use cash collateral. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are discussed in Note 2 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche, LLP

Las Vegas, Nevada

February 14, 2017

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

CONSOLIDATED BALANCE SHEETS

	As of December 31,
(In millions, except par value)	2016	2015
Assets
Current assets
Cash and cash equivalents	$1,528.1	$1,239.4
Short-term investments	—	250.0
Restricted cash	12.8	0.9
Receivables, net	305.9	314.3
Prepayments and other current assets	50.5	58.2
Inventories	30.4	31.7
Due from affiliates, net	103.5	14.8

Total current assets	2,031.2	1,909.3
Property and equipment, net	5,843.4	6,009.6
Goodwill	673.9	673.9
Intangible assets other than goodwill	2,319.9	2,350.1
Investments in and advances to non-consolidated affiliates	145.6	134.2
Restricted cash	19.7	19.1
Deferred charges and other	311.4	291.0
Assets held for sale	—	6.1

Total assets	$11,345.1	$11,393.3

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$95.0	$118.4
Due to affiliate	63.2	32.4
Accrued expenses	553.4	581.2
Interest payable	13.9	14.1
Current portion of long-term debt	1.5	2.1

Total current liabilities	727.0	748.2
Long-term debt	369.3	369.6
Deferred income taxes	1,468.5	1,451.2
Deferred credits and other	514.2	517.0
Liabilities subject to compromise	18,471.4	18,869.3

Total liabilities	21,550.4	21,955.3
Commitments and contingencies (Note 17)
Stockholders’ equity/(deficit)
Common stock: voting; $0.01 par value; 1.4 shares issued and outstanding	—	—
Additional paid-in capital	3,440.1	3,425.1
Accumulated deficit	(13,630.3)	(13,958.6)
Accumulated other comprehensive loss	(36.5)	(52.1)

Total CEOC stockholders’ deficit	(10,226.7)	(10,585.6)
Noncontrolling interests	21.4	23.6

Total stockholders’ deficit	(10,205.3)	(10,562.0)

Total liabilities and stockholders’ deficit	$11,345.1	$11,393.3

See accompanying Notes to Consolidated Financial Statements.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(In millions)	2016	2015	2014
Revenues
Casino	$3,372.9	$3,416.3	$3,677.9
Food and beverage	729.4	720.5	780.4
Rooms	492.1	469.3	511.6
Management fees	185.0	105.6	92.7
Other	260.6	255.5	279.0
Reimbursed management costs	213.1	290.6	388.8
Less: casino promotional allowances	(551.4)	(543.3)	(637.6)

Net revenues	4,701.7	4,714.5	5,092.8

Operating expenses
Direct
Casino	1,924.7	1,980.8	2,273.9
Food and beverage	315.2	312.1	326.6
Rooms	99.9	99.9	120.2
Property, general, administrative, and other	868.9	856.6	1,068.4
Reimbursable management costs	213.1	290.6	388.8
Depreciation and amortization	379.3	347.2	355.8
Write-downs, reserves, and project opening costs, net of recoveries	9.3	81.0	56.6
Impairment of goodwill	—	—	260.9
Impairment of tangible and other intangible assets	—	130.4	271.4
(Gain)/loss on interests in non-consolidated affiliates	(1.8)	(0.7)	13.7
Corporate expense	72.1	66.7	135.4
Acquisition and integration costs	1.1	6.2	37.9
Amortization of intangible assets	28.5	39.1	49.0

Total operating expenses	3,910.3	4,209.9	5,358.6

Income/(loss) from operations	791.4	504.6	(265.8)
Interest expense and other (contractual interest was $1,711.4 for 2016 and $1,714.0 for 2015)	(260.2)	(343.5)	(2,216.0)
Loss on early extinguishment of debt	—	—	(114.6)
Loss on partial sale of subsidiary	—	—	(3.1)
Other income, including interest income	46.9	7.9	18.2
Reorganization items	(223.0)	(2,615.2)	—

Income/(loss) from continuing operations, before income taxes	355.1	(2,446.2)	(2,581.3)
Income tax (expense)/benefit	(13.7)	25.9	493.6

Income/(loss) from continuing operations, net of income taxes	341.4	(2,420.3)	(2,087.7)
Loss from discontinued operations, net of income taxes	(4.3)	(13.2)	(172.4)

Net income/(loss)	337.1	(2,433.5)	(2,260.1)
Less: net income attributable to noncontrolling interests	(8.8)	(8.4)	(7.7)

Net income/(loss) attributable to CEOC	$328.3	$(2,441.9)	$(2,267.8)

See accompanying Notes to Consolidated Financial Statements.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

	Years Ended December 31,
(In millions)	2016	2015	2014
Net income/(loss)	$337.1	$(2,433.5)	$(2,260.1)
Other comprehensive income/(loss):
Benefit plan adjustments	(1.4)	1.5	(3.3)
Foreign currency translation adjustments	14.4	(11.5)	4.4
Change in fair market value of investment	1.9	(3.9)	(3.1)

Total other comprehensive income/(loss), before income taxes	14.9	(13.9)	(2.0)
Income taxes related to items of other comprehensive income/(loss)	0.7	0.8	0.3

Total other comprehensive income/(loss), net of income taxes	15.6	(13.1)	(1.7)

Total comprehensive income/(loss)	352.7	(2,446.6)	(2,261.8)
Less: amounts attributable to non-controlling interests:
Net income attributable to non-controlling interests	(8.8)	(8.4)	(7.7)
Foreign currency translation adjustments	—	(0.2)	—

Total amounts attributable to noncontrolling interests	(8.8)	(8.6)	(7.7)

Comprehensive income/(loss) attributable to CEOC	$343.9	$(2,455.2)	$(2,269.5)

See accompanying Notes to Consolidated Financial Statements.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

	CEOC Stockholders
(In millions)	Common Stock	Additional Paid-in- Capital	Accumulated Income/(Deficit)	Accumulated Other Comprehensive Income/(Loss)	Total CEOC Stockholders’ Equity/(Deficit)	Non- controlling Interests	Total Equity/(Deficit)
Balance as of January 1, 2014	$—	$3,550.3	$(9,240.8)	$(37.1)	$(5,727.6)	$25.6	$(5,702.0)
Net income/(loss)	—	—	(2,267.8)	—	(2,267.8)	7.7	(2,260.1)
Share-based compensation	—	33.0	—	—	33.0	—	33.0
Other comprehensive loss, net of tax	—	—	—	(1.7)	(1.7)	—	(1.7)
Impact of derecognition of LINQ net assets	—	(294.4)	—	—	(294.4)	—	(294.4)
Impact of sale of properties to affiliate	—	(341.8)	—	—	(341.8)	—	(341.8)
Distributions to noncontrolling interests	—	—	—	—	—	(9.2)	(9.2)
Contribution from parent for purchase of notes	—	445.7	—	—	445.7	—	445.7
Other	—	19.8	(8.1)	—	11.7	—	11.7

Balance as of December 31, 2014	$—	$3,412.6	$(11,516.7)	$(38.8)	$(8,142.9)	$24.1	$(8,118.8)
Net income/(loss)	—	—	(2,441.9)	—	(2,441.9)	8.4	(2,433.5)
Other comprehensive income/(loss), net of tax	—	—	—	(13.3)	(13.3)	0.2	(13.1)
Distributions to noncontrolling interests	—	—	—	—	—	(9.1)	(9.1)
Other	—	12.5	—	—	12.5	—	12.5

Balance as of December 31, 2015	$—	$3,425.1	$(13,958.6)	$(52.1)	$(10,585.6)	$23.6	$(10,562.0)
Net income	—	—	328.3	—	328.3	8.8	337.1
Other comprehensive income, net of tax	—	—	—	15.6	15.6	—	15.6
Distributions to noncontrolling interests	—	—	—	—	—	(11.0)	(11.0)
Other	—	15.0	—	—	15.0	—	15.0

Balance as of December 31, 2016	$—	$3,440.1	$(13,630.3)	$(36.5)	$(10,226.7)	$21.4	$(10,205.3)

See accompanying Notes to Consolidated Financial Statements.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In millions)	2016	2015	2014
Cash flows from operating activities
Net income/(loss)	$337.1	$(2,433.5)	$(2,260.1)
Adjustments to reconcile net income/(loss) to cash flows provided by/(used in) operating activities:
Loss from discontinued operations	4.3	13.2	172.4
Loss on early extinguishments of debt	—	—	114.2
Depreciation and amortization	407.8	386.1	404.7
Amortization of deferred finance costs and debt discount/premium	1.0	18.0	409.9
Pension expense/(benefit), net	24.7	(15.6)	20.7
Non-cash write-downs and reserves, net of recoveries	6.8	67.7	45.9
Non-cash reorganization costs	8.2	2,396.8	—
Provision for bad debts	16.7	41.8	34.9
Loss on partial sale of subsidiary	—	—	3.1
Impairment of intangible and tangible assets	—	130.4	532.3
(Gain)/loss on interests in non-consolidated affiliates	(1.9)	(0.7)	13.7
Share-based compensation expense	0.2	1.2	31.6
Deferred income taxes	(6.0)	(33.4)	(397.3)
Change in deferred charges and other	(7.2)	(65.1)	(6.9)
Change in deferred credits and other	(14.8)	(17.7)	(1.4)
Change in current assets and liabilities, net of sale of properties to affiliate in 2014:
Accounts receivable	(14.4)	4.4	78.2
Due from affiliates, net	(88.7)	8.4	53.2
Prepayments and other current assets	7.8	26.3	17.9
Accounts payable	(1.3)	(7.4)	(128.5)
Due to affiliate	31.4	1.1	37.5
Inventory	1.3	(1.4)	(2.0)
Interest payable	(0.1)	(29.2)	302.6
Accrued expenses	(28.6)	(4.4)	(257.1)
Other	24.9	12.0	8.9

Cash flows provided by/(used in) operating activities	709.2	499.0	(771.6)

Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(225.9)	(157.3)	(352.0)
Proceeds from sale of short-term investments	250.0	—	—
Short-term investment purchases	—	(250.0)	—
Proceeds from settlement of corporate-owned life insurance policies	—	6.7	3.6
Investments in/advances to non-consolidated affiliates and other	(15.7)	(23.3)	(1.8)
Proceeds from sale of assets	6.1	0.5	33.1
Proceeds received from partial sale of subsidiary	—	—	31.9
Proceeds received for sale of subsidiaries, net	—	—	1,572.3
Proceeds from sale of equity investment	—	1.7	—
Other	1.4	4.6	5.9

Cash flows provided by/(used in) investing activities	15.9	(417.1)	1,293.0

Cash flows from financing activities
Debt repayments	(408.8)	(16.0)	(108.5)

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(In millions)	2016	2015	2014
Distributions to noncontrolling interest owners	(11.0)	(9.1)	(9.2)
Proceeds from the issuance of long-term debt	—	—	1,528.3
Debt issuance costs and fees	—	—	(175.8)
Cash paid for early extinguishments of debt	—	—	(1,719.2)
Repayments of long-term debt to affiliates	—	—	(300.8)
Other	—	—	18.1

Cash flows used in financing activities	(419.8)	(25.1)	(767.1)

Cash flows from discontinued operations
Cash flows used in operating activities	(4.1)	(21.1)	(72.8)
Cash flows provided by investing activities	—	3.4	0.7
Cash flows from financing activities	—	—	—

Cash flows used in discontinued operations	(4.1)	(17.7)	(72.1)

Net increase/(decrease) in cash, cash equivalents, and restricted cash	301.2	39.1	(317.8)
Cash, cash equivalents, and restricted cash, beginning of period	1,259.4	1,220.3	1,538.1

Cash, cash equivalents, and restricted cash, end of period	$1,560.6	$1,259.4	$1,220.3

Supplemental Cash Flow Information:
Cash paid for interest, including adequate protection payments	$246.1	$345.9	$1,671.3
Cash paid/(refunded) for income taxes	(7.6)	5.5	5.6
Cash paid for reorganization items — operating activities	231.9	165.9	—
Non-cash investing and financing activities:
Change in accrued capital expenditures	(20.0)	21.8	(45.4)
Change in assets acquired through financing activities and capital leases	—	—	17.2

See accompanying Notes to Consolidated Financial Statements.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In these notes, the words “Company,” “CEOC,” “we,” “our,” and “us” refer to Caesars Entertainment Operating Company, Inc. and its consolidated subsidiaries, unless otherwise stated or the context requires otherwise.

In addition, “Caesars Entertainment,” refers to Caesars Entertainment Corporation, inclusive of its consolidated subsidiaries and variable interest entities. “CEC” refers to Caesars Entertainment Corporation, exclusive of its consolidated subsidiaries and variable interest entities.

We also refer to (i) our consolidated financial statements as our “Financial Statements,” (ii) our Consolidated Statements of Operations as our “Statements of Operations,” (iii) our Consolidated Balance Sheets as our “Balance Sheets,” and (iv) our Consolidated Statements of Stockholders’ Deficit as our “Statements of Stockholders’ Deficit.”

Note 1 — Organization and Basis of Presentation

Overview

We provide casino entertainment services and own, operate or manage gaming and resort properties in 13 states in the United States and in five countries. As of December 31, 2016, we owned and operated or managed 36 casinos. Of these casinos, we owned and operated 19 casinos in the United States and nine internationally, most of which are located in the United Kingdom. We managed an additional eight casinos, one of which is owned by an affiliate, Caesars Growth Partners, LLC (“CGP LLC”). Casinos in the United States primarily consist of land-based and dockside casinos. All international casinos are land-based.

On January 15, 2015 (the “Petition Date”), CEOC and certain of its subsidiaries (the “Debtors”) voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”). As a result of this filing, CEOC operates as a debtor-in-possession under the Bankruptcy Code.

Organization

We are a majority owned subsidiary of CEC. In 2014, CEC sold approximately 5% of its holdings of CEOC’s stock to certain qualified institutional buyers and CEOC issued shares equal to approximately 6% of its capital stock to certain of its management pursuant to the CEOC 2014 Incentive Plan. After giving effect to these transactions, CEC owns approximately 89% of CEOC’s stock as of December 31, 2016. However, since CEOC is a debtor-in-possession, CEC no longer has control or influence over CEOC’s operations and thus our financial results are no longer included in Caesars Entertainment’s consolidated financial statements subsequent to the Petition Date.

Basis of Presentation and Use of Estimates

Our Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), which require the use of estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, contingent assets and liabilities, and other required disclosures. Actual amounts could differ from those estimates.

The Financial Statements reflect the application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations. This guidance requires that transactions and events

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

directly associated with a reorganization be distinguished from the ongoing operations of the business. In addition, the guidance provides for changes in the accounting and presentation of liabilities. The filing of the Chapter 11 cases constituted an event of default under our pre-petition debt obligations, and those debt obligations became automatically and immediately due and payable. As a result, certain of our outstanding debt was classified as a current liability as of December 31, 2014. On the Petition Date, this debt and other pre-petition obligations were reclassified to liabilities subject to compromise as presented in the accompanying Balance Sheets.

The Company’s Financial Statements, prior to the Petition Date, were derived from the financial statements of Caesars Entertainment, prepared on a “carve-out” basis, to present the financial position and results of operations of CEOC on a stand-alone basis.

These Financial Statements include allocations of certain general corporate expenses among affiliated entities. Such allocated expenses may not reflect the expense we would have incurred if we had operated as a stand-alone company nor are they necessarily indicative of our future costs. Management believes the assumptions and methodologies used in the allocation of these expenses are reasonable.

Each of our properties represents operating segments and we aggregate all such properties into one reportable segment.

On May 30, 2014, we effected a 1,000-for-1 split of our common stock. Unless otherwise stated, all applicable share data presented herein have been retroactively adjusted to give effect to this stock split.

Certain prior year amounts have been reclassified to conform to the current year’s presentation. For the years ended December 31, 2015 and 2014, $51.8 million and $49.7 million, respectively, of depreciation expense previously reported as corporate expense was reclassified to depreciation and amortization expense, and $14.9 million and $13.4 million, respectively, of food and beverage revenue was reclassified to other revenue within our Statements of Operations.

Principles of Consolidation

We consolidate all of our 100% owned subsidiaries, partially-owned subsidiaries that we control and any variable interest entities (“VIEs”) for which we are the primary beneficiary. Control generally equates to ownership percentage, whereby (1) affiliates that are more than 50% owned are consolidated; (2) investments in affiliates of 50% or less but greater than 20% are generally accounted for using the equity method; and (3) investments in affiliates of 20% or less are generally accounted for using the cost method. We analyzed our VIEs to determine if we are the primary beneficiary using both quantitative and qualitative factors. Qualitative analysis considers the design of the entity, its organizational structure including decision-making ability, and financial agreements. We hold variable interests in VIEs that are not consolidated because we are not the primary beneficiary. We continually monitor unconsolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change. A change in determination could have a material impact on our Financial Statements.

We continue to consolidate our subsidiaries that have filed for Chapter 11 Bankruptcy (debtor subsidiaries) as they all filed for Chapter 11 concurrently and in the same jurisdiction as CEOC.

All intercompany accounts and transactions have been eliminated in consolidation.

On May 20, 2014, the Company, CEC, Caesars Entertainment Resort Properties, LLC (“CERP”) and Caesars Growth Properties Holdings, LLC (“CGPH”) entered into a services joint venture, Caesars Enterprise Services,

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

LLC (“CES”). CES manages certain enterprise assets and employs certain of the corresponding employees and other employees who currently provide services to CEOC, CERP and CGPH, their affiliates and their respective properties and systems under each property’s corresponding property management agreement. CES is accounted for as an equity method investment by the Company (see Note 23).

In October 2013, we sold our interest in The LINQ (a retail, dining, and entertainment corridor located between The LINQ Hotel and Casino (“The LINQ Hotel”) and the Flamingo Las Vegas on the Las Vegas Strip) and the Octavius Tower at Caesars Palace Las Vegas (the “Octavius Tower”) to CERP but we did not de-recognize the assets because of our continuing involvement from leases associated with these properties. In May 2014, our continuing involvement with The LINQ ceased with the sale of The LINQ Hotel and the resulting assumption by CGP LLC of our lease. Accordingly, we no longer consolidate The LINQ in our Financial Statements.

Going Concern

Our Financial Statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and liabilities in the ordinary course of business.

As of December 31, 2016, we adopted Accounting Standards Update (“ASU”) No. 2014-15, Presentation: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. This guidance amended the existing requirements for disclosing information about an entity’s ability to continue as a going concern and explicitly requires management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. This guidance was effective for annual reporting periods ending after December 15, 2016. The following information reflects the results of management’s assessment of CEOC’s ability to continue as a going concern.

Although the plan of reorganization was confirmed by order of the Bankruptcy Court on January 17, 2017, several issues must be resolved before the Company successfully emerges from bankruptcy. The Company’s ability to continue as a going concern continues to be dependent upon its ability to restructure its indebtedness and emerge from bankruptcy and a favorable resolution to the continued ability to use cash collateral (see Note 2). These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. The Financial Statements do not include any adjustments that might result from the outcome of uncertainties, including the possibility that the Company loses some or substantially all of its assets to foreclosure as a result of these uncertainties.

We do not anticipate the need for any significant debtor-in-possession financing over the next twelve months.

Note 2 — Bankruptcy Proceedings

Background

On the Petition Date, the Debtors voluntarily filed for reorganization under Chapter 11 of the Bankruptcy Code. We continue to operate our business in the ordinary course as debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. CEC and its non-CEOC subsidiaries, CERP and CGP LLC, are separate affiliated entities with independent capital structures and have not filed for bankruptcy relief.

Operations and Implications of Bankruptcy Filing

Creditors are generally stayed from taking any action against the Debtors as a result of the defaults that occurred due to the bankruptcy filing. Absent an order of the Bankruptcy Court or other limited exceptions, all of the Debtors’ pre-petition liabilities are subject to discharge under the Bankruptcy Code.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Bankruptcy Court has granted final orders permitting the Debtors to continue to use their cash management system and existing bank accounts and complete intercompany transactions consistent with historical practice. The orders allow the Debtors to continue to pay obligations necessary to stabilize their operations, such as customer loyalty programs, employee wages, salaries and benefits, certain taxes and fees, customer obligations, obligations to logistics providers, and payments to vendors and other providers in the ordinary course. Under the authorization of the Bankruptcy Court, the final orders permit the Debtors to continue the reimbursement of expenses to CES for services provided under the terms of the Omnibus License and Enterprise Services Agreement (as amended on January 14, 2015, the “Omnibus Agreement”) between us, CERP, and CGPH. Our cash, to the extent it constitutes cash collateral, is also subject to the final order of the Bankruptcy Court that permits the Debtors to use cash collateral subject to certain terms and conditions (the “Cash Collateral Order”), including adhering to certain Chapter 11 case milestones, providing various reporting to their pre-petition secured creditors, spending consistent with a budget governing the use of cash collateral, and providing various forms of adequate protection to their pre-petition secured creditors. The Debtors did not meet a milestone in February 2016. Failure to meet this milestone is an event of default under the Cash Collateral Order that permits the holders of claims under our Credit Facilities (the “First Lien Bank Claims”) to deliver a written notice of their intention to terminate the Debtors’ ability to use cash collateral. Holders of First Lien Bank Claims have not delivered a written notice of their intent to terminate the Debtors’ ability to use cash collateral. The Debtors are continuing to negotiate with the holders of First Lien Bank Claims regarding an extension or forbearance with respect to any event of default relating to failure to meet this milestone. If the Debtors are restricted from using cash collateral for any reason, such restrictions could have a material adverse effect on our ability to continue to operate the business.

As decreed in the Final Order Granting Adequate Protection issued by the Bankruptcy Court on the Petition Date, the Company is authorized and directed to pay monthly adequate protection payments at a rate equal to 1.5% per annum of the aggregate amount of all pre-petition first lien obligations outstanding on January 14, 2015. These obligations include the term loans and letters of credit financing under the Credit Facilities and the first lien notes. Adequate protection payments are included as interest expense in our Statements of Operations and are listed in the table below:

Interest paid

	Years Ended December 31,
(In millions)	2016	2015	2014
Interest paid (1)	$246.1	$345.9	$1,671.3

Including:
Adequate protection payments	$180.8	$173.4	$—
Regularly scheduled interest payment (2)	—	108.9	—

(1)	Includes interest paid on the Chester Downs Senior Secured Notes, which were issued by a non-Debtor subsidiary of CEOC. These notes are not in default and continued to be classified as debt as of December 31, 2016 and 2015.
(2)	Includes interest paid prior to the Petition Date on debt that was subsequently classified as liabilities subject to compromise.

Plan of Reorganization

In early October 2016, CEOC negotiated the terms of a revised plan of reorganization and definitive restructuring support agreements with several of its major creditors. In connection therewith, CEOC entered into or amended,

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

as applicable, restructuring support agreements with holders of First Lien Bank Claims, holders of first lien notes, holders of second lien notes and holders of subsidiary guaranteed notes. Thereafter, a substantial majority of classes voted in favor of the plan of reorganization at each Debtor entity. The final version of the plan of reorganization was filed with the Bankruptcy Court on January 13, 2017. The plan of reorganization was confirmed by order of the Bankruptcy Court on January 17, 2017.

The plan of reorganization contemplates CEOC’s reorganization as an operating company (“OpCo”) and two property companies (collectively, “PropCo”), with a real estate investment trust directly or indirectly owning and controlling PropCo. As currently contemplated, there will be leases under which the two PropCo companies will lease properties to OpCo for the Caesars Palace Las Vegas (“CPLV”) property and for certain properties currently owned by CEOC other than CPLV. A subsidiary of CEC will manage the properties and CEC will guarantee OpCo’s payment under the leases. Upon emergence from reorganization, the equity of the real estate investment trust will be held by certain creditors of the Debtors.

Even though the plan of reorganization was approved by the Bankruptcy Court, the plan of reorganization and the Debtors’ emergence from bankruptcy is still subject to numerous conditions and third party approvals. There can be no assurance that the restructuring of Debtors will be completed on the schedule contemplated in the plan of reorganization.

Recent Activity

Liabilities Subject to Compromise

CEOC paid $300.0 million to the first lien bank lenders on October 3, 2016 and $103.5 million to the first lien bond holders on November 17, 2016, as authorized by Bankruptcy Court orders. Upon receipt of such cash distributions, the first lien bank lenders and first lien bond holders reduced the principal amount of their secured claims on a pro rata basis, reducing our liabilities subject to compromise. The adjusted principal balances have been reflected under Debt Held by Debtor Entities in Note 10.

Other

Certain of the effective restructuring support agreements include provisions which require CEOC to use good faith efforts to pay specific additional fees and expenses of the creditors. These amounts are backstopped by Caesars Entertainment Corporation and are currently estimated at $47 million for the holders of second lien notes, $13 million for holders of subsidiary guaranteed notes and an aggregate of $20 million to cover professional fees for the holders of unsecured notes. On October 31, 2016, the Bankruptcy Court denied a motion which would have allowed the Company to pay $13 million of fees for holders of subsidiary guaranteed notes and stated that the ruling would apply to a similar motion to pay the indenture trustees for the second lien notes. Pursuant to the Company’s plan of reorganization, Caesars Entertainment Corporation paid or has agreed to pay these amounts and these amounts are no longer a liability of CEOC.

Note 3 — Summary of Significant Accounting Policies

Cash, Cash Equivalents, Restricted Cash and Short-term Investments

Cash equivalents are highly liquid investments with original maturities of three months or less from the date of purchase and are stated at the lower of cost or market value.

As of December 31, 2016 and 2015, we had $32.5 million and $20.0 million of restricted cash, respectively, comprised of current and non-current portions. Restricted cash primarily includes cash pledged as collateral for certain operating expenditures in the normal course of business and a deposit on account to purchase certain real estate.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

In November 2016, FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, requiring that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash and cash equivalents. The amendments in this update are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. We adopted ASU No. 2016-18 for the year ended December 31, 2016, and retrospectively applied the amendments as required. Adoption of ASU No. 2016-18 resulted in an $11.7 million reduction in cash flows used in investing activities and an $18.0 million increase in cash flows used in operating activities related to discontinued operations for the year ended December 31, 2015 and a $73.1 million reduction in cash flows provided by investing activities for the year ended December 31, 2014.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the Balance Sheets that sum to amounts reported on the consolidated statements of cash flows.

	As of December 31,
(In millions)	2016	2015
Cash and cash equivalents	$1,528.1	$1,239.4
Restricted cash, current portion	12.8	0.9
Restricted cash, non-current portion	19.7	19.1

Total cash, cash equivalents, and restricted cash	$1,560.6	$1,259.4

Short-term investments as of December 31, 2015 were $250.0 million and consisted of Treasury Bills that matured in March 2016.

Receivables

We issue credit to approved casino customers following investigations of creditworthiness. Business or economic conditions or other significant events could affect the collectibility of these receivables. Accounts receivable are typically non-interest bearing and are initially recorded at cost.

Marker play represents a significant portion of our overall table games volume. We maintain strict controls over the issuance of markers and aggressively pursue collection from those customers who fail to pay their marker balances timely. These collection efforts include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies and civil litigation. Markers are generally legally enforceable instruments in the United States. Markers are not legally enforceable instruments in some foreign countries, but the United States’ assets of foreign customers may be reached to satisfy judgments entered in the United States. We consider the likelihood and difficulty of enforceability, among other factors, when we issue credit to customers who are not residents of the United States.

Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. We reserve an estimated amount for gaming receivables that may not be collected to reduce the Company’s receivables to their net carrying amount. Methodologies for estimating the allowance for doubtful accounts range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for allowance for doubtful accounts.

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Allowance for Doubtful Accounts

(In millions)	2016	2015	2014
Balance as of January 1,	$159.8	$161.6	$139.8
Charged to income	16.7	41.8	34.9
Charge-offs less recoveries	(29.8)	(43.6)	(13.1)

Balance as of December 31,	$146.7	$159.8	$161.6

Casino Reinvestment Development Authority (“CRDA”) Investment Obligations

The New Jersey Casino Control Act provides, among other things, for an assessment of licenses equal to 1.25% of gross gaming revenues in lieu of an investment alternative tax equal to 2.5% of gross gaming revenues. The Company may satisfy this investment obligation by investing in qualified eligible direct investments, by making qualified contributions, or by depositing funds with the CRDA. Funds deposited with the CRDA may be used to purchase bonds designated by the CRDA or, under certain circumstances, may be donated to the CRDA in exchange for credits against future CRDA investment obligations. We record an allowance for funds deposited to reduce the deposits to their expected eventual realizable value.

Long-Lived Assets

We have significant capital invested in our long-lived assets, and judgments are made in determining their estimated useful lives and salvage values and if or when an asset (or asset group) has been impaired. The accuracy of these estimates affects the amount of depreciation and amortization expense recognized in our financial results and whether we have a gain or loss on the disposal of an asset. We assign lives to our assets based on our standard policy, which is established by management as representative of the useful life of each category of asset.

We review the carrying value of our long-lived assets whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. We typically estimate the fair value of assets starting with a “Replacement Cost New” approach and then deduct appropriate amounts for both functional and economic obsolescence to arrive at the fair value estimates. Other factors considered by management in performing this assessment may include current operating results, trends, prospects, and third-party appraisals, as well as the effect of demand, competition, and other economic, legal, and regulatory factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the lowest level of identifiable cash flows, which, for most of our assets, is the individual property. These analyses are sensitive to management assumptions and the estimates of the obsolescence factors. Changes in these assumptions and estimates could have a material impact on the analyses and the Financial Statements.

Additions to property and equipment are stated at cost. We capitalize the costs of improvements that extend the life of the asset. We expense maintenance and repair costs as incurred. Gains or losses on the dispositions of property and equipment are recognized in the period of disposal. Interest expense is capitalized on internally constructed assets at the applicable weighted-average borrowing rates of interest. Capitalization of interest ceases when the project is substantially complete or construction activity is suspended for more than a brief period of time. Interest capitalized was $0.1 million, $0.4 million and $15.0 million for the years ended December 31, 2016, 2015 and 2014, respectively.

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Depreciation is calculated using the straight-line method over the shorter of the estimated useful life of the asset or the related lease as follows:

Land improvements	12 years
Buildings and leasehold improvements	5 to 40 years
Riverboats and barges	30 years
Furniture, fixtures, and equipment	2.5 to 20 years

Goodwill and Other Non-Amortizing Intangible Assets

The purchase price of an acquisition is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values after review and consideration of relevant information including discounted cash flows, quoted market prices, and estimates made by management. To the extent the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired and liabilities assumed, such excess is recorded as goodwill.

We perform our annual goodwill impairment assessment as of October 1 or more frequently, if impairment indicators exist. We determine the estimated fair value of each reporting unit based on a combination of earnings before interest, taxes, depreciation and amortization (“EBITDA”), valuation multiples and estimated future cash flows discounted at rates commensurate with the capital structure and cost of capital of comparable market participants, giving appropriate consideration to the prevailing borrowing rates within the casino industry in general. We also evaluate the aggregate fair value of all of our reporting units and other non-operating assets in comparison to our aggregate debt and equity market capitalization at the test date. EBITDA multiples and discounted cash flows are common measures used to value businesses in our industry.

We perform an annual impairment assessment of other non-amortizing intangible assets as of October 1 or more frequently, if impairment indicators exist. We determine the estimated fair value of our non-amortizing intangible assets by primarily using the “Relief From Royalty Method” and “Excess Earnings Method” under the income approach.

The annual evaluation of goodwill and other non-amortizing intangible assets requires the use of estimates about future operating results, valuation multiples and discount rates to determine their estimated fair value. Changes in these assumptions can materially affect these estimates. Thus, to the extent gaming volumes deteriorate in the near future, discount rates increase significantly, or we do not meet our projected performance, we could have additional impairments to record in the future and such impairments could be material.

Debt Discounts and Deferred Finance Charges

Debt discounts and deferred finance charges incurred in connection with the issuance of debt are amortized to interest expense based on the related debt agreements primarily using the effective interest method. Unamortized discounts are written off and included in our gain or loss calculations to the extent we retire debt prior to its original maturity date. Deferred finance charges related to a recognized debt liability are presented in the balance sheet as a direct deduction from that debt liability, consistent with the presentation of a debt discount.

Total Rewards Loyalty Program

Our customer loyalty program, Total Rewards, offers incentives to customers from their spending related to on-property entertainment expenses, including gaming, hotel, dining, and retail shopping at our casino

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entertainment facilities located in the United States and Canada. Under the program, customers are able to accumulate, or bank, reward credits over time that they may redeem at their discretion under the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. As a result of the ability of the customer to bank the reward credits, we estimate the cost of fulfilling the redemption of reward credits, after consideration of estimated forfeitures (referred to as “breakage”) based upon the cost of historical redemptions. The estimated value of reward credits is expensed as the reward credits are earned by customers and is included in direct casino expense. We accrue the total estimated cost and the incremental charges related to our casino properties and include them as accrued expenses in the Balance Sheets.

In addition to reward credits, customers at certain of our properties can earn points based on play that are redeemable in the form of credits playable at the gaming machine. We accrue the cost of redeemable points, after consideration of estimated breakage, as they are earned. The cost is recorded as contra-revenue and is included in casino promotional allowances.

Total Reward members can also earn reward credits from Total Rewards VISA branded credit cards (the “Total Rewards VISA”) based on the dollar amount of transactions. Cardholders are provided extra benefits such as VIP access to resort outlets and upgraded Total Rewards tier status. Reward credits earned through the Total Rewards VISA can be accumulated until redeemed at the cardholders’ discretion within the terms of the program. The reward credit balance will be forfeited if the customer does not earn a reward credit over the prior six-month period. The value of the reward credits is deferred when earned from cardholders’ transactions and recognized as revenue when redeemed and the related cost is incurred. Forfeitures are recognized as revenue as the reward credits expire.

Self-Insurance Accruals

We are self-insured for various levels of workers’ compensation, property and general liability, employee medical coverage and other coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims (“IBNR”). In estimating these reserves, historical loss experience and judgments about the expected levels of costs per claim are considered. These claims are accounted for based on actuarial estimates of the undiscounted claims, including IBNR claims. We believe the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these accruals. We regularly monitor the potential for changes in estimates, evaluate our insurance accruals, and adjust our recorded provisions.

Revenue Recognition

Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in customers’ possession. Food and beverage, rooms, and other operating revenues are recognized when services are performed. Advance deposits on rooms and advance ticket sales are recorded as a deposit liability until services are provided to the customer. Sales taxes and other taxes collected from customers on behalf of governmental authorities are accounted for on a net basis and are not included in net revenues or operating expenses.

The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as promotional allowances (see Note 12).

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Advertising

The Company expenses the production cost of advertising the first time the advertisement takes place. Advertising expense was $10.4 million, $14.1 million and $99.2 million for the years ended December 31, 2016, 2015 and 2014, respectively.

Acquisition and Integration Costs

Acquisition and integration costs for the years ended December 31, 2015 and 2014 included $3.4 million and $20.2 million, respectively, of pre-petition legal fees associated with the negotiations with certain holders of our indebtedness in an effort to reach a mutual agreement regarding the restructuring of our debt (see Note 2). There were no such costs included in acquisition and integration costs for 2016.

Income Taxes

We are included in Caesars Entertainment’s consolidated federal income tax return and certain of Caesars Entertainment’s consolidated state tax returns. We also file separate state tax returns in certain states. Our provision for federal and state income taxes is computed based on the statutory federal and state tax rates as if we had filed separate federal and state income tax returns.

We allocate taxes based upon the separate return method for CEOC financial reporting purposes. There is no formal tax sharing agreement in place between CEOC and Caesars Entertainment for federal income tax purposes. No amounts have been charged to or paid by CEOC to or from Caesars Entertainment or its subsidiaries for federal, state, or local taxes that would have been paid if CEOC was a stand-alone taxpayer.

We are subject to income taxes in the United States (including federal and state) and numerous foreign jurisdictions in which we operate. We record income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized based on the expected future tax consequences of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and as attributable to operating loss and tax credit carryforwards. We reduce the carrying amounts of deferred tax assets by a valuation allowance if, based on the available evidence, it is more likely than not that such assets will not be realized. Accordingly, the need to establish valuation allowances for deferred tax assets is assessed periodically based on the “more likely than not” realization threshold. This assessment considers, among other matters, the nature, frequency, and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carryforward periods, our experience with operating loss and tax credit carryforwards not expiring unused, and tax planning alternatives.

The effect on the income tax provision and deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We have provided a valuation allowance on certain federal, foreign and state net operating losses (“NOLs”), and other federal, state, and foreign deferred tax assets. NOLs and other federal, state, and foreign deferred tax assets are not deemed realizable.

We classify reserves for tax uncertainties within accrued expenses and deferred credits and other in our Balance Sheets, separate from any related income tax payable, which is also reported within accrued expenses, or deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions, as well as potential interest or penalties associated with those liabilities.

Liabilities Subject to Compromise

Under bankruptcy law, actions by creditors to collect amounts owed prior to the Petition Date are stayed and certain other pre-petition contractual obligations may not be enforced against the Company. Substantially all

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liabilities of the Debtors as of the Petition Date, except those paid under certain first day motions filed with the Bankruptcy Court, have been classified as liabilities subject to compromise in the Balance Sheets. Liabilities subject to compromise, including claims that became known after the bankruptcy petition was filed, are reported using our best estimates of the expected amount of the total allowed claim.

Reorganization Items

Reorganization items include expenses that are incurred or realized due to the bankruptcy filing and restructuring plan. These items include professional fees and similar types of expenses incurred as a direct result of the bankruptcy filing and restructuring plan, losses resulting from the write-off of debt discounts and deferred finance charges, losses resulting from activities of the reorganization process, costs and claims which stem from the rejection of certain contracts, adjustments to the expected amounts of allowed claims, and interest income related to certain retirement plans included in liabilities subject to compromise.

Note 4 — Recently Issued Accounting Pronouncements

During 2016, we adopted the following ASUs:

•	No. 2014-15, Presentation: Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Note 1);

•	No. 2016-18, Statement of Cash Flows: Restricted Cash (Note 3); and

•	No. 2016-09, Compensation — Stock Compensation: Improvements to Employee Share-Based Payment Accounting effective for these Financial Statements on a prospective basis for all periods presented with no material effects on our Financial Statements.

The FASB issued the following authoritative guidance amending the FASB Accounting Standards Codification.

New Developments

Intangibles — Goodwill and Other — January 2017: Amendments in this update intend to simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of goodwill. Under the amended guidance, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The elimination of Step 2 from the goodwill impairment test, should reduce the cost and complexity of evaluating goodwill for impairment. Amendments should be applied on a prospective basis disclosing the nature of and reason for the change in accounting principle upon transition. Disclosure should be provided in the first annual period and in the interim period in which the entity initially adopts the amendments. Updated amendments are effective for fiscal years beginning after December 15, 2019, and interim period within those fiscal years. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Business Combinations — January 2017: Updated amendments intend to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisition (or disposals) of assets or businesses. Amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business and to provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. Amendments should be applied on a prospective basis on or after the effective date. No disclosures are required at transition. The amendments are effective to annual periods beginning after December 15, 2017, including interim periods

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within those periods. Early adoption is allowed as follows: (1) Transactions for which acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and (2) transactions in which a subsidiary is deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. We are currently assessing the effect the adoption of this standard will have on our financial statements.

Statement of Cash Flows — August 2016: Amended guidance addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments should be applied retrospectively to each period presented. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our Financial Statements.

Income Taxes — October 2016: Amended guidance addresses intra-entity transfers of assets other than inventory, which requires the recognition of any related income tax consequences when such transfers occur. The amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Amendments are effective for fiscal years beginning after December 15, 2017, and interim reporting periods within those years. Early adoption is permitted. We are currently assessing the impact the adoption of this standard will have on our Financial Statements.

Previously Disclosed

Revenue from Contracts with Customers — May 2014 (amended January 2017): The new guidance is intended to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP applicable to revenue transactions. Existing industry guidance will be eliminated, including revenue recognition guidance specific to the gaming industry. The FASB has recently issued several amendments to the standard, including clarification on accounting for and identifying performance obligations. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods. The guidance should be applied using the full retrospective method or retrospectively with the cumulative effect initially applying the guidance recognized at the date of initial application. We anticipate adopting this standard effective January 1, 2018. We are currently in the process of our analysis and anticipate this standard will have a material effect on our Financial Statements. As described below, we expect the most significant effect will be related to the accounting for the Total Rewards customer loyalty program and casino promotional allowances. However, the quantitative effects of these changes have not yet been determined and are still being analyzed. We are currently assessing the full effect the adoption of this standard will have on our Financial Statements.

The Total Rewards customer loyalty program effects revenues from our four core businesses: casino entertainment, food and beverage, rooms and hotel, and entertainment and other business operations. Currently, CEOC estimates the cost of fulfilling the redemption of Reward Credits, after consideration of estimated forfeitures (referred to as “breakage”), based upon the cost of historical redemptions. Upon adoption of the new guidance, Reward Credits will no longer be recorded at cost, and a deferred revenue model will be used to account for the classification and timing of revenue recognized as well as the classification of related expenses when Reward Credits are redeemed.

Additionally, we expect to see a significant decrease in gaming revenues. The presentation of goods and services provided to customers without charge in gross revenue with a corresponding reduction in promotional allowances will no longer be reported. Revenue will be recognized based on relative standalone selling prices for transactions with more than one performance obligation.

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Recognition and Measurement of Financial Instruments — January 2016: Amended certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Among other things, they require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation) to be measured at fair value with any changes in fair value recognized in net income and simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. The new guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. Early adoption is permitted on certain provisions. We are currently assessing the effect the adoption of this standard will have on our Financial Statements.

Leases — February 2016 (amended January 2017): The amended guidance requires most lease obligations to be recognized as a right-of-use (“ROU”) asset with a corresponding liability on the balance sheet. The guidance also requires additional qualitative and quantitative disclosures to assess the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The guidance should be implemented for the earliest period presented using a modified retrospective approach, which includes optional practical expedients primarily focused on leases that commenced before the effective date, including continuing to account for leases that commenced before the effective date in accordance with previous guidance, unless the lease is modified.

Currently, our capital leases have been transferred to liabilities subject to compromise or are set to expire before the initial application date and will not require any accounting adjustments. Accounting for our operating leases where we are the lessor will remain unchanged. Operating leases will be recorded on the balance sheet as an ROU asset with a corresponding lease liability, which will be amortized using the effective interest rate method as payments are made. The ROU asset will be depreciated on a straight-line basis and recognized as lease expense. The qualitative and quantitative effects of adoption are still being analyzed. We are in the process of evaluating the full impact the new guidance will have on our Financial Statements.

Financial Instruments-Credit Losses — June 2016 (amended January 2017): Amended guidance replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our Financial Statements.

Note 5 — Dispositions, Divestitures, and Other Property Matters

Dispositions and Divestitures

Rock Ohio Ventures

In February 2015, we sold our 20% minority interest in Rock Ohio Caesars LLC, the entity that owns three Ohio casinos (Thistledown Racino, Horseshoe Cleveland and Horseshoe Cincinnati) to Rock Ohio Ventures and recognized a $22.8 million loss on the sale (see Note 13). In November 2015, Rock Ohio Ventures notified us of their intent to terminate the property management agreements. Although management services ceased in March 2016 for Thistledown Racino, May 2016 for Horseshoe Cleveland and June 2016 for Horseshoe Cincinnati, Rock Ohio Ventures continued to incur management fees through June 30, 2016. In December 2016, Rock Ohio

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Ventures paid us a termination fee of $83.5 million pursuant to the management agreements, which is included as management fees in our Statements of Operations.

2014 Transaction with CGP LLC

CGP LLC is a joint venture between CAC and subsidiaries of CEC. CAC directly owns 100% of the voting membership units of CGP LLC, and subsidiaries of CEC own 100% of the non-voting membership units.

In May 2014, we sold to CGP LLC (hereafter collectively referred to as the “CGP LLC Property Transaction”):

(i)	Our subsidiaries that owned The Cromwell, The LINQ Hotel, Bally’s Las Vegas, and Harrah’s New Orleans (collectively the “Properties”);

(ii)	50% of the ongoing management fees and any termination fees payable under property management agreements to be entered between us and the owners of each of the Properties; and

(iii)	Certain intellectual property specific to each of the Properties.

We completed the CGP LLC Property Transaction for an aggregate sale price of $2,000.0 million, minus assumed debt and other customary closing adjustments. The debt assumed by CGP LLC consisted of the $185.0 million Cromwell Credit Facility described in Note 10.

Under the terms of the management agreements entered into in connection with the CGP LLC Property Transaction, we agreed to manage each of the Properties. In addition, each Property licenses enterprise-wide intellectual property from Caesars Licensing Company, LLC, which is a wholly-owned subsidiary of CEOC. Although the management agreements were subsequently assigned to CES in October 2014, we continue to receive ongoing management fees during the term of the related property management agreement consisting of (i) a base management fee of 2% of monthly net operating revenues and (ii) an incentive management fee in an amount equal to 5% of EBITDA for each operating year.

In addition to the above, the agreements governing the CGP LLC Property Transaction also provide that CEC, and certain of its subsidiaries that acted as sellers, and we will indemnify CGP LLC for certain obligations, including:

(i)	the failure of CEC, and certain of its subsidiaries that acted as sellers, and us to perform or fulfill any of our covenants or breach any of our representations and warranties under the agreements;

(ii)	new construction and renovation costs of The LINQ Hotel of up to 15% of amounts in excess of $223.1 million; and

(iii)	costs for remaining construction to complete The Cromwell ($20.0 million was paid by CEOC in 2014).

As of December 31, 2016, the Company does not expect to incur additional liability with respect to the contract terms outlined above.

Because this sale was made between parties under common control, the difference between the book value of the assets sold and the fair value of consideration received has been recorded as “Impact of sale of properties to affiliate” within our Statements of Stockholders’ Deficit. We have de-recognized the sold assets and liabilities from our Balance Sheets as of the date of sale for each Property, which was May 5, 2014 for The Cromwell, The LINQ Hotel, and Bally’s Las Vegas and May 20, 2014 for Harrah’s New Orleans. Because of our continuing

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involvement due to the management agreements entered in connection with the sales, we have not reclassified the historical results of operations as discontinued operations. The book values of assets sold and liabilities transferred were $2,275.2 million and $284.9 million, respectively.

Our 2014 operating results include the operations of The Cromwell, The LINQ Hotel and Bally’s Las Vegas from January 1, 2014 through May 5, 2014; and Harrah’s New Orleans from January 1, 2014 through May 20, 2014. Net revenues of $276.1 million and income from operations of $38.9 million were included in our 2014 financial results related to these Properties.

The LINQ and Octavius Tower

In April 2011, we formed a wholly-owned indirect subsidiary, Octavius Linq Holding Company, LLC to pursue the development of the Octavius Tower and The LINQ. Our subsidiary leased the gaming space in The LINQ to The LINQ Hotel. In October 2013, The LINQ and Octavius Tower were sold to CERP. Due to our continuing involvement with The LINQ and Octavius Tower subsequent to their sale to CERP, the transaction did not meet the requirements of a completed sale for accounting purposes.

In May 2014, we sold The LINQ Hotel to CGP LLC. See 2014 Transaction with CGP LLC above. As a result of this sale and the assumption of our lease of certain space in The LINQ by CGP LLC, we no longer had such continuing involvement and the requirements for recognition as a completed sale were met. Accordingly, we recognized $294.4 million, representing the difference between the book value of the net assets sold and the fair value of consideration received, within “Impact of derecognition of The LINQ net assets” in our Statements of Stockholders’ Deficit as of and for the year ended December 31, 2014.

Other Dispositions

Harrah’s Tunica

Harrah’s Tunica casino permanently closed effective June 2014. In 2014, we recorded intangible and tangible asset impairment charges totaling $65.0 million, paid $3.9 million in severance costs and accrued $10.9 million of exit costs associated with the closure of this casino. See the table under “Summary of Exit Cost Activity” below for related activity.

In September 2015, we entered into an agreement to sell Harrah’s Tunica for $3.0 million, which was approved by the Bankruptcy Court in December 2015. As a result, we recognized a tangible asset impairment charge of $11.2 million to reduce the book value of the assets to fair value. As of December 31, 2015, the value of the assets held for sale was $3.0 million. The sales price was later reduced to $2.8 million and the sale was consummated in January 2016 as an exchange of property under Section 1031 of the United States Internal Revenue Code of 1986, as amended. In May 2016, the 1031 exchange was finalized.

Showboat Atlantic City

Showboat Atlantic City casino permanently closed effective August 2014. As a result of the closure, we accrued severance and other exit costs totaling $25.0 million. See the table under “Summary of Exit Cost Activity” below for related activity.

In December 2014, we sold the property for $18.0 million. Prior to the sale, we recognized a tangible asset impairment charge of $9.1 million related to the fair value adjustment. The sale did not meet the requirements of

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a completed sale of real estate for accounting purposes as of December 31, 2014. As a result, we recorded $18.0 million as assets held for sale and a corresponding liability for the proceeds received in the Balance Sheet as of December 31, 2014. In 2015, the requirements for recognition as a completed sale were met.

Suffolk Investment

We previously invested $101.9 million in Sterling Suffolk, the owner of Suffolk Downs racecourse in East Boston, Massachusetts, for the right to manage a potential future gaming facility. In October 2013, CEOC agreed to withdraw its application as a qualifier in Massachusetts. In December 2013, we entered into a termination and release agreement with Sterling Suffolk (“Suffolk Agreement”), pursuant to which we terminated several agreements between us and Sterling Suffolk. Based on this termination and on our assessment of the recoverability of the investment, we recorded an impairment charge totaling $101.9 million in 2013. As part of the Suffolk Agreement, we agreed to place our common equity interest into a divestiture trust and our convertible preferred interest was redeemed in exchange for a $28.5 million promissory note issued by Sterling Suffolk (“Suffolk Note”). In December 2015, we entered into an agreement to forbear the Suffolk Note in exchange for a $6.0 million payment, which was paid in January 2016, and an additional contingency payment of up to $15.0 million payable in the event that gaming is authorized in Suffolk Downs within the next 10 years.

Conrad Punta del Este Resort and Casino

In May 2013, we formed a strategic relationship with Enjoy S.A. (“Enjoy”) in Latin America. Enjoy acquired 45% of Baluma S.A. (“Baluma”), our subsidiary that owns and operates the Conrad Punta del Este Resort and Casino in Uruguay (the “Conrad”), in exchange for total consideration of $139.5 million. After customary deductions for expenses associated with the closing, we received $50.4 million in cash (net of $29.7 million of cash deconsolidated), deferred purchase consideration of $31.9 million, and a 4.5% equity stake in Enjoy. In connection with the transaction, Enjoy assumed control of the Baluma board and responsibility for management of the Conrad. Upon completion of the transaction, we deconsolidated Baluma from our financial statements and began accounting for Baluma as an investment in non-consolidated affiliate utilizing the equity method of accounting. The $31.9 million deferred consideration was paid by Enjoy in October 2014.

On or subsequent to May 30, 2016, Enjoy has the right to acquire and we have the right to sell our remaining 55% interest in Baluma and our 4.5% equity stake in Enjoy. These rights expire on May 30, 2018 and can only be exercised in full.

Property Closures

Golden Nugget

In February 2014, we permanently closed the Golden Nugget casino in London. In 2014, we recorded charges of $1.7 million related to the impairment of intangible and tangible assets and $13.5 million related to exit costs, net of foreign currency translation adjustments. See the table under “Summary of Exit Cost Activity” below for related activity.

Loss from discontinued operations, net of income taxes

For all periods presented, loss from discontinued operations within our Statements of Operations includes the results of Showboat Atlantic City, which was permanently closed effective August 2014; Harrah’s Tunica, which was permanently closed effective June 2014; Golden Nugget Casino in London, which was permanently closed in February 2014; and Alea Leeds in England, which was permanently closed in March 2013.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Operating Results of Properties Classified as Discontinued Operations

	Year Ended December 31,
(In millions)	2016	2015	2014
Net revenues
Showboat Atlantic City	$—	$—	$115.4
Harrah’s Tunica	—	—	46.4
Golden Nugget	—	—	1.2

Total net revenues	$—	$—	$163.0

Pre-tax income/(loss) from operations
Showboat Atlantic City	$(0.9)	$(0.5)	$(58.4)
Harrah’s Tunica	(2.4)	(15.2)	(116.8)
Golden Nugget	(0.6)	(1.7)	(16.3)
Alea Leeds	(0.5)	4.2	(2.0)

Total pre-tax loss from discontinued operations	$(4.4)	$(13.2)	$(193.5)

Income/(loss), net of income taxes
Showboat Atlantic City	$(0.8)	$(0.5)	$(37.3)
Harrah’s Tunica	(2.4)	(15.2)	(116.8)
Golden Nugget	(0.6)	(1.7)	(16.3)
Alea Leeds	(0.5)	4.2	(2.0)

Total loss from discontinued operations, net of income taxes	$(4.3)	$(13.2)	$(172.4)

Summary of Exit Cost Activity

(In millions)	Showboat Atlantic City (1)(2)	Harrah’s Tunica (1)(2)	Golden Nugget (1)	Alea Leeds (1)	Horseshoe Council Bluffs (3)	Harrah’s Gulf Coast (4)
Balance as of January 1, 2014	$—	$—	$—	$16.7	$—	$21.3
Payments	(5.0)	(5.8)	(3.9)	(1.6)	—	(3.8)
Additional accruals or accretions	25.0	14.7	14.0	2.1	42.6	8.3
Translation adjustments	—	0.7	(0.5)	(1.0)	—	—

Balance as of December 31, 2014	$20.0	$9.6	$9.6	$16.2	$42.6	$25.8
Payments	(2.4)	(3.5)	(2.0)	(1.7)	—	(3.6)
Adjustments	—	(3.4)	—	(6.0)	—	—
Additional accruals or accretions	(1.6)	0.9	1.6	1.9	4.6	6.2
Translation adjustments	—	—	(0.5)	(0.7)	—	—

Balance as of December 31, 2015	$16.0	$3.6	$8.7	$9.7	$47.2	$28.4
Payments	—	—	(1.8)	(1.2)	(9.3)	(3.2)
Adjustments	1.1	—	—	—	—	0.1
Additional accruals or accretions	—	—	0.9	1.0	5.0	3.2
Translation adjustments	—	—	(1.3)	(1.6)	—	—

Balance as of December 31, 2016	$17.1	$3.6	$6.5	$7.9	$42.9	$28.5

(1)	Amounts represent non-cancellable contract costs, severance and other exit costs related to the permanent closure of properties.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(2)	Exit cost accrual is included in liabilities subject to compromise in the accompanying Balance Sheets.
(3)	As a result of legislation passed in May 2014 in the State of Iowa, we ceased our greyhound racing activities effective December 31, 2015. The legislation requires that we pay a total of $65.0 million to the Iowa greyhound pari-mutuel racing fund over a seven-year period beginning in January 2016.
(4)	In 2012, we abandoned a construction project near the Mississippi Gulf Coast and recorded a $20.2 million exit cost accrual related to future obligations under land lease agreements. As of December 31, 2016 and 2015, $4.6 million of the exit cost accrual is included in liabilities subject to compromise in the accompanying Balance Sheets.

Note 6 — Property and Equipment, Net

(In millions)	December 31, 2016	December 31, 2015
Land and land improvements	$2,645.3	$2,646.5
Buildings, riverboats, and improvements	3,835.7	3,840.2
Furniture, fixtures, and equipment	1,882.2	1,831.7
Construction in progress	71.4	124.7

Total property and equipment	8,434.6	8,443.1
Less: accumulated depreciation	(2,591.2)	(2,433.5)

Total property and equipment, net	$5,843.4	$6,009.6

Depreciation expense is included in depreciation and amortization expense and loss from discontinued operations within our Statements of Operations and was as follows:

	Years Ended December 31,
(In millions)	2016	2015 (2)	2014 (2)
Depreciation expense (1)	$365.3	$337.2	$377.8

(1)	During 2016 and 2015, $44.0 million and $36.6 million, respectively, of accelerated depreciation was recognized related to certain assets due to their removal and replacement in connection with property renovations.
(2)	Amounts include $51.8 million and $49.7 million of depreciation expense previously recognized during 2015 and 2014, respectively, as corporate expense. See Note 1 for reclassification information.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Tangible asset impairments

We review the carrying value of our long-lived assets for impairment whenever events or circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. We experienced deteriorating gaming volumes at properties in certain of our markets and, as a result, we evaluate our options regarding participation in certain markets. As a result of our evaluations, we closed three properties during 2014. We also test properties or asset groups for impairment when those assets are more likely than not to be disposed of by sale or other means or when we identify evidence of deteriorating market values of assets in a region (see Note 5).

	Years Ended December 31,
(In millions)	2015	2014
Continuing operations
Atlantic City, New Jersey	$—	$4.4
Reno, Nevada	—	49.2
Other	0.4	0.1

Total tangible asset impairments-continuing operations	$0.4	$53.7

Discontinued operations
Tunica, Mississippi	$11.2	$63.8
Atlantic City, New Jersey	—	9.1
United Kingdom	—	1.1

Total tangible asset impairments-discontinued operations	$11.2	$74.0

Note 7 — Goodwill and Other Intangible Assets

Changes in Carrying Value of Goodwill

There have been no changes to the carrying value of goodwill since January 1, 2015. See the table below for the gross and accumulated impairment balances related to goodwill.

(In millions)	Goodwill
Gross carrying value	$4,194.8
Accumulated impairment	(3,520.9)

Net carrying value	$673.9

Changes in Carrying Value of Intangible Assets Other Than Goodwill

	Amortizing		Non-Amortizing		Total
(In millions)	2016	2015	2016	2015	2016	2015
Balance as of January 1,	$114.8	$153.2	$2,235.3	$2,366.0	$2,350.1	$2,519.2
Additions	—	0.6	—	—	—	0.6
Impairments	—	—	—	(130.0)	—	(130.0)
Amortization expense	(28.5)	(38.1)	—	—	(28.5)	(38.1)
Other	—	(0.9)	(1.7)	(0.7)	(1.7)	(1.6)

Balance as of December 31,	$86.3	$114.8	$2,233.6	$2,235.3	$2,319.9	$2,350.1

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Impairment of Goodwill and Intangible Assets

	Year Ended December 31,
(In millions)	2015	2014
Continuing operations
Goodwill	$—	$260.9
Non-amortizing intangible assets:
Trademarks	$130.0	$9.4
Gaming Rights	—	208.3

Total other intangible asset impairments-continuing operations	$130.0	$217.7

Discontinued operations
Non-amortizing intangible assets:
Trademarks	$—	$0.6
Amortizing intangible assets:
Customer relationships	—	1.2

Total other intangible asset impairments-discontinued operations	$—	$1.8

In the first quarter of 2015, as a result of our deconsolidation from CEC, we analyzed our property and Total Reward trademarks and recognized impairment charges related to certain property trademarks used by CEC entities. In 2014, the impairment charges to goodwill and other non-amortizing intangible assets were the result of a combination of reduced revenue projections in our long-term operating plan and a change in the discount rate.

Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

	December 31, 2016				December 31, 2015
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Customer relationships	4.2	$372.0	$(286.5)	$85.5	$372.0	$(258.8)	$113.2
Contract rights	15.6	80.2	(79.6)	0.6	82.0	(81.4)	0.6
Developed technology	10.7	69.8	(69.6)	0.2	69.8	(68.8)	1.0
Trademarks	—	3.8	(3.8)	—	3.8	(3.8)	—

		$525.8	$(439.5)	86.3	$527.6	$(412.8)	114.8

Non-amortizing intangible assets
Gaming rights				909.8			910.9
Trademarks				1,323.8			1,324.4

Total intangible assets other than goodwill				$2,319.9			$2,350.1

Estimated annual amortization expense for each of the five years from 2017 through 2021 is $22.8 million, $22.8 million, $13.9 million, $12.6 million, and $12.5 million, respectively.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 8 — Detail of Accrued Expenses and Other Current Liabilities

	As of December 31,
(In millions)	2016	2015
Accrued taxes	$99.7	$89.0
Payroll and other compensation	95.3	98.8
Advance deposits	78.2	81.2
Accrued legal fees	34.7	48.3
Total Rewards liability	36.1	35.9
Total Rewards VISA liability	26.6	24.0
Self-insurance claims and other employee benefit liabilities	28.4	31.2
Outstanding chip and token liability	19.9	29.5
Other accruals	134.5	143.3

Total accrued expenses	$553.4	$581.2

Note 9 — Liabilities Subject to Compromise

On March 25, 2015, the Bankruptcy Court entered an order establishing May 26, 2015 as the bar date for potential general creditors to file proofs of claims and established the required procedures with respect to filing such claims. A bar date is the deadline by which creditors must file a proof of claim against the Debtors for the claim to be allowed. In addition, a bar date of July 14, 2015 was established as a deadline for claims from governmental units.

As of December 31, 2016, the Debtors had received approximately 5,800 proofs of claim, a portion of which assert, in part or in whole, unliquidated claims. In the aggregate, total asserted liquidated proofs of claim for approximately $29.0 billion have been filed against the Debtors. Based on reasonable current estimates, the Company expects to ask the Bankruptcy Court to disallow approximately 1,800 claims representing approximately $8.3 billion of such claims. These claims are classified by the Debtors as amended and replaced, duplicate, redundant or non-Debtor claims. New and amended claims may be filed in the future, including claims amended to assign values to claims originally filed with no designated value. As of December 31, 2016, there were approximately 300 proofs of claim which had not been assessed.

The Company continues the process of reconciling such claims to the amounts listed by the Debtors in their schedules of assets and liabilities, as amended. Differences in liability amounts estimated by the Company and claims filed by creditors continue to be investigated and resolved, including through the filing of objections with the Bankruptcy Court, where appropriate. The Company may ask the Bankruptcy Court to disallow claims that the Company believes are duplicative, have been later amended or superseded, are without merit, are overstated or should be disallowed for other reasons. The amounts recorded in liabilities subject to compromise require the use of estimates and assumptions that affect the reported amounts.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Liabilities Subject to Compromise

	As of December 31,
(In millions)	2016	2015
Debt	$17,582.0	$17,987.8
Accrued interest	543.2	540.2
Certain retirement plans	124.6	117.2
Contract rejection and exit costs	77.0	75.6
Accrued liabilities	74.9	74.5
Accounts payable	40.1	45.1
Due to affiliates	29.6	28.9

Liabilities subject to compromise	$18,471.4	$18,869.3

Note 10 — Debt

On the Petition Date, the Debtors filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The filing of the Chapter 11 cases constituted an immediate event of default under our pre-petition debt obligations, and those debt obligations became automatically and immediately due and payable. On the Petition Date, most of the Debtors’ pre-petition obligations and debt were reclassified to liabilities subject to compromise as reflected on our Balance Sheets as of December 31, 2016 and 2015. Pre-petition debt held by non-Debtor subsidiaries of the Company continues to be classified as debt and is included in the table below.

(Dollars in millions)		December 31, 2016				December 31, 2015
Debt Held by Debtor Entities	Contractual Maturity (1)	Rate(s)	Face Value	Book Value		Book Value
Credit Facilities
Extended Revolver	2017	9.50%	$12.6	$12.6		$12.6
Term Loan B4	2016	10.50%	355.6	355.6	(7)	376.7
Term Loan B5	2017	6.60%	885.1	885.1	(7)	937.6
Term Loan B6	2017	7.60%	2,170.0	2,170.0	(7)	2,298.8
Term Loan B7	2017	9.75%	1,643.7	1,643.7	(7)	1,741.3
Secured Debt
Senior Secured Notes	2017	11.25%	2,060.8	2,060.8	(7)	2,095.0
Senior Secured Notes	2020	8.50%	1,229.6	1,229.6	(7)	1,250.0
Senior Secured Notes	2020	9.00%	2,951.0	2,951.0	(7)	3,000.0
Second-Priority Senior Secured Notes	2018	12.75%	750.0	750.0		750.0
Second-Priority Senior Secured Notes	2018	10.00%	4,484.6	4,484.6		4,484.6
Second-Priority Senior Secured Notes	2015	10.00%	3.7	3.7		3.6
Capitalized Lease Obligations	to 2017	various	1.0	1.0		6.3
Subsidiary-Guaranteed Debt (2)
Senior Notes	2016	10.75%	478.6	478.6		478.6
Unsecured Senior Debt
6.500%	2016	6.50%	296.7	296.7		296.7
5.750%	2017	5.75%	233.3	233.3		233.3
Other Unsecured Borrowings
Special Improvement District Bonds	2037	5.30%	44.5	44.5		45.7
Other	2016 - 2021	various	25.7	25.7		22.7

			17,626.5	17,626.5		18,033.5
Less: Items included as liabilities subject to compromise (3)			(17,582.0)	(17,582.0)		(17,987.8)

Total Debt			44.5	44.5		45.7
Current portion of long-term debt			(1.3)	(1.3)		(1.2)

Long-term debt			$43.2	$43.2		$44.5

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(Dollars in millions)		December 31, 2016			December 31, 2015
Debt Held by Debtor Entities	Contractual Maturity (1)	Rate(s)	Face Value	Book Value	Book Value
Debt Held by Non-Debtor Entities (4)
Secured Debt
Chester Downs Senior Secured Notes	2020	9.25%	$330.0	$326.1	$325.1
Other Unsecured Borrowings
Other	2016 - 2021	various	0.2	0.2	0.9

Total Debt			330.2	326.3	326.0
Current portion of long-term debt			(0.2)	(0.2)	(0.9)

Long-term debt			$330.0	$326.1	$325.1

Unamortized deferred finance charges (5)				$3.9	$4.9
Fair value measurements (6)
Fair value of debt				$364.0	$296.7
Fair value of debt within liabilities subject to compromise				$16,638.7	$11,224.1

(1)	Represents contractual maturity date from agreements with debt holders prior to filing Chapter 11.
(2)	Guaranteed by certain wholly owned subsidiaries of CEOC.
(3)	Liabilities included in Chapter 11 proceedings and subject to compromise.
(4)	Debt not included in Chapter 11 proceedings.
(5)	Represents unamortized deferred finance charges for Chester Downs Senior Secured Notes. As of December 31, 2016 and 2015, there were no unamortized debt discounts related to each period’s book values of debt.
(6)	We estimated the fair value of debt based on borrowing rates available as of December 31, 2016 for debt with similar terms and maturities, and based on market quotes of our publicly traded debt. We classify the fair value of debt within level 2 in the fair value hierarchy.
(7)	Payments made in October and November 2016, as discussed in Note 2 under Liabilities Subject to Compromise, were applied on a pro rata basis.

On the Petition Date, all unamortized debt discounts or premiums and deferred finance charges associated with all debt held by the Debtors were written off and included in reorganization items in the Income Statement. The total adjustment was $2,342.1 million, consisting of deferred finance charges of $163.6 million and unamortized discounts/premiums of $2,178.5 million. As a result, the only remaining difference between book and face value of debt is the unamortized deferred finance charges of $3.9 million pertaining to debt owed by non-debtors.

The following table summarizes the contractual maturities of the face value of our long-term debt as of December 31, 2016.

(In millions)	2017	2018	2019	2020	2021	Thereafter	Total
Long-term debt	$1.5	$1.3	$1.4	$331.5	$1.5	$37.4	$374.6

Notes Payable to CEC

We have a credit facility with CEC pursuant to which CEC could make one or more unsecured loans to us in a maximum principal amount not to exceed $1.0 billion outstanding at any time. Following filing of the Chapter 11 proceedings, the Company is unable to borrow funds under this credit facility. There were no amounts outstanding under the facility as of December 31, 2016 and 2015.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Credit Facilities

In connection with the acquisition of our Company by affiliates of Apollo Global Management, LLC (together with such affiliates, “Apollo”) and affiliates of TPG Capital, LP (together with such affiliates, “TPG”) in January 2008, we entered into the Credit Facilities, which have been amended multiple times, with the most recent amendment being July 25, 2014.

As a result of the Chapter 11 Bankruptcy filing on the Petition Date, we have ceased the payment of all commitment fees and scheduled principal and interest payments and are in default under the Credit Facilities. We have not maintained compliance with restrictive or financial covenants, including calculation and reporting of the Senior Secured Leverage Ratio (“SSLR”). As previously disclosed, all amounts owed under the Credit Facilities are classified as liabilities subject to compromise as of December 31, 2016 and 2015.

The Credit Facilities are secured by a pledge of our capital stock and by substantially all of our existing and future property and assets and our material, wholly-owned domestic subsidiaries, including a pledge of the capital stock of our material, wholly- owned domestic subsidiaries and 65.0% of the voting stock and 100.0% of the nonvoting stock of the first-tier foreign subsidiaries, in each case subject to exceptions.

The July 2014 amendment to the Credit Facilities caused a modification of CEC’s guarantee from a guarantee of payment to a guarantee of collection. The CEC collection guarantee requires the creditors to exhaust all rights and remedies at law and in equity that the creditors or their agents may have against CEOC or any of its subsidiaries and its and their respective property to collect, or obtain payment of, the guaranteed amounts, including, without limitation, through foreclosure or similar proceedings, a Chapter 11 case, a Chapter 7 case, or any other proceeding under a Debtor Relief Law with respect to CEOC or any of its subsidiaries, litigation, and collection on all applicable insurance policies, and termination of all commitments to advance additional funds to CEOC under the Loan Documents (it being understood that, in the event of a Chapter 11 case, the effective date of a plan of reorganization shall constitute the exhaustion of all remedies).

Note 11 — Stockholders’ Deficit

Common Stock

As discussed in Note 2, the Company has been operating as debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with provisions of the Bankruptcy Code. As a result of the Chapter 11 proceedings, all existing equity interests in the Company are expected to be canceled or extinguished, provided that for purposes of effectuating the restructuring, equity interests in the Company that are held by CEC may be reinstated as OpCo common stock pursuant to the terms of the plan of reorganization.

The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders of the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of common stock shall receive a pro rata distribution of any remaining assets after payment of or provision for liabilities and the liquidation preference on preferred stock, if any.

In May 2014, subsequent to the sale of stock to certain institutional buyers as described below, we effected a 1,000-for-1 split of our common stock. All applicable share and per-share data presented herein have been retroactively adjusted to give effect to this split. In May 2014, CEC sold 68,100 shares on a post-split basis of its shares of our unregistered common stock to certain qualified institutional buyers, which represented 5% of its ownership interest in CEOC. CEC received consideration of $6.2 million in connection with the sale. CEC sold such shares in reliance on an exemption from the registration requirements of the Securities Act of 1933, as

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

amended. We did not incur any expenses in connection with, and did not receive any proceeds from this sale. As a result of the sale, CEC’s guarantee of our outstanding secured and unsecured notes was automatically released, pursuant to the terms of the indenture governing such notes. The release of CEC’s guarantee under the notes has been challenged by certain holders of first lien bonds and second lien bonds, as well as certain holders of unsecured notes. These lawsuits demand that, as guarantor, CEC immediately pay the trustee for the relevant bonds, unpaid interest and any unpaid fees and expenses. Any related claims against CEOC have been stayed due to the Chapter 11 process.

During 2014, we granted 86,936 shares of CEOC common stock as described in Note 20.

As of December 31, 2016 and 2015, we had 1,250.0 million shares authorized for issuance and 1.4 million shares issued and outstanding.

Preferred Stock

As of December 31, 2016 and 2015, we had 125.0 million shares authorized for issuance and no shares issued or outstanding.

Transactions with Entities under Common Control

During 2014, we recognized the impact of the derecognition of The LINQ net assets as described in Note 5.

During 2014, we completed the CGP LLC Property Transaction as described in Note 5.

Note 12 — Casino Promotional Allowances

The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as casino promotional allowances. The estimated cost of providing such casino promotional allowances is included in casino expenses.

Estimated Retail Value of Casino Promotional Allowances

	Years Ended December 31,
(In millions)	2016	2015	2014
Food and beverage	$311.2	$311.9	$365.0
Rooms	195.9	184.3	209.0
Other	44.3	47.1	63.6

	$551.4	$543.3	$637.6

Estimated Cost of Providing Casino Promotional Allowances

	Years Ended December 31,
(In millions)	2016	2015	2014
Food and beverage	$239.8	$241.2	$295.5
Rooms	66.9	66.0	82.0
Other	22.2	25.4	38.5

	$328.9	$332.6	$416.0

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 13 — Write-downs, Reserves, and Project Opening Costs, net of Recoveries

	Years Ended December 31,
(In millions)	2016	2015	2014
Write-downs, reserves, and project opening costs, net of recoveries	$9.3	$81.0	$56.6

Write-downs, reserves, and project opening costs, net of recoveries include project opening costs and various charges to record contingent liability reserves, costs associated with efficiency projects, project write-offs, demolition costs, and other non-routine transactions, net of recoveries of previously recorded amounts.

For 2016, net expense of $9.3 million included $4.5 million of accretion of the net present value of the liability associated with greyhound racing at our Horseshoe Council Bluffs casino, $4.1 million related to the write-down of receivables and assumption of total reward credits for properties with management agreements that ceased during 2016, $3.0 million of demolition and renovation costs, primarily at Caesars Palace, and $3.7 million of other remediation and settlement costs. This was partially offset by a $6.0 million payment received from Sterling Suffolk. See Note 5 for further information on the Suffolk investment.

For 2015, net expense of $81.0 million included a $26.0 million additional legal reserve related to the Hilton litigation and an $8.0 million accrual for the Caesars Palace anti-money laundering settlement, both of which are discussed further in Note 17, losses in divestitures and abandonments of $22.8 million related to the sale of Caesars Ohio Investment LLC’s 20% interest in Rock Ohio Caesars LLC and $4.2 million related to the write off of our investment in LAD Hotel Partners LLC, $5.1 million of demolition and renovation costs at Caesars Palace, a $4.3 million write off related to the Caesars headquarters lease and the Rendezvous Southend-on-Sea lease in the United Kingdom, $5.1 million of additional accretion of the net present value of the liability associated with greyhound racing at our Horseshoe Council Bluffs casino, and $5.5 million of other remediation, severance, settlement and demolition costs.

For 2014, net expense of $56.6 million included $42.6 million of accretion of the net present value of the liability associated with greyhound racing at our Horseshoe Council Bluffs casino, losses of $13.1 million in divestitures and abandonments, $7.2 million of project opening costs and $4.7 million for remediation and other costs. This was offset with a $7.5 million recovery from our divestiture of the Conrad and a $3.5 million recovery related to international building leases.

Note 14 — Reorganization Items

	Years Ended December 31,
(In millions)	2016	2015
Write-off of loan discounts and deferred financing costs (see Note 10)	$—	$2,342.1
Professional fees	208.4	216.1
Contract rejection costs	—	51.3
Other	14.6	5.7

Reorganization items	$223.0	$2,615.2

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Note 15 — Income Taxes

Components of Income/(Loss) Before Income Taxes

	Years Ended December 31,
(In millions)	2016	2015	2014
United States	$344.2	$(2,469.7)	$(2,602.3)
Outside of the U.S.	10.9	23.5	21.1

	$355.1	$(2,446.2)	$(2,581.2)

Income Tax (Provision)/Benefit

	Years Ended December 31,
(In millions)	2016	2015	2014
United States
Current
Federal	$(0.2)	$0.1	$0.1
State	(14.5)	(0.1)	88.9
Deferred
Federal	(25.2)	36.8	468.9
State	32.6	(4.7)	(56.2)
Outside of the U.S.
Current	(6.3)	(6.5)	(7.3)
Deferred	(0.1)	0.3	(0.8)

	$(13.7)	$25.9	$493.6

Allocation of Income Tax (Provision)/Benefit

	Years Ended December 31,
(Dollars in millions)	2016	2015	2014
Income tax (provision)/benefit applicable to:
Income/(loss) from continuing operations, before income taxes	$(13.7)	$25.9	$493.6
Discontinued operations	—	—	21.1
Other comprehensive income/(loss)	0.7	0.8	0.3

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Effective Income Tax Rate Reconciliation

	Years Ended December 31,
	2016	2015	2014
Statutory tax rate	35.0%	35.0%	35.0%
Increases/(decreases) in tax resulting from:
State taxes, net of federal tax benefit	16.3	2.2	3.8
Valuation allowance	(63.4)	(34.2)	(13.1)
Foreign income taxes	(1.2)	(0.1)	(0.1)
Goodwill		—	(6.5)
Nondeductible bankruptcy costs	16.4	(2.0)	—
Reserves for uncertain tax positions	(0.1)	(0.1)	0.4
Disallowed related party loss	—	—	0.2
Other	0.9	0.3	(0.6)

Effective tax rate	3.9%	1.1%	19.1%

Temporary Differences Resulting in Deferred Tax Assets and Liabilities

	As of December 31,
(In millions)	2016	2015
Deferred tax assets:
State net operating losses	$428.7	$324.4
Foreign net operating losses	14.2	22.9
Federal net operating loss	2,174.4	1,346.2
Compensation programs	83.4	92.0
Allowance for doubtful accounts	71.7	80.0
Self-insurance reserves	5.6	8.0
Accrued expenses	58.0	64.3
Federal tax credits	37.4	30.3
Federal indirect tax benefits of uncertain state tax positions	1.3	0.8
Deferred revenue	79.2	84.7
Capital loss carryover	130.9	126.3
Investment in non-consolidated affiliates	31.5	38.8
Debt-related items	—	113.0
Property-related items	120.1	148.2
Intangible assets	30.6	47.1
Other	58.1	48.3

Subtotal	3,325.1	2,575.3
Less: valuation allowance	2,327.7	2,556.8

Total deferred tax assets	997.4	18.5

Deferred tax liabilities
Depreciation and other property-related items	517.7	564.4
Debt-related items	1,007.3	—
Intangible assets	902.6	891.1
Prepaid expenses	13.4	14.1

Total deferred tax liabilities	2,441.0	1,469.6

Net deferred tax liability	$1,443.6	$1,451.1

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

We classify noncurrent deferred tax assets within deferred charges and other in our Balance Sheets. As of December 31, 2016 and 2015, we classified $24.9 million and $0.1 million, respectively, of noncurrent deferred tax assets within deferred charges and other.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. Due to ongoing losses from continuing operations, we project that future reversals of taxable temporary differences are not sufficient to provide adequate taxable income to realize our deferred tax assets. Accordingly, we have a valuation allowance against the federal, state and foreign deferred tax assets that are not projected to be realizable.

As of December 31, 2016, 2015 and 2014, we had federal NOL carryforwards of $6,218.9 million, $3,856.7 million and $5,082.5 million, respectively. These NOLs will begin to expire in 2030. The federal NOL carryforwards per the income tax returns filed included unrecognized tax benefits taken in prior years. In accordance with GAAP, the federal NOL carryforwards reflected in the income tax returns, as filed, are larger than the NOLs for which a deferred tax asset is recognized for financial statement purposes. In addition, as of December 31, 2016 and 2015, we had federal general business tax credit carryforwards and research tax credit carryforwards of $37.1 million and $30.3 million, respectively, which will begin to expire in 2030. As of December 31, 2013, our analysis has shown that the future reversal of our U.S. federal deductible temporary differences could exceed the future reversal of our U.S. federal taxable temporary differences. As a result, we have provided a valuation allowance against our federal deferred tax assets for such excess with a corresponding reduction of federal income tax benefit on our Statements of Operations.

As of December 31, 2016 and 2015, we had federal capital loss carryforwards of $351.9 million and $341.8 million, respectively, which will begin to expire in 2018. We do not project having sufficient capital gains in future years in order to utilize these capital loss carryovers. As a result, a full valuation allowance has been provided for these assets.

NOL carryforwards for our subsidiaries for state income taxes were $12,257.9 million, $9,415.3 million and $8,257.2 million as of December 31, 2016, 2015 and 2014, respectively. The state NOL carryforwards per the income tax returns filed included unrecognized tax benefits taken in prior years. In accordance with GAAP, the state NOLs are larger than the NOLs for which a deferred tax asset is recognized for financial statement purposes. We believe that it is more likely than not that the benefit from certain state NOL carryforwards will not be realized. In recognition of this risk, we have provided a valuation allowance on the deferred tax assets relating to these NOL carryforwards and other state deferred tax assets which more likely than not will not be realized. We anticipate that state NOLs in the amount of $0.5 million will expire in 2017. The remainder of the state NOLs will expire between 2018 and 2036.

NOL carryforwards of our foreign subsidiaries were $81.5 million, $113.2 million and $99.7 million as of December 31, 2016, 2015 and 2014, respectively. The majority of these foreign NOLs have an indefinite carryforward period but are subject to a full valuation allowance as we believe these assets do not meet the “more likely than not” criteria for recognition under ASC Topic 740.

As of December 31, 2014, we had foreign tax credit carryforwards of $1.6 million. The foreign tax credit carryforwards of $1.6 million expired unused in 2015 as we did not have sufficient foreign source income in order to utilize these carryforwards.

We do not provide for deferred taxes on the excess of the financial reporting over the tax basis in our investments in foreign subsidiaries that are essentially permanent in duration. That excess is estimated to total $51.0 million as of December 31, 2016. The additional deferred taxes, including foreign withholding taxes, that have not been provided is estimated at $1.7 million as of December 31, 2016.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Reconciliation of Unrecognized Tax Benefits

	Years Ended December 31,
(In millions)	2016	2015	2014
Balance at beginning of year	$117.3	$77.7	$128.3
Additions for tax positions of current year	0.7	44.5	19.4
Additions for tax positions of prior years	7.6	1.9	0.6
Reductions for tax positions of prior years	(3.5)	(6.0)	(1.6)
Expiration of statutes	—	(0.8)	(69.0)

Balance at end of year	$122.1	$117.3	$77.7

We classify reserves for tax uncertainties within accrued expenses and deferred credits and other in our Balance Sheets, separate from any related income tax payable or deferred income taxes. In accordance with ASC 740, reserve amounts relate to any possible income tax liabilities resulting from uncertain tax positions as well as possible interest or penalties associated with those liabilities.

We recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense. During 2016, 2015 and 2014, we reduced our accrual by approximately $0 million, $0 million and $52 million, respectively. In total, we have accrued balances of approximately $1 million and $1 million for the payment of interest and penalties as of December 31, 2016 and 2015, respectively. Included in the balances of unrecognized tax benefits as of December 31, 2016 and 2015 are approximately $77 million and $76 million, respectively, of unrecognized tax benefits that, if recognized, would impact the effective tax rate.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are subject to exam by various state and foreign tax authorities. As of December 31, 2016, the tax years prior to 2012 are no longer subject to examination for U.S. federal tax purposes. As of December 31, 2016, the tax years prior to 2012 are no longer subject to examination for the foreign and most of the state income tax jurisdictions as the statutes of limitations have lapsed.

We believe that it is reasonably possible that the unrecognized tax benefits will not materially change within the next 12 months. Audit outcomes and the timing of audit settlements are subject to significant uncertainty. Although we believe that adequate provision has been made for such issues, there is the possibility that the ultimate resolution of such issues could have an adverse effect on our earnings. Conversely, if these issues are resolved favorably in the future, the related provision would be reduced, thus having a favorable impact on earnings.

Note 16 — Fair Value Measurements

Our assessment of goodwill and other intangible assets for impairment includes an assessment using various Level 2 (EBITDA multiples and discount rates) and Level 3 (forecasted cash flows) inputs. See Note 3 for more information on the application of the use of fair value to measure goodwill and other intangible assets.

We have not elected the fair value measurement option available under GAAP for any of our assets or liabilities that meet the criteria for this option. The following financial and non-financial assets and liabilities of the Company are measured at fair value on a recurring or nonrecurring basis.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Items Measured at Fair Value on a Recurring Basis

Derivative Instruments

All of our remaining derivative agreements expired in January 2015 and certain of those with notional amounts totaling $2,000.0 million were settled by CEC pursuant to its guarantee of payment for $17.3 million in February 2015. As a result, as of December 31, 2016 and 2015, we do not have any derivative instruments.

Effect of Non-designated Derivative Instruments on Net Loss

(In millions)		Years Ended December 31,
Activity	Location of Loss	2015	2014
Net periodic cash settlements and accrued interest (1)	Interest expense	$12.6	$176.8
Total expense related to derivatives	Interest expense	6.5	17.0

(1)	The derivative settlements under the terms of the interest rate swap agreements were recognized as interest expense and were paid monthly or quarterly.

Items Measured at Fair Value on a Non-recurring Basis

(In millions)	Balance	Level 1	Level 2	Level 3	Year to Date Adjustments
December 31, 2015
Assets held for sale	$ 6.1	$—	$—	$ 6.1	$ 11.2

December 31, 2014
Intangible and tangible assets	$196.8	$—	$—	$196.8	$206.8

Market and income approaches were used to value the intangible and tangible assets. Inputs included an expected range of market values, probability estimated by management that each value could be achieved, expected cash flows, recent comparable transactions, discounted cash flows, discount rate, royalty rate, growth rate, and tax rate.

Note 17 — Litigation, Contractual Commitments and Contingent Liabilities

Litigation

We are party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any such ordinary and routine litigation to have a material effect on our Financial Statements.

Noteholder Disputes

On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10.00% Notes due 2018, on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit in the Court of Chancery in the State of Delaware against CEC, CEOC, CGP LLC, CAC, CERP, CES, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (1) an award of money damages; (2) to void certain transfers, the earliest of which dates back to 2010; (3) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (4) a declaration

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

that CEC remains liable under the parent guarantee formerly applicable to the 10.00% Notes due 2018; (5) to impose a constructive trust or equitable lien on the transferred assets; and (6) an award to plaintiffs for their attorneys’ fees and costs. A motion to dismiss this action was filed by CEOC, CEC and other defendants in September 2014, and the motion was argued in December 2014. During the pendency of its Chapter 11 bankruptcy proceedings, the action has been automatically stayed with respect to CEOC. Vice Chancellor Glasscock denied the motion to dismiss with respect to CEC on March 18, 2015. Subsequently, plaintiffs advised the judge presiding over the CEOC bankruptcy proceeding that they agreed their derivative claims are automatically stayed against CEOC and therefore would pursue only their independent claims alleging that CEC remains liable under the parent guarantee formerly applicable to the 10.00% Notes due 2018. On March 18, 2016, Wilmington Savings Fund Society, FSB filed a motion for summary judgment relating to the CEC guarantee claims. On April 25, 2016, CEC filed its opposition to plaintiff’s motion for summary judgment, and filed a cross motion for partial summary judgment. This matter is currently stayed as a result of the Bankruptcy Court’s issuance of an injunction pursuant to Section 105 of the Bankruptcy Code. See “Section 105 Adversary Proceeding” below.

On August 5, 2014, CEOC, along with CEC, filed a lawsuit in the Supreme Court of the State of New York, County of New York, against certain institutional first and second lien note holders. The complaint states that such institutional first and second lien note holders have acted against the best interests of CEOC and other creditors, including for the purpose of inflating the value of their credit default swap positions or improving other unique securities positions. The complaint asserts claims for tortious interference with prospective economic advantage, declaratory judgment and breach of contract and seeks, among other things, (1) money damages; (2) a declaration that no default or event of default has occurred or is occurring and that CEOC and CEC have not breached their fiduciary duties or engaged in fraudulent transfers or other violation of law; and (3) a preliminary and permanent injunction prohibiting the defendants from taking further actions to damage CEOC or CEC. Defendants filed motions to dismiss this action in October 2014. Claims against the first lien note holder defendant were voluntarily dismissed by CEC and CEOC, and CEOC dismissed without prejudice its remaining claims against the remaining defendants. On July 20, 2015, the Supreme Court of the State of New York dismissed CEC’s remaining claims with prejudice.

On September 3, 2014, holders of approximately $21 million of CEOC’s 6.50% Senior Notes and 5.75% Senior Notes filed suit in federal district court in Manhattan against CEC and CEOC, claiming broadly that an August 12, 2014 Note Purchase and Support Agreement between CEC and CEOC (on the one hand) and certain other holders of the Senior Notes (on the other hand) impaired their own rights under the Trust Indenture Act of 1939 and the indentures governing the Senior Notes. The lawsuit seeks both declaratory and monetary relief. On October 2, 2014, a holder of CEOC’s 6.50% Senior Notes purporting to represent a class of all persons who held these Notes from August 11, 2014 to the present filed a substantially similar suit in the same court, against the same defendants, relating to the same transactions. Both lawsuits have been assigned to the same judge. The claims against CEOC have been automatically stayed during its Chapter 11 bankruptcy proceedings. With respect to plaintiffs’ claims against CEC, the parties have filed cross-motions for summary judgment, which are fully briefed. This matter is currently stayed as a result of the Bankruptcy Court’s issuance of an injunction pursuant to Section 105 of the Bankruptcy Code. See “Section 105 Adversary Proceeding” below.

On November 25, 2014, UMB Bank, as successor indenture trustee for CEOC’s 8.50% Senior Secured Notes, filed a verified complaint in Delaware Chancery Court against CEC, CEOC, CERP, CAC, CGP LLC, CES, and against individual past and present CEC Board members Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kevin L. Davis, Eric Press, Marc C. Rowan, David B. Sambur, Eric Hession, Donald Colvin, Fred J. Kleisner, Lynn C. Swann, Christopher J. Williams, Jeffrey Housenbold, Michael D. Cohen, Ronen Stauber, and Steven Winograd, alleging generally that defendants improperly stripped CEOC of certain assets, wrongfully

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

affected a release of CEC’s parent guarantee of the 8.50% Senior Secured Notes and committed other wrongs. Among other things, UMB Bank asked the court to appoint a receiver over CEOC. In addition, the suit pleads claims for fraudulent conveyances/transfers, insider preferences, illegal dividends, declaratory judgment (for breach of contract as regards to the parent guarantee and also as to certain covenants in the bond indenture), tortious interference with contract, breach of fiduciary duty, usurpation of corporate opportunities, and unjust enrichment, and seeks monetary, equitable and declaratory relief. The lawsuit has been automatically stayed with respect to CEOC during its Chapter 11 bankruptcy process. Pursuant to the restructuring support agreement entered into with holders of CEOC’s first lien notes, the lawsuit also has been stayed in its entirety, with the consent of all of the parties to it. The consensual stay will expire upon the termination of the restructuring support agreement.

Under the terms of the settlement embodied by the confirmed plan of reorganization, on the effective date of the plan of reorganization, each of the pending disputes described above will be dismissed.

Section 105 Adversary Proceeding

On March 11, 2015, the Debtors commenced an adversary proceeding in the Bankruptcy Court to, among other things, enjoin the continuation of certain prepetition, non-bankruptcy litigation against CEC and certain of its affiliates pursuant to Section 105 of the Bankruptcy Code. Following an evidentiary trial and briefing by the parties, the Bankruptcy Court issued an order and opinion denying the Debtors’ request on July 22, 2015. The Debtors appealed this ruling and on October 8, 2015, the District Court for the Northern District of Illinois upheld the Bankruptcy Court’s order. The Debtors appealed the District Court’s ruling and on December 23, 2015, the Seventh Circuit vacated and remanded the orders to the Bankruptcy Court to consider the requested injunction. On February 26, 2016, the Bankruptcy Court granted in part and continued in part an injunction as to the action captioned BOKF, N.A. v. Caesars Entm’t Corp., No. 15-cv-1561 (SAS) (S.D.N.Y.), to the earlier of (a) 60 days after the filing of the Chapter 11 examiner’s report, and (b) May 9, 2016. The injunction expired by its terms on May 9, 2016. On June 6, 2016, the Debtors filed an emergency motion to again enjoin the guaranty litigation. Following a three-day evidentiary hearing, the Court enjoined the plaintiffs from prosecuting their action against CEC until the close of business on August 29, 2016. By agreement, certain plaintiffs in the litigation against CEC (who are not subject to the injunction) agreed to stay the litigation during the injunction period. On August 8, 2016, the Debtors filed a motion to extend the Section 105 injunction. A three-day hearing was held starting on August 23, 2016. On August 26, 2016, the Bankruptcy Court denied the Debtors’ motion. The Debtors filed a notice of appeal on August 26, 2016. The appeal was dismissed on October 5, 2016, by agreement of the parties, as a result of the injunction entered by the Bankruptcy Court on October 5, described below.

On October 3, 2016, in light of the Debtors reaching agreements in principle with its major creditors, the Debtors filed a motion in the Bankruptcy Court seeking to enjoin proceedings in the various guaranty lawsuits against CEOC and CEC. The motion was opposed only by Trilogy Portfolio Company, LLC, and was supported by the remaining guaranty plaintiffs. On October 4, 2016, an evidentiary hearing was held, and on October 5, 2016, the Bankruptcy Court granted the Debtors’ motion, enjoining the defendants from continuing to prosecute their guaranty actions until the earlier of (a) the first omnibus hearing after the Bankruptcy Court issues its decision confirming or denying confirmation of the plan, (b) the termination of any restructuring support agreement with the committee of second priority noteholders, or (c) further order of the Bankruptcy Court.

In light of the confirmation of the plan of reorganization on January 17, 2017, the parties to the Section 105 injunction submitted an agreed order extending the injunction through the effective date of the plan of reorganization. The Bankruptcy Court entered the order on January 26, 2017.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Examiner and Special Governance Committee Investigations

On March 12, 2015, the Bankruptcy Court entered an order directing the appointment of a Chapter 11 examiner to conduct an investigation into, among other things, certain transactions that could suggest potential claims belonging to the Debtors and their bankruptcy estates. On March 15, 2016, the examiner issued a final report on a partially redacted basis while he worked through certain remaining issues, and on May 16, 2016, the examiner issued a substantially unredacted report. The examiner concluded that many of the transactions he investigated were structured and implemented in a manner that removed assets from CEOC to the detriment of CEOC and its creditors. As a result of these transactions, the examiner found the Debtors have claims for constructive fraudulent transfer, fraudulent transfer with actual intent to delay or hinder creditors, breach of fiduciary duty, and aiding and abetting breach of fiduciary duty against CEC, CGP LLC, Caesars Interactive Entertainment, Inc. (“CIE”), other Caesars affiliates, CEOC’s directors, Apollo and TPG, and certain of CEC’s directors. Because these claims vary in their likelihood of success, the examiner assigned each claim to one of the following categories: strong, reasonable, plausible, weak, and not viable. The examiner noted, however, that these claims “will be vigorously contested by the affected parties and all of them thus are subject to litigation risk.” The examiner further concluded that potential damages arising from claims on which the Debtors would more likely than not be successful range from $3.6 billion to $5.1 billion.

Beginning in mid-2014, a Special Governance Committee of CEOC’s Board of Directors began investigating whether CEOC and now the Debtors’ estates have certain claims against CEC, other CEC affiliates or other individuals or entities related to various related-party transactions that have occurred since the acquisition of our Company by Apollo and TPG. The Special Governance Committee concluded that the Debtors’ claims related to the challenged transactions were worth approximately $3.2 billion to $5.2 billion assuming CEC and its affiliates were entitled to good faith offsets as part of a settlement and $3.8 billion to $5.8 billion if the good faith offset issue were actually litigated. The Special Governance Committee also asked Kirkland & Ellis LLP to further analyze the Examiner Report to adjust his headline conclusions of $3.6 billion to $5.1 billion for litigation risk and additional issues. Kirkland & Ellis LLP concluded that the Examiner’s ranges, once adjusted for litigation risk, would be $3.6 billion to $4.5 billion assuming that the value of the claims is determined at the time the assets were transferred or $4.1 billion to $5.1 billion assuming the Debtors were entitled to recover estimated reasonable appreciation that has occurred since the transfer dates. The Special Governance Committee concluded these ranges were largely consistent with each other and presented informative indicators of the potential value of the estate claims to the Debtors.

Adversary Proceeding Related to Pre-Petition Transfers

On August 9, 2016, the Debtors filed an adversary complaint against CEC, CAC, other affiliates of CEC, Apollo, TPG and their affiliates, and other parties involved in the pre-petition transfers and transactions that were detailed in the examiner’s investigation, the Special Governance Committee investigations, and creditors’ investigations. The complaint seeks, among other things, recovery of fraudulent transfers and the return to the Debtors of valuable assets that were wrongly taken from them, monetary damages and/or rescission, and imposition of a constructive trust or equitable lien over the transferred assets. The Bankruptcy Court stayed the adversary proceeding on August 24, 2016. Under the terms of the settlement embodied by the confirmed plan of reorganization, this adversary proceeding will be dismissed on the effective date of the plan of reorganization.

Second Priority Noteholders’ Proceedings

On January 12, 2015, certain holders of 10.00% Notes due 2018 filed an involuntary bankruptcy petition against us in the United States Bankruptcy Court for the District of Delaware. On January 28, 2015, a Delaware Court

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held that the proper venue for the CEOC bankruptcy is the United States Bankruptcy Court for the Northern District of Illinois, which is the forum in which we filed our voluntary bankruptcy petition on January 15, 2015. The validity of this involuntary petition remains the subject of pending litigation in CEOC’s bankruptcy proceeding. A trial to determine appropriateness of the involuntary proceeding began on October 5, 2015 and concluded on October 16, 2015. The Bankruptcy Court has not yet issued an opinion and the matter has been held in abeyance given the entry into the restructuring support agreement with the holders of the second lien notes (see Note 2). A determination that the involuntary petition filed on January 12, 2015 was, in fact, valid, could affect, among other things, the scope of the “look back” period with respect to certain claims and causes of action arising under the Bankruptcy Code. In many instances, the look back period with respect to such claims and causes of action are calculated from the date on which a bankruptcy petition is validly filed, including with respect to the ability of a debtor or its creditors to claw back so-called “preferential” transfers made by a debtor in the 90 day or one year period prior to the commencement of a bankruptcy case.

On May 13, 2016, the official committee of second priority noteholders filed a motion seeking standing to commence, prosecute, and settle claims on behalf of the Debtors’ estates. In light of the adversary complaint that the Debtors filed on August 9, 2016, asserting claims relating to the defendants’ pre-petition transfers and transactions, the Bankruptcy Court continued the standing motion on August 23, 2016 and stayed any remaining discovery specific to the standing motion until further order of the Bankruptcy Court. Under the terms of the settlement embodied by the confirmed plan of reorganization, these proceedings will be dismissed on the effective date of the plan of reorganization.

Employee Benefit Obligations

In December 1998, Hilton Hotels Corporation (“Hilton”) spun-off its gaming operations as Park Place Entertainment Corporation (“Park Place”). In connection with the spin-off, Hilton and Park Place entered into various agreements, including an Employee Benefits and Other Employment Allocation Agreement dated December 31, 1998 (the “Allocation Agreement”) whereby Park Place assumed or retained, as applicable, certain liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan (the “Hilton Plan”) based on the accrued benefits of Hilton employees and Park Place employees. CEOC was the ultimate successor to this Allocation Agreement. In 2013, a lawsuit was settled related to the Hilton Plan, which retroactively and prospectively increased total benefits to be paid under the Hilton Plan. In 2009, Caesars Entertainment received a letter from Hilton, notifying us of a lawsuit related to the Hilton Plan which alleged that we had possible liability for additional claims under the terms of the Allocation Agreement. Based on conversations between our representative and a representative of the defendants, we recorded a charge of $25.0 million during the second quarter 2010, representing our allocated share of the total damages estimate.

In December 2013, we received a letter from Hilton notifying us that all final court rulings had been rendered in relation to this matter. Hilton subsequently claimed that our obligation under the Allocation Agreement was approximately $53.5 million, and that approximately $18.5 million relates to contributions for historical periods and approximately $35.0 million relates to estimated future contributions. We met with Hilton representatives in March 2014 and subsequently, to further discuss the issue. On November 21, 2014, in response to a letter from Hilton, we agreed to attempt to mediate a resolution of the matter. On December 24, 2014, Hilton sued CEOC and CEC in federal court in Virginia purportedly under the Employee Retirement Income Security Act (“ERISA”) and state contract and tort laws, for monetary and equitable relief in connection with this ongoing dispute. Following the CEOC bankruptcy filing, Hilton amended its lawsuit in January 2015 to remove CEOC as a defendant. The litigation proceeded against CEC. On April 14, 2015, the court issued an opinion dismissing with prejudice Hilton’s unjust enrichment claim against CEC, and transferring the remaining contract and ERISA claims to the Northern District of Illinois, as requested by CEC. On May 7, 2015, CEC moved to refer this matter

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to the Bankruptcy Court in connection with CEOC’s Chapter 11 cases, and on July 17, 2015, this motion was granted. On August 10, 2015, Hilton filed a motion to withdraw the reference so the matter would be heard in district court. Briefing on Hilton’s motion to withdraw the reference as to Hilton’s complaint against CEC is complete. On December 1, 2015, CEC and Hilton filed an agreed order to stay the motion to withdraw the reference through February 29, 2016. On August 31, 2015, CEC filed a motion to dismiss the complaint. Briefing on CEC’s motion to dismiss is complete, but the parties agreed to stay a ruling on the matter until no earlier than February 17, 2016. On September 21, 2015, CEOC filed an objection to Hilton’s claim with the Bankruptcy Court and on October 14, 2015, Hilton filed a motion to withdraw the reference so the matter would be heard in district court. Similarly to the CEC and Hilton matters, briefing on CEOC’s claim objection and Hilton’s motion to withdraw the reference was also stayed in the Bankruptcy Court and the district court, respectively. Subsequently, CEOC, CEC and Hilton entered into a settlement agreement dated as of June 9, 2016. Pursuant to the terms of the settlement, CEOC agreed to allow Hilton an unsecured claim in its Chapter 11 proceedings, in the amount of approximately $51.0 million (and additional amounts arising from July 16, 2016 through the effective date of the Debtors’ plan of reorganization) and to make approximately 31.75% of any contributions Hilton is required to make to the Hilton Plan from July 16, 2016 through the effective date of CEOC’s plan of reorganization. In addition, CEOC agreed to allow Hilton an unsecured indemnification claim in the amount of up to approximately $14.7 million on account of participants in the Hilton Supplemental Executive Retirement Plan and the Hilton Hotels Benefit Replacement Plan that were part of the 1998 spin off. Pursuant to the settlement, Hilton would receive its recovery from these claims under CEOC’s plan of reorganization. In return, Hilton agreed to dismiss the separate litigation against CEC with prejudice. The settlement is premised on confirmation of the Debtors’ plan of reorganization and that plan going effective pursuant to its terms. Under the terms of the settlement, going forward CEC will assume the Allocation Agreement and CEOC will have no further obligations following the payments referred to above. In connection with the settlement agreement, we increased our reserve for this matter from $25.0 million to $51.0 million in 2015. The Bankruptcy Court approved this settlement on July 19, 2016.

Employee Benefit Plans

In January 2015, a majority of the Trustees of the National Retirement Fund (“NRF”), a multi-employer defined benefit pension plan, voted to expel CEC and certain of its affiliates from the plan. The NRF has advised CEC and CERP that this expulsion triggered a withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million. The NRF has filed a similar claim against each Debtor in CEOC’s bankruptcy.

CEC and its subsidiaries, including the Debtors (the “Caesars Group”), have asserted in litigation against the NRF that the Caesars Group is current with respect to pension contributions to the NRF. The Caesars Group opposed the NRF’s actions and has sought a declaratory judgment in federal district court challenging the NRF’s authority to expel the Caesars Group and also seeking relief in the CEOC bankruptcy proceeding. The parties entered into a Standstill Agreement in March 2015 purporting to stay CEC’s and CERP’s obligation to commence quarterly payments. The Standstill Agreement was to require CEC and CERP to continue making monthly contributions until the resolution of certain motions filed by CEOC in the bankruptcy proceeding asserting that the NRF’s actions violated the automatic stay and requesting an injunction to halt the NRF’s collection efforts against CEC and CERP. The Bankruptcy Court has yet to rule on CEOC’s motion for an injunction, but it denied CEOC’s motions to enforce the automatic stay in November 2015. CEOC appealed the ruling to the district court. A status hearing on the appeal is currently scheduled for May 15, 2017.

On December 25, 2015, the United States District Court for the Southern District of New York dismissed CEC’s declaratory judgment action regarding the NRF’s ability to expel the employers from the plan. CEC has appealed this ruling.

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On February 26, 2016, the NRF and its fund manager, in a separate action brought by the NRF in the United States District Court for the Southern District of New York (despite the Standstill Agreement), filed a motion for summary judgment against CEC and CERP for payment of the first quarterly payment of withdrawal liability and for interest, liquidated damages, attorneys’ fees and costs. The magistrate judge overseeing this matter issued a report and recommendation recommending that the United States District Court for the Southern District of New York require CEC and CERP to make the first quarterly payment. On November 7, 2016, the United States District Court for the Southern District of New York adopted the report and recommendation of the magistrate judge, resulting in summary judgment in favor of the NRF against CEC and CERP in the amount of $7.9 million. On December 23, 2016, the NRF filed a motion seeking leave to amend its complaint and summary judgment motion to require CEC and CERP to pay the seven other withdrawal liability installments due through December 15, 2016 and to require CEC and CERP to pay all future installments as they become due. In early January 2017, CEC and CERP requested that the magistrate judge certify the judgment for appeal and requested that all proceedings at the magistrate court level be stayed pending the outcome of the appeal. On January 9, 2017, following CEC’s and CERP’s request for a temporary restraining order, CEC, CERP and the NRF entered a stipulation and the Southern District of New York entered an order providing that the NRF will not attempt to collect on the $7.9 million judgment unless and until the judgment becomes a final judgment. On January 11, 2017, the Southern District of New York entered an order increasing the judgment to approximately $8.6 million, making the judgment appealable, and denying CEC’s and CERP’s request to stay all proceedings pending the outcome of the appeal.

We believe that our legal arguments against the actions undertaken by NRF are well-supported and will continue to pursue them vigorously. We cannot currently estimate a range of reasonably possible losses, if any, on the matters at issue.

Other Matters

In recent years, governmental authorities have been increasingly focused on anti-money laundering (“AML”) policies and procedures, with a particular focus on the gaming industry. In October 2013, CEOC’s subsidiary, Desert Palace, Inc. (the owner of and referred to herein as Caesars Palace), received a letter from the Financial Crimes Enforcement Network of the United States Department of the Treasury (“FinCEN”), stating that FinCEN was investigating Caesars Palace for alleged violations of the Bank Secrecy Act to determine whether it is appropriate to assess a civil penalty and/or take additional enforcement action against Caesars Palace. On September 8, 2015, FinCEN announced a settlement pursuant to which Caesars Palace agreed to an $8.0 million civil penalty for its violations of the Bank Secrecy Act, which penalty shall be treated as a general unsecured claim in Caesars Palace’s bankruptcy proceedings. In addition, Caesars Palace agreed to conduct periodic external audits and independent testing of its AML compliance program, report to FinCEN on mandated improvements, adopt a rigorous training regime, and engage in a “look-back” for suspicious transactions. The terms of the FinCEN settlement were approved by the Bankruptcy Court in October 2015.

The Company and the Nevada Gaming Control Board (the “GCB”) reached a settlement on the same facts as above, wherein CEC agreed to pay $1.5 million and provide to the GCB the same information that is reported to FinCEN and to resubmit its updated AML policies. On September 17, 2015, the settlement agreement was approved by the Nevada Gaming Commission.

The Company continues to cooperate with the Department of Justice in its investigation of this matter. We do not believe the outcome will have a material impact on the financial statements.

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Obligations

Tribal Casino Management Contracts

The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that provide a minimum monthly payment that must be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments, pursuant to contracts for the four managed, Indian-owned facilities is approximately $1.2 million. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

Casino	Location	Expiration of Management Agreement
Harrah’s Resort Southern California	Near San Diego, California	November 2020
Harrah’s Ak-Chin	Near Phoenix, Arizona	July 2017
Harrah’s Cherokee	Cherokee, North Carolina	November 2018
Harrah’s Cherokee Valley River	Murphy, North Carolina	March 2017

Harrah’s Ak-Chin

An Amended and Restated Management Agreement has been submitted to the National Indian Gaming Commission (“NIGC”) and is being reviewed. We anticipate approval during the first half of 2017. The current agreement has been extended through July 1, 2017 by way of an amendment and approval of the NIGC. The effective date of the Amended and Restated Management Agreement is to be determined and based on when the NIGC ultimately approves it. Upon approval, the Amended and Restated Management Agreement will have a term of five years. There can be no assurance that we will obtain NIGC approval and, if we fail to do so, we will lose our ability to manage this casino.

Harrah’s Cherokee Valley River

Cherokee Valley River currently operates under the Cherokee Management Agreement, which expires in November 2018. An amendment to the management agreement was approved by the NIGC on September 30, 2016, allowing Cherokee Valley River to operate under the Cherokee Management Agreement through March 31, 2017. Efforts continue in the pursuit of combining the Cherokee Valley River Management Agreement and the Cherokee Management Agreement. On January 18, 2017, the Sixth Amendment to the Management Agreement was delivered to NIGC to extend the term of the agreement through September 30, 2017. There can be no assurance that we will obtain NIGC approval and, if we fail to do so, we will lose our ability to manage this casino.

Note 18 — Leases

We lease both real estate and equipment used in our operations. As of December 31, 2016, the remaining lives of our operating leases ranged from 1 to 75 years. For the years ended December 31, 2016, 2015 and 2014, rental expense for operating leases was $21.0 million, $24.0 million and $77.8 million, respectively. Capital lease obligations have been included in liabilities subject to compromise as of December 31, 2016 and 2015.

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Future Minimum Lease Obligations by Year as of December 31, 2016

(In millions)	Operating Leases
2017	$23.1
2018	22.8
2019	22.6
2020	21.4
2021	19.5
2022 and thereafter	251.9

Total minimum rental commitments	$361.3

Note 19 — Supplemental Cash Flow Information

Reconciliation of Cash Paid for Interest

	Years Ended December 31,
(In millions)	2016	2015	2014
Interest expense	$260.2	$343.5	$2,216.0
Adjustments to reconcile to cash paid for interest:
Executive compensation and benefit plans	(9.8)	(12.8)	(12.6)
Net change in accrued interest	(2.7)	46.4	(292.8)
Amortization of deferred finance charges	(1.0)	(3.3)	(41.0)
Net amortization of discounts and premiums	—	(14.7)	(369.0)
Capitalized interest	0.1	0.4	15.0
Rollover of interest to principal	—	—	(1.7)
Derivative interest payment settled by CEC	—	(17.3)	—
Change in derivative instruments due to cash settlements	—	6.1	159.7
Other	(0.7)	(2.4)	(2.3)

Cash paid for interest	$246.1	$345.9	$1,671.3

In December 2014, the Company agreed to reimburse costs incurred by certain first-priority senior secured noteholders of $9.1 million for their participation in the negotiations and other activities related to the First Lien RSA. These costs are included in interest expense and cash paid for interest amounts above.

Note 20 — Stock-Based Compensation

CEC Stock-Based Compensation Plans

In accordance with its 2012 Performance Incentive Plan, CEC issued equity awards to employees of CEOC. By January 1, 2015, most CEOC employees that participated in the 2012 Incentive Plan had transferred to CES, an indirect subsidiary of CEC. We recognized $0.7 million of stock-based compensation expense in January 2015, prior to the Petition Date, and $24.6 million in 2014. No expense associated with the CEC equity awards was recognized by CEOC subsequent to the Petition Date.

CEOC Stock-Based Compensation Plan

In May 2014, the CEOC Board of Directors adopted the Caesars Entertainment Operating Company 2014 Performance Incentive Plan (“2014 Incentive Plan”). All share-based compensation programs are managed under this plan and are classified as equity instruments dependent on the terms and conditions of each of the awards. Equity-classified instruments are measured at fair value on the date of grant.

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During 2014, we granted 86,936 shares of common stock with a fair value of $90.31 per share, which was based on the sale of CEOC’s unregistered common stock in May 2014.

In September 2014, we granted 8,859 restricted shares of common stock outside of the 2014 Incentive Plan with a grant date fair value of $90.31 per share and vesting term of 25% per year over four years. Through December 31, 2016, 4,430 of the restricted shares had vested.

As of December 31, 2016, a total of 86,936 shares of our common stock had been authorized to be issued under the 2014 Incentive Plan and there were no unissued common shares reserved for future grants. No awards have been made under the 2014 Incentive Plan, or otherwise, since the Petition Date.

Caesars Acquisition Company Equity-Based Compensation Plan

In April 2014, the CAC Board of Directors approved the issuance of CAC equity awards to CEC officers, employees, and other individuals, including employees of CEOC. CEOC recognized stock-based compensation expense of $0.3 million in January 2015, prior to the Petition Date, and $9.8 million in 2014. No expense associated with the CAC equity awards was recognized by CEOC subsequent to the Petition Date during the course of the bankruptcy proceedings.

Note 21 — Deferred Compensation and Employee Benefit Plans

Deferred Compensation

Deferred Compensation Plans

As of December 31, 2016, certain current and former employees of CEOC, and our subsidiaries and affiliates, have balances under five deferred compensation plans including: (1) the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan, (2) the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II, (3) the Park Place Entertainment Corporation Executive Deferred Compensation Plan, (4) the Harrah’s Entertainment, Inc. Deferred Compensation Plan, and (5) the Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan. These plans are deferred compensation plans that allow certain employees an opportunity to save for retirement and other purposes.

Each of the plans is now frozen and is no longer accepting contributions. However, participants may still earn returns on existing plan balances based upon their selected investment alternatives, which are reflected in their deferral accounts.

CEOC’s bankruptcy proceedings presented a dispute as to whether CEOC or CEC are directly and/or jointly liable for any or all of the liabilities associated with these deferred compensation plans. Amounts included in these deferred compensation plans are unsecured liabilities. The total liability for these plans was reported in liabilities subject to compromise in our Balance Sheets and was $89.1 million as of December 31, 2016 and $82.3 million as of December 31, 2015.

Trust Assets

In order to satisfy the obligations under the deferred compensation plans described above, various corporate-owned life insurance policies (the “COLIs”) were purchased and contributed into either an escrow account or a

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rabbi trust arrangement (“the asset vehicles”). Although CEOC may not have any direct interest in the COLIs or the asset vehicles, CEOC has reported the COLIs as long-term assets in our Balance Sheets. These trust assets totaled $120.0 million as of December 31, 2016 and $118.2 million as of December 31, 2015.

CEOC has made reasonable efforts to ascertain its rights and obligations related to the deferred compensation plans based on a diligent review of its books and records. On September 14, 2016, CEOC and CEC entered into a Settlement Agreement (as amended and restated on October 13, 2016, the “DC Settlement Agreement”), which was approved by the Bankruptcy Court on October 17, 2016. Among other things, the DC Settlement Agreement provides that from and after the effective date of the Plan: (a) CEC will assume any CEOC obligation to the participants in the deferred compensation plans and (b) CEOC will relinquish and release any claim or right it may have in respect to the COLIs or the asset vehicles. The inclusion or exclusion of any asset or liability related to the deferred compensation plans does not constitute any admission, conclusion, or waiver in any respect. These amounts may change as a result of many factors, including but not limited to the DC Settlement Agreement being terminated pursuant to its terms. Such changes, if they occur, could eliminate or reduce the assets or liabilities recorded on CEOC’s Balance Sheets.

Savings and Retirement Plans

We maintain a defined contribution savings and retirement plan that allows employees to make pre-tax and after-tax contributions. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings (subject to IRS rules and regulations) and are eligible to receive a company match of up to $600. Participating employees become vested in matching contributions on a pro-rata basis over five years of credited service. Our contribution expense for this plan was $6.0 million, $6.2 million and $8.8 million for the years ended December 31 2016, 2015 and 2014, respectively.

We maintain several supplemental executive retirement plans (“SERP”) to provide additional retirement benefits to a select group of former executives. The total liability for the SERP plans was reported in liabilities subject to compromise in our Balance Sheets and was $34.3 million as of December 31, 2016 and $33.1 million as of December 31, 2015.

Pension Commitments

We have a defined benefit plan for employees of our London Clubs International subsidiary that provides benefits based on final pensionable salary. The assets of the plan are held in a separate trustee-administered fund and death-in-service benefits, professional fees, and other expenses are paid by the pension plan. We account for this plan under the immediate recognition method, under which actuarial gains and losses are recognized in operating results in the year in which the gains and losses occur rather than deferring them into other comprehensive loss and amortizing them over future periods. During 2016, 2015 and 2014, we recognized expense of $24.7 million, a benefit of $15.6 million and expense of $20.7 million, respectively.

As of December 31, 2016, total plan assets were $189.1 million with total projected benefit obligation totaling $256.3 million, resulting in a net pension liability of $67.2 million. Our estimated long term expected return on assets for this plan is 4.4%, with a 2.7% discount rate.

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Multiemployer Pension Plan

The Company contributes to a number of multiemployer defined benefit pension plans under the terms of collective-bargaining agreements that cover its union-represented employees. The risks of participating in these multiemployer plans are different from a single-employer plan in the following aspects:

a.	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.	If the Company chooses to stop participating in some of its multiemployer plans, the Company may be required to pay those plans an amount based on the underfunding of the plan, referred to as a “withdrawal liability.”

Multiemployer Pension Plan Participation

Pension Fund	EIN/Pension Plan Number	Pension Protection Act Zone Status (1)			FIP/RP Status Pending/ Implemented (2)	Contributions (In millions)			Surcharge Imposed	Expiration Date of Collective- Bargaining Agreement (6)
		2016	2015	2014		2016	2015	2014
Southern Nevada Culinary and Bartenders Pension Plan (5)	88-6016617/001	Green	Green	Green	No	$6.6	$6.4	$5.9	No	May 31, 2018
Pension Plan of the UNITE HERE National Retirement Fund (3)(5)	13-6130178/001	Red	Red	Red	Yes	7.0	7.3	8.9	No	Various up to February 29, 2020
Local 68 Engineers Union Pension Plan (4)(5)	51-0176618/001	Yellow	Green	Green	No	0.7	0.1	1.0	No	April 30, 2017
NJ Carpenters Pension Fund	22-6174423/001	Yellow	Yellow	Yellow	Yes	0.2	0.2	0.3	No	April 30, 2017
Painters IUPAT	52-6073909/001	Yellow	Yellow	Yellow	Yes	0.4	0.4	0.5	No	April 30, 2017
Other Funds						2.8	2.8	4.6

Total Contributions						$17.7	$17.2	$21.2

(1)	Represents the Pension Protection Act zone status for applicable plan year beginning January 1, except where noted otherwise. The zone status is based on information that we have received from the plan administrator and is certified by the plan’s actuary. Among other factors, plans in the red zone are generally less than 65% funded, plans in the yellow zone are between 65% and less than 80% funded, and plans in the green zone are at least 80% funded. All plans detailed in the table above utilized extended amortization provisions to calculate zone status.
(2)	Indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented.
(3)	In January 2015, the Pension Plan of the UNITE HERE National Retirement Fund voted to expel CEOC and its participating subsidiaries from the plan.
(4)	Plan years begin July 1.
(5)	Plan was listed in the pension plans’ Forms 5500 as providing more than 5% of the total contributions for the plan years ended 2015 and 2014. At the date the financial statements were issued, Forms 5500 were not available for the plan year ending in 2016.
(6)	The terms of the current agreement continue indefinitely until either party provides appropriate notice of intent to terminate the contract.

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Note 22 — Non-Consolidated Affiliates

Our non-consolidated affiliates are accounted for under the equity method.

(In millions)		As of December 31,
Investment	Ownership Interest	2016	2015
Baluma S.A. (1)	55%	$112.3	$110.4
CES (2)	69%	33.3	23.8

Total non-consolidated affiliates		$145.6	$134.2

(1)	On or subsequent to May 30, 2016, Enjoy has the right to acquire and we have the right to sell our remaining 55% interest in Baluma and our 4.5% equity stake in Enjoy. These rights expire on May 30, 2018 and can only be exercised in full.
(2)	CES manages certain enterprise assets and employs certain of the corresponding employees and other employees who currently provide services to CEOC, CERP and CGPH, their affiliates and their respective properties and systems under each property’s corresponding property management agreement (see Note 23). CEOC contributed $15.7 million and $23.3 million in 2016 and 2015, respectively, for the purchase of fixed assets. In 2016 and 2015, CEOC’s allocated portion of depreciation expense related to those assets was $6.2 million and $1.4 million, respectively.

In February 2015, we sold our 20% minority interest in Rock Ohio Caesars LLC, the entity that owns three Ohio casinos as discussed in Note 5. In May 2015, we wrote-off our investment in Louisiana Downs Hotel Partners LLC. See Note 13 for details on the write-offs associated with these transactions.

Note 23 — Caesars Enterprise Services, LLC

Formation of Caesars Enterprise Services, LLC

In 2014, CERP, CEOC and CGPH (collectively the “Members”) formed CES. CES provides certain corporate and administrative services for the Members’ casino properties. CES also manages certain assets for the casinos to which it provides services and the other assets it owns, licenses or controls, and employs certain of the employees who provide services with respect to these assets. Expenses incurred by CES are allocated to the casino properties directly or to the Members according to their allocation percentages, subject to annual review. Therefore, CES is a “pass-through” entity that serves as an agent on behalf of the Members at a cost-basis, and is contractually required to fully allocate its costs. CES is designed to have no operating cash flows of its own, and any net income or loss is generally immaterial and is typically subject to allocation to the Members in the subsequent period.

Omnibus License and Enterprise Services Agreement

In 2014, the Members entered into the Omnibus Agreement, pursuant to which, certain licenses were granted to the Members and certain of their affiliates in connection with CES’ establishment. CES was funded in 2014 through initial contributions by two of the Members, including cash contributions by CERP of $42.5 million and CGPH of $22.5 million. Certain executives and employees of the Members have been transitioned to CES and their services are available to the Members and certain of their affiliates as part of CES’ services under the Omnibus Agreement.

Under the Omnibus Agreement, CEOC, Caesars Licensing Company, LLC (“CLC”) and Caesars World, LLC (formerly Caesars World, Inc.) and certain of our subsidiaries that are the owners of our properties granted CES a

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non-exclusive, irrevocable, world-wide, royalty-free license in and to all intellectual property owned or used by such licensors, including all intellectual property (a) currently used, or contemplated to be used, in connection with the properties owned by the Members and their respective affiliates, including any and all intellectual property related to the Total Rewards program, and (b) necessary for the provision of services contemplated by the Omnibus Agreement and by the applicable management agreement for any such property (collectively, the “Enterprise Assets”). CERP also granted CES non-exclusive licenses to certain other intellectual property, including intellectual property that is specific to properties controlled by CERP or its subsidiaries.

CES granted to the properties owned or controlled by the Members and their respective affiliates non-exclusive licenses to the Enterprise Assets. CES granted to CEOC, CLC, Caesars World and the properties owned or controlled by the Members, including us, licenses to any intellectual property that CES develops or acquires in the future that is not derivative of the intellectual property licensed to it. CES also granted to CEOC, CLC and Caesars World a non-exclusive license to intellectual property specific to the properties controlled by CGPH, CERP and their subsidiaries for any uses consistent with the uses made by CEOC, CLC and Caesars World with respect to such intellectual property prior to the date of the Omnibus Agreement.

Operations

Prior to the fourth quarter of 2014, CEOC acted as the paying agent for CERP and CGPH. For shared costs, we included the total amount of the shared cost in our accounts payable with a due from affiliate from CERP and CGPH for their share. Beginning in the fourth quarter of 2014, CES acts as our paying agent for most direct accounts payable and shared costs. For direct accounts payable incurred by us, the related liability is included in our Balance Sheets as accounts payable until it is paid by CES on our behalf, at which time we immediately reimburse them. For shared costs, our liability is recorded on a net basis in due to affiliate and includes only our portion of the shared cost.

Note 24 — Related Party Transactions

During 2014, we provided services for CERP and CGP LLC, for which we were reimbursed. Beginning in fourth quarter of 2014, many of the services previously provided by CEOC were transferred to CES and are discussed below.

Property Transactions

CGP LLC Property Transaction

CEOC, CEC, CAC and CGP LLC previously entered into the CGP LLC Property Transaction. Pursuant to the terms of the definitive agreement governing the terms of the CGP LLC Property Transaction, CGP LLC paid up-front 50% of the ongoing management fees and any termination fees payable under property management agreements entered between us and the owners of each of the Properties. Under the terms of the agreements entered into in connection with the CGP LLC Property Transaction, we manage each property and receive 50% of the ongoing management fees during the term of the related property management agreement consisting of (i) a base management fee of 2% of monthly net operating revenues and (ii) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. In addition, each property licenses enterprise-wide intellectual property from Caesars Licensing Company, LLC.

In 2014, certain management agreements were assigned from CEOC to CES, including four of the property management agreements related to the CGP LLC Property Transaction and the Planet Hollywood Resort and Casino. CEOC continues to receive management fees for these properties. We maintained the management agreement for Horseshoe Baltimore and continue to manage that property for CGP LLC.

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The LINQ and Octavius Tower

In April 2011, Octavius Linq Holding Company, LLC, our indirect wholly owned subsidiary was formed to pursue the development of the Octavius Tower and The LINQ. Octavius Tower was sold to CERP in October 2013 and is now leased to Caesars Palace, our indirect wholly owned subsidiary. Our subsidiary leased the gaming space in The LINQ to The LINQ Hotel, which we sold to CGP LLC in May 2014. The lease payment under the Octavius Tower lease is $35.0 million annually through expiration in April 2026. The lease payment on The LINQ was $15.0 million annually through the date of the sale (see Note 5).

Allocation of Expenses

Our Financial Statements reflect an allocation of expenses incurred in connection with shared services agreements or directly billed expenses incurred by Caesars Entertainment and CES. Certain expenses described below are allocated to us and all of Caesars Entertainment’s operating subsidiaries based on a variety of allocation methods using factors relevant to the nature of such costs. From the formation of CES through June 30, 2015, expenses that were not allocated based upon the allocation methodologies mentioned above, were allocated by CES to CEOC, CERP and CGPH using allocation percentages that are reviewed on an annual basis.

Related Party Fees and Expenses

The following amounts are recorded with respect to the related-party transactions described in this section:

(In millions)		Years Ended December 31,
Transaction type	Recorded as:	2016	2015	2014
Expenses to affiliates	Contra expense or reimbursed management costs	$96.7	$117.1	$388.4
Allocation of expenses from CES	Expense accounts	344.9	323.4	84.3
Service provider fees	Reimbursed management costs	6.3	4.7	47.4
Management fees	Management fees	45.1	41.3	26.2
Interest expense	Interest expense	—	0.7	51.8
Insurance expense	Property, general, administrative, and other	22.7	31.5	54.7
Allocation of expenses from CERP & CGP	Expense accounts	0.7	0.5	1.7
Transactions with affiliates of Hamlet Holdings LLC	Expense accounts	2.3	2.4	7.8

Expenses to Affiliates

We have shared services agreements with CEC, CERP, and CIE, and a management services agreement with CGP LLC pursuant to which we and certain of our subsidiaries provide various services. These agreements, among other things:

•	determined that CEOC would provide certain services related to payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space and corporate and other centralized services;

•	allowed for the parties to participate in an integrated Total Rewards customer loyalty program;

•	allowed for the parties to participate in self-insurance programs;

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•	allowed for the parties to modify the terms and conditions of our performance of any of the services and to request additional services from time to time;

•	provided for payment by CIE of a service fee to us in exchange for the provision of services in an amount equal to the fully allocated cost of such services plus 10%; and

•	allowed for us to charge a 10% incremental mark-up fee for certain reimbursable expenses with CGP LLC.

Costs incurred by us for the benefit of CEC, CERP, CGP LLC, and CIE are recorded as a contra expense with an offsetting amount due from affiliate.

Service Provider Fee with CERP

The shared services agreement with CERP provides that CERP will pay for certain indirect corporate support costs. Pursuant to this agreement, we are authorized to charge CERP for an amount equal to 30% of unallocated corporate support costs, which are referred to as service provider fees.

Management Fees

We receive 50% of the ongoing management fee for the CGP LLC properties that are managed by us or CES. The remaining 50% of the management fees were paid in advance, and are being recognized into management fee revenue over the life of the agreements. With respect to the properties transferred in the CGP LLC Property Transaction and Horseshoe Baltimore, which opened in August 2014, management fees consist of a base management fee calculated as a percentage of monthly net operating revenues and an incentive management fee calculated as a percentage of EBITDA for each operating year. With respect to Planet Hollywood, management fees consist of a base management fee calculated as a percentage of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated as a percentage of EBITDA.

Interest Expense

Certain related parties own debt instruments issued by us. In addition, we had borrowings from our parent. See sections Notes Payable to Affiliates and Debt held by Related Parties below for discussions of interest expense and details regarding related party borrowings.

Insurance Expense

Affiliates of the Company manage our general liability, workers compensation and property insurance coverages. Accordingly, we pay insurance premiums to these affiliates. Insurance expense is included in property, general and administrative and other expense in our Statements of Operations (before charging CERP and CGP LLC). The payments to our affiliate are made on an installment basis; therefore, there are no outstanding payables or prepaid assets as of December 31, 2016 or 2015. These expenses are included in our overall insurance costs and are subject to allocation to our owned properties as well as the CERP and CGP LLC properties as discussed above in Expenses to Affiliates.

Allocation of Expenses from CERP and CGP

CGP and CERP allocated certain costs from shared services departments to various CEOC properties based upon usage. Beginning in October 2014, most of those shared service costs were allocated from CES to CEOC.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Transactions with Affiliates of Hamlet Holdings

As of December 31, 2016, Hamlet Holdings LLC (“Hamlet Holdings”), which members are individuals affiliated with Apollo and TPG, beneficially owns approximately 59.6% of CEC’s common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares.

We have entered into agreements with a number of companies that are portfolio companies of Apollo and TPG. The following are the Sponsor portfolio companies with which we have business relationships:

•	XOJet, Inc. — provides access to aircraft at contractually agreed upon hourly rates.

•	SunGard Availability Service LP — provides enterprise cloud services and solutions for managed information technology.

•	Sabre, Inc. — provides technology to assist our customers with booking hotel rooms.

•	Avaya Inc. — supplies technology products and services and related software licenses and support.

•	Norwegian Cruise Line Holdings Ltd. — a cruise ship operations company with which we have a marketing agreement pursuant to which, among other things, NCL pays Caesars Entertainment a percentage of its gaming revenue.

•	Classic Party Rentals — provides party rental supplies.

•	Creative Artists Agency LLC, — we have entered into multiple entertainment agreements in connection with artists’ performances at Caesars’ properties.

•	AP Gaming, Inc. — a public gaming machine company who provides gaming machines, system software, computer hardware, signage and other equipment mainly for our Native American gaming operators.

Amounts paid to the portfolio companies of Apollo and TPG are included in the table above and we believe such transactions are conducted at fair value.

Other Related Party Activities

World Series of Poker (“WSOP”) Trademarks

CIE, a majority-owned subsidiary of CGP LLC, owns the WSOP trademarks and associated rights. We have a perpetual royalty-free license to use the WSOP trademarks in connection with operating WSOP branded poker rooms and selling certain WSOP branded retail items.

Cross Marketing and Trademark License Agreement

We and CIE have a Cross Marketing and Trademark License Agreement in effect until December 31, 2026, unless terminated earlier pursuant to the agreement’s terms. The agreement grants CIE the exclusive right to use various brands of CEOC in connection with social and mobile games and online real money gaming in exchange for a 3% royalty. This agreement also provides for cross-marketing and promotional activities between us and CIE, including participation by CIE in CEC’s Total Rewards loyalty program. We also receive a revenue share from CIE for customer referrals. We recognized $6.2 million, $4.2 million and $2.0 million during the years ended December 31 2016, 2015 and 2014, respectively, pursuant to the terms of the Cross Marketing and Trademark License Agreement.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

LINQ Access and Parking Easement Lease Agreement

Under the LINQ Access and Parking Easement lease agreement, CEOC leases the parking lot behind The LINQ promenade and The LINQ Hotel to CERP and CGP. Together, CERP and CGP paid $1.8 million, and $2.8 million, during the years ended December 31, 2016 and 2015, respectively, subject to a 3% annual increase through expiration in April 2028.

Registration Rights Agreement

On August 6, 2014, CEOC entered into a Registration Rights and Cooperation Agreement (the “Registration Rights Agreement”), by and between CEOC and CAC. Pursuant to the Registration Rights Agreement, CEOC grants CAC registration rights to, and agrees to assist and cooperate with CAC in conducting a possible private placement of the 6.50% Senior Notes and the 5.75% Senior Notes received by CAC.

Pursuant to the Registration Rights Agreement, CEOC agreed to on or before October 31, 2014: (i) prepare a “shelf” registration statement (the “Shelf Registration Statement”); (ii) use commercially reasonable efforts to have the Shelf Registration Statement declared effective by the Securities Exchange Commission (the “SEC”); and (iii) use commercially reasonable efforts to maintain the effectiveness of the Shelf Registration Statement, as further specified in the Registration Rights Agreement.

CEOC determined that it was not commercially viable to prepare and have a Shelf Registration Statement effective by October 31, 2014. Because CEOC did not file or maintain the effectiveness of a filed Shelf Registration Statement, CAC can request that (i) CEOC register all or part of the Senior Notes under the Securities Act of 1933, as amended, and/or (ii) CEOC assist and cooperate in the conducting of a private placement of the Senior Notes received by CAC pursuant to the Notes Distribution, subject to certain black-out periods. As of the date of this filing, CAC has not requested any further actions from the Company in regards to the registering of the Senior Notes or assistance in conducting of a private placement of the Senior Notes.

Related Party Balances

Notes Payable to Affiliates

We had a credit facility with CEC pursuant to which CEC could have made one or more unsecured loans to us in a maximum principal amount not to exceed $1.0 billion outstanding at any time. No amounts were outstanding as of December 31, 2016 or 2015 under the credit facility agreement with CEC. Due to the Bankruptcy petitions filed January 15, 2015, the Company is in default on this credit facility and cannot borrow any additional funds under this facility (see Note 10).

Debt held by Related Parties

Certain related parties owned debt instruments issued by the Company consisting of 6.50% Senior Notes and 5.75% Senior Notes with an aggregate principal balance of $288.9 million as of December 31, 2016 and 2015. Interest expense of $0.7 million was incurred for the year ended December 31, 2015 related to these notes. There was no related interest expense incurred during the year ended December 31, 2016. Accrued interest payable associated with this debt was $3.6 million as of December 31, 2016 and 2015. This debt and related accrued interest due as of December 31, 2016 and 2015 are classified as liabilities subject to compromise on our Balance Sheet.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Due from/to Affiliates

Due from affiliates was $103.5 million and $14.8 million as of December 31, 2016 and 2015, respectively. Due from affiliates consists primarily of the following items as of December 31, 2016:

•	$43.9 million due from Horseshoe Baltimore — Amounts consist of management fees, including incentive fees paid on a quarterly basis, and reimbursable expenses incurred on behalf of Baltimore in the ordinary course of business. Horseshoe Baltimore remitted $38.8 million in January 2017.

•	$35.0 million due from CEC — An August 2014 Note Purchase and Support Agreement between CEOC and CEC stated that if there was not a comprehensive out of court restructuring of CEOC’s debt securities, or a prepackaged or prearranged in-court restructuring with requisite voting support from each of the first and second lien secured creditor classes within 18 months of the closing of the Note Transaction (or February 15, 2016), CEC is obligated to make a payment to CEOC of $35.0 million. Accordingly, CEOC requested payment of the $35.0 million from CEC on February 18, 2016. To date, CEOC has not received payment with respect to its request. CEOC expects to be paid in conjunction with its emergence from bankruptcy.

•	$15.8 million due from CEC related to our tax refund received by CEC in 2016.

•	$8.8 million due to us in exchange for services performed on behalf of related parties.

Due to affiliates consists of amounts due to CES in exchange for shared services performed and to Caesars Entertainment for payments made on behalf of us. Due to affiliates amounted to $63.2 million and $32.4 million as of December 31, 2016 and 2015, respectively.

Investment in Preferred Stock of Affiliate

The Company holds a $15.0 million investment in the 15.5% cumulative preferred stock of HIE Holdings, Inc., a wholly-owned subsidiary of CEC. This investment is accounted for as a cost method investment and is included in deferred charges and other assets. As of December 31, 2016 and 2015, estimated unpaid dividends owed to the Company from this preferred stock were $5.9 million and $3.3 million, respectively; however, the dividends have not been declared by HIE Holding, Inc. Such dividends will not be recorded on the Company’s books until collectability is established.

Note 25 — Debtors Financial Information

The financial information of the Debtors is presented as follows:

Basis of Presentation

Combined Condensed Debtors-in-Possession Financial Statements

The financial information contained within this note represents the combined condensed financial information for the Debtors only. CEOC’s non-Debtor subsidiaries are treated as non-consolidated subsidiaries in this combined condensed financial information and as such their net income is included as “Loss on interests in non-Debtor subsidiaries and non-consolidated affiliates” in the statements of operations and their net assets are included as “Investments in and advances to non-Debtor subsidiaries” in the balance sheets. In the event that the non-Debtor subsidiaries have negative net assets, their net investment is included as “Accumulated losses in excess of investment in non-Debtor subsidiaries” in the balance sheet.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Certain prior year amounts have been reclassified to conform to the current year’s presentation. For the period from January 15, 2015 to December 31, 2015, $50.1 million of corporate expense was reclassified to depreciation and amortization expense, and $14.5 million of food and beverage revenue was reclassified to other revenue within the combined condensed statement of operations.

Adoption of ASU No. 2016-18 resulted in an $10.8 million reduction in cash flows used in investing activities and a $18.0 million increase in cash flows used in operating activities related to discontinued operations for the period from January 15, 2015 to December 31, 2015.

Intercompany Transactions

Intercompany balances between Debtors totaling approximately $6.2 billion as of December 31, 2016 and $6.3 billion as of December 31, 2015 have been eliminated in the combined condensed financial information contained herein. Intercompany balances with the Debtors’ non-Debtor subsidiaries of $13.1 million as of December 31, 2016 and December 31, 2015 included in liabilities subject to compromise have not been eliminated.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

COMBINED CONDENSED DEBTOR-IN-POSSESSION BALANCE SHEET

	As of December 31,
(In millions)	2016	2015
Assets
Current assets
Cash and cash equivalents	$1,293.5	$1,029.4
Short-term investment	—	250.0
Restricted cash	11.0	0.1
Receivables, net	276.9	281.1
Prepayments and other current assets	43.0	50.0
Inventories	27.9	29.4
Due from non-Debtor subsidiaries and affiliates	307.8	209.0

Total current assets	1,960.1	1,849.0
Property and equipment, net of accumulated depreciation of $2,350.4 and $2,201.4, respectively	5,603.0	5,752.5
Goodwill	673.9	673.9
Intangible assets other than goodwill	2,310.2	2,338.7
Investments in and advances to non-Debtor subsidiaries	33.3	23.8
Restricted cash	19.2	19.0
Deferred charges and other	308.8	288.2
Note receivable from non-Debtor subsidiaries	765.5	800.5
Assets held for sale	—	6.1

Total assets	$11,674.0	$11,751.7

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$85.6	$108.8
Due to non-Debtor subsidiaries and affiliates	63.2	32.4
Accrued expenses	445.3	465.9
Interest payable	1.2	1.4
Current portion of long-term debt	1.3	1.2

Total current liabilities	596.6	609.7
Accumulated losses in excess of investment in non-Debtor subsidiaries	861.0	899.6
Long-term debt	43.2	44.5
Deferred income taxes	1,463.9	1,441.3
Deferred credits and other	430.7	437.0
Liabilities subject to compromise	18,484.4	18,882.4

Total liabilities	21,879.8	22,314.5

Stockholders’ deficit	(10,226.7)	(10,585.6)
Noncontrolling interests	20.9	22.8

Total stockholders’ deficit	(10,205.8)	(10,562.8)

Total liabilities and stockholders’ deficit	$11,674.0	$11,751.7

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

COMBINED CONDENSED DEBTOR-IN-POSSESSION STATEMENT OF OPERATIONS

(In millions)	Year Ended December 31, 2016	For the period from January 15, 2015 to December 31, 2015
Revenues
Casino	$2,831.3	$2,771.5
Food and beverage	676.3	639.7
Rooms	489.3	447.7
Management fees	178.4	87.0
Other	245.2	234.4
Reimbursed management costs	85.0	77.1
Less: casino promotional allowances	(517.6)	(487.5)

Net revenues	3,987.9	3,769.9

Operating expenses
Direct
Casino	1,564.4	1,566.5
Food and beverage	294.0	279.8
Rooms	98.8	95.0
Property, general, administrative, and other	730.7	692.5
Reimbursable management costs	85.0	77.1
Depreciation and amortization	356.1	312.2
Write-downs and reserves, net of recoveries	7.8	53.0
Impairment of intangible assets	—	130.4
Loss on interests in non-Debtor subsidiaries and non-consolidated affiliates	20.7	21.7
Corporate expense	68.8	60.3
Acquisition and integration costs	1.1	3.2
Amortization of intangible assets	28.5	36.1

Total operating expenses	3,255.9	3,327.8

Income from operations	732.0	442.1
Interest expense	(228.5)	(223.6)
Other income, including interest income	68.1	26.5
Reorganization items	(223.0)	(2,615.2)

Income/(loss) from continuing operations, before income taxes	348.6	(2,370.2)
Income tax (expense)/benefit	(9.3)	30.5

Net income/(loss) from continuing operations, net of income taxes	339.3	(2,339.7)
Loss from discontinued operations, net of income taxes	(3.2)	(9.3)

Net income/(loss)	336.1	(2,349.0)
Less: net income attributable to noncontrolling interests	(7.8)	(6.7)

Net income/(loss) attributable to Debtors	$328.3	$(2,355.7)

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

COMBINED CONDENSED DEBTOR-IN-POSSESSION STATEMENT OF CASH FLOWS

(In millions)	Year Ended December 31, 2016	For the period from January 15, 2015 to December 31, 2015
Cash flows provided by operating activities	$669.3	$697.3

Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(217.9)	(142.9)
Proceeds from settlement of corporate-owned life insurance policies	—	6.7
Proceeds from sale of assets	6.1	0.5
Proceeds from sale of short-term investment	250.0	—
Payments to acquire investment	—	(250.0)
Investments in/advances to non-consolidated affiliates and other	(15.7)	(21.4)
Other	1.4	4.5

Cash flows provided by/(used in) investing activities	23.9	(402.6)

Cash flows from financing activities
Debt repayments	(408.8)	(9.0)
Distributions to noncontrolling interest owners	(9.7)	(8.1)

Cash flows used in financing activities	(418.5)	(17.1)

Cash flows from discontinued operations
Cash flows from operating activities	0.3	(18.3)
Cash flows from investing activities	0.2	2.9
Cash flows from financing activities	—	—

Cash flows provided by discontinued operations	0.5	(15.4)

Net increase in cash and cash equivalents	275.2	262.2
Cash, cash equivalents, and restricted cash, beginning of period	1,048.5	786.3

Cash, cash equivalents, and restricted cash, end of period	$1,323.7	$1,048.5

CAESARS ENTERTAINMENT OPERATING COMPANY, INC. (“CEOC”)

(DEBTOR-IN-POSSESSION)

Unaudited Consolidated Condensed Financial Statements as of March 31, 2017 and December 31, 2016

and for the Three Months Ended March 31, 2017 and 2016

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED)

(In millions, except par value)	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$1,608.3	$1,528.1
Restricted cash	2.0	12.8
Receivables, net	281.9	305.9
Prepayments and other current assets	65.0	50.5
Inventories	29.8	30.4
Due from affiliates, net	84.2	103.5

Total current assets	2,071.2	2,031.2
Property and equipment, net	5,813.3	5,843.4
Goodwill	673.9	673.9
Intangible assets other than goodwill	2,314.4	2,319.9
Investments in and advances to non-consolidated affiliates	147.9	145.6
Restricted cash	20.0	19.7
Deferred charges and other	307.5	311.4

Total assets	$11,348.2	$11,345.1

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$110.4	$95.0
Due to affiliate	25.1	63.2
Accrued expenses	504.2	553.4
Interest payable	5.1	13.9
Current portion of long-term debt	1.4	1.5

Total current liabilities	646.2	727.0
Long-term debt	369.6	369.3
Deferred income taxes	1,479.3	1,468.5
Deferred credits and other	502.6	514.2
Liabilities subject to compromise	18,453.1	18,471.4

Total liabilities	21,450.8	21,550.4
Commitments and contingencies (Note 14)
Stockholders’ equity/(deficit)
Common stock: voting; $0.01 par value; 1.4 shares issued and outstanding	—	—
Additional paid-in capital	3,443.7	3,440.1
Accumulated deficit	(13,533.7)	(13,630.3)
Accumulated other comprehensive loss	(34.5)	(36.5)

Total CEOC stockholders’ deficit	(10,124.5)	(10,226.7)
Noncontrolling interests	21.9	21.4

Total stockholders’ deficit	(10,102.6)	(10,205.3)

Total liabilities and stockholders’ deficit	$11,348.2	$11,345.1

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31,
(In millions)	2017	2016
Revenues
Casino	$822.9	$842.3
Food and beverage	179.9	181.4
Rooms	123.7	115.9
Management fees	22.8	26.4
Other	65.3	63.4
Reimbursed management costs	38.5	70.0
Less: casino promotional allowances	(131.7)	(136.3)

Net revenues	1,121.4	1,163.1

Operating expenses
Direct
Casino	478.2	484.8
Food and beverage	77.8	75.8
Rooms	25.3	23.2
Property, general, administrative, and other	209.4	216.6
Reimbursable management costs	38.5	70.0
Depreciation and amortization	93.7	95.0
Write-downs, reserves, and project opening costs, net of recoveries	4.4	(2.8)
Gain on interests in non-consolidated affiliates	(4.6)	(6.1)
Corporate expense	16.3	13.2
Amortization of intangible assets	5.7	7.9

Total operating expenses	944.7	977.6

Income from operations	176.7	185.5
Interest expense and other (contractual interest was $421.1 for 2017 and $429.1 for 2016)	(64.1)	(65.3)
Other income, including interest income	8.0	37.0
Reorganization items	(7.9)	(69.3)

Income from continuing operations, before income taxes	112.7	87.9
Income tax provision	(13.9)	(5.3)

Income from continuing operations, net of income taxes	98.8	82.6
Loss from discontinued operations, net of income taxes	(0.1)	(2.1)

Net income	98.7	80.5
Less: net income attributable to noncontrolling interests	(2.1)	(2.6)

Net income attributable to CEOC	$96.6	$77.9

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME

(UNAUDITED)

	Three Months Ended March 31,
(In millions)	2017	2016
Net income	$98.7	$80.5
Other comprehensive income/(loss):
Benefit plan adjustments	(0.2)	(0.3)
Foreign currency translation adjustments	2.8	4.4
Change in fair market value of investment	(0.7)	2.7

Total other comprehensive income before income taxes	1.9	6.8
Income taxes related to items of other comprehensive income	0.1	0.3

Total other comprehensive income, net of income taxes	2.0	7.1

Total comprehensive income	100.7	87.6
Less: amounts attributable to non-controlling interests:
Net income	(2.1)	(2.6)

Comprehensive income attributable to CEOC	$98.6	$85.0

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(UNAUDITED)

	CEOC Stockholders
(In millions)	Common Stock	Additional Paid-in- Capital	Accumulated Income/ (Deficit)	Accumulated Other Comprehensive Income/(Loss)	Total CEOC Stockholders’ Equity/(Deficit)	Non- controlling Interests	Total Equity/(Deficit)
Balance as of January 1, 2016	$—	$3,425.1	$(13,958.6)	$(52.1)	$(10,585.6)	$23.6	$(10,562.0)
Net income	—	—	77.9	—	77.9	2.6	80.5
Other comprehensive income, net of tax	—	—	—	7.1	7.1	—	7.1
Distributions to noncontrolling interests	—	—	—	—	—	(2.1)	(2.1)
Other	—	3.8	—	—	3.8	—	3.8

Balance as of March 31, 2016	$—	$3,428.9	$(13,880.7)	$(45.0)	$(10,496.8)	$24.1	$(10,472.7)

Balance as of January 1, 2017	$—	$3,440.1	$(13,630.3)	$(36.5)	$(10,226.7)	$21.4	$(10,205.3)
Net income	—	—	96.6	—	96.6	2.1	98.7
Other comprehensive income, net of tax	—	—	—	2.0	2.0	—	2.0
Distributions to noncontrolling interests	—	—	—	—	—	(1.6)	(1.6)
Other	—	3.6	—	—	3.6	—	3.6

Balance as of March 31, 2017	$—	$3,443.7	$(13,533.7)	$(34.5)	$(10,124.5)	$21.9	$(10,102.6)

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
(In millions)	2017	2016
Cash flows provided by operating activities	$101.7	$157.3

Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(48.0)	(96.1)
Investments in/advances to non-consolidated affiliates and other	—	(4.2)
Proceeds from sale of assets	1.8	5.9
Earnest payment	14.7	—
Other	1.9	—

Cash flows used in investing activities	(29.6)	(94.4)

Cash flows from financing activities
Debt repayments	(1.0)	(1.1)
Distributions to noncontrolling interest owners	(1.3)	(2.1)

Cash flows used in financing activities	(2.3)	(3.2)

Cash flows from discontinued operations
Cash flows used in operating activities	(0.1)	(2.1)
Cash flows from investing activities	—	—
Cash flows from financing activities	—	—

Cash flows used in discontinued operations	(0.1)	(2.1)

Net increase in cash, cash equivalents, and restricted cash	69.7	57.6
Cash, cash equivalents, and restricted cash, beginning of period	1,560.6	1,259.4

Cash, cash equivalents, and restricted cash, end of period	$1,630.3	$1,317.0

Supplemental Cash Flow Information:
Cash paid for interest, including adequate protection payments	$69.5	$68.9
Cash paid for income taxes	0.6	0.5
Cash paid for reorganization items — operating activities	32.9	57.8
Non-cash investing and financing activities:
Change in accrued capital expenditures	11.6	(8.9)

See accompanying Notes to Consolidated Condensed Financial Statements.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

(UNAUDITED)

In these notes, the words “Company,” “CEOC,” “we,” “our,” and “us” refer to Caesars Entertainment Operating Company, Inc. and its consolidated subsidiaries, unless otherwise stated or the context requires otherwise.

In addition, “Caesars Entertainment,” refers to Caesars Entertainment Corporation, inclusive of its consolidated subsidiaries and variable interest entities. “CEC” refers to Caesars Entertainment Corporation, exclusive of its consolidated subsidiaries and variable interest entities.

We also refer to (i) our unaudited interim consolidated condensed financial statements as our “Financial Statements,” (ii) our Consolidated Condensed Statements of Operations as our “Statements of Operations,” (iii) our Consolidated Condensed Balance Sheets as our “Balance Sheets,” (iv) our Consolidated Condensed Statements of Stockholders’ Deficit as our “Statements of Stockholders’ Deficit,” and (v) our Consolidated Condensed Statements of Cash Flows as our “Statements of Cash Flows.”

Note 1 — Organization and Basis of Presentation

Overview

We provide casino entertainment services and own, operate or manage gaming and resort properties in 13 states in the United States and in five countries. As of March 31, 2017, we owned and operated or managed 36 casinos. Of these casinos, we owned and operated 19 casinos in the United States and nine internationally, most of which are located in the United Kingdom. We managed an additional eight casinos, one of which is owned by an affiliate, Caesars Growth Partners, LLC (“CGP LLC”). Casinos in the United States primarily consist of land-based and dockside casinos. All international casinos are land-based.

On January 15, 2015 (the “Petition Date”), CEOC and certain of its subsidiaries (the “Debtors”) voluntarily filed for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Northern District of Illinois (the “Bankruptcy Court”). As a result of this filing, CEOC operates as a debtor-in-possession under the Bankruptcy Code.

Organization

We are a majority owned subsidiary of CEC. As of March 31, 2017, CEC owns approximately 89% of CEOC’s stock. However, since CEOC is a debtor-in-possession, CEC no longer has control or influence over CEOC’s operations and thus our financial results are no longer included in Caesars Entertainment’s consolidated financial statements subsequent to the Petition Date.

Basis of Presentation and Use of Estimates

The accompanying Financial Statements of CEOC have been prepared under the rules and regulations of the Securities and Exchange Commission applicable for interim periods, and therefore, do not include all information and footnotes necessary for complete financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”). The results for the interim periods reflect all adjustments (consisting of normal recurring adjustments) that management considers necessary for a fair presentation of financial position, results of operations, and cash flows. The results of operations for our interim periods are not necessarily indicative of the results of operations that may be achieved for the entire 2017 fiscal year.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The Financial Statements reflect the application of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 852, Reorganizations. This guidance requires that transactions and events directly associated with a reorganization be distinguished from the ongoing operations of the business. In addition, the guidance provides for changes in the accounting and presentation of liabilities. The filing of the Chapter 11 cases constituted an event of default under our pre-petition debt obligations, and those debt obligations became automatically and immediately due and payable. As a result, certain of our outstanding debt was classified as a current liability as of December 31, 2014. On the Petition Date, this debt and other pre-petition obligations were reclassified to liabilities subject to compromise as presented in the accompanying Balance Sheets.

The Company’s Financial Statements include allocations of certain general corporate expenses among affiliated entities. Such allocated expenses may not reflect the expense we would have incurred if we had operated as a stand-alone company nor are they necessarily indicative of our future costs. Management believes the assumptions and methodologies used in the allocation of these expenses are reasonable.

Each of our properties represents an operating segment and we aggregate all such properties into one reportable segment.

Certain prior year amounts have been reclassified to conform to the current year’s presentation. For the three months ended March 31, 2016, $14.7 million of depreciation expense previously reported as corporate expense was reclassified to depreciation and amortization expense and $4.4 million of food and beverage revenue was reclassified to other revenue within our Statements of Operations.

We adopted ASU No. 2016-18, Statement of Cash Flows: Restricted Cash, during the fourth quarter of 2016, and retrospectively applied the amendments. Prior to adopting ASU No. 2016-18, our Statements of Cash Flows reported changes in restricted cash as investing activities and excluded restricted cash from the beginning and ending balances of cash and cash equivalents. The effect on prior periods of adopting the new guidance includes: (i) increases in cash, cash equivalents, and restricted cash balances to $1,317.0 million as of March 31, 2016 and $1,259.4 million as of December 31, 2015; and (ii) a decrease of $2.2 million in cash flows used in investing activities for the three months ended March 31, 2016.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported on the Balance Sheets that sum to amounts reported on the consolidated condensed statements of cash flows.

(In millions)	March 31, 2017	December 31, 2016
Cash and cash equivalents	$1,608.3	$1,528.1
Restricted cash, current portion	2.0	12.8
Restricted cash, non-current portion	20.0	19.7

Total cash, cash equivalents, and restricted cash	$1,630.3	$1,560.6

Principles of Consolidation

We consolidate all of our 100% owned subsidiaries, partially-owned subsidiaries that we control and any variable interest entities (“VIEs”) for which we are the primary beneficiary. Control generally equates to ownership percentage, whereby (1) affiliates that are more than 50% owned are consolidated; (2) investments in affiliates of

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

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50% or less but greater than 20% are generally accounted for using the equity method; and (3) investments in affiliates of 20% or less are generally accounted for using the cost method. We analyzed our VIEs to determine if we are the primary beneficiary using both quantitative and qualitative factors. Qualitative analysis considers the design of the entity, its organizational structure including decision-making ability, and financial agreements. We hold variable interests in VIEs that are not consolidated because we are not the primary beneficiary. We continually monitor unconsolidated VIEs to determine if any events have occurred that could cause the primary beneficiary to change. A change in determination could have a material impact on our Financial Statements.

We continue to consolidate our subsidiaries that have filed for Chapter 11 Bankruptcy (debtor subsidiaries) as they all filed for Chapter 11 concurrently and in the same jurisdiction as CEOC.

All intercompany accounts and transactions have been eliminated in consolidation.

Going Concern

Our Financial Statements have been prepared on a going concern basis, which assumes continuity of operations and realization of assets and liabilities in the ordinary course of business. The following information reflects the results of management’s assessment of CEOC’s ability to continue as a going concern.

Although the plan of reorganization was confirmed by order of the Bankruptcy Court on January 17, 2017, several issues must be resolved before the Company successfully emerges from bankruptcy. The Company’s ability to continue as a going concern continues to be dependent upon its ability to restructure its indebtedness and emerge from bankruptcy and a favorable resolution to the continued ability to use cash collateral (see Note 2). These uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. The Financial Statements do not include any adjustments that might result from the outcome of uncertainties, including the possibility that the Company loses some or substantially all of its assets to foreclosure as a result of these uncertainties.

We do not anticipate the need for any significant debtor-in-possession financing over the next twelve months.

Subsequent Events

The Company completed its subsequent events review through May 4, 2017, the date on which the Financial Statements were available to be issued, and noted no items requiring disclosure.

Note 2 — Bankruptcy Proceedings

Background

On the Petition Date, the Debtors voluntarily filed for reorganization under Chapter 11 of the Bankruptcy Code. We continue to operate our business in the ordinary course as debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. CEC and its non-CEOC subsidiaries, CERP and CGP LLC, are separate affiliated entities with independent capital structures and did not file for bankruptcy relief.

Operations and Implications of Bankruptcy Filing

Creditors are generally stayed from taking any action against the Debtors as a result of the defaults that occurred due to the bankruptcy filing. Absent an order of the Bankruptcy Court or other limited exceptions, all of the Debtors’ pre-petition liabilities are subject to discharge under the Bankruptcy Code.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

The Bankruptcy Court has granted final orders permitting the Debtors to continue to use their cash management system and existing bank accounts and complete intercompany transactions consistent with historical practice. The orders allow the Debtors to continue to pay obligations necessary to stabilize their operations, such as customer loyalty programs, employee wages, salaries and benefits, certain taxes and fees, customer obligations, obligations to logistics providers, and payments to vendors and other providers in the ordinary course. Under the authorization of the Bankruptcy Court, the final orders permit the Debtors to continue the reimbursement of expenses to CES for services provided under the terms of the Omnibus License and Enterprise Services Agreement (as amended on January 14, 2015, the “Omnibus Agreement”) between us, CERP, and CGPH. Our cash, to the extent it constitutes cash collateral, is also subject to the final order of the Bankruptcy Court that permits the Debtors to use cash collateral subject to certain terms and conditions (the “Cash Collateral Order”), including adhering to certain Chapter 11 case milestones, providing various reporting to their pre-petition secured creditors, spending consistent with a budget governing the use of cash collateral, and providing various forms of adequate protection to their pre-petition secured creditors. The Debtors did not meet a milestone in February 2016. Failure to meet this milestone is an event of default under the Cash Collateral Order that permits the holders of claims under our Credit Facilities (the “First Lien Bank Claims”) to deliver a written notice of their intention to terminate the Debtors’ ability to use cash collateral. Holders of First Lien Bank Claims have not delivered a written notice of their intent to terminate the Debtors’ ability to use cash collateral. If the Debtors are restricted from using cash collateral for any reason, such restrictions could have a material adverse effect on our ability to continue to operate the business.

As decreed in the Final Order Granting Adequate Protection issued by the Bankruptcy Court on the Petition Date, the Company is authorized and directed to pay monthly adequate protection payments at a rate equal to 1.5% per annum of the aggregate amount of all pre-petition first lien obligations outstanding on January 14, 2015. These obligations include the term loans and letters of credit financing under the Credit Facilities and the first lien notes. Adequate protection payments are included in interest expense in our Statements of Operations and are listed in the table below:

Interest paid

	Three Months Ended March 31,
(In millions)	2017	2016
Interest paid (1)	$69.5	$68.9

Including:
Adequate protection payments	$45.9	$45.4

(1)	Includes interest paid on Chester Downs Senior Secured Notes, which were issued by a non-Debtor subsidiary of CEOC. These notes are not in default and were classified as debt as of March 31, 2017 and December 31, 2016.

Plan of Reorganization

In early October 2016, CEOC negotiated the terms of a revised plan of reorganization and definitive restructuring support agreements with several of its major creditors. In connection therewith, CEOC entered into or amended, as applicable, restructuring support agreements with holders of First Lien Bank Claims, holders of first lien notes, holders of second lien notes and holders of subsidiary guaranteed notes. Thereafter, a substantial majority of classes voted in favor of the plan of reorganization at each Debtor entity. The plan of reorganization was confirmed by order of the Bankruptcy Court on January 17, 2017.

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

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The plan of reorganization contemplates CEOC’s reorganization as an operating company (“OpCo”) and a property company (“PropCo”), with a real estate investment trust directly or indirectly owning and controlling PropCo. As currently contemplated, there will be leases under which PropCo will lease properties to OpCo for the Caesars Palace Las Vegas (“CPLV”) property and for certain properties currently owned by CEOC other than CPLV. A subsidiary of CEC will manage the properties and CEC will guarantee OpCo’s payment under the leases. Upon emergence from reorganization, the equity of the real estate investment trust will be held by certain creditors of the Debtors.

Even though the plan of reorganization was approved by the Bankruptcy Court, the plan of reorganization and the Debtors’ emergence from bankruptcy is still subject to numerous conditions and third party approvals. There can be no assurance that the restructuring of Debtors will be completed on the schedule contemplated in the plan of reorganization.

Note 3 — Recently Issued Accounting Pronouncements

The FASB issued the following authoritative guidance amending the FASB Accounting Standards Codification.

Intangibles — Goodwill and Other — January 2017: Amendments in this update intend to simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of goodwill. Under the amended guidance, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The elimination of Step 2 from the goodwill impairment test should reduce the cost and complexity of evaluating goodwill for impairment. Amendments should be applied on a prospective basis disclosing the nature of and reason for the change in accounting principle upon transition. Disclosure should be provided in the first annual period and in the interim period in which the entity initially adopts the amendments. Updated amendments are effective for fiscal years beginning after December 15, 2019, and interim period within those fiscal years. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We currently plan to implement the updated guidance when we perform our annual goodwill impairment assessment as of October 1, or earlier, if impairment indicators exist.

Business Combinations — January 2017: Updated amendments intend to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisition (or disposals) of assets or businesses. Amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business and to provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The amendments are effective to annual periods beginning after December 15, 2017, including interim periods within those periods. Early adoption is allowed as follows: (1) Transactions for which acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and (2) transactions in which a subsidiary is deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. We are currently assessing the effect the adoption of this standard will have on our Financial Statements.

Statement of Cash Flows — August 2016: Amended guidance addresses eight specific cash flow issues with the objective of reducing diversity in how certain cash receipts and cash payments are presented and classified in the

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

statement of cash flows. The amendments should be applied retrospectively to each period presented. The amendments are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our Financial Statements.

Income Taxes — October 2016: Amended guidance addresses intra-entity transfers of assets other than inventory, which requires the recognition of any related income tax consequences when such transfers occur. The amendments should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. Amendments are effective for fiscal years beginning after December 15, 2017, and interim reporting periods within those years. Early adoption is permitted. We are currently assessing the impact the adoption of this standard will have on our Financial Statements.

Revenue Recognition — May 2014 (amended January 2017): Created a new Topic 606, Revenue from Contracts with Customers. The new guidance is intended to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP applicable to revenue transactions. Existing industry guidance will be eliminated, including revenue recognition guidance specific to the gaming industry. The FASB has recently issued several amendments to the standard, including clarification on accounting for and identifying performance obligations. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those reporting periods. The guidance should be applied using the full retrospective method or retrospectively with the cumulative effect initially applying the guidance recognized at the date of initial application. We anticipate adopting this standard effective January 1, 2018. We are currently in the process of our analysis and anticipate this standard will have a material effect on our Financial Statements. As described below, we expect the most significant effect will be related to the accounting for the Total Rewards customer loyalty program and casino promotional allowances. However, the quantitative effects of these changes have not yet been determined and are still being analyzed. We are currently assessing the full effect the adoption of this standard will have on our Financial Statements.

The Total Rewards customer loyalty program effects revenues from our four core businesses: casino entertainment, food and beverage, rooms and hotel, and entertainment and other business operations. Currently, CEOC estimates the cost of fulfilling the redemption of Reward Credits, after consideration of estimated forfeitures (referred to as “breakage”), based upon the cost of historical redemptions. Upon adoption of the new guidance, Reward Credits will no longer be recorded at cost, and a deferred revenue model will be used to account for the classification and timing of revenue recognized as well as the classification of related expenses when Reward Credits are redeemed.

Additionally, we expect to see a significant decrease in gaming revenues. The presentation of goods and services provided to customers without charge in gross revenue with a corresponding reduction in promotional allowances will no longer be reported. Revenue will be recognized based on relative standalone selling prices for transactions with more than one performance obligation.

Recognition and Measurement of Financial Instruments — January 2016: Amended certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. Among other things, they require equity investments (except those accounted for under the equity method of accounting or those that result in consolidation) to be measured at fair value with any changes in fair value recognized in net income and simplify the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment. The new guidance is effective for fiscal years, and interim periods

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

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(UNAUDITED)

within those fiscal years, beginning after December 15, 2017. Early adoption is permitted on certain provisions. We are currently assessing the effect the adoption of this standard will have on our Financial Statements, but do not expect the effect to be material.

Leases — February 2016 (amended January 2017): The amended guidance requires most lease obligations to be recognized as a right-of-use (“ROU”) asset with a corresponding liability on the balance sheet. The guidance also requires additional qualitative and quantitative disclosures to assess the amount, timing, and uncertainty of cash flows arising from leases. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The guidance should be implemented for the earliest period presented using a modified retrospective approach, which includes optional practical expedients primarily focused on leases that commenced before the effective date, including continuing to account for leases that commenced before the effective date in accordance with previous guidance, unless the lease is modified.

Currently, our capital leases have been transferred to liabilities subject to compromise or are set to expire before the initial effective date and will not require any accounting adjustments. Accounting for our operating leases where we are the lessor will remain unchanged. Operating leases will be recorded on the balance sheet as an ROU asset with a corresponding lease liability, which will be amortized using the effective interest rate method as payments are made. The ROU asset will be depreciated on a straight-line basis and recognized as lease expense. The qualitative and quantitative effects of adoption are still being analyzed. We are in the process of evaluating the full effect the new guidance will have on our Financial Statements.

Financial Instruments-Credit Losses — June 2016 (amended January 2017): Amended guidance replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of broader range of reasonable and supportable information to inform credit loss estimates. Amendments affect entities holding financial assets and net investment in leases that are not accounted for at fair value through net income. The amendments affect loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. Amendments are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently assessing the effect the adoption of this standard will have on our Financial Statements.

Note 4 — Dispositions, Divestitures, and Other Property Matters

Dispositions and Divestitures

Rock Ohio Ventures

In February 2015, we sold our 20% minority interest in Rock Ohio Caesars LLC, the entity that owns three Ohio casinos to Rock Ohio Ventures and recognized a $22.8 million loss on the sale. In November 2015, Rock Ohio Ventures notified us of their intent to terminate the property management agreements and management services ceased during the first half of 2016. In December 2016, Rock Ohio Ventures paid us a termination fee of $83.5 million pursuant to the management agreements.

Conrad Punta del Este Resort and Casino

In May 2013, we formed a strategic relationship with Enjoy S.A. (“Enjoy”) in Latin America. Enjoy acquired 45% of Baluma S.A. (“Baluma”), our subsidiary that owns and operates the Conrad Punta del Este Resort and

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Casino in Uruguay, in exchange for $50.4 million in cash, deferred purchase consideration of $31.9 million (paid by Enjoy in October 2014), and a 4.5% equity stake in Enjoy. On and subsequent to May 30, 2016, Enjoy had the option to acquire and we had the option to sell our remaining 55% interest in Baluma and our 4.5% equity stake in Enjoy.

On January 30, 2017, we entered into an option modification agreement with Enjoy revising certain terms and conditions of the original share purchase agreement including: (i) a modified exercise period; (ii) a call option price of $187.8 million; (iii) recurring non-refundable fees to be paid by Enjoy, of which the Company received $5.8 million through March 31, 2017; and (iv) a $29.4 million earnest payment with 50% due on February 9, 2017 and 50% due upon the transfer of interest. In February 2017, the Company received $14.7 million which was recorded as an advance deposit within accrued expenses on our Balance Sheet.

On March 30, 2017, we entered into an amended and restated option modification agreement (the “Amended and Restated Agreement”) to (i) extend the exercise period to September 28, 2017 for both the call option and the automatic put option; (ii) reduce the call option price by $14.7 million, the amount of the advance deposit received, to $173.1 million due upon the transfer of interest; and (iii) extend the monthly non-refundable fee payments through September 28, 2017. During April 2017, the Company received $2.1 million of non-refundable fees pursuant to the Amended and Restated Agreement.

Loss from discontinued operations, net of income taxes

For all periods presented, loss from discontinued operations within our Statements of Operations includes the results of Showboat Atlantic City, which was permanently closed effective August 2014; Harrah’s Tunica, which was permanently closed effective June 2014; and Golden Nugget Casino in London, which was permanently closed in February 2014.

Operating Results of Properties Classified as Discontinued Operations

	Three Months Ended March 31,
(In millions)	2017	2016
Pre-tax income/(loss) from operations
Showboat Atlantic City	$0.2	$0.2
Harrah’s Tunica	0.1	(1.9)
Golden Nugget	(0.2)	(0.2)
Alea Leeds	(0.2)	(0.2)

Total pre-tax loss from discontinued operations	$(0.1)	$(2.1)

Income/(loss), net of income taxes
Showboat Atlantic City	$0.2	$0.2
Harrah’s Tunica	0.1	(1.9)
Golden Nugget	(0.2)	(0.2)
Alea Leeds	(0.2)	(0.2)

Total loss from discontinued operations, net of income taxes	$(0.1)	$(2.1)

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Summary of Exit Cost Activity

(In millions)	Showboat Atlantic City (1)(2)	Harrah’s Tunica (1)(2)	Golden Nugget (1)	Alea Leeds (1)	Horseshoe Council Bluffs (3)	Harrah’s Gulf Coast (4)
Balance as of January 1, 2016	$16.0	$3.6	$8.7	$9.7	$47.2	$28.4
Payments	—	—	(0.4)	(0.4)	(9.3)	(0.8)
Additional accruals or accretions	—	—	0.2	0.3	1.5	0.8
Translation adjustments	—	—	(0.2)	(0.3)	—	—

Balance as of March 31, 2016	$16.0	$3.6	$8.3	$9.3	$39.4	$28.4

Balance as of January 1, 2017	$17.1	$3.6	$6.5	$7.9	$42.9	$28.5
Payments	—	—	(0.5)	(0.3)	(9.3)	(0.8)
Additional accruals or accretions	—	—	0.2	0.2	1.0	0.8
Translation adjustments	—	—	0.1	0.1	—	—

Balance as of March 31, 2017	$17.1	$3.6	$6.3	$7.9	$34.6	$28.5

(1)	Amounts represent non-cancellable contract costs, severance and other exit costs related to the permanent closure of properties.
(2)	Exit cost accrual is included in liabilities subject to compromise in the accompanying Balance Sheets.
(3)	As a result of legislation passed in May 2014 in the State of Iowa, we ceased our greyhound racing activities effective December 31, 2015. The legislation requires that we pay a total of $65.0 million to the Iowa greyhound pari-mutuel racing fund over a seven-year period beginning in January 2016.
(4)	In 2012, we abandoned a construction project near the Mississippi Gulf Coast and recorded a $20.2 million exit cost accrual related to future obligations under land lease agreements. As of March 31, 2017 and December 31, 2016, $4.6 million of the exit cost accrual is included in liabilities subject to compromise in the accompanying Balance Sheets.

Note 5 — Property and Equipment, Net

(In millions)	March 31, 2017	December 31, 2016
Land and land improvements	$2,657.1	$2,645.3
Buildings, riverboats, and improvements	3,847.7	3,835.7
Furniture, fixtures, and equipment	1,865.3	1,882.2
Construction in progress	72.7	71.4

Total property and equipment	8,442.8	8,434.6
Less: accumulated depreciation	(2,629.5)	(2,591.2)

Total property and equipment, net	$5,813.3	$5,843.4

Depreciation expense is included in depreciation and amortization expense within our Statements of Operations and was as follows:

	Three Months Ended March 31,
(In millions)	2017	2016 (1)
Depreciation expense (2)	$90.2	$92.8

(1)	Amount includes $14.7 million of depreciation expense previously recognized as corporate expense (see Note 1).

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

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(2)	During the three months ended March 31, 2017 and 2016, $10.3 million and $14.2 million, respectively, of accelerated depreciation was recognized related to certain assets due to their removal and replacement in connection with property renovations.

Note 6 — Goodwill and Other Intangible Assets

Changes in Carrying Value of Goodwill and Other Intangible Assets

	Amortizing Intangible Assets	Non-Amortizing Intangible Assets
(In millions)		Goodwill	Other
Balance as of January 1, 2017	$86.3	$673.9	$2,233.6
Amortization expense	(5.7)	—	—
Other	—	—	0.2

Balance as of March 31, 2017	$80.6	$673.9	$2,233.8

Gross Carrying Value and Accumulated Amortization of Intangible Assets Other Than Goodwill

	March 31, 2017				December 31, 2016
(Dollars in millions)	Weighted Average Remaining Useful Life (in years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizing intangible assets
Customer relationships	3.9	$372.0	$(292.2)	$79.8	$372.0	$(286.5)	$85.5
Contract rights	15.3	80.2	(79.6)	0.6	80.2	(79.6)	0.6
Developed technology	10.5	69.8	(69.6)	0.2	69.8	(69.6)	0.2
Trademarks	—	3.8	(3.8)	—	3.8	(3.8)	—

		$525.8	$(445.2)	80.6	$525.8	$(439.5)	86.3

Non-amortizing intangible assets
Gaming rights				910.0			909.8
Trademarks				1,323.8			1,323.8

Total intangible assets other than goodwill				$2,314.4			$2,319.9

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

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Note 7 — Detail of Accrued Expenses and Other Current Liabilities

(In millions)	March 31, 2017	December 31, 2016
Accrued taxes	$102.8	$99.7
Payroll and other compensation	67.5	95.3
Advance deposits	74.8	78.2
Accrued legal fees	27.9	34.7
Total Rewards liability	36.5	36.1
Total Rewards VISA liability	26.6	26.6
Self-insurance claims and other employee benefit liabilities	13.8	28.4
Outstanding chip and token liability	16.8	19.9
Other accruals	137.5	134.5

Total accrued expenses	$504.2	$553.4

Note 8 — Liabilities Subject to Compromise

On March 25, 2015, the Bankruptcy Court entered an order establishing May 26, 2015 as the bar date for potential general creditors to file proofs of claims and established the required procedures with respect to filing such claims. A bar date is the deadline by which creditors must file a proof of claim against the Debtors for the claim to be allowed. In addition, a bar date of July 14, 2015 was established as a deadline for claims from governmental units.

As of March 31, 2017, the Debtors had received approximately 5,800 proofs of claim, a portion of which assert, in part or in whole, unliquidated claims. In the aggregate, total asserted liquidated proofs of claim for approximately $29.4 billion have been filed against the Debtors. Based on reasonable current estimates, the Company expects to ask the Bankruptcy Court to disallow approximately 1,800 claims representing approximately $8.4 billion of such claims. These claims are classified by the Debtors as amended and replaced, duplicate, redundant or non-Debtor claims. New and amended claims may be filed in the future, including claims amended to assign values to claims originally filed with no designated value.

The Company continues the process of reconciling such claims to the amounts listed by the Debtors in their schedules of assets and liabilities, as amended. Differences in liability amounts estimated by the Company and claims filed by creditors continue to be investigated and resolved, including through the filing of objections with the Bankruptcy Court, where appropriate. The Company may ask the Bankruptcy Court to disallow claims that the Company believes are duplicative, have been later amended or superseded, are without merit, are overstated or should be disallowed for other reasons. Claims that remain unresolved have been estimated based upon management’s best estimate of the likely claim amounts that the Bankruptcy Court will ultimately allow.

The amounts recorded in liabilities subject to compromise require the use of estimates and assumptions that affect the reported amounts.

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Liabilities Subject to Compromise

(In millions)	March 31, 2017	December 31, 2016
Debt	$17,581.0	$17,582.0
Accrued interest	543.2	543.2
Certain retirement plans	129.5	124.6
Contract rejection and exit costs	56.5	77.0
Accrued liabilities	71.9	74.9
Accounts payable	41.4	40.1
Due to affiliates	29.6	29.6

Liabilities subject to compromise	$18,453.1	$18,471.4

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 9 — Debt

On the Petition Date, the Debtors filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The filing of the Chapter 11 cases constituted an immediate event of default under our pre-petition debt obligations, and those debt obligations became automatically and immediately due and payable. On the Petition Date, most of the Debtors’ pre-petition obligations and debt were reclassified to liabilities subject to compromise as reflected on our Balance Sheets as of March 31, 2017 and December 31, 2016. Pre-petition debt held by non-Debtor subsidiaries of the Company continues to be classified as debt.

(Dollars in millions)		March 31, 2017			December 31, 2016
Debt Held by Debtor Entities	Contractual Maturity (1)	Rate(s)	Face Value	Book Value	Book Value
Credit Facilities
Extended Revolver	2017	9.50%	$12.6	$12.6	$12.6
Term Loan B4	2016	10.50%	355.6	355.6	355.6
Term Loan B5	2017	6.48%	885.1	885.1	885.1
Term Loan B6	2017	7.48%	2,170.0	2,170.0	2,170.0
Term Loan B7	2017	9.75%	1,643.7	1,643.7	1,643.7
Secured Debt
Senior Secured Notes	2017	11.25%	2,060.8	2,060.8	2,060.8
Senior Secured Notes	2020	8.50%	1,229.6	1,229.6	1,229.6
Senior Secured Notes	2020	9.00%	2,951.0	2,951.0	2,951.0
Second-Priority Senior Secured Notes	2018	12.75%	750.0	750.0	750.0
Second-Priority Senior Secured Notes	2018	10.00%	4,484.6	4,484.6	4,484.6
Second-Priority Senior Secured Notes	2015	10.00%	3.7	3.7	3.7
Capitalized Lease Obligations	to 2017	various	—	—	1.0
Subsidiary-Guaranteed Debt (2)
Senior Notes	2016	10.75%	478.6	478.6	478.6
Unsecured Senior Debt
6.500%	2016	6.50%	296.7	296.7	296.7
5.750%	2017	5.75%	233.3	233.3	233.3
Other Unsecured Borrowings
Special Improvement District Bonds	2037	5.30%	44.5	44.5	44.5
Other	2016 - 2021	various	25.7	25.7	25.7

			17,625.5	17,625.5	17,626.5
Less: Items included as liabilities subject to compromise (3)			(17,581.0)	(17,581.0)	(17,582.0)

Total Debt			44.5	44.5	44.5
Current portion of long-term debt			(1.3)	(1.3)	(1.3)

Long-term debt			$43.2	$43.2	$43.2

Debt Held by Non-Debtor Entities (4)
Secured Debt
Chester Downs Senior Secured Notes	2020	9.25%	$330.0	$326.4	$326.1
Other Unsecured Borrowings
Other	2016 - 2021	various	0.1	0.1	0.2

Total Debt			330.1	326.5	326.3
Current portion of long-term debt			(0.1)	(0.1)	(0.2)

Long-term debt			$330.0	$326.4	$326.1

Unamortized deferred finance charges (5)				$3.6	$3.9

Fair value measurements (6)
Fair value of debt				$383.5	$364.0
Fair value of debt within liabilities subject to compromise				$18,043.7	$16,638.7

(1)	Represents contractual maturity date from agreements with debt holders prior to filing Chapter 11.
(2)	Guaranteed by certain wholly owned subsidiaries of CEOC.

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(UNAUDITED)

(3)	Liabilities included in Chapter 11 proceedings and subject to compromise.
(4)	Debt not included in Chapter 11 proceedings.
(5)	Represents unamortized deferred finance charges for Chester Downs Senior Secured Notes. As of March 31, 2017 and December 31, 2016, there were no unamortized debt discounts related to each period’s book values of debt.
(6)	We estimated the fair value of debt based on borrowing rates available as of March 31, 2017 for debt with similar terms and maturities, and based on market quotes of our publicly traded debt. We classify the fair value of debt within level 2 in the fair value hierarchy.

On the Petition Date, all unamortized debt discounts or premiums and deferred finance charges associated with all debt held by the Debtors were written off and included in reorganization items in the Income Statement. The total adjustment was $2,342.1 million, consisting of deferred finance charges of $163.6 million and unamortized discounts/premiums of $2,178.5 million. As a result, the only remaining difference between book and face value of debt is the unamortized deferred finance charges of $3.6 million pertaining to debt owed by non-debtors.

The following table summarizes the contractual maturities of the face value of our long-term debt as of March 31, 2017.

(In millions)	Remaining 2017	2018	2019	2020	2021	Thereafter	Total
Long-term debt	$1.4	$1.3	$1.4	$331.5	$1.5	$37.5	$374.6

CEC Credit Facility

We have a credit facility with CEC pursuant to which CEC could make one or more unsecured loans to us in a maximum principal amount not to exceed $1.0 billion outstanding at any time. Following filing of the Chapter 11 proceedings, the Company is unable to borrow funds under this credit facility. There were no amounts outstanding under the facility as of March 31, 2017 and December 31, 2016.

Credit Facilities

In connection with the acquisition of our Company by affiliates of Apollo Global Management, LLC (together with such affiliates, “Apollo”) and affiliates of TPG Capital, LP (together with such affiliates, “TPG”) in January 2008, we entered into the Credit Facilities, which have been amended multiple times, with the most recent amendment being July 25, 2014.

As a result of the Chapter 11 Bankruptcy filing on the Petition Date, we have ceased the payment of all commitment fees and scheduled principal and interest payments and are in default under the Credit Facilities. We have not maintained compliance with restrictive or financial covenants, including calculation and reporting of the Senior Secured Leverage Ratio. As previously disclosed, all amounts owed under the Credit Facilities are classified as liabilities subject to compromise as of March 31, 2017 and December 31, 2016.

The Credit Facilities are secured by a pledge of our capital stock and by substantially all of our existing and future property and assets and our material, wholly-owned domestic subsidiaries, including a pledge of the capital stock of our material, wholly- owned domestic subsidiaries and 65.0% of the voting stock and 100.0% of the nonvoting stock of the first-tier foreign subsidiaries, in each case subject to exceptions.

Note 10 — Stockholders’ Deficit

Common Stock

As discussed in Note 2, the Company has been operating as debtor-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with provisions of the Bankruptcy Code. As a result of the Chapter 11

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proceedings, all existing equity interests in the Company are expected to be canceled or extinguished, provided that for purposes of effectuating the restructuring, equity interests in the Company that are held by CEC may be reinstated as OpCo common stock pursuant to the terms of the plan of reorganization.

The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders of the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of common stock shall receive a pro rata distribution of any remaining assets after payment of or provision for liabilities and the liquidation preference on preferred stock, if any.

As of March 31, 2017 and December 31, 2016, we had 1,250.0 million shares authorized for issuance and 1.4 million shares issued and outstanding.

Preferred Stock

As of March 31, 2017 and December 31, 2016, we had 125.0 million shares authorized for issuance and no shares issued or outstanding.

Note 11 — Casino Promotional Allowances

The retail value of accommodations, food and beverage, and other services furnished to guests without charge is included in gross revenues and then deducted as casino promotional allowances. The estimated cost of providing such casino promotional allowances is included in casino expenses.

Estimated Retail Value of Casino Promotional Allowances

	Three Months Ended March 31,
(In millions)	2017	2016
Food and beverage	$76.5	$79.4
Rooms	45.6	45.6
Other	9.6	11.3

	$131.7	$136.3

Estimated Cost of Providing Casino Promotional Allowances

	Three Months Ended March 31,
(In millions)	2017	2016
Food and beverage	$58.2	$61.4
Rooms	16.1	15.6
Other	4.9	4.8

	$79.2	$81.8

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Note 12 — Reorganization Items

	Three Months Ended March 31,
(In millions)	2017	2016
Professional fees	$26.3	$67.2
Reduction of contract rejection cost estimates (1)	(20.4)	—
Other	2.0	2.1

Reorganization items	$7.9	$69.3

(1)	Represents a change in the estimated contract rejection costs for certain contracts as a result of the Company’s continued efforts to resolve open claims.

Note 13 — Income Taxes

Allocation of Income Tax Provision

	Three Months Ended March 31,
(Dollars in millions)	2017	2016
Effective tax rate	12.3%	6.0%

We classify reserves for tax uncertainties within deferred credits and other in our Balance Sheets, separate from any related income tax payable or deferred income taxes. Reserve amounts relate to any potential income tax liabilities resulting from uncertain tax positions and potential interest or penalties associated with those liabilities.

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. Due to ongoing losses from continuing operations, we project that future reversals of taxable temporary differences are not sufficient to provide adequate taxable income to realize our deferred tax assets. Accordingly, we have a valuation allowance against the federal, state and foreign deferred tax assets that are not projected to be realizable.

The effective tax rate expense for the three months ended March 31, 2017 and 2016 differed from the expected federal tax rate of 35% primarily due to a decrease in the federal valuation allowance against income from continuing operations, which were not tax impacted, offset by the tax impact of nondeductible bankruptcy costs.

We file income tax returns, including returns for our subsidiaries, with federal, state, and foreign jurisdictions. We are under regular and recurring audit by the Internal Revenue Service on open tax positions, and it is possible that the amount of the liability for unrecognized tax benefits could change during the next 12 months.

Note 14 — Litigation, Contractual Commitments and Contingent Liabilities

Litigation

We are party to ordinary and routine litigation incidental to our business. We do not expect the outcome of any such ordinary and routine litigation to have a material effect on our Financial Statements.

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Noteholder Disputes

On August 4, 2014, Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10.00% Notes due 2018, on behalf of itself and, it alleges, derivatively on behalf of CEOC, filed a lawsuit in the Court of Chancery in the State of Delaware against CEC, CEOC, CGP LLC, CAC, CERP, CES, Eric Hession, Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kelvin L. Davis, Marc C. Rowan, David B. Sambur, and Eric Press. The lawsuit alleges claims for breach of contract, intentional and constructive fraudulent transfer, breach of fiduciary duty, aiding and abetting breach of fiduciary duty, and corporate waste. The lawsuit seeks (1) an award of money damages; (2) to void certain transfers, the earliest of which dates back to 2010; (3) an injunction directing the recipients of the assets in these transactions to return them to CEOC; (4) a declaration that CEC remains liable under the parent guarantee formerly applicable to the 10.00% Notes due 2018; (5) to impose a constructive trust or equitable lien on the transferred assets; and (6) an award to plaintiffs for their attorneys’ fees and costs. A motion to dismiss this action was filed by CEOC, CEC and other defendants in September 2014, and the motion was argued in December 2014. During the pendency of its Chapter 11 bankruptcy proceedings, the action has been automatically stayed with respect to CEOC. Vice Chancellor Glasscock denied the motion to dismiss with respect to CEC on March 18, 2015. Subsequently, plaintiffs advised the judge presiding over the CEOC bankruptcy proceeding that they agreed their derivative claims are automatically stayed against CEOC and therefore would pursue only their independent claims alleging that CEC remains liable under the parent guarantee formerly applicable to the 10.00% Notes due 2018. On March 18, 2016, Wilmington Savings Fund Society, FSB filed a motion for summary judgment relating to the CEC guarantee claims. On April 25, 2016, CEC filed its opposition to plaintiff’s motion for summary judgment, and filed a cross motion for partial summary judgment. This matter is currently stayed as a result of the Bankruptcy Court’s issuance of an injunction pursuant to Section 105 of the Bankruptcy Code. See “Section 105 Adversary Proceeding” below.

On August 5, 2014, CEOC, along with CEC, filed a lawsuit in the Supreme Court of the State of New York, County of New York, against certain institutional first and second lien note holders. The complaint states that such institutional first and second lien note holders have acted against the best interests of CEOC and other creditors, including for the purpose of inflating the value of their credit default swap positions or improving other unique securities positions. The complaint asserts claims for tortious interference with prospective economic advantage, declaratory judgment and breach of contract and seeks, among other things, (1) money damages; (2) a declaration that no default or event of default has occurred or is occurring and that CEOC and CEC have not breached their fiduciary duties or engaged in fraudulent transfers or other violation of law; and (3) a preliminary and permanent injunction prohibiting the defendants from taking further actions to damage CEOC or CEC. Defendants filed motions to dismiss this action in October 2014. Claims against the first lien note holder defendant were voluntarily dismissed by CEC and CEOC, and CEOC dismissed without prejudice its remaining claims against the remaining defendants. On July 20, 2015, the Supreme Court of the State of New York dismissed CEC’s remaining claims with prejudice.

On September 3, 2014, holders of approximately $21 million of CEOC’s 6.50% Senior Notes and 5.75% Senior Notes filed suit in federal district court in Manhattan against CEC and CEOC, claiming broadly that an August 12, 2014 Note Purchase and Support Agreement between CEC and CEOC (on the one hand) and certain other holders of the Senior Notes (on the other hand) impaired their own rights under the Trust Indenture Act of 1939 and the indentures governing the Senior Notes. The lawsuit seeks both declaratory and monetary relief. On October 2, 2014, a holder of CEOC’s 6.50% Senior Notes purporting to represent a class of all persons who held these Notes from August 11, 2014 to the present filed a substantially similar suit in the same court, against the same defendants, relating to the same transactions. Both lawsuits have been assigned to the same judge. The

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(UNAUDITED)

claims against CEOC have been automatically stayed during its Chapter 11 bankruptcy proceedings. With respect to plaintiffs’ claims against CEC, the parties have filed cross-motions for summary judgment, which are fully briefed. This matter is currently stayed as a result of the Bankruptcy Court’s issuance of an injunction pursuant to Section 105 of the Bankruptcy Code. See “Section 105 Adversary Proceeding” below.

On November 25, 2014, UMB Bank, as successor indenture trustee for CEOC’s 8.50% Senior Secured Notes, filed a verified complaint in Delaware Chancery Court against CEC, CEOC, CERP, CAC, CGP LLC, CES, and against individual past and present CEC Board members Gary Loveman, Jeffrey D. Benjamin, David Bonderman, Kevin L. Davis, Eric Press, Marc C. Rowan, David B. Sambur, Eric Hession, Donald Colvin, Fred J. Kleisner, Lynn C. Swann, Christopher J. Williams, Jeffrey Housenbold, Michael D. Cohen, Ronen Stauber, and Steven Winograd, alleging generally that defendants improperly stripped CEOC of certain assets, wrongfully affected a release of CEC’s parent guarantee of the 8.50% Senior Secured Notes and committed other wrongs. Among other things, UMB Bank asked the court to appoint a receiver over CEOC. In addition, the suit pleads claims for fraudulent conveyances/transfers, insider preferences, illegal dividends, declaratory judgment (for breach of contract as regards to the parent guarantee and also as to certain covenants in the bond indenture), tortious interference with contract, breach of fiduciary duty, usurpation of corporate opportunities, and unjust enrichment, and seeks monetary, equitable and declaratory relief. The lawsuit has been automatically stayed with respect to CEOC during its Chapter 11 bankruptcy process. Pursuant to the restructuring support agreement entered into with holders of CEOC’s first lien notes, the lawsuit also has been stayed in its entirety, with the consent of all of the parties to it. The consensual stay will expire upon the termination of the restructuring support agreement.

Under the terms of the settlement embodied by the confirmed plan of reorganization, on the effective date of the plan of reorganization, each of the pending disputes described above will be dismissed.

Section 105 Adversary Proceeding

On March 11, 2015, the Debtors commenced an adversary proceeding in the Bankruptcy Court to, among other things, enjoin the continuation of certain prepetition, non-bankruptcy litigation against CEC and certain of its affiliates pursuant to Section 105 of the Bankruptcy Code. Following an evidentiary trial and briefing by the parties, the Bankruptcy Court issued an order and opinion denying the Debtors’ request on July 22, 2015. The Debtors appealed this ruling and on October 8, 2015, the District Court for the Northern District of Illinois upheld the Bankruptcy Court’s order. The Debtors appealed the District Court’s ruling and on December 23, 2015, the Seventh Circuit vacated and remanded the orders to the Bankruptcy Court to consider the requested injunction. On February 26, 2016, the Bankruptcy Court granted in part and continued in part an injunction as to the action captioned BOKF, N.A. v. Caesars Entm’t Corp., No. 15-cv-1561 (SAS) (S.D.N.Y.), to the earlier of (a) 60 days after the filing of the Chapter 11 examiner’s report, and (b) May 9, 2016. The injunction expired by its terms on May 9, 2016. On June 6, 2016, the Debtors filed an emergency motion to again enjoin the guaranty litigation. Following a three-day evidentiary hearing, the Court enjoined the plaintiffs from prosecuting their action against CEC until the close of business on August 29, 2016. By agreement, certain plaintiffs in the litigation against CEC (who are not subject to the injunction) agreed to stay the litigation during the injunction period. On August 8, 2016, the Debtors filed a motion to extend the Section 105 injunction. A three-day hearing was held starting on August 23, 2016. On August 26, 2016, the Bankruptcy Court denied the Debtors’ motion. The Debtors filed a notice of appeal on August 26, 2016. The appeal was dismissed on October 5, 2016, by agreement of the parties, as a result of the injunction entered by the Bankruptcy Court on October 5, described below.

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On October 3, 2016, in light of the Debtors reaching agreements in principle with its major creditors, the Debtors filed a motion in the Bankruptcy Court seeking to enjoin proceedings in the various guaranty lawsuits against CEOC and CEC. The motion was opposed only by Trilogy Portfolio Company, LLC, and was supported by the remaining guaranty plaintiffs. On October 4, 2016, an evidentiary hearing was held, and on October 5, 2016, the Bankruptcy Court granted the Debtors’ motion, enjoining the defendants from continuing to prosecute their guaranty actions until the earlier of (a) the first omnibus hearing after the Bankruptcy Court issues its decision confirming or denying confirmation of the plan, (b) the termination of any restructuring support agreement with the committee of second priority noteholders, or (c) further order of the Bankruptcy Court.

In light of the confirmation of the plan of reorganization on January 17, 2017, the parties to the Section 105 injunction submitted an agreed order extending the injunction through the effective date of the plan of reorganization. The Bankruptcy Court entered the order on January 26, 2017.

Examiner and Special Governance Committee Investigations

On March 12, 2015, the Bankruptcy Court entered an order directing the appointment of a Chapter 11 examiner to conduct an investigation into, among other things, certain transactions that could suggest potential claims belonging to the Debtors and their bankruptcy estates. On March 15, 2016, the examiner issued a final report on a partially redacted basis while he worked through certain remaining issues, and on May 16, 2016, the examiner issued a substantially unredacted report. The examiner concluded that many of the transactions he investigated were structured and implemented in a manner that removed assets from CEOC to the detriment of CEOC and its creditors. As a result of these transactions, the examiner found the Debtors have claims for constructive fraudulent transfer, fraudulent transfer with actual intent to delay or hinder creditors, breach of fiduciary duty, and aiding and abetting breach of fiduciary duty against CEC, CGP LLC, Caesars Interactive Entertainment, Inc. (“CIE”), other Caesars affiliates, CEOC’s directors, Apollo and TPG, and certain of CEC’s directors. Because these claims vary in their likelihood of success, the examiner assigned each claim to one of the following categories: strong, reasonable, plausible, weak, and not viable. The examiner noted, however, that these claims “will be vigorously contested by the affected parties and all of them thus are subject to litigation risk.” The examiner further concluded that potential damages arising from claims on which the Debtors would more likely than not be successful range from $3.6 billion to $5.1 billion.

Beginning in mid-2014, a Special Governance Committee of CEOC’s Board of Directors began investigating whether CEOC and now the Debtors’ estates have certain claims against CEC, other CEC affiliates or other individuals or entities related to various related-party transactions that have occurred since the acquisition of our Company by Apollo and TPG. The Special Governance Committee concluded that the Debtors’ claims related to the challenged transactions were worth approximately $3.2 billion to $5.2 billion assuming CEC and its affiliates were entitled to good faith offsets as part of a settlement and $3.8 billion to $5.8 billion if the good faith offset issue were actually litigated. The Special Governance Committee also asked Kirkland & Ellis LLP to further analyze the Examiner Report to adjust his headline conclusions of $3.6 billion to $5.1 billion for litigation risk and additional issues. Kirkland & Ellis LLP concluded that the Examiner’s ranges, once adjusted for litigation risk, would be $3.6 billion to $4.5 billion assuming that the value of the claims is determined at the time the assets were transferred or $4.1 billion to $5.1 billion assuming the Debtors were entitled to recover estimated reasonable appreciation that has occurred since the transfer dates. The Special Governance Committee concluded these ranges were largely consistent with each other and presented informative indicators of the potential value of the estate claims to the Debtors.

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NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED)

Adversary Proceeding Related to Pre-Petition Transfers

On August 9, 2016, the Debtors filed an adversary complaint against CEC, CAC, other affiliates of CEC, Apollo, TPG and their affiliates, and other parties involved in the pre-petition transfers and transactions that were detailed in the examiner’s investigation, the Special Governance Committee investigations, and creditors’ investigations. The complaint seeks, among other things, recovery of fraudulent transfers and the return to the Debtors of valuable assets that were wrongly taken from them, monetary damages and/or rescission, and imposition of a constructive trust or equitable lien over the transferred assets. The Bankruptcy Court stayed the adversary proceeding on August 24, 2016. Under the terms of the settlement embodied by the confirmed plan of reorganization, this adversary proceeding will be dismissed on the effective date of the plan of reorganization.

Second Priority Noteholders’ Proceedings

On January 12, 2015, certain holders of 10.00% Notes due 2018 filed an involuntary bankruptcy petition against us in the United States Bankruptcy Court for the District of Delaware. On January 28, 2015, a Delaware Court held that the proper venue for the CEOC bankruptcy is the United States Bankruptcy Court for the Northern District of Illinois, which is the forum in which we filed our voluntary bankruptcy petition on January 15, 2015. The validity of this involuntary petition remains the subject of pending litigation in CEOC’s bankruptcy proceeding. A trial to determine appropriateness of the involuntary proceeding began on October 5, 2015 and concluded on October 16, 2015. The Bankruptcy Court has not yet issued an opinion and the matter has been held in abeyance given the entry into the restructuring support agreement with the holders of the second lien notes (see Note 2). A determination that the involuntary petition filed on January 12, 2015 was, in fact, valid, could affect, among other things, the scope of the “look back” period with respect to certain claims and causes of action arising under the Bankruptcy Code. In many instances, the look back period with respect to such claims and causes of action are calculated from the date on which a bankruptcy petition is validly filed, including with respect to the ability of a debtor or its creditors to claw back so-called “preferential” transfers made by a debtor in the 90 day or one year period prior to the commencement of a bankruptcy case.

On May 13, 2016, the official committee of second priority noteholders filed a motion seeking standing to commence, prosecute, and settle claims on behalf of the Debtors’ estates. In light of the adversary complaint that the Debtors filed on August 9, 2016, asserting claims relating to the defendants’ pre-petition transfers and transactions, the Bankruptcy Court continued the standing motion on August 23, 2016 and stayed any remaining discovery specific to the standing motion until further order of the Bankruptcy Court. Under the terms of the settlement embodied by the confirmed plan of reorganization, these proceedings will be dismissed on the effective date of the plan of reorganization.

Employee Benefit Obligations

In December 1998, Hilton Hotels Corporation (“Hilton”) spun-off its gaming operations as Park Place Entertainment Corporation (“Park Place”). In connection with the spin-off, Hilton and Park Place entered into various agreements, including an Employee Benefits and Other Employment Allocation Agreement dated December 31, 1998 (the “Allocation Agreement”) whereby Park Place assumed or retained, as applicable, certain liabilities and excess assets, if any, related to the Hilton Hotels Retirement Plan (the “Hilton Plan”) based on the accrued benefits of Hilton employees and Park Place employees. CEOC was the ultimate successor to this Allocation Agreement. In 2013, a lawsuit was settled related to the Hilton Plan, which retroactively and prospectively increased total benefits to be paid under the Hilton Plan. In 2009, Caesars Entertainment received a letter from Hilton, notifying us of a lawsuit related to the Hilton Plan which alleged that we had possible liability

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for additional claims under the terms of the Allocation Agreement. Based on conversations between our representative and a representative of the defendants, we recorded a charge of $25.0 million during the second quarter 2010, representing our allocated share of the total damages estimate.

In December 2013, we received a letter from Hilton notifying us that all final court rulings had been rendered in relation to this matter. Hilton subsequently claimed that our obligation under the Allocation Agreement was approximately $53.5 million, and that approximately $18.5 million relates to contributions for historical periods and approximately $35.0 million relates to estimated future contributions. We met with Hilton representatives in March 2014 and subsequently, to further discuss the issue. On November 21, 2014, in response to a letter from Hilton, we agreed to attempt to mediate a resolution of the matter. On December 24, 2014, Hilton sued CEOC and CEC in federal court in Virginia purportedly under the Employee Retirement Income Security Act (“ERISA”) and state contract and tort laws, for monetary and equitable relief in connection with this ongoing dispute. Following the CEOC bankruptcy filing, Hilton amended its lawsuit in January 2015 to remove CEOC as a defendant. The litigation proceeded against CEC. On April 14, 2015, the court issued an opinion dismissing with prejudice Hilton’s unjust enrichment claim against CEC, and transferring the remaining contract and ERISA claims to the Northern District of Illinois, as requested by CEC. On May 7, 2015, CEC moved to refer this matter to the Bankruptcy Court in connection with CEOC’s Chapter 11 cases, and on July 17, 2015, this motion was granted. On August 10, 2015, Hilton filed a motion to withdraw the reference so the matter would be heard in district court. Briefing on Hilton’s motion to withdraw the reference as to Hilton’s complaint against CEC is complete. On December 1, 2015, CEC and Hilton filed an agreed order to stay the motion to withdraw the reference through February 29, 2016. On August 31, 2015, CEC filed a motion to dismiss the complaint. Briefing on CEC’s motion to dismiss is complete, but the parties agreed to stay a ruling on the matter until no earlier than February 17, 2016. On September 21, 2015, CEOC filed an objection to Hilton’s claim with the Bankruptcy Court and on October 14, 2015, Hilton filed a motion to withdraw the reference so the matter would be heard in district court. Similarly to the CEC and Hilton matters, briefing on CEOC’s claim objection and Hilton’s motion to withdraw the reference was also stayed in the Bankruptcy Court and the district court, respectively. Subsequently, CEOC, CEC and Hilton entered into a settlement agreement dated as of June 9, 2016. Pursuant to the terms of the settlement, CEOC agreed to allow Hilton an unsecured claim in its Chapter 11 proceedings, in the amount of approximately $51.0 million (and additional amounts arising from July 16, 2016 through the effective date of the Debtors’ plan of reorganization) and to make approximately 31.75% of any contributions Hilton is required to make to the Hilton Plan from July 16, 2016 through the effective date of CEOC’s plan of reorganization. In addition, CEOC agreed to allow Hilton an unsecured indemnification claim in the amount of up to approximately $14.7 million on account of participants in the Hilton Supplemental Executive Retirement Plan and the Hilton Hotels Benefit Replacement Plan that were part of the 1998 spin off. Pursuant to the settlement, Hilton would receive its recovery from these claims under CEOC’s plan of reorganization. In return, Hilton agreed to dismiss the separate litigation against CEC with prejudice. The settlement is premised on confirmation of the Debtors’ plan of reorganization and that plan going effective pursuant to its terms. Under the terms of the settlement, going forward CEC will assume the Allocation Agreement and CEOC will have no further obligations following the payments referred to above. In connection with the settlement agreement, we increased our reserve for this matter from $25.0 million to $51.0 million in 2015. The Bankruptcy Court approved this settlement on July 19, 2016.

Employee Benefit Plans

In January 2015, a majority of the Trustees of the National Retirement Fund (“NRF”), a multi-employer defined benefit pension plan, voted to expel CEC and certain of its affiliates from the plan. The NRF has advised CEC and CERP that this expulsion triggered a withdrawal liability with a present value of approximately $360 million, payable in 80 quarterly payments of about $6 million. The NRF has filed a similar claim against each Debtor in CEOC’s bankruptcy.

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(UNAUDITED)

CEC and its subsidiaries, including the Debtors (the “Caesars Group”), have asserted in litigation against the NRF that the Caesars Group is current with respect to pension contributions to the NRF. The Caesars Group opposed the NRF’s actions and has sought a declaratory judgment in federal district court challenging the NRF’s authority to expel the Caesars Group and also seeking relief in the CEOC bankruptcy proceeding. The parties entered into a Standstill Agreement in March 2015 purporting to stay CEC’s and CERP’s obligation to commence quarterly payments. The Standstill Agreement was to require CEC and CERP to continue making monthly contributions until the resolution of certain motions filed by CEOC in the bankruptcy proceeding asserting that the NRF’s actions violated the automatic stay and requesting an injunction to halt the NRF’s collection efforts against CEC and CERP. The Bankruptcy Court has yet to rule on CEOC’s motion for an injunction, but it denied CEOC’s motions to enforce the automatic stay in November 2015. CEOC appealed the ruling to the district court. A status hearing on the appeal is currently scheduled for May 15, 2017.

On December 25, 2015, the United States District Court for the Southern District of New York dismissed CEC’s declaratory judgment action regarding the NRF’s ability to expel the employers from the plan. CEC appealed this ruling.

On February 26, 2016, the NRF and its fund manager, in a separate action brought by the NRF in the United States District Court for the Southern District of New York (despite the Standstill Agreement), filed a motion for summary judgment against CEC and CERP for payment of the first quarterly payment of withdrawal liability and for interest, liquidated damages, attorneys’ fees and costs. The magistrate judge overseeing this matter issued a report and recommendation recommending that the United States District Court for the Southern District of New York require CEC and CERP to make the first quarterly payment. On November 7, 2016, the United States District Court for the Southern District of New York adopted the report and recommendation of the magistrate judge, resulting in summary judgment in favor of the NRF against CEC and CERP in the amount of $7.9 million. On December 23, 2016, the NRF filed a motion seeking leave to amend its complaint and summary judgment motion to require CEC and CERP to pay the seven other withdrawal liability installments due through December 15, 2016 and to require CEC and CERP to pay all future installments as they become due. In early January 2017, CEC and CERP requested that the magistrate judge certify the judgment for appeal and requested that all proceedings at the magistrate court level be stayed pending the outcome of the appeal. On January 9, 2017, following CEC’s and CERP’s request for a temporary restraining order, CEC, CERP and the NRF entered a stipulation and the Southern District of New York entered an order providing that the NRF will not attempt to collect on the $7.9 million judgment unless and until the judgment becomes a final judgment. On January 11, 2017, the Southern District of New York entered an order increasing the judgment to approximately $8.6 million, making the judgment appealable, and denying CEC’s and CERP’s request to stay all proceedings pending the outcome of the appeal.

On March 13, 2017, CEOC, CEC, CERP, the Caesars employers that contribute to the NRF, and the NRF and certain of its related parties entered into a settlement agreement resolving all issues related to the disputes with the NRF. Under the terms of the settlement, CEC will pay a total of $45 million to the NRF on the effective date of CEOC’s plan of reorganization. This $45 million includes a $10 million settlement payment, $5 million to cover the NRF’s attorneys fees and expenses, $15 million to be used to offset the employers’ contributions to the NRF in an amount of $8 million (or a portion thereof) on the 17.5 year anniversary of the effective date of CEOC’s plan of reorganization, and $15 million to offset any liability owed by the Caesars Group to the NRF for any complete or partial withdrawal from the NRF by the employers or Caesars. The Bankruptcy Court approved this settlement on April 19, 2017. Pursuant to the terms of the settlement agreement, the parties will stay all litigation in the Bankruptcy Court, the United States District Court for the Northern District of Illinois, the United States District Court for the Southern District of New York, and the Second Circuit Court of Appeals.

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Other Matters

In recent years, governmental authorities have been increasingly focused on anti-money laundering (“AML”) policies and procedures, with a particular focus on the gaming industry. In October 2013, CEOC’s subsidiary, Desert Palace, Inc. (the owner of and referred to herein as Caesars Palace), received a letter from the Financial Crimes Enforcement Network of the United States Department of the Treasury (“FinCEN”), stating that FinCEN was investigating Caesars Palace for alleged violations of the Bank Secrecy Act to determine whether it is appropriate to assess a civil penalty and/or take additional enforcement action against Caesars Palace. On September 8, 2015, FinCEN announced a settlement pursuant to which Caesars Palace agreed to an $8.0 million civil penalty for its violations of the Bank Secrecy Act, which penalty shall be treated as a general unsecured claim in Caesars Palace’s bankruptcy proceedings. In addition, Caesars Palace agreed to conduct periodic external audits and independent testing of its AML compliance program, report to FinCEN on mandated improvements, adopt a rigorous training regime, and engage in a “look-back” for suspicious transactions. The terms of the FinCEN settlement were approved by the Bankruptcy Court in October 2015.

The Company and the Nevada Gaming Control Board (the “GCB”) reached a settlement on the same facts as above, wherein CEC agreed to pay $1.5 million and provide to the GCB the same information that is reported to FinCEN and to resubmit its updated AML policies. On September 17, 2015, the settlement agreement was approved by the Nevada Gaming Commission.

The Company continues to cooperate with the Department of Justice in its investigation of this matter. We do not believe the outcome will have a material impact on the financial statements.

Obligations

Tribal Casino Management Contracts

The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that provide a minimum monthly payment that must be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments, pursuant to contracts for the four managed, Indian-owned facilities is approximately $1.2 million. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

Casino	Location	Expiration of Management Agreement
Harrah’s Resort Southern California	Near San Diego, California	November 2020
Harrah’s Ak-Chin	Near Phoenix, Arizona	July 2017
Harrah’s Cherokee	Cherokee, North Carolina	November 2018
Harrah’s Cherokee Valley River	Murphy, North Carolina	September 2017

Harrah’s Ak-Chin

An Amended and Restated Management Agreement has been submitted to the National Indian Gaming Commission (“NIGC”) and is being reviewed. We anticipate approval during the first half of 2017. The current

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agreement has been extended through July 1, 2017 by way of an amendment and approval of the NIGC. The effective date of the Amended and Restated Management Agreement is to be determined and based on when the NIGC ultimately approves it. Upon approval, the Amended and Restated Management Agreement will have a term of five years. There can be no assurance that we will obtain NIGC approval and, if we fail to do so, we will lose our ability to manage this casino.

Harrah’s Cherokee Valley River

Cherokee Valley River currently operates under the Cherokee Management Agreement, which expires in November 2018. An amendment to the management agreement was approved by the NIGC on September 30, 2016, allowing Cherokee Valley River to operate under the Cherokee Management Agreement through March 31, 2017. Efforts continue in the pursuit of combining the Cherokee Valley River Management Agreement and the Cherokee Management Agreement. On January 18, 2017, the Sixth Amendment to the Management Agreement was delivered to NIGC to extend the term of the agreement through September 30, 2017. The NIGC Chairman approved the Sixth Amendment on March 30, 2017. The Cherokee Management Agreement has been extended to September 30, 2017 or until the NIGC approves a new management agreement, whichever occurs first.

On March 20, 2017, a management agreement addressing both the Harrah’s Cherokee and Valley River facilities was submitted to the NIGC for approval. There can be no assurance that we will obtain NIGC approval of the revised management agreement and, if we fail to do so, we will lose our ability to manage these casinos.

Note 15 — Supplemental Cash Flow Information

Reconciliation of Cash Paid for Interest

	Three Months Ended March 31,
(In millions)	2017	2016
Interest expense	$64.1	$65.3
Adjustments to reconcile to cash paid for interest:
Executive compensation and benefit plans	(2.5)	(2.9)
Net change in accrued interest	8.9	6.3
Amortization of deferred finance charges	(0.3)	(0.2)
Other	(0.7)	0.4

Cash paid for interest	$69.5	$68.9

Note 16 — Stock-Based Compensation

CEOC Stock-Based Compensation Plan

In May 2014, the CEOC Board of Directors adopted the Caesars Entertainment Operating Company 2014 Performance Incentive Plan (“2014 Incentive Plan”). All share-based compensation programs are managed under this plan and are classified as equity instruments dependent on the terms and conditions of each of the awards. Equity-classified instruments are measured at fair value on the date of grant.

In September 2014, we granted 8,859 restricted shares of common stock outside of the 2014 Incentive Plan with a grant date fair value of $90.31 per share and vesting term of 25% per year over four years. Through March 31, 2017, 4,430 of the restricted shares had vested.

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As of March 31, 2017, a total of 86,936 shares of our common stock had been authorized to be issued under the 2014 Incentive Plan and there were no unissued common shares reserved for future grants. No awards have been made under the 2014 Incentive Plan, or otherwise, since the Petition Date.

Note 17 — Deferred Compensation and Employee Benefit Plans

Deferred Compensation

Deferred Compensation Plans

As of March 31, 2017, certain current and former employees of CEOC, and our subsidiaries and affiliates, have balances under five deferred compensation plans including: (1) the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan, (2) the Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II, (3) the Park Place Entertainment Corporation Executive Deferred Compensation Plan, (4) the Harrah’s Entertainment, Inc. Deferred Compensation Plan, and (5) the Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan. These plans are deferred compensation plans that allow certain employees an opportunity to save for retirement and other purposes.

Each of the plans is now frozen and is no longer accepting contributions. However, participants may still earn returns on existing plan balances based upon their selected investment alternatives, which are reflected in their deferral accounts.

CEOC’s bankruptcy proceedings presented a dispute as to whether CEOC or CEC are directly and/or jointly liable for any or all of the liabilities associated with these deferred compensation plans. Amounts included in these deferred compensation plans are unsecured liabilities. The total liability for these plans was reported in liabilities subject to compromise in our Balance Sheets and was $91.6 million as of March 31, 2017 and $89.1 million as of December 31, 2016.

Trust Assets

In order to satisfy the obligations under the deferred compensation plans described above, various corporate-owned life insurance policies (the “COLIs”) were purchased and contributed into either an escrow account or a rabbi trust arrangement (“the asset vehicles”). Although CEOC may not have any direct interest in the COLIs or the asset vehicles, CEOC has reported the COLIs as long-term assets in our Balance Sheets. These trust assets totaled $122.6 million as of March 31, 2017 and $120.0 million as of December 31, 2016.

CEOC has made reasonable efforts to ascertain its rights and obligations related to the deferred compensation plans based on a diligent review of its books and records. On September 14, 2016, CEOC and CEC entered into a Settlement Agreement (as amended and restated on October 13, 2016, the “DC Settlement Agreement”), which was approved by the Bankruptcy Court on October 17, 2016. Among other things, the DC Settlement Agreement provides that from and after the effective date of the Plan: (a) CEC will assume any CEOC obligation to the participants in the deferred compensation plans and (b) CEOC will relinquish and release any claim or right it may have in respect to the COLIs or the asset vehicles. The inclusion or exclusion of any asset or liability related to the deferred compensation plans does not constitute any admission, conclusion, or waiver in any respect. These amounts may change as a result of many factors, including but not limited to the DC Settlement Agreement being terminated pursuant to its terms. Such changes, if they occur, could eliminate or reduce the assets or liabilities recorded on CEOC’s Balance Sheets.

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(UNAUDITED)

Savings and Retirement Plans

We maintain a defined contribution savings and retirement plan that allows employees to make pre-tax and after-tax contributions. Under the plan, participating employees may elect to contribute up to 50% of their eligible earnings (subject to IRS rules and regulations) and are eligible to receive a company match of up to $600. Participating employees become vested in matching contributions on a pro-rata basis over five years of credited service. Our contribution expense for this plan was $3.3 million and $3.2 million for the three months ended March 31, 2017 and 2016, respectively.

We maintain several supplemental executive retirement plans (“SERP”) to provide additional retirement benefits to a select group of former executives. The total liability for the SERP plans was reported in liabilities subject to compromise in our Balance Sheets and was $36.6 million as of March 31, 2017 and $34.3 million as of December 31, 2016.

Note 18 — Non-Consolidated Affiliates

Our non-consolidated affiliates are accounted for under the equity method.

(In millions)	Ownership Interest	March 31, 2017	December 31, 2016
Baluma S.A. (1)	55%	$116.9	$112.3
CES (2)	69%	31.0	33.3

Total non-consolidated affiliates		$147.9	$145.6

(1)	On or subsequent to May 30, 2016, Enjoy has the right to acquire and we have the right to sell our remaining 55% interest in Baluma and our 4.5% equity stake in Enjoy for $187.8 million. These rights expire on May 30, 2018 and can only be exercised in full (see Note 4).
(2)	CES manages certain enterprise assets and employs certain of the corresponding employees and other employees who currently provide services to CEOC, CERP and CGPH, their affiliates and their respective properties and systems under each property’s corresponding property management agreement (see Note 19). CEOC contributed $4.2 million during the three months ended March 31, 2016 for the purchase of fixed assets with no similar contribution during the three months ended March 31, 2017. CEOC’s allocated portion of depreciation expense related to those assets was $2.3 million and $0.8 million during the three months ended March 31, 2017 and 2016, respectively.

Note 19 — Related Party Transactions

Property Transactions

CGP LLC Property Transaction

CEOC, CEC, CAC and CGP LLC previously entered into the CGP LLC Property Transaction. Pursuant to the terms of the definitive agreement governing the terms of the CGP LLC Property Transaction, CGP LLC paid up-front 50% of the ongoing management fees and any termination fees payable under property management agreements entered between us and the owners of each of the Properties. Under the terms of the agreements entered into in connection with the CGP LLC Property Transaction, we manage each property and receive 50% of the ongoing management fees during the term of the related property management agreement consisting of (i) a base management fee of 2% of monthly net operating revenues and (ii) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. In addition, each property licenses enterprise-wide intellectual property from Caesars Licensing Company, LLC.

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In 2014, certain management agreements were assigned from CEOC to CES, including four of the property management agreements related to the CGP LLC Property Transaction and the Planet Hollywood Resort and Casino. CEOC continues to receive management fees for these properties. We maintained the management agreement for Horseshoe Baltimore and continue to manage that property for CGP LLC.

Octavius Tower

In April 2011, Octavius Linq Holding Company, LLC, our indirect wholly owned subsidiary was formed to pursue the development of the Octavius Tower. Octavius Tower was sold to CERP in October 2013 and is now leased to Caesars Palace, our indirect wholly owned subsidiary. The lease payment under the Octavius Tower lease is $35.0 million annually through expiration in April 2026.

Allocation of Expenses

Our Financial Statements reflect an allocation of expenses incurred in connection with shared services agreements or directly billed expenses incurred by Caesars Entertainment and CES. Certain expenses described below are allocated to us and all of Caesars Entertainment’s operating subsidiaries based on a variety of allocation methods using factors relevant to the nature of such costs. From the formation of CES through June 30, 2015, expenses that were not allocated based upon the allocation methodologies mentioned above, were allocated by CES to CEOC, CERP and CGPH using allocation percentages that are reviewed on an annual basis.

Related Party Fees and Expenses

The following amounts are recorded with respect to the related-party transactions described in this section:

(In millions)		Three Months Ended March 31,
Transaction type	Recorded as:	2017	2016
Expenses to affiliates	Contra expense or reimbursed management costs	$23.0	$25.2
Allocation of expenses from CES	Expense accounts	90.7	84.5
Service provider fees	Reimbursed management costs	1.4	1.1
Management fees	Management fees	11.0	9.9
Insurance expense	Property, general, administrative, and other	5.7	6.1
Allocation of expenses from CERP & CGP	Expense accounts	0.2	0.2
Transactions with affiliates of Hamlet Holdings LLC	Expense accounts	0.5	0.3

Expenses to Affiliates

We have shared services agreements with CEC, CERP, and CIE, and a management services agreement with CGP LLC pursuant to which we and certain of our subsidiaries provide various services. These agreements, among other things:

•	determined that CEOC would provide certain services related to payroll, accounting, risk management, tax, finance, recordkeeping, financial statement preparation and audit support, legal, treasury functions, regulatory compliance, insurance, information systems, office space and corporate and other centralized services;

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•	allowed for the parties to participate in an integrated Total Rewards customer loyalty program;

•	allowed for the parties to participate in self-insurance programs;

•	allowed for the parties to modify the terms and conditions of our performance of any of the services and to request additional services from time to time;

•	provided for payment by CIE of a service fee to us in exchange for the provision of services in an amount equal to the fully allocated cost of such services plus 10%; and

•	allowed for us to charge a 10% incremental mark-up fee for certain reimbursable expenses with CGP LLC.

Costs incurred by us for the benefit of CEC, CERP, CGP LLC, and CIE are recorded as a contra expense with an offsetting amount due from affiliate.

Service Provider Fee with CERP

The shared services agreement with CERP provides that CERP will pay for certain indirect corporate support costs. Pursuant to this agreement, we are authorized to charge CERP for an amount equal to 30% of unallocated corporate support costs, which are referred to as service provider fees.

Management Fees

We receive 50% of the ongoing management fee for the CGP LLC properties that are managed by us or CES. The remaining 50% of the management fees were paid in advance, and are being recognized into management fee revenue over the life of the agreements. With respect to the properties transferred in the CGP LLC Property Transaction and Horseshoe Baltimore, which opened in August 2014, management fees consist of a base management fee calculated as a percentage of monthly net operating revenues and an incentive management fee calculated as a percentage of EBITDA for each operating year. With respect to Planet Hollywood, management fees consist of a base management fee calculated as a percentage of adjusted gross operating revenue plus net casino wins, and an incentive fee calculated as a percentage of EBITDA.

Interest Expense

Certain related parties own debt instruments issued by us. In addition, we had borrowings from our parent. See sections Notes Payable to Affiliates and Debt held by Related Parties below for discussions of interest expense and details regarding related party borrowings.

Insurance Expense

Affiliates of the Company manage our general liability, workers compensation and property insurance coverages. Accordingly, we pay insurance premiums to these affiliates. Insurance expense is included in property, general and administrative and other expense in our Statements of Operations (before charging CERP and CGP LLC). The payments to our affiliate are made on an installment basis; therefore, there are no outstanding payables or prepaid assets as of March 31, 2017 or December 31, 2016. These expenses are included in our overall insurance costs and are subject to allocation to our owned properties as well as the CERP and CGP LLC properties as discussed above in Expenses to Affiliates.

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Allocation of Expenses from CERP and CGP

CGP and CERP allocated certain costs from shared services departments to various CEOC properties based upon usage. Beginning in October 2014, most of those shared service costs were allocated from CES to CEOC.

Transactions with Affiliates of Hamlet Holdings

As of March 31, 2017, Hamlet Holdings LLC (“Hamlet Holdings”), which members are individuals affiliated with Apollo and TPG, beneficially owns approximately 58.9% of CEC’s common stock pursuant to an irrevocable proxy providing Hamlet Holdings with sole voting and sole dispositive power over those shares.

We have entered into agreements with a number of companies that are portfolio companies of Apollo and TPG. The Sponsor portfolio companies with which we have business relationships include:

•	XOJet, Inc. — provides access to aircraft at contractually agreed upon hourly rates.

•	SunGard Availability Service LP — provides enterprise cloud services and solutions for managed information technology.

•	Sabre, Inc. — provides technology to assist our customers with booking hotel rooms.

•	Avaya Inc. — supplies technology products and services and related software licenses and support.

•	Norwegian Cruise Line Holdings Ltd. — a cruise ship operations company with which we have a marketing agreement pursuant to which, among other things, NCL pays Caesars Entertainment a percentage of its gaming revenue.

•	Fleetpride, Inc. — a leading U.S. independent distributor of aftermarket heavy-duty truck and trailer parts.

Amounts paid to the portfolio companies of Apollo and TPG are included in the table above and we believe such transactions are conducted at fair value.

Other Related Party Activities

World Series of Poker (“WSOP”) Trademarks

CIE, a majority-owned subsidiary of CGP LLC, owns the WSOP trademarks and associated rights. We have a perpetual royalty-free license to use the WSOP trademarks in connection with operating WSOP branded poker rooms and selling certain WSOP branded retail items.

Cross Marketing and Trademark License Agreement

We and CIE have a Cross Marketing and Trademark License Agreement in effect until December 31, 2026, unless terminated earlier pursuant to the agreement’s terms. The agreement grants CIE the exclusive right to use various brands of CEOC in connection with social and mobile games and online real money gaming in exchange for a 3% royalty. This agreement also provides for cross-marketing and promotional activities between us and CIE, including participation by CIE in CEC’s Total Rewards loyalty program. We also receive a revenue share from CIE for customer referrals. We recognized $1.7 million and $1.4 million during the three months ended March 31, 2017 and 2016, respectively, pursuant to the terms of the Cross Marketing and Trademark License Agreement.

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LINQ Access and Parking Easement Lease Agreement

Under the LINQ Access and Parking Easement lease agreement, CEOC leases the parking lot behind The LINQ promenade and The LINQ Hotel to CERP and CGP. Together, CERP and CGP paid $0.5 million and $0.4 million during the three months ended March 31, 2017 and 2016, respectively, subject to a 3% annual increase through expiration in April 2028.

Registration Rights Agreement

On August 6, 2014, CEOC entered into a Registration Rights and Cooperation Agreement (the “Registration Rights Agreement”), by and between CEOC and CAC. Pursuant to the Registration Rights Agreement, CEOC grants CAC registration rights to, and agrees to assist and cooperate with CAC in conducting a possible private placement of the 6.50% Senior Notes and the 5.75% Senior Notes received by CAC.

Pursuant to the Registration Rights Agreement, CEOC agreed to on or before October 31, 2014: (i) prepare a “shelf” registration statement (the “Shelf Registration Statement”); (ii) use commercially reasonable efforts to have the Shelf Registration Statement declared effective by the Securities Exchange Commission (the “SEC”); and (iii) use commercially reasonable efforts to maintain the effectiveness of the Shelf Registration Statement, as further specified in the Registration Rights Agreement.

CEOC determined that it was not commercially viable to prepare and have a Shelf Registration Statement effective by October 31, 2014. Because CEOC did not file or maintain the effectiveness of a filed Shelf Registration Statement, CAC can request that (i) CEOC register all or part of the Senior Notes under the Securities Act of 1933, as amended, and/or (ii) CEOC assist and cooperate in the conducting of a private placement of the Senior Notes received by CAC pursuant to the Notes Distribution, subject to certain black-out periods. As of the date of this filing, CAC has not requested any further actions from the Company in regards to the registering of the Senior Notes or assistance in conducting of a private placement of the Senior Notes.

Related Party Balances

Notes Payable to Affiliates

We had a credit facility with CEC pursuant to which CEC could have made one or more unsecured loans to us in a maximum principal amount not to exceed $1.0 billion outstanding at any time. No amounts were outstanding as of March 31, 2017 or December 31, 2016 under the credit facility agreement with CEC. Due to the Bankruptcy petitions filed January 15, 2015, the Company is in default on this credit facility and cannot borrow any additional funds under this facility (see Note 9).

Debt held by Related Parties

Certain related parties owned debt instruments issued by the Company consisting of 6.50% Senior Notes and 5.75% Senior Notes with an aggregate principal balance of $288.9 million as of March 31, 2017 and December 31, 2016. There was no related interest expense incurred during the three months ended March 31, 2017 and 2016. Accrued interest payable associated with this debt was $3.6 million as of March 31, 2017 and December 31, 2016. This debt and related accrued interest due as of March 31, 2017 and December 31, 2016 are classified as liabilities subject to compromise on our Balance Sheet.

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Due from/to Affiliates

Due from affiliates was $84.2 million and $103.5 million as of March 31, 2017 and December 31, 2016, respectively. Due from affiliates consists primarily of the following items as of March 31, 2017:

•	$24.7 million due from Horseshoe Baltimore — Amounts consist of management fees, including incentive fees paid on a quarterly basis, and reimbursable expenses incurred on behalf of Baltimore in the ordinary course of business.

•	$35.0 million due from CEC — An August 2014 Note Purchase and Support Agreement between CEOC and CEC stated that if there was not a comprehensive out of court restructuring of CEOC’s debt securities, or a prepackaged or prearranged in-court restructuring with requisite voting support from each of the first and second lien secured creditor classes within 18 months of the closing of the Note Transaction (or February 15, 2016), CEC is obligated to make a payment to CEOC of $35.0 million. Accordingly, CEOC requested payment of the $35.0 million from CEC on February 18, 2016. The $35.0 million was paid in April 2017.

•	$15.8 million due from CEC related to our tax refund received by CEC in 2016.

•	$8.7 million due to us in exchange for services performed on behalf of related parties.

Due to affiliates consists of amounts due to CES in exchange for shared services performed and to Caesars Entertainment for payments made on behalf of us. Due to affiliates amounted to $25.1 million and $63.2 million as of March 31, 2017 and December 31, 2016, respectively.

Investment in Preferred Stock of Affiliate

The Company holds a $15.0 million investment in the 15.5% cumulative preferred stock of HIE Holdings, Inc., a wholly-owned subsidiary of CEC. This investment is accounted for as a cost method investment and is included in deferred charges and other assets. As of March 31, 2017 and December 31, 2016, estimated unpaid dividends owed to the Company from this preferred stock were $6.6 million and $5.9 million, respectively; however, the dividends have not been declared by HIE Holding, Inc. Such dividends will not be recorded on the Company’s books until collectability is established.

Note 20 — Debtors Financial Information

The financial information of the Debtors is presented as follows:

Basis of Presentation

Combined Condensed Debtors-in-Possession Financial Statements

The financial information contained within this note represents the combined condensed financial information for the Debtors only. CEOC’s non-Debtor subsidiaries are treated as non-consolidated subsidiaries in this combined condensed financial information and as such their net income is included as “Gain on interests in non-Debtor subsidiaries and non-consolidated affiliates” in the statements of operations and their net assets are included as “Investments in and advances to non-Debtor subsidiaries” in the balance sheets. In the event that the non-Debtor subsidiaries have negative net assets, their net investment is included as “Accumulated losses in excess of investment in non-Debtor subsidiaries” in the balance sheet.

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In 2013, we sold our interest in the Octavius Tower at Caesars Palace Las Vegas to CERP, but we did not de-recognize the assets because of our continuing involvement from leases associated with this property. The impact of this failed-sale is included in this combined condensed financial information.

Certain prior year amounts have been reclassified to conform to the current year’s presentation. For the three months ended March 31, 2016, $14.7 million of corporate expense was reclassified to depreciation and amortization expense, and $4.4 million of food and beverage revenue was reclassified to other revenue within the combined condensed statement of operations.

Adoption of ASU No. 2016-18 resulted in an $1.3 million reduction in cash flows used in investing activities for the three months ended March 31, 2016.

Intercompany Transactions

Intercompany balances between Debtors totaling approximately $6.2 billion as of March 31, 2017 and $6.2 billion as of December 31, 2016 have been eliminated in the combined condensed financial information contained herein. Intercompany balances with the Debtors’ non-Debtor subsidiaries of $13.1 million as of March 31, 2017 and December 31, 2016 included in liabilities subject to compromise have not been eliminated.

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COMBINED CONDENSED DEBTOR-IN-POSSESSION BALANCE SHEET

(In millions)	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$1,350.5	$1,293.5
Restricted cash	—	11.0
Receivables, net	256.3	276.9
Prepayments and other current assets	58.3	43.0
Inventories	27.3	27.9
Due from non-Debtor subsidiaries and affiliates	296.5	307.8

Total current assets	1,988.9	1,960.1
Property and equipment, net of accumulated depreciation of $2,382.9 and $2,350.4, respectively	5,574.3	5,603.0
Goodwill	673.9	673.9
Intangible assets other than goodwill	2,304.5	2,310.2
Investments in and advances to non-Debtor subsidiaries	31.0	33.3
Restricted cash	19.5	19.2
Deferred charges and other	305.0	308.8
Note receivable from non-Debtor subsidiaries	769.1	765.5
Assets held for sale	—	—

Total assets	$11,666.2	$11,674.0

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable	$100.6	$85.6
Due to non-Debtor subsidiaries and affiliates	25.1	63.2
Accrued expenses	384.6	445.3
Interest payable	—	1.2
Current portion of long-term debt	1.3	1.3

Total current liabilities	511.6	596.6
Accumulated losses in excess of investment in non-Debtor subsidiaries	853.7	861.0
Long-term debt	43.2	43.2
Deferred income taxes	1,474.7	1,463.9
Deferred credits and other	420.0	430.7
Liabilities subject to compromise	18,466.1	18,484.4

Total liabilities	21,769.3	21,879.8
Stockholders’ deficit	(10,124.5)	(10,226.7)
Noncontrolling interests	21.4	20.9

Total stockholders’ deficit	(10,103.1)	(10,205.8)

Total liabilities and stockholders’ deficit	$11,666.2	$11,674.0

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED

COMBINED CONDENSED DEBTOR-IN-POSSESSION STATEMENT OF OPERATIONS

	Three Months Ended March 31,
(In millions)	2017	2016
Revenues
Casino	$692.2	$703.1
Food and beverage	168.2	168.2
Rooms	123.1	115.2
Management fees	23.2	22.7
Other	61.4	59.6
Reimbursed management costs	20.4	21.3
Less: casino promotional allowances	(124.2)	(127.8)

Net revenues	964.3	962.3

Operating expenses
Direct
Casino	392.5	400.7
Food and beverage	72.8	70.7
Rooms	24.9	22.9
Property, general, administrative, and other	183.2	179.7
Reimbursable management costs	20.4	21.3
Depreciation and amortization	87.9	89.4
Write-downs and reserves, net of recoveries	3.8	(3.4)
Gain on interests in non-Debtor subsidiaries and non-consolidated affiliates	(10.4)	(9.7)
Corporate expense	15.4	12.3
Acquisition and integration costs	0.7	0.1
Amortization of intangible assets	5.7	7.9

Total operating expenses	796.9	791.9

Income from operations	167.4	170.4
Interest expense	(56.3)	(57.4)
Other income, including interest income	7.7	42.4
Reorganization items	(7.9)	(69.3)

Income from continuing operations, before income taxes	110.9	86.1
Income tax expense	(12.9)	(4.4)

Net income from continuing operations, net of income taxes	98.0	81.7
Net income/(loss) from discontinued operations, net of income taxes	0.3	(1.7)

Net income	98.3	80.0
Less: net income attributable to noncontrolling interests	(1.7)	(2.1)

Net income attributable to Debtors	$96.6	$77.9

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

(DEBTOR-IN-POSSESSION)

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (CONTINUED)

(UNAUDITED

COMBINED CONDENSED DEBTOR-IN-POSSESSION STATEMENT OF CASH FLOWS

	Three Months Ended March 31,
(In millions)	2017	2016
Cash flows provided by operating activities	$89.1	$122.6

Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(45.1)	(95.7)
Proceeds from sale of assets	1.8	5.9
Investments in/advances to non-consolidated affiliates and other	—	(4.2)
Other	1.9	—

Cash flows used in investing activities	(41.4)	(94.0)

Cash flows from financing activities
Debt repayments	(0.9)	(1.3)
Distributions to noncontrolling interest owners	(1.2)	(1.8)

Cash flows used in financing activities	(2.1)	(3.1)

Cash flows from discontinued operations
Cash flows from operating activities	0.1	0.1
Cash flows from investing activities	0.6	—
Cash flows from financing activities	—	—

Cash flows provided by discontinued operations	0.7	0.1

Net increase in cash and cash equivalents	46.3	25.6
Cash, cash equivalents, and restricted cash, beginning of period	1,323.7	1,048.5

Cash, cash equivalents, and restricted cash, end of period	$1,370.0	$1,074.1

ANNEX A-1

Execution Version

FIRST AMENDMENT TO

AMENDED AND RESTATED AGREEMENT AND

PLAN OF MERGER

This FIRST AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of February 20, 2017 (this “Amendment”), is entered into by and between Caesars Acquisition Company, a Delaware corporation (“CAC”), and Caesars Entertainment Corporation, a Delaware corporation (“CEC”). Capitalized terms used but not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Amended Merger Agreement (as defined below).

WHEREAS, CAC and CEC entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) dated as of December 21, 2014, pursuant to which the Parties agreed to effect a strategic business combination through the merger of CAC with and into CEC (the “Merger”), with CEC as the surviving entity (the “Surviving Entity”) upon the terms and subject to the conditions of the Original Merger Agreement;

WHEREAS, CAC and CEC entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”) dated as of July 9, 2016, pursuant to which the Parties agreed to amend and restate the terms of the Original Merger Agreement in its entirety and to effect the Merger upon the terms and subject to the conditions of the Amended Merger Agreement;

WHEREAS, prior to the execution and delivery of the Amended Merger Agreement, the Parties entered into the RSAs with respect to the Restructuring;

WHEREAS, on January 17, 2017, the joint chapter 11 plan of reorganization of the Debtors was confirmed by the Bankruptcy Court;

WHEREAS, pursuant to Section 3.1 of the Amended Merger Agreement, the Parties contemplated that, following the receipt of certain information, the Exchange Ratio would be reviewed by the CEC Special Committee, on behalf of CEC, and the CAC Special Committee, on behalf of CAC, and, if necessary, adjusted pursuant to the terms and subject to the conditions of the Amended Merger Agreement;

WHEREAS, the CEC Special Committee, on behalf of CEC, and the CAC Special Committee, on behalf of CAC, have completed their review of the applicable information and the Parties now desire, pursuant to Section 8.2 of the Amended Merger Agreement, to amend certain provisions of the Amended Merger Agreement in accordance with the terms hereof to reflect (i) a fixed Exchange Ratio resulting from the procedures set forth in Section 3.1 of the Amended Merger Agreement, (ii) entry of the Confirmation Order and (iii) the other terms set forth herein; and

WHEREAS, (a) the CEC Board (upon the recommendation of the CEC Special Committee) and (b) the CAC Board (upon the recommendation of the CAC Special Committee), have each (i) approved the terms of the Amended Merger Agreement, as amended by this Amendment, and the Merger, (ii) determined that the Merger and the other transactions contemplated by the Amended Merger Agreement, as amended by this Amendment, are fair to and in the best interests of their respective corporations and stockholders and, therefore, have authorized and approved the plan of merger contained in the Amended Merger Agreement, as amended by this Amendment, and declared advisable the Merger, and (iii) recommended that their respective stockholders approve the Amended Merger Agreement as amended by this Amendment, and the Merger.

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NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in the Amended Merger Agreement and in this Amendment, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendments to Section 1.1 of the Amended Merger Agreement.

(a) The defined terms “Adjustment Deadlock,” “Adjustment Period,” “CAC Fairness Opinion,” “CEC Fairness Opinion” and “Releasing Parties” are hereby deleted in their entirety.

(b) The following defined terms are hereby added in the appropriate alphabetic order:

“Additional CEC Bank Consideration” has the meaning assigned to it in the Plan.

“Additional CEC Bond Consideration” has the meaning assigned to it in the Plan.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other domestic or foreign Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Merger.

“CEOC Merger” shall have the meaning assigned to it in the Plan.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Loss Properties” mean the following properties: (a) 3845 Pioneer Avenue, Las Vegas, NV, 89102, Lots 162-18-506-001, 162-18-506-002 and 162-18-506-008, and (b) 8906 Spanish Ridge Avenue, #120, Las Vegas, NV 89148.

“Minimum Basis Amount” means $413,000,000.

“New CEC Cash Contribution” shall have the meaning assigned to it in the Plan.

“New CEC Common Equity Buyback” shall have the meaning assigned to it in the Plan.

“New CEC Convertible Notes” shall have the meaning assigned to it in the Plan.

“PLRs” has the meaning assigned in Section 6.3(g)(i).

“PropCo Tax Letter” shall have the meaning assigned to it in the Plan.

(c) The following defined terms are hereby amended and restated in their entirety as follows:

“Adjustment Date” means February 20, 2017.

“Confirmation Date” means January 17, 2017.

“Confirmation Order” means that certain Order Confirming Debtors’ Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 6334], as entered in the Chapter 11 Cases on January 17, 2017, as may be modified by the Bankruptcy Court, provided that such modifications are reasonably acceptable to CAC and CEC.

“Exchange Ratio” means 1.625, calculated as of the Measurement Date using the treasury stock method based on Current Trading Prices after taking into account the CEC Common Stock to be issued pursuant to the Plan without giving effect to the New CEC Common Equity Buyback, subject to adjustment under Section 3.2(c). For purposes of clarity, such calculation is on a fully diluted basis assuming no conversion of the New CEC Convertible Notes upon the effectiveness of the Plan and the consummation of the Merger.

“Measurement Date” means the date that is four (4) Business Days prior to the Adjustment Date.

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“Plan” means the Debtors’ Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code (including all exhibits, amendments, and supplements thereto), dated as of January 13, 2017 [Docket No. 6318] and confirmed by the Bankruptcy Court on January 17, 2017 pursuant to the Confirmation Order, as may be modified in accordance with Article X thereof and pursuant to Section 1127 of the Bankruptcy Code, provided that such modifications are reasonably acceptable to CAC and CEC.

“Restructuring” means the implementation of the Plan solely in accordance with the express terms thereof and the Confirmation Order.

2. Amendments to Section 3.1 of the Amended Merger Agreement. Section 3.1 of the Amended Merger Agreement is hereby amended and restated in its entirety as follows:

“3.1 [Intentionally Omitted].”

3. Amendments to Section 4.3 of the Amended Merger Agreement.

(a) Section 4.3 of the Amended Merger Agreement is hereby amended by adding “, 4.3(o)(xv), 4.3(o)(xvi), 4.3(o)(xvii)” after “4.3(e)(iii)” in the first paragraph thereof, and by adding the following as new clauses (xv), (xvi) and (xvii) to subsection (o) thereof:

“(xv) From the Adjustment Date through the completion of the Restructuring and the transactions entered into in connection therewith (including the Merger and the restructuring of CEOC into OpCo and PropCo): (A) CEOC, or one of its wholly-owned Subsidiaries, holds and will hold legal title to the Loss Properties, (B) neither CEOC nor any of its Subsidiaries are or will be under any obligation to sell, transfer or otherwise dispose of any of the Loss Properties, (C) in the aggregate, the Loss Properties have and will have an adjusted basis for U.S. federal income tax purposes at least equal to the Minimum Basis Amount, and (D) CEC has and reasonably expects that it will have a “net unrealized built-in gain” for purposes of Section 382 of the Code and the Treasury Regulations promulgated under Sections 382 and 1502 of the Code.

(xvi) CEC reasonably expects that, as of the first day of the first taxable year of CEC following the taxable year of CEC in which the Restructuring occurs, the Loss Properties will have, in the aggregate, an adjusted basis for U.S. federal income tax purposes which is at least equal to the Minimum Basis Amount.

(xvii) CEC reasonably expects that, without taking into account any sale or other disposition of the Loss Properties, CEC will have, in the two taxable years of CEC following the taxable year of CEC in which the Restructuring occurs, an aggregate amount of taxable income which is at least equal to the Minimum Basis Amount.”

(b) Section 4.3(f)(i) of the Amended Merger Agreement is hereby amended and restated in its entirety as follows:

“(i) No consent from any Governmental Entity, including any Gaming Authority, is required to be made or obtained by it in connection with the execution, delivery and performance by such Party of its obligations under this Agreement and the other agreements, documents and instruments to which such Party is or will be a party, or the consummation by such Party of the transactions contemplated hereby and thereby, except for (A) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC, the state securities authorities and applicable securities exchanges, (B) filing of the Registration Statement and the Joint Proxy Statement/Prospectus with the SEC and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (C) the filing of the Certificate of Merger, (D) such filings with applicable securities exchanges as are necessary to obtain the listing authorizations contemplated by this Agreement, (E) the Gaming Approvals, if any, (F) consents required under liquor licenses, if any, (G) approval of the Restructuring by the relevant court or other Governmental Entity and (H) filings or approvals contemplated by Section 5.10(b).”

A-1-3

4. Amendments to Section 5.7(c) of the Amended Merger Agreement. Section 5.7(c) of the Amended Merger Agreement is hereby amended by deleting the phrase “, during the period from the Commencement Date to the Confirmation Date,” in each of the parentheticals in which it appears.

5. Amendments to Section 5.10 of the Amended Merger Agreement. Section 5.10 of the Amended Merger Agreement is hereby amended and restated in its entirety as follows:

“5.10 Consents; Applications.

(a) Each of the Parties shall cooperate with each other and use their commercially reasonable best efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; (ii) obtain any permits, consents, approvals and authorizations from, and all declarations, filings and registrations with, any Governmental Entity (including any Gaming Authority) required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iii) make all necessary registrations, declarations and filings, and thereafter make any other submissions with respect to this Agreement, as required under any applicable Law.

(b) Without limiting the generality of Section 5.10(a), the Parties and their respective Subsidiaries will, to the extent required in the reasonable judgment of counsel to CEC and CAC, (i) file with the United States Federal Trade Commission, or any successor thereto, and the Antitrust Division of the United States Department of Justice, or any successor thereto, a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act as soon as reasonably practicable following the Adjustment Date; and (ii) promptly file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Entity that are required by other applicable Antitrust Laws in connection with the Merger. Each of CEC and CAC will (A) cooperate and coordinate (and cause its Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause the other to be supplied) any additional information that reasonably may be required or requested by the United States Federal Trade Commission, or any successor thereto, the United States Department of Justice, or any successor thereto, or the Governmental Entities of any other applicable jurisdiction in which any such filing is made; (D) take all action necessary to (1) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger; and (2) obtain any required consents pursuant to any Antitrust Laws applicable to the Merger, in each case as soon as practicable; and (E) prior to independently participating in any material meeting, or engaging in any substantive conversation, with any Governmental Entity in respect of any such filings or any investigations or other inquiries relating thereto, provide notice to the other party of such meeting or conversation and, unless prohibited by such Governmental Entity, the opportunity to attend or participate. The Parties will and will cause their respective Subsidiaries and Affiliates to promptly inform the other of any communication from any Governmental Entity regarding the Merger in connection with such filings. If any Party or Subsidiary or Affiliate thereof receives a request for additional information or documentary material from any Governmental Entity with respect to the Merger pursuant to the HSR Act or any other Antitrust Laws applicable to the Merger, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(c) In furtherance and not in limitation of Section 5.10(b), if and to the extent necessary to obtain clearance of the Merger pursuant to the HSR Act and any other Antitrust Laws applicable to the Merger, each of the Parties and their respective Subsidiaries and Affiliates, if applicable, will (i) offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (A) the sale, divestiture, license or other disposition of any and all of the assets (whether tangible or intangible), rights, products or businesses of CEC and its Subsidiaries, on the one hand, and CAC and its Subsidiaries, on the other hand; and (B) any other restrictions on the activities of CEC and its Subsidiaries, on the one hand, and CAC and

A-1-4

its Subsidiaries, on the other hand; and (ii) contest, defend and appeal any Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger.

(d) Without limiting the generality of Section 5.10(a), the Parties and their respective Subsidiaries, as necessary, shall, reasonably promptly following the date hereof, prepare and cause to be filed all required initial applications and documents in connection with obtaining and maintaining the Gaming Approvals (including where appropriate indications of further information to come by supplementary filing) required in connection with the transactions contemplated by this Agreement. CEC and CAC agree to comply with the terms and conditions of all such Gaming Approvals (including the maintenance of any existing Gaming Approvals) and to promptly and in good faith respond to, and to cause their respective officers, managers, directors, members, stockholders and Affiliates to promptly and in good faith respond to, all requests for information by any Gaming Authority in connection with such applications and otherwise cooperate in good faith with each other and such Gaming Authorities. Each Party will notify the other promptly of receipt of material comments or material requests from any Gaming Authority that relate to Gaming Approvals. CEC and CAC agree to promptly advise each other upon receiving any communication from any Gaming Authority that causes such Party to believe that there is a reasonable likelihood that any Gaming Approvals required from such Gaming Authority will not be obtained or that the receipt of any such approval will be materially delayed. For the avoidance of doubt, notwithstanding the foregoing, in no event shall either Party in its reasonable judgment be required to take any action, or to refrain from taking any action, that would be reasonably likely to interfere with or be adverse or damaging to such Party’s ongoing relationship with any Gaming Authority. CEC and CAC will, upon request from the other Party, furnish the requesting Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any Gaming Authority in connection with the transactions contemplated by this Agreement.”

6. Amendments to Section 5.15(a) of the Amended Merger Agreement. Section 5.15(a) of the Amended Merger Agreement is hereby amended and restated in its entirety as follows:

“(a) Surviving Entity Board of Directors. At or before the Effective Time, the CEC Board shall cause the number of directors that will comprise the full board of directors of the Surviving Entity at the Effective Time to be eleven. The composition of the board of directors of the Surviving Entity shall be in accordance with the terms of the Plan.”

7. Amendments to Section 5.16 of the Amended Merger Agreement. Section 5.16 of the Amended Merger Agreement is hereby amended by adding the following new subsection (d) thereto:

“(d) Acceleration of Remaining Amounts Deferred Under Section 108(i) of the Code. CEC shall validly elect (or CEC shall cause its applicable Subsidiaries to validly elect), for the taxable year of CEC in which the Effective Time occurs, to accelerate in full the inclusion of all remaining income which had previously been deferred under Section 108(i) of the Code.

8. Amendments to Section 5.17 of the Amended Merger Agreement. Section 5.17 of the Amended Merger Agreement is hereby amended and restated in its entirety as follows:

“5.17 Restructuring.

(a) Each of CEC and CAC shall use commercially reasonable efforts to cause the implementation of the Plan solely in accordance with the express terms thereof and the Confirmation Order and each Party shall consult with the other Party in good faith regarding any matter or filing in the Chapter 11 Cases that such Party determines, in its reasonable good faith discretion, could reasonably be expected to be materially adverse to the other Party.

(b) In no event shall CEC or, upon consummation of the Merger and the effectiveness of the Plan, the Surviving Entity, be permitted to discharge obligations under the Plan in respect of any Additional CEC

A-1-5

Bank Consideration or any Additional CEC Bond Consideration through the issuance of CEC Common Stock without the prior written consent of CAC in its sole discretion.”

9. Amendments to Section 6.1(f)(iv) of the Amended Merger Agreement. Section 6.1(f)(iv) of the Amended Merger Agreement is hereby amended and restated in its entirety as follows:

“(iv) the time at which all conditions to the Plan have been satisfied shall occur contemporaneously with the Closing.”

10. Amendments to Section 6.1 of the Amended Merger Agreement. Section 6.1 of the Amended Merger Agreement is hereby amended by adding the following as new subsection (g):

“(g) Antitrust Approvals. Any waiting period under the HSR Act with respect to the Merger or any other applicable Antitrust Laws for which a filing has been made pursuant to Section 5.10(b)(ii) hereof shall have expired or been terminated.”

11. Amendments to Section 6.3(g) of the Amended Merger Agreement. Section 6.3(g) of the Amended Merger Agreement is hereby amended and restated in its entirety as follows:

(g) Tax-Free Spin-Off and Related Transactions.

(i) The IRS Private Letter Rulings dated January 5, 2017, addressed to CEOC and CEC (the “PLRs”) shall not have been revoked or amended or modified in a manner that is materially adverse to CEC or CEOC or their respective Subsidiaries, and the representations made in support of the PLRs, and the facts described therein, shall continue to be true, correct and complete in all material respects;

(ii) CEC shall have received the PropCo Tax Letter provided to CEC under a reliance letter from tax counsel to CEOC permitting CEC to rely on such opinion, which PropCo Tax Letter (A) may be a “short form” opinion and (B) shall comply with the requirements of the Plan, and which reliance letter shall be reasonably satisfactory to CAC; and

(iii) CEC shall have received should-level tax opinions from counsel to CEC or PricewaterhouseCoopers LLP, based on facts, customary representations and assumptions set forth or described in such opinions, that (A) there will not be a material amount of U.S. federal income tax to CEC (taking into account the tax consequences of the transactions described in the PropCo Tax Letter for purposes of such determination) as a result of (1) the inclusion of an “excess loss account” (within the meaning of Treasury Regulations section 1.1502-19) in any equity interest of CEOC or any of its Subsidiaries into the income of CEC pursuant to Treasury Regulations section 1.1502-19(b) resulting from the restructuring of CEOC into OpCo and PropCo and the transactions entered into in connection therewith, (2) CEC’s delivery of New CEC Convertible Notes pursuant to the Plan and contribution of cash pursuant to the New CEC Cash Contribution or (3) the merger of CEOC with and into CEC or a newly formed subsidiary of CEC pursuant to the CEOC Merger, and (B) as of the completion of the Restructuring and the transactions entered into in connection therewith (including the Merger and the restructuring of CEOC into OpCo and PropCo), CEOC, or one of its wholly-owned Subsidiaries, will own the Loss Properties for U.S. federal income tax purposes, which opinions (w) need not include conclusions as to issues addressed favorably in the PLRs or the PropCo Tax Letter (it being understood that an issue shall be considered for these purposes as addressed favorably if the PropCo Tax Letter concludes with respect to such issue that there should not be a material amount of U.S. federal income tax to CEOC, determined as if CEOC and its subsidiaries were a stand-alone consolidated group), (x) shall be reasonable, customary and market as to their scope, (y) shall be reasonably satisfactory to CAC and (z) may be “short form” opinions.”

12. Amendments to Section 7.1(k) of the Amended Merger Agreement. Section 7.1(k) of the Amended Merger Agreement is hereby amended and restated in its entirety as follows:

“(k) [Intentionally Omitted].”

A-1-6

13. Waiver. The Parties hereby expressly waive the occurrence of any breach of covenants related to the Restructuring arising under the Amended Merger Agreement prior to the date of this Amendment, and each Party further waives all legal and equitable rights relating to any such breach by the other Party of covenants related to the Restructuring. The Parties agree that the matters set forth on Schedule I hereto are deemed to be Previously Disclosed for all purposes of the Amended Merger Agreement, as amended hereby.

14. Full Force and Effect. All provisions of the Amended Merger Agreement shall remain in full force and effect on and after the date of this Amendment except as expressly amended hereby. As amended hereby, the Amended Merger Agreement is hereby ratified and confirmed in all respects.

15. Entire Understanding. This Amendment, together with the Amended Merger Agreement (including the Exhibits thereto and Disclosure Schedules) and the documents referenced therein, represents the entire understanding of CEC and CAC regarding the transactions contemplated hereby and thereby and supersedes any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of the Amended Merger Agreement and this Amendment. No representation, warranty, inducement, promise, understanding or condition not set forth in the Amended Merger Agreement or this Amendment has been made or relied on by any Party in entering into the Amended Merger Agreement or this Amendment.

16. Counterparts. This Amendment may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

A-1-7

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

CAESARS ACQUISITION COMPANY, a Delaware corporation

By:	/s/ Craig Abrahams
Name: Craig Abrahams
Title: CFO

CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation

By:	/s/ Eric Hession
Name: Eric Hession
Title: Executive Vice President and Chief Financial Officer

[Signature Page to Amendment to Amended and Restated Agreement and Plan of Merger]

Schedule I

1.	CIE hired Raine Securities as of July 9 for the sale of CIE.

2.	From time to time, CAC and its Subsidiaries enter into transactions, agreements, arrangements or understandings with the Sponsors and their respective Subsidiaries and Affiliates, including CEC, and its and their respective Representatives, that are not material to CAC and its Subsidiaries, taken as a whole.

3.	From time to time, CEC and its Subsidiaries enter into transactions, agreements, arrangements or understandings with the Sponsors and their respective Subsidiaries and Affiliates, including CAC, and its and their respective Representatives, that are not material to CEC and its Subsidiaries, taken as a whole.

ANNEX A-2

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

between

CAESARS ACQUISITION COMPANY

and

CAESARS ENTERTAINMENT CORPORATION

Dated as of July 9, 2016

Page
ARTICLE I DEFINITIONS; INTERPRETATION		A-2-1

1.1	DEFINITIONS	A-2-1
1.2	INTERPRETATION	A-2-12

ARTICLE II THE MERGER		A-2-12

2.1	THE MERGER	A-2-12
2.2	CLOSING	A-2-13
2.3	EFFECTIVE TIME	A-2-13
2.4	EFFECTS OF THE MERGER	A-2-13
2.5	TAX CONSEQUENCES

ARTICLE III CONSIDERATION; EXCHANGE PROCEDURES		A-2-13

3.1	EXCHANGE RATIO ADJUSTMENT	A-2-13
3.2	CONVERSION OR CANCELLATION OF SHARES	A-2-15
3.3	EXCHANGE PROCEDURES	A-2-16
3.4	EQUITY COMPENSATION	A-2-17
3.5	DISSENTERS’ RIGHTS	A-2-18

ARTICLE IV REPRESENTATIONS AND WARRANTIES		A-2-18

4.1	DISCLOSURE SCHEDULES	A-2-18
4.2	STANDARD	A-2-19
4.3	REPRESENTATIONS AND WARRANTIES	A-2-19

ARTICLE V COVENANTS		A-2-28

5.1	REASONABLE BEST EFFORTS	A-2-28
5.2	CONDUCT OF BUSINESS	A-2-29
5.3	STOCKHOLDER APPROVALS; STOCKHOLDER MEETING	A-2-31
5.4	SEC FILINGS	A-2-31
5.5	PUBLIC ANNOUNCEMENT	A-2-32
5.6	ACCESS; INFORMATION	A-2-33
5.7	ACQUISITION PROPOSALS	A-2-33
5.8	TAKEOVER LAWS AND PROVISIONS	A-2-36
5.9	EXCHANGE LISTING AND DE-LISTING	A-2-37
5.10	CONSENTS; APPLICATIONS	A-2-37
5.11	INDEMNIFICATION	A-2-38
5.12	BENEFIT PLANS AND LABOR MATTERS	A-2-38
5.13	NOTIFICATION OF CERTAIN MATTERS	A-2-39
5.14	SECTION 16 MATTERS	A-2-39
5.15	CORPORATE GOVERNANCE	A-2-39
5.16	TAX MATTERS	A-2-39
5.17	RESTRUCTURING	A-2-40

ARTICLE VI CONDITIONS TO THE MERGER		A-2-40

6.1	CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER	A-2-40
6.2	CONDITIONS TO CEC’S OBLIGATION TO EFFECT THE MERGER	A-2-41
6.3	CONDITIONS TO CAC’S OBLIGATION TO EFFECT THE MERGER	A-2-41

ARTICLE VII TERMINATION		A-2-42

7.1	TERMINATION	A-2-42
7.2	EFFECT OF TERMINATION AND ABANDONMENT	A-2-44

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Page
ARTICLE VIII MISCELLANEOUS		A-2-45

8.1	SURVIVAL	A-2-45
8.2	WAIVER; AMENDMENT	A-2-45
8.3	ASSIGNMENT	A-2-46
8.4	COUNTERPARTS	A-2-46
8.5	GOVERNING LAW; JURISDICTION AND FORUM; WAIVER OF JURY TRIAL	A-2-46
8.6	EXPENSES	A-2-47
8.7	NOTICES	A-2-47
8.8	ENTIRE UNDERSTANDING; NO THIRD PARTY BENEFICIARIES	A-2-48
8.9	SEVERABILITY	A-2-48
8.10	SPECIFIC PERFORMANCE	A-2-48
8.11	EFFECT OF AMENDMENT AND RESTATEMENT	A-2-48

SCHEDULES

CEC Disclosure Schedule

CAC Disclosure Schedule

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AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER, dated as of July 9, 2016 (this “Agreement”), is entered into by and between Caesars Acquisition Company, a Delaware corporation (“CAC”), and Caesars Entertainment Corporation, a Delaware corporation (“CEC”).

WHEREAS, CAC and CEC entered into an Agreement and Plan of Merger (the “Original Merger Agreement”) dated as of December 21, 2014 (the “Original Execution Date”), pursuant to which the Parties agreed to effect a strategic business combination through the merger of CAC with and into CEC (the “Merger”), with CEC as the surviving entity (the “Surviving Entity”) upon the terms and subject to the conditions of the Original Merger Agreement;

WHEREAS, the Parties now desire to amend and restate the Original Merger Agreement in its entirety in the form of this Agreement and to effect the Merger upon the terms and subject to the conditions of this Agreement;

WHEREAS, (a) the CEC Board (as defined below) (upon the recommendation of a special committee consisting of certain independent members of the CEC Board (the “CEC Special Committee”)) and (b) the CAC Board (as defined below) (upon the recommendation of a special committee consisting of certain independent members of the CAC Board (the “CAC Special Committee”)), have each (i) approved the terms of this Agreement and the Merger and (ii) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of their respective corporations and stockholders and, therefore, have authorized and approved the plan of merger contained in this Agreement and declared advisable the Merger;

WHEREAS, prior to the execution and delivery of this Agreement, the Parties entered into the RSAs (as defined below) with respect to the Restructuring (as defined below); and

WHEREAS, the Parties intend the Merger to be treated as a reorganization under Section 368(a) of the Code (as defined below) and the Treasury Regulations (as defined below) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined below) agree to amend and restate the Original Merger Agreement in its entirety and agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

“105 Injunction Order” means the order granting plaintiffs’ emergency motion for temporary restraining order and preliminary injunction (Docket No. 275 in Caesars Entertainment Operating Company, Inc. v BOKF, N.A., 15-149, pending in US Bankr. Court for N.D. Ill.) or any other order of the Bankruptcy Court or any other court of competent jurisdiction temporarily enjoining all or some of the Caesars Cases on terms and conditions acceptable to each of CEC and CAC; provided, however, that if any Caesars Cases are not temporarily enjoined in any such order(s), a 105 Injunction Order shall be deemed in effect for such Caesars Cases for so long as the plaintiffs that are not temporarily enjoined shall have agreed to stay such Caesars Cases.

“Acquisition Agreement” has the meaning assigned in Section 5.7(c).

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“Acquisition Proposal” means, with respect to either Party, other than the transactions contemplated by this Agreement or the RSAs or the “Call Right” (as such term is defined in the Governing Documents of CAC and Growth), any offer, proposal or inquiry relating to, or any third party indication of interest in, (a) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of such Party and its Subsidiaries (including stock of such Party’s Subsidiaries), taken as a whole, or 20% or more of any class of equity or voting securities of such Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of such Party and its Subsidiaries (including stock of such Party’s Subsidiaries), taken as a whole, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party (or the stockholders of such third party) beneficially owning 20% or more of any class of equity or voting securities of such Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of such Party and its Subsidiaries (including stock of such Party’s Subsidiaries), taken as a whole, or (c) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving such Party or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of such Party and its Subsidiaries (including stock of such Party’s Subsidiaries), taken as a whole.

“Adjustment Date” means the earlier of (a) date on which the CAC Special Committee and the CEC Special Committee agree in writing as to the Exchange Ratio, as provided in Section 3.1(a), and (b) the sixth (6th) Business Day following the date on which the Adjustment Period ends.

“Adjustment Deadlock” has the meaning assigned in Section 3.1(b).

“Adjustment Period” has the meaning assigned in Section 3.1(a).

“Adverse Recommendation Change” has the meaning assigned in Section 5.7(f).

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, (a) with respect to CEC, the term “Affiliate” shall not include CAC or any of its direct or indirect Subsidiaries and (b) with respect to CAC, the term “Affiliate” shall not include CEC or its direct or indirect controlled Subsidiaries.

“Agreement” has the meaning assigned in the Preamble.

“Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois.

“Benefit Arrangement” means, with respect to any Person, each “employee benefit plan” (within the meaning of section 3(3) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, health and welfare, supplemental retirement benefits, paid time-off benefits and all other employee benefit or compensation plans, agreements, programs, policies or other arrangements, and any amendments thereto, whether or not subject to ERISA and whether or not in writing, (a) under which any Employee of such Person or any of such Person’s current or former directors, agents, or independent contractors, has any present or future right to benefits, (b) sponsored or maintained by such Person or such Person’s Subsidiaries (including an ERISA Affiliate), or (c) under which such Person or such Person’s Subsidiaries (including an ERISA Affiliate) has had or may have any present or future liability, contingent or otherwise, to any Employee of such Person or any of such Person’s current or former directors, agents, or independent contractors.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

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“CAC/CEOC RSA” means that certain First Amended and Restated Restructuring Support Agreement, dated as of July 9, 2016, among CAC and CEOC, as in effect as of the First Amended Execution Date.

“CAC” has the meaning assigned in the Preamble.

“CAC Acquisition Proposal” has the meaning assigned in Section 5.7(a).

“CAC Adverse Recommendation Change” has the meaning assigned in Section 5.7(f).

“CAC Award” has the meaning assigned in Section 3.4(b).

“CAC Board” means the board of directors of CAC.

“CAC Class A Common Stock” means the common stock of CAC, par value $0.001 per share, denominated as Class A Common Stock.

“CAC Class B Common Stock” means the common stock of CAC, par value $0.001 per share, denominated as Class B Common Stock.

“CAC Common Stock” means, collectively, the CAC Class A Common Stock and the CAC Class B Common Stock.

“CAC Disclosure Schedule” has the meaning assigned in Section 4.1.

“CAC Exculpated Parties” means CAC, its Subsidiaries and their respective Representatives.

“CAC Expenses” has the meaning assigned in Section 7.2(c).

“CAC Fairness Opinion” has the meaning assigned in Section 3.1(c)(ii).

“CAC Public Stockholders” means all of the holders of outstanding shares of CAC Common Stock, excluding the Sponsors and their Affiliates.

“CAC Recommendation” has the meaning assigned in Section 4.3(e)(ii).

“CAC Released Parties” means CAC, Growth, their Subsidiaries, and their respective Representatives.

“CAC Requisite Vote” has the meaning assigned in Section 4.3(e)(i).

“CAC Special Committee” has the meaning assigned in the Recitals.

“CAC Stock Option” has the meaning assigned in Section 3.4(a).

“CAC Stock Plans” means (a) the Caesars Acquisition Company 2014 Performance Incentive Plan, and (b) the Caesars Acquisition Company Equity-Based Compensation Plan for CEC Employees.

“CAC Stockholder Meeting” means the meeting (including any postponement and adjournment thereof) of the holders of shares of CAC Common Stock for the purposes of seeking the CAC Requisite Vote.

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment

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Corporation, et. al., Case No. 10004-VCG (Del. Ch.), (b) Trilogy Portfolio Company LLC, et. al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7091 (S.D.N.Y.), (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), (d) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, Case No. 15-cv-01561 (S.D.N.Y.), (e) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company. Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, Case No. 15-cv-04634 (S.D.N.Y.), (f) Wilmington Trust, N.A., solely in its capacity as successor Indenture Trustee for the 10.75% Notes due 2016 v. Caesars Entertainment Corporation, Case No. 15-cv-08280 (S.D.N.Y.), and (g) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(f) above.

“CEC/CEOC RSA” means that certain First Amended and Restated Restructuring Support, Settlement and Contribution Agreement, dated as of July 9, 2016, between CEC and CEOC, as in effect as of the First Amended Execution Date.

“CEC” has the meaning assigned in the Preamble.

“CEC Adverse Recommendation Change” has the meaning assigned in Section 5.7(f).

“CEC Award” has the meaning assigned in Section 3.4(b).

“CEC Board” means the board of directors of CEC.

“CEC Common Stock” means the common stock of CEC, par value $0.01 per share.

“CEC Disclosure Schedule” has the meaning assigned in Section 4.1.

“CEC Exculpated Parties” means CEC, its Subsidiaries and their respective Representatives.

“CEC Expenses” has the meaning assigned in Section 7.2(b).

“CEC Fairness Opinion” has the meaning assigned in Section 3.1(c)(i).

“CEC Preferred Stock” means the preferred stock of CEC, par value $0.01 per share.

“CEC Recommendation” has the meaning assigned in Section 4.3(e)(iii).

“CEC Released Parties” means CEC, its Subsidiaries and their respective Representatives.

“CEC Requisite Vote” has the meaning assigned in Section 4.3(e)(i).

“CEC Special Committee” has the meaning assigned in the Recitals.

“CEC Stock” means, collectively, the CEC Common Stock and the CEC Preferred Stock.

“CEC Stock Option” means each outstanding and unexercised option to purchase shares of CEC Common Stock.

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“CEC Stock Plans” means (a) the Caesars Entertainment Corporation 2012 Performance Incentive Plan, and (b) the Caesars Entertainment Corporation Management Equity Incentive Plan, as amended and restated on November 29, 2011.

“CEC Stockholder Meeting” means the meeting (including any postponement and adjournment thereof) of the holders of shares of CEC Common Stock for the purposes of seeking the CEC Requisite Vote.

“CEC Warrants” means all warrants to purchase shares of CEC Common Stock outstanding as of the date hereof.

“CEOC” means Caesars Entertainment Operating Company, Inc., a Delaware corporation.

“CERP” means Caesars Entertainment Resort Properties, LLC, a Delaware limited liability company.

“Certificate of Merger” has the meaning assigned in Section 2.3.

“Chapter 11 Cases” means the voluntary chapter 11 cases titled Caesars Entertainment Operating Company, Inc., et. al., Case No. 15-01145 (Bankr. N.D. Ill.).

“Chosen Court” has the meaning assigned in Section 8.5(b).

“CIE” means Caesars Interactive Entertainment, Inc., a Delaware corporation.

“CIE Sale Transaction” has the meaning assigned in Section 5.7(k).

“Closing” has the meaning assigned in Section 2.2.

“Closing Date” has the meaning assigned in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” means January 15, 2015.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 21, 2014, between CAC and CEC, as amended.

“Confirmation Date” means the date that the Plan is confirmed by the Bankruptcy Court pursuant to the Confirmation Order.

“Confirmation Order” means an order entered by the Bankruptcy Court confirming the Plan that is materially consistent with the RSAs and the Plan and otherwise acceptable to each of CAC and CEC.

“Converted Stock Option” has the meaning assigned in Section 3.4(a).

“Current Trading Prices” means, with respect to CEC Common Stock and CAC Common Stock, the daily volume-weighted average price of such securities for the twenty (20) consecutive trading days ending on the Measurement Date as reported by Bloomberg, L.P. (or, if no such price is reported by Bloomberg, L.P. for any particular trading day during such 20 trading day period, the daily volume-weighted average price of such securities as officially reported for such trading day on the principal securities exchange on which such security is then listed or admitted for trading shall be used for purposes of calculating such 20-day volume-weighted average price).

“Debtor Release” has the meaning assigned in the Plan.

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“Debtors” means CEOC and each of the debtors in the Chapter 11 Cases.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Schedule” has the meaning assigned in Section 4.1.

“Effective Time” has the meaning assigned in Section 2.3.

“Employees” means, with respect to any Person, the current and former employees of such Person and those of such Person’s Subsidiaries.

“Environment” means ambient air, vapors, surface water, groundwater, wetlands, drinking water supply, land surface, or subsurface strata and biota.

“Environmental Condition” means the release into the Environment and/or presence in the Environment of any Hazardous Substance as a result of which any Party or its Subsidiaries (a) has or is reasonably likely to become liable to any Person for an Environmental Liability, (b) is or was in violation of any Environmental Law, (c) has or is reasonably likely to be required to incur response costs for compliance, investigation or remediation, or (d) by reason of which the real property or other assets of any Party or its Subsidiaries, has been or may be reasonably likely to be subject to any Lien under Environmental Laws; provided that none of the foregoing shall be an Environmental Condition if such matter was remediated or otherwise corrected prior to the date hereof in accordance with Environmental Law and to the satisfaction of the applicable Governmental Entity.

“Environmental Laws” means all applicable and legally enforceable federal, state and local statutes or laws, common law, judgments, orders, regulations, licenses, permits, enforceable guidance and policies, rules and ordinances relating to Hazardous Substances, pollution, restoration or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.), Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), Safe Drinking Water Act (42 U.S.C. §3000(f) et seq.), Toxic Substances Control Act (15 U.S.C. §2601 et seq.), Clean Air Act (42 U.S.C. §7401 et seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.) and other similar state and local statutes, in effect as of the date hereof, including any judicial or administrative interpretation thereof.

“Environmental Liabilities” means all liabilities (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, resulting from any claim or demand, by any Person or entity, under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning assigned in Section 3.3(a).

“Exchange Ratio” means an exchange ratio to be determined on the Adjustment Date that ensures holders of CAC Common Stock immediately prior to the Closing will receive twenty-seven percent (27%) of the outstanding CEC Common Stock on a fully diluted basis (prior to conversion of the New CEC Convertible Notes

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(as defined in the Plan) which, upon conversion at any time following the Closing, will result in pro rata dilution to all holders of CEC Common Stock, including holders of CAC Common Stock immediately prior to the Closing) immediately following the consummation of the Merger and the other transactions related to the Restructuring, as may be adjusted pursuant to Section 3.1(a), and subject to adjustment under Section 3.2(c). For purposes hereof, “fully diluted basis” means the fully diluted shares outstanding for both CEC and CAC, which shall be calculated on the Measurement Date using the treasury stock method based on Current Trading Prices.

“Exculpation” has the meaning assigned in the Plan.

“First Amended Execution Date” means July 9, 2016.

“Foreign Corrupt Practices Act” has the meaning assigned in Section 4.3(j)(v).

“GAAP” means the accounting principles and procedures which are and shall be U.S. generally accepted accounting principles consistently applied on the date hereof.

“Gaming” or “Gaming Activities” means the conduct of gaming and gambling activities, race books and sports pools, or the use of gaming devices, equipment and supplies in the operation of a casino, simulcasting facility, card club or other enterprise, including slot machines, gaming tables, cards, dice, gaming chips, player tracking systems, cashless wagering systems, mobile gaming systems, online real money gaming, poker tournaments, inter-casino linked systems and related and associated equipment, supplies and systems.

“Gaming Approvals” means all licenses, permits, approvals, Orders, authorizations, registrations, findings of suitability, determinations of qualification, franchises, exemptions, waivers, concessions and entitlements issued by any Gaming Authority or under any Gaming Laws which are necessary to permit the consummation of the transactions contemplated by this Agreement.

“Gaming Authorities” means all international, national, foreign, domestic, federal, state, provincial, regional, local, tribal, municipal and other regulatory and licensing bodies, instrumentalities, departments, commissions, authorities, boards, officials, tribunals and agencies with authority over or responsibility for the regulation of Gaming within any Gaming Jurisdiction.

“Gaming Jurisdictions” means all jurisdictions, domestic and foreign, and their political subdivisions, in which Gaming Activities are or may be lawfully conducted, including all Gaming Jurisdictions in which CEC, CAC or any of their respective Subsidiaries or Affiliates currently conducts or may in the future conduct Gaming Activities.

“Gaming Laws” means all laws, statutes and ordinances pursuant to which any Gaming Authority possesses regulatory, permit and licensing authority over the conduct of Gaming Activities, or the ownership or control of an interest in an entity which conducts Gaming Activities, in any Gaming Jurisdiction, all Orders, rules and regulations promulgated thereunder, all written and unwritten policies of the Gaming Authorities and all written and unwritten interpretations by the Gaming Authorities of such laws, statutes, ordinances, Orders, rules, regulations and policies.

“Go-Shop Period End Date” has the meaning assigned in Section 5.7(a).

“Good Reason” means, without the participant’s consent: (a) a material diminution by the participant’s employer in the participant’s annual base salary as of Effective Time, other than a reduction in base salary that applies to a similarly situated class of employees of the employer; or (b) relocation by the participant’s employer of the participant’s principal place of employment to a location that is more than 50 miles from the participant’s principal place of employment as of the Effective Time; provided, that if the new principal place of employment is closer to such participant’s residence than the prior principal place of employment, then such relocation shall

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not be Good Reason; and provided further, that in order to invoke Good Reason, the participant must provide written notice to the participant’s employer of the existence of one of the conditions described in clauses (a) or (b) within 30 days of the initial existence of the condition, and the participant’s employer shall have 30 days (the “Cure Period”) during which to remedy the condition, and if the participant’s employer has failed to remedy the condition constituting Good Reason during the Cure Period, in order to invoke a termination for Good Reason, the relevant participant must terminate employment within 30 days following the Cure Period.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation or articles of organization.

“Governmental Entities” means, in any jurisdiction, any (a) federal, state, local, foreign or international government, (b) court, arbitral or other tribunal, (c) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity) or (d) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any Gaming Authority.

“Growth” means Caesars Growth Partners, LLC, a Delaware limited liability company.

“Hazardous Substance” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under applicable Environmental Laws, or that otherwise results in any Environmental Liability, including any quantity of friable asbestos, urea formaldehyde foam insulation, PCBs, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, and mold and other bio toxins.

“Indemnified Party” has the meaning assigned in Section 5.11(a).

“Intellectual Property” means all intellectual property of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, procedures, technologies, discoveries, apparatus, know-how, Trade Secrets, trademarks, trademark registrations and applications, domain name registrations, social media addresses and accounts, trade dress, service marks, service mark registrations and applications, trade names, and all goodwill associated with the foregoing, copyright registrations, copyrightable and copyrighted works, data and databases, software, rights of publicity, rights of privacy, moral rights, rights to personal information, customer lists and confidential marketing and customer information.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement/Prospectus” has the meaning assigned in Section 5.4(a).

“knowledge” means, with respect to CAC or CEC, the actual knowledge of the individuals listed on Section 1.1 of the CAC Disclosure Schedule or the CEC Disclosure Schedule, as applicable.

“Labor Agreement” has the meaning assigned in Section 4.3(n)(v).

“Law” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, orders, decisions, subpoenas, verdicts and licenses of all Governmental Entities.

“Leased Property” has the meaning assigned in Section 4.3(l).

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“Lien” means any mortgage, deed of trust, pledge, encumbrance, option, right of first refusal or first offer, conditional sale, lien, security interest, conditional or installment sale agreement, charge, proxy, voting trust or agreement, transfer restriction or other restriction on the use, voting, receipt of income or other exercise of any attribution of ownership under any stockholder or similar agreement.

“Material Adverse Effect” means, with respect to CEC or CAC, any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, prospects, condition (financial or otherwise) or assets of CEC and its Subsidiaries, taken as a whole, or CAC and its Subsidiaries, taken as a whole, as the case may be, or (b) the ability of CEC or CAC, as the case may be, to consummate the transactions contemplated hereby; provided, however, that, for the purposes of clause (a), a Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (i) changes generally affecting the economy, financial or securities markets; (ii) the announcement of the transactions contemplated by this Agreement (including, for the avoidance of doubt, the announcement of this Agreement, the RSAs and the Plan) and each Party’s compliance with the terms and conditions of this Agreement, the RSAs and the transactions contemplated hereby and thereby; (iii) any change in GAAP or applicable Law (other than a change in Gaming Law prohibiting or substantially restricting Gaming Activities which are currently permitted); (iv) any outbreak or escalation of war or any act of terrorism; (v) the failure, in and of itself, to meet internal or published projections, forecasts, budgets, or revenue, sales or earnings predictions for any period (but not the facts or circumstances underlying or contributing to any such failure); (vi) the Restructuring Related Claims to the extent satisfied and discharged in a manner that is materially consistent with the Plan and otherwise acceptable to CEC and CAC; (vii) general conditions (or changes therein) in the travel, hospitality or gaming industries; or (viii) the 105 Injunction Order and related guarantee litigation or any of the matters excluded from the consideration and determination of an Adverse Recommendation Change pursuant to clauses (i) and (ii) of the proviso to clause (y) of Section 5.7(g); provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (iii), (iv) or (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on CEC and its Subsidiaries, taken as a whole, or CAC and its Subsidiaries, taken as a whole, as the case may be, compared to other participants in the industries in which CEC and its Subsidiaries or CAC and its Subsidiaries, as the case may be, conduct their businesses.

“Material Contract” has the meaning assigned in Section 4.3(k).

“Measurement Date” means the date that is two (2) Business Days prior to the Adjustment Date.

“Merger” has the meaning assigned in the Recitals.

“Merger Consideration” has the meaning assigned in Section 3.2(a).

“Multiemployer Plan” has the meaning assigned in Section 4.3(n)(ii).

“NASDAQ” means the NASDAQ Global Select Market.

“New Certificates” has the meaning assigned in Section 3.3(a).

“Notice Period” has the meaning assigned in Section 5.7(h).

“Old Certificate” has the meaning assigned in Section 3.2(b).

“OpCo” has the meaning assigned in the Plan.

“Order” means any outstanding order, decision, judgment, writ, injunction, stipulation, award or decree.

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“Original Execution Date” has the meaning assigned in the Recitals.

“Original Merger Agreement” has the meaning assigned in the Recitals.

“Owned Property” has the meaning assigned in Section 4.3(l).

“Party” means CEC or CAC.

“Party Intellectual Property” means, with respect to any Party, all Intellectual Property owned by such Party or its Subsidiaries.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership (general or limited), limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Plan” means the joint chapter 11 plan of reorganization of the Debtors through which the Restructuring will be effected, a copy of which is attached as Exhibit A to each of the RSAs (as amended by the Debtors’ Second Amended Joint Plan of Reorganization [ECF. No. 4218] filed in connection with the Chapter 11 Cases on June 28, 2016), and any and all amendments, supplements or modifications thereto in form and substance materially consistent with the RSAs as provided therein and otherwise acceptable to each of CAC and CEC.

“Previously Disclosed” means, with respect to any specific section or subsection of this Agreement, the information set forth by a Party in (a) the corresponding section or subsection of its Disclosure Schedule; (b) any other section or subsection of its Disclosure Schedule to the extent it is reasonably apparent on the face of such disclosure that the disclosure in such other section or subsection of its Disclosure Schedule is applicable to such specific section or subsection of this Agreement; (c) such Party’s SEC Filings filed at least two (2) Business Days prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature); or (d) publicly-available documents filed by or on behalf of CEC, CAC or the Debtors with the Bankruptcy Court in the Chapter 11 Cases at least two (2) Business Days prior to the date of this Agreement.

“Proceeding” has the meaning assigned in Section 5.11(a).

“PropCo” has the meaning assigned in the Plan.

“Property” and “Properties” have the meaning assigned in Section 4.3(l).

“Registration Statement” has the meaning assigned in Section 5.4(a).

“Releasing Parties” has the meaning assigned in the Plan.

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Restructuring” has the meaning given to such term in the RSAs; provided, however, that solely for purposes of Section 3.1, Section 5.2(b)(xii) and Section 5.16(c), “Restructuring” means the transactions outside of the ordinary course of business consummated or to be consummated by the Debtors or their Affiliates in connection with the Chapter 11 Cases.

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“Restructuring Related Claims” means the threatened or pending claims, actions, suits, litigation or proceedings set forth on Section 1.2 of the CEC Disclosure Schedule and any other threatened or pending claim, action, suit, litigation or proceeding relating to the Restructuring that is released and discharged, as of the Closing, in connection with the Restructuring.

“Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first Person.

“RSAs” means the CAC/CEOC RSA and the CEC/CEOC RSA.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“SEC Filings” has the meaning assigned in Section 4.3(g)(i).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sponsors” means Apollo Global Management, LLC and TPG Global, LLC.

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means, with respect to either Party, a bona fide written Acquisition Proposal which the board of directors of such Party concludes in good faith, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (a) is more favorable to the stockholders of such Party from a financial point of view than the transactions contemplated by this Agreement and (b) is reasonably likely to be consummated on the terms proposed (taking into account, among other things, financing and the likelihood of receiving all required governmental approvals); provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term herein, except that each reference to “20% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority.”

“Surviving Entity” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 4.3(p).

“Takeover Provisions” has the meaning assigned in Section 4.3(p).

“Tax” or “Taxes” means (a) all taxes, charges, fees, levies, imposts, duties and other similar assessments, including any income, alternative minimum or add-on tax, estimated, gross income, gross receipts, sales, use, real property transfer, documentary transfer, controlling interest, transactions, intangibles, ad valorem, value-added, escheat, franchise, registration, title, license, capital, paid-up capital, profits, withholding, employee withholding, payroll, worker’s compensation, unemployment insurance, social security, employment, excise, severance, stamp, transfer occupation, premium, recording, real property, personal property, federal highway use, commercial rent, environmental (including taxes under section 59A of the Code) or windfall profit tax, custom, duty or other tax, fee or other like assessment or charge, together with any interest, penalties, fines or additions to tax that may become payable in respect thereof imposed by any country, any state, county, provincial or local

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Governmental Entity or subdivision or agency thereof, (b) any liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Representation Letters” has the meaning assigned in Section 5.16(a).

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Termination Fee” means $25,000,000.

“Third-Party Release” has the meaning assigned in the Plan.

“Trade Secrets” means all trade secrets, confidential information and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code.

1.2 Interpretation. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Exhibits and Schedules hereto; (d) references to “$” mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day; and (m) all references in this Agreement to “the date hereof” or “the date of this Agreement” shall refer to the First Amended Execution Date.

ARTICLE II

THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the DGCL, at the Effective Time, CAC shall merge with and into CEC. CEC shall be the Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of CAC shall cease.

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2.2 Closing. The closing of the Merger (the “Closing”) will take place in the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, New York, 10022, at 10:00 a.m., New York time, on the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfillment or waiver of those conditions) or on such other date (the “Closing Date”) or at such other time or place as the Parties otherwise agree.

2.3 Effective Time. Promptly following the Closing, CEC and CAC shall duly execute, acknowledge and file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger will become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the Parties in writing and specified in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

2.4 Effects of the Merger.

(a) The Merger will have the effects specified by this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

(b) The Governing Documents of CEC in effect as of the Effective Time will be the Governing Documents of the Surviving Entity, until thereafter duly amended as provided therein or by applicable Law.

(c) At and after the Effective Time, the directors of the Surviving Entity shall consist of those directors designated in accordance with Section 5.15, to hold office in accordance with CEC’s Governing Documents until their respective successors are duly elected or appointed and qualified. At and after the Effective Time, the officers of the Surviving Entity shall consist of the officers of CEC immediately prior to the Effective Time, subject to Section 5.15.

2.5 Tax Consequences. The Merger is intended by the Parties to qualify as a “reorganization” under Section 368(a) of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of the applicable Treasury Regulations.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.1 Exchange Ratio Adjustment.

(a) Adjustments to the Exchange Ratio. During the fourteen (14) day period beginning on the date, as soon as reasonably practicable following the date hereof, on which each Party has received written confirmation from the other Party that it and its Representatives have received the information required by Section 3.1(d) (such period, as it may be extended in writing by the Parties, the “Adjustment Period”), the CAC Special Committee, on behalf of CAC, and the CEC Special Committee, on behalf of CEC, shall negotiate in good faith and shall use their reasonable best efforts to determine whether and to what extent it is necessary, appropriate and advisable to adjust the Exchange Ratio (including, for the avoidance of doubt, the percentage set forth in the definition of Exchange Ratio as of the date hereof) solely (except as otherwise provided herein) to take into account (A) anticipated Tax costs to be incurred by CEC or its Affiliates or CAC or its Affiliates with respect to the transactions related to the Restructuring, (B) Tax costs incurred, and anticipated Tax costs to be incurred, by CEC or its Affiliates with respect to the recognition of income from the discharge of indebtedness under Section 108(i) of the Code that was not, or cannot be, fully offset with net operating losses, and (C) anticipated reductions of cash Taxes otherwise payable by CEC or CAC, including such reductions due to (1) the utilization

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after the Closing of net operating losses that remain available after all Tax consequences of the Restructuring transactions are taken into account, and (2) the recognition after Closing of built-in loss upon the sale of certain assets of the Debtors as identified and mutually agreed upon by the Parties and based on assumptions mutually agreed upon by the Parties. For the avoidance of doubt, for purposes of this Section 3.1(a), Tax costs shall include, but not be limited to, any Tax costs resulting from or attributable to (I) CEC or any of its Affiliates or CAC or any of its Affiliates, as the case may be, having undergone an “ownership change” within the meaning of Section 382 of the Code prior to the Effective Time that would reduce or eliminate the availability of any then currently available net operating losses or other applicable Tax attributes of CEC or its Affiliates or CAC or its Affiliates, as the case may be, (II) any cancellation of indebtedness income recognized by CEC or its Affiliates, or CAC or its Affiliates, to the extent not reduced by available net operating losses or other applicable tax attributes of CEC or its Affiliates, or CAC or its Affiliates, as applicable; provided, however, that for the avoidance of doubt, in no event shall any reduction to the net operating losses of CEC or any of its Subsidiaries as a result of the application of Section 108(b) of the Code in connection with the discharge of indebtedness pursuant to the Restructuring itself be considered a Tax cost for purposes of this Section 3.1(a), (III) the failure of any of the transactions related to the Restructuring to qualify for non-recognition treatment under applicable provisions of the Code and Treasury Regulations, and (IV) the anticipated current or future recognition of income or gain with respect to assets transferred directly or indirectly by CEOC in connection with the Restructuring to any entity treated as a partnership for U.S. federal Tax purposes. Notwithstanding the foregoing limitations, if, at any time during the Adjustment Period, either the CEC Special Committee, on behalf of CEC, or the CAC Special Committee, on behalf of CAC, (x) reasonably and in good faith determines that it cannot obtain a CEC Fairness Opinion or a CAC Fairness Opinion, as the case may be, as a result of an adjustment to the Exchange Ratio based solely on consideration of the foregoing factors or (y) determines in good faith, after consultation with outside legal counsel, that an adjustment to the Exchange Ratio based solely on the foregoing factors would not be appropriate or advisable in consideration of, or would otherwise be reasonably likely to be inconsistent with, the directors’ fiduciaries duties under applicable Law, either Party may give notice of such determination to the other Party and, following delivery of such notice, the foregoing limitations on the factors that may be considered in determining an adjustment to the Exchange Ratio shall no longer apply and instead the CAC Special Committee, on behalf of CAC, and the CEC Special Committee, on behalf of CEC, shall take into account, in addition to the foregoing factors, all other relevant facts and circumstances impacting the intrinsic value of CEC and CAC as of such time in determining the extent of any such adjustment to the Exchange Ratio.

(b) Adjustment Deadlock. If the CAC Special Committee, on behalf of CAC, and the CEC Special Committee, on behalf of CEC, are unable to agree to an adjustment to the Exchange Ratio by the end of the Adjustment Period (an “Adjustment Deadlock”), then there shall be no adjustment to the Exchange Ratio.

(c) Termination Rights. This Agreement may be terminated, and the Merger may be abandoned, within the five (5) Business Day period following the date on which the Adjustment Period ends:

(i) By CEC, if (A) an Adjustment Deadlock occurs and the CEC Special Committee, on behalf of CEC, determines in good faith, after consultation with outside legal counsel, that failure to terminate this Agreement would be reasonably likely to be inconsistent with the fiduciary duties of CEC’s directors under applicable Law or (B) the CEC Special Committee has not received, as of a date that is reasonably proximate to the date on which the Adjustment Period ends, an opinion of Centerview Partners LLC or such other independent, nationally recognized financial advisor as selected by the CEC Special Committee to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Exchange Ratio is fair, from a financial point of view, to CEC (a “CEC Fairness Opinion”).

(ii) By CAC, if (A) an Adjustment Deadlock occurs and the CAC Special Committee, on behalf of CAC, determines in good faith, after consultation with outside legal counsel, that failure to terminate this Agreement would be reasonably likely to be inconsistent with the fiduciary duties of CAC’s directors under applicable Law, or (B) the CAC Special Committee has not received, as of a date that is

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reasonably proximate to the date on which the Adjustment Period ends, an opinion of Moelis & Company LLC or such other independent, nationally recognized financial advisor as selected by the CAC Special Committee to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to CAC and the CAC Public Stockholders (a “CAC Fairness Opinion”).

(d) Information Rights. As soon as reasonably practicable following the date hereof (and in no event later than thirty (30) days following the Confirmation Date), subject to Section 5.6, each Party shall, upon request from the other Party, furnish the requesting Party and its Representatives with all information concerning itself, its Subsidiaries and such other matters as may be reasonably necessary or advisable in order for such Party’s independent, nationally recognized financial advisor to render the CEC Fairness Opinion or the CAC Fairness Opinion, as the case may be, in connection with the matters contemplated by this Section 3.1, and in order for the CAC Special Committee, on behalf of CAC, and the CEC Special Committee, on behalf of CEC, to make the determinations described in Section 3.1(a) and Section 3.1(c).

3.2 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of CAC Common Stock:

(a) CAC Common Stock. Subject to the provisions of this Article III, each share of CAC Common Stock (whether or not subject to restriction) issued and outstanding immediately prior to the Effective Time will be converted into, and become exchangeable for, that number of shares of CEC Common Stock equal to the Exchange Ratio (in the aggregate for all such shares of CAC Common Stock, the “Merger Consideration”).

(b) Rights as Stockholders; Stock Transfers. From and after the Effective Time, shares of CAC Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and holders of certificates (each, an “Old Certificate”) formerly representing shares of CAC Common Stock issued and outstanding immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders of CAC, other than rights to receive (without interest) (i) any then-unpaid dividend or other distribution with respect to such CAC Common Stock having a record date before the Effective Time and (ii) the consideration to which such holders are entitled in accordance with this Article III. After the Effective Time, there will be no transfers of shares of CAC Common Stock on the stock transfer books of CAC or the Surviving Entity, and shares of CAC Common Stock presented to CEC or the Surviving Entity for any reason will be canceled and exchanged in accordance with this Article III. Notwithstanding anything in this Section 3.2 to the contrary, at the Effective Time and by virtue of the Merger, each share of CAC Common Stock beneficially owned by CEC (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) or held in CAC’s treasury will be canceled and retired and will cease to exist, and no shares of CEC Common Stock will be issued in exchange therefor.

(c) Anti-Dilution Adjustments. If, at any time during the period between the date of this Agreement and the Effective Time, CEC changes (or the CEC Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of CEC Common Stock outstanding by way of a stock split, stock dividend, combination, exchange, readjustment, recapitalization, reclassification, reorganization, distribution of securities convertible into CEC Common Stock or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If, at any time during the period between the date of this Agreement and the Effective Time, CAC changes (or the CAC Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of CAC Common Stock outstanding by way of a stock split, stock dividend, combination, exchange, readjustment, recapitalization, reclassification, reorganization, distribution of securities convertible into CAC Common Stock or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

(d) No Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of CEC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the

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Merger. In lieu of issuance of any such fractional shares that would otherwise be issuable to a holder of CAC Common Stock (after aggregating all fractional shares of CEC Common Stock which such holder would otherwise receive), such fractional shares shall be rounded up (if equal to or greater than one-half of a share) or down (if less than one-half of a share) to the nearest whole number of shares of CEC Common Stock.

(e) Shares held in Trust. Other than shares of CAC Common Stock (i) held directly or indirectly by CAC, CEC or any of their respective Subsidiaries in trust accounts, managed accounts or otherwise held in fiduciary capacity for the benefit of third parties and (ii) held by CAC, CEC or any of their respective Subsidiaries in respect of a debt previously contracted, all shares of CAC Common Stock held directly or indirectly by CEC, CAC or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no Merger Consideration shall be delivered in exchange therefor. All shares of CEC Common Stock owned by CAC or any of its Subsidiaries, other than shares held directly or indirectly in trust accounts, managed accounts or otherwise held in fiduciary capacity for the benefit of third parties, shall become treasury stock of CEC.

(f) CEC Common Stock. Other than as provided in Section 3.2(e), all shares of CEC Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding.

3.3 Exchange Procedures.

(a) Appointment of Exchange Agent. Beginning on or before the Closing Date and continuing until the date that is 360 days after the Effective Time, CEC shall make available on a timely basis or cause to be made available to an exchange agent agreed upon by CEC and CAC (the “Exchange Agent”) (i) cash in an amount sufficient to pay any dividends or other distributions pursuant to Section 3.3(d) and (ii) certificates, or at CEC’s option, evidence of shares in book entry form, representing the shares of CEC Common Stock (“New Certificates”), each to be given to the holders of CAC Common Stock in exchange for Old Certificates pursuant to this Article III. On the date that is 360 days after the Effective Time, any such cash or New Certificates remaining in the possession of the Exchange Agent (together with any earnings in respect thereof) shall be delivered to (or as directed by) CEC. Any holder of Old Certificates who has not theretofore exchanged its Old Certificates pursuant to this Article III shall thereafter be entitled to look exclusively to CEC, and only as a general creditor thereof, for the consideration to which such holder may be entitled upon exchange of such Old Certificates pursuant to this Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any Party shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Exchange Procedures. As soon as practicable following the Effective Time, but in no event later than five (5) Business Days thereafter, the Surviving Entity shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of CAC Common Stock a form of letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such person may be entitled pursuant to this Article III. Upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, a New Certificate. No interest will accrue or be paid with respect to any cash or other property to be delivered upon surrender of any Old Certificates. Each of CEC and the Surviving Entity shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of CAC Common Stock such amounts as it may be required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by CEC, the Surviving Entity or the Exchange Agent, as the case may be, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of CAC Common Stock in respect of which the deduction and withholding was made by CEC, the Surviving Entity or the Exchange Agent, as the

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case may be, and such amounts shall be delivered by CEC, the Surviving Entity or the Exchange Agent, as the case may be, to the applicable taxing authority.

(c) Transfer to Holder other than Existing Holder. If any New Certificate representing shares of CEC Common Stock is to be issued in a name other than that of the registered holder of the Old Certificate surrendered in exchange therefor, it shall be a condition of such issuance that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of CEC Common Stock in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Dividends. No dividends or other distributions with a record date after the Effective Time with respect to CAC Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of CEC Common Stock represented by the New Certificate.

(e) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed and, if required by CEC or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as CEC or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, CEC or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, pay or cause to be paid the consideration deliverable in respect of the shares formerly represented by such Old Certificate pursuant to this Article III.

3.4 Equity Compensation.

(a) Stock Options. Immediately prior to the Effective Time, each outstanding and unexercised option to purchase shares of CAC Common Stock (each, a “CAC Stock Option”) will, at the Effective Time, cease to represent an option to purchase CAC Common Stock and will be converted automatically into an option to purchase a number of shares of CEC Common Stock (each, a “Converted Stock Option”) equal to the product (rounded down to the nearest whole share) of (i) the number of shares of CAC Common Stock subject to such CAC Stock Option and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price of such CAC Stock Option divided by (y) the Exchange Ratio, and each unvested CAC Stock Option granted pursuant to the Caesars Acquisition Company 2014 Performance Incentive Plan shall be amended to provide that it shall become vested and exercisable (at target performance levels, if applicable) upon the optionee’s termination of employment without “cause” (as defined in the Caesars Acquisition Company 2014 Performance Incentive Plan) by the Surviving Entity or any of its Subsidiaries or for Good Reason (as defined herein), in either case within six (6) months following the Effective Time. Prior to the Effective Time, the CAC Board shall adopt appropriate resolutions and take all other actions necessary to cause each CAC Stock Option to be converted, assumed and amended, as applicable, in accordance with the foregoing. Following the Effective Time, except for the amendment of the unvested CAC Stock Options granted pursuant to the Caesars Acquisition Company 2014 Performance Incentive Plan, each Converted Stock Option will continue to be governed by the same terms and conditions as were applicable under the CAC Stock Plan for each CAC Stock Option immediately prior to the Effective Time. Immediately prior to the Effective Time, each outstanding and unvested CEC Stock Option granted under to the Caesars Entertainment Corporation 2012 Performance Incentive Plan shall be amended to provide that it shall become vested and exercisable (at target performance levels, if applicable) upon the optionee’s

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termination of employment without “cause” (as defined in the Caesars Entertainment Corporation 2012 Performance Incentive Plan) by the Surviving Entity or any of its Subsidiaries or for Good Reason (as defined herein), in either case within six (6) months following the Effective Time.

(b) CAC Awards. Immediately prior to the Effective Time, each outstanding right of any kind to receive shares or share equivalents of CAC Common Stock which has been granted under any CAC Stock Plan (other than any CAC Stock Option) (a “CAC Award”) will, at the Effective Time, cease to represent a right to receive shares or share equivalents in CAC Common Stock, and will be converted automatically into the right to receive shares (or share equivalents, as the case may be) in CEC Common Stock (each, a “CEC Award”), which, in the case of CAC Awards denominated in shares shall be in an amount equal to the product (rounded down to the nearest whole share) of (i) the number of shares of CAC Common Stock subject to such CAC Award and (ii) the Exchange Ratio, and each unvested CAC Award granted pursuant to the Caesars Acquisition Company 2014 Performance Incentive Plan shall be amended to provide that it shall become vested and exercisable (at target performance levels, if applicable) upon the awardee’s termination of employment without “cause” (as defined in the Caesars Acquisition Company 2014 Performance Incentive Plan) by the Surviving Entity or any of its Subsidiaries or for Good Reason (as defined herein), in either case within six (6) months following the Effective Time. In the case of CAC Awards denominated in cash, the number of shares of CEC Common Stock or other securities, property or cash that may be delivered in settlement thereof shall be determined pursuant to the terms of the particular CAC Stock Plan on the relevant settlement date(s) for such awards. Prior to the Effective Time, the CAC Board or the CEC Board, as applicable, shall adopt appropriate resolutions and take all other actions necessary to cause each CAC Award to be converted, adjusted, assumed and amended, as applicable, in accordance with the foregoing. Following the Effective Time, except for the amendment of the unvested CAC Awards granted pursuant to the Caesars Acquisition Company 2014 Performance Incentive Plan, each CEC Award will continue to be governed by the same terms and conditions as were applicable under the CAC Stock Plan for each CAC Award immediately prior to the Effective Time. Immediately prior to the Effective Time, each outstanding and unvested right of any kind to receive shares or share equivalents of CEC Common Stock granted under the Caesars Entertainment Corporation 2012 Performance Incentive Plan (other than any CEC Stock Option) shall be amended to provide that it shall become vested and exercisable (at target performance levels, if applicable) upon the awardee’s termination of employment without “cause” (as defined in the Caesars Entertainment Corporation 2012 Performance Incentive Plan) by the Surviving Entity or any of its Subsidiaries or for Good Reason (as defined herein), in either case within six (6) months following the Effective Time.

(c) Notwithstanding the foregoing, each CAC Stock Option, whether or not intended to be an “incentive stock option” (as defined in Section 422 of the Code), will be adjusted in accordance with the requirements of Sections 424 and 409A of the Code.

3.5 Dissenters’ Rights. No appraisal or dissenters’ rights shall be available to holders of CAC Common Stock or holders of CEC Common Stock in connection with the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Disclosure Schedules. Before entry into this Agreement, CAC delivered to CEC a schedule (the “CAC Disclosure Schedule”) and CEC delivered to CAC a schedule (the “CEC Disclosure Schedule,” and together with the CAC Disclosure Schedule, each, a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties made by CAC or CEC, respectively, contained in Section 4.3 or to one or more covenants contained in Article V; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a Party that such item is material or is reasonably likely to result in a Material Adverse

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Effect with respect to such Party or, solely with respect to an exception to a representation or warranty, that such item was required to be disclosed therein.

4.2 Standard. For all purposes of this Agreement, no representation or warranty of CAC or CEC contained in Section 4.3 (other than (a) the representations and warranties contained in Sections 4.3(a)(i), 4.3(c)(i), 4.3(c)(ii), 4.3(e)(i), 4.3(g)(i), 4.3(g)(iii)(B), 4.3(o)(xii), 4.3(s), 4.3(t) and 4.3(u) which shall be true and correct in all respects and (b) the representations and warranties contained in Section 4.3(b), which shall be true and correct, except for inaccuracies that are de minimis in nature or effect) will be deemed untrue or incorrect, and no Party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any representation or warranty contained in Section 4.3 (except for Section 4.3(g)(i), read for this purpose without regard to any individual reference to materiality), as applicable, has had or is reasonably likely to have a Material Adverse Effect on such Party.

4.3 Representations and Warranties. For purposes of this Section 4.3, references to “since inception” with respect to CAC shall mean since February 25, 2013. Except as Previously Disclosed, CAC hereby represents and warrants to CEC (other than with respect to the representations and warranties made in Sections 4.3(b)(ii), 4.3(b)(iii), 4.3(e)(iii) and 4.3(t)(ii) which are made exclusively by CEC), and CEC hereby represents and warrants to CAC (other than with respect to the representations and warranties made in Sections 4.3(b)(i), 4.3(e)(ii), and 4.3(t)(i) which are made exclusively by CAC), as follows:

(a) Organization, Standing and Authority. (i) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. (ii) It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified. Such Party has made available to the other Party a complete and correct copy of its Governing Documents, each as amended to the date hereof, and such Governing Documents are in full force and effect as of the date hereof.

(b) Capital Stock.

(i) The authorized capital stock of CAC consists of 1,200,000,000 shares of CAC Common Stock, par value $0.001 per share, consisting of 300,000,000 shares denominated as Class A Common Stock, and 900,000,000 shares denominated as Class B Common Stock. As of the date of this Agreement, 137,422,736 shares of CAC Class A Common Stock were outstanding, and no shares of CAC Class B Common Stock were outstanding. As of the date of this Agreement, no more than 2,216,302 shares of CAC Common Stock are subject to CAC Stock Options or other Rights in respect of CAC Common Stock, and no more than 188,973 shares of CAC Common Stock were reserved for future grants under the CAC Stock Plans. All outstanding shares of CAC Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Upon any issuance of any shares of CAC Common Stock in accordance with the terms of the CAC Stock Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Except as set forth above and except for shares issuable pursuant to the CAC Stock Plans, as of the date of this Agreement, there are no shares of CAC Common Stock reserved for issuance, CAC does not have any Rights outstanding with respect to CAC Common Stock, and CAC does not have any commitment to authorize, issue or sell any CAC Common Stock or Rights, except pursuant to this Agreement, outstanding CAC Stock Options and the CAC Stock Plans. As of the date of this Agreement, CAC has no contractual obligations to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of CAC Common Stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which its stockholders may vote are issued and outstanding.

(ii) The authorized capital stock of CEC consists of 1,250,000,000 shares of CEC Common Stock, par value $0.01 per share, and 125,000,000 shares of CEC Preferred Stock, par value $0.01 per share. As of the date of this Agreement, 146,911,966 shares of CEC Common Stock were outstanding,

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and no shares of CEC Preferred Stock were outstanding. As of the date of this Agreement, no more than 19,350,243 shares of CEC Common Stock are subject to CEC Stock Options or other Rights in respect of CEC Common Stock, and no more than 7,379,709 shares of CEC Common Stock were reserved for future grants under the CEC Stock Plans. All outstanding shares of CEC Common Stock and CEC Preferred Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Upon any issuance of any shares of CEC Common Stock in accordance with the terms of the CEC Stock Plans, such shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Except as set forth above and except for shares issuable pursuant to the CEC Stock Plans and the CEC Warrants, as of the date of this Agreement, there are no shares of CEC Stock reserved for issuance, CEC does not have any Rights outstanding with respect to CEC Stock, and CEC does not have any commitment to authorize, issue or sell any CEC Stock or Rights, except pursuant to this Agreement, outstanding CEC Stock Options, the CEC Stock Plans and the CEC Warrants. As of the date of this Agreement, CEC has no contractual obligations to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of CEC Stock. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which its stockholders may vote are issued and outstanding.

(iii) The shares of CEC Common Stock to be issued in the Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be (A) validly issued, fully paid and nonassessable shares of capital stock and subject to no preemptive rights and (B) duly listed on the NASDAQ, subject to official notice of issuance.

(c) Subsidiaries.

(i) It has Previously Disclosed a list of all of its Significant Subsidiaries.

(ii) (A) It and each of its Subsidiaries owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable.

(iii) Each of its Subsidiaries has been duly organized, is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(iv) It has Previously Disclosed (A) a list of all equity securities (other than equity securities of its Subsidiaries) that it and its Subsidiaries own, control or hold for their own account and (B) a list of all bonds, debentures, notes or other similar obligations that it and its Subsidiaries have issued.

(d) Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on their respective businesses as such businesses are now being conducted and to own all their respective properties and assets.

(e) Authority.

(i) It has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, and the consummation of the transactions

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contemplated hereby, including the Merger, by it, have been duly and validly authorized by all necessary corporate action (including valid authorization and approval of this Agreement by its duly constituted board of directors), subject only to the receipt of (A) in the case of CEC, the adoption of the plan of merger contained in this Agreement and approval of the Merger by the holders of at least a majority of all outstanding shares of CEC Common Stock in accordance with CEC’s Governing Documents (collectively, the “CEC Requisite Vote”), and (B) in the case of CAC, the adoption of the plan of merger contained in this Agreement and approval of the Merger by the holders of at least a majority of all outstanding shares of CAC Class A Common Stock in accordance with CAC’s Governing Documents (the “CAC Requisite Vote”). Subject to the CEC Requisite Vote in the case of CEC and the CAC Requisite Vote in the case of CAC and assuming due authorization, execution, and delivery of this Agreement by the other Party, this Agreement represents a legal, valid, and binding obligation of it, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(ii) On or prior to the date of this Agreement, the CAC Board (upon the recommendation of the CAC Special Committee) has (A) approved the terms of this Agreement and the Merger, (B) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of CAC and its stockholders, and have authorized and approved the plan of merger contained in this Agreement and declared advisable the Merger and (C) resolved to recommend that the stockholders of CAC approve the adoption of this Agreement and the Merger (the “CAC Recommendation”) as soon as the facts and circumstances would justify such a recommendation.

(iii) On or prior to the date of this Agreement, the CEC Board (upon the recommendation of the CEC Special Committee) has (A) approved the terms of this Agreement and the Merger, (B) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of CEC and its stockholders, and have authorized and approved the plan of merger contained in this Agreement and declared advisable the Merger and (C) resolved to recommend that the stockholders of CEC approve the adoption of this Agreement and the Merger (the “CEC Recommendation”) as soon as the facts and circumstances would justify such a recommendation.

(f) Regulatory Approvals; No Defaults.

(i) No consent from any Governmental Entity, including any Gaming Authority, is required to be made or obtained by it in connection with the execution, delivery and performance by such Party of its obligations under this Agreement and the other agreements, documents and instruments to which such Party is or will be a party, or the consummation by such Party of the transactions contemplated hereby and thereby, except for (A) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC, the state securities authorities and applicable securities exchanges, (B) filing of the Registration Statement and the Joint Proxy Statement/Prospectus with the SEC and declaration by the SEC of the effectiveness of the Registration Statement under the Securities Act, (C) the filing of the Certificate of Merger, (D) such filings with applicable securities exchanges as are necessary to obtain the listing authorizations contemplated by this Agreement, (E) the Gaming Approvals, if any, (F) consents required under liquor licenses, if any, and (G) approval of the Restructuring by the relevant court or other Governmental Entity.

(ii) Subject to receipt of the regulatory consents and approvals referred to in the preceding paragraph, the expiration of related waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in benefit payable or right of termination under, any applicable Law, or any Order, governmental permit or

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license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or any of their respective properties is subject or bound, (B) constitute a breach or violation of, or a default under, its or any of its Significant Subsidiaries’ Governing Documents or (C) require any consent or approval under any such Law, Order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Reports and Regulatory Documents; Material Adverse Effect.

(i) Such Party’s Annual Reports on Form 10-K (as amended) for the fiscal years ended December 31, 2014 and 2015, and all other reports, registration statements, definitive proxy statements or information statements filed by such Party or any of its Subsidiaries subsequent to December 31, 2015 under the Securities Act or under the Exchange Act (as amended, collectively, “SEC Filings”), in the form filed with the SEC as of the date filed, (A) complied (and any SEC Filings filed after the date hereof will comply) in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not (and any SEC Filings filed after the date hereof will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the statements of financial position contained in or incorporated by reference into any such SEC Filing (including the related notes and schedules thereto) fairly presented (and any such statements contained in any SEC Filings filed after the date hereof will fairly present) in all material respects such Party’s financial position and that of its Subsidiaries on a consolidated basis as of the date of such statement, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such SEC Filing (including any related notes and schedules thereto) fairly presented (and any such statements contained in any SEC Filings filed after the date hereof will fairly present) in all material respects the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of such Party and its Subsidiaries on a consolidated basis for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(ii) It and its Subsidiaries have no liabilities, whether or not accrued, contingent or otherwise, which would be required to be reflected or reserved against on or disclosed in a consolidated balance sheet of it and its Subsidiaries prepared in accordance with GAAP, other than those reflected or reserved against in its balance sheets (and the notes thereto) included in such Party’s SEC Filings filed prior to the date of this Agreement and those incurred in the ordinary course of business consistent with past practice since December 31, 2015.

(iii) Since December 31, 2015, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby), and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.
(iv) Such Party has made available to such other Party true, correct and complete copies of all written correspondence between the SEC and such Party and any of such Party’s Subsidiaries occurring since December 31, 2015 and prior to the date hereof. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of such Party’s SEC Filings. None of its Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

(h) Litigation. There is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit,

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action or proceeding) (i) that involves a Governmental Entity, other than in the ordinary course of business consistent with past practice, (ii) that, as of the date of this Agreement, involves claims asserted on a class, collective or representative basis or (iii) that, individually or in the aggregate, is (A) material to its and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries’ businesses after the Effective Time, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no Order or regulatory restriction imposed upon or entered into by it, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

(i) Regulatory Matters. Neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any special procedures or restrictions imposed by any written Orders, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of it or any of its Subsidiaries, other than procedures or restrictions imposed by any Gaming Authority in the ordinary course of business consistent with past practice. There are no formal or informal investigations relating to any regulatory matters pending before any Governmental Entity with respect to it or its Subsidiaries, other than investigations by any Gaming Authority in the ordinary course of business consistent with past practice.

(j) Compliance with Laws. It and each of its Subsidiaries:

(i) has, since January 1, 2015, conducted its business in compliance with all applicable federal, state, local and foreign statutes, Laws, regulations, ordinances, rules, judgments, Orders or decrees applicable thereto or to the employees conducting such businesses;

(ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, Orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(iii) has received, since January 1, 2015, no written or, to its knowledge, other notification from any Governmental Entity (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations, rules or ordinances which such Governmental Entity enforces; (B) threatening to revoke any license, franchise, permit or authorization of a Governmental Entity; (C) requiring it or any of its Subsidiaries to enter into or consent to the issuance of any written Order, decree, agreement, memorandum of understanding or similar arrangement, commitment letter or similar submission, or extraordinary supervisory letter; or (D) imposing or threatening to impose any monetary penalty, except, in each case, for regulatory violation letters and similar notifications from Governmental Entities received by it and its Subsidiaries in the ordinary course of business consistent with past practice which are not material to it and its Subsidiaries taken as a whole;

(iv) is not subject to any pending, or to its knowledge, threatened, investigation, review or disciplinary proceedings by any Governmental Entity against either of it or any of its Subsidiaries or any director, officer or employee thereof; and

(v) (A) is in compliance and, since January 1, 2015, has been in compliance with the United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”) and any other United States and foreign Laws concerning corrupting payments and (B) since January 1, 2015, has not been investigated by any Governmental Entity with respect to, or been given notice by a Governmental Entity of, any violation by it or any of its Subsidiaries of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupting payments.

(k) Material Contracts; Defaults. Each contract, agreement, arrangement, commitment or understanding to which a Party or one of its Subsidiaries is a party that is a “material contract” within the meaning of Item

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601(b)(10) of the SEC’s Regulation S-K (a “Material Contract”) is a valid and legally binding agreement of such Party or one of its Subsidiaries, as applicable, and, to its knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms and is in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l) Real Property. All real property and interests in real property owned in fee by it or any of its Subsidiaries (individually, an “Owned Property”) and all real property and interests in real property leased, subleased, licensed used or otherwise occupied by it or one of its Subsidiaries and any prime or underlying leases, subleases, licenses or other use or occupancy agreements relating thereto (individually, a “Leased Property”) are set forth or described in the Form 10-K filed by it with the SEC for the year ended December 31, 2015 or otherwise Previously Disclosed, except for any Owned Property or Leased Property which is not, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole. It or its Subsidiaries, as applicable, has good and valid fee title to all Owned Property and good and valid leasehold title to all Leased Property (an Owned Property or Leased Property being sometimes referred to herein, individually, as a “Property” and, collectively, the “Properties”), in each case subject only to (i) (x) Liens described in the Form 10-K filed by it with the SEC for the year ended December 31, 2015, (y) Liens which are Previously Disclosed or of record and not material, or (z) inchoate workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of it or any of its Subsidiaries or that individually or in the aggregate, do not impair, and would not reasonably be expected to impair, the continued use and operation of the Property to which they relate in the conduct of the business of it or its Subsidiaries as presently conducted, (ii) leases, subleases and similar agreements Previously Disclosed or for the benefit of it or its Affiliates or which are not material to it and its Subsidiaries taken as a whole and which were entered into in the ordinary course of business consistent with past practice and (iii) easements, covenants, rights-of-way and other similar restrictions of record, if any, that, (x) are for the benefit of it or its Affiliates or (y) are granted to third parties and, individually or in the aggregate, do not impair, and would not reasonably be expected to impair, the continued use and operation of the Property to which they relate in the conduct of the business of it or its Subsidiaries as presently conducted. Any reciprocal easements, operating agreements, option agreements, rights of first refusal or rights of first offer with respect to any Property at which a casino or hotel project is operated are Previously Disclosed, except with respect to any Property which is not, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole. To its knowledge, there are no physical conditions or defects at any of the Properties at which casino or hotel operations are conducted which impair or would be reasonably expected to impair the continued operation and conduct of the casino, hotel and related businesses as presently conducted at each such Property. To its knowledge, all leases, subleases, licenses and other use or occupancy agreements pursuant to which it or its Subsidiaries leases, subleases, licenses, uses or occupies any Leased Property are valid and in full force and effect.

(m) Environmental Matters. (i) There are no Environmental Liabilities, (ii) there are no Environmental Conditions, (iii) there is no pending or, to its knowledge, threatened enforcement action regarding an Environmental Condition or compliance with Environmental Laws with respect to any of its or its Subsidiaries’ Property or the operation of their respective businesses, (iv) no Hazardous Substance is located on any of its or its Subsidiaries’ Property except for amounts permitted under Environmental Laws, (v) since January 1, 2011, in the case of CEC, and since inception, in the case of CAC, neither it nor its Subsidiaries have received a written notice from any Governmental Entity or third party alleging a violation of any Environmental Law which has not been addressed and cured in accordance with applicable Environmental Law and (vi) it and its Subsidiaries are in compliance with all applicable Environmental Laws. It and its Subsidiaries possess all licenses, permits, certificates, registrations, approvals, authorizations and consents from any Governmental Entity required under Environmental Laws with respect to the operation of the respective businesses of it and its Subsidiaries. It has Previously Disclosed or otherwise made available true and complete copies of (A) all licenses, permits, certificates, registrations, approvals, authorizations and consents from any Governmental Entity issued to it or its Subsidiaries under Environmental Laws with respect to its or its Subsidiaries’ Property or the operation of their

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respective businesses, (B) all written notices received by it or its Subsidiaries from any Governmental Entity or third party alleging a violation of any Environmental Law with respect to its or its Subsidiaries’ Property or the operation of their respective businesses and (C) any other assessments, reports, and documents concerning environmental matters relating to it or its Subsidiaries or their respective operations and activities.

(n) Benefit Arrangements and Labor Matters.

(i) All of its material Benefit Arrangements as of the date hereof are Previously Disclosed. True and complete copies of all of its material Benefit Arrangements as of the date hereof, including any trust instruments, financial statements and insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any of its Benefit Arrangements, and all amendments thereto, have been made available to the other Party. None of its material Benefit Arrangements are subject to the laws of a country outside the United States.

(ii) All of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are in compliance, in form and operation, with their terms and ERISA, the Code and other applicable laws (including with respect to non-discrimination requirements, fiduciary duties and required regulatory filings). All of its Benefit Arrangements intended to be qualified under Section 401 of the Code are subject to a currently effective determination letter. With respect to any Benefit Arrangements that are Multiemployer Plans, (A) such Multiemployer Plans are Previously Disclosed, (B) to its knowledge, no event has occurred that would be reasonably likely to present a risk of a partial withdrawal, (C) the transactions contemplated by this Agreement will not result in any contingent liability under ERISA, (D) to its knowledge, no circumstances exist that would be reasonably likely to present a risk that any such Multiemployer Plan will go into reorganization and (E) it has no current intention to withdraw from any Multiemployer Plan.

(iii) All contributions required to be made under each Benefit Arrangement, as of the date hereof, have been timely made or have been reflected in the consolidated financial statements filed with its SEC Filings. As of the date hereof, there is no pending or, to its knowledge threatened, litigation relating to any of its Benefit Arrangements.

(iv) There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any of its Benefit Arrangements which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any other event) (A) entitle any of its employees or the employees of any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of its Benefit Arrangements or cause or result in the vesting or termination of any CAC Stock Options or CAC Awards, (C) limit or restrict the right of it or, after the consummation of the transactions contemplated hereby, CEC to merge, amend or terminate any of its Benefit Arrangements or (D) result in payments under any of its Benefit Arrangements which would not be deductible under Section 162(m) or Section 280G of the Code.

(v) There is no pending or, to its knowledge, threatened strike, slowdown, work stoppage, or lockout by or with respect to any of its Employees, and since January 1, 2015, no such strike, slowdown, work stoppage, lockout, or, to its knowledge, threat thereof, has occurred. With respect to the transactions contemplated by this Agreement, any notice to its or its Subsidiaries’ Employees or their representatives as required by applicable Law or any collective bargaining agreements, labor union contracts, trade union agreements, foreign works council contracts or similar arrangements covering the terms and conditions of employment of any Employee (any such contract or arrangement,

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a “Labor Agreement”) has been, or prior to the Effective Time will be, given, and all bargaining obligations have been, or prior to the Effective Time will be, satisfied.

(vi) It is in compliance with (A) the terms of all Labor Agreements and (B) all applicable Laws respecting employment and employment practices, including Laws with respect to the terms and conditions of employment, health and safety, wages and hours, “exempt” and “non-exempt” classifications, classifications of employees and independent contractors, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, termination of employment, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(vii) It and its Subsidiaries are in compliance with all applicable employee licensing requirements and each has taken commercially reasonable measures to ensure that any Employee who is required to have a gaming or other license under any Gaming Laws or other Laws maintains such license in current and valid form.

(o) Taxes.

(i) All Tax Returns that are required to be filed or delivered (taking into account any extensions of time within which to file or deliver) by or with respect to it and its Subsidiaries have been duly and timely filed or delivered, and all such Tax Returns are complete and accurate in all respects.

(ii) All Taxes due have been timely paid in full (whether or not shown to be due on the Tax Returns referred to in clause (i)).

(iii) All Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Entity in a timely manner, to the extent due and payable.

(iv) No extensions or waivers of statutes of limitations for the assessment of Taxes have been given by or requested in writing with respect to any of its U.S. federal, state, local or foreign income Taxes or those of its Subsidiaries.

(v) None of the Tax Returns referred to in clause (i) is currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign taxing authority and neither it nor its Subsidiaries has received written notice from any taxing authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns is pending or threatened.

(vi) No deficiencies have been asserted or assessments made against it or its Subsidiaries by the relevant taxing authorities as a result of any audit or examination of any of the Tax Returns referred to in clause (i).

(vii) No claim has been made in writing against it or its Subsidiaries by any taxing authorities in a jurisdiction where it or its Subsidiaries does not file Tax Returns that it or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(viii) It has made provision in accordance with GAAP, in the financial statements included in its SEC Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its SEC Filings filed before the date hereof.

(ix) Neither it nor any of its Subsidiaries is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement (i) exclusively between or among it and its wholly owned Subsidiaries or (ii) the primary purpose of which is not the allocation or payment of Tax liability that was entered into in the ordinary course of business consistent with past practice).

(x) Within the past two years, neither it nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

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(xi) Neither it nor any of its Subsidiaries has participated in or been a party to a transaction that constitutes a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.

(xii) Neither it nor any of its Subsidiaries has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualification as a reorganization with the meaning of Section 368(a) of the Code.

(xiii) There are no Liens for Taxes upon its property and assets or any of its Subsidiaries’ property and assets except for Liens not yet due and owing.

(xiv) Neither it nor any of its Subsidiaries will be required for Tax purposes to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date, taking into account the Merger, as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (iii) any installment sale or open transaction made or entered into on or prior to the Closing Date, (iv) any prepaid amount received on or prior to the Closing Date or (v) any election under 108(i) of the Code.

(p) Takeover Laws and Provisions. It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”). It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Governing Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(q) Intellectual Property.

(i) To its knowledge, all of its and its Subsidiaries’ Party Intellectual Property necessary for the operation of their respective businesses as presently conducted is valid, subsisting and enforceable. Its and each of its Subsidiaries (A) solely owns, free and clear of all Liens, all right, title and interest in and to their respective Party Intellectual Property necessary for the operation of their respective businesses as presently conducted, and (B) owns or licenses all of the Intellectual Property necessary for the operation of their respective businesses as presently conducted. To its knowledge, upon the consummation of the transactions contemplated by this Agreement, all of its and its Subsidiaries’ Intellectual Property rights necessary for the operation of their respective businesses as presently conducted shall survive and be available for use in the same manner and on substantially the same terms as of immediately prior to the date hereof.

(ii) To its knowledge, the operation of its and its Subsidiaries’ respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third person. To its knowledge, no third person is infringing, diluting, misappropriating or otherwise violating its or its Subsidiaries’ Intellectual Property rights.

(iii) It and its Subsidiaries have taken reasonable measures to protect (A) their rights in their respective Party Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by it or its Subsidiaries, and to its knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to appropriate non-disclosure or license agreements which have not been breached.

(iv) It and each of its Subsidiaries has complied with applicable Law, as well as its own rules, policies, and procedures, relating to privacy, data protection, and the collection, retention, protection,

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and use of personal information collected, used, or held for use by it and its Subsidiaries. No claims have been asserted or threatened against it or its Subsidiaries alleging a violation of any Person’s privacy or personal information or data rights. To its knowledge, there have been no security breaches in the information technology systems of it and its Subsidiaries or the information technology systems of any third person to the extent used by or on behalf of it and its Subsidiaries.

(r) Insurance. It and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to their respective businesses and their respective properties and assets.

(s) Accounting and Internal Controls.

(i) It and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. It has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

(ii) It has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(t) Financial Advisors, Etc.

(i) None of CAC, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, the CAC Special Committee has retained Moelis & Company LLC as its financial advisor.

(ii) None of CEC, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, the CEC Special Committee has retained Centerview Partners, LLC as its financial advisor.

(u) Affiliate Transactions. Since the date its most recent Form 10-K was filed with the SEC, there have been no transactions, agreements, arrangements or understandings between it or any of its Subsidiaries, on the one hand, and any of its Affiliates (other than its Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC that have not been Previously Disclosed.

ARTICLE V

COVENANTS

5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, CEC and CAC will each use their respective commercially reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable Laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each Party will cooperate fully with the other Party to that end.

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5.2 Conduct of Business.

(a) Except to the extent required by this Agreement or the applicable RSA, permitted by Section 5.7 or as Previously Disclosed, from the date hereof until the Effective Time or the date on which this Agreement is terminated pursuant to Section 7.1, each Party shall and shall cause each of its respective Subsidiaries to (i) conduct its business in the ordinary course of business consistent with past practice and in compliance with Law and (ii) use commercially reasonable efforts to (x) maintain its material assets and properties in their current condition (normal wear and tear and damages caused by casualty or by any reason outside of its control excepted) and (y) preserve intact its business organization and maintain the existing relations with customers, suppliers, tenants, creditors, licensors, licensees, business partners, officers, key employees, consultants, insurers and others having business dealings with it, in each case in all material respects.

(b) Each Party agrees that from the date hereof until the Effective Time or the date on which this Agreement is terminated pursuant to Section 7.1, except as expressly contemplated or permitted by this Agreement or the applicable RSA (including any acts or omissions with respect to or in connection with the Restructuring or the Plan, consistent with the terms of the applicable RSA) or as Previously Disclosed, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed, except with respect to clauses (i), (ii), (iii), (iv), (xiv) and (xvii), as to which the other Party may grant or withhold its consent in its sole discretion), it will not, and will cause each of its Subsidiaries not to:

(i) enter into any material new line of business outside the ordinary course of business consistent with past practice;

(ii) amend (A) the Governing Documents of CEC or CAC, as applicable, (B) the Governing Documents of its Subsidiaries in any material respect or (C) any terms of its outstanding equity interests or other securities;

(iii) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, except for (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or (B) dividends, distributions, redemptions and purchases that are not material to it and its Subsidiaries, taken as a whole;

(iv) issue or sell or encumber any of its equity interests or any securities convertible into, or rights to acquire, any of its equity interests;

(v) purchase any equity interests in or securities of, or make any other investment in, or make any loans or advances to, any Person, except for acquisitions, investments, loans or advances (A) in the ordinary course of business consistent with past practice or (B) that are not material to it and its Subsidiaries, taken as a whole;

(vi) (A) materially increase the compensation payable or that could become payable to directors or officers, (B) increase the compensation payable or that could become payable to Employees in any material respect, other than increases in compensation made in the ordinary course of business consistent with past practice, (C) enter into any new, or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or Employees or (D) enter into or amend in any material respect any Labor Agreement except in the ordinary course of business consistent with past practice; provided that notwithstanding anything to the contrary contain herein, nothing shall affect the ability of such Party to negotiate collective bargaining agreements and related ancillary agreements in the ordinary course of business consistent with past practice;

(vii) enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Benefit Arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any

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director, officer or employee, other than as set forth in Section 5.12, take any action to accelerate the vesting or exercisability of CEC Stock Options, CEC Awards, CAC Stock Options or CAC Awards, as applicable, or other compensation or benefits payable under any Benefit Arrangement, fund or in any other way secure or fund the payment of compensation or benefits under any Benefit Arrangement, change the manner in which contributions to any Benefit Arrangement are made or determined, or add any new participants to or increase the principal sum of any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (A) as Previously Disclosed or as may be required by applicable Law, (B) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, including pursuant to the terms of any Benefit Arrangement, (C) amendments that do not materially increase benefits or result in materially increased administrative costs, or (D) as permitted by Section 5.2(b)(vi) and Section 5.12; provided that notwithstanding anything to the contrary contained herein, nothing shall affect the ability of such Party from changing its Benefit Arrangements (x) in the ordinary course, (y) in connection with a change in Law or (z) in connection with any collective bargaining process;

(viii) sell, transfer, lease, dispose of, grant or otherwise authorize the sale, transfer, lease, disposition, grant of, any of its material properties or assets, except in the ordinary course of business consistent with past practice;

(ix) except in the ordinary course of business consistent with past practice cancel any material indebtedness owed to it or waive any claims or rights of substantial value of it;

(x) (A) terminate, enter into, renew, extend, amend or modify in any material respect adverse to such Party (including by way of interpretation) any Material Contract, (B) incur, guarantee, pay or prepay any material indebtedness for borrowed money other than in the ordinary course of business consistent with past practice, (C) make any capital expenditures in excess of the amount set forth on Section 5.2(b)(x)(C) of the CAC Disclosure Schedule, in the case of CAC and its Subsidiaries, or the amount set forth on Section 5.2(b)(x)(C) of the CEC Disclosure Schedule, in the case of CEC and its Subsidiaries, (D) incur any material liabilities other than in the ordinary course of business consistent with past practice or (E) place any Lien on any of its material properties or assets, except in the ordinary course of business consistent with past practice;

(xi) make any material change to its financial accounting methods, principles or practices, except as may be required by Law or by GAAP;

(xii) other than elections made in connection with the Restructuring (including an election to accelerate deferred discharge of indebtedness income under Section 108(i) of the Code or any similar provision of state, local or foreign Tax Law), change or revoke any material Tax election, materially change any of its methods of reporting income or deductions for Tax purposes, compromise any material Tax liability or settle any material Tax claim, audit or dispute, or file any materially amended Tax Return;

(xiii) enter into any material settlement, consent decree or other agreement or arrangement with a third party or Governmental Entity;

(xiv) notwithstanding anything herein to the contrary, (A) knowingly take, or knowingly omit to take, any action that would, or would be reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (B) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions set forth in Article VI not being satisfied in a timely manner, except (with prior notice to the other Party) as may be required by applicable Law;

(xv) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance requiring the commitment of capital or the contribution of assets by it or other obligations of it in excess of $200 million, individually or in the aggregate;

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(xvi) abandon, encumber, convey title (in whole or in part), license or grant a covenant not to sue or any other right to material Party Intellectual Property, other than in the ordinary course of business consistent with past practice;

(xvii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or dissolution, restructuring, recapitalization or reorganization; or

(xviii) enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

5.3 Stockholder Approvals; Stockholder Meeting.

(a) As promptly as reasonably practicable following the Adjustment Date, CEC shall, in accordance with applicable Law and the Governing Documents of CEC, establish a record date for, duly call, give notice of, convene and hold the CEC Stockholder Meeting. CEC shall use its commercially reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders and to hold the CEC Stockholder Meeting as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. As soon as the facts and circumstances would justify such a recommendation, CEC shall, through the CEC Board, recommend to its stockholders that they give the CEC Requisite Vote, include such recommendation in the Joint Proxy Statement/Prospectus and use its commercially reasonable best efforts to obtain from its stockholders the CEC Requisite Vote, subject to the right of CEC and the CEC Board to take the actions permitted by Section 5.7.

(b) As promptly as reasonably practicable following the Adjustment Date, CAC shall, in accordance with applicable Law and the Governing Documents of CAC, establish a record date for, duly call, give notice of, convene and hold the CAC Stockholder Meeting. CAC shall use its commercially reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its stockholders and to hold the CAC Stockholder Meeting as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. As soon as the facts and circumstances would justify such a recommendation, CAC shall, through the CAC Board, recommend to its stockholders that they give the CAC Requisite Vote, include such recommendation in the Joint Proxy Statement/Prospectus and use its commercially reasonable best efforts to obtain from its stockholders the CAC Requisite Vote, subject to the right of CAC and the CAC Board to take the actions permitted by Section 5.7.

5.4 SEC Filings.

(a) Each Party will cooperate in ensuring that all required SEC filings are timely and properly made. CEC will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by CEC with the SEC in connection with the issuance of CEC Common Stock pursuant to Article III of this Agreement, and the Parties will jointly prepare the proxy statement and prospectus and other materials of CEC and CAC to be filed with the SEC and included in the Registration Statement (the “Joint Proxy Statement/Prospectus”), as well as any other related documents. Each Party will cooperate, and will cause its Subsidiaries to cooperate, with the other Party, its counsel and its accountants, in the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus. As soon as reasonably practicable following the date hereof, (i) CEC and CAC, as applicable, will file the Joint Proxy Statement/Prospectus with the SEC and (ii) CEC will file the Registration Statement, including the Joint Proxy Statement/Prospectus in preliminary form, with the SEC. After filing the Registration Statement, CEC will use commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable, and, upon the later of (x) the Registration Statement being declared effective and (y) five (5) Business Days following the Adjustment Date, the Parties will mail the Joint Proxy Statement/Prospectus to their respective stockholders as promptly as reasonably practicable thereafter. CEC will use commercially reasonable best efforts to maintain the effectiveness of the Registration Statement until the Effective Time. The Joint Proxy Statement/Prospectus and the Registration Statement will include all information reasonably requested by such other Party to be included

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therein. Each Party shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Registration Statement, and shall provide the other with copies of all written correspondence between it and its Representatives, on one hand, and the SEC, on the other hand. Each Party will use its commercially reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement/Prospectus, and CEC will use its commercially reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Registration Statement. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each Party shall (A) cooperate and provide the other Party with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (B) include in such document or response all comments reasonably proposed by the other and (C) provide the other Party with a copy of all such filings with the SEC. CEC also agrees to use commercially reasonable best efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Each Party agrees to furnish for inclusion in the Registration Statement and the Joint Proxy Statement/Prospectus all information concerning it, its Subsidiaries, officers, directors and stockholders as may be required by applicable Law in connection with the foregoing.

(b) CEC and CAC each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date the definitive Joint Proxy Statement/Prospectus or any amendment or supplement thereto is mailed and on the date of the CAC Stockholder Meeting and the CEC Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. CEC and CAC each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Joint Proxy Statement/Prospectus or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take appropriate steps to correct the Joint Proxy Statement/Prospectus or the Registration Statement.

(c) CEC will advise CAC, promptly after CEC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CEC Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or the Joint Proxy Statement/Prospectus or for additional information.

5.5 Public Announcement. Neither Party nor any Affiliate or Representative of such Party shall issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rules (upon the advice of counsel) in which case the Party required to publish such press release or public announcement shall use commercially reasonable best efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

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5.6 Access; Information.

(a) During the period from the date of this Agreement to the earlier of the Closing or the date on which this Agreement is terminated pursuant to Section 7.1, upon reasonable notice and subject to applicable Laws, each Party shall, and shall cause each of its Subsidiaries to, afford to the other Party and its Representatives reasonable access during normal business hours to all of its and its Subsidiaries’ properties, books and records, contracts and authorized Representatives. None of CEC, CAC or any of their respective Subsidiaries will be required to afford access or disclose information that would jeopardize attorney-client privilege or contravene any provisions of applicable Law or any binding agreement with any third party. The Parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Each Party will hold any information that is nonpublic and confidential in accordance with the confidentiality provisions of the Confidentiality Agreement.

(c) No investigation by any Party of the business and affairs of the other Party, pursuant to this Section 5.6 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any Party’s obligation to consummate the transactions contemplated by this Agreement.

5.7 Acquisition Proposals.

(a) Notwithstanding anything to the contrary set forth in this Agreement, from the date of this Agreement and continuing until 11:59 p.m. New York City time on the date which is forty-five (45) Business Days after the date of this Agreement (the “Go-Shop Period End Date”), CAC and its Subsidiaries and their respective Representatives shall have the right (acting under the direction of the CAC Special Committee) to directly or indirectly (A) initiate, solicit and encourage any offer, proposal or inquiry relating to, or any third party indication of interest in, any acquisition or purchase of 100% of the issued and outstanding CAC Common Stock (a “CAC Acquisition Proposal”) from one or more Persons, including by way of contacting third parties or public disclosure and by way of providing access to non-public information regarding, and affording access to the business, properties, assets, books, records and personnel of, CAC and its Subsidiaries, to any Person (each, a “Solicited Person”) pursuant to an executed confidentiality agreement on terms no less favorable to CAC than the Confidentiality Agreement, which shall include, among other things, customary employee non-solicitation and non-hire provisions (a copy of which confidentiality agreement shall be promptly (in all events within one (1) Business Day) provided for informational purposes only to CEC); provided, that CAC shall promptly (and in any event within one (1) Business Day) provide to CEC all material and information delivered or made available to any Solicited Person to the extent such material and information was not previously furnished or made available to CEC; and (B) enter into, participate in and maintain discussions or negotiations regarding, and take any other action to facilitate any inquiries or the making of any proposal that constitutes or would be reasonably likely to lead to, a CAC Acquisition Proposal. Within one (1) Business Day following the Go-Shop Period End Date, CAC shall notify CEC in writing of the material terms and conditions of any CAC Acquisition Proposal (including any amendments or modifications thereof) received from any Excluded Party (as defined below) and the identity thereof.

(b) Except as expressly permitted by this Section 5.7, on the Go-Shop Period End Date, CAC shall (i) immediately cease any activities permitted by Section 5.7(a) and any discussions or negotiations with any Person (other than CEC and any Excluded Party) that are ongoing as of the Go-Shop Period End Date and that relate, or may reasonably be expected to lead to, a CAC Acquisition Proposal, (ii) terminate access to any physical or electronic data rooms relating to a possible CAC Acquisition Proposal and (iii) promptly request each Person (other than CEC and any Excluded Party) that has theretofore executed a standstill, confidentiality or similar agreement in connection with such Person’s consideration of a CAC Acquisition Proposal to return (or if permitted by the applicable agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable agreement.

(c) Except as expressly permitted by this Section 5.7, from and after the date hereof, each Party agrees that it (i) will not, and will cause its Subsidiaries (other than, during the period from the Commencement Date to

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the Confirmation Date, CEOC and its Subsidiaries) and its and its Subsidiaries’ officers and directors (other than, during the period from the Commencement Date to the Confirmation Date, the officers, members and directors of CEOC and its Subsidiaries) not to, and will use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents, advisors and other Representatives (other than, during the period from the Commencement Date to the Confirmation Date, the employees, agents, advisors and other Representatives of CEOC and its Subsidiaries) and affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage or participate in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, or approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to, any Acquisition Proposal for such Party (an “Acquisition Agreement”), (ii) will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than the other Party with respect to any Acquisition Proposal, and (iii) will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to any Acquisition Proposal.

(d) Notwithstanding Sections 5.7(b) and 5.7(c), prior to the receipt of the CEC Requisite Vote, the CEC Board, and prior to the receipt of the CAC Requisite Vote at the CAC Stockholder Meeting, the CAC Board, directly or indirectly through any Representative, may, subject to this Section 5.7(d), (i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited Acquisition Proposal in writing that the CEC Board or the CAC Board, as applicable, believes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal, (ii) thereafter furnish to such third party non-public information relating to the applicable Party or any of its Subsidiaries pursuant to an executed confidentiality agreement on terms no less favorable to such Party than the Confidentiality Agreement, which shall include, among other things, customary employee non-solicitation and non-hire provisions (a copy of which confidentiality agreement shall be promptly (in all events within one (1) Business Day) provided for informational purposes only to the other Party) and/or (iii) take any action that any court of competent jurisdiction orders it to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iii), only if the CEC Board or the CAC Board, as applicable, determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. Each Party will promptly (within one (1) Business Day) advise the other Party following receipt of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep such other Party apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal as it may be amended, revised or supplemented from time to time, and of the execution and delivery of any confidentiality agreement with the Person making such Acquisition Proposal) and will provide to such other Party all material and information delivered or made available to the Person making such Acquisition Proposal to the extent such material and information was not previously furnished or made available to such other Party, in each case on a current basis. Without limiting the foregoing, each Party shall notify the other Party, orally and in writing, within one (1) Business Day if such Party enters into discussions or negotiations with another Person concerning an Acquisition Proposal or provides non-public information or data to any person in accordance with this Section 5.7. Any non-public, competitively sensitive information provided to any third party that is a competitor of CEC or CAC pursuant to the provisions of this Section 5.7(d) or Section 5.7(a) shall be provided pursuant to reasonable and customary procedures designed to protect the confidential and proprietary nature of such information.

(e) For the avoidance of doubt, after the Go-Shop Period End Date until the receipt of the CAC Stockholder Approval at the CAC Stockholder Meeting, CAC may continue to take any of the actions described in Section 5.7(d) (subject to the limitations and obligations set forth herein) with respect to any bona fide written proposals or offers regarding any CAC Acquisition Proposal submitted by a Solicited Person on or before the Go-Shop Period End Date if the CAC Board believes in good faith, after consultation with outside legal counsel

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and a financial advisor, constitutes or would reasonably be expected to result in a Superior Proposal (each such Solicited Person, an “Excluded Party”); provided, that an Excluded Party shall cease to be an Excluded Party if the negotiations between CAC and such Solicited Person with respect to the CAC Acquisition Proposal that resulted in such Solicited Person becoming an Excluded Party shall have been terminated.

(f) Except as expressly permitted pursuant to Section 5.7(g), (i) the CEC Board shall not (A) withdraw, amend, modify or materially qualify, in a manner adverse to CAC, the CEC Recommendation, (B) recommend a Superior Proposal, (C) fail to recommend against acceptance of any third party tender offer or exchange offer for the shares of CEC Stock within ten (10) Business Days after the commencement of such offer, (D) make any public statement inconsistent with the CEC Recommendation or (E) resolve or agree to take any of the foregoing actions (any of the foregoing, a “CEC Adverse Recommendation Change”) and (ii) the CAC Board shall not (A) withdraw, amend, modify or materially qualify, in a manner adverse to CEC, the CAC Recommendation, (B) recommend a Superior Proposal, (C) fail to recommend against acceptance of any third party tender offer or exchange offer for the shares of CAC Common Stock within ten (10) Business Days after the commencement of such offer, (D) make any public statement inconsistent with the CAC Recommendation or (E) resolve or agree to take any of the foregoing actions (any of the foregoing, a “CAC Adverse Recommendation Change,” and together with a CEC Adverse Recommendation Change, each an “Adverse Recommendation Change”).

(g) Except as set forth in this Section 5.7(g), neither the CEC Board nor the CAC Board shall make any Adverse Recommendation Change, or cause to permit CEC or CAC, as applicable to enter into (or cause or permit any Subsidiary of such Party to enter into) an Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of (i) the CEC Requisite Vote (in the case of the CEC Board and CEC) or (ii) the CAC Requisite Vote at the CAC Stockholder Meeting (in the case of the CAC Board and CAC), the CEC Board or the CAC Board, as applicable shall be permitted (x) to terminate this Agreement pursuant to Section 7.1(h) to enter into a definitive Acquisition Agreement with respect to a Superior Proposal that did not result from a material breach of this Section 5.7, subject to compliance with Section 5.7(h) and payment of the Termination Fee in accordance with Section 7.2, if the applicable board of directors (A) has received an Acquisition Proposal that, in the good faith determination of such board of directors, constitutes a Superior Proposal, after having complied with Section 5.7(h), and (B) determines in good faith, after consultation with its legal advisors, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, or (y) to effect an Adverse Recommendation Change with respect to such Party, if the board of directors effecting such Adverse Recommendation Change determines in good faith, after consultation with its legal advisors, that failure to make an Adverse Recommendation Change would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that for purposes of this clause (y) (but subject to the penultimate sentence of this Section 5.7(g)), the occurrence of any of the following changes, events or circumstances shall not, in and of itself, form the basis to effect an Adverse Recommendation Change by the board of directors of either Party: (i) any decision in Marblegate Asset Mgmt. v. Educ. Mgmt. Corp., 75 F. Supp. 3d 592, 614 (S.D.N.Y. 2014), presently on appeal to the Second Circuit Court of Appeals or any related CEC guaranty litigation; (ii) any legislative change to the Trust Indenture Act of 1939; (iii) the prosecution of any of the Restructuring Related Claims, provided that, if such Restructuring Related Claims are not satisfied and discharged in a manner that is materially consistent with the Plan and otherwise acceptable to CEC and CAC, then this clause (y)(iii) shall cease to have any force or effect; or (iv) any change in the financial or securities markets or in the market price or valuation of any security or financial interest, or in the business, results of operations or prospects of either Party, except for any such change occurring (I) after the date hereof that is not reasonably foreseeable as of the date hereof, or (II) prior to the date hereof that is not known as of the date hereof to the CEC Special Committee or the CAC Special Committee, as applicable, and only to the extent that any such change described in clause (y)(iv)(I) or (II) has (1) a materially disproportionate effect on CEC and its Subsidiaries, taken as a whole, or CAC and its Subsidiaries, taken as a whole, as the case may be, compared to (A) the other Party and its Subsidiaries, taken as a whole, or (B) other participants in the industries in which CEC and its Subsidiaries or CAC and its Subsidiaries, as the case may be, conduct their businesses, or (2) a material and adverse impact on the ability of CEC or CAC to finance, consummate or implement the Restructuring, including with respect to the consummation of the transactions contemplated under the RSAs and

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the Plan. For the avoidance of doubt, the foregoing proviso shall not affect the right of either Party to terminate this Agreement pursuant to Section 7.1. In the event of any conflict between this Section 5.7(g) and Section 7.1, Section 7.1 shall control.

(h) Neither the CEC Board or the CAC Board shall be entitled to effect an Adverse Recommendation Change or to terminate this Agreement as permitted under Section 5.7(g) with respect to a Superior Proposal unless: (A) the applicable Party promptly notifies the other Party, in writing, at least five (5) Business Days (the “Notice Period”) before making a CEC Adverse Recommendation Change or a CAC Adverse Recommendation Change, as applicable, or entering into (or causing a Subsidiary to enter into) an Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that CEC or CAC, as applicable, has received an Acquisition Proposal that the CEC Board or the CAC Board, as applicable, intends to declare a Superior Proposal and that the CEC Board or the CAC Board, as applicable, intends to make a CEC Adverse Recommendation Change or CAC Adverse Recommendation Change, as applicable and/or CEC or CAC, as applicable, intends to enter into an Acquisition Agreement; (B) the applicable Party attaches to such notice the most current version of the proposed Acquisition Agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (C) the applicable Party shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable best efforts to cause its and its Subsidiaries’ Representatives to, during the Notice Period, negotiate with the other Party in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if the other Party, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the applicable Party notifies the other Party of any such material revision (it being understood that there may be multiple extensions)); and (D) the CEC Board or the CAC Board, as applicable, determines in good faith, after consulting with outside legal counsel and its financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by the other Party during the Notice Period in the terms and conditions of this Agreement.

(i) Any determination to be made or action to be taken by the CAC Board or the CEC Board under this Section 5.7 (including a determination to take no action) shall be made or taken only upon the recommendation of the CAC Special Committee or the CEC Special Committee, as applicable.

(j) Nothing contained in this Agreement shall prevent either Party or the board of directors of either Party from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act, or other disclosure requirements under applicable Law or the NASDAQ rules, with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

(k) Notwithstanding anything in this Agreement to the contrary, (i) in no event shall any offer, proposal or inquiry relating to, or any third party indication of interest in the sale of all or any part of the businesses or properties of CIE, including the social and mobile games business of CIE (a “CIE Sale Transaction”), constitute an Acquisition Proposal or a Superior Proposal for purposes of this Agreement, (ii) nothing contained in this Section 5.7 or any other provision of this Agreement (other than clause (iii) of this Section 5.7(k)) shall be deemed to restrict CAC from making any determination (including a determination to take no action) or taking any action in connection with a CIE Sale Transaction, (iii) in no event shall CAC or any of its Subsidiaries execute or enter into, any binding letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar legally binding agreement to effect any CIE Sale Transaction, without the prior written consent of the CEC Special Committee, which consent shall not be unreasonably withheld, conditioned or delayed.

5.8 Takeover Laws and Provisions. No Party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each Party will

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take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. No Party will take any action that would cause the transactions contemplated by this Agreement not to comply with any Takeover Provisions and each Party will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

5.9 Exchange Listing and De-Listing. CEC will use commercially reasonable best efforts to cause the shares of CEC Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.2 hereof to be approved for quotation on the NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time. Prior to the Closing Date, CAC will cooperate with CEC and use commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NASDAQ to enable the delisting by the Surviving Entity of the CAC Common Stock from the NASDAQ and the deregistration of the CAC Common Stock under the Exchange Act as promptly as reasonably practicable after the Effective Time.

5.10 Consents; Applications.

(a) Each of the Parties shall cooperate with each other and use their commercially reasonable best efforts to (i) as promptly as practicable, take, or cause to be taken, all appropriate action, and do or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable; (ii) obtain any permits, consents, approvals and authorizations from, and all declarations, filings and registrations with, any Governmental Entity (including any Gaming Authority) required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iii) make all necessary registrations, declarations and filings, and thereafter make any other submissions with respect to this Agreement, as required under any applicable Law.

(b) Without limiting the generality of Section 5.10(a), the Parties and their respective Subsidiaries, as necessary, shall, reasonably promptly following the date hereof, prepare and cause to be filed all required initial applications and documents in connection with obtaining and maintaining the Gaming Approvals (including where appropriate indications of further information to come by supplementary filing) required in connection with the transactions contemplated by this Agreement. CEC and CAC agree to comply with the terms and conditions of all such Gaming Approvals (including the maintenance of any existing Gaming Approvals) and to promptly and in good faith respond to, and to cause their respective officers, managers, directors, members, stockholders and Affiliates to promptly and in good faith respond to, all requests for information by any Gaming Authority in connection with such applications and otherwise cooperate in good faith with each other and such Gaming Authorities. Each Party will notify the other promptly of receipt of material comments or material requests from any Gaming Authority that relate to Gaming Approvals. CEC and CAC agree to promptly advise each other upon receiving any communication from any Gaming Authority that causes such Party to believe that there is a reasonable likelihood that any Gaming Approvals required from such Gaming Authority will not be obtained or that the receipt of any such approval will be materially delayed. For the avoidance of doubt, notwithstanding the foregoing, in no event shall either Party in its reasonable judgment be required to take any action, or to refrain from taking any action, that would be reasonably likely to interfere with or be adverse or damaging to such Party’s ongoing relationship with any Gaming Authority.

(c) CEC and CAC will, upon request from the other Party, furnish the requesting Party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other Party or any of its Subsidiaries with or to any Governmental Entity in connection with the transactions contemplated by this Agreement.

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5.11 Indemnification.

(a) Following the Effective Time, to the fullest extent permitted by Law, CEC will: (i) indemnify, defend and hold harmless, and provide advancement promptly, and in any event within ten (10) days after any written request, of expenses to, the present and former directors, officers and employees of CAC and its Subsidiaries and anyone who becomes a director, officer or employee of CAC or its Subsidiaries during the period from the date of this Agreement through the Closing Date (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any claim, action (whether threatened, pending or contemplated), suit, proceeding or investigation (each, a “Proceeding”), including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party), judgments, fines, losses, claims, damages, liabilities and settlement amounts as incurred, in connection with any Proceeding, whether arising before or after the Effective Time and whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or actions or omissions occurring at or before the Effective Time (including the transactions contemplated by this Agreement), provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification; (ii) honor any existing, Previously Disclosed agreements relating to indemnity; and (iii) for six (6) years after the Effective Time, maintain in effect provisions in the Surviving Entity’s certificate of incorporation and bylaws (or in such document of any successor to the business of the Surviving Entity) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to their intended beneficiaries than the provisions set forth in CEC’s or CAC’s Governing Documents.

(b) Prior to the Effective Time, CAC shall, or, if CAC is unable to, CEC shall, as of the Effective Time obtain and fully pay for “tail” insurance policies with a claims period of six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance for the present and former officers and directors of CAC or any of its Subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated by this Agreement). Such “tail” insurance policy will contain coverage, amounts, terms and conditions, no less advantageous to such officers and directors than the coverage currently provided by CAC. If CAC (or CEC) for any reason cannot obtain such “tail” insurance policies as of the Effective Time, CEC shall obtain comparable insurance for such six-year period with coverage, amounts, terms and conditions no less advantageous to such officers and directors than the coverage currently provided by CAC.

(c) Any Indemnified Party wishing to claim indemnification under Section 5.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify CEC; provided that failure so to notify will not affect the obligations of CEC under Section 5.11(a) except to the extent that CEC is actually prejudiced as a consequence.

(d) If CEC or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, CEC will cause proper provision to be made so that the successors and assigns of CEC will assume the obligations set forth in this Section 5.11.

(e) The provisions of this Section 5.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

5.12 Benefit Plans and Labor Matters. Prior to the Effective Time, CEC and CAC and their respective Affiliates will use commercially reasonable efforts to obtain waivers from all of their respective Employees who will become employees of the Surviving Entity following the Merger and who are parties to all employment

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agreements, severance agreements, change in control agreements, equity and incentive award agreements or similar agreements containing “change in control” or similar provisions, which state that the transactions contemplated by this Agreement (including but not limited to the execution of this Agreement, any stockholder approval of the transactions contemplated by this Agreement or the consummation of such transactions) and any other transactions in connection with the Restructuring do not constitute a “Change in Control” (or similar term) as defined in such agreements. Prior to the Effective Time, CEC and CAC will each honor the terms of all applicable Labor Agreements. Notwithstanding anything to the contrary contained herein, CEC and CAC may each negotiate new Labor Agreements in the ordinary course of business consistent with past practice and may amend or change Benefit Arrangements in the ordinary course of business consistent with past practice.

5.13 Notification of Certain Matters. CEC and CAC will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI.

5.14 Section 16 Matters. Prior to the Effective Time, the Parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of CAC Common Stock or conversion of any derivative securities in respect of shares of CAC Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Corporate Governance.

(a) Surviving Entity Board of Directors. At or before the Effective Time, the CEC Board shall cause the number of directors that will comprise the full board of directors of the Surviving Entity at the Effective Time to be a number that is reasonably agreed between CEC and CAC prior to the Effective Time, and the members of the initial board of directors of the Surviving Entity as of the Effective Time will be composed of the number of directors designated by CEC and the number of directors designated by CAC, as is reasonably agreed between CEC and CAC prior to the Effective Time and in accordance with the terms of the Plan.

(b) Executive Officers. At or before the Effective Time, the CEC Board shall take all actions necessary to cause the persons reasonably agreed between CEC and CAC prior to the Effective Time to be elected or appointed as of the Effective Time to the offices of the Surviving Entity reasonably agreed between CEC and CAC prior to the Effective Time and in accordance with the terms of the Plan.

5.16 Tax Matters.

(a) Tax Representation Letters. Officers of CEC and CAC shall execute and deliver to Reed Smith LLP, tax counsel to CEC, and Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to CAC, tax representation letters or certificates of such officers (“Tax Representation Letters”) substantially in the form agreed to by the Parties and such law firms at such time or times as may be reasonably requested by such law firms, including at the time the Joint Proxy Statement/Prospectus is declared effective by the SEC and at the Effective Time, in connection with such tax counsel’s delivery of opinions pursuant to Sections 6.2(c) and 6.3(c) of this Agreement.

(b) Continuity of Business Enterprise. CEC will continue at least one significant historic business line of CAC, or use at least a significant portion of CAC’s historic business assets in a business, in each case within the meaning of Section 1.368-1(d) of the Treasury Regulations, except that CEC may transfer CAC’s historic business assets (i) to a corporation that is a member of CEC’s “qualified group,” within the meaning of Section 1.368-1(d)(4)(ii) of the Treasury Regulations, or (ii) to a partnership if (A) one or more members of CEC’s “qualified group” have active and substantial management functions with respect to CAC’s historic

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business or members of CEC’s “qualified group” in the aggregate own an interest in the partnership representing a significant interest in CAC’s historic business, in each case within the meaning of Section 1.368-1(d)(4)(iii) of the Treasury Regulations.

(c) Restructuring Transaction. CEC shall regularly consult with CAC concerning the tax effect of the Restructuring, including providing drafts of the private letter ruling request and any supplemental submissions with respect to the Restructuring, and considering in good faith all of the comments from CAC in a timely manner under the circumstances. CEC shall use its reasonable best efforts to cause the Restructuring to be tax-free to CEC and to its Affiliates for federal and state income tax purposes or to cause any Tax that would have otherwise been incurred in connection therewith to be eliminated by netting net operating loss carryforwards or other net operating losses that would have been available after first offsetting any deferred discharge of indebtedness income under Section 108(i) of the Code or any other operating income.

5.17 Restructuring. Each of CEC and CAC shall use commercially reasonable efforts to cause the implementation of the Restructuring in accordance with the terms of the applicable RSAs and each Party shall consult with the other Party in good faith regarding any matter or filing in the Chapter 11 Cases that such Party determines, in its reasonable good faith discretion, could reasonably be expected to be materially adverse to the other Party.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of CEC and CAC to consummate the Merger is subject to the fulfillment or written waiver by CEC and CAC before the Effective Time of each of the following conditions:

(a) Stockholder Approvals. CEC shall have obtained the CEC Requisite Vote and CAC shall have obtained the CAC Requisite Vote.

(b) Gaming Approvals. Any and all Gaming Approvals shall have been obtained, which Gaming Approvals shall have been granted without the imposition of limitations, restrictions or conditions materially adverse to the Parties, and such Gaming Approvals shall be in full force and effect.

(c) No Injunction, Illegality or Litigation. No Law or Order issued by any Governmental Entity (including any Gaming Authority) shall have been adopted, promulgated or issued that would prohibit, restrain, enjoin or render unlawful the consummation of the Merger.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Listing. The shares of CEC Common Stock to be issued in the Merger and shares reserved for issuance pursuant to Section 3.2 shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(f) Plan and Confirmation Order.

(i) The Plan shall contain the Debtor Release, the Third-Party Release and the Exculpation;

(ii) the Plan shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order;

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(iii) the Confirmation Order shall be in full force and effect and shall not have been stayed, modified, or vacated; and

(iv) the effective date of the Plan shall occur contemporaneously with the Closing Date.

6.2 Conditions to CEC’s Obligation to Effect the Merger. CEC’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by CEC before the Effective Time of each of the following conditions:

(a) CAC’s Representations and Warranties. The representations and warranties of CAC in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date) subject to the standard set forth in Section 4.2; and CEC shall have received a certificate, dated the Closing Date, signed on behalf of CAC by a senior executive officer of CAC to that effect.

(b) Performance of CAC’s Obligations. CAC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and CEC shall have received a certificate, dated the Closing Date, signed on behalf of CAC by a senior executive officer of CAC to that effect.

(c) Opinion of Tax Counsel. CEC shall have received an opinion of Reed Smith LLP, tax counsel to CEC, dated the Closing Date and based on facts, representations and assumptions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Reed Smith LLP will be entitled to receive and rely upon the Tax Representation Letters.

(d) Absence of Material Adverse Effect. There shall not have occurred, since the date of this Agreement, a Material Adverse Effect with respect to CAC.

(e) [Intentionally Omitted].

6.3 Conditions to CAC’s Obligation to Effect the Merger. CAC’s obligation to consummate the Merger is also subject to the fulfillment, or written waiver by CAC, before the Effective Time of each of the following conditions:

(a) CEC’s Representations and Warranties. The representations and warranties of CEC in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such date) subject to the standard set forth in Section 4.2; and CAC shall have received a certificate, dated the Closing Date, signed on behalf of CEC by a senior executive officer of CEC to that effect.

(b) Performance of CEC’s Obligations. CEC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and CAC shall have received a certificate, dated the Closing Date, signed on behalf of CEC by a senior executive officer of CEC to that effect.

(c) Opinion of Tax Counsel. CAC shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to CAC, dated the Closing Date and based on facts, representations and assumptions set forth or described in such opinion, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP will be entitled to receive and rely upon the Tax Representation Letters.

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(d) Absence of Material Adverse Effect. There shall not have occurred, since the date of this Agreement, a Material Adverse Effect with respect to CEC.

(e) [Intentionally Omitted].

(f) [Intentionally Omitted].

(g) Tax Ruling and Opinions. One of the two following options shall have been satisfied:

(i) Tax-Free Spin-Off and Related Transactions. CEC shall have received (x) a copy of a favorable IRS Private Letter Ruling addressed to CEOC and CEC addressing certain issues associated with the restructuring of CEOC into OpCo and PropCo under Section 355 of the Code, which ruling shall be reasonably satisfactory to CAC and (y) should-level tax opinions from counsel to CEC, based on facts, representations and assumptions set forth or described in such opinions, that the restructuring of CEOC into OpCo and PropCo and the transactions entered into in connection therewith shall each be tax-free for federal income tax purposes to CEC and all of its Affiliates, which opinions (a) shall address only issues not addressed favorably in the ruling described in (x), (b) shall be reasonable, customary and market as to their scope, and (c) shall be reasonably satisfactory to CAC; or

(ii) UPREIT Partnership and Related Transactions. CEC shall have received should-level tax opinions from counsel to CEC or CEOC, based on facts, representations and assumptions set forth or described in such opinions, that the formation of the proposed partnership and real estate investment trust, and the other transactions entered into in connection therewith shall each be tax-free for federal income tax purposes to CEC and to all of its Affiliates, which opinions (a) shall be reasonable, customary and market as to their scope and (b) shall be reasonably satisfactory to CAC.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by CEC or by CAC, as applicable, whether prior to or (except as otherwise provided below) after any stockholder approval:

(a) Mutual Agreement. By either Party, with the mutual agreement of the other Party.

(b) No CAC Requisite Vote. By either Party, if the CAC Requisite Vote shall not have been obtained at the CAC Stockholder Meeting or any adjournments or postponements thereof.

(c) No CEC Requisite Vote. By either Party, if the CEC Requisite Vote shall not have been obtained at the CEC Stockholder Meeting or any adjournments or postponements thereof.

(d) Breach. By either Party, upon thirty (30) days’ prior written notice of termination, if there has occurred and is continuing: (i) a breach by the other Party of any representation or warranty contained herein, or (ii) a breach by the other Party of any of the covenants or agreements in this Agreement; provided that such breach (under either clause (i) or (ii)) would entitle the non-breaching Party not to consummate the Merger under Article VI and such breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach.

(e) Adverse Recommendation Change. By either Party, upon written notice to the other Party, prior to the time that the CAC Requisite Vote has been obtained (if CEC is the party giving notice of termination) or prior to the time that the CEC Requisite Vote has been obtained (if CAC is the party giving notice of termination), if the board of directors of the other Party shall have effected an Adverse Recommendation Change.

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(f) Delay. By either Party, if the Effective Time has not occurred by the close of business on December 31, 2017; provided, however, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

(g) Denial of Gaming Approvals. By either Party, if any Gaming Authority that must grant a Gaming Approval required by Section 6.1(b) shall have denied, rescinded or revoked such Gaming Approval in a manner that would give rise to the failure of the condition set forth in Section 6.1(b) and such denial, rescission or revocation shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(g) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such denial, rescission or revocation.

(h) Superior Proposal.

(i) By CEC, if prior to the receipt of the CEC Requisite Vote, the CEC Board authorizes CEC in full compliance with the terms of this Agreement, including Section 5.7, to enter into an Acquisition Agreement in respect of a Superior Proposal; provided that in the event of such termination, CEC substantially concurrently enters into such Acquisition Agreement.

(ii) By CAC, if prior to the receipt of the CAC Requisite Vote at the CAC Stockholder Meeting, the CAC Board authorizes CAC in full compliance with the terms of this Agreement, including Section 5.7, to enter into an Acquisition Agreement in respect of a Superior Proposal; provided that in the event of such termination, CAC substantially concurrently enters into such Acquisition Agreement.

(i) Restructuring.

(i) By CAC, if (A) (1) CEOC (including any of its debtor Subsidiaries) files, without CAC’s prior written consent, (x) a plan of reorganization (or any amendments or supplements to any proposed plan of reorganization previously filed by CEOC in the Chapter 11 Cases), a disclosure statement or a proposed Confirmation Order in the Chapter 11 Cases that does not include the Debtor Release, the Third-Party Release or the Exculpation as to the CAC Released Parties and the CAC Exculpated Parties in form and substance consistent in all material respects with such provisions as reflected in Exhibit A to the CAC/CEOC RSA and otherwise reasonably acceptable to CAC or (y) any motion, pleading, or other document with the Bankruptcy Court in the Chapter 11 Cases that is otherwise materially inconsistent with the CAC/CEOC RSA or the Plan, or (2) the Confirmation Order (x) does not include the Debtor Release, the Third-Party Release or the Exculpation as to the CAC Released Parties and the CAC Exculpated Parties in form and substance consistent in all material respects with such provisions as reflected in Exhibit A to the CAC/CEOC RSA and otherwise reasonably acceptable to CAC or (y) is not otherwise materially consistent with the Plan and otherwise reasonably acceptable to CAC, (B) the Bankruptcy Court has entered an order (1) appointing, in the Chapter 11 Cases a chapter 11 trustee under section 1104 of the Bankruptcy Code or an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code (but excluding, for the avoidance of doubt, the prior appointment of the examiner in the Chapter 11 Cases), (2) dismissing any of the Chapter 11 Cases or (3) converting any of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code or (C) either of the RSAs is terminated or becomes null and void.

(ii) By CEC, if (A) (1) CEOC (including any of its debtor Subsidiaries) files, without CEC’s prior written consent, (x) a plan of reorganization (or any amendments or supplements to any proposed plan of reorganization previously filed by CEOC in the Chapter 11 Cases), a disclosure statement or a proposed Confirmation Order in the Chapter 11 Cases that does not include the Debtor Release, the Third-Party Release or the Exculpation as to the CEC Released Parties and the CEC Exculpated Parties in form and substance consistent in all material respects with such provisions as reflected in Exhibit A to the CEC/CEOC RSA and otherwise reasonably acceptable to CEC or (y) any motion, pleading, or

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other document with the Bankruptcy Court in the Chapter 11 Cases that is otherwise materially inconsistent with the CEC/CEOC RSA or the Plan, or (2) the Confirmation Order (x) does not include the Debtor Release, the Third-Party Release or the Exculpation as to the CEC Released Parties and the CEC Exculpated Parties in form and substance consistent in all material respects with such provisions as reflected in Exhibit A to the CEC/CEOC RSA and otherwise reasonably acceptable to CEC or (y) is not otherwise materially consistent with the Plan and otherwise reasonably acceptable to CEC, (B) the Bankruptcy Court has entered an order (1) appointing, in the Chapter 11 Cases a chapter 11 trustee under section 1104 of the Bankruptcy Code or an examiner with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code (but excluding, for the avoidance of doubt, the prior appointment of the examiner in the Chapter 11 Cases), (2) dismissing any of the Chapter 11 Cases or (3) converting any of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code or (C) either of the RSAs is terminated or becomes null and void.

(j) 105 Injunction Order. By either Party (i) during the fourteen (14) day period following the date on which any 105 Injunction Order ceases to be in effect or (ii) if CEOC fails to file a motion on or before August 14, 2016 or such earlier date as may be required by the local rules governing the Chapter 11 Cases for the filing of such motion, in form and substance reasonably acceptable to CAC or CEC, as applicable, seeking to extend the 105 Injunction Order currently in effect to the period ending on the Confirmation Date; provided that neither Party shall have a termination right under clause (ii) of this Section 7.1(j) to the extent all issues related to the Caesars Cases have been resolved through settlement or mediation prior to the date such motion shall have otherwise been required to be filed by CEOC.

(k) Exchange Ratio Adjustment.

(i) By CEC, pursuant to Section 3.1(c)(i).

(ii) By CAC, pursuant to Section 3.1(c)(ii).

7.2 Effect of Termination and Abandonment.

(a) If this Agreement is terminated and the Merger is abandoned, except as set forth in this Section 7.2, no Party will have any liability or further obligation under this Agreement; provided, however, that, nothing contained herein shall relieve a Party from liability for any willful breach by it of this Agreement and except that Sections 4.3(t), 5.5 and this Section 7.2 and Article VIII will survive termination of this Agreement.

(b) If this Agreement is terminated (i) (x) by CAC or CEC pursuant to Section 7.1(b) or by CEC pursuant to Section 7.1(d) and (y) CAC (A) receives or has received an Acquisition Proposal, after the date of this Agreement, which proposal has been publicly announced and has not been withdrawn prior to the termination of this Agreement, and (B) within twelve (12) months after the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, any Acquisition Proposal (regardless of when made), (ii) by CAC pursuant to Section 7.1(h)(ii) or (iii) by CEC pursuant to Section 7.1(e), then CAC shall pay to CEC (by wire transfer of immediately available funds) within two (2) Business Days after such termination (in the case of either of the foregoing clauses (ii) or (iii)) or such consummation (in the case of the foregoing clause (i)), a fee in an amount equal to the Termination Fee. Notwithstanding the foregoing, in the event this Agreement is terminated by CAC pursuant to Section 7.1(h)(ii) in connection with a CAC Acquisition Proposal received by CAC on or before the Go-Shop Period End Date, the “Termination Fee” shall mean a fee in the amount of $18,000,000. If this Agreement is terminated by CEC pursuant to Section 7.1(d), then CAC shall pay to CEC (by wire transfer of immediately available funds) within two (2) Business Days after such termination, all reasonable out-of-pocket fees and expenses actually incurred by CEC in connection with this Agreement on or prior to the termination of this Agreement, in an amount not to exceed $10,000,000 in the aggregate (provided that CEC shall provide reasonable documentation thereof) (the “CEC Expenses”). Any CEC Expenses previously paid by CAC to CEC pursuant to this Section 7.2(b) shall be credited towards the payment of any Termination Fee that becomes payable by CAC hereunder.

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(c) If this Agreement is terminated (i) (x) by CAC or CEC pursuant to Section 7.1(c) or by CAC pursuant to Section 7.1(d) and (y) CEC (A) receives or has received an Acquisition Proposal, after the date of this Agreement, which proposal has been publicly announced and has not been withdrawn prior to the termination of this Agreement, and (B) within twelve (12) months after the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, any Acquisition Proposal (regardless of when made), (ii) by CEC pursuant to Section 7.1(h)(i) or (iii) by CAC pursuant to Section 7.1(e), then CEC shall pay to CAC (by wire transfer of immediately available funds) within two (2) Business Days after such termination (in the case of any of the foregoing clauses (ii) or (iii)) or such consummation (in the case of the foregoing clause (i)), a fee in an amount equal to the Termination Fee. If this Agreement is terminated by CAC pursuant to Section 7.1(d), then CEC shall pay to CAC (by wire transfer of immediately available funds) within two (2) Business Days after such termination, all reasonable out-of-pocket fees and expenses actually incurred by CAC in connection with this Agreement on or prior to the termination of this Agreement, in an amount not to exceed $10,000,000 in the aggregate (provided that CAC shall provide reasonable documentation thereof) (the “CAC Expenses”). Any CAC Expenses previously paid by CEC to CAC pursuant to this Section 7.2(c) shall be credited towards the payment of any Termination Fee that becomes payable by CEC hereunder.

(d) The Parties acknowledge and agree that (i) the provisions of this Section 7.2 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the Parties would not have entered into this Agreement and (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the applicable Party in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. If a Party shall fail to pay in a timely manner the amounts due pursuant to this Section 7.2, and, in order to obtain such payment, the other Party makes a claim against the Party failing to pay that results in a judgment against such Party, such Party shall pay to the other Party the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.2 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The Parties acknowledge and agree that in no event shall either Party be obligated to pay the Termination Fee on more than one occasion.

ARTICLE VIII

MISCELLANEOUS

8.1 Survival. The representations, warranties, agreements and covenants contained in this Agreement shall be deemed only to be conditions of the Merger and will not survive the Effective Time (other than Article III, Sections 5.11 and 5.16(b) and this Article VIII).

8.2 Waiver; Amendment. The conditions to each Party’s obligation to consummate the Merger are for the sole benefit of such Party and may be waived by such Party as a whole or in part to the extent permitted by applicable Law. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving Party that makes express reference to the provision or provisions subject to such waiver. Before the Effective Time, the Parties may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective Parties, except to the extent that any such amendment would violate applicable Law or require the approval of the stockholders of CEC or CAC, unless such approval is obtained. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by CEC with respect to this Agreement without first obtaining the approval of the CEC Special

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Committee. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by CAC with respect to this Agreement without first obtaining the approval of the CAC Special Committee.

8.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

8.4 Counterparts. This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.5 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement and any claim or controversy arising out of or relating to the transactions contemplated hereby shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be performed wholly within the State of Delaware and without reference to the choice-of-law principles or rules of conflict of laws that would result in, require or permit the application of the Laws of a different jurisdiction or direct a matter to another jurisdiction.

(b) Each Party irrevocably and unconditionally submits to the jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware) (any such court, a “Chosen Court”) any action or proceeding arising out of or relating to this Agreement, and hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in a Chosen Court. Each Party hereby irrevocably and unconditionally waives, to the fullest extent that it may effectively do so, any defense of an inconvenient forum which such Party may now or hereafter have to the maintenance of such action or proceeding. The Parties further agree, (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 8.7.

(c) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 8.5. NO PARTY (OR ITS REPRESENTATIVE) HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 8.5 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

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8.6 Expenses. Except as otherwise provided in this Section 8.6, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration, and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that the Parties shall each bear and pay one-half of the filing fees payable in connection with the Registration Statement and the Joint Proxy Statement/Prospectus and one half of the printing and mailing costs incurred in connection with the printing and mailing of the Registration Statement and the Joint Proxy Statement/Prospectus.

8.7 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one (1) Business Day after being sent by courier or overnight delivery service, three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when sent in the form of a facsimile and receipt confirmation is received, and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

If to CEC:

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile: (702) 407-6418

Attention: General Counsel

with copies (which shall not constitute notice) to:

Reed Smith LLP

225 Fifth Avenue

Pittsburgh, PA 15222

Facsimile: (412) 288-3131

Attention: Glenn R. Mahone, Esq.

Reed Smith LLP

599 Lexington Avenue, 22nd Floor

New York, New York

Facsimile: (212) 521-5450

Attention: Howard L. Shecter, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Facsimile: (212) 492-0574

Attention: John Scott, Esq. and Brian Finnegan, Esq.

If to CAC:

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile: (702) 892-2616

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, CA 90071

Facsimile: (213) 621-5200 and (213) 621-5127

Attention: Van Durrer II, Esq. and Andrew D. Garelick, Esq.

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Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Facsimile: (212) 751-4864

Attention: Raymond Y. Lin, Esq. and Michael Treska, Esq.

8.8 Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Exhibits hereto and Disclosure Schedules) represents the entire understanding of CEC and CAC regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any Party in entering into this Agreement. Notwithstanding Section 8.1 or any other provision hereof (other than Section 5.11, which is intended to benefit the Indemnified Parties to the extent stated), nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any Person other than CEC and CAC and their respective successors.

8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.10 Specific Performance. The Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The foregoing is in addition to any other remedy to which any Party is entitled at Law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 8.10 shall require any party hereto to institute any action or proceeding for (or limit any Party’s right to institute any action or proceeding for) specific performance under this Section 8.10 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination).

8.11 Effect of Amendment and Restatement. This Agreement amends and restates the Original Merger Agreement in its entirety. This Agreement shall be effective as of the First Amended Execution Date, and all amendments to the Original Merger Agreement effected by this Agreement, and all other covenants, agreements, terms and provisions of this Agreement, shall be deemed to have effect as of the First Amended Execution Date unless expressly stated otherwise. Each of the representations and warranties made in this Agreement shall be deemed to be made on the First Amended Execution Date.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first written above.

Caesars Entertainment Corporation

By:	/s/ Eric Hession
	Name:	Eric Hession
	Title:	CFO

Caesars Acquisition Company

By:	/s/ Mitch Garber
	Name:	Mitch Garber
	Title:	Chief Executive Officer

[Signature Page to Amended and Restated Agreement and Plan of Merger]

ANNEX B-1

VOTING AGREEMENT

This Agreement (this “Agreement”), dated as of July 9, 2016, is entered into by and between Caesars Acquisition Company, a Delaware corporation (“CAC”), and Hamlet Holdings LLC, a Delaware limited liability company (“VoteCo”) and, solely for the purposes of Section 4.3, Section 6.11 and Section 6.12, the Holders (as defined below). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the A&R Merger Agreement (as defined below) or the Bank RSA (as defined below), each as in effect on the date hereof.

WHEREAS, concurrently or substantially concurrently with the execution and delivery of this Agreement, Caesars Entertainment Corporation, a Delaware corporation (“CEC”), and CAC, have entered into an Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or amended and restated from time to time in accordance with the terms of this Agreement, the “A&R Merger Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, VoteCo, the Holders and CEC have entered into a voting agreement relating to the shares of CAC Common Stock over which VoteCo has the sole voting and sole dispositive power (the “CEC-VoteCo Agreement”), a copy of which is attached as Exhibit A;

WHEREAS, execution and delivery of a Merger Agreement and Sponsor Agreements (as defined in the RSAs), in each case, in form and substance reasonably acceptable to Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), are conditions to the effectiveness of the obligations of CEOC under the CAC-CEOC RSA, and entry into such agreements is a material inducement to CEOC with respect to the CEOC Plan and the CAC-CEOC RSA and the CEC-CEOC RSA.

WHEREAS, pursuant to the Irrevocable Proxy, dated November 22, 2010 (the “CEC Irrevocable Proxy”), made and granted by the parties listed in Schedule A thereto (the “Holders”), as of the date hereof, VoteCo has the sole voting and sole dispositive power with respect to 87,605,299 shares (the “Subject Shares”) of Common Stock of CEC (“Company Common Shares”);

WHEREAS, obtaining the CEC Requisite Vote is a condition to the consummation of the Merger;

WHEREAS, as a condition to its willingness to enter into the A&R Merger Agreement, CAC has required that VoteCo enter into this Agreement;

WHEREAS, as a condition to its willingness to enter into the CEC/CEOC RSA, CEOC has required that CAC, VoteCo and the Holders enter into this Agreement;

WHEREAS, the parties specified herein are intended to be third-party beneficiaries of this Agreement and all obligations of the respective parties hereunder.

NOW, THEREFORE, in consideration of CAC entering into the A&R Merger Agreement, CEOC entering into the CEC/CEOC RSA and of the mutual covenants and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Voting Agreement.

1.1 Voting Agreement. VoteCo hereby agrees that, from the date of this Agreement until the termination of this Agreement (the “Voting Period”), at any meeting of the stockholders of CEC, and at every

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adjournment or postponement thereof, or in any action by written consent of the stockholders of CEC, VoteCo shall appear (in person or by proxy) at such meeting (or any adjournment or postponement thereof) and cause all of the Subject Shares to be counted as present thereat for purposes of calculating a quorum and shall vote (or cause to be voted) all the Subject Shares:

(a) (i) in favor of the adoption of the plan of merger contained in the A&R Merger Agreement and approval of the Merger, (ii) in favor of any proposal to adjourn the meeting to solicit additional proxies in favor of the adoption of the A&R Merger Agreement and the approval of the Merger if (but only if) there are not sufficient votes to adopt the A&R Merger Agreement and approve the Merger on the date on which such meeting is held and (iii) in favor of any other action, proposal, transaction or agreement that would reasonably be expected to facilitate the timely consummation of the Merger or the consummation of the transactions contemplated thereby that the CEC Board (upon the recommendation of the CEC Special Committee) has recommended that CEC’s stockholders vote in favor of; and

(b) against any Acquisition Proposal (including any Superior Proposal) and against any action, omission, proposal, transaction or agreement that would reasonably be expected to (i) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger, (including any adjournment or postponement of the CEC Stockholders Meeting (except as contemplated by clause 1.1(a) above)) or (ii) change in any manner the voting rights of any class of shares of CAC or CEC, amend the organizational documents of CAC or CEC or otherwise amend the capital structure of CAC or CEC (in each case, other than, and other than pursuant to, the A&R Merger Agreement and the Merger).

For the avoidance of doubt, pursuant to the A&R Merger Agreement, in no event shall any offer, proposal or inquiry relating to, or any third party indication of interest in, a CIE Sale Transaction, constitute an Acquisition Proposal or a Superior Proposal.

1.2 Other Voting. Subject to Section 4, VoteCo shall vote in its sole discretion on all issues other than those specified in Section 1.1 hereof that may come before a meeting of, or action by written consent by, the stockholders of CEC in a manner that would not reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the CEOC Plan.

1.3 Other Agreements.

(a) VoteCo hereby agrees that it shall not, and shall cause its Members (as identified on the signature pages hereto) to not, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries, offers or the making of any proposal or announcement that constitutes or would reasonably be expected to lead to any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions with any third party (other than CEOC, CAC or CEC or their respective Representatives) regarding or that would reasonably be expected to lead to any Acquisition Proposal, (iii) furnish any nonpublic information regarding CAC or CEC or any of their respective subsidiaries to any Person (other than CEOC, CAC or CEC or their respective Representatives) in connection with or in response to any Acquisition Proposal, (iv) alone or with any other Person, make, or announce an intention to make, an Acquisition Proposal or (v) resolve or agree to do any of the foregoing.

(b) VoteCo shall, and shall cause its Members to, immediately cease and cause to be terminated all existing activities, discussions or negotiations it has had with any Person with respect to any Acquisition Proposal and shall promptly inform CEOC, CAC and CEC if it receives any inquiry or proposal relating to an Acquisition Proposal and the details thereof.

(c) VoteCo hereby (x) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that VoteCo may have, or that may arise, under the A&R Merger Agreement, the DGCL or otherwise, with respect to the A&R Merger Agreement or the Merger and (y) represents that, as a result of VoteCo’s obligation pursuant to Section 1.1(a), the Holders will not have appraisal rights or rights to dissent from the Merger under the A&R Merger Agreement or the DGCL. VoteCo shall

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not, and shall cause its Members to not, bring, commence, institute, maintain, prosecute, participate or join in or voluntarily aid (and agrees to take all actions necessary to opt out of any class in any class action with respect to) any claim or Proceeding (derivative or otherwise) in law or in equity in any court or before any Governmental Entity, against CAC or CEC or any of their respective successors or assigns or any other Person (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the A&R Merger Agreement or prevent, impair or delay the consummation of the transactions contemplated hereby or thereby, or (ii) alleging the execution and delivery of the A&R Merger Agreement by CAC or CEC, the approval of the A&R Merger Agreement by the CAC Board or the CEC Board, or any other action in connection with the negotiation and entry into this Agreement, the A&R Merger Agreement, the CEOC Plan and the transactions contemplated hereby and thereby breached any fiduciary duty of any Person.

(d) VoteCo shall not, and shall cause its Members to not, take or agree to take or commit to take any action with the intent of, or for the purpose of or that would reasonably be expected to have the effect of, in each case in whole or in part, materially preventing or delaying the consummation of, or materially impairing the ability of any party to consummate, the transactions contemplated by the A&R Merger Agreement or the CEOC Plan.

SECTION 2. Representations and Warranties of VoteCo. VoteCo hereby represents and warrants to CAC as follows:

2.1 Voting Matters. VoteCo has, and will have throughout the Voting Period, as true and lawful proxy and attorney-in-fact for the holders of the Subject Shares pursuant to the CEC Irrevocable Proxy, the sole power to vote or cause to be voted the Subject Shares on the matters specified in this Agreement, free and clear of any and all claims, liens, encumbrances or restrictions on the right to vote the Subject Shares, except as may exist by reason of this Agreement. Other than the CEC Irrevocable Proxy, VoteCo is not a party to, and the Subject Shares are not otherwise subject to, any agreement, arrangement or other understanding (i) that would constitute a breach of Section 4.1 if entered into during the Voting Period, or (ii) that would reasonably be expected to materially delay, impair or restrict VoteCo’s ability to perform its obligations under this Agreement. The CEC Irrevocable Proxy (x) is in full force and effect and constitutes the legal, valid and binding obligation of each of the parties listed in Schedule A thereto, enforceable in accordance with its terms by VoteCo against each of such parties, (y) has not been amended or terminated since it was entered into on November 22, 2010 (and no Release Event (as defined therein) has occurred or will occur during the Voting Period) and (z) will not be amended or waived in any way that would reasonably be expected to materially delay, impair or restrict VoteCo’s ability to perform its obligations under this Agreement, or terminated, prior to the obtaining of the CEC Requisite Vote.

2.2 Organization. VoteCo is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

2.3 Authority Relative to this Agreement.

(a) VoteCo has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by VoteCo and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate limited liability company or other action on behalf of VoteCo.

(c) This Agreement has been duly and validly executed and delivered by VoteCo and, assuming the due authorization, execution and delivery hereof by CAC, constitutes a valid and binding obligation of VoteCo, enforceable against VoteCo in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at law or in equity).

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2.4 No Conflict. Except for any filing that may be required by applicable federal securities or antitrust laws, the execution and delivery of this Agreement by VoteCo does not, and the performance of its obligations under this Agreement will not, (a) require any consent or approval by, filing with, or notification to, any Governmental Entity or any other Person by VoteCo, (b) violate or conflict with or result in any breach of any provision of the organizational documents of VoteCo, (c) violate or conflict with, or result in any breach of or default (with or without notice or lapse of time or both) under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, acceleration or cancellation of, or result in the creation of any claim, lien, encumbrance or restriction on the right to vote or Transfer the Subject Shares under, any provision of any agreement to which VoteCo is a party or any instrument, permit, concession, franchise or license of VoteCo or (d) violate or conflict with any Law applicable to VoteCo or to VoteCo’s properties or assets, except in the case of the foregoing clauses (a), (c) and (d) only, for any of the foregoing as would not reasonably be expected to materially delay, impair or restrict VoteCo’s ability to perform its obligations under this Agreement.

2.5 Subject Shares. Other than the Subject Shares, VoteCo does not hold or control any other equity interests possessing voting rights in or with respect to CEC. The Holders, in the aggregate, are the direct holders of record of all of the Subject Shares, free and clear of any and all claims, liens, encumbrances or restrictions on the right to vote the Subject Shares, except as may exist by reason of this Agreement or the CEC Irrevocable Proxy. The Subject Shares constitute all of the equity interests of CEC beneficially owned by any of the Sponsors (as defined in the Original CEOC Plan). Other than such consents as have already been obtained, no consent of any Person is required for VoteCo or any Holder to execute and deliver this Agreement.

2.6 Dispositive Power. VoteCo has, and will have throughout the Voting Period, as true and lawful proxy and attorney-in-fact for the applicable holders of the Subject Shares pursuant to the CEC Irrevocable Proxy, the sole power to direct and effect the sale, transfer or other disposition of all or any part of the Subject Shares, if, as and when so determined in the sole discretion of VoteCo and, without limiting the foregoing, the CEC Irrevocable Proxy provides VoteCo with the sole ability to dispose of the Subject Shares and use the proceeds thereof to satisfy obligations VoteCo has on account of a breach of this Agreement. Pursuant to the CEC Irrevocable Proxy, the Subject Shares may not be Transferred by, or at the direction of, the Holders or any Person other than VoteCo.

SECTION 3. Representations and Warranties of CAC. CAC hereby represents and warrants to VoteCo as of the date of this Agreement as follows:

3.1 Organization. CAC is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.

3.2 Authority Relative to this Agreement.

(a) CAC has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by CAC and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate corporate action by the board of directors of CAC. This Agreement has been duly and validly executed and delivered by CAC and, assuming the due authorization, execution and delivery by VoteCo, constitutes a valid and binding obligation of CAC, enforceable against CAC in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at law or in equity).

3.3 No Conflict. Except for any filings that may be required by applicable federal securities or antitrust laws, the execution and delivery of this Agreement by CAC do not, and the performance of its obligations

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hereunder will not, (a) require any consent or approval by, filing with, or notification to, any Governmental Entity or any other Person by CAC, (b) violate or conflict with or result in any breach of any provision of the articles of incorporation or by-laws of CAC, (c) violate or conflict with, or result in any breach of or default (with or without notice or lapse of time or both) under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, acceleration or cancellation of, any provision of any agreement to which CAC is a party or any instrument, permit, concession, franchise or license of CAC, or (d) violate or conflict with any Law applicable to CEC or its properties or assets, except, in the case of the foregoing clauses (a), (c) and (d) only for any of the foregoing as would not reasonably be expected to materially impair or restrict CAC’s ability to perform its obligations under this Agreement.

SECTION 4. Additional Agreements.

4.1 No Other Proxies, Etc. VoteCo hereby covenants and agrees that during the Voting Period, except as otherwise specifically permitted by this Agreement (including Section 1.1) and except for the CEC Irrevocable Proxy, VoteCo shall not, and shall cause its Members to not, offer or agree to, grant any proxy or power of attorney with respect to, deposit into a voting trust or enter into a voting arrangement with respect to, whether by proxy, voting agreement or otherwise, any Subject Shares or any interest therein or any other securities convertible into or exercisable for any Company Common Shares, and shall not, and shall cause its Members to not, amend or terminate the CEC Irrevocable Proxy in any way that would materially adversely impact VoteCo’s ability to carry out its obligations under this Agreement; provided that nothing in this Section 4.1 shall prevent VoteCo from granting a proxy for any other annual or special meeting of stockholders of CEC in a manner permitted by Section 1.2. During the Voting Period, no VoteCo Member shall withdraw as a member of VoteCo (other than in the event of such Member’s death, disability or termination as an executive of the applicable Sponsor), nor shall VoteCo admit any new members.

4.2 Additional Shares. In the event of a share dividend or distribution, or any change in the Company Common Shares by reason of any share dividend, distribution, subdivision, recapitalization, reclassification, consolidation, conversion or the like, including the exchange of any securities convertible into or exercisable for any Company Common Shares, or any other acquisition of (or acquisition of control of) Company Common Shares after the date hereof, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

4.3 Transfer.

(a) During the Voting Period, VoteCo shall not, and shall cause its Members to not, permit or allow any of the Subject Shares to be, and shall cause the Subject Shares not to be, directly or indirectly, Transferred, and shall not make any offer or enter into any agreement providing for a Transfer of any of the Subject Shares and shall not commit to do, consent to, or otherwise facilitate any of the foregoing, except in cases where the transferee executes a customary joinder agreeing to be bound by this Agreement in the same manner as VoteCo, including full recourse to the Subject Shares so Transferred for any violation of this Agreement by VoteCo (including any such violation by VoteCo as a result of an action of any Member) or such transferee. Any attempted Transfer in violation of this Agreement shall be void ab initio. If any involuntary Transfer of any or all of the Subject Shares shall occur (including, if applicable, a sale by trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), or any other involuntary action in violation of this Section 4.3 shall occur resulting in any person having beneficial ownership over any or all of the Subject Shares or otherwise having the power to exercise, in whole or in part, any control over any or all of the Subject Shares with respect to any of the matters contemplated by this Agreement, then the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) or such other person shall take and hold the Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

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(b) VoteCo agrees to Transfer, or cause the Transfer of, any or all of the Subject Shares, and to apply any or all of the proceeds of such sale of the Subject Shares, to satisfy any finally determined liability of, or finally determined damages payable by, VoteCo for breach of the agreements, representations and warranties under this Agreement that exists after giving effect to any specific performance obtained under Section 6.9 (whether such breach arises from an action, omission or inaccuracy of VoteCo, any Member of VoteCo or, with respect to this Section 4.3, Section 6.11 or Section 6.12, any Holders) (a “VA Breach”).

4.4 Notice of Amendment. At any time during the Voting Period, CAC shall:

(a) provide prompt (and in any event within one (1) calendar day) Notice (as defined below) to VoteCo of any amendment, waiver or other modification to the A&R Merger Agreement, the CEOC Plan filed with the Bankruptcy Court on June 28, 2016 (the “Original CEOC Plan”) or the RSAs, including by any other writing or agreement (any such amendment, waiver or other modification, an “Amendment”), together with an executed copy of such Amendment; and

(b) provide prompt (and in any event within two (2) calendar days) Notice of any request for any such amendment, waiver or other modification

4.5 Support of Restructuring. VoteCo hereby agrees to, and shall cause its Members to:

(a) consent to those actions contemplated by the CEOC Plan, the RSAs or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which VoteCo is to be a party pursuant to the CEOC Plan or the RSAs, including voting the Subject Shares in favor of any shareholder vote necessary for the issuance of New CEC Common Equity (as defined in the CEOC Plan) pursuant to the CEOC Plan, as long as such issuance is recommended by the CEC Special Committee or the CEC Board of Directors;

(b) support the Restructuring and, to the extent applicable, vote in favor of the CEOC Plan, when and if properly solicited to do so under the Bankruptcy Code, all Equity Interests now or hereafter beneficially owned by VoteCo or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders of Claims (and not withdraw or revoke its vote with respect to the CEOC Plan, or transfer or limit any rights to vote); and

(c) not take any action materially inconsistent with the transactions expressly contemplated by the CEOC Plan or the RSAs, or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Debtors or CEC.

SECTION 5. Termination.

5.1 This Agreement shall terminate upon VoteCo providing Notice of termination to CAC within five (5) calendar days after receipt of (i) any Amendment to the A&R Merger Agreement that adversely affects the interests of VoteCo (or after any such Amendment should have been provided) or (ii) any Amendment to the Original CEOC Plan or either RSA that materially adversely affects the interests of VoteCo (or after any such Amendment should have been provided). Notwithstanding the foregoing, (a) VoteCo shall have no right to terminate this Agreement pursuant to Section 5.1(i) or (ii) if VoteCo previously consented to such Amendment and (b) VoteCo shall have no right to terminate this Agreement pursuant to Section 5.1(i) if the CEC Special Committee approved such Amendment, unless VoteCo or any VoteCo Related Entity is disproportionately adversely affected by such Amendment relative to CEC’s other stockholders, in which case this clause (b) shall not apply and VoteCo shall have the right to terminate this Agreement pursuant to Section 5.1(i).

5.2 This Agreement shall terminate automatically immediately two (2) Business Days after (x) VoteCo provides Notice of termination to CAC (with a copy to the 3PBs) upon the occurrence of any of the

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following, or (y) CEC or the CEC Special Committee provides Notice of termination to VoteCo and CAC (with a copy to the 3PBs), upon the occurrence of (a) or (c) of the following:

(a) a CEC Adverse Recommendation Change prior to obtaining the CEC Requisite Vote;

(b) the termination of the CEC-VoteCo Agreement;

(c) the termination of the A&R Merger Agreement, except to the extent such termination is caused by any material breach of this Agreement by VoteCo;

(d) December 31, 2017, provided that this clause (d) shall not be a termination event if the failure of the Effective Time to occur by such date was caused by a breach of this Agreement by VoteCo; or

(e) the Effective Time.

Upon the termination of this Agreement pursuant to this Section 5, the parties shall be released from their respective commitments, undertakings and agreements pursuant to this Agreement, and there shall be no liability or obligation on the part of any party pursuant to this Agreement; provided that no such termination shall relieve any party from liability for any willful breach of this Agreement prior to such termination and the covenants in Section 6.12 will survive for such purpose until the later of (X) a period of four (4) months following such termination or (Y) the date of final resolution of any formal claim for such willful breach made prior to the end of such four (4) month period.

SECTION 6. Miscellaneous.

6.1 Publication.

(a) VoteCo hereby permits CAC to publish and disclose, in any document or schedule filed with the SEC, or in any other regulatory filing in connection with the A&R Merger Agreement or the Chapter 11 Cases, this Agreement and the terms hereof, subject to the prior written consent of VoteCo, not to be unreasonably withheld. CAC shall provide VoteCo a reasonable period to review any such disclosure (and CAC shall take into account any reasonable comments of VoteCo); provided that CAC may disclose and discuss this Agreement and the terms hereof with any gaming regulatory authority without the prior consent of VoteCo.

(b) CAC hereby permits VoteCo to publish and disclose, in any document or schedule filed with the SEC, this Agreement and the terms hereof, subject to prior written consent of CAC, not to be unreasonably withheld. VoteCo shall provide CAC a reasonable period to review any such disclosure (and VoteCo shall take into account any reasonable comments of CAC); provided, however, that notwithstanding the foregoing, VoteCo may file one or more amendments to its statement of beneficial ownership on Schedule 13D pertaining to the Subject Shares describing this Agreement and the terms thereof and include a copy of this Agreement in such filing without the prior consent of CAC, and further provided that VoteCo may disclose and discuss this Agreement and the terms hereof with any gaming regulatory authority without the prior consent of CAC.

6.2 Expenses. Subject to any other agreement between the parties, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

6.3 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, together with the documents referred to herein, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided that if there is any conflict between this Agreement and the A&R Merger Agreement, this Agreement shall control. This Agreement is intended to create a contractual relationship between VoteCo and CAC and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties.

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(b) This Agreement is not intended to, and shall not, confer upon any Person not a party any rights or remedies hereunder, except that (1) (i) CEC is an intended third-party beneficiary of VoteCo’s obligations pursuant to Section 1.1. CEC, the CAC Special Committee and the CEC Special Committee are intended third-party beneficiaries of VoteCo’s obligations pursuant to Section 5.2(y) (and such provision may not be amended without their prior written consent) and (iii) (x) if the Amended 1L Bond RSA is entered into, the Consenting Creditors (as defined in the Amended 1L Bond RSA), (y) if the Amended 1L Bond RSA is entered into, the Consenting Bank Creditors (as defined in that certain First Amended and Restated Restructuring Support and Forbearance Agreement, dated as of June 21, 2016 and attached to the Form 8-K filed by CEC on June 21, 2016 (the “Bank RSA”) and (z) CEOC are intended third-party beneficiaries of the provisions hereunder, in each case, whether or not expressly named in such provisions, entitled to enforce such obligations as if a party directly hereto (collectively the “3PBs”) and (2) the VoteCo Related Entities are intended third-party beneficiaries of the provisions of Section 6.11, entitled to enforce such provisions as if a party directly hereto.

(c) The “Amended 1L Bond RSA” means that certain Sixth Amended and Restated Restructuring Support and Forbearance Agreement, among CEC, the Debtors and the Consenting Creditors (as defined therein), if entered into.

6.4 Parties in Interest and Assignment. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties, the 3PBs and their successors and permitted assigns. VoteCo may not assign any rights or delegate any obligations hereunder without the prior written consent of CAC, CEOC, the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into and, to the extent relating to Section 1.1, CEC; CAC may not assign any rights or delegate any obligations hereunder without the prior written consent of VoteCo, CEOC and the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into; and either such consent can be granted or denied in the sole, exclusive and non-appealable discretion of the party whose consent is sought. Any such purported assignment or delegation made in violation of the foregoing shall be null and void. VoteCo acknowledges this Agreement and all of the parties’ respective obligations hereunder shall survive and be fully enforceable in accordance with its terms notwithstanding the commencement and pendency of any CEC Chapter 11 Case.

6.5 Amendment; No Waiver. This Agreement may not be amended except by an instrument in writing between CAC and VoteCo and consented to by CEOC, the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into and, to the extent relating to Section 1.1, CEC. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party (and consented to by CEOC, the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into and, to the extent relating to Section 1.1, CEC), (b) no waiver that may be given by any party unless consented to by CEOC, the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into and, to the extent relating to Section 1.1, CEC, and any such waiver will not be applicable except in the specific instance for which it is given and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

6.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not materially affected in any manner adverse to any party, including the 3PBs. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith

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to modify this Agreement so as to effect the original intent of the parties as closely as possible in a manner mutually acceptable to the parties and the applicable 3PBs in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

6.7 Notices. Each notice and other communication hereunder (a “Notice”) shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) by facsimile upon confirmation of receipt or (c) on the second Business Day following the date of dispatch if delivered by a recognized express courier service. All Notices shall be delivered as set forth below or under such other instructions as may be designated in writing by the party to receive such Notice.

if to CAC:

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile: (702) 892-2616

Attention: General Counsel

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, CA 90071

Facsimile: (213) 621-5200 and (213) 621-5127

Attention: Van Durrer II, Esq. and Andrew D. Garelick, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Facsimile: (212) 751-4864

Attention: Raymond Y. Lin, Esq. and Michael Treska, Esq.

if to VoteCo:

Hamlet Holdings LLC

c/o Apollo Management, L.P.

9 West 57th St., 43rd Floor

New York, New York 10019

Attention: John J. Suydam

and

Hamlet Holdings LLC

c/o TPG Global, LLC

301 Commerce St., Suite 3300

Ft. Worth, Texas 76102

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld, LLP

One Bryant Park

Bank of America Tower

New York, New York 10036-6745

Facsimile: (212) 872-1002

Attention:	Daniel I. Fisher
Steven M. Pesner

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and

Kasowitz Benson Torres & Friedman LLP

1633 Broadway

New York, New York 10019

Facsimile: (212) 506-1800

Attention:	Marc E. Kasowitz
Joshua Greenblatt

with a copy, in each case (i) to Caesars Entertainment Operating Company, Inc., with a copy to Kirkland & Elllis LLP, as set forth in the CAC/CEOC RSA and (ii) if the Amended 1L Bond RSA is entered into, to Kramer Levin Naftalis & Frankel LLP, as set forth in the Amended 1L Bond RSA and Stroock & Stroock & Lavan LLP, as set forth in the Bank RSA.

6.8 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any principles of conflicts of law thereof that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction. In furtherance of the foregoing, the parties hereby acknowledge and agree that it is their intent that the Applicable Courts not apply the internal affairs doctrine for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof.

6.9 Specific Performance; Submission to Jurisdiction. The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the discretion of the Applicable Courts, the parties, any of the 3PBs and any of the VoteCo Related Entities shall be entitled to an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Applicable Court, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, and in recognition of the foregoing, each of the parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief. Each party irrevocably and unconditionally submits to the jurisdiction of the Chosen Courts for any action or proceeding arising out of or relating to this Agreement (provided that with respect to any action or proceeding involving any 3PB, the United States District Court for the Northern District of Illinois shall have exclusive jurisdiction; provided further, however, that nothing in this Agreement shall be deemed a consent or submission by CAC to the jurisdiction of the United States Bankruptcy Court for the Northern District of Illinois for any purpose, including with respect to any disputes under or relating to this Agreement, and the 3PBs, CEC, and VoteCo reserve all rights in this regard (the Chosen Courts, together with the foregoing court pursuant to these two provisos, the “Applicable Courts”)), and hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party hereby irrevocably and unconditionally waives, to the fullest extent that it may effectively do so, any defense of an inconvenient forum which such party may now or hereafter have to the maintenance of such action or proceeding. The parties further agree (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such party in any such action or proceeding shall be effective if Notice is given in accordance with Section 6.7.

6.10 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise

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indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement mean CAC and VoteCo.

6.11 Absolute Non-Recourse to VoteCo Related Entities.

(a) For the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, the covenants, agreements and commitments of VoteCo hereunder are only made by VoteCo and are applicable to the conduct of VoteCo and its Members and, in the case of Section 4.3, Section 6.11 and Section 6.12, the Holders, and shall not impose any liability on any of VoteCo’s Affiliates or its and their respective Members, Holders, partners, members, equityholders, officers, managers, directors, employees, attorneys, accountants, agents, advisors and Representatives (each, a “VoteCo Related Entity” and collectively, the “VoteCo Related Entities”), except to the extent of recourse to the Subject Shares in accordance with this Section 6.11 and Section 6.12.

(b) Notwithstanding any other provision of this Agreement to the contrary:

(i)	no recourse under this Agreement shall be had against any VoteCo Related Entity, whether by the enforcement of any assessment or by any legal or equitable proceeding or by virtue of any Applicable Law; other than, in the case of Section 4.3, Section 6.11 and Section 6.12, the Holders and, in such cases, with recourse only to the Subject Shares;

(ii)	this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or otherwise related to this Agreement may only be brought against, VoteCo, with full recourse to the Subject Shares and, in the case of Section 4.3, Section 6.11 and Section 6.12, the Holders, in each case, with recourse only to the Subject Shares; and

(iii)	CAC agrees with, acknowledge and covenant to comply with the previous clauses (i) and (ii).

(c) None of the VoteCo Related Entities shall have any liability or obligations (whether in contract, tort, equity or otherwise) under this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby, including with respect to any breaches of this Agreement, except to the extent (and only to the extent) of recourse to the Subject Share in accordance with this Section 6.11 and Section 6.12. VoteCo acknowledges and agrees that the provisions of Section 1.3, Section 4.1, Section 4.3, Section 4.5 and Section 6.12 are intended to, and shall, impose liability on VoteCo, with full recourse to the Subject Shares, for any VA Breach, notwithstanding that the Members of VoteCo and the Holders have no liability for such actions or omissions, except, in the case of any Holder, for breaches by such Holder of Section 4.3 or Section 6.12, in each case, with recourse only to the Subject Shares.

(d) The limitations and provisions of this Section 6.11 shall apply to each 3PB in all respects in the same manner as they apply to CAC.

6.12 Representations, Warranties and Agreements of the Holders. Without limiting the provisions of Section 6.11 relating to lack of recourse other than to the Subject Shares, each of the Holders represents, warrants and agrees that:

(a) The representations and warranties set forth in the second sentence of Section 2.1, Sections 2.2 through 2.4 and the last sentence of Section 2.5, in each case, as if such Holder were substituted for VoteCo are true and correct.

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(b) VoteCo has, and will continue to have throughout the Voting Period and thereafter as long as it has obligations under this Agreement, as true and lawful proxy and attorney-in-fact for the applicable holders of the Subject Shares pursuant to the CEC Irrevocable Proxy and pursuant to this Section 6.12(a), the sole and irrevocable right and power (i) to direct and effect the sale, transfer or other disposition of all or any part of the Subject Shares, (ii)(A) to transfer any or all of the Subject Shares and (B) to sell any or all of the Subject Shares and to apply any or all of the proceeds of such sale of the Subject Shares, in each case of (A) and (B), to satisfy any finally determined liability or finally determined damages for a VA Breach, and that none of the foregoing will constitute a breach of the CEC Irrevocable Proxy;

(c) VoteCo will not have any liability or obligation to any Holder in connection with the actions set forth in Section 6.12(a) or Section 4.3(b) and such Holder will not have any claim to such Subject Shares or proceeds therefrom to the extent such Subject Shares or proceeds are used to satisfy any finally determined liability or finally determined damages for a VA Breach;

(d) no action is required on the part of such Holder in order to Transfer the Subject Shares in accordance with the foregoing and VoteCo is hereby authorized to execute and deliver on behalf of such Holder any instruments or agreements necessary to effectuate the foregoing;

(e) all of the Subject Shares beneficially owned by such Holder are subject to all of the provisions of this Agreement and are available to secure performance of this Agreement;

(f) any and all of the Subject Shares beneficially owned by such Holder may be transferred or sold by VoteCo and the proceeds of such sale applied, to satisfy any finally determined liability or finally determined damages for a VA Breach; and

(g) the CEC Irrevocable Proxy (A) is in full force and effect and constitutes the legal, valid and binding obligation of such Holder, enforceable in accordance with its terms by VoteCo against such Holder, (B) has not been amended or terminated since it was entered into on October 21, 2013 (and no Release Event (as defined therein) has occurred or will occur during the Voting Period) and (C) will not be amended or waived (in a manner that would reasonably be expected to materially delay, impair or restrict VoteCo’s ability to perform its obligations under this Agreement) or terminated prior to the obtaining of the CEC Requisite Vote.

(h) This Section 6.12 is intended to benefit and may be enforced by the VoteCo Related Entities and shall be binding on all successors and assigns of CAC and any 3PB.

6.13 Representations, Warranties and Agreements of the Members. Without limiting the provisions of Section 6.11 relating to lack of recourse, each of the Members represents and warrants that it is not aware of any breach as of the date hereof of any of the representations and warranties of VoteCo or the Holders set forth herein.

6.14 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other party, it being understood that both parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

6.15 Certain Definitions.

(a) “beneficial ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as

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defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that a person shall be deemed to have beneficial ownership over any securities which may be acquired by such person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “beneficial owner,” “beneficially own,” “beneficially owned” and similar terms shall have a correlative meaning.

(b) “Equity Interests” means any shares of CEC Common Stock or other equity interest in CEC, or any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing.

(c) “Transfer” means any direct offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition, tender or other transfer (by merger, liquidation, dissolution, distribution, operation of Law or otherwise), either voluntary or involuntary, of any capital stock or interest in any capital stock, in whole or in part, in each case by VoteCo or any Holder.

[Rest of page intentionally left blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

CAESARS ACQUISITION COMPANY

By:	/S/ MITCH GARBER
Name: Mitch Garber Title: Chief Executive Officer

[Signature Page to CEC Voting Agreement]

HAMLET HOLDINGS LLC

By:	/s/ LEON D. BLACK
Name:	Leon Black, solely on behalf of VoteCo in his capacity as a Member
Title:	Member

By:	/s/ DAVID BONDERMAN
Name:	David Bonderman, solely on behalf of VoteCo in his capacity as a Member
Title:	Member

By:	/s/ JAMES COULTER
Name:	James Coulter, solely on behalf of VoteCo in his capacity as a Member
Title:	Member

By:	/s/ JOSHUA HARRIS
Name:	Joshua Harris, solely on behalf of VoteCo in his capacity as a Member
Title:	Member

By:	/s/ MARC ROWAN
Name:	Marc Rowan, solely on behalf of VoteCo in his capacity as a Member
Title:	Member

[Signature Page to CEC Voting Agreement]

APOLLO HAMLET HOLDINGS, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Authorized Person

APOLLO HAMLET HOLDINGS B, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Authorized Person

[Signature Page to CEC Voting Agreement]

TPG HAMLET HOLDINGS, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By:	/s/ CLIVE BODE
Name: Clive Bode Title: Vice President

TPG HAMLET HOLDINGS B, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By:	/s/ CLIVE BODE
Name: Clive Bode Title: Vice President

[Signature Page to CEC Voting Agreement]

CO-INVEST HAMLET HOLDINGS, SERIES LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By: Its Managing Members

Apollo Management VI, L.P.

on behalf of affiliated investment funds

By: AIF VI Management, LLC,

its general partner

By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

TPG GenPar V, L.P By: TPG GenPar V Advisors, LLC its general partner

By:	/s/ CLIVE BODE
Name: Clive Bode Title: Vice President

CO-INVEST HAMLET HOLDINGS B, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By: Its Managing Members

Apollo Management VI, L.P.

on behalf of affiliated investment funds

By: AIF VI Management, LLC,

its general partner

By:	/s/ LAURIE D. MEDLEY
Name: Laurie D. Medley Title: Vice President

TPG GenPar V, L.P By: TPG GenPar V Advisors, LLC its general partner

By:	/s/ CLIVE BODE
Name: Clive Bode Title: Vice President

[Signature Page to CEC Voting Agreement]

ANNEX B-2

EXECUTION VERSION

VOTING AGREEMENT

This Agreement (this “Agreement”), dated as of July 9, 2016, is entered into by and between Caesars Entertainment Corporation, a Delaware corporation (“CEC”), and Hamlet Holdings LLC, a Delaware limited liability company (“VoteCo”) and, solely for the purposes of Section 4.3, Section 6.11 and Section 6.12, the Holders (as defined below). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the A&R Merger Agreement (as defined below) or the Bank RSA (as defined below), each as in effect on the date hereof.

WHEREAS, concurrently or substantially concurrently with the execution and delivery of this Agreement, CEC and Caesars Acquisition Company, a Delaware corporation (“CAC”), have entered into an Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or amended and restated from time to time in accordance with the terms of this Agreement, the “A&R Merger Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, VoteCo, the Holders and CAC have entered into a voting agreement relating to the shares of CEC Common Stock over which VoteCo has the sole voting and sole dispositive power (the “CAC-VoteCo Agreement”), a copy of which is attached as Exhibit A;

WHEREAS, execution and delivery of a Merger Agreement and Sponsor Agreements (as defined in the RSAs), in each case, in form and substance reasonably acceptable to Caesars Entertainment Operating Company, Inc., a Delaware corporation (“CEOC”), are conditions to the effectiveness of the obligations of CEOC under the CAC-CEOC RSA, and entry into such agreements is a material inducement to CEOC with respect to the CEOC Plan and the CAC-CEOC RSA and the CEC-CEOC RSA.

WHEREAS, pursuant to the Irrevocable Proxy, dated October 21, 2013 (the “CAC Irrevocable Proxy”), made and granted by the parties listed in Schedule A-1 and Schedule A-2 thereto (the “Holders”), as of the date hereof, VoteCo has the sole voting and sole dispositive power with respect to 90,063,316 shares (the “Subject Shares”) of Class A Common Stock of CAC (“Company Common Shares”);

WHEREAS, obtaining the CAC Requisite Vote is a condition to the consummation of the Merger;

WHEREAS, as a condition to its willingness to enter into the A&R Merger Agreement, CEC has required that VoteCo enter into this Agreement;

WHEREAS, as a condition to its willingness to enter into the CAC/CEOC RSA, CEOC has required that CEC, VoteCo and the Holders enter into this Agreement;

WHEREAS, the parties specified herein are intended to be third-party beneficiaries of this Agreement and all obligations of the respective parties hereunder.

NOW, THEREFORE, in consideration of CEC entering into the A&R Merger Agreement, CEOC entering into the CAC/CEOC RSA and of the mutual covenants and agreements contained herein and therein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1. Voting Agreement.

1.1 Voting Agreement. VoteCo hereby agrees that, from the date of this Agreement until the termination of this Agreement (the “Voting Period”), at any meeting of the stockholders of CAC, and at every

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adjournment or postponement thereof, or in any action by written consent of the stockholders of CAC, VoteCo shall appear (in person or by proxy) at such meeting (or any adjournment or postponement thereof) and cause all of the Subject Shares to be counted as present thereat for purposes of calculating a quorum and shall vote (or cause to be voted) all the Subject Shares:

(a) (i) in favor of the adoption of the plan of merger contained in the A&R Merger Agreement and approval of the Merger, (ii) in favor of any proposal to adjourn the meeting to solicit additional proxies in favor of the adoption of the A&R Merger Agreement and the approval of the Merger if (but only if) there are not sufficient votes to adopt the A&R Merger Agreement and approve the Merger on the date on which such meeting is held and (iii) in favor of any other action, proposal, transaction or agreement that would reasonably be expected to facilitate the timely consummation of the Merger or the consummation of the transactions contemplated thereby that the CAC Board (upon the recommendation of the CAC Special Committee) has recommended that CAC’s stockholders vote in favor of; and

(b) against any Acquisition Proposal (including any Superior Proposal) and against any action, omission, proposal, transaction or agreement that would reasonably be expected to (i) impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger, (including any adjournment or postponement of the CAC Stockholders Meeting (except as contemplated by clause 1.1(a) above)) or (ii) change in any manner the voting rights of any class of shares of CEC or CAC, amend the organizational documents of CEC or CAC or otherwise amend the capital structure of CEC or CAC (in each case, other than, and other than pursuant to, the A&R Merger Agreement and the Merger).

For the avoidance of doubt, pursuant to the A&R Merger Agreement, in no event shall any offer, proposal or inquiry relating to, or any third party indication of interest in, a CIE Sale Transaction, constitute an Acquisition Proposal or a Superior Proposal.

1.2 Other Voting. Subject to Section 4, VoteCo shall vote in its sole discretion on all issues other than those specified in Section 1.1 hereof that may come before a meeting of, or action by written consent by, the stockholders of CAC in a manner that would not reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the CEOC Plan.

1.3 Other Agreements.

(a) VoteCo hereby agrees that it shall not, and shall cause its Members (as identified on the signature pages hereto) to not, directly or indirectly, (i) solicit, initiate or knowingly encourage any inquiries, offers or the making of any proposal or announcement that constitutes or would reasonably be expected to lead to any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions with any third party (other than CEOC, CEC or CAC or their respective Representatives) regarding or that would reasonably be expected to lead to any Acquisition Proposal, (iii) furnish any nonpublic information regarding CEC or CAC or any of their respective subsidiaries to any Person (other than CEOC, CEC or CAC or their respective Representatives) in connection with or in response to any Acquisition Proposal, (iv) alone or with any other Person, make, or announce an intention to make, an Acquisition Proposal or (v) resolve or agree to do any of the foregoing.

(b) VoteCo shall, and shall cause its Members to, immediately cease and cause to be terminated all existing activities, discussions or negotiations it has had with any Person with respect to any Acquisition Proposal and shall promptly inform CEOC, CEC and CAC if it receives any inquiry or proposal relating to an Acquisition Proposal and the details thereof

(c) VoteCo hereby (x) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that VoteCo may have, or that may arise, under the A&R Merger Agreement, the DGCL or otherwise, with respect to the A&R Merger Agreement or the Merger and (y) represents that, as a result of VoteCo’s obligation pursuant to Section 1.1(a), the Holders will not have appraisal rights or rights to dissent from the Merger under the A&R Merger Agreement or the DGCL. VoteCo shall not, and shall cause its Members to not, bring, commence, institute, maintain, prosecute, participate or join in or voluntarily aid (and

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agrees to take all actions necessary to opt out of any class in any class action with respect to) any claim or Proceeding (derivative or otherwise) in law or in equity in any court or before any Governmental Entity, against CEC or CAC or any of their respective successors or assigns or any other Person (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the A&R Merger Agreement or prevent, impair or delay the consummation of the transactions contemplated hereby or thereby, or (ii) alleging the execution and delivery of the A&R Merger Agreement by CEC or CAC, the approval of the A&R Merger Agreement by the CEC Board or the CAC Board, or any other action in connection with the negotiation and entry into this Agreement, the A&R Merger Agreement, the CEOC Plan and the transactions contemplated hereby and thereby breached any fiduciary duty of any Person.

(d) VoteCo shall not, and shall cause its Members to not, take or agree to take or commit to take any action with the intent of, or for the purpose of or that would reasonably be expected to have the effect of, in each case in whole or in part, materially preventing or delaying the consummation of, or materially impairing the ability of any party to consummate, the transactions contemplated by the A&R Merger Agreement or the CEOC Plan.

SECTION 2. Representations and Warranties of VoteCo. VoteCo hereby represents and warrants to CEC as follows:

2.1 Voting Matters. VoteCo has, and will have throughout the Voting Period, as true and lawful proxy and attorney-in-fact for the holders of the Subject Shares pursuant to the CAC Irrevocable Proxy, the sole power to vote or cause to be voted the Subject Shares on the matters specified in this Agreement, free and clear of any and all claims, liens, encumbrances or restrictions on the right to vote the Subject Shares, except as may exist by reason of this Agreement. Other than the CAC Irrevocable Proxy, VoteCo is not a party to, and the Subject Shares are not otherwise subject to, any agreement, arrangement or other understanding (i) that would constitute a breach of Section 4.1 if entered into during the Voting Period, or (ii) that would reasonably be expected to materially delay, impair or restrict VoteCo’s ability to perform its obligations under this Agreement. The CAC Irrevocable Proxy (x) is in full force and effect and constitutes the legal, valid and binding obligation of each of the parties listed in Schedule A-1 and Schedule A-2 thereto, enforceable in accordance with its terms by VoteCo against each of such parties, (y) has not been amended or terminated since it was entered into on October 21, 2013 (and no Release Event (as defined therein) has occurred or will occur during the Voting Period) and (z) will not be amended or waived in any way that would reasonably be expected to materially delay, impair or restrict VoteCo’s ability to perform its obligations under this Agreement, or terminated, prior to the obtaining of the CAC Requisite Vote.

2.2 Organization. VoteCo is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

2.3 Authority Relative to this Agreement.

(a) VoteCo has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by VoteCo and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate limited liability company or other action on behalf of VoteCo.

(c) This Agreement has been duly and validly executed and delivered by VoteCo and, assuming the due authorization, execution and delivery hereof by CEC, constitutes a valid and binding obligation of VoteCo, enforceable against VoteCo in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at law or in equity).

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2.4 No Conflict. Except for any filing that may be required by applicable federal securities or antitrust laws, the execution and delivery of this Agreement by VoteCo does not, and the performance of its obligations under this Agreement will not, (a) require any consent or approval by, filing with, or notification to, any Governmental Entity or any other Person by VoteCo, (b) violate or conflict with or result in any breach of any provision of the organizational documents of VoteCo, (c) violate or conflict with, or result in any breach of or default (with or without notice or lapse of time or both) under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, acceleration or cancellation of, or result in the creation of any claim, lien, encumbrance or restriction on the right to vote or Transfer the Subject Shares under, any provision of any agreement to which VoteCo is a party or any instrument, permit, concession, franchise or license of VoteCo or (d) violate or conflict with any Law applicable to VoteCo or to VoteCo’s properties or assets, except in the case of the foregoing clauses (a), (c) and (d) only, for any of the foregoing as would not reasonably be expected to materially delay, impair or restrict VoteCo’s ability to perform its obligations under this Agreement.

2.5 Subject Shares. Other than the Subject Shares, VoteCo does not hold or control any other equity interests possessing voting rights in or with respect to CAC. The Holders, in the aggregate, are the direct holders of record of all of the Subject Shares, free and clear of any and all claims, liens, encumbrances or restrictions on the right to vote the Subject Shares, except as may exist by reason of this Agreement or the CAC Irrevocable Proxy. The Subject Shares constitute all of the equity interests of CAC beneficially owned by any of the Sponsors (as defined in the Original CEOC Plan). Other than such consents as have already been obtained, no consent of any Person is required for VoteCo or any Holder to execute and deliver this Agreement.

2.6 Dispositive Power. VoteCo has, and will have throughout the Voting Period, as true and lawful proxy and attorney-in-fact for the applicable holders of the Subject Shares pursuant to the CAC Irrevocable Proxy, the sole power to direct and effect the sale, transfer or other disposition of all or any part of the Subject Shares, if, as and when so determined in the sole discretion of VoteCo and, without limiting the foregoing, the CAC Irrevocable Proxy provides VoteCo with the sole ability to dispose of the Subject Shares and use the proceeds thereof to satisfy obligations VoteCo has on account of a breach of this Agreement. Pursuant to the CAC Irrevocable Proxy, the Subject Shares may not be Transferred by, or at the direction of, the Holders or any Person other than VoteCo.

SECTION 3. Representations and Warranties of CEC. CEC hereby represents and warrants to VoteCo as of the date of this Agreement as follows:

3.1 Organization. CEC is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware.

3.2 Authority Relative to this Agreement.

(a) CEC has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b) The execution and delivery of this Agreement by CEC and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary and appropriate corporate action by the board of directors of CEC. This Agreement has been duly and validly executed and delivered by CEC and, assuming the due authorization, execution and delivery by VoteCo, constitutes a valid and binding obligation of CEC, enforceable against CEC in accordance with its terms, except to the extent that enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights or by general equitable principles (whether considered in a proceeding at law or in equity).

3.3 No Conflict. Except for any filings that may be required by applicable federal securities or antitrust laws, the execution and delivery of this Agreement by CEC do not, and the performance of its obligations hereunder will not, (a) require any consent or approval by, filing with, or notification to, any Governmental

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Entity or any other Person by CEC, (b) violate or conflict with or result in any breach of any provision of the articles of incorporation or by-laws of CEC, (c) violate or conflict with, or result in any breach of or default (with or without notice or lapse of time or both) under, or give to any other Person (with or without notice or lapse of time or both) any right of termination, acceleration or cancellation of, any provision of any agreement to which CEC is a party or any instrument, permit, concession, franchise or license of CEC, or (d) violate or conflict with any Law applicable to CEC or its properties or assets, except, in the case of the foregoing clauses (a), (c) and (d) only for any of the foregoing as would not reasonably be expected to materially impair or restrict CEC’s ability to perform its obligations under this Agreement.

SECTION 4. Additional Agreements.

4.1 No Other Proxies, Etc. VoteCo hereby covenants and agrees that during the Voting Period, except as otherwise specifically permitted by this Agreement (including Section 1.1) and except for the CAC Irrevocable Proxy, VoteCo shall not, and shall cause its Members to not, offer or agree to, grant any proxy or power of attorney with respect to, deposit into a voting trust or enter into a voting arrangement with respect to, whether by proxy, voting agreement or otherwise, any Subject Shares or any interest therein or any other securities convertible into or exercisable for any Company Common Shares, and shall not, and shall cause its Members to not, amend or terminate the CAC Irrevocable Proxy in any way that would materially adversely impact VoteCo’s ability to carry out its obligations under this Agreement; provided that nothing in this Section 4.1 shall prevent VoteCo from granting a proxy for any other annual or special meeting of stockholders of CAC in a manner permitted by Section 1.2. During the Voting Period, no VoteCo Member shall withdraw as a member of VoteCo (other than in the event of such Member’s death, disability or termination as an executive of the applicable Sponsor), nor shall VoteCo admit any new members.

4.2 Additional Shares. In the event of a share dividend or distribution, or any change in the Company Common Shares by reason of any share dividend, distribution, subdivision, recapitalization, reclassification, consolidation, conversion or the like, including the exchange of any securities convertible into or exercisable for any Company Common Shares, or any other acquisition of (or acquisition of control of) Company Common Shares after the date hereof, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

4.3 Transfer.

(a) During the Voting Period, VoteCo shall not, and shall cause its Members to not, permit or allow any of the Subject Shares to be, and shall cause the Subject Shares not to be, directly or indirectly, Transferred, and shall not make any offer or enter into any agreement providing for a Transfer of any of the Subject Shares and shall not commit to do, consent to, or otherwise facilitate any of the foregoing, except in cases where the transferee executes a customary joinder agreeing to be bound by this Agreement in the same manner as VoteCo, including full recourse to the Subject Shares so Transferred for any violation of this Agreement by VoteCo (including any such violation by VoteCo as a result of an action of any Member) or such transferee. Any attempted Transfer in violation of this Agreement shall be void ab initio. If any involuntary Transfer of any or all of the Subject Shares shall occur (including, if applicable, a sale by trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), or any other involuntary action in violation of this Section 4.3 shall occur resulting in any person having beneficial ownership over any or all of the Subject Shares or otherwise having the power to exercise, in whole or in part, any control over any or all of the Subject Shares with respect to any of the matters contemplated by this Agreement, then the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) or such other person shall take and hold the Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

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(b) VoteCo agrees to Transfer, or cause the Transfer of, any or all of the Subject Shares, and to apply any or all of the proceeds of such sale of the Subject Shares, to satisfy any finally determined liability of, or finally determined damages payable by, VoteCo for breach of the agreements, representations and warranties under this Agreement that exists after giving effect to any specific performance obtained under Section 6.9 (whether such breach arises from an action, omission or inaccuracy of VoteCo, any Member of VoteCo or, with respect to this Section 4.3, Section 6.11 or Section 6.12, any Holders) (a “VA Breach”).

4.4 Notice of Amendment. At any time during the Voting Period, CEC shall:

(a) provide prompt (and in any event within one (1) calendar day) Notice (as defined below) to VoteCo of any amendment, waiver or other modification to the A&R Merger Agreement, the CEOC Plan filed with the Bankruptcy Court on June 28, 2016 (the “Original CEOC Plan”) or the RSAs, including by any other writing or agreement (any such amendment, waiver or other modification, an “Amendment”), together with an executed copy of such Amendment; and

(b) provide prompt (and in any event within two (2) calendar days) Notice of any request for any such amendment, waiver or other modification.

4.5 Support of Restructuring.

VoteCo hereby agrees to, and shall cause its Members to:

(a) consent to those actions contemplated by the CEOC Plan, the RSAs or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which VoteCo is to be a party pursuant to the CEOC Plan or the RSAs, including voting the Subject Shares in favor of any shareholder vote necessary for the issuance of New CEC Common Equity (as defined in the CEOC Plan) pursuant to the CEOC Plan, as long as such issuance is recommended by the CEC Special Committee or the CEC Board of Directors;

(b) support the Restructuring and, to the extent applicable, vote in favor of the CEOC Plan, when and if properly solicited to do so under the Bankruptcy Code, all Equity Interests now or hereafter beneficially owned by VoteCo or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders of Claims (and not withdraw or revoke its vote with respect to the CEOC Plan, or transfer or limit any rights to vote); and

(c) not take any action materially inconsistent with the transactions expressly contemplated by the CEOC Plan or the RSAs, or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Debtors or CEC.

SECTION 5. Termination.

5.1 This Agreement shall terminate upon VoteCo providing Notice of termination to CEC within five (5) calendar days after receipt of (i) any Amendment to the A&R Merger Agreement that adversely affects the interests of VoteCo (or after any such Amendment should have been provided) or (ii) any Amendment to the Original CEOC Plan or either RSA that materially adversely affects the interests of VoteCo (or after any such Amendment should have been provided). Notwithstanding the foregoing, (a) VoteCo shall have no right to terminate this Agreement pursuant to Section 5.1(i) or (ii) if VoteCo previously consented to such Amendment and (b) VoteCo shall have no right to terminate this Agreement pursuant to Section 5.1(i) if the CAC Special Committee approved such Amendment, unless VoteCo or any VoteCo Related Entity is disproportionately adversely affected by such Amendment relative to CAC’s other stockholders, in which case this clause (b) shall not apply and VoteCo shall have the right to terminate this Agreement pursuant to Section 5.1(i).

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5.2 This Agreement shall terminate automatically immediately two (2) Business Days after (x) VoteCo provides Notice of termination to CEC (with a copy to the 3PBs) upon the occurrence of any of the following, or (y) CAC or the CAC Special Committee provides Notice of termination to VoteCo and CEC (with a copy to the 3PBs), upon the occurrence of (a) or (c) of the following:

(a) a CAC Adverse Recommendation Change prior to obtaining the CAC Requisite Vote;

(b) the termination of the CAC-VoteCo Agreement;

(c) the termination of the A&R Merger Agreement, except to the extent such termination is caused by any material breach of this Agreement by VoteCo;

(d) December 31, 2017, provided that this clause (d) shall not be a termination event if the failure of the Effective Time to occur by such date was caused by a breach of this Agreement by VoteCo; or

(e) the Effective Time.

Upon the termination of this Agreement pursuant to this Section 5, the parties shall be released from their respective commitments, undertakings and agreements pursuant to this Agreement, and there shall be no liability or obligation on the part of any party pursuant to this Agreement; provided that no such termination shall relieve any party from liability for any willful breach of this Agreement prior to such termination and the covenants in Section 6.12 will survive for such purpose until the later of (X) a period of four (4) months following such termination or (Y) the date of final resolution of any formal claim for such willful breach made prior to the end of such four (4) month period.

SECTION 6. Miscellaneous.

6.1 Publication.

(a) VoteCo hereby permits CEC to publish and disclose, in any document or schedule filed with the SEC, or in any other regulatory filing in connection with the A&R Merger Agreement or the Chapter 11 Cases, this Agreement and the terms hereof, subject to the prior written consent of VoteCo, not to be unreasonably withheld. CEC shall provide VoteCo a reasonable period to review any such disclosure (and CEC shall take into account any reasonable comments of VoteCo); provided that CEC may disclose and discuss this Agreement and the terms hereof with any gaming regulatory authority without the prior consent of VoteCo.

(b) CEC hereby permits VoteCo to publish and disclose, in any document or schedule filed with the SEC, this Agreement and the terms hereof, subject to prior written consent of CEC, not to be unreasonably withheld. VoteCo shall provide CEC a reasonable period to review any such disclosure (and VoteCo shall take into account any reasonable comments of CEC); provided, however, that notwithstanding the foregoing, VoteCo may file one or more amendments to its statement of beneficial ownership on Schedule 13D pertaining to the Subject Shares describing this Agreement and the terms thereof and include a copy of this Agreement in such filing without the prior consent of CEC, and further provided that VoteCo may disclose and discuss this Agreement and the terms hereof with any gaming regulatory authority without the prior consent of CEC.

6.2 Expenses. Subject to any other agreement between the parties, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

6.3 Entire Agreement; No Third Party Beneficiaries.

(a) This Agreement, together with the documents referred to herein, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided that if there is any conflict between this Agreement and the A&R Merger Agreement, this Agreement shall control. This Agreement is intended to create a contractual relationship between VoteCo and CEC and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties.

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(b) This Agreement is not intended to, and shall not, confer upon any Person not a party any rights or remedies hereunder, except that (1) (i) CAC is an intended third-party beneficiary of VoteCo’s obligations pursuant to Section 1.1, (ii) CAC, the CEC Special Committee and the CAC Special Committee are intended third-party beneficiaries of VoteCo’s obligations pursuant to Section 5.2(y) (and such provision may not be amended without their prior written consent) and (iii) (x) if the Amended 1L Bond RSA is entered into, the Consenting Creditors (as defined in the Amended 1L Bond RSA), (y) if the Amended 1L Bond RSA is entered into, the Consenting Bank Creditors (as defined in that certain First Amended and Restated Restructuring Support and Forbearance Agreement, dated as of June 21, 2016 and attached to the Form 8-K filed by CEC on June 21, 2016 (the “Bank RSA”) and (z) CEOC are intended third-party beneficiaries of the provisions hereunder, in each case, whether or not expressly named in such provisions, entitled to enforce such obligations as if a party directly hereto (collectively the “3PBs”) and (2) the VoteCo Related Entities are intended third-party beneficiaries of the provisions of Section 6.11, entitled to enforce such provisions as if a party directly hereto.

(c) The “Amended 1L Bond RSA” means that certain Sixth Amended and Restated Restructuring Support and Forbearance Agreement, among CEC, the Debtors and the Consenting Creditors (as defined therein), if entered into.

6.4 Parties in Interest and Assignment. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties, the 3PBs and their successors and permitted assigns. VoteCo may not assign any rights or delegate any obligations hereunder without the prior written consent of CEC, CEOC, the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into and, to the extent relating to Section 1.1, CAC; CEC may not assign any rights or delegate any obligations hereunder without the prior written consent of VoteCo, CEOC and the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into; and either such consent can be granted or denied in the sole, exclusive and non-appealable discretion of the party whose consent is sought. Any such purported assignment or delegation made in violation of the foregoing shall be null and void. VoteCo acknowledges this Agreement and all of the parties’ respective obligations hereunder shall survive and be fully enforceable in accordance with its terms notwithstanding the commencement and pendency of any CEC Chapter 11 Case.

6.5 Amendment; No Waiver. This Agreement may not be amended except by an instrument in writing between CEC and VoteCo and consented to by CEOC, the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into and, to the extent relating to Section 1.1, CAC. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, (a) no claim or right arising out of this Agreement can be discharged by any party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by such party (and consented to by CEOC, the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into and, to the extent relating to Section 1.1, CAC), (b) no waiver that may be given by any party unless consented to by CEOC, the Requisite Consenting Creditors (as defined in the Bank RSA) if the Amended 1L Bond RSA is entered into and, to the extent relating to Section 1.1, CAC, and any such waiver will not be applicable except in the specific instance for which it is given and (c) no notice to or demand on a party will be deemed to be a waiver of any obligation of such party and no notice from or demand by a party will be deemed to be a waiver of such party’s right to take further action without notice or demand as provided in this Agreement.

6.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not materially affected in any manner adverse to any party, including the 3PBs. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a manner

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mutually acceptable to the parties and the applicable 3PBs in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

6.7 Notices. Each notice and other communication hereunder (a “Notice”) shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, (b) by facsimile upon confirmation of receipt or (c) on the second Business Day following the date of dispatch if delivered by a recognized express courier service. All Notices shall be delivered as set forth below or under such other instructions as may be designated in writing by the party to receive such Notice.

if to CEC:

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, Nevada 89109

Facsimile: (702) 407-6418

Attention: General Counsel

with copies (which shall not constitute notice) to:

Reed Smith LLP

225 Fifth Avenue

Pittsburgh, PA 15222

Facsimile: (412) 288-3131

Attention: Glenn R. Mahone

Reed Smith LLP

599 Lexington Avenue, 22nd Floor

New York, New York 10022

Facsimile: (212) 521-5450

Attention: Howard L. Shecter

if to VoteCo:

Hamlet Holdings LLC

c/o Apollo Management, L.P.

9 West 57th St., 43rd Floor

New York, New York 10019

Attention: John J. Suydam

and

Hamlet Holdings LLC

c/o TPG Global, LLC

301 Commerce St., Suite 3300

Ft. Worth, Texas 76102

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld, LLP

One Bryant Park

Bank of America Tower

New York, New York 10036-6745

Facsimile: (212) 872-1002

Attention: Daniel I. Fisher

     Steven M. Pesner

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and

Kasowitz Benson Torres & Friedman LLP

1633 Broadway

New York, New York 10019

Facsimile: (212) 506-1800

Attention: Marc E. Kasowitz

     Joshua Greenblatt

with a copy, in each case (i) to Caesars Entertainment Operating Company, Inc., with a copy to Kirkland & Elllis LLP, as set forth in the CEC/CEOC RSA and (ii) if the Amended 1L Bond RSA is entered into, to Kramer Levin Naftalis & Frankel LLP, as set forth in the Amended 1L Bond RSA and Stroock & Stroock & Lavan LLP, as set forth in the Bank RSA.

6.8 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any principles of conflicts of law thereof that are not mandatorily applicable by Law and would permit or require the application of the Laws of another jurisdiction. In furtherance of the foregoing, the parties hereby acknowledge and agree that it is their intent that the Applicable Courts not apply the internal affairs doctrine for the purposes of any litigation, action, suit or other proceeding with respect to the subject matter hereof.

6.9 Specific Performance; Submission to Jurisdiction. The parties agree that money damages would be both incalculable and an insufficient remedy and that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the discretion of the Applicable Courts, the parties, any of the 3PBs and any of the VoteCo Related Entities shall be entitled to an injunction or other equitable relief to prevent breaches or violations of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Applicable Court, this being in addition to any other remedy to which they are entitled at law or in equity. Moreover, and in recognition of the foregoing, each of the parties hereby waives (a) any defense in any action for specific performance of this Agreement that a remedy at law would be adequate and (b) any requirement under any law for any party to post security as a prerequisite to obtaining equitable relief. Each party irrevocably and unconditionally submits to the jurisdiction of the Chosen Courts for any action or proceeding arising out of or relating to this Agreement (provided that with respect to any action or proceeding involving any 3PB, the United States District Court for the Northern District of Illinois shall have exclusive jurisdiction (the Chosen Courts, together with the foregoing court pursuant to these two provisos, the “Applicable Courts”)), and hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each party hereby irrevocably and unconditionally waives, to the fullest extent that it may effectively do so, any defense of an inconvenient forum which such party may now or hereafter have to the maintenance of such action or proceeding. The parties further agree (i) to the extent permitted by Law, that final and nonappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such party in any such action or proceeding shall be effective if Notice is given in accordance with Section 6.7.

6.10 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words

B-2-10

“herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement mean CEC and VoteCo.

6.11 Absolute Non-Recourse to VoteCo Related Entities.

(a) For the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, the covenants, agreements and commitments of VoteCo hereunder are only made by VoteCo and are applicable to the conduct of VoteCo and its Members and, in the case of Section 4.3, Section 6.11 and Section 6.12, the Holders, and shall not impose any liability on any of VoteCo’s Affiliates or its and their respective Members, Holders, partners, members, equityholders, officers, managers, directors, employees, attorneys, accountants, agents, advisors and Representatives (each, a “VoteCo Related Entity” and collectively, the “VoteCo Related Entities”), except to the extent of recourse to the Subject Shares in accordance with this Section 6.11 and Section 6.12.

(b) Notwithstanding any other provision of this Agreement to the contrary:

(i)	no recourse under this Agreement shall be had against any VoteCo Related Entity, whether by the enforcement of any assessment or by any legal or equitable proceeding or by virtue of any Applicable Law; other than, in the case of Section 4.3, Section 6.11 and Section 6.12, the Holders and, in such cases, with recourse only to the Subject Shares;

(ii)	this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or otherwise related to this Agreement may only be brought against, VoteCo, with full recourse to the Subject Shares and, in the case of Section 4.3, Section 6.11 and Section 6.12, the Holders, in each case, with recourse only to the Subject Shares; and

(iii)	CEC agrees with, acknowledge and covenant to comply with the previous clauses (i) and (ii).

(c) None of the VoteCo Related Entities shall have any liability or obligations (whether in contract, tort, equity or otherwise) under this Agreement or for any claim based on, in respect of, or by reason of the transactions contemplated hereby, including with respect to any breaches of this Agreement, except to the extent (and only to the extent) of recourse to the Subject Share in accordance with this Section 6.11 and Section 6.12. VoteCo acknowledges and agrees that the provisions of Section 1.3, Section 4.1, Section 4.3, Section 4.5 and Section 6.12 are intended to, and shall, impose liability on VoteCo, with full recourse to the Subject Shares, for any VA Breach, notwithstanding that the Members of VoteCo and the Holders have no liability for such actions or omissions, except, in the case of any Holder, for breaches by such Holder of Section 4.3 or Section 6.12, in each case, with recourse only to the Subject Shares.

(d) The limitations and provisions of this Section 6.11 shall apply to each 3PB in all respects in the same manner as they apply to CEC.

6.12 Representations, Warranties and Agreements of the Holders. Without limiting the provisions of Section 6.11 relating to lack of recourse other than to the Subject Shares, each of the Holders represents, warrants and agrees that:

(a) The representations and warranties set forth in the second sentence of Section 2.1, Sections 2.2 through 2.4 and the last sentence of Section 2.5, in each case, as if such Holder were substituted for VoteCo are true and correct.

(b) VoteCo has, and will continue to have throughout the Voting Period and thereafter as long as it has obligations under this Agreement, as true and lawful proxy and attorney-in-fact for the applicable holders of the Subject Shares pursuant to the CAC Irrevocable Proxy and pursuant to this Section 6.12(a), the sole and irrevocable right and power (i) to direct and effect the sale, transfer or

B-2-11

other disposition of all or any part of the Subject Shares, (ii)(A) to transfer any or all of the Subject Shares and (B) to sell any or all of the Subject Shares and to apply any or all of the proceeds of such sale of the Subject Shares, in each case of (A) and (B), to satisfy any finally determined liability or finally determined damages for a VA Breach, and that none of the foregoing will constitute a breach of the CAC Irrevocable Proxy;

(c) VoteCo will not have any liability or obligation to any Holder in connection with the actions set forth in Section 6.12(a) or Section 4.3(b) and such Holder will not have any claim to such Subject Shares or proceeds therefrom to the extent such Subject Shares or proceeds are used to satisfy any finally determined liability or finally determined damages for a VA Breach;

(d) no action is required on the part of such Holder in order to Transfer the Subject Shares in accordance with the foregoing and VoteCo is hereby authorized to execute and deliver on behalf of such Holder any instruments or agreements necessary to effectuate the foregoing;

(e) all of the Subject Shares beneficially owned by such Holder are subject to all of the provisions of this Agreement and are available to secure performance of this Agreement;

(f) any and all of the Subject Shares beneficially owned by such Holder may be transferred or sold by VoteCo and the proceeds of such sale applied, to satisfy any finally determined liability or finally determined damages for a VA Breach; and

(g) the CAC Irrevocable Proxy (A) is in full force and effect and constitutes the legal, valid and binding obligation of such Holder, enforceable in accordance with its terms by VoteCo against such Holder, (B) has not been amended or terminated since it was entered into on October 21, 2013 (and no Release Event (as defined therein) has occurred or will occur during the Voting Period) and (C) will not be amended or waived (in a manner that would reasonably be expected to materially delay, impair or restrict VoteCo’s ability to perform its obligations under this Agreement) or terminated prior to the obtaining of the CAC Requisite Vote.

(h) This Section 6.12 is intended to benefit and may be enforced by the VoteCo Related Entities and shall be binding on all successors and assigns of CEC and any 3PB.

6.13 Representations, Warranties and Agreements of the Members. Without limiting the provisions of Section 6.11 relating to lack of recourse, each of the Members represents and warrants that it is not aware of any breach as of the date hereof of any of the representations and warranties of VoteCo or the Holders set forth herein.

6.14 Counterparts. This Agreement may be executed in separate counterparts, each of which shall be considered one and the same agreement and shall become effective when each of the parties has delivered a signed counterpart to the other party, it being understood that both parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic “.pdf” shall be effective as delivery of a manually executed counterpart hereof.

6.15 Certain Definitions.

(a) “beneficial ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act; provided that a person shall be deemed to have beneficial ownership over any securities which may be acquired by such person pursuant to any contract, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in

B-2-12

excess of 60 days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). The terms “beneficial owner,” “beneficially own,” “beneficially owned” and similar terms shall have a correlative meaning.

(b) “Equity Interests” means any shares of CAC Common Stock or other equity interest in CAC, or any option, warrant, right or security convertible, exchangeable or exercisable therefor or other instrument, obligation or right the value of which is based on any of the foregoing.

(c) “Transfer” means any direct offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition, tender or other transfer (by merger, liquidation, dissolution, distribution, operation of Law or otherwise), either voluntary or involuntary, of any capital stock or interest in any capital stock, in whole or in part, in each case by VoteCo or any Holder.

[Rest of page intentionally left blank]

B-2-13

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the date first above written.

CAESARS ENTERTAINMENT CORPORATION

By:	/s/ Eric Hession
Name:	Eric Hession
Title:	CFO

[Signature Page to CAC Voting Agreement]

HAMLET HOLDINGS LLC

By:	/s/ Leon Black
Name:	Leon Black, solely on behalf of VoteCo in
his capacity as a Member
Title:	Member

By:	/s/ David Bonderman
Name:	David Bonderman, solely on behalf of
VoteCo in his capacity as a Member
Title:	Member

By:	/s/ James Coulter
Name:	James Coulter, solely on behalf of VoteCo
in his capacity as a Member
Title:	Member

By:	/s/ Joshua Harris
Name:	Joshua Harris, solely on behalf of VoteCo in
his capacity as a Member
Title:	Member

By:	/s/ Marc Rowan
Name:	Marc Rowan, solely on behalf of VoteCo in
his capacity as a Member
Title:	Member

[Signature Page to CAC Voting Agreement]

APOLLO HAMLET HOLDINGS, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Authorized Person

APOLLO HAMLET HOLDINGS B, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By:	/s/ Laurie D. Medley
Name:	Laurie D. Medley
Title:	Authorized Person

[Signature Page to CAC Voting Agreement]

TPG HAMLET HOLDINGS, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By:	/s/ Clive Bode
Name:	Clive Bode
Title:	Vice President

TPG HAMLET HOLDINGS B, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By:	/s/ Clive Bode
Name:	Clive Bode
Title:	Vice President

[Signature Page to CAC Voting Agreement]

CO-INVEST HAMLET HOLDINGS, SERIES LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By:	Its Managing Members

Apollo Management VI, L.P. on behalf of affiliated investment funds

By:	AIF VI Management, LLC,

its general partner

By:	/s/ Laurie D. Medley

Name:	Laurie D. Medley
Title:	Vice President

TPG GenPar V, L.P

By:	TPG GenPar V Advisors, LLC

its general partner

By:	/s/ Clive Bode

Name:	Clive Bode
Title:	Vice President

CO-INVEST HAMLET HOLDINGS B, LLC, solely for purposes of Section 6.12, Section 6.11 and Section 4.3

By:	Its Managing Members

Apollo Management VI, L.P. on behalf of affiliated investment funds

By:	AIF VI Management, LLC,

its general partner

By:	/s/ Laurie D. Medley

Name:	Laurie D. Medley
Title:	Vice President

TPG GenPar V, L.P

By:	TPG GenPar V Advisors, LLC

its general partner

By:	/s/ Clive Bode

Name:	Clive Bode
Title:	Vice President

[Signature Page to CAC Voting Agreement]

ANNEX C

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

February 17, 2017

The Strategic Alternatives Committee of the Board of Directors

Caesars Entertainment Corporation

One Caesars Palace Drive

Las Vegas, NV 89109

The Strategic Alternatives Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, as of the date hereof, to Caesars Entertainment Corporation, a Delaware corporation (the “Company”), of the Exchange Ratio (as defined below) provided for pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between Caesars Acquisition Company, a Delaware corporation (“CAC”), and the Company (the “A&R Merger Agreement”), which is to be amended by that certain First Amendment to Amended and Restated Agreement and Plan of Merger to be entered into between CAC and the Company (the “Amendment,” and together with the A&R Merger Agreement, the “Merger Agreement”). Reference is also made to (i) that certain Debtors’ Third Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code, confirmed on January 17, 2017 (as modified or amended through the date hereof, the “Plan”), relating to Caesars Entertainment Operating Company, Inc., a Delaware corporation and majority-owned subsidiary of the Company (“CEOC”) and (ii) that certain Order entered on January 17, 2017 confirming the Plan (as modified or amended through the date hereof, the “Order” and, together with the Plan, the Merger Agreement and the other documents and agreements referred to in such documents, the “Transaction Documents”). The Transaction Documents provide, among other things, that (i) CAC will be merged with and into the Company (the “Merger” and, collectively with the other transactions contemplated by the Transaction Documents, including the Contribution (as defined below) and the Restructuring (as defined in the Merger Agreement), the “Transaction”); (ii) the separate corporate existence of CAC shall cease and the Company shall be the surviving corporation; (iii) each issued and outstanding share of Class A common stock, par value $0.001 per share, and Class B common stock, par value $0.001 per share, of CAC (together, the “CAC Common Stock”) immediately prior to the effective time of the Merger (other than those shares of CAC Common Stock held directly or indirectly by the Company, CAC or any of their respective subsidiaries, except for shares of CAC Common Stock held in trust, managed accounts, or otherwise held in fiduciary or nominee capacity for the benefit of third parties or in respect of a debt previously contracted) shall be converted into the right to receive 1.625 (the “Exchange Ratio”) of a share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”); and (iv) upon the effectiveness of the Plan, the Sponsors (as defined in the Plan) shall contribute all of the shares of Company Common Stock owned by the Sponsors to the Company and the Company shall issue to certain creditors of CEOC shares of Company Common Stock and convertible notes of the Company collectively representing, on an as-converted basis, up to 70.2% of the fully diluted outstanding shares of Company Common Stock as of the consummation of the Merger (the transactions contemplated by clause (iv), the “Contribution”). The terms and conditions of the Transaction are more fully set forth in the Transaction Documents.

We have acted as financial advisor to the Strategic Alternatives Committee (the “Strategic Alternatives Committee”) of the Board of Directors of the Company in connection with the Transaction. We have in the past received and will receive fees for our services in connection with the Transaction, a significant portion of which is contingent upon the consummation of the Transaction. The Company has also agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

The Strategic Alternatives Committee of the Board of Directors

Caesars Entertainment Corporation

February 17, 2017

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have provided certain financial advisory or other services to the Strategic Alternatives Committee and its predecessor, including in connection with the sale by Caesars Interactive Entertainment, Inc. (“CIE”), a Delaware corporation and indirect subsidiary of Caesars Growth Partners, LLC, a Delaware limited liability company in which the Company owns a 61.0% non-voting equity interest, of the social and mobile games business of CIE in 2016. In the past two years, we have not provided financial advisory or other services to CAC. In the past two years, we have not been engaged to provide financial advisory or other services directly to Apollo Global Management, LLC (“Apollo”) or TPG Capital, LP (“TPG”), and we have not received any compensation directly from Apollo or TPG. In the past two years, (i) we have been engaged to provide, and are currently providing, financial advisory services unrelated to the Company or the Transaction to a portfolio company of Apollo and two portfolio companies of TPG, and we have received, and may in the future receive, compensation for certain of such services, and (ii) we have been engaged to provide, and are currently providing, financial advisory services unrelated to the Company or the Transaction to noteholder groups (of which one or more affiliates of Apollo is a member) in connection with restructurings or potential restructurings involving the relevant issuer, and we have received, and may in the future receive, compensation for such services. We may provide financial advisory and other services to or with respect to the Company, CAC or their respective affiliates (including Apollo and TPG) and portfolio companies of such affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, CAC, Apollo, TPG or any of their respective affiliates and portfolio companies, or any other party that may be involved in the Transaction.

In connection with this opinion, we have reviewed, among other things: (i) a draft dated February 17, 2017 of the Amendment and the A&R Merger Agreement; (ii) the Plan and the Order; (iii) certain other documents with respect to the Plan, including CEOC’s Disclosure Statement filed on June 28, 2016; (iv) Annual Reports on Form 10-K of the Company and CAC for the years ended December 31, 2016, 2015 and 2014; (v) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and CAC; (vi) certain other communications from the Company and CAC to their respective stockholders; (vii) certain internal information relating to the business, operations, earnings, cash flow, assets (including tax assets), liabilities (including tax liabilities) and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “Company Forecasts”) (collectively, the “Company Internal Data”); (viii) certain internal information relating to the business, operations, earnings, cash flow, assets (including tax assets), liabilities (including tax liabilities) and prospects of CAC, including certain financial forecasts, analyses and projections relating to CAC prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the “CAC Forecasts”) (collectively the “CAC Internal Data”); (ix) certain documents related to the National Retirement Fund litigation, and (x) certain internal information and analyses furnished to us, or caused to be furnished to us, by the Strategic Alternatives Committee relating to certain potential liabilities of, or claims against, the Company, CAC or any of their respective subsidiaries or affiliates, including claims asserted or that could be asserted in connection with certain pending or potential future litigation, including guarantee and guarantee related claims, and claims identified or described in that certain Examiner’s Report, filed March 15, 2016 (collectively, the “Liability Analyses”). We have conducted discussions with members of the senior management and representatives (including legal counsel) of the Company and the Strategic Alternatives Committee regarding their assessments of the Company Internal Data, the CAC Internal Data, the Liability Analyses and the strategic rationale for the Transaction, as applicable. In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for the Company and CAC and

The Strategic Alternatives Committee of the Board of Directors

Caesars Entertainment Corporation

February 17, 2017

compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Company Internal Data (including the Company Forecasts) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and that the CAC Internal Data (including the CAC Forecasts) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Company Internal Data (including the Company Forecasts), the CAC Internal Data (including the CAC Forecasts) for purposes of our analysis and this opinion. We have assumed, at your direction, that the Liability Analyses have been reasonably prepared on bases reflecting the best currently available analyses and judgments of the persons who prepared such analyses as to the matters covered thereby, and we have relied, at your direction, on the Liability Analyses for purposes of our analysis and this opinion. In addition, you have advised us that certain assumptions relating to the allocation of assets and liabilities in connection with the proposed division of CEOC into a real estate investment trust with an operating company (“OpCo”) and a property company (“PropCo”) structure are subject to material change, which could have a material impact on our valuation of CEOC and the Company (including the value of the Company’s interest in CEOC). We express no view or opinion as to the Company Internal Data (including the Company Forecasts), the CAC Internal Data (including the CAC Forecasts), the Liability Analyses or the assumptions on which they are based.

In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or CAC, nor have we been furnished with any such evaluation (other than the Liability Analyses) or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company or CAC. We have assumed, at your direction, that the final executed Amendment will not differ in any respect material to our analysis or this opinion from the draft of such agreement reviewed by us. We have also assumed, at your direction, that the Transaction (including the Contribution and the Restructuring) will be consummated on the terms set forth in the Transaction Documents and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction (including the Contribution and the Restructuring), no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have further assumed, at your direction, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that the Merger Agreement will constitute a “plan of reorganization” within the meaning of the Code. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company, CAC or any of their respective subsidiaries or affiliates, or the ability of the Company, CAC or any of their respective subsidiaries or affiliates to pay their respective obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters. At your

The Strategic Alternatives Committee of the Board of Directors

Caesars Entertainment Corporation

February 17, 2017

direction, as part of our analysis (i) we did not make any assessment as to, and our opinion does not take into account, the valuation of CEOC prior to giving effect to the Plan, (ii) we did not make any assessment as to, and our opinion does not take into account, (1) any value of any additional contributions by the Company or the Sponsors to the Plan that are not reflected in the Transaction Documents, (2) the value or relative allocation of value of the releases to be provided or granted to the Company, CAC, their subsidiaries and affiliates and other parties to the Plan, and (3) any tax assets or expenses of the Company (other than as set forth in clause (iii) below) (a) related to any deferred discharge of indebtedness income under Section 108(i) of the Code that cannot be currently fully offset with net operating losses and other tax attributes, (b) related to the Plan, including any transactions in connection with the formation of OpCo and PropCo, that cannot be currently fully offset with net operating losses and other tax attributes, and (c) which may exist prior to or after giving effect to the Transaction, and (iii) we did not make any assessment as to, but our opinion takes into account the amount of embedded tax losses in certain properties of Caesars Entertainment Resort Properties, LLC.

We express no view as to, and our opinion does not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the Company of the Exchange Ratio provided for pursuant to the Merger Agreement and taking into account the Contribution. In addition, we have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Transaction Documents or the Transaction (including the Contribution and the Restructuring), including, without limitation: (i) the amount or relative allocation to the Company and CAC of the Contribution or any other contributions in connection with the Plan, which amounts and relative allocations were agreed to by the Strategic Alternatives Committee, (ii) the structure or form of the Transaction, or (iii) any voting or other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Transaction. Further, we express no view or opinion as to (i) the fairness (financial or otherwise) of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of the Company or any other party or (ii) the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any other party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio provided for pursuant to the Merger Agreement or otherwise.

Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion, as expressed herein, relates, in part, to the relative values of the Company and CAC. We express no view or opinion as to what the value of the Company Common Stock actually will be when issued pursuant to the Transaction or the prices at which the Company Common Stock or CAC Common Stock will trade or otherwise be transferable at any time, including following the announcement or consummation of the Transaction. Our opinion does not constitute a recommendation to any stockholder of the Company, CAC or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Strategic Alternatives Committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

The Strategic Alternatives Committee of the Board of Directors

Caesars Entertainment Corporation

February 17, 2017

Based upon and subject to the foregoing, including the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth herein, we are of the opinion, as of the date hereof, that the Exchange Ratio provided for pursuant to the Merger Agreement and taking into account the Contribution is fair, from a financial point of view, to the Company.

Very truly yours,

CENTERVIEW PARTNERS LLC

ANNEX D

1999 AVENUE OF THE STARS 19th FLOOR LOS ANGELES, CALIFORNIA 90067

T 310.443.2300 F 310.443.8700

February 17, 2017

Special Committee of the Board of Directors

Caesars Acquisition Company

One Caesars Palace Drive

Las Vegas, NV 89109

Members of the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of Class A Common Stock, par value $0.001 per share (“Company Common Stock”), of Caesars Acquisition Company (the “Company”), other than Apollo Global Management, LLC and its affiliates (“Apollo”) and TPG Global, LLC and its affiliates (“TPG”; and, collectively with Apollo, the “Excluded Holders”), of the Exchange Ratio (as defined below) to be received by such holders pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016 (the “A&R Merger Agreement”), between the Company and Caesars Entertainment Corporation (“CEC”), as proposed to be amended as of February 17, 2017 by the First Amendment to the A&R Merger Agreement (the “First A&R Merger Agreement Amendment”), by and between the Company and CEC. The A&R Merger Agreement, as amended by the First A&R Merger Agreement Amendment, amends and restates the Agreement and Plan of Merger, dated as of December 21, 2014 (the “Original Merger Agreement” and the Original Merger Agreement, as so amended and restated, the “Merger Agreement”), by and between the Company and CEC. As more fully described in the Merger Agreement, the Company will be merged with and into CEC (the “Transaction”) and each issued and outstanding share of Company Common Stock will be converted into the right to receive 1.625 (the “Exchange Ratio”) shares of the common stock, par value $0.01 per share (“CEC Common Stock”), of CEC (and the Merger Agreement provides that the Exchange Ratio was calculated as of the Measurement Date (as defined in the Merger Agreement) using the treasury stock method based on the Current Trading Prices (as defined in the Merger Agreement) after taking into account the CEC Common Stock to be issued pursuant to the Plan (as defined below) without giving effect to the New CEC Common Equity Buyback (as defined in the Plan) and assuming no conversion of the New CEC Convertible Notes (as defined in the Plan) upon effectiveness of the Plan and the consummation of the Merger). We understand that Caesars Entertainment Operating Company, Inc. and its subsidiaries (collectively, “CEOC”), which are subsidiaries of CEC, CEC and certain creditors of CEOC have entered into various restructuring and support agreements (such agreements, collectively, the “Creditor RSAs”) and that CEC, the Company, CEOC and certain creditors of CEOC have also entered into various restructuring and support agreements (such agreements, collectively, the “Caesars RSAs” and, together with the Creditor RSAs, the “RSAs”). We further understand that pursuant to the RSAs, the parties thereto agreed to support the Debtors’ Third Amended Joint Plan of Reorganization (together with all exhibits, schedules, appendices, and supplements thereto, including any amendments publicly available as of February 17, 2017, the “Plan”), filed on January 13, 2017 in the United States Bankruptcy Court for the Northern District of Illinois and confirmed by the court on January 17, 2017, which sets forth the terms upon which the parties will pursue a restructuring of CEOC (such restructuring pursuant to the Plan, the “Restructuring Transactions”).

We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We also

D-1	LOS ANGELES | NEW YORK | BOSTON | CHICAGO

received a fee in connection with the delivery of our opinion dated December 21, 2014 in connection with entry into the Original Merger Agreement and will also receive a fee upon delivery of this opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of our engagement. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and CEC. We have provided investment banking and other services to the Excluded Holders unrelated to the Transaction, currently provide such services to the Excluded Holders and in the future may provide such services to the Company, CEC and the Excluded Holders and have received and may receive compensation for such services. Since 2014, we acted as, among other things (i) financial advisor to an affiliate of Apollo in connection with its adoption of a limited duration stockholder rights plan in 2017, (ii) financial advisor to a creditor committee on which Apollo served as a member in connection with a reorganization in 2017, (iii) financial advisor to an affiliate of Apollo in connection with its restructuring in 2017, (iv) financial advisor to Aleris International, Inc. (“Aleris”), an affiliate of Apollo, in connection with a sale of a business in 2015, (v) co-manager of Aleris’ Senior Secured Notes offering in 2016, (vi) financial advisor to a creditor committee on which Apollo served as a member in connection with the reorganization of Energy Future Holdings Corporation in 2016, (vii) financial advisor to CORE Media Group, Inc., an affiliate of Apollo, in connection with its restructuring in 2016, (viii) financial advisor to Vectra Corporation, an affiliate of Apollo, in connection with a sale of a business in 2017, (ix) financial advisor to Aleris in connection with its sale to an affiliate of Apollo in 2016, (x) financial advisor to Apollo in connection with the restructuring of Energy Future Holdings Corporation in 2014, (xi) financial advisor to an affiliate of Apollo in connection with the reorganization of UniTek Global Services, Inc. in 2014, (xii) financial advisor to Momentive Performance Materials Inc., an affiliate of Apollo, in connection with its restructuring in 2014, (xiii) financial advisor to Gala Coral Group, an affiliate of Apollo, in connection with the restructuring of its subsidiary’s debt in 2014, (xiv) financial advisor to an affiliate of Apollo in connection with the sale of such affiliate in 2014, (xv) financial advisor to Sbarro Inc., an affiliate of Apollo, in connection with its reorganization in 2014, (xvi) financial advisor to Li Ning Company Limited, an affiliate of TPG, in connection with the sale of an equity interest in a subsidiary in 2016, (xvii) financial advisor to a creditor committee on which TPG served as a member in connection with the reorganization of Vertellus Specialties, Inc. in 2016, (xviii) financial advisor to RentPath Inc., an affiliate of TPG, in connection with the sale of an equity interest in such affiliate in 2014, (xix) financial advisor to an affiliate of TPG in connection with a sale of such affiliate in 2014, (xx) financial advisor to TPG and one of its affiliates in connection with a sale of such affiliate in 2014 and (xxi) financial advisor to UTAC Holdings Limited, an affiliate of TPG, in connection with an acquisition of certain assets in 2014.

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available with respect to the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Transaction, except for the Exchange Ratio to the extent expressly specified herein. With your consent, we express no opinion as to what the value of CEC Common Stock actually will be when issued pursuant to the Transaction or the prices at which Company Common Stock or CEC Common Stock may trade at any time, including after the announcement of the Transaction. We are not tax, legal, regulatory or accounting experts and have assumed and relied upon, without independent verification, the assessments of the Company and its other advisors with respect to tax, legal, regulatory and accounting matters. In rendering this opinion, we have assumed, with your consent, that the final executed form of the First A&R Merger Agreement Amendment will not differ in any material respect from the draft that we have reviewed. We have also assumed that the Transaction will be consummated in accordance with the terms of the Merger Agreement and that the parties to the Merger Agreement will comply with all the material terms of the Merger Agreement.

In rendering this opinion, we have assumed, with your consent, that (i) the Restructuring Transactions will be consummated in accordance with the terms of the Plan, (ii) for purposes of the Exchange Ratio, the equity

D-2	LOS ANGELES | NEW YORK | BOSTON | CHICAGO

interests in CEC will be issued to creditors of CEOC in accordance with the terms of the Plan, (iii) CEC will fund the full amount of the New CEC Cash Contribution and the RSA Forbearance Fees (each as defined in the Plan) and (iv) CEC acquires 100% of the equity interests in OpCo (as defined in the Plan). We have also assumed, at your instruction, that (x) CEC acquires and retains none of the equity interests in PropCo (as defined in the Plan) pursuant to the terms of the Plan, (y) CEC retains 100% of the equity interests in OpCo and (z) the full amount of the Additional CEC Bank Consideration and Additional CEC Bond Consideration (each as defined in the Plan) will be paid in cash. We have further assumed, at your instruction, that no CEC Convertible Notes (as defined in the Plan) are converted as of the effective date of the Plan. At your direction, the New CEC Common Equity Buyback (as defined in the Plan) is not factored into our analysis for purposes of evaluating the Exchange Ratio.

We also have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction and the Restructuring Transactions will be obtained without the imposition of any delay, limitation, restriction, divestiture or condition that would have an adverse effect on the Company, CEC, the Transaction or the Restructuring Transactions. In addition, we understand that it is the intent that (and we have also assumed, with your consent, that) the Transaction will qualify as a reorganization for federal income tax purposes. The Plan states that it is the intent that (and we have also assumed, with your consent, that) the separation of CEOC into OpCo, PropCo and the REIT (each as defined in the Plan) (such separation, the “Separation Structure”) will be accomplished through either (a) the contribution of assets to the REIT in a reorganization intended to qualify under section 368(a)(1)(G) of the Internal Revenue Code (the “Code”) (such structure, the “Spin Structure”) or (b) the contribution of real property assets to PropCo in a transaction intended to qualify under section 721 of the Code if (i) CEOC is unable to receive a favorable private letter ruling from the IRS (the “Spin Ruling”) (which Spin Ruling was received on January 5, 2017) or a “should” level opinion of counsel (the “Spin Opinion”), concluding, in either case, based on facts, customary representations (and certain customary assumptions, in the case of a Spin Opinion) set forth or described in the Spin Ruling or Spin Opinion, that the Spin Structure qualifies under section 368(a)(1)(G) of the Code, with the consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee (each as defined in the Plan), such consent not to be unreasonably withheld, (ii) at the election of the Requisite Consenting Bond Creditors after consultation with the Consenting First Lien Bank Creditors (as defined in the Plan) if the Estimated REIT E&P (as defined in the Plan) exceeds $1.6 billion or (iii) at the election of CEOC and CEC, with the consent of the Requisite Consenting Bank Creditors and the Requisite Consenting Bond Creditors, such consent not to be unreasonably withheld. The Plan states that it is the intent that (and we have also assumed, with your consent, that) in either event, the distribution of the new equity and debt will be made in a manner that will not generate taxable income to CEOC other than cancellation of indebtedness income. We have further assumed, at your instruction, with respect to certain litigation matters, including the NRF matter, amounts and timing of payments to resolve or otherwise in respect of such matters as provided to us by you. We have also assumed, at your instruction, expected utilization of CEOC tax attributes associated with exchanges pursuant to section 1031 of the Code related to Showboat Atlantic City and Harrah’s Tunica as provided to us by management of the Company and CEC. We have further assumed, at your instruction, that the value of bonds issued by CEOC and held by the Company is equal to the value of the tax deduction that the Company expects to receive from the write-down of such bonds. In connection with our engagement, in accordance with the terms of the Original Merger Agreement and the A&R Merger Agreement, respectively, and at your direction, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of the Company following the execution of the Original Merger Agreement and the A&R Merger Agreement, respectively.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company, CEC and Caesars Growth Partners, LLC (“CGP”); (ii) reviewed certain internal information relating to the business, earnings, cash flow, properties, assets, liabilities and prospects of the Company furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company (and such internal information and financial forecasts include certain

D-3	LOS ANGELES | NEW YORK | BOSTON | CHICAGO

assumptions provided by management of the Company); (iii) reviewed certain internal information relating to the business, earnings, cash flow, properties, assets, liabilities and prospects of CEC furnished to us by CEC, including financial forecasts provided to or discussed with us by the management of CEC (and such internal information and financial forecasts include certain assumptions provided by management of CEC); (iv) reviewed certain internal information relating to the business, earnings, cash flow, properties, assets, liabilities and prospects of CGP furnished to us by the Company and CEC, including financial forecasts provided to or discussed with us by the management of the Company and CEC (and such internal information and financial forecasts include certain assumptions provided by management of the Company and CEC); (v) reviewed certain internal information relating to the business, earnings, cash flow, properties, assets, liabilities and prospects of Caesars Interactive Entertainment, Inc. (“CIE”) furnished to us by the Company and CEC, including financial forecasts for CIE provided to or discussed with us by the management of the Company and CEC (and such internal information and financial forecasts include certain assumptions provided by management of the Company and CEC); (vi) reviewed certain internal information relating to certain pro forma financial effects of the Transaction and the Restructuring furnished to us by the Company and CEC; (vii) conducted discussions with members of the management and representatives of the Company and CEC concerning the information described in clauses (i)—(vi) of this paragraph, as well as the businesses and prospects of the Company, CEC and CGP generally; (viii) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (ix) reviewed the financial terms of certain other transactions that we deemed relevant; (x) reviewed the Original Merger Agreement, the A&R Merger Agreement, the RSAs, the Plan, and a draft, dated February 17, 2017, of the First A&R Merger Agreement; (xi) participated in certain discussions and negotiations among representatives of the Company and CEC and their advisors; and (xii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the information supplied to, discussed with or reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company or CEC, nor have we been furnished with any such appraisal. With respect to the financial forecasts and other information relating to the Company and CEC and pro forma financial effects referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company or CEC, as the case may be, as to the future performance of the Company and CEC and such pro forma financial effects. We also have assumed, at your direction, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. In the case of forecasts based on historical tax depreciation, we have assumed, at your direction and with your consent, that such forecasts are also representative of the run-rate terminal basis. As we have previously discussed with you, we also note that we were not provided with, and did not review, certain information including: (i) historical key performance indicators (“KPIs”); (ii) forecasted KPIs for properties beyond those estimates prepared for the year 2016; and (iii) property-level forecast of net working capital (and we have assumed, at your direction and with your consent, that such a forecast would be flat year-over-year). With respect to CEOC, we have not conducted site visits at individual CEOC properties or participated in discussions with the property-level management teams and operators at those properties. We have assumed, at your direction and with your consent, that if such information had been provided to us, it would not have materially affected our analyses.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company (in its capacity as such) in its evaluation of the Transaction and may not be disclosed without our prior written consent. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or

D-4	LOS ANGELES | NEW YORK | BOSTON | CHICAGO

any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Exchange Ratio from a financial point of view to the holders of Company Common Stock (other than the Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Exchange Ratio or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Exchange Ratio in the Transaction is fair from a financial point of view to the holders of Company Common Stock, other than the Excluded Holders.

Very truly yours,

MOELIS & COMPANY LLC

D-5	LOS ANGELES | NEW YORK | BOSTON | CHICAGO

ANNEX E-1

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAESARS ENTERTAINMENT CORPORATION

CAESARS ENTERTAINMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I. The present name of the Corporation is “Caesars Entertainment Corporation”. The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “DE Secretary”) on November 2, 1989 under the name “The Promus Companies Incorporated”.

II. An Amended Certificate of Incorporation of the Corporation was filed with the DE Secretary on January 28, 2008. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the DE Secretary on November 22, 2010 (the “First Amended and Restated Certificate”). A Second Amended and Restated Certificate of Incorporation amending and restating in its entirety the First Amended and Restated Certificate was filed with the DE Secretary on February 8, 2012 (the “Second Amended and Restated Certificate”).

III. This certificate of amendment (the “Certificate of Amendment”) to the Second Amended and Restated Certificate herein certified was duly adopted and declared advisable by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, and the Corporation’s stockholders have given their written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IV. The first sentence of Section 4.1 of the Second Amended and Restated Certificate is hereby amended to read in its entirety as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is 2,125,000,000 shares of capital stock, consisting of 2,000,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 125,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).”

V. All other provisions of the Second Amended and Restated Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate to be signed by its duly authorized officer on this [●] day of [●], 2017.

[●]

E-1-1

ANNEX E-2

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAESARS ENTERTAINMENT CORPORATION

CAESARS ENTERTAINMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I. The present name of the Corporation is “Caesars Entertainment Corporation”. The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “DE Secretary”) on November 2, 1989 under the name “The Promus Companies Incorporated”.

II. An Amended Certificate of Incorporation of the Corporation was filed with the DE Secretary on January 28, 2008. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the DE Secretary on November 22, 2010 (the “First Amended and Restated Certificate”). A Second Amended and Restated Certificate of Incorporation amending and restating in its entirety the First Amended and Restated Certificate was filed with the DE Secretary on February 8, 2012 (the “Second Amended and Restated Certificate”).

III. This certificate of amendment (the “Certificate of Amendment”) to the Second Amended and Restated Certificate herein certified was duly adopted and declared advisable by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, and the Corporation’s stockholders have given their approval at a special meeting of the stockholders of the Corporation, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

IV. The first sentence of Section 4.1 of the Second Amended and Restated Certificate is hereby amended to read in its entirety as follows (bold, underlined text indicates an addition):

“The total number of shares of capital stock which the Corporation shall have authority to issue is 2,125,000,000 shares of capital stock, consisting of 2,000,000,000 shares of common stock, par value $.01 per share (the “Common Stock”), and 125,000,000 shares of preferred stock, par value $.01 per share (the “Preferred Stock”).”

V. All other provisions of the Second Amended and Restated Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate to be signed by its duly authorized officer on this [●] day of [●], 2017.

[●]

E-2-1

ANNEX F-1

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAESARS ENTERTAINMENT CORPORATION

CAESARS ENTERTAINMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I. The present name of the Corporation is “Caesars Entertainment Corporation”. The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “DE Secretary”) on November 2, 1989 under the name “The Promus Companies Incorporated”.

II. An Amended Certificate of Incorporation of the Corporation was filed with the DE Secretary on January 28, 2008. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the DE Secretary on November 22, 2010 (the “First Amended and Restated Certificate”). A Second Amended and Restated Certificate of Incorporation amending and restating in its entirety the First Amended and Restated Certificate was filed with the DE Secretary on February 8, 2012 (the “Second Amended and Restated Certificate”).

III. This certificate of amendment (the “Certificate of Amendment”) to the Second Amended and Restated Certificate herein certified was duly adopted and declared advisable by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, and the Corporation’s stockholders have given their written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IV. Paragraph (c) of Section 4.3 of the Second Amended and Restated Certificate is hereby amended to read in its entirely as follows:

“(c) Voting Rights. The holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation, except for the election of individuals to the Board of Directors. In any election of individuals to the Board of Directors, each stockholder of the Corporation entitled to vote in such election shall be entitled to as many votes as shall equal (i) the number of votes which (absent this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder’s shares of stock multiplied by (ii) the number of directors to be elected in the election in which such stockholder’s class or series of shares of stock are entitled to vote, and such stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as such stockholder may see fit.”

V. All other provisions of the Second Amended and Restated Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate to be signed by its duly authorized officer on this [●] day of [●], 2017.

[●]

F-1-1

ANNEX F-2

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAESARS ENTERTAINMENT CORPORATION

CAESARS ENTERTAINMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I. The present name of the Corporation is “Caesars Entertainment Corporation”. The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “DE Secretary”) on November 2, 1989 under the name “The Promus Companies Incorporated”.

II. An Amended Certificate of Incorporation of the Corporation was filed with the DE Secretary on January 28, 2008. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the DE Secretary on November 22, 2010 (the “First Amended and Restated Certificate”). A Second Amended and Restated Certificate of Incorporation amending and restating in its entirety the First Amended and Restated Certificate was filed with the DE Secretary on February 8, 2012 (the “Second Amended and Restated Certificate”).

III. This certificate of amendment (the “Certificate of Amendment”) to the Second Amended and Restated Certificate herein certified was duly adopted and declared advisable by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, and the Corporation’s stockholders have given their approval at a special meeting of the stockholders of the Corporation, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

IV. Paragraph (c) of Section 4.3 of the Second Amended and Restated Certificate is hereby amended to read in its entirely as follows (bold, underlined text indicates an addition and strikethrough text indicates a deletion):

“(c) Voting Rights. The holders of Common Stock shall be entitled to one vote per share on all matters to be voted on by the stockholders of the Corporation, except for the election of individuals to the Board of Directors. In any election of individuals to the Board of Directors, each stockholder of the Corporation entitled to vote in such election shall be entitled to as many votes as shall equal (i) the number of votes which (absent this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder’s shares of stock multiplied by (ii) the number of directors to be elected in the election in which such stockholder’s class or series of shares of stock are entitled to vote, and such stockholder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them, as such stockholder may see fit. ~~No holder of shares of Common Stock shall have the right to cumulate votes.~~”

V. All other provisions of the Second Amended and Restated Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate to be signed by its duly authorized officer on this [●] day of [●], 2017.

[●]

F-2-1

ANNEX G-1

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAESARS ENTERTAINMENT CORPORATION

CAESARS ENTERTAINMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I. The present name of the Corporation is “Caesars Entertainment Corporation”. The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “DE Secretary”) on November 2, 1989 under the name “The Promus Companies Incorporated”.

II. An Amended Certificate of Incorporation of the Corporation was filed with the DE Secretary on January 28, 2008. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the DE Secretary on November 22, 2010 (the “First Amended and Restated Certificate”). A Second Amended and Restated Certificate of Incorporation amending and restating in its entirety the First Amended and Restated Certificate was filed with the DE Secretary on February 8, 2012 (the “Second Amended and Restated Certificate”).

III. This certificate of amendment (the “Certificate of Amendment”) to the Second Amended and Restated Certificate herein certified was duly adopted and declared advisable by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, and the Corporation’s stockholders have given their written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IV. The second paragraph of Article VI of the Second Amended and Restated Certificate is hereby deleted in its entirely.

V. Paragraphs (c) through and including (e), (g) and (h) of Article VIII of the Second Amended and Restated Certificate are hereby amended to read in their entirely as follows:

“(c) Subject to the rights of the holders of Preferred Stock as may be authorized by the Board of Directors in accordance with Section 4.2, if any, the directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three (3) classes, to be known as “Class I,” “Class II” and “Class III”, with each class to be apportioned as nearly equal in number as possible in accordance with a resolution or resolutions adopted by the Board of Directors. The term for each Class I, Class II and Class III directorship as of the date of this Certificate of Amendment shall continue for the remaining term of such directorship for such class, and thereafter such directorship shall no longer be classified and the term for such directorship shall be for an annual term until the next succeeding annual meeting of stockholders and until such successors are duly elected and qualified.

(d) [Reserved].

(e) [Reserved].

(g) Notwithstanding the foregoing provisions of this Article VIII, whenever the holders of any one or more series of Preferred Stock have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation and terms of such Preferred Stock applicable thereto.

G-1-1

(h) Subject to any rights of the holders of Preferred Stock as may be authorized by the Board of Directors in accordance with Section 4.2, so long as any directors are classified, any such classified director may be removed from office at any time, but only for cause and only by affirmative vote of at least two-thirds (2/3) of the total voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Any director or the entire Board of Directors may be removed, with or without cause, only by holders of a majority of the shares then entitled to vote at an election of directors, except that, so long as stockholders of the Corporation are entitled to cumulative voting for the election of directors, if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board of Directors.”

VI. All other provisions of the Second Amended and Restated Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate to be signed by its duly authorized officer on this [●] day of [●], 2017.

[●]

G-1-2

ANNEX G-2

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAESARS ENTERTAINMENT CORPORATION

CAESARS ENTERTAINMENT CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

I. The present name of the Corporation is “Caesars Entertainment Corporation”. The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “DE Secretary”) on November 2, 1989 under the name “The Promus Companies Incorporated”.

II. An Amended Certificate of Incorporation of the Corporation was filed with the DE Secretary on January 28, 2008. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the DE Secretary on November 22, 2010 (the “First Amended and Restated Certificate”). A Second Amended and Restated Certificate of Incorporation amending and restating in its entirety the First Amended and Restated Certificate was filed with the DE Secretary on February 8, 2012 (the “Second Amended and Restated Certificate”).

III. This certificate of amendment (the “Certificate of Amendment”) to the Second Amended and Restated Certificate herein certified was duly adopted and declared advisable by this Corporation’s Board of Directors in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, and the Corporation’s stockholders have given their approval at a special meeting of the stockholders of the Corporation, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

IV. The second paragraph of Article VI of the Second Amended and Restated Certificate is hereby amended to read in its entirely as follows (strikethrough text indicates a deletion):

“~~Subject to any rights of the holders of Preferred Stock as may be authorized by the Board of Directors in accordance with Section 4.2, unless otherwise prescribed by law, special meetings of stockholders, for any purpose or purposes, may only be called by a majority of the entire Board of Directors, and no other party shall be entitled to call special meetings.~~”

V. Paragraphs (c) through and including (e), (g) and (h) of Article VIII of the Second Amended and Restated Certificate are hereby amended to read in their entirely as follows (bold, underlined text indicates an addition and strikethrough text indicates a deletion):

“(c) Subject to the rights of the holders of Preferred Stock as may be authorized by the Board of Directors in accordance with Section 4.2, if any, ~~upon the effectiveness of the Corporation’s registration statement on Form S-1 with respect to its initial public offering of Common Stock,~~ the directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three (3) classes, to be known as “Class I,” “Class II” and “Class III”, with each class to be apportioned as nearly equal in number as possible~~. Directors shall be assigned to each class~~ in accordance with a resolution or resolutions adopted by the Board of Directors. The term for each Class I, Class II and Class III directorship as of the date of this Certificate of Amendment shall continue for the remaining term of such directorship for such class, and thereafter such directorship shall no longer be classified and the term for such directorship shall be for an annual term ~~Directors of Class I shall hold office~~ until the next succeeding annual meeting of stockholders ~~after such effectiveness~~ and until ~~their~~ such successors are duly elected and qualified. ~~directors of Class II shall hold~~

G-2-1

~~office until the second annual meeting of the stockholders after such effectiveness and until their successors are duly elected and qualified and directors of Class III shall hold office until the third annual meeting of stockholders after such effectiveness and until their successors are duly elected and qualified. At each annual meeting of stockholders following such effectiveness, successors to the directors of the class whose term of office expires at such annual meeting shall be elected to hold office until the third succeeding annual meeting of stockholders, so that the term of office of only one class of directors shall expire at each annual meeting.~~

(d) ~~In the case of any increase or decrease, from time to time, in the number of directors of the Corporation, the number of directors (other than the directors elected by any series of Preferred Stock) in each class shall be apportioned as nearly equal as possible among the classes of directors. No decrease in the number of directors shall shorten the term of any incumbent director.~~ [Reserved].

(e) ~~Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected or appointed to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. The term of each director shall continue until the annual meeting for the year in which his or her term expires and until his or her successor shall be duly elected and shall qualify, subject to such director’s earlier death, resignation or removal in accordance with this Second Amended and Restated Certificate of Incorporation.~~ [Reserved].

(g) Notwithstanding the foregoing provisions of this Article VIII, whenever the holders of any one or more series of Preferred Stock have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate of Incorporation and terms of such Preferred Stock applicable thereto~~, and such directors so elected shall not be divided into classes pursuant to this Article VIII unless expressly provided by the terms of such series of Preferred Stock~~.

(h) ~~Upon the effectiveness of the Corporation’s registration statement on Form S-1 with respect to its initial public offering of Common Stock, s~~ Subject to any rights of the holders of Preferred Stock as may be authorized by the Board of Directors in accordance with Section 4.2, so long as any directors are classified, any such classified director ~~or the entire Board of Directors~~ may be removed from office at any time, but only for cause and only by affirmative vote of at least two-thirds (2/3) of the total voting power of the outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Any director or the entire Board of Directors may be removed, with or without cause, only by holders of a majority of the shares then entitled to vote at an election of directors, except that, so long as stockholders of the Corporation are entitled to cumulative voting for the election of directors, if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board of Directors.”

VI. All other provisions of the Second Amended and Restated Certificate shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Second Amended and Restated Certificate to be signed by its duly authorized officer on this [●] day of [●], 2017.

[●]

G-2-2

ANNEX H

CAESARS ENTERTAINMENT CORPORATION

2017 PERFORMANCE INCENTIVE PLAN

1.	PURPOSE OF PLAN

The purpose of this Caesars Entertainment Corporation 2017 Performance Incentive Plan (this “Plan”) of Caesars Entertainment Corporation, a Delaware corporation (the “Corporation”), is to promote the success of the Corporation and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

2.	ELIGIBILITY

The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.

3.	PLAN ADMINISTRATION

3.1 The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by Section 157(c) of the Delaware General Corporation Law and any other applicable law, to one or more officers of the Corporation, its powers under this Plan (a) to designate the officers and employees of the Corporation and its Subsidiaries who will receive grants of awards under this Plan, and (b) to determine the number of shares subject to, and the other terms and conditions of, such awards. The Board may delegate different levels of authority to different committees with administrative and grant authority under this Plan.

With respect to awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving awards, intended to be exempt under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

3.2 Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within the authority delegated to that committee or person(s)), including, without limitation, the authority to:

(a) determine eligibility and, from among those persons determined to be eligible, the particular Eligible Persons who will receive an award under this Plan;

(b) grant awards to Eligible Persons, determine the price at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons, determine the other specific terms and conditions of such awards consistent with the express limits of this Plan, establish the installments (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance targets, and establish the events of termination or reversion of such awards;

(c) approve the forms of award agreements (which need not be identical either as to type of award or among participants);

(d) construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;

(e) cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;

(f) accelerate or extend the vesting or exercisability or extend the term of any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum ten-year term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature) subject to any required consent under Section 8.6.5;

(g) adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6;

(h) determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action granting an award);

(i) determine whether, and the extent to which, adjustments are required pursuant to Section 7 hereof and authorize the termination, conversion, substitution or succession of awards upon the occurrence of an event of the type described in Section 7;

(j) acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration;

(k) determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined; and

(l) reprice (by amendment or other written instrument) an outstanding stock option or SAR by reducing the exercise price or base price of the award or cancel, exchange or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award.

3.3 Binding Determinations. Any action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons.

Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time.

3.4 Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.

3.5 Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.

4.	SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS

4.1 Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.

4.2 Share Limits. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following (A) 15,881,598, plus (B) the number of (i) shares that remain available for issuance under the Corporation’s 2012 Performance Incentive Plan (as adopted and amended, the “Prior Plan”) as of the Stockholder Approval Date and (ii) any shares of Common Stock that become available for grant under the Prior Plan in respect of any awards that are outstanding as of the Stockholder Approval Date and that are cancelled, forfeited or terminated prior to the original expiration of the Prior Plan.

For the avoidance of doubt, after the date that the Plan is approved by the Company’s stockholders, no awards may be granted under the Prior Plan.

The following limits also apply with respect to awards granted under this Plan:

(a) The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is the Share Limit.

(b) The maximum number of shares of Common Stock subject to those options and stock appreciation rights that are granted during any calendar year to any individual under this Plan is 3,433,509 shares.

(c) Additional limits with respect to Performance-Based Awards are set forth in Section 5.2.3.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 4.3, Section 7.1, and Section 8.10.

(d) The maximum number of shares of Common Stock with respect to which awards (including, without limitation, options and stock appreciation rights) may be granted to any single non-employee member of the Board in any calendar year shall be 200,000 shares.

4.3 Awards Settled in Cash, Reissue of Awards and Shares. To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. In the event that any shares are exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any award, such shares will not be counted against the shares available for issuance under this Plan. In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the actual number of shares delivered with respect to the award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of Section 4.2 of this Plan). (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the share limits of this Plan). To the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right or stock option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Section 4.2, as opposed to only counting the shares actually issued. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Section 4.2 with respect to such exercise.) Except as provided in the next sentence, shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent awards under this Plan. Shares of Common Stock that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any award under this Plan, other than in respect of any tax withholding obligations, (e.g., payment of the exercise price for shares) shall not be available for subsequent awards under this Plan. Refer to Section 8.10 for application of the foregoing share limits with respect to assumed awards. The foregoing adjustments to the share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to awards intended as performance-based compensation thereunder.

4.4 Reservation of Shares of Common Stock; No Fractional Shares of Common Stock; Minimum Issue. The Corporation shall at all times reserve a number of shares of Common Stock sufficient to cover the Corporation’s obligations and contingent obligations to deliver shares with respect to awards then outstanding under this Plan (exclusive of any dividend equivalent obligations to the extent the Corporation has the right to settle such rights in cash). No fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan.

5.	AWARDS

5.1 Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:

5.1.1 Stock Options. A “stock option” or “option” is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The award agreement for an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each newly granted option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.5.

5.1.2 Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). There shall be imposed in any award agreement relating to ISOs such other terms and conditions as from time to time are required in order that the option be an “incentive stock option” as that term is defined in Section 422 of the Code. No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

5.1.3 Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.

5.1.4 Other Awards. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares, whether at a fixed or variable price or ratio related to the Common Stock, upon the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any combination thereof; (b) any similar securities with a value derived from the value of or related to the Common Stock and/or returns thereon; or (c) cash awards.

5.2 Section 162(m) Performance-Based Awards. Without limiting the generality of the foregoing, any of the types of awards listed in Section 5.1.4 above may be, and options and SARs granted to officers and employees (“Qualifying Options” and “Qualifying SARS,” respectively) typically will be, granted as awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code (“Performance-Based Awards”). The grant, vesting, exercisability or payment of Performance-Based Awards may depend (or, in the case of Qualifying Options or Qualifying SARs, may also depend) on the degree of achievement of one or more performance goals relative to a pre-established targeted level or levels using one or more of the Business Criteria set forth below (on an absolute basis or relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) for the Corporation on a consolidated basis or for one or more of the Corporation’s subsidiaries, segments, divisions or business units, or any combination of the foregoing. Any Qualifying Option or Qualifying SAR shall be subject only to the requirements of Section 5.2.1 and 5.2.3 in order for such award to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Any other Performance-Based Award shall be subject to all of the following provisions of this Section 5.2.

5.2.1 Class; Administrator. The eligible class of persons for Performance-Based Awards under this Section 5.2 shall be officers and employees of the Corporation or one of its Subsidiaries. The Administrator approving Performance-Based Awards or making any certification required pursuant to Section 5.2.4 must be constituted as provided in Section 3.1 for awards that are intended as performance-based compensation under Section 162(m) of the Code.

5.2.2 Performance Goals. The specific performance goals for Performance-Based Awards (other than Qualifying Options and Qualifying SARs) shall be, on an absolute or relative basis, established based on one or more of the following business criteria (“Business Criteria”) as selected by the Administrator in its sole discretion: earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), stock price, total stockholder return, net revenue, revenue growth, operating income (before or after taxes), net earnings (before or after interest, taxes, depreciation and/or amortization), return on equity or on assets or on net investment, cost containment or reduction, property earnings (before interest, taxes, depreciation and/or amortization), adjusted earnings (before interest, taxes, depreciation and/or amortization), reduction in corporate expenses, customer service scores or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the financial reporting of the Corporation or of its Subsidiaries. To qualify awards as performance-based under Section 162(m), the applicable Business Criterion (or Business Criteria, as the case may be) and specific performance goal or goals (“targets”) must be established and approved by the Administrator during the first 90 days of the performance period (and, in the case of performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while performance relating to such target(s) remains substantially uncertain within the meaning of Section 162(m) of the Code. The terms of the Performance-Based Awards may specify the manner, if any, in which performance targets shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the targets were set unless the Administrator provides otherwise at the time of establishing the targets. The applicable performance measurement period may not be less than three months nor more than 10 years.

5.2.3 Form of Payment; Maximum Performance-Based Award. Grants or awards under this Section 5.2 may be paid in cash or shares of Common Stock or any combination thereof. Grants of Qualifying Options and Qualifying SARs to any one participant in any one calendar year shall be subject to the limit set forth in Section 4.2(b). The maximum number of shares of Common Stock which may be delivered pursuant to Performance-Based Awards (other than Qualifying Options and Qualifying SARs, and other than cash awards covered by the following sentence) that are granted to any one participant in any one calendar year shall not exceed 1,373,404 shares, either individually or in the aggregate, subject to adjustment as provided in Section 7.1. In addition, the aggregate amount of compensation to be paid to any one participant in respect of all Performance-Based Awards payable only in cash and not related to shares of Common Stock and granted to that participant in any one calendar year shall not exceed $25,000,000.00. Awards that are cancelled during the year shall be counted against these limits to the extent required by Section 162(m) of the Code.

5.2.4 Certification of Payment. Before any Performance-Based Award under this Section 5.2 (other than Qualifying Options and Qualifying SARs) is paid and to the extent required to qualify the award as performance-based compensation within the meaning of Section 162(m) of the Code, the Administrator must certify in writing that the performance target(s) and any other material terms of the Performance-Based Award were in fact timely satisfied.

5.2.5 Reservation of Discretion. The Administrator will have the discretion to determine the restrictions or other limitations of the individual awards granted under this Section 5.2 including the authority to reduce awards, payouts or vesting or to pay no awards, in its sole discretion, if the Administrator preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise.

5.2.6 Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Administrator’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Qualifying Options and Qualifying SARs) shall terminate upon the first meeting of the Corporation’s stockholders that occurs in the fifth year following the year in which the Corporation’s stockholders first approve this Plan, subject to any subsequent extension that may be approved by stockholders.

5.3 Award Agreements. Each award shall be evidenced by either (1) a written award agreement in a form approved by the Administrator and executed by the Corporation by an officer duly authorized to act on its behalf, or (2) an electronic notice of award grant in a form approved by the Administrator and recorded by the Corporation (or its designee) in an electronic recordkeeping system used for the purpose of tracking award grants under this Plan generally (in each case, an “award agreement”), as the Administrator may provide and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require. The Administrator may authorize any officer of the Corporation (other than the particular award recipient) to execute any or all award agreements on behalf of the Corporation. The award agreement shall set forth the material terms and conditions of the award as established by the Administrator consistent with the express limitations of this Plan.

5.4 Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.

5.5 Consideration for Common Stock or Awards. The purchase price for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:

•	services rendered by the recipient of such award;

•	cash, check payable to the order of the Corporation, or electronic funds transfer;

•	notice and third party payment in such manner as may be authorized by the Administrator;

•	the delivery of previously owned shares of Common Stock;

•	by a reduction in the number of shares otherwise deliverable pursuant to the award; or

•	subject to such administrative procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.

In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value on the date of exercise. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay the purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.

5.6 Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the last price (in regular trading) for a share of Common Stock as furnished by the National Association of Securities Dealers, Inc. (the “NASD”) through the NASDAQ Global Market Reporting System (the “Global Market”) for the date in question or, if no sales of Common Stock were reported by the NASD on the Global Market on that date, the last price (in regular trading) for a share of Common Stock as furnished by the NASD through the Global Market for the next preceding day on which sales of Common Stock were reported by the NASD. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the last price (in regular trading) for a share of Common Stock as furnished by the NASD through the Global Market on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock as furnished by the NASD through the Global Market for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on the Global Market as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).

5.7 Transfer Restrictions.

5.7.1 Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.7 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.

5.7.2 Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).

5.7.3 Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.7.1 shall not apply to:

(a) transfers to the Corporation (for example, in connection with the expiration or termination of the award),

(b) the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution,

(c) subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if approved or ratified by the Administrator,

(d) if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or

(e) the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Administrator.

5.8 International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator.

6.	EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS

6.1 General. The Administrator shall establish the effect of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.

6.2 Events Not Deemed Terminations of Service. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the applicable award agreement.

6.3 Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status.

6.4 Options and SARs. With respect to each participant, such participant’s Options or SARs, or portion thereof, which have not become vested and exercisable shall expire on the date such participant’s employment is terminated for any reason unless otherwise specified herein or in an employment (or similar) agreement between the participant and the Corporation or any of its Subsidiaries in effect on the date of grant of the Option or SAR. With respect to each participant, each participant’s Options or SARs, or any portion thereof, which have become exercisable on or before the date such participant’s employment is terminated (or that become vested and exercisable as a result of such termination) shall, unless otherwise provided below or in an employment (or similar) agreement between the participant and the Corporation or any of its Subsidiaries in effect on the date of grant of the Option or SAR, expire on the earliest of (a) the commencement of business on the date the participant’s employment is terminated for “Cause” (defined below); (b) one year following the termination of the participant’s employment by reason of the participant’s death; (c) 180 days following the termination of the participant’s employment by reason of the participant’s “Disability” or “Retirement” (as such terms are defined below); (d) 120 days after the date the participant’s employment is terminated (i) by the Corporation or any of its Subsidiaries for any reason other than Cause, death or Disability or (ii) by the participant for “Good Reason” (defined below); (e) 60 days following the termination of the participant’s employment by the participant without Good Reason; or (f) the 10th anniversary of the date of grant of such Option(s) or SARs. Notwithstanding the foregoing, all Options or SARs, whether vested or unvested, that have not expired sooner, shall expire on the 10th anniversary of the date of grant. Any Option or SAR, or portion thereof, that has become exercisable by a permitted transferee on account of the death of a participant shall expire one year after the date such deceased participant’s employment terminated by reason of death, unless otherwise provided in the participant’s award agreement, and any Option or SAR or portion thereof that has been transferred to a permitted transferee during the lifetime of a participant shall expire in connection with the participant’s termination of employment at the time set forth under this Section 6.4 as if the Option or SAR were held directly by the participant, unless otherwise provided in the participant’s award agreement. Notwithstanding the foregoing, the Administrator may specify in the award agreement a different expiration date or period (not to exceed 10 years from the date of grant) for any Option or SAR granted hereunder, and such expiration date or period shall supersede the foregoing expiration period.

6.5 For purposes of the Plan, unless otherwise provided in an award agreement, as applied to each participant, “Cause” shall have the meaning of such term (or term of similar import) in an employment (or similar) agreement between such participant and the Corporation or any of its Subsidiaries, or, if such participant is not a party to such agreement or, if the participant is a party to such agreement but the agreement does not define the term “Cause” or a term of similar import, then “Cause” shall mean the termination of the participant’s employment with the Corporation and all Subsidiaries on account of (a) the willful failure of the participant to perform substantially the participant’s duties with the Corporation and its Subsidiaries (as described below) or to follow a lawful reasonable directive from the Board or the participant’s direct report (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the participant which specifically identifies the manner in which the Corporation or its applicable Subsidiary believes that the participant has not substantially performed the participant’s duties or followed a lawful reasonable directive and the participant is given a reasonable opportunity (not to exceed thirty (30) days) to cure any such failure to substantially perform, if curable; (b)(i) any willful act of fraud, embezzlement or theft by the participant, in each case, in connection with the participant’s duties with the Corporation or its Subsidiaries or in the course of the participant’s employment with or performance of services for the Corporation or its Subsidiaries or (B) the participant’s admission in any court, or conviction of, a felony; or (c) the participant being found unsuitable for, or having a gaming license denied or revoked by, the gaming regulatory authorities in any applicable area in which the Corporation or its Subsidiaries do business at the time of determination. For purposes of this definition, no act or failure to act, on the part of the participant, shall be considered “willful” unless it is done, or omitted to be done, by the participant in bad faith and without reasonable belief that the participant’s action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Corporation shall be conclusively presumed to be done, or omitted to be done, by the participant in good faith and in the best interests of the Corporation.

6.6 For purposes of the Plan, unless otherwise provided in an award agreement, as applied to each participant, “Disability” shall have the meaning of such term (or term of similar import) in an employment (or similar) agreement between such participant and the Corporation or any of its Subsidiaries, or, if such participant is not a party to such agreement or, if the participant is a party to such agreement but the agreement does not define the term “Disability” or a term of similar import, then “Disability” shall mean (i) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Corporation or any of its Subsidiaries. Notwithstanding the foregoing, for awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

6.7 For purposes of the Plan, unless otherwise provided in an award agreement, as applied to each participant, “Good Reason” shall have the meaning of such term (or term of similar import) in an employment (or similar) agreement between such participant and the Corporation or any of its Subsidiaries, or, if such participant is not a party to such agreement or, if the participant is a party to such agreement but the agreement does not define the term “Good Reason” or a term of similar import, then “Good Reason” shall mean, without the participant’s express written consent:

(a) a material diminution by the Corporation or its applicable Subsidiary in the participant’s annual base salary, as the same may be increased from time to time, other than a reduction in base salary that applies to a similarly situated class of employees of the Corporation or its Subsidiaries; or

(b) relocation by the Corporation or any of its Subsidiaries of the participant’s principal place of employment to a location that is more than 50 miles from the participant’s principal place of employment upon the date of grant of an award; provided, that if the new principal place of employment is closer to such participant’s residence than the prior principal place of employment, then such relocation shall not be Good Reason.

In order to invoke a termination for Good Reason, the participant must provide written notice to the Corporation of the existence of one of the conditions described in clauses (i) through (ii) within 30 days of the initial existence of the condition, and the Corporation or its applicable Subsidiary shall have 30 days (the “Cure Period”) during which to remedy the condition. If the Corporation or its applicable Subsidiary has failed to remedy the condition constituting Good Reason during the Cure Period, in order to invoke a termination for Good Reason, the relevant participant must terminate employment, if at all, within 30 days following the Cure Period.

6.8 For purposes of the Plan, unless otherwise provided in an award agreement, as applied to each participant, “Retirement” shall have the meaning of such term (or term of similar import) in an employment (or similar) agreement between such participant and the Corporation or any of its Subsidiaries, or, if such participant is not a party to such agreement or, if the participant is a party to such agreement but the agreement does not define the term “Retirement” or a term of similar import, then “Retirement” shall mean, when used in connection with the termination of a participant’s employment, a voluntary resignation of employment by the participant that occurs on or after the first date on which the participant has (a) attained at least the age of 50 and, when added to the number of years of continuous service by the participant with the Corporation and its Subsidiaries (including any period of salary continuation), the participant’s age and years of service equals or exceed 65 or (b) attained age 65.

7.	ADJUSTMENTS; ACCELERATION

7.1 Adjustments. Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, or other reorganization; any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards, (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards, and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent determined by the Administrator to be necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.

Unless otherwise expressly provided in the applicable award agreement, upon (or, as may be necessary to effect the adjustment, immediately prior to) any event or transaction described in the preceding paragraph or a sale of all or substantially all of the business or assets of the Corporation as an entirety, the Administrator shall equitably and proportionately adjust the performance standards applicable to any then-outstanding performance-based awards to the extent determined by the Administrator to be necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding performance-based awards.

It is intended that, if possible, any adjustments contemplated by the preceding two paragraphs be made in a manner that satisfies applicable U.S. legal, tax (including, without limitation and as applicable in the circumstances, Section 424 of the Code, Section 409A of the Code and Section 162(m) of the Code) and accounting (so as to not trigger any charge to earnings with respect to such adjustment) requirements.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

7.2 Corporate Transactions - Assumption and Termination of Awards. Upon the occurrence of any of the following:

•	any merger, combination, consolidation, or other reorganization in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock);

•	any exchange of Common Stock or other securities of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock);

•	a sale of all or substantially all the business, stock or assets of the Corporation in connection with which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock); a dissolution of the Corporation; or any other event in which the Corporation does not survive (or does not survive as a public company in respect of its Common Stock);

then the Administrator may make provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all outstanding share-based awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Any conversion, substitution or assumption will, to the extent applicable, be conducted in a manner that complies with Section 409A of the Code.

Upon the occurrence of any event described in the preceding sentence, then, unless the Administrator has made a provision for the substitution, assumption, exchange or other continuation or settlement of the award or the award would otherwise continue in accordance with its terms in the circumstances: (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award; and (2) each award shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).

Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.

In connection with any event described in this Section 7.2, the Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. For the avoidance of doubt, in the event that the product obtained by such calculation with respect to options, SARs or similar rights, is zero or a negative number, then such options, SARs or similar rights, may be cancelled for no consideration.

In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration to occur immediately prior to the applicable event and/or reinstate the original terms of the award if an event giving rise to an acceleration does not occur.

Without limiting the generality of Section 3.3, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.

7.3 Other Acceleration Rules. The Administrator may override the provisions of Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.

8.	OTHER PROVISIONS

8.1 Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.

8.2 No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.

8.3 No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.

8.4 Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

8.5 Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, the Corporation or one of its Subsidiaries shall have the right at its option to:

(a) require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment; or

(b) deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required to withhold with respect to such award event or payment.

In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the whole number of shares allowed for tax withholding under applicable law.

8.6 Effective Date, Termination and Suspension, Amendments.

8.6.1 Effective Date. This Plan shall become effective upon its adoption by the Board (the “Board Approval Date”), subject to stockholder approval no later than twelve months after the Board Approval Date (the date of stockholder approval, the “Stockholder Approval Date”). Unless earlier terminated by the Board, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Board Approval Date. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

8.6.2 Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.

8.6.3 Stockholder Approval. To the extent then required by applicable law or any applicable listing agency or required under Sections 162, 422 or 424 of the Code to preserve the intended tax consequences of this Plan, or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.

8.6.4 Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards.

8.6.5 Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change. Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.

8.7 Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.

8.8 Governing Law; Construction; Severability.

8.8.1 Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware.

8.8.2 Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

8.8.3 Plan Construction.

(a) Rule 16b-3. It is the intent of the Corporation that the awards and transactions permitted by awards be interpreted in a manner that, in the case of participants who are or may be subject to Section 16 of the Exchange Act, qualify, to the maximum extent compatible with the express terms of the award, for exemption from matching liability under Rule 16b-3 promulgated under the Exchange Act. Notwithstanding the foregoing, the Corporation shall have no liability to any participant for Section 16 consequences of awards or events under awards if an award or event does not so qualify.

(b) Section 162(m). Awards under Section 5.1.4 to persons described in Section 5.2 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Qualifying Options and Qualifying SARs granted to persons described in Section 5.2, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such committee provides otherwise at the time of grant of the award. It is the further intent of the Corporation that (to the extent the Corporation or one of its Subsidiaries or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such awards and any other Performance-Based Awards under Section 5.2 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

8.9 Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

8.10 Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect only adjustments giving effect to the assumption or substitution consistent with the conversion applicable to the Common Stock in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted by an acquired company (or previously granted by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.

8.11 Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

8.12 No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the stockholders of the Corporation to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, or (f) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action.

8.13 Other Corporation Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans or arrangements of the Corporation or its Subsidiaries.

8.14 Cancellation of Award; Forfeiture of Gain. Notwithstanding anything to the contrary contained herein, unless an award agreement provides otherwise:

(a) In the event of an accounting restatement due to material noncompliance by the Corporation with any financial reporting requirement under the securities laws, which reduces the amount payable or due in respect of an award under the Plan that would have been earned had the financial results been properly reported (as determined by the Administrator) (i) the award will be cancelled and (ii) the participant will forfeit (A) the cash or shares of Common Stock received or payable on the vesting, exercise or settlement of the award and (B) the amount of the proceeds of the sale, gain or other value realized on the vesting or exercise of the award or the shares of Common Stock acquired in respect of the award (and the participant may be required to return or pay such shares of Common Stock or amount to the Corporation).

(b) If, after a termination by a participant from employment or services with the Corporation and its Subsidiaries, the Board determines that the Corporation or any of its Subsidiaries had grounds to terminate such participant for Cause, then (i) any outstanding, vested or unvested, earned or unearned portion of an award under the Plan that is held by such participant may, at the Board’s discretion, be canceled without payment therefor and (ii) the Board, in its discretion, may require the participant or other person to whom any payment has been made or shares of Common Stock or other property have been transferred in connection with the award after the date of the conduct constituting Cause, to forfeit and pay over to the Corporation, on demand, all or any portion of the compensation, gain or other value (whether or not taxable) realized upon the exercise of any Option or SAR, or the subsequent sale of shares of Common Stock acquired upon exercise of such Option or SAR and the value realized (whether or not taxable) on the vesting, payment or settlement of any other award during the period following the date of the conduct constituting Cause.

(c) To the extent required by applicable law (including without limitation the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) and/or the rules and regulations of any U.S. national securities exchange or inter-dealer quotation system on which shares of Common Stock are listed or quoted, or if so required pursuant to a written policy adopted by the Corporation (as in effect and/or amended from time to time), awards under the Plan shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Plan and all outstanding award agreements).

8.15 Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any awards granted hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. This Plan and any awards granted hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a participant nor any of a participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of Code) payable under this Plan and awards granted hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a participant or for a participant’s benefit under this Plan and awards granted hereunder may not be reduced by, or offset against, any amount owing by a participant to the Corporation or any of its affiliates.

(c) If, at the time of a participant’s separation from service (within the meaning of Section 409A of the Code), (i) the participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Corporation from time to time) and (ii) the Corporation shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Corporation shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the earlier of (A) the first business day of the seventh month following the participant’s separation from service or (B) the date of the participant’s death.

(d) Notwithstanding anything to the contrary in this Plan or any award Agreement, to the extent that this Plan and/or awards granted hereunder are subject to Section 409A of the Code, the Committee may, in its sole discretion and without a participant’s prior consent, amend this Plan and/or award, adopt policies and procedures, or take any other actions (including, without limitation, amendments, policies, procedures and actions with retroactive effect) as the Committee determines are necessary or appropriate to (i) exempt this Plan and/or any award from the application of Section 409A of the Code, (ii) preserve the intended tax treatment of any such award, or (iii) comply with the requirements of Section 409A of the Code, including, without limitation, any regulations or other guidance that may be issued after the date of the grant. In any case, notwithstanding anything to the contrary, a participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a participant or for a participant’s account in connection with this Plan and awards granted hereunder (including, but not limited to, any taxes and penalties under Section 409A of the Code), and neither the Corporation nor any of its affiliates shall have any obligation to indemnify or otherwise hold a participant harmless from any or all of such taxes or penalties.

ANNEX I

UNITED STATES BANKRUPTCY COURT

NORTHERN DISTRICT OF ILLINOIS

EASTERN DIVISION

)
In re:	)	Chapter 11
)
CAESARS ENTERTAINMENT OPERATING COMPANY, INC., et al.,[1]	) )	Case No. 15-01145 (ABG)
)
Debtors.	)	(Jointly Administered)
)

DEBTORS’ THIRD AMENDED JOINT PLAN OF REORGANIZATION PURSUANT TO CHAPTER 11 OF THE BANKRUPTCY CODE

Nothing contained herein shall constitute an offer, acceptance, or a legally binding obligation of the Debtors or any other party in interest and this Plan is subject to approval by the Bankruptcy Court and other customary conditions. This Plan is not an offer with respect to any securities. YOU SHOULD NOT RELY ON THE INFORMATION CONTAINED IN, OR THE TERMS OF, THIS PLAN FOR ANY PURPOSE PRIOR TO THE CONFIRMATION OF THIS PLAN BY THE BANKRUPTCY COURT.

James H.M. Sprayregen, P.C.	Paul M. Basta, P.C.
David R. Seligman, P.C.	Nicole L. Greenblatt, P.C.
KIRKLAND & ELLIS LLP	KIRKLAND & ELLIS LLP
KIRKLAND & ELLIS INTERNATIONAL LLP	KIRKLAND & ELLIS INTERNATIONAL LLP
300 North LaSalle	601 Lexington Avenue
Chicago, Illinois 60654	New York, New York 10022-4611
Telephone: (312) 862-2000	Telephone: (212) 446-4800
Facsimile: (312) 862-2200	Facsimile (212) 446-4900

Counsel to the Debtors and Debtors in Possession

Dated: January 13, 2017

[1]	The last four digits of Caesars Entertainment Operating Company, Inc.’s tax identification number are 1623. A complete list of the Debtors (as defined herein) and the last four digits of their federal tax identification numbers are identified on Exhibit A attached hereto.

I-i

I-ii

I-iii

Caesars Entertainment Operating Company, Inc. and the other Debtors in the above-captioned Chapter 11 Cases respectfully propose the following joint plan of reorganization pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used and not otherwise defined shall have the meanings ascribed to such terms in Article I.A of the Plan. The Chapter 11 Cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, businesses, results of operations, historical financial information, projections, and future operations, as well as a summary and analysis of the Plan and certain related matters. Each Debtor is a proponent of the Plan contained herein within the meaning of section 1129 of the Bankruptcy Code.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME, AND GOVERNING LAW

A.	Defined Terms

As used in the Plan, capitalized terms have the meanings set forth below.

1. “1145 Securities” mean, collectively, (a) the New Interests issued in respect of Claims as contemplated by the Plan, (b) the guaranty under the OpCo Guaranty Agreement of the OpCo First Lien Notes, (c) the OpCo First Lien Notes, the PropCo First Lien Notes, and the PropCo Second Lien Notes, (d) the New CEC Convertible Notes and the New CEC Common Equity issued upon conversion thereof, and (e) the New CEC Common Equity issued in exchange for OpCo Series A Preferred Stock pursuant to the CEOC Merger.

2. “2016 Fee Notes” means the Senior Unsecured Notes arising under the 6.50% Senior Unsecured Notes Indenture with CUSIP No. 413627AX8, other than those held by CAC and members of the Ad Hoc Group of 5.75% and 6.50% Unsecured Notes in the Chapter 11 Cases as disclosed on March 17, 2016 [Docket No. 3422].

3. “5.75% Senior Unsecured Notes Indenture” means that certain Indenture, dated as of September 28, 2005, by and between CEOC, CEC, and the 5.75% Senior Unsecured Notes Indenture Trustee, providing for the issuance of 5.75% Senior Notes due 2017, as amended, amended and restated, supplemented, or otherwise modified from time to time.

4. “5.75% Senior Unsecured Notes Indenture Trustee” means Law Debenture Trust Company of New York, solely in its capacity as indenture trustee under the 5.75% Senior Unsecured Notes Indenture, and any predecessors and successors in such capacity.

5. “6.50% Senior Unsecured Notes Indenture” means that certain Indenture, dated as of June 9, 2006, by and between CEOC, CEC, and the 6.50% Senior Unsecured Notes Indenture Trustee, providing for the issuance of 6.50% Senior Notes due 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time.

6. “6.50% Senior Unsecured Notes Indenture Trustee” means Law Debenture Trust Company of New York, solely in its capacity as indenture trustee under the 6.50% Senior Unsecured Notes Indenture, and any predecessors and successors in such capacity.

7. “8.50% First Lien Notes Indenture” means that certain Indenture, dated as of February 14, 2012, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 8.50% Senior Secured Notes due 2020, as amended, amended and restated, supplemented, or otherwise modified from time to time.

8. “9.00% First Lien Notes Indentures” means (a) that certain Indenture, dated as of August 22, 2012, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of

9.00% Senior Secured Notes due 2020, as amended, amended and restated, supplemented, or otherwise modified from time to time, including pursuant to that certain Additional Notes Supplemental Indenture, dated as of December 13, 2012, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee; and (b) that certain Indenture, dated as of February 15, 2013, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 9.00% Senior Secured Notes due 2020, as amended, amended and restated, supplemented, or otherwise modified from time to time.

9. “10.00% Second Lien Notes Indentures” means, collectively, that (a) certain Indenture, dated as of December 24, 2008, by and between CEOC, CEC, and the applicable 10.00% Second Lien Notes Indenture Trustee, providing for the issuance of 10.00% Second-Priority Senior Secured Notes due 2015 and 10.00% Second-Priority Senior Secured Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time, and (b) certain Indenture, dated as of April 15, 2009, between CEOC, CEC, and the applicable 10.00% Second Lien Notes Indenture Trustee, providing for the issuance of 10.00% Second-Priority Senior Secured Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time.

10. “10.00% Second Lien Notes Indenture Trustee” means, as applicable, (a) Delaware Trust Company, solely in its capacity as successor indenture trustee under the 10.00% Second Lien Notes Indenture dated as of December 24, 2008, and any predecessors and successors in such capacity, or (b) Wilmington Savings Fund Society, FSB, solely in its capacity as successor indenture trustee under the 10.00% Second Lien Notes Indenture dated as of April 15, 2009, and any predecessors and successors in such capacity.

11. “11.25% First Lien Notes Indenture” means that certain Indenture, dated as of June 10, 2009, by and between the Escrow Issuers, CEC, and the First Lien Notes Indenture Trustee, providing for the issuance of 11.25% Senior Secured Notes due 2017, as amended, amended and restated, supplemented, or otherwise modified from time to time, including that certain Second Supplemental Indenture, dated as of September 11, 2009, between CEOC, CEC, and the First Lien Notes Indenture Trustee.

12. “12.75% Second Lien Notes Indenture” means that certain Indenture, dated as of April 16, 2010, by and between the Escrow Issuers, CEC, and the 12.75% Second Lien Notes Indenture Trustee, providing for the issuance of 12.75% Second-Priority Senior Secured Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time.

13. “12.75% Second Lien Notes Indenture Trustee” means BOKF, N.A., solely in its capacity as successor indenture trustee under the 12.75% Second Lien Notes Indenture, and any predecessors and successors in such capacity.

14. “Additional CEC Bank Consideration” means an amount equal to $10,000,000 per month (which shall be fully earned on the first day of each month) earned from January 1, 2017, through the earlier of (a) the Effective Date or (b) June 30, 2017, which amount New CEC shall contribute to the Debtors on the Effective Date and which shall be payable in (x) Cash and/or (y) New CEC Common Equity (at a price per share of New CEC Common Equity using an implied equity value for New CEC of $6.5 billion, post conversion of the New CEC Convertible Notes and before giving effect to the Cash that would have otherwise been used to pay the consideration and the New CEC Common Equity Buyback), which shall be issued in exchange for OpCo Series A Preferred Stock pursuant to the CEOC Merger; provided that the election to pay Cash or New CEC Common Equity shall be made in New CEC’s sole discretion, provided, further, that, unless consented to by the Requisite Consenting Bank Creditors, such election must be the same as the similar election made by CEC for the Additional CEC Bond Consideration. Subject to the Bank RSA remaining in effect, if and to the extent that the Additional CEC Bond Consideration is increased, the amount of the Additional CEC Bank Consideration will increase by a percentage amount equal to the amount by which the Additional CEC Bond Consideration has been increased.

15. “Additional CEC Bond Consideration” means to the extent that the Effective Date shall not have occurred on or before May 1, 2017, New CEC shall (a) contribute to the Debtors on the Effective Date Cash in the amount of $20,000,000 per month and/or (b) issue New CEC Common Equity (at a price per share of New CEC Common Equity using an implied equity value for New CEC of $6.5 billion, post conversion of the New CEC Convertible Notes and before giving effect to the Cash that would have otherwise been used to pay the consideration and the New CEC Common Equity Buyback) of a value equal to $20,000,000 per month (which shall be issued in exchange for OpCo Series A Preferred Stock pursuant to the CEOC Merger), in both instances commencing on May 1, 2017, and ending on the Effective Date, which amount shall be (x) prorated for any partial month, and (y) so long as New CEC has made all payments required of it under the Bond RSA, reduced by $4,800,000; provided that the election to pay Cash or New CEC Common Equity shall be made in New CEC’s sole discretion, provided, further, that, unless consented to by the Requisite Consenting Bond Creditors, such election must be the same as the similar election made by CEC for the Additional CEC Bank Consideration.

16. “Administrative Claim” means a Claim for the costs and expenses of administration of the Estates pursuant to section 503(b) and 507(a)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) all fees and charges assessed against the Estates pursuant to chapter 123 of the Judicial Code, including the U.S. Trustee Fees; (c) Professional Fee Claims; and (d) Restructuring Support Advisors Fees.

17. “Administrative Claims Bar Date” means the deadline for filing requests for payment of Administrative Claims (other than (x) Professional Fee Claims and (y) Administrative Claims arising in the ordinary course of business), which shall be the first Business Day that is 45 days following the Effective Date, except as specifically set forth in the Plan or in a Final Order, or as agreed-to by the Reorganized Debtors.

18. “Administrative Claims Objection Bar Date” means the deadline for filing objections to requests for payment of Administrative Claims (other than requests for payment of Professional Fee Claims), which shall be the first Business Day that is 180 days following the Effective Date; provided that the Administrative Claims Objection Bar Date may be extended by the Bankruptcy Court after notice and a hearing.

19. “Affiliate” shall have the meaning set forth in section 101(2) of the Bankruptcy Code.

20. “Allowed” means with respect to Claims: (a) any Claim other than an Administrative Claim that is evidenced by a Proof of Claim which is or has been timely Filed by the applicable Claims Bar Date or that is not required to be evidenced by a Filed Proof of Claim under the Bankruptcy Code or a Final Order; (b) any Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim has been timely Filed; (c) all Claims classified in Class I (Undisputed Unsecured Claims); (d) any Claims agreed to by the Debtors prior to the Distribution Record Date and included on a schedule to be provided to the Unsecured Creditors Committee on such date; or (e) any Claim Allowed pursuant to (i) the Plan, (ii) any contract, instrument, indenture, or other agreement entered into or assumed in connection with the Plan, or (iii) a Final Order of the Bankruptcy Court; provided that with respect to any Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that with respect to such Claim no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, or such an objection is so interposed and the Claim shall have been Allowed by a Final Order. Except as otherwise specified in the Plan or any Final Order, and except for any Claim that is Secured by property of a value in excess of the principal amount of such Claim, the amount of an Allowed Claim shall not include interest on such Claim from and after the Petition Date. For purposes of determining the amount of an Allowed Claim, there shall be deducted therefrom an amount equal to the amount of any Claim that the Debtors may hold against the Holder thereof, to the extent such Claim may be offset, recouped, or otherwise reduced under applicable law. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim is or has been timely Filed by the applicable Claims Bar Date, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Bankruptcy Court. Notwithstanding anything to the contrary herein, no Claim of any entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as the case may be. “Allow” and “Allowing” shall have correlative meanings.

21. “Alpha Released Parties” means Alpha Frontier Limited, as purchaser under the CIE Asset Sale, and each and all of its respective direct and indirect current and former: shareholders, affiliates, subsidiaries, partners (including general partners and limited partners), investors, managing members, members, officers, directors, principals, employees, managers, controlling persons, agents, attorneys, investment bankers, other professionals, advisors, and representatives, and each and all of their respective heirs, successors, assigns, and legal representatives, each in their capacities as such.

22. “Approvals” shall have the meaning set forth in Article IV.R.3 hereof.

23. “Assumed Executory Contracts and Unexpired Leases Schedule” means the schedule of certain Executory Contracts and Unexpired Leases to be assumed, or assumed and assigned, as applicable, by the Debtors pursuant to the Plan in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time, which schedule shall be reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

24. “Available Cash” means the excess of (a) the pro forma amount of balance sheet Cash of the Debtors available after giving effect to the Effective Date, the consummation of the Plan, all debt reductions and repayments, the payment of all fees, expenses, and related uses of Cash on the Effective Date in accordance with the Plan over (b) the Minimum Cash Requirement. The pro forma amount of such balance sheet Cash shall exclude (i) Cash held by non-Debtor Chester Downs and Marina, LLC and Chester Downs Finance Corp., (ii) Cash held by the international entities owned by the Debtors, each of which is a non-Debtor other than Caesars Entertainment Windsor Limited, and (iii) customer Cash held in custody by the Debtors.

25. “Avoidance Actions” means any and all avoidance, recovery, subordination, or similar remedies that may be brought by or on behalf of the Debtors or the Estates, including causes of action or defenses arising under chapter 5 of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

26. “Backstop Commitment” means the PropCo Preferred Backstop Investors’ commitment pursuant to the Backstop Commitment Agreement to backstop with Cash the exercise of the PropCo Preferred Equity Put Right in an amount equal to (a) $250,000,000 plus (b) the PropCo Preferred Equity Upsize Amount.

27. “Backstop Commitment Agreement” means that certain Backstop Commitment Agreement, by and between CEOC and the PropCo Preferred Backstop Investors party thereto from time to time, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms, the form of which shall be included in the Plan Supplement.

28. “Ballot” means the form or forms distributed to certain Holders of Claims or Interests that are entitled to vote on the Plan by which such parties may indicate acceptance or rejection of the Plan.

29. “Bank Debt Contract Rate” means (a) with respect to Term B-4 Loans, a per annum rate equal to 10.50%, (b) with respect to Term B-5 Loans, a per annum rate equal to 6.22%, (c) with respect to Term B-6 Loans, a per annum rate equal to 7.22%, and (d) with respect to Term B-7 Loans, a per annum rate equal to 9.75%.

30. “Bank Debt Tranche” means Term B-4 Loans, Term B-5 Loans, Term B-6 Loans, and/or Term B-7 Loans issued pursuant to the Prepetition Credit Agreement.

31. “Bank Guaranty Accrual Period” means the period from (and including) the Petition Date until (but not including) the Effective Date; provided that from the date of the Bank Pay Down, until (but not including) the Effective Date, the aggregate principal amount of Bank Guaranty Purchased Obligations upon which the Bank Guaranty Settlement Percentage shall be applied will be reduced by $300,000,000 on account of the Bank Pay Down.

32. “Bank Guaranty Accrued Amount” means, with respect to each Bank Debt Tranche held by a Holder of a Prepetition Credit Agreement Claim, an aggregate amount equal to (a) the aggregate principal amount of Bank Guaranty Purchased Obligations of such Bank Debt Tranche held by such Holder multiplied by a rate per annum equal to the product of (x) the Bank Guaranty Settlement Percentage and (y) the Bank Debt Contract Rate, minus (ii) the aggregate amount of Monthly Adequate Protection Payments (as defined in the Cash Collateral Order) received by such Holder during the Bank Guaranty Accrual Period (which Monthly Adequate Protection Payments are deemed to have been paid on account of interest (and not recharacterized as principal or otherwise disallowed)) on account of its Prepetition Credit Agreement Claims, minus (iii) the Upfront Payment paid by CEC to such Holder.

33. “Bank Guaranty Purchased Obligations” means the Debtors’ obligation, which shall be funded entirely by CEC or New CEC, to purchase 100% of the rights of each Holder of a Prepetition Credit Agreement Claim for the Bank Guaranty Settlement Purchase Price, in full and final cancellation of all rights under the Prepetition Credit Agreement, including on account of any right to postpetition interest.

34. “Bank Guaranty Settlement” means the settlement set forth in Article IV.A.8 of the Plan, which shall be deemed approved by the Holders of Prepetition Credit Agreement Claims if Class D votes to accept the Plan.

35. “Bank Guaranty Settlement Percentage” means a percentage rate equal to (a) for the period from the Petition Date through and including October 1, 2015, 80.3%, (b) for the period from October 2, 2015, through and including January 1, 2016, 83.3%, (c) for the period from January 2, 2016, through and including April 1, 2016, 86.4%, (d) for the period from April 2, 2016, through and including July 1, 2016, 89.5%, (e) for the period from July 2, 2016, through and including October 1, 2016, 92.6%, (f) for the period from October 2, 2016, through and including January 1, 2017, 95.7%, (g) for the period from January 2, 2017, through and including April 1, 2017, 98.8%, and (h) for the period from April 2, 2017, until the end of the Bank Guaranty Accrual Period, 100%, provided that, for the avoidance of doubt, the aggregate principal amount outstanding under the Prepetition Credit Agreement Bank Debt Tranches shall be reduced by $300,000,000 from the date of the Bank Pay Down, forward through the end of the Bank Guaranty Accrual Period, on account of the Bank Pay Down on such date.

36. “Bank Guaranty Settlement Purchase Price” means, with respect to each Bank Debt Tranche held by a Holder of a Prepetition Credit Agreement Claim, an amount equal to the Bank Guaranty Accrued Amount in respect of the aggregate principal amount of Bank Guaranty Purchased Obligations of such Bank Debt Tranche held by such Holder of a Prepetition Credit Agreement Claim for the Bank Guaranty Accrual Period; provided that each such Holder of a Prepetition Credit Agreement Claim shall remain entitled to receive any distributions set forth herein on account of such Holder’s Bank Guaranty Purchased Obligations.

37. “Bank RSA” means that certain Second Amended and Restated Restructuring Support and Forbearance Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of October 4, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting Bank Creditors (as defined therein) party thereto from time to time. As provided in the Bank RSA, the Plan, the Confirmation Order, the documents in the Plan Supplement, and any modifications, amendments, or supplements thereto shall be reasonably acceptable to the Requisite Consenting Bank Creditors and to the extent that any such amendment, supplement, modification, or restatement could have, in the good faith opinion of the Requisite Consenting Bank Creditors, after consulting with its professionals, any material impact on the legal or economic rights of the Prepetition Credit Agreement Claims, shall be approved by the Requisite Consenting Bank Creditors.

38. “Bank Pay Down” means the Debtors’ partial principal payment of the Prepetition Credit Agreement Claims held by the Holders of the Prepetition Credit Agreement Bank Debt Tranches (for the avoidance of doubt, exclusive of Swap and Hedge Claims or any Claims on account of letters of credit) in Cash in the amount of $300,000,000 paid on October 3, 2016 (or such other date as the Majority Bank Creditors (as defined in the Bank RSA) may agree to in writing, upon written request of the Debtors), pursuant to, and subject to the terms of, the Order (A) Authorizing the Repayment of Certain Secured Loan Amounts, and (B) Granting Related Relief [Docket No. 4666].

39. “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 — 1532, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

40. “Bankruptcy Court” means the United States Bankruptcy Court for the Northern District of Illinois having jurisdiction over the Chapter 11 Cases, and, to the extent of the withdrawal of any reference under section 157 of the Judicial Code, the United States District Court for the Northern District of Illinois.

41. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of the Judicial Code and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

42. “BIT Debtors” means the Debtors at which the Holders of General Unsecured Claims are entitled to higher recoveries than Holders of General Unsecured Claims at other Debtors based on the Liquidation Analysis, which Debtors are, collectively, (a) the Par Recovery Debtors, (b) Caesars Riverboat Casino, LLC, (c) Chester Downs Management Company, LLC, and (d) Winnick Holdings, LLC.

43. “Bond RSA” means that certain Sixth Amended and Restated Restructuring Support and Forbearance Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of October 4, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting Creditors (as defined therein) party thereto from time to time. As provided in the Bond RSA, the Plan, the Confirmation Order, the documents in the Plan Supplement, and any modifications, amendments, or supplements thereto shall be reasonably acceptable to the Requisite Consenting Bond Creditors and to the extent that any such amendment, supplement, modification, or restatement could have, in the good faith opinion of the Requisite Consenting Bond Creditors, after consulting with its professionals, any material impact on the legal or economic rights of the Secured First Lien Notes Claims, shall be approved by the Requisite Consenting Bond Creditors.

44. “Business Day” means any day, other than a Saturday, Sunday, or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

45. “CAC” means Caesars Acquisition Company, a Delaware corporation, which is a non-Debtor.

46. “CAC RSA” means that certain Amended and Restated Restructuring Support Agreement (including all exhibits thereto), dated as of July 9, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, and CAC.

47. “Caesars Cases” means, collectively, the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et al., Case No. 10004-VCG (Del. Ch.), (b) Trilogy Portfolio Company, LLC, et al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-07091 (S.D.N.Y.), (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment

Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), (d) UMB Bank v. Caesars Entertainment Corporation, et al., C.A. No. 10393-VCG (Del. Ch.), (e) BOKF, N.A., solely in its capacity as successor Indenture Trustee for the 12.75% Second-Priority Senior Secured Notes due 2018 v. Caesars Entertainment Corporation, No. 15-cv-01561 (S.D.N.Y.), (f) UMB Bank, N.A. solely in its capacity as Indenture Trustee under those certain indentures, dated as of June 10, 2009, governing Caesars Entertainment Operating Company, Inc.’s 11.25% Notes due 2017; dated as of February 14, 2012, governing Caesars Entertainment Operating Company, Inc.’s 8.5% Senior Secured Notes due 2020; dated August 22, 2012, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020; dated February 15, 2013, governing Caesars Entertainment Operating Company, Inc.’s 9% Senior Secured Notes due 2020 v. Caesars Entertainment Corporation, No. 15-cv-04634 (S.D.N.Y.), (g) Wilmington Trust, National Association v. Caesars Entertainment Corporation, No. 15-cv-08280 (S.D.N.Y.), and (h) all claims in, causes of action relating to, and claims arising out of any facts alleged in the Caesars Cases otherwise described in clauses (a) — (g) above.

48. “Caesars Controlled Group” means all members of the NRF Employers’ “controlled group” as that term is defined in the Internal Revenue Code (including 26 U.S.C. § 414) and ERISA (including 29 U.S.C. § 1301(b)).

49. “Caesars Palace-Las Vegas” means the hotel, gaming, retail, and resort property located at 3500-3570 Las Vegas Boulevard South, Las Vegas, Nevada 89109, and related properties, including the portion of such property known as The Forum Shops, but specifically excluding the portion of such property commonly known as Octavius Tower.

50. “Caesars Riverboat Casino Unsecured Claim” means a General Unsecured Claim against Debtor Caesars Riverboat Casino, LLC.

51. “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

52. “Cash Collateral Order” means (a) the Interim Order (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay to Permit Implementation; (IV) Scheduling a Final Hearing and (V) Granting Related Relief [Docket No. 47], (b) the Final Order (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay to Permit Implementation, and (IV) Granting Related Relief [Docket No. 988], and (c) any stipulations thereto.

53. “Causes of Action” means any claim, cause of action (including Avoidance Actions or rights arising under section 506(c) of the Bankruptcy Code), controversy, right of setoff, cross claim, counterclaim, or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity, demand, right, action, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, power, privilege, license, and franchise of any kind or character whatsoever, known, unknown, fixed or contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Causes of Action also include: (a) all rights of setoff, counterclaim, cross-claim, or recoupment, and claims on contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; and (d) all claims and defenses set forth in section 558 of the Bankruptcy Code.

54. “CEC” means Caesars Entertainment Corporation, a Delaware corporation formerly known as Harrah’s Entertainment, Inc., which is a non-Debtor.

55. “CEC Released Parties” means each and all of: (a) CEC; (b) CAC; (c) the Sponsors; and (d) with respect to each of the foregoing identified in the foregoing clauses (a) through (c), each and all of their respective direct and indirect current and former: shareholders (other than (i) the Debtors and (ii) recipients of New CEC Common

Equity Distributed under this Plan who become shareholders solely as a result of such distribution), Affiliates (other than the Debtors), subsidiaries (other than the Debtors and their direct and indirect subsidiaries), partners (including general partners and limited partners), investors, managing members, officers, directors, principals, employees, managers, controlling persons, agents, attorneys, other professionals, advisors, and representatives, and each and all of their respective heirs, successors, and legal representatives, each in their capacities as such.

56. “CEC RSA” means that certain First Amended and Restated Restructuring Support, Settlement, and Contribution Agreement (including all exhibits thereto), dated as of July 9, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors and CEC.

57. “CEOC” means Caesars Entertainment Operating Company, Inc., a Delaware corporation, formerly known as Harrah’s Operating Company, Inc., which is a Debtor.

58. “CEOC Interests” means an Interest in CEOC.

59. “CEOC Merger” means the merger of OpCo into a wholly-owned subsidiary of New CEC that will be disregarded from New CEC for U.S. federal income tax purposes on the Effective Date, pursuant to which OpCo Series A Preferred Stock will be exchanged for New CEC Common Equity, which is intended to be treated as a reorganization under section 368(a)(1)(A) or (G) of the Internal Revenue Code or as a tax-free liquidation (from the perspective of New CEC) under section 332 of the Internal Revenue Code, as applicable.

60. “CEOC Merger Agreement” means the agreement pursuant to which OpCo will consummate the CEOC Merger, the form of which shall be included in the Plan Supplement.

61. “CERP” means Caesars Entertainment Resort Properties, LLC, a Delaware limited liability company, and all of its direct and indirect subsidiaries, each of which are non-Debtors.

62. “CES” means Caesars Enterprise Services, LLC, which is a non-Debtor.

63. “CES LLC Agreement” means that certain Amended Limited Liability Company Agreement of Caesars Enterprise Services, LLC, dated as of May 20, 2014, as amended, amended and restated, supplemented, or otherwise modified from time to time.

64. “CES Shared Services Agreement” means certain Omnibus License and Enterprise Services Agreement, dated as of May 20, 2014, by and between CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars World, Inc., and CES, as amended, amended and restated, supplemented, or otherwise modified from time to time.

65. “CGP” means Caesars Growth Partners, LLC, a Delaware limited liability company, and all of its direct and indirect subsidiaries, each of which are non-Debtors.

66. “Challenged Transactions” means all of the transactions that were reviewed by the examiner appointed in the Chapter 11 Cases by the Bankruptcy Court pursuant to section 1106 of the Bankruptcy Code, or that such examiner was empowered or authorized to review pursuant to the Order Granting in Part and Denying in Part Motions to Appoint Examiner [Docket No. 675] and the Order (I) Granting Debtors’ Motion for an Order Expanding the Scope of the Examiner’s Investigation and (II) Amending the Examiner Order and Discovery Protocol Orders [Docket No. 2131].

67. “Chapter 11 Cases” means the jointly administered chapter 11 cases commenced by the Debtors in the Bankruptcy Court and styled In re Caesars Entertainment Operating Company, Inc., et al., No. 15-01145 (ABG).

68. “Chester Downs Management Unsecured Claim” means a General Unsecured Claim against Debtor Chester Downs Management Company, LLC.

69. “CIE” means Caesars Interactive Entertainment LLC, a Delaware limited liability company formerly known as Caesars Interactive Entertainment, Inc., which is a non-Debtor.

70. “CIE Asset Sale” means the consummated sale contemplated by that certain Stock Purchase Agreement, dated as of July 30, 2016, between Alpha Frontier Limited and CIE.

71. “CIE Equity Buyback Proceeds” means Cash in the amount of $1,200,000,000 from the CIE Asset Sale proceeds in the CIE Escrow Account, which amount will be used on the Effective Date to make distributions to Holders of Claims in accordance with the distributions set forth in Article III hereof and pursuant to the New CEC Common Equity Cash Election Procedures.

72. “CIE Escrow Account” shall have the meaning set forth in the CIE Proceeds and Reservation of Rights Agreement.

73. “CIE OpCo Deleveraging Proceeds” means Cash in the amount of $500,000,000 from the CIE Asset Sale proceeds in the CIE Escrow Account, which amount will be used to fund distributions to the Holders of Prepetition Credit Agreement Claims and Holders of Secured First Lien Notes Claims.

74. “CIE Proceeds and Reservation of Rights Agreement” means that certain proceeds agreement, dated as of September 9, 2016, by and among CEC, CAC, CIE, and CEOC, as amended, amended and restated, supplemented, or otherwise modified from time to time in accordance with its terms and the Stipulation Regarding CIE Sale Proceeds [Docket No. 5078], dated September 22, 2016, by and among CEOC, CAC, CIE, and the Second Priority Noteholders Committee.

75. “Claim” means any claim against the Debtors or the Estates, as defined in section 101(5) of the Bankruptcy Code, including: (a) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, or unsecured.

76. “Claims Bar Date” means the date established by the Bankruptcy Court by which Proofs of Claim must have been Filed with respect to such Claims, pursuant to: (a) the Agreed Order (I) Setting Bar Dates for Filing Proofs of Claim, Including Requests for Payment Under Section 503(b)(9) of the Bankruptcy Code, (II) Establishing the Amended Schedules Bar Date and Rejection Damages Bar Date, (III) Approving the Form of and Manner for Filing of Claims, Including Section 503(b)(9) Requests, (IV) Approving Notice of Bar Dates, and (V) Granting Related Relief [Docket No. 1005], entered by the Bankruptcy Court on March 4, 2015; (b) a Final Order of the Bankruptcy Court; or (c) the Plan.

77. “Claims Objection Bar Date” shall mean the later of: (a) the first Business Day following 365 days after the Effective Date; and (b) such later date as may be fixed by the Bankruptcy Court, after notice and a hearing, upon a motion Filed on or before the day that is before 365 days after the Effective Date.

78. “Claims Register” means the official register of Claims maintained by the Notice and Claims Agent.

79. “Class” means a category of Holders of Claims or Interests as set forth in Article III of the Plan in accordance with section 1122(a) of the Bankruptcy Code.

80. “Coletta Claim” means that certain Proof of Claim Number 4053, filed by Alfred Coletta and Rosemary Coletta, Co-Guardians of the Person of Anthony Coletta, Incapacitated, and Alfred Coletta, in his own right, against Debtor Chester Downs Management Company, LLC, as such Proof of Claim may be amended or superseded.

81. “Confirmation” means the entry of the Confirmation Order on the docket of the Bankruptcy Court in the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

82. “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on its docket in the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

83. “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code.

84. “Confirmation Objection Deadline” means November 21, 2016.

85. “Confirmation Order” means the order of the Bankruptcy Court, materially consistent with the Restructuring Support Agreements and the Plan, and reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Requisite Consenting SGN Creditors (only with respect to their treatment and recovery), the Second Priority Noteholders Committee, the NRF (only with respect to the treatment of the NRF Claim, the NRF Bankruptcy Disputes, the NRF Non-Bankruptcy Disputes, and Article IV.O hereof) and the Unsecured Creditors Committee (in each case, as evidenced by their written approval, which approval may be conveyed in writing by their respective counsel including by electronic mail), confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

86. “Consenting First Lien Bank Lenders” means Holders of Prepetition Credit Agreement Claims who are Consenting Bank Creditors (as defined in the Bank RSA).

87. “Consenting First Lien Noteholders” means Holders of First Lien Notes who are Consenting Creditors (as defined in the Bond RSA).

88. “Consenting Second Lien Creditors” shall have the meaning set forth in the Second Lien RSA.

89. “Consenting SGN Creditors” shall have the meaning set forth in the SGN RSA.

90. “Consummation” shall mean “substantial consummation” as defined in section 1101(2) of the Bankruptcy Code.

91. “Convenience Cash Pool” means $17,570,000, which shall be available (a) first to satisfy Allowed Convenience Unsecured Claims on a Pro Rata basis up to a recovery equal to 65.5% of each Allowed Convenience Unsecured Claim, and (b) second to fund the Unsecured Creditors Cash Pool.

92. “Convenience Unsecured Claim” means any bona fide Claim arising prior to the Petition Date in an amount equal to or less than $280,000 as of the Voting Record Date, as evidenced by a Proof of Claim or the Debtors’ Schedules (in accordance with the Bar Date Order), but only to the extent agreed to by the Debtors or allowed by a Final Order or has been asserted in an amount equal to or less than $280,000 that directly relates to and arises solely from either (a) the receipt of goods or services by the Debtors (other than a BIT Debtor or a Non-Obligor Debtor) or (b) employment services provided to the Debtors (other than a BIT Debtor or a Non-Obligor Debtor), provided that, for the avoidance of doubt, Claims held by a single entity at different Debtors shall not be aggregated for purposes of determining eligibility to be treated as a Holder of a Convenience Unsecured Claim, provided, further, that a Holder of a Claim in an amount greater than $280,000 shall not be permitted to reduce its Claim to an amount equal to or less than $280,000 to qualify its Claim for treatment as a Convenience Unsecured Claim.

93. “CPLV Loan Agreement” means the mortgage loan agreement and, if applicable, mezzanine loan agreement(s) by and among CPLV Sub and the CPLV Loan Lender, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be based on the material terms set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

94. “CPLV Loan Lender” means the lender or the trustee for the certificate holders for the CPLV Market Debt.

95. “CPLV Loan Documents” means, collectively, the CPLV Loan Agreement and all other agreements, documents, and instruments evidencing or securing the CPLV Market Debt to be delivered or entered into in connection therewith (including any mortgage, pledges, promissory notes, intercreditor agreements, and other security documents), which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

96. “CPLV Market Debt” means the first lien mortgage loan and, if applicable, mezzanine loan(s) to be provided on or prior to the Effective Date by the CPLV Loan Lender to CPLV Sub in an amount no less than $1,800,000,000 but no more than $2,600,000,000, at least $1,800,000,000 of which will be provided by third party lenders in Cash, the Cash proceeds of which shall be distributed to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims as set forth in Article III.B hereof.

97. “CPLV Mezz” means the one or more newly formed wholly owned unrestricted direct or indirect subsidiaries of PropCo, which on and after the Effective Date will be the sole member of CPLV Sub or, if there are multiple such subsidiaries, each tranche will be the sole member of the below subsidiary and with one such tranche being the sole member of CPLV Sub.

98. “CPLV Mezz Organizational Documents” means the form of the operating agreement, certificate of incorporation, articles of incorporation, charter, bylaws, limited liability company agreement, and/or other similar organizational and constituent documents for CPLV Mezz, which shall be included in the Plan Supplement and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

99. “CPLV Mezzanine Debt” means one or more tranches of mezzanine debt under the CPLV Mezzanine Loan Agreement, which debt shall be issued only if the Debtors, after using commercially reasonable efforts, are unable to finance $2,600,000,000 of CPLV Market Debt, and which CPLV Mezzanine Debt shall be issued pursuant to Article IV.A.3 hereof in an initial aggregate principal amount equal to the excess, if any, of $2,600,000,000 over the sum of (a) the original aggregate principal amount of the CPLV Market Debt, (b) the aggregate amount of the CPLV Mezzanine Equitized Debt in respect of PropCo Preferred Equity distributed to the Holders of Allowed Secured First Lien Notes Claims, and (c) unless Holders of Prepetition Credit Agreement Claims make the CPLV Mezzanine Election, the PropCo Second Lien Upsize Amount.

100. “CPLV Mezzanine Election” means an affirmative election (by marking the appropriate box) on the Class D Ballots by a majority of the Class of Holders of Prepetition Credit Agreement Claims (calculated based solely on the principal amount of Allowed Prepetition Credit Agreement Claims held by the Holders who submit Class D Ballots voting to accept the Plan) to convert up to $333,000,000 in principal amount of PropCo Second Lien Notes otherwise to be received as a result of the PropCo Second Lien Upsize Amount (if any), into an equal principal amount of CPLV Mezzanine Debt in lieu thereof.

101. “CPLV Mezzanine Equitized Debt” means all CPLV Mezzanine Debt that is reduced (or not issued) as a result of the issuance of PropCo Preferred Equity, including the PropCo Preferred Equity Upsize Shares.

102. “CPLV Mezzanine Lenders” means the lenders under the CPLV Mezzanine Loan Agreement.

103. “CPLV Mezzanine Loan Agreement” means the loan agreement(s) by and among CPLV Mezz and the CPLV Mezzanine Lenders, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors and, solely if the Holders of Prepetition Credit Agreement Claims in Class D make the affirmative CPLV Mezzanine Election, the Requisite Consenting Bank Creditors.

104. “CPLV Mezzanine Loan Documents” means, collectively, the CPLV Mezzanine Loan Agreement and all other agreements, documents, and instruments evidencing or securing the CPLV Mezzanine Debt to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors and, solely if the Holders of Prepetition Credit Agreement Claims in Class D make the affirmative CPLV Mezzanine Election, the Requisite Consenting Bank Creditors.

105. “CPLV Sub” means the newly formed wholly owned unrestricted direct or indirect subsidiaries of PropCo, which on and after the Effective Date will own Caesars Palace-Las Vegas, and which shall lease Caesars Palace-Las Vegas to OpCo or, if there are multiple such subsidiaries, each one will be the sole member of the below subsidiary, with one such subsidiary owning Caesars Palace-Las Vegas and leasing Caesars Palace-Las Vegas to OpCo.

106. “CPLV Sub Organizational Documents” means the form of limited liability company agreement, articles of incorporation, bylaw, and/or other similar organizational and constituent documents for CPLV Sub, which shall be included in the Plan Supplement and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

107. “Danner Agreement” means that certain Settlement and Forbearance Agreement, dated as of August 15, 2016, by and among CEOC, CEC, and Frederick Barton Danner.

108. “Debtors” means, collectively, each of the entities identified on Exhibit A attached hereto.

109. “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.B of the Plan.

110. “Deferred Compensation Plans” means, collectively, the (a) Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan, (b) Harrah’s Entertainment, Inc. Executive Supplemental Savings Plan II, (c) Harrah’s Entertainment, Inc. Executive Deferred Compensation Plan, (d) Harrah’s Entertainment, Inc. Deferred Compensation Plan, and (e) Park Place Entertainment Corporation Executive Deferred Compensation Plan.

111. “Deferred Compensation Settlement” means that settlement encompassed in the Deferred Compensation Settlement Agreement, which settlement shall be effective on the Effective Date.

112. “Deferred Compensation Settlement Agreement” means that certain settlement agreement, dated as of September 14, 2016, by and between CEOC and CEC, pursuant to which CEOC and CEC have settled each of their asserted property interests in the assets held in various trust accounts in respect of the Deferred Compensation Plans, which settlement agreement was filed as Exhibit 1 to Exhibit A to the Debtors’ Motion for Entry of an Order Approving Settlement By and Among Debtor Caesars Entertainment Operating Company, Inc. and Caesars Entertainment Corporation Concerning the Treatment of Nonqualified Deferred Compensation Plans [Docket No. 4982].

113. “Des Plaines Interests” means an Interest in Des Plaines Development Limited Partnership, a Debtor.

114. “Disbursing Agent” means, on the Effective Date, the Debtors, their agent, or any Entity or Entities designated by the Debtors to make or facilitate distributions that are to be made on or after the Initial Distribution Date pursuant to the Plan, which designee may be the Reorganized Debtors, provided that all distributions on account of Notes Claims shall be made to or at the direction of each of the applicable Indenture Trustees for distribution in accordance with the Plan following the procedures specified in each of the applicable Indentures.

115. “Disclosure Statement” means the Disclosure Statement for the Debtors’ Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 4220], dated June 28, 2016, and as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

116. “Disputed” means, with respect to any Claim or Interest, any Claim or Interest that is not yet Allowed.

117. “Disputed Unsecured Claim” means any General Unsecured Claim other than an Insurance Covered Unsecured Claim that has not been agreed to by the Debtors as of the Effective Date, provided that for voting purposes, any such General Unsecured Claim that has not been agreed to by the Debtors by the Voting Deadline shall be in Class J. For the avoidance of doubt, to the extent the Holder of a Disputed Unsecured Claim resolves their Claim before the Voting Deadline such that it is an Undisputed Unsecured Claim, such Holder shall be permitted to vote the Allowed amount of such Undisputed Unsecured Claim to accept or reject the Plan in Class I against the applicable Debtor.

118. “Distribution Record Date” means the date for determining which Holders of Allowed Claims or Interests are eligible to receive distributions hereunder, which shall be the Effective Date or such other date as is designated in a Bankruptcy Court order.

119. “D&O Liability Insurance Policies” means, collectively, (a) all insurance policies for directors’, members’, trustees’, officers’, and managers’ liability maintained by CEC (or its subsidiaries) for the benefit of the Debtors’ directors, members, trustees, officers, and managers as of the Petition Date (including any “tail policy”) and (b) all insurance policies for directors’, members’, trustees’, officers’, and managers’ liability maintained by the Debtors, the Estates, the Reorganized Debtors, or the New Property Entities as of the Effective Date (including any “tail policy”).

120. “DTC” means The Depository Trust Company.

121. “Effective Date” means the first Business Day after the Confirmation Date on which (a) no stay of the Confirmation Order is in effect and (b) all conditions precedent specified in Article IX.A of the Plan have been satisfied or waived in accordance with Article IX.B of the Plan, which shall be the day Consummation occurs.

122. “Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

123. “ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 — 1461, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

124. “Escrow Issuers” means Caesars Operating Escrow LLC, a Delaware limited liability company formerly known as Harrah’s Operating Escrow LLC, and Caesars Escrow Corporation, a Delaware corporation formerly known as Harrah’s Escrow Corporation.

125. “Estate” means, as to each Debtor, the estate created for the Debtor on the Petition Date pursuant to section 541 of the Bankruptcy Code and all property (as defined in section 541 of the Bankruptcy Code) acquired after the Petition Date through the Effective Date.

126. “Estimated REIT E&P” means the Debtors’ reasonable estimate of the earnings and profits of the REIT, which will be calculated and delivered to the Consenting First Lien Noteholders and the Consenting First Lien Bank Lenders in accordance with the Bank RSA and the Bond RSA.

127. “Exculpated Party” means, collectively, in each case solely in their capacity as such, each and all of: (a) each Debtor; (b) CES; (c) the Unsecured Creditors Committee; (d) the Unsecured Creditors Committee Members; (e) the Second Priority Noteholders Committee; (f) the Second Priority Noteholders Committee Members; (g) CEC; (h) CAC; and (i) with respect to each of the foregoing identified in subsections (a) through (h) herein, each and all of their respective direct and indirect current and former: affiliates, subsidiaries, partners (including general partners and limited partners), managing members, members, officers, directors, principals, employees, managers, controlling persons, agents, attorneys, investment bankers, other professionals, advisors, and representatives, each in their capacities as such.

128. “Exculpation” means the exculpation set forth in Article VIII.D of the Plan.

129. “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

130. “Federal Judgment Rate” means the federal judgment interest rate in effect as of the Petition Date calculated as set forth in section 1961 of the Judicial Code, which amount is 0.18% per annum.

131. “File,” “Filed,” or “Filing” means file, filed, or filing with the Bankruptcy Court (including the clerk thereof) in the Chapter 11 Cases or, with respect to the filing of a Proof of Claim or Proof of Interest, the Notice and Claims Agent.

132. “Final Cash Collateral Order” means the Final Order (I) Authorizing Use of Cash Collateral, (II) Granting Adequate Protection, (III) Modifying the Automatic Stay to Permit Implementation, and (IV) Granting Related Relief [Docket No. 988] entered by the Bankruptcy Court on March 25, 2015, including all stipulations related thereto.

133. “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter which has not been reversed, stayed, modified, or amended, as to which the time to appeal, petition for certiorari or move for reargument, reconsideration, or rehearing has expired and no appeal, petition for certiorari or motion for reargument, reconsideration, or rehearing has been timely filed, or as to which any appeal, petition for certiorari or motion for reargument, reconsideration, or rehearing that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari, reargument, reconsideration, or rehearing was sought; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or the Local Bankruptcy Rules, may be filed relating to such order shall not prevent such order from being a Final Order.

134. “First Lien Intercreditor Agreement” that certain First Lien Intercreditor Agreement, dated as of June 10, 2009, by and between the Prepetition Credit Agreement Agent and the First Lien Notes Indenture Trustee.

135. “First Lien Notes” means, collectively, the: (a) 11.25% Senior Secured Notes due 2017, issued in the aggregate principal amount of $2,095,000,000 pursuant to the 11.25% First Lien Notes Indenture; (b) 8.50% Senior Secured Notes due 2020, issued in the original principal amount of $1,250,000,000 pursuant to the 8.50% First Lien Notes Indenture; and (c) 9.00% Senior Secured Notes due 2020, issued in the aggregate principal amount of $3,000,000,000 pursuant to the 9.00% First Lien Notes Indentures.

136. “First Lien Notes Claims” means, collectively, Secured First Lien Notes Claims and First Lien Notes Deficiency Claims.

137. “First Lien Notes Deficiency Claims” means any unsecured Claim arising under the First Lien Notes Indentures.

138. “First Lien Notes Indentures” means, collectively, the: (a) 11.25% First Lien Notes Indenture; (b) 8.50% First Lien Notes Indenture; and (c) 9.00% First Lien Notes Indentures.

139. “First Lien Notes Indenture Trustee(s)” means UMB Bank, National Association, solely in its capacity as indenture trustee under the First Lien Notes Indentures, and any predecessors and successors in such capacity.

140. “Gaming Approvals” means all state and local authorizations, consents, and regulatory approvals required to consummate the transactions contemplated by the Plan and maintain the Debtors’ casino gaming licenses for their casino properties in the ordinary course.

141. “General Unsecured Claim” means any Claim that is not Secured and is not: (a) an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim); (b) a Non-Obligor Unsecured Claim; (c) a Convenience Unsecured Claim; (d) a Priority Tax Claim; (e) an Other Priority Claim; (f) an Intercompany Claim; (g) a Section 510(b) Claim; (h) a First Lien Notes Deficiency Claim; (i) a Second Lien Notes Claim; (j) a Senior Unsecured Notes Claim; or (k) a Subsidiary-Guaranteed Notes Claim.

142. “Goldman Sachs Swap Claim” means any Claim arising from or related to that certain ISDA Master Agreement, dated as of January 28, 2008, by and between Goldman Sachs Capital Markets, L.P., as succeeded by Goldman Sachs Bank USA and CEOC, as supplemented by those five certain Confirmations thereunder, dated as of September 29, 2010, October 4, 2010, October 4, 2010, January 18, 2012, and January 18, 2012, respectively.

143. “Governmental Unit” shall have the meaning set forth in section 101(27) of the Bankruptcy Code.

144. “Guaranty and Pledge Agreement” means that certain Guaranty and Pledge Agreement, dated as of July 25, 2014, made by CEC in favor of the Prepetition Credit Agreement Agent, as amended, amended and restated, supplemented, or otherwise modified from time to time.

145. “Harrah’s Atlantic City” means the hotel, gaming, retail, and resort property located at 777 Harrah’s Boulevard, Atlantic City, New Jersey 08401, and related properties, including the Harrah’s Resort Atlantic City’s Waterfront Shops, which property is currently owned by CERP.

146. “Harrah’s Laughlin” means the hotel, gaming, retail, and resort property located at 2900 South Casino Drive, Laughlin, Nevada 89029, and related properties, which property is currently owned by CERP.

147. “Harrah’s New Orleans” means the gaming, retail, and resort property located at 228 Poydras Street, New Orleans, Louisiana 70130, and related properties, which property is currently owned by CGP.

148. “Holder” means any Entity holding a Claim or an Interest.

149. “Impaired” means, with respect to a Claim, a Class of Claims, or a Class of Interests, “impaired” within the meaning of section 1124 of the Bankruptcy Code.

150. “Improved Bank Recovery Event” means, subject to the Bank RSA remaining in effect, if and to the extent the consideration being received by the Holders of Secured First Lien Notes Claims (from any source) is increased as compared to the treatment provided to such Holders in this Plan, then there shall be an increase of the consideration (to be funded by CEC or New CEC) to the Holders of Prepetition Credit Agreement Claims by the same amount of consideration and subject to the same legal terms of any such increase to the Holders of Secured First Lien Notes Claims, provided, however, that the foregoing Improved Bank Recovery Event shall not apply with respect to an increase resulting from an Improved Bond Recovery Event.

151. “Improved Bond Recovery Event” means, subject to the Bond RSA remaining in effect, if and to the extent the consideration being received by the Holders of Prepetition Credit Agreement Claims (from any source) is increased as compared to the treatment provided to such Holders in this Plan, then there shall be an increase in the consideration (to be funded by CEC or New CEC) to the Holders of Secured First Lien Notes Claims by the same amount of consideration (as a percentage of claim) of any such increase to the Holders of Prepetition Credit Agreement Claims, provided, however, that the foregoing Improved Bond Recovery Event shall not apply with respect to an increase resulting from an Improved Bank Recovery Event.

152. “Improved Recovery Agreement” means an agreement among the Unsecured Creditors Committee, CEC, and CEOC (which shall only be effective if the Unsecured Creditors Committee has agreed to a restructuring support agreement with the Debtors and CEC that remains in effect) that to the extent the Holders of Second Lien Notes Claims, in their capacity as such and as a Class or sub-Class, receive a recovery percentage under the Plan or through some other agreement with the Debtors and/or CEC, however funded from any source, greater than the recovery percentage received by the Holders of Claims in Class H (Senior Unsecured Notes Claims), Claims I (Undisputed Unsecured Claims), Class J (Disputed Unsecured Claims), Class K (Convenience Unsecured Claims), and Class L (Insurance Covered Unsecured Claims) under the Plan, in their capacities as such, additional consideration shall be made available (on the same terms as to the Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class) to the Holders of Claims in Class H, Class I, Class J, Class K, and Class L such that their recovery percentage will be equal to the recovery percentage received by such Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class, commensurate with the respective vote of each of Class H, Class I, Class J, Class K, and Class L to accept or reject the Plan, as applicable, provided, however, for the avoidance of doubt, in the event the Holders of Second Lien Notes Claims in their capacity as such and as a Class or sub-Class receive any recovery percentage greater than the recovery percentage received by the Holders of Claims in Class H, Class I, Class J, Class K, and Class L and not contingent upon Plan treatment tied to voting outcomes, then any Plan treatment tied to voting outcomes for Class H, Class I, Class J, Class K, and Class L also shall be eliminated, and the Holders of Claims in such Classes shall receive the greater recovery percentage received by such Holders of Second Lien Notes Claims.

153. “Indemnification Provisions” means each of the Debtors’ indemnification or contribution provisions in place before or as of the Effective Date whether in the bylaws, certificates of incorporation, other formation documents, board resolutions, or employment contracts for the Debtors’ current and former directors, members, trustees, officers, managers, employees, attorneys, other professionals, and agents of the Debtors and such current and former directors, members, trustees, officers, and managers’ respective Affiliates. For the avoidance of doubt, Indemnification Provisions shall not include any provisions providing for indemnification or contribution relating to any purported, alleged or actual guarantee by CEC of any of the Debtors’ respective debts.

154. “Indemnifiable Losses” means losses, liabilities, judgments, claims, causes of action, costs, and expenses (including reasonable and documented attorney’s fees and expenses) incurred or suffered by an Indemnified Person in accordance with Article VI.M hereof.

155. “Indemnified Person” means, collectively, in each case solely in their capacity as such, (a) the Prepetition Credit Agreement Agent (solely in its capacity as administrative agent under the Prepetition Credit Agreement, including making distributions in accordance with the Plan), (b) each Indenture Trustee, and, (c) with respect to each of the forgoing identified in subsection (a) and (b), each and all of their respective: directors, officers, employees, agents, professionals, and attorneys, each in their capacities as such.

156. “Indentures” means, collectively, the: (a) 5.75% Senior Unsecured Notes Indenture; (b) 6.50% Senior Unsecured Notes Indenture; (c) 8.50% First Lien Notes Indenture; (d) 9.00% First Lien Notes Indenture; (e) 10.00% Second Lien Notes Indentures; (f) 11.25% First Lien Notes Indenture; (g) 12.75% Second Lien Notes Indenture; and (h) Subsidiary-Guaranteed Notes Indenture.

157. “Indenture Trustees” means, collectively, the: (a) 5.75% Senior Unsecured Notes Indenture Trustee; (b) 6.50% Senior Unsecured Notes Indenture Trustee; (c) each 10.00% Second Lien Notes Indenture Trustee; (d) 12.75% Second Lien Notes Indenture Trustee; (e) First Lien Notes Indenture Trustee, and (f) Subsidiary-Guaranteed Notes Indenture Trustee, or each of their predecessors, if applicable.

158. “Indenture Trustee Charging Lien” means any Lien or other priority in payment to which any of the Indenture Trustees is entitled, pursuant to each of the applicable Indentures or any ancillary documents, instruments or agreements.

159. “Initial Board” shall have the meaning set forth in Article IV.R.3 hereof.

160. “Initial Directors” shall have the meaning set forth in Article IV.R.3 hereof.

161. “Initial Distribution Date” means the date on which the Disbursing Agent shall make initial distributions to Holders of Claims and Interests pursuant to the Plan, which shall be as soon as reasonably practicable after the Effective Date.

162. “Institutional Accredited Investor” means an institution that is an “accredited investor” pursuant to Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not also a Qualified Institutional Buyer.

163. “Insurance Covered Unsecured Claim” means any General Unsecured Claim on account of an asserted personal injury tort or workers compensation against any Debtor (other than a BIT Debtor or a Non-Obligor Debtor). The Holders of Insurance Covered Unsecured Claims must exhaust all remedies with respect to the Debtors’ insurance policies as set forth in Article VI.K hereof before such Holders shall receive the distributions set forth in Article III.B.12 hereof.

164. “Intercompany Claim” means any Claim held by a Debtor against any Debtor arising before the Petition Date.

165. “Intercompany Interests” means any Interest held by a Debtor in a Debtor.

166. “Interests” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in the Debtors (including all options, warrants, rights, or other securities or agreements to obtain such an interest or share in such Debtor), whether or not arising under or in connection with any employment agreement and whether or not certificated, transferable, preferred, common, voting, or denominated “stock” or a similar security, including any claims against any Debtor subject to subordination pursuant to section 510(b) of the Bankruptcy Code arising from or related to any of the foregoing.

167. “Interim Compensation Order” means the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Retained Professionals [Docket No. 587], entered by the Bankruptcy Court on March 4, 2015, as the same may be modified by a Bankruptcy Court order approving the retention of a specific Professional or otherwise.

168. “Interim Directors” shall have the meaning set forth in Article IV.R.3 hereof.

169. “Internal Revenue Code” means title 26 of the United States Code, 26 U.S.C. §§ 1 — 9834, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

170. “IRS” means the Internal Revenue Service.

171. “Involuntary Petition” means the involuntary chapter 11 petition filed against CEOC on January 12, 2015, in the United States Bankruptcy Court for the District of Delaware (Case No. 15-10047 (KG)) by the Petitioning Creditors and later transferred to the Bankruptcy Court (Case No. 15-03193 (ABG)).

172. “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1 — 4001, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

173. “Legacy Plan of the NRF” means the Legacy Plan of the National Retirement Fund (formerly known as the Pension Plan of the National Retirement Fund).

174. “Lien” shall have the meaning set forth in section 101(37) of the Bankruptcy Code.

175. “Liquidation Analysis” shall have the meaning set forth in the Disclosure Statement.

176. “Liquidation Value” means, with respect to any Class of Claims, the value of recoveries for such Class of Claims at each Debtor as shown in the Liquidation Analysis.

177. “Local Bankruptcy Rules” means the local rules, the general orders, and the chambers rules for the United States Bankruptcy Court for the Northern District of Illinois, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

178. “Management and Lease Support Agreements” means those certain Management and Lease Support Agreements, by and among New CEC, OpCo, PropCo, Manager, and their respective, applicable subsidiaries to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be based on the material terms set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

179. “Management Equity Incentive Plan” means the management equity incentive plan to be adopted by the New Board(s) on the Effective Date, the form of which shall be included in the Plan Supplement and, solely for the New Board of the REIT, shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, including as to the amount of New Interests to be set aside for the Management Equity Incentive Plan, which shall be determined by the Debtors prior to the Confirmation Hearing.

180. “Manager” means a wholly-owned subsidiary of New CEC that will provide management services pursuant to the Management and Lease Support Agreements with respect to the assets subject to the Master Lease Agreements.

181. “Master Lease Agreements” means those certain Leases, by and among OpCo and/or its subsidiaries and PropCo and/or its subsidiaries, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be in form and substance consistent in all material respects with the terms attached hereto as Exhibit B, and (c) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

182. “Merger Agreement” means that certain Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between CAC and CEC, which can be found at Caesars Entertainment Corporation, Report on Form 8-K, Ex. 2.1 (July 11, 2016), as amended, amended and restated, supplemented, or otherwise modified from time to time.

183. “Minimum Cash Requirement” means $447,000,000 of Cash reduced by $0.50 for every dollar raised in revolving credit (provided that such reduction shall in no instance be greater than $100,000,000), $44,525,000 of which Cash shall be contributed to the REIT on the Effective Date to fund the REIT’s initial balance sheet.

184. “New Boards” means, collectively, the boards of directors of OpCo and PropCo and any other Reorganized Debtor, if applicable, on and after the Effective Date to be appointed in accordance with the Plan, the initial board members of which shall be identified in the Plan Supplement.

185. “New CEC” means the combined CEC and CAC after consummation of the transactions contemplated by the Merger Agreement.

186. “New CEC Cash Contribution” means the excess of (a) $925,220,000 in Cash New CEC shall contribute to the Reorganized Debtors on the Effective Date to fund general corporate purposes, the Restructuring Transactions, and the distributions under the Plan (which amount includes the CIE OpCo Deleveraging Proceeds, the Unsecured Creditor Cash Pool, and the Unsecured Insurance Creditor Cash Pool), plus (b) the Bank Guaranty Settlement Purchase Price, plus (c) the Additional CEC Bank Consideration and/or the Additional CEC Bond Consideration, plus (d) any proceeds or settlement received on behalf of CEOC’s, CEC’s, or the Sponsor’s applicable insurance policies prior to the Effective Date, less (e) any portion of the RSA Forbearance Fee under the Bond RSA and the Bank RSA paid by CEC and/or New CEC.

187. “New CEC Common Equity” means the new shares of common stock in New CEC, par value $0.01 per share, of which an amount up to an aggregate of 70.216% on a fully diluted basis (after accounting for any dilution from the New CEC Convertible Notes) may be issued and exchanged pursuant to the CEOC Merger for distribution to the Debtors’ creditors pursuant to the Plan.

188. “New CEC Common Equity Buyback” means the purchase of shares of New CEC Common Equity at the New CEC Common Equity Buyback Purchase Price by New CEC from the New CEC Common Equity Buyback Participants in an aggregate amount equal to or greater than $1,000,000,000 but in no event to exceed the amount of the CIE Equity Buyback Proceeds as set forth in Article IV.A.1(g) hereof.

189. “New CEC Common Equity Additional Buyback Amount” shall equal $200,000,000 of the CIE Equity Buyback Proceeds as may be subject to modification solely in accordance with Article IV.A.1(g) hereof.

190. “New CEC Common Equity Buyback Participants” means those Holders that participate in the New CEC Common Equity Buyback pursuant to Article IV.A.1(g) hereof.

191. “New CEC Common Equity Buyback Purchase Price” means the price per share of New CEC Common Equity implied by a valuation of $5,880,940,000, before giving effect to the conversion of New CEC Convertible Notes.

192. “New CEC Common Equity Cash Election Form” means the election form to be provided to Holders of Claims in Class D, Class E, Class F, Class G, Class H, Class I, Class J, and Class L on a date after the Confirmation Date to be determined by the Debtors, CEC, and the Second Priority Noteholders Committee, which form shall be part of the New CEC Cash Election Procedures, pursuant to which the Holders of Claims in such Classes may elect to receive Cash in lieu of the New CEC Common Equity as and to the extent provided herein and therein.

193. “New CEC Common Equity Cash Election Procedures” means the procedures governing the New CEC Common Equity Buyback, which procedures will be included in the Plan Supplement and approved by the Confirmation Order, and which must be reasonably acceptable to the Debtors, CEC, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and the Requisite Consenting SGN Creditors.

194. “New CEC Common Equity Initial Buyback Amount” shall equal $1,000,000,000 of the CIE Equity Buyback Proceeds as may be subject to modification solely in accordance with Article IV.A.1(g) hereof.

195. “New CEC Convertible Notes” means the $1,119,060,000 in principal amount of 5.00% convertible notes to be issued by New CEC pursuant to the New CEC Convertible Notes Indenture.

196. “New CEC Convertible Notes Documents” means, collectively, the New CEC Convertible Notes Indenture and all other agreements, documents, and instruments evidencing the New CEC Convertible Notes to be delivered or entered into in connection therewith (including any intercreditor agreements), which shall be consistent with the terms of the Plan.

197. “New CEC Convertible Notes Indenture” means the indenture to be entered into by and among New CEC, as issuer, and the New CEC Convertible Notes Trustee, to be effective on the Effective Date, pursuant to which New CEC will issue the New CEC Convertible Notes, in the form attached to the Second Lien RSA and included in the Plan Supplement, as may be further modified by written agreement of the Second Priority Noteholders Committee, CEC, and the Debtors, and shall be in form and substance reasonably acceptable to the Requisite Consenting SGN Creditors, the Unsecured Creditors Committee, the Requisite Consenting Bank Creditors, and the Requisite Consenting Bond Creditors.

198. “New CEC Convertible Notes Trustee” means the indenture trustee to be appointed for the New CEC Convertible Notes Indenture.

199. “New CEC OpCo Stock Purchase” means New CEC’s obligation to purchase 100% of the OpCo Common Stock from the Debtors for $700,000,000 of Cash.

200. “New CEC PropCo Common Stock Purchase” means, solely if the Partnership Contribution Structure is used, New CEC’s obligation to purchase 5% of PropCo Common Equity on a fully diluted basis (including dilution in connection with the exercise of all PropCo Equity Elections, but excluding dilution from PropCo Preferred Equity, if any) from the Holders of Secured First Lien Notes Claims for $91,000,000 of Cash. If the PropCo Equity Election would materially affect the amount and/or value of PropCo Common Equity New CEC must purchase for the Partnership Contribution Structure, the Debtors will negotiate with CEC and the representatives of the Consenting Bond Creditors regarding appropriate adjustments to the amount of Cash necessary to purchase 5% of PropCo Common Equity pursuant to the New CEC PropCo Common Stock Purchase.

201. “New Corporate Governance Documents” means such certificates or articles of incorporation, bylaws, or such other applicable formation documents of some or all of the Reorganized Debtors, which form shall be consistent with the terms of the Plan and shall be included in the Plan Supplement.

202. “New Debt” means, collectively, the: (a) CPLV Market Debt; (b) CPLV Mezzanine Debt, if any; (c) OpCo Market Debt; (d) OpCo First Lien Term Loan, if any; (e) OpCo First Lien Notes, if any; (f) PropCo First Lien Term Loan; (g) PropCo First Lien Notes; and (h) PropCo Second Lien Notes.

203. “New Debt Documents” means, collectively, the: (a) CPLV Loan Documents; (b) CPLV Mezzanine Loan Documents, if necessary; (c) OpCo Market Debt Documents; (d) OpCo First Lien Loan Documents, if necessary; (e) OpCo First Lien Notes Documents, if necessary; (f) PropCo First Lien Credit Agreement Documents; (g) PropCo First Lien Notes Documents; and (h) PropCo Second Lien Notes Documents.

204. “New Employment Contracts” means those certain new employment contracts between, as applicable, OpCo or PropCo and certain of their officers, which for PropCo shall be reasonably acceptable to the Requisite Consenting Bond Creditors, and which for OpCo shall be reasonably acceptable to CEC and the Debtors, the forms of which shall be included in the Plan Supplement.

205. “New Interests” means, collectively, the: (a) OpCo Common Stock; (b) OpCo Series A Preferred Stock; (c) PropCo LP Interests; (d) PropCo LP GP Interests; (e) PropCo GP Interests; (f) PropCo Preferred

Equity; (g) REIT Common Stock; (h) REIT Preferred Stock; (i) membership interests, stock, partnership interests, or other equity interests in CPLV Sub; (j) membership interests, stock, partnership interests, or other equity interests in CPLV Mezz; and (k) membership interests, stock, partnership interests, or other equity interests in the TRS(s).

206. “New Property Entities” mean, collectively: (a) the REIT; (b) PropCo GP; (c) PropCo; (d) CPLV Sub; (e) CPLV Mezz, if necessary; and (f) the TRS(s).

207. “New Property Entity Organizational Documents” mean, collectively, the: (a) PropCo Organizational Documents; (b) REIT Organizational Documents; (c) CPLV Sub Organizational Documents; (d) CPLV Mezz Organizational Documents, if necessary; (e) PropCo GP Organizational Documents; and (f) TRS Organizational Documents.

208. “Non-Debtor Subsidiaries” means all direct and indirect subsidiaries of any Debtor that are not Debtors in the Chapter 11 Cases.

209. “Non-First Lien Claims” means, collectively, the: (a) Second Lien Notes Claims; (b) Subsidiary-Guaranteed Notes Claims; (c) Senior Unsecured Notes Claims; and (d) General Unsecured Claims (including, for the avoidance of doubt, Disputed Unsecured Claims, Undisputed Unsecured Claims, Par Recovery Claims, Caesars Riverboat Casino Unsecured Claims, Chester Downs Management Unsecured Claims, Winnick Unsecured Claims, and Insurance Covered Unsecured Claims).

210. “Non-Obligor Cash Pool” means the up to $6,000,000 necessary to pay the Non-Obligor Unsecured Claims in full.

211. “Non-Obligor Debtors” means, collectively: (a) 3535 LV Parent, LLC; (b) Bally’s Las Vegas Manager, LLC; (c) BPP Providence Acquisition Company, LLC; (d) Caesars Air, LLC; (e) Caesars Baltimore Acquisition Company, LLC; (f) Caesars Baltimore Development Company, LLC; (g) Caesars Baltimore Management Company, LLC; (h) Caesars Entertainment Windsor Limited (f/k/a Caesars Entertainment Windsor Holding, Inc.); (i) Caesars Escrow Corporation (f/k/a Harrah’s Escrow Corporation); (j) Caesars Massachusetts Acquisition Company, LLC; (k) Caesars Massachusetts Development Company, LLC; (l) Caesars Massachusetts Investment Company, LLC; (m) Caesars Massachusetts Management Company, LLC; (n) Caesars Operating Escrow LLC (f/k/a Harrah’s Operating Escrow LLC); (o) CG Services, LLC; (p) Christian County Land Acquisition Company, LLC; (q) Cromwell Manager, LLC; (r) Corner Investment Company Newco, LLC; (s) CZL Management Company, LLC; (t) Des Plaines Development Limited Partnership; (u) Flamingo-Laughlin Parent, LLC; (v) FHR Parent, LLC; (w) HIE Holdings Topco, Inc.; (x) JCC Holding Company II Newco, LLC; (y) Laundry Parent, LLC; (z) LVH Parent, LLC; (aa) Octavius Linq Holding Co., LLC; (bb) Parball Parent, LLC; (cc) PH Employees Parent LLC; (dd) PHW Investments, LLC; and (ee) The Quad Manager, LLC.

212. “Non-Obligor Unsecured Claim” means any Claim against a Non-Obligor Debtor other than: (a) an Administrative Claim (including, for the avoidance of doubt, a Professional Fee Claim); (b) an Other Secured Claim; (c) a Priority Tax Claim; (d) an Other Priority Claim; (e) an Intercompany Claim; or (f) a Section 510(b) Claim.

213. “Non-Released Parties” means those parties identified on the Non-Released Parties Schedule from time to time, which shall include the NRF and the Board of Trustees of the NRF.

214. “Non-Released Parties Schedule” means that certain schedule of Non-Released Parties, which shall be included in the Plan Supplement.

215. “Notes Claims” means collectively, the: (a) Secured First Lien Notes Claims; (b) First Lien Notes Deficiency Claims; (c) Second Lien Notes Claims; (d) Senior Unsecured Notes Claims; and (e) Subsidiary-Guaranteed Notes Claims.

216. “Notice and Claims Agent” means Prime Clerk LLC, in its capacity as notice, claims, and solicitation agent for the Debtors and any successor.

217. “NRF” means the National Retirement Fund.

218. “NRF Adversary Proceeding” means the adversary proceeding captioned Caesars Entertainment Operating Co., Inc., et al. v. The Board of Trustees of the National Retirement Fund, et al., Adv. Pr. No. 15-00131 (ABG) (Bankr. N.D. Ill.).

219. “NRF Bankruptcy Disputes” means, collectively, (a) the NRF Adversary Proceeding; and (b) any motions, objections, actions, claims, or proceedings in the Chapter 11 Cases or related to the Involuntary Petition that are related to the NRF, including, for the avoidance of doubt, (i) the Debtors’ Motion for Entry of an Order (I) Enforcing the Automatic Stay, (II) Voiding Actions Taken in Violation of the Automatic Stay, (III) for Contempt and Sanctions Against the NRF and the NRF Trustees, and (IV) Granting Related Relief [Docket No. 644], (ii) Debtors’ Motion for Entry of an Order (I) Enforcing the Automatic Stay with Respect to the Demand for Interim Withdrawal Liability Payments by the NRF, (II) Voiding Such Payment Demands Taken in Violation of the Automatic Stay, and (III) Granting Related Relief [Docket No. 1018], and (iii) any and all appeals taken in connection with any of the foregoing (a) and (b).

220. “NRF Claim” means Proof of Claim number 3484, filed by the NRF, as such Proof of Claim may be amended or superseded.

221. “NRF Employers” means, collectively, (i) Debtor Bally’s Park Place, Inc. d/b/a Bally’s Hotel and Casino, (ii) Debtor Boardwalk Regency Corporation d/b/a Caesars Atlantic City, (iii) Debtor Parball Corporation, (iv) non-Debtor Chester Downs Marina LLC d/b/a Harrah’s Philadelphia, and (v) non-Debtor Harrah’s Operating Company, Inc. d/b/a Harrah’s Atlantic City Casino and Hotel.

222. “NRF Non-Bankruptcy Disputes” means any rights, interests, dispute, claim, proceeding, arbitration, action, or suit relating to the NRF other than the NRF Bankruptcy Disputes, including (a) Caesars Entertainment Corporation v. Pension Plan of the National Retirement Fund and Board of Trustees of the National Retirement Fund, Case No. 15-cv-00138 (S.D.N.Y.); (b) The National Retirement Fund, et al. v. Caesars Entertainment Corporation, et al., Civil Action No. 15-CV-02048 (S.D.N.Y.); (c) Caesars Entertainment Corporation v. Pension Plan of the National Retirement Fund, et al., Case No. 16-232 (2d Cir.); (d) any actions, proceedings, suits, appeals, or arbitrations related to the NRF’s January 12, 2015, expulsion of the NRF Employers; and (e) rights, whether arising under law, contract, or judgment, against any Debtor or non-Debtor, including any right to recover cash, property, or other value related to the NRF Non-Bankruptcy Disputes.

223. “NRF Payment Demand” means the letter dated February 13, 2015, from counsel to the NRF and the Board of Trustees of the NRF to CEC and CERP assessing withdrawal liability in the amount of $363,622,615, payable in 80 quarterly installments of $5,981,493.64.

224. “NRF Standstill Agreement” means the Standstill Agreement, dated as of March 20, 2015, as may be amended from time to time, among the NRF Employers, CEC, CEOC, CERP, the NRF, and the Board of Trustees of the NRF [Case No. 15-00131; Docket No. 27].

225. “NRF Withdrawal Notice” means the letter dated January 12, 2015, by the Board of Trustees of the NRF to the NRF Employers notifying the NRF Employers that the NRF would no longer accept contributions by the NRF Employers to the Legacy Plan of the NRF, as amended by the letter dated January 13, 2015, from the Board of Trustees of the NRF to the NRF Employers.

226. “OpCo” means Reorganized CEOC and any successors thereto pursuant to the CEOC Merger, a corporation or limited liability company organized under the laws of Delaware, which on and after the Effective Date will hold, directly or indirectly, all of the Debtors’ assets other than the assets to be owned by the REIT and its subsidiaries (including PropCo and the TRS(s)) or to be distributed to Holders of Claims under the Plan.

227. “OpCo Common Stock” means the common equity interests in OpCo, to be issued to CEC on the Effective Date pursuant to the terms of the Plan and the OpCo Organizational Documents.

228. “OpCo First Lien Loan Agreement” means, if and to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bank Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the loan agreement by and among OpCo, as borrower, certain of its subsidiaries, as guarantors, the lenders from time to time party thereto, and the OpCo Loan Agreement Agent, pursuant to which the OpCo First Lien Term Loan shall be issued, to be effective on the Effective Date, (a) the form of which, if applicable, shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

229. “OpCo First Lien Loan Agreement Agent” means the administrative and collateral agent to be appointed for the OpCo First Lien Term Loan, if any.

230. “OpCo First Lien Loan Documents” means, collectively, if and only to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bank Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the OpCo First Lien Loan Agreement and all other agreements, documents, and instruments evidencing or securing the OpCo First Lien Term Loan, if any, to be delivered or entered into in connection therewith (including any pledge and collateral agreements, intercreditor agreements, and other security documents), which in each case, shall be (a) in form and substance consistent in all material respects with the Bank RSA and the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

231. “OpCo First Lien Notes” means up to $318,100,000 of first lien notes to be issued under the OpCo First Lien Notes Indenture, which shall only be issued to the extent that the OpCo Market Debt is not fully syndicated and the Requisite Consenting Bond Creditors in their sole discretion waive the requirement that the OpCo Market Debt be fully syndicated as set forth in Article IX.B hereof, and which shall be guaranteed pursuant to the OpCo Guaranty Agreement.

232. “OpCo First Lien Notes Documents” means, collectively, if and only to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bond Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the OpCo First Lien Notes Indenture and all other agreements, documents, and instruments evidencing or securing the OpCo First Lien Notes, if any, to be delivered or entered into in connection therewith (including any pledge and collateral agreements, intercreditor agreements, and other security documents), which, in each case, shall be (a) in form and substance consistent in all material respects with the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

233. “OpCo First Lien Notes Indenture” means, if and only to the extent the OpCo Market Debt is not fully syndicated as required in the Plan and solely to the extent that the Requisite Consenting Bond Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, the indenture to be entered into by and among OpCo, as issuer, certain of its subsidiaries, as guarantors, and the OpCo First Lien Notes Indenture Trustee, pursuant to which the OpCo First Lien Notes shall be issued, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

234. “OpCo First Lien Notes Indenture Trustee” means the indenture trustee to be appointed for the OpCo First Lien Notes Indenture, if any.

235. “OpCo First Lien Term Loan” means up to $916,900,000 of first lien debt to be issued pursuant to the Plan and outstanding under the OpCo First Lien Loan Agreement, which shall only be issued to the extent that the OpCo Market Debt is not fully syndicated and the Requisite Consenting Bank Creditors waive, in their sole discretion, the requirement that the OpCo Market Debt be fully syndicated as set forth in Article IX.B hereof, and which shall be guaranteed pursuant to the OpCo Guaranty Agreement, provided that the OpCo First Lien Term Loan shall include and be increased by the OpCo First Lien Incremental Term Loan, if any.

236. “OpCo First Lien Incremental Term Loan” means the OpCo First Lien Term Loan debt in an aggregate principal amount equal to the amount of the unsubscribed portion of the OpCo Market Debt to be issued in lieu of OpCo First Lien Notes solely if (a) the OpCo Market Debt is not fully syndicated in the amount of $1,235,000,000 of debt and the amount of OpCo First Lien Notes that would otherwise be issued on account of the unsubscribed portion of such OpCo Market Debt is less than $159,050,000 and (b) the Requisite Consenting Bond Creditors elect in their sole discretion to waive the syndication requirement of the OpCo Market Debt as set forth in Article IX.B hereof.

237. “OpCo Guaranty Agreement” means the guarantees to be entered into by New CEC pursuant to which New CEC shall guaranty the amounts due under, as applicable, the OpCo Market Debt Documents (if necessary), the OpCo First Lien Loan Agreement (if any), and/or OpCo First Lien Notes Indenture (if any), (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

238. “OpCo Market Debt” means the $1,235,000,000 of debt to be issued by OpCo to third parties for Cash on or before the Effective Date (in whatever tranche(s) reasonably necessary or appropriate for syndication of such debt on the terms most favorable to OpCo), which Cash shall be distributed to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims as set forth in Article III.B hereof, and which debt shall be guaranteed pursuant to the OpCo Guaranty Agreement.

239. “OpCo Market Debt Documents” means the loan agreement and/or indentures and all other supplements, agreements, documents, and instruments evidencing or securing the OpCo Market Debt to be delivered or entered into in connection therewith (including any pledge and collateral agreements, intercreditor agreements, and other security documents), the form of the material documents of which shall be included in the Plan Supplement.

240. “OpCo Organizational Documents” means, as applicable, the form of the limited liability company agreement or the amended and restated articles of incorporation, charter, bylaws, and other similar organizational and constituent documents for OpCo, which shall be consistent with the Plan and included in the Plan Supplement.

241. “OpCo Series A Preferred Stock” means the preferred stock issued by OpCo to the Holders of certain Claims against the Debtors, which shall be exchanged for the New CEC Common Equity distributed pursuant to the CEOC Merger.

242. “Other Priority Claim” means any Claim against any of the Debtors described in section 507(a) of the Bankruptcy Code to the extent such Claim has not already been paid during the Chapter 11 Cases, other than: (a) an Administrative Claim; (b) a Professional Fee Claim; or (c) a Priority Tax Claim.

243. “Other Secured Claim” means a Secured Claim that is not: (a) a Prepetition Credit Agreement Claim; (b) a Secured First Lien Notes Claim; or (c) a Secured Tax Claim. For the avoidance of doubt, Second Lien Notes Claims are Non-First Lien Claims and are not Other Secured Claims.

244. “Ownership Limit Waiver Agreement” means an agreement between the Board of the REIT and a holder of REIT Stock waiving certain equity ownership limits in the REIT charter, which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors.

245. “Par Recovery Debtors” means the Debtors at which the Holders of General Unsecured Claims are entitled to recovery in full based on the Liquidation Analysis, which Debtors are, collectively, (a) 190 Flamingo, LLC, (b) 3535 LV Corp., (c) Caesars Entertainment Golf, Inc., (d) Caesars License Company, LLC, (e) Desert Palace, Inc., (f) FHR Corporation, (g) Harrah’s Illinois Corporation, (h) Harrah’s North Kansas City LLC, (i) Harveys BR Management Company, Inc., (j) Harveys Iowa Management Company, Inc., (k) Harveys Tahoe Management Company, Inc., (l) HBR Realty Company, Inc., (m) Hole in the Wall, LLC, (n) Horseshoe Hammond, LLC, (o) Parball Corporation, (p) Players Bluegrass Downs, Inc., (q) PHW Las Vegas, LLC, (r) Reno Projects, Inc., (s) Southern Illinois Riverboat/Casino Cruises, Inc., and (t) Trigger Real Estate Corporation.

246. “Par Recovery Unsecured Claims” means a General Unsecured Claim against the Par Recovery Debtors.

247. “Partnership Contribution Structure” means the contribution of real property assets to PropCo in a transaction intended to qualify under section 721 of the Internal Revenue Code.

248. “Person” shall have the meaning set forth in section 101(41) of the Bankruptcy Code.

249. “Petition Date” means for all Debtors, January 15, 2015.

250. “Petitioning Creditors” means Appaloosa Investment Limited Partnership, OCM Opportunities Fund VI, L.P., and Special Value Expansion Fund, LLC.

251. “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms of Article X hereof, including all exhibits hereto and the Plan Supplement, which is incorporated herein by reference and made part of this Plan as if set forth herein.

252. “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan, which the Debtors initially filed on July 18, 2016, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement, as may be amended, supplemented, or modified from time to time in accordance with the terms hereof, the Bankruptcy Code, and the Bankruptcy Rules, and which includes the: (a) form of the New Corporate Governance Documents; (b) form of the OpCo Organizational Documents; (c) form of the PropCo Organizational Documents; (d) form of the REIT Organizational Documents; (e) form of PropCo GP Organizational Documents; (f) form of CPLV Sub Organizational Documents; (g) form of CPLV Mezz Organizational Documents; (h) form of TRS Organizational Documents; (i) form of Backstop Commitment Agreement; (j) form of REIT Series A Preferred Stock Articles; (k) form of the OpCo Market Debt Documents; (l) form of OpCo First Lien Loan Agreement, if any; (m) form of the OpCo First Lien Notes Indenture, if any; (n) form of the OpCo Guaranty Agreement, if necessary; (o) form of the PropCo First Lien Loan Agreement; (p) form of the PropCo First Lien Notes Indenture; (q) form of the PropCo Second Lien Notes Indenture; (r) form of the CPLV Loan Agreement; (s) form of the CPLV Mezzanine Loan Agreement, if any; (t) form of the New CEC Convertible Notes Indenture; (u) form of Management and Lease Support Agreements; (u) form of Master Lease Agreements; (v) form of Right of First Refusal Agreement; (w) form of PropCo Call Right Agreements; (x) form of the CEOC Merger Agreement; (y) form of Tax Indemnity Agreement; (z) form of Transition Services Agreement; (aa) the PropCo Equity Election Procedures; (bb) the PropCo Preferred Subscription Procedures; (cc) form of Deferred Compensation Settlement Agreement;

(dd) Rejected Executory Contract and Unexpired Lease Schedule; (ee) Assumed Executory Contracts and Unexpired Lease Schedule; (ff) schedule of retained Causes of Action; (gg) Non-Released Parties Schedule; (hh) identity of members of the OpCo New Board and the PropCo New Board; (ii) identity of observer of OpCo New Board; (jj) Restructuring Transactions Memorandum; (kk) schedule of PropCo assets; (ll) Management Equity Incentive Plan; (mm) form of New Employment Contracts; and (nn) the New CEC Common Equity Cash Election Procedures.

253. “Post-Petition Interest” means, with respect to Non-Obligor Unsecured Claims and the Par Recovery Debtors, interest accruing through and including the Effective Date at the Federal Judgment Rate.

254. “Prepetition CEC Guarantees” means any guarantee, whether currently in existence or not, that CEC may have entered into in respect of any funded indebtedness of the Debtors, for the avoidance of doubt including any guarantees (whether in existence or not) in respect of the Prepetition Credit Agreement, the First Lien Notes, the Second Lien Notes, the Senior Unsecured Notes, and the Subsidiary-Guaranteed Notes.

255. “Prepetition Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of July 25, 2014, by and between CEC, CEOC, the lenders party thereto, and the Prepetition Credit Agreement Agent, as amended, amended and restated, supplemented, or otherwise modified from time to time, and including all security, collateral, and guaranty and pledge agreements related thereto (including the Guaranty and Pledge Agreement).

256. “Prepetition Credit Agreement Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as successor agent under the Prepetition Credit Agreement.

257. “Prepetition Credit Agreement Claim” means any Claim against any Debtor arising under or related to the Prepetition Credit Agreement or otherwise secured pursuant to the Prepetition Credit Agreement Documents, including Swap and Hedge Claims, provided that there are no Prepetition Credit Agreement Claims against the Non-Obligor Debtors.

258. “Prepetition Credit Agreement Documents” means, collectively, the Prepetition Credit Agreement and all other agreements, documents, and instruments related thereto (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents).

259. “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

260. “Pro Rata” means the proportion that an Allowed Claim in a particular Class bears to the aggregate amount of Allowed Claims in that Class, or the proportion that Allowed Claims in a particular Class bear to the aggregate amount of Allowed Claims in such Class and other Classes (or sub-Classes, as the case may be) entitled to share in the same recovery as such Allowed Claim under the Plan.

261. “Professional” means an Entity retained in the Chapter 11 Cases pursuant to and in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered and expenses incurred pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code.

262. “Professional Fee Claims” means all Claims for accrued fees and expenses (including transaction or sale fees) for services rendered by a Professional through and including the Confirmation Date regardless of whether a monthly fee statement or interim fee application has been Filed for such fees and expenses. To the extent the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then the amount by which such fees or expenses are reduced or denied shall reduce the applicable Professional Fee Claim.

263. “Professional Fee Escrow” means an interest bearing escrow account to be funded by the Debtors on the Effective Date with Cash from Cash on hand in an amount equal to all unpaid Professional Fee Claims; provided that the Professional Fee Escrow shall be increased from Cash on hand at OpCo to the extent fee applications are filed after the Confirmation Date in excess of the amount of Cash funded into the escrow as of the Effective Date.

264. “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

265. “Proof of Interest” means a proof of Interest Filed against any of the Debtors in the Chapter 11 Cases.

266. “PropCo” means the newly formed limited partnership organized under the laws of Delaware, which on and after the Effective Date will hold, directly or indirectly, certain assets of the Debtors, a schedule of which assets shall be included in the Plan Supplement, which schedule shall be consistent in all material respects with the Bond RSA and otherwise reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

267. “PropCo Call Right Agreement” means that certain Call Right Agreement, by and among CEC, CERP, CGP, PropCo, and their respective applicable subsidiaries (if applicable), to be effective on the Effective Date, regarding PropCo’s right for up to 5 years after the Effective Date to enter into a binding agreement to purchase, as applicable, CERP’s, CGP’s, or their respective applicable subsidiaries’ real property interest (and lease such real property interest back to, as applicable, CERP, CGP, or their respective applicable subsidiaries) and all improvements associated with Harrah’s Atlantic City, Harrah’s Laughlin, and/or Harrah’s New Orleans for a Cash purchase price equal to ten times the agreed annual rent for such properties, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

268. “PropCo Common Equity” means PropCo LP Interests and/or REIT Common Stock.

269. “PropCo Equity Election” means the right of Holders of Prepetition Credit Agreement Claims and Holders of Secured First Lien Notes Claims to elect to receive PropCo Common Equity in lieu of CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes, which election may reduce the aggregate principal amount of CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes by no more than $1,250,000,000, and which election shall reduce such debt as set forth in Article IV.A.2 hereof, provided that such PropCo Equity Election may be subject to modification solely in accordance with Article IV.A.2 hereof.

270. “PropCo Equity Election Procedures” means those certain procedures governing the exercise of the PropCo Equity Election, which procedures shall be included in the Plan Supplement and approved by the Confirmation Order, and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

271. “PropCo First Lien Credit Agreement” means the credit agreement to be entered into by and among PropCo, as borrower, certain of its subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz), as guarantors, the lenders from time to time party thereto, and the PropCo First Lien Credit Agreement Agent, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

272. “PropCo First Lien Credit Agreement Agent” means the administrative and collateral agent to be appointed for the PropCo First Lien Term Loan.

273. “PropCo First Lien Credit Agreement Documents” means, collectively, the PropCo First Lien Credit Agreement and all other agreements, documents, and instruments evidencing or securing the PropCo First Lien Term Loan to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), each of which shall be (a) in form and substance consistent in all material respects with the Bank RSA and the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

274. “PropCo First Lien Term Loan” means the $1,961,000,000 of first lien debt to be issued pursuant to the Plan and outstanding under the PropCo First Lien Credit Agreement.

275. “PropCo First Lien Notes” means the $431,000,000 of first lien notes to be issued pursuant to the Plan and outstanding under the PropCo First Lien Notes Indenture.

276. “PropCo First Lien Notes Documents” means, collectively, the PropCo First Lien Notes Indenture and all other agreements, documents, and instruments evidencing or securing the PropCo First Lien Notes to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), which shall be (a) in form and substance consistent in all material respects with the Bond RSA and (b) reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

277. “PropCo First Lien Notes Indenture” means the indenture to be entered into by and among, among others, PropCo, as a co-issuer, certain of PropCo’s subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz), as guarantors, and the PropCo First Lien Notes Indenture Trustee, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

278. “PropCo First Lien Notes Indenture Trustee” means the indenture trustee for the PropCo First Lien Notes Indenture.

279. “PropCo GP” means the newly formed limited liability company organized under the laws of Delaware, which on and after the Effective Date will be the general partner in PropCo and whose sole shareholder on the Effective Date shall be the REIT.

280. “PropCo GP Interests” mean the ownership interests in PropCo GP.

281. “PropCo GP Organizational Documents” means the form of limited liability company agreement and other similar organizational and constituent documents for PropCo GP, (a) which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

282. “PropCo Limited Partnership Agreement” means the limited partnership agreement for PropCo, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

283. “PropCo LP GP Interests” mean the general partnership interests in PropCo, to be issued on the Effective Date pursuant to the terms of the Plan and the PropCo Limited Partnership Agreement to PropCo GP.

284. “PropCo LP Interests” mean the limited partnership interests in PropCo, to be issued on the Effective Date pursuant to the terms of the Plan and the PropCo Limited Partnership Agreement to the REIT, CEC (solely if the Partnership Contribution Structure is used), and certain Holders of Secured First Lien Notes Claims.

285. “PropCo Organizational Documents” means the PropCo Limited Partnership Agreement and other similar organizational and constituent documents for PropCo and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

286. “PropCo Preferred Backstop Investors” shall have the meaning set forth in the Backstop Commitment Agreement.

287. “PropCo Preferred Subscription Procedures” means those certain procedures governing the exercise of the PropCo Preferred Equity Call Right and PropCo Preferred Equity Put Right, which procedures shall be included in the Plan Supplement and approved by the Confirmation Order, and which shall be in form and substance reasonably acceptable to the Requisite Consenting Bond Creditors.

288. “PropCo Preferred Equity” means REIT Series A Preferred Stock and any PropCo Preferred LP Interests to be issued on the Effective Date pursuant to the terms of the Plan, the REIT Organizational Documents, and the PropCo Limited Partnership Agreement, (a) the material terms of which are set forth in the Bank RSA and the Bond RSA, (b) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (c) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors.

289. “PropCo Preferred Equity Call Right” means the right of the PropCo Preferred Backstop Investors to purchase for Cash up to 50% of the PropCo Preferred Equity Distribution distributed to each Holder of Allowed Secured First Lien Notes Claims at a price per share equal to 83.3% of the liquidation value thereof.

290. “PropCo Preferred Equity Distribution” means (a) PropCo Preferred Equity with an aggregate liquidation preference on the Effective Date of $300,000,000, and (b) the PropCo Preferred Equity Upsize Shares, which shall have a price per share implying an aggregate value equal to the PropCo Preferred Equity Upsize Amount, and a liquidation preference equal to 1.2 times such aggregate value.

291. “PropCo Preferred Equity Put Right” means the non-transferrable option of the Holders of Secured First Lien Notes Claims to put all, but not less than all, of such Holder’s Pro Rata share of the PropCo Preferred Equity Distribution to the PropCo Preferred Backstop Investors at a price per share equal to 83.3% of the liquidation value thereof.

292. “PropCo Preferred Equity Upsize Amount” means the lesser of (a) the product of (i) 58.3% and (ii) the excess, if any, of (A) $2,000,000,000 over (B) the amount of CPLV Market Debt, and (b) $116,600,000, which amount shall reduce on a dollar-for-dollar basis the CPLV Mezzanine Debt to be distributed to the Holders of Secured First Lien Notes Claims in the event that the CPLV Market Debt is issued to third parties in an amount equal to or greater than $1,800,000,000 but less than $2,000,000,000.

293. “PropCo Preferred Equity Upsize Shares” means the additional PropCo Preferred Equity, if any, which shall be issued to the Holders of Allowed Secured First Lien Notes Claims (subject to the PropCo Preferred Equity Call Right and the PropCo Preferred Equity Put Right) in the event that the CPLV Market Debt is issued to third parties in an amount equal to or greater than $1,800,000,000 but less than $2,000,000,000.

294. “PropCo Preferred LP Interests” mean the preferred Securities in PropCo, if any, which shall only be issued to the extent that a beneficial owner for United States federal income tax purposes of PropCo Common Equity and/or REIT Series A Preferred Stock (a) would end up owning more than 9.8% of either the REIT Common Stock or the REIT Series A Preferred Stock (after taking into account all of the PropCo Preferred Equity Put Rights and all of the PropCo Preferred Equity Call Rights) and (b) is not willing and/or permitted to sign an Ownership Limit Waiver Agreement (as defined in the REIT Series A Preferred Stock Articles.

295. “PropCo Second Lien Notes” means the second lien notes issued under the PropCo Second Lien Notes Indenture in an original aggregate principal amount equal to (i) the sum of (a) $1,425,000,000 and (b) the PropCo Second Lien Upsize Amount (if any) minus (ii) the sum of (a) two-thirds (2/3) of the amount by which the total CPLV Market Debt exceeds $2,350,000,000 and (b) the product of (x) the ratio of the amount of Secured First Lien Notes Claims to the sum of the amount of the Secured First Lien Notes Claims and the Prepetition Credit Agreement Claims and (y) if the CPLV Market Debt is in an amount equal to or less than $2,350,000,000, the excess of the CPLV Market Debt over $2,000,000,000; provided that the total amount of clause (ii) shall not exceed $250,000,000.

296. “PropCo Second Lien Notes Documents” means, collectively, the PropCo Second Lien Notes Indenture and all other agreements, documents, and instruments evidencing or securing the PropCo Second Lien Notes to be delivered or entered into in connection therewith (including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, and other security documents), each of which shall be (a) in form and substance consistent in all material respects with the Bank RSA and the Bond RSA and (b) reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

297. “PropCo Second Lien Notes Indenture” means the indenture by and among, among others, PropCo, as a co-issuer, certain of PropCo’s subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz), as guarantors, and the PropCo Second Lien Notes Indenture Trustee, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

298. “PropCo Second Lien Notes Indenture Trustee” means the indenture trustee for the PropCo Second Lien Notes Indenture.

299. “PropCo Second Lien Upsize Amount” means up to $333,000,000 in aggregate principal amount of PropCo Second Lien Notes, which debt shall only be issued if the Debtors, after using commercially reasonable efforts, are unable to finance $2,600,000,000 of CPLV Market Debt to third parties, and which PropCo Second Lien Notes shall be issued in an initial aggregate principal amount equal to $2,600,000,000 minus the sum of (a) the aggregate principal amount of the CPLV Market Debt issued to third parties (which in no event shall be less than $1,800,000,000), plus (b) the sum of (i) the amount of CPLV Mezzanine Debt to be issued to the Holders of Allowed Secured First Lien Notes Claims as set forth in Article IV.A.3 hereof, (ii) $250,000,000 (the purchase price for purposes of the PropCo Preferred Equity Call Right and PropCo Preferred Equity Put Right of $300,000,000 in liquidation value of the PropCo Preferred Equity distributed as part of the PropCo Preferred Equity Distribution), and (iii) the PropCo Preferred Equity Upsize Amount, if any; provided that the Holders of Allowed Prepetition Credit Agreement Claims shall have the right to elect to replace the PropCo Second Lien Notes otherwise to be received as a result of the PropCo Second Lien Upsize Amount with an equal principal amount of CPLV Mezzanine Debt in lieu thereof by making (pursuant to the terms and conditions of) the CPLV Mezzanine Election.

300. “PropCo Tax Letter” means either an opinion letter from the Debtors’ legal counsel to CEOC, or a private letter ruling received by CEOC from the IRS, concluding, based on facts, customary representations, and assumptions set forth or described in such opinion and/or private letter ruling, that the transfer of assets to PropCo and to the REIT, and the transfer of consideration to CEOC’s creditors, should not result in a material amount of U.S. federal income tax to CEOC, determined as if CEOC and its subsidiaries were a stand-alone consolidated group, provided, however, that for the purposes of the treatment of any direct or indirect consideration being contributed by CEC and/or New CEC or any non-Debtor affiliates thereof, such opinion letter or private letter ruling may be determined as if CEOC and its subsidiaries were part of a consolidated group with CEC, New CEC, and any other members of the consolidated group of which CEC and/or New CEC is a member.

301. “Qualified Institutional Buyer” shall have the meaning set forth in Rule 144A of the Securities Act.

302. “Quarterly Distribution Date” means the first Business Day after the end of each quarterly calendar period (i.e., March 31, June 30, September 30, and December 31 of each calendar year) occurring after the Effective Date.

303. “Recoverable Amount” means the $35,000,000 owed by CEC to CEOC pursuant to that certain Recovery Agreement, dated as of August 12, 2014, by and among CEOC and CEC, related to that certain Note Purchase Agreement entered into in August 2014, by and between CEC, CEOC, and the holders of a majority in aggregate principal amount of each of CEOC’s Senior Unsecured Notes.

304. “Reinstated” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the Holder of such Claim or Interest so as to leave such Claim or Interest not Impaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default: (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A), compensating the Holder of such Claim or Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable, or contractual rights to which such Claim or Interest entitles the Holder.

305. “REIT” means the newly formed real estate investment trust, a corporation organized under the laws of Maryland, which on and after the Effective Date will own and control PropCo GP and one or more TRS(s) and hold PropCo LP Interests.

306. “REIT Common Stock” means the common equity interest in the REIT, to be issued on the Effective Date pursuant to the terms of the Plan and the REIT Organizational Documents.

307. “REIT Opinion Letter” means an opinion letter from the Debtors’ legal counsel on which the Holders of Secured First Lien Notes Claims and Holders of Prepetition Credit Agreement Claims may rely, concluding, based on facts, customary representations, and assumptions set forth or described in such opinion, that the REIT’s method of operation since its formation has enabled as of such date up to and including the end of the date of the opinion, and its proposed method of operation as of such date will enable, the REIT to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code.

308. “REIT Organizational Documents” means the form of articles of incorporation, bylaws, charter, and other similar organizational and constituent documents for the REIT, (a) which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Requisite Consenting

Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, the Unsecured Creditors Committee, CEC, and the Debtors.

309. “REIT Preferred Stock” means, collectively, the REIT Series A Preferred Stock and the REIT Series B Preferred Stock.

310. “REIT Series A Preferred Stock Articles” means the articles supplementary for the REIT Series A Preferred Stock, the form of which shall be included in the Plan Supplement and which is attached to the Bond RSA.

311. “REIT Series A Preferred Stock” means Series A Preferred Stock of the REIT, with terms set forth in the REIT Series A Preferred Stock Articles, issued to Holders of Secured First Lien Notes Claims.

312. “REIT Series B Preferred Stock” means the 125 shares of Series B Preferred Stock of the REIT, which shall have an aggregate value of $125,000, a liquidation preference of $1,000 per share, and an annual dividend of approximately 12.0%, which may be issued by the REIT on the Effective Date pursuant to the terms of the Plan and the REIT Organizational Documents.

313. “Rejected Executory Contracts and Unexpired Leases Schedule” means the schedule of certain Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to the Plan in the form filed as part of the Plan Supplement, as the same may be amended, modified, or supplemented from time to time.

314. “Released Caesars Party” means, collectively, in each case solely in their capacity as such, each and all of: (a) each Debtor; (b) each non-Debtor direct and indirect subsidiary of the Debtors; (c) with respect to each of the foregoing identified in subsections (a) and (b) herein, each and all of their respective direct and indirect current and former: (i) shareholders, (ii) affiliates, (iii) partners (including general partners and limited partners), (iv) managing members, (v) members, (vi) officers, (vii) directors, (viii) principals, employees, and managers, each only to the extent named as a defendant in the Caesars Cases or the adversary proceeding captioned Caesars Entertainment Operating Company, Inc., et al v. Caesars Entertainment Corporation, et al., Adv. Pro. No. 16-00522 (ABG) (Bankr. N.D. Ill.), or referenced in the Final Report of Examiner, Richard J. Davis [Docket No. 3720], (ix) attorneys, (x) investment bankers, (xi) other professionals, and (xii) representatives, each of the foregoing (i) through (xii) in their capacities as such; (d) the CEC Released Parties; and (e) the Alpha Released Parties.

315. “Released Creditor Party” means, collectively, in each case solely in their capacity as such, each and all of: (a) the Consenting First Lien Noteholders; (b) the Consenting First Lien Bank Lenders; (c) the Consenting SGN Creditors; (d) the Prepetition Credit Agreement Agent; (e) the First Lien Notes Indenture Trustee; (f) the Second Lien Collateral Agent; (g) Subsidiary-Guaranteed Notes Indenture Trustee; (h) the Unsecured Creditors Committee; (i) the Unsecured Creditors Committee Members; (j) the Second Priority Noteholders Committee; (k) the Second Priority Noteholders Committee Members; (l) the Consenting Second Lien Creditors; (m) DTC; (n) Frederick Barton Danner; (o) the Second Lien Notes Indenture Trustees; (p) the Senior Unsecured Notes Indenture Trustee; and (q) with respect to each of the foregoing identified in subsections (a) through (p) herein, each and all of their respective direct and indirect current and former: shareholders, affiliates, subsidiaries, partners (including general partners and limited partners), investors, managing members, members, officers, directors, principals, employees, managers, controlling persons, agents, attorneys, investment bankers, other professionals, advisors, and representatives, each in their capacities as such.

316. “Released Party” means, collectively, each Released Caesars Party, each Released Creditor Party, and each Released Petitioning Creditor Party.

317. “Released Petitioning Creditor Party” means each Petitioning Creditor, solely in its capacity as such, and each and all of their respective direct and indirect current and former: shareholders, affiliates, subsidiaries, partners (including general partners and limited partners), investors, managing members, members, officers, directors, principals, employees, managers, controlling persons, agents, attorneys, investment bankers, other professionals, advisors, and representatives, each in their capacities as such.

318. “Releasing Parties” means, collectively, as applicable: (a) the Debtors; (b) CEC; (c) CAC; (d) the Sponsors; (e) the Consenting First Lien Bank Lenders; (f) the Consenting First Lien Noteholders; (g) the Consenting SGN Creditors; (h) the Consenting Second Lien Creditors; (i) the Prepetition Credit Agreement Agent; (j) the First Lien Notes Indenture Trustee; (k) the Second Lien Collateral Agent; (l) the Second Lien Notes Indenture Trustees; (m) the Subsidiary-Guaranteed Notes Indenture Trustee; (n) the Senior Unsecured Notes Indenture Trustee; (o) the Second Priority Noteholders Committee Members; (p) the Unsecured Creditors Committee Members; (q) the Petitioning Creditors; (r) Frederick Barton Danner; (s) all other Persons or Entities who have held or are currently holding Claims against, or Interests in, (asserted or otherwise) the Debtors (except for the NRF); and (t) any Entity asserting a claim or cause of action on behalf of or through the Debtors or the Estates.

319. “Reorganized Debtors” means each of the Debtors, as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, including, as of and after the Effective Date, OpCo. For the avoidance of doubt, Reorganized Debtors do not include: (a) PropCo; (b) PropCo GP; (c) CPLV Sub; (d) CPLV Mezz; (e) the TRS(s); or (f) the REIT.

320. “Required Preferred Backstop Investors” shall have the meaning set forth in the Backstop Commitment Agreement.

321. “Requisite Consenting Bank Creditors” shall have the meaning set forth in the Bank RSA.

322. “Requisite Consenting Bond Creditors” means the Requisite Consenting Creditors as defined in the Bond RSA.

323. “Requisite Consenting SGN Creditors” shall have the meaning set forth in the SGN RSA.

324. “Restructuring Documents” means the Plan, the documents Filed as part of the Plan Supplement, the Disclosure Statement, the New Corporate Governance Documents, the New Debt Documents, the Restructuring Transactions Memorandum, and any other agreements or documentation effectuating the Plan.

325. “Restructuring Support Agreements” means, collectively, the Bank RSA, the Bond RSA, the Second Lien RSA, the SGN RSA, the UCC RSA, the CEC RSA, and the CAC RSA.

326. “Restructuring Support Advisors Fees” means, collectively, to the extent not previously paid in connection with the Debtors or the Chapter 11 Cases, including pursuant to the Final Cash Collateral Order, all outstanding prepetition and postpetition reasonable and documented fees (including any transaction, completion, or letter of credit fees) and expenses (provided that documentation shall be summary in nature and shall not include billing detail that may be subject to the attorney-client privilege or other similar protective doctrines) of (I) those parties set forth in paragraph 4(e) of the Final Cash Collateral Order, including (a) Rothschild Inc.; (b) Stroock & Stroock & Lavan LLP; (c) Shaw Fishman Glantz & Towbin LLC; (d) Cahill Gordon & Reindel LLP; (e) Robbins, Russell, Englert, Orseck, Untereiner & Sauber LLP; (f) the Prepetition Credit Agreement Agent and any related issuer of letters of credit (including any predecessor thereto in all capacities); (g) Miller Buckfire & Co.; (h) Kramer Levin Naftalis & Frankel LLP; (i) Neal, Gerber & Eisenberg LLP; (j) Berkeley Research Group, LLC; (k) the First Lien Notes Indenture Trustees; (l) Katten Muchin Rosenman LLP; and (m) Dykema Gossett PLLC, and (II) those additional parties retained by the First Lien Indenture Trustee, including in connection with the Caesars Cases.

327. “Restructuring Transactions” means one or more transactions pursuant to section 1123(a)(5)(D) of the Bankruptcy Code to occur on or before the Effective Date or as soon as reasonably practicable thereafter, that may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including: (a) the execution and delivery of appropriate agreements or other documents of merger, sale, consolidation, equity issuance, certificates of incorporation, operating agreements, bylaws, or other documents containing terms that are consistent with or reasonably necessary to implement the terms of the Plan and that satisfy the requirements of applicable law; (b) the execution and delivery of appropriate instruments of sale, equity issuance, transfer, assignment, assumption, or delegation of any property, right, liability, duty, or obligation on terms consistent with the terms of the Plan; (c) the execution and delivery of the New Debt Documents; (d) the CEOC Merger; and (e) all other actions that the Debtors or Reorganized Debtors, as applicable, determine are necessary or appropriate to implement the Plan.

328. “Restructuring Transactions Memorandum” means that certain memorandum describing the Restructuring Transactions, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

329. “Right of First Refusal Agreement” means that certain Right of First Refusal Agreement, by and among New CEC (by and on behalf of itself and all of its majority owned subsidiaries) and PropCo (by and on behalf of itself and all of its majority owned subsidiaries), to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) the material terms of which are set forth in the Bank RSA and the Bond RSA, (c) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (d) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

330. “RSA Forbearance Fees” shall have, collectively, the meaning for (a) “RSA Forbearance Fees” set forth in the Bond RSA, and (b) “1L RSA Forbearance Fees” set forth in the Second Lien RSA.

331. “SEC” means the Securities and Exchange Commission.

332. “Schedules” means, collectively, the schedules of assets and liabilities, schedules of Executory Contracts and Unexpired Leases, and statements of financial affairs Filed by the Debtors pursuant to section 521 of the Bankruptcy Code and in substantial accordance with the Official Bankruptcy Forms, as they may be or may have been amended, modified, or supplemented from time to time.

333. “Second Lien Bond Fees and Expenses” shall have the meaning set forth in the Second Lien RSA.

334. “Second Lien Collateral Agent” means Delaware Trust Company as successor collateral agent under that certain Collateral Agreement dated as of December 24, 2008 between CEOC, subsidiaries identified therein, and the collateral agent, as it may be or may have been amended, modified, or supplemented from time to time.

335. “Second Lien Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 24, 2008, by and between the Prepetition Credit Agreement Agent and the Second Lien Notes Indenture Trustees.

336. “Second Lien Noteholder Professionals” means the Second Lien Bond Professionals as defined in the Second Lien RSA.

337. “Second Lien Notes” means, collectively, the: (a) 12.75% Second-Priority Senior Secured Notes due 2018, issued in the original principal amount of $750,000,000 pursuant to the 12.75% Second Lien Notes Indenture; (b) 10.00% Second-Priority Senior Secured Notes due 2015, issued in the original principal amount of $214,800,000 pursuant to the 10.00% Second Lien Notes Indenture dated December 24, 2008; (c) 10.00%

Second-Priority Senior Secured Notes due 2018, issued in the original principal amount of $847,621,000 pursuant to the 10.00% Second Lien Notes Indenture dated December 24, 2008; and (d) 10.00% Second-Priority Senior Secured Notes due 2018, issued in the original principal amount of $3,705,498,000 pursuant to the 10.00% Second Lien Notes Indenture dated April 15, 2009.

338. “Second Lien Notes Claim” means any Claim against a Debtor, the Estates, or property of a Debtor, including any Secured or unsecured Claim, arising under, related to, or in connection with the Second Lien Notes.

339. “Second Lien Notes Indentures” means, collectively, the: (a) 10.00% Second Lien Notes Indentures; and (b) 12.75% Second Lien Notes Indenture.

340. “Second Lien Notes Indenture Trustees” mean, collectively, the 12.75% Second Lien Notes Indenture Trustee and each 10.00% Second Lien Notes Indenture Trustee.

341. “Second Lien RSA” means that certain Restructuring Support, Forbearance, and Settlement Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of October 4, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, among others, CEOC on behalf of itself and each of the Debtors, CEC, the Second Priority Noteholders Committee, and the Second Lien Consenting Creditors (as defined therein) party thereto from time to time.

342. “Second Priority Noteholders Committee” means the Official Committee of Second Priority Noteholders appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on February 5, 2015.

343. “Second Priority Noteholders Committee Members” means each of the following, in each case solely in its capacity as a member of the Second Priority Noteholders Committee: (a) Wilmington Savings Fund Society, FSB, solely in its capacity as 10.00% Second Lien Notes Indenture Trustee; (b) BOKF, N.A., solely in its capacity as 12.75% Second Lien Notes Indenture Trustee; (c) Delaware Trust Company, solely in its capacity as 10.00% Second Lien Notes Indenture Trustee; (d) Tennenbaum Opportunities Partner V, LP; (e) Centerbridge Credit Partners Master LP; (f) Palomino Fund Ltd.; and (g) Oaktree FF Investment Fund LP.

344. “Section 510(b) Claim” means any Claim subject to subordination under section 510(b) of the Bankruptcy Code; provided that a Section 510(b) Claim shall not include any Claim subject to subordination under section 510(b) of the Bankruptcy Code arising from or related to an Interest.

345. “Secured” means when referring to a Claim: (a) secured by a Lien on property in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) Allowed pursuant to the Plan as a Secured Claim.

346. “Secured First Lien Notes Claim” means any Claim against a Debtor arising under or related to the First Lien Notes that is a Secured Claim, provided that there are no Secured First Lien Notes Claims against the Non-Obligor Debtors.

347. “Secured First Lien Notes Claim PropCo Equity Recovery” means the Pro Rata share of REIT Common Stock to be issued to Holders of Allowed Secured First Lien Notes Claims except to the extent that any such Holder would end up with more an 9.8% of the REIT Common Stock and does not enter into an Ownership Limit Waiver Agreement, in which case they will receive any such excess amount as PropCo LP Interests.

348. “Secured Tax Claim” means any Secured Claim that, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code (determined irrespective of time limitations), including any related Secured Claim for penalties.

349. “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a — 77aa, as now in effect or hereinafter amended, and the rules and regulations promulgated thereunder.

350. “Security” means a security as defined in section 2(a)(1) of the Securities Act.

351. “Senior Unsecured Notes” means, collectively, the: (a) 6.50% Senior Notes due 2016, issued in the original principal amount of $214,800,000 pursuant to the 6.50% Senior Unsecured Notes Indenture; and (b) 5.75% Senior Notes due 2017, issued in the original principal amount of $750,000,000 pursuant to the 5.75% Senior Unsecured Notes Indenture.

352. “Senior Unsecured Notes Claim” means any Claim against a Debtor or the Estates arising under, related to, or in connection with the Senior Unsecured Notes.

353. “Senior Unsecured Notes Indentures” means collectively, the: (a) 5.75% Senior Unsecured Notes Indenture; and (c) 6.50% Senior Unsecured Notes Indenture.

354. “Senior Unsecured Notes Indenture Trustee” means, collectively, the 5.75% Senior Unsecured Notes Indenture Trustee and the 6.50% Senior Unsecured Notes Indenture Trustee.

355. “Separation Structure” means the separation of the Debtors into OpCo, PropCo, and the REIT in accordance with the Plan.

356. “SGN RSA” means that certain First Amended and Restated Restructuring Support and Forbearance Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of June 21, 2016, and as amended as of October 4, 2016, and as amended, amended and restated, supplemented, or otherwise modified from time to time thereafter, by and between, CEOC on behalf of itself and each of the Debtors, CEC, and the Consenting SGN Creditors (as defined therein) party thereto from time to time.

357. “Solicitation Procedures Order” means the Order (A) Approving the Solicitation Procedures and (B) Granting Related Relief [Docket No. 4219], entered by the Bankruptcy Court on June 28, 2016, which was amended on July 6, 2016, to make technical corrections to certain of the dates therein [Docket No. 4272].

358. “Spin Structure” means the contribution of assets to the REIT in a reorganization intended to qualify under section 368(a)(1)(G) of the Internal Revenue Code.

359. “Spin Opinion” shall have the meaning set forth in Article IV.N hereof.

360. “Spin Ruling” shall have the meaning set forth in Article IV.N hereof.

361. “Sponsors” means each and all of: (a) Apollo Global Management, LLC, Apollo Management VI, L.P., Apollo Alternative Assets, L.P., Apollo Hamlet Holdings, LLC, Apollo Hamlet Holdings B, LLC; and Apollo Investment Fund VI, L.P.; (b) TPG Capital, L.P., TPG Global, LLC, TPG Capital Management, L.P., TPG Hamlet Holdings, LLC, TPG Hamlet Holdings B, LLC; and (c) Hamlet Holdings LLC, Con-Invest Hamlet Holdings, Series LLC, Co-Invest Hamlet Holdings B, LLC.

362. “Subsidiary-Guaranteed Notes” means the 10.75% Senior Notes due 2016, issued in the original principal amount of $4,932,417,000 pursuant to the Subsidiary-Guaranteed Notes Indenture.

363. “Subsidiary-Guaranteed Notes Claim” means any Claim against a Debtor or the Estates arising under, related to, or in connection with the Subsidiary-Guaranteed Notes.

364. “Subsidiary-Guaranteed Notes Indenture” means that certain Indenture, dated as of February 1, 2008, by and between CEOC, the Subsidiary Guarantors, and the Subsidiary-Guaranteed Notes Indenture Trustee, providing for the issuance of 10.75% Senior Notes due 2016 and 10.75%/11.50% Senior Toggle Notes due 2018, as amended, amended and restated, supplemented, or otherwise modified from time to time.

365. “Subsidiary-Guaranteed Notes Indenture Trustee” means Wilmington Trust, National Association, solely in its capacity as successor indenture trustee under the Subsidiary-Guaranteed Notes Indenture, and any predecessors and successors in such capacity.

366. “Subsidiary-Guaranteed Notes Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of January 28, 2008, by and between the Prepetition Credit Agreement Agent and the Subsidiary-Guaranteed Notes Indenture Trustee.

367. “Subsidiary-Guaranteed Notes Settlement” means the settlement set forth in Article IV.H of the Plan and encompassed in the SGN RSA.

368. “Subsidiary Guarantors” means, collectively: (a) 190 Flamingo, LLC; (b) 3535 LV Corp. (f/k/a Harrah’s Imperial Palace); (c) AJP Holdings, LLC; (d) AJP Parent, LLC; (e) B I Gaming Corporation; (f) Bally’s Midwest Casino, Inc.; (g) Bally’s Park Place, Inc.; (h) Benco, Inc.; (i) Biloxi Hammond, LLC; (j) Biloxi Village Walk Development, LLC; (k) BL Development Corp.; (l) Boardwalk Regency Corporation; (m) Caesars Entertainment Canada Holding, Inc.; (n) Caesars Entertainment Finance Corp.; (o) Caesars Entertainment Golf, Inc.; (p) Caesars Entertainment Retail, Inc.; (q) Caesars India Sponsor Company, LLC; (r) Caesars License Company, LLC (f/k/a Harrah’s License Company, LLC); (s) Caesars Marketing Services Corporation (f/k/a Harrah’s Marketing Services Corporation); (t) Caesars New Jersey, Inc.; (u) Caesars Palace Corporation; (v) Caesars Palace Realty Corporation; (w) Caesars Palace Sports Promotions, Inc.; (x) Caesars Riverboat Casino, LLC; (y) Caesars Trex, Inc.; (z) Caesars United Kingdom, Inc.; (aa) Caesars World Marketing Corporation; (bb) Caesars World Merchandising, Inc. (cc) Caesars World, Inc.; (dd) California Clearing Corporation; (ee) Casino Computer Programming, Inc.; (ff) Chester Facility Holding Company, LLC; (gg) Consolidated Supplies, Services and Systems; (hh) DCH Exchange, LLC; (ii) DCH Lender, LLC; (jj) Desert Palace, Inc.; (kk) Durante Holdings, LLC; (ll) East Beach Development Corporation; (mm) FHR Corporation; (nn) Flamingo-Laughlin, Inc. (f/k/a Flamingo Hilton-Laughlin, Inc.); (oo) GCA Acquisition Subsidiary, Inc.; (pp) GNOC, Corp.; (qq) Grand Casinos of Biloxi, LLC; (rr) Grand Casinos of Mississippi, LLC — Gulfport; (ss) Grand Casinos, Inc.; (tt) Grand Media Buying, Inc.; (uu) Harrah South Shore Corporation; (vv) Harrah’s Arizona Corporation; (ww) Harrah’s Bossier City Investment Company, L.L.C.; (xx) Harrah’s Bossier City Management Company, LLC; (yy) Harrah’s Chester Downs Investment Company, LLC; (zz) Harrah’s Chester Downs Management Company, LLC; (aaa) Harrah’s Illinois Corporation; (bbb) Harrah’s Interactive Investment Company; (ccc) Harrah’s International Holding Company, Inc.; (ddd) Harrah’s Investments, Inc. (f/k/a Harrah’s Wheeling Corporation); (eee) Harrah’s Management Company; (fff) Harrah’s Maryland Heights Operating Company; (hhh) Harrah’s MH Project, LLC; (iii) Harrah’s NC Casino Company, LLC; (jjj) Harrah’s New Orleans Management Company; (kkk) Harrah’s North Kansas City LLC (f/k/a Harrah’s North Kansas City Corporation); (lll) Harrah’s Operating Company Memphis, LLC; (mmm) Harrah’s Pittsburgh Management Company; (nnn) Harrah’s Reno Holding Company, Inc.; (ooo) Harrah’s Shreveport Investment Company, LLC; (ppp) Harrah’s Shreveport Management Company, LLC; (qqq) Harrah’s Shreveport/Bossier City Holding Company, LLC; (rrr) Harrah’s Shreveport/Bossier City Investment Company, LLC; (sss) Harrah’s Southwest Michigan Casino Corporation; (ttt) Harrah’s Travel, Inc.; (uuu) Harrah’s West Warwick Gaming Company, LLC; (vvv) Harveys BR Management Company, Inc.; (www) Harveys C.C. Management Company, Inc.; (xxx) Harveys Iowa Management Company, Inc.; (yyy) Harveys Tahoe Management Company, Inc.; (zzz) H-BAY, LLC; (aaaa) HBR Realty Company, Inc.; (bbbb) HCAL, LLC; (cccc) HCR Services Company, Inc.; (dddd) HEI Holding Company One, Inc.; (eeee) HEI Holding Company Two, Inc.; (ffff) HHLV

Management Company, LLC; (gggg) Hole in the Wall, LLC; (hhhh) Horseshoe Entertainment; (iiii) Horseshoe Gaming Holding, LLC; (jjjj) Horseshoe GP, LLC; (kkkk) Horseshoe Hammond, LLC; (llll) Horseshoe Shreveport, L.L.C.; (mmmm) HTM Holding, Inc.; (nnnn) Koval Holdings Company, LLC; (oooo) Koval Investment Company, LLC; (pppp) Las Vegas Golf Management, LLC; (qqqq) Las Vegas Resort Development, Inc.; (rrrr) LVH Corporation; (ssss) Martial Development Corp.; (tttt) Nevada Marketing, LLC; (uuuu) New Gaming Capital Partnership; (vvvv) Ocean Showboat, Inc.; (wwww) Parball Corporation; (xxxx) Players Bluegrass Downs, Inc.; (yyyy) Players Development, Inc.; (zzzz) Players Holding, LLC; (aaaaa) Players International, LLC; (bbbbb) Players LC, LLC; (ccccc) Players Maryland Heights Nevada, LLC; (ddddd) Players Resources, Inc.; (eeeee) Players Riverboat II, LLC; (fffff) Players Riverboat Management, LLC; (ggggg) Players Riverboat, LLC; (hhhhh) Players Services, Inc.; (iiiii) Reno Crossroads LLC; (jjjjj) Reno Projects, Inc.; (kkkkk) Rio Development Company, Inc.; (lllll) Robinson Property Group Corp.; (mmmmm) Roman Empire Development, LLC; (nnnnn) Roman Entertainment Corporation of Indiana; (ooooo) Roman Holding Corporation of Indiana; (ppppp) Showboat Atlantic City Mezz 1, LLC; (qqqqq) Showboat Atlantic City Mezz 2, LLC; (rrrrr) Showboat Atlantic City Mezz 3, LLC; (sssss) Showboat Atlantic City Mezz 4, LLC; (ttttt) Showboat Atlantic City Mezz 5, LLC; (uuuuu) Showboat Atlantic City Mezz 6, LLC; (vvvvv) Showboat Atlantic City Mezz 7, LLC; (wwwww) Showboat Atlantic City Mezz 8, LLC; (xxxxx) Showboat Atlantic City Mezz 9, LLC; (yyyyy) Showboat Atlantic City Operating Company, LLC; (zzzzz) Showboat Atlantic City Propco, LLC; (aaaaaa) Showboat Holding, Inc.; (bbbbbb) Southern Illinois Riverboat/Casino Cruises, Inc.; (cccccc) Tahoe Garage Propco, LLC; (dddddd) TRB Flamingo, LLC; (eeeeee) Trigger Real Estate Corporation; (ffffff) Tunica Roadhouse Corporation (f/k/a Sheraton Tunica Corporation); (gggggg) Village Walk Construction, LLC; (hhhhhh) Winnick Holdings, LLC; and (iiiiii) Winnick Parent, LLC.

369. “Swap and Hedge Claims” mean, collectively, the Goldman Sachs Swap Claim and any other Claim arising under any swap or hedge agreements that arise under the Prepetition Credit Agreement.

370. “Tax Indemnity Agreement” means the agreement(s), by and among OpCo, PropCo, and New CEC, to be effective on the Effective Date, (a) the form of which shall be included in the Plan Supplement, (b) which shall be in form and substance consistent in all material respects with the Bank RSA and the Bond RSA, and (c) which shall be reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

371. “Third-Party Preserved Claims” means any claims against a Released Creditor Party for actual fraud asserted by a person who both (a) is not a Released Party and (b) did not vote to accept the Plan, in each case solely to the extent that such claim is a claim for actual fraud committed by such Released Creditor Party, and solely to the extent that an action with respect to such claim is commenced in the Bankruptcy Court within 45 days after the entry of the Confirmation Order and solely to the extent as determined by a Final Order of a court of competent jurisdiction, it being acknowledged and understood that Third-Party Preserved Claims (a) do not include any claims against any Released Caesars Party or any Released Petitioning Creditor Party, and (b) only include claims that would be released under the Third-Party Release but for the operation of proviso 7 of Article VIII.C of the Plan.

372. “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.C of the Plan.

373. “Transition Services Agreement” means that certain Transition Services Agreement, by and among OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries), to be effective on the Effective Date, governing the provision of shared services, (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

374. “TRS” means one or more entities to be owned by PropCo or the REIT intended to qualify as taxable REIT subsidiaries as defined under the Internal Revenue Code.

375. “TRS Organizational Documents” means the form of articles of incorporation, bylaws, charter, and other similar organizational and constituent documents for the TRS(s), (a) the form of which shall be included in the Plan Supplement and (b) which shall be in form and substance reasonably acceptable to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

376. “UCC RSA” means that certain Restructuring Support and Settlement Agreement (including all term sheets, schedules, exhibits, and annexes thereto), dated as of June 22, 2016, as amended, amended and restated, supplemented, or otherwise modified from time to time, by and between, CEOC on behalf of itself and each of the Debtors, CEC, and the Unsecured Creditors Committee.

377. “Unexpired Lease” means an unexpired lease to which one or more of the Debtors is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

378. “Unimpaired” means, with respect to a Claim or Interest, or a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

379. “Unsecured Creditors Committee” means the Statutory Unsecured Claimholders’ Committee appointed in the Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code on February 5, 2015, as modified on February 6, 2015, and September 25, 2015.

380. “Unsecured Creditors Committee Members” means each of the following, in each case solely in its capacity as a member of the Unsecured Creditors Committee: (a) National Retirement Fund; (b) International Game Technology; (c) US Foods, Inc.; (d) Law Debenture Trust Company of New York, solely in its capacity as Senior Unsecured Notes Indenture Trustee; (e) Relative Value-Long/Short Debt, a Series of Underlying Funds Trust; (f) Wilmington Trust, N.A., solely in its capacity as Subsidiary-Guaranteed Notes Indenture Trustee; (g) Park Hotels & Resorts Inc. f/k/a Hilton Worldwide, Inc.; (h) Earl of Sandwich (Atlantic City) LLC; and (i) PepsiCo, Inc.

381. “Undisputed Unsecured Claim” means any General Unsecured Claim that has been agreed to by the Debtors as of the Effective Date, provided that for voting purposes, any General Unsecured Claim that has been agreed to by the Debtors by the Voting Deadline shall be in Class I. For the avoidance of doubt, a Disputed Unsecured Claim that is Allowed by a Final Order of the Bankruptcy Court before the Effective Date shall be treated as an Undisputed Unsecured Claim.

382. “Unsecured Creditor Cash Pool” means the Cash pool for the benefit of Class I and Class J funded by (a) any Cash remaining in the Convenience Cash Pool after satisfying all Allowed Convenience Unsecured Claims in accordance with the Plan treatment of Claims in Class K, and (b) New CEC, in each case for the benefit of Undisputed Unsecured Claims and Disputed Unsecured Claims. The amount of Cash in the Unsecured Creditor Cash Pool funded by New CEC shall be $19,220,000. The Unsecured Creditor Cash Pool shall be used (x) first to provide the Holders of Allowed Undisputed Unsecured Claims a Cash recovery equal to 6.24% of such Holder’s Allowed Undisputed Unsecured Claim, and (y) second to provide Pro Rata recoveries to Holders of Allowed Disputed Unsecured Claims in Class J from the remaining Cash pool (after the payment of Allowed Undisputed Unsecured Claims) up to a Cash recovery equal to 6.24% of such Holder’s Allowed Disputed Unsecured Claims. Any remaining Cash in the Unsecured Creditor Cash Pool after the satisfaction of all Undisputed Unsecured Claims and Disputed Unsecured Claims shall be reallocated to the Unsecured Insurance Creditor Cash Pool.

383. “Unsecured Creditor Securities Pool” means (a) $46,367,000 of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to

0.568% of New CEC Common Equity on a fully diluted basis and (b) OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 1.854% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes). If the aggregate amount of Claims in Class I and Class J is less than $308,172,000, the Unsecured Creditor Securities Pool shall be reduced by an amount of OpCo Series A Preferred Stock exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which $308,172,000 exceeds the aggregate amount of Allowed Claims in Class I and Class J multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286%. Any OpCo Series A Preferred Stock removed from the Unsecured Creditor Securities Pool pursuant to the foregoing sentence shall be transferred first, to the extent that the Allowed Claims in Class L exceeds $15,000,000, to the Unsecured Insurance Creditor Securities Pool in an amount exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which the Allowed Claims in Class L exceeds $15,000,000 multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286%, and second to New CEC. Solely for purposes of distributing the assets of the Unsecured Creditor Securities Pool, the Unsecured Creditor Securities Pool shall have a value of (A) $182,596,000 less (B) if $308,172,000 exceeds the aggregate amount of Allowed Claims in Class I and Class J 59.260%% multiplied by the amount by which $308,172,000 exceeds the aggregate amount of Allowed Claims in Class I and Class J. Holders of Class I Claims shall receive from the Unsecured Creditor Securities Pool (X) a face amount of New CEC Convertible Notes equal to the face amount of New CEC Convertible Notes in the Unsecured Creditor Securities Pool multiplied by 59.260% multiplied by the aggregate amount of Allowed Claims in Class I divided by the value of the Unsecured Creditor Securities Pool and (Y) an amount of OpCo Series A Preferred Stock (exchangeable pursuant to the CEOC Merger for New CEC Common Equity) equal to the amount of OpCo Series A Preferred Stock available to the Unsecured Creditor Securities Pool multiplied by 59.260% multiplied by the amount Allowed Claims in Class I divided by the value of the Unsecured Creditor Securities Pool. After the above distributions to Holders of Class I Claims, the remaining assets of the Unsecured Creditor Securities Pool shall be distributed to Holders of Disputed Unsecured Claims in Class J.

384. “Unsecured Insurance Creditor Cash Pool” means the Cash pool funded by New CEC for the benefit of Insurance Covered Unsecured Claims, which shall be (a) $940,000 plus (b) any Cash remaining in the Unsecured Creditor Cash Pool after satisfying all Undisputed Unsecured Claims and Disputed Unsecured Claims in accordance with the Plan. The Unsecured Insurance Creditor Cash Pool shall be used to provide Pro Rata recoveries to Holders of Allowed Insurance Covered Unsecured Claims up to a Cash recovery equal to 6.24% of such Holder’s Allowed Insurance Covered Unsecured Claims. Any remaining Cash in the Unsecured Insurance Creditor Cash Pool after the satisfaction of all Insurance Covered Unsecured Claims shall be either (i) if all Disputed Unsecured Claims have been satisfied, returned to New CEC or (ii) if any Disputed Unsecured Claim in Class J remains Disputed, reallocated to the Unsecured Creditor Cash Pool.

385. “Unsecured Insurance Creditor Securities Pool” means (a) $2,253,000 of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.028% of New CEC Common Equity on a fully diluted basis and (b) OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.090% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), plus (c) to the extent that the Allowed Claims in Class L exceed $15,000,000, any Securities transferred from the Unsecured Creditor Securities Pool pursuant to the definition of the Unsecured Creditor Securities Pool, less, (d) to the extent that $15,000,000 exceeds the Allowed Claims in Class L, an amount of OpCo Series A Preferred Equity exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which $15,000,000 exceeds the Allowed Claims in Class L multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286%. Such OpCo Series A Preferred Stock removed from the Unsecured Insurance Creditor Securities Pool pursuant to (d) above shall be distributed (i) first, to the extent that the aggregate amount of Allowed Claims in Class I and Class J exceeds $308,172,000, to Holders of Allowed Claims in Class J in an amount exchangeable pursuant to the CEOC Merger for an amount of fully diluted New CEC Common Equity equal to the amount by which the aggregate amount of Allowed Claims in Class I and Class J exceeds $308,172,000 multiplied by 59.260% divided by 5,880,940,000 multiplied by 86.286% and (ii) second, to New CEC for the benefit of CEC’s pre-Effective Date non-Sponsor shareholders.

386. “Upfront Payment” shall have the meaning set forth in the Bank RSA.

387. “U.S. Trustee” means the United States Trustee for the Northern District of Illinois.

388. “U.S. Trustee Fees” means fees arising under section 1930(a)(6) of the Judicial Code and, to the extent applicable, accrued interest thereon arising under 31 U.S.C. § 3717.

389. “Voting Deadline” means November 21, 2016.

390. “Voting Record Date” means June 22, 2016.

391. “Winnick Unsecured Claim” means a General Unsecured Claim against Debtor Winnick Holdings, LLC.

B.	Rules of Interpretation.

For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) except as otherwise provided, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be in that form or on those terms and conditions; (c) except as otherwise provided, any reference herein to an existing document or exhibit having been Filed or to be Filed shall mean that document or exhibit, as it may thereafter be amended, restated, supplemented, or otherwise modified in accordance with the terms of the Plan; (d) unless otherwise specified, all references herein to “Articles” are references to Articles of the Plan or hereto; (e) unless otherwise stated, the words “herein,” “hereof,” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation;” (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (j) any docket number references in the Plan shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases; (k) any effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control; (l) except as otherwise provided, any references to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter; and (m) all references herein to consent, acceptance, or approval shall be deemed to include the requirement that such consent, acceptance, or approval be evidenced by a writing, which may be conveyed by counsel for the respective parties that have such consent, acceptance, or approval rights, including by electronic mail.

C.	Computation of Time.

The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein.

D.	Governing Law.

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of Illinois, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan and any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate or limited liability company governance matters shall be governed by the laws of the state of incorporation or formation, of the applicable Entity. To the extent a rule of law or procedure is supplied by the Bankruptcy Code, the Bankruptcy Rules, and the decisions and standards of the United States Supreme Court, the United States Court of Appeals for the Seventh Circuit, the United States District Court for the Northern District of Illinois, and the Bankruptcy Court, as applicable, shall govern and control.

E.	Reference to Monetary Figures.

All references in the Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided herein.

F.	Nonconsolidated Plan.

Although for purposes of administrative convenience and efficiency the Plan has been filed as a joint plan for each of the Debtors and presents together Classes of Claims against, and Interests in, the Debtors, the Plan does not provide for the substantive consolidation of any of the Debtors.

ARTICLE II.

ADMINISTRATIVE CLAIMS AND OTHER UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

A.	Administrative Claims.

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, to the extent an Allowed Administrative Claim has not already been paid in full or otherwise satisfied during the Chapter 11 Cases, each Holder of an Allowed Administrative Claim will receive, in full and final satisfaction of its Allowed Administrative Claim, Cash equal to the amount of the unpaid portion of such Allowed Administrative Claim either: (1) if such Administrative Claim is Allowed as of the Effective Date, no later than 30 days after the Effective Date or as soon as reasonably practicable thereafter; (2) if the Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order of the Bankruptcy Court Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (3) if the Allowed Administrative Claim is based on liabilities incurred by the Debtors’ Estates in the ordinary course of their business after the Petition Date, pursuant to the terms and conditions of the particular transaction or course of business giving rise to such Allowed Administrative Claim, without any further action by the Holder of such Allowed Administrative Claim.

Except as otherwise provided by a Final Order previously entered by the Bankruptcy Court or as provided by Article II.B and Article XII.D hereof, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Debtors no later than the Administrative Claims Bar Date pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims that do not file and serve such a request by the Administrative Claims Bar Date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property, and such Administrative Claims shall be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the requesting party by the Administrative Claims Objection Bar Date.

B.	Professional Fee Claims.

1.	Professional Fee Escrow.

As soon as reasonably practicable after the Confirmation Date and no later than the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow. Funds held in the Professional Fee Escrow shall not be considered property of the Debtors’ Estates or property of the Reorganized Debtors, but the funds held in the Professional Fee Escrow after all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full pursuant to one or more Final Orders of the Bankruptcy Court shall be deemed to constitute Available Cash and shall be distributed pursuant to Article IV.L hereof as if such amounts had constituted Available Cash on the Effective Date. The Professional Fee Escrow shall be held in trust for the Professionals and for no other parties until all Professional Fee Claims Allowed by the Bankruptcy Court have been paid in full pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow or Cash held in the Professional Fee Escrow in any way. Professional Fees owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by an order of the Bankruptcy Court; provided that the Debtors’ obligations to pay Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow.

2.	Estimation of Fees and Expenses.

The applicable Professionals shall provide a good faith estimate of their Professional Fee Claims projected to be outstanding as of the Effective Date and shall deliver such estimate to the Debtors no later than five (5) calendar days before the anticipated Effective Date; provided, however, that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow, provided that the Reorganized Debtors shall use Cash on hand to increase the amount of the Professional Fee Escrow to the extent fee applications are Filed after the Effective Date in excess of the amount held in the Professional Fee Escrow based on such estimates.

3.	Final Fee Applications and Payment of Allowed Professional Fee Claims.

All final requests for payment of Professional Fee Claims must be Filed with the Bankruptcy Court and served on the Debtors or the Reorganized Debtors, as applicable, no later than the first Business Day that is sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders, the Allowed amounts of such Professional Fee Claims shall be determined by the Bankruptcy Court. The amount of Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from funds held in the Professional Fee Escrow when such Claims are Allowed by order of the Bankruptcy Court.

4.	Post-Confirmation Fees and Expenses.

Except as otherwise specifically provided in the Plan, on and after the Confirmation Date, the Debtors shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable legal, Professional, or other fees and expenses related to implementation of the Plan and Consummation incurred by the Estates. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code or the Interim Compensation Order in seeking retention for services rendered after such date shall terminate, and the Debtors may employ any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims.

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, each Allowed Priority Tax Claim, each Holder of such Allowed Priority Tax Claim shall be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. Solely to the extent required by the Bankruptcy Code, Allowed Priority Tax Claims will be paid with interest at the applicable non-default rate under non-bankruptcy law.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

A.	Summary of Classification.

All Claims and Interests, other than Administrative Claims, Professional Fee Claims, and Priority Tax Claims are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or Interest also is classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The classification of Claims and Interests against each Debtor (as applicable) pursuant to the Plan is as set forth below. The Plan shall apply as a separate Plan for each of the Debtors, and the classification of Claims and Interests set forth herein shall apply separately to each of the Debtors. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Claims shall be treated as set forth in Article III.D hereof. For all purposes under the Plan, each Class will contain sub-Classes for each of the Debtors, except that: (1) Class D, Class E, and Class F shall be vacant for each Non-Obligor Debtor; (2) Class G shall be vacant for each Debtor other than CEOC and the Subsidiary Guarantors; (3) Class H shall be vacant for each Debtor other than CEOC; (4) Class I, Class J, Class K, and Class L shall be vacant for each Non-Obligor Debtor and each BIT Debtor; (5) Class M shall be vacant for each Debtor other than the Par Recovery Debtors; (6) Class N shall be vacant for each Debtor other than Debtor Winnick Holdings, LLC; (7) Class O shall be vacant for each Debtor other than Debtor Caesars Riverboat Casino, LLC; (8) Class P shall be vacant for each Debtor other than Debtor Chester Downs Management Company, LLC; (9) Class Q shall be vacant for each Debtor other than the Non-Obligor Debtors; (10) Class U shall be vacant for each Debtor other than CEOC; and (11) Class V shall be vacant for each Debtor other than Des Plaines Development Limited Partnership.1 Voting tabulations for recording acceptances or rejections of the Plan shall be conducted on a Debtor-by-Debtor basis as set forth above.

Class	Applicable Entities	Claims and Interests	Status	Voting Rights
Class A	Each Debtor	Secured Tax Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class B	Each Debtor	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class C	Each Debtor	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)

[1]	The Debtors reserve the right to separately classify Claims to the extent necessary to comply with any requirements under the Bankruptcy Code or applicable law.

Class	Applicable Entities	Claims and Interests	Status	Voting Rights
Class D	Each Debtor other than Non-Obligor Debtors	Prepetition Credit Agreement Claims	Impaired	Entitled to Vote
Class E	Each Debtor other than Non-Obligor Debtors	Secured First Lien Notes Claims	Impaired	Entitled to Vote
Class F	Each Debtor other than Non-Obligor Debtors	Second Lien Notes Claims	Impaired	Entitled to Vote
Class G	CEOC and Each Subsidiary Guarantor	Subsidiary-Guaranteed Notes Claims	Impaired	Entitled to Vote
Class H	CEOC	Senior Unsecured Notes Claims	Impaired	Entitled to Vote
Class I	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Undisputed Unsecured Claims	Impaired	Entitled to Vote
Class J	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Disputed Unsecured Claims	Impaired	Entitled to Vote
Class K	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Convenience Unsecured Claims	Impaired	Entitled to Vote
Class L	Each Debtor other than Non-Obligor Debtors and BIT Debtors	Insurance Covered Unsecured Claims	Impaired	Entitled to Vote
Class M	Each Par Recovery Debtor	Par Recovery Unsecured Claims	Impaired	Entitled to Vote
Class N	Debtor Winnick Holdings, LLC	Winnick Unsecured Claims	Impaired	Entitled to Vote
Class O	Debtor Caesars Riverboat Casino, LLC	Caesars Riverboat Casino Unsecured Claims	Impaired	Entitled to Vote
Class P	Debtor Chester Downs Management Company, LLC	Chester Downs Management Unsecured Claims	Impaired	Entitled to Vote
Class Q	Each Non-Obligor Debtor	Non-Obligor Unsecured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
Class R	Each Debtor	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class S	Each Debtor	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
Class T	Each Debtor	Intercompany Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class U	CEOC	CEOC Interests	Impaired	Not Entitled to Vote (Deemed to Reject)
Class V	Des Plaines Development Limited Partnership	Des Plaines Interests	Unimpaired	Not Entitled to Vote (Deemed to Accept)

B.	Treatment of Claims and Interests.

1.	Class A — Secured Tax Claims.

(a)	Classification: Class A consists of all Secured Tax Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Secured Tax Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Secured Tax Claim, each such Holder shall receive, at the option of the Reorganized Debtors:

(i)	payment in full in Cash of such Holder’s Allowed Secured Tax Claim as of the Effective Date or as soon as reasonably practicable thereafter; or

(ii)	equal semi-annual Cash payments commencing as of the Effective Date or as soon as reasonably practicable thereafter and continuing for five (5) years, in an aggregate amount equal to such Allowed Secured Tax Claim, together with interest at the applicable non-default rate under non-bankruptcy law, subject to the option of the Reorganized Debtors to prepay the entire amount of such Allowed Secured Tax Claim during such time period.

(c)	Voting: Class A is Unimpaired. Holders of Secured Tax Claims in Class A are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

2.	Class B — Other Secured Claims.

(a)	Classification: Class B consists of all Other Secured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Other Secured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Other Secured Claim, each such Holder shall receive, at the option of the Reorganized Debtors:

(i)	payment in full in Cash of such Holder’s Allowed Other Secured Claim;

(ii)	Reinstatement of such Holder’s Allowed Other Secured Claim;

(iii)	the collateral securing such Holder’s Allowed Other Secured Claim; or

(iv)	such other treatment rendering such Holder’s Allowed Other Secured Claim Unimpaired.

(c)	Voting: Class B is Unimpaired. Holders of Other Secured Claims in Class B are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

3.	Class C — Other Priority Claims.

(a)	Classification: Class C consists of all Other Priority Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Other Priority Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Other Priority Claim, each such Holder shall receive, at the option of the Reorganized Debtors:

(i)	payment in full in Cash on the later of the Effective Date and the date such Other Priority Claim becomes an Allowed Other Priority Claim or as soon as reasonably practicable thereafter; or

(ii)	such other treatment rendering such Holder’s Allowed Other Priority Claim Unimpaired.

(c)	Voting: Class C is Unimpaired. Holders of Other Priority Claims in Class C are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, are not entitled to vote to accept or reject the Plan.

4.	Class D — Prepetition Credit Agreement Claims.

(a)	Classification: Class D consists of all Prepetition Credit Agreement Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Prepetition Credit Agreement Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Prepetition Credit Agreement Claim, and subject to any increases in connection with an Improved Bank Recovery Event, each such Holder shall receive its Pro Rata share of:

(i)	$710,100,000 in Cash;

(ii)	$916,900,000 of additional Cash out of the proceeds of the syndication of the OpCo Market Debt to third parties, provided, however, that solely to the extent that the OpCo Market Debt is not fully syndicated and solely to the extent that the Requisite Consenting Bank Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, such Holder will receive such Holder’s Pro Rata share of the OpCo First Lien Term Loan issued in an aggregate principal amount equal to the amount of the unsubscribed portion of the OpCo Market Debt in lieu of such Cash on a dollar-for-dollar basis;

(iii)	$1,961,000,000 aggregate principal amount of the PropCo First Lien Term Loan, subject to the right of such Holder to elect to receive PropCo Common Equity rather than such PropCo First Lien Term Loan pursuant to the PropCo Equity Election;

(iv)	$1,450,000,000 of (A) the PropCo Second Lien Upsize Amount (subject to the right of such Holder to elect to receive PropCo Common Equity rather than the PropCo Second Lien Notes issued pursuant to the PropCo Second Lien Upsize Amount pursuant to the PropCo Equity Election), if any, and (B) additional Cash in the amount of the difference between (I) $1,450,000,000 minus (II) the amount of the PropCo Second Lien Upsize Amount, provided that such Holder shall receive an equivalent principal amount of CPLV Mezzanine Debt instead of the PropCo Second Lien Upsize Amount if Class D elects (on the Class D Ballot) as a Class (on majority vote based solely on principal amount of Prepetition Credit Agreements Claims held) to cause the CPLV Mezzanine Election to occur pursuant to the Prepetition Credit Agreement CPLV Option Procedures;

(v)	subject to the right of such Holder to participate in the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 4.010% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 4.647% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes; and

(vi)	the Additional CEC Bank Consideration.

(c)	Allowance: $5,426,386,199.91 (before reduction on account of the Bank Pay Down) comprised of (i) $378,276,476.35 on account of Term B-4 Loans; (ii) $939,794,128.14 on account of Term B-5 Loans; (iii) $2,305,062,596.36 on account of Term B-6 Loans; (d) $1,747,852,239.58 on account of Term B-7 Loans; (e) $25,434,935.00 on account of the Goldman Sachs Swap Claim; (f) $17,321,091.66 on account of an additional Swap and Hedge Claim; and (g) $12,644,732.82 on account of draws on letters of credit issued under Prepetition Credit Agreement.

(d)	Voting: Class D is Impaired. Holders of Prepetition Credit Agreement Claims in Class D are entitled to vote to accept or reject the Plan.

5.	Class E — Secured First Lien Notes Claims.

(a)	Classification: Class E consists of all Secured First Lien Notes Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Secured First Lien Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Secured First Lien Notes Claim, and subject to any increases in connection with an Improved Bond Recovery Event, each such Holder shall receive its Pro Rata share of:

(i)	$970,900,000 in Cash, minus any Cash amounts up to $103,500,000 paid by the Debtors prior to the Effective Date pursuant to an order of the Bankruptcy Court authorizing such earlier payment (provided, for the avoidance of doubt, that such $103,500,000 payment shall not include the adequate protection payments authorized pursuant to the Cash Collateral Order);

(ii)	$318,100,000 of Cash out of the proceeds of the issuance of the OpCo Market Debt to third parties, provided, however, that solely to the extent that the OpCo Market Debt is not fully syndicated and solely to the extent that the Requisite Consenting Bond Creditors waive such requirement in their sole discretion as set forth in Article IX.B hereof, such Holder will receive such Holder’s Pro Rata share of the OpCo First Lien Notes issued in an aggregate principal amount equal to the amount of the unsubscribed portion of the OpCo Market Debt in lieu of such Cash on a dollar-for-dollar basis, provided, further, that, subject to the foregoing proviso, to the extent the amount of OpCo First Lien Notes that would otherwise be issued on account of the unsubscribed portion of the OpCo Market Debt is less than $159,050,000, then such Holder will receive such Holder’s Pro Rata share of the OpCo First Lien Incremental Term Loan in lieu of such OpCo First Lien Notes;

(iii)	$431,000,000 aggregate principal amount of the PropCo First Lien Notes, subject to the right of such Holder to elect to receive PropCo Common Equity rather than such PropCo First Lien Notes pursuant to the PropCo Equity Election;

(iv)	$1,425,000,000, consisting of a combination of (A) aggregate principal amount of PropCo Second Lien Notes (subject to the right of such Holder to elect to receive PropCo Common Equity rather than such PropCo Second Lien Notes pursuant to the PropCo Equity Election), and (B) Cash equal to the excess (if any) of (I) $250,000,000 over (II) the aggregate principal amount of CPLV Mezzanine Debt allocated to Holders of Secured First Lien Notes Claims pursuant to Article IV.A.3 hereof (prior to giving effect to any CPLV Mezzanine Equitized Debt);

(v)	the PropCo Preferred Equity Distribution subject to the PropCo Preferred Equity Put Right and the PropCo Preferred Equity Call Right;

(vi)	$1,107,000,000 of (A) aggregate principal amount of the CPLV Mezzanine Debt (subject to the right of such Holder to elect to receive PropCo Common Equity rather than such CPLV Mezzanine Debt pursuant to the PropCo Equity Election) and (B) additional Cash in the amount of the difference between (I) $1,107,000,000 minus (II) the aggregate principal amount of the CPLV Mezzanine Debt (other than any CPLV Mezzanine Debt issued to the holders of Prepetition Credit Agreement Claims) and the PropCo Preferred Equity Upsize Shares;

(vii)	either (A) if the Spin Structure is used, 100% of PropCo Common Equity on a fully diluted basis (excluding dilution from PropCo Preferred Equity, if any, and the PropCo Equity Election), or (B) if the Partnership Contribution Structure is used, (I) 95% of PropCo Common Equity on a fully diluted basis (excluding dilution from PropCo Preferred Equity, if any, and the PropCo Equity Election) and (II) $91,000,000 in Cash;

(viii)

subject to the right of such Holder to participate in the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 12.532% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 14.524% of

New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes; and

(ix)	the Additional CEC Bond Consideration.

(c)	Allowance: $6,530,577,083.33 comprised of (i) $1,294,270,833.33 on account of notes issued under the 8.50% First Lien Notes Indenture, (ii) $3,112,500,000.00 on account of notes issued under the 9.00% First Lien Notes Indentures, and (iii) $2,123,806,250.00 on account of notes issued under the 11.25% First Lien Notes Indenture

(d)	Voting: Class E is Impaired. Holders of Secured First Lien Notes Claims in Class E are entitled to vote to accept or reject the Plan.

6.	Class F — Second Lien Notes Claims.

(a)	Classification: Class F consists of all Second Lien Notes Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Second Lien Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Second Lien Notes Claim, each such Holder shall receive its Pro Rata share of:

(i)	$344,590,000 in Cash;

(ii)	$898,960,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 11.017% of New CEC Common Equity on a fully diluted basis; and

(iii)	subject to the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 32.022% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 37.111% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Allowance: $5,524,111,987.73 comprised of (i) $3,883,617.80 on account of notes due 2015 issued under the 2008 Second Lien Indenture, (ii) $851,128,403.26 on account of notes due 2018 issued under the 2008 Second Lien Indenture, (iii) $3,895,193,716.67 on account of notes issued under the 2009 Second Lien Indenture, and (iv) $773,906,250.00 on account of notes issued under the 2010 Second Lien Indenture, plus fees, costs, and expenses incurred pursuant to the Second Lien Indentures

(d)	Voting: Class F is Impaired. Holders of Second Lien Notes Claims in Class F are entitled to vote to accept or reject the Plan.

7.	Class G — Subsidiary-Guaranteed Notes Claims.

(a)	Classification: Class G consists of all Subsidiary-Guaranteed Notes Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Subsidiary-Guaranteed Notes Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Subsidiary-Guaranteed Notes Claim, each such Holder shall receive its Pro Rata share of:

(i)	$116,810,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 1.431% of New CEC Common Equity on a fully diluted basis; and

(ii)

subject to the right of such Holder to participate in the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 4.045% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 4.688% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Allowance: $502,019,224.06

(d)	Voting: Class G is Impaired. Holders of Subsidiary-Guaranteed Notes Claims in Class G are entitled to vote to accept or reject the Plan.

8.	Class H — Senior Unsecured Notes Claims.

(a)	Classification: Class H consists of all Senior Unsecured Notes Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Senior Unsecured Notes Claim agrees to a less favorable treatment (including as set forth in Article IV.A.8 hereof), in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Senior Unsecured Notes Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of:

(i)	$15,200,000 in Cash;

(ii)	$39,580,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.485% of New CEC Common Equity on a fully diluted basis; and

(iii)	subject to the New CEC Common Equity Buyback, OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 1.414% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 1.639% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Allowance: $536,198,140.78 comprised of (i) $299,031,918.06 on account of notes issued under the 6.50% Senior Unsecured Notes Indenture; and (b) $237,166,222.72 on account of notes issued under the 5.75% Senior Unsecured Notes Indenture

(d)	Voting: Class H is Impaired. Holders of Senior Unsecured Notes Claims in Class H are entitled to vote to accept or reject the Plan.

9.	Class I — Undisputed Unsecured Claims.

(a)	Classification: Class I consists of all Undisputed Unsecured Claims.

(b)	Treatment: On the Effective Date, except to the extent that a Holder of an Allowed Undisputed Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Undisputed Unsecured Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of:

(i)	recovery equal to 6.24% of such Holder’s Allowed Undisputed Unsecured Claim in Cash from the Unsecured Creditor Cash Pool; and

(ii)	subject to the New CEC Common Equity Buyback, recovery equal to 59.26% of such Holder’s Allowed Undisputed Unsecured Claim from the Unsecured Creditor Securities Pool as such percentage value is determined in the definition thereof.

(c)	Voting: Class I is Impaired. Holders of Undisputed Unsecured Claims in Class I are entitled to vote to accept or reject the Plan.

10.	Class J — Disputed Unsecured Claims.

(a)	Classification: Class J consists of all Disputed Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, except to the extent that a Holder of an Allowed Disputed Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Disputed Unsecured Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive the following:

(i)	its Pro Rata share of Cash from Class J’s share of the Unsecured Creditor Cash Pool up to a recovery equal to 6.24% of such Holder’s Allowed Disputed Unsecured Claim; and

(ii)	subject to the New CEC Common Equity Buyback, its Pro Rata share of Class J’s share of the Unsecured Creditor Securities Pool up to a recovery equal to 59.26% of such Holder’s Allowed Disputed Unsecured Claim as such percentage value is determined in the definition thereof.

(c)	Voting: Class J is Impaired. Holders of Disputed Unsecured Claims in Class J are entitled to vote to accept or reject the Plan.

11.	Class K — Convenience Unsecured Claims.

(a)	Classification: Class K consists of all Convenience Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Convenience Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Convenience Unsecured Claim, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of the Convenience Cash Pool up to a recovery equal to 65.5% of such Holder’s Convenience Unsecured Claim.

(c)	Voting: Class K is Impaired. Holders of Convenience Unsecured Claims in Class K are entitled to vote to accept or reject the Plan.

12.	Class L — Insurance Covered Unsecured Claims.

(a)	Classification: Class L consists of all Insurance Covered Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, except to the extent that a Holder of an Allowed Insurance Covered Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Insurance Covered Unsecured Claim, after accounting for insurance as set forth in Article VI.K hereof, and subject to the Improved Recovery Agreement, each such Holder shall receive its Pro Rata share of:

(i)	its Pro Rata share of Cash from the Unsecured Insurance Creditor Cash Pool up to a recovery equal to 6.24% of such Holder’s Allowed Insurance Covered Unsecured Claim; and

(ii)	subject to the New CEC Common Equity Buyback, its Pro Rata share of the Unsecured Insurance Creditor Securities Pool up to a recovery equal to 59.26% of such Holder’s Allowed Insurance Covered Unsecured Claim as such percentage value is determined in the definition thereof.

(c)	Voting: Class L is Impaired. Holders of Insurance Covered Unsecured Claims in Class L are entitled to vote to accept or reject the Plan.

13.	Class M — Par Recovery Unsecured Claims.

(a)	Classification: Class M consists of all Par Recovery Unsecured Claims.

(b)

Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Par Recovery Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each

Allowed Par Recovery Unsecured Claim, each such Holder shall receive recovery in full of its Allowed Par Recovery Unsecured Claim, including Post-Petition Interest, from its Pro Rata share of (but in no event more than payment in full (with Post-Petition Interest)):

(i)	$13,620,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.167% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.502% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.582% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class M is Impaired. Holders of Par Recovery Unsecured Claims in Class M are entitled to vote to accept or reject the Plan.

14.	Class N — Winnick Unsecured Claims.

(a)	Classification: Class N consists of all Winnick Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Winnick Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Winnick Unsecured Claim, each such Holder shall receive its Pro Rata share of:

(i)	$270,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.003% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.005% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.006% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class N is Impaired. Holders of Winnick Unsecured Claims in Class N are entitled to vote to accept or reject the Plan.

15.	Class O — Caesars Riverboat Casino Unsecured Claims.

(a)	Classification: Class O consists of all Caesars Riverboat Casino Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Caesars Riverboat Casino Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Caesars Riverboat Casino Unsecured Claim, each such Holder shall receive its Pro Rata share of:

(i)	$790,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.010% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.016% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.019% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class O is Impaired. Holders of Caesars Riverboat Casino Unsecured Claims in Class O are entitled to vote to accept or reject the Plan.

16.	Class P — Chester Downs Management Unsecured Claims.

(a)	Classification: Class P consists of all Chester Downs Management Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Chester Downs Management Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Chester Downs Management Unsecured Claim, each such Holder shall receive its Pro Rata share of:

(i)	$410,000 aggregate principal amount of New CEC Convertible Notes, which shall be convertible pursuant to the terms of the New CEC Convertible Notes Indenture in the aggregate for up to 0.005% of New CEC Common Equity on a fully diluted basis; and

(ii)	OpCo Series A Preferred Stock, which shall be exchanged pursuant to the CEOC Merger for 0.012% of New CEC Common Equity on a fully diluted basis (giving effect to the issuance of the New CEC Convertible Notes), which shall be approximately equivalent to 0.014% of New CEC Common Equity before giving effect to the conversion of the New CEC Convertible Notes.

(c)	Voting: Class P is Impaired. Holders of Chester Downs Management Unsecured Claims in Class P are entitled to vote to accept or reject the Plan.

17.	Class Q — Non-Obligor Unsecured Claims.

(a)	Classification: Class Q consists of all Non-Obligor Unsecured Claims.

(b)	Treatment: Subject to Article VI hereof, on the Effective Date, except to the extent that a Holder of an Allowed Non-Obligor Unsecured Claim agrees to a less favorable treatment, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for each Allowed Non-Obligor Unsecured Claim, each such Holder shall receive payment in full, in Cash, of its Allowed Non-Obligor Unsecured Claim, including Post-Petition Interest, from the Non-Obligor Cash Pool.

(c)	Voting: Class Q is Unimpaired. Holders of Non-Obligor Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

18.	Class R — Section 510(b) Claims.

(a)	Classification: Class R consists of all Section 510(b) Claims.

(b)	Treatment: Section 510(b) Claims will be canceled, released, discharged, and extinguished as of the Effective Date, and will be of no further force or effect, and Holders of Section 510(b) Claims will not receive any distribution on account of such Section 510(b) Claims.

(c)	Voting: Class R is Impaired. Holders of Section 510(b) Claims are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

19.	Class S — Intercompany Claims.

(a)	Classification: Class S consists of all Intercompany Claims.

(b)	Treatment: Holders of Intercompany Claims shall not receive any distribution on account of such Intercompany Claims. On or after the Effective Date, the Reorganized Debtors may reconcile such Intercompany Claims as may be advisable in order to avoid the incurrence of any past, present, or future tax or similar liabilities by such Reorganized Debtors.

(c)	Voting: Class S is Impaired under the Plan. Holders of Intercompany Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

20.	Class T — Intercompany Interests.

(a)	Classification: Class T consists of all Intercompany Interests.

(b)	Treatment: Intercompany Interests shall be, at the option of the Debtors, either:

(i)	Reinstated as of the Effective Date for the benefit of the Holder thereof in exchange for the Reorganized Debtors’ agreement to provide management services to certain other Reorganized Debtors, and to use certain funds and assets as set forth in the Plan to satisfy certain obligations of such other Reorganized Debtors; or

(ii)	cancelled without any distribution on account of such Interests.

(c)	Voting: Class T is Impaired under the Plan. Holders of Intercompany Interests are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

21.	Class U — CEOC Interests.

(a)	Classification: Class U consists of all CEOC Interests.

(b)	Treatment: CEOC Interests will be discharged, canceled, released, and extinguished as of the Effective Date, and shall be of no further force or effect, and Holders of CEOC Interests will not receive any distribution on account of such CEOC Interests; provided, however, that solely for purposes of effectuating the Plan, the CEOC Interests held by CEC will be Reinstated as OpCo Common Stock.

(c)	Voting: Class U is Impaired. Holders of CEOC Interests are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan

22.	Class V — Des Plaines Interests.

(a)	Classification: Class V consists of all Des Plaines Interests.

(b)	Treatment: The legal, equitable, and contractual rights of the Holders of Des Plaines Interests are unaltered by the Plan. The Des Plaines Interests shall be Reinstated upon the Effective Date, and the Des Plaines Interests shall be and continue to be in full force and effect thereafter.

(c)	Voting: Class V is Unimpaired under the Plan. Holders of Des Plaines Interests are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, such Holders are not entitled to vote to accept or reject the Plan.

C.	Special Provision Governing Unimpaired Claims.

Except as otherwise provided in the Plan, nothing under the Plan shall affect the rights of the Debtors in respect of any Unimpaired Claims, including all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claims. Unless otherwise Allowed, Unimpaired Claims shall remain Disputed Claims under the Plan.

D.	Elimination of Vacant Classes.

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.	Plan Objections.

Acceptance of the Plan by any entity or a Class does not preclude any such entity or member of such Class from objecting to Confirmation on any ground. If Class I votes to reject the Plan, the Unsecured Creditors Committee may raise an objection to Confirmation based upon the treatment of Class I in the event of such rejection.

F.	Voting.

A Holder of a Claim shall be entitled to vote to accept or reject the Plan in accordance with the Solicitation Procedures Order.

G.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code.

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation for the Debtors by acceptance of the Plan by at least one Impaired Class of Claims. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to modify the Plan in accordance with Article X of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims or Interests to render such Class of Claims or Interests Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules.

H.	Controversy Concerning Impairment.

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Sources of Recoveries.

Distributions under the Plan will be funded with, or effectuated by, (1) Cash held on the Effective Date by or for the benefit of the Debtors, (2) Cash proceeds from the New CEC Cash Contribution and New CEC’s contribution of the Unsecured Creditors Cash Pool, (3) Cash proceeds from the New CEC OpCo Stock Purchase, (4) Cash proceeds from the New CEC PropCo Common Stock Purchase, (5) the issuance of New CEC Convertible Notes, (6) the issuance of New CEC Common Equity, (7) CIE Equity Buyback Proceeds from the CIE Escrow Account, (8) Cash proceeds from and the issuance of certain of the New Debt, (9) the issuance of the PropCo Preferred Equity and Cash proceeds from the PropCo Preferred Equity Put Right, (10) the issuance of the New Interests, (11) the Bank Guaranty Settlement, (12) the waiver by CAC of its recoveries on account of its Senior Unsecured Notes Claims, (13) the waiver by the Holders of First Lien Notes Claims of any recoveries at the Debtors’ direction, or the assignment of any such recoveries at the Debtors’ direction, on account of any First Lien Notes Deficiency Claims, (14) the waiver by the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims and their respective trustees and/or agents, at the Debtors’ direction, of the turnover rights under the Second Lien Intercreditor Agreement, and (15) the waiver by the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims and their respective trustees and/or agents of the turnover rights under the Subsidiary-Guaranteed Intercreditor Agreement.

1.	CEC-CAC Merger Agreement.

On or before the Effective Date, CEC and CAC will consummate their merger pursuant to the terms of the Merger Agreement, forming New CEC.

(a)	New CEC Cash Contribution.

On the Effective Date, New CEC shall pay to the Debtors the New CEC Cash Contribution, which shall be used by the Debtors and the Reorganized Debtors, as applicable, to fund general corporate purposes, the Restructuring Transactions, and the distributions under the Plan.

(b)	New CEC OpCo Stock Purchase.

On the Effective Date, New CEC shall consummate the New CEC OpCo Stock Purchase, at which time New CEC shall own 100% of the OpCo Common Stock.

(c)	New CEC PropCo Common Stock Purchase.

If the Partnership Contribution Structure is used, on the Effective Date, New CEC shall consummate the New CEC PropCo Common Stock Purchase, at which time New CEC shall own 5% of the PropCo Common Equity on a fully diluted basis (including dilution in connection with the PropCo Equity Elections but excluding dilution from PropCo Preferred Equity, if any). If the Partnership Contribution Structure is used, the Holders of Secured First Lien Notes Claims shall be required on a pro rata basis to put 5% of the PropCo Common Equity to New CEC in connection with the New CEC PropCo Common Stock Purchase. For the avoidance of doubt, if the Spin Structure is used, New CEC shall not be required to make the New CEC PropCo Common Stock Purchase.

(d)	New CEC Convertible Notes.

On the Effective Date New CEC shall execute and deliver the New CEC Convertible Notes Documents to the New CEC Convertible Notes Trustee, New CEC shall deliver the New CEC Convertible Notes to the Debtors, and the Debtors shall distribute the New CEC Convertible Notes pursuant to the terms of the Plan to the Holders of Non-First Lien Claims.

Subject to the occurrence of the Effective Date, the New CEC Convertible Notes Documents shall constitute legal, valid, and binding obligations of New CEC and shall be enforceable in accordance with their respective terms.

(e)	New CEC Common Equity.

On the Effective Date, OpCo shall issue OpCo Series A Preferred Stock. As described more fully in the Restructuring Transactions Memorandum, OpCo will merge into a newly formed subsidiary of New CEC (or its predecessors) pursuant to the CEOC Merger. In exchange for the CEOC Merger, on the Effective Date, New CEC shall issue New CEC Common Equity in accordance with the Plan distributions in Article III hereof in exchange for the OpCo Series A Preferred Stock to the Holders of Prepetition Credit Agreement Claims, Secured First Lien Notes Claims, and Non-First Lien Claims pursuant to the terms of the Plan. The percentages of New CEC Common Equity issued pursuant to the Plan will take into account any dilution that would otherwise occur based on the potential conversion of New CEC Convertible Notes to New CEC Common Equity but will not take into account the New CEC Common Equity Buyback.

(f)	RSA Forbearance Fees.

On the Effective Date, New CEC shall pay the RSA Forbearance Fees pursuant to the Bond RSA, the Bank RSA, and the Second Lien RSA.

(g)	New CEC Common Equity Buyback.

On the Effective Date, New CEC shall use at least $1,000,000,000 of the CIE Equity Buyback Proceeds to purchase New CEC Common Equity from the New CEC Common Equity Buyback Participants at the New CEC

Common Equity Buyback Purchase Price and in accordance with the New CEC Common Equity Cash Election Procedures as follows:

•	Step One, New CEC shall use the New CEC Common Equity Initial Buyback Amount to repurchase New CEC Common Equity from Holders of Claims in Class F (Second Lien Notes Claims), Class H (Senior Unsecured Notes Claims), Class I (Undisputed Unsecured Notes Claims), Class J (Disputed Unsecured Notes Claims), and Class L (Insurance Covered Unsecured Claims) who elect on their New CEC Common Equity Cash Election Form to sell such Holders’ shares of New CEC Common Stock, provided, however, that in the event that the aggregate amount of New CEC Common Stock that such Holders elect to sell exceeds the New CEC Common Equity Initial Buyback Amount, then such repurchase shall be pro rata based on the quantum of New CEC Common Equity such Holders elected to sell pursuant to their New CEC Common Equity Cash Election Form;

•	Step Two, in the event that less than all of the New CEC Common Equity Initial Buyback Amount is used in Step One, New CEC shall use the remaining portion of the New CEC Common Equity Initial Buyback Amount to purchase New CEC Common Equity from Holders of Claims in Class F (Second Lien Notes Claims), Class H (Senior Unsecured Notes Claims), Class I (Undisputed Unsecured Claims), Class J (Disputed Unsecured Claims), and Class L (Insurance Covered Unsecured Claims) pro rata based on the amount of New CEC Common Equity such Holders would have received under the Plan, but excluding those Holders who participated at their pro rata or higher amount in Step One above, provided, however, that any Holder who did not participate at their pro rata or higher amount shall not have more than its pro rata share of the New CEC Common Equity Initial Buyback Amount repurchased in Step One and Step Two combined;

•	Step Three, New CEC shall use a portion of the New CEC Common Equity Additional Buyback Amount equal to the lesser of (i) the maximum amount permitted without violating continuity of interest tests related to the Spin Structure assuming that the remainder of the New CEC Common Equity Additional Buyback Amount not allocated pursuant to this Step Three will be allocated pursuant to the following Step Four and (ii) the amount required to purchase the remaining shares of New CEC Common Equity, if any, that Holders of Claims in Class F (Second Lien Notes Claims), Class H (Senior Unsecured Notes Claims), Class I (Undisputed Unsecured Notes Claims), Class J (Disputed Unsecured Notes Claims), and Class L (Insurance Covered Unsecured Claims) elected to sell in Step One above that was not sold in Step One above, which amount will be used to purchase New CEC Common Stock from the Holders identified in the foregoing (ii) on a pro rata basis based on the quantum of New CEC Common Equity such Holders elected to sell pursuant to the New CEC Common Equity Cash Election Form but were unable to sell because of oversubscription in Step One; and

•	Step Four, New CEC shall use any remaining New CEC Common Equity Additional Buyback Amount after Step Three to repurchase New CEC Common Equity from Holders of Claims in Class D (Prepetition Credit Agreement Claims), Class E (Secured First Lien Notes Claims), and Class G (Subsidiary Guaranteed Notes Claims) that elected to sell New CEC Common Equity pursuant to the New CEC Common Equity Cash Election Forms on a pro rata basis using the quantum of New CEC Common Equity such Holders so elected to sell, provided that any such payments will only be made to the extent that such payments will not violate the continuity of interest tests related to the Spin Structure.

To the extent the Debtors determine in good faith that the New CEC Common Equity Buyback would have negative consequences with respect to the tax treatment of the Spin Structure, the Debtors may modify the New CEC Common Equity Buyback solely in a manner necessary to avoid such negative consequences only if the Second Priority Noteholders Committee has given its written consent. Without limiting the rights of the Second Priority Noteholders Committee as described in the preceding sentence, in the event that the Second Priority Noteholder Committee does not consent to a proposed modification of the New CEC Common Equity Buyback, then the Second Priority Noteholder Committee shall be provided reasonable opportunity to identify other nationally recognized tax counsel (including but not limited to one of the “Big Four” accounting firms) to issue opinions that may be required that the Debtors are unable to obtain. Any modifications to the New CEC Common Equity Buyback that adversely impacts CEOC’s or CEC’s ability to provide the treatment of, and the identical economic recoveries available to, the Holders of Secured First Lien Notes Claims or Prepetition Credit Agreement Claims require the consent of the Requisite Consenting Bond Creditors or the Requisite Consenting Bank Creditors, respectively.

2.	PropCo Equity Election.

The respective aggregate principal amounts of the CPLV Mezzanine Debt (if any), the PropCo First Lien Notes, the PropCo First Lien Term Loan, and the PropCo Second Lien Notes each may be (but are not required to be) reduced by the PropCo Equity Election. The PropCo Equity Election may not reduce the aggregate principal amount of CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes by more than $1,250,000,000. To the extent that Holders of Allowed Prepetition Credit Agreement Claims and/or Holders of Secured First Lien Notes Claims exercise, in their sole discretion, the PropCo Equity Election such that the aggregate principal amount of the CPLV Mezzanine Debt (if any), PropCo First Lien Notes, PropCo First Lien Term Loan, and PropCo Second Lien Notes issued pursuant to the Plan would be reduced by more than $1,250,000,000, the PropCo Equity Election shall reduce first the CPLV Mezzanine Debt (if any), second the PropCo Second Lien Notes, and third, on a Pro Rata basis, the PropCo First Lien Notes and the PropCo First Lien Term Loan, until the aggregate principal amount of such debt shall be reduced by no more than $1,250,000,000. A Holder making a PropCo Equity Election will receive $1.00 in value of PropCo Common Equity (at an assumed valuation of $1.620 billion for 100 percent of PropCo Common Equity on a fully diluted basis, without giving effect to the PropCo Equity Election) for every $1.00 in aggregate principal amount of PropCo First Lien Notes, PropCo First Lien Term Loan, PropCo Second Lien Notes, and CPLV Mezzanine Debt (if any) that such Holder would otherwise receive under the Plan. To the extent the PropCo Equity Election is exercised by such Holders and in such amounts that the Debtors determine, in good faith and with the written consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and the Required Preferred Backstop Investors and pursuant to the advice of tax counsel, that the results of the PropCo Equity Election would have negative consequences with respect to the tax treatment of the Spin Structure, then the Debtors, with the written consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and the Required Preferred Backstop Investors, may modify or eliminate the elections with respect to the PropCo Equity Election solely in a manner necessary to avoid such negative consequences. Without limiting the rights of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and/or the Required Preferred Backstop Investors as described in the preceding sentence, in the event that the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and/or the Required Preferred Backstop Investors do not consent to a proposed modification of the PropCo Equity Election, then, as applicable, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, and/or the PropCo Preferred Backstop Investors shall be provided reasonable opportunity to identify other nationally recognized tax counsel (including but not limited to one of the “Big Four” accounting firms) to issue opinions that may be required that the Debtors are unable to obtain. The PropCo Equity Election Procedures shall be included in the Plan Supplement and the exercise of the PropCo Equity Election shall occur after the entry of the Confirmation Order but before the Effective Date.

3.	CPLV Market Debt and CPLV Mezzanine Debt.

The Debtors shall use commercially reasonable efforts to syndicate for Cash the maximum amount of $2,600,000,000 of CPLV Market Debt (but in no event shall the Debtors syndicate for Cash less than $1,800,000,000 of CPLV Market Debt). On the Effective Date, CPLV Sub shall execute and deliver the CPLV Loan Documents. On or before the Effective Date and after execution and delivery of the CPLV Loan Documents, the CPLV Lender shall lend the CPLV Market Debt to CPLV Sub, and the Debtors shall pay the Cash proceeds from the CPLV Market Debt to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims pursuant to the terms of the Plan.

In the event the Debtors, after using commercially reasonable efforts, are unable to syndicate for Cash $2,600,000,000 of CPLV Market Debt (but are able to syndicate for Cash at least $1,800,000,000 of CPLV Market Debt), and subject to reduction on account of the PropCo Equity Election, as and to the extent set forth in Article IV.A.2 hereof, on the Effective Date, CPLV Mezz shall execute and deliver the CPLV Mezzanine Loan Documents, and the Debtors shall distribute the CPLV Mezzanine Debt to the Holders of the Prepetition Credit Agreement Claims (if and only to the extent such Holders as a Class exercise the CPLV Mezzanine Election) and the Holders of the Secured First Lien Notes Claims pursuant to the following terms: (a) the first $300,000,000 of CPLV Mezzanine Debt (before giving effect to any CPLV Mezzanine Equitized Debt) shall be distributed one-third ( 1⁄3) to the Holders of Prepetition Credit Agreement Claims and two-thirds ( 2⁄3) to the Holders of Secured First Lien Notes Claims, each to be shared Pro Rata among such Holders pursuant to Article III.B hereof; (b) any amounts of CPLV Mezzanine Debt over $300,000,000 and less than $600,000,000 (before giving effect to any CPLV Mezzanine Equitized Debt) shall be distributed equally to the Holders of Prepetition Credit Agreement Claims and the Holders of Secured First Lien Notes Claims to be shared Pro Rata among such Holders pursuant to Article III.B hereof; and (c) any amounts of CPLV Mezzanine Debt over $600,000,000 (before giving effect to any CPLV Mezzanine Equitized Debt) shall be issued 41.7% to the Holders of Prepetition Credit Agreement Claims and 58.3% to the Holders of Secured First Lien Notes Claims, provided that, (a) in the event that less than $2,000,000,000 but more than $1,800,000,000 of CPLV Market Debt is syndicated, then in lieu of the increased CPLV Mezzanine Debt that would be issued to the Holders of Secured First Lien Notes Claims, the Holders of Allowed Secured First Lien Notes Claims shall receive the PropCo Preferred Equity Upsize Shares (subject to the PropCo Preferred Equity Call Right and the PropCo Preferred Equity Put Right), and (b) if the Holders of Prepetition Credit Agreement Claims do not make the CPLV Mezzanine Election, then they shall receive the PropCo Second Lien Upsize Amount as and to the extent provided in Article III.B.4(b)(iv) hereof.

The weighted average yield on the CPLV Market Debt and CPLV Mezzanine Debt will be capped such that the annual debt service shall not exceed $130 million, which cap shall be reduced by the product of (a) the sum of (i) every dollar of the PropCo Second Lien Upsize Amount issued to the Holders of Prepetition Credit Agreement Claims and (ii) every dollar of CPLV Mezzanine Debt participating in the PropCo Equity Election, multiplied by (b) 0.072072072, provided that the cap shall not be reduced below $106,000,000.

4.	PropCo Debt.

On the Effective Date, PropCo and its applicable subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV Mezz) shall execute and deliver the (a) PropCo First Lien Credit Agreement Documents to the PropCo First Lien Credit Agent, (b) PropCo First Lien Notes Documents to the PropCo First Lien Notes Indenture Trustee, and (c) PropCo Second Lien Notes Documents to the PropCo Second Lien Notes Trustee, and the Debtors shall distribute the PropCo First Lien Term Loan, PropCo First Lien Notes, and PropCo Second Lien Notes to, as applicable, the Holders of the Prepetition Credit Agreement Claims and the Holders of the Secured First Lien Notes Claims pursuant to the terms of the Plan. The aggregate amount of PropCo Second Lien Notes issued by PropCo shall increase by the amount of the PropCo Second Lien Upsize Amount to the extent that not all of the CPLV Market Debt is syndicated to third parties (and provided that the Holders of Prepetition Credit Agreement Claims have not otherwise exercised the CPLV Mezzanine Election). The amount of the PropCo First Lien Term Loan, the PropCo First Lien Notes, and the PropCo Second Lien Notes shall be reduced (along with the CPLV Mezzanine Debt, if any) based on the PropCo Equity Elections. Notwithstanding the foregoing, the proceeds of the PropCo Preferred Equity Put Rights and the PropCo Preferred Equity Call Rights (other than on account of the PropCo Preferred Equity Upsize Amount), after reducing the principal amount of the CPLV Mezzanine Debt (if any) to be issued to the Holders of Secured First Lien Notes Claims, shall be used to reduce the principal amount of the PropCo Second Lien Notes to be issued to the Holders of Secured First Lien Notes Claims.

Subject to the occurrence of the Effective Date, the PropCo First Lien Credit Agreement Documents, PropCo First Lien Notes Documents, and PropCo Second Lien Notes Documents shall constitute legal, valid, and binding obligations of PropCo and its applicable subsidiaries (but not, for the avoidance of doubt, CPLV Sub or CPLV) party thereto and shall be enforceable in accordance with their respective terms.

5.	OpCo Financing.

The Debtors must syndicate the OpCo Market Debt to third parties for Cash. On or before the Effective Date, OpCo and its applicable subsidiaries shall execute and deliver the OpCo Market Debt Documents to any applicable indenture trustee and/or administrative agent for such OpCo Market Debt for Cash, which Cash shall be distributed on the Effective Date to the Holders of Allowed Prepetition Credit Agreement Claims and the Holders of Allowed Secured First Lien Notes Claims pursuant to the terms of the Plan.

If the Debtors are unable to provide the Holders of Prepetition Credit Agreement Claims with Cash proceeds from the syndication of OpCo Market Debt in an amount equal to $916,900,000, subject to obtaining a waiver by the Requisite Consenting Bank Creditors in their sole discretion pursuant to Article IX.B hereof, on the Effective Date, OpCo and its applicable subsidiaries shall enter into the OpCo First Lien Loan Agreement Documents, and the Debtors shall distribute the OpCo First Lien Term Loan in an aggregate principal amount equal to the amount by which $916,900,000 exceeds the Cash proceeds from the OpCo Market Debt that are paid to the Holders of Prepetition Credit Agreement Claims pursuant to the terms of the Plan.

If the Debtors are unable to provide the Holders of Secured First Lien Notes Claims with Cash proceeds from the syndication of OpCo Market Debt in an amount equal to $318,100,000, subject to obtaining a waiver by the Requisite Consenting Bond Creditors in their sole discretion pursuant to Article IX.B hereof, on the Effective Date, OpCo and its applicable subsidiaries shall enter into the OpCo First Lien Notes Documents, and the Debtors shall distribute the OpCo First Lien Notes in an aggregate principal amount equal to the amount by which $318,100,000 exceeds the amount of such Cash proceeds from the OpCo Market Debt that are paid to the Holders of Secured First Lien Notes Claims pursuant to the terms of the Plan, provided, however, that if the amount of OpCo First Lien Notes that would otherwise be issued on account of the unsubscribed portion of such OpCo Market Debt is less than $159,050,000, then in lieu of OpCo First Lien Notes, the Debtors shall distribute the OpCo First Lien Incremental Term Loan to the Holders of Secured First Lien Notes Claims pursuant to the terms of the Plan.

On the Effective Date, New CEC shall enter into the OpCo Guaranty Agreement to guarantee, as applicable, any OpCo First Lien Term Loan and any OpCo First Lien Notes, and, if necessary to ensure syndication to third parties, the OpCo Market Debt.

Subject to the occurrence of the Effective Date, the OpCo Market Debt Documents, the OpCo First Lien Loan Agreement Documents (if any), and the OpCo First Lien Notes Documents (if any), shall constitute legal, valid, and binding obligations of the Reorganized Debtors party thereto and shall be enforceable in accordance with their respective terms. Subject to the occurrence of the Effective Date, the OpCo Guaranty Agreement (if necessary) shall constitute a legal, valid, and binding obligation of New CEC and shall be enforceable in accordance with its terms.

6.	Backstop Commitment and PropCo Preferred Equity Put and Call Rights.

On the Effective Date, the PropCo Preferred Backstop Investors shall have the right, pursuant to the PropCo Preferred Equity Call Right and consistent with the Backstop Commitment Agreement, to purchase for Cash from each Holder of Secured First Lien Notes Claims up to 50% of the PropCo Preferred Equity Distribution received by each such Holder. Each Holder of Secured First Lien Notes Claims that has exercised its PropCo Preferred Equity Put Right pursuant to the PropCo Preferred Subscription Procedures shall have the right to put all, but not less than all, of such Holders’ Pro Rata share of the PropCo Preferred Equity Distribution to the PropCo Preferred Backstop Investors for Cash pursuant thereto and consistent with the Backstop Commitment Agreement. The PropCo Preferred Subscription Procedures shall be included in the Plan Supplement and the exercise of Put Rights and Call Rights shall occur after the entry of the Confirmation Order but before the Effective Date.

The recoveries (including the PropCo Preferred Equity Put Right and PropCo Preferred Equity Call Right) provided by issuance of the PropCo Preferred Equity Distribution (other than in respect of the PropCo Preferred Upsize Amount) shall be used first to reduce the principal amount of CPLV Mezzanine Debt (if any) to be issued to the Holders of Secured First Lien Notes Claims under the Plan, second to reduce the principal amount of PropCo Second Lien Notes to be issued to the Holders of Secured First Lien Notes Claims under the Plan, and third to reduce the principal amount of CPLV Market Debt (provided that the CPLV Market Debt shall not be reduced to an amount below $1,800,000,000).

7.	Issuance of New Interests.

On the Effective Date, CEOC Interests shall be cancelled, and the Reorganized Debtors and New Property Entities shall issue all Securities, notes, instruments, certificates, and other documents required to be issued pursuant to the Plan, including (a) OpCo shall issue the OpCo Common Stock and, as set forth in Article IV.A.1(e) of the Plan, the OpCo Series A Preferred Stock, (b) PropCo shall issue the PropCo LP Interests, the PropCo LP GP Interests, and, if applicable, PropCo Preferred LP Interests, (c) PropCo GP shall issue the PropCo GP Interests, and (d) the REIT shall issue REIT Common Stock and REIT Preferred Stock; provided that the CEOC Interests held by CEC will be Reinstated as OpCo Common Stock. The issuance of such documents is authorized without the need for any further corporate action or without any further action by the Holders of Claims or Interests.

As set forth in more detail in the Plan Supplement, after taking into account the exercise of all of the PropCo Preferred Equity Put Rights and all of the PropCo Preferred Equity Call Rights, all PropCo Common Equity and all PropCo Preferred Equity will be issued as REIT Common Stock and REIT Series A Preferred Stock, respectively, except to the extent that a beneficial owner for United States federal income tax purposes of such PropCo Common Equity or PropCo Preferred Equity would (a) end up owning more than 9.8% of either the REIT Common Stock or the REIT Series A Preferred Stock (after taking into account all of the PropCo Preferred Equity Put Rights and all of the PropCo Preferred Equity Call Rights) and (b) is not willing to or permitted to sign an Ownership Limit Waiver Agreement (as defined in the REIT Series A Preferred Stock Articles), in which case such amounts in excess of 9.8% shall be issued as PropCo LP Interests and PropCo Preferred LP Interests as applicable.

8.	Bank Guaranty Settlement.

As part of a settlement by and among CEOC, CEC, and the Consenting First Lien Bank Lenders regarding the entitlement of the Holders of Prepetition Credit Agreement Claims to postpetition interest and the rate of any such postpetition interest, and to facilitate a settlement with the Holders of Subsidiary-Guaranteed Notes Claims, on the Effective Date, CEC (or New CEC) shall contribute the Bank Guaranty Settlement Purchase Price to the Debtors, and, on the Effective Date, the Debtors shall distribute the Bank Guaranty Settlement Purchase Price to the Holders of Prepetition Credit Agreement Claims in compliance with each such Holder’s respective Bank Guaranty Accrued Amount in accordance with the Plan. Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the Bank Guaranty Settlement.

9.	Waiver of CAC Recovery on Senior Unsecured Notes Claims.

As part of the settlement embodied in the Plan, CAC shall, as of the Effective Date, waive the consideration that CAC would otherwise receive under the Plan on account of CAC’s Senior Unsecured Notes Claims.

10.	Waiver or Assignment of Recoveries on Account of First Lien Notes Deficiency Claims.
On the Effective Date, at the Debtors’ direction, the Holders of First Lien Notes Claims shall waive their distributions on account of any First Lien Notes Deficiency Claims.

11.	Waiver of Turnover Provisions.

On the Effective Date, the Holders of First Lien Notes Claims and the Holders of Prepetition Credit Agreement Claims, and their respective trustees and/or agents, will waive the turnover rights under the Second Lien Intercreditor Agreement.

On the Effective Date, the Holders of First Lien Notes Claims and the Holders of Prepetition Credit Agreement Claims, and their respective trustees and/or agents, will waive the turnover rights under the Subsidiary-Guaranteed Notes Intercreditor Agreement.

B.	Master Lease Agreements.

On the Effective Date, OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall enter into the Master Lease Agreements, and the Master Lease Agreements shall become effective in accordance with their terms and the Plan.

C.	Management and Lease Support Agreements.

On the Effective Date, OpCo, PropCo, Manager, and New CEC shall enter into the Management and Lease Support Agreements, and the Management and Lease Support Agreements shall become effective in accordance with their terms and the Plan.

D.	Right of First Refusal Agreement.

On the Effective Date, PropCo and New CEC shall enter into the Right of First Refusal Agreement, and the Right of First Refusal Agreement shall become effective in accordance with its terms and the Plan.

E.	PropCo Call Right Agreement.

On the Effective Date, PropCo, New CEC, CERP, CGP, and their respective applicable subsidiaries (if applicable) shall enter into the PropCo Call Right Agreement, and the PropCo Call Right Agreement shall become effective in accordance with its terms and the Plan.

F.	Tax Indemnity Agreement.

On the Effective Date, OpCo, PropCo, and New CEC shall enter into the Tax Indemnity Agreement, and the Tax Indemnity Agreement shall become effective in accordance with its terms and the Plan.

G.	Transition Services Agreement.

On the Effective Date, OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall enter into the Transition Services Agreement, and the Transition Services Agreement shall become effective in accordance with its terms and the Plan.

H.	Subsidiary-Guaranteed Notes Settlement.

The Plan recoveries available to the Holders of Subsidiary-Guaranteed Notes Claims pursuant to the Plan have been made available pursuant to a settlement by and among CEOC, each Subsidiary Guarantor, the Holders of Subsidiary-Guaranteed Notes Claims, CEC, the Consenting First Lien Bank Lenders, and the Consenting First Lien Noteholders (including with respect to the waiver of turnover provisions under the Subsidiary-Guaranteed Notes Intercreditor Agreement set forth in Article IV.A.11 hereof). As more fully set forth in the SGN RSA and the Disclosure Statement, by the Subsidiary-Guaranteed Notes Settlement, (a) the Holders of Prepetition Credit

Agreement Claims and the Holders of First Lien Notes Claims, and their respective trustees and/or agents, waive their rights to turnover under the Subsidiary-Guaranteed Notes Intercreditor Agreement, and such waiver shall be in effect on the Effective Date and (b) regardless of whether Class G votes to accept or reject the Plan, on the Effective Date, each holder of a SGN Claim shall receive its pro rata share of (i) $116,810,000 in New CEC Convertible Notes and (ii) 4.045% of New CEC Common Equity on a fully-diluted basis (giving effect to the issuance of the New CEC Convertible Notes). Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the Subsidiary-Guaranteed Notes Settlement.

I.	Unsecured Creditors Committee Settlement.

As more fully documented in the UCC RSA, the Plan treatments provided in the Plan to the Holders of Undisputed Unsecured Claims, Disputed Unsecured Claims, Convenience Unsecured Claims, Senior Unsecured Notes Claims, and Insurance Coverage Unsecured Claims have been made available pursuant to a settlement by and among the Debtors, CEC, and the Unsecured Creditors Committee, as reflected in the Plan. Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the settlement with the Unsecured Creditors Committee.

J.	Second Priority Noteholders Committee Settlement.

As more fully documented in the Second Lien RSA, the Plan treatments provided in the Plan to the Holders of Second Lien Notes Claims have been made available pursuant to a settlement by and among the Debtors, CEC, CAC, the Second Priority Noteholders Committee, and the Consenting Second Lien Creditors, as reflected in the Plan. As provided in the Second Lien RSA, the Plan, the Confirmation Order, the documents in the Plan Supplement, and any modifications, amendments, or supplements thereto shall be reasonably acceptable to the Second Priority Noteholders Committee and to the extent that any such amendment, supplement, modification, or restatement could have, in the good faith opinion of the Second Priority Noteholders Committee, after consulting with its professionals, any material impact on the legal or economic rights of the Second Lien Notes Claims, shall be approved by the Second Priority Noteholders Committee. Confirmation of the Plan shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019 and section 1123 of the Bankruptcy Code, of the settlement with the Second Priority Noteholders Committee and the Consenting Second Lien Creditors.

K.	Danner Settlement.

As more fully documented in the Danner Agreement, the Plan treatments provided in the Plan and the other protections for the 2016 Fee Notes resolve the action captioned Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.).

L.	Cash Collateral Order Amendments and Operating Cash for OpCo and the REIT.

Pursuant to the Plan and the agreements set forth in the Bank RSA and the Bond RSA, on the Effective Date the Cash Collateral Order shall be deemed amended to delete the requirement that the Holders of Prepetition Credit Agreement Claims and the Holders of First Lien Notes Claims shall receive payments of Available Cash remaining on the Effective Date as adequate protection. The Debtors shall contribute $44,525,000 of the Minimum Cash Requirement to the REIT to fund the REIT’s initial balance sheet, with the remaining Minimum Cash Requirement remaining at OpCo for Cash on hand; provided that any amounts of Cash above the Minimum Cash Requirement remaining at OpCo can be used by New CEC in its sole discretion.

M.	Deferred Compensation Settlement.

On the Effective Date, OpCo and New CEC shall consummate the Deferred Compensation Settlement Agreement, and the Deferred Compensation Settlement Agreement shall become effective in accordance with its terms and the Plan.

N.	The Separation Structure.

The Separation Structure will occur through the Spin Structure, provided, however, that in lieu of the Spin Structure, the separation will be accomplished by the Partnership Contribution Structure (1) if the Company is unable to receive a favorable private letter ruling from the IRS (the “Spin Ruling”) or a “should” level opinion of counsel (the “Spin Opinion”), concluding, in either case, based on facts, customary representations (and certain customary assumptions, in the case of a Spin Opinion) set forth or described in the Spin Ruling or Spin Opinion, that the Spin Structure qualifies under section 368(a)(1)(G) of the Internal Revenue Code, with the consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee, such consent not to be unreasonably withheld, (2) at the election of the Requisite Consenting Bond Creditors (after consultation with the Consenting First Lien Bank Creditors), if the Estimated REIT E&P exceeds $1.6 billion, or (3) at the election of the Debtors and CEC, with the consent of the Requisite Consenting Bank Creditors and the Requisite Consenting Bond Creditors, such consent not to be unreasonably withheld. In either Separation Structure, (1) the distribution of the New Debt and New Interests under the Plan will be made in a manner that will not generate taxable income to the Debtors other than cancellation of indebtedness income, and (2) the Debtors and CEC shall regularly consult with the advisors for the Consenting First Lien Noteholders, the advisors for the Consenting First Lien Bank Lenders, the advisors for the Second Priority Noteholders Committee, the advisors for the Subsidiary-Guaranteed Notes Trustee, and the advisors for the Unsecured Creditors Committee on the Separation Structure and all decisions that may materially affect the tax consequences thereof on the Holders of First Lien Notes Claims, the Holders of Prepetition Credit Agreement Claims, Holders of Second Lien Notes Claims, the Holders of General Unsecured Claims, the Holders of Non-Obligor Unsecured Claims, the Holders of Convenience Unsecured Claims, the Holders of Senior Unsecured Notes Claims, and/or the Holders of Subsidiary-Guaranteed Notes Claims.

If the Partnership Contribution Structure is used, New CEC shall have the option to participate in future issuances, or purchase additional equity from PropCo at fair market value if participation is not feasible, to maintain its percentage ownership interest in PropCo at 5% if it would otherwise decrease below that threshold.

To meet the requirement that a real estate investment trust have at least 100 shareholders and notwithstanding anything herein to the contrary, the REIT will have the right to issue, for Cash, the REIT Series B Preferred Stock.

O.	Treatment of the NRF Bankruptcy Disputes and NRF Non-Bankruptcy Disputes.

Notwithstanding any other provision of this Plan (including Article VIII hereof), and except as set forth in this Article IV.O, on and after the Effective Date, (i) all matters related to or arising from the NRF Non-Bankruptcy Disputes shall not be subject to any discharge, release, injunction, or exculpation provided for in this Plan, and shall survive the Effective Date without impairment in any manner whatsoever as a result of the Chapter 11 Cases or otherwise; provided, however, that, except as set forth herein, nothing in this provision shall be deemed to alter or modify the rights and obligations of the parties to the NRF Non-Bankruptcy Disputes with respect to any agreement entered into during the pendency of the Chapter 11 Cases, including the NRF Standstill Agreement. The rights of all parties to the NRF Non-Bankruptcy Disputes and, until its termination, pursuant to the NRF Standstill Agreement, are expressly preserved except as set forth herein. On the Effective Date, (1) the NRF Claim will be deemed withdrawn in accordance with this Article IV.O, (2) the parties to the NRF Adversary Proceeding shall submit an agreed order to the Bankruptcy Court denying the Debtors’ Motion for Entry of an Order (A) Extending the Automatic Stay to Enjoin Certain Payments and Legal Processes, and (B) Granting Related Relief [Adv. Pro. Docket No. 8] in the NRF Adversary Proceeding, and (3) the NRF Bankruptcy Disputes shall be dismissed or withdrawn with prejudice (but in the case of the NRF Adversary Proceeding, only after the Bankruptcy Court’s entry of the agreed order set forth in (2) above). The NRF and the members of the Caesars Controlled Group acknowledge and agree that, except as set forth in this Article IV.O, nothing in this Plan or any agreement entered into during the pendency of the Chapter 11 Cases, including the NRF Standstill Agreement, shall be construed to limit (1) any claim, assertion, defense or argument based on the facts and circumstances leading up to the filing of the Chapter 11 Cases or the fact of the occurrence of the Chapter 11 Cases, that was made or that may be made by the NRF or the Caesars Controlled Group in any forum, in connection with any dispute related to or arising from the NRF Withdrawal Notice or the NRF Payment Demand, or (2) the rights of the parties in, or the powers of the courts or arbitrators in, the NRF Non-Bankruptcy Disputes. The Confirmation Order shall provide that on the Effective Date, the NRF Standstill Agreement shall automatically terminate without further act or action by any party thereto. The last day on which any member of the Caesars Controlled Group may request review of the assessment made in the NRF Payment Demand pursuant to section 4219(b)(2)(A) of ERISA shall be 90 calendar days after the Effective Date, and all other dates respecting such request for review shall be calculated based on the Effective Date.

Notwithstanding the foregoing or any other provision of this Plan, (a) the NRF shall not have, and shall be barred from asserting any liability on account of, any claim for partial or complete withdrawal by any or all of the NRF Employers from the Legacy Plan of the NRF on account of any of the restructuring transactions contemplated by this Plan, including the creation of the New Property Entities pursuant to the Separation Structure and any exercise of PropCo’s rights under the PropCo Call Right Agreement, (b) the NRF shall not have, and shall be barred from asserting, any claims (as defined in Section 101(5) of the Bankruptcy Code) against any or all of the New Property Entities or any or all of the New Property Entities’ respective assets to the extent such claims are based on, or arise out of, any act, omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, including any such claims arising out of or otherwise related to the NRF Bankruptcy Disputes, the NRF Non-Bankruptcy Disputes, the NRF Payment Demand, the NRF Withdrawal Notice, and the partial or complete withdrawal from the Legacy Plan of the NRF by the NRF Employers, including on account of any successor liability, and any and all such claims shall be deemed released and discharged on the Effective Date, and (c) the NRF and the members of the Caesars Controlled Group acknowledge and agree that (i) none of the New Property Entities are, or at any relevant time were, part of the Caesars Controlled Group, (ii) any liability of the Caesars Controlled Group on account of any complete or partial withdrawal from the Legacy Plan of the NRF shall (A) be paid in accordance with ERISA, (B) not be accelerated as a result of the occurrence of the Chapter 11 Cases, the Plan, the creation of the New Property Entities pursuant to the Separation Structure or any exercise of PropCo’s rights under the PropCo Call Right Agreement, and (C) not be a liability of and shall not be assertable against or paid by any or all of the New Property Entities or their respective assets.

No amendment or modification to this Article IV.O shall be valid unless such amendment or modification is agreed to in writing by the NRF and the Requisite Consenting Bond Creditors.

P.	Restructuring Transactions.

On the Effective Date, the Debtors, the Reorganized Debtors, and/or the New Property Entities, as applicable, shall enter into the Restructuring Transactions, including those transactions set forth in the Restructuring Transactions Memorandum, and shall take any actions as may be necessary or appropriate to effect a corporate restructuring of their respective businesses or a corporate restructuring of the overall corporate structure of the Debtors, to the extent provided therein, including the Spin Structure and the Partnership Contribution Structure set forth in Article IV.N of the Plan and the CEOC Merger. The Restructuring Transactions may include one or more intercompany mergers, consolidations, amalgamations, arrangements, continuances, restructurings, conversions, dissolutions, transfers, liquidations, spinoffs, intercompany sales, or other corporate transactions as may be determined by the Debtors, the Reorganized Debtors, and/or the New Property Entities, as applicable, to be necessary or appropriate without any material adverse effects on the Holders of Prepetition Credit Agreement Claims, Secured First Lien Notes Claims, or Non-First Lien Claims, or the value of their respective recoveries. The actions to implement the Restructuring Transactions may include: (1) the execution and delivery of appropriate agreements or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, or dissolution pursuant to applicable state or provincial law; (4) the execution and delivery of the New Debt Documents, and any filings related thereto; and (5) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law in connection with the Plan.

Q.	New Corporate Governance Documents.

On or immediately before the Effective Date, the Debtors, the Reorganized Debtors, and/or the New Property Entities, as applicable, will file their respective New Corporate Governance Documents, OpCo Organizational Documents, or the New Property Entity Organizational Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation or organization in accordance with the corporate laws of the respective states, provinces, or countries of incorporation or organization. The New Corporate Governance Documents, the OpCo Organizational Documents, and the New Property Entity Organizational Documents will prohibit the issuance of non-voting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code. After the Effective Date, the Reorganized Debtors and the New Property Entities may amend and restate their respective New Corporate Governance Documents, OpCo Organizational Documents, or New Property Entity Organizational Documents, as applicable, as permitted by such documents and the laws of their respective states, provinces, or countries of incorporation or organization.

R.	New Boards.

As of the Effective Date, except as set forth in this Article IV.R, all directors, managers, and other members of existing boards or governance bodies of the Debtors, as applicable, shall cease to hold office or have any authority from and after such time to the extent not expressly included in the roster of the applicable New Board. Pursuant to section 1129(a)(5) of the Bankruptcy Code, to the extent known, the Debtors will disclose in the Plan Supplement the identity and affiliations of any Person proposed to serve on the New Boards. To the extent any such director or officer of the Debtors is an “insider” under the Bankruptcy Code, the Debtors also will disclose the nature of any compensation to be paid to such director or officer. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the applicable New Corporate Governance Documents, OpCo Organizational Documents, New Property Entity Organizational Documents, and other constituent documents of the Reorganized Debtors and the New Property Entities.

1.	OpCo.

The OpCo New Board shall consist of three voting members to be designated by CEC (or New CEC), one of whom shall be independent and reasonably acceptable to the Requisite Consenting Bond Creditors. The independent director shall be a member of all committees of the OpCo New Board.

There also shall be one non-voting observer, reasonably acceptable to OpCo, to be designated by the Requisite Consenting Bond Creditors. The observer shall be given notice of and an opportunity to attend the portion of all meetings, including applicable committee meetings, of the OpCo New Board concerning business and strategy session matters and other matters that would have an adverse material economic impact on PropCo (and receive all materials given to OpCo board members in connection with such matters), including with regard to matters related to capital expenditures, budgeting, planning, and construction of capital improvements for existing and new casino, gaming, and related facilities, subject to appropriate limitation in respect of privilege issues.

2.	REIT.

The REIT New Board shall consist of seven voting members to be designated by the Requisite Consenting Bond Creditors. At least three voting members must be licensed by the required regulatory authorities by the Effective Date. If there are not at the Effective Date at least three voting members licensed, then to assist with Consummation of the Plan up to two of the independent directors of CEOC’s board shall be designated to the REIT New Board so that there will be three voting members at the Effective Date, with such members being removed successively as each non-voting member is licensed. Until such time as the CEOC independent members are a minority of the New Board, the REIT shall be prohibited from taking major transactions without shareholder approval. To the extent any members are not so licensed by the Effective Date, they shall be non-voting members until so licensed.

3.	New CEC.

Upon the effectiveness of the Plan and the occurrence of the Effective Date, the initial Board of Directors of New CEC (the “Initial Board”) shall consist of eleven members, one of whom shall be the CEO of New CEC, and ten others, eight of whom shall be “independent” directors (together with the CEO, the “Initial Directors”) based on the standard for serving as a member of an audit committee of a New York Stock Exchange listed company and, for avoidance of doubt, the eight “independent” directors shall not include anyone who is an officer, director, manager or full-time employee of any Sponsor. The Initial Board shall be comprised of (a) four members appointed by CAC and CEC, which together shall be entitled to appoint two Initial Directors that are not “independent” (which, for avoidance of doubt, can be an officer, director, manager, or full-time employee of any Sponsor), provided that the full CAC independent board committee shall appoint one of the four Initial Directors appointed by CEC/CAC whose appointment shall be subject to the consent of the Second Priority Noteholders Committee, and the CEC Strategic Alternatives Committee shall appoint one of the four Initial Directors appointed by CEC/CAC whose appointment shall be subject to the consent of the Second Priority Noteholders Committee, (b) three members appointed by the Second Priority Noteholders Committee, (c) two members appointed by the Requisite Consenting Bond Creditors, and (d) one member appointed together by the Requisite Consenting Bank Creditors and the Requisite Consenting SGN Creditors, in consultation with the Unsecured Creditors Committee; provided, however, that if any of such appointees has not received all necessary prior approvals from applicable gaming regulators to assume a seat on the Initial Board by the Effective Date (“Approvals”), then the Creditors or stockholders having such appointment rights shall appoint “independent” (as described above) directors from the current directors of CEC, CAC, and/or CEOC instead (the “Interim Directors”). The chairman of the Initial Board shall be one of the “independent” Initial Directors, and the selection of the chairman shall be subject to the consent of the Second Priority Noteholders Committee and the other creditors or shareholders having appointment rights.

If Interim Directors are appointed, then the persons or entities having the right to appoint such Interim Directors, as applicable, may replace the Interim Directors they appointed with the Initial Director(s) they would have appointed but for lack of Approvals once such proposed Initial Director has been “Approved.”

At any time that the New CEC board consists of more than two Interim Directors, such board shall not direct or permit New CEC or any subsidiary to take any actions outside of the ordinary course of business of their respective businesses without (i) approval of such action by a committee of the board that excludes the Interim Directors and any Initial Directors who are not independent or (ii) a stockholder vote by the stockholders of New CEC.

New CEC shall use its reasonable best efforts to cause the individuals appointed as Initial Directors to receive all Approvals, including adopting such internal governance structures as may be required to enable an appointee herein contemplated to serve on the New CEC Board of Directors. Upon receipt of Approvals for at least nine of the eleven members appointed as Initial Directors, including at least two of the three members appointed by the Second Priority Noteholders Committee and at least one of the two members appointed by the

Requisite Consenting Bond Creditors, the Initial Board shall have the powers of a board of directors under Delaware law and New CEC’s Bylaws.

Director terms of the directors on the Initial Board will be classified. Class I directors, whose initial term will expire at New CEC’s 2018 annual meeting of stockholders, will include the CEO, one of the appointees of the Second Priority Noteholders Committee, one of the non-independent appointees of CEC/CAC, and one of the appointees of the Requisite Consenting Bond Creditors. Class II directors, whose term will expire at New CEC’s 2019 annual meeting of stockholders, will be likewise composed except that the appointee of the Requisite Consenting Bank Creditors/Requisite Consenting SGN Creditors shall be in that class instead of the CEO, and the independent director appointed by the CEC Strategic Alternative Committee shall be in that class instead of one of the non-independent appointees of CEC/CAC. Class III directors, whose term will expire at New CEC’s 2020 annual meeting of stockholders, shall be the remaining appointees. Any new directors elected on or after the expiration of the terms of the Initial Directors shall be elected by cumulative voting, and the terms of such new directors shall be declassified (i.e., one year).

For the avoidance of doubt, all of the above is subject to New CEC’s duties and obligations under applicable law as a regulated company, along with any required approvals.

S.	New Employment Contracts.

On the Effective Date, OpCo and PropCo, as applicable, shall enter into the New Employment Contracts with the employees covered by such New Employment Contracts, and such New Employment Contracts shall become effective in accordance with their terms and the Plan.

T.	Shared Services.

On or before the Effective Date, the CES LLC Agreement and the CES Shared Services Agreement shall be amended or modified as necessary or appropriate to reflect the formation of OpCo and PropCo, including to reflect all of the following provisions in this Article IV.T: (1) to provide that Total Rewards® and other enterprise-wide and property specific resources are allocated, and services provided, in a way that does not discriminate against PropCo or OpCo, and (2) for so long as New CEC, the Manager, or any of their respective affiliates or subsidiaries manages pursuant to the Management and Lease Support Agreements or otherwise, CES shall ensure that, in the event New CEC, the Manager, or any of their respective affiliates and subsidiaries cease to provide the resources and services provided by such agreements, CES shall provide such resources and services directly to PropCo on equivalent terms to or via an alternative arrangement reasonably acceptable to PropCo; provided that if New CEC, the Manager, or any of their respective affiliates or subsidiaries are terminated as manager under the applicable management agreement other than by or with the consent of PropCo, CES shall provide such resources and services pursuant to a management agreement on substantially the same terms and conditions, notwithstanding such termination, if so elected by PropCo. In the event PropCo terminates or consents to the termination of the management relationship with New CEC or its affiliates, for so long as the transition period under the applicable management agreement(s) continues, PropCo shall continue to have access to such resources and services on no less favorable terms. The modified documents shall be in form and substance reasonably satisfactory to the Debtors, CEC, the Requisite Consenting Bond Creditors, the Requisite Consenting Bank Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

CES shall at the request of the REIT New Board have meetings or conference calls once a quarter with a designee of the REIT New Board to discuss, and consult on, the strategic and financial business plans, budgeting (including capital expenditures), and other topics as reasonably requested by the REIT New Board. The REIT shall also have audit and information rights with respect to CES.

U.	Exemptions.

Pursuant to section 1145 of the Bankruptcy Code, except as noted below, the offering, issuance, and distribution of the 1145 Securities in respect of Claims as contemplated by the Plan is exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. The 1145 Securities to be issued under the Plan (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is not an “affiliate” of the Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within 90 days of such transfer, and (iii) is not an entity that is an “underwriter” as defined in subsection (b) of Section 1145 of the Bankruptcy Code. Should the Reorganized Debtors or any of the New Property Entities elect on or after the Effective Date to reflect any ownership of the 1145 Securities to be issued under the Plan through the facilities of DTC, the Reorganized Debtors or the New Property Entities, as the case may be, need not provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the 1145 Securities to be issued under the Plan under applicable securities laws. DTC shall be required to accept and conclusively rely upon the Plan and Confirmation Order in lieu of a legal opinion regarding whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services. Notwithstanding anything to the contrary in the Plan, no entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan, including, for the avoidance of doubt, whether the 1145 Securities to be issued under the Plan are exempt from registration and/or eligible for DTC book-entry delivery, settlement, and depository services.

Each of the (1) OpCo Common Stock and PropCo Common Equity issued pursuant to the New CEC OpCo Stock Purchase and the New CEC PropCo Common Stock Purchase, respectively, and (2) REIT Series B Preferred Stock will be issued without registration in reliance upon the exemption set forth in section 4(a)(2) of the Securities Act and will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law.

V.	New Interests.

Before the Effective Date, the Board of Directors of CEOC, and on and after the Effective Date, the REIT New Board shall each use its reasonable best efforts to have the REIT Common Stock (a) registered for resale under the Securities Act and any other applicable state securities law and (b) listed as soon as practicable on a nationally recognized exchange, subject to meeting applicable listing requirements following the Effective Date. A registration statement covering the resale of REIT Common Stock shall be filed as soon as practicable following the Effective Date and in any event within 75 days thereafter.

The Board of Directors of CEOC shall consult with the professionals to the Consenting First Lien Noteholders and the Consenting First Lien Bank Lenders on the form and substance of the registration statement for the REIT Common Stock. The parties shall enter into a customary registration rights agreement providing for among other things a re-sale registration statement for any Holder of Secured First Lien Notes Claims that cannot freely transfer its equity pursuant to section 1145 of the Bankruptcy Code and keeping any registration statements that do not automatically incorporate the U.S. Securities and Exchange Commission filings by reference up to date.

New CEC shall use commercially reasonable efforts to have the New CEC Common Equity (a) registered for resale under the Securities Act and any other applicable state Securities law and (b) listed as soon as practicable on a nationally recognized exchange, subject to meeting applicable listing requirements following the Effective Date.

W.	Cancellation of Existing Securities and Agreements.

On the Effective Date, except to the extent otherwise provided in the Plan, all notes, instruments, certificates, shares, bonds, indentures, purchase rights, options, warrants, collateral agreements, subordination agreements, intercreditor agreements, and other documents directly or indirectly evidencing, creating, or relating to any indebtedness or obligations of, or ownership interest in, the Debtors giving rise to any rights or obligations relating to Claims or Interests, including the Prepetition Credit Agreement Claims (provided, however, for the avoidance of doubt, all claims pursuant to the Guaranty and Pledge Agreement shall survive until consummation of the Bank Guaranty Settlement, including payment of the Bank Guaranty Settlement Purchase Price to the Holders of Prepetition Credit Agreement Claims), Secured First Lien Notes Claims, First Lien Notes Deficiency Claims, Second Lien Notes Claims, Senior Unsecured Notes Claims, Subsidiary Guaranteed Notes Claims, and CEOC Interests, shall be deemed cancelled and surrendered without any need for a Holder to take further action with respect thereto and the obligations of the Debtors or Reorganized Debtors, as applicable, and any non-Debtor parties, thereunder or in any way related thereto shall be deemed satisfied in full and discharged, provided that the CEOC Interests held by CEC will be Reinstated as OpCo Common Stock; provided, however, that notwithstanding Confirmation or Consummation, any such agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of (1) allowing Holders to receive distributions as specified under the Plan, (2) allowing each of the Indenture Trustees to make distributions pursuant to the Plan on account of the First Lien Notes, the Second Lien Notes, the Senior Unsecured Notes, and the Subsidiary-Guaranteed Notes, as applicable, (3) preserving each of the Indenture Trustees’ rights to compensation and indemnification as against any money or property distributable to Holders of Notes Claims, including permitting each of the Indenture Trustees to maintain, enforce, and exercise their respective Indenture Trustee Charging Liens against such distributions, (4) preserving all rights, including rights of enforcement, of the Indenture Trustees against any person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the Holders of the applicable Notes Claims pursuant and subject to the terms of the applicable Indenture as in effect on the Effective Date, (5) permitting each of the Indenture Trustees to enforce any obligation (if any) owed to such Indenture Trustee under the Plan, and (6) permitting each of the Indenture Trustees to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other Court; provided, further, however, that (1) the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors or Reorganized Debtors, as applicable, except as expressly provided for in the Plan and (2) except as otherwise provided herein, the terms and provisions of the Plan shall modify any existing contract or agreement that would in any way be inconsistent with distributions under the Plan. Each of the Indenture Trustees shall be discharged and shall have no further obligation or liability except as provided in the Plan and Confirmation Order, and after the performance by the Indenture Trustees and their respective representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, each of the Indenture Trustees shall be relieved of and released from any obligations and duties arising thereunder. The fees, expenses, and costs of the Indenture Trustees, including costs of their respective professionals incurred after the Effective Date in connection with any obligation that survive under the Plan will be paid by the Reorganized Debtors in the ordinary course.

X.	Corporate Action.

Upon the Effective Date, all actions contemplated under the Plan, if taken in compliance with the Plan, shall be deemed authorized and approved in all respects, and, to the extent taken prior to the Effective Date, ratified without any requirement for further action by Holders of Claims or Interests, directors, managers, or officers of the Debtors, the Reorganized Debtors, the New Property Entities, or any other Entity or Person, including: (1) adoption or assumption, as applicable, of the agreements with existing management and New Employment Contracts; (2) rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (3) selection of the directors, managers, members, and officers for the Reorganized Debtors and the New Property Entities; (4) implementation of the Restructuring Transactions and performance of all actions and transactions contemplated thereby; (5) the applicable Reorganized Debtors’ and New Property

Entities’ entry, delivery, and performance of the New Debt Documents; (6) the distribution of New Interests as provided herein; (7) the distribution of the New CEC Convertible Notes and the New CEC Common Equity as provided herein; and (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred on, and shall be in effect as of, the Effective Date, without any requirement of further action by the security holders, directors, managers, or officers of the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable. On or, as applicable, prior to the Effective Date, the appropriate officers of the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable, shall be authorized and, as applicable, directed to issue, execute, and deliver the agreements, documents, securities, certificates of incorporation, certificates of formation, bylaws, operating agreements, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors and/or the New Property Entities, including the New Debt Documents, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.X shall be effective notwithstanding any requirements under nonbankruptcy law.

Y.	Effectuating Documents; Further Transactions.

On and after the Effective Date, as applicable, the Debtors, the Reorganized Debtors, the New Property Entities, and the directors, managers, officers, authorized persons, and members thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Debt Documents, the New Corporate Governance Documents, the OpCo Organizational Documents, the New Property Entity Organizational Documents, and any Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors and the New Property Entities (including the New Interests), without the need for any approvals, authorization, or consents except for those expressly required pursuant to the Plan.

Z.	Exemption from Certain Taxes and Fees.

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property or any Interests pursuant to the Plan, including the recording of any amendments to such transfers, or any new mortgages or liens placed on the property in connection with such transfers, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. Pursuant to section 1146 of the Bankruptcy Code, any transfers of property pursuant hereto or pursuant to the New Debt Documents shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the Confirmation Order shall direct and shall be deemed to direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment. Such exemption specifically applies to: (1) the creation of any mortgage, deed of trust, Lien, or other security interest; (2) the making or assignment of any lease or sublease; (3) any Restructuring Transaction; (4) the issuance, distribution, and/or sale of any of the New Interests, the New Debt, and any other Securities of the Debtors, the Reorganized Debtors, or the New Property Entities; and (5) the making or delivery of any deed or other instrument of transfer in furtherance of or in connection with the Plan, including (i) any merger agreements, (ii) agreements of consolidation, restructuring, disposition, liquidation, or dissolution, (iii) deeds, (iv) bills of sale, and (v) assignments executed in connection with any Restructuring Transaction occurring under the Plan.

AA.	Corporate Existence.

Except as otherwise provided in the Plan (including as necessary and/or advisable to implement the Separation Structure), each Debtor shall continue to exist after the Effective Date as a separate corporate Entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be pursuant to the Plan and require no further action or approval.

BB.	Vesting of Assets.

Except as otherwise provided in the Plan or any agreement, instrument, or other document incorporated in the Plan, notwithstanding any prohibition of assignability under applicable non-bankruptcy law and in accordance with section 1141 of the Bankruptcy Code, on the Effective Date, all property in each Estate, all Causes of Action (unless otherwise released or discharged pursuant to the Plan), and any property acquired by any of the Debtors pursuant to the Plan shall vest, as applicable, in each respective Reorganized Debtor and the New Property Entities, free and clear of all Liens, Claims, charges, or other encumbrances (except for Liens securing obligations under the New Debt Documents and the Liens securing obligations on account of Other Secured Claims that are Reinstated pursuant to the Plan, if any). On and after the Effective Date, except as otherwise provided in the Plan, the Reorganized Debtors and New Property Entities may operate their business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

CC.	General Settlement of Claims.

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan will constitute a good-faith compromise and settlement of the claims, Causes of Action, and controversies released by the Debtor Release and the Third-Party Release pursuant to the Plan.

DD.	Ordinary Course of Business Through Effective Date.

Between Confirmation and the Effective Date, the Debtors will not use, sell, or lease property of the Estates outside the ordinary course of business without approval by or authorization from the Bankruptcy Court.

EE.	Retention of Causes of Actions.

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released, the Debtors and the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Debtors’ and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date. In the event that the Recoverable Amount is paid pursuant to the terms of the CIE Proceeds and Reservation of Rights Agreement or otherwise, CEOC’s Cause of Action against CEC on account of the Recoverable Amount will be released.

No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against such Entity as any indication that the Debtors and the

Reorganized Debtors will not pursue any and all available Causes of Action against such Entity. The Debtors and the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action, including with respect to rejected Executory Contracts and Unexpired Leases, against any Entity, except as otherwise expressly provided in the Plan. Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court Final Order, the Debtors and the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption of Executory Contracts and Unexpired Leases.

On the Effective Date, except as otherwise provided herein or in any contract, instrument, release, indenture, or other agreement or document entered into in connection with the Plan, Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date pursuant to sections 365 and 1123 of the Bankruptcy Code, regardless of whether such Executory Contract or Unexpired Lease is identified on the Assumed Executory Contracts and Unexpired Leases Schedule, unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of a motion to reject Filed on or before the Effective Date; or (4) is identified as an Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease Schedule, if any. Any motions to assume or reject Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order.

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumptions, assumption and assignment, or rejections, as applicable, of such Executory Contracts or Unexpired Leases as set forth in the Plan, the Assumed Executory Contract and Unexpired Lease Schedule, and the Rejected Executory Contract and Unexpired Lease Schedule, as applicable, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions, assumptions and assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date. Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by Bankruptcy Court order but not assigned to a third party before the Effective Date shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

To the maximum extent permitted by law, to the extent any provision in any Executory Contract or Unexpired Lease assumed or assumed and assigned pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment of such Executory Contract or Unexpired Lease (including any “change of control” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the non-Debtor party thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejected Executory Contract and Unexpired Lease Schedule at any time up to and on the Effective Date, with the reasonable consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

B.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases.

Rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such Executory Contract or Unexpired Lease.

C.	Rejection of Executory Contracts and Unexpired Leases.

Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Notice and Claims Agent and served on the Reorganized Debtors no later than thirty days after the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Notice and Claims Agent within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, the New Property Entities, the Estates, or their property, without the need for any objection by the Debtors or Reorganized Debtors, or further notice to, action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, and be subject to the permanent injunction set forth in Article VIII.E of the Plan, notwithstanding anything in the Schedules or a Proof of Claim to the contrary.

All Claims arising from the rejection by any Debtor of any Executory Contract or Unexpired Lease pursuant to section 365 of the Bankruptcy Code shall be treated as a General Unsecured Claim or Non-Obligor Unsecured Claim (depending on which Debtor such Claim is asserted against) pursuant to Article III.B of the Plan and may be objected to in accordance with the provisions of Article VI of the Plan and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

D.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases.

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed or assumed and assigned pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitation described below, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any payments to cure such a default; (2) the ability of the Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed or assumed and assigned; or (3) any other matter pertaining to assumption or assumption and assignment, the cure amount required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption or assumption and assignment; provided that the Reorganized Debtors as to any assumed or assumed and assigned Executory Contract or Unexpired Lease (other than those assigned to the New Property Entities), and the relevant New Property Entity, as to any Executory Contract or Unexpired Lease assumed and assigned to the New Property Entities, may settle any dispute regarding the amount of any such cure amount without any further notice to any party or any action, order, or approval of the Bankruptcy Court; provided, further, that, notwithstanding anything to the contrary herein, prior to the entry of a Final Order resolving any dispute and approving the assumption or assumption and assignment of such Executory Contract or Unexpired Lease, the Reorganized Debtors reserve the right to reject any Executory Contract or Unexpired Lease which is subject to dispute, whether by amending the Rejected Executory Contract and Unexpired Lease Schedule in accordance with Article V.A of the Plan or otherwise, subject to the reasonable consent of the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee.

At least forty-two days prior to the Confirmation Objection Deadline, the Debtors shall provide for notices of proposed assumption or assumption and assignment and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court; provided that the Debtors reserve all rights with respect to any such proposed assumption or assumption and assignment and proposed cure amount in the event of an objection or dispute. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption, assumption and assignment, or related cure amount must be filed, served, and actually received by the Debtors no later than thirty days after service of the notice providing for such assumption or assumption and assignment and related cure amount. Any counterparty to an Executory Contract or Unexpired Lease that fails to timely object to the proposed assumption, assumption and assignment, or cure amount will be deemed to have assented to such assumption or cure amount.

Assumption or assumption and assignment of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall constitute and be deemed to constitute the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption or assumption and assignment. Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed or assumed and assigned shall be deemed disallowed and expunged, without further notice to, action, order, or approval of the Bankruptcy Court.

E.	Modifications, Amendments, Supplements, Restatements, or Other Agreements.

Unless otherwise provided in the Plan, each assumed or assumed and assigned Executory Contract or Unexpired Lease shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or is rejected under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

F.	Indemnification Provisions.

On and as of the Effective Date, the Indemnification Provisions will be assumed and irrevocable and will survive the effectiveness of the Plan and the Reorganized Debtors’ governance documents shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, or agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the Reorganized Debtors will amend and/or restate their respective governance documents before or after the Effective Date to terminate or materially adversely affect any of the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights; provided that, for the avoidance of doubt, each of the Reorganized Debtors shall be jointly and severally liable for the foregoing obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Indemnification Provisions. Notwithstanding anything to the contrary contained herein, (1) Confirmation shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the Indemnification Provisions, (2) each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be

Filed, and (3) as of the Effective Date, the Indemnification Provisions shall be binding and enforceable against the Reorganized Debtors. Notwithstanding the foregoing, the Reorganized Debtors shall have no obligation to indemnify any Person for any contributions made by such Person, or on such Person’s behalf, to the Debtors or to any Holder of any Claim or Interests as consideration for any releases provided pursuant to this Plan.

The New Property Entities’ governance documents shall provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to, the New Property Entities’ directors, officers, employees, or agents in respect of their post-Effective Date actions or inactions to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the Debtors on the Petition Date, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted, and none of the New Property Entities shall amend and/or restate their respective governance documents before the Effective Date to terminate or materially adversely affect any of the New Property Entities’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights. Notwithstanding the foregoing, nothing shall impair the ability of the New Property Entities to modify the indemnification obligations (whether in the bylaws, certificates or incorporate or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts, or otherwise) arising after the Effective Date.

G.	Treatment of D&O Liability Insurance Policies.

Notwithstanding anything in the Plan to the contrary, and solely to the extent not superseded by a Final Order approving a settlement with the insurance carriers for the D&O Liability Insurance Policies, CEC shall maintain all of its unexpired D&O Liability Insurance Policies for the benefit of the Debtors’ directors, members, trustees, officers, and managers, which coverage shall be through the Effective Date of the Plan, and all directors, members, trustees, officers, and managers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations related to the foregoing D&O Liability Insurance Policies.

The Debtors and/or the Reorganized Debtors, as applicable, are authorized to purchase D&O Liability Insurance Policies for the benefit of the Debtors’ directors, members, trustees, officers, and managers, which D&O Liability Insurance Policies shall be effective as of the Effective Date. On and after the Effective Date, each of the Reorganized Debtors and the New Property Entities shall be authorized to purchase D&O Liability Insurance Policies for the benefit of their respective directors, members, trustees, officers, and managers in the ordinary course of business.

H.	Insurance Policies and Surety Bonds.

Each of the Debtors’ insurance policies (other than the D&O Liability Insurance Policies, which shall receive the treatment set forth in Article V.G of the Plan) and any agreements, documents, or instruments relating thereto, are treated as Executory Contracts under the Plan. Unless otherwise provided in the Plan or the Plan Supplement, on the Effective Date, the Reorganized Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments relating to coverage of all insured Claims. Except as set forth in Article V.G of the Plan and any Final Order approving a settlement with the insurance carriers for the D&O Liability Insurance Policies, nothing in this Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (1) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such insurance policies or (2) alters or modifies the duty, if any, that the insurers or third party administrators pay claims covered by such insurance policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, insurers and third party administrators shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to the any Claims Bar Date or similar deadline governing cure amounts or Claims.

On the Effective Date, (1) all of the Debtors’ obligations and commitments to any surety bond providers as set forth in the Order (I) Approving Continuation of Surety Bond Program, and (II) Granting Related Relief [Docket No. 50] shall be deemed reaffirmed by the Reorganized Debtors, (2) surety bonds and related indemnification and collateral agreements entered into by any Debtor, non-Debtor Affiliate, and/or CEC (or any successor entities) will be vested and performed by the applicable Reorganized Debtor, non-Debtor Affiliate, CEC (including New CEC), and/or New Property Entity and will survive and remain unaffected by entry of the Confirmation Order, and (3) the Reorganized Debtors, non-Debtor Affiliates, CEC (including New CEC), and the New Property Entities shall be authorized to enter into new surety bond agreements and related indemnification and collateral agreements, or to modify any such existing agreements, in the ordinary course of business. The applicable Reorganized Debtors, non-Debtor Affiliates, and/or CEC (including New CEC) will continue to pay all premiums and other amounts due, including loss adjustment expenses, on the existing Surety Bonds as they become due prior to the execution and issuance of new Surety Bonds. Surety bond providers shall have the discretion to replace (or issue name-change riders with respect to) any existing surety bonds or related general agreements of indemnity with new surety bonds and related general agreements of indemnity on the same terms and conditions provided in the applicable existing surety bonds or related general agreements of indemnity.

I.	Benefit Programs.

Except and to the extent previously assumed by an order of the Bankruptcy Court on or before the Confirmation Date, and except for (1) Executory Contracts or plans specifically rejected pursuant to the Plan (to the extent such rejection does not violate sections 1114 or 1129(a)(13) of the Bankruptcy Code) and (2) Executory Contracts or plans as have previously been rejected, are the subject of a motion to reject, or have been specifically waived by the beneficiaries of any plans or contracts: all employee compensation and benefit programs of the Debtors, including programs subject to sections 1114 and 1129(a)(13) of the Bankruptcy Code, if any, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed under this Article V, but only to the extent that rights under such programs are held by the Debtors or Persons who are employees of the Debtors as of the Confirmation Date, and the Debtors’ obligations under such programs to Persons who are employees of the Debtors on the Confirmation Date shall survive Confirmation of the Plan; provided, however, that the Debtors’ obligations, if any, to pay all “retiree benefits” as defined in section 1114(a) of the Bankruptcy Code shall continue; provided, further, however, that nothing herein shall extend or otherwise modify the duration of such period or prohibit the Debtors or the Reorganized Debtors from modifying the terms and conditions of such employee benefits and retiree benefits as otherwise permitted by such plans and applicable nonbankruptcy law.

J.	Reservation of Rights.

Neither the exclusion nor the inclusion of any Executory Contract or Unexpired Lease on the Rejected Executory Contract and Unexpired Lease Schedule, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any of the Debtors has any liability thereunder. In the event of a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors shall have 90 days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such contract or lease nunc pro tunc to the Confirmation Date.

K.	Nonoccurrence of Effective Date.

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

L.	Contracts and Leases Entered Into After the Petition Date.

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor liable thereunder in the ordinary course of its business (and will be vested in the applicable Reorganized Debtor or New Property Entity). Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculation of Amounts to Be Distributed.

On or before forty-five days before the anticipated Effective Date (or some other date as mutually agreed to by the Debtors and the Unsecured Creditors Committee), the Debtors shall provide to the Unsecured Creditors Committee a schedule identifying (a) all Allowed Undisputed Unsecured Claims and all Allowed Insurance Covered Unsecured Claims as of such date to which distributions shall be made on the Initial Distribution Date in accordance with the treatments provided for Class I in Article III.B.9 and for Class L in Article III.B.12 hereof, and (b) all Disputed Unsecured Claims and all Disputed Insurance Covered Unsecured Claims as of such date to which distributions shall be made on the applicable Quarterly Distribution Date after such Claim becomes an Allowed Claim in accordance with the treatments provided for Class J in Article III.B.10 hereof and for Class L in Article III.B.12 hereof. The Unsecured Creditors Committee shall have seven days from receipt of such schedule to review such anticipated distributions, and the Debtors shall make themselves (or their legal and/or financial advisors) available to discuss in good faith and resolve any issues raised by the Unsecured Creditors Committee based on such review. If any issues relating to any Claims referenced in the foregoing clause (a) remain unresolved after the expiration of the seven-day review period, the Debtors shall not make any payments on account of such Claim without an order Allowing such Claim unless the Debtors and the Unsecured Creditors Committee are able to reach an agreement regarding the Allowance of such Claim reasonably acceptable to both parties. The Debtors will provide the Unsecured Creditors Committee with biweekly updates on the schedule identified herein in advance of the Effective Date.

Unless otherwise provided in the Plan, on the Initial Distribution Date or as soon as reasonably practicable thereafter (or if a Claim or Interest is not an Allowed Claim or Interest on the Initial Distribution Date, on the next Quarterly Distribution Date after such Claim or Interest becomes, as applicable, an Allowed Claim or Interest, or as soon as reasonably practicable thereafter), and except as otherwise set forth herein, each Holder of an Allowed Claim or Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims or Interests in the applicable Class from the Disbursing Agent. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims, distributions on account of any such Disputed Claims shall be made pursuant to the provisions set forth in Article VII of the Plan. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Initial Distribution Date.

The New Interests, the New Debt, the New CEC Convertible Notes, and the New CEC Common Equity issued in the CEOC Merger shall be deemed to be issued as of the Effective Date to the Holders of Claims or

Interests entitled to receive the New Interests, New Debt, the New CEC Convertible Notes, and the New CEC Common Equity pursuant to Article III of the Plan.

B.	Distributions on Account of Obligations of Multiple Debtors.

For all purposes associated with distributions under the Plan, all guarantees by any Debtor of the obligations of any other Debtor, as well as any joint and several liability of any Debtor with respect to any other Debtor, shall be deemed eliminated so that any obligation that could otherwise be asserted against more than one Debtor shall result in a single distribution under the Plan, provided that Claims held by a single entity at different Debtors that are not based on guarantees or joint and several liability shall be entitled to the applicable distribution for such Claim at each applicable Debtor. Any such Claims shall be released and discharged pursuant to Article VIII of the Plan and shall be subject to all potential objections, defenses, and counterclaims, and to estimation pursuant to section 502(c) of the Bankruptcy Code. For the avoidance of doubt, this shall not affect the obligation of each and every Debtor to pay U.S. Trustee Fees until such time as a particular case is closed, dismissed, or converted.

C.	Distributions Generally.

All distributions under the Plan shall be made by the Disbursing Agent. The Disbursing Agent shall not be required to give any bond or surety or other Security for the performance of its duties unless otherwise ordered by the Bankruptcy Court. Additionally, in the event that the Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors.

Notwithstanding any provision of the Plan to the contrary, distributions to Holders of Notes Claims shall be made to or at the direction of each of the applicable Indenture Trustees, each of which shall act as Disbursing Agent for distributions to the respective Holders of Notes Claims under the applicable Indentures. The Indenture Trustees may transfer or direct the transfer of such distributions directly through the facilities of DTC (whether by means of book-entry exchange, free delivery, or otherwise) and will be entitled to recognize and deal for all purposes under the Plan with Holders of Notes Claims to the extent consistent with the customary practices of DTC. Such distributions shall be subject in all respects to the right of each Indenture Trustee to assert its Indenture Trustee Charging Lien against such distributions. All distributions to be made to Holders of Notes Claims shall be eligible to be distributed through the facilities of DTC and as provided for under the applicable Indentures.

D.	Rights and Powers of Disbursing Agent.

1.	Powers of the Disbursing Agent.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated under the Plan; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as reasonably deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

2.	Expenses Incurred On or After the Effective Date.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable, actual, and documented fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable, actual, and documented attorney and/or other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

E.	Distributions on Account of Claims or Interests Allowed After the Effective Date.

1.	Payments and Distributions on Disputed Claims.

Distributions made after the Effective Date to Holders of Disputed Claims or Interests that are not Allowed Claims or Interests as of the Effective Date, but which later become Allowed Claims or Interests, as applicable, shall be deemed to have been made on the applicable Quarterly Distribution Date after they have actually been made, unless the Reorganized Debtors and the applicable Holder of such Claim or Interest agree otherwise.

2.	Special Rules for Distributions to Holders of Disputed Claims.

Notwithstanding any provision otherwise in the Plan and except as may be agreed to by the Reorganized Debtors, on the one hand, and the Holder of a Disputed Claim or Interest, on the other hand, no partial payments and no partial distributions shall be made with respect to any Disputed Claim or Interest until the Disputed Claim or Interest has become an Allowed Claim or Interest, as applicable, or has otherwise been resolved by settlement or Final Order; provided that if the Debtors do not dispute a portion of an amount asserted pursuant to an otherwise Disputed Claim, the Holder of such Disputed Claim shall be entitled to a distribution on account of that portion of such Claim, if any, that is not disputed at the time and in the manner that the Disbursing Agent makes distributions to similarly-situated Holders of Allowed Claims pursuant to the Plan.

F.	Delivery of Distributions and Undeliverable or Unclaimed Distributions.

1.	Record Date for Distributions.

On the Distribution Record Date, the Claims Register shall be closed and any party responsible for making distributions shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. Notwithstanding the foregoing, with respect to Holders of Prepetition Credit Agreement Claims, distributions shall be made to such Holders that are listed on the register or related document maintained by the Prepetition Credit Agreement Agent. The Distribution Record Date shall not apply to the Indenture Trustees with respect to Holders of Notes Claims.

2.	Delivery of Distributions in General.

(a)	Initial Distribution Date.

Except as otherwise provided herein, and subject to Article VI.C of the Plan, on the Initial Distribution Date, the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests as of the Distribution Record Date at the address for each such Holder as indicated on the Debtors’ books and records or the register or related document maintained by, as applicable, the Prepetition Credit Agreement Agent, the First Lien Notes Indenture Trustee, the Second Lien Notes Indenture Trustee, the Subsidiary Guarantee Notes Indenture Trustee, or the Senior Unsecured Notes Indenture Trustee as of the date of any such distribution; provided that the manner of such distributions shall be determined at the discretion of the Disbursing Agent; provided, further, that the address for each Holder of an Allowed Claim or Interest shall be deemed to be the address set forth in, as applicable, any Proof of Claim or Proof of Interest Filed by such Holder, or, if no Proof of Claim or Proof of Interest has been Filed, the address set forth in the Schedules. If a Holder holds more than one Claim in any one Class, all Claims of the Holder may be aggregated into one Claim and one distribution may be made with respect to the aggregated Claim.

(b)	Quarterly Distribution Date.

Except as otherwise determined by the Reorganized Debtors in their sole discretion, on each Quarterly Distribution Date or as soon thereafter as is reasonably practicable, the Disbursing Agent shall make the distributions required to be made on account of Allowed Claims and Interests under the Plan on such date. Any distribution that is not made on the Initial Distribution Date or on any other date specified herein because the

Claim that would have been entitled to receive that distribution is not an Allowed Claim or Interest on such date, shall be distributed on the first Quarterly Distribution Date after such Claim or Interest is Allowed. No interest shall accrue or be paid on the unpaid amount of any distribution paid on a Quarterly Distribution Date in accordance with Article VI.A of the Plan.

3.	De Minimis Distributions; Minimum Distributions.

No fractional units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity shall be distributed and no Cash shall be distributed in lieu of such fractional amounts and such fractional amount shall be deemed to be zero. When any distribution pursuant to the Plan on account of an Allowed Claim or Interest would otherwise result in the issuance of a number of units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity that is not a whole number, the actual distribution of units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity shall be rounded as follows: (a) fractions of one-half ( 1⁄2) or greater shall be rounded to the next higher whole number; and (b) fractions of less than one-half ( 1⁄2) shall be rounded to the next lower whole number with no further payment thereto. The total number of authorized units of New Interests, New Debt, New CEC Convertible Notes, or New CEC Common Equity, as applicable, to be distributed to Holders of Allowed Claims and Interests shall be adjusted as necessary to account for the foregoing rounding.

The Disbursing Agent shall not make any distributions to a Holder of an Allowed Claim on account of such Allowed Claim of New Interests, New Debt, New CEC Convertible Notes, New CEC Common Equity, or Cash where such distribution is valued, in the reasonable discretion of the Disbursing Agent, at less than $100.00.

4.	Undeliverable Distributions and Unclaimed Property.

In the event that either (a) a distribution to any Holder is returned as undeliverable or (b) the Holder of an Allowed Claim or Allowed Interest does not respond to a request by the Debtors or the Disbursing Agent for information necessary to facilitate a particular distribution, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder or received the necessary information to facilitate a particular distribution, at which time such distribution shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date. After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial, or state escheat, abandoned, or unclaimed property laws to the contrary), and the Claim or Interest of any Holder to such property or interest in property shall be discharged and forever barred; provided, however, that to the extent any such property or interests in property consist of New Debt, New Interests, New CEC Convertible Notes, and/or New CEC Common Equity, such New Debt, New Interests, the New CEC Convertible Notes, and New CEC Common Equity (as well as any payments or distributions in respect thereof) shall revert to the entity that issued such New Debt, New Interest, the New CEC Convertible Note, and/or the New CEC Common Equity.

5.	Manner of Payment Pursuant to the Plan.

At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.

G.	Compliance with Tax Requirements/Allocations.

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Authority, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary or appropriate to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Reorganized Debtors reserve the right, in their sole discretion, to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.

H.	No Postpetition Interest on Claims.

Unless otherwise specifically provided for in the Plan or the Confirmation Order, postpetition interest shall not accrue or be paid on any Claims against the Debtors, and no Holder of a Claim against the Debtors shall be entitled to interest accruing on or after the Petition Date on any such Claim, provided that the treatments under the Plan of Prepetition Credit Agreement Claims and Secured First Lien Notes Claims take into account their respective rights to postpetition interest. Additionally, and without limiting the foregoing, and except as otherwise set forth in the Plan, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final Plan Distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

I.	Setoffs and Recoupment.

Each Debtor, Reorganized Debtor, or such Entity’s designee as instructed by such Debtor or Reorganized Debtor, as applicable, may, but shall not be required to, setoff against or recoup from a Claim any claims of any nature whatsoever that the Debtors may have against the claimant, to the extent not released under the Plan, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim it may have against the Holder of such Claim.

J.	Allocation Between Principal and Accrued Interest.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued but unpaid interest.

K.	Claims Paid or Payable by Third Parties.

1.	Claims Paid by Third Parties.

The Reorganized Debtors, after the Effective Date, shall reduce in full a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor, as applicable. To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or Reorganized Debtors, as applicable, on account of such Claim, such Holder shall, within 14 days of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan. The failure of such Holder to timely repay or return such distribution shall result in the Holder owing the applicable Reorganized Debtor annualized interest at the Federal Judgment Rate on such amount owed for each Business Day after the 14-day grace period specified above until the amount is repaid.

2.	Claims Payable by Third Parties.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.	Applicability of Insurance Policies.

Except as otherwise provided in the Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Notwithstanding anything to the contrary contained herein (including Article VIII of the Plan), nothing contained in the Plan shall constitute or be deemed a release, settlement, satisfaction, compromise, or waiver of any Cause of Action that the Debtors or any other Entity may hold against any other Entity, including insurers, under any policies of insurance or applicable indemnity, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

L.	The Coletta Claims.

Subject to the provisions of this Article VI.L and the Agreed Order Modifying the Automatic Stay [Docket No. 2312], to the extent not otherwise satisfied in full pursuant to Article VI.K hereof, any Holder of an Allowed Coletta Claim shall receive a recovery on account of such Allowed Coletta Claim no worse than the treatment provided to Holders of Allowed Claims in Class L under the Plan, which recovery (if any) shall be funded out of (a) first, distributions to Class P — Chester Downs Management Unsecured Claims pursuant to Article III.B.16 hereof, (b) second, solely to the extent necessary if such recovery is not satisfied pursuant to the preceding proviso (a), the Unsecured Creditor Cash Pool and the Unsecured Creditor Securities Pool (but only to the extent such pools are not necessary to fund recoveries for Class I, Class J, and Class L), and (c) third, solely to the extent necessary if such recovery is not satisfied pursuant to the preceding provisos (a) and (b), by New CEC.

M.	Indemnification of Indenture Trustees.

The Reorganized Debtors shall pay and reimburse and be liable to each Indemnified Person on demand for, and indemnify and hold harmless each such Indemnified Person from and against, without limitation, any Indemnifiable Losses in any way, directly or indirectly, arising out of, or related to, or connected with the implementation of the Plan by the Indenture Trustees or any other Indemnified Person, including the actions and transactions provided for or contemplated under this Article VI, other than any such Indemnifiable Losses arising out of or related to any act or omission of an Indemnified Person that constitutes actual fraud, willful misconduct, or gross negligence.

ARTICLE VII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED, AND DISPUTED CLAIMS

A.	Resolution of Disputed Claims.

1.	Allowance of Claims.

On or after the Effective Date, each of the Reorganized Debtors shall have and shall retain any and all rights and defenses the applicable Debtor had with respect to any Claim immediately prior to the Effective Date, except as otherwise provided in the Plan.

2.	Claims Objections and Settlements.

Subject to Article XII.G hereof, the Reorganized Debtors shall have the authority to: (a) File objections to Claims, settle, compromise, withdraw, or litigate to judgment objections to any and all Claims, regardless of whether such Claims are in a Class or otherwise; (b) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (c) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court.

3.	Claims Estimation.

On or after the Effective Date, the Reorganized Debtors may (but are not required to), at any time, request that the Bankruptcy Court estimate any Claim pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under sections 157 and 1334 of the Judicial Code to estimate any such Claim, including during the litigation of any objection to any Claim or during the pendency of any appeal relating to such objection, provided that the foregoing shall not apply to any Claims filed by the Louisiana Department of Revenue that are the subject of a pending objection as of the Effective Date. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen days after the date on which such Claim is estimated. Each of the foregoing Claims and objection, estimation, and resolution procedures are cumulative and not exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

B.	Adjustment to Claims Without Objection.

Any Claim or Interest that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court. Additionally, any Claim that is duplicative or redundant with another Claim against the same Debtor or another Debtor may be adjusted or expunged on the Claims Register by the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

C.	Time to File Objections to Claims.

Any objections to Claims shall be Filed no later than the Claims Objection Bar Date.

D.	Disallowance of Claims.

Any Claims held by any Entity from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Bankruptcy Court order with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors.

EXCEPT AS OTHERWISE PROVIDED HEREIN OR AS AGREED TO BY THE REORGANIZED DEBTORS, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE CLAIMS BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER, OR APPROVAL OF THE BANKRUPTCY COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM HAS BEEN DEEMED TIMELY FILED BY A FINAL ORDER.

E.	Amendments to Claims.

On or after the Effective Date, a Claim may not be Filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtors, and any such new or amended Claim Filed shall be deemed disallowed in full and expunged without any further notice to or action, order, or approval of the Bankruptcy Court to the maximum extent provided by applicable law.

F.	No Distributions Pending Allowance.

If an objection to a Claim or Interest or portion thereof is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim or Interest or portion thereof unless and until such Disputed Claim or Interest becomes an Allowed Claim or Interest, unless otherwise agreed to by the Reorganized Debtors.

G.	Distributions After Allowance.

To the extent that a Disputed Claim or Interest ultimately becomes an Allowed Claim or Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Interest in accordance with the provisions of the Plan. Unless otherwise agreed to by the Reorganized Debtors and the Disbursing Agent, on the first Quarterly Distribution Date after the date that the order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction with jurisdiction over the Disputed Claim) allowing any Disputed Claim or Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Interest the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, less any previous distribution (if any) that was made on account of the undisputed portion of such Claim or Interest, without any interest, dividends, or accruals to be paid on account of such Claim or Interest unless required under applicable bankruptcy law.

ARTICLE VIII.

SETTLEMENT, RELEASE, INJUNCTION, AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests.

To the maximum extent provided by section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or in any contract, instrument, or other agreement or document created pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by current or former employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim or Proof of Interest based upon such debt, right, or Interest is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. Any default by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately prior to or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims and Interests subject to the Effective Date occurring.

Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Interests, and controversies relating to the contractual, legal, turnover, and subordination rights that a Holder of a Claim or Interest may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests, and is fair, equitable, and reasonable. In accordance with the provisions of the Plan, pursuant to Bankruptcy Rule 9019, without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against the Debtors and their Estates and Causes of Action against other Entities.

B.	Debtor Release.

Effective as of the Effective Date, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed released by each and all of the Debtors, the Estates, and the Reorganized Debtors from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of each and all of the Debtors, the Estates, or the Reorganized Debtors, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that each and all of the Debtors, the Estates, or the Reorganized Debtors would have been legally entitled to assert in its or their own right (whether individually or collectively), or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, any or all of the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the purchase, sale, transfer, or rescission of the purchase, sale, or transfer of any debt, security, asset, right, or interest of any or all of the Debtors or the Reorganized Debtors, the Restructuring Support Agreements, the Upfront Payment, the RSA Forbearance Fees, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Restructuring Documents or related agreements, instruments, or other documents (including the Restructuring Support Agreements), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to the Debtors or the Estates, including, for the avoidance of doubt, all claims, Causes of Action, or liabilities arising out of or relating to the Challenged Transactions, the Caesars Cases, and the Prepetition CEC Guarantees; provided that the foregoing Debtor Release shall not operate to waive or release any right, Claim, or Cause of Action (1) in favor of any Debtor, Reorganized Debtor, or New Property Entity, as applicable, arising under any contractual obligation owed to such Debtor or Reorganized Debtor not satisfied or discharged under the Plan or (2) as expressly set forth in the Plan or the Plan Supplement.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Release, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that the

Debtor Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the Claims released by the Debtor Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable, and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any or all of the Debtors or their respective Estates asserting any Claim or Cause of Action released pursuant to the Debtor Release.

C.	Third-Party Release.

Effective as of the Effective Date, each and all of the Releasing Parties (regardless of whether a Releasing Party is also a Released Party) conclusively, absolutely, unconditionally, irrevocably, and forever discharges and releases (and each Entity so discharged and released shall be deemed discharged and released by the Releasing Parties) each and all of the Released Parties and their respective property from any and all claims, interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, including with respect to any rights or Claims that could have been asserted against any or all of the Released Parties with respect to the Guaranty and Pledge Agreement (but only to the extent released in connection with the Bank Guaranty Settlement), the Upfront Payment, the RSA Forbearance Fees, any derivative claims, asserted or assertable on behalf of any or all of the Debtors, the Estates, or the Reorganized Debtors, as applicable, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, any or all of the Debtors, the Debtors’ restructuring, the Chapter 11 Cases, the Restructuring Support Agreements, the purchase, sale, transfer, or rescission of the purchase, sale, or transfer of any debt, security, asset, right, or interest of any or all of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring or any alleged restructuring or reorganization of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, or preparation of the Restructuring Documents, or related agreements, instruments, or other documents (including the Restructuring Support Agreements and, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion), any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date relating to the Debtors or the Estates, including, for the avoidance of doubt, all claims, Causes of Action, or liabilities arising out of or relating to each and all of the Challenged Transactions, the Caesars Cases, and the Prepetition CEC Guarantees (including but not limited to any claim under any Indenture or under the Trust Indenture Act).

Notwithstanding anything to the contrary in the foregoing paragraph of this Article VIII.C, the Third-Party Release shall not release (1) any obligation or liability of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, (2) any postpetition settlement agreements between any Released Party and a creditor of the Debtors or the Estates (including, for the avoidance of doubt, the Danner Agreement), (3) any postpetition liabilities incurred in the ordinary course by the Released Parties, (4) any obligation of the CEC Released Parties or the Alpha Released Parties under that certain Stock Purchase Agreement, dated as of July 30, 2016, between Alpha Frontier Limited and CIE, and any documents related thereto, (5) any prepetition liability of any CEC Released Party, including any liability on account of a personal injury claim or any damages related thereto, arising in the ordinary course of business of such CEC Released Party, provided, for the avoidance of doubt, that any liability arising under, out of, or in connection with the Challenged Transactions, the Caesars Cases, and the Prepetition CEC Guarantees did not arise in the ordinary course of business and are expressly covered by the Third-Party Release, (6) any obligation or liability of any party under any protective orders entered in connection with the Chapter 11 Cases, or (7) any Third-Party Preserved Claims.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Release, which includes by reference each of the related provisions and definitions contained herein, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Release is: (1) in exchange for the good and valuable consideration provided by the Released Parties; (2) a good faith settlement and compromise of the claims released by the Third-Party Release; (3) in the best interests of the Debtors and all Holders of Claims and Interests; (4) fair, equitable and reasonable; (5) given and made after due notice and opportunity for hearing; and (6) a bar to any of the Releasing Parties asserting any claim or cause of action released pursuant to the Third-Party Release.

D.	Exculpation.

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either of the Debtor Release or Third-Party Release, and except as otherwise specifically provided in the Plan, each Debtor, each Reorganized Debtor, each New Property Entity, each Estate, and each Exculpated Party is hereby released and exculpated from any claim, obligation, Cause of Action, or liability for (a) any prepetition action taken or omitted to be taken in connection with, or related to, formulating, negotiating, or preparing the Plan or the Restructuring Support Agreements, or (b) any postpetition action taken or omitted to be taken in connection with, or related to formulating, negotiating, soliciting, preparing, disseminating, confirming, administering, or implementing the Plan, or consummating the Plan (including the Restructuring Support Agreements), the Danner Agreement, the Disclosure Statement, the New Governance Documents, the Restructuring Transactions, and/or the Separation Structure or selling or issuing the New Debt, the New Interests, the New CEC Convertible Notes, the New CEC Common Equity, and/or any other Security to be offered, issued, or distributed in connection with the Plan, the Chapter 11 Cases, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion) or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, in each case except for actual fraud, willful misconduct, or gross negligence in connection with the Plan or the Chapter 11 Cases, each solely to the extent as determined by a Final Order of a court of competent jurisdiction; provided, however, that in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. Each of the Debtors, the Reorganized Debtors, the New Property Entities, the Estates, and each Exculpated Party has, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the restructuring of Claims and Interests in the Chapter 11 Cases and in connection with the Restructuring Transactions, the negotiation, formulation, or preparation of the Restructuring Documents or related agreements, instruments, or other documents pursuant to the Plan, and the solicitation and distribution of the Plan and, therefore, is not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan. Notwithstanding the foregoing, the Exculpation shall not release any obligation or liability of any party under the Plan or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan.

E.	Injunction.

Effective as of the Effective Date, pursuant to section 524(a) of the Bankruptcy Code, to the fullest extent permissible under applicable law, and except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, or any documents, instruments, or agreements (including those set forth in the Plan Supplement) executed to implement the Plan or Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Liens that have been discharged pursuant to Article VIII.A of the Plan, released pursuant to Article VIII.B or Article VIII.C of the Plan, or are subject to exculpation pursuant to Article VIII.D of the Plan are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, any or all of the Debtors, the Reorganized Debtors, the New Property Entities, or the Released Parties: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (3) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Entity has timely asserted such setoff right prior to the Effective Date in a document Filed with the Bankruptcy Court explicitly preserving such setoff, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests discharged, exculpated, released, or settled pursuant to the Plan.

F.	Release of Liens.

Except as otherwise provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for any Secured Claims that the Debtors elect to Reinstate in accordance with Article III.B of the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released, settled, compromised, and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall automatically revert to the applicable Debtor and its successors and assigns.

G.	Setoffs.

Except as otherwise expressly provided for in the Plan or in any court order, each Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor of any such claims, rights, and Causes of Action that such Debtor may possess against such Holder. In no event shall any Holder of Claims be entitled to setoff any Claim against any claim, right, or Cause of Action of any of the Debtors unless such Holder has timely Filed a Proof of Claim with the Bankruptcy Court preserving such setoff.

H.	Recoupment.

In no event shall any Holder of a Claim be entitled to recoup any Claim against any claim, right, or Cause of Action of any of the Debtors unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

I.	Subordination and Turnover Rights.

All intercreditor, subordination, and turnover rights arising pursuant to any document or under law or at equity are compromised, settled, waived, released, and otherwise deemed satisfied by the distributions in the Plan and shall be of no further force or effect upon the Effective Date, including any such rights under the Second Lien Intercreditor Agreement, the Subsidiary-Guaranteed Notes Intercreditor, and the First Lien Intercreditor Agreement.

J.	Document Retention.

On and after the Effective Date, the Debtors, the Reorganized Debtors, or the New Property Entities, as applicable, may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Debtors or the Reorganized Debtors, as applicable.

K.	Protections Against Discriminatory Treatment.

To the maximum extent provided by section 525 of the Bankruptcy Code and the Supremacy Clause of the United States Constitution, all Entities, including Governmental Units, shall not discriminate against, or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, any Debtor, any Reorganized Debtor, and New Property Entities, or another Entity with whom the Debtors have been associated solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, has been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

L.	Reimbursement or Contribution.

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the time of allowance or disallowance, such Claim shall be forever disallowed and expunged notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Confirmation Date: (1) such Claim has been adjudicated as non-contingent; or (2) the relevant Holder of a Claim has Filed a non-contingent Proof of Claim on account of such Claim and a Final Order has been entered prior to the Confirmation Date determining such Claim as no longer contingent.

M.	Term of Injunctions or Stays.

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order), shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

N.	Orders Modifying the Automatic Stay.

Nothing in the Confirmation Order, the Plan, or any other order, proceeding, or matter in connection with the Chapter 11 Cases, including this Article VIII of the Plan, will impair, affect, alter, or modify the rights and obligations of the Debtors, the Reorganized Debtors, any non-Debtor defendants, or any Holders of Claims on account of asserted personal injury claims, under any orders entered to modify the automatic stay arising pursuant to section 362 of the Bankruptcy Code.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONSUMMATION OF THE PLAN

A.	Conditions Precedent to the Effective Date.

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied on or prior to the Effective Date or waived pursuant to the provisions of Article IX.B of the Plan:

1. the Confirmation Order shall have been entered and such order shall not have been stayed, modified, or vacated on appeal;

2. the Professional Fee Escrow shall have been established and funded with Cash in accordance with Article II.B.1 of the Plan;

3. the Plan Supplement, including any amendments, modifications, or supplements to the documents, schedules, or exhibits included therein shall have been Filed with the Bankruptcy Court pursuant to the terms of the Plan and the Restructuring Support Agreements;

4. the Debtors shall have received both the PropCo Tax Letter and the REIT Opinion Letter;

5. CEC and CAC shall have consummated the transactions contemplated by the Merger Agreement, creating New CEC;

6. New CEC shall have paid the New CEC Cash Contribution to the Debtors;

7. OpCo shall have been formed and the OpCo Organizational Documents shall be effective;

8. PropCo shall have been formed and the PropCo Organizational Documents shall be effective;

9. PropCo GP shall have been formed and the PropCo GP Organizational Documents shall be effective;

10. the REIT shall have been formed and the REIT Organizational Documents shall be effective;

11. if applicable, CPLV Mezz shall have been formed and the CPLV Mezz Organizational Documents shall be effective;

12. CPLV Sub shall have been formed and the CPLV Sub Organizational Documents shall be effective;

13. if applicable, the TRS(s) shall have been formed and the TRS Organizational Documents shall be effective;

14. OpCo shall have deeded or assigned, as applicable, to PropCo (and/or its applicable subsidiaries) the property to be transferred to PropCo (and/or its applicable subsidiaries) as set forth in the Restructuring Transactions Memorandum;

15. OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall have entered into the Master Lease Agreements, and such Master Lease Agreements shall be effective in accordance with their terms;

16. OpCo, PropCo, Manager, and New CEC shall have entered into the Management and Lease Support Agreements, and such Management and Lease Support Agreements shall be effective in accordance with its terms;

17. PropCo and New CEC shall have entered into the Right of First Refusal Agreement, and such Right of First Refusal Agreement shall be effective in accordance with its terms;

18. PropCo, New CEC, CERP, CGP, and their respective applicable subsidiaries (if applicable) shall have entered into the PropCo Call Right Agreement, and such PropCo Call Right Agreement shall be effective in accordance with its terms;

19. OpCo (and/or its applicable subsidiaries) and PropCo (and/or its applicable subsidiaries) shall have entered into the Transition Services Agreement, and such Transition Services Agreement shall be effective in accordance with its terms;

20. OpCo shall have syndicated the OpCo Market Debt to third parties for Cash;

21. PropCo shall have issued the PropCo First Term Loan, the PropCo First Lien Notes, and the PropCo Second Lien Notes as set forth herein;

22. CPLV Sub and, if applicable, CPLV Mezz, shall have issued the CPLV Market Debt (of which at least $1,800,000,000 shall have been syndicated) and, if applicable, the CPLV Mezzanine Debt as set forth herein;

23. the New Debt shall have been issued by, as applicable, OpCo, PropCo, CPLV Sub, and, if applicable, CPLV Mezz;

24. the New Interests shall have been issued by, as applicable, OpCo, PropCo, and the REIT;

25. New CEC and, as applicable, the Debtors, the Reorganized Debtors, and the REIT shall have consummated the New CEC OpCo Stock Purchase and, solely to the extent the Partnership Contribution Structure is used, the New CEC PropCo Common Stock Purchase;

26. New CEC shall have issued the New CEC Convertible Notes;

27. OpCo, PropCo, and New CEC shall have entered into the Tax Indemnity Agreement, and such Tax Indemnity Agreement shall be effective in accordance with its terms;

28. new D&O Liability Insurance Policies shall be in effect for the Reorganized Debtors’ and the New Property Entities’ post-Effective Date directors, officers, members, and managers;

29. CEC (or New CEC) shall have contributed the Bank Guaranty Settlement Purchase Price to the Debtors, and the Debtors shall distribute the Bank Guaranty Settlement Purchase Price to the Holders of Prepetition Credit Agreement Claims in compliance with each such Holders’ Bank Guaranty Accrued Amount;

30. the CEOC Merger shall have been consummated and the New CEC Common Equity shall have been exchanged in connection therewith;

31. OpCo and the REIT shall each have the Minimum Cash Requirement set forth herein as set forth in Article IV.L hereof;

32. the amount of Allowed Non-Obligor Claims shall not exceed the Non-Obligor Cash Pool;

33. the Unsecured Creditors Committee shall have agreed in writing provided to counsel to the Debtors that, based on advice from the financial and legal advisors to the Unsecured Creditors Committee, the aggregate amount of Allowed Claims in Class I, Class J, Class K, and Class L is reasonably expected to be equal to or less than $350,000,000;

34. the RSA Forbearance Fees shall have been paid in full in Cash;

35. the Bond RSA shall not have been terminated;

36. the Bank RSA shall not have been terminated;

37. the Second Lien RSA shall not have been terminated;

38. the SGN RSA shall not have been terminated;

39. the UCC RSA shall not have been terminated;

40. if applicable, New CEC shall have contributed to the Debtors the Additional CEC Bank Consideration and/or the Additional CEC Bond Consideration to fund the distributions contemplated by the Plan;

41. the New CEC Common Equity Buyback shall have occurred;

42. the Debtors will have obtained and updated Phase I environmental study or environmental site assessment from an accredited environmental firm addressed to PropCo (or its designee) for each parcel of real property that will be owned by PropCo or its Subsidiaries as of the Effective Date;

43. the NRF shall not have informed the Debtors and CEC in writing (delivered in good faith) that any amendments or modifications to the Plan or the Plan Supplement adversely affect the ability of the Caesars Controlled Group to meet its obligations to the NRF, provided that the NRF shall not deliver such notice before it has consulted with the Debtors and CEC with respect to the potential adverse effects and negotiated with the Debtors and CEC in good faith regarding resolution of such adverse effects unless the Debtors have not provided sufficient time to do so, provided, further, that the NRF may withdraw such written notice in its sole discretion, including in the event there is further negotiation with the Debtors and CEC and any amendments or modifications have been made to the Plan or Plan Supplement;

44. no action with respect to a Third-Party Preserved Claim has been commenced against a Released Creditor Party in accordance and compliance with the express terms contained in the definition of “Third-Party Preserved Claim,” or, if any action is commenced in accordance and compliance with the express terms of the definition of “Third-Party Preserved Claim,” any such claim has been either withdrawn with prejudice, dismissed with prejudice pursuant to a Final Order of a court of competent jurisdiction, or otherwise consensually resolved in a manner satisfactory to the Released Creditor Party against whom the action was commenced in its sole discretion;

45. all Gaming Approvals shall have been obtained;

46. all other authorizations, consents, and regulatory approvals required for the Plan’s effectiveness shall have been obtained; and

47. all documents and agreements necessary to implement the Plan shall have (a) been tendered for delivery, and (b) been effected or executed by all Entities party thereto, or will be deemed executed and delivered by virtue of the effectiveness of the Plan as expressly set forth herein, and all conditions precedent to the effectiveness of such documents and agreements shall have been satisfied or waived pursuant to the terms of such documents or agreements.

B.	Waiver of Conditions.

Subject to and without limiting the respective rights of each party to the Restructuring Support Agreements, the Debtors, with the reasonable consent of each of CEC, the Requisite Consenting Bond Creditors, the Requisite

Consenting Bank Creditors, the Requisite Consenting SGN Creditors (only with respect to their treatment and recovery), the Second Priority Noteholders Committee, the Unsecured Creditors Committee, and Frederick Barton Danner (only with respect to the treatment of the 2016 Fee Notes), may waive any of the conditions to the Effective Date set forth in Article IX.A of the Plan at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan; provided that only the Requisite Consenting Bank Creditors may in their sole discretion waive the requirement set forth in Article IX.A.20 hereof to syndicate up to $916,900,000 of OpCo Market Debt to third parties for Cash; provided, further, that only the Requisite Consenting Bond Creditors may in their sole discretion waive the requirement set forth in Article IX.A.20 hereof to syndicate up to $318,100,000 of OpCo Market Debt to third parties for Cash; provided, however, that any such waivers of the condition precedent to the Effective Date set forth in Article IX.A.20 hereof will be replaced by the conditions precedent to the Effective Date that (1) OpCo issues, as applicable, the OpCo First Lien Term Loan and/or the OpCo First Lien Notes as a replacement for the unsubscribed portion of, as applicable, the OpCo Market Debt and (2) CEC and, as applicable, the OpCo First Lien Loan Agent and/or the OpCo First Lien Notes Trustee shall have entered into the OpCo Guaranty Agreement; provided, further, that only the Requisite Consenting Bond Creditors may in their sole discretion waive the requirement set forth in Article IX.A.35 hereof that the Bond RSA shall not have been terminated; provided, further, that only the Requisite Consenting Bank Creditors may in their sole discretion waive the requirement set forth in Article IX.A.36 hereof that the Bank RSA shall not have been terminated; provided, further, that only the Second Priority Noteholders Committee may in its sole discretion waive the requirement set forth in Article IX.A.37 hereof that the Second Lien RSA shall not have been terminated; provided, further, that only the Requisite Consenting SGN Creditors may in its sole discretion waive the requirement set forth in Article IX.A.38 hereof that the SGN RSA shall not have been terminated; provided, further, that only the Unsecured Creditors Committee may in its sole discretion waive the requirement set forth in Article IX.A.39 hereof that the UCC RSA shall not have been terminated; provided, further, that the requirement set forth in Article IX.A.44 may only be waived by each Released Creditor Party against whom an action has been commenced in each such Released Creditor Party’s sole discretion.

C.	Substantial Consummation of the Plan.

The Effective Date shall be the first Business Day upon which all of the conditions specified in Article IX.A of the Plan have been satisfied or waived. Consummation of the Plan shall be deemed to occur on the Effective Date.

D.	Effect of Nonoccurrence of Conditions to the Effective Date.

If the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Interest or Class of Claims or Interests), assumption or rejection of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan or the Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests, or any claims held by the Debtors; (b) prejudice in any manner the rights of the Debtors or any other Person or Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Person or Entity.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification and Amendments.

Except as otherwise specifically provided in the Plan and subject to and not limiting the respective rights of each party to the Restructuring Support Agreements or the Danner Agreement, the Debtors reserve the right to modify the Plan, whether such modification is material or immaterial, and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, unless otherwise ordered by the Bankruptcy Court, not resolicit votes on such modified Plan. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan. Any such modification or supplement shall be considered a modification of the Plan and shall be made in accordance with this Article X of the Plan. Pursuant to Article XII.H hereof, any party to any effective restructuring support or similar agreement shall have their rights under such effective restructuring support or similar agreement with respect to any such modification or supplement.

B.	Effect of Confirmation on Modifications.

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of the Plan.

The Debtors reserve the right, subject to the Restructuring Support Agreements, to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims), assumption or rejection of Executory Contracts or Unexpired Leases effected under the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void; and (3) nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any claims held by the Debtor, Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, to the extent legally permissible, the Bankruptcy Court shall retain such jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases and the Plan, including jurisdiction to:

1. allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2. decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3. resolve any matters related to: (a) the assumption, assumption and assignment, or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable in any manner and to hear, determine, and, if necessary, liquidate, any Claims arising therefrom, including cure amounts pursuant to section 365 of the Bankruptcy Code, or any other matter related to such Executory Contract or Unexpired Lease; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed or assumed and assigned; (c) the Reorganized Debtors’ amending, modifying, or supplementing, after the Effective Date, pursuant to Article V of the Plan, the Rejected Executory Contract and Unexpired Lease Schedule; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4. ensure that distributions to Holders of Allowed Claims and Interests are accomplished pursuant to the provisions of the Plan;

5. adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6. adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

7. enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and, subject to any applicable forum selection clauses, all contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Disclosure Statement, the Restructuring Support Agreements, or the Plan;

8. enter and enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

9. resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

10. issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the discharge, releases, injunctions, Exculpations, and other provisions contained in Article VIII of the Plan and enter such orders as may be necessary or appropriate to implement such discharge, releases, Exculpations, injunctions, and other provisions;

12. resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Article VI.K.1 of the Plan;

13. enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

14. determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or, subject to any applicable forum selection clauses, any contract, instrument, release, indenture, or other agreement or document created in connection with the Plan or the Disclosure Statement;

15. adjudicate any and all disputes arising from or relating to distributions under the Plan or any transactions contemplated therein;

16. consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

17. determine requests for the payment of Claims and Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

18. hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including, subject to any applicable forum selection clauses, disputes arising under agreements, documents, or instruments executed in connection with the Plan;

19. hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

20. hear and determine all disputes involving the existence, nature, or scope of all releases set forth in the Plan, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

21. enforce the injunction, release, and Exculpation provisions set forth in Article VIII of the Plan;

22. enforce all orders previously entered by the Bankruptcy Court;

23. hear any other matter not inconsistent with the Bankruptcy Code; and

24. enter an order or final decree concluding or closing each of the Chapter 11 Cases.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect.

Subject to Article IX.A of the Plan and notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges and injunctions described in the Plan, each Entity acquiring or receiving property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and debts shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan regardless of whether any Holder of a Claim or debt has voted on the Plan.

B.	Additional Documents.

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors and all Holders of Claims or Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees.

All fees payable pursuant to section 1930(a) of the Judicial Code, including U.S. Trustee Fees, shall be paid by each of the Reorganized Debtors for each quarter (including any fraction thereof) until such Debtor’s Chapter 11 Case is converted or dismissed, or a final decree closing such Chapter 11 Case is issued, whichever occurs first.

D.	Payment of Certain Fees and Expenses.

On the Effective Date, in full and complete settlement, release, and discharge of their Allowed Administrative or Secured Claims pursuant to section 503(b) and 507(a)(2) of the Bankruptcy Code, the Debtors or the Reorganized Debtors shall promptly indefeasibly pay in full in Cash (pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise) all Restructuring Support Advisors Fees incurred up to and including the Effective Date that have not previously been paid.

Pursuant to Bankruptcy Rule 9019, and in accordance with, and subject to the terms of, the Subsidiary-Guaranteed Notes Settlement and the SGN RSA, and to the extent CEC has not already previously paid such fees and expenses in full in Cash pursuant to the terms of the SGN RSA (including certain accrued and unpaid amounts by December 1, 2016, as required by the SGN RSA), then, on the Effective Date, New CEC shall reimburse the Subsidiary-Guaranteed Notes Indenture Trustee all of its reasonable and documented fees and expenses in full in Cash, including those fees and expenses for services of attorneys, financial advisors, and other consultants and/or professionals as may be retained by the Subsidiary-Guaranteed Notes Indenture Trustee (on the terms and conditions set forth in the SGN RSA).

On the Effective Date and in accordance with the UCC RSA, New CEC shall reimburse the reasonable and documented fees and expenses of the Senior Unsecured Notes Indenture Trustee (including reasonable and documented attorney’s fees and expenses) incurred in connection with the Senior Unsecured Notes Indentures, including the fees and expenses incurred in connection with the Chapter 11 Cases.

On the Effective Date and in accordance with, and subject to the terms of, the Second Lien RSA, New CEC shall pay the Second Lien Bond Fees and Expenses, to the extent not previously paid by CEC (including certain accrued and unpaid amounts by December 20, 2016, as required by the Second Lien RSA); provided that nothing in this Article XII.D or the Second Lien RSA shall in any way affect or diminish the rights of the Second Lien Indenture Trustees to assert their respective Indenture Trustee Charging Lien against distributions under the Plan for any unpaid Second Lien Bond Fees and Expenses arising under their respective Second Lien Indenture.

On the Effective Date and in accordance with, and subject to the terms of, the Danner Agreement, New CEC shall reimburse the reasonable and documented fees and expenses of Frederick Barton Danner as set forth in the Danner Agreement, including the Danner Professional Fees (as defined in the Danner Agreement), including those in connection with the Chapter 11 Cases, any adversary proceedings and appeals arising therefrom, and in Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.).

All amounts distributed and paid pursuant to this Article XII.D shall not be subject to setoff, recoupment, reduction, or allocation of any kind and shall not require the filing or approval of any retention applications or fee applications in the Chapter 11 Cases.

E.	Dismissal of Involuntary Petition.

On the Effective Date, CEOC and the Petitioning Creditors shall consent to the dismissal, as moot, of the Involuntary Petition.

F.	Dismissal of Litigation and Appeals.

On the Effective Date, pursuant to the Restructuring Support Agreements, the Debtors, the Subsidiary-Guaranteed Notes Trustee, the Unsecured Creditors Committee, the Ad Hoc Group of First Lien Bank Lenders, the Ad Hoc Group of First Lien Noteholders, and the Second Priority Noteholders Committee will consent to the dismissal, as moot, of any currently pending adversary proceedings, claim objections, and appeals involving such parties related to the Chapter 11 Cases.

G.	Dissolution of the Second Priority Noteholders Committee and Unsecured Creditors Committee.

On the Effective Date, both the Second Priority Noteholders Committee and the Unsecured Creditors Committee shall dissolve and all members, employees, or agents thereof, including the Second Priority Noteholders Committee Members and the Unsecured Creditors Committee Members, shall be released and discharged from all rights and duties, solely in their capacity as Unsecured Creditors Committee Members or Second Priority Noteholders Committee Members, respectively, arising from or related to the Chapter 11 Cases, except the Second Priority Noteholders Committee and the Unsecured Creditors Committee will remain intact solely with respect to (1) the preparation, filing, review, and resolution of applications for Professional Fee Claims; (2) pending or subsequently filed appeals, motions to reconsider, or motions to vacate, if any, related to Confirmation (including with respect to the Plan or the Confirmation Order); and (3) on and after the Effective Date, the Unsecured Creditors Committee (with the assistance of its attorneys and financial advisors) will monitor the claims resolution process and the distributions to Holders of Claims in Class H, Class I, Class J, Class K, and Class L on terms to be agreed upon by the Debtors, CEC, and the Unsecured Creditors Committee before the Effective Date, provided, that as consideration for carrying out all the Unsecured Creditors Committee’s post-Effective Date rights and duties, including the claims resolution process and distribution monitoring, New CEC shall pay the amount of $3,000,000 to the respective Unsecured Creditor Committee Members, based on the written allocations and instructions from the Unsecured Creditors Committee or one or both of its co-chairpersons, reflecting the Unsecured Creditors Committee Members’ respective agreements to incur the required costs and efforts to carry out the Unsecured Creditors Committee’s post-Effective Date rights and duties, which payment shall be made by New CEC at any time from the Effective Date through 365 days after the Effective Date, provided, further, that the Reorganized Debtors shall pay the Unsecured Creditors Committee’s legal and financial advisors for their reasonable and documented fees and expenses incurred in connection with the Unsecured Creditors Committee’s post-Effective Date rights and duties. On the Effective Date, subject to the foregoing proviso related to the functions for which such committees survive after the Effective Date, the Second Priority Noteholders Committee Members and the Unsecured Creditors Committee Members shall be released and discharged from all rights and duties from or related the Chapter 11 Cases, solely in their capacity as Unsecured Creditors Committee Members or Second Priority Noteholders Committee Members, respectively, and neither the Debtors, the Reorganized Debtors, nor the New Property Entities, as applicable, shall be liable or responsible for paying any fees or expenses incurred after the Effective Date by the Second Priority Noteholders Committee, the Unsecured Creditors Committee, the Second Priority Noteholders Committee Members (solely in their capacity as Second Priority Noteholders Committee Members), the Unsecured Creditors Committee Members (solely in their capacity as Unsecured Creditors Committee Members), or any advisors to either the Second Priority Noteholders Committee or the Unsecured Creditors Committee.

H.	Consent, Consultation, and Waiver Rights.

The consent, consultation, waiver, and similar rights of any party (other than the Debtors) over terms and conditions of the Plan and documents in the Plan Supplement are subject to such party (1) being party to an effective restructuring support or similar agreement with the Debtors and (2) affirmatively supporting the Plan (including through voting to accept the Plan by the Voting Deadline) as of the date such party seeks to exercise such party’s consent, consultation, waiver, or similar rights hereunder. Such consent, consultation, waiver, and similar rights are expressly incorporated herein, and all such rights will be exercised in accordance with the terms of such restructuring support or similar agreements.

I.	Reservation of Rights.

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. Neither the Plan, the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, the Confirmation Order, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

J.	Successors and Assigns.

The rights, benefits, and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, manager, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

K.	Service of Documents.

All notices hereunder shall be deemed given if in writing and delivered, if sent by facsimile, courier, or registered or certified mail (return receipt requested) to the following addresses and facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

If to the Debtors, to:

Caesars Entertainment Operating Company, Inc.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

with copies to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attn.: James H.M. Sprayregen, P.C., David R. Seligman, P.C., and Joseph M. Graham, Esq.

Facsimile: (312) 862-2200

-and-

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn.: Paul M. Basta, P.C. and Nicole L. Greenblatt, P.C.

Facsimile: (212) 446-4900

If to CEC, to:

Caesars Entertainment Corp.

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: General Counsel

with copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn.: Jeffrey D. Saferstein, Esq. and Samuel E. Lovett, Esq.

Facsimile: (212) 373-2053

-and-

Jenner & Block

353 North Clark St

Chicago, Illinois 60654

Attn.: Charles Sklarsky, Esq. and Angela Allen, Esq.

Facsimile: (312) 840-7218

-and-

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, CA 90017

Attn.: Paul S. Aronzon, Esq. and Thomas R. Kreller, Esq.

Facsimile: (213) 629-5063

If to the Second Priority Noteholders Committee, to:

Jones Day

555 South Flower Street, Fiftieth Floor

Los Angeles, California 90071

Attn.: Bruce Bennett, Esq., Sidney Levinson, Esq., and Joshua Mester, Esq.

Facsimile: (213) 243-2539

If to the Unsecured Creditors Committee, to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10035

Attn.: Martin Bienenstock, Esq., Philip M. Abelson, Esq., and Vincent Indelicato, Esq.

Facsimile: (212) 969-2900

-and-

Proskauer Rose LLP

70 West Madison Street, Suite 3800

Chicago, Illinois 60602

Attn.: Jeffrey J. Marwil, Esq. and Paul V. Possinger, Esq.

Facsimile: (312) 962-3551

If to the counsel for the Consenting First Lien Noteholders, to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attn.: Kenneth H. Eckstein, Esq. and Daniel M. Eggermann, Esq.

Facsimile: (212) 715-8229

If to the counsel for the Consenting First Lien Bank Lenders, to:

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, New York 10038

Attn.: Kristopher M. Hansen, Esq. and Jonathan D. Canfield, Esq.

Facsimile: (212) 806-5400

If to the counsel for the Consenting SGN Creditors, to:

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

Attn.: Thomas E. Lauria, Esq., J. Christopher Shore, Esq., and Harrison L. Denman, Esq.

Facsimile: (212) 354-8113

L.	Entire Agreement.

Except as otherwise indicated, on the Effective Date, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations with respect to the subject matter of the Plan, all of which will have become merged and integrated into the Plan on the Effective Date. To the extent the Confirmation Order is inconsistent with the Plan, the Confirmation Order shall control for all purposes.

M.	Exhibits.

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the website of the Notice and Claims Agent at https://cases.primeclerk.com/CEOC or the Bankruptcy Court’s website at http://www.ilnb.uscourts.gov. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control. The documents contained in the Plan Supplement are an integral part of the Plan and shall be deemed approved by the Bankruptcy Court pursuant to the Confirmation Order.

N.	Votes Solicited in Good Faith.

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, subsidiaries, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, attorneys, accountants, investment bankers, consultants, and other professionals will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

O.	Waiver or Estoppel.

Each Holder of a Claim or Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, Secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers Filed with the Bankruptcy Court prior to the Confirmation Date.

P.	Nonseverability of Plan Provisions.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power, with the consent of each of the Debtors,

CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Requisite Consenting SGN Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee, to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the consent of the Debtors, CEC, the Requisite Consenting Bank Creditors, the Requisite Consenting Bond Creditors, the Requisite Consenting SGN Creditors, the Second Priority Noteholders Committee, and the Unsecured Creditors Committee; and (3) nonseverable and mutually dependent.

Q.	Conflicts.

To the extent that any provision of the Disclosure Statement, the Plan Supplement, or any other order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflict with or are in any way inconsistent with any provision of the Plan, the Plan shall govern and control in all respects, including with respect to any component of the Plan Supplement. For the avoidance of doubt, to the extent the Confirmation Order is inconsistent with the Plan, the Confirmation Order shall control for all purposes.

R.	Closing of Chapter 11 Cases.

Each of the Debtors shall, promptly after the full administration of its Chapter 11 Case, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close its Chapter 11 Case.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Respectfully submitted, as of the date first set forth above,

Caesars Entertainment Operating Company, Inc. (for itself and all Debtors)

By:	/s/ Randall S. Eisenberg
Name:	Randall S. Eisenberg
Title:	Chief Restructuring Officer

Exhibit A

Debtors

DEBTOR	CASE NO.
Caesars Entertainment Operating Company, Inc. (f/k/a Harrah’s Operating Company, Inc.)	15-01145
190 Flamingo, LLC	15-01263
3535 LV Corp.	15-01146
3535 LV Parent, LLC	15-01149
AJP Holdings, LLC	15-01297
AJP Parent, LLC	15-01264
B I Gaming Corporation	15-01147
Bally’s Las Vegas Manager, LLC	15-01265
Bally’s Midwest Casino, Inc.	15-01315
Bally’s Park Place, Inc.	15-01148
Benco, Inc.	15-01152
Biloxi Hammond, LLC	15-01156
Biloxi Village Walk Development, LLC	15-01208
BL Development Corp.	15-01150
Boardwalk Regency Corporation	15-01151
BPP Providence Acquisition Company, LLC	15-01180
Caesars Air, LLC	15-01267
Caesars Baltimore Acquisition Company, LLC	15-01268
Caesars Baltimore Development Company, LLC	15-01183
Caesars Baltimore Management Company, LLC	15-01165
Caesars Entertainment Canada Holding, Inc.	15-01158
Caesars Entertainment Finance Corp.	15-01153
Caesars Entertainment Golf, Inc.	15-01154
Caesars Entertainment Retail, Inc.	15-01157
Caesars Entertainment Windsor Limited	15-01190
Caesars Escrow Corporation	15-01155
Caesars India Sponsor Company, LLC	15-01194
Caesars License Company, LLC	15-01199
Caesars Marketing Services Corporation	15-01203
Caesars Massachusetts Acquisition Company, LLC	15-01270
Caesars Massachusetts Development Company, LLC	15-01166
Caesars Massachusetts Investment Company, LLC	15-01168
Caesars Massachusetts Management Company, LLC	15-01170
Caesars New Jersey, Inc.	15-01159
Caesars Operating Escrow LLC	15-01272
Caesars Palace Corporation	15-01161
Caesars Palace Realty Corp.	15-01164
Caesars Palace Sports Promotions, Inc.	15-01169
Caesars Riverboat Casino, LLC	15-01172
Caesars Trex, Inc.	15-01171
Caesars United Kingdom, Inc.	15-01174
Caesars World Marketing Corporation	15-01176
Caesars World Merchandising, Inc.	15-01160
Caesars World, Inc.	15-01173
California Clearing Corporation	15-01177
Casino Computer Programming, Inc.	15-01162

DEBTOR	CASE NO.
CG Services, LLC	15-01179
Chester Facility Holding Company, LLC	15-01313
Christian County Land Acquisition Company, LLC	15-01274
Consolidated Supplies, Services and Systems	15-01163
Corner Investment Company Newco, LLC	15-01275
Cromwell Manager, LLC	15-01276
CZL Development Company, LLC	15-01278
CZL Management Company, LLC	15-01279
DCH Exchange, LLC	15-01281
DCH Lender, LLC	15-01282
Des Plaines Development Limited Partnership	15-01144
Desert Palace, Inc.	15-01167
Durante Holdings, LLC	15-01209
East Beach Development Corporation	15-01175
FHR Corporation	15-01178
FHR Parent, LLC	15-01212
Flamingo-Laughlin Parent, LLC	15-01216
Flamingo-Laughlin, Inc.	15-01219
GCA Acquisition Subsidiary, Inc.	15-01181
GNOC, Corp.	15-01184
Grand Casinos of Biloxi, LLC	15-01221
Grand Casinos of Mississippi, LLC — Gulfport	15-01223
Grand Casinos, Inc.	15-01186
Grand Media Buying, Inc.	15-01187
Harrah South Shore Corporation	15-01224
Harrah’s Arizona Corporation	15-01213
Harrah’s Bossier City Investment Company, L.L.C.	15-01218
Harrah’s Bossier City Management Company, LLC, a Nevada limited liability company	15-01220
Harrah’s Chester Downs Investment Company, LLC	15-01283
Harrah’s Chester Downs Management Company, LLC	15-01314
Harrah’s Illinois Corporation	15-01182
Harrah’s Interactive Investment Company	15-01189
Harrah’s International Holding Company, Inc.	15-01192
Harrah’s Investments, Inc.	15-01193
Harrah’s Iowa Arena Management, LLC	15-01284
Harrah’s Management Company	15-01195
Harrah’s Maryland Heights Operating Company	15-01286
Harrah’s MH Project, LLC	15-01288
Harrah’s NC Casino Company, LLC	15-01280
Harrah’s New Orleans Management Company	15-01222
Harrah’s North Kansas City LLC	15-01266
Harrah’s Operating Company Memphis, LLC	15-01269
Harrah’s Pittsburgh Management Company	15-01197
Harrah’s Reno Holding Company, Inc.	15-01198
Harrah’s Shreveport Investment Company, LLC	15-01225
Harrah’s Shreveport Management Company, LLC	15-01185
Harrah’s Shreveport/Bossier City Holding Company, LLC	15-01188
Harrah’s Shreveport/Bossier City Investment Company, LLC	15-01262
Harrah’s Southwest Michigan Casino Corporation	15-01201
Harrah’s Travel, Inc.	15-01202

DEBTOR	CASE NO.
Harrah’s West Warwick Gaming Company, LLC	15-01271
Harveys BR Management Company, Inc.	15-01204
Harveys C.C. Management Company, Inc.	15-01205
Harveys Iowa Management Company, Inc.	15-01206
Harveys Tahoe Management Company, Inc.	15-01191
H-BAY, LLC	15-01273
HBR Realty Company, Inc.	15-01207
HCAL, LLC	15-01196
HCR Services Company, Inc.	15-01210
HEI Holding Company One, Inc.	15-01211
HEI Holding Company Two, Inc.	15-01214
HHLV Management Company, LLC	15-01277
HIE Holdings Topco, Inc.	15-01215
Hole in the Wall, LLC	15-01285
Horseshoe Entertainment	15-01200
Horseshoe Gaming Holding, LLC	15-01227
Horseshoe GP, LLC	15-01230
Horseshoe Hammond, LLC	15-01232
Horseshoe Shreveport, L.L.C.	15-01233
HTM Holding, Inc.	15-01217
JCC Holding Company II Newco, LLC	15-01287
Koval Holdings Company, LLC	15-01289
Koval Investment Company, LLC	15-01235
Las Vegas Golf Management, LLC	15-01237
Las Vegas Resort Development, Inc.	15-01231
Laundry Parent, LLC	15-01239
LVH Corporation	15-01234
LVH Parent, LLC	15-01241
Martial Development Corp.	15-01236
Nevada Marketing, LLC	15-01290
New Gaming Capital Partnership, a Nevada Limited Partnership	15-01244
Ocean Showboat, Inc.	15-01238
Octavius Linq Holding Co., LLC	15-01246
Parball Corporation	15-01240
Parball Parent, LLC	15-01248
PH Employees Parent, LLC	15-01249
PHW Investments, LLC	15-01291
PHW Las Vegas, LLC	15-01251
PHW Manager, LLC	15-01312
Players Bluegrass Downs, Inc.	15-01242
Players Development, Inc.	15-01253
Players Holding, LLC	15-01255
Players International, LLC	15-01292
Players LC, LLC	15-01307
Players Maryland Heights Nevada, LLC	15-01257
Players Resources, Inc.	15-01243
Players Riverboat II, LLC	15-01309
Players Riverboat Management, LLC	15-01226
Players Riverboat, LLC	15-01228
Players Services, Inc.	15-01229
Reno Crossroads LLC	15-01293

DEBTOR	CASE NO.
Reno Projects, Inc.	15-01245
Rio Development Company, Inc.	15-01247
Robinson Property Group Corp.	15-01250
Roman Entertainment Corporation of Indiana	15-01252
Roman Holding Corporation of Indiana	15-01254
Showboat Atlantic City Mezz 1, LLC	15-01295
Showboat Atlantic City Mezz 2, LLC	15-01296
Showboat Atlantic City Mezz 3, LLC	15-01298
Showboat Atlantic City Mezz 4, LLC	15-01300
Showboat Atlantic City Mezz 5, LLC	15-01302
Showboat Atlantic City Mezz 6, LLC	15-01303
Showboat Atlantic City Mezz 7, LLC	15-01305
Showboat Atlantic City Mezz 8, LLC	15-01306
Showboat Atlantic City Mezz 9, LLC	15-01308
Showboat Atlantic City Operating Company, LLC	15-01256
Showboat Atlantic City Propco, LLC	15-01258
Showboat Holding, Inc.	15-01261
Southern Illinois Riverboat/Casino Cruises, Inc.	15-01143
Tahoe Garage Propco, LLC	15-01310
The Quad Manager, LLC	15-01294
TRB Flamingo, LLC	15-01299
Trigger Real Estate Corporation	15-01259
Tunica Roadhouse Corporation	15-01260
Village Walk Construction, LLC	15-01304
Winnick Holdings, LLC	15-01311
Winnick Parent, LLC	15-01301

Exhibit B

Lease Term Sheet

LEASE TERM SHEET

Note: It is currently anticipated that the real estate assets of the subsidiaries of a newly-formed Delaware limited partnership (“Propco”) will be leased to Opco (defined below) and its subsidiaries pursuant to at least two separate leases.[1] One lease (the “Non-CPLV Lease”)[2] will include all “Facilities” (defined below) other than Caesars Palace Las Vegas (“CPLV”).[3] The other lease (the “CPLV Lease”, and together with the Non-CPLV Lease, collectively, the “Leases”) will only include CPLV.[4] To the extent that a term below does not differentiate between the Non-CPLV Lease and the CPLV Lease, such term shall be included in both Leases.

Landlord	With respect to the Non-CPLV Lease, all of the subsidiaries of Propco that own the fee or ground leasehold (as applicable) interests in the real property comprising the Non-CPLV Facilities (as defined below).

With respect to the CPLV Lease, a subsidiary of Propco that owns the fee interest in the real property comprising the CPLV Facility.

Tenant	With respect to the Non-CPLV Lease, reorganized Caesars Entertainment Operating Company (“CEOC” or “Opco”) and the reorganized subsidiaries of CEOC necessary for the operation of all of the Non-CPLV Facilities, including all license holders with respect thereto, as reasonably demonstrated to Propco.

With respect to the CPLV Lease, CEOC and the subsidiaries of CEOC necessary for the operation of the CPLV Facility, including all license holders with respect thereto, as reasonably demonstrated to Propco.

For purposes hereof, the term “Tenant” shall be deemed to mean Tenant and all subsidiaries of Tenant.

MLSA/Guaranty	In addition, Caesars Entertainment Corporation (“CEC”), a wholly-owned subsidiary of CEC (“Manager”), Opco and Propco will enter into a Management and Lease Support Agreement with respect to each of the Non-CPLV Lease and the CPLV Lease (each, an “MLSA/Guaranty”), pursuant to which (i) Manager will manage the Facilities (as defined below) on behalf of Opco and (ii) CEC will provide a full guarantee of all payments and performance of Opco’s monetary obligations under each of the CPLV Lease, the Non-CPLV Lease and the Golf Course Use Agreement (described below in the section titled

[1]	Bankruptcy Court to be requested to make findings that all CPLV and Non-CPLV leases are “true” and “unitary” in connection with confirmation.
[2]	Non-CPLV Lease may be structured as two individual cross-defaulted leases, to accommodate the JV interest for the Joliet asset (but with no overall increase in aggregate rent).
[3]	The parcels collectively known as the Las Vegas Land Assemblage will be incorporated into the Non-CPLV Lease, and the Lease will contain mechanics to be agreed upon relating to the development and financing of the same as mutually agreed by the parties.
[4]	The CPLV Lease may, upon mutual approval of the parties, be structured as two individual cross-defaulted leases: one for the Forum Shops and one for the balance of CPLV, if necessary for REIT compliance purposes.

“Rent”).[5] The terms of the MLSA/Guaranty are more particularly set forth in that certain Summary of Terms with respect to the MLSA/Guaranty.[6]

Leased Property	With respect to the Non-CPLV Lease, all of the real property interest in the facilities (the “Non-CPLV Facilities”) described on Exhibit A attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto. The Non-CPLV Facilities will not include any non-U.S. real estate assets.

With respect to the CPLV Lease, all of the real property interest in CPLV (the “CPLV Facility” or “CPLV Facilities”), as described on Exhibit B attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto.

The golf course properties identified on Exhibit C shall be transferred to a direct, wholly-owned taxable REIT subsidiary (the “Golf TRS”) of Propco’s general partner (the “REIT”) and shall not be leased to Tenant (but will be subject to the Golf Course Use Agreement).

All U.S. real property owned by CEOC or its wholly-owned subsidiaries that is not identified on any of (x) Exhibit A as part of the Non-CPLV Facilities, (y) Exhibit B as part of the CPLV Facilities, or (z) Exhibit C as being transferred to Golf TRS and not leased back to Tenant, to the extent that it is not sold or abandoned pursuant to the bankruptcy code, in each case with the approval of the bankruptcy court, will be transferred to the applicable Landlord and leased to the applicable Tenant under the Non-CPLV Lease (if such property is not related to the ownership or operation of CPLV) or under the CPLV Lease (if such property is related to the ownership or operation of CPLV), as applicable; except, however, (subject to receipt of analysis, reasonably acceptable to the Requisite Consenting Bond Creditors and the Requisite Consenting Bank Creditors (as applicable), that the Non-SRLY E&P (as defined below) projected to be allocated to the REIT is less than a threshold amount to be mutually agreed by the parties) the assets acquired as proceeds of the 1031 exchanges from the sale of Showboat Atlantic City and Harrah’s Tunica shall not be transferred to Landlord and shall be retained by Opco. For purposes hereof, the term “Non-SRLY E&P” shall mean cumulative earnings and profits for federal income tax purposes not treated as arising in a separate return limitation year as defined in Treasury Regulation § 1.1502-1(f)(2).

For purposes hereof, the term “Facilities” and “Leased Property” shall each be deemed to mean the CPLV Facility and the Non-CPLV Facilities, collectively, or each individually, as the context may require.

[5]	Management Agreement and Guaranty will be integrated as one document, subject to terms of MLSA/Guaranty term sheet.
[6]	If additional leases are entered into for any assets (e.g., Joliet, as described above), then corresponding MLSAs shall be entered into in connection therewith.

Term	Each of the Leases shall have a 15 year initial term (the “Initial Term”).

Each of the Leases shall have four 5-year renewal terms (each, a “Renewal Term”) to be exercised at Tenant’s option, provided that no Event of Default shall have occurred and be continuing either on the date Landlord receives the Renewal Notice (as hereinafter defined) or on the last day of the then current Term, by notifying Landlord (each, a “Renewal Notice”) (i) no earlier than 18 months prior to the then-current expiration, and (ii) no later than 12 months prior to the then-current expiration.

The Term with respect to any Leased Property shall not exceed 80% of the useful life of such Leased Property. Any Leased Property not meeting such requirement shall be subject to a shorter Term than the other Leased Property that satisfies such requirements.[7]

Rent	“Rent” means the sum of Base Rent (as described below) and Percentage Rent. “Percentage Rent” means the Non-CPLV Initial Percentage Rent, the Non-CPLV Secondary Percentage Rent and the CPLV Initial Percentage Rent (each as defined below), each as adjusted as set forth below. Rent shall be paid monthly in advance.

Rent not paid when due shall be subject to default interest and late charges such that if rent is not paid within five days of the due date, a late charge in the amount of 5% of the unpaid amount will be assessed and if any rent (including the late charge) is not paid within 10 days of due date, it will accrue interest based on the overdue rate (5% above prime).

Rent under the Non-CPLV Lease and the CPLV Lease shall be as follows for the Initial Term and each Renewal Term:[8]

Non-CPLV Lease:

(a) For the first 7 Lease years, Rent of $465,000,000 per Lease year, subject to the annual Escalator (as hereinafter defined) commencing in the 6th Lease year as described below.

(b) For the 8th Lease year through the 10th Lease year, (i) Base Rent equal to 70% of the Rent for the 7th Lease year, subject to the annual Escalator, plus (ii) Percentage Rent equal to the Non-CPLV Initial Percentage Rent (as hereinafter defined).

(c) From and after the commencement of the 11th Lease year, (i) Base Rent equal to 80% of the Rent for the 10th Lease year, subject to the annual Escalator as described below, plus (ii) Percentage Rent equal to Non-CPLV Secondary Percentage Rent (as hereinafter defined).

[7]	The parties understand that none of the Facilities will run afoul of the 80% test during the Initial Term. The parties intend for the useful life of each Facility to be determined at or prior to Lease inception.
[8]	Portions of each Non-CPLV Facility may be subject to a specific Rent allocation to be set forth in the definitive documents to enable proper tax reporting and compliance.

Notwithstanding anything to the contrary, in no event shall annual Base Rent for the Non-CPLV Lease be less than the Base Rent in the 8th Lease year, except in connection with a Rent Reduction Adjustment.

For the 8th through 10th Lease year, Percentage Rent, in each such Lease year, shall be equal to a fixed annual amount equal to 30% of the Rent for the 7th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 7th Lease year has increased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 8 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor (as defined below) and (b) the Year 8 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 7th Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 8 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 8 Non-CPLV Decrease (such resulting amount of either clause (i) or clause (ii) above being referred to herein as the “Non-CPLV Initial Percentage Rent”).

For the 11th Lease year through the 15th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 10th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has increased versus the Net Revenue for the 7th Lease year (such increase, the “Year 11 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has decreased versus the Net Revenue for the 7th Lease year (such decrease, the “Year 11 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Decrease (such resulting amount of either clause (i) or clause (ii) above being referred to herein as “Non-CPLV Secondary Percentage Rent”).

At the commencement of each Renewal Term, (i) the Base Rent under the Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent during the Renewal Term be less than the Base Rent then payable during the year immediately preceding the commencement of the Renewal Term, and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such increase, the “Renewal Term Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has decreased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Decrease. The Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

The “Non-CPLV Factor” shall be equal to: (i) for the 8th Lease year through the 10th Lease year, 19.5%; and (ii) from and after the 11th Lease year, 13%.

In no event shall Percentage Rent under the Non-CPLV Lease be less than $0.00.

From and after the commencement of the 6th Lease year (with respect to the Non-CPLV Lease) or the 2nd Lease year (with respect to the CPLV Lease), as applicable, Base Rent for the Lease will be subject to an annual escalator (the “Escalator”) equal to the higher of 2% and the Consumer Price Index (“CPI”) increase with respect to such year, above the previous lease year’s Base Rent (provided, for purposes of applying the Escalator so as to calculate the Base Rent payable under the Non-CPLV Lease during the 8th Lease year, the Base Rent during the 7th Lease year shall be deemed to be an amount equal to 70% of the Rent for the 7th Lease year, to which sum the Escalator shall be applied in order to derive the Base Rent payable during the 8th Lease year).

In addition to Base Rent and Percentage Rent payable under the Non-CPLV Lease as described above, the Tenant under the Non-CPLV Lease shall enter into a golf course use agreement (the “Golf Course Use Agreement”) pursuant to which it will make payments to Golf TRS for use of golf courses to be owned by Golf TRS, as follows: (i) an annual payment in the amount of $10,000,000, subject to an annual escalator commencing in the 6th Lease year equal to the higher of 2% and the CPI increase with respect to such year, above the previous year’s annual payment amount, plus (ii) per-round fees based on actual use as set forth in more detail on Exhibit E attached hereto. Such Golf Course Use Agreement will be coterminous with and cross-defaulted with, but separate and distinct from, the Non-CPLV Lease. Certain of the terms of the Golf Course Use Agreement are more particularly described on Exhibit E attached hereto.[9]

CPLV Lease:

(a) For the first 7 Lease years, Rent of $165,000,000 per Lease year, subject to the annual Escalator.

(b) From and after the commencement of the 8th Lease year, (i) Base Rent equal to 80% of the Rent for the 7th Lease year, subject to the annual Escalator, plus (ii) Percentage Rent equal to the CPLV Initial Percentage Rent (as hereinafter defined), as adjusted in the 11th Lease year as described below.

Notwithstanding anything to the contrary, in no event shall annual Base Rent for the CPLV Lease be less than 80% of the Rent for the 7th Lease year.

For the 8th Lease year through the 10th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 7th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 7th Lease year has increased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 8 CPLV Increase”), Percentage Rent shall increase by the product of (a) 13% (the “CPLV Factor”) and (b) the Year 8 CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 7th Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 8 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 8 CPLV Decrease (such resulting amount being referred to herein as “CPLV Initial Percentage Rent”).

From and after the commencement of the 11th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to the CPLV Initial Percentage Rent, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has increased versus the Net Revenue for the 7th Lease year (such increase, the “Year 11 CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Increase and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has decreased versus the Net Revenue for the 7th Lease year (such decrease, the “Year 11 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Decrease.

[9]	The Access Payment (as defined on Exhibit E) may be increased by up to $5,000,000, as determined by Tenant, in which event the initial Rent under the Non-CPLV Lease shall be decreased by an amount equal to 60% of such increase to the Access Payment.

At the commencement of each Renewal Term, (i) the Base Rent under the CPLV Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent during the Renewal Term be less than the Base Rent then payable during the year immediately preceding the commencement of the Renewal Term, and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such increase, the “Renewal Term CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has decreased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Decrease. The CPLV Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

In no event shall Percentage Rent under the CPLV Lease be less than $0.00.

“Net Revenue” means: the net sum of, without duplication, (i) the amount received by Tenant from patrons at the CPLV Facility or any Non-CPLV Facility for gaming, less, to the extent otherwise included in the calculation of Net Revenue, refunds and free promotional play provided pursuant to a rewards, marketing and/or frequent users program (including rewards granted by affiliates of Tenant), and less amounts returned to patrons through winnings at the CPLV Facility or any Non-CPLV Facility (the net amounts described in this clause (i), “Gaming Revenue”); and (ii) the gross receipts of Tenant for all goods and merchandise sold, room revenues derived from hotel operations, food and beverages sold, the charges for all services performed, or any other revenues generated or otherwise payable to Tenant (including, without limitation, use fees, retail and commercial rent, revenue from rooms, accommodations, food and beverage, and the proceeds of business interruption insurance) in, at, or from the

Leased Property for cash, credit, or otherwise (without reserve or deduction for uncollected amounts), but excluding pass-through revenues collected by Tenant to the extent such amounts are remitted to the applicable third party entitled thereto (the amounts described in this clause (ii), “Retail Sales”); less (iii) to the extent otherwise included in the calculation of Net Revenue, the retail value of accommodations, merchandise, food and beverage, and other services furnished to guests of Tenant without charge or at a reduced charge (and, with respect to a reduced charge, such reduction in Net Revenue shall be equal to the amount of the reduction of such charge) (the amounts described in this clause (iii), “Promotional Allowances”). For purposes of clarification, (i) subject to clause 3(y) of the section of this Lease Term Sheet titled “Assignment by Tenant”, with respect to any sublease from Tenant to a party that is not a subsidiary of Tenant, Net Revenue shall not include Gaming Revenues, Retail Sales or Promotional Allowances received by such subtenant but shall include the rent received by Tenant under such sublease, and (ii) if Gaming Revenue, Retail Sales or Promotional Allowances of a subsidiary of Tenant are taken into account for purposes of calculating Net Revenue, any rent received by Tenant from such subsidiary shall not also be taken into account in determining Net Revenue. For the avoidance of doubt, gaming taxes and casino operating expenses (such as salaries, income taxes, employment taxes, supplies, equipment, cost of goods and inventory, rent, office overhead, marketing and advertising and other general administrative costs) will not be deducted in arriving at Net Revenue. Net Revenue will be calculated on an accrual basis for these purposes, as required under GAAP. Net Revenue shall be determined separately for each Lease, with respect to the applicable Facilities subject to each such Lease.

Rent Allocation	Rent will be allocated under section 467 of the Code and regulations thereunder on a declining basis within the 115/85 safe harbor, adjusted as necessary such that the REIT’s pro rata share of Landlord’s anticipated free cash flow from operations, after payment by Landlord (and its subsidiaries) of all required debt service and operating expenses, is no less than 100% of the REIT’s anticipated taxable income.

Triple Net Lease

The Leases will be absolute, traditional triple net leases. Tenant shall pay all Rent absolutely net to Landlord, without abatement, and unaffected by any circumstance (except as expressly provided below in the cases of casualty and condemnation). Tenant will assume complete responsibility for the condition, operation, repair, alteration and improvement of the Facilities, for compliance with all legal requirements (whether now or hereafter in effect), including, without limitation, all environmental requirements (whether arising before or after the effective date of the Leases), and for payment of all costs and liabilities of any nature associated with the Facilities, including, without limitation, all impositions, taxes, insurance and utilities, and all costs and expenses relating to the use, operation, maintenance, repair, alteration and management thereof. Opco and Tenant will, jointly and severally, provide a customary environmental indemnity to Landlord.

Expenses, Maintenance, Repairs and Maintenance Capital Expenditures, Minor Alterations	Tenant shall be responsible for the maintenance and repair of the Leased Properties (including Capital Expenditures with respect thereto, but subject to, and in accordance with, the provisions of this section). For purposes hereof, the term “Capital Expenditures” shall mean (i) all expenditures actually paid by or on behalf of Tenant, on a consolidated basis, capitalized in accordance with GAAP and in a manner consistent with Tenant’s audited financial statements, plus (ii) all capital expenditures incurred by Services Co and capitalized in accordance with GAAP and allocated to Tenant by Caesars Enterprise Services LLC (or any replacement or successor services company engaged in performing services on behalf of Tenant and related entities similar to those performed on the Effective Date) (“Services Co”) (“Services Co Capital Expenditures”), but, in each case subject to the limitations and exclusions set forth herein. Absent Landlord’s consent, no changes may be made to the allocation methodology by which Services Co Capital Expenditures are currently allocated to Tenant if such change could reasonably be expected to materially and adversely affect Landlord. For the avoidance of doubt, (i) expenditures with respect to any property which is not included as Leased Property under the Leases shall not constitute “Capital Expenditures” or count towards the Minimum CapEx Requirements for purposes of the Leased Property Tests, (ii) expenditures with respect to any property acquired by CEOC or its subsidiaries after the Effective Date which is not included as Leased Property under the Leases shall not constitute “Capital Expenditures” or count towards the Minimum CapEx Requirements for purposes of the Leased Property Tests or the All Property Tests, and (iii) expenditures with respect to any property (other than the London Clubs and the Chester property (collectively, the “London/Chester Property”)) which is not included as Leased Property under the Leases shall not constitute “Capital Expenditures” or count towards the Minimum CapEx Requirements for purposes of the All Property Tests.

Within 30 days after the end of each month during the term of the Lease, Tenant shall provide to Landlord on a confidential basis a report setting forth all revenues and Capital Expenditures for the preceding month for the Non-CPLV Facilities (on a Facility — by — Facility basis), in the case of the Non-CPLV Tenant, and the CPLV Facility, in the case of the CPLV Tenant, all on an unaudited basis.

In each calendar year during the Term, commencing upon the first (1st) full calendar year during the Term, Tenant must satisfy both of the following requirements: (a) on a collective basis for CEOC and its subsidiaries, Tenant must expend sums for Capital Expenditures (subject to the limitations set forth in the final paragraph of this section) (including (i) any Services Co Capital Expenditures allocated by Services Co to Tenant during such calendar year in an amount not in excess of $25,000,000 and (ii) any Capital Expenditures in respect of the Chester property and/or the London Clubs during such calendar year in an amount not in excess of $10,000,000) in an amount at least equal to $100,000,000, which annual amount shall be decreased (1) (x) upon[10] a partial termination of either of the Leases in connection with any condemnation or of the Non-CPLV Lease in connection with a casualty in either case in accordance with the express terms of this Lease Term Sheet that in either case results in the removal of material Leased Property from the Lease, (y) in connection with any disposition of Leased Property by Landlord that pursuant to the Section of this Lease Term Sheet entitled “Landlord Sale of Properties” results in the removal of Leased Property from the Lease and the making of a severance lease with respect to such removed Leased Property[11] and (z) with respect to the London/Chester Property, upon the disposition of any material portion thereof (it being understood that Leased Property or any portion of the London/Chester Property having a value greater than $50,000,000 shall be deemed “material”), with such decrease, in each case of clause (x), (y) or (z), being in proportion with the EBITDAR (as defined below) of any such Leased Property or London/Chester Property, as applicable, versus the EBITDAR of Tenant applicable to all properties then included in the calculation of Capital Expenditures for the All Property Tests, which EBITDAR calculation shall be determined based on the then most recent four quarter period (provided, any decrease under clause (z) shall not exceed, for each of the Chester property and the London Clubs, respectively, the amount allocated thereto under clause (2) immediately following this proviso), and (2) upon a disposition of all or substantially all of the London Clubs and/or the Chester property, as applicable, with such decrease being equal to $4,000,000 in the event of such a disposition with respect to the London Clubs and $6,000,000 in the event of such a disposition with respect to the Chester property (such annual amount, as so adjusted, the “Annual Minimum CapEx Amount”; such annual requirement, the “Annual Minimum CapEx Requirement”),

[10]	For avoidance of doubt, the Leases will expressly provide that there will be no reduction in the Required Capital Expenditures or the Rent by reason of the removal from the Lease of any groundleased property (i.e., a Facility (or portion thereof) that, upon the commencement date of the Leases, is subject to a ground lease from a third party and that Landlord in turn subleases to Tenant and that ends during the Term); provided, that (i) Landlord (as groundlessee) shall be required to exercise all renewal options contained in the applicable ground lease for any such groundleased properties so as to extend the terms thereof and (ii) with respect to any groundlease that would otherwise expire during the Term, Tenant, on Landlord’s behalf, shall have the right to negotiate for a renewal/replacement of such groundlease with the third-party groundlessor, on terms satisfactory to Tenant (subject, (i) to Landlord’s reasonable consent with respect to the terms and conditions thereof which would reasonably be expected to materially and adversely affect Landlord, and (ii) in the case of any such renewal/replacement that would extend the term of such groundlease beyond the Term, to Landlord’s sole right to approve any such terms that would be applicable beyond the Term).
[11]	With it being understood and agreed that any severance lease entered into in connection with such disposition of such Leased Property will contain minimum capital expenditure requirements regarding such Leased Property under such severance lease that in the aggregate (taken together with the minimum capital expenditure requirements regarding the Leased Property remaining under the Leases) is no greater than the minimum capital expenditures required under this Lease Term Sheet immediately prior to such disposition.

and (b) for each of the CPLV Lease and the Non-CPLV Lease, Tenant must expend sums (subject to the limitations set forth in the final paragraph of this section) in each case in an aggregate amount equal to at least one percent (1%) of the actual Net Revenue from the CPLV Facility or Non-CPLV Facilities, as applicable, for the prior calendar year, on Capital Expenditures that constitute installation or restoration and repair or other improvements of items with respect to the applicable Leased Property(ies) under each such Lease (such requirement, the “Annual Minimum Per-Lease B&I CapEx Requirement”).

In each period of three (3) calendar years (commencing upon the first (1st) full period of three (3) calendar years during the Term) (each such period, a “Triennial CapEx Calculation Period”) (subject however to the provisions set forth below relating to any Stub Period), Tenant must satisfy both of the following requirements: (a) on a collective basis for CEOC and its subsidiaries, Tenant must expend sums for Capital Expenditures (subject to the limitations set forth in the final paragraph of this section) (including (i) any Services Co Capital Expenditures allocated by Services Co to Tenant during such three (3) calendar year period in an amount not in excess of $75,000,000 and (ii) any Capital Expenditures in respect of the Chester property and/or the London Clubs during such three (3) calendar year period in an amount not in excess of $30,000,000) in an amount at least equal to $495,000,000, which amount shall be decreased (1) (x) upon a partial termination of either of the Leases in connection with any condemnation or of the Non-CPLV Lease in connection with a casualty in either case in accordance with the express terms of this Lease Term Sheet that in either case results in the removal of material Leased Property from the Lease, (y) in connection with any disposition of Leased Property by Landlord that pursuant to the Section of this Lease Term Sheet entitled “Landlord Sale of Properties” results in the removal of Leased Property from the Lease and the making of a severance lease with respect to such removed Leased Property[12] and (z) with respect to any London/Chester Property, upon the disposition of any material portion thereof (it being understood that Leased Property or any such portion of London/Chester Property having a value greater than $50,000,000 shall be deemed “material”), with such decrease, in each case of clause (x), (y) or (z), being in proportion with the EBITDAR of any such Leased Property or London/Chester Property, as applicable, versus the EBITDAR of Tenant applicable to all properties then included in the calculation of Capital Expenditures for the All Property Tests (which EBITDAR calculation shall be determined based on the then most recent four quarter period) (provided, any decrease under clause (z) shall not exceed, for each of the Chester

[12]	With it being understood and agreed that any severance lease entered into in connection with such disposition of such Leased Property will contain minimum capital expenditure requirements regarding such Leased Property under such severance lease that in the aggregate (taken together with the minimum capital expenditure requirements regarding the Leased Property remaining under the Leases) is no greater than the minimum capital expenditures required under this Lease Term Sheet immediately prior to such disposition.

property and the London Clubs, respectively, the amount allocated thereto under clause (2) immediately following this proviso), and (2) upon a disposition of all or substantially all of the London Clubs and/or the Chester property, as applicable, with such decrease being equal to $12,000,000 in the event of such a disposition with respect to the London Clubs and $18,000,000 in the event of such a disposition with respect to the Chester property (such amount, as adjusted, “Triennial Minimum CapEx Amount A”; and such requirement, “Triennial Minimum CapEx Requirement A”), and (b) on a collective basis for CEOC and its subsidiaries (but subject to the following two sentences relating to allocations on a per-Lease basis), Tenant must expend sums for Capital Expenditures (subject to the limitations set forth in the final paragraph of this section) (but excluding the following (without duplication): (i) any Services Co Capital Expenditures allocated by Services Co to Tenant, (ii) any Capital Expenditures by any subsidiaries of Tenant which are foreign subsidiaries or are “unrestricted subsidiaries”, as defined under Tenant’s debt documentation or otherwise in a manner reasonably agreed to by the Landlord and Tenant, (iii) any Capital Expenditures of Tenant related to gaming equipment, (iv) any Capital Expenditures of Tenant related to corporate shared services, and (v) any Capital Expenditures with respect to properties that are not included in the Leased Property under the Leases) in an amount at least equal to $350,000,000, which amount shall be decreased (1) upon a partial termination of either of the Leases in connection with any condemnation or of the Non-CPLV Lease in connection with a casualty in either case in accordance with the express terms of this Lease Term Sheet that in either case results in the removal of material Leased Property from the Lease (it being understood that Leased Property having a value greater than $50,000,000 shall be deemed “material”) and (2) in connection with any disposition of Leased Property by Landlord that pursuant to the Section of this Lease Term Sheet entitled “Landlord Sale of Properties” results in the removal of Leased Property from the Lease and the making of a severance lease with respect to such removed Leased Property[13], with such decrease, in each case of clause (1) or clause (2), being in proportion with the EBITDAR of any such Leased Property versus the EBITDAR of Tenant applicable to all Leased Property then included in the calculation of Capital Expenditures for the Leased Property Tests, which EBITDAR calculation shall be determined based on the then most recent 4 quarter period (such amount as set forth in this clause (b), as adjusted, the “Triennial Minimum CapEx Amount B”; such requirement, “Triennial Minimum CapEx Requirement B”). For purposes of Triennial Minimum CapEx Requirement B, the Triennial Minimum CapEx Amount B shall be allocated as follows: (i) $84,000,000 to the CPLV Lease; (ii) $255,000,000 to the Non-CPLV

[13]	With it being understood and agreed that any severance lease entered into in connection with such disposition of such Leased Property will contain minimum capital expenditure requirements regarding such Leased Property under such severance lease that in the aggregate (taken together with the minimum capital expenditure requirements regarding the Leased Property remaining under the Leases) is no greater than the minimum capital expenditures required under this Lease Term Sheet immediately prior to such disposition.

Lease; and (iii) the balance to the CPLV Lease and/or the Non-CPLV Lease in such proportion as Tenant may elect. Neither Tenant shall be required to spend sums toward the Triennial Minimum CapEx Amount B in excess of the difference between the aggregate triennial expenditure requirement, minus the allocated minimum triennial expenditure requirement applicable to the other Tenant.

If the initial or final portion of the Term of the Leases is a partial calendar year (i.e., the commencement date of the Leases is other than January 1 or the scheduled expiration date is other than December 31, as applicable; any such partial calendar year is referred to as a “Stub Period”), then, the Triennial Minimum CapEx Amount A and Triennial Minimum CapEx Amount B shall be adjusted as follows: (a) the initial (or final, as applicable) Triennial CapEx Calculation Period under the Leases shall be expanded so that it covers both the Stub Period and the first (1st) (or final, as applicable) full period of three calendar years during the Term, (b) the Triennial Minimum CapEx Amount A for such expanded initial (or final, as applicable) Triennial CapEx Calculation Period shall be equal to (x) $495,000,000, plus (y) the product of the Stub Period Multiplier multiplied by $165,000,000 (and (i) the Services Co Capital Expenditures allocated by Services Co to Tenant during such expanded initial (or final, as applicable) Triennial CapEx Calculation Period shall not exceed (x) $75,000,000 plus (y) the product of the Stub Period Multiplier multiplied by $25,000,000, and (ii) the Capital Expenditures in respect of the Chester property and/or the London Clubs during such expanded initial (or final, as applicable) Triennial CapEx Calculation Period shall not exceed (x) $30,000,000 plus (y) the product of the Stub Period Multiplier multiplied by $10,000,000), (c) the Triennial Minimum CapEx Amount B for such expanded initial (or final, as applicable) Triennial CapEx Calculation Period shall be equal to (x) $350,000,000, plus (y) the product of the Stub Period Multiplier multiplied by $116,666,666, and (d) the required per-Lease allocation in respect of Required Minimum CapEx Amount B for such expanded initial (or final, as applicable) Triennial CapEx Calculation Period shall remain unchanged (i.e., (i) $84,000,000 to the CPLV Lease; (ii) $255,000,000 to the Non-CPLV Lease; and (iii) the balance to the CPLV Lease and/or the Non-CPLV Lease in such proportion as Tenant may elect). The term “Stub Period Multiplier” means a fraction, expressed as a percentage, the numerator of which is the number of days occurring in a Stub Period, and the denominator of which is 365.

The Annual Minimum CapEx Requirement, the Annual Minimum Per-Lease B&I CapEx Requirement, Triennial Minimum CapEx Requirement A and Triennial Minimum CapEx Requirement B are referred to herein collectively as the “Minimum CapEx Requirements,” and the applicable Capital Expenditures required to satisfy the Minimum CapEx Requirements are referred to herein collectively as the “Required Capital Expenditures.” The Annual Minimum CapEx Requirement and the Triennial Minimum CapEx Requirement A are referred to herein collectively as the “All Property Tests.” The Annual Minimum Per-Lease B&I CapEx Requirement

and the Triennial Minimum CapEx Requirement B are referred to herein collectively as the “Leased Property Tests.”

If any material real property (i.e., having a value greater than $50,000,000) is acquired by Landlord and included in a Lease as part of the Leased Property thereunder, then the Minimum CapEx Requirements shall be adjusted as may be agreed upon by Landlord and Tenant in connection with such acquisition. If (x) any material Leased Property (i.e., having a value greater than $50,000,000) is removed from the Lease by reason of a partial termination of either of the Leases in connection with any condemnation or of the Non-CPLV Lease in connection with a casualty in either case in accordance with the express terms of this Lease Term Sheet, (y) any Leased Property is disposed of by Landlord that results in the removal of Leased Property from the Lease and the making of a severance lease with respect to such removed Leased Property as contemplated above or (z) any London/Chester Property is disposed of as contemplated above, and such termination or disposition occurs on any day other than the first (1st) day of a calendar year, then, for purposes of determining Required Capital Expenditures and adjusting the Minimum CapEx Requirements, as applicable, such termination or disposition shall be deemed to have occurred on the first (1st) day of the then-current calendar year, such that Capital Expenditures with respect to the applicable terminated or disposed property shall not be counted toward the calculation of Required Capital Expenditures for such entire calendar year, and the Minimum CapEx Requirements shall be adjusted (as applicable) to reflect such termination or disposition as applicable to such entire calendar year.

For the avoidance of doubt, Required Capital Expenditures counted towards satisfying one of the Minimum CapEx Requirements shall also count (to the extent applicable) towards satisfying the other Minimum CapEx Requirements to the extent otherwise provided herein. Either Tenant’s failure to expend its share of the Required Capital Expenditures (in the case of the Triennial Minimum CapEx Amount, based on the allocation and requirements set forth above, and otherwise without reference to a specified allocation) shall be deemed a default under the applicable Lease, and if such default continues for 60 days after written notice to such Tenant, such failure shall be deemed an Event of Default under the applicable Lease. In addition, if such Tenant does not so spend its share of the Required Capital Expenditures as required under the applicable Lease, Landlord shall have the right to seek the remedy of specific performance to require such Tenant to spend any such unspent amount. For the avoidance of doubt, Tenants’ obligations to spend the Required Capital Expenditures as set forth above shall constitute monetary obligations included in the Lease guarantor’s obligations with respect to the Leases. The Minimum CapEx Requirements (including the Required Capital Expenditures) set forth above are subject to adjustment as may be agreed upon by Landlord to the extent required by (or to improve the terms of) any CPLV financing.

“EBITDAR” means, for any applicable period, the net income or loss of a Person, determined in accordance with GAAP, adjusted by excluding (1) income tax expense, (2) consolidated interest expense (net of interest income), (3) depreciation and amortization expense, (4) any income, gains or losses attributable to the early extinguishment or conversion of indebtedness or cancellation of indebtedness, (5) gains or losses on discontinued operations and asset sales, disposals or abandonments, (6) impairment charges or asset write-offs, including, without limitation, those related to goodwill or intangible assets, long-lived assets, and investments in debt and equity securities, in each case, in accordance with GAAP, (7) any non-cash items of expense (other than to the extent such non-cash items of expense require or result in an accrual or reserve for future cash expenses), (8) extraordinary gains or losses (9) unusual or non-recurring gains or items of income or loss and (10) rent expense with respect to the applicable Leased Property. In connection with any EBITDAR calculation made pursuant to the Leases, (i) Tenant shall provide Landlord all supporting documentation and backup information with respect thereto as may be reasonably requested by Landlord, (ii) such calculation shall be as reasonably agreed between Landlord and Tenant, and (iii) if Landlord and Tenant do not agree within twenty (20) days of either party seeking to commence discussions, the same may be determined by an independent expert in accordance with a process to be set forth in the Leases.

Propco shall have the right to designate an observer on the Opco Board in accordance with the Summary Term Sheet for Proposed Restructuring, which observer shall have the opportunity to participate in all discussions and meetings of the Board and applicable committee regarding Capital Expenditures, budgeting, planning and construction of capital improvements for the (existing and new) Facilities and to receive all materials given to committee members in connection with such matters.

Tenant shall be permitted to make any alterations and improvements (including Material Alterations (defined below)) to the Facilities in its reasonable discretion; provided, however, that (i) all alterations must be of equal quality to or better quality than the applicable portions of the existing Facility, as applicable, except to the extent alterations of lesser quality would not, in the reasonable opinion of Tenant, result in any diminution in value of the applicable existing Facility, (ii) any such alterations do not have an adverse effect on the structural integrity of any portion of the Leased Properties, and (iii) any such alterations would not otherwise result in a diminution of value to any Leased Properties. If any alteration does not meet the standards of (i), (ii) and (iii) above, then such alteration shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. “Material Alteration” shall mean Tenant elects to (i) materially alter a Facility, (ii) expand a Facility, or (iii) add improvements to undeveloped portions of the land leased pursuant to the Lease, and, in each case, the cost of such activity exceeds $50,000,000.

50% of all Capital Expenditures constituting Material Alterations will be credited toward the Required Capital Expenditures, and the other 50% of such Capital Expenditures constituting Material Alterations will not be credited toward the Required Capital Expenditures.

Material Alterations; Growth Capex; Development of Undeveloped Land	In the event Tenant is going to perform any Material Alteration, Tenant shall notify Landlord of such Material Alteration. Within 30 days of receipt of a notification of a Material Alteration, Landlord shall notify Tenant as to whether Landlord will provide financing for such proposed Material Alteration and, if so, the terms and conditions upon which it would do so. Tenant shall have 10 days to accept or reject Landlord’s financing proposal. If Landlord declines to finance a proposed Material Alteration, Tenant shall be permitted to secure outside financing or utilize then existing available financing for a 9-month period, after which 9-month period, if Tenant has not secured outside or then-existing available financing, Tenant shall again be required to first seek financing from Landlord.

If Landlord agrees to finance the Material Alteration and Tenant rejects the terms thereof, Tenant shall be permitted to either use then existing available financing or seek outside financing for a 9-month period for such Material Alteration, in each case on terms that are economically more advantageous to Tenant than offered under Landlord’s financing proposal, and if Tenant elects to utilize economically more advantageous financing it shall provide Landlord with reasonable evidence of the terms of such financing. Prior to any advance of funds (if applicable), Tenant and Landlord shall enter into the agreements necessary to effectuate the applicable terms of Landlord financing (including, without limitation, an amendment to each of the applicable Leases if financing is structured as a Rent increase).

If Tenant constructs a Material Alteration with its then existing available financing or outside financing, (i) during the Term, such Material Alteration shall be deemed part of the Leased Property solely for the purpose of calculating Percentage Rent and shall for all other purposes be Tenant’s property and (ii) following expiration or termination of the Term, such Material Alteration shall be Tenant’s property but Landlord shall have the option to purchase such property for fair market value. If Landlord does not elect to purchase such Material Alteration, Tenant shall, at its option, either remove the Material Alteration from the Leased Property and restore the Leased Property to the condition existing prior to such Material Alteration being constructed, at Tenant’s own cost and expense and prior to expiration or earlier termination of the Term, or leave the Material Alteration at the Leased Property at the expiration or earlier termination of the Term, at no cost to Landlord. If Landlord elects to purchase the Material Alteration, any amount due to Tenant for the purchase shall be credited against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease). If Landlord agrees to finance a proposed Material Alteration and Tenant accepts the terms thereof, such Material Alteration shall be deemed part of the Leased Property for all purposes.

Right of First Refusal	Tenant’s Right of First Refusal:

Prior to consummating a transaction whereby the REIT (or any holding company that directly or indirectly owns 100% of the REIT) or any of its subsidiaries (provided, however, that this provision will not apply if the MLSA/Guaranty has been terminated by Landlord, or CEC, or a subsidiary thereof, is otherwise no longer responsible for management of the Facilities with the written consent of Landlord ) will own, operate or develop a domestic (U.S.) gaming facility outside of the Gaming Enterprise District of Clark County, Nevada (either existing prior to such date or to be developed), other than an Excluded CEC Opportunity (as defined below), Landlord shall notify Tenant and CEC of the subject opportunity. CEC (or its designee) shall have the right to lease (and Manager (or its affiliate) manage) such facility, and if such right is exercised Landlord and CEC (or its designee) will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to CEC (or its designee). In such event, CEC (or its designee) shall enter into a lease with respect to the additional property whereby (i) rent thereunder shall be established based on formulas consistent with the EBITDAR coverage ratio (determined based on the prior 12 month period) with respect to the Lease then in effect (the “Allocated Rent Amount”) and (ii) such other terms that CEC (or its designee) and Landlord agree upon shall be incorporated. In the event that the foregoing right is not exercised by CEC (or its designee), Landlord (or an affiliate thereof) shall have the right to consummate the subject transaction without Tenant’s and/or CEC’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Tenant for consummating such transaction.

For purposes hereof, the term “Excluded CEC Opportunity” shall mean (i) any asset that is then subject to a pre-existing lease, management agreement or other contractual restriction that, in each case, is on arms-length terms, and (A) was not entered into in contemplation of such acquisition or development and (B) which is not going to be terminated upon or prior to closing of such transaction, (ii) any transaction for which the opco/propco structure would be prohibited by applicable laws, rules or regulations or which would require governmental consent, approval, license or authorization (unless already received or reasonably anticipated to be received prior to closing; it being understood that the relevant parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization), (iii) any transaction structured by the seller as a sale-leaseback, (iv) any transaction in which Landlord and/or its affiliates will not own at least 50% of, or control, the entity that will own the gaming facility, and (v) any transaction in which Landlord or its affiliates proposes to acquire a then-existing gaming facility from Landlord or its affiliates.

The mechanics and timing of applicable notices in respect of, and the exercise of, Tenant’s ROFR will be more particularly set forth in a Right of First Refusal Agreement.

Landlord’s Right of First Refusal:

Prior to consummating a transaction whereby CEC (or any holding company that directly or indirectly owns 100% of CEC) or any of its subsidiaries (including Tenant or any of its subsidiaries) (provided, however, that this provision will not apply if the MLSA/Guaranty has been terminated by Propco or, with Propco’s consent, CEC (or a subsidiary thereof) is otherwise no longer managing the Facilities) will own or develop a domestic (U.S.) gaming facility outside of the Gaming Enterprise District of Clark County, Nevada (either existing prior to such date or to be developed) other than an Excluded Propco Opportunity (as defined below), Tenant shall notify Landlord of the subject opportunity. Landlord shall have the right to own such facility and lease it to Tenant, and if Landlord exercises such right then Tenant and Landlord will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to Tenant (and be managed by Manager (or its affiliate)). In such event, Tenant and Landlord shall amend the Lease by (i) adding the additional property as Leased Property, (ii) increasing Rent by the Allocated Rent Amount with respect to such property and (iii) incorporating such other terms that Tenant and Landlord have agreed to. In the event that Landlord declines its right to own the facility, Tenant (or an affiliate thereof) shall have the right to consummate the subject transaction without Landlord’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Landlord for consummating such transaction. Further, in the event Landlord declines its right to own such facility, the Lease shall provide for similar terms as those provided in the Penn Gaming lease with respect to any such facilities which are located within the restricted area (as defined in the Penn Gaming lease but reduced to 30 miles) of any existing Non-CPLV Facilities.

For purposes hereof, the term “Excluded Propco Opportunity” shall mean (i) any asset that is then subject to a pre-existing lease, management agreement or other contractual restriction that, in each case, is on arms-length terms, and (A) was not entered into in contemplation of such acquisition or development and (B) which is not going to be terminated upon or prior to closing of such transaction, (ii) any transaction for which the opco/propco structure would be prohibited by applicable laws, rules or regulations or which would require governmental consent, approval, license or authorization (unless already received or reasonably anticipated to be received prior to closing; it being understood that the relevant parties shall use reasonable, good faith efforts to obtain any such consent, approval, license or authorization), (iii) any transaction that does not consist of owning or acquiring a fee or leasehold interest in real property (including for the avoidance of doubt ownership or acquisitions of the equity of entities that hold a fee or leasehold interest in real property), (iv) any transaction in which CEC and/or its subsidiaries will not own at least 50% of, or control, the entity that will own the gaming facility, (v) any transaction in which one or more third parties will own or acquire, in the aggregate, a beneficial economic interest of at least 30% in the applicable gaming facility, and such third parties are unable, or make a bona fide, good faith refusal, following the exercise of commercially reasonable, good faith efforts to obtain consent, to enter into the propco/opco structure, (vi) any transaction in which CEC or its subsidiaries proposes to acquire a then-existing gaming facility from CEC or its subsidiaries, and (vii) any transaction with respect to any asset remaining in Opco and not being transferred to Propco in accordance with this Lease Term Sheet.

The mechanics and timing of applicable notices in respect of, and the exercise of, Landlord’s ROFR will be more particularly set forth in a Right of First Refusal Agreement.

Permitted Use	Tenant shall use the Leased Property only for (i) hotel and resort and related uses, (ii) gaming and/or pari-mutuel use, including, without limitation, horsetrack, dogtrack and other similarly gaming-related sporting use, (iii) ancillary retail and/or entertainment use, (iv) such other uses required under any Legal Requirements, (v) such other ancillary uses, but in all events consistent with the current use of the Leased Property or with prevailing hotel, resort and gaming industry use, and/or (vi) such other use as shall be approved by Landlord from time to time in its reasonable discretion.

Landlord Sale of Properties	Landlord may sell, without Tenant consent in each instance, any or all of the Facilities, upon the following terms: (i) the purchaser shall enter into a severance lease with Tenant for the sold Facility(ies) on substantially the same terms as contained in the applicable Lease, with an appropriate rent adjustment; (ii) the applicable Lease shall be modified as necessary to reflect the removal of the applicable Facility(ies), including, without limitation, an adjustment to the Rent thereunder so as to preserve the same economics following the entry into such severance lease; and (iii) CEC and Manager shall enter into a new MLSA/Guaranty with respect to the severance lease on terms substantially similar to CEC’s obligations with respect to the MLSA/Guaranty with respect to the Leases. The Leases shall not be cross-defaulted with any such severance lease.

Each Lease shall survive any such assignment or transfer by Landlord and the successor Landlord shall become a party thereto.

Notwithstanding the foregoing, Landlord may sell to a third party, without Tenant consent in each instance, any or all of the Real Property identified on Exhibit D attached hereto, and, concurrently with such sale, such Real Property being sold shall be removed from the Non-CPLV Lease (i.e., the Non-CPLV Lease shall be terminated as to such Real Property only) with no reduction in Rent, and no severance lease or new MLSA/Guaranty shall be required in connection therewith.

If the partnership (as opposed to the spin-off) structure is used, Landlord’s right to sell the Facilities as described above shall be subject to compliance with a customary Tax Protection Agreement protecting CEOC from adverse tax consequences resulting from asset sales or repayment of debt below certain thresholds.

Assignment by Tenant	Tenant will not have the right to assign portions of the Leases, however, the following direct or indirect assignments will be permitted, as well as others of a similar nature:

1) An assignment of the entire (i.e., including all Facilities thereunder) Non-CPLV Lease and/or CPLV Lease, as the case may be, to a permitted lender (described in further detail below) for collateral purposes, any assignment to such permitted lender or any other purchaser upon a foreclosure or transaction in lieu of foreclosure, and any assignment to any subsequent purchaser thereafter each shall be permitted; provided, however, that in all such transfers, CEC is not released from any of its obligations under the applicable MLSA/Guaranty, and the foreclosing lender or any purchaser or successor purchaser must keep the MLSA/Guaranty in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA/Guaranty, as more particularly provided in the MLSA/Guaranty term sheet, and if Landlord has so consented to an MLSA/Guaranty termination, the foreclosing lender or any purchaser or successor purchaser shall engage an “acceptable operator” (satisfying parameters to be set forth in each of the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the Non-CPLV Facilities and/or the CPLV Facility (as applicable).

2) An assignment to an affiliate of Tenant, to CEC or an affiliate of CEC.

3) Any sublease of any portion of the premises, pursuant to a bona-fide third party transaction, so long as (i) Tenant is not released from any of its obligations under the applicable Lease, and (ii) such transaction will not result in a violation of any licensing requirements (e.g., gaming, liquor, etc.), and (x) provided all covenants with respect to CEC management continue to be satisfied, and (y) subject to restrictions against transactions designed to avoid payment of Percentage Rent or otherwise to negate requirements or provisions in the CPLV Lease or the Non-CPLV Lease; provided, however, the following shall be permitted: (A) any subleases existing as of the effective date of the Non-CPLV Lease or CPLV Lease, as applicable, consistent with currently existing arrangements and (B) any affiliate subleases necessary or appropriate for the operation of the Facilities in connection with licensing requirements (e.g., gaming, liquor, etc.).

Additionally, the following transfers of direct and indirect interests in Tenant will be permitted:

1) Transfers of stock in Tenant or its parent(s) on a nationally-recognized exchange; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

2) Reconfiguration of the Board of Directors of Tenant’s parent(s) that does not result from a change of control.

3) Transfers of interests in Tenant that do not cause a change in control of Tenant.

In all events, except as expressly provided in the MLSA/Guaranty term sheet, neither Tenant nor CEC under the MLSA/Guaranty will be released in connection with any such transfer, assignment, sublet or other disposition, whether permitted or restricted.

Notwithstanding anything to the contrary, there shall be no restrictions on direct or indirect transfers in CEC; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

For purposes hereof, the term “change of control” shall be defined in a manner consistent with Opco debt financing documents.

Landlord Financing	Landlord may finance or refinance its interest in any of the Non-CPLV Facilities and CPLV Facility, as applicable (“Landlord Financing”), in its discretion. Tenant will reasonably cooperate in all Landlord Financings. Tenant will operate (or cause to be operated) the Facilities in compliance with the customary terms of the Landlord Financing documents (including, without limitation, all covenants pertaining to the maintenance of the Facilities, as applicable, funding and maintaining lender required reserves, complying with all cash management requirements of the lender, procuring insurance and providing reporting), pertaining to the Facilities, as applicable, as existing as of the effective date of the Leases and any new or additional terms of any new or modified Landlord Financing made following the effective date of the Leases, in each case provided that such terms are customary and do not (x) materially increase Tenant’s obligations under the Leases, or (y) materially diminish Tenant’s rights under the Leases (it being acknowledged that any requirement to make Rent payments into “lockboxes” and/or Tenant’s obligation to fund and maintain customary and reasonable reserves as required by Landlord’s lender does not materially increase Tenant’s obligations or materially diminish Tenant’s rights under the Leases). The Leases shall be subordinate to all Landlord Financing, provided Landlord shall obtain commercially reasonable non-disturbance agreements from its lenders.

Tenant Financing

Tenant shall be permitted to obtain the financing contemplated by the Restructuring Support Agreement, and any refinancing/replacements thereof, subject to parameters on any financing/refinancing (such as lender qualifications for entitlement to leasehold mortgagee protections) to be set forth in the Leases. The lender (with appropriate qualifications) under such Tenant financing (i) shall be given notice of a default under either of the Leases, (ii) shall be afforded a right to cure any applicable Tenant default, (iii) shall, upon an early termination or rejection of either of the Leases, be given the opportunity to enter into a replacement lease (on terms consistent with the applicable lease) and (iv) shall be afforded other customary leasehold mortgagee protections.

Such mortgagee protections shall provide that the Leases shall survive any debt default by Tenant under such financing and any foreclosure by such lender on Tenant’s leasehold interest (provided all curable defaults have been, or upon foreclosure will be, cured), and neither Landlord nor Tenant nor its lenders or assignees shall have termination rights under the Leases in respect thereof (absent an Event of Default under the applicable Lease).

Upon foreclosure, the foreclosing lender must keep the MLSA/Guaranty in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA/Guaranty, as more particularly provided in the MLSA/Guaranty term sheet, and if Landlord has so consented to an MLSA/Guaranty termination, the foreclosing lender shall engage an “acceptable operator” (satisfying parameters to be set forth in the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the CPLV Facility and/or the Non-CPLV Facilities (as the case may be).

Financial Statements of Tenant and Landlord	Tenant shall provide to Landlord unaudited quarterly and audited annual consolidated financial statements of each of CEOC and CEC (prepared in accordance with applicable federal securities laws, including as to format, timing and periods presented, and shall consent to the inclusion or incorporation by reference of such financial statements in all public or private disclosure and offering documents of Propco and the REIT or any of their subsidiaries as required by applicable law or regulation) and unaudited quarterly and unaudited annual summary operating results of the Tenant under each Lease (collectively, the “Tenant Financial Statements”).

Tenant shall also, upon the request of Landlord, use commercially reasonable efforts to provide or cause to be provided such management representation letters, comfort letters and consents of applicable certified independent auditors to the inclusion of their reports in applicable financing disclosure documents as may be reasonably requested or required in connection with the sale or registration of securities by Landlord, Propco or its direct or indirect parents, including the REIT.

In addition, the applicable Tenant shall provide to Landlord such additional customary and reasonable financial information related to CPLV or non-CPLV properties as may be required for any landlord financing pertaining to CPLV or such other non-CPLV properties.

In addition, Tenant shall provide Leased Properties fixed asset schedules to Landlord.

In the event of the required consolidation of Landlord’s, Propco’s, the REIT’s or any of their affiliates’ consolidated financial statements into CEOC’s or CEC’s consolidated financial statements in connection with the preparation of the Tenant Financial Statements, Landlord shall provide to Tenant unaudited quarterly and audited annual consolidated financial statements of any such person required to be consolidated (prepared in accordance with applicable federal securities laws, including as to format, timing and periods presented). Landlord shall also, upon the request of Tenant, use commercially reasonable efforts to provide such management representation letters, comfort letters and consents of applicable certified independent auditors to the inclusion of their reports in applicable financing disclosure documents as may be reasonably requested or required in connection with the sale or registration of securities by Tenant, CEOC, CEC or any of their affiliates.

Casualty	In the event of any casualty with respect to any portion of a Facility, Tenant shall be obligated to rebuild/restore such Facility to substantially the same condition as existed immediately before the occurrence of such casualty and shall have no right to terminate the CPLV Lease or the Non-CPLV Lease (as applicable), except that, (i) for the CPLV Lease, during the final two years of the Term, in connection with a casualty which costs in excess of 25% of total property fair market value as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the CPLV Lease, except in the event that a renewal option is or shall be available to Tenant under the CPLV Lease, and Tenant has or shall elect to exercise the same, in which case neither Landlord nor Tenant may terminate the CPLV Lease under this clause (i), (ii) for the Non-CPLV Lease, during final two years of the Term, in connection with a casualty for any individual Facility which costs in excess of 25% of total fair market value for such individual Facility as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the Non-CPLV Lease as to such individual Facility (in which event the Rent obligations under the Non-CPLV Lease in respect of the remaining Facilities shall be proportionately adjusted, based on the Rent Reduction Adjustment), except in the event that a renewal option is or shall be available to Tenant under the Non-CPLV Lease, and Tenant has or shall elect to exercise the same, in which case neither Landlord nor Tenant may terminate the Non-CPLV Lease under this clause (ii), and (iii) Tenant shall not have an obligation to rebuild/restore solely to the extent the casualty was uninsured under the insurance policies Tenant is required to keep in place under the Lease or CPLV lease, as applicable.

The “Rent Reduction Adjustment” with respect to a Non-CPLV Facility shall mean (i) with respect to the Base Rent, a proportionate reduction of the Base Rent based on the EBITDAR of such Facility versus the EBITDAR of all the Non-CPLV Facilities, which EBITDAR calculation shall be determined based on the prior 12 month period and (ii) with respect to Percentage Rent, a reduction of the then current dollar amount based on excluding the Net Revenue of the applicable Facility from the Percentage Rent formula on a pro forma basis.

Condemnation	If all of the CPLV Facility is permanently taken, or if a substantial portion of the CPLV Facility is taken such that the CPLV Facility is rendered Unsuitable for its Primary Intended Use (as hereinafter defined), then the CPLV Lease will terminate. If all of any individual Non-CPLV Facility under the Non-CPLV Lease is permanently taken, or if a substantial portion of such Non-CPLV Facility is taken such that the same is rendered Unsuitable for its Primary Intended Use, then the Non-CPLV Lease will terminate as to such individual Non-CPLV Facility, and the Rent shall be reduced by the Rent Reduction Amount with respect to the applicable Non-CPLV Facility. In any such case (when the applicable Lease is terminated in whole or in part), the applicable award will be distributed, first to Landlord in payment of the fair market value of Landlord’s interest in the applicable Leased Property, then to Tenant in payment of the fair market value of the Tenant’s property which was so taken, and the balance of the award if any, to Landlord. In the case of a partial or non-permanent condemnation in which the applicable Leased Property is not rendered Unsuitable for its Primary Intended Use, the applicable Lease will continue unabated except that Rent shall be adjusted in proportion to the portion of the Leased Property that was taken (based on a mechanic to be set forth in the Leases, and, with respect to the Non-CPLV Facilities only, the Rent Reduction Adjustment).

For purposes hereof, “Unsuitable for Its Primary Intended Use” shall mean a state or condition of the CPLV Facility or any Non-CPLV Facility such that by reason of a partial taking by condemnation, the same cannot, following restoration thereof (to the extent commercially practical), be operated on a commercially practicable basis for its primary Permitted Use (or the use to which it was primarily being used immediately preceding the taking), taking into account, among other relevant economic factors, the amount of square footage and the estimated revenue affected by such taking.

Events of Default

Standard events of default including failure to pay monetary sums and/or failure to comply with the covenants set forth in the Leases. With respect to monetary defaults, Tenant shall be entitled to notice and a 10 day cure period. With respect to non-monetary defaults, (unless such default is an automatic event of default as shall be provided in the Leases (e.g., bankruptcy of the Tenant or Guarantor)) Tenant shall be entitled to notice and, to the extent the Leases do not otherwise specify a cure period, so long as Tenant (i) commences to cure within 30 days after receipt of notice and (ii) continues to diligently attempt to cure the applicable non-monetary default, such non-monetary default shall not become an Event of Default unless it is not cured within 180 days, provided, however, such 180-day outside date shall not apply during the first five (5) years of the term of the Leases. Each of the Leases shall require Landlord to deliver all notices of default to CEC and Tenant concurrently. Landlord will refrain from exercising remedies under the Lease in respect of an Event of Default for the duration of the cure periods furnished to CEC as specifically provided in the MLSA/Guaranty term sheet.

A default under the Non-CPLV Lease shall not be a default under the CPLV Lease. With respect to the Non-CPLV Lease, (a) during the term of the initial Landlord financing with respect to the Non-CPLV Facilities, a default under the CPLV Lease shall be a default under the Non-CPLV Lease, and (b) from and after the replacement of the initial Landlord financing with respect to the Non-CPLV Facilities with replacement financing, a default under the CPLV Lease shall not be a default under the Non-CPLV Lease.

Any default by Tenant with respect to a Tenant Financing or Landlord with respect to a Landlord Financing shall not be considered a default under the leases.

Remedies upon Event of Default	If Landlord elects to terminate the Non-CPLV Lease or CPLV Lease upon an Event of Default by Tenant during the Term (including any Renewal Terms for which Tenant has exercised its renewal option), then Landlord shall be entitled to seek damages from Tenant and any guarantor with respect to an acceleration of future rents in accordance with applicable law, but in no event shall such damages exceed the difference between (i) the net present value of the Rent for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable), minus (ii) the net present value of the fair market rental for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable).

Alternative Dispute Resolution	The parties will reasonably consider an alternative dispute resolution process as part of the negotiation of the definitive documentation.

Effect of Lease Termination:	If the Non-CPLV Lease or CPLV Lease is terminated for any reason, at Landlord’s option (1) Tenant will cooperate (and shall cause Manager to cooperate) to transfer to a designated successor at fair market value all tangible personal property located at each Facility (as applicable) and used exclusively at such Facility (as applicable); and/or (2) Tenant shall stay in possession and continue to operate the business in the same manner as prior practice (for a period not to exceed 2-years) while the identity of a successor tenant is determined. Any amount due to Tenant hereunder for the purchase of the personal property shall be credited by Landlord against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease).

The foregoing is subject to the express terms of the MLSA/Guaranty in the event of a Non-Consented Lease Termination (as defined in the

MLSA/Guaranty term sheet) of the Non-CPLV Lease or CPLV Lease.

REIT Provisions	Each Lease shall contain certain provisions required to satisfy REIT-related requirements applicable to Landlord, including:

•	Tenant shall not sublet, assign or enter into any management arrangements for the Leased Property pursuant to which subtenant rent would be based on net income or profits of the subtenant in any manner which could reasonably be expected to cause any portion of the amounts received by Landlord pursuant to the applicable Lease to fail to qualify as “rents received from real property” within the meaning of Section 856(d) of the Code (or any similar or successor provision thereto), or which could reasonably be expected to cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code.

•	Landlord shall have the right to assign the Leases to another person (e.g., a taxable REIT subsidiary) in order to maintain landlord’s REIT status.

•	Tenant shall be obligated to provide information to Landlord necessary to verify REIT compliance.

Regulatory	Landlord and Tenant shall comply with all applicable regulatory requirements. The Non-CPLV Facilities intended to be demised under the Non-CPLV Lease shall be severable into separate leases with respect to any Facility in the event necessary to comply with any applicable licensing or regulatory requirements, pursuant to a mechanism to be set forth in the Non-CPLV Lease as agreed between Landlord and Tenant. The resulting severed leases shall be cross-defaulted. If a Facility is so severed, Rent under the initial Lease shall be reduced by the Rent Reduction Adjustment with respect to such Facility, and the Rent under a lease for any such severed Facility shall be equal to such deducted amount.

Governing Law	New York, except that the provisions relating to the creation of the leasehold estate and remedies concerning recovery of possession of the Leased Property shall be governed by the law of the state where the Facility is located.

EXHIBIT A

Non-CPLV Facilities

1. Horseshoe Council Bluffs	Council Bluffs	IA	HBR Realty Company, Inc.

2. Harrah’s Council Bluffs	Council Bluffs	IA	Harvey’s Iowa Management Company, Inc. Caesars Entertainment Operating Company, Inc. (parking lot)

3. Harrah’s Metropolis	Metropolis	IL	Players Development, Inc. Southern Illinois Riverboat/Casino Cruises, Inc.

4. Horseshoe Southern Indiana — Vessel	New Albany and Elizabeth	IN	Caesars Riverboat Casino, LLC

5. Horseshoe Hammond	Hammond	IN	Horseshoe Hammond, LLC With Harrah’s Entertainment, Inc. for west parking structure, walkway and pavilion

6. Horseshoe Bossier City	Bossier City	LA	Horseshoe Entertainment Bossier City Land Corporation Bonomo Investment Co LLC

7. Harrah’s Bossier City (Louisiana Downs)	Bossier City	LA	Harrah’s Bossier City Harrah’s Bossier City Investment Company, LLC

8. Harrah’s North Kansas City	North Kansas City and Randolph	MO	Harrah’s North Kansas City, LLC Caesars Entertainment Operating Company

9. Grand Biloxi Casino Hotel (f/k/a Harrah’s Gulf Coast) and Biloxi Land Assemblage	Biloxi	MS	Biloxi Casino Corp Grand Casino of Mississippi, Inc. Grand Casinos of Biloxi, LLC East Beach Development Corp Grand Casinos Inc.

10. Horseshoe Tunica	Robinsonville	MS	Robinson Property Group LP Sheraton Tunica Corporation (50%) Tunica Partnership LP

11. Tunica Roadhouse	Robinsonville	MS	Tunica Roadhouse Corporation

12. Caesars Atlantic City	Atlantic City and Pleasantville	NJ	Boardwalk Regency Corporation Caesars New Jersey Inc

13. Bally’s Atlantic City and Schiff Parcel	Atlantic City	NJ	Bally’s Park Place, Inc.

14. Harrah’s Lake Tahoe	Stateline	NV	Harvey’s Tahoe Management Company, Inc.

15. Harvey’s Lake Tahoe	Stateline	NV	Harvey’s Tahoe Management Company, Inc. Reno Projects Inc. Caesars Entertainment Operating Company

16. Harrah’s Reno	Reno	NV	Reno Crossroads LLC Caesars Entertainment Operating Company, Inc.

17. Harrah’s Joliet (subject to the rights of Des Plaines Development Corporation/ John Q. Hammons)	Joliet	IL	Des Plaines Development Limited Partnership

Racetracks

18. Bluegrass Downs	Paducah	KY	Bluegrass Downs of Paducah, Inc. Players Bluegrass Downs Inc.

Miscellaneous

19. Las Vegas Land Assemblage	Las Vegas	NV	TRB Flamingo LLC Winnick Holdings LLC Koval Investment Company LLC DCH Exchange LLC Las Vegas Resort Development Inc. 190 Flamingo LLC Hole in the Wall LLC

20. Harrah’s Airplane Hangar	Las Vegas	NV	Caesars Entertainment Operating Company, Inc.

EXHIBIT B

CPLV Facilities

1. Caesars Palace (including the leasehold for Octavius Tower[16])	Las Vegas	NV	Caesars Palace Realty Corp

[16]	Inclusion of Octavius Tower is subject to compliance with debt documents to which the landlord of the Octavius parcel is subject.

EXHIBIT C

Real Property to be Transferred to Golf TRS and not Leased to Tenant

GOLF COURSES

Property	City	State	Owner
1. Cascata Golf Course	Boulder City	NV	Park Place Entertainment Corp.
2. Grand Bear Golf Course and Casino	Saucier	MS	Grand Casinos, Inc.
3. Rio Secco Golf Course	Henderson	NV	Rio Development Company, Inc.
4. Chariot Run Golf Course (Horseshoe Southern Indiana)	Elizabeth	IN	Caesars Riverboat Casino LLC

EXHIBIT D

Real Property for Potential Sale

LAND PARCELS

Property	City	State	Owner
25. [ ][17]

[17]	To include certain to-be-determined parcels of land not necessary for the operation of the Non-CPLV Facilities or the CPLV Facility.

EXHIBIT E

Term Sheet re Golf Course Use Agreement[1]

Parties:	[Golf Course TRS/course subsidiaries (“Owner”)]

[OpCo]

Overview	Owner and OpCo will enter into a Golf Course Use Agreement pursuant to which OpCo will be granted the right to use each golf course pursuant to the terms and conditions of the Golf Course Use Agreement and Owner will be obligated to grant such use and to operate and maintain each golf course pursuant to the terms and conditions of the Golf Course Use Agreement.

The parties recognize that the golf courses are an amenity relating to the casinos as well as a third-party business open to the public. The terms and conditions of the Golf Course Use Agreement are expected to reflect such understanding.

Term:	The initial term of the Golf Course Use Agreement will be 15 years, with 4 5-year renewals. The initial term and renewals will be coterminous with the Non-CPLV Lease.

OpCo will be required to exercise renewals in connection with the exercise of renewals under the Non-CPLV Lease and will be prohibited from exercising renewals if OpCo elects not to exercise renewal rights under the Non-CPLV Lease. In other words, the Golf Course Use Agreement and the Non-CPLV Lease will be in effect for the same periods. In the event that Opco properly exercises a renewal under the Non-CPLV Lease, the Golf Course Use Agreement will automatically be extended in the same manner without further action by OpCo.

In the event that the Non-CPLV Lease is terminated in accordance with its terms, the Golf Course Use Agreement shall also terminate.

Charges:	OpCo shall pay an amount, based upon the parties’ agreed budget, for the right to use the courses for the first year of the agreement equal to $10.0 million (which $10.0 million sum, as increased in accordance with the terms hereof (including, without limitation, pursuant to the section above title “Rent”), is referred to herein as the “Access Payment”).

The Access Payment shall increase each year during the term of the Golf Course Use Agreement by the Escalator (as defined in the Leases), commencing in the 6th Lease year.

The agreement may contain provisions for additional charges for additional services requested by OpCo.

[1]	NTD: The terms of this Exhibit E are subject to golf course due diligence by, and further negotiation with, first lien bondholders.

Payments will be made in monthly installments.

For the avoidance of doubt, OpCo’s obligations to pay the Access Payment and all additional charges due under the Golf Course Use Agreement shall constitute monetary obligations included in the guarantor’s (i.e., CEC’s) obligations under the MLSA/Guaranty.

Access:	Owner and OpCo shall agree on the terms under which OpCo will be entitled to priority use of the golf courses.

Such agreement may include, agreements for (i) minimum round guarantees, (ii) exclusive or priority right to rounds during certain times of day for certain days of week/weeks, (iii) exclusive use for certain days for sponsored events, and/or (iv) [other rights to use].

For the avoidance of doubt, Opco may continue to be charged for greens fees and other goods and services at the golf courses (e.g., food and beverage, pro shop, etc.) in a manner consistent with past practice, and Owner will be entitled to all such revenues from Opco, as well as third parties and affiliates (e.g., CERP or CGP).

Maintenance, repair, capital expenditures, taxes, utilities, insurance, etc.:	Owner shall be required to operate and maintain (including, maintenance, repairs and capital expenditures) each course in a manner substantially consistent with past practice.

Owner shall be obligated to provide reasonable and customary insurance coverage as agreed and shall be responsible for all taxes, utilities, and other costs of ownership of the golf courses.

Termination:	Except in the case of casualty or condemnation, the Golf Course Use Agreement may not be terminated by Owner. In the case of casualty or condemnation, the Golf Course Use Agreement will provide for appropriate provisions for relief of Owner’s obligations to permit use of the affected course or courses and to maintain, etc. such courses. It is expected that any insurance or condemnation proceeds will inure to the benefit of Owner. The casualty and condemnation provisions in the Golf Course Use Agreement are expected to reflect provisions substantially similar to those set forth in the Non-CPLV Lease.

The Golf Course Use Agreement may be terminated by OpCo with respect to one or more courses, but such termination shall not relieve or diminish OpCo’s obligation to pay the Access Payments described herein, nor shall any such termination relieve or diminish guarantor’s (i.e., CEC’s) obligations under the MLSA/Guaranty.

SPECIAL MEETING OF STOCKHOLDERS

OF

CAESARS

ACQUISITION COMPANY

Date:	July 25, 2017
Time:	10:00 a.m. Pacific Time
Place:	Classico Chapel, Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada 89109

Please make your marks like this:  ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1 and 2.

		For	Against	Abstain	Directors Recommend
1.

To adopt the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between Caesars Entertainment Corporation (“CEC”) and Caesars Acquisition Company (“CAC”), as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017 (as amended, the “Merger Agreement”), pursuant to which, among other things, CAC will merge with and into CEC (the “Merger”), with CEC as the surviving company, and approve the Merger

		☐	☐	☐	For
2.	To approve the adjournment of the CAC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve Proposal 1	☐	☐	☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Special Meeting of Stockholders of Caesars Acquisition Company

to be held on Tuesday, July 25, 2017

for Holders as of June 19, 2017

This proxy is being solicited on behalf of the Board of Directors

	INTERNET	VOTE BY:
TELEPHONE 866-416-3840
Go To
www.proxypush.com/CACQ • Cast your vote online. • View Meeting Documents.		OR	• Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions.
MAIL

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the
postage-paid envelope provided.

The undersigned hereby appoints Mitch Garber and Craig Abrahams, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of Class A common stock of Caesars Acquisition Company which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2.

All votes must be received by 11:59 P.M., Pacific Time, July 24, 2017.

PROXY TABULATOR FOR CAESARS ACQUISITION COMPANY P.O. BOX 8016 CARY, NC 27512-9903

EVENT # CLIENT #

Proxy — Caesars Acquisition Company Special Meeting of Stockholders July 25, 2017, 10:00 A.M. (Pacific Time) This Proxy is solicited on Behalf of the Board of Directors

The undersigned appoints Mitch Garber and Craig Abrahams (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of Class A common stock of Caesars Acquisition Company (“CAC”), the undersigned is entitled to vote at the Special Meeting of Stockholders of CAC (the “CAC Special Meeting”) to be held in the Classico Chapel, Caesars Palace, One Caesars Palace Drive, Las Vegas, Nevada 89109, on Tuesday, July 25, 2017 at 10:00 a.m., Pacific Time, and all adjournments thereof.

The purpose of the CAC Special Meeting is to take action on the following:
Board of Directors Recommends a Vote FOR proposals 1 and 2.
1.

To adopt the Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2016, between Caesars Entertainment Corporation (“CEC”) and CAC, as amended by the First Amendment to Amended and Restated Agreement and Plan of Merger, dated as of February 20, 2017 (as amended, the “Merger Agreement”), pursuant to which, among other things, CAC will merge with and into CEC (the “Merger”), with CEC as the surviving company, and approve the Merger; and

2.	To approve the adjournment of the CAC Special Meeting if necessary to solicit additional proxies if there are not sufficient votes to approve Proposal 1.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” proposals 1 and 2. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the CAC Special Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares ☐ in person, please mark this box.